Filed Pursuant to Rule 424(b)(1)
Registration No. 333-272418

65,000,000 Shares
Corebridge Financial, Inc.
Common Stock

The selling stockholder, American International Group, Inc. (“AIG”), is offering 65,000,000 shares of common stock of Corebridge Financial, Inc. We will not receive any of the proceeds from the sale of the shares being sold by the selling stockholder in this offering. The public offering price per share is $16.25.
Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “CRBG.” The last reported sale price of our common stock on the NYSE on June 7, 2023 was $16.59 per share.
After the completion of this offering, we will continue to be a “controlled company” within the meaning of the corporate governance standards of the NYSE, and AIG will be our controlling stockholder. Following the completion of this offering, AIG will own approximately  67.3% of our common stock (or 65.8 % if the underwriters exercise in full their option to purchase additional shares of our common stock) and an affiliate of Blackstone Inc. will own approximately 9.9% of our common stock.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 28 of this prospectus and the risk factors and other information contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (“Annual Report on Form 10-K”) incorporated by reference into this prospectus to read about factors you should consider before buying shares of our common stock.

	Per Share	Total
Public offering price	$16.250000	$1,056,250,000
Underwriting discounts and commissions	$0.528125	$34,328,125
Proceeds to the selling stockholder, before expenses	$15.721875	$1,021,921,875
The underwriters also may purchase up to 9,750,000 additional shares from the selling stockholder at the public offering price less the underwriting discounts and commissions, within 30 days from the date of this prospectus.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities described herein or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the shares to purchasers on or about June 12, 2023.

J.P. Morgan	Morgan Stanley	BofA Securities	Piper Sandler

Citigroup	Goldman Sachs & Co. LLC

BNP PARIBAS	Deutsche Bank Securities	Evercore ISI
HSBC	Jefferies	Mizuho
PNC Capital Markets LLC	RBC Capital Markets	SMBC Nikko
Wells Fargo Securities

Academy Securities	Barclays	Dowling & Partners Securities, LLC	Drexel Hamilton

Keefe, Bruyette & Woods, A Stifel Company	Ramirez & Co., Inc.	Siebert Williams Shank
Prospectus dated June 7, 2023

Action is everything.

Secure financial futures depend on the actions we take today. That's why at Corebridge Financial, we exist to make it possible for more people to take action in their financial lives. We are dedicated partners to financial and retirement professionals, supporting them with retirement and protection products and expertise that enable their clients to move forward with confidence.

corebridge financial

You should rely only on the information contained in this prospectus and any free writing prospectus we may authorize to be delivered to you. We have not, and the selling stockholder and the underwriters have not, authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus and any related free writing prospectus. We, the selling stockholder and the underwriters, take no responsibility for, and can provide no assurances as to the reliability of, any information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained or incorporated by reference in this prospectus is only accurate as of the date of the document containing such information, regardless of the time of delivery of this prospectus and any sale of shares of our common stock. Our business, results of operations, financial condition, liquidity and prospects may have changed since that date.
For investors outside of the United States: neither we nor the underwriters have done anything that would permit this offering, or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering and the distribution of this prospectus outside of the United States.
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INTRODUCTORY INFORMATION
Certain Important Terms
We use the following capitalized terms in this prospectus:
•“AGC” means AGC Life Insurance Company, a Missouri insurance company;
•“AGC Group” means AGC and its directly owned life insurance subsidiaries;
•“AGL” means American General Life Insurance Company, a Texas insurance company;
•“AGREIC” means AIG Global Real Estate Investment Corporation;
•“AHAC” means American Home Assurance Company, a consolidated subsidiary of AIG;
•“AIG” means AIG Inc. and its subsidiaries, other than Corebridge Parent and Corebridge Parent’s subsidiaries, unless the context refers to AIG Inc. only;
•“AIG Bermuda” means AIG Life of Bermuda, Ltd, a Bermuda insurance company;
•“AIG Group” means American International Group, Inc. and its subsidiaries, including Corebridge Parent and Corebridge Parent’s subsidiaries;
•“AIG Inc.” means American International Group, Inc., a Delaware corporation;
•“AIG Life UK” means AIG Life Ltd, a UK insurance company, and its subsidiary;
•“AIGLH” means AIG Life Holdings, Inc., a Texas corporation;
•“AIGM” means AIG Markets, Inc., a consolidated subsidiary of AIG;
•“AIGT” means AIG Technologies, Inc., a New Hampshire corporation;
•“AIRCO” means American International Reinsurance Company, Ltd., a consolidated subsidiary of AIG;
•“AMG” means AIG Asset Management (U.S.), LLC;
•“Argon” means Argon Holdco LLC, a wholly owned subsidiary of Blackstone Inc.;
•“Board” means the Corebridge Financial, Inc. Board of Directors;
•“BlackRock” means BlackRock Financial Management, Inc.;
•“Blackstone” means Blackstone Inc. and its subsidiaries;
•“Blackstone Stockholders’ Agreement” means Stockholders’ Agreement, dated as of November 2, 2021, between Corebridge, AIG Inc. and Argon;
•“Blackstone IM” means Blackstone ISG-I Advisors L.L.C.;
•“Cap Corp” means AIG Capital Corporation, a Delaware corporation;
•“CLO” means Collateralized Loan Obligation;
•“Corebridge Forward” means Corebridge’s expense savings initiative aimed at improving profitability across its businesses through operating expense reductions.
•“Corebridge Parent” means Corebridge Financial, Inc. (formerly known as SAFG Retirement Services, Inc.), a Delaware corporation;

•“Corebridge Slate” means candidates for election as Corebridge directors proposed or recommended by the Board to Corebridge shareholders in connection with a meeting of shareholders;
•“Eastgreen” means Eastgreen Inc.;
•“EMA” means the Employee Matters Agreement between AIG and Corebridge, dated as of September 14, 2022;
•“Fortitude Re” means Fortitude Reinsurance Company Ltd., a Bermuda insurance company. AIG formed Fortitude Re in 2018 and sold substantially all of its ownership interest in Fortitude Re’s parent company in two transactions in 2018 and 2020 so that we currently own a less than a 3% indirect interest in Fortitude Re. In February 2018, AGL, VALIC and USL entered into modco reinsurance agreements with Fortitude Re and AIG Bermuda novated its assumption of certain long duration contracts from an affiliated entity to Fortitude Re. In the modco agreements, the investments supporting the reinsurance agreements, which reflect the majority of the consideration that would be paid to the reinsurer for entering into the transaction, are withheld by, and therefore continue to reside on the balance sheet of, the ceding company (i.e., AGL, VALIC and USL), thereby creating an obligation for the ceding company to pay the reinsurer (i.e., Fortitude Re) at a later date;
•“Fortitude Re Bermuda” means FGH Parent, L.P., a Bermuda exempted limited partnership and the indirect parent of Fortitude Re;
•“Grantback Agreement” means the Grantback License Agreement between AIG and Corebridge, dated as of September 14, 2022;
•“IP Agreement means the Intellectual Property Assignment Agreement between AIG and Corebridge, dated as of September 14, 2022;
•“IPO” means the initial public offering by AIG of 80,000,000 shares of common stock at a price to the public of $21.00 per share, which closed on September 19, 2022;
•“Laya” means Laya Healthcare Limited, an Irish insurance intermediary, and its subsidiary;
•“Lexington” means Lexington Insurance Company, an AIG subsidiary;
•“Life Fleet” means AGL, USL and VALIC;
•“Life Fleet RBC ratio” means the RBC ratio for the Life Fleet, comprising AGL, USL and VALIC, our primary risk-bearing entities. RBC ratios are quoted using the Company Action Level (“CAL”). AGL, USL and VALIC are domestic insurance entities with a statutory surplus greater than $500 million on an individual basis. The Life Fleet does not include AGC, as it has no operations outside of internal reinsurance;
•“LIMRA” means the Life Insurance Marketing and Research Association International, Inc.;
•“Majority Interest Fortitude Sale” means the sale by AIG of substantially all of its interests in Fortitude Re’s parent company to Carlyle FRL, L.P., an investment fund advised by an affiliate of The Carlyle Group Inc., and T&D United Capital Co., Ltd., a subsidiary of T&D Holdings, Inc., under the terms of a membership interest purchase agreement entered into on November 25, 2019 by and among AIG, Fortitude Group Holdings, LLC, Carlyle FRL, L.P., The Carlyle Group Inc., T&D United Capital Co., Ltd. and T&D Holdings, Inc.
•“NUFIC” means National Union Fire Insurance Company of Pittsburgh, PA, a consolidated subsidiary of AIG;
•“NYSE” means the New York Stock Exchange;

•“Organizational Documents” means the Corebridge Financial, Inc. Amended and Restated Certificate of Incorporation and Corebridge Financial Inc. Second Amended and Restated By-laws;
•“Reorganization” means the transactions described under “The Reorganization Transactions”;
•“Tax Matters Agreement” means the Tax Matters Agreement between AIG and Corebridge, dated as of September 14, 2022;
•“Trademark License Agreement” means the Trademark License Agreement between AIG and Corebridge, dated as of September 14, 2022;
•“USL” means The United States Life Insurance Company in the City of New York, a New York insurance company;
•“VALIC” means The Variable Annuity Life Insurance Company, a Texas insurance company;
•“VALIC Financial Advisors” means VALIC Financial Advisors, Inc., a Texas corporation; and
•“Corebridge,” “we,” “us,” “our” or the “Company” means Corebridge Parent and its subsidiaries after giving effect to the transactions described under “The Reorganization Transactions,” unless the context refers to Corebridge Parent only.
Market and Industry Data
This prospectus and the documents incorporated by reference herein include estimates regarding market and industry data and forecasts, which are based on publicly available information, industry publications and surveys, reports from government agencies, reports by market research firms and our own estimates based on our management’s knowledge of, and experience in, the insurance industry and market segments in which we compete. Third-party industry publications and forecasts generally state that the information contained therein has been obtained from sources generally believed to be reliable. Information sourced from LIMRA regarding total annuity sales rankings includes the annuities we offer across our Individual Retirement and Group Retirement segments. Todd Solash, our Executive Vice President and President of Individual Retirement and Life Insurance, serves as a director of LL Global, the parent company of LIMRA. Unless otherwise noted, all market data refers to the U.S. market. We have obtained certain information related to Blackstone and its investment funds from Blackstone’s publicly available information, which we believe to be reliable. Although we have no reason to believe the foregoing information is not reliable, we have not independently verified this information and cannot guarantee its accuracy or completeness. This information is subject to a number of assumptions and limitations, and you are cautioned not to give undue weight to it. Our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed in “Risk Factors,” “Special Note Regarding Forward-Looking Statements and Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
Service Marks, Trademarks and Trade Names
We use various service marks, trademarks and trade names, such as VALIC and American General, our logo design and Corebridge, that we deem particularly important to the advertising activities conducted by each of our businesses, some of which are owned by AIG. Such service marks, trademarks and trade names are the property of our Company or licensed by our Company from AIG. This prospectus and the documents incorporated by reference herein also contains trademarks, service marks and trade names of other companies that are the property of their respective holders. We do not intend our use or display of such names or marks to imply relationships with, or endorsements of us by, any other company.
Basis of Presentation
The financial statements in this prospectus present the consolidated and combined results of operations, financial condition and cash flows of Corebridge and its controlled subsidiaries. The financial statements presented for periods on or after December 31, 2021, the date on which the Reorganization was substantially completed, are presented on a consolidated basis, and include the financial position, results of operations and cash flows of the

Company. The financial statements for the periods prior to December 31, 2021 are presented on a combined basis, and reflect the historical combined financial position, results of operations and cash flows of Corebridge, Cap Corp, AIG Life UK and Laya, as the operations were under common control of AIG and reflect the historical combined financial position, results of operations and cash flows of those legal entities. The financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). All material intercompany accounts and transactions between consolidated or combined entities have been eliminated. The amounts presented in the consolidated financial statements are not comparable to AIG Inc.’s financial statements. The consolidated financial statements reflect customary adjustments for financial statements prepared for, and included in, prospectuses. The consolidated balance sheets include the attribution of certain assets and liabilities that have historically been held at AIG Inc. or certain of its subsidiaries not included in the historically consolidated Corebridge financial statements. Similarly, certain assets attributable to shared services managed at AIG Inc. have been excluded from the combined balance sheets. The consolidated statements of income reflect certain corporate expenses allocated to Corebridge by AIG Inc. for certain corporate functions and for shared services provided by AIG Inc. These expenses have been allocated to Corebridge based on direct usage or benefit where specifically identifiable, with the remainder allocated based upon other reasonable allocation measures. We consider the expense methodology and results to be reasonable for all periods presented. See “Risk Factors—Risks Relating to Our Separation from AIG. We may fail to replicate or replace functions, systems and infrastructure provided by AIG or lose benefits from AIG’s global contracts, and AIG may fail to perform transitional services.”
Our historical financial results included in the consolidated financial statements do not necessarily reflect the business, results of operations, financial condition or liquidity we would have achieved as a stand-alone company during the periods presented or those we will achieve in the future. The consolidated financial statements reflect all adjustments necessary in the opinion of management for a fair presentation of the consolidated financial position of Corebridge and its combined results of operations and cash flows for the periods presented.
We have recorded affiliated transactions with certain AIG subsidiaries that are not included within Corebridge. As these affiliated transactions are with AIG subsidiaries that are not included within Corebridge, they are not eliminated in the combined financial statements of Corebridge. See “Certain Relationships and Related Party Transactions—Historical Related Party Transactions” and Note 21 to our audited financial statements.
We adopted the targeted improvements to the accounting for the long-duration contracts (“LDTI”) of the Financial Accounting Standard Board (the “FASB”) on January 1, 2023 with a transition date of January 1, 2021. Results for the years ended December 31, 2022 and 2021 have been updated from those results provided in our Annual Report on Form 10-K for the year ended December 31, 2022 (the “2022 Form 10-K”) to reflect the adoption of LDTI. The adoption of LDTI did not, and is not expected to, impact our statutory capital position.
On September 6, 2022, our class A common stock and class B common stock were combined into a single class of common as a result of a stock split effectuated on September 6, 2022. This stock split was applied retroactively. However, as required by GAAP, we present amounts for each of our class A common stock and class B common stock for periods prior to fiscal 2022 because such share classes historically had different rights.
Currency amounts in this prospectus are stated in United States dollars unless otherwise indicated. Certain amounts in this prospectus may not sum due to rounding. Unless otherwise indicated, all amounts and percentages, including those set forth under “Prospectus Summary—Financial Goals,” “Business—Financial Goals” and “Business—Our Segments—Individual Retirement—Products—Variable Annuities” are approximate.
State Insurance Regulation
We are subject to regulation under the insurance holding company laws of various jurisdictions. See “Business—Regulation.” Insurance holding company laws generally provide that no person, corporation or other entity may acquire control of an insurance company, or a controlling interest in any direct or indirect parent company of an insurance company, without the prior approval of such insurance company’s domiciliary state insurance regulator. Under the laws of each of the domiciliary states of our U.S. insurance subsidiaries, Missouri, New York and Texas, any person acquiring, directly or indirectly, 10% or more of the voting securities of an insurance company is presumed to have acquired “control” of the company, which may consider voting securities held at both the parent
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company and subsidiary collectively for these purposes. This statutory presumption of control may be rebutted by a showing that control does not exist in fact. State insurance regulators, however, may find that “control” exists in circumstances in which a person owns or controls less than 10% of the voting securities. We are a subsidiary of AIG, our parent company. See “Prospectus Summary—Organizational Structure.” AIG’s common stock (its voting securities) trades on the NYSE. Consequently, persons considering an investment in our common stock (our voting securities) should take into consideration their ownership of AIG voting securities and consult their own legal advisors regarding such insurance holding company laws relating to the purchase and ownership of our common stock in light of their particular circumstances.

PROSPECTUS SUMMARY
The following summary highlights selected information contained elsewhere or incorporated by reference in this prospectus. Because this is only a summary, it does not contain all of the information you should consider before investing in our common stock. You should carefully read the entire prospectus and the documents incorporated by reference herein, including “Risk Factors,” “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Special Note Regarding Forward-Looking Statements and Information,” as well as our financial statements included elsewhere in this prospectus and incorporated by reference herein, before making an investment decision. For the definitions of certain capitalized terms, financial terms and acronyms used in this prospectus, please refer to “Certain Important Terms,” “Glossary” and “Acronyms,” respectively.
Our Company
Overview
We are one of the largest providers of retirement solutions and insurance products in the United States, committed to helping individuals plan, save for and achieve secure financial futures. Our addressable markets are large, with powerful, long-term secular trends given an aging U.S. population and a growing need for retirement solutions. We offer a broad set of products and services through our market-leading Individual Retirement, Group Retirement, Life Insurance and Institutional Markets businesses, each of which features capabilities and industry experience we believe are difficult to replicate. These four businesses collectively seek to enhance stockholder returns while maintaining our attractive risk profile, which has historically resulted in consistent and strong cash flow generation.
Our strong competitive position is supported by:
•our scaled platform and position as a leading life and annuity company across a broad range of products, managing or administering $367.9 billion in client assets as of March 31, 2023;
•our four businesses, which provide a diversified and attractive mix of spread income, fee income and underwriting margin;
•our broad distribution platform, which gives us access to end customers, consultants, retirement plan sponsors, banks, broker-dealers, general agencies, independent marketing organizations and independent insurance agents;
•our proven expertise in product design, which positions us to optimize risk-adjusted returns as we grow our business;
•our strategic partnership with Blackstone, which we believe will allow us to further grow both our retail and institutional product lines, and enhance risk-adjusted returns;
•our high-quality liability profile, supported by our strong balance sheet and disciplined approach to risk management, which has limited our exposure to product features and portfolios with less attractive risk-adjusted returns;
•our ability to deliver attractive cash flows and financial returns; and
•our strong and experienced senior management team.
Operating four established, at-scale businesses positions us to optimize risk-adjusted returns when writing new business across our broad suite of market-leading products. According to LIMRA, we are the only company to rank in the top three in U.S. annuity sales in each of the last ten years through March 31, 2023, with leading positions across each of the fixed, fixed index and variable annuity categories. Our Group Retirement business is recognized as a pioneer and has long held a leading position in the attractive 403(b) retirement plan market through our Corebridge Financial Retirement Services brand. We ranked seventh in U.S. term life insurance sales for the year ended December 31, 2022. Our Institutional Markets business provides sophisticated and bespoke risk management solutions to both financial and non-financial institutions.
We believe we have an attractive business mix that balances spread-based income, fee income and underwriting margin sources and is diversified across our broad product suite. For the twelve months ended March 31, 2023, our businesses generated spread income of $3.2 billion, fee income of $1.9 billion and underwriting margin of $1.6 billion, resulting in a balanced mix of 48%, 28% and 24%, respectively, among these income sources. We are well-diversified across our operating businesses with our Individual Retirement, Group Retirement, Life Insurance and Institutional Markets businesses representing 28%, 14%, 25% and 29% of total adjusted revenue, respectively, for the twelve months ended March 31, 2023.
Our diversified business model is enabled by our long-standing distribution relationships that are distinguished through both their breadth and depth. We have large distribution platforms in the U.S. life and retirement market, with a wide range of relationships with financial advisors, insurance agents and plan sponsors, as well as our own employee financial advisors and direct-to-consumer platform. Corebridge Financial Distributors (“Corebridge FD”), our Retail sales platform, serves as a valuable partner to our third-party distributors, including banks, broker-dealers, general agencies, independent marketing organizations and independent insurance agents. Many of our partners have sold our products for multiple decades, and for the year ended December 31, 2022, our top 25 partners generated approximately 13% of their total sales volume through our products. We also provide customized products and services to help meet consumer needs. As of March 31, 2023, our Group Retirement business subsidiary, broker-dealer VALIC Financial Advisors, has approximately 1,300 registered professionals, of which approximately 1,100 are employee financial advisors that provide us with the opportunity, as permitted by employer guidelines, to work with approximately 1.7 million individuals in employer-defined contribution plans (“in-plan”) and over 300,000 individuals outside of the traditional employer-sponsored pension plans (“out-of-plan”), approximately 100,000 of whom also retain assets in-plan. Our financial advisors are positioned to guide and educate individuals as they invest through employer programs, and to build relationships resulting in the continued provision of advice and guidance over the course of their savings and retirement journey. The strength of our model and these relationships is illustrated by our strong client retention rate of approximately 94% for the twelve months ended March 31, 2023.
A disciplined approach to investment management is at the core of our business. We believe our strategic partnership with Blackstone will allow us to leverage Blackstone’s ability to originate attractive and privately sourced fixed-income oriented assets that we believe are well suited for liability-driven investing within an insurance company framework. Additionally, we believe BlackRock’s scale and fee structure make BlackRock an excellent outsourcing partner for certain asset classes and will allow us to further optimize our investment management operating model while improving overall performance.

We believe we have a strong balance sheet that has resulted from disciplined growth and effective and prudent risk management practices. We have employed a consistent, disciplined approach to product design and risk selection, resulting in a high-quality liability profile. Our broad retail and institutional product suite allows us to be selective in liability origination, and our ability to quickly refine our offerings in response to market dynamics allows us to be opportunistic when we identify areas of attractive risk-adjusted returns. We have a well-managed annuity liability portfolio, with product structures and hedging strategies designed to manage our exposure to guaranteed benefits. The majority of our individual fixed and fixed index annuities, which represent approximately 60% of our Individual Retirement assets under management and administration (“AUMA”) as of March 31, 2023, have no exposure to optional living or death benefits. Our individual variable annuities with living benefits, which represent approximately 30% of our Individual Retirement AUMA as of March 31, 2023, were predominantly originated after the 2008 financial crisis. As of March 31, 2023, 96% of our Group Retirement variable annuities have no living benefits. We have also fully reinsured our limited exposure to long-term care (“LTC”) policies. As of March 31, 2023, the net universal life policies with secondary guarantees (“ULSG”) liability of $3.0 billion represents approximately 1% of our net insurance liabilities. We employ an efficient hedging program, asset-liability matching practices and the use of reinsurance to manage our balance sheet and risk exposure. We believe our strong risk management framework will continue to help us manage market volatility, optimize our capital and produce attractive stockholder returns.
We believe that our strong competitive position and our enhanced focus on growth as a stand-alone company position us well to capitalize on compelling structural changes in the life and retirement market. We expect our target market of individuals planning for retirement to continue to grow, with the size of the U.S. population age 65 and over expected to increase by approximately 30% by 2030 from 2020. In addition, we believe that reduced employer-paid retirement benefits will drive an increasing need for our individual retirement solutions. Further, consumers in the United States continue to prefer purchasing life insurance and retirement products through an agent or advisor, which positions us favorably given our broad distribution platform and in-house advice capabilities. We continue to see opportunities to develop new products and adapt our existing products to the growing needs of individuals to plan, save for and achieve secure financial futures. In addition, our presence in the growing pension risk transfer (“PRT”) market, both in the United States and internationally, provides us with opportunities to assist employers that choose to close and transfer obligations under their defined benefit plans.
Our Businesses
Our businesses share common commitments to customer value and disciplined pricing, and each business benefits from enterprise-wide risk management infrastructure, investment management capabilities, hedging strategies and administrative platforms. We have four operating businesses:
•Individual Retirement — Through the twelve months ended March 31, 2023, we are a leading provider in the over $343.6 billion individual annuity market across a range of product types, including fixed, fixed index and variable annuities, with $16.1 billion in premiums and deposits for the twelve months ended March 31, 2023. We offer a variety of optional benefits within these products, including lifetime income guarantees and death benefits. Our broad and scaled product offerings and operating platform have allowed our company to rank in the top three in total individual annuity sales in each of the last ten years through the twelve months ended March 31, 2023 and we are the only top seven annuity provider with a balanced mix of products across all major annuity categories according to LIMRA. Our strong distribution relationships and broad multi-product offerings allow us to quickly adapt to respond to shifting customer needs and economic and competitive dynamics, targeting areas where we see the greatest opportunity for risk-adjusted returns. We are well-positioned for growth due to demographic trends in the U.S. retirement market, supported by our strong platform. Our Individual Retirement business is the largest contributor to our earnings, historically generating consistent spread and fee income.
•Group Retirement — Known in the market as Corebridge Financial Retirement Services, we are a leading provider of retirement plans and services to employees of tax-exempt and public sector organizations within the K-12, higher education, healthcare, government and other tax-exempt markets, having ranked third in K-12 schools, fourth in higher education institutions, fifth in healthcare institutions and fifth in government institutions by total assets as of December 31, 2022. According to Cerulli Associates Inc.

(“Cerulli Associates”), the size of the not-for-profit defined contribution retirement plan market, excluding the Federal Thrift Savings Plan, was estimated to be approximately $1.9 trillion at the end of 2022. As of March 31, 2023, we work with approximately 1.7 million individuals through our in-plan products and services and over 300,000 individuals through our out-of-plan products and services, approximately 100,000 of whom also retain assets in-plan. Our out-of-plan solutions and capabilities include proprietary and limited non-proprietary annuities, financial planning, brokerage and advisory services. We offer financial planning advice to employees participating in retirement plans through our employee financial advisors. These advisors allow us to develop long-term relationships with our clients by engaging with them early in their careers and providing education, customized solutions and financial guidance. Approximately 28% of our individual customers have been customers of our Group Retirement business for more than 20 years and the average length of our relationships with plan sponsors is approximately 28 years. Our Group Retirement business generates a combination of spread and fee income. While the revenue mix remains balanced, we have grown our advisory and brokerage fee revenue over the last several years, which provides a less capital-intensive stream of cash flows.
•Life Insurance — We offer a range of life insurance and protection solutions in the approximately $209 billion U.S. life insurance market (based on last twelve-months direct premiums) as of December 31, 2022, according to the S&P Global Inc., with an international presence in the UK and Ireland. We are a key player in the term, index universal life and smaller face whole life markets, ranking as a top 25 seller of term, universal and whole life products for the year ended December 31, 2022. Our competitive and flexible product suite is designed to meet the needs of our customers, and we actively participate in product lines that we believe have attractive growth and margin prospects. Further, we have strong third-party distribution relationships and a long history in the direct-to-consumer market, providing us with access to a broad range of customers from the middle market to high net worth. We have also been working to automate certain underwriting reviews so as to make decisions on applications without human intervention, and we reached a decision on approximately 61% of all underwriting applications for the twelve months ended March 31, 2023 on an automated basis. As of March 31, 2023, we had approximately 4.3 million in-force life insurance policies in the United States, net of those ceded to Fortitude Re. Our Life Insurance product portfolio generates returns through underwriting margin.
•Institutional Markets — We serve the institutional life and retirement insurance market with an array of products that include PRT, corporate-owned life insurance (“COLI”) and bank-owned life insurance (“BOLI”), stable value wraps (“SVWs”) and structured settlements. We also offer guaranteed investment contracts (“GICs”), including our funding agreement-backed note (“FABN”) program. We provide sophisticated, bespoke risk management solutions to both financial and non-financial institutions. Historically, a small number of incremental transactions have enabled us to generate significant new business volumes, providing a meaningful contribution to earnings, while maintaining a small and efficient operational footprint. Our Institutional Markets products generate earnings primarily through net investment spread, with a smaller portion of fee-based income and underwriting margin.
Our Distribution Platform
We have built a leading distribution platform through a range of partnerships. Our distribution platform includes banks, broker-dealers, general agencies, independent marketing organizations and independent insurance agents, as well as our employee financial advisors, plan consultants, employers, specialized agents and a direct-to-consumer platform. We believe our distribution relationships are difficult to replicate and are strengthened by the breadth of our product offerings and long history of partnership. This platform includes:
•Corebridge FD — As of March 31, 2023, we have a specialized team of approximately 440 sales professionals who partner with and grow our non-affiliated distribution on our broad platform, which includes banks, broker-dealers, general agencies, independent marketing organizations and independent insurance agents.

•AIG Direct — Our life direct-to-consumer platform primarily markets to middle market consumers through a variety of direct channels, including several types of digital channels, such as search advertising, display advertising and email, as well as direct mail.
•Group Retirement — We have a broad team of relationship managers, business development professionals and distribution leaders that focus on acquiring, serving and retaining retirement plans. Our subsidiary broker-dealer, VALIC Financial Advisors, has approximately 1,300 registered professionals, of which approximately 1,100 are employee financial advisors as of March 31, 2023. These registered professionals and employee financial advisors support our Group Retirement business by focusing on enrollments, education and providing financial guidance to individuals in-plan and offering wealth management advice and solutions to individuals that have investments out-of-plan.
•Institutional Relationships — We have strong relationships with insurance brokers, bankers, asset managers, pension consultants and specialized agents who serve as intermediaries in our institutional business.
The following chart presents our sales by distribution channel for the twelve months ended March 31, 2023, including premiums, deposits and other consideration for Individual Retirement and Group Retirement and sales on a periodic basis for Life Insurance*, excluding contributions from retail mutual funds, and AIG Direct:

Independent Agents, 10%
VALIC Financial Advisors, 34%
Banks, 30%
Broker-dealers, 26%

_________________
*Life Insurance sales, excluding contributions from AIG Direct, totaled $261 million through the independent agents channel for the twelve months ended March 31, 2023.
Our Strategic Partnership with Blackstone
In 2021, we entered into a strategic partnership with Blackstone pursuant to which Blackstone acquired a 9.9% position in our common stock and we entered into a long-term asset management relationship with Blackstone IM.

Blackstone IM initially managed $50 billion of our existing investment portfolio, with that amount to increase to an aggregate of $92.5 billion by the third quarter of 2027.
The investments underlying the original $50 billion mandate with Blackstone IM began to run-off in 2022 and will be reinvested over time. As these assets run-off, we expect Blackstone to reinvest primarily in Blackstone-originated investments across a range of asset classes, including private and structured credit, and commercial and residential real estate securitized and whole loans. Blackstone’s preferred credit and lending strategy is to seek to control all significant components of the underwriting and pricing processes with the goal of facilitating bespoke opportunities with historically strong credit protection and attractive risk-adjusted returns. Blackstone seeks to capture enhanced economics to those available in the traditional fixed income markets by going directly to the borrowers.
We believe that Blackstone’s ability to originate attractive and privately sourced, fixed-income oriented assets, will be accretive to our businesses and provide us with an enhanced competitive advantage as we have been able to expand our investment capabilities, access new asset classes and improve our investment yields. We continue to manage asset allocation and portfolio-level risk management decisions with respect to any assets managed by Blackstone, ensuring that we maintain a consistent level of oversight across our entire investment portfolio considering our asset-liability matching needs, risk appetite and capital position.
As of March 31, 2023, Blackstone managed $51.8 billion in book value of assets in our investment portfolio.
Our Investment Management Agreements with BlackRock
In 2022, we entered into investment management agreements with BlackRock (collectively referred herein as the “BlackRock Agreements”). As of March 31, 2023, BlackRock manages approximately $83.7 billion in book value of liquid fixed income and certain private placement assets. In addition, liquid fixed income assets associated with the portfolio supporting the Fortitude Re reinsurance arrangements were separately transferred to BlackRock for management. The BlackRock Agreements provide us with access to market-leading capabilities, including portfolio management, research and tactical strategies in addition to a larger pool of investment professionals. We believe BlackRock’s scale and fee structure make BlackRock an excellent outsourcing partner for certain asset classes and will allow us to further optimize our investment management operating model while improving overall performance.
See “Business—Investment Management—Our Investment Management Agreements with BlackRock.”
Our Historical Results and Capital Management
Our diversified businesses have historically provided a source of capital generation through a combination of spread income, fee income and underwriting margin and have historically provided stability through market cycles. Our statutory capital position has been strengthened by our consistent capital generation, and our Life Fleet RBC ratio was above our minimum target Life Fleet RBC ratio of 400% as of March 31, 2023. We intend to allocate excess capital opportunistically to invest in our business and return capital to stockholders while maintaining a strong ratings profile.
Market Opportunities
We believe that several market dynamics will drive significant demand for our products and services. These dynamics include the aging of the U.S. population and the resulting generational wealth transfer, the strong consumer preference for financial planning advice, the continued reduction of corporate defined benefit plans and the significant life insurance protection gap for consumers. We believe our businesses are well-positioned to capitalize on the opportunities presented by these long-term trends.
Large and growing retirement-aged population in the U.S.
According to the U.S. Census Bureau, there were approximately 56 million Americans age 65 and older in 2020, representing 17% of the U.S. population. By 2030, this segment of the population is expected to increase by 17 million, or 30%, to approximately 73 million Americans, representing 21% of the U.S. population. Technological advances and improvements in healthcare are projected (notwithstanding near-term COVID-19 impacts) to continue to contribute to increasing average life expectancy. Accordingly, aging individuals must be prepared to fund retirement periods that will last longer than those of previous generations. We believe these longer retirement periods will result in increased demand for our retirement products. Further, Cerulli Associates estimates that by the end of 2045, $84.4 trillion will change hands from aging households passing on their wealth, providing a significant opportunity for our annuities, life insurance and investment products.

Projected U.S. Adult Population Aged 65 and Older (millions of people)
% of population
100
90
80
70
60
50
40
30
20
10
0
56.1
73.1
80.8
85.7
94.7
17%
21%
22%
22%
23%
2020
2030
2040
2050
2060

__________________
Source: U.S. Census Bureau
Strong consumer preference for financial planning advice
According to LIMRA, U.S. consumers continue to favor purchasing life insurance in person through an agent or advisor compared to another channel, with 97.1% of annuities being purchased through financial professionals for the twelve months ended March 31, 2023. According to Cerulli Associates, 26% of U.S. retirees prefer to seek retirement advice from financial professionals, the most popular avenue for retirement advice in this demographic, and 16% of active 401(k) participants prefer to engage financial professionals for retirement planning. Also, according to Cerulli Associates, financial professionals are the most popular option for retirement planning services for those participants with $250,000 or more in assets, and more than 30% of those participants with $500,000 or more in assets prefer to receive retirement advice from a financial professional. Due to the complexity of financial planning, we believe that many consumers will continue to seek advice in connection with the purchase of our products, providing a competitive advantage to our broad distribution platforms and in-house advice capabilities.

__________________
Source: LIMRA
Reduced corporate safety net
According to the Employee Benefits Research Institute, the percentage of private-sector wage and salary workers participating in only a defined benefit pension plan decreased from 28% in 1979 to just 1% in 2019. By contrast, the percentage participating in only defined contribution pension plans jumped from 7% to 41%. These statistics demonstrate the increasing need for individuals to seek private solutions to retirement planning and lifetime income. We believe that the dramatic and continuous shift of private-sector worker plan coverage will drive continued demand for our products and expertise. In addition, as more employers look to transfer some or all of their obligations to pay retirement benefits related to defined benefit plans, the domestic PRT market has grown from $3.8 billion in premiums in 2013 to $52.9 billion in the twelve months ended March 31, 2023, according to LIMRA, a trend that we expect to continue.
__________________
Source: U.S. Department of Labor Form 5500 Summaries through 1999. EBRI estimates 2000-2019 using Bureau of Labor Statistics, Current Population Survey, and U.S. Department of Labor data.

Growing life insurance protection gap and increased awareness of life insurance need due to the COVID-19 pandemic
According to LIMRA, 48% of American adults surveyed in 2023 did not own any form of life insurance, a decrease of two percentage points from 2022, reflecting increased penetration after COVID-19 and an increase of eight percentage points from 2016. Further, 70% of respondents said they need life insurance, representing a 22% “life insurance protection gap,” more than twice the amount recorded in 2019. Against this trend, almost one-third of Americans (31%) say they are more likely to purchase coverage because of the pandemic, according to LIMRA. We believe the COVID-19 pandemic has highlighted the importance of our protection products.
Our Competitive Strengths
Scaled platform with leading positions across a broad suite of products. Our scaled businesses collectively manage $367.9 billion of AUMA as of March 31, 2023, and we generated $34.8 billion of premiums and deposits and $1.9 billion in fee income for the twelve months ended March 31, 2023. We had approximately $13.0 billion of statutory capital and surplus as of March 31, 2023, which makes us the eighth largest life and annuity company in the United States among reporting companies. We have $23.3 billion of Adjusted Book Value as of March 31, 2023. We believe our scale provides us with significant operating and competitive advantages, including our importance to our distribution partners and our ability to utilize investments in technological and operational efficiencies to benefit customers.
We maintain leading positions across multiple products and we have in many cases held these leading positions for decades. According to LIMRA, we ranked third in total annuity sales for the twelve months ended March 31, 2023, while ranking fourth, third and seventh across fixed, fixed index and variable annuities, respectively, for the twelve months ended March 31, 2023. We hold top five market positions in K-12 education, higher education, healthcare institutions and government group retirement assets as of December 31, 2022. In recent years, we have also experienced growth in advisory-based assets across both in-plan and out-of-plan products. In addition, for the year ended December 31, 2022, we ranked seventh in U.S. term life insurance sales.
Our breadth of products allows us to manage our businesses to prioritize value over volume. We have the flexibility to allocate resources towards areas that we believe present the highest available risk-adjusted returns across our portfolio. We manage sales of our portfolio of products and services based on consumer demand and our view of profitability and risk across the markets in which we compete. We believe that this approach allows us to deliver consistent performance over time through a wide range of economic conditions and market environments.

Diversified and attractive business mix. Our business mix is well-balanced by both product type and revenue source. For the twelve months ended March 31, 2023, we generated $6.5 billion in premiums, $2.9 billion in policy fees and $8.8 billion in net investment income, contributing to $19.2 billion in total adjusted revenue. Our adjusted revenue is spread across our four operating businesses with Individual Retirement, Group Retirement, Life Insurance and Institutional Markets accounting for 28%, 14%, 25% and 29%, respectively, for the twelve months ended March 31, 2023.
Our diversified business model generates earnings through a combination of spread income, fee income and underwriting margin. For the twelve months ended March 31, 2023, our spread-based income totaled $3.2 billion, our fee-based income totaled $1.9 billion and our underwriting margin was $1.6 billion, providing a balanced mix of 48% spread-based income, 28% fee-based income and 24% underwriting margin, in each case as a percentage of the total of these income sources. For further discussion regarding our earnings, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Use of Non-GAAP Financial Measures and Key Operating Metrics—Key Operating Metrics—Fee and Spread Income and Underwriting Margin.”
Broad distribution platform giving us access to customers and financial intermediaries. We have a leading distribution platform with a range of partnerships and capabilities across the value chain and a culture of focus on the customer. We believe our distribution relationships are strengthened by the breadth of our product offerings and our high-touch client services. Our distribution capabilities include:
•Corebridge FD had approximately 440 specialized sales professionals as of March 31, 2023 that leverage our strategic account relationships and other partnerships to address multiple client needs. This platform is primarily focused on our non-affiliated distribution through banks, broker-dealers and independent marketing organizations, and specializes in aligning our robust product offering of over 160 life and annuity products with individual partner preferences, reaching independent advisors, agencies and other firms. Corebridge FD primarily facilitates distribution for our Individual Retirement and Life Insurance businesses, including providing certain partners a unified coverage model that allows for distribution of both our life insurance and annuity products.
◦Individual Retirement maintains a growing multi-channel distribution footprint built on long-term relationships. As of March 31, 2023, our footprint included over 25,000 advisors and agents actively selling our annuities in the prior twelve months, accessed through long-term relationships with approximately 580 firms distributing our annuity products. These advisors and agents included approximately 10,700 new producers who sold our annuity products for the first time in the twelve months ended March 31, 2023.
◦Life Insurance has a well-balanced distribution footprint that reaches approximately 34,000 independent agents as of March 31, 2023, who actively sell our life insurance solutions, through diverse independent channels as well as a direct-to-consumer model. We had access to approximately 900 managing general agents (“MGAs”) and brokerage general agents (“BGAs”) as of March 31, 2023. In addition to our non-affiliated distribution, our life insurance policies are sold through AIG Direct, our direct-to-consumer brand with approximately 120 active agents as of March 31, 2023, which represented approximately 11% of our life insurance sales for the twelve months ended March 31, 2023.
•Group Retirement, known in the marketplace as Corebridge Financial Retirement Services, is supported by a broad team of relationship managers, business development professionals and distribution leaders that focus on acquiring, serving and retaining retirement plans with approximately 22,000 plan sponsor relationships as of March 31, 2023. Our sales force of approximately 1,300 registered professionals, as of March 31, 2023, comprises experienced field and phone-based financial professionals, retirement plan consultants and experienced financial planners with an average of 10 years of tenure with VALIC Financial Advisors. These financial professionals provide education, financial planning and retirement advice to individuals participating in their employer-sponsored plan. Due to the relationships built with individuals and employers, our financial professionals can, as permitted by employer guidelines, build broad relationships to provide financial planning, advisory and retirement solutions to approximately 1.7 million individuals through our in-plan products and services and over 300,000 individuals through our out-of-plan products and services (approximately 100,000 of whom also retain assets in one of our Group Retirement plans), as of March 31, 2023.
•Institutional Markets largely writes bespoke transactions and works with a broad range of consultants and brokers, maintaining relationships with insurance brokers, bankers, asset managers and specialized agents who serve as intermediaries.
We focus on maintaining strong and longstanding relationships with our partners and seek to grow our volumes with intermediaries. For the year ended December 31, 2022, we represented approximately 13% on average of the total sales volume of our top 25 third-party distribution partners for our annuities. These partners have been with our platform for an average of approximately 23 years, with seven of them for 30 years or more as of March 31, 2023. Each of our distribution platforms has a different strategy. For example, our wholesale operations, through Corebridge FD, provide high-touch customer service to our intermediaries and seek to help them grow in tandem with our business, while our VALIC Financial Advisors allow us to develop deep and trust-centered relationships directly with individuals to support their broader retirement, investment and insurance needs.
Proven ability to design innovative products and services. Our ability to innovate has contributed to our ability to maintain leading market positions and capitalize on profitable growth opportunities while carefully managing risk, including interest rate and equity risk within our products. The culture of innovation is deeply ingrained in our business and goes back decades. For example, our business issued the first 403(b) annuity contract in a K-12 school system over 50 years ago, to a client that continues to be one of our largest in the Group Retirement business. More recently, we accelerated the growth of our fixed index annuity platform, growing from small operations in 2012 to the third-largest player by sales for the twelve months ended March 31, 2023. This growth was supported by regular product innovation, including exclusive products provided to select distributors with innovative living benefits and customized indices. Fixed index annuities are now our largest Individual Retirement product category by premiums and deposits. We also launched the first fixed index annuity with a living benefit for sale in New York State. We introduced novel risk management features in our variable annuity products with living benefits, including VIX-indexed fee structures and a required fixed account allocation, each of which are now present in 88% of our in-force variable annuity products with living benefits as of March 31, 2023 and present in all of our new variable annuity sales for the twelve months ended March 31, 2023. Within our PRT business, we have developed new product offerings and solutions to participate in complex plan terminations, and are developing longevity swap products to enhance our deal execution capabilities.
Our strategic partnership with Blackstone. Blackstone is expected to originate attractive and privately sourced, fixed-income oriented assets that are well-suited for liability-driven investing within an insurance company framework. We believe these expanded investment capabilities will improve our investment returns, accelerate our product innovation and enhance the competitiveness of our products. When scaled across our businesses, we believe these expanded capabilities can provide a significant catalyst for future growth.
High-quality liability profile supported by a strong balance sheet and disciplined approach to risk management. We believe our diverse product portfolio and history of disciplined execution have produced a strong balance sheet that is expected to generate significant cash flows over time. We have minimal gross exposure, and no net exposure, to LTC policies, which we have fully reinsured to Fortitude Re. As of March 31, 2023, the net ULSG liability of $3.0 billion represents approximately 1% of our net insurance liabilities. Additionally, we have well-managed and limited exposure to optional guarantees within our individual annuity portfolio. As of March 31, 2023, individual annuities with living benefits represented less than 16% of total AUMA, with approximately 4.3% of these related to guarantees on fixed and fixed index annuities. Our historically profitable variable annuity portfolio has benefited from disciplined risk selection and product design with, as of March 31, 2023, approximately 60.7% of the portfolio having no guaranteed living benefits and 5% of variable annuity liabilities attributable to living benefit business written prior to 2009. In our Institutional Markets business, we offer certain products, such as SVWs, without significant mortality or longevity exposure. Furthermore, the breadth of our Institutional Markets offerings allows us to be selective in our liability generation and allocate capital towards the areas where we see attractive risk-adjusted returns.

Our balance sheet is supported by our strong capital position and high-quality investment portfolio. We manage our Life Fleet RBC ratio to a minimum target of 400%. Our Life Fleet RBC ratio was above this target as of March 31, 2023. We intend to manage our financial leverage appropriately with a target financial leverage ratio of 25% to 30%. See “Glossary” for the definition of financial leverage ratio. Our insurance operating company investment portfolio is primarily invested in fixed income securities, 94% of which are designated investment grade by the NAIC as of March 31, 2023.
We also have an active hedging program for our living benefit guarantees, which is informed by our view of the economic liability of the business and is intended to provide protection against adverse market scenarios that could cause the value of the associated liability to increase. In addition, we have an asset-liability management (“ALM”) program that seeks to closely match the characteristics of our asset portfolio with the characteristics of our liabilities.
Ability to deliver attractive cash flows and financial returns. Through our scaled and diverse businesses, underpinned by our strong balance sheet and disciplined approach to risk management, we have historically delivered attractive earnings and cash flows to our parent company. We have historically been able to deliver an attractive return on equity even at times when we have faced challenging macroeconomic conditions, such as the low interest rate environment and the COVID-19 pandemic in recent years.
Experienced management team. We have a strong and experienced senior management team with a range of backgrounds across insurance, financial services and other areas of expertise. Our senior management team has an average of over 25 years of experience in the financial services industry.
Our Strategy
Leverage our platform to deliver increased earnings. There are significant trends supporting the growth of each of our four businesses, and we believe that we are positioned to take advantage of these trends to achieve targeted growth opportunities.
•We believe we can leverage our broad platform to benefit from changing Individual Retirement market dynamics. We intend to maintain and expand our products to provide income and accumulation benefits to our customers. For example, we recently broadened our product portfolio to include a fee-based fixed index annuity to meet the needs of our investment advisor distribution partners. Through our customized wholesaling model, we plan to capitalize on this opportunity by leveraging both external and proprietary data to identify the highest value opportunities at both the distribution partner and financial professional level.
•We believe our high-touch client engagement model is well-tailored for many employers in the not-for-profit retirement plan market and enables us to help middle market and mass affluent individuals achieve retirement security. Specifically, our employee financial advisors provide education and advice to plan participants while accumulating assets in-plan and can seek to serve more of the participant’s financial needs during their lifetime beyond the in-plan relationship, as permitted by employer guidelines. As of March 31, 2023, we have a large extended customer base of approximately 1.7 million plan participants to whom we have access through our in-plan Group Retirement offerings and 300,000 individuals we serve through our out-of-plan wealth management offerings, approximately 100,000 of whom also retain assets in one of our Group Retirement plans. With in-plan income solutions beginning to emerge, we are well-positioned to offer this solution. Moreover, by continuing to offer investment advisory services, we expect to capture additional fee-based revenue while providing our clients attractive financial solutions outside of the scope of our own product suite.
•Our Life Insurance business has an opportunity to help close the current protection gap in the United States and offer value to our customers internationally. Our long history in the direct-to-consumer market through a variety of direct-to-consumer channels provides valuable insights and experience for these opportunities.
•Our Institutional Markets business has developed relationships with brokers, consultants and other distribution partners to drive increased earnings for its products. We expect to continue to achieve attractive risk-adjusted returns through PRT deals by focusing on the larger end of the full plan termination market where we can leverage our differentiated capabilities around managing market risks, asset-in-kind portfolios and deferred participant longevity. Additionally, we plan to grow our GIC portfolio by expanding our FABN program. We believe that our Blackstone partnership will differentiate our competitive position by providing assets with a duration, liquidity and return profile that are well-suited to our Institutional Markets offerings, allowing us to grow our transaction volume.
Leverage our strategic partnership with Blackstone to create differentiated pricing and liability sourcing.
Blackstone is a market-leading investment manager with significant direct asset origination capabilities, representing additional opportunities for us to source the fixed-income oriented assets needed to back our liabilities and enhance risk-adjusted returns. We intend to use our collective asset origination and investment management capabilities to help drive value and growth for all of our businesses.
Drive further cost reduction and productivity improvement across the organization.
We have identified opportunities to improve profitability across our businesses through operating expense reductions, without impacting our ability to serve our existing clients, and in many cases enhancing our service capabilities, to enable growth in our businesses. As part of Corebridge Forward, we aim to achieve an annual run rate expense reduction of approximately$400 million on a pre-tax basis within two to three years of our IPO and expect the majority of the reduction to be achieved within 24 months of the IPO. Through March 31, 2023, we have acted upon or contracted approximately $281 million of exit run rate savings on a pre-tax basis. Corebridge Forward is expected to have a one-time expense of approximately $300 million on a pre-tax basis. As of March 31, 2023, the cost to achieve has been approximately $102 million. In particular, we plan to:
•simplify our customer service model and modernize our technology infrastructure with more efficient, up-to-date alternatives, including cloud migration and cloud-based solutions;
•implement a lean operating model;
•build on existing partnership arrangements to further improve scale and drive spend efficiency through technology deployment and process optimization;
•rationalize our real estate footprint to align with our business strategy, future operating model and organizational structure; and
•optimize our vendor relationships to drive additional savings.
To achieve this plan, we have reached agreements with our existing partners to realize further cost efficiencies by transforming additional operational and back office processes.
Apart from this plan, we intend to evolve our investments organization, which we expect will create additional efficiencies, to reflect our relationships with key external partners, our expected implementation of BlackRock’s “Aladdin” investment management technology platform and our expected reduction in fees for asset management services that we provide to AIG and third parties.
For additional information about our cost reduction and productivity improvements across the organization, see “Risk Factors—Risks Relating to Estimates and Assumptions—Our productivity improvement initiatives may not yield our expected expense reductions and improvements in operational and organizational efficiency.”
Closely manage capital to continue to provide strong cash flow for stockholders. We have historically provided capital returns to our parent company, and we intend to continue to manage our businesses to produce meaningful returns to stockholders through potential dividends and share repurchases. We also intend to closely manage our in-force portfolio, seek to ensure that new business is profitable and proactively manage our businesses to optimize returns within and across portfolios.

Financial Goals
We have designed our financial goals to maintain a strong balance sheet while delivering disciplined profitable growth. We have established the following financial goals, based on the assumptions below, which we believe best measure the execution of our business strategy and align with our stockholders’ interests.
•Life Fleet RBC ratio of at least 400%;
•Quarterly common stockholder dividends of approximately $0.23 per share (initially aggregating to $600 million per year), subject to approval by the Board (see “Dividend Policy and Share Repurchase Program”), beginning at the IPO;
•Return of capital to stockholders, consisting of common stockholder dividends and share repurchases, equal to 60% to 65% of AATOI, to be achieved over the 24 months following the IPO;
•Return of capital to stockholders beyond regular stockholder dividends beginning within six to nine months after the IPO; and
•Adjusted ROAE in the range of 12% to 14% to be achieved over the 24 months following the IPO.
See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Use of Non-GAAP Financial Measures and Key Operating Metrics—Non-GAAP Financial Measures” for a discussion of AATOI and Adjusted ROAE.
The goals described above are based on our baseline business plan scenario, which we refer to as our “Base Case Scenario,” and which includes significant assumptions, presented below on a non-exclusive basis, with respect to, among other things:
•annual equity market returns, the yield on the 10-year U.S. Treasury note rising ratably over the next 10 years and policyholder behavior based on our current best estimate assumptions which include dynamic variables to reflect the impact of a change in market levels. Additionally, differences in our assumptions related to equity markets, interest rates and credit spreads may result in differences in our forecast for the change in the fair value of MRBs, which may result in volatility in our net income and adjusted book value;
•our projected amount of new sales of individual retirement, group retirement, life insurance and institutional markets products;
•geopolitical stability;
•the absence of material changes in regulation;
•effective tax rates and annual cash taxes;
•our degree of leverage and capital structure following the IPO;
•limited differences between actual experience and existing actuarial assumptions, including assumptions for which existing experience is limited and experience will emerge over time;
•the efficacy and maturity of existing actuarial models to appropriately reflect all aspects of our existing and in-force businesses;
•the effectiveness and cost of our hedging program and the impact of our hedging strategy on net income volatility and possible negative effects on our statutory capital;
•our ability to implement our business strategy;
•our ability to implement cost reduction and productivity strategies;
•the successful implementation of our key initiatives outlined above;

•our access to capital; and
•general conditions of the capital markets and the markets in which our businesses operate.
While these goals are presented with numerical specificity, and we believe such goals to be reasonable as of the date of this prospectus, given the uncertainties surrounding such assumptions, there are significant risks that these assumptions may not be realized and as a result, the financial goals may not be achieved in whole or in part. We caution you that these goals are not guarantees of future performance or outcomes and that actual performance and outcomes, including our actual results of operations, may differ materially from those suggested by these goals, particularly if actual events adversely differ from one or more of our key assumptions. The financial goals and their underlying assumptions are forward-looking statements and other risks, uncertainties and factors, including those discussed in “Risk Factors,” could cause our actual results to differ materially from those projected in any forward-looking statements we make. You should read carefully the factors described in “Risk Factors,” “Special Note Regarding Forward-Looking Statements and Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements, including with respect to these financial goals. These goals are made only as of the date of this prospectus, and we do not undertake any obligation to update or revise any goals to reflect the occurrence of events, changes in assumptions or adjustments in such financial goals, unanticipated or otherwise, other than as may be required by law. In addition, we expect our financial goals to evolve over time to reflect changes in our business strategies and our balance sheet mix.
For additional information about certain risks associated with our financial goals, see “Risk Factors—Risks Relating to Business and Operations—Our business strategy may not be effective in accomplishing our objectives.”
Organizational Structure
AIG will hold approximately 67.3% of our common stock (or 65.8% if the underwriters exercise their option to purchase additional shares from the selling stockholder) and Blackstone will hold approximately 9.9% of our common stock after the settlement of this offering. As a result, we will continue to be a “controlled company” within the meaning of the NYSE corporate governance standards following the consummation of the offering. This status will allow us to rely on exemptions from certain corporate governance requirements otherwise applicable to NYSE-listed companies. See “Management—Corporate Governance.”
The following chart illustrates our organizational structure (including the jurisdiction of incorporation of each respective entity) after giving effect to this offering, assuming the underwriters do not exercise their option to purchase additional shares from the selling stockholder. The chart reflects only certain of our subsidiaries and has been simplified for illustrative purposes. All ownership percentages shown below are 100% unless otherwise noted.

Argon Holdco LLC (DE) (wholly owned subsidiary of Blackstone Inc.)
American International Group, Inc. (DE)
Public Stockholders
9.9%
67.3%
22.8%
Corebridge Financial, Inc. (DE)
SAFG Capital LLC (DE)
AIG Life Ltd. (UK)
Laya Healthcare Ltd. (Ireland)
AIG Life Holdings, Inc. (TX)
AIG Global Real Estate Investment Corp. (DE)
AIG Global Asset Management Holdings Corp. (DE)
AGC Life Insurance Company (MO)
AIG Asset Management (U.S.) LLC (DE)
AIG Asset Management (Europe) Ltd. (Ireland)
American General life Insurance Co. (TX)
AIG Life of Bermuda, Ltd. (Bermuda)
The U.S. Life Insurance Company in the City of New York (NY)
The Variable Annuity Life Insurance Company (TX)
AIG Capital Services, Inc. (DE)
VALIC Financial Advisors, Inc. (TX)

Following this offering, AIG will continue to hold a majority of our outstanding common stock, and as a result AIG will continue to have control of our business, including pursuant to the agreements described in “Certain Relationships and Related Party Transactions—Relationship and Transactions with AIG.” In addition, Blackstone will have corporate governance, consent and information rights with respect to us under the Blackstone Stockholders’ Agreement as described in “Certain Relationships and Related Party Transactions—Partnership and Transactions with Blackstone.”
Corporate Information
Corebridge Financial, Inc., the issuer in this offering, is a Delaware corporation. Our principal executive offices are located at 2919 Allen Parkway, Woodson Tower, Houston, Texas 77019, and our telephone number is 1-877-375-2422. Our website is www.corebridgefinancial.com. None of the information contained on, or that may be accessed through, our website or any other website identified herein is part of, or incorporated into, this prospectus, and you should not rely on any such information in connection with your decision to invest in our common stock. Reference to our website is made as an inactive textual reference.

SUMMARY RISK FACTORS
Our business is subject to a number of risks, including risks that could prevent us from achieving our business objectives or financial goals or that otherwise could adversely affect our business, results of operations, financial condition and liquidity, that you should carefully consider before making a decision to invest in our common stock. These risks are discussed more fully in “Risk Factors” in this prospectus and under “Risk Factors” in our Annual Report on Form 10-K incorporated by reference into this prospectus. These risks include the following:
•changes in interest rates and changes to credit spreads;
•the deterioration of economic conditions, the likelihood of a recession, changes in market conditions, weakening in capital markets, volatility in equity markets, the rise of inflation, pressures on the commercial real estate market, recent stress in the banking sector, uncertainty regarding the U.S. federal government’s debt limit and geopolitical tensions, including the continued armed conflict between Ukraine and Russia;
•uncertainty related to the impact of COVID-19;
•the unpredictability of the amount and timing of insurance liability claims;
•unavailable, uneconomical or inadequate reinsurance or recaptures of reinsured liabilities;
•uncertainty and unpredictability related to our reinsurance agreements with Fortitude Re and its performance of its obligations under these agreements;
•our limited ability to access funds from our subsidiaries;
•our potential inability to refinance all or a portion of our indebtedness or to obtain additional financing;
•our inability to generate cash to meet our needs due to the illiquidity of some of our investments;
•the inaccuracy of the methodologies, estimations and assumptions underlying our valuation of investments and derivatives;
•a downgrade in our Insurer Financial Strength (“IFS”) ratings or credit ratings;
•potential adverse impact to liquidity and other risks due to our participation in a securities lending program and a repurchase program;
•exposure to credit risk due to non-performance or defaults by our counterparties or our use of derivative instruments to hedge market risks associated with our liabilities;
•our ability to adequately assess risks and estimate losses related to the pricing of our products;
•the failure of third parties that we rely upon to provide and adequately perform certain business, operations, investment advisory, functional support and administrative services on our behalf;
•our inability to maintain the availability of critical technology systems and the confidentiality of our data;
•the ineffectiveness of our risk management policies and procedures;
•significant legal, governmental or regulatory proceedings;
•the ineffectiveness of our business strategy in accomplishing our objectives;
•the intense competition we face in each of our business lines and the technological changes that may present new and intensified challenges to our business;
•material changes to, or termination of, our investment advisory arrangements with AIG and Fortitude Re;

•our foreign operations, which may expose us to risks that may affect our operations;
•business or asset acquisitions and dispositions that may expose us to certain risks;
•our ability to compete effectively in a heavily regulated industry in light of new domestic or international laws and regulations or new interpretations of current laws and regulations;
•challenges associated with a variety of privacy and information security laws;
•impact on sales of our products and taxation of our operations due to changes in U.S. federal income or other tax laws or the interpretation of tax laws;
•our potential to be deemed an “investment company” under the Investment Company Act;
•differences between actual experience and the estimates used in the preparation of financial statements and modeled results used in various areas of our business;
•the ineffectiveness of our productivity improvement initiatives in yielding our expected expense reductions and improvements in operational and organizational efficiency;
•recognition of an impairment of our goodwill or the establishment of an additional valuation allowance against our deferred income tax assets as a result of our business lines underperforming or their estimated fair values declining;
•our inability to attract and retain key employees and highly skilled people needed to support our business;
•the impact of risks associated with our arrangements with Blackstone IM including risks related to limitations on our ability to terminate the Blackstone IM arrangements and related to our exclusive arrangements with Blackstone IM in relation to certain asset classes;
•the historical performance of AMG, Blackstone IM, BlackRock or any other external asset manager we retain not being indicative of the future results of our investment portfolio;
•challenges related to management of our investment portfolio due to increased regulation or scrutiny of investment advisers;
•our failure to replicate or replace functions, systems and infrastructure provided by AIG (including through shared service contracts) or our loss of benefits from AIG’s global contracts, and AIG’s failure to perform the services provided for in the transition services agreement entered into with AIG on September 14, 2022 (the “Transition Services Agreement”);
•the significant influence that AIG has over us and conflicts of interests arising due to such relationship;
•potentially higher U.S. federal income taxes due to our inability to file a single U.S. consolidated federal income tax return for five years following the IPO and our separation from AIG causing an “ownership change” for U.S. federal income tax purposes;
•risks associated with the Tax Matters Agreement with AIG and our potential liability for U.S. income taxes of the entire AIG Consolidated Tax Group for all taxable years or portions thereof in which we (or our subsidiaries) were members of such group;
•certain provisions in our Organizational Documents;
•volatility in or declines in the market price of our common stock; and
•applicable insurance laws, which could make it difficult to effect a change of control of our company.

THE OFFERING

Common stock offered by the selling stockholder	65,000,000 shares

Total common stock to be outstanding after this offering	648,144,926 shares

Option to purchase additional shares
The underwriters have a 30-day option to purchase up to  9,750,000 additional shares of common stock from the selling stockholder at the public offering price, less underwriting discounts and commissions.

Use of proceeds	We will not receive any proceeds from the sale of common stock in this offering; the selling stockholder will receive all of the proceeds from the sale of shares of our common stock.

Dividend policy and Share repurchase program
We intend to pay quarterly cash dividends of $0.23 per share on our common stock, although any declaration of dividends will be at the discretion of our Board and will depend on our financial condition, earnings, liquidity and capital requirements, regulatory constraints, level of indebtedness, contractual restrictions with respect to payment of dividends, restrictions imposed by Delaware law, general business conditions and any other factors that our Board deems relevant in making such a determination. Therefore, there can be no assurance that we will pay any dividends to holders of our common stock, or as to the amount of any such dividends. Following the IPO, we paid quarterly cash dividends of $0.23 per share on our common stock on October 10, 2022, December 30, 2022 and March 31, 2023. On May 8, 2023, we declared a quarterly dividend of $0.23 per share of common stock, payable on June 30, 2023 to stockholders of record at the close of business on June 16, 2023. Additionally, on June 1, 2023, we declared a special dividend of $0.62 per share on our common stock, payable on June 30, 2023 to stockholders of record at the close of business on June 16, 2023.
On May 4, 2023, our Board authorized the repurchase of up to $1.0 billion of our common stock. Under this program, we may, from time to time, purchase up to $1.0 billion of our common stock but are not obligated to purchase any particular number of shares. Repurchases may be made through various means including open market transactions, privately negotiated transactions, forward, derivative, accelerated repurchase, or automatic share repurchase transactions, or tender offers. As part of this program, on or prior to June 30, 2023, we anticipate repurchasing from AIG and Blackstone up to $200 million of our common stock. We also may consider other share repurchase programs in the future to supplement our dividend policy.
See “Dividend Policy and Share Repurchase Program.”

NYSE symbol	“CRBG”
The number of shares of our common stock to be outstanding immediately following this offering is based on 648,144,926 shares outstanding as of May 31, 2023.
Such number of shares of our common stock outstanding excludes 26,506,928 shares of common stock reserved for future issuance following this offering under our equity plans and 8,581,093 shares of common stock issuable upon settlement of Restricted Stock Units (“RSUs”) and employee stock options outstanding as of May 31, 2023.

Unless otherwise indicated, all information in this prospectus assumes no exercise by the underwriters of their option to purchase additional shares of common stock from the selling stockholder.

SUMMARY HISTORICAL FINANCIAL DATA
The following tables set forth our summary historical financial data derived from our financial statements as of the dates and for each of the periods indicated. The summary historical financial data as December 31, 2022 and 2021 and for each of the three years ended December 31, 2022, 2021 and 2020 have been derived from our audited financial statements included elsewhere and incorporated by reference in this prospectus. The summary historical data as of December 31, 2020 are based on our audited financial statements not included in this prospectus. The summary historical financial data as of March 31, 2023 and for each of the three months ended March 31, 2023 and March 31, 2022 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results to be expected for any future period.
You should read this summary historical financial data in conjunction with the sections entitled “Basis of Presentation,” “Unaudited Pro Forma Condensed Consolidated Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements included elsewhere and incorporated by reference in this prospectus.

	Three Months Ended March 31,		Years Ended December 31,
	2023	2022	2022	2021	2020
	(in millions, except per common share data)
Statement of Income (Loss)
Revenues:
Premiums	$2,105	$735	$5,091	$5,653	$4,341
Policy fees	698	730	2,914	3,005	2,874
Net investment income:
Net investment income – excluding Fortitude Re funds withheld assets	2,301	2,303	8,685	9,897	9,089
Net investment income – Fortitude Re funds withheld assets	394	278	891	1,775	1,427
Total net investment income	2,695	2,581	9,576	11,672	10,516
Net realized gains (losses):
Net realized gains (losses) – excluding Fortitude Re funds withheld assets and embedded derivative	(453)	173	141	1,515	(765)
Net realized gains (losses) on Fortitude Re funds withheld assets	20	(123)	(397)	924	1,002
Net realized gains (losses) on Fortitude Re funds withheld embedded derivative	(1,025)	2,837	6,347	(687)	(3,978)
Total net realized gains (losses)	(1,458)	2,887	6,091	1,752	(3,741)
Advisory fee income	116	131	475	597	553
Other income	106	176	550	578	519
Total revenue	$4,262	$7,240	$24,697	$23,257	$15,062

	Three Months Ended March 31,		Years Ended December 31,
	2023	2022	2022	2021	2020
	(in millions, except per common share data)
Benefits and Expenses:
Policyholder benefits	2,495	1,168	6,720	7,387	6,602
Change in the fair value of market risk benefits, net	196	(233)	(958)	(447)	—
Interest credited to policyholder account balances	1,026	878	3,732	3,562	3,528
Amortization of deferred policy acquisition costs and value of business acquired	256	243	1,020	951	543
Non-deferrable insurance commissions	136	144	568	623	604
Advisory fee expenses	65	71	266	322	316
General operating expenses	582	586	2,323	2,104	2,027
Interest expense	172	81	534	389	490
(Gain) loss on extinguishment of debt	—	—	—	219	10
Net (gain) loss on divestitures	3	2	1	(3,081)	—
Net (gain) loss on Fortitude Re transactions	—	—	—	(26)	91
Total benefits and expenses	$4,931	$2,940	$14,206	$12,003	$14,211
Income (loss) before income tax (benefit)	(669)	4,300	10,491	11,254	851
Income tax expense (benefit)	(216)	859	2,012	2,082	(15)
Net income (loss)	(453)	3,441	8,479	9,172	866
Net income attributable to noncontrolling interests	6	75	320	929	224
Net income (loss) attributable to Corebridge	$(459)	$3,366	$8,159	$8,243	$642
Earnings Per Share:
Common stock - Basic	$(0.70)	5.22	$12.63	N/A	N/A
Common stock - Diluted	$(0.70)	5.22	$12.60	N/A	N/A
Class A - Basic and diluted	N/A	N/A	N/A	581.1	581.1
Class B - Basic and diluted	N/A	N/A	N/A	63.9	63.9
Non-GAAP Financial Measures:(1)
Adjusted revenues	5,363	4,088	17,955	20,461	17,406
Adjusted pre-tax operating income (loss)	724	909	2,854	4,381	3,194
Adjusted after-tax operating income (loss)	632	743	2,371	3,477	2,556
__________________
(1)See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Use of Non-GAAP Financial Measures and Key Operating Metrics—Non-GAAP Financial Measures” for a discussion of these measures and a reconciliation of each to the most directly comparable GAAP measure.

	Three Months Ended March 31,		Years Ended December 31,
	2023	2022	2022	2021	2020
	(in millions)
Adjusted Pre-Tax Operating Income by Segment:
Individual Retirement	$534	$468	$1,673	$2,289	$1,942
Group Retirement	$186	$242	$783	$1,249	$975
Life Insurance	$82	$84	$447	$459	$146
Institutional Markets	$85	$115	$334	$547	$367

	As of March 31,	As of December 31,
	2023	2022	2021	2020
	(in millions, except per common share data)
Balance Sheet
Assets:
Total investments	$223,726	$220,116	$256,318	$260,274
Reinsurance assets — Fortitude Re, net of allowance for credit losses and disputes	27,238	26,844	34,102	29,158
Market risk benefit assets, at fair value	830	796	610	—
Separate account assets, at fair value	87,357	84,853	109,111	100,290
Total assets	366,691	360,322	425,431	410,155
Liabilities:
Future policy benefits for life and accident and health insurance contracts	53,406	50,518	64,270	54,660
Policyholder contract deposits	158,025	156,058	151,545	154,892
Market risk benefit liabilities, at fair value	5,144	4,736	7,499	—
Fortitude Re funds withheld payable	26,633	26,551	35,144	36,789
Long-term debt	7,871	7,868	427	905
Debt of consolidated investment entities	2,688	5,958	6,936	10,341
Separate account liabilities	87,357	84,853	109,111	100,290
Total liabilities	354,226	350,003	396,359	370,323
Equity:
Corebridge Shareholders’ equity:(1)
Common stock, $0.01 par value; 2,500,000,000 shares authorized; 2023 - 648,129,652; 2022 - 645,000,000 shares issued	6	6	—	—
Common stock class A, $0.01 par value; 2,252,500,000 shares authorized; 581,145,000 shares issued	—	—	5	5
Common stock class B, $0.01 par value; 247,500,000 shares authorized; 63,855,000 shares issued	—	—	1	1
Additional paid-in capital	8,024	8,030	8,054	—
Retained earnings	17,592	18,207	10,937	—
Shareholder’s net investment	—	—	—	22,573
Accumulated other comprehensive income	(14,067)	(16,863)	8,233	14,653
Total Corebridge Shareholders’ equity	11,555	9,380	27,230	37,232
Non-redeemable noncontrolling interests	910	939	1,759	2,549
Total equity	$12,465	$10,319	$28,989	$39,781

The following table summarizes our normalized distributions:

	Three Months Ended March 31,		Years Ended December 31,
(in millions)	2023	2022	2022	2021	2020	2019	2018
Subsidiary dividends paid	$500	$700	$1,821	$1,564	$540	$1,535	$2,488
Less: Non-recurring dividends	—	—	—	(295)	600	(400)	(1,113)
Tax sharing payments related to utilization of tax attributes	—	147	401	902	1,026	954	370
Normalized distributions(2)	$500	$847	$2,222	$2,171	$2,166	$2,089	$1,745
__________________
(1)On September 6, 2022, our class A common stock and class B common stock were combined into a single class of common as a result of a stock split effectuated on September 6, 2022. This stock split was applied retroactively. However, as required by GAAP, we present amounts for each of our class A common stock and class B common stock for periods prior to fiscal year 2022 because such share classes historically had different rights.
(2)See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Use of Non-GAAP Financial Measures and Key Operating Metrics—Non-GAAP Measures” for a discussion of this measure and a reconciliation to the most directly comparable GAAP measure.

SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA
The summary unaudited pro forma financial data consists of the unaudited pro forma condensed consolidated balance sheet information as March 31, 2023 and unaudited pro forma condensed consolidated statement of income (loss) for the three months ended March 31, 2023 and for the year ended December 31, 2022. The summary unaudited pro forma financial data should be read in conjunction with the information included under “Basis of Presentation,” “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Dividend Policy and Share Repurchase Program,” “Recapitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the audited consolidated financial statements and the unaudited condensed consolidated interim financial statements included elsewhere in this prospectus. We believe the summary unaudited pro forma financial data presented below are useful to investors because it presents our historical results of operations for the periods presented giving effect to the Recapitalization.
The following summary unaudited pro forma financial data present the historical financial statements of the Company as if these transactions had been completed as of March 31, 2023 for purposes of the unaudited pro forma condensed consolidated balance sheet, and January 1, 2022 for purposes of the unaudited pro forma condensed consolidated statement of income (loss).
The summary unaudited pro forma financial data are presented for informational purposes only and do not purport to represent our financial condition or our results of operations had these transactions occurred on or as of the date noted above or to project the results for any future date or period. Actual results may differ from the summary unaudited pro forma financial data.

Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2023

(in millions, except for share data)
Assets:
Investments:
Fixed maturity securities:
Bonds available for sale	$159,061
Other bond securities	4,103
Equity securities	191
Mortgage and other loans receivable	45,869
Other invested assets	10,496
Short-term investments	3,391
Total Investments	223,111
Cash	465
Accrued investment income	1,923
Premiums and other receivables	745
Reinsurance assets — Fortitude Re	27,238
Reinsurance assets — other	2,643
Deferred income taxes	8,435
Deferred policy acquisition costs and value of business acquired	10,641
Market risk benefit assets, at fair value	830
Other assets	2,688
Separate account assets	87,357
Total assets	$366,076
Liabilities:
Future policy benefits for life and accident and health insurance contracts	$53,406
Policyholder contract deposits	158,025
Market risk benefit liabilities, at fair value	5,144
Other policyholder funds	2,897
Fortitude Re funds withheld payable	26,633
Other liabilities	8,705
Short-term debt	—
Long-term debt	9,356
Debt of consolidated investment entities	2,688
Separate account liabilities	87,357
Total liabilities	$354,211
Corebridge Shareholders' equity
Common stock, $0.01 par value, 2,500,000,000 shares authorized; 648,129,652 shares issued	6
Treasury stock	(200)
Additional paid-in capital	8,024
Retained earnings	17,192
Accumulated other comprehensive income (loss)	(14,067)
Total Corebridge Shareholders' equity	10,955
Non-redeemable noncontrolling interests	910
Total equity	11,865
Total liabilities and equity	$366,076

Unaudited Pro Forma Condensed Consolidated Statement of Income (Loss) for the

(dollars in millions, except per common share data)	Three Months Ended March 31, 2023	Year Ended December 31, 2022
Revenues:
Premiums	$2,105	$5,091
Policy fees	698	2,914
Net investment income:
Net investment income: excluding Fortitude Re funds withheld assets	2,301	8,685
Net investment income: Fortitude Re funds withheld assets	394	891
Total net investment income	$2,695	$9,576
Net Realized gains (losses):
Net realized gains (losses) excluding Fortitude Re funds withheld assets and embedded derivative	(453)	141
Net realized gains (losses) on Fortitude Re funds withheld assets	20	(397)
Net realized gains (losses) on Fortitude Re funds withheld embedded derivative	(1,025)	6,347
Total Net realized gains (losses)	(1,458)	6,091
Advisory fee income	116	475
Other income	106	550
Total Revenues	4,262	24,697
Benefits and expenses:
Policyholder benefits	$2,495	6,720
Change in the fair value of market risk benefits, net	196	(958)
Interest credited to policyholder account balances	1,026	3,732
Amortization of deferred policy acquisition costs and value of business acquired	256	1,020
Non-deferrable insurance commissions	136	568
Advisory fees	65	266
General operating and other expenses	582	2,323
Interest expense	180	683
Net (gain) loss on divestitures	3	1
Total benefits and expenses	$4,939	$14,355
Income (loss) before income tax expense	(677)	10,342
Income tax expense (benefit)	(218)	1,981
Net income (loss)	(459)	8,361
Less:
Net income (loss) attributable to noncontrolling interests	6	320
Net income (loss) attributable to Corebridge	$(465)	$8,041

Income (loss) per common share attributable to Corebridge common shareholders:
Common stock — Basic	$(0.73)	$12.68
Common stock — Diluted	$(0.73)	$12.65

Weighted average shares outstanding:
Common stock — Basic	639.7	635.0
Common stock — Diluted	639.7	636.3

RISK FACTORS
Investing in our common stock involves a high degree of risk. You should consider and read carefully all of the risks and uncertainties described below, as well as the other information contained in this prospectus, including our financial statements included elsewhere in this prospectus, before making an investment decision. The risks described below are not the only ones we face. The occurrence of any of the following risks or additional risks and uncertainties not presently known to us or that we currently believe to be immaterial could cause a material adverse effect on our business, results of operations, financial condition and liquidity. In any such case, the trading price of our common stock could decline, and you could lose all or part of your investment. In addition, many of these risks are interrelated and could occur under similar business and economic conditions, and the occurrence of certain of them could in turn cause the emergence or exacerbate the effect of others. The risk factors described below are not necessarily presented in order of importance. This prospectus also contains forward-looking statements and estimates that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of specific factors, including the risks and uncertainties described below. See “Special Note Regarding Forward-Looking Statements and Information.”
Risks Relating to Market Conditions
We are exposed to interest rate risk.
Global interest rates have been increasing, including in the United States, and in some cases, have risen rapidly after an extended period at or near historic lows.
We are exposed primarily to the following risks arising from fluctuations in interest rates:
•mismatch between the expected duration of our liabilities and our assets;
•impairment to our ability to earn the returns or spreads assumed in the pricing and the reserving for our products;
•changes in certain statutory reserve or capital requirements that are based on formulas or models that consider interest rates or prescribed interest rates, such as cash flow testing reserves;
•changes in the costs of derivatives we use for hedging or increases in the volume of hedging we do;
•loss related to customer withdrawals following a sharp and sustained increase in interest rates;
•loss from reduced fee income, and changes in fair values of Market Risk Benefits (“MRBs”) and embedded derivatives;
•the reinvestment risk associated with more prepayments on mortgage-backed securities and other fixed income securities in decreasing interest rate environments and fewer prepayments in increasing interest rate environments;
•an increase in policy loans, surrenders and withdrawals as interest rates rise;
•volatility in our GAAP results of operations driven by interest rate-related components of liabilities and equity market-related components of optional guaranteed benefits and the cost of associated hedges in low interest rate environments; and
•higher credit losses on our investment portfolio in the event of higher interest rates.
In addition to the above, changes in interest rates have had and could continue to have a material adverse effect on the value of our investment portfolio, for example, by decreasing the estimated fair values of the fixed income securities that constitute a substantial portion of our investment portfolio. This in turn has and could increase the unrealized loss positions in our portfolio and adversely affect our ability to realize associated deferred tax assets, thereby materially and adversely affecting our business, results of operations, financial condition and liquidity.

Furthermore, changes in interest rates and credit spreads have led to decreasing the average account value of our separate accounts and negatively impacting the fee income we earn.
In periods of rapidly increasing interest rates, we may not be able to purchase, in a timely manner, the higher yielding investments needed to fund the higher crediting rates necessary to keep interest rate-sensitive products that we offer competitive. Therefore, we may need to accept a lower investment spread and, thus, lower profitability, or face a decline in sales and greater loss of existing contracts and related assets. Policy loans, surrenders and withdrawals also tend to increase as policyholders seek investments with higher perceived returns as interest rates rise. These impacts may continue to result in significant cash outflows requiring that we sell investments at a time when the prices of those investments are adversely affected by the increase in interest rates, which could result in realized investment losses by selling assets in an unrealized loss position.
In addition, sustained low interest rates as experienced in recent years negatively affected and continue to negatively affect the performance of our investments and reduce the level of investment income earned on our investment portfolios, resulting in net investment spread compression. We may experience lower investment income as well as lower sales of new products and policies when a low or declining U.S. interest rate and credit spread environment persists, and/or interest rates turn or, in certain circumstances, remain negative across various global economies. For example, low interest rate environments have negatively affected, and may in the future negatively affect, sales of interest rate sensitive products in our industry and negatively impact the profitability of our existing business as we reinvest cash flows from investments, including cash flows due to calls and prepayments of fixed-rate securities and mortgage loans, at rates below the average yield of our existing portfolios. As a result, we have de-emphasized sales of interest-sensitive products in our Life Insurance segment.
Certain of our annuity and life insurance products pay guaranteed minimum interest crediting rates. We are required to pay these guaranteed minimum rates even if yields on our investment portfolio decline, with the resulting investment margin compression negatively impacting earnings. Further, we would expect more policyholders to hold policies with comparatively high guaranteed rates longer (resulting in lower than expected surrender rates) in a low interest rate environment. A prolonged low interest rate environment or a prolonged period of widening credit spreads may also subject us to an increase in the amount of statutory reserves that our insurance subsidiaries are required to hold for guaranteed living benefits (“GLBs”) and GMDBs, lowering statutory surplus or increasing statutory capital requirements. In addition, it may also increase the perceived value of GLBs to our policyholders, which in turn may lead to a higher rate of benefit utilization and lower than expected surrender rates of those products over time as compared to pricing assumptions.
The primary source of our exposure to credit spreads is in the value of our fixed income securities. If credit spreads widen significantly, we could be exposed to higher levels of defaults and impairments. If credit spreads tighten significantly, it could result in reduced net investment income and in turn, reduced profitability associated with new purchases of fixed maturity securities.
Tightening credit spreads would reduce the discount rates used in the principles-based statutory reserve calculation, potentially increasing statutory reserve requirements and, in turn, reducing statutory surplus. Although these effects on bond fund valuation and reserve discount rates run in offsetting directions for either credit spread widening or narrowing, it is possible for one of them to outweigh the other under certain market conditions. Any of these risks could cause a material adverse effect on our business, results of operations, financial condition and liquidity.
Our business is highly dependent on economic and capital market conditions.
Weakness in economic conditions and capital market volatility have in the past led to, and may in the future lead to, among other consequences, a poor operating environment, erosion of consumer and investor confidence, reduced business volumes, deteriorating liquidity of assets, declines in asset valuations, increased levels of credit losses and impairments, and impacts on policyholder behavior that could influence reserve valuations. Further, if our investment managers, including AMG, Blackstone IM and BlackRock, or any other asset managers we engage fail to react appropriately to difficult market or economic conditions, our investment portfolio could incur material losses.

Key ways in which we have in the past been, and could in the future be, negatively affected by economic conditions include:
•increases in policy withdrawals, lapses, surrenders and cancellations and other impacts from changes in policyholder behavior as compared to that assumed in pricing;
•increases in costs associated with third-party reinsurance, or decreased ability to obtain reinsurance at acceptable terms;
•increased likelihood of, or increased magnitude of, asset impairments caused by market fluctuations, deterioration in collateral values, or credit deterioration of borrowers; and
•reduced premium and deposits.
Adverse economic conditions may result from a variety of factors, including domestic and global economic and political developments, including rising interest rates, plateauing or decreasing economic growth and business activity, recessions, inflationary or deflationary pressures in developed economies, including the United States, pressures on the commercial real estate market, recent stress in the banking sector, uncertainty regarding the U.S. government’s debt limit, civil unrest, disruptions caused by or resulting from the COVID-19 pandemic, geopolitical tensions or military action, such as the armed conflict between Ukraine and Russia and corresponding sanctions imposed by the United States and other countries, and new or evolving legal and regulatory requirements on business investment, hiring, migration, labor supply and global supply chains. These and other market, economic, regulatory and political factors, including the impact of any new or prolonged government financial stimulus package, could have a material adverse effect on our business, results of operations, financial condition, capital and liquidity in many ways, including:
•lower levels of consumer demand for and ability to afford our products that decrease revenues and profitability;
•increased credit impairments, downgrades and losses across single or numerous asset classes due to lower collateral values or deteriorating cash flow and profitability by borrowers that could lead to higher defaults on the company’s investment portfolio, especially in geographic, industry or investment sectors where the company has higher concentrations of exposure, such as real estate related borrowings, and widening of credit spreads that could reduce investment asset valuations, decrease fee income and increase statutory capital requirements;
•increased market volatility and uncertainty that could decrease liquidity with respect to our assets and increase borrowing costs and limit access to capital markets;
•the reduction of investment income generated by our investment portfolio;
•the reduction in the availability of investments that are attractive from a risk-adjusted perspective;
•increased likelihood of disruptions in one market or asset class spreading to other markets or asset classes;
•the reduction in the availability and effectiveness of hedging instruments;
•increased frequency of life insurance claims;
•increased likelihood of customers choosing to defer paying premiums or stop paying premiums altogether and other impacts to policyholder behavior beyond what was contemplated in our historical pricing of our products;
•increased policy withdrawals, surrenders and cancellations;
•impediments to our ability to execute strategic transactions or fulfill contractual obligations, including those under ceded or assumed reinsurance contracts;

•increased costs associated with third-party reinsurance, or decreased ability to obtain reinsurance on acceptable terms;
•recaptures of liabilities covered by certain reinsurance contracts, including our reinsurance contracts with Fortitude Re;
•increased costs related to our direct and third-party support services, labor and financing, increased credit risk and decreased sales as a result of inflationary pressures; and
•limitations on business activities and increased compliance risks with respect to economic sanctions regulations relating to jurisdictions in which our businesses operate.
Furthermore, market disruptions and uncertainty as to the timing and degree of improvements or deterioration in global economic conditions and the risk of a recession in the United States, or in foreign jurisdictions, may negatively affect our credit ratings or ratings outlook or our ability to generate or access liquidity we may need to operate our business and meet our obligations, including to pay interest on our debt, discharge or refinance our maturing debt obligations and meet the capital needs of our subsidiaries through potential capital contributions. As a holding company, we depend on dividends, distributions and other payments from our subsidiaries for our liquidity needs; these subsidiaries’ ability to pay dividends, make distributions or otherwise generate parent liquidity may be reduced to the extent they are unable to generate sufficient distributable income or in the event regulators suspend or otherwise restrict dividends or other payments from subsidiaries to parent companies.
We are exposed to risk from equity market declines or volatility.
Equity market declines or market volatility have, and could continue to have a material adverse effect on our investment returns, our business, results of operations, financial condition, capital and liquidity. For example, equity market declines or volatility have and could, among other things, decrease the asset value of our annuity, variable life and advisory and brokerage contracts which, in turn, would reduce the amount of revenue we derive from fees, including mortality and expense fees, charged on those account and asset values. While our variable annuity business is sensitive to interest rate and credit spreads, it is also highly sensitive to equity markets, and a sustained weakness or stagnation in equity markets could decrease our revenues and earnings with respect to those products and therefore our liquidity. At the same time, for annuity contracts that include GLBs, equity market declines increase the amount of our potential financial obligations related to such GLBs.
Equity market declines and market volatility can negatively impact the value of and returns on equity securities we hold for investment, which could in turn reduce the statutory surplus of certain of our insurance subsidiaries.
We hedge certain risks associated with equity market declines and volatility. Equity market declines could increase the cost of executing GLB-related hedges beyond what was anticipated in the pricing of the contracts being hedged. This has resulted in an increase in reserves related to those contracts, net of any proceeds from our hedging strategies. We may not be able to effectively mitigate the equity market volatility of our portfolio. To the extent we employ hedging strategies, we may not be able to fully mitigate equity market volatility with such hedges. We may sometimes choose based on economic considerations and other factors not to hedge and not to fully mitigate equity market volatility risks. Similarly, equity market declines have also impacted GMDBs, which have also resulted in a decrease in revenues and increase in the amount of our potential financial obligation related to such GMDBs.
Equity market declines and volatility may also influence policyholder behavior, adversely impacting the levels of surrenders and withdrawals, as well as the amounts withdrawn from our annuity, variable life and advisory and brokerage contracts. Such equity market declines and volatility may also cause policyholders to reallocate a portion of their account balances to more conservative investment options (which may have lower fees). As a result, our future profitability and liquidity could be negatively impacted, and our benefit obligations could increase, particularly if they were to remain in such options during an equity market increase.
In addition, equity market volatility could reduce demand for variable products relative to fixed products. Market volatility could result in changes to the fair value of our MRBs which include GLB and GMDB liabilities, which could increase the volatility of our earnings. Lastly, periods of high market volatility or adverse conditions could decrease the availability or increase the cost of hedges, including derivatives.
We are exposed to risk from the COVID-19 pandemic.
The COVID-19 pandemic has caused significant societal disruption and had adverse economic impacts on our business, such as volatility in the capital markets, negative impacts on our commercial real estate investments, disruptions in the labor market, supply chain disruption, mortality increases as compared to pricing expectations and an inflationary environment. We cannot estimate the full extent to which the pandemic has caused and may continue to cause certain risks to our business, including those discussed herein.
Our insurance business experienced, and continues to experience, increased claim volumes. Beginning in March 2020 and continuing through March 31, 2023, we experienced an increase in mortality claims as compared to our historical pricing assumptions, which may continue until the COVID-19 pandemic subsides in its entirety. In addition, COVID-19 adversely affected our premiums and deposits in some of our product lines. If there are any future “surges” of COVID-19 variants, these impacts may continue.
Within our investment portfolio, there is concentrated exposure to certain segments of the economy, including real estate and real estate-related investments, which exposes us to negative impacts of the COVID-19 pandemic, such as the deferral of mortgage payments, renegotiated commercial mortgage loans, commercial real estate vacancies or outright mortgage defaults, and potential acceleration of macro trends such as work from home and online shopping, which may negatively impact certain industries, such as retail which is not web-based.
In light of the COVID-19 pandemic, we implemented a hybrid model whereby employees work from home as well as our offices. Changes in our workforce dynamics as a result of COVID-19 and government responses to the pandemic, including wage inflation, may increase our costs and the risk of errors due to turnover, remote work and inexperience.
Due to the evolving and disruptive nature of the COVID-19 pandemic, we could experience other potential impacts, including, but not limited to, increased mortality and morbidity expectations from longer term consequences of COVID-19 infections, potential impairment charges to the carrying amounts of goodwill and deferred tax assets. Further, new and potentially unforeseen risks beyond those described above and in other risk factors herein may arise as a result of COVID-19.
Risks Relating to Insurance Risk and Related Exposures
The amount and timing of insurance liability claims are difficult to predict.
For our business, establishment and ongoing calculations of reserves for future policy benefits and related reinsurance assets as well as embedded derivatives and MRBs is a complex process, with significant judgmental inputs, assumptions and modeling techniques, in each case yielding corresponding results which may be inaccurate or incorrect. We make assumptions regarding mortality, morbidity, discount rates, persistency and policyholder behavior at various points, including at the time of issuance and in subsequent reporting periods. An increase in the valuation of the liability could result to the extent emerging and actual experience deviates from these assumptions. The inputs and assumptions used in connection with calculations of reserves for future policy benefits are inherently uncertain. Experience may develop adversely such that additional reserves must be established or the value of MRBs or embedded derivatives may increase. Adverse experience could arise out of a number of factors, including, but not limited to, a severe short-term event, such as a pandemic or changes to policyholder behavior during stressed economic periods, or due to mis-estimation of long-term assumptions such as mortality, interest rates, credit spreads, equity market levels and volatility and persistency assumptions. Certain variables, such as policyholder behavior, are difficult to estimate and can have a significant impact on future policy benefits, MRBs and embedded derivatives. We review and update actuarial assumptions at least annually, typically in the third quarter for reserves, MRBs and embedded derivatives. Additionally, we regularly carry out cash flow testing for statutory reporting. If actual experience or revised future expectations result in projected future losses, we may be required to record additional liabilities through a charge to policyholder benefit expense, net realized gains or losses, or changes in market risk benefits in the then-current period, which could negatively affect our business, results of operations, financial condition and liquidity. For a further discussion of our loss reserves, see Note 12 and Note 13 to the audited annual consolidated financial statements.
Reinsurance may not be available or economical and may not be adequate to protect us against losses.
We purchase third-party reinsurance and we use reinsurance as part of our overall risk management strategy. Reinsurers may attempt to increase rates with respect to our existing reinsurance arrangements, and their ability to increase rates depends upon the terms of each reinsurance contract and the market environment when we negotiate reinsurance arrangements for our in-force and new business. An increase in reinsurance rates may affect the profitability of our insurance business. Additionally, such a rate increase may lead to and has resulted in a recapture of the business, which may result in a need for additional reserves and increase our exposure to claims. Reinsurance for new business may be more difficult or costly to obtain in the event of prolonged or severe adverse mortality or morbidity experience. We may, at certain times, be forced to incur additional costs for reinsurance or may be unable to obtain sufficient reinsurance on acceptable terms. In the latter case, we would have to accept an increase in exposure to risk and the increase in volatility of mortality experience on a going-forward basis, reduce the maximum policy size and amount of business written by our subsidiaries going forward or seek alternatives in line with our risk limits or a combination thereof.
The insolvency of one or more of our reinsurance counterparties, or the inability or unwillingness of such reinsurers to make timely payments under the terms of our contracts or payments in an amount equal to our expected reinsurance recoverables, could have a material adverse effect on our business, results of operations, financial condition and liquidity. Additionally, we are exposed to credit risk with respect to our reinsurers to the extent the reinsurance receivable is not secured, or is inadequately secured, by collateral or does not benefit from other credit enhancements. We bear the risk that a reinsurer is, or may be, unable to pay amounts we have recorded as reinsurance receivables for any reason, including that:
•the reinsurance transaction performs differently than we anticipated as compared to the original structure, terms or conditions;
•the terms of the reinsurance contract do not reflect the intent of the parties to the contract or there is a disagreement between the parties as to their intent;
•the terms of the contract are interpreted by a court or arbitration panel differently than expected;
•a change in laws and regulations or accounting principles, or in the interpretation of the laws and regulations or accounting principles, materially impacts a reinsurance transaction; or
•the terms of the contract cannot be legally enforced.
Further, we face the risk of financial responsibility for risks related to assumed reinsurance, including claims made by the ceding company.
Our subsidiaries also utilize intercompany reinsurance arrangements to provide capital benefits to their affiliated cedants. We have also pursued, and may continue to pursue, reinsurance transactions with external parties and permitted practices to manage the capital impact of statutory reserve requirements under applicable reserving rules, including principle-based reserving (“PBR”). The application of actuarial guidelines and PBR involves numerous interpretations. If state insurance departments do not agree with our interpretations or if regulations change with respect to our ability to manage the capital impact of certain statutory reserve requirements, our statutory reserve requirements could increase, or our ability to take reserve credit for reinsurance transactions could be reduced or eliminated. Additionally, if our ratings decline, we could incur higher costs to obtain reinsurance, each of which could adversely affect sales of our products and our financial condition or results of operations.
We are exposed to risk from our agreements with Fortitude Re.
As of March 31, 2023, $27.2 billion of reserves related to business written by us had been ceded to Fortitude Re under reinsurance transactions. These reserve balances are fully collateralized pursuant to the terms of the reinsurance transactions. Our subsidiaries continue to remain primarily liable to policyholders under the business reinsured with Fortitude Re. As a result, if Fortitude Re is unable to successfully operate, or other issues arise that affect its financial condition or ability to satisfy or perform its obligations to our subsidiaries, we could experience a material adverse effect on our results of operations, financial condition and liquidity to the extent the amount of collateral posted in respect of our reinsurance receivable is inadequate. Further, as is customary in similar reinsurance agreements, upon the occurrence of certain termination and recapture triggers, our subsidiaries may elect or may be required, to recapture the business ceded under such reinsurance agreements, which would result in a substantial increase to our insurance liabilities and statutory capital requirements and may require us to raise capital to recapture such ceded business. These termination and recapture triggers include Fortitude Re becoming insolvent or being placed into liquidation, rehabilitation, conservatorship, supervision, receivership, bankruptcy or similar proceedings, certain regulatory ratios falling below certain thresholds, Fortitude Re’s failure to perform under the reinsurance agreements with us or its entry into certain transactions without receiving our consent. While we currently hold a less than 3% interest in, and are entitled to a seat on the board of Fortitude Re Bermuda, the indirect parent of Fortitude Re, our ability to influence Fortitude Re’s operations is limited.
As the reinsurance transactions between us and Fortitude Re are structured as modified coinsurance (“modco”), the manner in which we account for these reinsurance arrangements has led, and will continue to lead, to volatility in our results of operations. In modco arrangements, the investments supporting the reinsurance agreements, and which reflect the majority of the consideration that would be paid to the reinsurer for entering into the transaction, are withheld by, and therefore continue to reside on the balance sheet of, the ceding company (i.e., Corebridge) thereby creating an obligation for the ceding company to pay the reinsurer (i.e., Fortitude Re) at a later date. Additionally, as our applicable insurance subsidiaries maintain ownership of these investments, we will maintain the existing accounting for these assets (e.g., the changes in fair value of available for sale securities will be recognized within other comprehensive income (“OCI”)). Under the modco arrangement, our applicable insurance subsidiaries have established a funds withheld payable to Fortitude Re while simultaneously establishing a reinsurance asset representing reserves for the insurance coverage that Fortitude Re has assumed. The funds withheld payable contains an embedded derivative, and changes in fair value of the embedded derivative related to the funds withheld payable are recognized in earnings through realized gains (losses). This embedded derivative is considered a total return swap with contractual returns that are attributable to various assets and liabilities associated with these reinsurance agreements. As a result of changes in the fair value of the embedded derivative, we experience volatility in our GAAP net income.
Risks Relating to Our Investment Portfolio, Liquidity, Capital and Credit
Gross unrealized losses on fixed maturity securities may be realized or result in future impairments.
Substantially all of the fixed maturity securities we hold are classified as available-for-sale and, as a result, are reported at fair value. Unrealized gains or losses on available-for-sale securities are recognized as a component of other comprehensive income (loss) and are, therefore, excluded from net earnings. The accumulated change in estimated fair value of these available-for-sale securities is recognized in net earnings when the gain or loss is realized upon the sale of the security, when it is determined that an allowance for credit losses is necessary or when all or a portion of the unrealized loss on a security is recognized. The determination of the amount of the allowance for credit losses varies by investment type and is based upon our periodic evaluation and assessment of known and inherent risks associated with the respective asset class. There can be no assurance that our management has accurately assessed the level of the allowance recorded sufficiently with respect to the actual realized losses in the future, which is reflected in our financial statements. With respect to unrealized losses, we establish deferred tax assets for the tax benefit we may receive in the event that losses are realized. The realization of significant realized losses could result in an inability to recover the tax benefits and may result in the establishment of valuation allowances against our deferred tax assets. Realized losses or increases in our allowance for credit losses may have a material adverse impact on our results of operations in a particular quarterly or annual period.
The occurrence of an economic downturn, changes in macroeconomic conditions, geopolitical events, acts of corporate malfeasance, widening credit spreads, or other events that adversely affect the issuers or guarantors of securities we own or the underlying collateral of structured securities we own could cause the estimated fair value of our fixed maturity securities portfolio and corresponding earnings to decline and cause the default rate of the fixed maturity securities in our investment portfolio to increase. A ratings downgrade affecting issuers or guarantors of particular securities we hold, or similar trends, could worsen the credit quality of issuers or guarantors and cause the valuation of such securities to decline. With economic uncertainty, credit quality of issuers or guarantors could be adversely affected. Similarly, a ratings downgrade affecting a security we hold could indicate the credit quality of that security has deteriorated and could increase statutory capital requirements. Write-downs or impairments, which are impacted by intent to sell, or our assessment of the likelihood that we will be required to sell, fixed maturity securities would cause a loss of earnings and a decrease in statutory surplus. Realized losses or allowances for credit losses on these securities may have a material adverse effect on our business, results of operations, financial condition and liquidity.
Corebridge Parent’s ability to access funds from our subsidiaries is limited.
Corebridge Parent is a holding company for all of our operations, and it is a legal entity separate from our subsidiaries. It depends on dividends, distributions and other payments from our subsidiaries to fund the return of capital to its shareholders, to pay corporate operating expenses, to make interest and principal payments due on outstanding debt and other obligations, to pay taxes and to make other investments. The majority of our assets are held by our regulated subsidiaries. The inability of Corebridge Parent to receive dividends, distributions or other payments from our subsidiaries could have a material adverse effect on our business, results of operations, financial condition and liquidity, and restrict our ability to meet our obligations or return capital to stockholders. It could also restrict our flexibility to meet capital and liquidity needs of our subsidiaries, maintain statutory capital requirements of our insurance subsidiaries at target levels in times of stress, comply with rating agency requirements, meet unexpected cash flow obligations, satisfy capital maintenance and guarantee agreements and collateralize debt with respect to certain subsidiaries.
For our subsidiaries, the principal sources of liquidity are premiums and fees, income from our investment portfolio and other income generating assets or activities. The ability of our subsidiaries to pay dividends, distributions or other payments to us in the future will depend on their earnings, tax considerations, covenants contained in any financing or other agreements and applicable regulatory restrictions or actions. In addition, such payments could be limited as a result of claims against our subsidiaries by their creditors, including policyholders, suppliers, vendors and lessors.
Specific to our insurance subsidiaries, the ability to pay dividends, distributions or make other payments to Corebridge Parent depends on their ability to meet applicable regulatory standards and receive regulatory approvals, which are based in part on an insurance subsidiary’s statutory income, capital and surplus and unassigned funds for the prior year. Changes in, or reinterpretations of, these regulatory standards could constrain the ability of our subsidiaries to pay dividends, distributions or make other payments in sufficient amounts and at times necessary to meet our obligations. Further, our subsidiaries have no obligation to pay amounts due on Corebridge Parent’s obligations or to make funds available to Corebridge Parent for such payments.
Our decision to pursue strategic changes or transactions in our business and operations may also subject our subsidiaries’ dividend plans to heightened regulatory scrutiny and could make obtaining regulatory approvals for extraordinary distributions by our subsidiaries, if any are sought, more difficult.
If our liquidity is insufficient to meet our needs, we may draw on our committed revolving credit facility or seek third-party financing, including through the capital markets, or other sources of liquidity, which may not be available or could be prohibitively expensive. The availability and cost of any additional financing at any given time depends on a variety of factors, including general market conditions, the volume of trading activities, the overall availability of credit, regulatory actions, our credit ratings and our credit capacity. It is also possible that, as a result of such recourse to external financing, customers, lenders or investors could develop a negative perception of our short- or long-term financial prospects. Disruptions, volatility and uncertainty in the financial markets, and downgrades in our financial strength or credit ratings, may limit or prevent our ability to access external capital markets or other financing sources on favorable terms. If we are unable to satisfy the capital or liquidity needs of a subsidiary, the credit rating agencies could downgrade our subsidiary’s financial strength ratings or the subsidiary could become insolvent or, in certain cases, could be seized by its regulator.

We have incurred and may incur additional indebtedness.
We have historically relied upon AIG for financing and for other financial support. We are no longer able to rely on AIG’s earnings, assets or cash flows, and are responsible for servicing our own indebtedness, obtaining and maintaining sufficient working capital and returning capital to our stockholders. In addition, despite our indebtedness levels, we may be able to incur substantially more indebtedness under the terms of our debt agreements. Any such incurrence of additional indebtedness would increase the risks created by our level of indebtedness.
Our ability to make payments on and to refinance our existing or future indebtedness will depend on our ability to generate cash in the future from operations, financing or asset sales.
Overall, our ability to generate cash is subject to business and investment performance, which can be influenced by economic, financial market, competitive, legislative and regulatory factors, client behavior, our IFS ratings, and other factors that are beyond our control. Our ability to generate cash from financing sources can be influenced by our credit and long-term debt ratings. We may not generate sufficient funds to service our debt and meet our business needs, such as funding working capital or the expansion of our operations. If we are not able to repay or refinance our debt as it becomes due, we may be subject to increased regulatory supervision, and ultimately, receivership or similar proceedings, and we could be forced to take unfavorable actions, including business and legal entity restructuring, limited new business investment, asset sales or dedicating an unsustainable level of our cash flow from operations to the payment of principal and interest on our indebtedness. In addition, our ability to withstand competitive pressures and react to changes in our industry could be impaired. In the event of default, the lenders who hold our debt could accelerate amounts due, which could potentially trigger a default or an acceleration of the maturity of other debt.
In addition, the level of our indebtedness could put us at a competitive disadvantage compared to our competitors that are less leveraged than us. These competitors could have greater financial flexibility to pursue business strategies and secure financing for their operations. The level of our indebtedness could also impede our ability to withstand downturns in our industry or the economy in general.
On May 12, 2022, we entered into a $2.5 billion committed revolving credit facility and, on February 25, 2022, we entered into two delayed draw term loan facilities with an aggregate commitment of $9.0 billion. We subsequently terminated in full one of the delayed draw term loan facilities in the aggregate principal amount of $6.0 billion and reduced commitments under the other delayed draw term loan facility from $3.0 billion to $2.5 billion. Additionally, in conjunction with the $1.0 billion offering of fixed-to-fixed reset rate junior subordinated notes, the delayed draw term loan facility was further reduced to $1.5 billion. On September 15, 2022, Corebridge Parent borrowed an aggregate principal amount of $1.5 billion under the delayed draw term loan facility under our unsecured Three-Year Delayed Draw Term Loan Agreement (the “Three-Year DDTL Facility”).
Our rights to borrow funds under the committed revolving credit and delayed draw term loan facilities are subject to the fulfillment of certain conditions, including compliance with all covenants and the making of certain representations and warranties. Our failure to comply with the covenants in these facilities or fulfill the conditions to borrowings, or the failure of lenders to fund their lending commitments (whether due to insolvency, illiquidity or other reasons) in the amounts provided for under the terms of the facilities, would restrict our ability to access the facilities when needed, harm our ability to meet our obligations, restrict our ability to raise further debt and, consequently, could have a material adverse effect on our business, results of operations, financial condition and liquidity and restrict our ability to meet our obligations or return capital to our stockholders.
Our ability to refinance all or a portion of our indebtedness or obtain additional financing depends on many factors outside our control.
On September 15, 2022, Corebridge Parent borrowed an aggregate principal amount of $1.5 billion under the Three-Year DDTL Facility. The Three-Year DDTL Facility will end on June 21, 2023, unless prior to that date Corebridge Parent elects to continue the loan, or a portion of it, for an additional period. The Three-Year DDTL Facility matures on February 25, 2025. There are no remaining available commitments outstanding under the Three-Year DDTL Facility.

We may be unable to refinance our indebtedness on terms acceptable to us or at all. Market disruptions, such as those experienced in 2008, 2009 and 2020 and ongoing geopolitical concerns, as well as our indebtedness level, may increase our cost of borrowing or adversely affect our ability to refinance our obligations as they become due. If we are unable to refinance our indebtedness or access additional credit, or if short-term or long-term borrowing costs dramatically increase, our ability to meet our short and long-term obligations could be adversely affected, which would have a material adverse effect on our business, financial condition, results of operations, financial condition and liquidity and restrict our ability to meet our obligations or return capital to our stockholders.
We may not be able to generate cash to meet our needs due to the illiquidity of some of our investments.
We have a diversified investment portfolio. However, economic conditions, as well as adverse capital market conditions, including a lack of buyers, the inability of potential buyers to obtain financing on reasonable terms, general market volatility, credit spread changes, interest rate changes, foreign currency exchange rates and/or decline in collateral values have in the past impacted, and may in the future impact, the liquidity and value of our investments.
For example, we have made investments in certain securities that are generally considered less liquid, including certain fixed income and structured securities, privately placed securities, investments in private equity and hedge funds, mortgage loans, finance receivables and real estate. The reported values of our relatively less liquid types of investments do not necessarily reflect the values achievable in a stressed market environment for those investments. If we are forced to sell certain of our more illiquid assets on short notice, we could be unable to sell them for the prices at which we have recorded them or at all, and we could be forced to sell them at significantly lower prices, which could cause a material adverse effect on our business, results of operations, financial condition and liquidity and restrict our ability to meet our obligations or return capital to our stockholders. Additionally, adverse changes in the valuation of real estate and real estate-linked assets, deterioration of capital markets and widening credit spreads have in the past, and may in the future, materially adversely affect the liquidity and the value of our investment portfolios, including our residential and commercial mortgage-related securities portfolios.
Our valuation of investments and derivatives involves the application of methodologies and assumptions to derive estimates that may differ from actual experience.
It has been and may continue to be difficult to value certain of our investments or derivatives that are not actively traded. There also may be cases where certain assets in normally active markets with significant observable data become inactive with insufficient observable data due to the financial environment or market conditions in effect at that time. As a result, valuations may include inputs and assumptions that are less observable or require greater estimation and judgment as well as valuation methods that are more complex. These values may not be realized in a market transaction, may not reflect the value of the asset and may change very rapidly as market conditions change and valuation assumptions are modified. Decreases in value and/or an inability to realize that value in a market transaction or other disposition may have a material adverse effect on our business, results of operations, financial condition and liquidity or lead to volatility in our profitability.
The IFS ratings of our insurance companies or our credit ratings could be downgraded.
IFS ratings are an important factor in establishing the competitive position of insurance companies. IFS ratings measure an insurance company’s ability to meet its obligations to contract holders and policyholders.
Credit rating agencies estimate a company’s ability to meet its ongoing financial obligations and high IFS and credit ratings help maintain public confidence in a company’s products, facilitate marketing of products and enhance competitive position. Downgrades of the IFS ratings of our insurance companies, including related to changes in rating agency methodologies, could prevent these companies from selling, or make it more difficult for them to succeed in selling, products and services, make it more difficult for them to enter into new reinsurance contracts or obtain it on reasonable terms, or result in increased policy cancellations, lapses and surrenders, termination of, or increased collateral posting obligations under, assumed reinsurance contracts, or return of premiums. A downgrade in our credit ratings could result in a downgrade of the IFS ratings of our insurance or reinsurance subsidiaries.

Similarly, a downgrade of the IFS ratings of our insurance and reinsurance subsidiaries could result in a downgrade in our credit ratings.
In addition, a downgrade of our long-term debt ratings by one or more of the major rating agencies, including related to changes in rating agency methodologies, could increase our financing costs and collateral requirements and limit the availability of financing, making it more difficult to refinance maturing debt obligations such as our delayed draw term loan facility and our revolving credit facility, and support business and investment strategies. A downgrade could also impede our ability to maintain or improve the IFS ratings of our insurance subsidiaries. Additionally, a downgrade in our insurance subsidiaries’ IFS ratings or our credit ratings could cause counterparties to limit or reduce their exposure to us and thus reduce our ability to manage our market risk exposures effectively during times of market stress. Such a downgrade could materially and adversely affect our business, results of operations, financial condition and liquidity.
A downgrade of the long-term debt ratings of Corebridge or AIGLH below ratings of Baa3 by Moody’s Investor Service Inc. (“Moody’s”) or BBB- by Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc. (“S&P”), will require us to collateralize, with eligible collateral, an amount equal to the sum of 100% of the principal amount outstanding under AIGLH’s outstanding $427 million aggregate principal amount of notes and junior subordinated debentures (“AIGLH Notes and Junior Subordinated Debentures”) at any given time, any related accrued and unpaid interest, and 100% of the net present value of scheduled interest payments with respect to such debt and notes. Collateralization of the principal amount outstanding under the AIGLH Notes and Junior Subordinated Debentures could materially and adversely affect our business, results of operations, financial condition and liquidity.
For information on our credit ratings, see “Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Credit Ratings.”
We are exposed to risks from our participation in securities lending or repurchase programs.
We may participate in securities lending programs whereby securities are loaned to third-party borrowers. We generally obtain cash collateral in an amount based upon the estimated fair value of the loaned securities. A return of loaned securities by a borrower requires us to return the cash collateral associated with such loaned securities. In some cases, the fair value of the loaned securities could be below the amount of cash collateral we received, and we must return some cash collateral. Additionally, we use the cash collateral we receive in cash management, contingent liquidity and hedging programs. In some cases, if our securities lending arrangements are terminated earlier than their maturity date, we may be required to return cash collateral earlier than anticipated, resulting in less cash available for such purposes. We may also participate in a repurchase and reverse repurchase program for our investment portfolios whereby we sell, or purchase, fixed income securities to or from third-party repurchase counterparties, primarily major brokerage firms and commercial banks, with a concurrent agreement to repurchase or sell substantially similar securities at a predetermined price and future date.
At all times during the term of the repurchase agreements, cash collateral, received and returned on a daily basis, is required to be maintained at a level that is sufficient to fund substantially all of the cost of purchasing replacement securities. In some cases, the fair value of the securities could be below the agreed repurchase price and we must provide additional cash collateral. Additionally, we invest the cash collateral we receive from the repurchase program in certain long-dated corporate bonds. If we are required to return cash collateral under the repurchase program earlier than expected, we may need to sell those bonds at a price lower than anticipated and may have less cash available. Further, we may be unable to roll over each arrangement under the repurchase program if the relevant counterparty refuses such rollover.
Under both securities lending and repurchase programs, defaults by third-party repurchase counterparties could result in the applicable counterparty failing to post cash collateral to us or complying with their other obligations under the relevant agreements. Also, market conditions on the maturity date could limit our ability to enter into new agreements. Our inability to enter into new securities lending or repurchase agreements would require us to return the cash collateral proceeds associated with such transactions on the maturity date.

If we are required to return significant amounts of cash collateral and are forced to sell securities to meet the return obligation, we could have difficulty selling securities in a timely manner, be forced to sell securities in a volatile or illiquid market for less than we otherwise would have been able to realize under normal market conditions, or both.
The repurchase and securities lending programs we manage are subject to technical and fundamental market risks which can broadly impact the financial markets. Under adverse capital market and economic conditions, liquidity could broadly deteriorate, which would further restrict our ability to sell securities and require us to provide additional collateral and sell securities for less than the price at which we recorded them, and third-party repurchase counterparties could fail to post cash collateral to us or default on their other obligations, which, in each case, could cause a material adverse effect on our business, results of operations, financial condition and liquidity.
Changes in the method for determining LIBOR and the continuing phase out of LIBOR and uncertainty related to LIBOR replacement rates may affect our business, results of operations, financial condition and liquidity.
We have assets, liabilities and obligations with interest rates tied to the London Interbank Offered Rate (“LIBOR”) for U.S. dollars and other currencies. Starting January 1, 2022, all LIBOR settings either ceased to be provided by any administrator, or are no longer representative for all non-U.S. dollar LIBOR settings and one-week and two-month U.S. dollar (“USD”) LIBOR settings, and we expect the same will occur immediately after June 30, 2023 for the remaining USD LIBOR settings.
Alternative rates and recommendations on contractual language changes to effect fallback rate determination methodologies upon the cessation of, or non-representative declaration regarding, LIBOR rates have been advanced by various regulators and market participants, including the Alternative Reference Rates Committee of the United States Federal Reserve (“ARRC”), the International Swaps and Derivatives Association (“ISDA”), and the UK FCA. In particular, for U.S. dollar LIBOR, the ARRC has selected the Secured Overnight Financing Rate (“SOFR”) as its preferred replacement benchmark and has formally recommended, in limited cases, a term rate based on SOFR and for British pound sterling, relevant authorities have promoted use of Sterling Overnight Index Average (“SONIA”) as a replacement for LIBOR. Certain of these recommendations were formalized into contractual amendments through an ISDA protocol among market participants that agreed to be bound by these provisions. In addition, legislative action by the U.S. Congress imposes changes to certain LIBOR transactions governed by U.S. law to address the lack of fallback rate determination methodologies under certain circumstances. However, the market transition away from LIBOR to alternative reference rates, including SOFR or SONIA, is complex and could result in disruptions, among other things, due to differences between LIBOR (an unsecured forward-looking term rate) and alternative rates that are based on historical measures of overnight secured rates. There can be no assurance that the various recommendations, contractual amendments or legislative actions will be effective at preventing or mitigating disruption as a result of the transition.
The consequences of LIBOR reform could adversely affect the market for LIBOR-based securities, the payment obligations under our existing LIBOR-based liabilities and our ability to issue funding agreements bearing a floating rate of interest, as well as the value of financial and insurance products tied to LIBOR, our investment portfolio or the substantial amount of derivatives contracts we use to hedge our assets, insurance and other liabilities.
We cannot be certain that measures taken by us to address the transition from LIBOR will effectively mitigate potential risks related to such transition. In addition, we anticipate there may be additional risks to our current processes and information systems that will need to be identified and evaluated by us. Uncertainty as to the nature of such potential changes, alternative reference rates or other reforms could materially and adversely affect our business, results of operations, financial condition and liquidity.
We are exposed to counterparty credit risk.
We are exposed to credit risk arising from exposures to various counterparties related to investments, derivatives, premiums receivable and reinsurance recoverables. These counterparties include, but are not limited to, issuers of fixed income and equity securities we hold, borrowers of loans we hold, customers, plan sponsors, trading counterparties, counterparties under swaps and other derivative instruments, reinsurers, clearing agents, exchanges, clearing houses, custodians, brokers and dealers, commercial banks, investment banks, intra-group counterparties with respect to derivatives and other third parties, financial intermediaries and institutions, and guarantors. These counterparties may default on their obligations to us due to bankruptcy, insolvency, receivership, financial distress, lack of liquidity, adverse economic conditions, operational failure, fraud, government intervention and other reasons.
In addition, for exchange-traded derivatives, such as futures, options as well as “cleared” over-the-counter derivatives, we are generally exposed to the credit risk of the relevant central counterparty clearing house and futures commission merchants through which we clear derivatives. For uncleared over-the-counter derivatives, we are also generally exposed to the credit risk of the third-party custodians at which margin collateral that we post, or is posted to us by our counterparties, is held as a result of regulatory or contractual requirements. With respect to transactions in which we acquire a security interest in collateral owned by the borrower, our credit risk could be exacerbated when the collateral cannot be realized or if we cannot offset our exposures through derivative transactions, reinsurance and underwriting arrangements, unsecured money market and prime funds and equity investments. Additionally, if the underlying assets supporting the structured securities we invest in are expected to default or actually default on their payment obligations, our securities may incur losses.
We assume pension obligations from plan sponsors, including obligations in respect of current employees of the plan sponsor. If the plan sponsor experiences financial distress that results in bankruptcy or significant terminations or otherwise experiences substantial turnover of employees active under the plan, its employees may be entitled to rights under the pension plan, such as lump-sum payments. To the extent that a plan sponsor experiences a significant turnover event, we may not achieve the targeted return expected at the time the PRT transaction was priced. Further, when we invest on a short-term basis the cash collateral pledged to us by our derivative instruments counterparties in unsecured money markets, prime funds and bank demand deposit accounts, we are exposed to the credit risk of financial institutions where we invest funds received as collateral. Any resulting loss or impairments to the carrying value of these assets or defaults by these counterparties on their obligations to us could have a material adverse effect on our business, results of operations, financial condition and liquidity. See “Business—Regulation—Dodd Frank” for further discussion.
In the event of a credit risk event such as an insolvency of, or the appointment of a receiver to rehabilitate or liquidate, a significant competitor, such appointment may impact consumer confidence in the products and services we offer, which could negatively impact our business.
Our exposure to credit risk may be exacerbated in periods of market or credit stress, as derivative counterparties take a more conservative view of their acceptable credit exposure to us, resulting in reduced capacity to execute derivative-based hedges when we need it most.
Risks Relating to Business and Operations
Pricing for our products is subject to our ability to adequately assess risks and estimate losses.
We seek to price our products such that premiums, policy fees, other policy charges and future net investment income earned on assets will result in an acceptable profit in excess of expected claims driven by policyholder mortality and behavior (such as exercising options and guarantees in the policy or allowing their policy to lapse), assumed expenses, taxes and the cost of capital.
Our business is dependent on our ability to price our products effectively and charge appropriate fees and other policy charges. Pricing adequacy depends on a number of factors and assumptions, including proper evaluation of insurance risks, our expense levels, expected net investment income to be realized, our response to rate actions taken by competitors, our response to actions by distributors, legal and regulatory developments, and long-term assumptions regarding interest rates, credit spreads, investment returns, operating costs and the expected persistency of certain products, which is the probability that a policy will remain in force from one period to the next. For example, some of our life insurance policies and annuity contracts provide management the limited right to adjust certain non-guaranteed charges or benefits and interest crediting rates if necessary, subject to guaranteed minimums or maximums, and the exercise of these rights could result in reputational and/or litigation risk.
Management establishes target returns for each product based upon these factors, certain underwriting assumptions and capital requirements, including statutory, GAAP and economic capital models. We monitor and manage pricing and sales to achieve target returns on new business, but we may not be able to achieve those returns due to the factors discussed above. Profitability from new business emerges over a period of years, depending on the nature of the product, and is subject to variability as actual results may differ from pricing assumptions.
Our profitability depends on multiple factors, including the impact of actual mortality, longevity, morbidity and policyholder behavior experience as compared to our assumptions; the adequacy of investment margins; our management of market and credit risks associated with investments, including the cost of hedging; our ability to maintain premiums and contract charges at a level adequate to cover mortality, benefits and contract administration expenses; the adequacy of contract charges and availability of revenue from providers of investment options offered in variable contracts to cover the cost of product features and other expenses; and management of operating costs and expenses. Inadequate pricing and the difference between estimated results of the above factors compared to actual results could have a material adverse effect on our business, results of operations, financial condition and liquidity.
Guarantees within certain of our products may increase the volatility of our results.
Certain of our annuity and life insurance products include features that guarantee a certain level of benefits, including guaranteed minimum death benefits, guaranteed living benefits, including guaranteed minimum income benefits, and products with guaranteed interest crediting rates, including crediting rate guarantees tied to the performance of various market indices. Many of these features are accounted for at fair value as either MRBs or embedded derivatives under GAAP, and they have significant exposure to capital markets and insurance risks. An increase in valuation of liabilities associated with the guaranteed features results in a decrease in our profitability and, depending on the magnitude of any such increase, could materially and adversely affect our financial condition, including our capitalization, as well as our financial strength ratings.
We employ a capital markets hedging strategy to partially offset the economic impacts of movements in equity, interest rate and credit markets, however, our hedging strategy may not effectively offset movements in our GAAP equity or our statutory surplus and capital requirements and may otherwise be insufficient in relation to our obligations. Furthermore, we are subject to the risk that changes in policyholder behavior or actual levels of mortality/longevity as compared to assumptions in pricing and reserving, combined with adverse market events, could produce losses not addressed by the risk management techniques employed. These factors, individually or collectively, may have a material adverse effect on our business, results of operations, financial condition and liquidity including our ability to receive dividends from our operating companies.
Changes in interest rates result in changes to the fair value liability. All else being equal, higher interest rates generally decrease the fair value of our liabilities, which increases our earnings, while low interest rates generally increase the fair value of our liabilities, which decreases our earnings. A prolonged low interest rate environment or a prolonged period of widening credit spreads may also subject us to increased hedging costs or an increase in the amount of statutory reserves that our insurance subsidiaries are required to hold for our liabilities, lowering their statutory surplus, which would adversely affect their ability to pay dividends. In addition, it may also increase the perceived value of our benefits to our policyholders, which in turn may lead to a higher than expected benefit utilization and persistency of those products over time.
Differences between the change in fair value of the GAAP MRBs and embedded derivatives, as well as associated statutory and tax liabilities, and the value of the related hedging portfolio may occur and can be caused by movements in the level of equity, interest rate and credit markets, market volatility, policyholder behavior, and mortality/longevity rates that differ from our assumptions and our inability to purchase hedging instruments at prices consistent with the desired risk and return trade-off. In addition, we may sometimes choose not to hedge or fully mitigate these risks, based on economic considerations and other factors. The occurrence of one or more of these events has in the past resulted in, and could in the future result in, an increase in the fair value of liabilities associated with the guaranteed benefits without an offsetting increase in the value of our hedges, or a decline in the value of our hedges without an offsetting decline in our liabilities, thus reducing our results of operations and shareholders’ equity.

We are exposed to risks from our use of derivative instruments to hedge market risks associated with our liabilities.
Our risk management strategy seeks to mitigate the potential adverse effects of changes in capital markets, specifically changes in equity markets, foreign exchange rates and interest rates on guarantees related to variable annuities, fixed index annuities and index universal life insurance, and liability guarantees associated with our GLBs for certain products such as variable annuities, fixed index annuities and fixed annuities. The strategy primarily relies on hedging strategies using derivatives instruments and, to a lesser extent, reinsurance.
Derivative instruments primarily composed of futures, swaps and options on equity indices and interest rates are an essential part of our hedging strategy and are selected to provide a measure of economic protection. We utilize a combination of short-term and longer-term derivative instruments to have a laddered maturity of protection and reduce rollover risk during periods of market disruption or higher volatility. As of March 31, 2023, notional amounts on our derivative instruments totaled $155 billion. We manage the potential credit exposure for derivative instruments through utilization of financial exchanges, ongoing evaluation of the creditworthiness of counterparties, the use of ISDA and collateral agreements, and master netting agreements.
In connection with our hedging program, we may decide to seek the approval of applicable regulatory authorities to permit us to increase our limits with respect to derivatives transactions used for hedging purposes consistent with those contemplated by the program. No assurance can be given that any of our requested approvals will be obtained and whether, if obtained, any such approvals will not be subject to qualifications, limitations or conditions. If our capital is depleted in the event of persistent market downturns, we may need to replenish it by holding additional capital, which we may have allocated for other uses, or purchase additional hedging protection through the use of more expensive derivatives with strike levels at then-current market levels. Under our hedging strategy, period-to-period changes in the valuation of our hedges relative to the guaranteed liabilities may result in significant volatility to certain of our profitability measures, which in certain circumstances could be more significant than has been the case historically.
In addition, hedging instruments we enter into may not effectively offset changes in economic values of the guarantees within certain of our annuity products or may otherwise be insufficient in relation to our obligations. For example, in the event that derivatives counterparties or central clearinghouses are unable or unwilling to honor their obligations, we remain liable for the guaranteed liability benefits. See “Risks Relating to Our Investment Portfolio, Liquidity, Capital and Credit—We are exposed to counterparty credit risk.”
The cost of our hedging program may be greater than anticipated because adverse market conditions can limit the availability and increase the costs of the derivatives we intend to employ, and such costs may not be recovered in the pricing of the underlying products we offer. Our transactions with financial and other institutions generally specify the circumstances under which either party is required to pledge collateral related to any change in the market value of the derivative instruments. The amount of collateral, or a total of initial and variation margins, we are required to post under these agreements could increase under certain circumstances, which could materially and adversely affect our business, results of operations, financial condition and liquidity.
The above factors, individually or in the aggregate, may have a material adverse effect on our financial condition and results of operations, our profitability measures as well as impact our capitalization, our distributable earnings, our ability to receive dividends from our operating companies and our liquidity. These impacts could then in turn impact our RBC ratios and our financial strength ratings.
We may experience difficulty in marketing and distributing our Individual Retirement and Life Insurance products and the use of third parties may result in additional liabilities.
Although we distribute our Individual Retirement and Life Insurance products through a wide variety of distribution channels, we maintain relationships with a number of key distributors, which results in certain distributor concentration. Distributors have in the past, and may in the future, elect to renegotiate the terms of existing relationships such that those terms may not remain attractive or acceptable to us, limit the products they sell, including the types of products offered by us, or otherwise reduce or terminate their distribution relationships with us with or without cause. This could be due to various reasons, industry consolidation of distributors or other industry changes that increase the competition for access to distributors, developments in laws or regulations that affect our business or industry, including the marketing and sale of our products and services, adverse developments in our business, the distribution of products with features that do not meet minimum thresholds set by the distributor, strategic decisions that impact our business, adverse rating agency actions or concerns about market-related risks.
Alternatively, renegotiated terms may not be attractive or acceptable to distributors, or we may terminate one or more distribution agreements due to, for example, a loss of confidence in, or a change in control of, one of the third-party distributors. An interruption or reduction in certain key relationships could materially affect our ability to market our products and could materially and adversely affect our business, results of operations, financial condition and liquidity.
Key distribution partners could merge, consolidate, change their business models in ways that affect how our products are sold, or terminate their distribution contracts with us, or new distribution channels could emerge and adversely impact the effectiveness of our distribution efforts. For example, in the twelve months ended March 31, 2023, our top 10 distribution partners in our Individual Retirement business represented 68% of our sales, and our largest distribution partner represented 22% of our sales. An increase in bank, wirehouse and broker-dealer consolidation activity could increase competition for access to distributors, result in greater distribution expenses and impair our ability to market our Individual Retirement annuity products through these channels.
Also, if we are unsuccessful in attracting, retaining and training key distribution partners, or are unable to maintain our distribution relationships, our sales could decline, which could have a material adverse effect on our business, results of operations, financial condition and liquidity. In addition, substantially all of our distributors are permitted to sell our competitors’ products. If our competitors offer products that are more attractive than ours or pay higher commission rates to the distribution partners than we do, these distribution partners could concentrate their efforts in selling our competitors’ products instead of ours.
In addition, we can, in certain circumstances, be held responsible for the actions of our third-party distributors, including broker-dealers, registered representatives, insurance agents and agencies and marketing organizations, and their respective employees, agents and representatives, in connection with the marketing and sale of our products by such parties, including the security of their operations and their handling of confidential information and personal data, in a manner that is deemed not compliant with applicable laws and regulations. This is particularly acute with respect to unaffiliated distributors where we may not be able to directly monitor or control the manner in which our products are sold through third-party firms despite our risk assessment, training and compliance programs. Further, misconduct by employees, agents and representatives of our broker-dealer subsidiaries in the sale of our products could also result in violations of laws by us or our subsidiaries, regulatory sanctions and serious reputational or financial harm to us. The precautions we take to prevent and detect the foregoing activities may not be effective. If our products are distributed to customers for whom they are unsuitable, distributed in a manner alleged to be inappropriate, or third-party distributors experience a security or data breach, including due to deficient operational controls, we could suffer reputational and/or other financial harm to our business.
We may experience difficulty in sales and asset retention with respect to our Group Retirement business.
Plan sponsors, our customers in our Group Retirement segment, have in the past, and may in the future, elect to renegotiate the terms of existing relationships such that those terms may not remain attractive or acceptable to us, limit the products or services they offer to their plan participants, including the types of products and advisory services offered by us, or otherwise reduce or terminate their relationships with us. This could arise as a result of the consolidation of plan sponsors (particularly in the healthcare industry), changes in law and regulations with respect to the investments that may be offered under certain plans, such as collective investment trusts, the redirection of assets to other providers who may provide more favorable terms, or the provision of operational support by other providers which may be viewed as more optimal for the plan. Such renegotiation or termination with respect to plans that significantly contribute to our profitability could have a greater impact on our overall profitability. In the case of employer-sponsored plans, the impact can also vary depending on whether existing plan accounts remain with us, are transferred at the direction of the plan sponsor or are transferred at the direction of individual plan participants.

Additionally, both public and private plan sponsors, continue to experience financial difficulty and some may reduce costs through, among other actions and strategies, headcount reductions or the rebalancing of their workforce in favor of part-time employees who are ineligible for retirement benefits. The financial stress on such plan sponsors is often exacerbated by reductions in governmental funding sources.
Given these challenges, our premiums and deposits may decline or stagnate, which could adversely affect our business, results of operations, financial condition and liquidity.
Third parties we rely upon to provide certain business and administrative services may not perform as anticipated.
As part of our continuing focus on reducing expenses, we have used and will continue to use outsourcing strategies and third-party providers to realize cost efficiencies through the transformation of operational and back office processes and the delivery of contracted services in a broad range of areas. Such areas include, but are not limited to, the administration or servicing of certain policies and contracts, finance, actuarial, information technology and operational functions, and investment advisory and management services for certain funds, plans and retail advisory programs we offer, as well as our own investments.
We periodically negotiate provisions and renewals of these third-party relationships, and there can be no assurance that such terms will remain acceptable to us, such third parties or regulators. If our third-party providers experience disruptions, fail to meet applicable licensure requirements, do not integrate with our procedures or adapt to the systems associated with our facilities when providing services from our premises, do not perform as anticipated or in compliance with applicable laws and regulations, terminate or fail to renew our relationships, or such third-party providers in turn rely on services from other third-party providers, who experience disruptions, fail to meet licensure requirements, do not perform in compliance with the primary contractor’s terms with us or in compliance with applicable laws or regulations, or terminate or do not renew their contractual relationships, we may experience operational difficulties, an inability to meet obligations (including, but not limited to, contractual, legal, regulatory or policyholder obligations), a loss of business, increased costs or reputational harm, compromises to the integrity of our information systems or data, or suffer other negative consequences, all of which may have a material adverse effect on our business, consolidated results of operations, liquidity and financial condition. Some of these providers are located outside the United States, which exposes us to business disruptions and political risks inherent when conducting business outside of the United States.
Third parties performing activities on our behalf, such as sales, underwriting, servicing of products, claims handling, and investment advisory services, and third parties providing services that are material to our activities, such as information security and technology operations, continue to pose a heightened risk, as we may be held accountable for third-party conduct, including conduct that is not in compliance with applicable law or that results in security or data breaches. See “Business—Regulation” for further discussion.
We are exposed to fraud or other misconduct by employees and agents of third parties performing services and activities for us. While we have contracted with third parties to monitor for fraud and require training for third-party employees and agents, instances of fraud, illegal acts, errors, failure to document transactions properly or to obtain proper internal authorization, misuse of customer or proprietary information or failure to comply with regulatory requirements or our internal policies may still occur and result in losses and/or reputational damage.
Third parties and affiliates are required to maintain information technology and other operational systems to record and process transactions for us, including investment transactions, which includes providing information to us that may affect our GAAP or U.S. statutory accounting principles financial statements. Certain third parties and affiliates could experience a failure of these systems, their employees or agents could fail to monitor and implement enhancements or other modifications to a system in a timely and effective manner, or their employees or agents could fail to complete all necessary data reconciliation or other conversation controls when implementing a new software system or modifications to an existing system. The maintenance and implementation of these systems by certain third parties and affiliates are not within our control. Should their systems fail to accurately record information pertaining to us, we may inadvertently include inaccurate information in our financial statements and experience a lapse in our internal control over financial reporting, and such failure could have a material adverse effect on our business, results of operations, financial condition and liquidity.
We may be unable to maintain the availability of our critical technology systems and data and safeguard the confidentiality and integrity of our data.
We use information technology systems, infrastructure and networks and other operational systems to store, retrieve, evaluate and use customer, employee, and company data and information. Our business is highly dependent on our ability to access these systems to perform necessary business functions. In the event of a natural disaster, a computer virus, unauthorized access, a terrorist attack, cyber-attack or other disruption, our systems and networks may be inaccessible to our employees, customers or business partners for an extended period of time, and we may be unable to meet our business obligations for an extended period of time if our data or systems are disabled, manipulated, destroyed or otherwise compromised. Additionally, some of our systems and networks are older, legacy-type systems that are less efficient and require an ongoing commitment of significant resources to maintain or upgrade. Supply chain disruptions or delays could prevent us from maintaining and implementing changes, updates and upgrades to our systems and networks in a timely manner or at all. System and network failures or outages could compromise our ability to perform business functions in a timely manner, which could harm our ability to conduct business, hurt our relationships with our business partners and customers and expose us to legal claims as well as regulatory investigations and sanctions, any of which could have a material adverse effect on our business, results of operations, financial condition and liquidity.
Some of these systems and networks also rely upon third-party systems and services, which themselves may rely on the systems and services of other third parties. Problems caused by, or occurring in relation to, our third-party providers’ systems and services, including those resulting from breakdowns or other disruptions in information security and technology services provided by our third-party providers and the other third-parties on which they rely, our inability to acquire third-party services on commercially acceptable terms, failure of a third-party provider to perform as anticipated or in compliance with applicable laws or regulations, inability of a third-party provider to provide the required volumes of services or third-party providers experiencing cyber-attacks, security breaches or data breaches, continue to potentially, and could in the future materially and adversely affect our business, results of operations, financial condition and liquidity.
Like other companies, the systems and networks we maintain and third-party systems and networks we use have in the past been, and will likely in the future be, subject to or targets of unauthorized or fraudulent access, including physical or electronic break-ins or unauthorized tampering, as well as attempted cyber and other security threats and other computer-related penetrations such as “denial of service” attacks, phishing, untargeted but sophisticated and automated attacks, and other disruptive software. Also, like other companies, we have an increasing challenge of attracting and retaining highly qualified security personnel to assist us in combatting these security threats. The frequency and sophistication of such threats continue to increase and often become further heightened in connection with geopolitical tensions.
We continuously monitor and develop our information security and technology operations and infrastructure in an effort to prevent, detect, address and mitigate the risk of threats to our data, systems and networks, including malware and computer virus attacks, ransomware, unauthorized access, business e-mail compromise, misuse, denial-of-service attacks, system failures and disruptions, both independently and through contracts with third parties. There is no assurance that our security measures, including information security and technology policies and standards, administrative, technical and physical controls and other actions designed as preventative will provide fully effective protection from such events. We maintain insurance to cover operational risks, such as cyber risk and technology outages, but this insurance may not cover all costs associated with the consequences of information systems or personal, confidential or proprietary information being compromised. In the case of a successful ransomware attack in which our data and information systems are compromised and applicable restore control processes to restore access are not effective, our information could be held hostage until a ransom, which may be significant, is paid. In some cases, such a compromise may not be immediately detected, which may make it difficult to restore critical services, mitigate damage to assets and maintain the integrity and security of data, including our policyholder, employee, agent and other confidential information processed through our systems and networks. Additionally, since we rely heavily on information technology and systems and on the integrity and timeliness of data to run our businesses and service our customers, any such security event and resulting compromise of systems or data may impede or interrupt our business operations and our ability to service our customers, and otherwise may materially and adversely affect our business, results of operations, financial condition and liquidity.
We are continuously evaluating and enhancing our information security and technology systems and processes, including third-party systems and services on which we rely. These continued enhancements and changes, as well as changes designed to update and enhance our protective measures to address new threats, may not decrease the risk of a system or process failure or may create a gap in the associated security measures during the change period. Any such system or process failure or security measures gap could materially and adversely affect our business, results of operations, financial condition and liquidity.
We routinely transmit, receive and store personal, confidential and proprietary information by email and other electronic means. Although we attempt to keep such information confidential and secure, we may be unable to do so in all events, especially with clients, vendors, service providers, counterparties and other third parties who may not have or use appropriate controls to protect personal, confidential or proprietary information. Failure to secure or appropriately handle personal, confidential or proprietary information could cause a loss of data or compromised data integrity, give rise to remediation or other expenses, expose us to liability under U.S. and international laws and regulations, and subject us to litigation, investigations, sanctions, and regulatory and law enforcement action, and result in reputational harm and loss of business, which could have a material adverse effect on our business, results of operations, financial condition and liquidity.
We have been required to increase reliance on the remote access capabilities of our information security and technology systems as a result of the fact that all non-essential personnel were initially transitioned to a remote work environment in response to the COVID-19 pandemic, and we have transitioned to a hybrid work environment where a substantial portion of all personnel continue to work remotely on a part or full-time basis. This reliance on remote network and system access heightens the risk of a gap in our security measures and the risk of a network, system or process failure.
We may face increasing scrutiny and evolving expectations from investors, customers, regulators and other stakeholders regarding environmental, social and governance matters.
There is increasing scrutiny and evolving expectations from investors, customers, regulators and other stakeholders on environmental, social and governance (“ESG”) practices and disclosures, including those related to environmental stewardship, climate change, diversity, equity and inclusion, racial justice, workplace conduct and other social and political mandates. Legislators and regulators have imposed and likely will continue to impose ESG-related legislation, rules and guidance, which may conflict with one another and impose additional costs on us, block or impede our business opportunities or expose us to new or additional risks. For example, the SEC has proposed new ESG reporting rules which will apply to us as a public company and which, if adopted as proposed, could result in additional compliance and reporting costs. See “Business—Regulation—U.S. Regulation” and “Business—Regulation—International Regulation.” Moreover, certain organizations that provide information to investors have developed ratings for evaluating companies on their approach to different ESG matters. A lack of ratings or unfavorable ratings of our company or our industry may lead to negative investor sentiment and the diversion of investment to other companies or industries. Additionally, certain states have adopted laws or regulations that would restrict business dealings with, and investments in, entities determined to be boycotting companies involved in fossil fuel-based energy or other industries or to have taken public stances with regard to certain ESG issues. If we are unable to meet these standards, expectations, laws or regulations, some of which may be in contradiction with each other, it could result in adverse publicity, reputational harm, loss of business opportunities, or loss of customer and/or investor confidence, each of which individually or in the aggregate could adversely affect our business, results of operations, financial condition and liquidity.
Our risk management policies, standards and procedures may prove to be ineffective and leave us exposed to unidentified or unanticipated risk.
We have developed and continue to enhance enterprise-wide risk management policies, standards and procedures to identify, monitor and mitigate risk to which we are exposed. Our risk management policies, standards and procedures may not be sufficiently comprehensive and may not identify or adequately protect us from every risk to which we are exposed. Many of our methods of identifying, measuring, underwriting and managing risks are based upon our study and use of historical market, applicant, customer, employee and bad actor behavior or statistics based on historical models. As a result, these methods may not accurately predict future exposures from events such as a major financial market disruption as the result of a natural or manmade disaster like a climate-related event or terrorist attack, that could be significantly different than the historical measures indicate, and which could also result in a substantial change in policyholder behavior and claims levels not previously observed. We have and will continue to enhance our life insurance underwriting process, including, from time to time, considering and integrating newly available sources of data to confirm and refine our traditional underwriting methods. Our efforts at implementing these improvements may not, however, be fully successful, which may adversely affect our competitive position. We have also introduced new product features designed to limit our risk and taken actions on in-force business, which may not be fully successful in limiting or eliminating risk. We may take additional actions on our in-force business, including adjusting crediting rates and cost of insurance, which may not be fully successful in maintaining profitability and which may result in litigation. Moreover, our hedging programs and reinsurance strategies that are designed to manage market risk and mortality risk rely on assumptions regarding our assets, liabilities, general market factors and the creditworthiness of our counterparties that could prove to be incorrect or inadequate. Our hedging programs utilize various derivative instruments, including but not limited to equity options, futures contracts, interest rate swaps and swaptions, as well as other hedging instruments, which may not effectively or completely reduce our risk; and assumptions underlying models used to measure accumulations and support reinsurance purchases may be proven inaccurate and could leave us exposed to larger than expected and significant losses in a given year. In addition, our current business continuity and disaster recovery plans are based upon our use of historical market experiences and models, and customer, employee and bad actors’ behavior and statistics, and accordingly may not be sufficient to reduce the impact of cyber risks, including ransomware, natural catastrophic events or fraudulent attacks, such as account take-over, that are beyond the level that historical measures indicate and greater than our anticipated thresholds or risk tolerance levels. Other risk management methods depend upon the evaluation of information regarding markets, clients, or other matters that is publicly available or otherwise accessible to us, which may not always be accurate, complete, up-to-date or properly evaluated. Management of operational, legal and regulatory risks requires, among other things, policies and procedures to record and verify large numbers of transactions and events, such as new and frequently updated regulatory requirements across the United States and internationally, primarily from the PRA, the BMA and The Bank of Ireland, each jurisdiction mandating specified requirements with respect to artificial intelligence and environmental, social and governance legal and regulatory requirements. These policies and procedures may not be fully effective. Accordingly, our risk management policies, standards and procedures may not adequately mitigate the risks to our business, results of operations, financial condition and liquidity.
If our risk management policies, standards and procedures are ineffective, we may suffer unexpected losses and could be materially adversely affected. As our business changes, the markets in which we operate evolve and new risks emerge, including, for example, risks related to climate change or meeting stakeholder expectations relating to environmental, social or governance issues, our risk management framework may not evolve at the same pace as those changes. The effectiveness of our risk management strategies may be limited, resulting in losses to us, which could materially adversely affect our business, results of operations, financial condition and liquidity and restrict our ability to meet our obligations or return capital to our stockholders. In addition, there can be no assurance that we can effectively review and monitor all risks or that all of our employees will understand and follow (or comply with) our risk management policies, standards and procedures.
We may be subject to significant legal, governmental or regulatory proceedings.
In the normal course of business, we are subject to regulatory and governmental investigations and civil actions, litigation and other forms of dispute resolution in various domestic and foreign jurisdictions. In addition, we are involved in litigation and arbitration concerning our rights and obligations under insurance policies issued by us and under reinsurance contracts with third parties. Additionally, from time to time, various regulatory and governmental agencies review the transactions and practices of us and our subsidiaries and in connection with industry-wide and other inquiries into, among other matters, the business practices of current and former operating insurance subsidiaries. Such investigations, inquiries or examinations have in the past developed and could in the future develop into administrative, civil or criminal proceedings or enforcement actions, in which remedies could include fines, penalties, restitution or alterations in our business practices, and could result in additional expenses, limitations on certain business activities and reputational damage.
We and our officers and directors are also subject to, or may become subject to, a variety of additional types of legal disputes brought by holders of our securities, customers, employees and others, alleging, among other things, breach of contractual or fiduciary duties, bad faith, indemnification and violations of federal and state statutes and regulations. Certain of these matters may also involve potentially significant risk of loss due to the possibility of significant jury awards, arbitration decisions and settlements, punitive damages or other penalties. Many of these matters are also highly complex and seek recovery on behalf of a class or similarly large number of plaintiffs. It is therefore inherently difficult to predict the size or scope of potential future losses arising from them, and developments in these matters could have a material adverse effect on our financial condition or results of operations.
For a discussion of certain legal proceedings, see Note 16 to the audited consolidated financial statements.
Our business strategy may not be effective in accomplishing our objectives.
There can be no assurance that we will successfully execute our strategy. In addition, we may not be successful in increasing our earnings meaningfully or at all. Moreover, our ability to return capital to our stockholders is subject to certain restrictions and limitations, including as a result of regulatory requirements, which may prevent us from returning the expected, or any, capital to our stockholders for the indefinite future. For these reasons, no assurances can be given that we will be able to execute our strategy or that our strategy will achieve our objectives, including our financial goals.
We have established certain financial goals that we believe measure the execution of our strategy, as set forth in “Prospectus Summary—Financial Goals” and “Business—Financial Goals.” These goals are based on certain assumptions, including assumptions regarding interest rates, geopolitical stability and market performance. While these goals are presented with numerical specificity and we believe such goals to be reasonable as of the date of this prospectus, there are significant risks that these assumptions may not be realized and, as a result, we may not achieve our financial goals in whole or in part. The results sought to be achieved by our financial goals may vary depending on various factors, including actual capital market outcomes, changes in actuarial models or emergence of actual experience, changes in regulation as well as other risks and factors that may cause actual events to adversely differ from one or more of our key assumptions. Additionally, we have adopted LDTI as of January 1, 2023, and we expect continued volatility in net income due to mark-to-market accounting for MRBs which may also impact our ability to achieve our financial goals. There can be no assurance that we will achieve such financial goals, nor are these goals guarantees of future performance or outcomes.
The financial goals are made only as of the date of this prospectus, and we do not undertake any obligation to update or revise any goals to reflect the occurrence of events, changes in assumptions or adjustments in such financial goals, unanticipated or otherwise, other than as may be required by law. In addition, we expect our financial goals to evolve over time to reflect changes in our business strategies and our balance sheet mix.
We face intense competition in each of our business lines and technological changes may present new and intensified challenges to our business.
Our businesses operate in highly competitive environments. Our principal competitors are major stock and mutual life insurance companies, advisory firms, broker dealers, investment management firms, retirement plan recordkeepers, mutual fund organizations, banks, investment banks and other nonbank financial institutions. The financial services industry, including the insurance industry in particular, is highly competitive. We compete in the United States with life and retirement insurance companies and other participants in related financial services fields. Overseas, our subsidiaries compete for business with global insurance groups, local companies and the foreign insurance operations of large U.S. insurers.
Our business competes across a number of factors, which include scale, service, product features, price, investment performance and availability of originated assets, commission structures, distribution capacity, financial strength ratings, name recognition and reputation. Our ability to continue to compete across these factors depends on delivery of our business plan, competitor actions and overall environment, all of which carry inherent risks.
For further discussion regarding competition within each of our operating segments, see “Business—Our Segments—Individual Retirement—Markets,” “Business—Our Segments—Individual Retirement—Competition,” “Business—Our Segments—Group Retirement—Markets,” “Business—Our Segments—Group Retirement—Competition,” “Business—Our Segments—Institutional Markets—Markets” and “Business—Our Segments—Institutional Markets—Competition.”
Technological advancements and innovation in the insurance, asset management, wealth management and financial planning industries, including those related to evolving customer preferences, the digitization of products and services, acceleration of automated underwriting and electronic processes present competitive risks. Technological advancements and innovation are occurring in distribution, underwriting, recordkeeping, advisory, claims and operations at a rapid pace, and that pace may increase, particularly as companies increasingly use advanced data analytics and innovate technologies as part of their business strategy. Further, our business and results of operations could be materially and adversely affected if external technological advances limit our ability to retain existing business, write new business or appropriate terms, or impact our ability to adapt or deploy current products as quickly and effectively as our competitors. Additional costs may also be incurred in order to comply with regulatory responses to the use of emerging technology or to implement changes to automate procedures critical to our distribution channels in order to increase flexibility of access to our services and products. Moreover, upon our separation from AIG, we may not retain the employees who were working on technological implementation efforts at AIG, which may make it more difficult and expensive for us to complete and maintain such implementations. If we are unsuccessful in implementing such changes, our competitive position and distribution relationships may be harmed. In recent years, there has been an increase in activity by venture capital funded “InsureTech” start-ups in the life insurance industry, which are seeking to disrupt traditional ways of doing business and we continue to monitor this emerging competitive risk.
Catastrophes, including those associated with climate change and pandemics, may adversely affect our business and financial condition.
Any catastrophic event, such as pandemic diseases, terrorist attacks, acts of war, accidents, floods, wildfires, severe storms or hurricanes or cyber-terrorism, could have a material adverse effect on our business and operations. In the event of a disaster, unanticipated problems with our business continuity plans could cause a material adverse effect on our disaster recovery or business, results of operations, financial condition and liquidity. We could also experience a material adverse effect on our business, results of operations, financial condition and liquidity of our insurance business due to increased mortality and, in certain cases, morbidity rates and/or its impact on the economy and financial markets.
Additionally, catastrophic events could harm the financial condition of our reinsurers and thereby increase the probability of default on reinsurance recoveries. Accordingly, our ability to write new business could also be affected. Further, the impact of climate change has caused, and may continue to cause, changes in weather patterns, resulting in more severe and more frequent natural disasters such as forest fires, hurricanes, tornados, floods and storm surges, exacerbating the risks of a catastrophic event and its resulting impacts. Climate change-related risks may also adversely affect the value of the securities that we hold or lead to increased credit risk of other counterparties we transact business with, including reinsurers. There is a risk that some asset sectors could face significantly higher costs and a disorderly adjustment to asset values leading to an adverse impact on the value and future performance of investment assets as a result of climate change and regulatory or other responses. Our reputation or corporate brand could also be negatively impacted as a result of changing customer or societal perceptions of organizations that we do business with or invest in due to their actions (or lack thereof) with respect to climate change. A failure to identify and address these issues could cause a material adverse effect on the achievement of our strategies and potentially subject us to heightened regulatory scrutiny.

Our investment advisory arrangements with AIG and Fortitude Re will be materially changed or terminated.
We have historically provided investment advisory services to AIG and Fortitude Re with respect to significant asset portfolios. The services that we historically provided to AIG with respect to certain investments have been, and will continue to be, substantially reduced, as AIG entities have retained and may in the future retain third-party asset managers. This will result in a decrease in our revenues. We may be unable to reduce our expenses in a timely manner, or at all, to offset such decrease. Additionally, in the fourth quarter of 2022, for certain asset classes, AIG’s and Corebridge’s insurance subsidiaries agreed to permit Fortitude Re to replace AMG as asset manager with respect to the funds withheld assets in connection with the reinsurance provided by Fortitude Re. Fortitude Re has retained a third-party asset manager to manage these assets. In June 2023, Fortitude Re will be able to exercise certain rights to replace AMG as asset manager with respect to the remaining portion of the funds withheld assets managed by AMG. This could further disrupt our investment advisory capabilities, including as a result of the loss of our AUM and investment advisory resources and a reduction in management fees received by AMG, which could in turn result in a material adverse effect on our business, results of operations, financial condition and liquidity.
Our foreign operations expose us to risks that affect our operations.
We provide individual and group life insurance, health insurance and other financial products and services to individuals and businesses in the UK, Ireland and Bermuda.
Operations outside the United States have in the past been, and may in the future be, affected by regional economic downturns, changes in foreign currency exchange rates, availability of locally denominated assets to match locally originated liabilities, political events or upheaval, nationalization and other restrictive government or regulatory actions, which could also materially and adversely affect our business, results of operations, financial condition and liquidity.
The exact impact of market risks faced by our foreign operations is uncertain, particularly for our UK operation in the light of the UK’s withdrawal from the European Union (“EU”) (known as “Brexit”) and potential changes to Solvency II, and legislative proposals to reform the UK regulatory regime on financial services and the revocation and replacement of retained EU law following Brexit.
Business or asset acquisitions and dispositions may expose us to certain risks.
We have made acquisitions in the past and may pursue further acquisitions or other strategic transactions, including reinsurance, dispositions and joint ventures, in the future. The completion of any business or asset acquisition or disposition is subject to certain risks, including those relating to the receipt of required regulatory approvals, the terms and conditions of regulatory approvals, including any financial accommodations required by regulators, our ability to satisfy such terms, conditions and accommodations, the occurrence of any event, change or other circumstances that could give rise to the termination of a transaction and the risk that parties may not be willing or able to satisfy the conditions to a transaction. As a result, there can be no assurance that any business or asset acquisition or disposition will be completed as contemplated, or at all, or regarding the expected timing of the completion of the acquisition or disposition.
Once we complete acquisitions or dispositions, there can be no assurance that we will realize the anticipated economic, strategic or other benefits of any transaction. For example, the integration of businesses we acquire may not be as successful as we anticipate, or there may be undisclosed risks present in such businesses. Acquisitions involve a number of risks, including operational, strategic, financial, accounting, legal, compliance and tax risks, including difficulties in assimilating and retaining employees and intermediaries, difficulties in retaining the existing customers of the acquired entities, unforeseen liabilities that arise in connection with the acquired businesses, unfavorable market conditions that could negatively impact our expectations for the acquired businesses, as well as difficulties in integrating and realizing the projected results of acquisitions and managing the litigation and regulatory matters to which acquired entities are party. Such difficulties in integrating an acquired business may result in the acquired business performing differently than we expected (including through the loss of customers) or in our failure to realize anticipated expense-related efficiencies. Risks resulting from future acquisitions may have a material adverse effect on our results of operations and financial condition. Similarly, dispositions of a business also involve a number of risks, including operational and technology risks, risk of data loss or compromised data integrity, loss of talent and stranded costs, which could potentially have a negative impact on our business, results of operations, financial condition and liquidity. In connection with a business or asset disposition, we may also hold a concentrated position in securities of the acquirer as part of the consideration, which subjects us to risks related to the price of equity securities and our ability to monetize such securities. In addition, with respect to certain dispositions, we could be subject to restrictions on our use of proceeds. Strategies implemented to explore opportunities for acquisitions could also be materially and adversely affected by the increasingly competitive nature of the life insurance and annuity merger and acquisition market and the increased participation of non-traditional buyers in the life insurance and annuity merger and acquisition market. In addition, we have provided and may provide financial guarantees and indemnities in connection with the businesses we have sold or may sell, as described in greater detail in Note 14 to the audited annual consolidated financial statements. While we do not currently believe that claims under these indemnities will be material, it is possible that significant indemnity claims could be made against us. If such a claim or claims were successful, it could have a material adverse effect on our results of operations, cash flows and liquidity.
We may not be able to protect our intellectual property and may be subject to infringement claims.
We rely on a combination of contractual rights and copyright, trademark, patent and trade-secret laws to establish and protect our intellectual property. Effective intellectual property rights protection may be unavailable, limited, or subject to change in some countries where we do business. Although we use a broad range of measures to protect our intellectual property rights, third parties may infringe or misappropriate our intellectual property. We have, and may in the future, litigate to enforce and protect our intellectual property and to determine its scope, validity or enforceability, which could divert significant resources and may not prove successful. Litigation to enforce our intellectual property rights may not be successful and cost a significant amount of money. The loss of intellectual property protection or the inability to secure or enforce the protection of our intellectual property assets could harm our reputation and have a material adverse effect on our business and our ability to compete. Third parties may have, or may eventually be issued, patents or other protections that could be infringed by our products, methods, processes or services or could limit our ability to offer certain product features. Consequently, we also may be subject to costly litigation in the event that another party alleges our operations or activities infringe upon their intellectual property rights, including patent rights, or violate license usage rights. Any such intellectual property claims and any resulting litigation could result in significant expense and liability for damages, and in some circumstances we could be enjoined from providing certain products or services to our customers, or utilizing and benefiting from certain patents, copyrights, trademarks, trade secrets or licenses, or alternatively could be required to enter into costly licensing arrangements with third parties, all of which could have a material adverse effect on our business, consolidated results of operations and financial condition.
Risks Relating to Regulation
Our business is heavily regulated.
Our operations generally, and certain of our subsidiaries in particular, are subject to extensive and potentially conflicting laws, regulations, and regulatory guidance in the jurisdictions in which we operate. For example, our products are subject to a complex and extensive array of domestic and foreign tax, securities, insurance and employee benefit plan laws and regulations, which are administered and enforced by a number of different governmental and self-regulatory authorities, including state insurance regulators, banking authorities and securities administrators, including the New York State Department of Financial Services (“NYDFS”), the SEC, the Financial Industry Regulatory Authority (“FINRA”), the Department of Labor (the “DOL”) and the Internal Revenue Service (the “IRS”). The laws and regulations that apply to our business and operations generally grant regulatory agencies and/or self-regulatory organizations broad rule-making and enforcement powers, including the power to regulate: (i) the issuance, sale and distribution of our products, (ii) the manner in which we underwrite our policies, (iii) the delivery of our services, (iv) the nature or extent of disclosures required to be given to our customers, (v) the compensation of our distribution partners, (vi) the manner and methods by which we handle claims on our policies and the administration of our policies and contracts, (vii) the activities related to our investments and management of our investment portfolios, and (viii) certain agreements and arrangements between our insurance company subsidiaries and other affiliates. Such agencies and organizations are also generally granted the power to limit or restrict the conduct of business for failure to comply with applicable laws and regulations. See “Business—

Regulation” for further discussion of the regulatory regimes to which we are subject, including the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) and the standard of care-related regulations administered by the DOL. Examples of our regulatory risk include the following:
•We and our distributors are subject to laws and regulations governing the standard of care applicable to sales of our products, the provision of advice to our customers and the manner in which certain conflicts of interest arising from or related to such sales or giving of advice are to be addressed. In recent years, many of these laws and regulations have been revised or reexamined while others have been newly adopted or are under consideration. These changes and/or adoptions have resulted in increased compliance obligations and costs for us, and certain of our distributors or plan sponsors may require changes to existing arrangements, some or all of which could impact our business, results of operations, financial condition and liquidity. Additionally, there have been a number of investigations regarding the marketing practices of brokers and agents selling annuity and insurance and investment products and the payments they receive. Sales practices, conflicts of interest and investor protection have also increasingly become areas of focus in regulatory exams. These investigations and exams have resulted in, and may in the future result in, enforcement actions against companies in our industry and brokers and agents marketing and selling those companies’ products.
•The application of and compliance with laws, regulations, and regulatory guidance applicable to our business, products, operations and legal entities may be subject to interpretation. The relevant authorities may not agree with our interpretation. If we are found not to have complied with applicable legal or regulatory requirements due to our interpretation of such requirements, these authorities could preclude or temporarily suspend us from carrying on some or all of our activities, impose substantial administrative penalties such as fines or require corrective actions to be taken, which individually or in the aggregate could interrupt our operations and materially and adversely affect our reputation, business, results of operations, financial condition and liquidity. Additionally, if such authorities’ new or existing interpretation of requirements related to capital, accounting treatment and/or valuation manual or reserving (such as PBR) materially differs from ours, we may incur higher operating costs or sales of products subject to such requirement or treatment may be affected.
•Licensing regulations differ as to products and jurisdictions. Regulatory authorities have relatively broad discretion to grant, renew or revoke licenses and approvals, and licensing regulations may be subject to interpretation as to whether certain licenses are required with respect to the manner in which we may solicit and sell some of our products in certain jurisdictions. The complexity of multiple regulatory frameworks and interpretations may be heightened in the context of products that are issued through our Institutional Markets business, including our PRT products, where one product may cover risks in multiple jurisdictions. If we do not have the required licenses and approvals, or are alleged not to have the required licenses and approvals, these authorities could preclude or temporarily suspend us from carrying on some or all of our activities or impose substantial fines. Further, insurance regulatory authorities have relatively broad discretion to issue orders of supervision, which permit them to apply enhanced supervision to the business and operations of an insurance company.
•Regulators in the jurisdictions in which we do business have adopted capital and liquidity standards, such as the RBC ratio formula used in the United States, applicable to insurers and reinsurers operating in their jurisdiction. Failure to comply with such capital and liquidity standards and similar requirements set forth in law or regulation, or as otherwise may be agreed by us or one of our insurance company subsidiaries with an insurance regulator, would generally permit the insurance regulator to take certain regulatory actions that could materially impact the affected company’s operations. Those actions range from requiring an insurer to submit a plan describing how it would in the future comply with such capital and liquidity standard to a mandatory regulatory takeover of the company. The NAIC has also developed a Group Capital Calculation which has been adopted by numerous states and is being considered by others, and the International Association of Insurance Supervisors (the “IAIS”) are also developing and testing methodologies for assessing group-wide regulatory capital, which may evolve into more formal group-wide capital requirements for certain insurance companies and/or their holding companies that may augment similar international standards. We cannot predict the effect these initiatives may have on our business, results of operations, financial condition and liquidity.
•Certain laws, most notably the Investment Company Act, and the Advisers Act, apply to our subsidiaries’ investment management agreements and investment advisory agreements. These laws require approval or consent from clients and fund shareholders, including funds registered under the Investment Company Act, in the event of an assignment of the investment management agreements or a change in control of the relevant investment adviser. If a transaction, including future sales of our common stock by AIG, resulted in an assignment or change in control, the inability to obtain consent or approval from advisory clients or shareholders of funds registered under the Investment Company Act or other investment funds could result in a significant reduction in advisory fees earned by us or a disruption in the management of such funds and other advisory clients.
•We are subject to various extraterritorial laws and regulations, including those adopted by the United States that affect how we do business globally. These laws and regulations may conflict, in whole or in part, or may impose different requirements, and we may incur penalties, additional costs, and/or reputational harm if we are unable to adhere to them or are not successful in managing, mitigating or reconciling any such conflicts or differences in them. For example, increased international data localization and cross-border data transfer regulatory restrictions as well as developments in economic sanctions regimes may affect how we do business globally and may cause us to incur penalties and/or suffer reputational harm.
•We have in the past, and may from time to time in the future, fail to escheat or report unclaimed property in a timely or complete manner. In the event of non-compliance, we may become subject to additional regulatory examinations, investigations or actions, or incur fines, penalties and related expenses.
See “Business—Regulation—U.S. Regulation” and “Business—Regulation—International Regulation.”
New domestic or international laws and regulations, or new interpretations of current laws and regulations, may affect our ability to compete effectively.
Legislators, regulators and self-regulatory organizations have in the past and may in the future periodically consider various proposals that may affect or restrict, among other things, our business practices or eligibility to do business with certain public sector clients, underwriting methods and data utilization, product designs and distribution relationships, how we market, sell or service certain products we offer, our capital, reserving and accounting requirements, price competitiveness of the products we sell and consumer demand for our products or the profitability of certain of our business lines.
Further, new laws and regulations may even affect or significantly limit our ability to conduct certain business lines at all, including proposals relating to restrictions on the type of activities in which financial institutions, including insurance companies in particular, are permitted to engage, as well as the types of investments we hold or divest. For example, regulators have shown continued interest in how organizations within the financial services industry, including insurance companies, are managing climate risk within their business operations and investment portfolios. Resulting actions by governments, regulators and international standard setters could lead to additional reporting obligations concerning investment holdings that are exposed to climate change-related risk. They could also lead to substantial additional laws or regulations that limit or restrict investments in certain assets, such as thermal coal or other carbon-based investments, and impose additional compliance costs. As another example, rules on defined benefit pension plan funding may reduce the likelihood of, or delay corporate plan sponsors in, terminating their plans or engaging in transactions to partially or fully transfer pension obligations. This could affect the mix of our PRT business and increase non-guaranteed funding products. See “Business—Regulation—U.S. Regulation” and “Business—Regulation—International Regulation.”
It is also difficult to predict the impact laws and regulations adopted in foreign jurisdictions may have on the financial markets generally or our business, results of operations or cash flows. It is possible such laws and regulations may significantly alter our business practices. New proposals or changes in legislation or regulation could also impose additional taxes on a limited subset of financial institutions and insurance companies (either based on size, activities, geography, or other criteria), limit our ability to engage in capital or liability management, require us to raise additional capital, and impose burdensome requirements and additional costs.
We are subject to a variety of privacy and information security laws.
Certain of our business lines are subject to compliance with laws and regulations enacted by U.S. federal and state governments, the EU, UK, Bermuda or other jurisdictions or enacted by various self-regulatory organizations or exchanges relating to the privacy and security of personal data of clients, employees or others and the security of information systems and non-public information (“Privacy and Information Security Laws”). The variety of applicable Privacy and Information Security Laws exposes us to heightened regulatory scrutiny and requires us to incur significant technical, legal and other expenses in an effort to ensure and maintain compliance and will continue to impact our business in the future by increasing legal, operational and compliance costs. While we have taken steps to comply with current Privacy and Information Security Laws, we cannot guarantee that our efforts will meet the evolving standards imposed by enforcement agencies and by courts in private rights of action and that in the future we will be able to timely comply with rapidly changing Privacy and Information Security Laws worldwide that may require significant technical, operational and administrative changes. If we are found not to be in compliance with current or future Privacy and Information Security Laws, we may be subject to potential private consumer, business partner or securities litigation, regulatory inquiries and governmental investigations and proceedings, and we may incur damage to our reputation. Any such developments may subject us to remediation expenses, governmental fines and other monetary penalties and damages, divert management’s time and attention and lead to enhanced regulatory oversight, any of which could have a material adverse effect on our business, results of operations, financial condition and liquidity. Additionally, we expect that increased political and social focus on privacy and cybersecurity risks worldwide will correspondingly increase the financial and reputational implications should we or any of our third-party suppliers experience a significant security or data breach. New and currently unforeseen laws and regulatory issues could also arise from the increased use of emerging technologies, data analytics and digital services. If we are found not to be in compliance with these laws and regulations concerning emerging technology, data analytics and digital services, we could be subjected to significant civil and criminal liability and exposed to financial and reputational harm.
Changes in U.S. federal income or other tax laws or the interpretation of tax laws could affect sales of our products and impact the taxation of our operations.
Changes in tax laws could reduce demand in the United States for life insurance and annuity contracts, which could reduce our income due to lower sales of these products or changes in customer behavior, including potential increased surrenders of in-force business.
Changes in tax laws could also impact the taxation of our operations. For example, the Inflation Reduction Act of 2022 (H.R. 5376) (the “Inflation Reduction Act”), enacted on August 16, 2022, includes a 15% corporate alternative minimum tax (“CAMT”) on adjusted financial statement income for corporations with average profits over $1 billion over a three-year period and a 1% stock buyback tax, each effective for tax years beginning after December 31, 2022. The tax provisions of the Inflation Reduction Act are not expected to have a material impact on Corebridge’s financial results. However, the CAMT may impact the U.S. cash tax liabilities of our insurance companies, depending on differences between book and taxable income (including as a result of temporary differences). The IRS has only issued limited guidance on the CAMT, and uncertainty remains regarding the application of and potential adjustments to the CAMT.
It remains difficult to predict whether or when tax law changes or interpretations will be issued by U.S. or foreign taxing authorities or whether any such issuances will have a material adverse effect on our business, results of operations, financial condition and liquidity.
The USA PATRIOT Act, the Foreign Corrupt Practices Act, the regulations administered by the U.S. Department of the Treasury, Office of Foreign Assets Control and similar laws and regulations that apply to us may expose us to significant penalties.
As a company that operates internationally, we are subject to myriad regulations which govern items such as sanctions, bribery and anti-money laundering, for which failure to comply could expose us to significant penalties.

The USA PATRIOT Act of 2001 requires companies to know certain information about their clients and to monitor their transactions for suspicious activities. The Foreign Corrupt Practices Act makes it unlawful for certain classes of persons and entities to make payments to foreign government officials to assist in obtaining or retaining business. Also, the Department of the Treasury’s Office of Foreign Assets Control administers regulations that restrict or prohibit dealings by U.S. companies and their branches and affiliates involving certain organizations, individuals, countries, and financial products. The UK, the EU and other jurisdictions maintain similar laws and regulations, and some of these laws may be in conflict with each other. Such laws may change rapidly, as demonstrated by the significant sanctions imposed against Russia, resulting from the current conflict in Ukraine, which may pose compliance challenges and adversely impact our business and our investments and the business of our customers. The laws and regulations of other jurisdictions may sometimes conflict with those of the United States. Despite meaningful measures to ensure lawful conduct, which include training, audits and internal control policies and procedures, we may not always be able to prevent our employees or third parties acting on our behalf from violating these laws. As a result, we could be subject to criminal and civil penalties as well as disgorgement. We could be required to make changes or enhancements to our compliance measures that could increase our costs, and we could be subject to other remedial actions. Violations of these laws or allegations of such violations could disrupt our operations, cause reputational harm, cause management distraction and result in a material adverse effect on our competitive position, results of operations, financial condition or liquidity.
If Corebridge Parent were deemed to be an “investment company” under the Investment Company Act, applicable restrictions could make it impractical for it to continue its business as contemplated.
Corebridge Parent is not required to be registered as an “investment company” under the Investment Company Act, and it intends to conduct its operations so that it will not be deemed to be an investment company under the Investment Company Act. The Investment Company Act and the rules and regulations thereunder contain detailed parameters for the organization and operation of investment companies. If Corebridge Parent were to be deemed to be an investment company under the Investment Company Act, requirements imposed by the Investment Company Act, including limitations on its capital structure, ability to transact business with affiliates and ability to compensate key employees, would make it impractical for Corebridge Parent to continue its business as currently conducted, impair the agreements and arrangements with its clients, and materially and adversely affect Corebridge Parent’s business, results of operations and financial condition.
Risks Relating to Estimates and Assumptions
Estimates, assumptions or data used in the preparation of financial statements and certain modeled results may differ materially from actual experience.
Our financial statements are prepared in conformity with GAAP, which requires the application of accounting policies that often involve a significant degree of judgment. The accounting policies that we consider most dependent on the application of estimates and assumptions, and therefore may be viewed as critical accounting estimates, are described in Note 2 to our audited annual consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Estimates.” These accounting estimates require the use of assumptions, some of which are highly uncertain at the time of estimation. These estimates are based on judgment, current facts and circumstances and, when applicable, models developed internally or with inputs from third parties. Therefore, actual results may differ from these estimates and models, possibly in the near term, and could have a material effect on our financial statements.
In addition, we employ models to price products, calculate future policy benefits and value assets and execute hedging strategies, as well as to assess risk and determine statutory capital requirements, among other uses. These models are complex and rely on estimates and projections that are inherently uncertain, may use incomplete, outdated or incorrect data or assumptions and may not operate properly or generate accurate results and information, regardless of any internal model validation processes employed. For example, significant changes in mortality, which could be impacted by natural or man-made disasters, or which could emerge gradually over time due to changes in the natural environment, significant changes in policyholder behavior assumptions such as lapses, surrenders and withdrawal rates as well as the amount of withdrawals, fund performance, equity market returns and volatility, interest rate levels, the health habits of the insured population, technologies and treatments for disease or disability, the economic environment, or other factors could negatively impact our assumptions and estimates. To the extent that any of our modeling practices do not accurately produce, or reproduce, data that we use to conduct any or all aspects of our business, such errors may negatively impact our business, reputation, results of operations and financial condition.
Our productivity improvement initiatives may not yield our expected expense reductions and improvements in operational and organizational efficiency.
We see opportunities to improve profitability across our businesses through operating expense reductions. We may not be able to fully realize the anticipated expense reductions and operational and organizational efficiency improvements we expect to result from our productivity improvement program and associated initiatives to, among other things, modernize our technology infrastructure, optimize our operating model, expand existing partnership arrangements, optimize our vendor relationships or rationalize our real estate footprint. In addition, we intend to evolve our investments organization, which we expect will create additional efficiencies, to reflect our relationships with key external partners, our ongoing implementation of BlackRock’s “Aladdin” investment management technology platform and our expected reduction in services to and fees for asset management services that we provide to AIG and third parties. Actual costs to implement these initiatives may exceed our estimates, or we may be unable to fully implement and execute these initiatives as planned. Further, the implementation of these initiatives may harm our relationships with customers or employees or our competitive position, thereby materially and adversely affecting our business, results of operations, financial condition and liquidity. The successful implementation of these initiatives may require us to effect technology enhancements, business process outsourcing, rationalizations, modifications to our operating model, and other actions, which depend on a number of factors, some of which are beyond our control.
Our goodwill could become impaired.
Goodwill represents the excess of the amounts we paid to acquire subsidiaries and other businesses over the fair value of their net assets at the date of acquisition. We test goodwill at least annually for impairment and conduct interim qualitative assessments on a periodic basis. Impairment testing is performed based upon estimates of the fair value of the “reporting unit” to which the goodwill relates. In 2022, for substantially all of the reporting units, we elected to bypass the qualitative assessment of whether goodwill impairment may exist and, therefore, performed quantitative assessments that supported a conclusion that the fair value of all of the reporting units tested exceeded their book value. The fair value of the reporting unit is impacted by the performance of the business and could be adversely impacted if new business, customer retention, profitability or other drivers of performance differ from expectations, or upon the occurrence of certain events, including a significant and adverse change in regulations, legal factors, accounting standards or business climate, or an adverse action or assessment by a regulator. Our goodwill balance was $169 million as of March 31, 2023. If it is determined that goodwill has been impaired, we must write down goodwill by the amount of the impairment, with a corresponding charge to net income (loss). These write-downs could have a material adverse effect on our consolidated results of operations, liquidity and financial condition. For further discussion regarding goodwill impairment, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Accounting Policies and Pronouncements—Critical Accounting Estimates—Goodwill Impairment” and Note 11 to the audited annual consolidated financial statements.
Our deferred tax assets may not be realized.
Deferred income tax represents the tax effect of the differences between the book and tax basis of assets and liabilities. Deferred tax assets are assessed periodically by management to determine if they are realizable. As of March 31, 2023, we had net deferred tax assets, after valuation allowance, of $7.9 billion related to federal, foreign, and state and local jurisdictions. The performance of the business, the geographic and legal entity source of our income, tax planning strategies, and the ability to generate future taxable income from a variety of sources and planning strategies including capital gains, are factored into management’s determination. If, based on available evidence, it is more likely than not that the deferred tax asset will not be realized, then a valuation allowance must be established with a corresponding charge to profitability, which such action we have taken from time to time. Such charges could have a material adverse effect on our consolidated results of operations, liquidity and financial condition. For further discussion regarding deferred tax assets, see “Management’s Discussion and Analysis of

Financial Condition and Results of Operations—Accounting Policies and Pronouncements—Critical Accounting Estimates—Income Taxes—Recoverability of Net Deferred Tax Asset” and Note 22 to the audited annual consolidated financial statements.
Risks Relating to Employees
We may not be able to attract and retain the key employees and highly skilled people we need to support our business.
Our success depends, in large part, on our ability to attract and retain talent, which may be difficult due to the intense competition in our industry for key employees with demonstrated ability. Recruiting and retention of talent has become especially challenging in the current employment market, fueled in part by changes due to the COVID-19 pandemic. In addition, we may experience higher than expected employee turnover and difficulty attracting new employees as a result of uncertainty from strategic actions and organizational and operational changes, including our separation from AIG or our intended evolution of the investments organization. Losing any of our key people, including key sales or business personnel, could also have a material adverse effect on our operations given their skills, knowledge of our business, years of industry experience and the potential difficulty of promptly finding qualified replacement employees. Additionally, we may face increased costs if, as a result of the competitive market and recent inflationary pressures, we must offer and pay a greater level of remuneration to attract or replace certain critical employees or hire contractors to fill highly skilled roles while vacant. Our business, consolidated results of operations, financial condition and liquidity could be materially adversely affected if we are unsuccessful in attracting and retaining key employees.
We could also be adversely affected if we fail to adequately plan for the succession of our senior management and other key employees. While we have succession plans and long-term compensation plans designed to retain our employees, our succession plans may not operate effectively and our compensation plans cannot guarantee that the services of these employees will continue to be available to us.
Employee error and misconduct may be difficult to detect and prevent and may result in significant losses.
There have been a number of cases involving fraud or other misconduct by employees in the financial services industry in recent years and we are also exposed to the risk that employee misconduct could occur. Our human resources and compliance departments work collaboratively to monitor for fraud and conduct extensive training for employees. However, employee misconduct may still occur. Instances of fraud, illegal acts, errors, failure to document transactions properly or to obtain proper internal authorization, misuse of customer or proprietary information or failure to comply with regulatory requirements or our internal policies may result in losses and/or reputational damage.
Risks Relating to Our Investment Managers
We are exposed to risks from our investment management and advisory agreements with Blackstone IM.
On November 2, 2021, we entered into a commitment letter (the “Commitment Letter”) with Blackstone IM under which Blackstone initially managed $50 billion of our existing investment portfolio, with that amount to increase to an aggregate of $92.5 billion by the third quarter of 2027. Our arrangement with Blackstone has led to an increase in investment advisory fees payable by us as compared to the expenses we would have historically incurred for similar services. To the extent that we fail to deliver the required assets by the requisite quarterly deadlines, we would still owe investment advisory fees on the full amount of the required assets.
Under the Commitment Letter, Blackstone IM serves as the exclusive external investment manager for our life insurance company subsidiaries, other than USL, for the following asset classes (subject to certain exclusions, including for assets subject to previously existing investment management or advisory relationships): non-agency RMBS, CMBS and ABS; CLOs, leveraged loans, commercial mortgage loans (“CMLs”) and residential mortgage loans (“RMLs”); asset-backed whole loans and direct lending; project finance; private high-grade assets; and alternatives (including equity real estate).

Under each separately managed account agreement (“SMA”), Blackstone IM may delegate any or all of its discretionary investment and advisory rights and powers to one or more affiliate sub-managers under sub-manager agreements (each, a “Sub-Manager Agreement”). In respect of each individual SMA, either Blackstone IM, on the one hand, or the applicable insurance company subsidiary, on the other hand, may terminate the agreement at any time upon 30 days’ advance written notice. If so terminated, the insurance company would not owe any damages under the SMA, and Blackstone IM would have no remedies against the insurance company. However, if the termination is not for a reason specified in the Commitment Letter, Corebridge Parent would be required to continue paying investment advisory fees to Blackstone IM regardless of the termination. Corebridge Parent may not have the funds available to pay any such fees and its insurance company subsidiaries may not be able or permitted to pay dividends or make other distributions to Corebridge in an amount sufficient to pay any such fees or at all. Any requirement to pay such fees could adversely affect our business, results of operations, financial condition and liquidity.
Blackstone IM’s ability to allocate and invest our assets across a range of suitable investment opportunities, including, where applicable, in direct investments and investments in or alongside funds managed by Blackstone across a range of strategies, may be limited in certain circumstances due to compliance with the SMAs (including the investment and allocation guidelines thereunder) or the Commitment Letter. There is also a risk that Blackstone IM will be unable to fully invest our assets because of such limitations. Also, the exclusivity provisions in the Commitment Letter may prevent our life insurance company subsidiaries from retaining other external investment managers with respect to the subject asset classes which may be capable of producing better returns on investments than Blackstone IM.
The Commitment Letter provides that any future insurance company subsidiaries of ours will also be subject to an SMA appointing Blackstone IM as the exclusive external investment manager for such asset classes. As a result, when pursuing acquisitions of insurers or blocks of insurance business, we will need to structure any such acquisition to comply with the exclusivity provisions in the Commitment Letter, which may include foregoing certain investments in assets controlled by competitors of Blackstone IM. These restrictions could limit our investment opportunities or reduce the expected benefits of pursuing such acquisitions. The Commitment Letter also provides that a change of ownership or control of a life insurance company subsidiary will not give rise to termination rights under the Commitment Letter or any SMA, which could diminish the acquisition interest of certain potential acquirers of our subsidiaries or businesses.
Pursuant to agreements with certain of our state insurance regulators, we may not amend the terms of certain existing agreements with Blackstone and its affiliates, including those governing our investment management and advisory arrangements with Blackstone IM (and including the terms of the Commitment Letter or any SMA to which any of our U.S. insurance company subsidiaries are a party), or enter into any new agreements with Blackstone or its affiliates affecting any U.S. insurance company subsidiary’s operations, without the prior approval of such insurance company’s domestic regulator. Accordingly, we may be limited in our ability to renegotiate terms of the Commitment Letter, existing SMAs or new SMAs, which could adversely affect our business, results of operations, financial condition and liquidity.
Blackstone IM and its sub-manager affiliates depend in large part on their ability to attract and retain key people, including senior executives, finance professionals and information technology professionals. Intense competition exists for key employees with demonstrated ability, and Blackstone IM and its sub-manager affiliates may be unable to hire or retain such employees. Accordingly, the loss of services of one or more of the members of Blackstone IM’s or its sub-manager affiliates’ senior management could delay or prevent Blackstone IM from fully implementing our investment strategy and, consequently, significantly and negatively impact our business. The unexpected loss of members of Blackstone IM’s or its sub-managers affiliates’ senior management or other key employees could have a material adverse effect on Blackstone IM’s operations due to the loss of such management’s or employees’ skills and knowledge, and could adversely impact Blackstone IM’s ability to execute key operational functions and, accordingly, our investment portfolio and results of operations.

The historical performance of AMG, Blackstone IM, BlackRock or any other asset manager we engage may not be indicative of the future results of our investment portfolio.
Our investment portfolio’s returns have benefited historically from investment opportunities and general market conditions that may not currently exist and may not be repeated, and there can be no assurance that AMG, Blackstone IM, BlackRock, or any other asset manager we engage will be able to obtain profitable investment opportunities in the future. In addition, Blackstone IM and BlackRock are generally compensated based on the amount of our assets which they manage, as opposed to investment return targets, and as a result, Blackstone IM and BlackRock are generally not directly incentivized to maximize investment return targets. There can be no guarantee that AMG, Blackstone IM, BlackRock or any other asset manager we engage will be able to achieve any particular returns for our investment portfolio in the future.
Increased regulation or scrutiny of investment advisers and investment activities may affect the ability of our investment managers to manage our investment portfolio.
The regulatory environment for investment managers is evolving, and changes in the regulation of investment managers may adversely affect the ability of AMG, Blackstone IM, BlackRock or any other asset manager we engage to effect transactions that utilize leverage or pursue their strategies in managing our investment portfolio. In addition, the securities and other financial markets are subject to comprehensive statutes, regulations and margin requirements. The SEC, other regulators and self-regulatory organizations and exchanges are authorized to take extraordinary actions in the event of market emergencies. Due to our reliance on these relationships to manage a significant portion of our investment portfolio, any regulatory action or enforcement against our investment managers could have an adverse effect on our financial condition.
We may outsource the management of additional assets in our investment portfolio, which may increase our reliance on external asset managers to manage our investment portfolio.
We have engaged Blackstone IM and BlackRock to manage certain asset classes in our investment portfolio. From time to time, we consider and engage in discussions with external asset managers, including Blackstone IM and BlackRock, about managing other assets in our investment portfolio that are currently managed by us. If we decide to engage such external asset managers to manage these additional assets, the terms on which they do so may be on terms similar to or different than the terms on which Blackstone IM and BlackRock currently manage our assets. If we increase the amount of assets in our investment portfolio managed by external asset managers, it may lead to an increase in investment advisory fees payable by us. In addition, we may become more reliant on our external asset managers, and such increased dependence may reduce our internal capabilities and expertise or expose us to greater risk, including the risk that external asset managers may fail to meet our performance expectations or otherwise experience disruptions or losses.
Risks Relating to Our Separation from AIG
We may fail to replicate or replace functions, systems and infrastructure provided by AIG or lose benefits from AIG’s global contracts, and AIG may fail to perform transitional services.
Historically, we have received services from AIG and have provided services to AIG, including through shared services contracts with various third-party service providers. AIG currently performs or supports many important corporate functions for our operations, including finance, controllership, tax, treasury, investor relations, advertising and brand management, corporate audit, certain risk management functions, corporate insurance, corporate governance, information security, technology, legal and other services. Our financial statements reflect charges for these services. Under the Transition Services Agreement, AIG has agreed to continue to provide us with certain services currently provided to us by or through AIG, and we have agreed to continue to provide AIG with certain services currently provided to AIG by or through us. The Transition Services Agreement does not continue indefinitely and services provided under the Transition Services Agreement generally terminate at various times specified in the agreement and the schedules thereto. Certain contracts and services between us and AIG are not covered by the Transition Services Agreement and will continue pursuant to the terms of such other contracts.

We will work to replicate or replace the services, and associated systems and data, and information security and cybersecurity procedures and systems, that we will continue to need in the operation of our business that are provided currently by or through AIG, including those we receive through shared service contracts AIG has with various third-party providers or through the Transition Services Agreement for applicable transitional periods, by (i) retaining certain services, systems and data through replication of existing agreements with AIG or of agreements AIG has with third-party providers and (ii) replacing certain services, systems and data with comparable services to be performed by our personnel or with services, systems and data to be procured from different third-party providers. We cannot guarantee that we will be able to replicate or replace, as applicable, these services and/or obtain the services at the same or better levels, at the same or lower costs, or at the same or more favorable terms. As a result, when AIG ceases to provide these services to us, either as a result of the termination of the Transition Services Agreement or individual services thereunder or a failure by AIG to perform its respective obligations under the Transition Services Agreement, our costs of performing or procuring these services or comparable replacement services could increase, we may ultimately need to purchase comparable replacement services on less favorable commercial and legal terms, and the cessation of such services could result in service interruptions and divert management attention from other aspects of our operations, including ongoing efforts to implement technological developments and innovations. We will also need to make infrastructure investments and hire additional employees to operate without the same access to AIG’s existing operational and administrative infrastructure. Due to the scope and complexity of the underlying projects relative to these efforts, including the work to separate information systems and information security operations which is reliant on professional services from third-party service providers, the amount of total costs could be materially higher than our estimate, and the timing of the incurrence of these costs may be subject to change. Conversely, we cannot assure you that we will be able to provide services at the same or better levels or at the same or lower costs, or at all, to AIG during the applicable transitional periods provided for in the Transition Services Agreement.
There is a risk that an increase in the costs associated with replicating and replacing the services provided to us by AIG prior to the separation and under the Transition Services Agreement, or continuing to provide services to AIG, and the diversion of management’s attention to these matters could have a material adverse effect on our business, results of operations, financial condition and liquidity. We may fail to replicate the services we currently receive from AIG on a timely basis, without interruption to or degradation of ongoing operations, or at all, which may put further constraints on our human resources, capital and other resources that are simultaneously working on the retention and replacement of the services and ongoing efforts to implement new technological developments and innovations; such additional constraints could jeopardize our ability to execute on any one of these specific work streams. In addition, AIG will be working on similar initiatives which may impact the level and quality of transition services we receive from them. Additionally, we may not be able to operate effectively if the transition to the replacement services causes interruptions to or degradation of operations or the quality of replacement services is inferior to the services we are currently receiving.
In connection with our separation from AIG, we have incurred and expect to continue to incur one-time and recurring expenses. We estimate that our one-time expenses will be between approximately $350 million and $450 million on a pre-tax basis from January 1, 2022. As of March 31, 2023, we have incurred approximately $232 million of one-time expenses on a pre-tax basis. These expenses primarily relate to replicating and replacing functions, systems and infrastructure provided by AIG, rebranding, and accounting advisory, consulting and actuarial fees. In addition to these separation costs, we expect to incur costs related to the evolution of our investments organization to reflect our strategic partnerships with key external managers, our implementation of BlackRock’s “Aladdin” investment management technology platform and our expected reduction in fees for asset management services. We expect to incur the majority of these costs by December 31, 2023.
In addition, as part of Corebridge Forward, we aim to achieve an annual run rate expense reduction of approximately $400 million on a pre-tax basis within two to three years of our IPO and expect the majority of the reduction to be achieved within 24 months of the IPO. Through March 31, 2023, we have acted upon or contracted approximately $281 million of exit run rate savings on a pre-tax basis. Corebridge Forward is expected to have a one-time expense of approximately $300 million on a pre-tax basis. As of March 31, 2023, the cost to achieve has been approximately $102 million. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Executive Summary—Significant Factors Impacting Our Results—Separation Costs.

These expenses, any recurring expenses, including under the Transition Services Agreement, and any additional one-time expenses we incur, could be material.
Our historical financial data may not be a reliable indicator of our future results.
Our historical financial statements included in this prospectus do not necessarily reflect the results of operations, financial condition or liquidity we would have achieved as a stand-alone company during the periods presented or those we will achieve in the future. For example, in 2021 we adjusted our capital structure to more closely align with peer U.S. public companies. As a result, financial metrics that are influenced by our capital structure, such as APTOI, AATOI and Adjusted Book Value, are not necessarily indicative of the performance we may achieve as a stand-alone company. APTOI, AATOI and Adjusted Book Value are non-GAAP measures; for additional information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Use of Non-GAAP Financial Measures and Key Operating Metrics.” For example, changes in long-term debt may impact APTOI while changes in common equity may impact Adjusted Book Value. Accordingly, historical results may not be comparable to future results. As a result of these matters and our increased costs described above, among others, it may be difficult for investors to compare our future results to historical results or to evaluate our relative performance or trends in our business.
AIG controls us and will have certain governance, consent and other rights for specified periods after it ceases to be our majority shareholder.
Following the completion of this offering, AIG will own approximately 67.3% of our common stock (or 65.8 % if the underwriters exercise in full their option to purchase additional shares of our common stock). As our majority shareholder, AIG continues to be able to control the election of our directors, determine our corporate and management policies and determine, without the consent of our other stockholders, the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including potential mergers or acquisitions, asset sales and other significant corporate transactions. AIG also has sufficient voting power to approve amendments to our Organizational Documents. Although AIG has stated it intends to sell all of its interest in us over time, AIG is under no obligation to do so and retains the sole discretion to determine the timing of any future sales of shares of our common stock.
In addition, under the provisions of the separation agreement entered into with AIG on September 14, 2022 (the “Separation Agreement”), AIG has director designation rights, information rights, consent rights with respect to certain significant transactions and other rights during periods where AIG holds less than a majority of our common stock. Specifically, the Separation Agreement provides that, until the date on which AIG ceases to beneficially own at least 5% of our outstanding common stock, AIG will have the right to designate one or more members of our board of directors, with AIG entitled to representation generally proportionate to its common stock ownership, and until the date on which AIG ceases to beneficially own at least 25% of our outstanding common stock, AIG’s prior written consent is required before we may take certain corporate and business actions, including with respect to certain mergers, acquisitions, dispositions, issuances of capital stock or other securities, incurrences of debt, amendments to our Organizational Documents, hiring and firing of the chief executive or chief financial officers, share repurchases and other matters.
As a result of these consent rights, AIG will maintain significant control over our corporate and business activities until such rights cease. For additional discussion of AIG’s consent rights under the Separation Agreement, see “Certain Relationships and Related Party Transactions—Relationship and Transactions with AIG—Separation Agreement—AIG Consent Rights.”
We rely on exemptions from certain NYSE corporate governance requirements.
AIG controls the majority of the voting power of our outstanding common stock. Accordingly, we qualify as a “controlled company” within the meaning of the NYSE corporate governance standards. Under the NYSE rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain NYSE corporate governance standards, including:
•the requirement that a majority of the board consist of independent directors;

•the requirement to have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;
•the requirement to have a nominating and governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, or otherwise have director nominees selected by vote of a majority of the independent directors; and
•the requirement for an annual performance evaluation of the nominating and governance and compensation committees.
We have availed ourselves of these exemptions. As a result, we do not have a majority of independent directors, a compensation committee or a nominating and governance committee. Additionally, we are not required to have all independent audit committee members until September 14, 2023. Consequently, you will not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance rules and requirements. Our status as a controlled company could make our common stock less attractive to some investors or otherwise harm our stock price.
We and our stockholders may have conflicts of interest with AIG.
Conflicts of interest may arise between AIG and us, since AIG continues to engage in transactions with us. Further, AIG may, from time to time, acquire and hold interests in, or maintain business relationships with, businesses that compete directly or indirectly with us. In general, AIG could pursue business interests or exercise its voting power as stockholder in ways that are detrimental to us but beneficial to themselves or to other companies in which they invest or with whom they have relationships.
In addition, adverse publicity, regulator scrutiny and pending investigations by regulators or law enforcement agencies involving AIG could negatively impact our reputation due to our relationship with AIG, which could materially and adversely affect our business, results of operations, financial condition and liquidity.
Certain of our directors may have actual or potential conflicts of interest due to their AIG equity ownership or their current or former AIG positions.
A number of our directors have been, and will continue to be, AIG officers, directors or employees and, thus, have professional relationships with AIG’s executive officers, directors or employees. In addition, because of their current or former AIG positions, certain of our directors and executive officers own AIG common stock or other equity compensation awards. For some of these individuals, their individual holdings may be significant compared to their total assets. These relationships and financial interests may create, or may create the appearance of, conflicts of interest when these directors and officers are faced with decisions that could have different implications for AIG and us. For example, potential conflicts of interest could arise in connection with the resolution of any dispute that may arise between AIG and us regarding the terms of the agreements governing our relationship with AIG.
We and AIG have indemnification obligations to one another.
We and AIG have entered into certain agreements, including the Separation Agreement, a registration rights agreement (the “Registration Rights Agreement”), the Trademark License Agreement, the Transition Services Agreement and the Tax Matters Agreement, that govern our and AIG’s obligations to each other in respect of, among other things, governance rights, taxes, transition services and indemnification obligations. The amounts payable by us pursuant to such indemnification obligations could be significant. Alternatively, AIG’s failure to perform its indemnification or other obligations in favor of us could materially and adversely affect our business, results of operations, financial condition and liquidity.

Insurance holding company laws generally provide that no person, corporation or other entity may acquire control of an insurance company, which is presumed to exist if a person owns, directly or indirectly, 10% or more of the voting securities of an insurance company, without the prior approval of such insurance company’s domiciliary state insurance regulator. Persons considering an investment in our common stock should take into consideration their ownership of AIG voting securities and consult their own legal advisors regarding such laws in light of their particular circumstances.
We are subject to regulation under the insurance holding company laws of various jurisdictions. See “Business—Regulation.” Insurance holding company laws generally provide that no person, corporation or other entity may acquire control of an insurance company, or a controlling interest in any direct or indirect parent company of an insurance company, without the prior approval of such insurance company’s domiciliary state insurance regulator. Under the laws of each of the domiciliary states of our U.S. insurance subsidiaries, Missouri, New York and Texas, any person acquiring, directly or indirectly, 10% or more of the voting securities of an insurance company is presumed to have acquired “control” of the company, which may consider voting securities held at both the parent company and subsidiary collectively for these purposes. This statutory presumption of control may be rebutted by a showing that control does not exist in fact. State insurance regulators, however, may find that “control” exists in circumstances in which a person owns or controls less than 10% of the voting securities. We are a subsidiary of AIG, the common stock (its voting securities) of which trades on the NYSE. Consequently, persons considering an investment in our common stock (our voting securities) should take into consideration their ownership of AIG voting securities and consult their own legal advisors regarding such insurance holding company laws relating to the purchase and ownership of our common stock in light of their particular circumstances.
Following the IPO, we are not able to file a single U.S. consolidated federal income tax return for five years.
Following the IPO, we are no longer included in the U.S. federal income tax group of which AIG is the common parent (the “AIG Consolidated Tax Group”) as AIG’s ownership of Corebridge Parent shares is below 80% (the “Tax Deconsolidation”). In addition, the AGC Group is not permitted to join in the filing of a U.S. consolidated federal income tax return with our other subsidiaries (collectively, the “Non-Life Group”) for the period of five full taxable years following our deconsolidation from AIG Inc. (the “five-year waiting period”). Instead, the AGC Group will file separately as members of the AGC consolidated U.S. federal income tax return during the five-year waiting period. Our ability to utilize tax deductions for interest expense may be diminished by our inability to file a single consolidated tax return for all of our subsidiaries during the five-year waiting period. As a result of the foregoing, the AGC Group and the Non-Life Group may pay more cash taxes than each would have paid if a single consolidated federal income tax return were permitted. Following the five-year waiting period, we are expected to file one U.S. consolidated federal income tax return, including both the AGC Group and the Non-Life Group. Any net operating losses (“NOLs”) incurred by our non-insurance companies during the five-year waiting period generally will be unavailable to reduce the taxable income of our insurance companies following the five-year waiting period. Similar principles may apply to state and local income tax liabilities in jurisdictions that conform to the federal rules.
We are expected to undergo an “ownership change” for U.S. federal income tax purposes.
Under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), if a corporation or its parent that is a “loss” corporation undergoes an “ownership change” (very generally defined as a greater than 50% change, by value, in the corporation’s equity ownership by certain shareholders or groups of shareholders over a rolling three-year period), the corporation’s ability to use its pre-ownership change deferred tax assets to offset its post-ownership change income may be limited. Generally, a corporation is a loss corporation if, at the date of the ownership change, the corporation has tax loss carryforwards and other built-in losses or deductions which may be used in a tax year after the ownership change (“pre-change loss”).
Upon an ownership change, the amount of taxable income attributable to any post-change year which may be offset by a pre-change loss is subject to an annual limitation. Generally, the annual limitation is equal to the equity value of the corporation immediately before the ownership change, multiplied by the long-term, tax-exempt rate posted monthly by the IRS (subject to certain adjustments). The current year annual limitation imposed under Section 382 would be increased by the amount of any unused limitation in a prior year(s). In addition, to the extent that a company has a net unrealized built-in loss or deduction at the time of an ownership change, Section 382 of the Code limits the utilization of any such loss or deduction which is realized and recognized during the five-year period following the ownership change.
We expect that we will meet the definition of a loss corporation and undergo an ownership change due to AIG’s expected sell down of its ownership interest in us. We may experience further ownership changes upon future issuances of our stock or due to secondary trading of our stock which may be outside of our control, and which could result in the application of additional limitations under Section 382. The resulting limitations from these ownership changes could increase the tax liability to which we are subject.
We are subject to risks associated with the Tax Matters Agreement and income taxes for years in which we were members of the AIG Consolidated Tax Group.
The Tax Matters Agreement provides that we generally will remain responsible for any and all taxes arising in pre-separation periods attributable to us. Although we will not be liable for matters settled by AIG for which we did not provide our prior written consent (to the extent reasonably withheld), AIG generally will control both the tax return preparation and audits and contests relating to pre-separation tax periods, which will determine the amount of any taxes for which we are responsible.
Also, for certain tax years or portions thereof, we were included in the AIG Consolidated Tax Group, and we did not file separate federal income tax returns. Under U.S. federal income tax laws, regardless of the contractual terms of the Tax Matters Agreement, any entity that is a member of a consolidated group at any time during a taxable year is severally liable to the IRS for the group’s entire federal income tax liability for the entire taxable year. Thus, notwithstanding any contractual rights to be reimbursed or indemnified by AIG pursuant to the Tax Matters Agreement, to the extent AIG or other members of the AIG Consolidated Tax Group fail to make any federal income tax payments required of them by law in respect of taxable years for which we were a member of the AIG Consolidated Tax Group, we would be liable. Similar principles apply for state and local income tax purposes in certain states and localities and for value-added tax in certain non-U.S. jurisdictions.
Our Organizational Documents contain anti-takeover provisions.
Our Organizational Documents include a number of provisions that could discourage, delay or prevent a change in our management or control over us that stockholders consider favorable, including provisions that:
•authorize the issuance of shares of our common stock that could be used by our Board to create voting impediments or to frustrate persons seeking to effect a takeover or gain control;
•authorize the issuance of “blank check” preferred stock that could be used by our Board to thwart a takeover attempt;
•provide that vacancies on our Board (other than vacancies created by the removal of a director by stockholder vote), including vacancies resulting from an enlargement of our Board, may be filled by a majority vote of directors then in office, even if less than a quorum; and
•establish advance notice requirements for nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders.
These provisions could prevent our stockholders from receiving the benefit from any premium to the market price of our common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions could adversely affect the prevailing market price of our common stock if the provisions are viewed as discouraging takeover attempts in the future.
Our Organizational Documents could also make it difficult for stockholders to replace or remove our management. Furthermore, the existence of the foregoing provisions, as well as the significant amount of Corebridge Parent common stock that AIG beneficially owns, could limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions could facilitate management entrenchment that could delay, deter, render more difficult or prevent a change in our control, which may not be in the best interests of our stockholders.
Our amended and restated certificate of incorporation includes limits on the personal liability of our directors and officers for breaches of fiduciary duty under the Delaware General Corporation Law (the “DGCL”).
Our amended and restated certificate of incorporation contains provisions eliminating the personal liability of our directors and officers for monetary damages to the extent permitted under the DGCL. Under the DGCL, the personal liability of a director or officer for monetary damages resulting from a breach of fiduciary duty may be eliminated except in circumstances involving:
•any breach of the duty of loyalty;
•acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;
•a director under Section 174 of the DGCL (unlawful dividends);
•any transaction from which the director or officer derives an improper personal benefit; or
•an officer in any action by or in the right of the corporation.
The principal effect of the limitation on liability provision is that a stockholder will be unable to prosecute an action for monetary damages against a director or officer unless the stockholder can demonstrate a basis for liability for which indemnification is not available under the DGCL. The inclusion of this provision in our amended and restated certificate of incorporation may discourage or deter stockholders or management from bringing a lawsuit against directors or officers for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders.
Our second amended and restated bylaws limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or stockholders.
Our second amended and restated bylaws provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for:
•any derivative action or proceeding brought on our behalf;
•any action asserting a claim of breach of a fiduciary duty owed to us or our stockholders by any of our current or former directors, officers or employees;
•any action asserting a claim against us, or any director, officer or employee, arising pursuant to any provision of the DGCL, our Organizational Documents, including any suit or proceeding regarding indemnification or advancement or reimbursement of expenses; or
•any action asserting a claim that is governed by the internal affairs doctrine.
The above exclusive forum provision is, however, not intended to apply to claims brought under the Exchange Act and the rules and regulations thereunder.
Neither exclusive forum provision will mean that stockholders have waived our compliance with federal securities laws and the rules and regulations thereunder. By becoming a stockholder in our company, you will be deemed to have notice of and have consented to the provisions of our second amended and restated bylaws related to choice of forum. The choice of forum provisions in our second amended and restated bylaws will limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or any of our current or former directors, officers, other employees, agents or stockholders and may cause a stockholder to incur additional expense by having to bring a claim in a judicial forum that is distant from where the stockholder resides, which could discourage lawsuits with respect to such claims. Additionally, a court could determine that such exclusive forum provisions are unenforceable. If a court were to find the choice of forum provisions contained in our second amended and restated bylaws to be inapplicable to, or unenforceable in respect of, one or more specified types of actions and proceedings, we could incur additional costs associated with resolving such action in other jurisdictions, which could materially and adversely affect our business, results of operations, financial condition and liquidity.
Our amended and restated certificate of incorporation provides that we waive any interest or expectancy in corporate opportunities presented to AIG and Blackstone.
Our amended and restated certificate of incorporation provides that we renounce and waive any interest or expectancy in, or in being offered an opportunity to participate in, corporate opportunities that are from time to time presented to AIG, Blackstone or their respective officers, directors, agents, stockholders, members, partners, affiliates or subsidiaries, even if the opportunity is one that we might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. None of AIG, Blackstone or their respective agents, stockholders, members, partners, affiliates or subsidiaries will generally be liable to us or any of our subsidiaries for breach of any fiduciary or other duty, as a director or otherwise, by reason of the fact that such person pursues, acquires or participates in such corporate opportunity, directs such corporate opportunity to another person or fails to present such corporate opportunity, or information regarding such corporate opportunity, to us unless, in the case of any such person who is a director or officer, such corporate opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer. To the fullest extent permitted by law, by becoming a stockholder in our Company, stockholders are deemed to have notice of and consented to this provision of our amended and restated certificate of incorporation. This allows AIG and Blackstone to compete with us for investment and other opportunities which could result in fewer such opportunities for us. We likely will not always be able to compete successfully with AIG and Blackstone (or any of their portfolio companies). Further, AIG or Blackstone may pursue acquisition opportunities for their respective businesses that are complementary to our business. As a result, such acquisition opportunities may not be available to us, and neither AIG nor Blackstone would have any obligation to offer us corporate opportunities.
Risks Relating to Our Common Stock and this Offering
Fulfilling our obligations incident to being a public company, including with respect to the requirements of and related rules under the Sarbanes-Oxley Act of 2002, and the Dodd-Frank Act, is expensive and time-consuming.
We are subject to the reporting, accounting and corporate governance requirements of the NYSE and the Exchange Act, Sarbanes-Oxley Act of 2002 and Dodd-Frank that apply to issuers of listed equity, which impose certain new compliance requirements, costs and obligations upon us. The changes necessitated by being a publicly listed company require a significant commitment of additional resources and management oversight, which has increased our operating costs. Further, to comply with the requirements of being a public company, we have undertaken and continue to undertake various actions, such as implementing new internal controls and procedures and hiring additional accounting or internal audit staff. If we are unable to maintain effective internal control over financial reporting, we may be unable to report our financial condition or financial results accurately or to report them within the timeframes required by the SEC.
The expenses associated with being a public company include increases in auditing, accounting and legal fees and expenses, investor relations expenses, increased directors’ fees and director and officer liability insurance costs, registrar and transfer agent fees and listing fees, as well as other expenses. As a public company, we are required, among other things, to define and expand the roles and the duties of our Board and its committees and institute more comprehensive financial reporting, compliance and investor relations functions. Failure to comply with the requirements of being a public company could subject us to sanctions or investigations by the SEC, NYSE or other regulatory authorities and could potentially cause investors to lose confidence in the accuracy and completeness of our financial reports.

The market price of our common stock could be volatile and could decline.
Volatility in the market price of our common stock may prevent you from being able to sell your shares at or above the price you paid for your shares. The market price of our common stock may fluctuate significantly. Among the factors that could affect our stock price are:
•domestic and international economic factors unrelated to our performance, including industry or general market conditions;
•changes in our customers’ preferences;
•new regulatory pronouncements and changes in regulatory guidelines or lawsuits, enforcement actions and other claims by third parties or governmental authorities;
•investor perception of us and our industry, including as a result of adverse publicity related to us or another industry participant or speculation in the press or investment community;
•any future issuance by us of senior or subordinated debt securities or preferred stock or other equity securities that rank senior to our common stock;
•lack of, or changes in, securities analysts’ estimates of our or our industry’s financial performance, or unfavorable or misleading research coverage and reports by industry analysts;
•action by institutional stockholders or other large stockholders (including AIG), including future sales of our common stock or our other securities;
•actual or anticipated fluctuations in our operating results, failure to meet any guidance given by us or any change in any guidance given by us, or changes by us in our guidance practices;
•changes in market valuations or earnings of similar companies;
•announcements by us or our competitors of significant contracts, acquisitions, dispositions or strategic partnerships or significant impairment charges;
•war, terrorist acts and epidemic disease;
•additions or departures of key personnel; and
•misconduct or other improper actions of our employees.
In particular, we cannot assure you that you will be able to resell your shares at or above the public offering price or that we will repurchase any of our common stock shares. Stock markets have experienced extreme volatility in recent years that has been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock. In the past, following periods of volatility in the market price of a company’s securities, class action litigation has often been instituted against the affected company. Any litigation of this type brought against us could result in substantial costs and a diversion of our management’s attention and resources, which could materially and adversely affect our business, results of operations, financial condition and liquidity.
Future sales of shares by our existing stockholders could cause our stock price to decline.
Sales of substantial amounts of our common stock in the public market following this offering, or the perception that these sales could occur, could cause the market price of our common stock to decline. These sales, or the possibility that these sales could occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.
As of May 31, 2023, we have 648,144,926 outstanding shares of common stock. Of these outstanding shares, all of the shares sold pursuant to the IPO, and all of the shares to be sold pursuant to this offering will be immediately tradable without restriction under the Securities Act, except for any shares held by “affiliates,” as that term is defined in Rule 144 under the Securities Act (“Rule 144”).
In connection with this offering, we, the selling stockholder and all of our directors and executive officers will enter into lock-up agreements under which, subject to certain exceptions, including a repurchase by us from AIG and Blackstone, of up to $200 million of our common stock on or prior to June 30, 2023, we and they have agreed not to sell, transfer or dispose of or hedge, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock for a period of 90 days after the date of this prospectus, except with the prior written consent of any two of J.P. Morgan Securities, LLC, Morgan Stanley & Co. LLC, BofA Securites, Inc. and Piper Sandler & Co. Following the expiration of this 90-day lock-up period, approximately 500,000,000 shares of our common stock (or 490,250,000 shares if the underwriters exercise in full their option to purchase additional shares of our common stock) will be eligible for future sale, subject to the applicable volume, manner of sale, holding period and other limitations of Rule 144 or pursuant to an exception from registration under Rule 701. Blackstone is subject to a lock-up set forth in the Blackstone Stockholders' Agreement that, among other restrictions, requires Blackstone to be subject to the same form of lock-up as us or the selling stockholder following the offering. For more information about the lock-up restrictions in relation to Blackstone, see “Shares Available for Future Sale—Lock-up Agreements.” As resale restrictions end, the market price of our common stock could decline if either of AIG or Blackstone sell their shares or if either is perceived by the market as intending to sell them. Any two of J.P. Morgan Securities, LLC, Morgan Stanley & Co. LLC, BofA Securities, Inc. and Piper Sandler & Co. may, in their sole discretion and at any time, release all or any portion of the securities subject to lock-up agreements entered into with the underwriters in connection with this offering. Furthermore, subject to the expiration or waiver of the lock-up agreements, AIG has the right to require us to register shares of common stock for resale in some circumstances pursuant to the Registration Rights Agreement. Similarly, beginning one year after completion of the IPO, Blackstone will have the right to require us to register shares of common stock for resale in some circumstances pursuant to the Blackstone Stockholders’ Agreement. See “Certain Relationships and Related Party Transactions—Partnership and Transactions with Blackstone—Blackstone Stockholders’ Agreement.”
If AIG sells a controlling interest in our company to a third party in a private transaction, you may not realize any change of control premium on shares of our common stock, and we may become subject to the control of a presently unknown third party.
Following the completion of this offering, AIG will beneficially own a majority of our common stock. AIG has the ability to sell some or all of its shares of our common stock in a privately negotiated transaction. If such a transaction were to be sufficient in size, it could result in a change of control of our company. Such ability of AIG to privately sell such shares of our common stock, with no requirement for a concurrent offer to be made to acquire all of the shares of our common stock that will be publicly traded hereafter, could prevent you from realizing any change of control premium on your shares of our common stock that may otherwise accrue to AIG upon its private sale of our common stock. Additionally, if AIG privately sells a significant equity interest in us, we may become subject to the control of a presently unknown third party. Such third party may have conflicts of interest with the interests of other stockholders.
Applicable insurance laws could make it difficult to effect a change of control of our company.
The insurance laws and regulations of the various states in which our insurance subsidiaries are organized could delay or impede a business combination involving us. State insurance laws prohibit an entity from acquiring control of an insurance company without the prior approval of the domestic insurance regulator. Under most states’ statutes, an entity is presumed to have control of an insurance company if it owns, directly or indirectly, 10% or more of the voting stock of that insurance company or its parent company. These regulatory restrictions could delay, deter or prevent a potential merger or sale of our company, even if our Board decides that it is in the best interests of stockholders for us to merge or be sold. These restrictions could also delay sales by us or acquisitions by third parties of our insurance subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INFORMATION
This prospectus and the documents incorporated by reference herein contain forward-looking statements. Forward-looking statements can be identified by the use of terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “projects,” “is optimistic,” “intends,” “targets,” “plans,” “estimates,” “anticipates” or other comparable terms. Forward-looking statements include, without limitation, all matters that are not historical facts. They appear in a number of places throughout this prospectus and the documents incorporated by reference herein, and include, without limitation, statements regarding our intentions, beliefs, assumptions or current plans and expectations concerning, among other things, financial position and future financial condition; results of operations; expected operating and non-operating relationships; ability to meet debt service obligations and financing plans; product sales; distribution channels; retention of business; investment yields and spreads; investment portfolio and ability to manage asset-liability cash flows; financial goals and targets; prospects; growth strategies or expectations; laws and regulations; customer retention; the outcome (by judgment or settlement) and costs of legal, administrative or regulatory proceedings, investigations or inspections, including, without limitation, collective, representative or class action litigation; the impact of our separation from AIG; the impact of the ongoing COVID-19 pandemic; geopolitical events, including the ongoing conflict in Ukraine; and the impact of prevailing capital markets and economic conditions.
Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition, liquidity and cash flows, and the development of the markets in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition, liquidity and cash flows, and the development of the markets in which we operate, are consistent with the forward-looking statements contained in this prospectus and the documents incorporated by reference herein, those results or developments may not be indicative of results or developments in subsequent periods. A number of important factors, including, without limitation, the risks and uncertainties discussed in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus, could cause actual results and outcomes to differ materially from those reflected in the forward-looking statements. Factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation:
•changes in interest rates and changes to credit spreads;
•the deterioration of economic conditions, the likelihood of a recession, changes in market conditions, weakening in capital markets, volatility in equity markets, the rise of inflation, pressures on the commercial real estate market, recent stress in the banking sector, uncertainty regarding the U.S. federal government’s debt limit and geopolitical tensions, including the continued armed conflict between Ukraine and Russia;
•uncertainty related to the impact of COVID-19;
•the unpredictability of the amount and timing of insurance liability claims;
•unavailable, uneconomical or inadequate reinsurance or recaptures of reinsured liabilities;
•uncertainty and unpredictability related to our reinsurance agreements with Fortitude Re and its performance of its obligations under these agreements;
•our limited ability to access funds from our subsidiaries;
•our potential inability to refinance all or a portion of our indebtedness or to obtain additional financing;
•our inability to generate cash to meet our needs due to the illiquidity of some of our investments;
•the inaccuracy of the methodologies, estimations and assumptions underlying our valuation of investments and derivatives;

•a downgrade in our IFS ratings or credit ratings;
•potential adverse impact to liquidity and other risks due to our participation in a securities lending program and a repurchase program;
•exposure to credit risk due to non-performance or defaults by our counterparties or our use of derivative instruments to hedge market risks associated with our liabilities;
•our ability to adequately assess risks and estimate losses related to the pricing of our products;
•the failure of third parties that we rely upon to provide and adequately perform certain business, operations, investment advisory, functional support and administrative services on our behalf;
•our inability to maintain the availability of critical technology systems and the confidentiality of our data;
•the ineffectiveness of our risk management policies, standards and procedures;
•significant legal, governmental or regulatory proceedings;
•the ineffectiveness of our business strategy in accomplishing our objectives;
•the intense competition we face in each of our business lines and the technological changes that may present new and intensified challenges to our business;
•catastrophes, including those associated with climate change and pandemics;
•material changes to, or termination of, our investment advisory arrangements with AIG and Fortitude Re;
•our foreign operations, which may expose us to risks that may affect our operations;
•business or asset acquisitions and dispositions that may expose us to certain risks;
•our ability to compete effectively in a heavily regulated industry in light of new domestic or international laws and regulations or new interpretations of current laws and regulations;
•challenges associated with a variety of privacy and information security laws;
•impact on sales of our products and taxation of our operations due to changes in U.S. federal income or other tax laws or the interpretation of tax laws;
•our potential to be deemed an “investment company” under the Investment Company Act;
•differences between actual experience and the estimates used in the preparation of financial statements and modeled results used in various areas of our business;
•the ineffectiveness of our productivity improvement initiatives in yielding our expected expense reductions and improvements in operational and organizational efficiency;
•recognition of an impairment of our goodwill or the establishment of an additional valuation allowance against our deferred income tax assets as a result of our business lines underperforming or their estimated fair values declining;
•our inability to attract and retain key employees and highly skilled people needed to support our business;
•the impact of risks associated with our arrangements with Blackstone IM including risks related to limitations on our ability to terminate the Blackstone IM arrangements and related to our exclusive arrangements with Blackstone IM in relation to certain asset classes;

•the historical performance of AMG, Blackstone IM, BlackRock or any other external asset manager we retain not being indicative of the future results of our investment portfolio;
•challenges related to management of our investment portfolio due to increased regulation or scrutiny of investment advisers;
•our failure to replicate or replace functions, systems and infrastructure provided by AIG (including through shared service contracts) or our loss of benefits from AIG’s global contracts, and AIG’s failure to perform the services provided for in the Transition Services Agreement;
•the significant influence that AIG has over us and conflicts of interests arising due to such relationship;
•potentially higher U.S. federal income taxes due to our inability to file a single U.S. consolidated federal income tax return for five years following the IPO and our separation from AIG causing an “ownership change” for U.S. federal income tax purposes;
•risks associated with the Tax Matters Agreement with AIG and our potential liability for U.S. income taxes of the entire AIG Consolidated Tax Group for all taxable years or portions thereof in which we (or our subsidiaries) were members of such group;
•certain provisions in our Organizational Documents;
•volatility in or declines in the market price of our common stock; and
•applicable insurance laws, which could make it difficult to effect a change of control of our company.
Other risks, uncertainties and factors, including those discussed in “Risk Factors,” could cause our actual results to differ materially from those projected in any forward-looking statements we make. You should read carefully the factors described in “Risk Factors” to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements.
You should read this prospectus and the documents incorporated by reference herein, completely and with the understanding that actual future results may be materially different from expectations. All forward-looking statements made in this prospectus and the documents incorporated by reference herein are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this prospectus, and we do not undertake any obligation to update or revise any forward-looking statements to reflect the occurrence of events, unanticipated or otherwise, other than as may be required by law.

USE OF PROCEEDS
The selling stockholder is selling all of the shares of our common stock in this offering, and we will not receive any proceeds from the sale of our common stock in the offering.

DIVIDEND POLICY AND SHARE REPURCHASE PROGRAM
We intend to pay quarterly cash dividends of $0.23 per share on our common stock, although any declaration of dividends will be at the discretion of our Board and will depend on our financial condition, earnings, liquidity and capital requirements, regulatory constraints, level of indebtedness, contractual restrictions with respect to payment of dividends, restrictions imposed by Delaware law, general business conditions and any other factors that our Board deems relevant in making such a determination. Therefore, there can be no assurance that we will pay any dividends to holders of our common stock, or as to the amount of any such dividends. Following the IPO, we paid quarterly cash dividends of $0.23 per share on our common stock on October 10, 2022, December 30, 2022 and March 31, 2023. On May 8, 2023, we declared a quarterly dividend of $0.23 per share of common stock, payable on June 30, 2023 to stockholders of record at the close of business on June 16, 2023. Additionally, on June 1, 2023, we declared a special dividend of $0.62 per share on our common stock, payable on June 30, 2023 to stockholders of record at the close of business on June 16, 2023.
On May 4, 2023, our Board authorized the repurchase of up to $1.0 billion of our common stock. Under this program, we may, from time to time, purchase up to $1.0 billion of our common stock but are not obligated to purchase any particular number of shares. Repurchases may be made through various means including open market transactions, privately negotiated transactions, forward, derivative, accelerated repurchase, or automatic share repurchase transactions, or tender offers. As part of this program, on or prior to June 30, 2023, we anticipate repurchasing from AIG and Blackstone up to $200 million of our common stock. We also may consider other share repurchase programs in the future to supplement our dividend policy.
Delaware law requires that dividends be paid only out of “surplus,” which is defined as the fair market value of our net assets, minus our stated capital, or out of the current or the immediately preceding year’s earnings. Corebridge Parent is a holding company and has no direct operations. All of our business operations are conducted through our subsidiaries. Any dividends we pay will depend upon the funds legally available for distribution, including dividends or distributions from our subsidiaries to us. The states in which our insurance subsidiaries are domiciled impose certain restrictions on our insurance subsidiaries’ ability to pay dividends to their parent companies. These restrictions are based in part on the prior year’s statutory income and surplus, as well as earned surplus. Such restrictions, or any future restrictions adopted by the states in which our insurance subsidiaries are domiciled, could have the effect, under certain circumstances, of significantly reducing dividends or other amounts payable by our subsidiaries without affirmative approval of state regulatory authorities. See “Risk Factors—Risks Relating to Our Investment Portfolio, Liquidity, Capital and Credit—Corebridge Parent’s ability to access funds from our subsidiaries is limited.” As a holding company, Corebridge Parent depends on the ability of its subsidiaries to meet its obligations and liquidity needs. For a discussion of the dividend capacity for 2022, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Liquidity and Capital Resources of Corebridge Insurance Subsidiaries—Insurance Companies.”

THE REORGANIZATION TRANSACTIONS
Summary of Reorganization
Prior to the IPO, we undertook the Reorganization, as described generally below. The Reorganization’s primary goals were to ensure that, prior to the consummation of the IPO, we held all of AIG Group’s life and retirement business and substantially all of AIG Group’s investment management operations.
Transfer of Investment Management Business
Prior to the IPO, we and our subsidiaries conducted all of AIG Group’s life and retirement operations and, as of December 31, 2021, substantially all of AIG Group's investment management operations. In connection with the IPO, we and AIG entered into agreements to effectuate, through a series of steps, a contribution of substantially all of the entities that conduct AIG Group’s investment management operations from AIG to us. Specifically, AIG formed a new investment management holding company, SAFG Capital LLC (“SAFG Capital”), to which it transferred subsidiaries which conduct its investment management operations, subject to certain limited exceptions. Following the transfer of subsidiaries, SAFG Capital LLC was contributed to us, effective December 31, 2021. The change of control of certain of these investment management subsidiaries resulting from the transfer and contribution described above was subject to receipt of certain regulatory approvals from FINRA and the FCA, all of which were received in December 2021.
AIGM, an AIG subsidiary that was not contributed to us in the Reorganization, has historically entered into derivatives, hedging and other similar capital markets transactions for our and AIG’s asset and liability portfolios. This has allowed our subsidiaries to have access to the consolidation and intermediation benefits of having one market-facing entity when entering into these transactions. In connection with the Reorganization, we formed our own market-facing entity, Corebridge Markets, LLC (“Corebridge Markets”), to perform these functions on behalf of our subsidiaries. We are currently in the process of transitioning these functions from AIGM to Corebridge Markets.
Transfer of Fortitude Re Interests
On October 1, 2021, AIG contributed to us its entire 3.5% ownership interest in Fortitude Re Bermuda. Currently, we hold a less than 3% interest in Fortitude Re Bermuda.
Transfer of AIG Technologies, Inc. and Eastgreen, Inc.
In connection with the Reorganization, we and AIG entered into agreements under which we purchased AIGT and Eastgreen from AIG affiliates on February 28, 2022 for total consideration of $106.5 million. AIGT provides data processing, technology and infrastructure services to AIG entities in the United States, including management of AIG hardware and networks. AIGT utilizes two data centers to provide its services. The real estate related to the two data centers is owned by Eastgreen.
European Insurance Entities
In 2021, AIG Group transferred AIG Life UK and Laya to us. Effective May 1, 2021, AIG Life UK and Laya are both direct subsidiaries of Corebridge Parent.
Separation Arrangements
Immediately prior to the completion of the IPO, we and AIG entered into certain agreements that provide a framework for our ongoing relationship with AIG, including the provision of services being provided to AIG by our investment management business transferred to us as part of the Reorganization. For a description of these agreements, see “Certain Relationships and Related Party Transactions—Relationship and Transactions with AIG.”

RECAPITALIZATION
We historically operated with a capital structure that reflected our status as a wholly owned subsidiary of AIG, prior to Blackstone’s investment in us in November 2021. To prepare for operation as a stand-alone public company, we undertook a number of recapitalization and financing initiatives (the “Recapitalization”) focused on several goals:
•Maintaining our stand-alone credit ratings;
•Targeting a financial leverage ratio of between approximately 25% and 30%;
•Maintaining liquidity at our holding company, Corebridge Parent, sufficient to cover one year of its expenses; and
•Entering into new financing arrangements that are supported solely on the basis of our stand-alone credit profile.
There can be no assurances that we will reach these goals. See “Risk Factors—Risks Relating to Business and Operations—Our business strategy may not be effective in accomplishing our objectives.”
Senior Notes Offering
In order to repay a portion of the AIG Note, in April 2022, we issued $6.5 billion of senior unsecured notes, the net proceeds of which amounted to approximately $6.4 billion after deducting initial purchaser discounts and estimated offering and other expenses. The senior unsecured notes issued consisted of:
•$1.0 billion aggregate principal amount of 3.500% Senior Notes due 2025 (the “2025 Notes”);
•$1.25 billion aggregate principal amount of 3.650% Senior Notes due 2027 (the “2027 Notes”);
•$1.0 billion aggregate principal amount of 3.850% Senior Notes due 2029 (the “2029 Notes”);
•$1.5 billion aggregate principal amount of 3.900% Senior Notes due 2032 (the “2032 Notes”);
•$0.5 billion aggregate principal amount of 4.350% Senior Notes due 2042 (the “2042 Notes”); and
•$1.25 billion aggregate principal amount of 4.400% Senior Notes due 2052 (the “2052 Notes,” and together with the 2025 Notes, the 2027 Notes, the 2029 Notes, the 2032 Notes and the 2042 Notes, the “Notes”).
The terms of the Notes are included in the indenture, dated April 5, 2022, between us and The Bank of New York Mellon, as trustee, incorporated by reference as Exhibit 4.1 and each of the applicable supplemental indentures incorporated by reference as Exhibits 4.2, 4.3, 4.4, 4.5, 4.6 and 4.7 into the registration statement of which this prospectus forms a part.
We used the net proceeds of the issuance of the Notes to repay a portion of the AIG Note.
Hybrid Notes Offering
In order to further repay a portion of the AIG Note, in August 2022, we issued $1.0 billion aggregate principal amount of 6.875% fixed-to-fixed reset rate junior subordinated notes due 2052 (the “Hybrid Notes”), the net proceeds of which amounted to approximately $990 million after deducting initial purchaser discounts.
The terms of the Hybrid Notes are included in the subordinated indenture, dated August 23, 2022, between us and The Bank of New York Mellon, as trustee, incorporated by reference as Exhibit 4.8 and the first supplemental indenture incorporated by reference as Exhibit 4.9 into the registration statement of which this prospectus forms a part.
We used the net proceeds of the issuance of the Hybrid Notes to repay a portion of the AIG Note.

Exchange Offer
On April 26, 2023, Corebridge Parent launched an offer (the “Exchange Offer”) to exchange (i) all of the Notes for an equal aggregate principal amount of its new senior unsecured notes and (ii) all of the Hybrid Notes for an equal aggregate principal amount of its new fixed-to-fixed reset rate junior subordinated notes, respectively, which have been registered under the Securities Act. The Exchange Offer expired on May 24, 2023. On May 31, 2023, the Notes and Hybrid Notes that tendered were exchanged for an equal aggregate principal amount of new senior unsecured notes and new fixed-to-fixed reset rate junior subordinated notes, respectively, that had been registered under the Securities Act. Corebridge did not receive any proceeds in the Exchange Offer.
Delayed Draw Term Loans
On February 25, 2022, we entered into an unsecured 18-Month Delayed Draw Term Loan Agreement (the “18-Month DDTL Agreement”) among Corebridge Parent, as borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, and the Three-Year DDTL Agreement among Corebridge Parent, as borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent. In connection with the issuance of the Notes and the Hybrid Notes, (i) the commitments under the 18-Month DDTL Agreement in the aggregate principal amount of $6 billion terminated in full and (ii) the commitments under the Three-Year DDTL Agreement reduced from $3.0 billion to $1.5 billion.
On September 15, 2022, Corebridge Parent borrowed an aggregate principal amount of $1.5 billion under the Three-Year DDTL Facility. We used approximately $900 million of the proceeds from the Three-Year DDTL Facility to repay the remainder of the AIG Note, with the balance retained by Corebridge Parent as part of its liquidity pool. There are no remaining available commitments outstanding under the Three-Year DDTL Facility.
For the current interest period, the Three-Year DDTL Facility bears interest at a rate per annum equal to the Adjusted Term SOFR Rate (as defined in the Three-Year DDTL Agreement) plus the Applicable Rate (as defined in the Three-Year DDTL Agreement) of 1.000%, which is based on the then-applicable credit ratings of our senior unsecured long-term indebtedness. The current interest period of the Three-Year DDTL Facility will end on June 21, 2023, unless prior to that date, Corebridge Parent elects to continue the loan, or a portion of it, for an additional interest period. If Corebridge Parent does not make such election and the Three-Year DDTL Facility has not been fully repaid, it will be converted to an ABR Borrowing (as that term is defined in the Three-Year DDTL Agreement). The Three-Year DDTL Facility matures on February 25, 2025.
The Three-Year DDTL Agreement is subject to mandatory prepayment (or, to the extent undrawn, permanent commitment reductions) to the extent of any net cash proceeds received by us from incurring debt for borrowed money or issuing junior subordinated debt or trust preferred securities, in each case subject to certain exceptions, including an exception for up to $500 million of debt or junior subordinated debt or trust preferred securities in the aggregate.
The Three-Year DDTL Agreement requires us to maintain a minimum consolidated net worth of $11.7 billion and subjects us to a specified maximum ratio of total consolidated debt to total consolidated capitalization of 40%, subject to certain limitations and exceptions. In addition, the Three-Year DDTL Agreement contains certain customary representations and warranties and affirmative and negative covenants, including limitations with respect to:
•liens that we may create, incur, assume or permit in respect of our properties, assets or certain equity interests of certain of our subsidiaries, subject to exceptions;
•our ability to effect any merger, consolidation, disposal of all or substantially all of our assets, or to liquidate or dissolve, subject to exceptions;
•engage in any business other than the businesses of the type we and our subsidiaries currently conduct; and
•activities which may cause us to violate any laws or regulations governing sanctions, bribery and anti-corruption.

Amounts due under the Three-Year DDTL Agreement may be accelerated upon an “event of default,” as defined in the Three-Year DDTL Agreement, such as failure to pay amounts owed thereunder when due, breach of a covenant, material inaccuracy of a representation or occurrence of bankruptcy or insolvency, subject in some cases to cure periods. This description is qualified by reference to Exhibits 10.19 and 10.20 incorporated by reference into the registration statement of which this prospectus forms a part.
Revolving Credit Agreement
On May 12, 2022, we entered into a revolving credit agreement with the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent and the several L/C Agent party thereto (the “Revolving Credit Agreement”). The Revolving Credit Agreement provides for a five-year total commitment of $2.5 billion, consisting of standby letters of credit and/or revolving credit borrowings without any limits on the type of borrowings. Under circumstances described in the Revolving Credit Agreement, the aggregate commitments may be increased by up to $500 million, for a total commitment under the Revolving Credit Agreement of $3.0 billion. Loans under the Revolving Credit Agreement will mature on May 12, 2027. Under the Revolving Credit Agreement, the applicable rate, commitment fee and letter of credit fee are determined by reference to the credit ratings of our senior, unsecured, long-term indebtedness. Borrowings bear interest at a rate per annum equal to (i) in the case of U.S. dollar borrowings, Term SOFR plus an applicable credit spread adjustment plus an applicable rate or an alternative base rate plus an applicable rate, (ii) in the case of Sterling borrowings, SONIA plus an applicable credit spread adjustment plus an applicable rate, (iii) in the case of Euro borrowings, EURIBOR plus an applicable rate and (iv) in the case of Japanese Yen, Tokyo Interbank Offered Rate plus an applicable rate. The alternative base rate is equal to the highest of (a) the New York Federal Reserve Bank Rate plus 0.50%, (b) the rate of interest in effect as quoted by The Wall Street Journal as the “Prime Rate” in the United States and (c) Term SOFR plus a credit spread adjustment of 0.100% plus an additional 1.00%.
The Revolving Credit Agreement requires us to maintain a minimum consolidated net worth of $11.7 billion and subjects us to a specified maximum ratio of total consolidated debt to total consolidated capitalization of 40%, subject to certain limitations and exceptions. In addition, the Revolving Credit Agreement contains certain customary representations and warranties and affirmative and negative covenants, including limitations with respect to:
•liens that we may create, incur, assume or permit in respect of our properties, assets or certain equity interests of certain of our subsidiaries, subject to exceptions;
•our ability to effect any merger, consolidation, disposal of all or substantially all of our assets, or to liquidate or dissolve, subject to exceptions;
•engage in any business other than the businesses of the type we and our subsidiaries currently conduct; and
•activities which may cause us to violate any laws or regulations governing sanctions, bribery and anti-corruption.
Amounts due under the Revolving Credit Agreement may be accelerated upon an “event of default,” as defined in the Revolving Credit Agreement, such as failure to pay amounts owed thereunder when due, breach of a covenant, material inaccuracy of a representation, or occurrence of bankruptcy or insolvency, subject in some cases to cure periods.
We expect to draw on the Revolving Credit Agreement from time to time, and may use the proceeds for general corporate purposes. Letters of credit issued under the Revolving Credit Agreement will be used for general corporate purposes. As of June 2, 2023, there were no borrowings or letters of credit outstanding under the Revolving Credit Agreement, such that a total of $2.5 billion remains available under the Revolving Credit Agreement. This description is qualified by reference to Exhibit 10.21 incorporated by reference into the registration statement of which this prospectus forms a part.

Letters of Credit
Effective July 28, 2022, Corebridge Parent replaced AIG as applicant and guarantor on two letters of credit totaling £80 million, for the benefit of AIG Life UK. Effective January 1, 2023, Corebridge Parent replaced these letters of credit with a single letter of credit of £80 million. The letter of credit supports AIG Life UK’s capital position and will be counted as Tier 2 capital under EU Solvency II regulations as approved by the Prudential Regulation Authority.
One of our domestic insurance subsidiaries has an intercompany reinsurance arrangement with AIG Bermuda whereby certain Regulation XXX and Guideline AXXX reserves related to a closed block of in-force business are ceded to AIG Bermuda. AIG Bermuda had a $250 million letter of credit guaranteed by AIG that is used to support the credit for reinsurance provided by AIG Bermuda. Effective May 9, 2022, the letter of credit was reduced from $250 million to $175 million, and effective May 12, 2022, Corebridge Parent replaced AIG as the guarantor.
Other Indebtedness
Prior to the IPO, much of our financing had been through certain intercompany arrangements with AIG. While we took steps to replace certain of these arrangements with stand-alone financing in connection with the IPO, we continue to retain financing and guarantee arrangements with AIG.
As of March 31, 2023, our subsidiary, AIGLH, had outstanding $427 million aggregate principal amount, consisting of $227 million of junior subordinated debt due between 2030 and 2046 and $200 million of notes due between 2025 and 2029.
For further information regarding our junior subordinated debt and notes due, see “Certain Relationships and Related Party Transactions—Historical Related Party Transactions—Guarantees.”
Anticipated Financing Activities Following this Offering
Our current expectation is that we will issue $1.5 billion of hybrid debt or preferred securities (the “Additional Hybrid Notes”) to repay the amount drawn on the Three-Year DDTL Agreement; however, we may consider replacing a portion of the Additional Hybrid Notes used to repay the Three-Year DDTL with senior notes. Any residual amount of net proceeds in excess of the repayment amount drawn on the Three-Year DDTL Agreement is intended to be retained by Corebridge Parent as part of its liquidity pool. There can be no assurance that we will be able to complete any such hybrid debt or preferred securities offering on acceptable terms or at all.

CAPITALIZATION
The following table sets forth our cash and capitalization as of March 31, 2023 on an actual basis and on a pro forma basis, giving effect to the items described in “Unaudited Pro Forma Condensed Financial Information.” The selling stockholder is selling all of the shares of our common stock in this offering, and we will not receive any proceeds from the sale of shares.
You should read this table in conjunction with “Dividend Policy and Repurchase Program,” “Recapitalization,” “The Reorganization Transactions,” “Summary Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Consolidated Financial Information” and our consolidated financial statements included elsewhere in this prospectus.

	As of March 31, 2023
(dollars in millions, except share data)	Actual	Pro Forma
Cash	$465	$465
Debt(1):
Short-term debt
3-Year DDTL Facility	$1,500	$—
Long-term debt:
2025 Notes	1,000	1,000
2027 Notes	1,250	1,250
2029 Notes	1,000	1,000
2032 Notes	1,500	1,500
2042 Notes	500	500
2052 Notes	1,250	1,250
2052 Hybrid Notes	1,000	1,000
Additional Hybrid Notes	—	1,500
Other long-term debt(2)	371	356
Total Long-term debt	7,871	9,356
Debt of consolidated investment entities	2,688	2,688
Total debt	$12,059	$12,044
Equity:
Common stock, $0.01 par value; 2,500,000,000 shares authorized; 648,129,652 shares issued	6	6
Treasury stock	—	(200)
Additional paid-in capital	8,024	8,024
Retained earnings	17,592	17,192
Accumulated other comprehensive income	(14,067)	(14,067)
Total Corebridge Shareholders’ equity	11,555	10,955
Nonredeemable noncontrolling interest	910	910
Total equity	12,465	11,865
Total capitalization(3)	$24,524	$23,909
__________________
(1)See “Recapitalization.”
(2)Includes debt issuance costs.
(3)Our financial leverage ratio (as defined in “Glossary”) as of March 31, 2023 was 27.9% and our pro forma financial leverage ratio was 28.4%. See “Recapitalization.”

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
The unaudited pro forma condensed consolidated financial information consists of the unaudited pro forma condensed consolidated balance sheet as of March 31, 2023, and unaudited pro forma condensed consolidated statement of income (loss) for the three months ended March 31, 2023 and year ended December 31, 2022. The unaudited pro forma condensed consolidated financial information should be read in conjunction with the information included under “Basis of Presentation,” “Summary Historical Consolidated Financial Data,” “Dividend Policy and Share Repurchase Program,” “Recapitalization,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the audited annual consolidated financial statements and the unaudited condensed consolidated interim financial statements included elsewhere in this prospectus. We believe the unaudited pro forma condensed consolidated financial information presented below is useful to investors because it presents our historical results of operations for the period presented giving effect to each of the Recapitalization, the payment of a special dividend and a repurchase by us from AIG and Blackstone of $200 million of our common stock, as if it had occurred as of the dates indicated below. The unaudited pro forma condensed consolidated financial information has been prepared in accordance with Article 11 of Regulation S-X under the Securities Act.
The following unaudited pro forma condensed consolidated financial information presents the historical financial statements of the Company as if these transactions had been completed as of March 31, 2023 for purposes of the unaudited pro forma condensed consolidated balance sheet, and as of January 1, 2022 for purposes of the unaudited pro forma condensed consolidated statement of income (loss).
The unaudited pro forma condensed consolidated financial information is presented for informational purposes only and does not purport to represent our financial condition or our results of operations had these transactions occurred on or as of the dates noted above or to project the results for any future date or period. Actual results may differ from the unaudited pro forma condensed consolidated financial information.
The unaudited pro forma condensed consolidated financial information has been prepared to reflect adjustments to Corebridge’s historical consolidated financial information for the following:
Transactional Accounting Adjustments
Recapitalization
To prepare for our IPO and operation as a stand-alone public company, we undertook the Recapitalization. The Recapitalization included issuing and selling $6.5 billion of Notes and $1.0 billion of the Hybrid Notes, the net proceeds of which were used to repay a portion of the $8.3 billion intercompany short-term note owed by us to AIG (the “AIG Note”). Additionally, we drew down $1.5 billion on the Three-Year DDTL Facility and used some of the proceeds to repay the remaining amount due under the AIG Note. Our current expectation is that we will issue $1.5 billion of Additional Hybrid Notes to repay the amount drawn on the Three-Year DDTL Agreement; however, we may consider replacing a portion of the Additional Hybrid Notes used to repay the Three-Year DDTL with senior notes.
For purposes of preparing the pro forma condensed consolidated financial information, we have assumed that all anticipated components of the new capital structure were in place prior to this offering (although the issuance of the Additional Hybrid Notes is expected to occur after this offering), and therefore we have assumed no drawdowns under the Three-Year DDTL Facility.
The unaudited pro forma condensed consolidated statement of income (loss) reflects estimated interest expense related to the Notes, Hybrid Notes and Additional Hybrid Notes for the three months ended March 31, 2023 and year ended December 31, 2022.

Special Dividend
On June 1, 2023, we declared a special dividend of $0.62 per share on our common stock, payable on June 30, 2023 to stockholders of record at the close of business on June 16, 2023. The pro-forma adjustments exclude our regular second quarter 2023 dividend that was declared on May 8, 2023.
Share Repurchase
On or prior to June 30, 2023, we anticipate entering into the Share Repurchase Agreement with AIG and Blackstone. Pursuant to the Share Repurchase Agreement, we anticipate repurchasing a number of shares of our common stock having an aggregate purchase price of $200 million (approximately 90.1% of which will be repurchased from AIG and approximately 9.9% of which will be repurchased from Blackstone).

Unaudited Pro Forma Condensed Consolidated Balance Sheet
as of March 31, 2023

		Transaction Accounting Adjustments
(in millions, except for share data)	Historical	Recapitalization		Special dividend		Repurchase		Pro Forma
Assets:
Investments:
Fixed maturity securities:
Bonds available for sale	$159,061	—		—		—		$159,061
Other bond securities	4,103	—		—		—		4,103
Equity securities	191	—		—		—		191
Mortgage and other loans receivable	45,869	—		—		—		45,869
Other invested assets	10,496	—		—		—		10,496
Short-term investments	4,006	(15)	(a)	(400)	(b)	(200)	(c)	3,391
Total Investments	223,726	(15)		(400)		(200)		223,111
Cash	465	—		—		—		465
Accrued investment income	1,923	—		—		—		1,923
Premiums and other receivables	745	—		—		—		745
Reinsurance assets - Fortitude Re	27,238	—		—		—		27,238
Reinsurance assets - other	2,643	—		—		—		2,643
Deferred income taxes	8,435	—		—		—		8,435
Deferred policy acquisition costs and value of business acquired	10,641	—		—		—		10,641
Market risk benefit assets, at fair value	830	—		—		—		830
Other assets	2,688	—		—		—		2,688
Separate account assets	87,357	—		—		—		87,357
Total Assets	$366,691	(15)		(400)		(200)		$366,076
Liabilities:
Future policy benefits for life and accident and health insurance contracts	$53,406	—		—		—		$53,406
Policyholder contract deposits	158,025	—		—		—		158,025
Market risk benefit liabilities, at fair value	5,144	—		—		—		5,144
Other policyholder funds	2,897	—		—		—		2,897
Fortitude Re funds withheld payable	26,633	—		—		—		26,633
Other liabilities	8,705	—		—		—		8,705
Short-term debt	1,500	(1,500)	(a)	—		—		—
Long-term debt	7,871	1,485	(a)	—		—		9,356
Debt of consolidated investment entities	2,688	—		—		—		2,688
Separate account liabilities	87,357	—		—		—		87,357
Total Liabilities	$354,226	(15)		—		—		$354,211
Corebridge Shareholders’ equity
Common stock, $0.01 par value, 2,500,000,000 shares authorized; 648,129,652 shares issued	6	—		—		—		6
Treasury Stock	—	—		—		(200)	(c)	(200)
Additional Paid in Capital	8,024	—		—		—		8,024
Retained Earnings	17,592	—		(400)	(b)	—		17,192
Accumulated other comprehensive income (loss)	(14,067)	—		—		—		(14,067)
Total Corebridge Shareholders’ equity	11,555	—		(400)		(200)		10,955
Non-redeemable noncontrolling interests	910	—		—		—		910
Total Shareholders’ equity	12,465	—		(400)		(200)		11,865
Total Liabilities and shareholders’ equity	$366,691	(15)		(400)		(200)		$366,076

Unaudited Pro Forma Condensed Consolidated Statement of Income (Loss)
For the Three Months Ended March 31, 2023

		Transaction Accounting Adjustments
(dollars in millions, except per common share data)	Historical	Recapitalization		Repurchase		Pro Forma
Revenues:
Premiums	$2,105	—		—		$2,105
Policy Fees	698	—		—		698
Net Investment Income:
Net investment income: excluding Fortitude Re funds withheld assets	2,301	—		—		2,301
Net investment income: Fortitude Re funds withheld assets	394	—		—		394
Total net investment income	2,695					2,695
Net realized gains (losses):
Net realized gains (losses) excluding Fortitude Re funds withheld assets and embedded derivative	(453)	—		—		(453)
Net realized gains (losses) on Fortitude Re funds withheld assets	20	—		—		20
Net realized gains (losses) on Fortitude Re funds withheld embedded derivative	(1,025)	—		—		(1,025)
Total Net realized gains (losses)	(1,458)	—		—		(1,458)
Advisory fee income	116	—		—		116
Other income	106	—		—		106
Total Revenues	4,262	—		—		4,262
Benefits and expenses:
Policyholder benefits	2,495	—		—		2,495
Change in the fair value of market risk benefits, net	196					196
Interest credited to policyholder account balances	1,026	—		—		1,026
Amortization of deferred policy acquisition costs and value of business acquired	256	—		—		256
Non-deferrable insurance commissions	136	—		—		136
Advisory fees	65	—		—		65
General operating expenses	582	—		—		582
Interest expense	172	8	(a)	—		180
Net (gain) loss on divestitures	3	—		—		3
Total benefits and expenses	4,931	8		—		4,939
Income (loss) before income tax expense	(669)	(8)		—		(677)
Income tax expense (benefit)	(216)	(2)	(d)	—		(218)
Net income (loss)	(453)	(6)		—		(459)
Less:						—
Net income (loss) attributable to noncontrolling interests	6	—		—		6
Net income (loss) attributable to Corebridge	$(459)	$(6)		$—		$(465)
Income (loss) per common share attributable to Corebridge common shareholders:
Common stock — Basic	$(0.70)	$—		$—		$(0.73)
Common stock — Diluted	$(0.70)	$—		$—		$(0.73)
Weighted average shares outstanding:						—
Common stock — Basic	650.8	—		(11.1)	(c)	639.7
Common stock — Diluted	650.8	—		(11.1)	(c)	639.7

Unaudited Pro Forma Condensed Consolidated Statement of Income (Loss)
For the Year Ended December 31, 2022

		Transaction Accounting Adjustments
(dollars in millions, except per common share data)	Historical	Recapitalization		Repurchase		Pro Forma
Revenues:
Premiums	$5,091	$—		$—		$5,091
Policy Fees	2,914	—		—		2,914
Net Investment Income:						—
Net investment income: excluding Fortitude Re funds withheld assets	8,685	—		—		8,685
Net investment income: Fortitude Re funds withheld assets	891	—		—		891
Total net investment income	9,576					9,576
Net realized gains (losses):						—
Net realized gains (losses) excluding Fortitude Re funds withheld assets and embedded derivative	141	—		—		141
Net realized gains (losses) on Fortitude Re funds withheld assets	(397)	—		—		(397)
Net realized gains (losses) on Fortitude Re funds withheld embedded derivative	6,347	—		—		6,347
Total Net realized gains (losses)	6,091	—		—		6,091
Advisory fee income	475	—		—		475
Other income	550	—		—		550
Total Revenues	24,697	—		—		24,697
Benefits and expenses:						—
Policyholder benefits	6,720	—		—		6,720
Change in the fair value of market risk benefits, net	(958)	—		—		(958)
Interest credited to policyholder account balances	3,732	—		—		3,732
Amortization of deferred policy acquisition costs and value of business acquired	1,020	—		—		1,020
Non-deferrable insurance commissions	568	—		—		568
Advisory fees	266	—		—		266
General operating expenses	2,323	—		—		2,323
Interest expense	534	149	(a)	—		683
Net (gain) loss on divestitures	1	—		—		1
Total benefits and expenses	14,206	149		—		14,355
Income (loss) before income tax expense	10,491	(149)		—		10,342
Income tax expense (benefit)	2,012	(31)	(d)	—		1,981
Net income (loss)	8,479	(118)		—		8,361
Less:						—
Net income (loss) attributable to noncontrolling interests	320	—		—		320
Net income (loss) attributable to Corebridge	$8,159	$(118)		$—		$8,041
Income (loss) per common share attributable to Corebridge common shareholders:						—
Common stock — Basic	$12.63	$—		$—		$12.68
Common stock — Diluted	$12.60	$—		$—		$12.65
Weighted average shares outstanding:						—
Common stock — Basic	646.1	—		(11.1)	(c)	635.0
Common stock — Diluted	647.4	—		(11.1)	(c)	636.3
Notes to the Unaudited Pro Forma Financial Information
(a)The unaudited pro forma condensed balance sheet reflects our Recapitalization, which, depending on market conditions and other factors, we currently anticipate completing within approximately 12 to 18 months following the IPO. We intend to use the net proceeds from the Additional Hybrid Notes to repay the $1.5 billion we drew under the Three-Year DDTL Facility.

Facility	Principal amounts outstanding
($ millions)
3 Year DDTL Borrowing Facility	$1,500
Notes	6,500
Hybrid Notes	1,000
Additional Hybrid Notes	1,500
Debt issuance costs / other debt	(71)
Repayment of Three-Year DDTL Facility	(1,500)
AIGLH notes and bonds payable	200
AIGLH junior subordinated debt	227
Total Pro Forma long-term debt	$9,356
For purposes of preparing the pro forma condensed consolidated financial information, we have assumed that all anticipated components of the new capital structure were in place prior to this offering (although the issuance of the Additional Hybrid Notes is expected to occur after this offering).
The Notes have a range of maturities between three and 30 years and have a weighted average yield to maturity of approximately 3.5%, after giving consideration to the interest rate risk hedges discussed below. The Hybrid Notes are long-dated subordinated debt with a weighted average yield to maturity of 6.88%. The Additional Hybrid Notes are expected to have a weighted average yield to maturity of 8.0%, and we have assumed $15 million of debt issuance costs.
The pro forma condensed consolidated statement of income (loss) reflects the interest expense as if the Notes, Hybrid Notes and Additional Hybrid Notes were issued as of January 1, 2022, and that the Three-Year DDTL Facility was not drawn upon. This results in an estimated full year interest expense of $448 million. Interest expense was calculated assuming constant debt levels throughout the periods presented. A 1/8% change to the annual weighted average interest rate with respect to the Additional Hybrid Notes would change interest expense by approximately $2 million for the year ended December 31, 2022 and approximately $500 thousand for the three months ended March 31, 2023. The actual weighted average interest rate will be dependent on market and other conditions at the time of issuance and may differ, potentially materially, from such assumed weighted average interest rate.
(b)On June 1, 2023, we declared a special dividend of $0.62 per share on our common stock, payable on June 30, 2023 to stockholders of record at the close of business on June 16, 2023.
(c)The unaudited pro forma condensed balance sheet reflects the repurchase by us from AIG and Blackstone of $200 million of our common stock, which we anticipate to occur on or prior to June 30, 2023. In order to calculate the number of shares acquired under the repurchase, we utilized Corebridge’s closing stock price of $18.06 on June 2, 2023, resulting in a pro forma acquisition of 11.1 million shares. The unaudited pro forma condensed balance sheet assumes that these shares are held as Treasury stock. The pro forma condensed consolidated statement of income (loss) reflects a reduction in both basic and diluted shares outstanding of 11.1 million.
(d)Reflects the tax effects of the pro forma adjustment at the applicable statutory income tax rates.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis should be read in conjunction with our consolidated financial statements included elsewhere in this prospectus, “Unaudited Pro Forma Condensed Consolidated Financial Information” and “—Use of Non-GAAP Financial Measures and Key Operating Measures.” The following discussion may contain forward-looking statements about our business, operations and financial performance based on current expectations that involve risks, uncertainties and assumptions. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include those factors discussed below and elsewhere in this information statement. See “Risk Factors” and “Special Note Regarding Forward-Looking Statements and Information.”
The following financial information as of March 31, 2023 and for the three months ended March 31, 2023 and 2022, is derived from our unaudited interim financial statement included elsewhere in this prospectus. The financial information as of December 31, 2022 and December 31, 2021 and each of the years ended December 31, 2022, 2021 and 2020 have been derived from our audited financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results to be expected for any future period.
We adopted the FASB’s LDTI on January 1, 2023 with a transition date of January 1, 2021. Results for the years ended December 31, 2022 and 2021 have been updated from those results provided in our Annual Report on Form 10-K for the year ended December 31, 2022 to reflect the adoption of LDTI. See “Introductory Information—Basis of Presentation.”
Executive Summary
Overview
We are one of the largest providers of retirement solutions and insurance products in the United States, committed to helping individuals plan, save for and achieve secure financial futures. We offer a broad set of products and services through our market leading Individual Retirement, Group Retirement, Life Insurance and Institutional Markets businesses, each of which features capabilities and industry experience we believe are difficult to replicate. These four businesses collectively seek to enhance stockholder returns while maintaining our attractive risk profile, which has historically resulted in consistent and strong cash flow generation.
Revenues
Our revenues come from five principal sources:
•Premiums are principally derived from our traditional life insurance and certain annuity products including PRT transactions and structured settlements with life contingencies. Our premium income is driven by growth in new policies and contracts written and persistency of our in-force policies, both of which are influenced by a combination of factors including our efforts to attract and retain customers and market conditions that influence demand for our products;
•Policy fees are principally derived from our individual retirement, group retirement, universal life insurance, COLI-BOLI and SVW products. Our policy fees typically vary directly with the underlying account value or benefit base of our annuities. Account value and benefit base are influenced by changes in economic conditions, including changes in levels of equity prices, and changes in levels of interest rates and credit spreads, as well as net flows;
•Net investment income from our investment portfolio varies as a result of the yield, allocation and size of our investment portfolio, which are, in turn, a function of capital market conditions and net flows into our total investments, as well as the expenses associated with managing our investment portfolio;
•Net realized gains (losses), include changes in the Fortitude Re funds withheld embedded derivative, risk management related derivative activities (excluding hedges of certain MRBs), changes in the fair value of embedded derivatives in certain of our insurance products and trading activity within our investment portfolio, including trading activity related to the Fortitude Re modco arrangement. Net realized gains (losses) vary due to the timing of sales of investments as well as changes in the fair value of embedded derivatives in certain of our insurance products and derivatives utilized to hedge certain embedded derivatives; and
•Advisory fee income and other income includes fees from registered investment advisory services, 12b-1 fees (marketing and distribution fees paid by mutual funds), other asset management fee income, and commission-based broker dealer services.
Benefits and Expenses
Our benefits and expenses come from six principal sources:
•Policyholder benefits are driven primarily by customer withdrawals and surrenders from traditional products which change in response to changes in capital market conditions and changes in policy reserves, as well as life contingent benefit payments on life and annuity contracts and updates to assumptions related to future policyholder behavior, mortality and longevity;
•Interest credited to policyholder account balances varies in relation to the amount of the underlying account value or benefit base and also includes changes in the fair value of certain embedded derivatives related to our insurance products and amortization of deferred sales inducement assets;
•Amortization of DAC and value of business acquired (“VOBA”) for all contracts except for “other” investment contracts is amortized, on a constant level basis over the expected term of the related contracts using assumptions consistent with those used in estimating the related liability for future policy benefits, or any other related balances, for those corresponding contracts, as applicable. VOBA is determined at the time of acquisition and is reported with DAC. This value is based on the present value of future pre-tax profits discounted at yields applicable at the time of purchase.
•General operating and other expenses include expenses associated with conducting our business, including salaries, other employee-related compensation and other operating expenses such as professional services or travel; and
•Change in the fair value of market risk benefits, net represents the changes in fair value of MRBs contained within certain insurance contracts (excluding the impact of changes in our own credit risk), including attributed fees, along with the changes in the fair value of derivatives that economically hedge MRBs. Changes in our own credit risk are included in OCI.
•Interest expense represents the charges associated with our external debt obligations, including debt of consolidated investment entities. This expense varies based on the amount of debt on our balance sheet, as well as the rates of interest associated with those obligations. Interest expense related to consolidated investment entities principally relates to variable interest entities (“VIEs”) for which we are the primary beneficiary; however, creditors or beneficial interest holders of VIEs generally only have recourse to the assets and cash flows of the VIEs and do not have recourse to us except in limited circumstances when we have provided a guarantee to the VIE’s interest holders.
Significant Factors Impacting Our Results
The following significant factors have impacted, and may in the future impact, our business, results of operations, financial condition and liquidity.
Impact of Fortitude Re
In 2018, AIG established Fortitude Re, a wholly owned subsidiary of Fortitude Group Holdings, LLC (“Fortitude Holdings”), in a series of reinsurance transactions related to certain of AIG’s legacy operations. In February 2018, AGL, VALIC and USL entered into modco agreements with Fortitude Re, a registered Class 4 and

Class E reinsurer in Bermuda. Additionally, AIG Bermuda novated its assumption of certain long-duration contracts from an affiliated entity to Fortitude Re.
In the modco arrangement, the investments supporting the reinsurance agreements, which reflect the majority of the consideration that would be paid to the reinsurer for entering into the transaction, are withheld by, and therefore continue to reside on the balance sheet of, the ceding company (i.e., AGL, VALIC and USL) thereby creating an obligation for the ceding company to pay the reinsurer (i.e., Fortitude Re) at a later date. Additionally, since we maintain ownership of these investments, we reflect our existing accounting for these assets, which consist primarily of available-for-sale securities (e.g., the changes in fair value of available-for-sale securities will be recognized within OCI) on our balance sheet. We have established a funds withheld payable to Fortitude Re while simultaneously establishing a reinsurance asset representing liabilities for the insurance coverage that Fortitude Re has assumed. The funds withheld payable contains an embedded derivative and changes in fair value of this derivative are recognized in Net realized gains (losses) on Fortitude Re funds withheld embedded derivative. This embedded derivative is considered a total return swap with contractual returns that are attributable to various assets, primarily available-for-sale securities, associated with these reinsurance agreements. As the majority of the invested assets supporting the modco are fixed income securities that are available-for-sale, there is a mismatch between the accounting for the embedded derivative as its changes in fair value are recorded through net income while changes in the fair value of the fixed maturity securities available for sale are recorded through OCI.
On July 1, 2020, AGL and USL amended the modco agreements. Under the terms of the amendment, certain business ceded to Fortitude Re was recaptured by the Company, and certain additional business was ceded by the Company to Fortitude Re. We recorded an additional non-recurring $91 million loss related entirely to the amendments to the modco agreements.
On June 2, 2020, AIG completed the Majority Interest Fortitude Sale. Following closing of the Majority Interest Fortitude Sale, AIG contributed $135 million of its proceeds from the Majority Interest Fortitude Sale to USL. On October 1, 2021, AIG contributed its remaining 3.5% interest in Fortitude Re Bermuda to us and we are entitled to a seat on the board of Fortitude Re Bermuda. At March 31, 2022, our ownership interest in Fortitude Re Bermuda was reduced from 3.5% to 2.46% due to a round of equity financing, by third-party investors, in which we did not participate, that closed on March 31, 2022. As of March 31, 2023, $31.1 billion of reserves related to business written by multiple wholly owned AIG subsidiaries, including $27.2 billion of reserves related to Corebridge, had been ceded to Fortitude Re. As of closing of the Majority Interest Fortitude Sale on June 2, 2020, these reinsurance transactions were no longer considered affiliated transactions.
In addition to the loss incurred from the amendments of the Fortitude Re reinsurance agreements, our net income experiences ongoing volatility as a result of the reinsurance agreements, which, as described above, give rise to a funds withheld payable that contains an embedded derivative. However, this net income volatility is almost entirely offset with a corresponding change in OCI, which reflects the fair value change from the investment portfolio supporting the funds withheld payable, which is primarily available- for-sale securities, resulting in minimal impact to our comprehensive income (loss) and equity attributable to Corebridge. Beginning in the fourth quarter of 2021, the Company began to elect the fair value option on the acquisition of certain new fixed maturity securities, which will help reduce this mismatch over time.

Fortitude Re funds withheld impact:

	Three Months Ended March 31,		Years Ended December 31,
(in millions)	2023	2022	2022	2021	2020
Net investment income - Fortitude Re funds withheld assets	$394	$278	$891	$1,775	$1,427
Net realized gains (losses) on Fortitude Re funds withheld assets:
Net realized gains (losses)on Fortitude Re funds withheld assets	20	(123)	(397)	924	1,002
Net realized gains (losses) on Fortitude Re funds withheld embedded derivatives	(1,025)	2,837	6,347	(687)	(3,978)
Net realized gains (losses) on Fortitude Re funds withheld assets	(1,005)	2,714	5,950	237	(2,976)
Income (loss) before income tax benefit (expense)	(611)	2,992	6,841	2,012	(1,549)
Income tax benefit (expense)*	128	(628)	(1,437)	(423)	325
Net income (loss)	(483)	2,364	5,404	1,589	(1,224)
Change in unrealized appreciation (depreciation) of the invested assets supporting the Fortitude Re modco arrangement classified as available for sale*	451	(2,276)	(5,064)	(1,488)	1,165
Comprehensive income (loss)	$(32)	$88	$340	$101	$(59)
__________________
*The income tax expense (benefit) and the tax impact in OCI was computed using the U.S. statutory tax rate of 21%.
Various assets supporting the Fortitude Re funds withheld arrangements are reported at amortized cost, and as such, changes in the fair value of these assets are not reflected in the financial statements. However, changes in the fair value of these assets are included in the embedded derivative in the Fortitude Re funds withheld arrangement and the appreciation (depreciation) of the assets is the primary driver of the comprehensive income (loss) reflected above.
For further details on this transaction, see Note 7 to our audited annual consolidated financial statements.
Impact of Variable Annuity Guaranteed Benefit Riders and Hedging
Our Individual Retirement and Group Retirement businesses offer variable annuity products with riders that provide guaranteed benefits. The liabilities are accounted for as market risk benefits and measured at fair value. The fair value of the market risk benefits may fluctuate significantly based on market interest rates, equity prices, credit spreads, market volatility, policyholder behavior and other factors.
In addition to risk-mitigating features in our variable annuity product design, we have an economic hedging program designed to manage market risk from guaranteed annuity benefits, including exposures to changes in interest rates, equity prices, credit spreads and volatility. The hedging program includes all in-force GMWB policies and utilizes derivative instruments, including, but not limited to, equity options, futures contracts and interest rate swap and option contracts, as well as fixed maturity securities.

Differences in Valuation of MRBs and Economic Hedge Target
Our variable annuity hedging program utilizes an economic hedge target, which represents an estimate of the underlying economic risks in our GMWB riders. The economic hedge target differs from the GAAP valuation of the MRBs, creating volatility in our net income (loss) primarily due to the following:
•the MRBs include both the GMWB riders and the GMDB riders while the hedge program is targeting the economic risks of just the GMWB rider;
•The hedge program is designed to offset moves in the GMWB economic liability and therefore has a lower sensitivity to equity market changes than the MRBs;
•the economic hedge target includes 100% of the GMWB rider fees in present value calculations;
•the GAAP valuation reflects those fees attributed to the MRB such that the initial value at contract issue equals zero since the MRB includes GMWB’s and GMDB’s these attributed fees are typically larger than just the GMWB rider fees;
•the economic hedge target uses best estimate actuarial assumptions and excludes explicit risk margins used for GAAP valuation, such as margins for policyholder behavior, mortality and volatility; and
•the economic hedge target excludes our own credit risk changes (non-performance adjustments) used in the GAAP valuation, which will be recognized in OCI. The GAAP valuation has different sensitivities to movements in interest rates and other market factors, and to changes from actuarial assumption updates, than the economic hedge target.
For more information on our valuation methodology for MRBs within policyholder contract deposits, see Note 4 to our audited annual consolidated financial statements.
The market value of the hedge portfolio compared to the economic hedge target at any point in time may be different and is not expected to be fully offsetting. In addition to the derivatives held in conjunction with the variable annuity hedging program, we generally have cash and invested assets available to cover future claims payable under these guarantees. The primary sources of difference between the change in the fair value of the hedging portfolio and the economic hedge target include:
•basis risk due to the variance between expected and actual fund returns, which may be either positive or negative;
•realized volatility versus implied volatility;
•actual versus expected changes in the hedge target driven by assumptions not subject to hedging, particularly policyholder behavior; and
•risk exposures that we have elected not to explicitly or fully hedge.

The following table presents the impact on pre-tax income (loss) and other comprehensive income (loss) of Variable Annuity MRBs and Hedging for the Individual Retirement and Group Retirement Segments:

	Three Months Ended March 31, 2023			Three Months Ended March 31, 2022
(in millions)	MRB Liability(*)	Hedge Assets	Net	MRB Liability(*)	Hedge Assets	Net
Issuances	$(3)	$—	$(3)	$—	$—	$—
Interest accrual and effects of time	(15)	(55)	(70)	(18)	(63)	(81)
Attributed fees	(251)	—	(251)	(216)	—	(216)
Expected claims	26	—	26	13	—	13
Effect of changes in interest rates	(367)	346	(21)	1,121	(1,012)	109
Effect of changes in interest rate volatility	81	(60)	21	(189)	81	(108)
Effect of changes in equity markets	421	(262)	159	(402)	348	(54)
Effect of changes in equity index volatility	(12)	(7)	(19)	1	(4)	(3)
Actual outcome different from model expected outcome	(61)	—	(61)	(132)	—	(132)
Effect of changes in future expected policyholder behavior	—	—	—	—	—	—
Effect of changes in other future expected assumptions	96	—	96	—	—	—
Foreign exchange Impact	—	—	—	3	—	3
Total impact on balance before other and changes in our own credit risk	(85)	(38)	(123)	181	(650)	(469)
Other	—	(20)	(20)	—	39	39
Effect of changes in our own credit risk	(378)	2	(376)	727	(56)	671
Total income (loss) impact on market risk benefits	(463)	(56)	(519)	908	(667)	241
Less: impact on OCI	(378)	56	(322)	727	(215)	512
Add: fees net of claims and ceded premiums and benefits	224	—	224	184	—	184
Net impact on pre-tax income (loss)	$139	$(112)	$27	$365	$(452)	$(87)
Net change in value of economic hedge target and related hedges
Net impact on economic gains (losses)			$(208)			$128

	Year Ended December 31, 2022			Year Ended December 31, 2021
(in millions)	MRB Liability(*)	Hedge Assets	Net	MRB Liability(*)	Hedge Assets	Net
Issuances	$(11)	$—	$(11)	$(21)	$—	$(21)
Interest accrual and effects of time	(79)	(283)	(362)	(70)	(235)	(305)
Attributed fees	(934)	—	(934)	(880)	—	(880)
Expected claims	84	—	84	55	—	55
Effect of changes in interest rates	3,328	(2,746)	582	946	(868)	78
Effect of changes in interest rate volatility	(288)	140	(148)	(80)	29	(51)
Effect of changes in equity markets	(1,499)	1,030	(469)	1,617	(942)	675
Effect of changes in equity index volatility	76	(32)	44	(56)	53	(3)
Actual outcome different from model expected outcome	(203)	—	(203)	(147)	—	(147)
Effect of changes in future expected policyholder behavior	87	—	87	(53)	—	(53)
Effect of changes in other future expected assumptions	16	—	16	36	—	36
Foreign exchange Impact	7	—	7	6	—	6
Total impact on balance before other and changes in our own credit risk	584	(1,891)	(1,307)	1,353	(1,963)	(610)
Other	—	66	66	1	8	9
Effect of changes in our own credit risk	1,206	(56)	1,150	275	73	348
Total income (loss) impact on market risk benefits	1,790	(1,881)	(91)	1,629	(1,882)	(253)
Less: impact on OCI	1,206	(527)	679	275	(122)	153
Add: fees net of claims and ceded premiums and benefits	847	—	847	851	—	851
Net impact on pre-tax income (loss)	$1,431	$(1,354)	$77	$2,205	$(1,760)	$445
Net change in value of economic hedge target and related hedges
Net impact on economic gains (losses)			$714			$109
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*MRB Liability is partially offset by MRB Assets
Three Months Ended March 31, 2023
•Net impact on pre-tax income of $27 million was primarily driven by increases in equity markets and the impact of the LIBOR to SOFR transition.
•With the transition of risk free rates to the SOFR curve our discounting of fees has been reduced, resulting in a one time favorable impact to the MRB liability.
On an economic basis, the changes in the fair value of the hedge portfolio were partially offset by the changes in the economic hedge target. In the three months ended March 31, 2023, we had a net mark-to-market loss of approximately $208 million from our hedging activities related to our economic hedge target primarily driven by tightening credit spreads, and lower equity volatility.

Three Months Ended March 31, 2022
•Net impact on pre-tax loss of $87 million was mostly driven by fund basis changes that impacted our actual to expected model outcomes, lower equity markets and term structure moves in the interest rate volatility market, partially offset by increases in interest rates.
On an economic basis, the changes in the fair value of the hedge portfolio were partially offset by the changes in the economic hedge target. In the three months ended March 31, 2022, we had a net mark-to-market gain of approximately $128 million from our hedging activities related to our economic hedge target primarily driven by higher interest rates and widening spreads, offset by lower equity markets.
Year Ended December 31, 2022
•Net impact on pre-tax income of $77 million was primarily driven by increases in interest rates, partially offset by decreases in equity markets.
On an economic basis, the changes in the fair value of the hedge portfolio were partially offset by the changes in the economic hedge target. In the year ended December 31, 2022, we had a net mark-to-market gain of approximately $714 million from our hedging activities related to our economic hedge target primarily driven by widening credit spreads and update of actuarial assumptions.
Year Ended December 31, 2021
•Net impact on pre-tax income of $445 million was mostly driven by higher equity markets.
On an economic basis, the changes in the fair value of the hedge portfolio were partially offset by the changes in the economic hedge target. In 2021, we had a net mark-to market gain of approximately $109 million from our hedging activities related to our economic hedge target primarily driven by higher equity markets, partially offset by losses from the review and update of actuarial assumptions.

The following table presents the net increase to consolidated pre-tax income from changes in the fair value of the GMWB embedded derivatives and related hedges, excluding related DAC amortization during 2020:

Year Ended December 31,
(in millions)	2020
Change in fair value of embedded derivatives, excluding the update of actuarial assumptions and NPA(a)	$(1,152)
Change in fair value of variable annuity hedging portfolio:
Fixed maturity securities(b)	44
Interest rate derivative contracts	1,342
Equity derivative contracts	(679)
Change in fair value of variable annuity hedging portfolio	707
Change in fair value of embedded derivatives excluding the update of actuarial assumptions and NPA, net of hedging portfolio	(445)
Change in fair value of embedded derivatives due to NPA spread	50
Change in fair value of embedded derivatives due to change in NPA volume	404
Change in fair value of embedded derivatives due to the update of actuarial assumptions	194
Total change due to the update of actuarial assumptions and NPA	648
Net impact on pre-tax income	203
Impact to Consolidated Income Statement line
Net investment income, net of related interest credited to policyholder account balances	44
Net realized gains	159
Net impact on pre-tax income	203
Net change in value of economic hedge target and related hedges
Net impact on economic gains	$295
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(a)The non-performance risk adjustment (“NPA”) adjusts the valuation of derivatives to account for our own non-performance risk in the fair value measurement of all derivative net liability positions.
(b)The impact to OCI was a gain of $217 million for the Year Ended December 31, 2020 due to the impact of decreases in interest rates and tightening credit spreads.
Year Ended December 31, 2020
Net impact on pre-tax income of $203 million resulted from:
•$445 million loss in the fair value of embedded derivatives excluding update of actuarial assumptions and NPA, net of the hedging portfolio was driven by lower interest rates, partially offset by higher equity markets; and
•$648 million gain due to the update of actuarial assumptions and NPA was driven by a widening of the NPA credit spread, the impact of lower interest rates that resulted in NPA volume gains from higher expected GMWB payments and gains from the review and update of actuarial assumptions.
On an economic basis, the changes in the fair value of the hedge portfolio were partially offset by the changes in the economic hedge target. In 2020, we had a net mark-to-market gain of approximately $295 million from our hedging activities related to our economic hedge target primarily driven by gains from higher equity markets and gains from the review and update of actuarial assumptions.
Embedded Derivatives for Fixed Index Annuity and Index Universal Life Products
Fixed index annuity contracts contain indexed interest credits which are accounted for as embedded derivatives and our index universal life insurance products also contain embedded derivatives. Policyholders may elect to rebalance among the various accounts within the product at specified renewal dates. At the end of each index term, we generally have the opportunity to re-price the indexed component by establishing different participation rates or caps on indexed credited rates. The index crediting feature of these products results in the recognition of an embedded derivative that is required to be bifurcated from the host contract and carried at fair value with changes in the fair value of the liabilities recorded in Net realized gains (losses). Option pricing models are used to estimate fair value, taking into account assumptions for future index growth rates, volatility of the index, future interest rates and our ability to adjust the participation rate and the cap on indexed credited rates in light of market conditions and policyholder behavior assumptions.
The following table summarizes the fair values of the embedded derivatives for fixed index annuity and index universal life products:

	March 31,	December 31,
(in millions)	2023	2022	2021
Fixed index annuities	$5,269	$4,657	$4,807
Index life	795	710	765
Actuarial Assumption Changes
Most of the fixed annuities, fixed index annuities, variable annuity products and universal life insurance products we offer maintain policyholder deposits that are reported as liabilities and classified within either separate account liabilities or policyholder contract deposits. Our products and riders also impact liabilities for future policyholder benefits and unearned revenues and assets for DAC and deferred sales inducements (“DSI”). The valuation of these assets and liabilities (other than deposits) is based on differing accounting methods depending on the product, each of which requires numerous assumptions and considerable judgment. The accounting guidance applied in the valuation of these assets and liabilities includes, but is not limited to, the following: (i) traditional life and limited pay insurance products for which actual experience is reflected in the liability and assumptions are reviewed and updated at least annually, if necessary, with the recognition and parenthetical presentation of any resulting re-measurement gain or loss in Policyholder benefits (except for discount rate changes) in the income statement; (ii) certain product guarantees for which benefit liabilities are accrued over the life of the contract in proportion to actual and future expected policy assessments; (iii) certain product guarantees reported as market risk benefits or index crediting features accounted for as embedded derivatives which are carried at fair value; and (iv) unearned revenue and assets for DAC, VOBA and DSI, which are amortized on a constant level basis over the expected term of the related contracts using assumptions consistent with those used in estimating the related liability for future policy benefits, or any other related balances, for those corresponding contracts, as applicable.
At least annually, typically in the third quarter, we conduct a comprehensive review of the underlying assumptions within our actuarially determined assets and liabilities. These assumptions include, but are not limited to, policyholder behavior, mortality, expenses, investment returns and policy crediting rates. Changes in assumptions can result in a significant change to the carrying value of product liabilities and assets and, consequently, the impact could be material to earnings in the period of the change.
For further details of our accounting policies and related judgments pertaining to assumption updates, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Accounting Policies and Pronouncements—Critical Accounting Estimates—Estimated Gross Profits to Value Deferred Acquisition Costs and Unearned Revenue for Investment-Oriented Products” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Accounting Policies and Pronouncements—Critical Accounting Estimates—Future Policy Benefits for Life and Accident and Health Insurance Contracts.”

The following table presents the increase (decrease) in adjusted pre-tax operating income and pre-tax income resulting from the annual update of actuarial assumptions, which occurs in the third quarter of each year, by financial statement line item as reported in the Consolidated Statements of Income (Loss):

	Years Ended December 31,
(in millions)	2022*	2021*	2020
Premiums	$—	$(41)	$—
Policy fees	—	—	(106)
Interest credited to policyholder account balances	—	—	(6)
Amortization of deferred policy acquisition costs	—	—	225
Policyholder benefits	29	89	(246)
Increase (decrease) in adjusted pre-tax operating income	29	48	(133)
Change in fair value of market risk benefits, net	105	(17)	—
Change in DAC related to net realized gains (losses)	—	—	(44)
Net realized gains	(2)	—	142
Increase (decrease) in pre-tax income	$132	$31	$(35)
_______________
*    The results for the years ended December 31, 2022 and 2021 have been updated to reflect the adoption of LDTI. No updates have been made to the results for the year ended December 31, 2020 as our effective date for LDTI adoption was January 1, 2021.
The following table presents the increase (decrease) in adjusted pre-tax operating income resulting from the annual update in actuarial assumptions, which occurs in the third quarter of each year, by segment and product line:

	Years Ended December 31,
(in millions)	2022(a)	2021(a)	2020
Individual Retirement:
Fixed annuities	$—	$—	$(77)
Variable annuities	—	—	13
Fixed index annuities	—	—	(30)
Total Individual Retirement	—	—	(94)
Group Retirement	—	—	68
Life Insurance	25	48	(108)
Institutional Markets	4	—	1
Total increase (decrease) in adjusted pre-tax operating income from update of assumptions(b)	$29	$48	$(133)
_______________
(a)The results for the years ended December 31, 2022 and 2021 have been updated to reflect the adoption of LDTI. No updates have been made to the results for the year ended December 31, 2020 as our effective date for LDTI adoption was January 1, 2021.
(b)Liabilities ceded to Fortitude Re are reported in Corporate and Other. There was no impact to adjusted pre-tax operating income due to the annual update of actuarial assumptions as these liabilities are 100% ceded.
Adoption of Targeted Improvements to the Accounting for Long-Duration Contracts
In August 2018, the FASB issued an accounting standard update with the objective of making targeted improvements to the existing recognition, measurement, presentation and disclosure requirements for long-duration contracts issued by an insurance entity.
The Company adopted the standard on January 1, 2023, with a transition date of January 1, 2021 (as described in additional detail below).
The Company adopted the standard using the modified retrospective transition method relating to liabilities for traditional and limited payment contracts and DAC. The Company also adopted the standard in relation to MRBs on a full retrospective basis. As of the January 1, 2021 transition date, the impact of the adoption of the standard was a net decrease to beginning AOCI of $2.3 billion and a net increase to beginning Shareholders’ net investment of $1.2 billion.
The net increase in Shareholders’ net investment resulted from:
•the reclassification of the cumulative effect of non-performance adjustments related to our products in Individual Retirement and Group Retirement operating segments that are currently measured at fair value (e.g., living benefit guarantees associated with variable annuities),
Partially offset by:
•a reduction from the difference between the fair value and carrying value of benefits not previously measured at fair value (e.g., death benefit guarantees associated with variable annuities).
The net decrease in AOCI resulted from:
•the reclassification of the cumulative effect of non-performance adjustments discussed above,
•changes to the discount rate which will most significantly impact our Life Insurance and Institutional Markets segments,
Partially offset by:
•the removal of DAC, Unearned revenue reserves, Sales inducement assets and certain future policyholder benefit balances recorded in AOCI related to changes in unrealized appreciation (depreciation) on investments.
Our Strategic Partnership with Blackstone
In 2021, we entered into a strategic partnership with Blackstone pursuant to which Blackstone acquired a 9.9% position in our common stock and we entered into a long-term asset management relationship with Blackstone IM. Blackstone IM initially managed $50 billion of our existing investment portfolio, with that amount to increase to an aggregate of $92.5 billion by the third quarter of 2027.
The investments underlying the original $50 billion mandate with Blackstone IM began to run-off in 2022 and will be reinvested over time. As these assets run-off, we expect Blackstone to reinvest primarily in Blackstone-originated investments across a range of asset classes, including private and structured credit, and commercial and residential real estate securitized and whole loans. Blackstone’s preferred credit and lending strategy is to seek to control all significant components of the underwriting and pricing processes with the goal of facilitating bespoke opportunities with historically strong credit protection and attractive risk-adjusted returns. Blackstone seeks to capture enhanced economics to those available in the traditional fixed income markets by going directly to the borrowers.
We believe that Blackstone’s ability to originate attractive and privately sourced, fixed-income oriented assets, will be accretive to our businesses and provide us with an enhanced competitive advantage as we have been able to expand our investment capabilities, access new asset classes and improve our investment yields. We continue to manage asset allocation and portfolio-level risk management decisions with respect to any assets managed by Blackstone, ensuring that we maintain a consistent level of oversight across our entire investment portfolio considering our asset-liability matching needs, risk appetite and capital position.
As of March 31, 2023, Blackstone managed $51.8 billion in book value of assets in our investment portfolio.
Our Investment Management Agreements with BlackRock
In 2022, we entered into investment management agreements with BlackRock (collectively referred herein as the “BlackRock Agreements”). As of March 31, 2023, BlackRock manages approximately $83.7 billion in book value of liquid fixed income and certain private placement assets. In addition, liquid fixed income assets associated with the portfolio supporting the Fortitude Re reinsurance arrangements were separately transferred to BlackRock for management. The BlackRock Agreements provide us with access to market-leading capabilities, including portfolio management, research and tactical strategies in addition to a larger pool of investment professionals. We believe BlackRock’s scale and fee structure make BlackRock an excellent outsourcing partner for certain asset classes and will allow us to further optimize our investment management operating model while improving overall performance.
See “Business—Investment Management—Our Investment Management Agreements with BlackRock.”
Affordable Housing Sale
On December 15, 2021, Corebridge and Blackstone Real Estate Income Trust (“BREIT”), a long-term, perpetual capital vehicle affiliated with Blackstone, completed the acquisition by BREIT of Corebridge’s interests in a U.S. affordable housing portfolio for $4.9 billion, in an all cash transaction, resulting in a pre-tax gain of $3.0 billion. We recognized $186 million of APTOI related to the U.S. affordable housing portfolio, primarily consisting of net investment income of $309 million offset by interest expense of $107 million for the year ended December 31, 2021.
Fair Value Option Bond Securities
We elect the fair value option on certain bond securities. When the fair value option is elected, the realized and unrealized gains and losses on these securities are reported in net investment income.
The following table shows the net investment income reported on fair value option bond securities:

	Three Months Ended March 31,		Years Ended December 31,
(in millions)	2023	2022	2022	2021	2020
Net investment income - excluding Fortitude Re funds withheld assets	$10	$(19)	$(30)	$17	$66
Net investment income - Fortitude Re funds withheld assets	105	(93)	(378)	9	6
Total	$115	$(112)	$(408)	$26	$72
Tax Impact from Separation
Following the IPO, AIG owns a less than 80% interest in Corebridge, resulting in tax deconsolidation of Corebridge Parent and its subsidiaries from the AIG Consolidated Tax Group. In addition, under applicable law, the AGC Group will not be permitted to join in the filing of a U.S. consolidated federal income tax return with the Non-Life Group for the five-year waiting period. Instead, the AGC Group is expected to file separately as members of the AGC consolidated U.S. federal income tax return during the five-year waiting period. Upon the tax deconsolidation from the AIG Consolidated Tax Group, absent any prudent and feasible tax planning strategies, our net operating losses and foreign tax credit carryforwards generated by the non-life insurance companies will more likely than not expire unutilized. Additionally, after assessing the relative weight of all positive and negative evidence, we concluded that at the time of tax deconsolidation a valuation allowance of $145 million related to the tax attribute carryforwards and other deferred tax assets for the Non-Life Group was necessary. We continue to assess our need for a valuation allowance and as of March 31, 2023, the balance sheet reflects a valuation allowance of $167 million related to our tax attribute carryforwards and a portion of certain other deferred tax assets that are no longer more-likely-than-not to be realized. Following the five-year waiting period, the AGC Group is expected to join our U.S. consolidated federal income tax return. Principles similar to the foregoing may apply to state and local income tax liabilities in jurisdictions that conform to federal rules.
For further discussion on tax impacts from the IPO, see Note 22 to the audited consolidated financial statements.

Sale of Certain Assets of Our Retail Mutual Funds Business
On February 8, 2021, we announced the execution of a definitive agreement with Touchstone Investments, Inc. (“Touchstone”), an indirect wholly owned subsidiary of Western & Southern Financial Group, to sell certain assets of our retail mutual funds business. This sale consisted of the reorganization of twelve of the retail mutual funds managed by our subsidiary SunAmerica Asset Management LLC (“SAAMCo”) into certain Touchstone funds and was subject to certain conditions, including approval of the fund reorganizations by the retail mutual fund boards of directors/trustees and fund shareholders. The transaction closed on July 16, 2021, at which time we received initial proceeds and recognized a gain on the sale of $103 million. Concurrently, the twelve retail mutual funds managed by SAAMCo, with $6.8 billion in assets, were reorganized into Touchstone funds. Additional consideration has been and may be earned over a three-year period based on asset levels in certain reorganized funds. Six retail mutual funds managed by SAAMCo and not included in the transaction were liquidated. We continue to retain our fund management platform and capabilities dedicated to our variable annuity insurance products.
Separation Costs
In connection with our separation from AIG, we have incurred and expect to continue to incur one-time and recurring expenses. We estimate that our one-time expenses will be between approximately $350 million and $450 million on a pre-tax basis from January 1, 2022. As of March 31, 2023, we have incurred approximately $232 million of one-time expenses on a pre-tax basis. These expenses primarily relate to replicating and replacing functions, systems and infrastructure provided by AIG; rebranding; and accounting advisory, consulting and actuarial fees. In addition to these separation costs, we expect to incur costs related to the evolution of our investments organization to reflect our strategic partnerships with key external managers, our implementation of BlackRock’s “Aladdin” investment management technology platform and our expected reduction in fees for asset management services. We expect to incur the majority of these costs by December 31, 2023.
In addition, as part of Corebridge Forward, we aim to achieve an annual run rate expense reduction of approximately $400 million on a pre-tax basis within two to three years of our IPO and expect the majority of the reduction to be achieved within 24 months of the IPO. Through March 31, 2023, we have acted upon or contracted approximately $281 million of exit run rate savings on a pre-tax basis, of which $48 million relates to the three months ended March 31, 2023. Corebridge Forward is expected to have a one-time expense of approximately $300 million on a pre-tax basis. As of March 31, 2023, the cost to achieve has been approximately $102 million.
Corebridge’s Macroeconomic, Industry and Regulatory Trends
Our business is affected by industry and economic factors such as interest rates; geopolitical stability (including the armed conflict between Ukraine and Russia and corresponding sanctions imposed by the United States and other countries); credit and equity market conditions; currency exchange rates; regulation; tax policy; competition; and general economic, market and political conditions. We continued to operate under challenging market conditions in 2023 and 2022 characterized by factors such as the impact of COVID-19 and the related governmental and societal responses, interest rate volatility, inflationary pressures, an uneven global economic recovery and global trade tensions. Responses by central banks and monetary authorities with respect to inflation, growth concerns and other macroeconomic factors have also affected global exchange rates and volatility.
Below is a discussion of certain industry and economic factors impacting our business:
Impact of COVID-19
We are regularly assessing the impact on our business, operations and investments of COVID-19 and the resulting ongoing economic and societal disruption. These impacts initially included a global economic contraction, disruptions in financial markets, increased market volatility and declines in certain equity and other asset prices that had negative effects on our investments, our access to liquidity, our ability to generate new sales and the costs associated with claims. Further, legislative and regulatory activity has occurred, and we cannot predict what form future legal and regulatory responses to concerns about COVID-19 and related public health issues will take, or how such responses will impact our business.

The most significant impacts relating to COVID-19 have been the impact of interest rate, credit spreads and equity market levels on spread and fee income and increased mortality. We are actively monitoring the mortality rates and the potential direct and indirect impacts that COVID-19 may have across our businesses. The last three quarters saw the fewest national fatalities since the start of the pandemic. Actual data related to cause of death is not always available for all claims paid, and such cause of death data does not always capture the existence of comorbid conditions. As a result, COVID-19 pre-tax income and APTOI impacts are estimates of the total impact of COVID-19 related claim activity based on available data. The regulatory approach to the pandemic and impact on the insurance industry is continuing to evolve and its ultimate impact remains uncertain. However, based on the latest data, we believe that COVID-19 is shifting from a pandemic to an endemic. Prospectively in the United States, we estimate a reduction in pre-tax income and APTOI of $30 million to $40 million for every 100,000 population deaths. For the three months ended March 31, 2022 and the years ended December 31, 2022, 2022 and 2020, our estimated reduction in pre-tax income and APTOI impact in the United States and UK from COVID-19 was $46 million, $85 million, $151 million and $259 million, respectively.
We have a diverse investment portfolio with material exposures to various forms of credit risk. To date, there has been minimal impact on the value of the portfolio. At this point in time, uncertainty surrounding the duration and severity of the COVID-19 pandemic makes the long-term financial impact difficult to quantify.
See “Risk Factors—Risks Relating to Market Conditions—We are exposed to risk from the COVID-19 pandemic.”
Demographics
We expect our target market of individuals planning for retirement to continue to grow with the size of the U.S. population age 65 and over that is expected to increase by approximately 30% by 2030 from 2020. In addition, we believe that reduced employer-paid retirement benefits will drive an increasing need for our individual retirement solutions. Further, consumers in the United States continue to prefer purchasing life insurance and retirement products through an agent or advisor, which positions us favorably given our broad distribution platform and in-house advisory capabilities. We continue to seek opportunities to develop new products and adapt our existing products to the growing needs of individuals to plan, save for and achieve secure financial futures.
Equity Markets
Our financial results are impacted by the performance of equity markets, which impacts the performance of our alternative investment portfolio, fee income, MRBs and embedded derivatives. For instance, in our variable annuity separate accounts, mutual fund assets and brokerage and advisory assets, we generally earn fee income based on the account value, which fluctuates with the equity markets as a significant amount of these assets are invested in equity funds. The impact of equity market returns, both increases and decreases, is reflected in our results due to the impact on the account value and the fair values of equity-exposed securities in our investment portfolio.
Our hedging costs could also be significantly impacted by changes in the level of equity markets as rebalancing and option costs are tied to the equity market volatility. These hedging costs are partially offset by our rider fees that are tied to the level of the VIX. As rebalancing and option costs increase or decrease, the rider fees will increase or decrease partially offsetting the hedging costs incurred. Increased equity market volatility may also result in additional collateral being posted to hedging counterparties.
See “Risk Factors—Risks Relating to Market Conditions—We are exposed to risk from equity market declines or volatility.”
Market and other economic factors may result in increased credit impairments, downgrades and losses across single or numerous asset classes due to lower collateral values or deteriorating cash flow and profitability by borrowers could lead to higher defaults on our investment portfolio, especially in geographic, industry or investment sectors where we have higher concentrations of exposure, such as real estate related borrowings. These factors can also cause widening of credit spreads which could reduce investment asset valuations, decrease fee income and increase statutory capital requirements, as well as reduce the availability of investments that are attractive from a risk-adjusted perspective.

See “Risk Factors—Risks Relating to Market Conditions—Our business is highly dependent on economic and capital market conditions.”
Alternative investments include private equity funds which are generally reported on a one-quarter lag. Accordingly, changes in valuations driven by equity market conditions during the fourth quarter of 2022 may impact the private equity investments in the alternative investments portfolio in the first quarter of 2023.
Impact of Changes in the Interest Rate Environment
A rising interest rate environment benefits our spread income as we reinvest cash flows from existing business at higher rates and should have a positive impact on sales of spread-based products resulting in an increase in our base net investment spreads.
As of March 31, 2023, increases in key rates have improved yields on new investments, which are now higher than the yield on maturities and redemptions (“run-off yield”) that we are experiencing on our existing portfolios. Furthermore, the impact of interest rate increases is further reflected in our results as these rate increases have also reduced the value of fixed income assets that are held in the variable annuity separate accounts and brokerage and advisory assets, and accordingly, have adversely impacted the fees that are charged on these accounts. We actively manage our exposure to the interest rate environment through portfolio construction and asset-liability management, including spread management strategies for our investment-oriented products and economic hedging of interest rate risk from guarantee features in our variable annuities, but we may not be able to fully mitigate our interest rate risk by matching exposure of our assets relative to our liabilities.
Fluctuations in interest rates may result in changes to certain statutory reserve or capital requirements that are based on formulas or models that consider interest rates or prescribed interest rates, such as cash flow testing. Rising interest rates can have a mixed impact on statutory financials due to higher surrender activity, particularly for fixed annuities, offset by potentially lower reserves for other products under various statutory reserving frameworks.
Equity Markets and Interest Rate Sensitivity
If we held all variables in our baseline business plan scenario constant other than equity market levels, and after considering the effect of the adoption of LDTI, an immediate 10% increase or reduction in the S&P 500 index as of December 31, 2022 translates into an approximate $85 million variance in fee income, net of advisory fee expense, over the course of the following 12-month period. We believe that the impact to fee income is the most meaningful measure to analyze our sensitivity to equity market levels due to the direct nature of the impact of changes in equity market levels on fee income.
If we held all variables in our baseline business plan scenario constant, other than the expected forward interest rates and after considering the effect of the adoption of LDTI, a 100 basis points parallel increase in all forward interest rates on the yield curve from the level of such rates as of December 31, 2022 in our business plan scenario would be expected to contribute approximately $165 million of incremental APTOI in the first year, approximately $265 million of incremental APTOI in the second year and approximately $365 million of incremental APTOI in the third year.
Our Individual Retirement, Group Retirement and Life businesses are the most impacted by these sensitivities. However, the APTOI impacts do not correlate directly with the impact to statutory earnings and ultimately our operating subsidiaries’ dividend paying ability. Furthermore, as discussed in more detail below under “—Executive Summary—Targeted Improvements to the Accounting for Long-Duration Contracts,” these sensitivities do not impact the amortization pattern of DAC as the adoption of LDTI in 2023 simplifies the amortization of DAC to a constant-level basis over the expected term of the related contracts with adjustments for unexpected terminations. Additionally, consistent with the approach underlying our current definition of APTOI which excludes the changes in the fair value of our embedded derivatives, the majority of our policyholder benefits in Individual Retirement and Group Retirement will be excluded from APTOI upon adoption of LDTI as the guaranteed minimum benefits (“GMxBs”) in these segments will be reported as market risk benefits and reported at fair value each period.

Our baseline business plan includes significant assumptions, which we believe are reasonable based on our historical experience, presented below on a non-exclusive basis, with respect to, among other things:
•equity market returns, forward interest rates and policyholder behavior based on our current best estimate assumptions which include dynamic variables to reflect the impact of a change in market levels. Additionally, differences in our assumptions related to equity markets, interest rates and credit spreads may result in differences in our forecast for the change in the fair value of MRBs, which may result in volatility in our net income and adjusted book value;
•our projected amount of new sales in our insurance businesses, which have not been adjusted for the higher assumed forward interest rates or decrease in the equity markets;
•the absence of material changes in regulation;
•that we have adopted LDTI as of January 1, 2023, and we expect continued volatility in net income due to mark-to-market accounting for MRBs;
•our degree of leverage and capital structure following the Recapitalization due to indebtedness incurred in connection with the Recapitalization or following consummation of this offering as described under “Recapitalization—Indebtedness Remaining Outstanding Following this Offering;”
•limited differences between actual experience and existing actuarial assumptions, including assumptions for which existing experience is limited and experience will emerge over time;
•the effectiveness of our policyholder behavior models to predict a policyholder’s decision making and mortality;
•the efficacy and maturity of existing actuarial models to appropriately reflect all aspects of our existing and in-force businesses;
•the effectiveness and cost of our hedging program and the impact of our hedging strategy on net income volatility and possible negative effects on our statutory capital;
•our ability to implement our business strategy;
•our ability to implement cost reduction and productivity strategies;
•the successful implementation of our key initiatives outlined in “Business—Financial Goals;”
•our access to capital; and
•general conditions of the capital markets and the markets in which our businesses operate.
The equity market sensitivity analysis discussed in this section is an estimate intended to illustrate the effect of declining equity markets on our fee income based on a sudden shock. The interest rate sensitivity analysis discussed in this section is an estimate intended to illustrate the effect of rising interest rates on our APTOI based on a series of assumptions as to the future. It does not purport to encompass all of the many factors that may bear upon APTOI or fee income and is not intended to predict or guarantee our future financial performance. Our future results may differ, possibly materially, from those shown, as a result of changes in the operating and economic environments, natural variations in experience and the impact that changes in one assumption may have on other assumptions. See “Special Note Regarding Forward-Looking Statements and Information,” “Risk Factors—Risks Relating to Market Conditions—We are exposed to interest rate risk,” “Risk Factors—Risks Relating to Market Conditions—We are exposed to risk from equity market declines or volatility” and “Risk Factors—Risk Relating to Estimates and Assumptions—Estimates, assumptions or data used in the preparation of financial statements and certain modeled results may differ materially from actual experience.” These sensitivity analyses are based on our baseline business plan as of December 31, 2022, are provided only as of the date of this prospectus, and we do not undertake any obligation to make any update or revision to reflect the occurrence of events, changes in assumptions or adjustments in equity markets, interest rates or the yield curve, unanticipated or otherwise, other than as may be required by law.
The information appearing in this section, “—Equity Markets and Interest Rate Sensitivity,” is considered prospective financial information. This prospective financial information has been prepared by, and is the responsibility of, the Company’s management. PricewaterhouseCoopers LLP has neither audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the above prospective financial information, including, but not limited to, the impact of changing interest rates on APTOI, and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report included in this prospectus relates to the Company’s historical financial information. It does not extend to the prospective financial information and should not be read to do so.
Regulatory Environment
The insurance and financial services industries are generally subject to close regulatory scrutiny and supervision. Our operations are subject to regulation by a number of different types of domestic and international regulatory authorities, including securities, derivatives and investment advisory regulators. Our insurance subsidiaries are subject to regulation and supervision by the states and jurisdictions in which they do business.
We expect that the domestic and international regulations applicable to us and our regulated entities will continue to evolve for the foreseeable future.
For information regarding our regulation and supervision by different regulatory authorities in the United States and abroad, see “Business—Regulation.”
Annuity Sales and Surrenders
The rising rate environment and our partnership with Blackstone have provided a strong tailwind for fixed annuity sales with sales in the three- to five-year products significantly increasing, however, higher rates have also resulted in an increase in surrenders. Rising interest rates could continue to create the potential for increased sales but may also drive higher surrenders relative to what we have already experienced. Fixed annuities have surrender charge periods, generally in the three-to-seven-year range. Fixed index annuities have surrender charge periods, generally in the five-to-ten-year range, and within our Group Retirement segment, certain of our fixed investment options are subject to other withdrawal restrictions, which may help mitigate increased early surrenders in a rising rate environment. In addition, older contracts that have higher minimum interest rates and continue to be attractive to contract holders have driven better than expected persistency in fixed annuities, although the reserves for such contracts have continued to decrease over time in amount and as a percentage of the total annuity portfolio. We closely monitor surrenders of fixed annuities as contracts with lower minimum interest rates come out of the surrender charge period.
Reinvestment and Spread Management
We actively monitor fixed income markets, including the level of interest rates, credit spreads and the shape of the yield curve. We also frequently review our interest rate assumptions and actively manage the crediting rates used for new and in-force business. Business strategies continue to evolve and we attempt to maintain profitability of the overall business in light of the interest rate environment. A rising interest rate environment results in improved yields on new investments and improves margins for our business while also making certain products, such as fixed annuities, more attractive to potential customers. However, the rising rate environment has resulted in lower values on general and separate account assets, mutual fund assets and brokerage and advisory assets that hold investments in fixed income assets.
For additional information on our investment and asset-liability management strategies, see “Investments.”
For investment-oriented products, including universal life insurance, and variable, fixed and fixed index annuities, in each of our operating and reportable segments, our spread management strategies include disciplined pricing and product design for new business, modifying or limiting the sale of products that do not achieve targeted spreads, using asset-liability management to match assets to liabilities to the extent practicable and actively managing crediting rates to help mitigate some of the pressure on investment spreads. Renewal crediting rate management is guided by specific contract provisions designed to allow crediting rates to be reset at pre-established intervals and subject to minimum crediting rate guarantees. We expect to continue to adjust crediting rates on in-force business, as appropriate, to be responsive to changing rate environments. As interest rates rise, we may need to raise crediting rates on in-force business for competitive and other reasons, potentially offsetting a portion of the additional investment income resulting from investing in a higher interest rate environment.
Of the aggregate fixed account values of our Individual Retirement and Group Retirement annuity products, 60% and 64% were crediting at the contractual minimum guaranteed interest rate at March 31, 2023 and December 31, 2022, respectively. The percentages of fixed account values of our annuity products that are currently crediting at rates above 1% were 54% and 55% at March 31, 2023 and December 31, 2022, respectively. In the universal life insurance products in our Life Insurance business, 63% and 62% of the account values were crediting at the contractual minimum guaranteed interest rate at March 31, 2023 and December 31, 2022, respectively. These businesses continue to focus on pricing discipline and strategies to manage the minimum guaranteed interest crediting rates offered on new sales in the context of regulatory requirements and competitive positioning.
For additional information on our investment and asset-liability management strategies, see Note 5 to our audited annual consolidated financial statements.
Impact of Currency Volatility
In our life insurance business, we have international locations in the UK and Ireland, whose local currency is the British pound and Euro, respectively. Trends in revenue and expense reported in U.S. dollars can differ significantly from those measured in original currencies. While currency volatility affects financial statement line item components of income and expenses, since our international businesses transact in local currencies, the impact is significantly mitigated.
These currencies may continue to fluctuate, in either direction, and such fluctuations may affect premiums, fees and expenses reported in U.S. dollars, as well as financial statement line item comparability.

Use of Non-GAAP Financial Measures and Key Operating Metrics
Non-GAAP Financial Measures
Throughout this MD&A, we present our financial condition and results of operations in the way we believe will be most meaningful and representative of our business results. Some of the measurements we use are “non-GAAP financial measures” under SEC rules and regulations. We believe presentation of these non-GAAP financial measures allows for a deeper understanding of the profitability drivers of our business, results of operations, financial condition and liquidity. These measures should be considered supplementary to our results of operations and financial condition that are presented in accordance with GAAP and should not be viewed as a substitute for GAAP measures. The non-GAAP financial measures we present may not be comparable to similarly named measures reported by other companies. Reconciliations of non-GAAP financial measures for future periods are not provided as we do not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliations.
Adjusted revenues exclude Net realized gains (losses) except for gains (losses) related to the disposition of real estate investments, income from non-operating litigation settlements (included in Other income for GAAP purposes) and changes in fair value of securities used to hedge guaranteed living benefits (included in Net investment income for GAAP purposes).
The following table presents a reconciliation of Total revenues to Adjusted revenues:

	Three Months Ended March 31,		Years Ended December 31,
(in millions)	2023	2022	2022	2021	2020
Total revenues(a)	$4,262	$7,240	$24,697	$23,257	$15,062
Fortitude Re related items:
Net investment income on Fortitude Re funds withheld assets	(394)	(278)	(891)	(1,775)	(1,427)
Net realized (gains) losses on Fortitude Re funds withheld assets	(20)	123	397	(924)	(1,002)
Net realized (gains) losses on Fortitude Re funds withheld embedded derivatives	1,025	(2,837)	(6,347)	687	3,978
Subtotal - Fortitude Re related items	611	(2,992)	(6,841)	(2,012)	1,549
Other non-Fortitude Re reconciling items:
Changes in fair value of securities used to hedge guaranteed living benefits	(13)	(14)	(56)	(60)	(56)
Non-operating litigation reserves and settlements	—	(20)	(25)	—	(12)
Other (income) - net	(10)	(12)	(51)	(37)	(53)
Net realized (gains) losses(a)(b)	513	(114)	231	(687)	916
Subtotal - Other non-Fortitude Re reconciling items	490	(160)	99	(784)	795
Total adjustments	1,101	(3,152)	(6,742)	(2,796)	2,344
Adjusted revenues	$5,363	$4,088	$17,955	$20,461	$17,406
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(a)The results for the years ended December 31, 2022 and 2021 have been updated to reflect the adoption of LDTI. No updates have been made to the results for the year ended December 31, 2020 as our effective date for LDTI adoption was January 1, 2021.
(b)Represents all net realized gains and losses except gains (losses) related to the disposition of real estate investments and earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication. Earned income for non-qualifying (economic) hedging or for asset replication is reclassified from net realized gains and losses to specific APTOI line items (e.g., net investment income and interest credited to policyholder account balances) based on the economic risk being hedged.
Adjusted pre-tax operating income (“APTOI”) is derived by excluding the items set forth below from income from operations before income tax. These items generally fall into one or more of the following broad categories: legacy matters having no relevance to our current businesses or operating performance; adjustments to enhance transparency to the underlying economics of transactions; and recording adjustments to APTOI that we believe to be common in our industry. We believe the adjustments to pre-tax income are useful for gaining an understanding of our overall results of operations.
APTOI excludes the impact of the following items:
Fortitude Related Adjustments:
The modco reinsurance agreements with Fortitude Re transfer the economics of the invested assets supporting the reinsurance agreements to Fortitude Re. Accordingly, the net investment income on Fortitude Re funds withheld assets and the net realized gains (losses) on Fortitude Re funds withheld assets are excluded from APTOI. Similarly, changes in the Fortitude Re funds withheld embedded derivative are also excluded from APTOI.
As a result of entering into the reinsurance agreements with Fortitude Re we recorded a loss which was primarily attributed to the write-off of DAC, VOBA and deferred cost of reinsurance assets. The total loss and the ongoing results associated with the reinsurance agreement with Fortitude Re have been excluded from APTOI as these are not indicative of our ongoing business operations.
Investment Related Adjustments:
APTOI excludes “Net realized gains (losses)”, including changes in the allowance for credit losses on available for sale securities and loans, as well as gains or losses from sales of securities, except for gains (losses) related to the disposition of real estate investments. Net realized gains (losses), except for gains (losses) related to the disposition of real estate investments, are excluded as the timing of sales on invested assets or changes in allowances depend largely on market credit cycles and can vary considerably across periods. In addition, changes in interest rates may create opportunistic scenarios to buy or sell invested assets. Our derivative results, including those used to economically hedge insurance liabilities or are recognized as embedded derivatives at fair value are also included in Net realized gains (losses) and are similarly excluded from APTOI except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedges or for asset replication. Earned income on such economic hedges is reclassified from Net realized gains and losses to specific APTOI line items based on the economic risk being hedged (e.g., Net investment income and Interest credited to policyholder account balances).
Prior to the adoption of LDTI effective January 1, 2021, our investment-oriented contracts, such as universal life insurance, and fixed, fixed index and variable annuities, were also impacted by net realized gains (losses), and these secondary impacts were also excluded from APTOI. Specifically, the changes in benefit reserves and DAC, VOBA and DSI assets related to net realized gains (losses) were excluded from APTOI.
Variable, Fixed Index Annuities and Index Universal Life Insurance Products Adjustments:
Prior to the adoption of LDTI effective January 1, 2021, certain of our variable annuity contracts and fixed index annuity contracts contained GMWBs and were accounted for as embedded derivatives. Fixed index annuity contracts contain indexed interest credits which are accounted for as embedded derivatives, and our index universal life products also contain embedded derivatives. Changes in the fair value of these embedded derivatives, including rider fees attributed to the embedded derivatives are recorded through "Net realized gains (losses)" and are excluded from APTOI.
Changes in the fair value of securities used to hedge these guaranteed living benefits are excluded from APTOI.

Market Risk Benefit Adjustments:
Subsequent to the adoption of LDTI effective January 1, 2021, certain of our variable annuity, fixed annuity and fixed index annuity contracts contain GMWBs and/or GMDBs which are accounted for as MRBs.
Changes in the fair value of these MRBs (excluding changes related to our own credit risk), including certain rider fees attributed to the MRBs, along with changes in the fair value of derivatives used to hedge MRBs are recorded through “Change in the fair value of MRBs, net” and are excluded from APTOI.
Changes in the fair value of securities used to economically hedge MRBs are excluded from APTOI.
Other Adjustments:
Other adjustments represent all other adjustments that are excluded from APTOI and includes the net pre-tax operating income (losses) from noncontrolling interests related to consolidated investment entities. The excluded adjustments include, as applicable:
•restructuring and other costs related to initiatives designed to reduce operating expenses, improve efficiency and simplify our organization;
•non-recurring costs associated with the implementation of non-ordinary course legal or regulatory changes or changes to accounting principles;
•separation costs;
•non-operating litigation reserves and settlements;
•loss (gain) on extinguishment of debt, if any;
•losses from the impairment of goodwill, if any; and
•income and loss from divested or run-off business, if any.
Adjusted after-tax operating income attributable to our common shareholders (“Adjusted After-tax Operating Income” or “AATOI”) is derived by excluding the tax effected APTOI adjustments described above, as well as the following tax items from net income attributable to us:
•changes in uncertain tax positions and other tax items related to legacy matters having no relevance to our current businesses or operating performance; and
•deferred income tax valuation allowance releases and charges.

The following tables present a reconciliation of pre-tax income (loss)/net income (loss) attributable to Corebridge to adjusted pre-tax operating income (loss)/adjusted after-tax operating income (loss) attributable to Corebridge:

Three Months Ended March 31,	2023				2022
(in millions)	Pre-tax	Total Tax (Benefit) Charge	Non- controlling Interests	After Tax	Pre-tax	Total Tax (Benefit) Charge	Non- controlling Interests	After Tax
Pre-tax income/net income, including noncontrolling interest	$(669)	$(216)	$—	$(453)	$4,300	$859	$—	$3,441
Noncontrolling interests	—	—	(6)	(6)	—	—	(75)	(75)
Pre-tax income/net income attributable to Corebridge	(669)	(216)	(6)	(459)	4,300	859	(75)	3,366
Fortitude Re related items
Net investment income on Fortitude Re funds withheld assets	(394)	(87)	—	(307)	(278)	(58)	—	(220)
Net realized (gains) losses on Fortitude Re funds withheld assets	(20)	(4)	—	(16)	123	26	—	97
Net realized losses on Fortitude Re funds withheld embedded derivative	1,025	227	—	798	(2,837)	(610)	—	(2,227)
Subtotal Fortitude Re related items	611	136	—	475	(2,992)	(642)	—	(2,350)
Other Reconciling Items:
Changes in uncertain tax positions and other tax adjustments	—	21	—	(21)	—	42	—	(42)
Deferred income tax valuation allowance (releases) charges	—	(16)	—	16	—	(24)	—	24
Changes in fair value of market risk benefits, net	196	41	—	155	(233)	(50)	—	(183)
Changes in fair value of securities used to hedge guaranteed living benefits	3	1	—	2	(13)	(3)	—	(10)
Changes in benefit reserves related to net realized gains (losses)	(5)	(1)	—	(4)	(2)	—	—	(2)
Net realized (gains) losses*	508	107	—	401	(120)	(25)	—	(95)
Non-operating litigation reserves and settlements	—	—	—	—	(20)	(4)	—	(16)
Separation costs	52	11	—	41	44	9	—	35
Restructuring and other costs	27	6	—	21	14	3	—	11
Non-recurring costs related to regulatory or accounting changes	4	1	—	3	3	1	—	2
Net (gain) loss on divestiture	3	1	—	2	2	—	—	2
Pension expense - non operating	—	—	—	—	1	—	—	1
Noncontrolling interests	(6)	—	6	—	(75)	—	75	—
Subtotal: Other non-Fortitude Re reconciling items	782	172	6	616	(399)	(51)	75	(273)
Total adjustments	1,393	308	6	1,091	(3,391)	(693)	75	(2,623)
Adjusted pre-tax operating income(loss)/Adjusted after-tax operating income (loss) attributable to Corebridge common shareholders	$724	$92	$—	$632	$909	$166	$—	$743
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*    Includes all net realized gains and losses except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication. Additionally, gains (losses) related to the disposition of real estate investments are also excluded from this adjustment.

Years Ended December 31,	2022				2021				2020
(in millions)	Pre-tax	Total Tax (Benefit) Charge	Non- controlling Interests	After Tax	Pre-tax	Total Tax (Benefit) Charge	Non- controlling Interests	After Tax	Pre-tax	Total Tax (Benefit) Charge	Non- controlling Interests	After Tax
Pre-tax income/net income, including noncontrolling interest(a)	$10,491	$2,012	$—	$8,479	$11,254	$2,082	$—	$9,172	$851	$(15)	$—	$866
Noncontrolling interests	—	—	(320)	(320)	—	—	(929)	(929)	—	—	(224)	(224)
Pre-tax income/net income attributable to Corebridge(a)	10,491	2,012	(320)	8,159	11,254	2,082	(929)	8,243	851	(15)	(224)	642
Fortitude Re related items
Net investment income on Fortitude Re funds withheld assets	(891)	(187)	—	(704)	(1,775)	(373)	—	(1,402)	(1,427)	(300)	—	(1,127)
Net realized (gains) losses on Fortitude Re funds withheld assets	397	83	—	314	(924)	(194)	—	(730)	(1,002)	(210)	—	(792)
Net realized losses on Fortitude Re funds withheld embedded derivative	(6,347)	(1,370)	—	(4,977)	687	144	—	543	3,978	835	—	3,143
Net realized losses on Fortitude transactions	—	—	—	—	(26)	(5)	—	(21)	91	19		72
Subtotal Fortitude Re related items	(6,841)	(1,474)	—	(5,367)	(2,038)	(428)	—	(1,610)	1,640	344	—	1,296
Other Reconciling Items:
Changes in uncertain tax positions and other tax adjustments	—	95	—	(95)	—	174	—	(174)	—	119	—	(119)
Deferred income tax valuation allowance (releases) charges	—	(157)	—	157	—	(26)	—	26	—	—	—	—
Changes in fair value of market risk benefits, net(a)	(958)	(199)	—	(759)	(447)	(95)	—	(352)	—	—	—	—
Changes in fair value of securities used to hedge guaranteed living benefits	(30)	(6)	—	(24)	(56)	(12)	—	(44)	(44)	(9)	—	(35)
Changes in benefit reserves, DAC, VOBA and DSI related to net realized gains (losses)(a)	(15)	(3)	—	(12)	15	3	—	12	(60)	(13)	—	(47)
Loss on extinguishment of debt	—	—	—	—	219	46	—	173	10	2	—	8
Net realized (gains) losses(a)(b)	211	44	—	167	(711)	(149)	68	(494)	895	190	30	735
Non-operating litigation reserves and settlements	(25)	(5)	—	(20)	—	—	—	—	(12)	(3)	—	(9)
Separation costs	180	142	—	38	—	—	—	—	—	—	—	—
Restructuring and other costs	147	31	—	116	44	9	—	35	63	13	—	50
Non-recurring costs related to regulatory or accounting changes	12	3	—	9	31	7	—	24	45	10	—	35
Net (gain) loss on divestiture	1	—	—	1	(3,081)	(710)	—	(2,371)	—	—	—	—
Pension expense - non operating	1	—	—	1	12	3	—	9	—	—	—	—
Noncontrolling interests	(320)	—	320	—	(861)	—	861	—	(194)	—	194	—
Subtotal: Other non-Fortitude Re reconciling items(a)	(796)	(55)	320	(421)	(4,835)	(750)	929	(3,156)	703	309	224	618
Total adjustments(a)	(7,637)	(1,529)	320	(5,788)	(6,873)	(1,178)	929	(4,766)	2,343	653	224	1,914
Adjusted pre-tax operating income(loss)/Adjusted after-tax operating income (loss) attributable to Corebridge common shareholders(a)	$2,854	$483	$—	$2,371	$4,381	$904	$—	$3,477	$3,194	$638	$—	$2,556
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(a)The results for the years ended December 31, 2022 and 2021 have been updated to reflect the adoption of LDTI. No updates have been made to the results for the year ended December 31, 2020 as our effective date for LDTI adoption was January 1, 2021.
(b)Includes all net realized gains and losses except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication. Additionally, gains (losses) related to the disposition of real estate investments are also excluded from this adjustment.

The following table presents a reconciliation of the GAAP tax rate to the adjusted tax rate:

Years Ended December 31,	GAAP			Non-GAAP Adjustments		Adjusted
	Pre-tax			Pre-tax
(in millions)	Income	Tax	Rate	Adjustments	Tax	APTOI	Tax	Rate
2022
U.S. federal income tax at statutory rate*	$10,491	$2,203	21.0%	$(7,637)	$(1,604)	$2,854	$599	21.0%
Rate Adjustments
Uncertain Tax Positions	—	2	0.0	—	—	—	2	0.1
Reclassifications from accumulated other comprehensive income	—	(84)	(0.7)	—	84	—	—	0.0
Noncontrolling Interest	—	(67)	(0.6)	—	67	—	—	0.0
Dividends received deduction		(36)	(0.3)	—	—	—	(36)	(1.3)
Tax deconsolidation and separation costs		(104)	(1.0)	—	104	—	—	0.0
State and local income taxes*	—	24	0.2	—	(35)	—	(11)	(0.4)
Other	—	(29)	(0.3)	—	12	—	(17)	(0.6)
Adjustments to prior year tax returns	—	(48)	(0.5)	—	—	—	(48)	(1.7)
Share based compensation payments excess tax deduction	—	(6)	(0.1)	—	—	—	(6)	(0.2)
Valuation allowance	—	157	1.5	—	(157)	—	—	0.0
Amount Attributable to Corebridge	$10,491	$2,012	19.2%	$(7,637)	$(1,529)	$2,854	$483	16.9%
2021
U.S. federal income tax at statutory rate*	$11,254	$2,363	21.0%	$(6,873)	$(1,443)	$4,381	$920	21.0%
Rate Adjustments
Uncertain Tax Positions	—	(69)	(0.6)	—	66	—	(3)	(0.1)
Reclassifications from accumulated other comprehensive income	—	(108)	(1.0)	—	108	—	—	0.0
Noncontrolling Interest	—	(197)	(1.7)	—	181	—	(16)	(0.4)
Dividends received deduction	—	(37)	(0.3)	—	—	—	(37)	(0.8)
State and local income taxes*	—	105	0.9	—	(55)	—	50	1.1
Other	—	(2)	0.0	—	(13)	—	(15)	(0.3)
Adjustments to prior year tax returns	—	(3)	0.0	—	4	—	1	0.0
Share based compensation payments excess tax deduction	—	4	0.0	—	—	—	4	0.1
Valuation allowance	—	26	0.2	—	(26)	—	—	—
Amount Attributable to Corebridge	$11,254	$2,082	18.5%	$(6,873)	$(1,178)	$4,381	$904	20.6%
2020
U.S. federal income tax at statutory rate	$851	$178	21.0%	$2,343	$493	$3,194	$671	21.0%
Rate Adjustments:
Uncertain Tax Positions	—	17	2.0	—	4	—	21	0.7
Reclassifications from accumulated other comprehensive income	—	(100)	(11.8)	—	100	—	—	0.0
Noncontrolling Interest	—	(47)	(5.5)	—	41	—	(6)	(0.2)
Dividends received deduction	—	(39)	(4.6)	—	—	—	(39)	(1.2)
State and local income taxes	—	(4)	(0.5)	—	—	—	(4)	(0.1)
Other	—	1	0.1	—	(3)	—	(2)	(0.1)
Adjustments to prior year tax returns	—	(27)	(3.2)	—	14	—	(13)	(0.4)
Share based compensation payments excess tax deduction	—	10	1.2	—	—	—	10	0.3
Valuation allowance	—	(4)	(0.5)	—	4	—	—	—
Amount Attributable to Corebridge	$851	$(15)	(1.8)%	$2,343	$653	$3,194	$638	20.0%
__________________
*The results for the years ended December 31, 2022 and 2021 have been updated to reflect the adoption of LDTI. No updates have been made to the results for the year ended December 31, 2020 as our effective date for LDTI adoption was January 1, 2021.

Adjusted Book Value is derived by excluding AOCI, adjusted for the cumulative unrealized gains and losses related to Fortitude Re’s funds withheld assets. We believe this measure is useful to investors as it eliminates the asymmetrical impact resulting from changes in fair value of our available-for-sale securities portfolio for which there is largely no offsetting impact for certain related insurance liabilities that are not recorded at fair value with changes in fair value recorded through OCI. It also eliminates asymmetrical impacts where our own credit non-performance risk is recorded through OCI. In addition, we adjust for the cumulative unrealized gains and losses related to Fortitude Re’s funds withheld assets since these fair value movements are economically transferred to Fortitude Re.
The following table presents the reconciliation of Book value per common share to Adjusted book value per common share:

	March 31,	December 31,
(in millions, except per common share data)	2023	2022	2021	2020
Total Corebridge shareholders' equity (a)*	$11,555	$9,380	$27,230	$37,232
Less: Accumulated other comprehensive income*	(14,067)	(16,863)	8,233	14,653
Add: Cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	(2,365)	(2,806)	2,629	4,225
Adjusted Book Value (b)	$23,257	$23,437	$21,626	$26,804
Total common shares outstanding (c)	648.1	645.0	645.0	645.0
Book value per common share (a/c)*	$17.83	$14.54	$42.22	$57.72
Adjusted book value per common share (b/c)*	$35.88	$36.34	$33.53	$41.56
__________________
*The results for the years ended December 31, 2022 and 2021 have been updated to reflect the adoption of LDTI. No updates have been made to the results for the year ended December 31, 2020 as our effective date for LDTI adoption was January 1, 2021.

Adjusted Return on Average Equity (“Adjusted ROAE”) is derived by dividing AATOI by average Adjusted Book Value and is used by management to evaluate our recurring profitability and evaluate trends in our business. We believe this measure is useful to investors as it eliminates the asymmetrical impact resulting from changes in fair value of our available-for-sale securities portfolio for which there is largely no offsetting impact for certain related insurance liabilities that are not recorded at fair value with changes in fair value recorded through OCI. It also eliminates asymmetrical impacts where our own credit non-performance risk is recorded through OCI. In addition, we adjust for the cumulative unrealized gains and losses related to Fortitude Re’s funds withheld assets since these fair value movements are economically transferred to Fortitude Re.
The following table presents the reconciliation of Adjusted ROAE:

	March 31,		December 31,
(in millions, unless otherwise noted)	2023	2022	2022	2021	2020
Actual or annualized net income (loss) attributable to Corebridge shareholders (a)*	$(1,836)	$13,464	$8,159	$8,243	$642
Actual or annualized adjusted after-tax operating income attributable to Corebridge shareholders (b)*	2,528	2,972	2,371	3,477	2,556
Average Corebridge shareholders’ equity (c)*	10,468	23,629	15,497	34,441	34,519
Less: Average AOCI*	(15,465)	3,104	(8,143)	9,105	11,991
Add: Average cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	(2,586)	1,442	(919)	2,994	3,598
Average Adjusted Book Value (d)	$23,347	$21,967	$22,721	$28,330	$26,126
Return on Average Equity (a/c)*	(17.5)%	57.0%	52.6%	23.9%	1.9%
Adjusted ROAE (b/d)*	10.8%	13.5%	10.4%	12.3%	9.8%
__________________
*The results for the years ended December 31, 2022 and 2021 have been updated to reflect the adoption of LDTI. No updates have been made to the results for the year ended December 31, 2020 as our effective date for LDTI adoption was January 1, 2021.

Premiums and deposits is a non-GAAP financial measure that includes direct and assumed premiums received and earned on traditional life insurance policies, group benefit policies and life-contingent payout annuities, as well as deposits received on universal life insurance, investment-type annuity contracts and GICs. We believe the measure of premiums and deposits is useful in understanding customer demand for our products, evolving product trends and our sales performance period over period.
The following table presents the premiums and deposits:

	Three Months Ended March 31,		Years Ended December 31,
(in millions)	2023	2022	2022	2021	2020
Individual Retirement
Premiums(e)	$78	$56	$235	$195	$151
Deposits(a)	4,807	3,830	14,900	13,473	9,492
Other(b)(e)	(2)	(5)	(15)	(11)	(9)
Premiums and deposits	4,883	3,881	15,120	13,657	9,634
Group Retirement
Premiums	6	8	19	22	19
Deposits	2,240	1,880	7,923	7,744	7,477
Premiums and deposits(c)(d)	2,246	1,888	7,942	7,766	7,496
Life Insurance
Premiums(e)	425	425	1,864	1,586	1,526
Deposits	398	397	1,601	1,635	1,648
Other(b)(e)	226	235	771	1,007	873
Premiums and deposits	1,049	1,057	4,236	4,228	4,047
Institutional Markets
Premiums	1,575	238	2,913	3,774	2,564
Deposits	581	82	1,382	1,158	2,284
Other(b)	7	7	30	25	25
Premiums and deposits	2,163	327	4,325	4,957	4,873
Total
Premiums	2,084	727	5,031	5,577	4,260
Deposits	8,026	6,189	25,806	24,010	20,901
Other(b)	231	237	786	1,021	889
Premiums and deposits	$10,341	$7,153	$31,623	$30,608	$26,050
__________________
(a)Excludes deposits from the assets of our retail mutual funds business that were sold to Touchstone on July 16, 2021, or otherwise liquidated in connection with the sale. Deposits from these retail mutual funds were $259 million and $736 million for the years ended December 31, 2021 and 2020, respectively.
(b)Other principally consists of ceded premiums, in order to reflect gross premiums and deposits.
(c)Excludes client deposits into advisory and brokerage accounts of $542 million and $602 million for the three months ended March 31, 2023 and 2022, respectively and $2.1 billion, $2.5 billion and $1.4 billion for the years ended December 31, 2022, 2021 and 2020, respectively.
(d)Includes premiums and deposits related to in-plan mutual funds of $1,011 million and $868 million for the three months ended March 31, 2023 and 2022, respectively and $3.5 billion, $3.1 billion and $3.0 billion for the years ended December 31, 2022, 2021 and 2020, respectively.
(e)The results for the years ended December 31, 2022 and 2021 have been updated to reflect the adoption of LDTI. No updates have been made to the results for the year ended December 31, 2020 as our effective date for LDTI adoption was January 1, 2021.

Normalized distributions - are defined as dividends paid by the Life Fleet subsidiaries as well as the international insurance subsidiaries, less non-recurring dividends, plus dividend capacity that would have been available to Corebridge absent strategies that resulted in utilization of tax attributes. We believe that presenting normalized distributions is useful in understanding a significant component of our liquidity as a stand-alone company.
The following table presents a reconciliation of Dividends to Normalized distributions:

	Three Months Ended March 31,		Years Ended December 31,
(in millions)	2023	2022	2022	2021	2020
Subsidiary dividends paid	$500	$700	$1,821	$1,564	$540
Less: Non-recurring dividends	—	—	—	(295)	600
Tax sharing payments related to utilization of tax attributes	—	147	401	902	1,026
Normalized distributions	$500	$847	$2,222	$2,171	$2,166
Net investment income (APTOI basis) is the sum of base portfolio income and variable investment income.
The following table presents a reconciliation of net investment income (net income basis) to net investment income (APTOI basis):

	Three Months Ended March 31,		Years Ended December 31,
(in millions)	2023	2022	2022	2021	2020
Net investment income (net income basis)	$2,695	$2,581	$9,576	$11,672	$10,516
Net investment (income) on Fortitude Re funds withheld assets	(394)	(278)	(891)	(1,775)	(1,427)
Change in fair value of securities used to hedge guaranteed living benefits	(13)	(14)	(56)	(60)	(56)
Other adjustments	(10)	(12)	(50)	(30)	(55)
Derivative income recorded in net realized investment gains (losses)	57	34	179	110	106
Total adjustments	(360)	(270)	(818)	(1,755)	(1,432)
Net investment income (APTOI basis)*	$2,335	$2,311	$8,758	$9,917	$9,084
__________________
*Includes net investment income from Corporate and Other of $473 million, $443 million and $346 million for the years ended December 31, 2022, 2021 and 2020, respectively.

ULSG Net Liability – represents the net liability for ULSG and for universal life policies with similar expected benefit patterns liability adjusted to include the impacts of DAC, unearned revenue reserve (“URR”), and other guaranteed benefits less unrealized gains (losses). We believe that presenting ULSG Net Liability is useful as it provides supplemental information regarding the totality of our exposure to universal life policies with secondary guarantees.
The following table presents a reconciliation of the liability for ULSG and similar features to the ULSG Net Liability:

	At March 31,	At December 31,
(in millions)	2023	2022	2021	2020
Liability for ULSG and similar features*	$3,265	$3,109	$4,752	$4,751
Deferred Acquisition Costs*	(2,567)	(2,581)	(2,646)	(2,708)
Unearned Revenue Reserves*	1,737	1,726	1,692	1,660
Impact of Unrealized Gains (Losses) from Investments*	560	679	(1,145)	(1,495)
Other Guaranteed Benefits*	—	—	—	421
Other Ceded Guaranteed Benefits*	—	—	—	(266)
ULSG Net Liability	$2,995	$2,933	$2,653	$2,363
__________________
*The results for the years ended December 31, 2022 and 2021 have been updated to reflect the adoption of LDTI.
Net insurance liabilities - represents the gross liabilities for our insurance businesses, including the future policy benefits, policyholder contract deposits, other policyholder fund and the separate account liabilities, less reinsurance assets. We believe that presenting net insurance liabilities is useful as it provides supplemental information regarding the totality of our insurance liabilities and customer demand for our products as product trends evolve.
The following table presents a reconciliation of the gross liabilities to the net insurance liabilities:

	At March 31,	At December 31,
(in billions)	2023	2022	2021
Future policy benefits for life and accident and health contracts	$53.4	$50.5	$64.3
Policyholder contract deposits	158.0	156.1	151.5
Market risk benefit liabilities, at fair value	5.1	4.7	7.5
Other policyholder funds	2.9	2.9	2.9
Separate account liabilities	87.4	84.9	109.1
Less: Direct liabilities related to the Corporate and Other segment and other balances (a)	(28.5)	(28.1)	(33.8)
Less: Reinsurance assets (b)	(1.6)	(1.6)	(2.2)
Net insurance liabilities	$276.7	$269.4	$299.3
__________________
(a)Direct liabilities related to the Corporate and Other segment consist of $26.6 billion, $26.3 billion and $33.4 billion of liabilities related to Fortitude Re at March 31, 2023, December 31, 2022 and December 31, 2021, respectively. Other balances primarily includes unearned revenue reserves which are recorded in other policyholder funds.
(b)Reinsurance assets includes recoverables related to future policy benefits and policyholder contract deposits. Recoverables related to paid claims are excluded.

Key Operating Metrics
Assets Under Management and Administration
Assets Under Management (“AUM”) include assets in the general and separate accounts of our subsidiaries that support liabilities and surplus related to our life and annuity insurance products.
Assets Under Administration (“AUA”) include Group Retirement mutual fund assets and other third-party assets that we sell or administer and the notional value of SVW contracts.
Assets Under Management and Administration (“AUMA”) is the cumulative amount of AUM and AUA.
The following table presents a summary of our AUMA:

	March 31,	December 31,
(in millions)	2023	2022	2021	2020
Individual Retirement
AUM	$140,316	$136,696	$160,244	$157,349
AUA	—	—	—	—
Total Individual Retirement AUMA	140,316	136,696	160,244	157,349
Group Retirement
AUM	78,610	78,474	97,232	94,460
AUA	39,258	36,458	42,610	35,594
Total Group Retirement AUMA	117,868	114,932	139,842	130,054
Life Insurance
AUM	28,284	27,760	34,355	34,781
AUA	—	—	—	—
Total Life Insurance AUMA	28,284	27,760	34,355	34,781
Institutional Markets
AUM	34,780	30,686	32,673	30,367
AUA	46,604	47,078	43,830	43,310
Total Institutional Markets AUMA	81,384	77,764	76,503	73,677
Total AUMA	$367,852	$357,152	$410,944	$395,861
Fee and Spread income and Underwriting Margin
Fee income is defined as policy fees plus advisory fees plus other fee income. For our Institutional Markets segment, its SVW products generate fee income.
Spread income is defined as net investment income less interest credited to policyholder account balances, exclusive of amortization of deferred sales inducement assets. Spread income is comprised of both base spread income and variable investment income. For our Institutional Markets segment, its structured settlements, PRT and GIC products generate spread income, which includes premiums, net investment income, less interest credited and policyholder benefits and excludes the annual assumption update.
Underwriting margin for our Life Insurance segment includes premiums, policy fees, other income, net investment income, less interest credited to policyholder account balances and policyholder benefits and excludes the annual assumption update. For our Institutional Markets segment, its Corporate Markets products generate underwriting margin, which includes premiums, net investment income, policy and advisory fee income, less interest credited and policyholder benefits and excludes the annual assumption update.
Base portfolio income includes interest, dividends and foreclosed real estate income, net of investment expenses and non-qualifying (economic) hedges.

Variable investment income includes call and tender income, commercial mortgage loan prepayments, changes in market value of investments accounted for under the fair value option, interest received on defaulted investments (other than foreclosed real estate), income from alternative investments, affordable housing investments and other miscellaneous investment income, including income of certain partnership entities that are required to be consolidated. Alternative investments include private equity funds which are generally reported on a one-quarter lag.
Base spread income means base portfolio income less interest credited to policyholder account balances, excluding the amortization of deferred sales inducement assets.
Base net investment spread means base yield less cost of funds, excluding the amortization of deferred sales inducement assets.
Base yield means the returns from base portfolio income including accretion and impacts from holding cash and short-term investments.
The following table presents a summary of our spread income, fee income and underwriting margin:

	Three Months Ended March 31,		Years Ended December 31,
(in millions)	2023	2022	2022	2021	2020
Individual Retirement
Spread income(a)	$623	$542	$2,027	$2,599	$2,430
Fee income(a)(b)	277	308	1,192	1,335	1,321
Total Individual Retirement(b)	900	850	3,219	3,934	3,751
Group Retirement
Spread income(a)	213	247	867	1,269	1,088
Fee income(a)	176	199	720	817	715
Total Group Retirement	389	446	1,587	2,086	1,803
Life Insurance
Underwriting margin(a)	356	372	1,561	1,614	1,261
Total Life Insurance	356	372	1,561	1,614	1,261
Institutional Markets(c)
Spread income(a)	82	101	285	487	350
Fee income	16	15	63	61	62
Underwriting margin(a)	17	22	77	102	75
Total Institutional Markets	115	138	425	650	487
Total
Spread income	918	890	3,179	4,355	3,868
Fee income	469	522	1,975	2,213	2,098
Underwriting margin	373	394	1,638	1,716	1,336
Total	$1,760	$1,806	$6,792	$8,284	$7,302
__________________
(a)The results for the years ended December 31, 2022 and 2021 have been updated to reflect the adoption of LDTI. No updates have been made to the results for the year ended December 31, 2020 as our effective date for LDTI adoption was January 1, 2021.
(b)Excludes fee income of $54 million and $111 million for the years ended December 31, 2021 and 2020, respectively, related to the assets of our retail mutual funds business that were sold to Touchstone on July 16, 2021, or otherwise liquidated in connection with the sale.
(c)Fee income for Institutional Markets includes only SVW fee income, while underwriting margin includes fee and advisory income on products other than SVW.

Net Investment Income (APTOI Basis)
The following table presents a summary of our four insurance operating businesses’ net investment income on an APTOI basis:

	Three Months Ended March 31,		Years Ended December 31,
(in millions)	2023	2022	2022	2021	2020
Individual Retirement
Base portfolio income	$1,123	$857	$3,725	$3,478	$3,573
Variable investment income, excluding affordable housing	5	126	163	711	403
Affordable housing*	—	—	—	145	129
Net investment income	1,128	983	3,888	4,334	4,105
Group Retirement
Base portfolio income	491	450	1,882	1,905	1,924
Variable investment income, excluding affordable housing	9	77	118	424	215
Affordable housing*	—	—	—	84	74
Net investment income	500	527	2,000	2,413	2,213
Life Insurance
Base portfolio income	317	305	1,282	1,246	1,290
Variable investment income, excluding affordable housing	—	51	107	316	190
Affordable housing*	—	—	—	59	52
Net investment income	317	356	1,389	1,621	1,532
Institutional Markets
Base portfolio income	318	218	995	865	827
Variable investment income, excluding affordable housing	14	46	54	269	85
Affordable housing*	—	—	—	21	19
Net investment income	332	264	1,049	1,155	931
Total
Base portfolio income	2,249	1,830	7,884	7,494	7,614
Variable investment income, excluding affordable housing	28	300	442	1,720	893
Affordable housing*	—	—	—	309	274
Net investment income (APTOI basis) - Insurance operations	$2,277	$2,130	$8,326	$9,523	$8,781
__________________
*Affordable housing is a component of variable investment income.

Net Flows
Net flows for annuity products in Individual Retirement and Group Retirement represent premiums and deposits less death, surrender and other withdrawal benefits. Net flows for mutual funds represent deposits less withdrawals. For Group Retirement, client deposits into advisory and brokerage accounts less total client withdrawals from advisory and brokerage accounts are not included in net flows.
The following table presents a summary of our Net Flows:

	Three Months Ended March 31,		Years Ended December 31,
(in millions)	2023	2022	2022	2021	2020
Individual Retirement
Fixed Annuities	$(90)	$270	$(441)	$(2,396)	$(2,504)
Fixed Index Annuities	1,388	985	4,521	4,072	2,991
Variable Annuities	(636)	(381)	(1,672)	(864)	(1,554)
Total Individual Retirement	662	874	2,408	812	(1,067)
Group Retirement	(819)	(819)	(3,111)	(3,208)	(1,940)
Total Net Flows*	$(157)	$55	$(703)	$(2,396)	$(3,007)
__________________
*Excludes net flows of $(1.4) billion and $(3.7) billion for the years ended December 31, 2021 and 2020, respectively, related to the retail mutual funds business that was sold to Touchstone on July 16, 2021, or otherwise liquidated in connection with the sale.

Consolidated Results of Operations
The following section provides a comparative discussion of our consolidated results of operations on a reported basis for the three months ended March 31, 2023 and 2022 and the years ended December 31, 2022, 2021 and 2020. For factors that relate primarily to a specific business, see “—Business Segment Operations.”

	Three Months Ended March 31,		Years Ended December 31,
(in millions)	2023	2022	2022	2021	2020
Revenues:
Premiums*	$2,105	$735	$5,091	$5,653	$4,341
Policy fees*	698	730	2,914	3,005	2,874
Net investment income	2,695	2,581	9,576	11,672	10,516
Net realized gains (losses)*	(1,458)	2,887	6,091	1,752	(3,741)
Advisory fee and other income	222	307	1,025	1,175	1,072
Total revenues	4,262	7,240	24,697	23,257	15,062
Benefits and expenses:
Policyholder benefits*	2,495	1,168	6,720	7,387	6,602
Change in the fair value of market risk benefits, net*	196	(233)	(958)	(447)	—
Interest credited to policyholder account balances*	1,026	878	3,732	3,562	3,528
Amortization of deferred policy acquisition costs and value of business acquired*	256	243	1,020	951	543
Non-deferrable insurance commissions	136	144	568	623	604
Advisory fee expenses	65	71	266	322	316
General operating expenses	582	586	2,323	2,104	2,027
Interest expense	172	81	534	389	490
(Gain) loss on extinguishment of debt	—	—	—	219	10
Net (gain) loss on divestitures	3	2	1	(3,081)	—
Net (gains) losses on Fortitude Re transactions	—	—	—	(26)	91
Total benefits and expenses	4,931	2,940	14,206	12,003	14,211
Income (loss) before income tax expense (benefit)	(669)	4,300	10,491	11,254	851
Income tax expense (benefit)*	(216)	859	2,012	2,082	(15)
Net income (loss)	(453)	3,441	8,479	9,172	866
Less: Net income (loss) attributable to noncontrolling interests	6	75	320	929	224
Net income (loss) attributable to Corebridge	$(459)	$3,366	$8,159	$8,243	$642
__________________
*The results for the years ended December 31, 2022 and 2021 have been updated to reflect the adoption of LDTI. No updates have been made to the results for the year ended December 31, 2020 as our effective date for LDTI adoption was January 1, 2021. Refer to Note 2 of the audited consolidated financial statements for additional information on the impacts in connection with the adoption of LDTI.

The following table presents certain balance sheet data:

(in millions, except per common share data)	March 31, 2023	December 31, 2022	December 31, 2021
Balance sheet data:
Total assets*	$366,691	$360,322	$425,431
Long-term debt	$7,871	$7,868	$427
Debt of consolidated investment entities	$2,688	$5,958	$6,936
Total Corebridge shareholders’ equity*	$11,555	$9,380	$27,230
Book value per common share*	$17.83	$14.54	$42.22
Adjusted book value per common share*	$35.88	$36.34	$33.53
_______________
*The results for the years ended December 31, 2022 and 2021 have been updated to reflect the adoption of LDTI. Refer to Note 2 of the audited consolidated financial statements for additional information on the impacts in connection with the adoption of LDTI.
Financial Highlights
Three months ended March 31, 2023 to Three Months Ended March 31, 2022 Net Income Comparison
Income (loss) before income tax expense (benefit)
We recorded a pre-tax loss of $669 million in the three months ended March 31, 2023 compared to pre-tax income of $4.3 billion in the three months ended March 31, 2022. The change in pre-tax income was primarily due to:
•lower realized gains of $4.3 billion primarily driven by losses on Fortitude Re funds withheld embedded derivative; and
•unfavorable change in the fair value of market risk benefits, net of $429 million primarily driven by the impacts of changes in equity markets and interest rate volatility.
Partially offset by:
•higher net investment income of $114 million primarily driven by higher income related to the Fortitude Re funds withheld assets and higher base portfolio income partially offset by lower variable investment income.
Income tax expense (benefit)
For the three months ended March 31, 2023, there was a tax benefit of $216 million on loss from operations, resulting in an effective tax rate on loss from operations of 32.3%. Refer to the reconciliation of the GAAP tax rate to the adjusted tax rate presented in “—Use of Non-GAAP Financial Measures and Key Operating Metrics” presented herein.
2022 to 2021 Net Income Comparison
Income (loss) before income tax expense (benefit)
We recorded pre-tax income of $10.5 billion in the year ended December 31, 2022 compared to pre-tax income of $11.3 billion in the year ended December 31, 2021. The change in pre-tax income was primarily due to:
•the recognition of a $3.1 billion gain on the closing of the affordable housing sale to Blackstone in 2021 and the sale of certain assets of the retail mutual funds business to Touchstone in 2021; and
•lower net investment income of $2.1 billion primarily driven by lower income related to the Fortitude Re funds withheld assets and lower variable investment income. Net investment income in 2021 includes $309 million of investment income from affordable housing investments.

Partially offset by:
•higher realized gains of $4.3 billion primarily driven by higher gains on Fortitude Re funds withheld embedded derivative partially offset by lower net realized gains excluding Fortitude Re funds withheld assets
•higher favorable change in the fair value of market risk benefits, net of $511 million due to changes in market conditions; and
•the year ended December 31, 2021 reflected a loss on extinguishment of debt of $219 million
Income tax expense (benefit)
For the year ended December 31, 2022, there was a tax expense of $2.0 billion on income from operations, resulting in an effective tax rate on income from operations of 19.2%. Refer to the reconciliation of the GAAP tax rate to the adjusted tax rate presented in “––Use of Non-GAAP Financial Measures and Key Operating Metrics” presented herein.
2021 to 2020 Net Income Comparison
Income (loss) before income tax expense (benefit)
The 2020 results are presented on a pre-LDTI basis.
We recorded pre-tax income of $11.3 billion in the year ended December 31, 2021 compared to pre-tax income of $851 million in the year ended December 31, 2020.The change in pre-tax income was primarily due to:
•higher realized gains of $5.5 billion primarily driven by a lower decrease in the fair value of our embedded derivatives related to the Fortitude Re funds withheld assets and higher realized gains on sales of real estate investments and available for sale securities;
•the recognition of a $3.1 billion gain on the closing of the affordable housing sale to Blackstone in 2021 and the sale of certain assets of the retail mutual funds business to Touchstone in 2021;
•increase in net investment income of $1.2 billion primarily driven by higher returns on the alternative investment portfolio due to gains on private equity investments
•favorable change in the fair value of market risk benefits, net of $447 million reflecting changes in market conditions; and
•higher policy fees of $131 million primarily due to higher average variable annuity separate account asset values driven by equity market performance.
Partially offset by:
•higher amortization of DAC of $408 million principally driven by the favorable impact of the review and update of actuarial assumptions in 2020 and equity market performance; and
•higher loss on extinguishment of debt of $209 million primarily due to the extinguishment of debt of certain consolidated investment entities and the partial extinguishment of AIGLH debt.
Income tax expense (benefit)
For the year ended December 31, 2021, there was a tax expense on income from operations of $2.1 billion, resulting in an effective tax rate on income from operations of 18.5%. Refer to the reconciliation of the GAAP tax rate to the adjusted tax rate presented in “––Use of Non-GAAP Financial Measures and Key Operating Metrics” presented herein.

Adjusted pre-tax operating income
The following table presents a reconciliation of pre-tax income (loss) attributable to Corebridge to APTOI:

	Three Months Ended March 31,		Years Ended December 31,
(in millions)	2023	2022	2022	2021	2020
Pre-tax income (loss) attributable to Corebridge*	$(669)	$4,300	$10,491	$11,254	$851
Reconciling items to APTOI:
Fortitude Re related items	611	(2,992)	(6,841)	(2,038)	1,640
Non-Fortitude Re related items*	782	(399)	(796)	(4,835)	703
Adjusted pre-tax operating income	$724	$909	$2,854	$4,381	$3,194

The following tables presents the impacts in connection with the adoption of LDTI on our previously reported APTOI for the three months ended March 31, 2022 and years ended December 31, 2022 and 2021:

	As Previously Reported	Effect of Change	Updated balances post-adoption of LDTI
(in millions, except per common share data)
March 31, 2022:
Revenues:
Premiums	$739	$9	$748
Policy fees	764	(34)	730
Total revenues	4,113	(25)	4,088
Benefits and expenses:
Policyholder benefits	1,369	(199)	1,170
Interest credited to policyholder account balances	868	14	882
Amortization of deferred acquisition costs	278	(35)	243
Non-deferrable insurance commissions	161	(17)	144
Total benefits and expenses	3,341	(237)	3,104
Adjusted pre-tax operating income	$697	$212	$909
December 31, 2022:
Revenues:
Premiums	$5,115	$(2)	$5,113
Policy fees	2,972	(58)	2,914
Total revenues	18,015	(60)	17,955
Benefits and expenses:
Policyholder benefits	7,333	(599)	6,734
Interest credited to policyholder account balances	3,681	44	3,725
Amortization of deferred acquisition costs	1,128	(108)	1,020
Non-deferrable insurance commissions	636	(68)	568
Total benefits and expenses	15,512	(731)	14,781
Adjusted pre-tax operating income	$2,183	671	$2,854
December 31, 2021:
Revenues:
Premiums	$5,646	$17	$5,663
Policy fees	3,051	(46)	3,005
Total revenues	20,490	(29)	20,461
Benefits and expenses:
Policyholder benefits	8,028	(655)	7,373
Interest credited to policyholder account balances	3,569	11	3,580
Amortization of deferred acquisition costs	975	(24)	951
Non-deferrable insurance commissions	680	(57)	623
Total benefits and expenses	15,944	(725)	15,219
Adjusted pre-tax operating income	$3,685	$696	$4,381

The following table presents total Corebridge’s adjusted pre-tax operating income:

	Three Months Ended March 31,		Years Ended December 31,
(in millions)	2023	2022	2022	2021	2020
Premiums(a)	$2,104	$748	$5,113	$5,663	$4,334
Policy fees(a)	698	730	2,914	3,005	2,874
Net investment income	2,335	2,311	8,758	9,917	9,084
Net realized gains(b)	4	11	170	701	54
Advisory fee and other income	222	288	1,000	1,175	1,060
Total adjusted revenues	5,363	4,088	17,955	20,461	17,406
Policyholder benefits(a)	2,500	1,170	6,734	7,373	6,590
Interest credited to policyholder account balances(a)	1,015	882	3,725	3,580	3,552
Amortization of deferred policy acquisition costs and value of business acquired(a)	256	243	1,020	951	601
Non-deferrable insurance commissions(a)	136	144	568	623	604
Advisory fee expenses	65	71	266	322	316
General operating expenses	499	524	1,984	2,016	1,920
Interest expense	162	70	484	354	435
Total benefits and expenses	4,633	3,104	14,781	15,219	14,018
Noncontrolling interests	(6)	(75)	(320)	(861)	(194)
Adjusted pre-tax operating income	$724	$909	$2,854	$4,381	$3,194
__________________
(a)The results for the years ended December 31, 2022 and 2021 have been updated to reflect the adoption of LDTI. No updates have been made to the results for the year ended December 31, 2020 as our effective date for LDTI adoption was January 1, 2021.
(b)Net realized gains (losses) includes the gains (losses) related to the disposition of real estate investments.
Three Months Ended March 31, 2023 to Three Months Ended March 31, 2022 APTOI Comparison
APTOI decreased $185 million primarily due to:
•lower policy and advisory fee income, net of advisory fee expenses of $92 million driven by lower average separate accounts balances driven by negative equity market performance in 2022;
•higher interest expense of $92 million primarily due to the issuance of senior unsecured notes, hybrid junior subordinated notes and borrowing under our unsecured 3-Year Delayed Draw Term Loan Agreement (the “Three-Year DDTL Facility”) in 2022 totaling $9.0 billion and partially offset by the interest expense from the $8.3 billion affiliated promissory note to AIG in 2022; and
Partially offset by:
•higher net investment income of $24 million primarily driven by higher base portfolio income partially offset by lower variable investment income reflecting lower alternative investment income.

2022 to 2021 APTOI Comparison
APTOI decreased $1.5 billion primarily due to:
•lower net investment income of $1.2 billion primarily driven by lower variable investment income reflecting lower alternative investment income and lower yield enhancement income partially offset by higher base portfolio income. Net investment income in 2021 includes $309 million of investment income from affordable housing investments; and
•lower policy fees, net advisory fee and other income, net of advisory fee expenses of $210 million driven by a $51 million decrease from the sale of our retail mutual fund business in 2021, lower average separate account asset values driven by negative equity market performance, higher interest rates and wider credit spreads.
2021 to 2020 APTOI Comparison
The 2020 results are presented on a pre-LDTI basis.
APTOI increased $1.2 billion primarily due to:
•higher net investment income of $833 million primarily driven by higher variable investment income reflecting higher private equity income and higher income on call and tender activity; and
•higher policy fees, advisory fee and other income of $240 million primarily driven by higher average separate account asset values.
Partially offset by:
•higher DAC amortization of $350 million principally impacted by the review and update of actuarial assumptions in 2020 and equity market performance in 2020.

Business Segment Operations
Our business operations consist of five reportable segments:
•Individual Retirement – consists of fixed annuities, fixed index annuities, variable annuities and retail mutual funds. On February 8, 2021, we announced the execution of a definitive agreement with Touchstone to sell certain assets of our retail mutual funds business. This Touchstone transaction closed on July 16, 2021. For further information on this sale, see Note 1 to our audited annual consolidated financial statements.
•Group Retirement – consists of record-keeping, plan administrative and compliance services, financial planning and advisory solutions offered in-plan, along with proprietary and limited non-proprietary annuities, advisory and brokerage products offered out-of-plan.
•Life Insurance – primary products in the United States include term life and universal life insurance. The International Life business issues individual and group life insurance in the United Kingdom, and distributes private medical insurance in Ireland.
•Institutional Markets – consists of SVW products, structured settlement and PRT annuities, Corporate Markets products that include COLI-BOLI, private placement variable universal life and private placement variable annuities products and GICs.
•Corporate and Other – consists primarily of:
–corporate expenses not attributable to our other segments;
–interest expense on financial debt;
–results of our consolidated investment entities;
–institutional asset management business, which includes managing assets for non-consolidated affiliates; and
–results of our legacy insurance lines ceded to Fortitude Re.
The following tables summarize adjusted pre-tax operating income (loss) from our segments:
See Note 3 to our audited annual consolidated financial statements and Note 3 to our unaudited condensed consolidated financial statements.

	Three Months Ended March 31,		Years Ended December 31,
(in millions)	2023	2022	2022	2021	2020
Individual Retirement*	$534	$468	$1,673	$2,289	$1,942
Group Retirement*	186	242	783	1,249	975
Life Insurance*	82	84	447	459	146
Institutional Markets*	85	115	334	547	367
Corporate and Other	(163)	—	(395)	(161)	(234)
Consolidation and elimination	—	—	12	(2)	(2)
Adjusted pre-tax operating income	$724	$909	$2,854	$4,381	$3,194
__________________
*The results for the years ended December 31, 2022 and 2021 have been updated to reflect the adoption of LDTI. No updates have been made to the results for the year ended December 31, 2020 as our effective date for LDTI adoption was January 1, 2021.

Discussion of Segment Results
Individual Retirement
Individual Retirement Results

	Three Months Ended March 31,		Years Ended December 31,
(in millions)	2023	2022	2022	2021	2020
Revenues:
Premiums(a)	$78	$56	$235	$195	$151
Policy fees(a)	174	185	741	797	861
Net investment income:
Base portfolio income	1,123	857	3,725	3,478	3,573
Variable investment income(b)	5	126	163	856	532
Net investment income	1,128	983	3,888	4,334	4,105
Advisory fee and other income(c)(d)	103	123	451	592	571
Total adjusted revenues	1,483	1,347	5,315	5,918	5,688
Benefits and expenses:
Policyholder benefits(a)	65	66	285	317	411
Interest credited to policyholder account balances(a)	519	454	1,916	1,793	1,751
Amortization of deferred policy acquisition costs(a)	137	119	523	451	556
Non-deferrable insurance commissions	86	92	351	396	334
Advisory fee expenses	34	37	141	189	205
General operating expenses	108	111	426	437	427
Interest expense	—	—	—	46	62
Total benefits and expenses	$949	$879	$3,642	$3,629	$3,746
Adjusted pre-tax operating income	$534	$468	$1,673	$2,289	$1,942
__________________
(a)The results for the years ended December 31, 2022 and 2021 have been updated to reflect the adoption of LDTI. No updates have been made to the results for the year ended December 31, 2020 as our effective date for LDTI adoption was January 1, 2021.
(b)Includes income from affordable housing of $145 million and $129 million for the years ended December 31, 2021 and 2020, respectively.
(c)Includes advisory fee income from registered investment services, 12b-1 fees (i.e., marketing and distribution fee income), and other asset management fee income.
(d)Includes fee income of $54 million and $111 million for the years ended December 31, 2021 and 2020, respectively, related to assets of the retail mutual funds business that were sold to Touchstone on July 16, 2021, or otherwise liquidated, in connection with the sale.

Individual Retirement Sources of Earnings
The following table presents the sources of earnings of the Individual Retirement segment. We believe providing APTOI using this view is useful for gaining an understanding of our overall results of operations and the significant drivers of our earnings.

	Three Months Ended March 31,		Years Ended December 31,
(in millions)	2023	2022	2022	2021	2020
Spread income(a)(b)	$623	$542	$2,027	$2,599	$2,430
Fee income(a)(c)	277	308	1,192	1,335	1,321
Policyholder benefits, net of premiums(a)	13	(10)	(50)	(122)	(260)
Non-deferrable insurance commissions	(86)	(92)	(351)	(396)	(334)
Amortization of DAC and DSI	(151)	(132)	(578)	(509)	(632)
General operating expenses	(108)	(111)	(426)	(437)	(427)
Other(d)	(34)	(37)	(141)	(181)	(156)
Adjusted pre-tax operating income	$534	$468	$1,673	$2,289	$1,942
__________________
(a)The results for the years ended December 31, 2022 and 2021 have been updated to reflect the adoption of LDTI. No updates have been made to the results for the year ended December 31, 2020 as our effective date for LDTI adoption was January 1, 2021.
(b)Spread income represents net investment income less interest credited to policyholder account balances, exclusive of amortization of DSI of $14 million and $13 million for the three months ended March 31, 2023 and 2022, respectively, and $55 million, $58 million and $76 million for the years ended December 31, 2022, 2021 and 2020, respectively.
(c)Fee income represents policy fees plus advisory fee and other income. Fee income excludes fee income of $54 million and $111 million for the years ended December 31, 2021 and 2020, respectively, related to assets of the retail mutual funds business that were sold to Touchstone on July 16, 2021, or otherwise liquidated, in connection with the sale.
(d)Other primarily represents interest expense and advisory fee expenses. The years ended December 31, 2021 and 2020 include fee income related to assets of the retail mutual funds business that were sold to Touchstone on July 16, 2021, or otherwise liquidated, in connection with the sale.
Financial Highlights
Three Months Ended March 31, 2023 to Three Months Ended March 31, 2022 APTOI Comparison
APTOI increased $66 million primarily due to:
•higher spread income of $81 million primarily driven by higher base spread income of $202 million, partially offset by lower variable investment income of $121 million primarily due to lower alternative investment income and lower yield enhancement income.
partially offset by
•lower fee income of $31 million, primarily due to a decrease in mortality and expense fees and other fee income due to lower variable annuity separate account assets driven by the prior year decline in equity markets, higher interest rates and wider credit spreads.
2022 to 2021 APTOI Comparison
APTOI decreased $616 million primarily due to:
•lower spread income of $572 million primarily driven by lower variable investment income of $693 million primarily due to lower alternative investment income of $401 million and lower yield enhancement income of $291 million, partially offset by higher base spread income of $121 million; and

•lower fee income of $143 million, primarily due to a decrease in mortality and expense fees of $105 million and other fee income of $87 million due to lower variable annuity separate account asset values driven by a decline in equity markets, higher interest rates and wider credit spreads.
Partially offset by
•lower non-deferrable insurance commissions of $45 million, mostly due to lower variable annuity separate account asset values.
2021 to 2020 APTOI Comparison
The 2020 results are presented on a pre-LDTI basis.
APTOI increased $347 million primarily due to:
•lower DAC amortization and policyholder benefits net of premiums of $261 million, primarily due to the change in the accounting standard applied to 2021 results but not in 2020 results; and
•higher spread income of $169 million primarily driven by higher variable investment income of $324 million reflecting higher private equity income of $257 million partially offset by lower base spread income of $155 million.
Partially offset by
•an increase in non-deferrable insurance commissions of $62 million primarily due to growth in variable annuity separate account asset values.
AUMA
The following table presents Individual Retirement AUMA by product:

	At March 31,	December 31,
(in millions)	2023	2022	2021	2020
Fixed annuities	$52,480	$51,806	$57,823	$60,538
Fixed index annuities	31,257	30,403	31,809	27,893
Variable annuities:
Variable annuities - General Account	10,283	9,443	12,862	15,613
Variable annuities - Separate Accounts	46,296	45,044	57,750	53,305
Variable annuities	56,579	54,487	70,612	68,918
Total*	$140,316	$136,696	$160,244	$157,349
__________________
*Excludes assets of the retail mutual funds business, that were sold to Touchstone on July 16, 2021, or were otherwise liquidated in connection with the sale. AUA related to these retail mutual funds was $7.8 billion at December 31, 2020.
March 31, 2023 to December 31, 2022 AUMA Comparison
AUMA increased $3.6 billion driven by an increase of $2.4 billion in the general account and higher separate accounts asset values of $1.3 billion. The general account increased due to lower interest rates and tightening credit spreads resulting in unrealized gains from fixed maturities securities and positive net flows. The separate account increased primarily due to increases in the equity markets, lower interest rates and tightening credit spreads, partially offset by outflows from the separate account.

2022 to 2021 AUMA Comparison
AUMA decreased $23.5 billion driven by lower variable annuities separate account asset values of $12.7 billion, due to declines in the equity markets, higher interest rates and wider credit spreads, as well as outflows from the separate account. A decrease of $10.8 billion in the general account was driven by higher interest rates and wider credit spreads resulting in unrealized losses from fixed maturities securities, partially offset by positive net flows into the general account.
2021 to 2020 AUMA Comparison
AUMA increased $2.9 billion driven by higher variable annuities separate account asset values of $4.4 billion, due to equity market growth. A decrease of $1.5 billion in the general account was driven by higher interest rates resulting in unrealized losses from fixed maturity securities, partially offset by positive net flows into the general account.
Spread and Fee Income
The following table presents Individual Retirement spread and fee income:

	Three Months Ended March 31,		Years Ended December 31,
(in millions)	2023	2022	2022	2021	2020
Spread income:
Total spread income
Base portfolio income	$1,123	$857	$3,725	$3,478	$3,573
Interest credited to policyholder account balances(a)	(505)	(441)	(1,861)	(1,735)	(1,675)
Base spread income	618	416	1,864	1,743	1,898
Variable investment income, excluding affordable housing	5	126	163	711	403
Affordable housing	—	—	—	145	129
Total spread income(b)	$623	$542	$2,027	$2,599	$2,430
Fee income:
Policy fees(a)	$174	$185	$741	$797	$861
Advisory fees and other income(c)	103	123	451	538	460
Total fee income	$277	$308	$1,192	$1,335	$1,321
__________________
(a)The results for the years ended December 31, 2022 and 2021 have been updated to reflect the adoption of LDTI. No updates have been made to the results for the year ended December 31, 2020 as our effective date for LDTI adoption was January 1, 2021.
(b)Excludes amortization of DSI assets of $14 million and $13 million for the three months ended March 31, 2023 and 2022, respectively, and $55 million, $58 million and $76 million for the years ended December 31, 2022, 2021 and 2020, respectively.
(c)Excludes fee income of $54 million and $111 million for the years ended December 31, 2021 and 2020, respectively, related to assets of the retail mutual funds business that were sold to Touchstone on July 16, 2021, or otherwise liquidated, in connection with the sale.

The following table presents Individual Retirement net investment spread:

	Three Months Ended March 31,		Years Ended December 31,
	2023	2022	2022(a)	2021(a)	2020
Fixed annuities base net investment spread:
Base yield(b)	4.83%	3.76%	4.03%	3.94%	4.16%
Cost of funds	2.82	2.67	2.69	2.64	2.63
Fixed annuities base net investment spread	2.01	1.09	1.34	1.30	1.53
Fixed index annuities base net investment spread:
Base yield(b)	4.46	3.70	3.90	3.78	3.97
Cost of funds	1.79	1.45	1.54	1.39	1.28
Fixed index annuities base net investment spread	2.67	2.25	2.36	2.39	2.69
Variable annuities base net investment spread:
Base yield(b)	3.85	3.85	3.85	3.96	3.86
Cost of funds	1.46	1.42	1.43	1.42	1.42
Variable annuities base net investment spread	2.39	2.43	2.42	2.54	2.44
Total Individual Retirement base net investment spread:
Base yield(b)	4.65	3.75	3.98	3.89	4.07
Cost of funds	2.34	2.15	2.18	2.15	2.15
Total Individual Retirement base net investment spread	2.31%	1.60%	1.80%	1.74%	1.92%
__________________
(a)The results for the years ended December 31, 2022 and 2021 have been updated to reflect the adoption of LDTI. No updates have been made to the results for the year ended December 31, 2020 as our effective date for LDTI adoption was January 1, 2021.
(b)Includes returns from base portfolio including accretion and income (loss) from certain other invested assets.
Three Months Ended March 31, 2023 to Three Months Ended March 31, 2022 Comparison
See “—Financial Highlights”
2022 to 2021 Comparison
See “—Financial Highlights”
2021 to 2020 Comparison
See “—Financial Highlights”
Premiums and Deposits and Net Flows
For Individual Retirement, premiums primarily represent amounts received on life-contingent payout annuities, while deposits represent sales on investment-oriented products.

Net flows for annuity products in Individual Retirement represent premiums and deposits less death, surrender and other withdrawal benefits.

Premiums and Deposits	Three Months Ended March 31,		Years Ended December 31,
(in millions)	2023	2022	2022	2021	2020
Fixed annuities	$2,248	$1,569	$5,695	$3,011	$2,535
Fixed index annuities	2,057	1,364	6,316	5,621	4,096
Variable annuities	578	948	3,109	5,025	3,003
Total*	$4,883	$3,881	$15,120	$13,657	$9,634
__________________
*Excludes deposits of the retail mutual funds business that were sold to Touchstone on July 16, 2021, or otherwise liquidated, in connection with the sale. Deposits from retail mutual funds were $259 million and $736 million for the years ended December 31, 2021 and 2020, respectively.

Net Flows	Three Months Ended March 31,		Years Ended December 31,
(in millions)	2023	2022	2022	2021	2020
Fixed annuities	$(90)	$270	$(441)	$(2,396)	$(2,504)
Fixed index annuities	1,388	985	4,521	4,072	2,991
Variable annuities	(636)	(381)	(1,672)	(864)	(1,554)
Total*	$662	$874	$2,408	$812	$(1,067)
__________________
*Excludes net flows related to the assets of the retail mutual funds business that were sold to Touchstone on July 16, 2021, or otherwise liquidated, in connection with the sale. Net flows from retail mutual funds were $(1.4) billion and $(3.7) billion for the years ended December 31, 2021 and 2020, respectively. Net flows for retail mutual funds represent deposits less withdrawals.
Three Months Ended March 31, 2023 to Three Months Ended March 31, 2022 Comparison
Fixed Annuities Net outflows increased by $360 million over the prior year, primarily due to higher surrenders and withdrawals of $1.1 billion, partially offset by higher premiums and deposits of $679 million due to competitive pricing, higher interest rates and lower death benefits of $16 million.
Fixed Index Annuities Net inflows increased by $403 million primarily due to higher premiums and deposits of $693 million due to competitive pricing and higher interest rates, partially offset by higher surrenders and withdrawals of $265 million and higher death benefits of $24 million.
Variable Annuities Net outflows increased $255 million primarily due to lower premium and deposits of $370 million, due to market volatility, partially offset by lower surrenders and withdrawals of $75 million and lower death benefits of $40 million.
2022 to 2021 Comparison
Fixed Annuities Net outflows decreased by $2.0 billion over the prior year, primarily due to higher premiums and deposits of $2.7 billion due to competitive pricing, higher interest rates and lower death benefits of $300 million, partially offset by higher surrenders and withdrawals of $1.0 billion.
Fixed Index Annuities Net inflows increased by $449 million primarily due to higher premiums and deposits of $695 million due to competitive pricing and higher interest rates, partially offset by higher surrenders and withdrawals of $194 million and higher death benefits of $51 million.
Variable Annuities Net outflows increased $808 million primarily due to lower premium and deposits of $1.9 billion, due to market volatility, partially offset by lower surrenders and withdrawals of $993 million and lower death benefits of $116 million.

2021 to 2020 Comparison
Fixed Annuities Net flows remained negative but improved by $108 million due to higher premiums and deposits of $476 million, and lower death benefits of $222 million, offset by higher surrenders and withdrawals of $589 million due to higher interest rates. The premium and deposit growth was driven in part due to the prior year impact from distribution channel disruptions related to COVID-19.
Fixed Index Annuities Net flows increased by $1.1 billion primarily due to higher premiums and deposits of $1.5 billion offset by higher surrenders and withdrawals of $365 million and death benefits of $79 million. The premium and deposit growth was driven in part due to fewer disruptions related to COVID-19. The increase in surrenders and withdrawals was due to increased competition and aging of the policies.
Variable Annuities Net flows improved by $690 million primarily due to higher premium and deposits of $2.0 billion offset by higher surrenders and withdrawals of $1.1 billion and higher death benefits of $208 million. The premium and deposit growth was driven in part due to the prior year impact from distribution channel disruptions related to COVID-19. The increase in surrenders and withdrawals was due to an increase in the number of policies coming out of surrender charge, and increase in lapses of policies with guaranteed minimum withdrawal benefits that are out of the money.
Retail Mutual Funds Net flows remained negative but improved by $2.3 billion due to lower surrenders and withdrawals of $2.7 billion partially offset by lower premiums and deposits of $477 million due to investors’ continued preference for passive, low fee investment vehicles, and the distribution channel disruptions related to COVID-19. Retail mutual funds net flows reflect customer activity and in 2021, it excludes $7.0 billion of funds (i) transferred as part of the Touchstone sale or (ii) liquidated. For further information regarding the July 2021 sale of certain assets of our retail mutual funds businesses to Touchstone, see Note 1 to our audited annual consolidated financial statements.
Surrenders
The following table presents surrenders rates:

	Three Months Ended March 31,		Years Ended December 31,
	2023	2022	2022	2021	2020
Fixed annuities	15.1%	6.8%	9.2%	7.2%	5.9%
Fixed index annuities*	6.7	4.0	4.8	4.7	4.0
Variable annuities*	7.1	6.4	6.5	7.2	6.2
__________________
*The results for the years ended December 31, 2022 and 2021 have been updated to reflect the adoption of LDTI. No updates have been made to the results for the year ended December 31, 2020 as our effective date for LDTI adoption was January 1, 2021.

The following table presents account values for fixed annuities, fixed index annuities and variable annuities by surrender charge category:

	March 31,			December 31,
	2023			2022			2021			2020
(in millions)	Fixed Annuities	Fixed Index Annuities	Variable Annuities	Fixed Annuities	Fixed Index Annuities	Variable Annuities	Fixed Annuities	Fixed Index Annuities	Variable Annuities	Fixed Annuities	Fixed Index Annuities	Variable Annuities
No surrender charge	$24,199	$2,423	$28,103	$24,889	$2,270	$27,037	$26,165	$1,895	$31,910	$26,921	$1,302	$27,995
Greater than 0% - 2%	1,479	1,349	6,892	1,783	1,353	6,962	2,071	1,587	10,276	2,282	1,037	9,972
Greater than 2% - 4%	2,110	5,042	5,290	2,256	4,532	5,081	2,401	3,958	9,394	2,738	3,149	11,322
Greater than 4%	20,277	25,929	12,012	18,905	25,196	12,082	16,285	21,222	12,435	16,050	18,087	11,977
Non-surrenderable (a)	2,396	—	1,155	2,453	—	1,155	2,372	—	1,149	2,199	—	1,149
Total account value(b)	$50,461	$34,743	$53,452	$50,286	$33,351	$52,317	$49,294	$28,662	$65,164	$50,190	$23,575	$62,415
______________
(a)The non-surrenderable portion of variable annuities relates to a funding agreement.
(b)Includes payout Immediate Annuities, funding agreements.
Individual Retirement annuities are typically subject to a three- to seven-year surrender charge period, depending on the product. For fixed annuities, the proportion of account value subject to surrender charge at March 31, 2023 increased compared to December 31, 2022 primarily due to growth in business, while the proportion of fixed index annuities was slightly lower primarily due to the aging of the business. The increase in the proportion of account value with no surrender charge for variable annuities as of March 31, 2023 compared to December 31, 2022 was principally due to normal aging of business.
For fixed annuities, the proportion of account value subject to surrender charge at December 31, 2022 increased compared to December 31, 2021 primarily due to growth in business, while the proportion of fixed index annuities was slightly lower mostly due to the aging of the business. The increase in the proportion of account value with no surrender charge for variable annuities as of December 31, 2022 compared to December 31, 2021 was principally due to normal aging of business.
For fixed annuities, the proportion of account value subject to surrender charge at December 31, 2021 increased compared to December 31, 2020. The increase in account value with no surrender charge for variable and fixed index annuities at December 31, 2021 compared to December 31, 2020 was principally due to normal aging of business.

Group Retirement
Group Retirement Results

	Three Months Ended March 31,		Years Ended December 31,
(in millions)	2023	2022	2022	2021	2020
Revenues:
Premiums	$6	$8	$19	$22	$19
Policy fees(a)	100	114	415	480	443
Net investment income:
Base portfolio income	491	450	1,882	1,905	1,924
Variable investment income(b)	9	77	118	508	289
Net investment income	500	527	2,000	2,413	2,213
Advisory fee and other income(c)	76	85	305	337	272
Total adjusted revenues	682	734	2,739	3,252	2,947
Benefits and expenses:
Policyholder benefits(a)	9	10	35	31	74
Interest credited to policyholder account balances(a)	291	284	1,147	1,159	1,125
Amortization of deferred policy acquisition costs(a)	21	19	80	78	15
Non-deferrable insurance commissions	28	28	123	122	117
Advisory fee expenses	29	34	124	133	111
General operating expenses	118	117	447	445	488
Interest expense	—	—	—	35	42
Total benefits and expenses	496	492	1,956	2,003	1,972
Adjusted pre-tax operating income	$186	$242	$783	$1,249	$975
__________________
(a)The results for the years ended December 31, 2022 and 2021 have been updated to reflect the adoption of LDTI. No updates have been made to the results for the year ended December 31, 2020 as our effective date for LDTI adoption was January 1, 2021.
(b)Includes income from affordable housing of $84 million and $74 million for the years ended December 31, 2021 and 2020, respectively.
(c)Includes advisory fee income from registered investment services, 12b-1 fees (i.e., marketing and distribution fee income), other asset management fee income, and commission-based broker-dealer services.

Group Retirement Sources of Earnings
The following table presents the sources of earnings of the Group Retirement segment. We believe providing APTOI using this view is useful for gaining an understanding of our overall results of operations and the significant drivers of our earnings.

	Three Months Ended March 31,		Years Ended December 31,
(in millions)	2023	2022	2022	2021	2020
Spread income(a)(b)	$213	$247	$867	$1,269	$1,088
Fee income(b)(c)	176	199	720	817	715
Policyholder benefits, net of premiums(b)	(3)	(2)	(16)	(9)	(55)
Non-deferrable insurance commissions(b)	(28)	(28)	(123)	(122)	(117)
Amortization of DAC and DSI(b)	(25)	(23)	(94)	(93)	(15)
General operating expenses	(118)	(117)	(447)	(445)	(488)
Other(d)	(29)	(34)	(124)	(168)	(153)
Adjusted pre-tax operating income	$186	$242	$783	$1,249	$975
__________________
(a)Spread income represents net investment income less interest credited to policyholder account balances, exclusive of amortization of DSI of $4 million and $4 million for the three months ended March 31, 2023 and 2022, respectively, and $14 million, $15 million and $0 million for the years ended December 31, 2022, 2021 and 2020, respectively.
(b)The results for the years ended December 31, 2022 and 2021 have been updated to reflect the adoption of LDTI. No updates have been made to the results for the year ended December 31, 2020 as our effective date for LDTI adoption was January 1, 2021.
(c)Fee income represents policy fee and advisory fee and other income.
(d)Other consists of advisory fee expenses and interest expense.
Financial Highlights
Three Months Ended March 31, 2023 to Three Months Ended March 31, 2022 APTOI Comparison
APTOI decreased $56 million, primarily due to:
•lower spread income of $34 million primarily driven by a decrease in variable investment income of $68 million primarily due to lower income from alternative investments, partially offset by improvement in base spread income of $34 million primarily due to higher yields on the base portfolio; and
•lower fee income, net of advisory fee expenses of $18 million primarily due to lower fee-based assets due to lower separate account and mutual fund assets driven by prior year negative equity market returns, higher interest rates and wider credit spreads.
2022 to 2021 APTOI comparison
APTOI decreased $466 million, primarily due to:
•lower spread income of $402 million primarily driven by a decrease in variable investment income of $390 million due to lower income from alternative investments and yield enhancements. In addition, there was lower base spread income of $12 million;
•lower fee income, net of advisory fee expenses of $88 million primarily due to lower fee based assets driven by lower equity markets, higher interest rates and wider credit spreads; and
Partially offset by:
•decrease in interest expense on external debt borrowings of $35 million when compared to 2021 due to sale of Affordable Housing in November 2021.

2021 to 2020 APTOI Comparison
The 2020 results are presented on a pre-LDTI basis.
APTOI increased $274 million, primarily due to:
•spread income was $181 million higher due to higher variable investment income of $219 million primarily driven by higher gains on private equity income and higher call and tender income, partially offset by lower base spread income of $38 million driven by decreased reinvestment yields;
•$80 million of higher policy and advisory fee income, net of advisory fee expenses due to an increase in separate account mutual fund, and advisory average assets; and
•lower general operating expenses of $43 million primarily due to decreased regulatory expenses.
Partially offset by:
•favorable impact from the review and update of actuarial assumptions of $68 million in 2020.
AUMA
The following table presents Group Retirement AUMA by product:

	March 31,	December 31,
(in millions)	2023	2022	2021	2020
AUMA by asset type:
In-plan spread based	$26,461	$27,473	$32,549	$33,406
In-plan fee based	50,973	47,838	60,300	53,897
Total in-plan AUMA(a)	77,434	75,311	92,849	87,303
Out-of-plan proprietary - general account	16,335	16,769	19,697	19,862
Out-of-plan proprietary - separate accounts	10,739	10,429	13,466	12,269
Total out-of-plan proprietary annuities(b)	27,074	27,198	33,163	32,131
Advisory and brokerage assets	13,360	12,423	13,830	10,620
Total out-of-plan AUMA	40,434	39,621	46,993	42,751
Total AUMA	$117,868	$114,932	$139,842	$130,054
__________________
(a)Includes $12.9 billion of AUMA at March 31, 2023, $12.5 billion of AUMA at December 31, 2022, $15.1 billion of AUMA at December 31, 2021 and $14.3 billion of AUMA at December 31, 2020 that is associated with our in-plan investment advisory service that we offer to participants at an additional fee.
(b)Includes $4.0 billion of AUMA at March 31, 2023, $4.0 billion of AUMA at December 31, 2022, $4.9 billion of AUMA at December 31, 2021 and $4.3 billion of AUMA at December 31, 2020 in our proprietary advisory variable annuity. Together with our out-of-plan advisory and brokerage assets shown in the table above, we had a total of $17.3 billion of out-of-plan advisory assets at March 31, 2023, $16.4 billion of out-of-plan advisory assets at December 31, 2022, $18.7 billion of out-of-plan advisory assets at December 31, 2021 and $14.9 billion of out-of-plan advisory assets at December 31, 2020.
March 31, 2023 to December 31, 2022 AUMA Comparison
In-plan assets increased by $2.1 billion driven by $3.1 billion increase in fee based assets, primarily due to higher equity markets, lower interest rates and tightening credit spreads, partially offset by $1.0 billion decrease in spread based assets, primarily due to negative net flows and other activity. Out-of-plan proprietary annuity assets decreased by $0.1 billion, primarily due to negative net flows. The increase of advisory and brokerage assets of $0.9 billion was driven by higher equity markets and net new client deposits
2022 to 2021 AUMA Comparison
In-plan assets decreased by $17.5 billion primarily driven by equity market declines, wider credit spreads and higher interest rates resulting in lower unrealized gains from fixed maturity securities. Out-of-plan proprietary annuity assets decreased by $6.0 billion, declining as a result of the same drivers as described for in-plan assets. The decrease in advisory and brokerage assets of $1.4 billion was driven by equity market declines partially offset by net new client deposit growth.
2021 to 2020 AUMA Comparison
In-plan assets increased by $5.5 billion primarily driven by equity market growth, contributing to an increase in fee based AUMA. Out-of-plan proprietary annuity assets increased by $1.0 billion primarily driven by equity market growth in the period. Increase in advisory and brokerage assets of $3.2 billion, or 30%, was driven by strong net new client deposits, along with favorable equity markets.
Spread and Fee Income
The following table presents Group Retirement spread and fee income:

	Three Months Ended March 31,		Years Ended December 31,
(in millions)	2023	2022	2022	2021	2020
Spread income:
Base portfolio income	$491	$450	$1,882	$1,905	$1,924
Interest credited to policyholder account balances	(287)	(280)	(1,133)	(1,144)	(1,125)
Base spread income	204	170	749	761	799
Variable investment income, excluding affordable housing	9	77	118	424	215
Affordable housing	—	—	—	84	74
Total spread income(b)	$213	$247	$867	$1,269	$1,088
Fee income:
Policy fees(a)	$100	$114	$415	$480	$443
Advisory fees and other income	76	85	305	337	272
Total fee income	$176	$199	$720	$817	$715
__________________
(a)The results for the years ended December 31, 2022 and 2021 have been updated to reflect the adoption of LDTI. No updates have been made to the results for the year ended December 31, 2020 as our effective date for LDTI adoption was January 1, 2021.
(b)Excludes amortization of DSI assets of $4 million and $4 million for the three months ended March 31, 2023 and 2022, respectively, and $14 million, $15 million and $0 million for the years ended December 31, 2022, 2021 and 2020, respectively.

	Three Months Ended March 31,		Years Ended December 31,
	2023	2022	2022	2021	2020
Base net investment spread:
Base yield*	4.22%	3.88%	4.04%	4.11%	4.26%
Cost of funds	2.70	2.60	2.60	2.62	2.65
Base net investment spread	1.52%	1.28%	1.44%	1.49%	1.61%
__________________
*Includes returns from base portfolio, including accretion and income (loss) from certain other invested assets.

Three Months Ended March 31, 2023 to Three Months Ended March 31, 2022 Comparison
See “—Financial Highlights”
2022 to 2021 Comparison
See “—Financial Highlights”
2021 to 2020 Comparison
See “—Financial Highlights”
Premiums and Deposits and Net Flows
For Group Retirement, premiums primarily represent amounts received on life-contingent payout annuities while deposits represent sales on investment-oriented products.
Net flows for annuity products included in Group Retirement represent premiums and deposits less death, surrender and other withdrawal benefits. Net flows for mutual funds represent deposits less withdrawals. For Group Retirement, client deposits into advisory and brokerage accounts less total client withdrawals from advisory and brokerage accounts are not included in net flows. Net new assets into these products contribute to growth in AUA rather than AUM.

Premiums and Deposits and Net Flows	Three Months Ended March 31,		Years Ended December 31,
(in millions)	2023	2022	2022	2021	2020
In-plan(a)(b)	$1,519	$1,490	$5,818	$5,911	$5,412
Out-of-plan proprietary variable annuity	192	268	975	1,288	1,420
Out-of-plan proprietary fixed and index annuities	535	130	1,149	567	664
Premiums and deposits(c)	$2,246	$1,888	$7,942	$7,766	$7,496
Net Flows	$(819)	$(819)	$(3,111)	$(3,208)	$(1,940)
___________________
(a)In-plan premium and deposits include sales of variable and fixed annuities as well as mutual funds for 403(b), 401(a), 457(b) and 401(k) plans.
(b)Includes inflows related to in-plan mutual funds of $1.0 billion and $868 million for the three months ended March 31, 2023 and 2022, respectively, and $3.5 billion, $3.1 billion and $3.0 billion for the years ended December 31, 2022, 2021 and 2020, respectively.
(c)Excludes client deposits into advisory and brokerage accounts of $542 million and $602 million for the three months ended March 31, 2023 and 2022, respectively, and $2.1 billion, $2.5 billion and $1.4 billion for the years ended December 31, 2022, 2021 and 2020, respectively.
Three Months Ended March 31, 2023 to Three Months Ended March 31, 2022 Comparison
Net flows are flat to prior year primarily due to:
•increase in deposits of $358 million mainly driven by lower out-of-plan fixed annuity due to higher interest rates; and
•decrease in death and payout benefit annuity benefits of $17 million.
Partially offset by:
•increase in surrenders and withdrawals of $375 million, driven by higher surrenders and partial withdrawals within the fixed and variable annuity segments, partially offset by lower surrenders and withdrawals for mutual funds.

2022 to 2021 Comparison
Net flows remained negative but improved by $97 million primarily due to:
•increase in deposits of $176 million mainly driven by higher out-of-plan fixed annuity due to higher interest rates, partially offset by lower out-of-plan variable annuity due to market volatility.
Partially offset by:
•increase in surrenders and withdrawals of $49 million, driven by higher than expected surrenders and partial withdrawals within the fixed and variable annuity segments; and
•increase in death and payout benefit annuity benefits of $30 million.
2021 to 2020 Comparison
Net flows remained negative and declined by $1.3 billion primarily due to:
•higher individual surrenders, withdrawals and death benefits driven mainly by higher customer account values of $1.6 billion.
Partially offset by:
•large group activity which contributed net negative flows of $0.1 billion compared to $0.4 billion of net negative flows in the same period in the prior year.
Surrenders
The following table presents Group Retirement surrender rates:

	Three Months Ended March 31,		Years Ended December 31,
	2023	2022	2022	2021	2020
Surrenders rates*	11.0%	8.5%	9.5%	8.8%	8.6%
__________________
*The results for the years ended December 31, 2022 and 2021 have been updated to reflect the adoption of LDTI. No updates have been made to the results for the year ended December 31, 2020 as our effective date for LDTI adoption was January 1, 2021.
The following table presents account value for Group Retirement annuities by surrender charge category:

	March 31,		December 31,
(in millions)	2023	(a)	2022	(a)	2021	(a)	2020	(a)
No surrender charge(b)	$70,663		$69,885		$80,725		$76,980
Greater than 0% - 2%	421		454		711		561
Greater than 2% - 4%	409		435		854		823
Greater than 4%	6,426		6,281		6,139		6,077
Non-surrenderable	962		945		802		821
Total account value(c)	$78,881		$78,000		$89,231		$85,262
__________________
(a)Excludes mutual fund assets under administration of $25.9 billion, $24.0 billion, $28.8 billion and $25.0 billion at March 31, 2023, December 31, 2022, December 31, 2021 and December 31, 2020, respectively.
(b)Group Retirement amounts in this category include account value in the general account of approximately $4.4 billion, $4.5 billion, $4.7 billion and $4.7 billion at March 31, 2023, December 31, 2022, December 31, 2021 and December 31, 2020 respectively, which are subject to 20 percent annual withdrawal limitations at the participant level and account value in the general account of $5.6 billion, $5.8 billion, $5.7 billion and $5.2 billion at March 31, 2023, December 31, 2022 December 31, 2021 and December 31, 2020, respectively, which are subject to 20 percent annual withdrawal limitations at the plan level.
(c)Includes payout immediate annuities.

Group Retirement annuity deposits are typically subject to a five- to seven-year surrender charge period, depending on the product. In addition, for annuity assets held within an employer defined contribution plan, participants can only withdraw funds in certain circumstances without incurring tax penalties (for example, separation from service), regardless of surrender charges. At March 31, 2023, Group Retirement annuity account value with no surrender charge increased compared to December 31, 2022 primarily due to an increase in assets under management from higher equity markets. At December 31, 2022, Group Retirement annuities account value with no surrender charge decreased compared to December 31, 2021 primarily due to a decline in assets under management from lower equity markets.
Life Insurance
Life Insurance Results

	Three Months Ended March 31,		Years Ended December 31,
(in millions)	2023	2022	2022	2021	2020
Revenues:
Premiums(a)	$425	$425	$1,864	$1,586	$1,526
Policy fees(a)	375	384	1,564	1,541	1,384
Net investment income:
Base portfolio income	317	305	1,282	1,246	1,290
Variable investment income(b)	—	51	107	375	242
Net investment income	317	356	1,389	1,621	1,532
Other income	29	36	121	110	94
Total adjusted revenues	1,146	1,201	4,938	4,858	4,536
Benefits and expenses:
Policyholder benefits(a)	708	744	3,010	2,842	3,219
Interest credited to policyholder account balances	82	85	342	354	373
Amortization of deferred policy acquisition costs(a)	96	104	410	416	25
Non-deferrable insurance commissions	17	18	72	80	119
Advisory fee expenses	2	—	1	—	—
General operating expenses	159	166	656	682	624
Interest expense	—	—	—	25	30
Total benefits and expenses	1,064	1,117	4,491	4,399	4,390
Adjusted pre-tax operating income	$82	$84	$447	$459	$146
__________________
(a)The results for the years ended December 31, 2022 and 2021 have been updated to reflect the adoption of LDTI. No updates have been made to the results for the year ended December 31, 2020 as our effective date for LDTI adoption was January 1, 2021.
(b)Includes income from affordable housing of $59 million and $52 million for the years ended December 31, 2021 and 2020, respectively.

Life Insurance Sources of Earnings
The following table presents the sources of earnings of the Life Insurance segment. We believe providing APTOI using this view is useful for gaining an understanding of our overall results of operations and the significant drivers of our earnings.

	Three Months Ended March 31,		Years Ended December 31,
(in millions)	2023	2022	2022	2021	2020
Underwriting margin(a)(b)	$356	$372	$1,561	$1,614	$1,261
General operating expenses	(159)	(166)	(656)	(682)	(624)
Non-deferrable insurance commissions(b)	(17)	(18)	(72)	(80)	(119)
Amortization of DAC(b)	(96)	(104)	(410)	(416)	(234)
Impact of annual actuarial assumption update(b)	—	—	25	48	(108)
Other(c)	(2)	—	(1)	(25)	(30)
Adjusted pre-tax operating income (loss)	$82	$84	$447	$459	$146
__________________
(a)Underwriting margin represents premiums, policy fees, net investment income and other income, less policyholder benefits and interest credited to policyholder account balances. Underwriting margin is also exclusive of the impacts from the annual assumption update.
(b)The results for the years ended December 31, 2022 and 2021 have been updated to reflect the adoption of LDTI. No updates have been made to the results for the year ended December 31, 2020 as our effective date for LDTI adoption was January 1, 2021.
(c)Other primarily represents interest expense and advisory fee expenses.
Financial Highlights
Three Months Ended March 31, 2023 to Three Months Ended March 31, 2022 APTOI Comparison
APTOI decreased $2 million, primarily due to:
•lower underwriting margin of $16 million from:
–lower net investment income, net of interest credited of $36 million primarily driven by $51 million lower alternative investment and yield enhancement income, primarily due to lower equity partnership performance and reduced gains on calls partially offset by $15 million higher base portfolio income, net of interest credited.
Partially offset by:
–higher premiums and fees, net of policyholder benefits, of $27 million, driven by lower claims.
Partially offset by:
•lower general operating expenses of $7 million.
2022 to 2021 APTOI Comparison
APTOI decreased $12 million, primarily due to:
•lower underwriting margin of $53 million from:
–lower net investment income, net of interest credited of $220 million driven by $268 million lower variable investment income reflecting lower gains on call and tender income and reduced alternatives performance partially offset by $48 million higher base portfolio income, net of interest credited, driven by lower yields.

Partially offset by:
•higher premiums and fees, net of policyholder benefits, excluding actuarial assumption updates, of $156 million, driven by favorable mortality; and
•lower favorable impact from the review and update of actuarial assumptions of $23 million.
Partially offset by:
•lower general operating expenses of $26 million.
2021 to 2020 APTOI Comparison
The 2020 results are presented on a pre-LDTI basis.
APTOI increased $313 million, primarily due to:
•$353 million higher underwriting margin driven by lower mortality impacts, and $89 million in higher net investment income primarily driven by $133 million higher variable investment income reflecting higher gains on calls and alternative investments partially offset by $44 million lower base portfolio income driven by reduced bond yields.
Partially offset by:
•lower favorable impact from the review and update of actuarial assumptions of $48 million in 2021 compared to $108 million unfavorable in the prior year.
AUMA
The following table presents Life Insurance AUMA:

	March 31,	December 31,
(in millions)	2023	2022	2021	2020
Total AUMA	$28,284	$27,760	$34,355	$34,781
March 31, 2023 to December 31, 2022 AUMA Comparison
AUMA increased $0.5 billion in the three months ended March 31, 2023 compared to the prior year-end driven by lower interest rates and tightening credit spreads resulting in unrealized gains from fixed maturities securities.
2022 to 2021 AUMA Comparison
AUMA decreased $6.6 billion in the year ended December 31, 2022 compared to the prior year-end due to net unrealized losses from fixed maturity securities driven by higher rates and a widening of credit spreads.
2021 to 2020 AUMA Comparison
AUMA decreased $0.4 billion in the year ended December 31, 2021 compared to the prior year as net unrealized losses from fixed maturity securities driven by higher rates, were only partially offset by growth in the Life Insurance businesses.

Underwriting Margin
The following table presents Life Insurance underwriting margin:

	Three Months Ended March 31,		Years Ended December 31,
(in millions)	2023	2022	2022	2021	2020
Premiums*	$425	$425	$1,864	$1,586	$1,526
Policy fees*	375	384	1,564	1,541	1,384
Net investment income	317	356	1,389	1,621	1,532
Other income	29	36	121	110	94
Policyholder benefits*	(708)	(744)	(3,010)	(2,842)	(3,219)
Interest credited to policyholder account balances	(82)	(85)	(342)	(354)	(373)
Less: Impact of annual actuarial assumption update*	—	—	(25)	(48)	317
Underwriting margin	$356	$372	$1,561	$1,614	$1,261
__________________
*The results for the years ended December 31, 2022 and 2021 have been updated to reflect the adoption of LDTI. No updates have been made to the results for the year ended December 31, 2020 as our effective date for LDTI adoption was January 1, 2021.
Three Months Ended March 31, 2023 to Three Months Ended March 31, 2022 Comparison
See “—Financial Highlights”
2022 to 2021 Comparison
See “—Financial Highlights”
2021 to 2020 Comparison
See “—Financial Highlights”
Premiums and Deposits
Premiums and Deposits for Life Insurance represent amounts received on life and health policies. Premiums generally represent amounts received on traditional life products, while deposits represent amounts received on universal life products.

	Three Months Ended March 31,		Years Ended December 31,
(in millions)	2023	2022	2022	2021	2020
Traditional Life	$441	$447	$1,820	$1,804	$1,772
Universal Life	398	397	1,600	1,635	1,649
Total U.S.	839	844	3,420	3,439	3,421
International	210	213	816	789	626
Premiums and deposits	$1,049	$1,057	$4,236	$4,228	$4,047
Three Months Ended March 31, 2023 to Three Months Ended March 31, 2022 Comparison
Premiums and deposits, excluding the effect of foreign exchange, increased $11 million in 2023 compared to the prior year primarily due to growth in international life premiums.
2022 to 2021 Comparison
Premiums and deposits, excluding the effect of foreign exchange, increased $89 million in 2022 compared to the prior year primarily due to growth in international life premiums.

2021 to 2020 Comparison
Premiums and deposits, excluding the effect of foreign exchange, increased $134 million in 2021 compared to the prior year primarily due to growth in international life premiums.
Institutional Markets
Institutional Markets Results

	Three Months Ended March 31,		Years Ended December 31,
(in millions)	2023	2022	2022	2021	2020
Revenues:
Premiums	$1,575	$238	$2,913	$3,774	$2,564
Policy fees	49	47	194	187	186
Net investment income:
Base portfolio income	318	218	995	865	827
Variable investment income(a)	14	46	54	290	104
Net investment income	332	264	1,049	1,155	931
Other income	—	1	2	2	1
Total adjusted revenues	1,956	550	4,158	5,118	3,682
Benefits and expenses:
Policyholder benefits(b)	1,718	350	3,404	4,183	2,886
Interest credited to policyholder account balances	123	59	320	274	303
Amortization of deferred policy acquisition costs(b)	2	1	7	6	5
Non-deferrable insurance commissions(b)	5	6	20	22	31
General operating expenses	23	19	73	77	79
Interest expense	—	—	—	9	11
Total benefits and expenses	1,871	435	3,824	4,571	3,315
Adjusted pre-tax operating income	$85	$115	$334	$547	$367
__________________
(a)Includes income from affordable housing of $21 million and $19 million for the years ended December 31, 2021 and 2020, respectively.
(b)The results for the years ended December 31, 2022 and 2021 have been updated to reflect the adoption of LDTI.

Institutional Markets Sources of Earnings
The following table presents the sources of earnings of the Institutional Markets segment. We believe providing APTOI using this view is useful for gaining an understanding of our overall results of operations and the significant drivers of our earnings.

	Three Months Ended March 31,		Years Ended December 31,
(in millions)	2023	2022	2022	2021	2020
Spread income(a)(e)	$82	$101	$285	$487	$350
Fee income(b)	16	15	63	61	62
Underwriting margin(c)(e)	17	22	77	102	75
Non-deferrable insurance commissions	(5)	(6)	(20)	(22)	(31)
General operating expenses	(23)	(19)	(73)	(77)	(79)
Other(d)(e)	(2)	2	2	(4)	(10)
Adjusted pre-tax operating income	$85	$115	$334	$547	$367
__________________
(a)Represents spread income on GIC, PRT and structured settlement products.
(b)Represents fee income on SVW products.
(c)Represents underwriting margin from Corporate Markets products, including COLI-BOLI, private placement variable universal life insurance and private placement variable annuity products.
(d)Includes net investment income on SVW products of $0 million and $3 million for the three months ended March 31, 2023 and 2022, respectively, and $5 million, $11 million and $7 million for the years ended December 31, 2022, 2021 and 2020, respectively.
(e)The results for the years ended December 31, 2022 and 2021 have been updated to reflect the adoption of LDTI.
Financial Highlights
Three Months Ended March 31, 2023 to Three Months Ended March 31, 2022 APTOI Comparison
APTOI decreased $30 million primarily due to:
•lower spread income of $19 million driven by $26 million lower variable investment income primarily from private equity, partially offset by $7 million higher base portfolio spread income;
•lower underwriting margin of $5 million driven by lower variable investment income primarily from private equity; and
•lower other activities of $4 million primarily attributable to lower variable investment income from private equity.
2022 to 2021 APTOI Comparison
APTOI decreased $213 million primarily due to:
•lower spread income of $202 million driven by $196 million lower variable investment income, including both private equity and call and tender income; and
•lower underwriting margin of $25 million driven by lower variable investment income primarily call and tender income.
2021 to 2020 APTOI Comparison
The 2020 results are presented on a pre-LDTI basis.

APTOI increased $180 million primarily due to:
•higher spread income of $137 million due to $153 million higher variable investment income, including both private equity and call and tender income, and $16 million lower base spread income; and
•$27 million higher underwriting margin primarily due to higher variable investment income.
AUMA
The following table presents Institutional Markets AUMA:

	March 31,	December 31,
(in millions)	2023	2022	2021	2020
SVW (AUA)	$46,604	$47,078	$43,830	$43,310
GIC, PRT and Structured settlements (AUM)	27,602	23,096	23,863	21,910
All other (AUM)	7,178	7,590	8,810	8,457
Total AUMA	$81,384	$77,764	$76,503	$73,677
March 31, 2023 to December 31, 2022 AUMA Comparison
AUMA increased $3.6 billion, primarily due to premiums and deposits of PRT and GIC products of $2.2 billion, interest credited, investment performance and other activity of $3.0 billion, partially offset by benefit payments on the PRT, GIC and structured settlement products of $0.8 billion and net outflows of $0.7 billion from SVW products.
2022 to 2021 AUMA Comparison
AUMA increased $1.3 billion, primarily due to premiums and deposits of PRT and GIC products of $4.3 billion and net inflows of $2.4 billion into SVW products, partially offset by the impact of the recent interest rate environment on asset valuations across the Institutional Markets businesses of $3.7 billion and benefit payments on the PRT, GIC and structured settlement products of $1.7 billion.
2021 to 2020 AUMA Comparison
AUMA increased $2.8 billion, primarily due to premiums and deposits of PRT and GIC products of $5.0 billion and higher SVW notional driven by growth in underlying assets of $0.8 billion, partially offset by benefit payments, contract maturities and other outflows of $2.7 billion and net outflows from plan sponsors and plan participants of $0.3 billion.

Spread Income, Fee Income and Underwriting Margin
The following table presents Institutional Markets spread income, fee income and underwriting margin:

	Three Months Ended March 31,		Years Ended December 31,
(in millions)	2023	2022	2022	2021	2020
Premiums	$1,583	$247	$2,950	$3,810	$2,600
Net investment income	$298	$224	$901	$969	$777
Policyholder benefits(c)	(1,702)	(337)	(3,352)	(4,126)	(2,833)
Interest credited to policyholder account balances	(97)	(33)	(213)	(166)	(195)
Less: Impact of annual actuarial assumption update(c)	—	—	(1)	—	1
Total spread income(a)	$82	$101	$285	$487	$350
SVW fees	16	15	63	61	62
Total fee income	$16	$15	$63	$61	$62
Premiums	(8)	(9)	(37)	(35)	(36)
Policy fees (excluding SVW)	33	32	131	126	124
Net investment income	34	37	143	175	147
Other income	—	1	2	1	1
Policyholder benefits	(16)	(13)	(52)	(57)	(53)
Interest credited to policyholder account balances	(26)	(26)	(107)	(108)	(108)
Less: Impact of annual actuarial assumption update	—	—	(3)	—	—
Total underwriting margin(b)	$17	$22	$77	$102	$75
__________________
(a)Represents spread income from GIC, PRT and structured settlement products.
(b)Represents underwriting margin from Corporate Markets products, including COLI-BOLI, private placement variable universal life insurance and private placement variable annuity products.
(c)The results for the years ended December 31, 2022 and 2021 have been updated to reflect the adoption of LDTI.
Three Months Ended March 31, 2023 to Three Months Ended March 31, 2022 Comparison
See “—Financial Highlights”
2022 to 2021 Comparison
See “—Financial Highlights”
2021 to 2020 Comparison
See “—Financial Highlights”

Premiums and Deposits
The following table presents the Institutional Markets premiums and deposits:

	Three Months Ended March 31,		Years Ended December 31,
(in millions)	2023	2022	2022	2021	2020
PRT	$1,528	$215	$2,749	$3,667	$2,344
GICs	506	—	1,000	1,000	2,124
Other*	129	112	576	290	405
Premiums and deposits	$2,163	$327	$4,325	$4,957	$4,873
___________________
*Other principally consists of structured settlements, Corporate Markets and SVW product.
Three Months Ended March 31, 2023 to Three Months Ended March 31, 2022 Comparison
Premiums and deposits increased compared to the prior year period by $1.8 billion, primarily due to higher premiums on new PRT business of $1.3 billion, higher deposits on new GICs of $506 million and higher premiums on sales of structured settlement annuities of $20 million.
2022 to 2021 Comparison
Premiums and deposits decreased compared to the prior year period by $632 million, primarily due to lower premiums on new PRT business of $918 million partially offset by higher premiums on sales of structured settlement annuities of $294 million.
2021 to 2020 Comparison
Premiums and deposits increased in 2021 compared to the prior year by $84 million, primarily due to higher sales of PRT of $1.3 billion, partially offset by lower issuance of GICs of $1.1 billion and lower structured settlements of $116 million.

Corporate and Other
Corporate and Other primarily consists of interest expense on financial debt, parent expenses not attributable to other segments, institutional asset management business, which includes managing assets for non-consolidated affiliates, results of our consolidated investment entities, results of our legacy insurance lines ceded to Fortitude Re and intercompany eliminations.
Corporate and Other Results

	Three Months Ended March 31,		Years Ended December 31,
(in millions)	2023	2022	2022	2021	2020
Revenues:
Premiums(a)	$20	$21	$82	$86	$74
Net investment income	68	186	473	443	346
Net realized gains on real estate investments	4	11	170	701	54
Other income	14	38	121	134	122
Total adjusted revenues	106	256	846	1,364	596
Benefits and expenses:
Non-deferrable insurance commissions	—	—	2	3	3
General operating expenses:
Corporate and other(a)(b)	$72	$56	241	220	179
Asset management(c)	$19	$48	143	155	130
Total general operating expenses	$91	$104	384	375	309
Interest expense:
Corporate	$108	$38	299	57	50
Asset Management and other(d)	$64	$39	236	229	274
Total interest expense	$172	$77	535	286	324
Total benefits and expenses	$263	$181	921	664	636
Noncontrolling interest(e)	$(6)	$(75)	(320)	(861)	(194)
Adjusted pre-tax operating loss before consolidation and eliminations	$(163)	$—	(395)	(161)	(234)
Consolidations and eliminations	$—	$—	12	(2)	(2)
Adjusted pre-tax operating loss	$(163)	$—	$(383)	$(163)	$(236)
__________________
(a)Premiums include an expense allowance associated with Fortitude Re which is entirely offset in general and operating expenses – Corporate and other.
(b)General and operating expenses – Corporate and other include expenses incurred by AIG which were not billed to Corebridge. These amounts were $143 million and $103 million for the years ended December 31, 2021 and 2020, respectively. As part of separation in 2022, these expenses are now directly incurred by Corebridge.
(c)General operating expenses – Asset management primarily represent the costs to manage the investment portfolio for affiliates that are not included in the consolidated financial statements of Corebridge.
(d)Interest expense – Asset Management relates to consolidated investment entities, the VIEs, for which we are the primary beneficiary; however, creditors or beneficial interest holders of VIEs generally only have recourse to the assets and cash flows of the VIEs and do not have recourse to us except in limited circumstances when we have provided a guarantee to the VIE’s interest holders. As of December 31,

2021, the VIEs for which Corebridge previously provided guarantees have been terminated. Interest expense on consolidated investment entities was $216 million and $257 million for the years ended December 31, 2021 and 2020, respectively.
(e)Noncontrolling interests represent the third party or Corebridge affiliated interest in internally managed consolidated investment vehicles and are almost entirely offset within net investment income, net realized gains (losses) and interest expense.
Corporate and Other Sources of Earnings
The following table presents the sources of earnings of the Corporate and Other segment. We believe providing APTOI using this view is useful for gaining an understanding of our overall results of operations and the significant drivers of our earnings.

	Three Months Ended March 31,		Years Ended December 31,
(in millions)	2023	2022	2022	2021	2020
Corporate expenses	$(48)	$(32)	$(160)	$(143)	$(103)
Interest expense on financial debt	(108)	(38)	(299)	(57)	(50)
Asset Management	—	3	38	30	(15)
Consolidated investment entities(a)	—	21	24	19	(62)
Other(b)(c)	(7)	46	14	(12)	(6)
Adjusted pre-tax operating income (loss)	$(163)	$—	$(383)	$(163)	$(236)
__________________
(a)Includes $(25) million and $(88) million for the years ended December 31, 2021 and 2020, respectively of APTOI attributable to six transactions AIG entered into between 2012 and 2014 which securitized portfolios of certain debt securities, the majority of which were previously owned by Corebridge. During the year ended December 31, 2021, all six transactions were terminated. See Note 9 to our audited annual consolidated financial statements.
(b)Includes $56 million for the year ended December 31, 2022 related to Corebridge’s ownership interest in Fortitude Re Bermuda, which is recorded using the measurement alternative for equity securities. Our investment in Fortitude Re Bermuda totaled $156 million and $100 million at December 31, 2022 and December 31, 2021, respectively.
(c)Includes $(32) million for the year ended December 31, 2022 related to non-recurring losses associated with the unwind of internal securitizations with AIG as part of separation
Financial Highlights
Three Months Ended March 31, 2023 to Three Months Ended March 31, 2022 APTOI Comparison
Adjusted pre-tax operating loss of $163 million, was primarily due to:
•higher interest expense on financial debt of $70 million primarily due to the issuance of senior unsecured notes, hybrid junior subordinated notes and borrowing under our Three-Year DDTL Facility in 2022 totaling $9.0 billion partially offset by the interest expense from the $8.3 billion affiliated promissory note to AIG in 2022; and
•unfavorable change from other sources of earnings of $53 million primarily due to a $56 million gain related to a change in value of our minority investment in Fortitude Re in 2022.
2022 to 2021 APTOI Comparison
Adjusted pre-tax operating loss of $383 million in 2022 compared to an adjusted pre-tax operating loss of $163 million in 2021, an unfavorable change of $220 million, was primarily due to:
•higher interest expense on financial debt of $242 million primarily due to the issuance of senior unsecured notes, hybrid junior subordinated notes and borrowing under our Three-Year DDTL Facility in 2022 totaling $9.0 billion and the interest expense from the $8.3 billion affiliated promissory note to AIG. We used a portion of the proceeds from the debt issuances to repay the $8.3 billion affiliated promissory note to AIG. For more information on these transactions, see Note 15 to our audited annual consolidated financial statements.

Partially offset by:
•favorable change from other sources of earnings of $26 million primarily due to a $56 million gain related to a change in value of our minority investment in Fortitude Re partially offset by net investment losses from certain legacy investments.
2021 to 2020 APTOI Comparison
Adjusted pre-tax operating loss of $163 million in 2021 compared to an adjusted pre-tax operating loss of $236 million in 2020; this favorable change of $73 million was primarily due to:
•higher income from consolidated investment entities of $81 million primarily from lower interest expense on certain consolidated investment entities which were terminated during 2021 as well as gains in certain consolidated real estate investment funds; and
•higher income from legacy investments held outside of the investment insurance companies.
Partially offset by:
•higher parent expenses of $40 million primarily due to an increase in expenses related to AIG which were not billed to Corebridge.

Investments
Overview
Our investment strategies are tailored to the specific business needs of each operating unit by targeting an asset allocation mix that supports estimated cash flows of our outstanding liabilities and provides diversification from asset class, sector, issuer and geographic perspectives. The primary objectives are generation of investment income, preservation of capital, liquidity management and growth of surplus. The majority of assets backing our insurance liabilities consist of fixed maturity securities, RMBS, CMBS, CLOs, other ABS and fixed maturity securities issued by government-sponsored entities and corporate entities. At March 31, 2023, for $193.0 billion of invested assets supporting our insurance operating companies, approximately 47% are in corporate debt securities. Mortgage-backed securities (“MBS”), ABS and CLOs represent 29% of our fixed income securities and 99% are investment grade. At December 31, 2022, for $186.5 billion of invested assets supporting our insurance operating companies, approximately 48% are in corporate debt securities. MBS, ABS and CLOs represent 29% of our fixed income securities and 99% are investment grade.
See “Business—Investment Management” for further information, including current and future management of our investment portfolio.”
Key Investment Strategies
Investment strategies are assessed at the segment level and involve considerations that include local and general market conditions, duration and cash flow management, risk appetite and volatility constraints, rating agency and regulatory capital considerations, and tax and legal investment limitations.
In 2021, we entered into a long-term asset management relationship with Blackstone IM. Blackstone IM initially managed $50 billion of our existing investment portfolio, with that amount to increase to an aggregate of $92.5 billion by the third quarter of 2027.
The investments underlying the original $50 billion mandate with Blackstone IM began to run-off in 2022 and will be reinvested over time. As these assets run-off, we expect Blackstone to reinvest primarily in Blackstone-originated investments across a range of asset classes, including private and structured credit, and commercial and residential real estate securitized and whole loans. Blackstone’s preferred credit and lending strategy is to seek to control all significant components of the underwriting and pricing processes with the goal of facilitating bespoke opportunities with historically strong credit protection and attractive risk-adjusted returns. Blackstone seeks to capture enhanced economics to those available in the traditional fixed income markets by going directly to the borrowers.
We believe that Blackstone’s ability to originate attractive and privately sourced, fixed-income oriented assets, will be accretive to our businesses and provide us with an enhanced competitive advantage as we have been able to expand our investment capabilities, access new asset classes and improve our investment yields. We continue to manage asset allocation and portfolio-level risk management decisions with respect to any assets managed by Blackstone, ensuring that we maintain a consistent level of oversight across our entire investment portfolio considering our asset-liability matching needs, risk appetite and capital position.
As of March 31, 2023, Blackstone managed $51.8 billion in book value of assets in our investment portfolio.
Under the investment management agreements with BlackRock, we have completed the transfer of the management of liquid fixed income and certain private placement assets to BlackRock. As of March 31, 2023, BlackRock manages approximately $83.7 billion in book value of our investment portfolio. In addition, liquid fixed income assets associated with the portfolio supporting the Fortitude Re reinsurance arrangements were separately transferred to BlackRock for management. The investment management agreements contain detailed investment guidelines and reporting requirements. These agreements also contain reasonable and customary representations and warranties, standard of care, expense reimbursement, liability, indemnity and other provisions.

Some of our key investment strategies are as follows:
•our fundamental strategy across the portfolios is to seek investments with characteristics similar to the associated insurance liabilities to the extent practicable;
•we seek to purchase investments that offer enhanced yield through illiquidity premiums, such as private placements and commercial mortgage loans, which also add portfolio diversification. These assets typically afford stronger credit protections through financial covenants, ability to customize structures that meet our insurance liability needs and deeper due diligence;
•we seek investments that provide diversification from assets available in local markets. To the extent we purchase these investments, we generally hedge any currency risk using derivatives, which could provide opportunities to earn higher risk-adjusted returns compared to investments in the functional currency;
•we actively manage our assets and liabilities, counterparties and duration. Our liquidity sources are held primarily in the form of cash, short-term investments and publicly traded, investment-grade rated fixed maturity securities that can be readily monetized through sales or repurchase agreements. Certain of our subsidiaries are members of the Federal Home Loan Banks in their respective districts, and we borrow from the FHLB utilizing its funding agreement program. Borrowings from FHLBs are used to supplement liquidity or for other uses deemed appropriate by management. This strategy allows us to both diversify our sources of liquidity and reduce the cost of maintaining sufficient liquidity;
•within the United States, investments are generally split between reserve-backing and surplus portfolios:
–insurance reserves are backed mainly by investment-grade fixed maturity securities that meet our duration, risk-return, tax liquidity, credit quality and diversification objectives. We assess asset classes based on their fundamental underlying risk factors, including credit (public and private), commercial real estate and residential real estate, regardless of whether such investments are bonds, loans or structured products; and
–surplus investments seek to enhance portfolio returns and generally comprise a mix of fixed maturity investment grade and below-investment-grade securities and various alternative asset classes, including private equity, real estate equity and hedge funds. Over the past few years, hedge fund investments have been reduced with more emphasis given to private equity, real estate and below-investment-grade credit; and
•outside of the United States, fixed maturity securities held by our insurance companies consist primarily of investment-grade securities generally denominated in the currencies of the countries in which we operate.
Asset Liability Management
Our investment strategy is to invest in assets that generate net investment income to back policyholder benefit and deposit liabilities that result in stable distributable earnings and enhance portfolio value, subject to asset-liability management, capital, liquidity and regulatory constraints.
We use asset-liability management as a primary tool to monitor and manage interest rate and duration risk in our businesses. We maintain a diversified, high to medium quality portfolio of fixed maturity securities issued by corporations, municipalities and other governmental agencies; structured securities collateralized by, among other assets, residential and commercial real estate; and commercial mortgage loans that, to the extent practicable, match the duration characteristics of the liabilities. We seek to diversify the portfolio across asset classes, sectors and issuers to mitigate idiosyncratic portfolio risks. The investment portfolio of each product line is tailored to the specific characteristics of its insurance liabilities, and as a result, duration varies between distinct portfolios. The interest rate environment has a direct impact on the asset liability management profile of the businesses, and changes in the interest rate environment may result in the need to lengthen or shorten the duration of the portfolio. In a rising rate environment, we may shorten the duration of the investment portfolio.

Fixed maturity securities of our domestic operations have an average duration of 7.3 years as of March 31, 2023.
In addition, we seek to enhance surplus portfolio returns through investments in a diversified portfolio of alternative investments. Although these alternative investments are subject to earnings fluctuations, they have historically achieved accumulative returns over time in excess of the fixed maturity portfolio returns.
Investment Portfolio
The following table presents carrying amounts of our total investments:

(in millions)	Excluding Fortitude Re Funds Withheld Assets	Fortitude Re Funds Withheld Assets	Total
March 31, 2023
Bonds available for sale:
U.S. government and government-sponsored entities	$964	$295	$1,259
Obligations of states, municipalities and political subdivisions	5,412	749	6,161
Non-U.S. governments(a)	3,929	389	4,318
Corporate debt(a)	91,370	12,723	104,093
Mortgage-backed, asset-backed and collateralized:
RMBS	11,679	799	12,478
CMBS	9,612	527	10,139
CLO	8,877	196	9,073
ABS	10,916	624	11,540
Total mortgage-backed, asset-backed and collateralized	41,084	2,146	43,230
Total bonds available for sale	142,759	16,302	159,061
Other bond securities	358	3,745	4,103
Total fixed maturities	143,117	20,047	163,164
Equity securities	191	—	191
Mortgage and other loans receivable:
Residential mortgages	6,617	—	6,617
Commercial mortgages	29,785	3,321	33,106
Life insurance policy loans	1,395	345	1,740
Commercial loans, other loans and notes receivable	4,202	204	4,406
Total mortgage and other loans receivable(b)	41,999	3,870	45,869
Other invested assets(c)	8,466	2,030	10,496
Short-term investments	3,892	114	4,006
Total(d)	$197,665	$26,061	$223,726
December 31, 2022
Bonds available for sale:
U.S. government and government-sponsored entities	$925	$273	$1,198
Obligations of states, municipalities and political subdivisions	5,195	731	5,926
Non-U.S. governments(a)	3,977	415	4,392
Corporate debt(a)	91,939	12,753	104,692
Mortgage-backed, asset-backed and collateralized:
RMBS	11,122	822	11,944

(in millions)	Excluding Fortitude Re Funds Withheld Assets	Fortitude Re Funds Withheld Assets	Total
CMBS	9,528	540	10,068
CLO	7,994	192	8,186
ABS	9,774	613	10,387
Total mortgage-backed, asset-backed and collateralized	38,418	2,167	40,585
Total bonds available for sale	140,454	16,339	156,793
Other bond securities	284	3,485	3,769
Total fixed maturities	140,738	19,824	160,562
Equity securities	170	—	170
Mortgage and other loans receivable:
Residential mortgages	5,851	—	5,851
Commercial mortgages	29,190	3,272	32,462
Life insurance policy loans	1,395	355	1,750
Commercial loans, other loans and notes receivable	4,285	218	4,503
Total mortgage and other loans receivable(b)	40,721	3,845	44,566
Other invested assets(c)	8,392	2,026	10,418
Short-term investments	4,331	69	4,400
Total(d)	$194,352	$25,764	$220,116
__________________
(a)Our credit exposure to the Russian Federation and Ukraine through our fixed maturity securities portfolio, excluding Fortitude Re funds withheld assets, was $29 million and $29 million at March 31, 2023 and December 31, 2022, respectively. The credit exposure to the Russian Federation and Ukraine of our Fortitude Re funds withheld assets fixed maturity securities portfolio was $8 million and $7 million at March 31, 2023 and December 31, 2022, respectively. Exposure to the Russian Federation and Ukraine represents an immaterial percentage of our aggregate credit exposures on our fixed maturity securities.
(b)Net of total allowance for credit losses for $659 million and $600 million at March 31, 2023 and December 31, 2022, respectively.
(c)Other invested assets, excluding Fortitude Re funds withheld assets, include $5.4 billion and $5.3 billion of private equity funds as of March 31, 2023 and December 31, 2022, respectively, which are generally reported on a one-quarter lag.
(d)Includes the consolidation of approximately $7.8 billion and $9.7 billion of consolidated investment entities at March 31, 2023 and December 31, 2022, respectively.

The following table presents carrying amounts of our total investments for our insurance operating subsidiaries excluding the Fortitude Re funds withheld assets:

(in millions)	March 31, 2023	December 31, 2022
Bonds available for sale:
U.S. government and government-sponsored entities	$964	$928
Obligations of states, municipalities and political subdivisions	5,411	5,194
Non-U.S. governments	3,930	3,978
Corporate Debt
Public Credit	70,297	68,135
Private Credit	21,325	20,741
Total Corporate Debt	91,622	88,876
Mortgage-backed, asset-backed and collateralized:
RMBS	12,138	11,546
CMBS	9,610	9,527
CLO	8,872	8,292
ABS	10,916	9,775
Total mortgage-backed, asset-backed and collateralized	41,536	39,140
Total bonds available for sale	143,463	138,116
Other bond securities	364	357
Total fixed maturities	143,827	138,473
Equity securities	151	119
Mortgage and other loans receivable:
Residential mortgages	4,971	4,181
Commercial mortgages	30,263	29,632
Commercial loans, other loans and notes receivable	4,323	4,465
Total mortgage and other loans receivable(a)(b)	39,557	38,278
Other invested assets(d)	5,934	5,845
Short-term investments	3,569	3,781
Total(c)	$193,038	$186,496
__________________
(a)Does not reflect allowance for credit loss on mortgage loans of $549 million and $509 million at March 31, 2023 and December 31, 2022, respectively.
(b)Does not reflect policy loans of $1.4 billion and $1.4 billion at March 31, 2023 and December 31, 2022, respectively.
(c)Excludes approximately $7.8 billion and $9.7 billion of consolidated investment entities as well as $4.0 billion and $2.7 billion of eliminations primarily between the consolidated investment entities and the insurance operating companies at March 31, 2023 and December 31, 2022, respectively.
(d)Alternatives include private equity funds, which are generally reported on a one-quarter lag.
Credit Ratings
At March 31, 2023, nearly all our fixed maturity securities were held by our U.S. entities. 92% of these securities were rated investment grade by one or more of the principal rating agencies.
Moody’s, S&P, Fitch or similar foreign rating services rate a significant portion of our foreign entities’ fixed maturity securities portfolio. Rating services are not available for some foreign-issued securities. Our Investments team, with oversight from credit risk management, closely reviews the credit quality of the foreign portfolio’s non-rated fixed maturity securities.

NAIC Designations of Fixed Maturity Securities
The Securities Valuation Office (“SVO”) of the NAIC evaluates the investments of U.S. insurers for statutory reporting purposes and assigns fixed maturity securities to one of six categories called ‘NAIC Designations.’ In general, NAIC Designations of ‘1,’ highest quality, or ‘2,’ high quality, include fixed maturity securities considered investment grade, while NAIC Designations of ‘3’ through ‘6’ generally include fixed maturity securities referred to as below investment grade. NAIC Designations for non-agency RMBS and CMBS are calculated using third-party modeling results provided through the NAIC. These methodologies result in an improved NAIC Designation for such securities compared to the rating typically assigned by the three major rating agencies. The following tables summarize the ratings distribution of our subsidiaries’ fixed maturity security portfolio by NAIC Designation, and the distribution by composite our credit rating, which is generally based on ratings of the three major rating agencies. As of March 31, 2023 and December 31, 2022, 94% and 91%, respectively, of our fixed maturity security portfolio, excluding Fortitude Re funds withheld assets, were investment grade. The fixed maturity security portfolio of our insurance operating subsidiaries, excluding the Fortitude Re funds withheld assets, was 94% and 94% investment grade as of March 31, 2023 and December 31, 2022, respectively. The remaining below-investment-grade securities that are not included in consolidated investment entities relate to middle market and high yield bank loans securities.
The following tables present the fixed maturity security portfolio categorized by NAIC Designation, at fair value:

NAIC Designation Excluding Fortitude Re Funds Withheld Assets (in millions)	1	2	Total Investment Grade	3	4(a)	5(a)	6	Total Below Investment Grade	Total
March 31, 2023
Other fixed maturity securities	$47,359	$46,281	$93,640	$4,325	$3,170	$462	$94	$8,051	$101,691
Mortgage-backed, asset-backed and collateralized	35,415	5,582	40,997	219	69	15	114	417	41,414
Total(b)	$82,774	$51,863	$134,637	$4,544	$3,239	$477	$208	$8,468	$143,105
Fortitude Re funds withheld assets									$20,047
Total fixed maturities									$163,152
December 31, 2022
Other fixed maturity securities	$44,981	$45,166	$90,147	$5,058	$5,915	$655	$268	$11,896	$102,043
Mortgage-backed, asset-backed and collateralized	33,031	5,330	38,361	227	73	3	10	313	38,674
Total(b)	$78,012	$50,496	$128,508	$5,285	$5,988	$658	$278	$12,209	$140,717
Fortitude Re funds withheld assets									$19,824
Total fixed maturities									$160,541
__________________
(a)Includes $90 million and $7 million of consolidated CLOs that are rated NAIC 4 and 5, respectively, as of March 31, 2023 and $2.8 billion and $142 million of NAIC 4 and 5 securities, respectively, as of December 31, 2022. These are assets of consolidated investment entities and do not represent direct investment of Corebridge’s insurance subsidiaries.
(b)Excludes $12 million and $21 million of fixed maturity securities for which no NAIC Designation is available at March 31, 2023 and December 31, 2022, respectively.

The following table presents the fixed maturity security portfolio categorized by NAIC Designation, at fair value, for our insurance operating subsidiaries excluding the Fortitude Re funds withheld assets:

(in millions)	March 31, 2023	December 31, 2022
NAIC 1	$83,233	$78,518
NAIC 2	52,215	50,946
NAIC 3	4,537	4,860
NAIC 4	3,150	3,224
NAIC 5 and 6	680	904
Total(a)(b)	$143,815	$138,452
__________________
(a)Excludes approximately $1.5 billion and $3.4 billion of consolidated investment entities and $2.2 billion and $1.2 billion of eliminations primarily related to the consolidated investment entities and the insurance operating subsidiaries at March 31, 2023 and December 31, 2022, respectively.
(b)Excludes $12 million and $21 million of fixed maturity securities for which no NAIC Designation is available at March 31, 2023 and December 31, 2022, respectively.
Composite Corebridge Credit Ratings
With respect to our fixed maturity securities, the credit ratings in the table below and in subsequent tables reflect: (i) a composite of the ratings of the three major rating agencies, or when agency ratings are not available, the rating assigned by the NAIC SVO (100% of total fixed maturity securities), or (ii) our equivalent internal ratings when these investments have not been rated by any of the major rating agencies or the NAIC. The “Non-rated” category in those tables consists of fixed maturity securities that have not been rated by any of the major rating agencies, the NAIC or us.
The following tables present the fixed maturity security portfolio categorized by composite Corebridge credit rating (as described below), at fair value:

Composite Corebridge Credit Rating Excluding Fortitude Re Funds Withheld Assets (in millions)	AAA/AA/A	BBB	Total Investment Grade	BB	B	CCC and Lower	Total Below Investment Grade(a)(b)	Total
March 31, 2023
Other fixed maturity securities	$48,446	$45,166	$93,612	$4,388	$3,165	$526	$8,079	$101,691
Mortgage-backed, asset-backed and collateralized	31,827	6,163	37,990	342	273	2,809	3,424	41,414
Total(c)	$80,273	$51,329	$131,602	$4,730	$3,438	$3,335	$11,503	$143,105
Fortitude Re funds withheld assets								$20,047
Total fixed maturities*								$163,152
December 31, 2022
Other fixed maturity securities	$46,059	$44,068	$90,127	$5,081	$5,910	$925	$11,916	$102,043
Mortgage-backed, asset-backed and collateralized	29,367	5,768	35,135	336	273	2,930	3,539	38,674
Total(c)	$75,426	$49,836	$125,262	$5,417	$6,183	$3,855	$15,455	$140,717
Fortitude Re funds withheld assets								$19,824
Total fixed maturities*								$160,541
__________________
(a)Includes $2.9 billion and $3.0 billion at March 31, 2023 and December 31, 2022, respectively, of certain RMBS that had experienced deterioration in credit quality since its origination but prior to Corebridge’s acquisition. These securities are currently rated as investment grade under the NAIC SVO framework.
(b)Includes $116 million of consolidated CLOs as of March 31, 2023 and $3.4 billion as of December 31, 2022. These are assets of consolidated investment entities and do not represent direct investment of Corebridge’s insurance subsidiaries.
(c)Excludes $12 million and $21 million of fixed maturity securities for which no NAIC Designation is available at March 31, 2023 and December 31, 2022, respectively.

The following table presents the fixed maturity security portfolio categorized by composite Corebridge credit rating (as described below), at fair value for our insurance operating subsidiaries:

Composite Corebridge Credit Rating For Our Insurance Operating Subsidiaries (in millions)	AAA/AA/A	BBB	Total Investment Grade	BB	B	CCC and Lower	Total Below Investment Grade	Total
March 31, 2023
Other fixed maturity securities	$48,446	$45,520	$93,966	$4,377	$3,078	$521	$7,976	$101,942
Mortgage-backed, asset-backed and collateralized	32,276	6,171	38,447	347	272	2,807	3,426	41,873
Total fixed maturities*	$80,722	$51,691	$132,413	$4,724	$3,350	$3,328	$11,402	$143,815
December 31, 2022
Other fixed maturity securities	$46,060	$44,410	$90,470	$4,577	$3,236	$700	$8,513	$98,983
Mortgage-backed, asset-backed and collateralized	29,869	5,886	35,755	401	276	3,037	3,714	39,469
Total fixed maturities*	$75,929	$50,296	$126,225	$4,978	$3,512	$3,737	$12,227	$138,452
________________
*Excludes $12 million and $21 million of fixed maturity securities for which no NAIC Designation is available at March 31, 2023 and December 31, 2022, respectively.
For a discussion of credit risks associated with investments, see “Business—Investment Management—Credit Risk.”

The following tables present the composite Corebridge credit ratings of our fixed maturity securities calculated based on their fair value:

	Available for Sale		Other Fixed Maturity Securities, at Fair Value		Total
Excluding Fortitude Funds Withheld Assets (in millions)	March 31, 2023	December 31, 2022	March 31, 2023	December 31, 2022	March 31, 2023	December 31, 2022
Rating:
Other fixed maturity securities*
AAA	$2,629	$2,493	$—	$—	$2,629	$2,493
AA	20,141	17,600	16	16	20,157	17,616
A	25,660	25,950	—	—	25,660	25,950
BBB	45,161	44,065	5	3	45,166	44,068
Below investment grade	8,084	11,855	7	7	8,091	11,862
Non-rated	—	73	—	2	—	75
Total	$101,675	$102,036	$28	$28	$101,703	$102,064
Mortgage-backed, asset-
backed and collateralized
AAA	$11,908	$11,418	$22	$22	$11,930	$11,440
AA	13,349	11,737	85	90	13,434	11,827
A	6,358	6,009	105	91	6,463	6,100
BBB	6,113	5,736	50	32	6,163	5,768
Below investment grade	3,308	3,391	22	21	3,330	3,412
Non-rated	48	127	46	—	94	127
Total	$41,084	$38,418	$330	$256	$41,414	$38,674
Total
AAA	$14,537	$13,911	$22	$22	$14,559	$13,933
AA	33,490	29,337	101	106	33,591	29,443
A	32,018	31,959	105	91	32,123	32,050
BBB	51,274	49,801	55	35	51,329	49,836
Below investment grade	11,392	15,246	29	28	11,421	15,274
Non-rated	48	200	46	2	94	202
Total	$142,759	$140,454	$358	$284	$143,117	$140,738

	Available for Sale		Other Fixed Maturity Securities, at Fair Value		Total
Fortitude Re Funds Withheld Assets (in millions)	March 31, 2023	December 31, 2022	March 31, 2023	December 31, 2022	March 31, 2023	December 31, 2022
Rating:
Other fixed maturity securities*
AAA	$453	$439	$24	$22	$477	$461
AA	3,743	3,272	683	706	4,426	3,978
A	3,687	4,022	191	168	3,878	4,190
BBB	5,627	5,734	1,054	935	6,681	6,669
Below investment grade	646	705	472	420	1,118	1,125
Non-rated	—	—	4	2	4	2
Total	$14,156	$14,172	$2,428	$2,253	$16,584	$16,425
Mortgage-backed, asset- backed and collateralized
AAA	$213	$222	$108	$88	$321	$310
AA	734	727	513	478	1,247	1,205
A	268	289	155	146	423	435
BBB	367	348	481	459	848	807
Below investment grade	557	581	59	60	616	641
Non-rated	7	—	1	1	8	1
Total	$2,146	$2,167	$1,317	$1,232	$3,463	$3,399
Total
AAA	$666	$661	$132	$110	$798	$771
AA	4,477	3,999	1,196	1,184	5,673	5,183
A	3,955	4,311	346	314	4,301	4,625
BBB	5,994	6,082	1,535	1,394	7,529	7,476
Below investment grade	1,203	1,286	531	480	1,734	1,766
Non-rated	7	—	5	3	12	3
Total	$16,302	$16,339	$3,745	$3,485	$20,047	$19,824

	Available for Sale		Other Fixed Maturity Securities, at Fair Value		Total
Total (in millions)	March 31, 2023	December 31, 2022	March 31, 2023	December 31, 2022	March 31, 2023	December 31, 2022
Rating:
Other fixed maturity securities*
AAA	$3,082	$2,932	$24	$22	$3,106	$2,954
AA	23,884	20,872	699	722	24,583	21,594
A	29,347	29,972	191	168	29,538	30,140
BBB	50,788	49,799	1,059	938	51,847	50,737
Below investment grade	8,730	12,560	479	427	9,209	12,987
Non-rated	—	73	4	4	4	77
Total	$115,831	$116,208	$2,456	$2,281	$118,287	$118,489
Mortgage-backed, asset-backed and collateralized
AAA	$12,121	$11,640	$130	$110	$12,251	$11,750
AA	14,083	12,464	598	568	14,681	13,032
A	6,626	6,298	260	237	6,886	6,535
BBB	6,480	6,084	531	491	7,011	6,575
Below investment grade	3,865	3,972	81	81	3,946	4,053
Non-rated	55	127	47	1	102	128
Total	$43,230	$40,585	$1,647	$1,488	$44,877	$42,073
Total
AAA	$15,203	$14,572	$154	$132	$15,357	$14,704
AA	37,967	33,336	1,297	1,290	39,264	34,626
A	35,973	36,270	451	405	36,424	36,675
BBB	57,268	55,883	1,590	1,429	58,858	57,312
Below investment grade	12,595	16,532	560	508	13,155	17,040
Non-rated	55	200	51	5	106	205
Total	$159,061	$156,793	$4,103	$3,769	$163,164	$160,562
__________________
*Consists of assets including U.S. government and government sponsored entities, obligations of states, municipalities and political subdivisions, non-U.S. governments, and corporate debt.

The following table presents the fair value of our aggregate credit exposures to non-U.S. governments for our fixed maturity securities:

	March 31, 2023			December 31, 2022
(in millions)	Excluding Fortitude Re Funds Withheld Assets	Fortitude Re Funds Withheld Assets	Total	Excluding Fortitude Re Funds Withheld Assets	Fortitude Re Funds Withheld Assets	Total
Indonesia	$390	$34	$424	$381	$34	$415
Chile	351	20	371	343	19	362
Qatar	215	81	296	218	87	305
Mexico	250	27	277	239	27	266
United Arab Emirates	243	9	252	298	12	310
Saudi Arabia	200	22	222	200	22	222
France	174	18	192	149	17	166
Panama	151	30	181	150	29	179
Norway	169	—	169	162	—	162
Israel	160	7	167	159	7	166
Other	1,626	171	1,797	1,678	183	1,861
Total*	$3,929	$419	$4,348	$3,977	$437	$4,414
__________________
*Includes bonds available for sale and other bond securities.
Investments in Corporate Debt Securities
The following table presents the industry categories of our available-for-sale corporate debt securities:

	March 31, 2023			December 31, 2022
	Fair Value			Fair Value
(in millions)	Excluding Fortitude Re Funds Withheld Assets	Fortitude Re Funds Withheld Assets	Total	Excluding Fortitude Re Funds Withheld Assets	Fortitude Re Funds Withheld Assets	Total
Industry Category:
Financial institutions	$24,247	$2,578	$26,825	$23,751	$2,699	$26,450
Utilities	14,097	2,785	16,882	13,579	2,708	16,287
Communications	5,642	758	6,400	5,718	767	6,485
Consumer noncyclical	12,418	1,498	13,916	12,466	1,525	13,991
Capital goods	4,331	470	4,801	4,491	462	4,953
Energy	7,472	1,110	8,582	7,361	1,126	8,487
Consumer cyclical	5,966	581	6,547	6,820	581	7,401
Basic materials	3,191	429	3,620	3,285	467	3,752
Other	14,006	2,514	16,520	14,468	2,418	16,886
Total*	$91,370	$12,723	$104,093	$91,939	$12,753	$104,692
__________________
*92% and 89% of investments were rated investment grade at March 31, 2023 and December 31, 2022, respectively.
Our investments in the energy category, as a percentage of total investments in available-for-sale fixed maturities, were 8% and 8% at March 31, 2023 and December 31, 2022, respectively. While the energy investments are primarily investment grade and are actively managed, the category continues to experience volatility that could adversely affect credit quality and fair value.

Investments in RMBS
The following table presents our RMBS available-for-sale securities:

	March 31, 2023		December 31, 2022
(in millions)	Fair Value	Percent of Total	Fair Value	Percent of Total
Agency RMBS	$4,517	39%	$4,478	40%
AAA	4,387		4,345
AA	130		133
A	—		—
BBB	—		—
Below investment grade	—		—
Non-rated	—		—
Alt-A RMBS	2,661	23%	2,641	24%
AAA	119		24
AA	680		689
A	37		35
BBB	40		41
Below investment grade	1,785		1,852
Non-rated	—		—
Subprime RMBS	1,183	10%	1,217	11%
AAA	—		—
AA	66		68
A	62		65
BBB	49		51
Below investment grade	1,006		1,033
Non-rated	—		—
Prime non-agency	1,586	14%	1,471	13%
AAA	420		331
AA	847		803
A	134		136
BBB	62		57
Below investment grade	123		144
Non-rated	—		—
Other housing related	1,732	14%	1,315	12%
AAA	1,064		795
AA	350		230
A	239		206
BBB	77		77
Below investment grade	2		6
Non-rated	—		1
Total RMBS excluding Fortitude Re funds withheld assets	11,679	100%	11,122	100%
Total RMBS Fortitude Re funds withheld assets	799		822
Total RMBS(a)(b)	$12,478		$11,944
__________________
(a)Includes $2.9 billion and $3.0 billion at March 31, 2023 and December 31, 2022, respectively, of certain RMBS that had experienced deterioration in credit quality since their origination but prior to Corebridge’s acquisition. These securities are currently rated as investment grade under the NAIC SVO framework.
(b)The weighted average expected life was 6 years at March 31, 2023 and 6 years at December 31, 2022.

Our underwriting principles for investing in RMBS, other ABS and CLOs take into consideration the quality of the originator, the manager, the servicer, security credit ratings, underlying characteristics of the mortgages, borrower characteristics and the level of credit enhancement in the transaction.
Investments in CMBS
The following table presents our CMBS available for sale securities:

	March 31, 2023		December 31, 2022
(in millions)	Fair Value	Percent of Total	Fair Value	Percent of Total
CMBS (traditional)	$8,310	86%	$8,085	85%
AAA	3,922		3,875
AA	2,754		2,642
A	744		732
BBB	607		564
Below investment grade	283		272
Non-rated	—		—
Agency	871	9%	1,017	11%
AAA	437		484
AA	434		525
A	—		—
BBB	—		8
Below investment grade	—		—
Non-rated	—		—
Other	431	5%	426	4%
AAA	107		105
AA	132		131
A	98		97
BBB	94		93
Below investment grade	—		—
Non-rated	—		—
Total excluding Fortitude Re funds withheld assets	9,612	100%	9,528	100%
Total Fortitude Re funds withheld assets	527		540
Total	$10,139		$10,068
The fair value of CMBS holdings increased slightly during the three months ended March 31, 2023. The majority of our investments in CMBS are in tranches that contain substantial protection features through collateral subordination. The majority of CMBS holdings are traditional conduit transactions, broadly diversified across property types and geographical areas.

Investments in ABS/CLOs
The following table presents our ABS/CLO available for sale securities by collateral type:

	March 31, 2023		December 31, 2022
(in millions)	Fair Value	Percent of Total	Fair Value	Percent of Total
CDO - bank loan (CLO)	$8,532	43%	$7,893	44%
AAA	1,097		1,056
AA	4,369		4,049
A	2,578		2,384
BBB	465		400
Below investment grade	23		4
Non-rated	—		—
CDO - other	346	2%	100	1%
AAA	—		—
AA	150		100
A	16		—
BBB	123		—
Below investment grade	9		—
Non-rated	48		—
ABS	10,915	55%	9,775	55%
AAA	355		403
AA	3,437		2,367
A	2,450		2,354
BBB	4,596		4,445
Below investment grade	77		80
Non-rated	—		126
Total excluding Fortitude Re funds withheld assets	19,793	100%	17,768	100%
Total Fortitude Re funds withheld assets	820		805
Total	$20,613		$18,573

Unrealized Losses of Fixed Maturity Securities
The following tables show the aging of the unrealized losses on available-for-sale fixed maturity securities, the extent to which the fair value is less than amortized cost or cost, and the number of respective items in each category:

March 31, 2023	Less Than or Equal to 20% of Cost(b)			Greater Than 20% to 50% of Cost(b)			Greater Than 50% of Cost(b)			Total
Aging(a) (dollars in millions)	Cost(c)	Unrealized Loss	Items(d)	Cost(c)	Unrealized Loss	Items(d)	Cost(c)	Unrealized Loss	Items(d)	Cost(c)	Unrealized Loss(d)	Items(d)
Investment-grade bonds
0-6 months	$41,438	$3,255	4,049	$19,799	$5,710	1,515	$247	$129	13	$61,484	$9,094	5,577
7-11 months	25,941	2,036	3,549	6,036	1,639	901	—	—	—	31,977	3,675	4,450
12 months or more	27,030	2,766	2,628	9,397	2,619	619	13	1	3	36,440	5,386	3,250
Total	94,409	8,057	10,226	35,232	9,968	3,035	260	130	16	129,901	18,155	13,277
Below-investment-grade bonds
0-6 months	3,564	207	835	309	91	71	18	11	8	3,891	309	914
7-11 months	2,238	145	680	317	101	108	9	3	9	2,564	249	797
12 months or more	2,788	215	373	306	84	32	10	1	11	3,104	300	416
Total	8,590	567	1,888	932	276	211	37	15	28	9,559	858	2,127
Total bonds
0-6 months	45,002	3,462	4,884	20,108	5,801	1,586	265	140	21	65,375	9,403	6,491
7-11 months	28,179	2,181	4,229	6,353	1,740	1,009	9	3	9	34,541	3,924	5,247
12 months or more	29,818	2,981	3,001	9,703	2,703	651	23	2	14	39,544	5,686	3,666
Total excluding Fortitude Re funds withheld assets	$102,999	$8,624	12,114	$36,164	$10,244	3,246	$297	$145	44	$139,460	$19,013	15,404
Total Fortitude Re funds withheld assets										$17,481	$3,030	987
Total										$156,941	$22,043	16,391

December 31, 2022	Less Than or Equal to 20% of Cost(b)			Greater Than 20% to 50% of Cost(b)			Greater Than 50% of Cost(b)			Total
Aging(a) (dollars in millions)	Cost(c)	Unrealized Loss	Items(d)	Cost(c)	Unrealized Loss	Items(d)	Cost(c)	Unrealized Loss	Items(d)	Cost(c)	Unrealized Loss(d)	Items(d)
Investment-grade bonds
0-6 months	$58,919	$5,036	6,736	$30,974	$9,161	2,999	$447	$238	25	$90,340	$14,435	9,760
7-11 months	22,018	2,112	2,197	3,126	836	159	21	13	1	25,165	2,961	2,357
12 months or more	7,759	942	716	9,398	2,667	690	20	11	3	17,177	3,620	1,409
Total	88,696	8,090	9,649	43,498	12,664	3,848	488	262	29	132,682	21,016	13,526
Below-investment-grade bonds
0-6 months	5,310	354	1,492	823	235	222	39	28	17	6,172	617	1,731
7-11 months	3,544	182	1,201	95	24	51	7	5	7	3,646	211	1,259
12 months or more	3,395	225	1,017	321	87	73	9	8	9	3,725	320	1,099
Total	12,249	761	3,710	1,239	346	346	55	41	33	13,543	1,148	4,089
Total bonds
0-6 months	64,229	5,390	8,228	31,797	9,396	3,221	486	266	42	96,512	15,052	11,491
7-11 months	25,562	2,294	3,398	3,221	860	210	28	18	8	28,811	3,172	3,616
12 months or more	11,154	1,167	1,733	9,719	2,754	763	29	19	12	20,902	3,940	2,508
Total excluding Fortitude Re funds withheld assets	$100,945	$8,851	13,359	$44,737	$13,010	4,194	$543	$303	62	$146,225	$22,164	17,615
Total Fortitude Re funds withheld assets										$18,296	$3,593	1,057
Total										$164,521	$25,757	18,672
__________________
(a)Represents the number of consecutive months that fair value has been less than amortized cost or cost by any amount.
(b)Represents the percentage by which fair value is less than amortized cost or cost at March 31, 2023 and December 31, 2022.
(c)For bonds, represents amortized cost net of allowance.
(d)Item count is by CUSIP by subsidiary.
The allowance for credit losses was $7 million and $7 million for investment grade bonds, and $89 million and $141 million for below-investment-grade bonds as of March 31, 2023 and December 31, 2022, respectively.
Change in Unrealized Gains and Losses on Investments
The change in net unrealized gains and losses on investments for the three months ended March 31, 2023, was primarily attributable to increase in the fair value of fixed maturity securities. For the three months ended March 31, 2023, net unrealized gains were $4.0 billion primarily due to lower interest rates.
The change in net unrealized gains and losses on investments for the three months ended March 31, 2022 was primarily attributable to decreases in the fair value of fixed maturity securities. For the three months ended March 31, 2022, net unrealized losses related to fixed maturity securities increased by $16.9 billion primarily due to an increase in interest rates.
For further discussion of our investment portfolio, see Notes 4 and 5 to the condensed consolidated financial statements.
Commercial Mortgage Loans
At March 31, 2023 and December 31, 2022, we had direct commercial mortgage loan exposure of $33.7 billion and $33.0 billion, respectively. At March 31, 2023 and December 31, 2022, we had an allowance for credit losses of $586 million and $531 million, respectively. At March 31, 2023, our commercial mortgage loans had a median loan size of $33.0 million. At March 31, 2023, 79% of our commercial mortgage loans had a fixed interest rate and 21% of our commercial mortgage loans had a floating rate with required interest rate caps, and 98% of our commercial mortgage loans were in good standing.

The following tables present the commercial mortgage loan exposure by location and class of loan based on amortized cost:

	Number of Loans(a)	Class						Total	Percent of Total
Excluding Fortitude Re Funds Withheld Assets (dollars in millions)		Apartments	Offices	Retail	Industrial	Hotel	Others
March 31, 2023
State:
New York	71	$1,339	$3,773	$272	$397	$71	$—	$5,852	19%
California	54	683	816	106	1,094	610	13	3,322	11%
New Jersey	59	1,852	143	323	453	7	21	2,799	9%
Texas	43	781	682	136	154	143	—	1,896	6%
Massachusetts	18	544	380	477	15	—	—	1,416	5%
Florida	55	431	118	211	150	393	—	1,303	4%
Illinois	20	492	353	3	40	—	20	908	3%
Pennsylvania	18	123	95	211	189	24	—	642	2%
Ohio	19	79	6	83	408	—	—	576	2%
Colorado	12	267	62	—	—	145	—	474	2%
Other States	107	2,030	267	546	697	120	24	3,684	12%
Foreign	81	3,864	1,052	645	1,324	286	220	7,391	25%
Total(b)	557	$12,485	$7,747	$3,013	$4,921	$1,799	$298	$30,263	100%
Fortitude Re funds withheld assets								$3,429
Total Commercial Mortgages								$33,692
December 31, 2022
State:
New York	72	$1,355	$3,820	$282	$357	$71	$—	$5,885	20%
California	51	507	653	112	1,129	611	13	3,025	10%
New Jersey	59	1,829	143	322	436	7	22	2,759	9%
Texas	41	692	687	137	155	143	—	1,814	6%
Massachusetts	16	465	328	470	15	—	—	1,278	4%
Florida	51	344	119	212	151	355	—	1,181	4%
Illinois	20	487	353	3	41	—	20	904	3%
Pennsylvania	16	77	94	189	190	24	—	574	2%
Ohio	19	80	7	83	408	—	—	578	2%
Colorado	12	261	63	—	—	145	—	469	1%
Other States	108	1,827	270	550	652	121	19	3,439	12%
Foreign	90	4,212	1,423	327	1,264	284	216	7,726	27%
Total(b)	555	$12,136	$7,960	$2,687	$4,798	$1,761	$290	$29,632	100%
Fortitude Re funds withheld assets								$3,361
Total Commercial Mortgages								$32,993
__________________
(a)Reflects updated loan count as of December 31, 2022.
(b)Does not reflect allowance for credit losses.

The following tables present debt service coverage ratios and loan-to-value ratios for commercial mortgages:

	Debt Service Coverage Ratios(a)
(in millions)	>1.20X	1.00X - 1.20X	<1.00X	Total
March 31, 2023
Loan-to-value ratios(b)
Less than 65%	$19,141	$3,278	$580	$22,999
65% to 75%	4,194	428	441	5,063
76% to 80%	327	—	45	372
Greater than 80%	1,237	153	439	1,829
Total commercial mortgages excluding Fortitude Re(c)	$24,899	$3,859	$1,505	$30,263
Total commercial mortgages including Fortitude Re				$3,429
Total commercial mortgages				$33,692
December 31, 2022
Loan-to-value ratios(b)
Less than 65%	$18,524	$2,817	$628	$21,969
65% to 75%	4,497	429	435	5,361
76% to 80%	314	—	46	360
Greater than 80%	1,338	154	450	1,942
Total commercial mortgages excluding Fortitude Re(c)	$24,673	$3,400	$1,559	$29,632
Total commercial mortgages including Fortitude Re				$3,361
Total commercial mortgages				$32,993
__________________
(a)The debt service coverage ratio compares a property’s net operating income to its debt service payments, including principal and interest. Our weighted average debt service coverage ratio was 1.9X and 1.9X at March 31, 2023 and December 31, 2022, respectively. The debt service coverage ratios have been updated within the last three months.
(b)The loan-to-value ratio compares the current unpaid principal balance of the loan to the estimated fair value of the underlying property collateralizing the loan. Our weighted average loan-to-value ratio was 58% and 59% at March 31, 2023 and December 31, 2022, respectively. The loan-to-value ratios have been updated within the last three to nine months.
(c)Does not reflect allowance for credit losses.

Residential Mortgage Loans
At March 31, 2023 and December 31, 2022, we had direct residential mortgage loan exposure of $6.6 billion and $5.9 billion, respectively.
The following tables present credit quality performance indicators for residential mortgages by year of vintage:

March 31, 2023
(in millions)	2023	2022	2021	2020	2019	Prior	Total
FICO:(a)
780 and greater	$70	$477	$2,326	$646	$233	$511	$4,263
720 - 779	269	523	509	168	71	194	1,734
660 - 719	72	230	81	34	16	94	527
600 - 659	2	21	6	—	2	47	78
Less than 600	—	—	1	—	1	23	25
Total residential mortgages(b)(c)	$413	$1,251	$2,923	$848	$323	$869	$6,627

December 31, 2022
(in millions)	2022	2021	2020	2019	2018	Prior	Total
FICO:(a)
780 and greater	$294	$2,141	$652	$229	$76	$437	$3,829
720 - 779	536	711	167	75	32	134	1,655
660 - 719	163	79	28	16	9	47	342
600 - 659	2	4	2	1	2	13	24
Less than 600	—	—	—	1	—	5	6
Total residential mortgages(b)(c)	$995	$2,935	$849	$322	$119	$636	$5,856
__________________
(a)Fair Isaac Corporation (“FICO”) is the credit quality indicator used to evaluate consumer credit risk for residential mortgage loan borrowers and have been updated within the last three months.
(b)There are no residential mortgage loans under Fortitude Re funds withheld assets.
(c)Does not include allowance for credit losses.
For additional discussion on commercial mortgage loans, see Note 6 to the condensed consolidated financial statements.
For additional discussion on credit losses, see Note 5 to the condensed consolidated financial statements.

Net Realized Gains and Losses

Three Months Ended March 31,	2023			2022
(in millions)	Excluding Fortitude Re Funds Withheld Assets	Fortitude Re Funds Withheld Assets	Total	Excluding Fortitude Re Funds Withheld Assets	Fortitude Re Funds Withheld Assets	Total
Sales of fixed maturity securities	$(76)	$(17)	$(93)	$(79)	$(20)	$(99)
Change in allowance for credit losses on fixed maturity securities	(17)	—	(17)	(26)	(40)	(66)
Change in allowance for credit losses on loans	(34)	(19)	(53)	(26)	(6)	(32)
Foreign exchange transactions, net of related hedges	11	7	18	111	6	117
Index-linked interest credited embedded derivatives, net of related hedges	(178)	—	(178)	205	—	205
All other derivatives and hedge accounting*	(164)	48	(116)	(12)	(66)	(78)
Sale of alternative investments and real estate	5	1	6	8	1	9
Other	—	—	—	(8)	2	(6)
Net realized gains (losses) – excluding Fortitude Re funds withheld embedded derivative	(453)	20	(433)	173	(123)	50
Net realized gains (losses) on Fortitude Re funds withheld embedded derivative	—	(1,025)	(1,025)	—	2,837	2,837
Net realized gains (losses)	$(453)	$(1,005)	$(1,458)	$173	$2,714	$2,887
__________________
*Derivative activity related to hedging MRBs is recorded in Change in the fair value of MRBs, net. For additional disclosures about MRBs, see Note 12 to the condensed consolidated financial statements.
Higher net realized losses excluding Fortitude Re funds withheld assets in the three months ended March 31, 2023 compared to same period in the prior year were due primarily to higher derivative losses versus gains in the prior periods.
Net realized gains on Fortitude Re funds withheld assets primarily reflect increases in the valuation of the modified coinsurance and funds withheld assets. Increases in the valuation of these assets result in losses to Corebridge as the appreciation on the assets under those reinsurance arrangements must be transferred to Fortitude Re.
For further discussion of our investment portfolio, see Note 5 to the condensed consolidated financial statements.
Other Invested Assets
We seek to enhance returns through investment in a diversified portfolio of alternative asset classes, including private equity, real estate equity and hedge funds.
The following table presents the carrying value of our other invested assets by type:

	March 31, 2023			December 31, 2022
(in millions)	Excluding Fortitude Re Funds Withheld Assets	Fortitude Re Funds Withheld Assets	Total	Excluding Fortitude Re Funds Withheld Assets	Fortitude Re Funds Withheld Assets	Total
Alternative investments(a)(b)	$6,137	$1,900	$8,037	$6,121	$1,893	$8,014
Investment real estate(c)	1,738	130	1,868	1,698	133	1,831
All other investments(d)	591	—	591	573	—	573
Total	$8,466	$2,030	$10,496	$8,392	$2,026	$10,418
__________________
(a)At March 31, 2023, included hedge funds of $802 million and private equity funds of $7.2 billion. At December 31, 2022, included hedge funds of $884 million and private equity funds of $7.1 billion. Amounts include Fortitude Re funds withheld assets. Private equity funds are generally reported on a one-quarter lag.

(b)At March 31, 2023, 77% of our hedge fund portfolio is available for redemption in 2022. The remaining 23% will be available for redemption between 2023 and 2028. At December 31, 2022, approximately 77% of our hedge fund portfolio is available for redemption in 2022. The remaining 23% will be available for redemption between 2023 and 2028.
(c)Net of accumulated depreciation of $627 million and $616 million at March 31, 2023 and December 31, 2022, respectively. The accumulated depreciation related to the investment real estate held by affordable housing partnerships is $123 million and $124 million at March 31, 2023 and December 31, 2022, respectively.
(d)Includes Corebridge’s ownership interest in Fortitude Holdings, which is recorded using the measurement alternative for equity securities. Our investment in Fortitude Holdings totaled $156 million and $156 million at March 31, 2023 and December 31, 2022, respectively.
Derivatives and Hedge Accounting
We use derivatives and other financial instruments as part of our financial risk management programs and as part of our investment operations. Interest rate derivatives (such as interest rate swaps) are used to manage interest rate risk associated with both embedded derivatives and MRBs contained in insurance contract liabilities and fixed maturity securities as well as other interest rate sensitive assets and liabilities. Foreign exchange derivatives (principally foreign exchange forwards and swaps) are used to economically mitigate risk associated with foreign denominated investments, net capital exposures and foreign currency transactions. Equity derivatives are used to mitigate financial risk embedded in certain insurance liabilities and economically hedge certain investments. We use credit derivatives to manage our credit exposures. The derivatives are effective economic hedges of the exposures that they are meant to offset. In addition to hedging activities, we also enter into derivative instruments with respect to investment operations, which may include, among other things, CDSs and purchases of investments with embedded derivatives, such as equity linked notes and convertible bonds.
We designated certain derivatives entered into with related parties as fair value hedges of available-for-sale investment securities held by our insurance subsidiaries. The fair value hedges include foreign currency forwards and cross-currency swaps designated as hedges of the change in fair value of foreign currency denominated available-for-sale securities attributable to changes in foreign exchange rates. We also designated certain interest rate swaps entered into with related parties as fair value hedges of fixed rate GICs and commercial mortgage loans attributable to changes in benchmark interest rates.
Credit risk associated with derivative counterparties exists for a derivative contract when that contract has a positive fair value to us. The maximum potential exposure may increase or decrease during the life of the derivative commitments as a function of maturity and market conditions. All derivative transactions must be transacted within counterparty limits.
We utilize various credit enhancements, including guarantees, collateral, credit triggers and margin agreements, to reduce the credit risk related to outstanding financial derivative transactions. We require credit enhancements in connection with specific transactions based on, among other things, the creditworthiness of the counterparties and the transaction size and maturity. Furthermore, we enter into certain agreements that have the benefit of set-off and close-out netting provisions, such as ISDA Master Agreements. These provisions provide that, in the case of an early termination of a transaction, we can set off receivables from a counterparty against payables to the same counterparty arising out of all covered transactions. As a result, where a legally enforceable netting agreement exists, the fair value of the transaction with the counterparty represents the net sum of estimated fair values.
For additional information on embedded derivatives, see Notes 4 and 9 to the condensed consolidated financial statements.

The following table presents the notional amounts of our derivatives and the fair value of derivative assets and liabilities in the Condensed Consolidated Balance Sheets:

	March 31, 2023				December 31, 2022
	Gross Derivative Assets		Gross Derivative Liabilities		Gross Derivative Assets		Gross Derivative Liabilities
(in millions)	Notional Amount	Fair Value	Notional Amount	Fair Value	Notional Amount	Fair Value	Notional Amount	Fair Value
Derivatives designated as hedging instruments(a)
Interest rate contracts	$575	$225	$762	$14	$155	$202	$1,798	$77
Foreign exchange contracts	1,588	220	1,109	22	3,166	523	3,095	162
Derivatives not designated as hedging instruments(a)
Interest rate contracts	15,552	379	28,271	1,441	23,916	481	16,263	1,859
Foreign exchange contracts	8,209	932	7,287	318	4,357	643	6,126	428
Equity contracts	25,238	676	8,785	61	26,041	417	9,962	27
Credit contracts	—	—	—	—	—	—	—	—
Other contracts(b)	46,652	14	—	—	47,128	15	48	—
Total derivatives, excluding Fortitude Re funds withheld	$97,814	$2,446	$46,214	$1,856	$104,763	$2,281	$37,292	$2,553
Total derivatives, Fortitude Re funds withheld	$4,559	$923	$6,588	$648	$4,382	$971	$6,096	$782
Total derivatives, gross	$102,373	$3,369	$52,802	$2,504	$109,145	$3,252	$43,388	$3,335
Counterparty netting(c)		(2,303)		(2,303)		(2,547)		(2,547)
Cash collateral(d)		(376)		(42)		(406)		(691)
Total derivatives on Condensed Consolidated Balance Sheets(e)		$690		$159		$299		$97
__________________
(a)Fair value amounts are shown before the effects of counterparty netting adjustments and offsetting cash collateral.
(b)Consists primarily of SVWs and contracts with multiple underlying exposures.
(c)Represents netting of derivative exposures covered by a qualifying master netting agreement.
(d)Represents cash collateral posted and received that is eligible for netting.
(e)Freestanding derivatives only, excludes embedded derivatives. Derivative instrument assets and liabilities are recorded in Other assets and Other liabilities, respectively. Fair value of assets related to bifurcated embedded derivatives was zero at both March 31, 2023 and December 31, 2022. Fair value of liabilities related to bifurcated embedded derivatives was $7.9 billion and $6.7 billion, respectively, at March 31, 2023 and December 31, 2022. A bifurcated embedded derivative is generally presented with the host contract in the Condensed Consolidated Balance Sheets. Embedded derivatives are primarily related to guarantee features in fixed index annuities and index universal life contracts, which include equity and interest rate components and the funds withheld arrangement with Fortitude Re. For additional information, see Note 7 to the condensed consolidated financial statements.
For additional information, see Note 9 to the condensed consolidated financial statements.

Future Policy Benefits, Policyholder Contract Deposits and Market Risk Benefits
Significant Reinsurance Agreements, Variable Annuity Guaranteed Benefits And Hedging Results, And Actuarial Updates
The following section provides discussion of our significant reinsurance agreements, variable annuity guaranteed benefits and hedging results, and actuarial updates regarding our business segments.
Significant Reinsurance Agreements
In the first quarter of 2018, AIG entered into a series of reinsurance transactions with Fortitude Re related to certain run-off operations (i.e., non-core insurance lines for which policies are still in force until they lapse or otherwise terminate but new policies are no longer issued). As of March 31, 2023 and December 31, 2022, approximately $27.2 billion and $26.8 billion, respectively, of liabilities from our run-off lines (i.e., certain annuities written prior to April 2013, along with exposures to whole life, LTC and exited accident and health product lines) related to business written by multiple wholly owned AIG subsidiaries had been ceded to Fortitude Re under these reinsurance transactions. We currently own a less than 3% indirect interest in Fortitude Re.
Refer to “Significant Factors Impacting Our Results” for additional information on the Fortitude Re reinsurance agreements.
Effective July 1, 2016, AGL entered into an agreement to cede approximately $5 billion of statutory reserves for certain whole life policies to an unaffiliated reinsurer. Effective December 31, 2016, AGL recaptured term and universal life reserves of $16 billion from AGC, subject to the NAIC’s Model Regulation “Valuation of Life Insurance Policies” (“Regulation XXX”) and NAIC Actuarial Guideline 38 (“Guideline AXXX”) and ceded approximately $14 billion of such statutory reserves to the same unaffiliated reinsurer under an amendment to the July 1, 2016 agreement. Effective March 31, 2023, AGL recaptured term life reserves of $1 billion issued from 2017 to 2019 from AGC subject to the NAIC’s Model Regulation “Valuation of Life Insurance Policies” (“Regulation XXX”) and ceded approximately $1 billion of such statutory reserves to the same unaffiliated reinsurer under an amendment to the July 1, 2016 agreement.
For a summary of significant reinsurers, see “—Accounting Policies and Pronouncements—Critical Accounting Estimates—Reinsurance Recoverable.”
For a summary of statutory permitted practices, see “Notes to Consolidated Financial Statements—Statutory Financial Data and Restrictions—Statutory Permitted Accounting Practice.”
Variable Annuity Guaranteed Benefits and Hedging Results
Our Individual Retirement and Group Retirement businesses offer variable annuity products with GMWB riders that provide guaranteed living benefit features. The liabilities are accounted for as MRBs measured at fair value. The fair value of the MRBs may fluctuate significantly based on market interest rates, equity prices, credit spreads, market volatility, policyholder behavior and other factors.
In addition to risk-mitigating features in our variable annuity product design, we have an economic hedging program designed to manage market risk from GMWB, including exposures to changes in interest rates, equity prices, credit spreads and volatility. The hedging program includes all in-force GMWB policies and utilizes derivative instruments, including but not limited to equity options, futures contracts and interest rate swap and swaption contracts, as well as fixed maturity securities with a fair value election.
For additional discussion of market risk management related to these product features, see “—Quantitative and Qualitative Disclosures about Market Risk.”
Differences in Valuation of MRBs and Economic Hedge Target
Our variable annuity hedging program utilizes an economic hedge target, which represents an estimate of the underlying economic risks in our GMWB riders. The economic hedge target differs from the GAAP valuation of the MRBs, creating volatility in our net income (loss) primarily due to the following:

•the MRBs include both the GMWB riders and the GMDB riders while the hedge program is targeting the economic risks of just the GMWB rider.
•the economic hedge target includes 100% of GMWB rider fees in present value calculations; the GAAP valuation reflects those fees attributed to the MRBs such that the initial value at contract issue equals zero since the MRB includes GMWBs and GMDBs these attributed fees are typically larger than just the GMWB rider fees;
•the economic hedge target uses best estimate actuarial assumptions and excludes explicit risk margins used for GAAP valuation, such as margins for policyholder behavior, mortality and volatility; and
•the economic hedge target excludes our own credit risk changes (non-performance adjustments) used in the GAAP valuation, which are recognized in OCI. The GAAP valuation has different sensitivities to movements in interest rates and other market factors, and to changes from actuarial assumption updates, than the economic hedge target.
For more information on our valuation methodology for MRBs, see Note 4 to our audited annual consolidated financial statements.
The market value of the hedge portfolio compared to the economic hedge target at any point in time may be different and is not expected to be fully offsetting. In addition to the derivatives held in conjunction with the variable annuity hedging program, we generally have cash and invested assets available to cover future claims payable under these guarantees. The primary sources of difference between the change in the fair value of the hedging portfolio and the economic hedge target include:
•basis risk due to the variance between expected and actual fund returns, which may be either positive or negative;
•realized volatility versus implied volatility;
•actual versus expected changes in the hedge target driven by assumptions not subject to hedging, particularly policyholder behavior; and
•risk exposures that we have elected not to explicitly or fully hedge.
The following table presents a reconciliation between the fair value of the GAAP MRBs and the value of our economic hedge target:

	March 31,	December 31,
(in millions)	2023	2022	2021
Reconciliation of market risk benefits and economic hedge target:
Market risk benefits liability, net	$1,640	$1,657	$3,447
Exclude non-performance risk adjustment	(378)	(479)	(1,686)
Market risk benefits liability, excluding NPA	1,262	1,178	1,761
Adjustments for risk margins and differences in valuation	18	(281)	1,047
Economic hedge target liability	$1,280	$897	$2,808
Impact on Pre-tax Income (Loss)
The impact on our pre-tax income (loss) of variable annuity guaranteed benefits and related hedging results includes changes in the fair value of MRBs and changes in the fair value of related derivative hedging instruments, and along with attributed rider fees and net of benefits associated with MRBs are together recognized in Change in the fair value of market risk benefits, net, with the exception of our own credit risk changes, which are recognized in OCI. Changes in the fair value of market risk benefits, net are excluded from APTOI of Individual Retirement and Group Retirement.

The change in the fair value of the MRBs and the change in the value of the hedging portfolio are not expected to be fully offsetting, primarily due to the differences in valuation between the economic hedge target, the GAAP MRBs and the fair value of the hedging portfolio, as discussed above. When corporate credit spreads widen, the change in the NPA spread generally reduces the fair value of the MRBs liabilities, resulting in a gain in AOCI, and when corporate credit spreads tighten, the change in the NPA spread generally increases the fair value of the MRBs liabilities, resulting in a loss in AOCI. In addition to changes driven by credit market-related movements in the NPA spread, the NPA balance also reflects changes in business activity and in the net amount at risk from the underlying guaranteed living benefits.
Change in Economic Hedge Target
The increase in the economic hedge target liability in the three months ended March 31, 2023, was primarily driven by tightening credit spreads, and lower equity volatility. The decrease in the economic hedge target liability in 2022 was primarily driven by higher interest rates and widening credit spreads, offset by lower equity markets. The decrease in the economic hedge target liability in 2021 was primarily driven by higher interest rates and higher equity markets, partially offset by losses from the review and update of assumptions. The increase in the economic hedge target liability in 2020 was primarily due to lower interest rates and tighter credit spreads, offset by gains from the review and update of actuarial assumptions and higher equity markets.
Update of Actuarial Assumptions and Models
Our life insurance companies review and update actuarial assumptions at least annually, generally in the third quarter.
Prior to the adoption of the Targeted Improvements to the Accounting for Long-Duration Contracts Standard Investment-oriented products
We reviewed and updated estimated gross profit assumptions used to amortize DAC and related items (which may include VOBA, DSI and unearned revenue reserves) and assessments used to accrue guaranteed benefit reserves at least annually. Estimated gross profit projections included assumptions for investment-related returns and spreads (including investment expenses), product-related fees and expenses, mortality gains and losses, policyholder behavior and other factors. In estimating future gross profits, lapse assumptions required judgment and could have a material impact on DAC amortization. If the assumptions used for estimated gross profits changed significantly, DAC and related reserves were recalculated using the new projections, and any resulting adjustment was included in income. Updating such projections may have resulted in acceleration of amortization in some products and deceleration of amortization in other products.
We also reviewed assumptions related to their respective GMWB living benefits that were accounted for as embedded derivatives and measured at fair value. The fair value of these embedded derivatives was based on actuarial assumptions, including policyholder behavior, as well as capital market assumptions.
Traditional long-duration products
For traditional long-duration products discussed below, which included whole life insurance, term life insurance, accident and health insurance, PRT group annuities, and life-contingent single premium immediate annuities and structured settlements, a “lock-in” principle applies. The assumptions used to calculate the benefit liabilities and DAC were set when a policy is issued and did not change with changes in actual experience unless a loss recognition event occurred. A loss recognition event occurred when current liabilities together with expected future premiums were not sufficient to provide for all future benefits, expenses and DAC amortization, net of reinsurance. A loss recognition event was driven by observed changes in actual experience or estimates differing significantly from “locked-in” assumptions. Underlying assumptions, including interest rates, were reviewed periodically and updated as appropriate for loss recognition testing purposes. Reserves for contracts in loss recognition have primarily been reinsured to Fortitude Re.
Subsequent to the adoption of the Targeted Improvements to the Accounting for Long-Duration Contracts Standard Investment-oriented products

We review and update assessments used to value our universal life product with secondary guarantees at least annually. These benefit reserves are also adjusted to reflect the changes in the fair value of available-for-sale securities with an offset to OCI. DAC and related items (which may include VOBA, DSI and unearned revenue reserves) are amortized on a constant level basis.
We also review assumptions related to variable annuities, fixed annuities, and fixed index annuities guaranteed benefits that are accounted for as MRBs or embedded derivatives and measured at fair value. The fair value of these MRBs or embedded derivatives is based on actuarial assumptions, including policyholder behavior, as well as capital market assumptions.
Traditional long-duration products
For traditional long-duration products discussed below, which includes whole life insurance, term life insurance, accident and health insurance, PRT, and life-contingent single premium immediate annuities and structured settlements, cash flow assumptions are reviewed at least annually to determine any changes in the liability for future policy benefits. DAC and related items (which may include VOBA) are amortized on a constant level basis.
The net impacts to pre-tax income and APTOI because of the update of actuarial assumptions for the years ended December 31, 2022, 2021 and 2020 are shown in the following tables.
The following table presents the increase (decrease) in adjusted pre-tax operating income and pre-tax income resulting from the annual update of actuarial assumptions, by line item as reported in Results of Operations:

	Years Ended December 31,
(in millions)	2022*	2021*	2020
Premiums	$—	$(41)	$—
Policy fees	—	—	(106)
Interest credited to policyholder account balances	—	—	(6)
Amortization of deferred policy acquisition costs	—	—	225
Policyholder benefits	29	89	(246)
Increase (decrease) in adjusted pre-tax operating income	29	48	(133)
Change in the fair value of market risk benefits, net	105	(17)	—
Change in DAC related to net realized gains (losses)	—	—	(44)
Net realized gains	(2)	—	142
Increase (decrease) in pre-tax income	$132	$31	$(35)
__________________
*The results for the years ended December 31, 2022 and 2021 have been updated to reflect the adoption of LDTI. No updates have been made to the results for the year ended December 31, 2020 as our effective date for LDTI adoption was January 1, 2021.

The following table presents the increase (decrease) in adjusted pre-tax operating income resulting from the annual update of actuarial assumptions, by segment and product line:

	Years Ended December 31,
(in millions)	2022(a)	2021(a)	2020
Individual Retirement
Fixed Annuities	$—	$—	$(77)
Variable Annuities	—	—	13
Fixed Index Annuities	—	—	(30)
Total Individual Retirement	—	—	(94)
Group Retirement	—	—	68
Life Insurance	25	48	(108)
Institutional Markets	4	—	1
Increase (decrease) in adjusted pre-tax operating income(b)	$29	$48	$(133)
__________________
(a)The results for the years ended December 31, 2022 and 2021 have been updated to reflect the adoption of LDTI. No updates have been made to the results for the year ended December 31, 2020 as our effective date for LDTI adoption was January 1, 2021.
(b)Liabilities ceded to Fortitude Re are reported in Corporate and Other. There was no impact to adjusted pre-tax operating income due to the annual update of actuarial assumptions as these liabilities are 100% ceded.
Update of Actuarial Assumptions Impact to Consolidated pre-tax income (loss)
Corebridge recognized a $132 million favorable, $31 million favorable, and $35 million unfavorable impact to pre-tax income for 2022, 2021, and 2020, respectively, attributable to the annual actuarial assumption review. For 2022, the assumption update impacts were driven by updates to the relationship between projected equity growth and interest rates, and updates to premium and withdrawal assumption for annuities, partially offset by updated investments spreads on Life Insurance products. For 2021, the assumption update impacts were mainly due to updated lapse and mortality expectations for annuities, along with updates to mortality assumptions on traditional life products and updated universal life product reserving methodology. For 2020, the assumption update impacts were mainly due to updated lapse offset by embedded derivative and spread expectations for annuities. These changes reduce the DAC asset and extend the DAC amortization period to capture most of the estimated gross profits. Assumptions left unchanged were deemed to be consistent with management’s best estimate at the time of the review.
Update of Actuarial Assumptions Impact to Consolidated APTOI
Corebridge recognized a $29 million favorable, $48 million favorable, and $133 million unfavorable impact to adjusted pre-tax operating income for the years ended December 31, 2022, 2021, and 2020, respectively, attributable to the annual actuarial assumption review. For 2022, the assumption update impacts were primarily driven by modeling refinements to reflect actual versus expected asset data related to calls and capital gains for the Life Insurance business. For 2021, the assumption update impacts were primarily driven by updates to mortality assumptions on traditional life products and updated universal life product reserving methodology. For 2020, the assumption update impacts were driven primarily by changes to earned rates causing spread compression, partially offset by favorable updates to full surrender assumptions on fixed annuities, and in Life Insurance primarily due to mortality modeling enhancements.

Liquidity and Capital Resources
Overview
Liquidity is defined as cash and unencumbered assets that can be monetized in a short period of time at a reasonable cost. In addition to the on-balance-sheet liquid assets, liquidity resources include availability under committed bank credit facilities.
Capital refers to the long-term financial resources available to support the operation of our businesses, fund business growth, and cover financial and operational needs that arise from adverse circumstances.
We aim to manage our liquidity and capital resources prudently through a well-defined risk management framework that involves various target operating thresholds as well as minimum requirements during periods of stress.
We believe that we have sufficient liquidity and capital resources to satisfy future requirements and meet our obligations to policyholders, customers, creditors and debtholders, including those arising from reasonably foreseeable contingencies or events.
For a discussion regarding risks associated with liquidity and capital, see “Risk Factors—Risks Relating to Our Investment Portfolio, Liquidity, Capital and Credit.”
Liquidity and Capital Resources of Corebridge Parent and Intermediate Holding Companies
As of March 31, 2023, December 31, 2022 and December 31, 2021, Corebridge Parent and its non-regulated intermediate holding companies (“Corebridge Hold Cos.”) had $4.3 billion, $4.0 billion and $2.0 billion, respectively, in liquidity sources. These liquidity sources were primarily held in the form of cash and short-term investments and included a $2.5 billion committed revolving credit facility as of March 31, 2023 and December 31, 2022. Corebridge Hold Cos.’ primary sources of liquidity are dividends, loans and other payments from subsidiaries and credit facilities. Corebridge Hold Cos.’ primary uses of liquidity are for debt service, capital and liability management, and operating expenses.
Corebridge Parent expects to maintain liquidity that is sufficient to cover one year of its expenses. We expect the Corebridge Hold Cos. may access the debt and preferred equity markets from time to time to meet funding requirements as needed.
We utilize our capital resources to support our businesses, with the majority of capital held by our insurance businesses. Corebridge Hold Cos. intend to manage capital between Corebridge Hold Cos. and our insurance companies through internal, Board-approved policies as well as management standards. In addition, AIG has an unconditional capital maintenance agreement in place with AGC. Nevertheless, regulatory and other legal restrictions could limit our ability to transfer capital freely, either to or from our subsidiaries.
As of March 31, 2023, Corebridge Parent and certain of our subsidiaries were parties to several letter of credit agreements with various financial institutions which issue letters of credit from time to time in support of our insurance companies. Letters of credit issued in support of our subsidiaries (primarily, insurance companies) totaled $207 million, $272 million and $361 million at March 31, 2023, December 31, 2022 and December 31, 2021, respectively.

The following table presents Corebridge Hold Cos.’ liquidity sources:

	At March 31,	At December 31,
(in millions)	2023	2022	2021	2020
Cash and short-term investments	$1,763	$1,495	$1,016	$1,699
Total Corebridge Hold Cos. liquidity	1,763	1,495	1,016	1,699
Available capacity under uncommitted borrowing facilities with AIG*	—	—	1,025	1,075
Available capacity under committed, revolving credit facility	2,500	2,500	—	—
Total Corebridge Hold Cos. liquidity sources	$4,263	$3,995	$2,041	$2,774
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*       The uncommitted borrowing facilities with AIG were terminated on September 19, 2022, for further information, see Note 15 to our audited annual consolidated financial statements.
Corebridge Hold Cos. Liquidity and Capital Resources Highlights
Sources
During the three months ended March 31, 2023, Corebridge Hold Cos. received $500 million in dividends from subsidiaries. During 2022, Corebridge Hold Cos. received $1.8 billion in dividends from subsidiaries. During 2021, Corebridge Parent received $1.6 billion in dividends from subsidiaries of which $295 million were non-cash transactions. During 2020, Corebridge Parent received $540 million in dividends from subsidiaries.
On April 5, 2022, Corebridge Parent issued $6.5 billion aggregate principal amount of senior unsecured notes.
On August 23, 2022, Corebridge Parent issued $1.0 billion aggregate principal amount of fixed-to-fixed reset rate junior subordinated notes.
On September 15, 2022, Corebridge Parent borrowed an aggregate principal amount of $1.5 billion under the Three-Year DDTL Facility.
For further information, see “—Short-Term and Long-Term Debt.”
Uses
Debt Reduction
In 2022, we repaid the $8.3 billion promissory note issued in November 2021 to AIG. During the year 2021, $216 million aggregate principal amount of AIGLH notes and junior subordinated debentures categorized as general borrowings and guaranteed by AIG were repurchased through cash tender offers for an aggregate purchase price of $312 million. AIG Global Real Estate repaid a $253 million affiliated note and AIGLH repaid $249 million under the unsecured borrowing facilities from AIG during the year ended December 31, 2021. In 2021, AIG Property Company Limited repaid the loan and interest of $9 million to AIG Europe S.A. In 2020, AIGLH repaid $108 million under the unsecured borrowing facilities.
We made interest payments on our debt instruments totaling $37 million, during the three months ended March 31, 2023 and $264 million, $55 million and $50 million during the years ended December 31, 2022, 2021 and 2020, respectively.
Dividends
Three Months Ended March 31, 2023
During the three months ended March 31, 2023, Corebridge Parent paid cash dividends of $0.23 per share on Corebridge Common Stock totaling $149 million.

Year Ended December 31, 2022
During the year ended December 31, 2022, Corebridge paid cash dividends of $876 million, including two quarterly cash dividends payments of $0.23 per share on Corebridge Common Stock totaling $296 million since the IPO.
Year Ended December 31, 2021
During 2021, Corebridge paid cash dividends of $1.0 billion to AIG.
During 2021, Corebridge made non-cash distributions of $12.2 billion to AIG consisting of:
•$8.3 billion for which Corebridge issued a promissory note to AIG in the amount of $8.3 billion in November 2021. In 2022 we repaid the principal balance of this promissory note to AIG. For additional information on the $8.3 billion note repayment, see “—Short-Term and Long-Term Debt”;
•$3.8 billion in connection with the sale of Corebridge’s affordable housing assets; and
•$38 million in AIG common stock.
During 2021, Corebridge paid dividends of $34 million in cash to its Class B shareholder.
During 2021, Cap Corp made a return of capital payment of $536 million to AIG from excess funds and sale of four subsidiaries.
Year Ended December 31, 2020
During 2020, Corebridge paid dividends of $472 million in cash to AIG.
Tax Sharing Payments
There were no tax sharing payments made to AIG during the three months ended March 31, 2023. We paid a net amount of $10 million, $31 million and $34 million during the years ended December 31, 2022, 2021 and 2020, respectively, in tax sharing payments in cash to AIG. In addition, in December 2021, Corebridge Hold Cos. made tax sharing payments of $373 million to AIG in connection with the sale of Corebridge’s affordable housing assets. The tax sharing payments relating to tax years where we were part of the AIG Consolidated Tax Group may be subject to further adjustment in future periods. In anticipation of future tax sharing payments from AIG, Corebridge Parent made net tax sharing payments to our U.S. insurance companies of $120 million during the year ended December 31, 2022.
Liquidity and Capital Resources of Corebridge Insurance Subsidiaries
Insurance Companies
We believe that our insurance companies have sufficient liquidity and capital resources to satisfy reasonably foreseeable future liquidity requirements and meet their obligations, including those arising from reasonably foreseeable contingencies or events; through cash from operations; and, to the extent necessary, monetization of invested assets. Our insurance companies’ liquidity resources are primarily held in the form of cash; short-term investments; and publicly traded, investment grade-rated fixed maturity securities.
The liquidity of each of our material insurance companies is monitored through various internal liquidity risk measures. The primary sources of liquidity are premiums, deposits, fees, reinsurance recoverables, investment income and maturities. The primary uses of liquidity are paid losses, reinsurance payments, benefit claims, surrenders, withdrawals, interest payments, dividends, expenses, investment purchases and collateral requirements.
Certain of our U.S. insurance companies are members of the FHLBs in their respective districts. Our borrowings from FHLBs are non-puttable and are used to supplement liquidity or for other uses deemed appropriate by management. Our U.S. insurance companies had $5.1 billion, $4.6 billion, $3.6 billion and $3.6 billion which were due to FHLBs in their respective districts at March 31, 2023 and December 31, 2022, 2021 and 2020, respectively, under funding agreements which were reported in policyholder contract deposits. These investment contracts do not have mortality or morbidity risk. Proceeds from funding agreements are generally invested in investments intended to generate spread income. In addition, our U.S. insurance companies had no outstanding borrowings in the form of cash advances from FHLBs at March 31, 2023.
Certain of our U.S. insurance companies have securities lending programs that lend securities from their investment portfolios to supplement liquidity or for other uses deemed appropriate by management. Under these programs, these U.S. insurance companies lend securities to financial institutions and receive cash as collateral equal to 102% of the fair value of the loaned securities. Cash collateral received is kept in cash or invested in short-term investments or used for short-term liquidity purposes.
The aggregate amount of securities that a U.S. insurance company can lend under its program at any time is limited to 5% of its general account statutory-basis admitted assets. Our U.S. insurance companies had no securities subject to these agreements at March 31, 2023 and no liabilities to borrowers for collateral received at March 31, 2023.
In December 2021, our U.S. insurance companies distributed dividends of $295 million to Corebridge in connection with the sale of Corebridge’s affordable housing assets.
There were no tax sharing payments distributed from our U.S. insurance companies to AIG in the three months ended March 31, 2023. Our U.S. insurance companies distributed tax sharing payments of $1.0 billion, $1.5 billion and $1.7 billion to AIG, Inc. in the years ended December 31, 2022, 2021 and 2020, respectively. In addition, in December 2021, subsidiaries of our U.S. insurance companies distributed tax sharing payments of $130 million, in connection with the sale of Corebridge’s affordable housing assets. In anticipation of future tax sharing payments from AIG, Corebridge Parent made net tax sharing payments to our U.S. insurance companies of $120 million during the year ended December 31, 2022. After the tax deconsolidation, which occurred at the IPO, we made additional tax sharing payments to AIG and the IRS for approximately $151 million primarily due to the realization of previously deferred gains from intercompany transactions as well as an acceleration of payments due under the Tax Cut and Jobs Act, which would have been paid over an eight year period. These tax sharing payments do not impact total tax or our equity, as deferred tax liabilities have been established for these items. The tax sharing payments relating to tax years where we were part of the AIG Consolidated Tax Group may be subject to further adjustment in future periods.
We manage our combined insurance subsidiary capital to a minimum target Life Fleet RBC ratio of 400%. AGC serves as an affiliate reinsurance company for the Life Fleet covering (i) AGL’s life insurance policies issued between January 1, 2017 and December 31, 2019 subject to Regulation AXXX and (ii) life insurance policies issued between January 1, 2020 and December 31, 2021 subject to Principle Based Reserving requirements. AGC’s RBC ratio includes the full statutory reserves associated with the above regulations which are in excess of economic reserves. The surplus of AGC is composed predominantly of holding company stock. Given that AGC has no primary operations outside of this internal reinsurance, we believe that excluding AGC from the Life Fleet RBC ratio calculation presents a more accurate view of the overall capital position of our U.S. operating entities. Our Life Fleet RBC ratio was above our minimum target Life Fleet RBC ratio of 400% as of March 31, 2023.
The following table presents normalized distributions:

	Three Months Ended March 31,		Years Ended December 31,
(in millions)	2023	2022	2022	2021	2020
Subsidiary dividends paid	$500	$700	$1,821	$1,564	$540
Less: Non-recurring dividends	—	—	—	(295)	600
Tax sharing payments related to utilization of tax attributes	—	147	401	902	1,026
Normalized distributions	$500	$847	$2,222	$2,171	$2,166

In 2020, dividends paid were reduced by $615 million, which together with a contribution of $135 million from AIG in June 2020, were used to fund a special investment account that is used to mitigate the adverse impact to surplus in the event of a recapture of the reinsurance treaties with Fortitude Re. Excluding the requirement to fund the special investment account, in 2020 dividends paid to Corebridge would have been $1.2 billion.
Dividend Restrictions
Payments of dividends to Corebridge Hold Cos. by our U.S. insurance subsidiaries are subject to certain restrictions imposed by laws and regulations of their respective states. With respect to our domestic insurance subsidiaries, the payment of a dividend may require formal notice to the insurance department of the state in which the particular insurance subsidiary is domiciled, and prior approval of such insurance regulator is required when the amount of the dividend is above certain regulatory thresholds. See “Business — U.S. Regulation — State Insurance Regulation.” Other foreign jurisdictions may restrict the ability of our foreign insurance subsidiaries to pay dividends.
To our knowledge, no Corebridge insurance company is currently on any regulatory or similar “watch list” with regard to solvency.

Analysis of Sources and Uses of Cash
Our primary sources and uses of liquidity are summarized as follows:

	Three Months Ended March 31,		Years Ended December 31,
(in millions)	2023	2022	2022	2021	2020
Sources:
Operating activities, net	$301	$—	$2,621	$2,405	$3,327
Net changes in policyholder account balances	1,758	1,608	5,860	2,962	4,593
Issuance of long-term debt	—	—	7,451	—	—
Issuance of debt of consolidated investment entities	39	729	946	4,683	2,314
Contributions from noncontrolling interests	25	14	146	296	317
Financing other, net	26	271	299	81	184
Issuance of short-term debt	—	—	1,512	345	—
Net change in securities lending and repurchase agreements	—	—	—	9	646
Effect of exchange rate changes on cash and restricted cash	2	—	—	—	7
Total Sources	2,151	2,622	18,835	10,781	11,388
Uses:
Investing activities, net	(1,477)	(1,246)	(7,253)	(1,967)	(7,909)
Repayments of debt of consolidated investment entities	(142)	(765)	(1,228)	(5,125)	(2,451)
Repayments of long-term debt	—	—	—	(568)	(11)
Repayments of short-term debt	—	—	(8,312)	(248)	—
Distributions to AIG	—	—	—	(1,543)	(472)
Distributions to noncontrolling interests	(50)	(187)	(477)	(1,611)	(454)
Dividends paid on common stock	(149)	(290)	(876)	—	—
Net change in securities lending and repurchase agreements	(442)	(130)	(647)	—	—
Distributions to Class B shareholder	—	—	—	(34)	—
Effect of exchange rate changes on cash and restricted cash	—	(2)	(10)	(2)	—
Total Uses	(2,260)	(2,623)	(18,803)	(11,098)	(11,297)
Net increase (decrease) in cash and cash equivalents	$(109)	$(1)	$32	$(317)	$91
Operating Activities
Cash inflows from operating activities primarily include insurance premiums, fees and investment income. Cash outflows from operating activities primarily include benefit payments and general operating expenses. Operating cash flow will fluctuate based on the timing of premiums received and benefit payments to policyholders, as well as other core business activities.
Investing Activities
Cash inflows from investing activities primarily include sales and maturities of underlying assets, mainly fixed maturities available for sale and principal payments on mortgage and other loans. The primary cash outflows for investing activities relate to the purchases of new securities, mainly fixed maturities available for sale.

Financing Activities
Cash inflows from financing activities primarily include policyholder deposits on investment-type contracts, issuances of debt and inflows from the settlement of securities lending and repurchase agreements. Cash outflows primarily relate to policyholder withdrawal activity on investment-type contracts, repayments of debt of consolidated investment entities, repayments of short and long-term debt cash distributions to AIG, Inc. and noncontrolling interests and outflows for the settlement of securities lending and repurchase agreements.
Contractual Obligations
The following tables summarize contractual obligations in total, and by remaining maturity:

December 31, 2022		Payments due by Period
(in millions)	Total Payments	2023	2024 - 2025	Thereafter
Hybrid junior subordinated notes	$1,000	$—	$—	$1,000
Three-Year DDTL Facility*	1,500	1,500	—	—
Interest payments on short-term debt	45	45	—	—
Insurance and investment contract liabilities	294,416	25,101	44,953	224,362
Senior unsecured notes	6,500	—	1,000	5,500
Long-term debt issued by Corebridge subsidiaries	427	—	101	326
Interest payments on long-term debt	5,646	356	694	4,596
Total	$309,534	$27,002	$46,748	$235,784
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*On September 15, 2022, Corebridge Parent borrowed an aggregate principal amount of $1.5 billion under the Three-Year DDTL Facility through October 20, 2022. We continued this borrowing through June 21, 2023. We have the ability to further continue this borrowing through February 25, 2025.
As of March 31, 2023, there have been no material changes in our contractual obligations from December 31, 2022.
Insurance and Investment Contract Liabilities
We expect liquidity needs related to insurance and investment contract liabilities to be funded through cash flows generated from maturities and sales of invested assets, including various investment-type products with contractually scheduled maturities, including periodic payments. These liabilities also include benefit and claim liabilities, of which a significant portion represents policies and contracts that do not have stated contractual maturity dates and may not result in any future payment obligations. For these policies and contracts (i) we are not currently making payments until the occurrence of an insurable event, such as death or disability, (ii) payments are conditional on survivorship or (iii) payment may occur due to a surrender or other non-scheduled event beyond our control.
We have made significant assumptions to determine the estimated undiscounted cash flows of these contractual policy benefits. These assumptions include mortality, morbidity, future lapse rates, expenses, investment returns and interest crediting rates, offset by expected future deposits and premiums on in-force policies. Due to the significance of the assumptions, the periodic amounts presented could be materially different from actual required payments. The amounts presented in the table above are undiscounted and exceed the future policy benefits and policyholder contract deposits included in the audited annual Consolidated Balance Sheets.
We believe that our insurance companies have adequate financial resources to meet the payments required under these obligations. These subsidiaries have substantial liquidity in the form of cash and short-term investments. In addition, our insurance companies maintain significant levels of investment grade-rated fixed maturity securities, including substantial holdings in government and corporate bonds, and could seek to monetize those holdings in the event operating cash flows are insufficient.

Indemnification Arrangements
We are subject to indemnity arrangements which may be triggered by declines in asset values; specified business contingencies; the realization of contingent liabilities; litigation developments; or breaches of representations, warranties or covenants provided by us. These arrangements are typically subject to time limitations, defined by contract or by operation of law, such as by prevailing statutes of limitations. Depending on the specific terms of the arrangements, the maximum potential obligation may or may not be subject to contractual limitations. We have recorded liabilities for certain of these arrangements where it is possible to estimate them. These liabilities are not material in the aggregate. We are unable to develop a reasonable estimate of the maximum potential payout under some of these arrangements. Overall, we believe the likelihood that we will have to make any material payments under these arrangements is remote.
Short-Term and Long-Term Debt
We expect to repay the short-term and long-term debt maturities and interest accrued on these borrowings through cash flows generated from invested assets, future cash flows from operations, and future debt and other financing arrangements.
The following tables provide the rollforward of our total debt outstanding:

(in millions)	Maturity Date(s)	Balance at December 31, 2022	Issuances	Maturities and Repayments	Other Changes	Balance at March 31, 2023
Short-term debt issued by Corebridge:
Three-Year DDTL Facility	2023	1,500	—	—	—	1,500
Total short-term debt		1,500	—	—	—	1,500
Long-term debt issued by Corebridge:
Senior unsecured notes	2025-2052	6,500	—	—	—	6,500
Hybrid junior subordinated notes	2052	1,000	—	—	—	1,000
Long-term debt issued by Corebridge subsidiaries:
AIGLH notes	2025-2029	200	—	—	—	200
AIGLH junior subordinated debentures	2030-2046	227	—	—	—	227
Total long-term debt		7,927	—	—	—	7,927
Debt issuance costs		(59)	—	—	3	(56)
Total long-term debt, net of debt issuance costs		7,868	—	—	3	7,871
Total debt, net of issuance costs		$9,368	$—	$—	$3	$9,371
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*(On September 15, 2022, Corebridge Parent borrowed an aggregate principal amount of $1.5 billion under the Three-Year DDTL Facility for a thirty day period. We continued this borrowing for additional interest periods and at the present time through June 21, 2023. We have the ability to further continue this borrowing through February 25, 2025.

(in millions)	Maturity Date(s)	Balance at December 31, 2021	Issuances	Maturities and Repayments	Other Changes		Balance at December 31, 2022
Short-term debt issued by Corebridge:
Affiliated senior promissory note with AIG	2022	$8,317	$—	$(8,300)	$(17)	*	$—
Affiliated note with AIG Life UK	2022	—	12	(12)	—		—
Three-Year DDTL Facility	2023	—	1,500	—	—		1,500
Total short-term debt		8,317	1,512	(8,312)	(17)		1,500
Long-term debt issued by Corebridge:
Senior unsecured notes	2025-2052	—	6,500	—	—		6,500
Hybrid junior subordinated notes	2052	—	1,000	—	—		1,000
Long-term debt issued by Corebridge subsidiaries:
AIGLH notes	2025-2029	200	—	—	—		200
AIGLH junior subordinated debentures	2030-2046	227	—	—	—		227
Total long-term debt		427	7,500	—	—		7,927
Debt issuance costs		—	(59)	—	—		(59)
Total long-term debt, net of debt issuance costs		427	7,441	—	—		7,868
Total debt, net of issuance costs		$8,744	$8,953	$(8,312)	$(17)		$9,368
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*Represents accrued interest which has been paid-in-kind and thus added to the total outstanding balance.
Senior Unsecured Notes and Delayed Draw Term Loan
On February 25, 2022, Corebridge Parent entered into an 18-Month Delayed Draw Term Loan Agreement (the “18-Month DDTL Facility”) among Corebridge Parent, as borrower, the lenders party thereto and the administrative agent thereto, and a Three-Year DDTL Facility among Corebridge Parent, as borrower, the lenders party thereto and the administrative agent thereto.
The 18-Month DDTL Facility and Three-Year DDTL Facility provided us with committed delayed draw term loan facilities in the aggregate principal amount of $6.0 billion and $3.0 billion, respectively. On April 5, 2022, Corebridge Parent issued $6.5 billion of senior unsecured notes consisting of: $1.0 billion aggregate principal amount of its 3.50% Senior Notes due 2025, $1.25 billion aggregate principal amount of its 3.65% Senior Notes due 2027, $1.0 billion aggregate principal amount of its 3.85% Senior Notes due 2029, $1.5 billion aggregate principal amount of its 3.90% Senior Notes due 2032, $500 million aggregate principal amount of its 4.35% Senior Notes due 2042 and $1.25 billion aggregate principal amount of its 4.40% Senior Notes due 2052.
On April 6, 2022, in connection with the issuance of the senior unsecured notes of Corebridge Parent, (i) the commitments under the 18-Month DDTL Facility were terminated in full and (ii) the commitments under the Three-Year DDTL Facility were reduced from $3.0 billion to $2.5 billion. On August 25, 2022, in connection with the issuance of the hybrid junior subordinated notes, the commitments under the Three-Year DDTL Facility were further reduced from $2.5 billion to $1.5 billion
On September 15, 2022, Corebridge Parent borrowed an aggregate principal amount of $1.5 billion under the Three-Year DDTL Facility. For the current interest period, the Three-Year DDTL Facility will end on June 21, 2023, unless prior to that date Corebridge Parent elects to continue the loan, or a portion of it, for an additional interest period. For the current interest period, the Three-Year DDTL Facility bears interest at a rate per annum equal to the Adjusted Term SOFR Rate (as defined in the Three-Year DDTL Agreement) plus the Applicable Rate (as defined in the Three-Year DDTL Agreement) of 1.000%, which is based on the then-applicable credit ratings of our senior unsecured long-term indebtedness. The Three-Year DDTL Facility matures on February 25, 2025.

Hybrid Junior Subordinated Notes
On August 23, 2022, Corebridge Parent issued $1.0 billion aggregate principal amount of 6.875% fixed-to-fixed reset rate hybrid junior subordinated notes due 2052. Subject to certain redemption provisions and other terms of the hybrid junior subordinated notes, the interest rate and interest payment date reset every five years based on the average of the yields on five-year U.S. Treasury securities, as of the most recent interest rate determination on a reset plus a spread, payable semi-annually.
Affiliated Note
In November 2021, Corebridge issued an $8.3 billion senior promissory note to AIG. We used the net proceeds from the senior unsecured notes, the net proceeds from the hybrid junior subordinated notes and a portion of the borrowing of the Three-Year DDTL Facility, discussed above, to repay the principal balance and accrued interest of this note to AIG. The interest rate per annum was equal to LIBOR plus 100 basis points and accrued semi-annually in arrears on March 1 and September 1 of each year, beginning on March 1, 2022.
Revolving Credit Agreement
On May 12, 2022, Corebridge Parent entered into the Revolving Credit Agreement. The Revolving Credit Agreement provides for a five-year total commitment of $2.5 billion, consisting of standby letters of credit and/or revolving credit borrowings without any limits on the type of borrowings. Under circumstances described in the Revolving Credit Agreement, the aggregate commitments may be increased by up to $500 million, for a total commitment under the Revolving Credit Agreement of $3.0 billion. Loans under the Revolving Credit Agreement will mature on May 12, 2027. Under the Revolving Credit Agreement, the applicable rate, commitment fee and letter of credit fee are determined by reference to the credit ratings of Corebridge Parent’s senior, unsecured, long-term indebtedness. Borrowings bear interest at a rate per annum equal to (i) in the case of U.S. dollar borrowings, Term SOFR plus an applicable credit spread adjustment plus an applicable rate or an alternative base rate plus an applicable rate; (ii) in the case of Sterling borrowings, SONIA plus an applicable credit spread adjustment plus an applicable rate; (iii) in the case of Euro borrowings, European Union interbank Offer Rate plus an applicable rate; and (iv) in the case of Japanese Yen, Tokyo Interbank Offered Rate plus an applicable rate. The alternative base rate is equal to the highest of (a) the New York Federal Reserve Bank Rate plus 0.50%, (b) the rate of interest in effect as quoted by The Wall Street Journal as the “Prime Rate” in the United States and (c) Term SOFR plus a credit spread adjustment of 0.100% plus an additional 1.00%.
The Revolving Credit Agreement requires Corebridge Parent to maintain a specified minimum consolidated net worth and subjects Corebridge to a specified limit on consolidated total debt to consolidated total capitalization, subject to certain limitations and exceptions. In addition, the Revolving Credit Agreement contains certain customary affirmative and negative covenants, including limitations with respect to the incurrence of certain types of liens and certain fundamental changes. Amounts due under the Revolving Credit Agreement may be accelerated upon an “event of default,” as defined in the Revolving Credit Agreement, such as failure to pay amounts owed thereunder when due, breach of a covenant, material inaccuracy of a representation, or occurrence of bankruptcy or insolvency, subject in some cases to cure periods.
For additional information on debt outstanding and revolving credit facilities, see Note 15 to the audited annual Consolidated Financial Statements.
Debt of Consolidated Investment Entities
Our non-financial debt includes debt of consolidated investment entities and such debt does not represent our contractual obligation and is non-recourse to Corebridge. This non-financial debt includes notes and bonds payables supported by cash and investments held by us and certain of our non-insurance subsidiaries for the repayment of those obligations.

(in millions)	Balance at December, 2022	Issuances	Maturities and Repayments	Effect of Foreign Exchange	Other Changes(c)	Balance at March, 2023
Debt of consolidated investment entities – not guaranteed by Corebridge(a)(b)	$5,958	$39	$(142)	$25	$(3,192)	$2,688
______________
(a)At March 31, 2023, includes debt of consolidated investment entities related to real estate investments of $1.4 billion and other securitization vehicles of $1.3 billion.
(b)In relation to the debt of consolidated investment entities (“VIEs”) not guaranteed by Corebridge, creditors or beneficial interest holders of VIEs generally only have recourse to the assets and cash flows of the VIEs and do not have recourse to us.
(c)During the three-month period ended March 31, 2023, Corebridge deconsolidated certain consolidated investment entities, as part of the sale of AIG Credit Management, LLC with $3.2 billion in liabilities.

(in millions)	Balance at December 31, 2021	Issuances	Maturities and Repayments	Effect of Foreign Exchange	Other Changes(c)	Balance at December 31, 2022
Debt of consolidated investment entities – not guaranteed by Corebridge(a)(b)	$6,936	$946	$(1,228)	$(66)	$(630)	$5,958
______________
(a)At December 31, 2022, includes debt of consolidated investment entities related to real estate investments of $1.4 billion and other securitization vehicles of $4.6 billion.
(b)In relation to the debt of consolidated investment entities (“VIEs”) not guaranteed by Corebridge, creditors or beneficial interest holders of VIEs generally only have recourse to the assets and cash flows of the VIEs and do not have recourse to us.
(c)Other changes reflects the deconsolidation of two consolidated investment entities.
Credit Ratings
Credit ratings estimate a company’s ability to meet its obligations and may directly affect the cost and availability of financing to that company.
The following table presents the credit ratings of Corebridge Parent as of the date of this filing:

Hybrid Junior Subordinated Long-Term Debt			Senior Unsecured Long-Term Debt
Moody’s(a)	S&P(b)	Fitch(c)	Moody’s(a)	S&P(b)	Fitch(c)
Baa3 (Stable)	BBB- (Stable)	BBB- (Stable)	Baa2 (Stable)	BBB+ (Stable)	BBB+ (Stable)
______________
(a)Moody’s appends numerical modifiers 1, 2 and 3 to the generic rating categories to show relative position within the rating categories.
(b)S&P ratings may be modified by the addition of a plus or minus sign to show relative standing within the major rating categories.
(c)Fitch ratings may be modified by the addition of a plus or minus sign to show relative standing within the major rating categories.
These credit ratings are current opinions of the rating agencies. They may be changed, suspended or withdrawn at any time by the rating agencies because of changes in, or unavailability of, information or based on other circumstances. Ratings may also be withdrawn at our request.
We are party to some agreements that contain “ratings triggers.” Depending on the ratings maintained by one or more rating agencies, these triggers could result in (i) the termination or limitation of credit availability or a requirement for accelerated repayment, (ii) the termination of business contracts or (iii) a requirement to post collateral for the benefit of counterparties.
In the event of a downgrade of our long-term debt ratings or our insurance subsidiaries’ IFS ratings, we would be required to post additional collateral under some derivative and other transactions, or certain of the counterparties of such other of our subsidiaries would be permitted to terminate such transactions early.
The actual amount of collateral that we would be required to post to counterparties in the event of such downgrades, or the aggregate amount of payments that we could be required to make, depends on market conditions, the fair value of outstanding affected transactions and other factors prevailing at the time of the downgrade.

Insurer Financial Strength Ratings
IFS ratings estimate an insurance company’s ability to pay its obligations under an insurance policy.
The following table presents the ratings of our primary insurance subsidiaries as of the date of this filing:

	A.M. Best	S&P	Fitch	Moody’s
American General Life Insurance Company	A	A+	A+	A2
The Variable Annuity Life Insurance Company	A	A+	A+	A2
The United States Life Insurance Company in the City of New York	A	A+	A+	A2
These IFS ratings are current opinions of the rating agencies. They may be changed, suspended or withdrawn at any time by the rating agencies as a result of changes in, or unavailability of, information or based on other circumstances.
Off-Balance Sheet Arrangements and Commercial Commitments
The following tables summarize Off-Balance Sheet Arrangements and Commercial Commitments in total, and by remaining maturity:

December 31, 2022		Amount of Commitment Expiring
(in millions)	Total Amounts Committed	2023	2024 -2025	Thereafter
Commitments:
Investment commitments(a)	$4,440	$1,794	$2,042	$604
Commitments to extend credit	6,108	2,036	2,986	1,086
Total(b)	$10,548	$3,830	$5,028	$1,690
______________
(a)Includes commitments to invest in private equity funds, hedge funds and other funds and commitments to purchase and develop real estate in the United States and abroad. The commitments to invest in private equity funds, hedge funds and other funds are called at the discretion of each fund, as needed for funding new investments or expenses of the fund. The expiration of these commitments is estimated in the table above based on the expected life cycle of the related fund, consistent with past trends of requirements for funding. Investors under these commitments are primarily insurance and real estate subsidiaries.
(b)We have no guarantees related to liquid facilities or indebtedness.
As March 31, 2023, there have been no material changes in our off-balance-sheet arrangements and commercial commitments from December 31, 2022.

Accounting Policies and Pronouncements
Critical Accounting Estimates
The preparation of financial statements in accordance with GAAP requires the application of accounting policies that often involve a significant degree of judgment. On a regular basis, we review estimates and assumptions used in the preparation of financial statements. Actual results may differ from these estimates under different assumptions or conditions. For a detailed discussion of our significant accounting policies and accounting pronouncements, see Note 2 to our audited annual consolidated financial statements.
The accounting policies that we believe are most dependent on the application of estimates and assumptions, which are critical accounting estimates, are related to the determination of:
•fair value measurements of certain financial assets and liabilities;
•valuation of MRBs related to guaranteed benefit features of variable annuity products, fixed annuity products, and fixed index annuity products;
•valuation of embedded derivative liabilities for fixed index annuity and index universal life products;
•valuation of future policy benefit liabilities and recognition of remeasurement gains and losses;
•reinsurance assets, including the allowance for credit losses;
•goodwill impairment;
•allowance for credit losses primarily on loans and available for sale fixed maturity securities;
•income tax assets and liabilities, including recoverability of our net deferred tax asset and the predictability of future tax operating profitability of the character necessary to realize the net deferred tax asset.
•prior to the adoption of LDTI, valuation of liabilities for guaranteed benefit features of variable annuity products, fixed annuity, and fixed index annuity products, including the valuation of embedded derivatives;
•prior to the adoption of LDTI, estimated gross profits to value DAC and URR for investment-oriented products, such as universal life insurance, variable and fixed annuities, and fixed index annuities; and
•prior to the adoption of LDTI, valuation of future policy benefit liabilities and timing and extent of loss recognition;
These accounting estimates require the use of assumptions about matters, some of which are highly uncertain at the time of estimation. To the extent actual experience differs from the assumptions used, our business, results of operations, financial condition and liquidity could be materially affected.
Fair Value Measurements of Certain Financial Assets and Financial Liabilities
We carry certain of our financial instruments at fair value. We define the fair value of a financial instrument as the amount that would be received from the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.
For additional information about the measurement of fair value of financial assets and financial liabilities and our accounting policy regarding the incorporation of credit risk in fair value measurements, see Note 4 to our audited annual consolidated financial statements.

The following table presents the fair value of fixed maturity and equity securities by source of value determination:

	March 31, 2023		December 31, 2022
(in millions)	Fair Value	Percent of Total	Fair Value	Percent of Total
Fair value based on external sources(a)	$146,846	89.9%	$142,853	88.9%
Fair value based on internal sources	16,464	10.1%	17,848	11.1%
Total fixed maturity and equity securities(b)	$163,310	100.0%	$160,701	100.0%
__________________
(a)Includes $14.9 billion and $14.9 billion and as of March 31, 2023 and December 31, 2022, respectively, for which the primary source is broker quotes.
(b)Includes available for sale and other securities.
Level 3 Assets and Liabilities
Assets and liabilities recorded at fair value in the Consolidated Balance Sheets are measured and classified in a hierarchy for disclosure purposes consisting of three levels based on the observability of inputs available in the marketplace used to measure the fair value.
For additional information, see Note 4 to our audited annual consolidated financial statements.
The following table presents the amount of assets and liabilities measured at fair value on a recurring basis and classified as Level 3:

	March 31, 2023		December 31, 2022
(in millions)	Amount	Percent of Total	Amount	Percent of Total
Assets	$26,235	7.2%	$24,983	6.9%
Liabilities	$13,004	3.7%	$11,386	3.3%

Level 3 fair value measurements are based on valuation techniques that use at least one significant input that is unobservable. We consider unobservable inputs to be those for which market data is not available and that are developed using the best information available about the assumptions that market participants would use when valuing the asset or liability. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment.
We classify fair value measurements for certain assets and liabilities as Level 3 when they require significant unobservable inputs in their valuation, including contractual terms, prices and rates, yield curves, credit curves, measures of volatility, prepayment rates, default rates, mortality rates, policyholder behavior, and correlations of such inputs.
For a discussion of the valuation methodologies for assets and liabilities measured at fair value, and a discussion of transfers of Level 3 assets and liabilities, see Note 4 to our audited annual consolidated financial statements.
Market Risk Benefits
Annuity products offered by our Individual Retirement and Group Retirement segments offer guaranteed benefit features (“GMxBs”). These guaranteed features include GMDBs that are payable in the event of death and GMWBs that guarantee lifetime withdrawals regardless of fixed account and separate account value performance.
For additional information on these features, see Note 13 to our audited annual consolidated financial statements.
GMxBs are recognized as MRBs and can be assets or liabilities, and represent the expected value of benefits in excess of the projected account value, with changes in fair value of MRBs recognized in the consolidated Statements of Income (Loss) and the portion of the fair value change attributable to our own credit risk recognized in OCI.

The Company’s exposure to the guaranteed amounts is equal to the amount by which the contract holder’s account balance is below the amount provided by the guaranteed feature. A deferred annuity contract may include more than one type of GMxB; for example, it may have both a GMDB and a GMWB. However, a policyholder can generally only receive payout from one guaranteed feature on a contract containing a death benefit and a living benefit, i.e., the features are generally mutually exclusive (except a surviving spouse who has a rider to potentially collect both a GMDB upon their spouse’s death and a GMWB during his or her lifetime). A policyholder cannot purchase more than one living benefit on one contract. Declines in the equity markets, increased volatility and a low interest rate environment increase the Company’s exposure to potential benefits under the guaranteed features, leading to an increase in the liabilities for those benefits.
For sensitivity analysis which includes the sensitivity of liabilities for guaranteed benefit features to changes in the assumptions for interest rates, equity returns, volatility, and mortality, see "—Valuation of Market Risk Benefits and Embedded Derivatives for Fixed Index Annuity and Index Universal Life Products.”
For additional discussion of market risk management related to these product features, see "—Quantitative and Qualitative Disclosures about Market Risk."

The valuation methodology and assumptions used to measure our GMxBs is presented in the following table:

Fair Value Methodology
Guaranteed minimum benefits on annuity products are MRBs that are required to be measured at fair value with changes in the fair value of the liabilities recorded in changes in the fair value of MRBs, except for changes related to the Company’s own credit risk which are recorded in AOCI. The fair value of these benefits is based on assumptions that a market participant would use in valuing these MRBs.
The Company applies a non-option-based approach for variable products, and an option-based approach for fixed index and fixed products.
Under the non-option-based approach, a portion of actual fees (i.e., attributed fees) is determined such that the present value of expected benefits less attributed fees is zero at issue. This calculated ratio is locked in and utilized in each policy valuation going forward and results in an MRB value of zero at policy issue.
Under the option-based approach, the MRB value at issue represents the present value of expected benefits after account value exhaustion. There is no calculated attributed fee ratio under this approach; as such, the calculated MRB liability at inception requires an equal and offsetting adjustment to the underlying host contract. Consistent with the non-option-based approach, this results in no gains or losses recognized upon policy issuance.
The fair value of the MRBs, which are Level 3 assets and liabilities, is based on a risk-neutral framework and incorporates actuarial and capital market assumptions related to projected cash flows over the expected lives of the contracts.
For additional information on how we value for MRBs, see Note 13 to our audited annual consolidated financial statements and for information on fair value measurement of these MRBs, including how we incorporate our own non-performance risk, see Note 4 to our audited annual consolidated financial statements.

Key Assumptions
Key assumptions include:
•interest rates;
•equity market returns;
•market volatility;
•credit spreads;
•equity / interest rate correlation;
•policyholder behavior, including mortality, lapses, withdrawals and benefit utilization estimates of future policyholder behavior are subject to judgment and based primarily on our historical experience;
•in applying asset growth assumptions for the valuation of MRBs, we use market-consistent assumptions calibrated to observable interest rate and equity option prices;
For the fixed index annuity GMxB liability, policyholder funds are projected assuming growth equal to current option values for the current crediting period followed by option budgets for all subsequent crediting periods. Policyholder fund growth projected assuming credited rates are expected to be maintained at a target pricing spread, subject to guaranteed minimums.

Valuation of Embedded Derivatives for Fixed Index Annuity and Index Universal Life Products
Fixed index annuity and life products provide growth potential based in part on the performance of market indices. Certain fixed index annuity products offer optional guaranteed benefit features similar to those offered on variable annuity products. Policyholders may elect to rebalance among the various accounts within the product at specified renewal dates. At the end of each index term, we generally have the opportunity to re-price the index component by establishing different participation rates or caps on index credited rates. The index crediting feature of these products results in the recognition of an embedded derivative that is required to be bifurcated from the host contract and carried at fair value with changes in the fair value of the liabilities recorded in Net realized gains (losses). Option pricing models are used to estimate fair value, taking into account assumptions for future index growth rates, volatility of the index, future interest rates, and our ability to adjust the participation rate and the cap on index credited rates in light of market conditions and policyholder behavior assumptions.
For additional discussion of market risk management related to these product features, see “—Quantitative and Qualitative Disclosures about Market Risk.”
The following table summarizes the sensitivity of changes in certain assumptions for MRBs, Liability for future policyholder benefits, net of reinsurance and embedded derivatives related to index-linked interest credited features, measured as the related hypothetical impact for the three months ended March 31, 2023 and on December 31, 2022 balances and the resulting hypothetical impact on pre-tax income and OCI, before hedging:

March 31, 2023	Market Risk Benefits Related to Guaranteed Benefits	Liability for Future Policyholder Benefits Net of Reinsurance	Embedded Derivatives Related to Index-Linked Interest Credited Features	Pre-Tax Income	OCI
(in millions)
Assumptions:
Equity Return(a)
Effect of an increase by 20%	$1,206	$—	$(757)	$500	$(51)
Effect of a decrease by 20%	$(1,497)	$—	$588	$(954)	$45
Interest Rate(b)
Effect of an increase by 1%	$1,704	$2,227	$514	$2,293	$2,152
Effect of a decrease by 1%	$(2,275)	$(2,734)	$(664)	$(3,031)	$(2,642)

December 31, 2022	Market Risk Benefits Related to Guaranteed Benefits	Liability for Future Policyholder Benefits Net of Reinsurance	Embedded Derivatives Related to Index-Linked Interest Credited Features	Pre-Tax Income	OCI
(in millions)
Assumptions:
Equity Return(a)
Effect of an increase by 20%	$1,111	$—	$(506)	$675	$(70)
Effect of a decrease by 20%	$(1,296)	$—	$277	$(1,087)	$68
Interest Rate(b)
Effect of an increase by 1%	$1,573	$1,992	$397	$2,073	$1,889
Effect of a decrease by 1%	$(2,084)	$(2,429)	$(501)	$(2,711)	$(2,303)
_______________
(a)Represents the net impact of a 20% increase or decrease in the S&P 500 index.
(b)Represents the net impact of a 1% parallel shift in the yield curve.
The sensitivity ranges of 20% and 1% are included for illustrative purposes only and do not reflect the changes in net investment spreads, equity return, volatility, interest rate, mortality or lapse used by us in our fair value analyses to value other applicable liabilities. Changes different from those illustrated may occur in any period and by different products.
The analysis of MRBs and embedded derivatives is a dynamic process that considers all relevant factors and assumptions described above. We estimate each of the above factors individually, without the effect of any correlation among the key assumptions. An assessment of sensitivity associated with changes in any single assumption would not necessarily be an indicator of future results. The effects on pre-tax income in the sensitivity analysis table above do not reflect the related effects from our economic hedging program, which utilizes derivative and other financial instruments and is designed so that changes in value of those instruments move in the opposite direction of changes in the guaranteed benefit MRBs and embedded derivative liabilities.
For a further discussion on guaranteed benefit product features and the related hedging program, see “—Quantitative and Qualitative Disclosures about Market Risk” included herein and Notes 4, 10 and 13 to our audited annual consolidated financial statements.
Future Policy Benefits for Life and Accident and Health Insurance Contracts
Long-duration traditional products primarily include whole life insurance, term life insurance, and certain payout annuities for which the payment period is life-contingent, which include certain of our single premium immediate annuities, including PRT business and structured settlements. In addition, these products also include accident and health, and LTC insurance. The LTC block is in run-off and has been fully reinsured with Fortitude Re.
Updating Net Premium Ratio (“NPR”) - Remeasurement gains and losses: Generally, future policy benefits are payable over an extended period of time and related liabilities are calculated as the present value of future benefits less the present value of future net premiums (portion of the gross premium required to provide for all benefits and expenses). The assumptions used to calculate the benefit liabilities are initially set when a policy is issued and an NPR is established. Prior to January 1, 2021, assumptions were set when a policy was issued and did not change with changes in actual experience unless a loss recognition event occurred. A loss recognition event occurred when current liabilities together with expected future premiums were not sufficient to provide for all future benefits, expenses and DAC amortization, net of reinsurance. A loss recognition event was driven by observed changes in actual experience or estimates differing significantly from “locked-in” assumptions. Liabilities were accreted using investment return assumptions.
Subsequent to the adoption of the Targeted Improvements to the Accounting for Long-Duration Contracts Standard, benefit liabilities are subsequently remeasured periodically to reflect changes in policy assumptions and actual versus expected experience and are recognized as remeasurement gains and losses, a component of policyholder benefits. The assumptions include mortality, morbidity and persistency. These assumptions are typically consistent with pricing inputs at policy issuance. Liabilities are accreted using an upper-medium grade (low credit risk) fixed income instrument yield that is locked-in at policy issuance. The liabilities are remeasured at the balance sheet date using a current upper-medium grade yield with changes in the liabilities reported in AOCI.
For universal life policies with secondary guarantees: We recognize certain liabilities in addition to policyholder account balances. For universal life policies with secondary guarantees, as well as other universal life policies for which profits followed by losses are expected at contract inception, a liability is recognized based on a benefit ratio of (a) the present value of total expected payments, in excess of the account value, over the life of the contract, divided by (b) the present value of total expected assessments over the life of the contract. Universal life account balances are reported in Policyholder contract deposits, while these additional liabilities related to universal life products are reported within Future policy benefits in the Consolidated Balance Sheets. These additional liabilities are also adjusted to reflect the effect of unrealized gains or losses on fixed maturity securities available for sale on accumulated assessments, with related changes recognized through Other comprehensive income (loss). The policyholder behavior assumptions for these liabilities include mortality, lapses and premium persistency. The capital market assumptions used for the liability for universal life secondary guarantees include discount rates and net earned rates.
Reinsurance Recoverable
The estimation of reinsurance recoverable involves a significant amount of judgment. Reinsurance assets include reinsurance recoverables on future policy benefits and policyholder contract deposits that are estimated as part of our insurance liability valuation process and, consequently, are subject to significant judgments and uncertainties.

We assess the collectability of reinsurance recoverable balances on a regular basis, through either historical trends of disputes and credit events or financial analysis of the credit quality of the reinsurer. We record adjustments to reflect the results of these assessments through an allowance for credit losses and disputes on uncollectable reinsurance that reduces the carrying amount of reinsurance. This estimate requires significant judgment for which key considerations include:
•paid and unpaid amounts recoverable;
•whether the balance is in dispute or subject to legal collection;
•the relative financial health of the reinsurer as determined by the Obligor Risk Ratings (“ORRs”) we assign to each reinsurer based upon our financial reviews; reinsurers that are financially troubled (i.e., in run-off, have voluntarily or involuntarily been placed in receivership, are insolvent, are in the process of liquidation or otherwise subject to formal or informal regulatory restriction) are assigned ORRs that are expected to generate significant allowance; and
•whether collateral and collateral arrangements exist.
An estimate of the reinsurance recoverables’ lifetime expected credit losses is established utilizing a probability of default and loss given default method, which reflects the reinsurer’s ORR rating. The allowance for credit losses excludes disputed amounts. An allowance for disputes is established for a reinsurance recoverable using the losses incurred model for contingencies.
At March 31, 2023 and December 31, 2022, the allowance for credit losses and disputes on reinsurance recoverable was $74 million and $84 million, respectively or less than 1% of the reinsurance recoverable.
Fortitude Re
In February 2018, AGL, VALIC and USL entered into modco reinsurance agreements with Fortitude Re a registered Class 4 and Class E reinsurer in Bermuda.
These reinsurance transactions between us and Fortitude Re were structured as modco. In modco reinsurance agreements, the investments supporting the reinsurance agreements and which reflect the majority of the consideration that would be paid to the reinsurer for entering into the transaction, are withheld by, and therefore continue to reside on the balance sheet of, the ceding company (i.e., AGL, VALIC, USL) thereby creating an obligation for the ceding company to pay the reinsurer (i.e., Fortitude Re) at a later date. Additionally, as we maintain ownership of these investments, we intend to maintain our existing accounting for these assets (e.g., the changes in fair value of available for sale securities will be recognized within OCI). We have established a funds withheld payable to Fortitude Re while simultaneously establishing a reinsurance asset representing liabilities for the insurance coverage that Fortitude Re has assumed. The funds withheld payable contains an embedded derivative and changes in fair value of the embedded derivative related to the funds withheld payable are recognized in earnings through Net realized gains (losses). This embedded derivative is considered a total return swap with contractual returns that are attributable to various assets and liabilities associated with these reinsurance agreements.
For additional information on reinsurance, see Notes 2 and 7 to our audited annual consolidated financial statements.
Allowance for Credit Losses and Goodwill Impairment
Allowance for Credit Losses
Available for sale securities
If we intend to sell a fixed maturity security, or it is more likely than not that we will be required to sell a fixed maturity security, before recovery of its amortized cost basis and the fair value of the security is below amortized cost, an impairment has occurred and the amortized cost is written down to current fair value, with a corresponding charge to realized losses. No allowance is established in these situations and any previously recorded allowance is reversed. When assessing our intent to sell a fixed maturity security, or whether it is more likely than not that we will be required to sell a fixed maturity security before recovery of its amortized cost basis, management evaluates relevant facts and circumstances including, but not limited to, decisions to reposition our investment portfolio, sales of securities to meet cash flow needs and sales of securities to take advantage of favorable pricing.
For fixed maturity securities for which a decline in the fair value below the amortized cost is due to credit related factors, an allowance is established for the difference between the estimated recoverable value and amortized cost with a corresponding charge to realized losses. The allowance for credit losses is limited to the difference between amortized cost and fair value. The estimated recoverable value is the present value of cash flows expected to be collected, as determined by management. The difference between fair value and amortized cost that is not associated with credit related factors is presented in unrealized appreciation (depreciation) of fixed maturity securities on which an allowance for credit losses was previously recognized (a separate component of AOCI). Accrued interest is excluded from the measurement of the allowance for credit losses.
Commercial and residential mortgage loans
At the time of origination or purchase, an allowance for credit losses is established for mortgage and other loan receivables and is updated each reporting period. Changes in the allowance for credit losses are recorded in realized gains (losses).
This allowance reflects the risk of loss, even when that risk is remote, and reflects losses expected over the remaining contractual life of the loan. The allowance for credit losses considers available relevant information about the collectability of cash flows, including information about past events, current conditions, and reasonable and supportable forecasts of future economic conditions. We revert to historical information when we determine that we can no longer reliably forecast future economic assumptions.
The allowances for the commercial mortgage loans and residential mortgage loans in our portfolio are estimated utilizing a probability of default and loss given default model. Loss rate factors are determined based on historical data and adjusted for current and forecasted information. The loss rates are applied based on individual loan attributes and considering such data points as loan-to-value ratios, FICO scores, and debt service coverage.
The estimate of credit losses also reflects management’s assumptions on certain macroeconomic factors that include, but are not limited to, gross domestic product growth, employment, inflation, housing price index, interest rates and credit spreads.
For additional information on the methodology and significant inputs, by investment type, that we use to determine the amount of impairment and allowances for loan losses, see Notes 5 and 6 to our audited annual consolidated financial statements.
Goodwill Impairment
In 2022, 2021 and 2020 we elected to bypass the qualitative assessment of whether goodwill impairment may exist in our reporting units with the largest goodwill balances and, instead performed quantitative assessments that supported a conclusion that the fair value of the reporting units tested exceeded their book value. To determine fair value, we primarily use a discounted expected future cash flow analysis that estimates and discounts projected future distributable earnings. Such analysis is principally based on our business projections that inherently include judgments regarding business trends.
For a discussion of goodwill impairment, see “Risk Factors—Risks Relating to Estimates and Assumptions” in the 2022 Form 10-K and Note 11 to our audited annual consolidated financial statements.
Income Taxes
Deferred income taxes represent the tax effect of differences between the amounts recorded in our Consolidated Financial Statements and the tax basis of assets and liabilities. Our assessment of net deferred income taxes represents management’s best estimate of the tax consequences of various events and transactions, which can themselves be based on other accounting estimates, resulting in incremental uncertainty in the estimation process.

Recoverability of Net Deferred Tax Asset
The evaluation of the recoverability of our deferred tax asset and the need for a valuation allowance requires us to weigh all positive and negative evidence to reach a conclusion that it is more likely than not that all or some portion of the deferred tax asset will not be realized. The weight given to the evidence is commensurate with the extent to which it can be objectively verified. The more negative evidence that exists, the more positive evidence is necessary and the more difficult it is to support a conclusion that a valuation allowance is not needed.
We consider a number of factors to reliably estimate future taxable income so we can determine the extent of our ability to realize net operating losses, foreign tax credits, realized capital loss and other carryforwards. These factors include forecasts of future income for each of our businesses, which incorporate forecasts of future statutory income for our insurance companies, and actual and planned business and operational changes, both of which include assumptions about future macroeconomic and our specific conditions and events.
Recent events, including the IPO, multiple changes in target interest rates by the Board of Governors of the Federal Reserve System and significant market volatility, continued to impact actual and projected results of our business operations as well as our views on potential effectiveness of certain prudent and feasible tax planning strategies. In order to demonstrate the predictability and sufficiency of future taxable income necessary to support the realizability of the net operating losses and foreign tax credit carryforwards, we have considered forecasts of future income for each of our businesses, including assumptions about future macro-economic and our specific conditions and events, and any impact these conditions and events may have on our prudent and feasible tax planning strategies.
For a discussion of our framework for assessing the recoverability of our deferred tax asset, see Note 22 to our audited annual consolidated financial statements.
Uncertain Tax Positions
Our accounting for income taxes, including uncertain tax positions, represents management’s best estimate of various events and transactions, and requires judgment. FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” now incorporated into Accounting Standards Codification, 740, “Income Taxes” prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of an income tax position taken or expected to be taken in a tax return. The standard also provides guidance on derecognition, classification, interest and penalties and additional disclosures. We determine whether it is more likely than not that a tax position will be sustained, based on technical merits, upon examination by the relevant taxing authorities before any part of the benefit can be recognized in the financial statements. A tax position is measured at the largest amount of benefit that is greater than 50% likely to be realized upon settlement.
We classify interest expense and penalties recognized on income taxes as a component of income taxes.
For an additional discussion, see Note 22 to our audited annual consolidated financial statements.
Prior to Adoption of LDTI, Valuation of Liabilities for Guaranteed Benefit Features of Variable Annuity, Fixed Annuity and Fixed Index Annuity Products, Including Embedded Derivatives
Variable annuity products offered by our Individual Retirement and Group Retirement segments offer guaranteed benefit features. These guaranteed features include GMDB that are payable in the event of death and living benefits that guarantee lifetime withdrawals regardless of fixed account and separate account value performance. Living benefit features primarily include GMWB.
For additional information on these features, see Note 13 to our audited annual consolidated financial statements.
The liability for GMDB, which was recorded in future policy benefits, represented the expected value of benefits in excess of the projected account value, with the excess recognized ratably through Policyholder benefits over the accumulation period based on total expected assessments. The liabilities for variable annuity GMWB, which were recorded in Policyholder contract deposits, were accounted for as embedded derivatives measured at fair value, with changes in the fair value of the liabilities recorded in net realized gains (losses).
Certain of our fixed annuity and fixed index annuity contracts, which are not offered through separate accounts, contain optional GMWB benefits. Different versions of these GMWB riders contain different guarantee provisions. The liability for GMWB benefits in fixed annuity and fixed index annuity contracts for which the rider guarantee was considered to be clearly and closely related to the host contract were recorded in future policy benefits. This GMWB liability represented the expected value of benefits in excess of the projected account value, with the excess recognized ratably over the accumulation period based on total expected assessments, through Policyholder benefits. For rider guarantees in certain fixed index annuity contracts that were linked to equity indices that were considered to be embedded derivatives that were not clearly and closely related to the host contract, the GMWB liability was recorded in Policyholder contract deposits and measured at fair value, with changes in the fair value of the liabilities recorded in net realized gains (losses).
Our exposure to the guaranteed amounts is equal to the amount by which the contract holder’s account balance is below the amount provided by the guaranteed feature. A deferred annuity contract may include more than one type of guaranteed benefit feature; for example, it may have both a GMDB and a GMWB. However, a policyholder can generally only receive payout from one guaranteed feature on a contract containing a death benefit and a living benefit, i.e., the features are generally mutually exclusive (except a surviving spouse who has a rider to potentially collect both a GMDB upon their spouse’s death and a GMWB during his or her lifetime). A policyholder cannot purchase more than one living benefit on one contract. Declines in the equity markets, increased volatility and a low interest rate environment increased our exposure to potential benefits under the guaranteed features, leading to an increase in the liabilities for those benefits.
The reserving methodology and assumptions used to measure the liabilities of our two largest guaranteed benefit features are presented in the following table:

Guaranteed Benefit Feature	Reserving Methodology and Key Assumptions
GMDB and Fixed Annuity and Certain Fixed Index Annuity GMWB
We determined the GMDB liability at each balance sheet date by estimating the expected value of death benefits in excess of the projected account balance and recognizing the excess ratably over the accumulation period based on total expected assessments. For certain fixed and fixed index annuity products, we determined the GMWB liability at each balance sheet date by estimating the expected withdrawal benefits once the projected account balance has been exhausted ratably over the accumulation period based on total expected assessments. These GMWB features were deemed to not be embedded derivatives as the GMWB feature was determined to be clearly and closely related to the host contract.
The present value of the total expected excess payments (e.g., payments in excess of account value) over the life of contract divided by the present value of total expected assessments was referred to as the benefit ratio. The magnitude and direction of the change in reserves may have varied over time based on the emergence of the benefit ratio and the level of assessments.

Key assumptions and projections included:
•interest credited that varied by year of issuance and products;
•actuarial determined assumptions for mortality rates that were based upon industry and our historical experience modified to allow for variations in policy features and experience anomalies;
•actuarial determined assumptions for lapse rates that were based upon industry and our historical experience modified to allow for variations in policy features and experience anomalies;
•investment returns, based on stochastically generated scenarios; and
•asset returns that included a reversion to the mean methodology, similar to that applied for DAC
In applying separate account asset growth assumptions for the Variable Annuity GMDB liability, we used a reversion to the mean methodology, the same as that applied to DAC. For the fixed index annuity GMWB liability, policyholder funds were projected assuming growth equal to current Option Values for the current crediting period followed by Option Budgets for all subsequent crediting periods. For the fixed annuity GMWB liability, policyholder fund growth projected assuming credited rates were expected to be maintained at a target pricing spread, subject to guaranteed minimums.
For a description of this methodology, see “—Prior to the Adoption of LDTI, Estimated Gross Profits to Value deferred Acquisition Costs and Unearned Revenue For Investment-Oriented Products.”

Variable Annuity and Certain Fixed Index Annuity GMWB
GMWB living benefits on variable annuities and GMWB living benefits linked to equity indices on fixed index annuities were embedded derivatives that were required to be bifurcated from the host contract and carried at fair value with changes in the fair value of the liabilities recorded in realized gains (losses). The fair value of these embedded derivatives was based on assumptions that a market participant would use in valuing these embedded derivatives.
The fair value of the embedded derivatives, which are Level 3 liabilities, was based on a risk-neutral framework and incorporated actuarial and capital market assumptions related to projected cash flows over the expected lives of the contracts.
Key assumptions included:
•interest rates;
•equity market returns;
•market volatility;
•credit spreads;
•equity / interest rate correlation;
•policyholder behavior, including mortality, lapses, withdrawals and benefit utilization. Estimates of future policyholder behavior are subjective and based primarily on our historical experience;
•in applying asset growth assumptions for the valuation of GMWBs, we used market-consistent assumptions calibrated to observable interest rate and equity option prices; and
•allocation of fees between the embedded derivative and host contract.

Prior to Adoption of LDTI, Estimated Gross Profits to Value Deferred Acquisition Costs and Unearned Revenue for Investment-Oriented Products
Policy acquisition costs and policy issuance costs that were incremental and directly related to the successful acquisition of new or renewal of existing insurance contracts related to universal life insurance and investment-type products, for example, variable, fixed, and fixed index annuities (collectively, investment-oriented products) were generally deferred and amortized, with interest, in relation to the incidence of estimated gross profits to be realized over the expected lives of the contracts, except in instances where significant negative gross profits are expected in one or more periods. Investment oriented products have a long duration and a disclosed crediting interest rate. Total gross profits included both actual gross profits and estimates of gross profits for future periods. Estimated gross profits included current and projected interest rates, net investment income and spreads, net realized gains and losses, fees, surrender rates, mortality experience and equity market returns and volatility. In estimating future gross profits, lapse assumptions required judgment and could have a material impact on DAC amortization. For fixed index annuity contracts, the future spread between investment income and interest credited to policyholders was a significant judgment, particularly in a low interest rate environment.
We regularly evaluated our assumptions used for estimated gross profits. If the assumptions used for estimated gross profits changed, DAC and related reserves, including VOBA, DSI, guaranteed benefit reserves and URR, were recalculated using the new assumptions, and any resulting adjustment is included in income. Updating such assumptions may have resulted in acceleration of amortization in some products and deceleration of amortization in other products.
Prior to Adoption of LDTI, Future Policy Benefits for Life and Accident and Health Insurance Contracts
For long-duration traditional business, a “lock-in” principle applies. Generally, future policy benefits were payable over an extended period of time and related liabilities were calculated as the present value of future benefits less the present value of future net premiums (portion of the gross premium required to provide for all benefits and expenses). The assumptions used to calculate the benefit liabilities and DAC were set when a policy was issued and did not change with changes in actual experience unless a loss recognition event occurred. The assumptions included mortality, morbidity, persistency, maintenance expenses and investment returns. These assumptions were typically consistent with pricing inputs. The assumptions also included margins for adverse deviation, principally for key assumptions such as mortality and interest rates used to discount cash flows, to reflect uncertainty given that actual experience might deviate from these assumptions. Establishing margins at contract inception required management judgment. The extent of the margin for adverse deviation may have varied depending on the uncertainty of the cash flows, which were affected by the volatility of the business and the extent of our experience with the product.
Loss recognition occurred if observed changes in actual experience or estimates resulted in projected future losses under loss recognition testing. To determine whether loss recognition existed, we determined whether a future loss was expected based on updated current best estimate assumptions. If loss recognition existed, the assumptions as of the loss recognition test date were locked-in and used in subsequent valuations and the net reserves continued to be subject to loss recognition testing. Because of the long-term nature of many of our liabilities subject to the “lock-in” principle, small changes in certain assumptions may have caused large changes in the degree of reserve balances. In particular, changes in estimates of future invested asset returns had a large effect on the degree of reserve balances.
Groupings for loss recognition testing were consistent with our manner of acquiring, servicing and measuring the profitability of the business and were applied by product groupings that span across issuance years, including traditional life, payout annuities and LTC insurance. Once loss recognition had been recorded for a block of business, the old assumption set was replaced, and the assumption set used for the loss recognition would then be subject to the lock-in principle. Our policy was to perform loss recognition testing net of reinsurance. The business ceded to Fortitude Re was grouped separately. Since 100% of the risk had been ceded, no additional loss recognition events were expected to occur unless this business was recaptured.
Key judgments made in loss recognition testing included the following:
•to determine investment returns used in loss recognition tests, we projected future cash flows on the assets supporting the liabilities. The duration of these assets was generally comparable to the duration of the liabilities and such assets are primarily comprised of a diversified portfolio of high to medium quality fixed maturity securities, and may have also included, to a lesser extent, alternative investments. Our projections included a reasonable allowance for investment expenses and expected credit losses over the projection horizon. A critical assumption in the projection of expected investment income was the assumed net rate of investment return at which excess cash flows were to be reinvested;
•for mortality assumptions, base future assumptions took into account industry and our historical experience, as well as expected mortality changes in the future. The latter judgment was based on a combination of historical mortality trends and industry observations, public health and demography specialists that were consulted by our actuaries and published industry information; and

•for surrender rates, key judgments involved the correlation between expected increases/decreases in interest rates and increases/decreases in surrender rates. To support this judgment, we compared crediting rates on our products to expected rates on competing products under different interest rate scenarios.
Significant unrealized appreciation on investments in a low interest rate environment may have caused DAC to be adjusted and additional future policy benefit liabilities to be recorded through a charge directly to AOCI (“changes related to unrealized appreciation of investments”). These charges were included, net of tax, with the change in net unrealized appreciation or depreciation of investments. In applying changes related to unrealized appreciation of investments, the Company overlayed unrealized gains and other changes related to unrealized appreciation of investments onto loss recognition tests.
Adoption of Accounting Pronouncements
See Note 2 to our audited annual consolidated financial statements and Note 2 to our unaudited condensed consolidated financial statements for a complete discussion of adoption of accounting pronouncements.
Quantitative and Qualitative Disclosures About Market Risk
The following provides information regarding the Company’s market risk. For further discussion of the Company’s risk management practices, see “Business—Our Segments—Individual Retirement—Risk Management,” “Business—Our Segments—Group Retirement—Risk Management,” “Business—Our Segments—Life Insurance—Risk Management,” “Business—Our Segments—Institutional Markets—Risk Management” and “Business—Our Segments—Investment Management—Risk Management.”
Overview
Market risk is the risk of adverse impact due to systemic movements in one or more of the following market risk drivers: equity and commodity prices, residential and commercial real estate values, interest rates, credit spreads, foreign exchange, inflation, and their respective levels of volatility.
We are engaged in a variety of insurance, investment and other financial services businesses that expose us to market risk, directly and indirectly. We are exposed to market risks primarily within our insurance and capital markets activities, on both the asset and the liability sides of our balance sheet through on- and off-balance sheet exposures. Many of the market risk exposures, including exposures to changes in levels of interest rates and equity prices, are generally long-term in nature. Examples of liability-related market risk exposures include interest rate sensitive surrenders in the fixed annuity and universal life product portfolios. Also, we have equity market risk sensitive surrenders in the variable annuity product portfolio. These interactive asset-liability types of risk exposures are regularly monitored in accordance with the risk governance framework.
The scope and magnitude of our market risk exposures are managed under a robust framework that contains defined risk limits and minimum standards for managing market risk. The market risk management framework focuses on quantifying the financial repercussions to us of changes in the above-mentioned market risk drivers.
Risk Management and Mitigation
In addition to an established governance framework, we rely on a variety of tools and techniques to manage market risk-exposures. Our market risk mitigation framework incorporates the following primary elements:
Product design – Product design is the first step in managing insurance liability exposure to market risks.
Asset/liability management – We manage assets using an approach that is liability driven. Asset portfolios are managed to target durations based on liability characteristics and the investment objectives of that portfolio within defined ranges. Where liability cash flows exceed the maturity of available assets, we may support such liabilities with derivatives, interest rate curve mismatch strategies or equity and alternative investments.
Hedging – Our hedging strategies include the use of derivatives to offset certain changes in the economic value of MRBs and embedded derivatives associated with the variable annuity, fixed index annuity and index universal life liabilities, within established thresholds. These hedging programs are designed to provide additional protection against large and consolidated movements in levels of interest rates, equity prices, credit spreads and market volatility under multiple scenarios.
Currency matching – We manage our foreign currency exchange rate exposures within our risk tolerance levels. In general, investments backing specific liabilities are currency matched. This is achieved through investments in currency matching assets or the use of derivatives.
Management of portfolio concentration risk – We perform regular monitoring and management of key rate, foreign exchange, equity prices and other risk concentrations to support efforts to improve portfolio diversification to mitigate exposures to individual markets and sources of risk.
Market Risk Sensitivities
The following table provides estimates of sensitivity to changes in yield curves and equity prices on our financial instruments and excludes approximately $70.0 billion as of December 31, 2022, of insurance liabilities. We believe that the interest rate sensitivities of these insurance and other liabilities serve as an offset to the net interest rate risk of the financial assets presented in the table below. In addition, the table excludes $23.6 billion of interest rate sensitive assets and $0.1 million of equity investments supporting the Fortitude Re funds withheld arrangements as the contractual returns related to the assets are transferred to Fortitude Re, as well as $26.6 billion of related funds withheld payable.

December 31, 2022(a)

December 31,	Balance Sheet Exposure		Economic Effect	Economic Effect
(dollars in millions)	2022		2022	2022
Sensitivity factor			100 bps parallel increase in all yield curves	100 bps parallel decrease in all yield curves
Interest rate sensitive assets:
Fixed maturity securities	$139,363		$(9,474)	$10,966
Mortgage and other loans receivable(b)	38,520		(1,630)	1,772
Derivatives:
Interest rate contracts	(84)		(652)	1,284
Total interest rate sensitive assets	$177,799	(a)	$(11,756)	$14,022
Interest rate sensitive liabilities:
Policyholder contract deposits - Investment-type contracts(b)	$(134,874)		$6,552	$(8,693)
Market risk benefits and embedded derivatives(c)	(9,348)		1,970	(2,585)
Short-term and long-term debt(b)	(9,368)		469	(531)
Total interest rate sensitive liabilities	$(153,590)		$8,991	$(11,809)
Sensitivity factor:			20% decline in stock prices	20% increase in stock prices
Derivatives:
Derivative contracts(c)	$(84)		$552	$366
Equity investments:
Common equity	142		(28)	28
Total derivatives and equity investments	$58		$524	$394
Market risk benefits and embedded derivatives(c)	$(9,348)		$(1,008)	$594
Total liability	$(9,348)		$(1,008)	$594
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(a)At December 31, 2022, the analysis covers $177.8 billion of $205.1 billion interest rate sensitive assets. As indicated above, excluded were $19.8 billion and $3.8 billion of fixed maturity securities and loans, respectively, supporting the Fortitude Re funds withheld arrangements. In addition, $2.7 billion of loans and $1.6 billion of assets across various asset categories were excluded due to modeling limitations.
(b)The economic effect is the difference between the estimated fair value and the effect of a 100 bps parallel increase or decrease in all yield curves on the estimated fair value. The estimated fair values for Mortgage and other loans receivable, Policyholder contract deposits (Investment-type contracts) and Short-term and long-term debt were $38.4 billion, $132.0 billion and $8.7 billion at December 31, 2022, respectively.
(c)The balance sheet exposures for derivatives and variable annuity and other embedded derivatives are also reflected under “Interest rate sensitive assets” and “interest rate sensitive liabilities” above and are not additive.
We manage our foreign currency exchange rate exposures within the approved risk tolerance levels. In general, investments backing specific liabilities are currency matched. This is achieved through investments in matching currency assets or through the use of derivatives.
The sensitivity analysis is an estimate and should not be viewed as predictive of our future financial condition or financial performance. We cannot ensure that actual financial impacts in any particular period will not exceed the amounts indicated above.
Interest rate sensitivity is defined as change in value with respect to a 100 basis point parallel shift up or down in the interest rate environment, calculated as: scenario value minus base value, where base value is the value under the yield curves as of the period end and scenario value is the value reflecting a 100 basis point parallel increase or decline in all yield curves.
Our interest rate risk is evaluated without considering effects of correlation of changes in levels of interest rate with other key market risks or other assumptions used for calculating the values of financial assets and liabilities.

This scenario does not measure changes in values resulting from non-parallel shifts in the yield curves, which could produce different results.
Equity sensitivity is defined as change in value with respect to a 20% increase or decline in equity prices and scenario value is the value reflecting a 20% increase or decrease in equity prices.
Our equity price risk is evaluated without considering effects of correlation of changes in equity prices with other key market risks or other assumptions used for calculating the values of financial assets and liabilities. These scenarios do not reflect the impact of basis risk, such as projections about the future performance of the underlying contract holder funds and actual fund returns, which is used as a basis for developing our hedging strategy.
For illustrative purposes, sensitivities are modeled based on a 100 basis point parallel increase or decline in yield curves, and a 20% increase or decline in equity prices. The estimated results presented in the table above should not be taken as a prediction, but only as a demonstration of the potential effects of such events.

BUSINESS
We adopted the Financial Accounting Standard Board’s (the “FASB”) targeted improvements to the accounting for the long-duration contracts (“LDTI”) on January 1, 2023 with a transition date of January 1, 2021. Results for the years ended December 31, 2022 and 2021 have been updated from those results provided in our Annual Report on Form 10-K for the year ended December 31, 2022 (the “2022 Form 10-K”) to reflect the adoptions of LDTI.
Our Company
Overview
We are one of the largest providers of retirement solutions and insurance products in the United States, committed to helping individuals plan, save for and achieve secure financial futures. Our addressable markets are large, with powerful, long-term secular trends given an aging U.S. population and a growing need for retirement solutions. We offer a broad set of products and services through our market-leading Individual Retirement, Group Retirement, Life Insurance and Institutional Markets businesses, each of which features capabilities and industry experience we believe are difficult to replicate. These four businesses collectively seek to enhance stockholder returns while maintaining our attractive risk profile, which has historically resulted in consistent and strong cash flow generation.
Our strong competitive position is supported by:
•our scaled platform and position as a leading life and annuity company across a broad range of products, managing or administering $367.9 billion in client assets as of March 31, 2023;
•our four businesses, which provide a diversified and attractive mix of spread income, fee income and underwriting margin;
•our broad distribution platform, which gives us access to end customers, consultants, retirement plan sponsors, banks, broker-dealers, general agencies, independent marketing organizations and independent insurance agents;
•our proven expertise in product design, which positions us to optimize risk-adjusted returns as we grow our business;
•our strategic partnership with Blackstone, which we believe will allow us to further grow both our retail and institutional product lines, and enhance risk-adjusted returns;
•our high-quality liability profile, supported by our strong balance sheet and disciplined approach to risk management, which has limited our exposure to product features and portfolios with less attractive risk-adjusted returns;
•our ability to deliver attractive cash flows and financial returns; and
•our strong and experienced senior management team.
Operating four established, at-scale businesses positions us to optimize risk-adjusted returns when writing new business across our broad suite of market-leading products. According to LIMRA, we are the only company to rank in the top three in U.S. annuity sales in each of the last ten years through March 31, 2023, with leading positions across each of the fixed, fixed index and variable annuity categories. Our Group Retirement business is recognized as a pioneer and has long held a leading position in the attractive 403(b) retirement plan market through our Corebridge Financial Retirement Services brand. We ranked seventh in U.S. term life insurance sales for the year ended December 31, 2022. Our Institutional Markets business provides sophisticated and bespoke risk management solutions to both financial and non-financial institutions.
We believe we have an attractive business mix that balances spread-based income, fee income and underwriting margin sources and is diversified across our broad product suite. For the twelve months ended March 31, 2023, our businesses generated spread income of $3.2 billion, fee income of $1.9 billion and underwriting margin of $1.6 billion, resulting in a balanced mix of 48%, 28% and 24%, respectively, among these income sources. We are well-diversified across our operating businesses with our Individual Retirement, Group Retirement, Life Insurance and Institutional Markets businesses representing 28%, 14%, 25% and 29% of total adjusted revenue, respectively, for the twelve months ended March 31, 2023.
Our diversified business model is enabled by our long-standing distribution relationships that are distinguished through both their breadth and depth. We have large distribution platforms in the U.S. life and retirement market, with a wide range of relationships with financial advisors, insurance agents and plan sponsors, as well as our own employee financial advisors and direct-to-consumer platform. Corebridge FD, our Retail sales platform, serves as a valuable partner to our third-party distributors, including banks, broker-dealers, general agencies, independent marketing organizations and independent insurance agents. Many of our partners have sold our products for multiple decades, and for the year ended December 31, 2022, our top 25 partners generated approximately 13% of their total sales volume through our products. We also provide customized products and services to help meet consumer needs. As of March 31, 2023, our Group Retirement business subsidiary, broker-dealer VALIC Financial Advisors, has approximately 1,300 registered professionals, of which approximately 1,100 are employee financial advisors that provide us with the opportunity, as permitted by employer guidelines, to work with approximately 1.7 million individuals in employer-defined contribution plans (“in-plan”) and over 300,000 individuals outside of the traditional employer-sponsored pension plans (“out-of-plan”), approximately 100,000 of whom also retain assets in-plan. Our financial advisors are positioned to guide and educate individuals as they invest through employer programs, and to build relationships resulting in the continued provision of advice and guidance over the course of their savings and retirement journey. The strength of our model and these relationships is illustrated by our strong client retention rate of approximately 94% for the twelve months ended March 31, 2023.
A disciplined approach to investment management is at the core of our business. We believe our strategic partnership with Blackstone will allow us to leverage Blackstone’s ability to originate attractive and privately sourced fixed-income oriented assets that we believe are well suited for liability-driven investing within an insurance company framework. Additionally, we believe BlackRock’s scale and fee structure make BlackRock an excellent outsourcing partner for certain asset classes and will allow us to further optimize our investment management operating model while improving overall performance.
We believe we have a strong balance sheet that has resulted from disciplined growth and effective and prudent risk management practices. We have employed a consistent, disciplined approach to product design and risk selection, resulting in a high-quality liability profile. Our broad retail and institutional product suite allows us to be selective in liability origination, and our ability to quickly refine our offerings in response to market dynamics allows us to be opportunistic when we identify areas of attractive risk-adjusted returns. We have a well-managed annuity liability portfolio, with product structures and hedging strategies designed to manage our exposure to guaranteed benefits. The majority of our individual fixed and fixed index annuities, which represent approximately 60% of our Individual Retirement AUMA as of March 31, 2023, have no exposure to optional living or death benefits. Our individual variable annuities with living benefits, which represent approximately 30% of our Individual Retirement AUMA as of March 31, 2023, were predominantly originated after the 2008 financial crisis. As of March 31, 2023, 96% of our Group Retirement variable annuities have no living benefits. We have also fully reinsured our limited exposure to LTC policies. As of March 31, 2023, the net ULSG liability of $3.0 billion represents approximately 1% of our net insurance liabilities. We employ an efficient hedging program, asset-liability matching practices and the use of reinsurance to manage our balance sheet and risk exposure. We believe our strong risk management framework will continue to help us manage market volatility, optimize our capital and produce attractive stockholder returns.
We believe that our strong competitive position and our enhanced focus on growth as a stand-alone company position us well to capitalize on compelling structural changes in the life and retirement market. We expect our target market of individuals planning for retirement to continue to grow, with the size of the U.S. population age 65 and over expected to increase by approximately 30% by 2030 from 2020. In addition, we believe that reduced employer-paid retirement benefits will drive an increasing need for our individual retirement solutions. Further, consumers in the United States continue to prefer purchasing life insurance and retirement products through an agent or advisor, which positions us favorably given our broad distribution platform and in-house advice capabilities. We continue to see opportunities to develop new products and adapt our existing products to the growing needs of individuals to plan, save for and achieve secure financial futures. In addition, our presence in the growing PRT market, both in the United States and internationally, provides us with opportunities to assist employers that choose to close and transfer obligations under their defined benefit plans.
Our Businesses
Our businesses share common commitments to customer value and disciplined pricing, and each business benefits from enterprise-wide risk management infrastructure, investment management capabilities, hedging strategies and administrative platforms. We have four operating businesses:
•Individual Retirement — Through the twelve months ended March 31, 2023, we are a leading provider in the over $343.6 billion individual annuity market across a range of product types, including fixed, fixed index and variable annuities, with $16.1 billion in premiums and deposits for the twelve months ended March 31, 2023. We offer a variety of optional benefits within these products, including lifetime income guarantees and death benefits. Our broad and scaled product offerings and operating platform have allowed our company to rank in the top three in total individual annuity sales in each of the last ten years through the twelve months ended March 31, 2023 and we are the only top seven annuity provider with a balanced mix of products across all major annuity categories according to LIMRA. Our strong distribution relationships and broad multi-product offerings allow us to quickly adapt to respond to shifting customer needs and economic and competitive dynamics, targeting areas where we see the greatest opportunity for risk-adjusted returns. We are well-positioned for growth due to demographic trends in the U.S. retirement market, supported by our strong platform. Our Individual Retirement business is the largest contributor to our earnings, historically generating consistent spread and fee income.
•Group Retirement — Known in the market as Corebridge Financial Retirement Services, we are a leading provider of retirement plans and services to employees of tax-exempt and public sector organizations within the K-12, higher education, healthcare, government and other tax-exempt markets, having ranked third in K-12 schools, fourth in higher education institutions, fifth in healthcare institutions and fifth in government institutions by total assets as of December 31, 2022. According to Cerulli Associates, the size of the not-for-profit defined contribution retirement plan market, excluding the Federal Thrift Savings Plan, was estimated to be approximately $1.9 trillion at the end of 2022. As of March 31, 2023, we work with approximately 1.7 million individuals through our in-plan products and services and over 300,000 individuals through our out-of-plan products and services, approximately 100,000 of whom also retain assets in-plan. Our out-of-plan solutions and capabilities include proprietary and limited non-proprietary annuities, financial planning, brokerage and advisory services. We offer financial planning advice to employees participating in retirement plans through our employee financial advisors. These advisors allow us to develop long-term relationships with our clients by engaging with them early in their careers and providing education, customized solutions and financial guidance. Approximately 28% of our individual customers have been customers of our Group Retirement business for more than 20 years and the average length of our relationships with plan sponsors is approximately 28 years. Our Group Retirement business generates a combination of spread and fee income. While the revenue mix remains balanced, we have grown our advisory and brokerage fee revenue over the last several years, which provides a less capital-intensive stream of cash flows.
•Life Insurance — We offer a range of life insurance and protection solutions in the approximately $209 billion U.S. life insurance market (based on last twelve-months direct premiums) as of December 31, 2022, according to the S&P Global Inc., with an international presence in the UK and Ireland. We are a key player in the term, index universal life and smaller face whole life markets, ranking as a top 25 seller of term, universal and whole life products for the year ended December 31, 2022. Our competitive and flexible product suite is designed to meet the needs of our customers, and we actively participate in product lines that we believe have attractive growth and margin prospects. Further, we have strong third-party distribution relationships and a long history in the direct-to-consumer market, providing us with access to a broad range of customers from the middle market to high net worth. We have also been working to automate certain underwriting reviews so as to make decisions on applications without human intervention, and we reached a decision on approximately 61% of all underwriting applications for the twelve months ended March 31, 2023 on an automated basis. As of March 31, 2023, we had approximately 4.3 million in-force life insurance policies in the United States, net of those ceded to Fortitude Re. Our Life Insurance product portfolio generates returns through underwriting margin.
•Institutional Markets — We serve the institutional life and retirement insurance market with an array of products that include PRT, COLI and BOLI, stable value wraps and structured settlements. We also offer GICs, including our FABN program. We provide sophisticated, bespoke risk management solutions to both financial and non-financial institutions. Historically, a small number of incremental transactions have enabled us to generate significant new business volumes, providing a meaningful contribution to earnings, while maintaining a small and efficient operational footprint. Our Institutional Markets products generate earnings primarily through net investment spread, with a smaller portion of fee-based income and underwriting margin.

The following table summarizes our total net insurance liabilities for our four operating businesses as of March 31, 2023:

($ in billions)	Individual Retirement	Group Retirement	Life	Institutional Markets	Total
Fixed Annuities	$50.5	$—	$—	$—	$50.5
Fixed Index Annuities	35.2	—	—	—	35.2
Variable Annuities	55.7	—	—	—	55.7
In-plan(a)	—	51.8	—	—	51.8
Out-of-plan Variable Annuities	—	18.3	—	—	18.3
Out-of-plan Fixed and Fixed Index Annuities	—	9.1	—	—	9.1
Traditional Life	—	—	9.2	—	9.2
Universal Life	—	—	14.2	—	14.2
International Life	—	—	0.4	—	0.4
Pension Risk Transfer	—	—	—	13.1	13.1
Structured Settlements	—	—	—	3.7	3.7
Guaranteed Investment Contracts	—	—	—	8.6	8.6
Other(b)	—	—	—	6.9	6.9
Total	$141.4	$79.2	$23.8	$32.3	$276.7
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(a)Includes in-plan fixed deferred annuities and in-plan variable annuities.
(b)Includes Corporate Markets products, including corporate- and bank-owned life insurance (“COLI-BOLI”), private placement variable universal life insurance and private placement variable annuity products.
Our Distribution Platform
We have built a leading distribution platform through a range of partnerships. Our distribution platform includes banks, broker-dealers, general agencies, independent marketing organizations and independent insurance agents, as well as our employee financial advisors, plan consultants, employers, specialized agents and a direct-to-consumer platform. We believe our distribution relationships are difficult to replicate and are strengthened by the breadth of our product offerings and long history of partnership. This platform includes:
•Corebridge FD — As of March 31, 2023, we have a specialized team of approximately 440 sales professionals who partner with and grow our non-affiliated distribution on our broad platform, which includes banks, broker-dealers, general agencies, independent marketing organizations and independent insurance agents.
•AIG Direct — Our life direct-to-consumer platform primarily markets to middle market consumers through a variety of direct channels, including several types of digital channels, such as search advertising, display advertising and email, as well as direct mail.
•Group Retirement — We have a broad team of relationship managers, business development professionals and distribution leaders that focus on acquiring, serving and retaining retirement plans. Our subsidiary broker-dealer, VALIC Financial Advisors, has approximately 1,300 registered professionals, of which approximately 1,100 are employee financial advisors as of March 31, 2023. These registered professionals and employee financial advisors support our Group Retirement business by focusing on enrollments, education and providing financial guidance to individuals in-plan and offering wealth management advice and solutions to individuals that have investments out-of-plan.

•Institutional Relationships — We have strong relationships with insurance brokers, bankers, asset managers, pension consultants and specialized agents who serve as intermediaries in our institutional business.
The following chart presents our sales by distribution channel for the twelve months ended March 31, 2023, including premiums, deposits and other consideration for Individual Retirement and Group Retirement and sales on a periodic basis for Life Insurance*, excluding contributions from retail mutual funds, and AIG Direct:
__________________
* Life Insurance sales, excluding contributions from AIG Direct, totaled $261 million through the independent agents channel for the twelve months ended March 31, 2023.
Our Strategic Partnership with Blackstone
In 2021, we entered into a strategic partnership with Blackstone pursuant to which Blackstone acquired a 9.9% position in our common stock and we entered into a long-term asset management relationship with Blackstone IM. Blackstone IM initially managed $50 billion of our existing investment portfolio, with that amount to increase to an aggregate of $92.5 billion by the third quarter of 2027.
The investments underlying the original $50 billion mandate with Blackstone IM began to run-off in 2022 and will be reinvested over time. As these assets run-off, we expect Blackstone to reinvest primarily in Blackstone-originated investments across a range of asset classes, including private and structured credit, and commercial and residential real estate securitized and whole loans. Blackstone’s preferred credit and lending strategy is to seek to control all significant components of the underwriting and pricing processes with the goal of facilitating bespoke opportunities with historically strong credit protection and attractive risk-adjusted returns. Blackstone seeks to capture enhanced economics to those available in the traditional fixed income markets by going directly to the borrowers.
We believe that Blackstone’s ability to originate attractive and privately sourced, fixed-income oriented assets, will be accretive to our businesses and provide us with an enhanced competitive advantage as we have been able to expand our investment capabilities, access new asset classes and improve our investment yields. We continue to manage asset allocation and portfolio-level risk management decisions with respect to any assets managed by

Blackstone, ensuring that we maintain a consistent level of oversight across our entire investment portfolio considering our asset-liability matching needs, risk appetite and capital position.
As of March 31, 2023, Blackstone managed $51.8 billion in book value of assets in our investment portfolio.
Our Investment Management Agreements with BlackRock
In 2022, we entered into the BlackRock Agreements. As of March 31, 2023, BlackRock manages approximately $83.7 billion in book value of liquid fixed income and certain private placement assets. In addition, liquid fixed income assets associated with the portfolio supporting the Fortitude Re reinsurance arrangements were separately transferred to BlackRock for management. The BlackRock Agreements provide us with access to market-leading capabilities, including portfolio management, research and tactical strategies in addition to a larger pool of investment professionals. We believe BlackRock’s scale and fee structure make BlackRock an excellent outsourcing partner for certain asset classes and will allow us to further optimize our investment management operating model while improving overall performance.
See “Business—Investment Management—Our Investment Management Agreements with BlackRock.”
Our Historical Results and Capital Management
Our diversified businesses have historically provided a source of capital generation through a combination of spread income, fee income and underwriting margin and have historically provided stability through market cycles. Our statutory capital position has been strengthened by our consistent capital generation, and our Life Fleet RBC ratio was above our minimum target Life Fleet RBC ratio of 400% as of March 31, 2023. We intend to allocate excess capital opportunistically to invest in our business and return capital to stockholders while maintaining a strong ratings profile.
Market Opportunities
We believe that several market dynamics will drive significant demand for our products and services. These dynamics include the aging of the U.S. population and the resulting generational wealth transfer, the strong consumer preference for financial planning advice, the continued reduction of corporate defined benefit plans and the significant life insurance protection gap for consumers. We believe our businesses are well-positioned to capitalize on the opportunities presented by these long-term trends.
Large and growing retirement-aged population in the U.S.
According to the U.S. Census Bureau, there were approximately 56 million Americans age 65 and older in 2020, representing 17% of the U.S. population. By 2030, this segment of the population is expected to increase by 17 million, or 30%, to approximately 73 million Americans, representing 21% of the U.S. population. Technological advances and improvements in healthcare are projected (notwithstanding near-term COVID-19 impacts) to continue to contribute to increasing average life expectancy. Accordingly, aging individuals must be prepared to fund retirement periods that will last longer than those of previous generations. We believe these longer retirement periods will result in increased demand for our retirement products. Further, Cerulli Associates estimates that by the end of 2045, $84.4 trillion will change hands from aging households passing on their wealth, providing a significant opportunity for our annuities, life insurance and investment products.
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Source: U.S. Census Bureau
Strong consumer preference for financial planning advice
According to LIMRA, U.S. consumers continue to favor purchasing life insurance in person through an agent or advisor compared to another channel, with 97.1% of annuities being purchased through financial professionals for the twelve months ended March 31, 2023. According to Cerulli Associates, 26% of U.S. retirees prefer to seek retirement advice from financial professionals, the most popular avenue for retirement advice in this demographic, and 16% of active 401(k) participants prefer to engage financial professionals for retirement planning. Also, according to Cerulli Associates, financial professionals are the most popular option for retirement planning services for those participants with $250,000 or more in assets, and more than 30% of those participants with $500,000 or more in assets prefer to receive retirement advice from a financial professional. Due to the complexity of financial planning, we believe that many consumers will continue to seek advice in connection with the purchase of our products, providing a competitive advantage to our broad distribution platforms and in-house advice capabilities.
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Source: LIMRA
Reduced corporate safety net
According to the Employee Benefits Research Institute, the percentage of private-sector wage and salary workers participating in only a defined benefit pension plan decreased from 28% in 1979 to just 1% in 2019. By contrast, the percentage participating in only defined contribution pension plans jumped from 7% to 41%. These statistics demonstrate the increasing need for individuals to seek private solutions to retirement planning and lifetime income. We believe that the dramatic and continuous shift of private-sector worker plan coverage will drive continued demand for our products and expertise. In addition, as more employers look to transfer some or all of their obligations to pay retirement benefits related to defined benefit plans, the domestic PRT market has grown from $3.8 billion in premiums in 2013 to $52.9 billion in the twelve months ended March 31, 2023, according to LIMRA, a trend that we expect to continue.

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Source: U.S. Department of Labor Form 5500 Summaries through 1999. EBRI estimates 2000-2019 using Bureau of Labor Statistics, Current Population Survey, and U.S. Department of Labor data.
Growing life insurance protection gap and increased awareness of life insurance need due to the COVID-19 pandemic
According to LIMRA, 48% of American adults surveyed in 2023 did not own any form of life insurance, a decrease of two percentage points from 2022, reflecting increased penetration after COVID-19 and an increase of eight percentage points from 2016. Further, 70% of respondents said they need life insurance, representing a 22% “life insurance protection gap,” more than twice the amount recorded in 2019. Against this trend, almost one-third of Americans (31%) say they are more likely to purchase coverage because of the pandemic, according to LIMRA. We believe the COVID-19 pandemic has highlighted the importance of our protection products.

Our Competitive Strengths
Scaled platform with leading positions across a broad suite of products. Our scaled businesses collectively manage $367.9 billion of AUMA as of March 31, 2023, and we generated $34.8 billion of premiums and deposits and $1.9 billion in fee income for the twelve months ended March 31, 2023. We had approximately $13.0 billion of statutory capital and surplus as of March 31, 2023, which makes us the eighth largest life and annuity company in the United States among reporting companies. We have $23.3 billion of Adjusted Book Value as of March 31, 2023. We believe our scale provides us with significant operating and competitive advantages, including our importance to our distribution partners and our ability to utilize investments in technological and operational efficiencies to benefit customers.
We maintain leading positions across multiple products and we have in many cases held these leading positions for decades. According to LIMRA, we ranked third in total annuity sales for the twelve months ended March 31, 2023, while ranking fourth, third and seventh across fixed, fixed index and variable annuities, respectively, for the twelve months ended March 31, 2023. We hold top five market positions in K-12 education, higher education, healthcare institutions and government group retirement assets as of December 31, 2022. In recent years, we have also experienced growth in advisory-based assets across both in-plan and out-of-plan products. In addition, for the year ended December 31, 2022, we ranked seventh in U.S. term life insurance sales.
Our breadth of products allows us to manage our businesses to prioritize value over volume. We have the flexibility to allocate resources towards areas that we believe present the highest available risk-adjusted returns across our portfolio. We manage sales of our portfolio of products and services based on consumer demand and our view of profitability and risk across the markets in which we compete. We believe that this approach allows us to deliver consistent performance over time through a wide range of economic conditions and market environments.
Diversified and attractive business mix. Our business mix is well-balanced by both product type and revenue source. For the twelve months ended March 31, 2023, we generated $6.5 billion in premiums, $2.9 billion in policy fees and $8.8 billion in net investment income, contributing to $19.2 billion in total adjusted revenue. Our adjusted revenue is spread across our four operating businesses with Individual Retirement, Group Retirement, Life Insurance and Institutional Markets accounting for 28%, 14%, 25% and 29%, respectively, for the twelve months ended March 31, 2023.
Our diversified business model generates earnings through a combination of spread income, fee income and underwriting margin. For the twelve months ended March 31, 2023, our spread-based income totaled $3.2 billion, our fee-based income totaled $1.9 billion and our underwriting margin was $1.6 billion, providing a balanced mix of 48% spread-based income, 28% fee-based income and 24% underwriting margin, in each case as a percentage of the total of these income sources. For further discussion regarding our earnings, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Use of Non-GAAP Financial Measures and Key Operating Metrics—Key Operating Metrics—Fee and Spread Income and Underwriting Margin.”
Broad distribution platform giving us access to customers and financial intermediaries. We have a leading distribution platform with a range of partnerships and capabilities across the value chain and a culture of focus on the customer. We believe our distribution relationships are strengthened by the breadth of our product offerings and our high-touch client services. Our distribution capabilities include:
•Corebridge FD had approximately 440 specialized sales professionals as of March 31, 2023 that leverage our strategic account relationships and other partnerships to address multiple client needs. This platform is primarily focused on our non-affiliated distribution through banks, broker-dealers and independent marketing organizations, and specializes in aligning our robust product offering of over 160 life and annuity products with individual partner preferences, reaching independent advisors, agencies and other firms. Corebridge FD primarily facilitates distribution for our Individual Retirement and Life Insurance businesses, including providing certain partners a unified coverage model that allows for distribution of both our life insurance and annuity products.
◦Individual Retirement maintains a growing multi-channel distribution footprint built on long-term relationships. As of March 31, 2023, our footprint included over 25,000 advisors and agents actively selling our annuities in the prior twelve months, accessed through long-term relationships with approximately 580 firms distributing our annuity products. These advisors and agents included approximately 10,700 new producers who sold our annuity products for the first time in the twelve months ended March 31, 2023.
◦Life Insurance has a well-balanced distribution footprint that reaches approximately 34,000 independent agents as of March 31, 2023, who actively sell our life insurance solutions, through diverse independent channels as well as a direct-to-consumer model. We had access to approximately 900 MGAs and BGAs as of March 31, 2023. In addition to our non-affiliated distribution, our life insurance policies are sold through AIG Direct, our direct-to-consumer brand with approximately 120 active agents as of March 31, 2023, which represented approximately 11% of our life insurance sales for the twelve months ended March 31, 2023.
•Group Retirement, known in the marketplace as Corebridge Financial Retirement Services, is supported by a broad team of relationship managers, business development professionals and distribution leaders that focus on acquiring, serving and retaining retirement plans with approximately 22,000 plan sponsor relationships as of March 31, 2023. Our sales force of approximately 1,300 registered professionals, as of March 31, 2023, comprises experienced field and phone-based financial professionals, retirement plan consultants and experienced financial planners with an average of 10 years of tenure with VALIC Financial Advisors. These financial professionals provide education, financial planning and retirement advice to individuals participating in their employer-sponsored plan. Due to the relationships built with individuals and employers, our financial professionals can, as permitted by employer guidelines, build broad relationships to provide financial planning, advisory and retirement solutions to approximately 1.7 million individuals through our in-plan products and services and over 300,000 individuals through our out-of-plan products and services (approximately 100,000 of whom also retain assets in one of our Group Retirement plans), as of March 31, 2023.
•Institutional Markets largely writes bespoke transactions and works with a broad range of consultants and brokers, maintaining relationships with insurance brokers, bankers, asset managers and specialized agents who serve as intermediaries.
We focus on maintaining strong and longstanding relationships with our partners and seek to grow our volumes with intermediaries. For the year ended December 31, 2022, we represented approximately 13% on average of the total sales volume of our top 25 third-party distribution partners for our annuities. These partners have been with our platform for an average of approximately 23 years, with seven of them for 30 years or more as of March 31, 2023. Each of our distribution platforms has a different strategy. For example, our wholesale operations, through Corebridge FD, provide high-touch customer service to our intermediaries and seek to help them grow in tandem with our business, while our VALIC Financial Advisors allow us to develop deep and trust-centered relationships directly with individuals to support their broader retirement, investment and insurance needs.
Proven ability to design innovative products and services. Our ability to innovate has contributed to our ability to maintain leading market positions and capitalize on profitable growth opportunities while carefully managing risk, including interest rate and equity risk within our products. The culture of innovation is deeply ingrained in our business and goes back decades. For example, our business issued the first 403(b) annuity contract in a K-12 school system over 50 years ago, to a client that continues to be one of our largest in the Group Retirement business. More recently, we accelerated the growth of our fixed index annuity platform, growing from small operations in 2012 to the third-largest player by sales for the twelve months ended March 31, 2023. This growth was supported by regular product innovation, including exclusive products provided to select distributors with innovative living benefits and customized indices. Fixed index annuities are now our largest Individual Retirement product category by premiums and deposits. We also launched the first fixed index annuity with a living benefit for sale in New York State. We introduced novel risk management features in our variable annuity products with living benefits, including VIX-indexed fee structures and a required fixed account allocation, each of which are now present in 88% of our in-force variable annuity products with living benefits as of March 31, 2023 and present in all of our new variable annuity sales for the twelve months ended March 31, 2023. Within our PRT business, we have developed new product offerings and solutions to participate in complex plan terminations, and are developing longevity swap products to enhance our deal execution capabilities.
Our strategic partnership with Blackstone. Blackstone is expected to originate attractive and privately sourced, fixed-income oriented assets that are well-suited for liability-driven investing within an insurance company framework. We believe these expanded investment capabilities will improve our investment returns, accelerate our product innovation and enhance the competitiveness of our products. When scaled across our businesses, we believe these expanded capabilities can provide a significant catalyst for future growth.
High-quality liability profile supported by a strong balance sheet and disciplined approach to risk management. We believe our diverse product portfolio and history of disciplined execution have produced a strong balance sheet that is expected to generate significant cash flows over time. We have minimal gross exposure, and no net exposure, to LTC policies, which we have fully reinsured to Fortitude Re. As of March 31, 2023, the net ULSG liability of $3.0 billion represents approximately 1% of our net insurance liabilities. Additionally, we have well-managed and limited exposure to optional guarantees within our individual annuity portfolio. As of March 31, 2023, individual annuities with living benefits represented less than 16% of total AUMA, with approximately 4.3% of these related to guarantees on fixed and fixed index annuities. Our historically profitable variable annuity portfolio has benefited from disciplined risk selection and product design with, as of March 31, 2023, approximately 60.7% of the portfolio having no guaranteed living benefits and 5% of variable annuity liabilities attributable to living benefit business written prior to 2009. In our Institutional Markets business, we offer certain products, such as SVWs, without significant mortality or longevity exposure. Furthermore, the breadth of our Institutional Markets offerings allows us to be selective in our liability generation and allocate capital towards the areas where we see attractive risk-adjusted returns.
Our balance sheet is supported by our strong capital position and high-quality investment portfolio. We manage our Life Fleet RBC ratio to a minimum target of 400%. Our Life Fleet RBC ratio was above this target as of March 31, 2023. We intend to manage our financial leverage appropriately with a target financial leverage ratio of 25% to 30%. See “Glossary” for the definition of financial leverage ratio. Our insurance operating company investment portfolio is primarily invested in fixed income securities, 94% of which are designated investment grade by the NAIC as of March 31, 2023.
We also have an active hedging program for our living benefit guarantees, which is informed by our view of the economic liability of the business and is intended to provide protection against adverse market scenarios that could cause the value of the associated liability to increase. In addition, we have an ALM program that seeks to closely match the characteristics of our asset portfolio with the characteristics of our liabilities.
Ability to deliver attractive cash flows and financial returns. Through our scaled and diverse businesses, underpinned by our strong balance sheet and disciplined approach to risk management, we have historically delivered attractive earnings and cash flows to our parent company. We have historically been able to deliver an attractive return on equity even at times when we have faced challenging macroeconomic conditions, such as the low interest rate environment and the COVID-19 pandemic in recent years.
Experienced management team. We have a strong and experienced senior management team with a range of backgrounds across insurance, financial services and other areas of expertise. Our senior management team has an average of over 25 years of experience in the financial services industry.
Our Strategy
Leverage our platform to deliver increased earnings. There are significant trends supporting the growth of each of our four businesses, and we believe that we are positioned to take advantage of these trends to achieve targeted growth opportunities.
•We believe we can leverage our broad platform to benefit from changing Individual Retirement market dynamics. We intend to maintain and expand our products to provide income and accumulation benefits to our customers. For example, we recently broadened our product portfolio to include a fee-based fixed index annuity to meet the needs of our investment advisor distribution partners. Through our customized wholesaling model, we plan to capitalize on this opportunity by leveraging both external and proprietary data to identify the highest value opportunities at both the distribution partner and financial professional level.
•We believe our high-touch client engagement model is well-tailored for many employers in the not-for-profit retirement plan market and enables us to help middle market and mass affluent individuals achieve retirement security. Specifically, our employee financial advisors provide education and advice to plan participants while accumulating assets in-plan and can seek to serve more of the participant’s financial needs during their lifetime beyond the in-plan relationship, as permitted by employer guidelines. As of March 31, 2023, we have a large extended customer base of approximately 1.7 million plan participants to whom we have access through our in-plan Group Retirement offerings and 300,000 individuals we serve through our out-of-plan wealth management offerings, approximately 100,000 of whom also retain assets in one of our Group Retirement plans. With in-plan income solutions beginning to emerge, we are well-positioned to offer this solution. Moreover, by continuing to offer investment advisory services, we expect to capture additional fee-based revenue while providing our clients attractive financial solutions outside of the scope of our own product suite.
•Our Life Insurance business has an opportunity to help close the current protection gap in the United States and offer value to our customers internationally. Our long history in the direct-to-consumer market through a variety of direct-to-consumer channels provides valuable insights and experience for these opportunities.
•Our Institutional Markets business has developed relationships with brokers, consultants and other distribution partners to drive increased earnings for its products. We expect to continue to achieve attractive risk-adjusted returns through PRT deals by focusing on the larger end of the full plan termination market where we can leverage our differentiated capabilities around managing market risks, asset-in-kind portfolios and deferred participant longevity. Additionally, we plan to grow our GIC portfolio by expanding our FABN program. We believe that our Blackstone partnership will differentiate our competitive position by providing assets with a duration, liquidity and return profile that are well-suited to our Institutional Markets offerings, allowing us to grow our transaction volume.
Leverage our strategic partnership with Blackstone to create differentiated pricing and liability sourcing. Blackstone is a market-leading investment manager with significant direct asset origination capabilities, representing additional opportunities for us to source the fixed-income oriented assets needed to back our liabilities and enhance risk-adjusted returns. We intend to use our collective asset origination and investment management capabilities to help drive value and growth for all of our businesses.
Drive further cost reduction and productivity improvement across the organization.
We have identified opportunities to improve profitability across our businesses through operating expense reductions, without impacting our ability to serve our existing clients, and in many cases enhancing our service capabilities, to enable growth in our businesses. As part of Corebridge Forward, we aim to achieve an annual run rate expense reduction of approximately $400 million on a pre-tax basis within two to three years of our IPO and expect the majority of the reduction to be achieved within 24 months of the IPO. Through March 31, 2023, we have acted upon or contracted approximately $281 million of exit run rate savings on a pre-tax basis. Corebridge Forward is expected to have a one-time expense of approximately $300 million on a pre-tax basis. As of March 31, 2023, the cost to achieve has been approximately $102 million. In particular, we plan to:
•simplify our customer service model and modernize our technology infrastructure with more efficient, up-to-date alternatives, including cloud migration and cloud-based solutions;
•implement a lean operating model;
•build on existing partnership arrangements to further improve scale and drive spend efficiency through technology deployment and process optimization;

•rationalize our real estate footprint to align with our business strategy, future operating model and organizational structure; and
•optimize our vendor relationships to drive additional savings.
To achieve this plan, we have reached agreements with our existing partners to realize further cost efficiencies by transforming additional operational and back office processes.
Apart from this plan, we intend to evolve our investments organization, which we expect will create additional efficiencies, to reflect our relationships with key external partners, our expected implementation of BlackRock’s “Aladdin” investment management technology platform and our expected reduction in fees for asset management services that we provide to AIG and third parties.
For additional information about our cost reduction and productivity improvements across the organization, see “Risk Factors—Risks Relating to Estimates and Assumptions—Our productivity improvement initiatives may not yield our expected expense reductions and improvements in operational and organizational efficiency.”
Closely manage capital to continue to provide strong cash flow for stockholders. We have historically provided capital returns to our parent company, and we intend to continue to manage our businesses to produce meaningful returns to stockholders through potential dividends and share repurchases. We also intend to closely manage our in-force portfolio, seek to ensure that new business is profitable and proactively manage our businesses to optimize returns within and across portfolios.
Financial Goals
We have designed our financial goals to maintain a strong balance sheet while delivering disciplined profitable growth. We have established the following financial goals, based on the assumptions below, which we believe best measure the execution of our business strategy and align with our stockholders’ interests.
•Life Fleet RBC ratio of at least 400%;
•Quarterly common stockholder dividends of approximately $0.23 per share (initially aggregating to $600 million per year), subject to approval by the Board (see “Dividend Policy and Share Repurchase Program”), beginning at the IPO;
•Return of capital to stockholders, consisting of common stockholder dividends and share repurchases, equal to 60% to 65% of AATOI, to be achieved over the 24 months following the IPO;
•Return of capital to stockholders beyond regular stockholder dividends beginning within six to nine months after the IPO; and
•Adjusted ROAE in the range of 12% to 14% to be achieved over the 24 months following the IPO.
See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Use of Non-GAAP Financial Measures and Key Operating Metrics—Non-GAAP Financial Measures” for a discussion of AATOI and Adjusted ROAE.
The goals described above are based on our baseline business plan scenario, which we refer to as our “Base Case Scenario,” and which includes significant assumptions, presented below on a non-exclusive basis, with respect to, among other things:
•annual equity market returns, the yield on the 10-year U.S. Treasury note rising ratably over the next 10 years and policyholder behavior based on our current best estimate assumptions which include dynamic variables to reflect the impact of a change in market levels. Additionally, differences in our assumptions related to equity markets, interest rates and credit spreads may result in differences in our forecast for the change in the fair value of MRBs, which may result in volatility in our net income and adjusted book value;

•our projected amount of new sales of individual retirement, group retirement, life insurance and institutional markets products;
•geopolitical stability;
•the absence of material changes in regulation;
•effective tax rates and annual cash taxes;
•our degree of leverage and capital structure following the IPO;
•limited differences between actual experience and existing actuarial assumptions, including assumptions for which existing experience is limited and experience will emerge over time;
•the efficacy and maturity of existing actuarial models to appropriately reflect all aspects of our existing and in-force businesses;
•the effectiveness and cost of our hedging program and the impact of our hedging strategy on net income volatility and possible negative effects on our statutory capital;
•our ability to implement our business strategy;
•our ability to implement cost reduction and productivity strategies;
•the successful implementation of our key initiatives outlined above;
•our access to capital; and
•general conditions of the capital markets and the markets in which our businesses operate.
While these goals are presented with numerical specificity, and we believe such goals to be reasonable as of the date of this prospectus, given the uncertainties surrounding such assumptions, there are significant risks that these assumptions may not be realized and as a result, the financial goals may not be achieved in whole or in part. We caution you that these goals are not guarantees of future performance or outcomes and that actual performance and outcomes, including our actual results of operations, may differ materially from those suggested by these goals, particularly if actual events adversely differ from one or more of our key assumptions. The financial goals and their underlying assumptions are forward-looking statements and other risks, uncertainties and factors, including those discussed in “Risk Factors,” could cause our actual results to differ materially from those projected in any forward-looking statements we make. You should read carefully the factors described in “Risk Factors,” “Special Note Regarding Forward-Looking Statements and Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements, including with respect to these financial goals. These goals are made only as of the date of this prospectus, and we do not undertake any obligation to update or revise any goals to reflect the occurrence of events, changes in assumptions or adjustments in such financial goals, unanticipated or otherwise, other than as may be required by law. In addition, we expect our financial goals to evolve over time to reflect changes in our business strategies and our balance sheet mix.
For additional information about certain risks associated with our financial goals, see “Risk Factors—Risks Relating to Business and Operations—Our business strategy may not be effective in accomplishing our objectives.”
Our Segments
INDIVIDUAL RETIREMENT
Overview
We are a leading provider of individual annuity products, serving over 1 million clients as of March 31, 2023. Our three product categories, fixed, fixed index and variable annuities, address a range of savings, investment, and income needs. We offer a variety of optional benefits within these products, including lifetime income guarantees and death benefits, and sell our annuity products through our extensive distribution platform. For the twelve months ended March 31, 2023, we recorded $16.1 billion in total individual annuity sales, with each of our product categories contributing at least $2.7 billion in premiums and deposits. Our broad and scaled product offering has allowed us to rank in the top three in total individual annuity sales in each of the last ten years through March 31, 2023, according to LIMRA.
Broad distribution platform: Our Individual Retirement business maintains a growing multi-channel distribution footprint built on long-term relationships. As of March 31, 2023, our footprint included over 25,000 advisors and agents who actively sold our annuities in the prior 12 months, accessed through long-term relationships with approximately 580 firms distributing our annuity products, and approximately 10,700 new producers who sold our annuity products for the first time in the twelve months ended March 31, 2023. Our strategic accounts function helps manage relationships with our largest distribution partners. We have also collaborated with some distribution partners to create differentiated fixed and fixed index annuity products tailored for specific markets, customer segments and distribution channels to add value to our customers while managing our balance sheet exposure.
Diversified product portfolio: Our diverse and broad product suite allows us to quickly adapt our offerings in response to shifting customer needs and economic and competitive dynamics, targeting areas where we see the greatest opportunity for risk-adjusted returns. As an example, we typically re-price our full fixed annuity product suite on a weekly basis to respond to market conditions, distributor preferences and competitive actions and can re-price more frequently if needed. Our product diversification, as evidenced by balanced new business sales across all three annuity product categories, allows for further new business flexibility in meeting customer demand and changing macroeconomic conditions.
Disciplined product risk management: Our products and product features are designed with both customer needs and our risk management in mind. We have a disciplined approach designed to manage risk exposure to our balance sheet by managing margins and capital and stress testing results under varied market conditions. As an example, our fixed index annuities are designed purposefully so that we can effectively manage the index crediting risk through our hedging program. Further, our fixed annuity block reflects a history of disciplined rate setting, with minimal exposure to guaranteed crediting rates above 4.5%. Our variable annuity business has pioneered risk-mitigating features such as VIX-indexed fees and flexible income choices, which offer value for our customers while tailoring to our risk profile. Additionally, our variable annuity block reflects a history of disciplined product design, with limited exposure to legacy variable annuities with living benefits written before 2009, which account for 5% of our overall variable annuity portfolio as of March 31, 2023. Our product diversification further mitigates potential adverse outcomes that could impact our portfolio.
Individual Retirement is the largest contributor to our earnings, accounting for $1.7 billion or 65% of our adjusted pre-tax operating income in the twelve months ended March 31, 2023. We have approximately 1 million policies in-force, representing $140 billion of AUMA as of March 31, 2023.
The following table presents Individual Retirement AUMA by product:

	March 31,		December 31,
(in millions)	2023		2022		2021		2020
Fixed annuities	$52,480	37.4%	$51,806	37.9%	$57,823	36.1%	$60,538	38.5%
Fixed index annuities	31,257	22.3%	30,403	22.2%	31,809	19.8%	27,893	17.7%
Variable annuities	56,579	40.3%	54,487	39.9%	70,612	44.1%	68,918	43.8%
Total*	$140,316	100.0%	$136,696	100.0%	$160,244	100.0%	$157,349	100.0%
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*Excludes AUA of our retail mutual funds business that were sold to Touchstone on July 16, 2021, or otherwise liquidated.

Products
Fixed annuities
We offer a range of fixed annuity products that offer principal protection and a specified rate of return over a single year or multi-year time periods. Beyond the guaranteed return periods, we offer renewal crediting rates that are dynamically managed in coordination with our investment team. We also offer optional living benefits for some of our fixed annuity products. The market risk associated with these living benefits is mitigated as the return on fixed annuities uses the guaranteed minimum interest rate as a floor, which prevents the account value from declining due to market returns.
We bear the risk of investment performance for fixed annuity products. These products primarily generate spread-based income on the difference between the investment income earned on the assets backing the policy (which are held in our general account) and the interest credited to the policyholder. For example, in the first quarter of 2022, our product investment management team coordinated with our Individual Retirement pricing team to quickly incorporate the assets originated by Blackstone into our pricing methodologies, resulting in subsequent price improvements and a more than 62% increase in year-over-year fixed annuity sales for the twelve months ended March 31, 2023, as compared to the twelve months ended March 31, 2022. Our product teams closely coordinate with our investment management function to efficiently manage this spread income. Such coordination provides us with the ability to quickly reprice and reposition our market offerings as new asset opportunities are sourced and as market conditions change in addition to closely managed renewal rates.
Fixed index annuities
We offer fixed index annuity products that provide our customers with returns linked to the underlying returns of various market indices. These products can include a range of optional benefits including GMDBs and GMWBs. The market risk associated with these guarantees is mitigated as fixed index annuity account values generally do not decrease even when the chosen index has negative performance. We have accelerated the growth of our fixed index annuity platform, growing from $0.4 billion in sales (1.1% market share) in 2013 to $7.0 billion in sales for the twelve months ended March 31, 2023 (9.4% market share for the twelve months ended March 31, 2023).
Similar to our fixed annuities, our fixed index annuities generate spread-based income on the difference between the investment income earned on the general account assets backing the policy and the interest credits our clients earn. We bear the risk associated with the interest credits that our clients earn, which is managed through hedging (as discussed below) in order to minimize the index exposure on our balance sheet. This is in addition to the pricing and renewal rate management that we employ against both fixed annuity and fixed index annuity products.
Variable annuities
We offer variable annuities that allow a customer to choose from a selection of investment options. Our variable annuity products generate fee-based income that is typically paid as a percentage of the assets in the investment options selected by the policyholder and held in one of our separate accounts. Policyholders generally bear the risk of the investment performance of assets held in a separate account. These products typically offer, and in some cases in order to limit volatility, require a portion of the account value to be allocated to general account investment options.
Our variable annuity products offer GMxBs, including GMDBs and living benefits which provide guaranteed lifetime income, such as GMWBs. We presently offer simple GMDBs, with 88% of our variable annuity GMDB account value as of March 31, 2023 either providing for a return of premium or locking-in a maximum anniversary value, and have limited exposure to legacy GMDB options, including rollups which represented 4% of variable annuity GMDB account value as of March 31, 2023. 77% of our variable annuity account value has a GMWB as of March 31, 2023 and we have a small portion of in-force contracts with guaranteed minimum income benefits (“GMIBs”), although we no longer offer this guaranteed benefit feature as of 2006 and the majority of this exposure has been reinsured. We seek to mitigate the market risk associated with certain guaranteed benefit features through a dynamic hedging program that is designed to reduce the equity market and interest rate risk associated with offering the benefits.

While only one living benefit can be purchased for a variable annuity contract, a contract can include both a GMDB and a living benefit. However, a policyholder can only receive payouts from one guaranteed feature on a contract containing both a GMDB and a living benefit, with the exception of a surviving spouse who has a rider to potentially collect both a GMDB upon his or her spouse’s death and a GMWB during the surviving spouse’s lifetime. As of March 31, 2023, 2.0% of our joint annuity contracts with living benefits are in spousal continuation status.
The following table presents our Individual Retirement premiums and deposits by product:

	For the twelve months ended March 31, 2023		December 31,
(in millions)			2022		2021		2020
Fixed annuities	$6,374	39.5%	$5,695	37.7%	$3,011	22.0%	$2,535	26.3%
Fixed index annuities	7,009	43.5%	6,316	41.8%	5,621	41.2%	4,096	42.5%
Variable annuities	2,739	17.0%	3,109	20.5%	5,025	36.8%	3,003	31.2%
Total*	$16,122	100.0%	$15,120	100.0%	$13,657	100.0%	$9,634	100.0%
__________________
*Excludes the sale of our retail mutual funds business that was sold to Touchstone on July 16, 2021, or otherwise liquidated.
We had the third place ranking in total individual annuity sales for the for the twelve months ended March 31, 2023 and the year ended December 31, 2022.
The following table presents our sales rankings by annuity product category according to LIMRA:

	For the twelve months ended March 31, 2023	For the years ended December 31,
		2022	2021	2020	2019	2018	2017	2016
Overall	3	3	2	2	2	1	2	2
Fixed annuities	4	4	4	5	2	3	2	2
Fixed index annuities	3	3	3	3	3	4	7	5
Variable annuities	7	7	5	6	6	6	5	5
Our fixed annuity and fixed index annuity products generate spread-based income on the difference between crediting rates paid and yields earned on assets we invest in our general account. Our variable annuity products generate fee-based income that is typically paid as a percentage of the assets in the investment options selected by the policyholder and held in our separate accounts. While our Individual Retirement variable annuity net insurance liabilities represented 20% of our in-force as of March 31, 2023, they only represented 8% of our new premiums and deposits for the twelve months ended March 31, 2023. Given the current environment, we expect a further increase in the proportion of our fixed index annuities sales, resulting in an increasing proportion of spread income over fee income over time.
The following table presents Individual Retirement spread and fee income:

	For the twelve months ended March 31, 2023		For the years ended December 31,
(in millions)			2022		2021		2020
Net base spread income(a)	$2,066	63.2%	$1,864	57.9%	$1,743	44.3%	$1,898	50.6%
Variable investment income, excluding affordable housing	42	1.3%	163	5.1%	711	18.1%	403	10.8%
Affordable housing	—	—%	—	—%	145	3.7%	129	3.4%
Total Spread income(a)(b)	$2,108	64.5%	$2,027	63.0%	$2,599	66.1%	$2,430	64.8%
Fee Income(a)(c)	1,161	35.5%	1,192	37.0%	1,335	33.9%	1,321	35.2%
Total	$3,269	100.0%	$3,219	100.0%	$3,934	100.0%	$3,751	100.0%

__________________
(a)The results for the years ended December 31, 2022 and 2021 have been updated to reflect the adoption of LDTI. No updates have been made to the results for the year ended December 31, 2020 as our effective date for LDTI adoption was January 1, 2021.
(b)Total spread income represents net investment income less interest credited to policyholder account balances, exclusive of amortization of DSI of $56 million for the twelve months ended March 31, 2023 and $55 million, $58 million and $76 million for the years ended December 31, 2022, 2021 and 2020, respectively.
(c)Fee income is defined as policy fees plus advisory fee and other income.
Distribution
Individual Retirement has a large and diverse distribution platform, allowing the business to reach and serve a wide range of consumers. Individual Retirement’s annuity products are offered through a longstanding, multichannel distribution network of approximately 580 third-party firms including banks, broker-dealers, general agencies, independent marketing organizations and independent insurance agents as of March 31, 2023. At Corebridge FD, we have approximately 440 professionals who work with these firms and their associated advisors to market and sell our products. According to LIMRA, we were the only company to rank in the top seven in sales across all three major annuity product categories for the twelve months ended March 31, 2023, and to have remained in the top 10 in each category since 2015.
The following table presents our Individual Retirement premiums and deposits by distribution channel:

	For the twelve months ended March 31, 2023		For the years ended December 31,
(in millions)			2022		2021		2020
Broker dealer(a)	$6,486	40.2%	$5,876	38.9%	$7,137	52.3%	$4,576	47.5%
Banks	7,428	46.1%	7,446	49.2%	4,756	34.8%	3,659	38.0%
Independent non-registered marketing organizations/BGAs(b)	2,208	13.7%	1,798	11.9%	1,764	12.9%	1,399	14.5%
Total	$16,122	100.0%	$15,120	100.0%	$13,657	100.0%	$9,634	100.0%
__________________
(a)Includes wirehouses, independent and regional broker-dealers.
(b)Includes employee financial advisors.
Our distribution strategy is built around our approximately 441 professionals maintaining long-term relationships with the firms that distribute our products and the individual agents and registered representatives within those firms. Corebridge FD’s coordinated wholesaling approach positions us to go to market as “one firm,” thereby better serving our distribution partners and increasing our relevance and perceived value to them. As of March 31, 2023, our top 25 third-party distribution partners have been on our platform for an average of approximately 23 years, with seven of them for 30 years or more. As of December 31, 2022, we represented 13% on average of the total sales volume of our top 25 third-party distribution partners for our annuities. We also develop customized products and specialized strategies for our channels as appropriate, including variations of our fixed annuity products that better align with partner business models and variable annuity products with specialized rider options. These customized products comprised 41% of our annuity sales for the twelve months ended March 31, 2023. The strong relationships formed through these collaborations are fundamental to our ability to continue to generate attractive risk-adjusted returns.
Markets
Our individual annuity products are primarily sold to mass affluent and high net worth individuals for retirement accumulation, retirement income and legacy planning. Increasing life expectancy and reduced expectations for traditional retirement income from defined benefit programs and fixed income securities are leading Americans to seek additional financial security as they approach retirement. As the retirement age population in the United States continues to grow, we expect the need for these retirement savings and income products to expand.

Competition
Our Individual Retirement business competes with traditional life insurers and financial services companies, including banks and asset management companies. Competition is based on pricing, product design, distribution, financial strength, brand and reputation, customer service and ease of doing business, among other factors. We expect the robust competition in our space to continue from traditional insurance companies, newer entrants into the insurance space, and substitute products such as certificates of deposit, mutual funds and other investment products. Newer entrants have frequently been owned or affiliated with alternative asset managers, which provide an enhanced investment strategy compared to traditional competitors. We expect our partnership with Blackstone to give us access to enhanced investment capabilities, enabling us to compete effectively in this changing environment. In parallel, several insurance company competitors have changed their focus away from the individual life and retirement market, which has created an opportunity for us to gain market share in product and distribution areas that others are de-emphasizing.
Strategy
Deepen distribution relationships: We continue to focus on leveraging our distribution strategy to expand the breadth and depth of our distribution relationships. This strategy broadens our product penetration with existing distribution partners and coordinates our sales activities through our strategic account managers and customized wholesaling model. Using both external and proprietary data, we seek to identify the highest value opportunities at both the distribution partner and financial professional level. We also target new high-impact distributors looking to grow and utilize our broad product set to better serve their end customers.
Continue to innovate products and features: Continuing to offer well-designed products with attractive risk-return profiles and customer appeal is fundamental to our success. For example, we recently broadened our product portfolio to include a fee-based fixed index annuity to meet the needs of our investment advisor distribution partners. Additionally, we are continuously evaluating adding product features and options that have the potential to enhance our overall risk-return profile and add value for our clients and distributors.
Target opportunistic and profitable growth: Our strong market positions and distribution relationships allow us to opportunistically target growth in products where market dynamics provide for attractive returns. We identify and pursue growth opportunities based on our assessment of the opportunity to generate both attractive returns and drive volume. According to Cerulli Associates, the U.S. retirement market is a $39 trillion opportunity due to the aging of the population, reduced access to private pensions, inter-generational wealth transfers and improved life expectancy. We believe this will continue to fuel growth in the market for U.S. retirement assets, and in turn demand for our Individual Retirement products. We believe we are well-positioned to capture this growing market opportunity through our robust and balanced product line-up, our distribution platform and our partnership with Blackstone.
Risk Management
Our Individual Retirement risk management philosophy begins with the way we approach new business generation. We seek to prioritize long-term value over sales volume and adapt our product focus and product designs in the face of changing market dynamics. Over time, this approach has resulted in a well-diversified annuity business that generates attractive earnings through a combination of spread and fee-based income and has minimal exposure to unprofitable legacy lines of business. We have several risk management features that are embedded in the majority of our in-force business as described above. Finally, we deploy a sophisticated dynamic hedging program that aggregates risk at the portfolio level to realize efficiencies across our platform and seeks to produce consistently strong results through a variety of economic environments.
Diversified business
The breadth of our individual annuity offerings allows us to generate earnings that are driven by a well-balanced source of spread and fee-based income. We believe our strong fixed, fixed index and variable annuity products position us to weather economic uncertainty and adapt to competitive pressure better than a concentrated, single-product portfolio.

Product design
Fixed annuities - Fixed annuities are exposed to disintermediation risk in the event of rising interest rates and increased lapses. Our fixed annuities have surrender charge periods, generally in the three-to-seven year range, which may help mitigate increased early surrenders in a rising rate environment and approximately 47.3% of our account value have surrender charges. As a result of past market conditions and comparable to our peers, we were reducing the guaranteed minimum interest rates (“GMIRs”) offered by our fixed annuities over time, however, with the recent increase in interest rates our GMIR has started to increase. Our track record of disciplined rate setting has helped to mitigate some of the historical pressure on investment spreads. While older contracts that were priced in a higher interest rate environment face the most significant spread compression concerns, contracts with GMIRs over 4.5% account for a relatively small portion of our fixed annuity portfolio, which we expect will continue to decrease over time as new contracts are issued at lower GMIRs and older contracts experience lapses, withdrawals and deaths.
The following table presents our fixed annuity account value by GMIR:

	March 31,		December 31,
(in billions)	2023		2022		2021		2020
No GMIR	$2.4	4.8%	$2.5	5.0%	$2.4	4.9%	$2.4	4.8%
<2.00%	28.8	57.0%	28.1	55.9%	25.4	51.5%	24.8	49.4%
2.00 – 2.99%	3.6	7.1%	3.4	6.8%	3.8	7.7%	4.2	8.4%
3.00 – 4.49%	15.2	30.1%	15.9	31.6%	17.2	34.9%	18.3	36.4%
4.50%+	0.5	1.0%	0.4	0.7%	0.5	1.0%	0.5	1.0%
Total*	$50.5	100.0%	$50.3	100.0%	$49.3	100.0%	$50.2	100.0%
__________________
*     Includes payout immediate annuities.
Fixed annuity deposits for the twelve months ended March 31, 2023 almost entirely consisted of products with GMIR’s less than 2.0%, while over $1.4 billion of surrenders and withdrawals occurred in products with GMIRs greater than 2.0%, driving inflows to the less than 2.0% GMIR products and outflows in the products with GMIRs greater than 2.0%, Our fixed annuity portfolio has a weighted average crediting rate of 2.8% and GMIR of 1.6% as of March 31, 2023.
Fixed annuities are also exposed to disintermediation risk in the event of rising interest rates and increased lapses. Fixed annuities have surrender charge periods, generally in the three-to-seven year range, which may help mitigate increased early surrenders in a rising rate environment.
The following table presents our fixed annuity account value by surrender charge:

	March 31,		December 31,
(in billions)	2023		2022		2021		2020
No surrender charge	$24.2	47.9%	$24.9	49.4%	$26.2	53.1%	$26.9	53.5%
Greater than 0% – 2%	1.5	3.0%	1.8	3.6%	2.1	4.3%	2.3	4.6%
Greater than 2% – 4%	2.1	4.1%	2.3	4.6%	2.4	4.9%	2.7	5.4%
Greater than 4%	20.3	40.2%	18.9	37.6%	16.3	33.0%	16.1	32.1%
Non-surrenderable	2.4	4.8%	2.4	4.8%	2.3	4.7%	2.2	4.4%
Total	$50.5	100.0%	$50.3	100.0%	$49.3	100.0%	$50.2	100.0%

The following table presents our fixed annuity rider liabilities:

December 31,
(in millions)	2020
GMWB*	$353
__________________
*    This balance includes liabilities related to unrealized appreciation of Investments of $215 million for the year ended December 31, 2020.
We do not have any fixed annuity rider liabilities for GMDB or GMIB.
Fixed index annuities - Our fixed index annuity block does not contain significant legacy risk exposure as we only began increasing sales meaningfully in this product category in 2013. Fixed index annuities are designed with simpler risk profiles than variable annuities and the associated index credits are hedged by our hedging team. The majority of our fixed index annuity portfolio does not contain guaranteed minimum living benefits, which we believe results in an attractive risk profile across our in-force fixed index annuity block. We introduced a GMDB option in our fixed index annuity portfolio in 2020, which is currently present in $312 million of fund value as of March 31, 2023.
The following table presents our fixed index annuity account value by guarantee type:

	March 31,		December 31,
(in millions)	2023		2022		2021		2020
No GMWB	$23,344	67.2%	$22,507	67.5%	$18,571	64.8%	$14,363	60.9%
GMWB	11,399	32.8%	10,844	32.5%	10,091	35.2%	9,212	39.1%
Total	$34,743	100.0%	$33,351	100.0%	$28,662	100.0%	$23,575	100.0%
The following table presents our fixed index annuity account value by surrender charge:

	March 31,		December 31,
(in billions)	2023		2022		2021		2020
No surrender charge	$2.4	6.9%	$2.3	6.9%	$1.9	6.6%	$1.3	5.5%
Greater than 0% – 2%	1.4	4.1%	1.4	4.2%	1.6	5.5%	1.1	4.7%
Greater than 2% – 4%	5.0	14.4%	4.5	13.5%	4.0	13.8%	3.1	13.1%
Greater than 4%	25.9	74.6%	25.2	75.4%	21.2	74.1%	18.1	76.7%
Non-surrenderable	—	—%	—	—%	—	—%	—	—%
Total	$34.7	100.0%	$33.4	100.0%	$28.7	100.0%	$23.6	100.0%
Variable annuities - Years of prudent product design have resulted in an in-force variable annuity block that has minimal exposure to pre-2009 financial crisis liabilities and rollup death benefits. Our variable annuity GMDB exposure is primarily concentrated in return of premium guarantees, with little exposure to riskier return of account value options. Our living benefits exposure is concentrated in GMWBs. All GMWBs require the customer to invest in a restricted set of fund options, a limited number of which are customizable. We have a small portion of legacy GMIBs, representing 4% of our in-force portfolio as of March 31, 2023.

The following table presents our account value by GMDB design in our variable annuity portfolio:

	March 31,		December 31,
(in billions)	2023		2022		2021		2020
No GMDB	$0.9	1.7%	$0.8	1.6%	$1.0	1.6%	$0.9	1.5%
Return of premium	31.7	60.6%	31.2	61.1%	38.9	60.8%	36.5	61.3%
Highest contract value attained	13.5	25.9%	13.3	26.0%	17.3	27.0%	16.7	27.9%
Rollups	2.2	4.2%	2.1	4.1%	2.9	4.5%	2.9	4.9%
Return of account value	4.0	7.6%	3.7	7.2%	3.9	6.1%	2.6	4.4%
Total	$52.3	100.0%	$51.1	100.0%	$64.0	100.0%	$59.6	100.0%
The following table presents our account value by benefit type in our variable annuity portfolio:

	March 31,		December 31,
(in billions)	2023		2022		2021		2020
GMWB	$40.0	76.5%	$39.2	76.7%	$48.4	75.6%	$45.0	75.5%
GMDB only	9.5	18.2%	9.3	18.2%	12.2	19.0%	11.4	19.1%
GMIB	1.9	3.6%	1.8	3.5%	2.4	3.8%	2.3	3.9%
No guarantee	0.9	1.7%	0.8	1.6%	1.0	1.6%	0.9	1.5%
Total	$52.3	100.0%	$51.1	100.0%	$64.0	100.0%	$59.6	100.0%
The vast majority of our in-force variable annuity portfolio is designed with embedded risk mitigation features as follows:
•VIX-indexed fee: This feature increases the rider fee when market volatility rises, helping offset higher costs of hedging during periods of high equity volatility as well as providing value to the customer through lower fees during periods of lower equity volatility in the market. This feature is present in 88% of our total in-force GMWB variable annuity business as of March 31, 2023 and 100% of new GMWB variable annuity sales in the twelve months ended March 31, 2023. The feature is unique to our product lines.
•Required fixed account allocation: This feature requires 10%–20% of account value to be invested in an account that credits a fixed interest rate and provides no equity exposure. This feature is present in 88% of our in-force GMWB business as of March 31, 2023 and approximately 100% of new GMWB variable annuity sales with living benefits in the twelve months ended March 31, 2023. The feature was introduced by our company in 2010.
•Volatility controlled funds: These funds, which are offered or in some cases are required in conjunction with certain living benefits, seek to maintain consistent and capped volatility exposure for the underlying funds in the variable annuity by managing exposures to volatility targets and/or caps instead of a more traditional fixed equity allocation. These funds also limit equity allocation and provide equity market tail protection through put options purchased within the funds. The funds account for 64% of our in-force GMWB living benefit AUMA as of March 31, 2023 and 24% of new GMWB variable annuity sales in the twelve months ended March 31, 2023. Currently, we sell two main living benefit riders, one that requires election of volatility control funds with more generous payout features and one that does not require the use of volatility control funds and offers less generous payout features. The latter product is more popular, resulting in a lower percentage of new sales that use volatility control funds. We believe both riders are appropriately priced and have significant risk mitigating features.
•Withdrawal rate reduction at claim: This feature lowers the guaranteed income amount after the account value is depleted, consequently lowering our claim payments. This feature is present in 70% of our in-force GMWB business as of March 31, 2023 and 75% of new GMWB variable annuity sales in the twelve months ended March 31, 2023.

The amount of consumer value embedded in a variable annuity guarantee is determined by the design of the guarantee and the benefit base, as specified in the contract. Net amount at risk represents our exposure to a potential loss through the variable annuity guarantee.
The following table presents our variable annuity net amount at risk (“NAR”) by benefit type:

	March 31,	December 31,
Variable annuity NAR(a)	2023	2022	2021	2020
(in millions)	NAR	NAR	NAR	NAR
GMWB(b)	$—	$—	$—	$1,082
GMDB(b)	$1,307	$1,615	$684	$788
GMIB	$—	$—	$—	$83
Combined(b)(c)	$1,694	$2,057	$556	$—
__________________
(a)The NAR for GMDB represents the amount of benefits in excess of account value if death claims were filed on all contracts on the balance sheet date. The NAR for GMWB represents the present value of minimum guaranteed withdrawal payments, in accordance with contract terms, in excess of account value, assuming no lapses.
(b)The results for the years ended December 31, 2022 and 2021 have been updated to reflect the adoption of LDTI. No updates have been made to the results for the year ended December 31, 2020 as our effective date for LDTI adoption was January 1, 2021.
(c)Certain contracts contain a combination of at least two guaranteed features which could include GMDBs, GMWBs and GMIBs and are modeled together for the purpose of calculating the MRB.
The following table presents our variable annuity account value by surrender charge:

	March 31,		December 31,
(in billions)	2023		2022		2021		2020
No surrender charge	$28.1	52.6%	$27.0	51.6%	$31.9	49.0%	$28.0	44.9%
Greater than 0% – 2%	6.9	13.0%	7.0	13.4%	10.3	15.8%	10.0	16.0%
Greater than 2% – 4%	5.3	9.9%	5.1	9.8%	9.4	14.4%	11.3	18.1%
Greater than 4%	12.0	22.3%	12.1	23.1%	12.4	19.0%	12.0	19.2%
Non-surrenderable(a)	1.2	2.2%	1.1	2.1%	1.2	1.8%	1.1	1.8%
Total(b)	$53.5	100.0%	$52.3	100.0%	$65.2	100.0%	$62.4	100.0%
_______________
(a)The non-surrenderable portion of variable annuities relates to funding agreements.
(b)Includes payout Immediate Annuities, funding agreements.
The variable annuity market has developed significantly over the past decade as many carriers altered product designs to better balance consumer and stockholder value after experiencing reduced profitability through the 2008 financial crisis and subsequent market downturns. In doing so, many carriers have reduced the benefits offered in their GMxBs through subsequent product rollouts. Our exposure to legacy variable annuities with living benefits written before 2009 accounts for 5% of our overall portfolio, as of March 31, 2023.

The following chart presents the distribution of our variable annuity account value across sale vintages and GMWB status as of March 31, 2023.
Hedging
In addition to prudent product design and in-force management, we seek to reduce the risk associated with our Individual Retirement products through a dynamic hedging program. Our hedge program utilizes market instruments, including swaps, futures and options to offset changes in our internal view of the exposure of our variable annuity living benefits as well as the index credits on fixed index annuities. For example, for variable annuity living benefits, the hedge targets are calculated as the difference between the present value of future expected benefit payments for the living benefit and the present value of future living benefit rider fees, with present values determined over numerous equally weighted stochastic scenarios. This stochastic projection method uses best estimate assumptions for policyholder behavior, including mortality, lapses, withdrawals and benefit utilization in conjunction with market scenarios calibrated to observable equity and interest rate option prices. We measure our exposure at least daily and seek to keep our net exposure, defined as hedge assets and associated contract liabilities, within defined limits. The hedging program is designed to provide additional protection against large and combined movements in levels of interest rates, equity prices, credit spreads and market volatility under multiple scenarios. In addition to our economic hedge, we may enter into additional hedges from time to time in order to protect statutory capital. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Significant Factors Impacting Our Results—Impact of Variable Annuity Guaranteed Benefit Riders and Hedging.”
The market value of the hedge portfolio compared to the economic hedge target at any point in time may be different and is not expected to be fully offsetting. The primary sources of difference between the change in the fair value of the hedging portfolio and the economic hedge target include: basis risk due to the variance between expected and actual fund return; differences in realized volatility and implied volatility; actual versus expected changes in the hedge target driven by assumptions not subject to hedging, particularly policyholder behavior; and risk exposures that we have elected not to explicitly or fully hedge.
We also seek to leverage the scale of our business and our hedging programs across our lines of business. For example, we seek to take advantage of offsetting positions that we may have within our variable annuity, fixed index annuity and index universal life businesses. By offsetting these positions, we are able to both reduce our risk and our trading costs. In 2022, this resulted in an estimated 28% reduction in equity hedging and approximately $5 million to $10 million of hedging cost savings.

GROUP RETIREMENT
Overview
Our Group Retirement business is a leading provider of retirement plans and services to employees of tax-exempt and public sector organizations as they plan, save for and achieve secure financial futures. We provide products and services through our fully integrated product manufacturing and distribution model to employees that are in-plan, as well as individuals out-of-plan. Our in-plan products include an open architecture recordkeeping platform and group annuities supported by plan administrative and compliance services. We offer financial planning advice to employees participating in retirement plans through our employee financial advisors. In addition to engaging with participants in-plan, as permitted by employer guidelines, we seek to manage employees’ other assets and retain rollover assets when employees separate from the plan service. Our out-of-plan offering includes proprietary and limited non-proprietary annuities, financial planning, and brokerage and advisory services, and continues to be a key contributing factor to our fee-based revenue.
Our target markets include K-12 schools, higher education institutions, healthcare providers, government employers and other tax-exempt institutions, where we serve approximately 22,000 plan sponsors across all 50 states in the 403(b), 457(b), 401(a) and 401(k) markets as of March 31, 2023. We were ranked third in K-12 schools, fourth in higher education institutions, fifth in healthcare institutions and fifth in government institutions by total assets as of December 31, 2022. According to Cerulli Associates, the size of the not-for-profit defined contribution retirement plan market, excluding the Federal Thrift Savings Plan, was estimated to be approximately $1.9 trillion at the end of 2022. These plans allow us to work with approximately 1.7 million individuals and make up $77 billion of AUMA as of March 31, 2023. We offer customized versions of our in-plan annuities and certain of our Individual Retirement annuity products to our customers for their out-of-plan assets, primarily through the large individual retirement account (“IRA”) market. As of March 31, 2023, we had $40 billion of out-of-plan AUMA and served over 300,000 out-of-plan individuals, approximately 100,000 of whom also retain assets in one of our Group Retirement plans.
Through our broad product and service offerings, we create relationships with both plan sponsors (employers) and plan participants (employees). Our retirement plan solutions are delivered to employers by our business development professionals who, often in coordination with third-party plan consultants, work with employers to create a tailored plan configured to meet the specific needs of their employees. Our subsidiary broker-dealer, VALIC Financial Advisors, has approximately 1,300 registered professionals, of which approximately 1,100 are employee financial advisors as of March 31, 2023, and directly engages with individual employees to prepare them for retirement by providing plan enrollment assistance, advice and comprehensive financial planning, with a focus on holistic financial wellness. Our financial advisors, augmented by digital self-service tools, enable us to reach the full range of employees, making retirement planning accessible to all. Our plan participant website was ranked in the top three best-in-class websites according to a report released by DALBAR in the fourth quarter of 2022. In 2022, Cogent Syndicated recognized us as a top four preferred rollover IRA destination, including a top two preferred destination among plan participants likely to retire in two years and a top two preferred destination among job changers.
Differentiated employee financial advisors network and long-term customer relationships: Our employee financial advisors allow us to develop strong, long-term relationships with our clients by engaging with them early in their careers and providing education, customized solutions and financial guidance through the entire savings and retirement life cycle. For the twelve months ended March 31, 2023, with the support of our employee financial advisors, we engaged approximately 54% of in-plan participants and provided more than 130,000 financial plans for in-plan participants and out-of-plan individuals. The strength of our customer relationships is evidenced by our large customer base and strong persistency rates. In our in-plan business, approximately 28% of our individual clients have been a customer of the Group Retirement business for more than 20 years, and the average length of our relationships with plan sponsors is approximately 28 years. In our out-of-plan business, approximately 44% of our individual customers have been customers of our Group Retirement business for more than 20 years.

Diversified asset base: The strong relationships and retention rates we have developed with our clients have translated into diversified spread-based and fee-based assets across our Group Retirement business. Our advisory and brokerage assets are increasingly becoming a larger portion of our AUMA and a source of fee-based revenue.
Niche full-service provider of Group Retirement products and services: In our target markets, we serve employers’ defined contribution plan needs and deliver education and advisory services to in-plan individuals and offer proprietary and limited non-proprietary annuities and brokerage services to out-of-plan individuals.
The following table presents Group Retirement AUMA by asset type:

	March 31,	December 31,
(in millions)	2023	2022	2021	2020
In-plan spread based	$26,461	$27,473	$32,549	$33,406
In-plan fee based	50,973	47,838	60,300	53,897
Total in-plan AUMA(a)	77,434	75,311	92,849	87,303
Out-of-plan proprietary - general account	16,335	16,769	19,697	19,862
Out-of-plan proprietary - separate accounts	10,739	10,429	13,466	12,269
Total out-of-plan proprietary annuities(b)	27,074	27,198	33,163	32,131
Advisory and brokerage	13,360	12,423	13,830	10,620
Total out-of-plan AUMA	40,434	39,621	46,993	42,751
Total AUMA	$117,868	$114,932	$139,842	$130,054
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(a)Includes $12.9 billion of AUMA as of March 31, 2023 and $12.5 billion, $15.1 billion and $14.3 billion of AUMA as of December 31, 2022, 2021 and 2020, respectively, that is associated with our in-plan investment advisory service that we offer to participants at an additional fee.
(b)Includes $4.0 billion of AUMA as of March 31, 2023 and $4.0 billion, $4.9 billion and $4.3 billion of AUMA as of December 31, 2022, 2021 and 2020, respectively, in our proprietary advisory variable annuity. Together with our out-of-plan advisory and brokerage assets shown in the table above, we had a total of $17.3 billion as of March 31, 2023 and $16.4 billion, $18.7 billion and $15.0 billion of out-of-plan advisory assets as of December 31, 2022, 2021 and 2020, respectively.
The following table presents our general account value by GMIR:

	March 31,		December 31,
(in billions)	2023		2022		2021		2020
No GMIR	$4.9	11.4%	$4.7	10.8%	$4.7	10.7%	$4.6	10.5%
<2.0%	12.7	29.4%	12.6	29.0%	11.9	27.0%	11.0	25.2%
2.00% – 2.99%	4.5	10.4%	4.6	10.7%	5.1	11.5%	5.4	12.3%
3.00% – 4.49%	14.1	32.6%	14.5	33.4%	15.3	34.7%	15.5	35.5%
4.50%+	7.0	16.2%	7.0	16.1%	7.1	16.1%	7.2	16.5%
Total*	$43.2	100.0%	$43.4	100.0%	$44.1	100.0%	$43.7	100.0%
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*Includes payout immediate annuities and funding agreements.
We proactively manage our in-force product portfolio to improve profitability and returns. The majority of our outflows represents individuals accessing their retirement funds to meet financial needs rather than plan surrenders and is concentrated in our longest standing retirement plans, many of which offer GMIRs established decades ago. As a result, we have seen a favorable shift to lower GMIR products in our general account portfolio in our Group Retirement business.
Diversified sources of earnings: Our revenue is generated by a combination of spread and fee income. While the revenue mix remains balanced, we have increased our exposure to fee revenue over the last several years. A key contributing factor to our expanding fee revenue exposure has been the growth of our out-of-plan offerings, which are well-positioned to capitalize on the growing consumer demand for advisory services and the strong growth in the

IRA market. These products supplement our in-plan offerings and provide strong risk-adjusted returns and attractive cash flow generation.
Positioned to capture market growth: The Group Retirement business is positioned to benefit from expected growth in the U.S. retirement market caused by demographic shifts and need for advice. From 1989 to 2019, median retirement account assets among retirees defined as individuals age 65 to 74 increased over 450%, according to data from the Federal Reserve. As the burden of retirement saving has shifted from employers to individuals, we expect to benefit from our participation in the IRA market, which is expected to grow faster than other retirement asset segments over the next five years.
We have a long history of innovation in the group retirement space. For example, our business issued the first 403(b) annuity contract in a K-12 school system over 50 years ago to a client that continues to be one of our largest in the Group Retirement business. In 1998, we launched an open architecture recordkeeping platform allowing plan participants to allocate money to a variety of mutual fund options or a fixed interest account, and in 2003, our employee financial advisors became the first to offer an in-plan investment advisory service to participants in reliance on the DOL’s SunAmerica Advisory Opinion. We are in active discussions with partners to offer in-plan guaranteed lifetime income solutions as an option in retirement plans, including as an investment option for plans we do not administer. We are a leader in the market and were the third-ranked provider of K-12 plans and fourth-ranked provider of higher education plans by total assets as of December 31, 2022.
Products and Services
Our Group Retirement offerings are segmented into in-plan and out-of-plan products and services.
In-plan products and services — We offer a variety of options for employer defined contribution plans, including products, plan administrative and compliance services, retirement education, financial planning and advisory solutions.
•In-plan recordkeeping: We offer an open architecture recordkeeping platform that allows plan participants to allocate money to a variety of mutual fund options or a fixed interest account. We provide access to more than 12,000 investments on this platform from over 160 fund families/asset managers as of March 31, 2023. A fixed investment only option can also be provided on this platform for plans where we are not the recordkeeper. We receive fee income for our provision of recordkeeping services and generate spread income on the fixed interest account.
•In-plan annuity: We offer a flexible group variable and fixed annuity that allows plan sponsors to select from a variety of fee structures, liquidity provisions and fund options. Several variations of our in-plan annuity are available based on plan characteristics, market, size and preferences. Customers receive additional protection from a modest guaranteed minimum death benefit and minimum guaranteed credited rates on the fixed account option. We receive fee income on the variable assets and generate spread income on the fixed annuity assets.
•Investment advisory: Through our employee financial advisors and with approval from the plan sponsor, we offer an in-plan investment advisory service to participants for an additional fee. As of March 31, 2023, we had $12.9 billion in AUMA.
Out-of-plan products and services — Through our employee financial advisors, we offer a variety of annuity, advisory and brokerage products to help clients meet their retirement savings goals outside of traditional employer sponsored pension plans. Our solutions reach clients primarily through their IRAs, which represent the fastest growing segment of the U.S. retirement asset landscape.
•Annuities — We offer a suite of proprietary annuities for accumulation and guaranteed lifetime income. In addition, we offer a non-proprietary annuity as needed to ensure we have a broad range of solutions available to our clients. Several of the proprietary annuities and living benefits are customized versions of products offered by our Individual Retirement business. Our proprietary annuities include:
◦Fixed annuities: We offer a fixed annuity with a multi-year guaranteed fixed rate and another version with a guaranteed lifetime income benefit;
◦Fixed index annuities: We offer a fixed index annuity providing accumulation and guaranteed lifetime income with a variety of index crediting strategies and multiple indexes; and
◦Variable annuities: We offer a variable annuity for asset accumulation in both a brokerage and investment advisory account, including a version with an optional guaranteed lifetime income rider.
•Advisory and brokerage products
◦Our investment advisory solution offers fiduciary, fee-based investments with a variety of asset managers and strategists; and
◦Our full-service brokerage offering supports a limited non-proprietary variable annuity, securities brokerage accounts, mutual funds and 529 plans.
Our out-of-plan advisory and brokerage AUMA totaled $13.4 billion as of March 31, 2023. In addition, $4.0 billion of our out-of-plan proprietary annuities AUMA are advisory-focused as of March 31, 2023.
The following table presents our Group Retirement premiums and deposits, including client deposits into our advisory and brokerage products:

	For the twelve months ended March 31, 2023		For the years ended December 31,
(in millions)			2022		2021		2020
In-plan(a)(b)
Periodic	$3,833	37.2%	$3,785	37.9%	$3,758	36.6%	$3,676	41.4%
Non-periodic	2,014	19.6%	2,033	20.3%	2,153	21.0%	1,736	19.6%
Total in-plan	5,847	56.8%	5,818	58.2%	5,911	57.6%	5,412	61.0%
Out-of-plan
Out-of-plan proprietary annuities	2,454	23.8%	2,124	21.2%	1,855	18.1%	2,084	23.5%
Advisory and brokerage	1,998	19.4%	2,058	20.6%	2,502	24.3%	1,376	15.5%
Total out-of-plan	4,452	43.2%	4,182	41.8%	4,357	42.4%	3,460	39.0%
Total	$10,299	100.0%	$10,000	100.0%	$10,268	100.0%	$8,872	100.0%
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(a)In-plan premium and deposits include sales of variable and fixed annuities, as well as mutual funds for 403(b), 401(a), 457(b) and 401(k) plans.
(b)Includes $3.6 billion for the twelve months ended March 31, 2023 and $3.5 billion, $3.1 billion and $3.0 billion of inflows related to in-plan mutual funds for the years ended December 31, 2022, 2021 and 2020, respectively.
For the twelve months ended March 31, 2023, approximately 37% of our new sales were attributable to in-plan periodic deposits, which represent employee contributions via payroll deduction, matching employer contributions and other deposits of a recurring nature. Periodic deposits provide stability to our overall sales volumes, and we believe they are less sensitive to economic and competitive conditions than sales of out-of-plan annuities and other products.
We receive fee-based income for providing plan administration on our open architecture recordkeeping platform, from our variable annuity separate account and from investment advisory services, and spread-based income from fixed annuity and fixed index annuity assets. Fee-based income is primarily based on the assets under administration and spread-based income is based on the difference between crediting rates and yields earned on assets we invest in our general account.

The following table presents Group Retirement spread and fee income:

	For the twelve months ended March 31, 2023		For the years ended December 31,
(in millions)			2022		2021		2020
Net base spread income(a)	$783	51.2%	$749	47.2%	$761	36.5%	$799	44.3%
Variable investment income, excluding affordable housing	50	3.3%	118	7.4%	424	20.3%	215	11.9%
Affordable housing	—	—%	—	—%	84	4.0%	74	4.1%
Total Spread income(b)	$833	54.4%	$867	54.6%	$1,269	60.8%	$1,088	60.3%
Fee Income(a)(c)	697	45.6%	720	45.4%	817	39.2%	715	39.7%
Total	$1,530	100.0%	$1,587	100.0%	$2,086	100.0%	$1,803	100.0%
__________________
(a)The results for the years ended December 31, 2022 and 2021 have been updated to reflect the adoption of LDTI. No updates have been made to the results for the year ended December 31, 2020 as our effective date for LDTI adoption was January 1, 2021.
(b)Total spread income represents base net investment income less interest credited to policyholder accounts balances, exclusive of amortization of DSI of $14 million for the twelve months ended March 31, 2023 and $14 million, $15 million and $0 million for the years ended December 31, 2022, 2021 and 2020, respectively.
(c)Fee income is defined as policy fees plus advisory fee and other income.
The following table presents Group Retirement account value by product:

	March 31,		December 31,
(in billions)	2023		2022		2021		2020
By product
Variable annuity without GLB	$56.2	71.9%	$55.3	71.7%	$66.5	75.2%	$63.0	74.8%
Variable annuity with GLB	2.1	2.7%	2.1	2.7%	2.7	3.1%	2.7	3.2%
Fixed annuity	15.5	19.9%	15.5	20.1%	15.1	17.1%	14.7	17.5%
Fixed index annuity	4.3	5.5%	4.2	5.5%	4.1	4.6%	3.8	4.5%
Total	$78.1	100.0%	$77.1	100.0%	$88.4	100.0%	$84.2	100.0%
Distribution
Since we started our first K-12 retirement plan relationship in 1964, Group Retirement has built a large, well-diversified business with many long-tenured partnerships. Group Retirement is supported by institutional business development professionals that partner with the plan consultant community and maintains relationships with existing plan sponsors. The team is structured to engage effectively across our different employer markets to acquire, retain and meet the different needs of exclusive and multi-vendor relationships.
We offer plan sponsors actionable insights through SponsorFIT (“SponsorFIT”), our intuitive plan sponsor portal, helping plan sponsors use data to make well-informed decisions. With real-time data on participant engagement, advisor activity and investment selection, plan sponsors can spot trends and adjust for improved retirement outcomes. Our relationship management team works closely with plan sponsors to leverage plan data and other key metrics from SponsorFIT to build comprehensive business plans aimed at improving their overall plan health.
As of March 31, 2023, we employed approximately 1,100 employee financial advisors, averaging approximately 10 years of tenure with our company. These advisors are able to engage plan participants early in their careers and serve them throughout their entire savings and retirement journey. To meet plan sponsor preferences and client needs, we have a range of financial professionals, including salaried retirement plan consultants, financial advisors and phone-based financial professionals to provide the right level of support. These professionals provide a wide range of services, including enrollment support, details on plan design, financial plans and individual financial wellness programs.
Our clients have access to self-service tools and education on our participant digital service platform specific to our Group Retirement business. In addition, we offer an interactive financial planning tool, Retirement Pathfinder, a do-it-yourself option or the choice to build a financial plan with an advisor. Retirement Pathfinder considers the individual’s entire financial picture and enables real-time decision-making relative to savings levels, investment allocation, retirement date and personal goals, putting our clients in control of their financial futures. Our advisors seek to meet our clients early on in their careers and advocate for good financial planning habits, drive increased contributions and asset levels and provide support into and through retirement. As of March 31, 2023, approximately 1.6 million of our in-plan participants did not have an out-of-plan product, resulting in a significant pipeline of potential clients for deeper engagement with our employee financial advisors. Over time, we support our clients entering the spending phase of their financial journey by reviewing solutions such as remaining in-plan or other out-of-plan options, with approximately 14% of rollovers out of their retirement plans being retained by our advisors in an out-of-plan IRA in the three months ended March 31, 2023.
Group Retirement has been actively investing in technology and contemporary digital solutions to improve the client experience and optimize our platform. These investments have led to broad-based improvements, efficiencies and client satisfaction.
Markets
We see significant growth opportunities in two of the fastest growing segments of the U.S. retirement market. Our core in-plan business targets tax exempt and public sector institutions spanning K-12 schools, higher education institutions, healthcare providers, government employers and other tax-exempt institutions. Our out-of-plan business targets IRAs, which, according to Cerulli Associates, is expected to be the largest and fastest-growing segment of U.S. retirement assets. The end consumers in our core in-plan business are primarily mass market and mass affluent, with smaller average account sizes and are younger than our Individual Retirement clients.
Competition
Our Group Retirement segment sells annuities and other brokerage and advisory services and competes for plan sponsor and out-of-plan clients. In the plan sponsor market, Group Retirement competes to provide retirement plan products, primarily to serve tax exempt and public sector employers, with other insurance companies and asset managers. We have a history of providing competitive products with a high-touch service model to employers; however, pressure on fees and need for high tech solutions can impact new business sales and ability to grow profitably. In the out-of-plan market, Group Retirement competes with other broker-dealers and registered investment advisors in serving individuals’ holistic retirement planning needs. We meet these needs through the financial planning process with a combination of proprietary and limited non-proprietary annuities, investment advisory brokerage services offering mutual funds, portfolio models and ETFs.
Strategy
Continue to grow our sophisticated advisory platform: We intend to continue to grow our high-margin, capital-efficient in-plan and out-of-plan advisory platform by providing comprehensive financial planning services through approximately 1,100 employee financial advisors as of March 31, 2023. We believe our employee financial advisors will continue to play an important role in growing the advisory platform by providing full-service investment and retirement planning advice to long-term clients and their families. By continuing to offer third-party mutual funds and expanding the annuity offerings, we expect to capture additional fee-based revenue while providing our clients attractive financial solutions outside of the scope of our own product suite.
Increase penetration in core markets and expand into new markets and solutions: We plan to continue to target certain sub-markets with a strong need for in-plan advice, attractive profitability and alignment to our business strengths, including tax-exempt and public sector employees in the K-12, higher education, healthcare provider, government employer and other tax-exempt institution markets. We intend to leverage our strong market positioning, platform capabilities and relationships with plans and plan consultants to continue to drive new plan relationships, secure exclusive vendor status and expand participation rates. In addition, we expect to continue to build new businesses and solutions to access adjacent market opportunities.
Build deeper, broader and longer-term client relationships: We expect to continue to develop meaningful, long-term relationships with clients earlier in their financial life cycle of accumulating retirement savings by leveraging our in-plan market share, broad suite of end-to-end capabilities and highly experienced in-house advisor network. Our goal is to build trust with our clients over time and tailor our engagement based on their ongoing needs. As our client’s financial needs mature, we will look for additional opportunities to serve our clients’ interests with a diverse range of financial products and services.
Invest in technology and digitization to enhance the client experience: We intend to continue to invest in technology and digitization to meet the rapidly changing consumer expectations for responsiveness and personalization. We have already made significant investments in digitizing our advisors’ end-to-end toolkits to provide differentiated interactive experiences, which we expect will help us win new business and drive participant enrollment and enhance financial wellness. In addition, we are actively developing tools for plan sponsors to drive plan utilization, educate on plan benefits and enhance and monitor participant engagement.
Risk Management
Our Group Retirement risk management philosophy begins with the way we generate business, recognizing the opportunity for long-term, multi-product relationships with plan sponsors and individuals. Our in-plan solutions are open architecture or annuity-based record-keeping platforms that generate a combination of fee- and spread-based income and have minimal exposure to guaranteed living benefits. Similarly, most of our out-of-plan business is in accumulation-oriented annuities, brokerage and advisory solutions. For the proprietary annuity with living benefits that we sell, we leverage the product, design, pricing, hedging and administrative capabilities of Individual Retirement. Our Group Retirement risk management approach is also designed to integrate and account for our VALIC Financial Advisors brokerage and advisory business.
Diversified business mix: The broad scope of our products and services, including recordkeeping, proprietary and limited non-proprietary annuities, mutual funds and advisory services provides a diverse source of fee and spread income and includes solutions with differing capital needs. We do not have any significant concentration of earnings, given the large number of plans and individual clients across multiple market segments and geographies.
Product design
•Retirement plans: For recordkeeping, plans using our in-plan recordkeeping are designed and priced on a case-by-case basis to balance competitiveness, risk, capital needs and profitability. For annuity plans, we manage crediting rates, investment options and our cost structure to help achieve desired returns.
•Proprietary annuities: Our proprietary annuities are primarily accumulation-oriented products. Products with guaranteed living benefits mirror the design and risk management framework, including hedging, followed by Individual Retirement.
•Variable annuity: Our variable annuity GMDB exposure is primarily related to return of premium guarantees, including roll-up policies, 100% of which will revert to return of premium after the relevant individual reaches age 70.

The following table presents our account value by GMDB design in our variable annuity portfolio:

	March 31,		December 31,
(in billions)	2023		2022		2021		2020
Roll-up, will revert to return of premium*	$32.3	55.3%	$31.7	55.3%	$40.5	58.6%	$39.4	60.0%
Roll-up, reverted to return of premium*	15.7	26.9%	15.4	26.8%	16.8	24.3%	14.9	22.7%
Return of premium	10.0	17.1%	9.9	17.2%	11.6	16.7%	11.1	16.8%
Return of account value	0.3	0.5%	0.3	0.5%	0.2	0.3%	0.2	0.4%
Maximum anniversary value	0.1	0.2%	0.1	0.2%	0.1	0.1%	0.1	0.1%
Total	$58.4	100.0%	$57.4	100.0%	$69.2	100.0%	$65.7	100.0%
__________________
*Group Retirement guaranteed roll-up benefits generally revert to the return of premium at age 70. As of March 31, 2023, this includes 204,404 contracts for policyholders age 70 and over, with associated account values of $8.4 billion held in the general account and $7.3 billion held in separate accounts; as of December 31, 2022, this includes 202,994 contracts for policyholders age 70 and over, with associated account values of $8.5 billion held in the general account and $6.9 billion held in separate accounts; as of December 31, 2021, this includes 192,606 contracts for policyholders age 70 and over, with associated account values of $8.3 billion held in the general account and $8.5 billion held in separate accounts. These contracts that have reverted to return of premium benefits due to the attained age of the policyholder represent a net amount at risk of $50 million and $64 million and $19 million at March 31, 2023, December 31, 2022 and December 31, 2021, respectively.
The following table presents our variable annuity account values by benefit type:

Variable annuity account values by benefit type*	March 31,		December 31,
(in billions)	2023		2022		2021		2020
GMDB only	$56.2	96.3%	$55.3	96.3%	$66.5	96.0%	$63.0	95.9%
GMDB and GMWB	2.1	3.7%	2.1	3.7%	2.7	4.0%	2.7	4.1%
Total	$58.3	100.0%	$57.4	100.0%	$69.2	100.0%	$65.7	100.0%
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*Excludes a block of assumed business with total account value of $113 million as of March 31, 2023 and $113 million, $161 million and $183 million as of December 31, 2022, December 31, 2021 and December 31, 2020, respectively.
Variable annuity net amount at risk
The NAR for Group Retirement’s GMDB and GMWB are calculated in the same way as described for Individual Retirement.
The following table presents our variable annuity NAR by guarantee type:

	March 31,	December 31,
	2023	2022	2021	2020
(in millions)	NAR	NAR	NAR	NAR
GMDB(b)	$266	$371	$159	$180
Combined(a)(b)	$31	$39	$14	$61
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(a)Certain contracts contain both guaranteed GMDB and GMWB features and are modeled together for the purposes of calculating the MRB.
(b)The results for the years ended December 31, 2022 and 2021 have been updated to reflect the adoption of LDTI. No updates have been made to the results for the year ended December 31, 2020 as our effective date for LDTI adoption was January 1, 2021.
The primary risk associated with the fixed investment option we offer, both in-plan and out-of-plan, relates to low fixed income returns leading to spread compression. For several years, we have been successful in introducing lower GMIR fixed options into many of our plans. In addition, consistent with Individual Retirement, we have reduced the GMIRs on our fixed annuities and fixed investment options over time, in line with market conditions and competitor actions. Disciplined rate setting has also helped to mitigate some of the pressure on spreads. Since

December 31, 2019, the proportion of the portfolio with no GMIR or a GMIR of less than 2% has grown from 34% to 41%, due to the issuance of new business and run-off of older contracts with higher GMIRs.
Fixed annuities and fixed investment options offered in-plan are exposed to significantly less disintermediation risk in the event of rising interest rates due to plan and participant level restrictions on withdrawals. Group Retirement annuity deposits are typically subject to five-to-seven year surrender charge periods, which may also help mitigate increased early duration surrenders in a rising rate environment.
Our out-of-plan fixed index annuity product design and approach to hedging mirrors that of Individual Retirement, with Group Retirement sales beginning in 2015.
The following table presents our fixed index annuity account value by guarantee type:

	March 31,		December 31,
(in millions)	2023		2022		2021		2020
No GMWB	$2,394	56.3%	$2,401	56.3%	$2,249	54.8%	$2,003	53.0%
GMWB	1,855	43.7%	1,860	43.7%	1,853	45.2%	1,775	47.0%
Total	$4,249	100.0%	$4,261	100.0%	$4,102	100.0%	$3,778	100.0%
Operational risk management
Retirement plan recordkeeping and administration, brokerage and advisory services are complex and highly regulated. As a result, our Group Retirement business faces a variety of operational risks, including people, process, technology and external events risk. We have a risk and control team to facilitate the identification and mitigation of operational risks along with a dedicated Enterprise Risk Management (“ERM”) team to provide review and challenge of management’s risk and control self-assessments, as well as oversight and monitoring of operational risk. Additionally, Group Retirement has a dedicated team of compliance professionals who bring a variety of regulatory expertise to bear as part of the overall operational risk management program.
LIFE INSURANCE
Overview
We develop and distribute life insurance products in the U.S. market (“Domestic Life”) with a growing presence in the life insurance market in the United Kingdom and the distribution of private medical insurance in Ireland (“International Life”). We are a key player in the term life insurance, index universal life insurance and smaller face amount whole life insurance markets, ranking as a top 25 seller of term life insurance (“Term”), universal life insurance (“UL”) and whole life insurance (“Whole Life”) products for the year ended December 31, 2022. We are also expanding our presence in transactional segments of the Whole Life market with new product offerings. Our well-balanced distribution platform enables us to have access to approximately 900 MGAs/BGAs and approximately 34,000 independent agents as of March 31, 2023 in a rapidly evolving market. As of March 31, 2023, our Domestic Life business had $985 billion of in-force life insurance coverage, approximately 4.3 million in-force policies, net of those ceded to Fortitude Re and $23.5 billion of net insurance liabilities. As of March 31, 2023, our International Life business had $231 billion of in-force life insurance coverage, approximately 2.5 million policyholders and $220 million of net insurance liabilities.
After a comprehensive review, we decided to evaluate strategic alternatives and a potential sale of our health insurance business in Ireland, which is distributed through the Laya Healthcare MGA and underwritten by a third party. We believe this will help streamline the Corebridge portfolio and allow us to focus on life and retirement products and solutions. For the years ending December 31, 2022, 2021 and 2020, Laya Healthcare has averaged approximately $33 million of pre-tax income annually.
Versatile and competitive product suite: We offer a competitive and flexible product suite that is designed to meet the needs of our specific customer segments and actively manage new product margins and in-force profitability. We actively participate in chosen product lines that we believe have better growth and margin prospects for our offerings, including Term and index universal life insurance (“IUL”), and have reduced our exposure to interest rate sensitive products, including guaranteed universal life insurance (“GUL”) and guaranteed variable universal life insurance (“VUL”), the latter of which we no longer offer. Our dynamic product offerings and design expertise are complemented by our: (i) long-term commitment to the U.S. market; (ii) robust distribution capabilities, which enable us to expand our presence in key pockets of growth, such as guaranteed issuance whole life (“GIWL”) and simplified issue whole life (“SIWL”); and (iii) disciplined underwriting profile, consistently resulting in mortality at or below pricing, excluding COVID-19 impacts. We continue to execute our multi-year strategies to enhance returns, including building state-of-the-art digital platforms and underwriting innovations, which are expected to continue to bring process improvements and cost efficiencies.
Well-positioned to meet the growing demand for life insurance: We believe that there is a significant and growing demand in the market for certain types of life insurance and in turn, demand for our products. Consumers have a significant need for life insurance. Additionally, consumers use life insurance to provide living benefits in case of chronic, critical or terminal illnesses, and to supplement retirement income. Yet according to LIMRA, 48% of American adults surveyed in 2023 did not own any form of life insurance. Further, 70% of respondents said they need life insurance, representing a 22% “life insurance protection gap,” more than twice the amount recorded in 2019. Against this trend, almost one-third of Americans (31%) say they are more likely to purchase coverage because of the pandemic, according to LIMRA.
Diversified distribution network with significant direct-to-consumer platforms: We have strong third-party distribution relationships, providing us with access to approximately 900 MGAs/BGAs and approximately 34,000 independent agents as of March 31, 2023. Within our platform, we have a growing connection to direct-to-consumer distribution both through select partnerships, where the end distributor sells via a direct marketing model, and our wholly owned AIG Direct that represented 11% of our sales for the twelve months ended March 31, 2023. These distribution relationships provide us with access to a broad range of customers from the middle market to high net worth and present us with growth opportunities across our customer base.
The following table presents a breakdown of our Life continuous payment premium equivalent (“CPPE”)* sales by geography:

	For the twelve months ended March 31, 2023		For the years ended December 31,
(in millions)			2022		2021		2020
Domestic Life	$255	57.0%	$248	55.9%	$252	55.6%	$267	58.6%
International Life	192	43.0%	196	44.1%	201	44.4%	188	41.4%
Total	$447	100.0%	$444	100.0%	$453	100.0%	$455	100.0%
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*Life insurance sales are shown on a CPPE basis. Life insurance sales include periodic premiums from new business expected to be collected over a one-year period and 10% of unscheduled and single premiums from new and existing policyholders.
The following table presents a breakdown of our International Life CPPE sales by product:

	For the twelve months ended March 31, 2023		For the years ended December 31,
(in millions)			2022		2021		2020
Group Business	$95	49.5%	$96	48.9%	$100	49.7%	$96	51.0%
Term Life	59	30.7%	66	33.7%	69	34.3%	63	33.5%
Critical Illness	17	8.9%	16	8.2%	18	9.0%	14	7.4%
Whole life	19	9.9%	16	8.2%	11	5.5%	11	5.9%
Income Protection	1	0.5%	1	0.5%	2	1.0%	2	1.1%
Benefits and riders	1	0.5%	1	0.5%	1	0.5%	2	1.1%
Total	$192	100.0%	$196	100.0%	$201	100.0%	$188	100.0%

The following table presents a breakdown of our Ireland Life gross commission by product:

	For the twelve months ended March 31, 2023		For the years ended December 31,
(in millions)			2022		2021		2020
Private medical insurance commission*	$107	97.3%	$106	97.3%	$103	97.2%	$90	97.8%
Life income	2	1.8%	2	1.8%	2	1.9%	1	1.1%
Other income	1	0.9%	1	0.9%	1	0.9%	1	1.1%
Total	$110	100.0%	$109	100.0%	$106	100.0%	$92	100.0%
__________________
*Includes health and well-being.
The following table presents a breakdown of our Life insurance net insurance liabilities by geography:

Net insurance liabilities by Geography	March 31,		December 31,
(in millions)	2023		2022		2021		2020
Domestic Life*	$23,452	99.1%	$22,984	99.2%	$27,705	98.8%	$25,968	98.0%
International Life*	220	0.9%	195	0.8%	336	1.2%	520	2.0%
Total	$23,672	100.0%	$23,179	100.0%	$28,041	100.0%	$26,488	100.0%
__________________
*The results for the years ended December 31, 2022 and 2021 have been updated to reflect the adoption of LDTI. No updates have been made to the results for the year ended December 31, 2020 as our effective date for LDTI adoption was January 1, 2021.
Products
We are focused on providing financial security for our policyholders and their loved ones when they need it most. Our life insurance and protection products include Term, IUL and Whole Life. Our product suite was historically positioned towards higher net worth customers, but our more recent mix of products has expanded our presence in the middle market with the introduction of GIWL and SIWL products, more emphasis on selected distribution channels and de-emphasis of GUL. Our Domestic Life business accounts for $22.9 billion of our general account value and $0.8 billion of our separate account value as of March 31, 2023.
We offer group and individual life insurance in the UK, and distribute private medical insurance in Ireland. Our UK business has grown rapidly and we believe it to be the fourth-ranked provider of individual life new business in the market as of December 31, 2022. In Ireland, we are the second-ranked distributor and administrator of private medical insurance by market share as of December 31, 2022, through an MGA model whereby we manage the distribution and customer service for our clients while leveraging a deep carrier relationship to provide the risk underwriting. As of March 31, 2023, we had $231 billion of in-force coverage across 2.5 million policyholders in the UK, and over 685,000 customers in Ireland.
Our traditional life insurance (“Traditional Life”) products include Term and Whole Life. Our universal life insurance (“Universal Life”) products include IUL, GUL and VUL.
The following table presents a breakdown of our Life insurance premium and deposits by product:

	For the twelve months ended March 31, 2023		For the years ended December 31,
(in millions)			2022		2021		2020
Traditional Life	$1,814	42.9%	$1,820	42.9%	$1,804	42.6%	$1,772	43.8%
Universal Life	1,601	37.9%	1,600	37.8%	1,635	38.7%	1,649	40.7%
Total US	3,415	80.8%	3,420	80.7%	3,439	81.3%	3,421	84.5%
International	813	19.2%	816	19.3%	789	18.7%	626	15.5%
Total	$4,228	100.0%	$4,236	100.0%	$4,228	100.0%	$4,047	100.0%

The following table presents a breakdown of our Domestic Life insurance net insurance liabilities by product:

	March 31,		December 31,
(in billions)	2023		2022		2021		2020
Traditional Life*	$9.3	39.6%	$9.0	39.1%	$11.8	42.6%	$9.7	37.3%
Universal Life*	14.2	60.4%	14.0	60.9%	15.9	57.4%	16.3	62.7%
Total	$23.5	100.0%	$23.0	100.0%	$27.7	100.0%	$26.0	100.0%
__________________
*    The results for the years ended December 31, 2022 and 2021 have been updated to reflect the adoption of LDTI.
Our product suite is competitive and flexible, and is designed to accommodate the current and future needs of specific customer segments. For example, our cash access features provide access to liquidity prior to death, while our enhanced and guaranteed cash value features enable the policy to flex to address future consumer needs. Our recent and current product offerings include:
Traditional Life
Term Life Insurance — Term provides death benefit coverage and level premiums for a specified number of years. A focus area for our business, we offer Term products with coverage durations and coverage tailored to serve our customers’ financial plans. We have a strong reputation as a top Term insurance provider, with key focus ages between 20 and 70 years old. The average face amount of our Term insurance products is approximately $725,000.
Whole Life Insurance — Whole Life provides permanent death benefit coverage and a tax-advantaged savings component that accumulates at a fixed rate. We offer a GIWL product focused on the senior final expense market at low face amounts. With more of the population reaching retirement age over the next several years, we see this as an area that we expect to meaningfully contribute to our growth. Our success and growth in the senior market has led to the development of an SIWL product for this market, which had a broad market launch in the second half of 2022 on a digital platform to streamline the sales process and customer experience as well as scale volume more cost effectively. Our GIWL and SIWL products have an average face amount of approximately $10,000 and $15,000, respectively. For both GIWL and SIWL products, we target customers between the ages of 50 and 80 years old.
GIWL is underwritten with a 100% acceptance rate regardless of an individual’s underlying health. This underwriting methodology is typically paired with a graded death benefit product that limits death benefit proceeds during the first few years of a life insurance policy to minimize adverse mortality impacts and keep coverage affordable. SIWL underwriting requires limited applicant information relative to traditional underwriting, requiring an abbreviated application without a physical examination or laboratory testing. This streamlined structure is typically associated with simpler products and lower death benefit amounts to ensure the product offering is made available at an affordable price and meeting different client needs.
Universal Life
Index Universal Life Insurance — IUL provides permanent death benefit coverage and a tax-advantaged savings component that accumulates with performance tied to a chosen index. We provide two main IUL products, Max Accumulator+ and Value+ Protector, to meet the accumulation and protection needs of our policyholders in a wide range of target ages from younger to middle-aged. These products allow the statutory policyholder to participate in a portion of the performance of an index price movement while also protecting them from negative return risk. Both of our IUL products provide some customers with a fluid-less option up to a $2 million face amount, offering a streamlined customer experience. The Max Accumulator+ product has key focus ages between 30 and 55 years old with average face amounts of approximately $500,000, while the Value+ Protector product has key focus ages between 45 and 70 years old with average face amounts of approximately $300,000.
Guaranteed Universal Life Insurance — GUL provides permanent death benefit coverage and a tax-advantaged savings component that accumulates at a crediting rate set by the insurance company. We issue a guaranteed death benefit product that provides low-cost permanent death benefit protection. Beginning in 2019, we began to diversify our sales away from GUL to focus on less interest rate sensitive market segments, resulting in a steep decline in sales. We do not anticipate this product line to be a large contributor to our portfolio over the near term.
The following table presents the net balance sheet impact for universal life policies with secondary guarantees and for universal life policies with similar expected benefit payment patterns. The table reflects the impact of reinsurance, including business ceded to Fortitude Re, and includes policyholder benefit liabilities. Account values for index universal life policies are removed from this table.

	For the twelve months ended March 31, 2023	For the years ended December 31,
(in millions)		2022	2021	2020
ULSG liability, excluding impact of unrealized appreciation on investments, beginning of year*	$2,695	$2,653	$2,363	$1,942
Actuarial Assumption updates*	(24)	(24)	(116)	180
Incurred guaranteed benefits*	877	909	934	711
Paid guaranteed benefits*	(553)	(605)	(528)	(470)
ULSG liability, excluding impact of unrealized appreciation on investments, end of year	$2,995	$2,933	$2,653	$2,363
ULSG Account value*	1,807	1,821	1,834	1,902
ULSG liability, excluding impact of unrealized appreciation on investments, end of year ULSG AV	$4,802	$4,754	$4,487	$4,265
ULSG Fee value	$1,059	$1,066	$1,027	$1,087
__________________
*The results for the years ended December 31, 2022 and 2021 have been updated to reflect the adoption of LDTI. No updates have been made to the results for the year ended December 31, 2020 as our effective date for LDTI adoption was January 1, 2021.
As of March 31, 2023, the net ULSG liability of $3.0 billion represents approximately 1% of our net insurance liabilities. As of December 31, 2022, the statutory net ULSG liability of approximately $2.6 billion represents approximately 0.9% of our combined statutory reserves of the fleet. We carry positive statutory cash flow testing and GAAP loss recognition margins on this portfolio, noting that our ultimate lapse rates are zero for statutory reserves and generally 1% or lower for GAAP liabilities.
Variable Universal Life Insurance — VUL provides permanent death benefit coverage and a tax-advantaged savings component whose performance is tied to underlying investment funds selected by the policyholder. We made the decision to exit this market in 2021 due to unattractive profitability and embedded volatility from rate and equity exposures.
The following table presents a breakdown of our Domestic Life CPPE sales by product:

	For the twelve months ended March 31, 2023		For the years ended December 31,
(in millions)			2022		2021		2020
Traditional Life	$159	62.4%	$154	62.1%	$150	59.5%	$154	57.7%
Universal Life	96	37.6%	94	37.9%	102	40.5%	113	42.3%
Total	$255	100.0%	$248	100.0%	$252	100.0%	$267	100.0%
The following table presents Life Insurance underwriting margin:

(in millions)	For the twelve months ended March 31, 2023	For the years ended December 31,
		2022	2021	2020
Underwriting margin*	$1,545	$1,561	$1,614	$1,261
__________________
*The results for the years ended December 31, 2022 and 2021 have been updated to reflect the adoption of LDTI. No updates have been made to the results for the year ended December 31, 2020 as our effective date for LDTI adoption was January 1, 2021.

Distribution
We have a strong and well-balanced distribution platform through which we reach and serve a wide range of customers. Our products are sold primarily through independent distribution channels and our direct-to-consumer platform, AIG Direct. Our platform provides access to approximately 34,000 independent agents, approximately 900 MGAs/BGAs and approximately 120 in-house agents as of March 31, 2023.
The breadth of our distribution platform enables us to match our products with appropriate channels. For example, we sell final expense coverage for seniors primarily through our Transactional Markets Groups (“TMG”) and a specialized IUL product primarily through Partners Group (“PG”). Furthermore, our strategy is to continue to expand our presence in underserved, higher growth areas, notably in the middle market. We also intend to strengthen our presence in channels exhibiting strong sales growth in products that we believe offer superior risk-adjusted returns, including TMG and PG. Regardless of the market, we seek to provide our policyholders with meaningful value for their premium dollars.
Our current distribution channel structure is outlined below:
AIG Direct — Our direct-to-consumer channel employs approximately 120 salaried agents as of March 31, 2023, and sells Term products through a call center model. AIG Direct primarily markets to middle market consumers through a variety of direct channels, including several types of digital channels such as search advertising, display advertising and email as well as direct mail.
Brokerage — A variety of traditional intermediaries market our Term and IUL products to middle market, mass affluent, affluent and some high net worth markets. Our broker intermediaries typically sell through a mix of digital, direct and in-person methods. We have significantly re-priced and de-emphasized GUL products in the brokerage channel over the last several years.
Partners Group — We partner with independent MGAs who tend to work with a smaller number of carriers to sell our Term and IUL products to middle market, mass affluent and affluent markets. Our independent MGA partners distribute products primarily face-to-face.
Transactional Markets Group — We partner with senior market-focused BGAs and direct marketers to provide GIWL products for middle market seniors, with a SIWL product launched in the second half of 2022. We have approximately 144,000 contracted agents who can sell our products through a mix of direct marketing and traditional methods. Until November 2021, TMG only sold GIWL products.
The following table presents a breakdown of our Domestic sales by distribution channel:

	For the twelve months ended March 31, 2023		For the years ended December 31,
(in millions)			2022		2021		2020
Brokerage	$89	34.9%	$85	34.3%	$84	33.3%	$83	31.1%
Partners Group	74	29.0%	72	29.0%	69	27.4%	79	29.6%
Transactional Markets	58	22.7%	57	23.0%	60	23.8%	53	19.9%
Direct	29	11.4%	28	11.3%	30	11.9%	38	14.2%
Other	5	2.0%	6	2.4%	9	3.6%	14	5.2%
Total	$255	100.0%	$248	100.0%	$252	100.0%	$267	100.0%
Markets
Our life insurance products are sold to a diverse demographic including high net worth, affluent, mass affluent and middle market consumers. We continue to see significant growth opportunities in the market, with nearly half of American adults not owning any form of life insurance, despite the growing number who recognize the importance of coverage. As a result, we anticipate expansion of life insurance and protection products.

Competition
We compete in a mature market with other large, well-established carriers including mutual, private and public insurance companies. Over the past several years, low interest rates decreased the returns on spread-based life products, causing several of our peers to reevaluate their portfolio strategy and exit from select operations. Nevertheless, the life insurance industry remains highly competitive, with existing players and new entrants competing on factors such as product design, scale, pricing, financial strength, service, digital capabilities and name brand.
Strategy
Diverse distribution channels: We intend to continue to expand on our history of innovation to offer high value and transparent products to consumers. We expect to place enhanced focus on driving growth through our Transaction Markets Group, Partners Group and direct-to-consumer channels.
Meet consumer demand from protection gap: We believe that our distribution footprint and product suite position us well to address the life insurance protection gap that is prevalent across the United States. We have a long history of strong performance in the Term market that we expect to grow through enhanced consumer awareness of life insurance coupled with an improved new business process. We are well-positioned for growth in the IUL and final expense markets through a combination of innovative products and processes delivering value for the end consumer.
Digitization and modernization of purchase and underwriting processes: We seek to streamline and improve the client and agent experience through digital engagement, process digitization and continued implementation of underwriting innovation. We recognize the inconveniences that traditional underwriting processes can present to consumers and endeavor to make the purchase experience easier and more seamless for potential clients while maintaining our focus on risk management and go-forward profitability. We have and will continue to expand our life insurance underwriting data sources to help us augment application information and obtain more precise underwriting data. The traditional and invasive medical exam and fluid analysis can, in certain situations, be replaced and/or confirmed with available data tools that provide automated and historic applicant information. Using this information in our internally built model allows us to expedite and refine underwriting outcomes. We plan to continue to innovate in the underwriting and customer acquisition process, while focusing on fair, transparent and reasonable use of new technologies in the life insurance underwriting process. For a discussion of risks associated with such technological changes, see “Risk Factors—Risks Relating to Business and Operations—We face intense competition in each of our business lines and technological changes may present new and intensified challenges to our business.” We utilize our risk management and governance frameworks to support this innovation. See “—Risk Management—Underwriting” below for additional information.
Generate strong cash flows through reduction of interest-sensitive and capital-intensive products: We are continuing to transition our products away from capital-intensive and highly interest-sensitive products and towards more focused, protection-oriented products such as GIWL, SIWL, IUL and Term.
Risk Management
Our approach to risk management begins with the selection of liabilities that we choose to generate. Our Life Insurance portfolio provides a balanced source of returns with a focus on segments of the life insurance market with less capital intensity and interest rate sensitivity. We use sophisticated and well-developed underwriting procedures to price the risks we originate and a measured approach to reinsurance to determine the exposures we chose to retain. Our enterprise-wide asset liability management and hedging practices are leveraged to further improve the risk profile of our Life Insurance business.
Diversification
Our Life Insurance business is diversified by our multi-channel distribution approach, accessing both direct-to-consumer and third-party channels, and by geography through our International Life operations.

Product design and pricing
We aim to provide protection-focused products through our Term, Whole Life and IUL products, which have less capital intensity than other segments of the market, such as UL products with secondary guarantees. We believe this product set provides significant consumer value through financial protection and results in an attractive and well-managed liability portfolio.
Product pricing is part of a robust product development process that takes into consideration a balance of market positioning, risk analysis and profitability. A disciplined approach is taken to actively manage new product margins and in-force profitability. For new product sales, we target top quartile market performance with strong margins with the goal of providing a good consumer value for the cost of the product.
Detailed review of all assumptions is conducted and approved with a formal committee structure supported by a wide group of internal stakeholders to ensure risk mitigation and alignment to company objectives.
Our legacy universal life block contains secondary guarantees which become more valuable to the policyholder as interest rates decrease. We have established additional policyholder liabilities (in addition to the base liabilities) to account for future policyholder benefits resulting from these guarantees. We have recently deprioritized the sale of guaranteed universal life and it is expected to continue to account for a small portion of our product portfolio in the future.
Underwriting
We have a disciplined underwriting process designed to perform a comprehensive risk analysis and final assessment on each individual file, assessing the relative risk from both a medical and financial standpoint. The process is designed to meet individual product pricing, mortality and profitability expectations while adhering to our carefully formulated internal medical and nonmedical underwriting guidelines as well as all legislative directives and requirements.
Throughout our history, we have tried to continually improve our underwriting. Since the mid-2000s, we have integrated several newly available sources of data to confirm and refine our traditional underwriting, including databases that house pharmaceutical data, medical claims data and historical lab test data. These additional data sources and analytics include prescription drug databases, medical claims data, historical medical lab data and lab scoring (third-party and in-house scoring across other sources of medical data to incorporate cross-effects, in addition to single measurements of various indications), all of which are now used in various ways across our underwriting process. These sources help augment more traditional data sources such as application questions, lab data gathered via a paramedical visit and physical medical records reviews. We have also continued to refine our process of evaluation within existing data sources, such as gathering more refined data on cardiac conditions and opioid use. We expect to continue to improve our underwriting standards and refine our underwriting guidelines once or more per year. Our team of underwriting and medical professionals is highly experienced averaging more than 25 years of industry experience.
We remain focused on continually incorporating the latest evidence, data and risk experience to enhance our underwriting efficiency through more accurate risk assessments, faster service and enhanced customer satisfaction for both distribution and policyholders — all contributing to increased profitability.
Maintaining strong controls is very important and includes such rigor as periodic audits from our reinsurers, regular internal audit review, comprehensive and continual underwriter training, and in-force risk reviews such as post-issue prescription drug checks, contestable claims and living benefit assessments.
We have also been working to automate certain underwriting reviews so as to make decisions on applications in a similar manner as underwriters today, but without human intervention. This has resulted in material efficiency improvements, including an estimated greater than 70% increase in automated underwriting throughput rates, a more than 15-day average reduction in turnaround times and a 45% reduction in Attending Physician Statement orders since 2017. We plan to continue to increase automated underwriting while maintaining our risk discipline to effectively manage mortality margins.

Accelerated Underwriting (“AU”), underwriting without a traditional medical exam and lab profile, is increasingly a strategic imperative to maintain our core market position. A key focus is on using data sources and analytics to replicate the value of traditional medical information, while maintaining risk discipline. We offer AU on Term insurance products that have face amounts up to $1 million, and IUL insurance products that have face amounts up to $2 million.
While expansion of automated decisioning applications and AU is part of our strategy, we are moving forward carefully with control and compliance processes in place to minimize risk and leverage key learnings. Performance monitoring, risk metrics and exposure limits, back-testing and audits are in place. We conduct due diligence on the distributors and other third parties that are involved with our automated decisioning and AU programs to reduce the risks associated with these new technologies and practices, promote quality and profitable business and avoid potential exploitive practices. The regulatory landscape is developing with respect to ensuring fair, transparent and reasonable use of new technologies in the life insurance underwriting process. We continue to engage through industry trade groups with our regulators with the intention of maximizing optimal customer outcomes. In addition, active involvement in industry thought leadership allows us to learn from best practices and obtain new tools for success as well as mitigate any potential reputational and regulatory risks that arise in this new territory.
Reinsurance
We mitigate our exposure to any particular product by proactively managing our retention policy. We utilize our internal retention, auto-bind and facultative reinsurance capabilities to meet the needs of high net worth customers who require larger face amount policies. We generally limit our exposure on any single life to no greater than $3.5 million for Term, no greater than $10 million on any UL issued in 2020 and later, and no greater than $5 million for the majority of UL issued prior to 2020. These reinsurance partners are consulted frequently from product development and pricing to post-issue audits and reviews.
Hedging
We use hedges to reduce a portion of the market risk contained in our IUL products. To support our obligations under the index account options, we enter into derivatives contracts. The payouts from these contracts, in combination with returns from the underlying fixed income investments, seek to replicate those returns promised to a customer within the products.
We also hedge a portion of the interest rate risk exposure for our GUL products. Interest rate risk for these policies generally emerges due to changes in interest rates between the time a policy is sold and the time annual premiums are paid. In order to mitigate a portion of this interest rate risk, we enter into derivatives contracts whose payouts, in combination with returns from the underlying fixed income investments, seek to replicate the interest rate environment that existed at the time of sale, which helps to stabilize our margins.
U.S. Group Benefits Exit
In 2016, we made a strategic decision to exit the U.S. Group Benefits business, which included Stop Loss, Worksite, and Employer and Affinity products (Life, Disability and Dental). Some product lines were systematically transitioned to chosen carriers, while other blocks moved on their own or were terminated. As of March 31, 2023, liabilities of $318 million related to claims for waiver of premium, long-term disability, third-party administered catastrophic excess major medical coverage and other group products remain with us. These lines of business are currently in run-off with no new business being written. A small staff remains to handle administration, third-party administrator management and claims handling.
Impact of COVID-19
The COVID-19 pandemic has resulted in several economic and operational disruptions affecting our businesses. We continue to closely monitor the impact of the COVID-19 pandemic on our life insurance mortality experience.
See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Executive Summary—Corebridge’s Macroeconomic, Industry and Regulatory Trends—Impact of COVID-19.”

INSTITUTIONAL MARKETS
Overview
Our Institutional Markets business provides sophisticated, bespoke risk management solutions to both financial and non-financial institutions. Institutional Markets complements our retail businesses by targeting large institutional clients. Institutional Markets allows us to opportunistically source long-term liabilities with attractive risk-adjusted return profiles that are consistent with our overall risk management philosophy.
Our Institutional Markets products are distributed in very specialized markets. Our product portfolio consists of annuities sold through the PRT markets and annuities sold in the structured settlements markets, life insurance sold through the COLI and BOLI markets and capital market products, including GICs and synthetic products such as SVW contracts. Institutional Markets also offers reinsurance for pension liabilities, mainly from cedants based in the UK.
The breadth of our Institutional Markets offering allows us to be selective in our liability generation and allocate capital towards the areas where we see the greatest risk-adjusted returns. Over time, this approach has resulted in a collection of strong business lines that each contribute to Institutional Markets’ earnings.
Scale and operating leverage: The transaction sizes across our Institutional Markets products are much larger than in our retail businesses, allowing us to generate significant new business volumes by winning only a few incremental new transactions, while maintaining a small and efficient operational footprint. Our products generate earnings primarily through net investment spread, with a smaller portion of fee-based income and underwriting margin.
Positioned to capture growth: Favorable market trends point to continued demand for our institutional products. We believe the shift away from defined benefit plans is expected to continue to fuel a strong pipeline of mid-sized to jumbo (greater than $1 billion in premium) PRT opportunities, in both the U.S. market, with direct to plan sponsors, and the UK market, via reinsurance, as plan sponsors increasingly seek bespoke options to exit or decrease liabilities and the related administration. The growth in retirement assets and an aging U.S. population will continue to drive growth in our SVW product, which allows qualified professional asset managers (“QPAMs”) managing stable value funds primarily for defined contribution plans and BOLI providers to offer participants a stable return option, which is increasingly valuable as consumers near retirement. Our SVW product provides a tailored alternative to money market funds that is countercyclical in nature and provides incremental opportunities during equity and credit market turbulence.
New asset capabilities: Our ability to generate profitable new business is dependent on our ability to source large specialized asset portfolios that support our product value propositions while generating attractive net investment spreads. We believe our strategic partnership with Blackstone will help us unlock further opportunities in this market through Blackstone’s ability to source and originate scaled and specialized assets both domestically and internationally. We expect this strategic partnership to offer a competitive advantage for our PRT and GIC businesses.
Products
Our Institutional Markets business develops, markets and distributes the following products and solutions.
Pension Risk Transfer
PRT provides solutions for employers who have decided to exit or defease all or a portion of their pension plan by transferring the accrued benefit liabilities and administrative responsibilities to an insurer. Such transfers can reduce obligations to pay future pension benefits to plan participants, eliminate risks and provide for outside administration. Our PRT products are comparable to income annuities, as we generally receive an upfront premium in exchange for paying guaranteed retirement benefits. These products primarily create earnings through spread income. We are active in both the domestic and international PRT markets. According to LIMRA, overall, the domestic PRT market had $52.9 billion of premium in the twelve months ended March 31, 2023. In the domestic market, we offer group annuity contracts to employers for defined benefit pension plan terminations, such as terminal funding, as well as the settlement of partial benefit liabilities. We are cash-balance plan specialists and handle underwriting and administration of unique provisions. We offer contracts of various sizes, historically ranging from mid-market sized transactions to transactions with premiums in excess of $1 billion. Transaction types include buy-in and buy-out transactions which may utilize guaranteed separate accounts. These transactions are often purchased by plan sponsors with assets-in-kind. The majority of our PRT transactions involve full plan terminations. PRT liabilities have a longer duration which allows them to be backed with higher yielding assets benefiting from duration and illiquidity premium. In the international market, we provide funded reinsurance solutions to primary writers in the bulk purchase annuities (“BPA”) market where there is an appetite to cede risk due to capital constraints and requirements. Across the domestic PRT market, we manage the liabilities for plans covering approximately 158,000 participants as of March 31, 2023.
We are also a premier group annuity underwriter and administrator of customized PRT contracts. We believe plan advisors and their clients appreciate our expertise, flexibility and collaborative approach in developing tailored, cost-effective contracts for all sizes and types of defined benefit pension plans, along with unique benefit provisions and special administrative services. We notably created the industry’s first group annuity guide for pension plan terminations and settlements, which contains details on financial quality (criteria defined by DOL) concerning rules for insurer selection), annuity contract experience and service capabilities, contract installation procedures and data requirements, sample participant correspondence and notification, and a sample group annuity contract. As of March 31, 2023, we have $13.1 billion in PRT net insurance liabilities.
Guaranteed Investment Contracts
GICs are single premium accumulation products that provide a guaranteed repayment of principal and a fixed or floating interest rate for a predetermined period of time. Our primary product in the GIC space is a FABN program. We opportunistically issue FABNs, which are sold to institutional investors through investment banks and other third-party broker-dealers. We also borrow from the FHLB utilizing their funding agreement program. These products generate spread-based income without significant longevity or mortality exposure, which enables us to optimize our asset portfolio and improve our returns given the certainty in liability profile. The profitability of our GIC portfolio is largely dependent on market conditions and asset origination. As of March 31, 2023, we have $8.6 billion in net insurance liabilities related to our GICs.
Structured Settlement Annuities
Structured settlement annuities provide periodic payments specifically designed to meet an injured party’s needs over time. These periodic payments consist of recurring payment streams and lump-sum payments on both a guaranteed and life contingent basis. As of March 31, 2023, we had $3.7 billion in structured settlement annuity net insurance liabilities and continued to service $15.6 billion of structured settlement net insurance liabilities ceded to Fortitude Re.
Defined Contribution and BOLI Stable Value Wraps
SVW contracts are synthetic contracts that provide limited guarantees for stable value fund portfolios or COLI-BOLI separate account portfolios, preserving the principal while providing steady, positive returns for participants or institutions. They are typically issued to QPAMs that manage stable value funds, typically for employee benefit plans and life insurance company separate accounts with respect to certain underlying VUL BOLI investment fund options. These products generate earnings through fee income without significant longevity or mortality exposure.
We primarily offer group annuity contracts and are among the leading providers of stable value wrap products to defined contribution employee benefit plans. We had approximately 190 in-force stable value wrap-defined contribution (“SVW-DC”) contracts representing more than $32.5 billion of notional value as of March 31, 2023. Additionally, we had approximately 60 in-force SVW-BOLI contracts representing approximately $14.1 billion of notional value as of March 31, 2023. We see further growth opportunities in higher margin products, including contracts offered to 403(b) and 529 plan providers. Overall, the SVW market in the United States had $498 billion of notional value as of December 31, 2022.

Corporate Markets
COLI-BOLI comprises universal and variable universal life insurance products that are issued to both non-financial and financial corporate clients to provide financial efficiencies and offset rising costs of programs such as health and welfare benefits, post-retirement benefits and supplemental income to key individuals.
We offer a number of COLI-BOLI products, including money center BOLIs and insurance COLIs, and have a client base of nearly 100 institutions as of March 31, 2023. Our BOLI products are sold on a universal life or variable universal life product with exposure to spread and mortality, while our COLI products are sold on a variable universal life product that generates earnings through spread, fee and mortality exposure. As of March 31, 2023, we have $6.9 billion of net insurance liabilities related to our Corporate Markets products.
Within Corporate Markets, we also manage a portfolio of private placement variable annuity and universal life insurance products historically offered in the high net worth market.
The following table presents a reconciliation of Institutional Markets GAAP premiums to premiums and deposits:

	For the twelve months ended March 31, 2023	For the years ended December 31,
(in millions)		2022	2021	2020
Premiums	$4,250	$2,913	$3,774	$2,564
Deposits	1,881	1,382	1,158	2,284
Other*	30	30	25	25
Premiums and deposits	$6,161	$4,325	$4,957	$4,873
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*Other principally consists of ceded premiums, in order to reflect gross premiums and deposits.
Our SVW products, for both the defined contribution market as well as the separate account BOLI market (“SVW-BOLI”), generate fee-based income as a percentage of assets. Our general account PRT, GIC and structured settlement products generate spread-based income on the difference between crediting rates paid and yields earned on assets we invest. Our Corporate Markets products generate underwriting margin, a combination of premiums net of policyholder benefits, spread income and fee income.
The following table presents Institutional Markets spread income, underwriting margin and fee income:

	For the twelve months ended March 31, 2023		For the years ended December 31,
(in millions)			2022		2021		2020
Spread income*	$266	66.2%	$285	67.1%	$487	74.9%	$350	71.9%
Underwriting margin*	72	17.9%	77	18.1%	102	15.7%	75	15.4%
Fee income*	64	15.9%	63	14.8%	61	9.4%	62	12.7%
Total	$402	100.0%	$425	100.0%	$650	100.0%	$487	100.0%
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*The results for the years ended December 31, 2022 and 2021 have been updated to reflect the adoption of LDTI.
Distribution
Institutional Markets distributes products through the channels described below:
PRT: We source PRT liabilities through our long-standing relationships with insurance and reinsurance brokers and consultants, and through our assumed reinsurance channel from primary insurance partners.
GICs: We have a FABN program, which is a medium-term note program under which funding agreements are issued to a special-purpose trust that issues marketable notes. The notes are underwritten and marketed by major investment banks’ broker-dealer operations and are sold to institutional investors. We also borrow from Federal

Home Loan Banks (“FHLBs”) by utilizing their funding agreement program and may issue GICs directly to institutional clients or special purpose vehicles.
Structured settlement annuities: As of March 31, 2023, we distributed structured settlement products through independent insurance agencies.
Corporate Markets and SVW-BOLI: We distribute COLI-BOLI and SVW-BOLI through specialized brokers representing large money center banks and corporations.
SVW-DC: We distribute SVW products through QPAMs, trustees of stable value funds and defined contribution plan sponsors.
Markets
Our Institutional Markets business provides sophisticated, bespoke risk management solutions to both financial and non-financial institutions. In PRT, large industry participants compete for a growing pool of assets driven by corporations seeking to transfer longevity and asset risks associated with their pension obligations to insurance companies; in structured settlements, these companies compete to help defendants or insurers of defendants in legal settlements provide long-term streams of payments to plaintiffs; in SVW-DC, QPAMs compete to provide value-added solutions to asset and wealth managers to satisfy growing demand for stable retirement income.
Competition
Institutional Markets operates in a competitive market and competes with large industry participants. In each product category, we face strong competition from domestic and international insurance and reinsurance companies, as well as from other financial institutions in the SVW markets. We face a growing set of competitors in the PRT market as more insurers, many backed by alternative asset managers, look to capitalize on a growing trend of defined benefit plan sponsors looking to pass on the risk of their pension fund liabilities in both the United States and internationally. We also face robust competition in other businesses, mainly from other insurance companies. Main points of competition are price, credibility and financial strength, and the ability to execute and administer complex transactions. We offer tailored solutions ranging from complete buyouts to reinsurance arrangements that allow us to compete on a wider set of opportunities in customized ways. We believe that our partnership with Blackstone and the associated asset origination capabilities will help us compete in several of our businesses, particularly PRT.
Strategy
Expand FABN program to accelerate cash flows: We plan to grow our GIC portfolio by expanding our FABN program through FABN issuances and FHLB funding agreements. We will continue to evaluate expanding both capacity and utilization. We believe this strategy will also serve as a strong and attractive funding source as we continue to put Blackstone originated and managed assets to work.
Improve PRT market position through new products and unique capabilities: In PRT, we plan to continue our focus on the larger end of the full plan termination market. This sub-segment of the market allows us to demonstrate our differentiated capabilities around managing market risks, asset-in-kind portfolios and deferred participant longevity. We have developed new product offerings and solutions to participate in buy-in-to-buy-out plan termination solutions. Internationally, we intend to continue to provide reinsurance for UK PRT transactions focused on the larger end of the BPA market, and are developing longevity swap products to enhance our deal execution capabilities. We expect to continue to expand our list of cedant insurers and our asset origination capabilities to support UK PRT transactions. We believe that our Blackstone partnership will differentiate our competitive position by providing assets with a duration, liquidity and return profile that are well-suited to the PRT market. Additionally, we will continue to opportunistically enter other international markets that are aligned with our core competencies and expertise when favorable market and regulatory conditions exist.
Grow and maintain strong market presence in the SVW and Bank-Owned Life Insurance markets: We plan to grow the sales of our SVW-DC product by adding new QPAM partners, developing new SVW-DC products as alternative offerings to traditional money market funds, and developing new products in response to regulatory and tax law changes. Additionally, we expect to continue to consolidate our position with respect to our share of the SVW-BOLI market as larger banks look to restructure their current programs. We also intend to opportunistically grow our market share in the new issue, general or separate account COLI-BOLI market as market conditions and tax laws evolve.
Maintain presence in structured settlement annuities market: We plan to focus our product development and solutions on both qualified and non-qualified markets as we continue to concentrate on term-certain and lightly underwritten lives. We will seek to optimize efficiencies in the administration of our current portfolio and reinsured block.
Risk Management
Our Institutional Markets business takes a holistic approach to risk management spanning product diversification and asset-liability management. Also, our pricing strategy prioritizes long-term value over sales volumes and targets specific segments where we believe we can find superior risk-adjusted returns. This approach has historically produced consistently strong results across a variety of economic environments.
Diversification
Our product breadth and varied distribution channels allow us to focus our new business generation towards the areas where we see the highest risk-adjusted returns, and away from areas where we believe pricing pressure has reduced returns to an unattractive level. This helps us remain disciplined in pricing and to diversify the concentration risk created by the large case sizes in the market. The spread income generated by the funded businesses within Institutional Markets is balanced with the fee income produced by the SVW businesses. In addition, the longevity risk generated from the PRT and structured settlements businesses helps diversify the mortality risk generated from our Life Insurance business.
Product design
In PRT, we deliberately avoid commoditized areas of the all-retiree middle market that are highly competitive, and instead focus on the larger end of the plan termination market. This specialized focus allows us to utilize the scale of our balance sheet, as well as our asset selection and derivative hedging capabilities to win transactions. In the SVW market, our product design does not provide non-zero guarantees, mitigates credit default risk and allows for portfolio immunization at the discretion of the wrap provider. In structured settlements, we focus on term certain funding, standard lives, and the lightly underwritten portion of the market, and avoid the highly competitive areas of the market that involve large case, highly underwritten, sub-standard lives.
Asset-liability management
We seek to minimize the gap between the duration of our assets and liabilities to reduce interest rate risk. We closely coordinate with our investment management team to source asset portfolios that can back our various liability obligations and generate attractive net investment spreads. In situations where liability durations exceed the naturally available pool of duration matched assets, we actively monitor derivative strategies that can be used to close any ALM mismatches. The GIC portfolio is monitored to ensure that the assets and liabilities in that sub-segment are tightly matched in addition to being risk managed as part of the overall general account. Asset selection focuses on the underlying characteristics of the liability funding source, both in terms of duration and any embedded optionality present in either the assets or liabilities.
Reinsurance
All payout annuities (PRT and structured settlements) in Institutional Markets issued prior to 2012 have been reinsured to Fortitude Re. From a counterparty credit perspective, the reinsurance transactions were structured as modified coinsurance with funds withheld, so the assets continue to reside on our balance sheet. In addition, the majority of the mortality risk in the COLI-BOLI segment is either experience rated, or has been reinsured to third-party reinsurers.

CORPORATE AND OTHER
Our Corporate and Other segment consists primarily of corporate expenses not attributable to our other segments, our institutional asset management business, which includes managing assets for non-consolidated affiliates, the results of our consolidated investment entities and the results of our legacy insurance lines ceded to Fortitude Re. For the twelve months ended March 31, 2023, our Corporate and Other recorded adjusted revenue of $696 million and adjusted pre-tax loss of $546 million.
Fortitude Re
Fortitude Re is a Bermuda reinsurance company which was established in 2018 by AIG to enter into a series of reinsurance transactions related to AIG’s run-off portfolio. In two transactions in 2018 and 2020, AIG sold substantially all of its ownership interest in Fortitude Re’s parent company (“FR Parent”) to Carlyle FRL, an investment fund advised by an affiliate of The Carlyle Group and T&D Investments, Inc., a subsidiary of T&D Holdings, Inc. We currently hold a less than 3% indirect interest in Fortitude Re.
As of March 31, 2023, $27.2 billion of our liabilities representing a mix of run-off life and annuity risks had been ceded to Fortitude Re under these reinsurance transactions. Effective as of January 1, 2022, certain AIG subsidiaries sold to an affiliate of Fortitude Re all of the outstanding capital stock of two servicing companies. The ceding insurers entered into administrative services agreements pursuant to which AIG transferred administration of certain of our ceded business to those companies.
Through this series of transactions, Fortitude Re has become our largest reinsurance counterparty. Accordingly, the reinsurance agreements between us and Fortitude Re provide us with certain protections in the event that Fortitude Re becomes unable to meet its obligations related to the transactions. For example, the agreements were structured as modified coinsurance with funds withheld. Under this type of reinsurance structure, the investments supporting the reinsurance agreements continue to be held by us. Accordingly, the applicable reserve balances are fully collateralized. Also, we have the right to recapture the ceded business in the case of certain events, including certain regulatory ratios applicable to Fortitude Re falling below certain thresholds. Further, we have the right to one seat on Fortitude Re’s board of managers.
The investment assets supporting the reinsurance agreements with Fortitude Re mostly consist of available for sale securities. Because these assets continue to be held by us, they continue to be reflected on our balance sheet and in our GAAP results of operations. Meanwhile, Fortitude Re receives or makes quarterly payments that represent the net gain or loss under the treaty for the relevant quarter, including any net investment gain or loss on the assets in the modified coinsurance account, which can lead to volatility in our net income. Given our limited economic interest in FR Parent, we believe adjusting our earnings for the items related to the Fortitude Re reinsurance treaties provides a better view of the net income attributable to our underlying operations.
Similarly, because the investments supporting the reinsurance transaction are held on our balance sheet, changes in the fair value of these assets are included in the embedded derivative of the Fortitude Re funds withheld arrangements and introduce volatility into our balance sheet. While our net income experiences volatility as a result of the Fortitude Re reinsurance arrangements, it is almost entirely offset by changes in OCI resulting in minimal impact to our net investment.

The following table outlines the impact to comprehensive income of the funds withheld arrangements with Fortitude Re:

	For the twelve months ended March 31, 2023	For the years ended December 31,
(in millions)	2023	2022	2021	2020
Net investment income – Fortitude Re funds withheld assets	$1,007	$891	$1,775	$1,427
Net realized losses on Fortitude Re funds withheld assets:
Net realized gains (losses) – Fortitude Re funds withheld assets	(254)	(397)	924	1,002
Net realized gains (losses) – Fortitude Re embedded derivatives	2,485	6,347	(687)	(3,978)
Net realized gains (losses) on Fortitude Re funds withheld assets	2,231	5,950	237	(2,976)
(Loss) income before income tax benefit	3,238	6,841	2,012	(1,549)
Income tax benefit (expense)*	(681)	(1,437)	(423)	325
Net (loss) income	2,557	5,404	1,589	(1,224)
Change in unrealized appreciation of all other investments	(2,337)	(5,064)	(1,488)	1,165
Comprehensive income (loss)	$220	$340	$101	$(59)
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*The income tax expense (benefit) and the tax impact on OCI were computed using the U.S. statutory tax rate of 21%.
INVESTMENT MANAGEMENT
Overview
Investment Management is an integral part of our business model. We aim to support our liabilities with a high quality and diversified portfolio taking into consideration the liability duration, convexity and liquidity profile. In addition, we seek to originate assets that enable us to further manage our asset-liability profile, generate enhanced risk-adjusted returns and iterate our product designs to improve our risk profile. We manage general and separate account assets across markets, including public fixed income, structured products, public and private equity, private debt and commercial real estate. We have produced steady returns on invested assets and minimized the volatility of our earnings through different market environments.
Currently, we manage a diverse array of corporate, municipal, infrastructure and government bonds, sourced from public and private markets in developed and emerging economies as well as various structured product asset classes including ABS, collateralized loan obligations (“CLOs”) and MBS. We also originate commercial and residential mortgage loans and middle market commercial loans. In addition, we manage, oversee and originate certain types of equity and alternative investments.

The following table presents carrying amounts of our total investments for our insurance operating subsidiaries excluding the Fortitude Re funds withheld assets:

(in millions)	March 31, 2023	December 31, 2022
Bonds available for sale:
U.S. government and government-sponsored entities	$964	$928
Obligations of states, municipalities and political subdivisions	5,411	5,194
Non-U.S. governments	3,930	3,978
Corporate Debt
Public Credit	70,297	68,135
Private Credit	21,325	20,741
Total Corporate Debt	91,622	88,876
Mortgage-backed, asset-backed and collateralized:
RMBS	12,138	11,546
CMBS	9,610	9,527
CLO	8,872	8,292
ABS	10,916	9,775
Total mortgage-backed, asset-backed and collateralized	41,536	39,140
Total bonds available for sale	143,463	138,116
Other bond securities	364	357
Total fixed maturities	143,827	138,473
Equity securities	151	119
Mortgage and other loans receivable:
Residential mortgages	4,971	4,181
Commercial mortgages	30,263	29,632
Commercial loans, other loans and notes receivable	4,323	4,465
Total mortgage and other loans receivable(a)(b)	39,557	38,278
Other invested assets(d)	5,934	5,845
Short-term investments	3,569	3,781
Total(c)	$193,038	$186,496
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(a)Does not reflect allowance for credit loss on mortgage loans of $549 million and $509 million at March 31, 2023 and December 31, 2022, respectively.
(b)Does not reflect policy loans of $1.4 billion and $1.4 billion at March 31, 2023 and December 31, 2022, respectively.
(c)Excludes approximately $7.8 billion and $9.7 billion of consolidated investment entities as well as $4.0 billion and $2.7 billion of eliminations primarily between the consolidated investment entities and the insurance operating companies at March 31, 2023 and December 31, 2022, respectively.
(d)Alternatives include private equity funds, which are generally reported on a one-quarter lag.
Historically, our investments have largely been managed by affiliated investment managers. We have made and expect to continue to make increasing use of highly respected third-party managers for various asset classes, particularly where we can increase our access to attractive investments or benefit from scale and market-leading capabilities. For example, in November 2021 we entered into a strategic partnership with Blackstone as described below in “—Our Strategic Partnership with Blackstone.” In addition, we have entered into the BlackRock Agreements, as described below in “—Our Investment Management Agreements with BlackRock.”
Regardless of whether our investments are managed by an internal or external provider, our Chief Investment Officer will continue to be responsible for overseeing our overall portfolio, including decisions surrounding asset allocation, risk composition and investment strategy. Also, specialized internal teams will work closely with business personnel to develop asset strategies tied to insurance company objectives so that our investment operations will continue to be integrated with our pricing and product development. Monitoring and oversight of external providers will be performed by our Chief Investment Officer in conjunction with our Finance, Legal, Enterprise Risk Management and Compliance Departments. All externally managed assets will be folded into our credit, market, capital, liquidity and foreign exchange risk monitoring frameworks.
In addition, we are preparing to implement BlackRock’s “Aladdin,” an investment management technology platform that will provide an end-to-end investment solution spanning trade capture, analytics, back office capabilities and other services which are currently performed across many systems at AIG.
We intend to evolve our investments organization, which we expect will create additional efficiencies, to reflect our relationships with key external partners, our expected implementation of BlackRock’s “Aladdin” investment management technology platform and our expected reduction in fees for asset management services that we provide to AIG and third parties.
High Quality Portfolio
The fixed maturity security portfolio of our insurance operating subsidiaries, excluding the Fortitude Re funds withheld assets, was 94% investment grade as of March 31, 2023. The fixed maturity security portfolio of our insurance operating subsidiaries excludes $1.5 billion of securities related to consolidated investment entities that do not represent direct investments of Corebridge’s insurance subsidiaries and $2.2 billion of eliminations primarily related to the consolidated investment entities and the insurance operating subsidiaries. Our investment process includes deep fundamental analysis coupled with our long term economic and market view anchored by our ALM objectives and risk appetite. We incorporate both internal and external rating assessments into our process and we stress test the underwritten assets and asset classes under various adverse scenarios.
The following chart depicts the NAIC designation of fixed maturity assets held in our insurance operating subsidiaries, excluding the Fortitude Re funds withheld assets, as of March 31, 2023:

The following chart depicts our portfolio by credit rating excluding assets held through our modified coinsurance arrangements:
Our asset portfolio is managed within the limits and constraints set forth in our investment and risk policies. These policies set limits on investments in our portfolio by asset class, such as corporate bonds, residential mortgage backed securities (“RMBS”), commercial mortgage backed securities (“CMBS”), CLOs, commercial and residential mortgage whole loans and alternative investments. We also set credit risk limits for exposure to single issuers and countries that vary based on ratings, as well as limits on aggregate investments in below investment grade assets. In addition, our asset portfolio is constructed to withstand both liquidity and capital stresses that may arise due to market dislocations.
Our credit risks are managed by credit professionals (both internally and externally), subject to ERM oversight and various control processes. Their primary role is to ensure appropriate credit risk management in accordance with our credit policies and procedures relative to our credit risk parameters. We monitor and control our company-wide credit risk concentrations and attempt to avoid unwanted or excessive risk accumulations.
Our underwriting practices for investing in mortgage loans, mortgage-backed securities and structured securities take into consideration the quality of the issuer, the originator, the manager, the servicer, security credit ratings, characteristics of the underlying collateral and the level of credit enhancement in the transaction, as applicable.
In commercial real estate, we seek out opportunities with low leverage and strong sponsorship. Our CML portfolio is focused on multi-family as its largest property type allocation. Our CMBS portfolio is focused on North America and includes high quality securities, with an average rating of ‘‘AA,’’ 96% of which are designated NAIC 1.
Our RMBS portfolio is a mix of agency and non-agency securities of which 98% are designated NAIC 1. The non-agency RMBS portfolio is a seasoned portfolio, reflecting a borrower mix that has seen and survived previous housing credit stress, and provides a stable return profile across a range of internal stress scenarios. Our smaller RML portfolio continues to be centered on high credit quality jumbo loans underwritten with full documentation, low loan-to-value ratios and high FICO scores.
Our asset-backed securities (“ABS”) and CLO portfolios are focused on investment grade assets with structural credit enhancement in pools of collateral that are managed by experienced investment managers. Our CLO portfolio consists of 99% investment grade and 92% NAIC 1 assets and the underlying collateral pools predominantly consist of first lien senior secured loans. Our ABS portfolio is focused on private ABS that are secured by high-quality assets with recurring cash flow streams and consists of near 100% investment grade and 57% NAIC 1 assets.
In addition to our core fixed income portfolio, we opportunistically allocate a portion of our portfolio to alternative investments where we primarily focus on private equity, real estate equity and direct private equity investments and co-investments, and to a lesser extent, hedge fund investments. Our alternative investment strategy is subject to internal concentration limits and designed to provide diversification away from fixed income markets and support growth of our surplus portfolio.
Investment Strategy
Our investment strategy is to provide net investment income to support liabilities that result in stable distributable earnings and enhance portfolio value, subject to asset liability management, capital, liquidity, regulatory, legal and rating agency constraints, overall market and economic conditions and our risk appetite. Insurance liabilities are supported by mainly investment-grade fixed maturity securities that meet our duration, risk-return, tax, liquidity, credit quality and diversification objectives. We assess fixed maturity asset classes, including credit (public and private), commercial real estate and residential real estate, based on their fundamental underlying risk factors.
We maintain a diversified, high quality portfolio of fixed maturity securities issued by corporations, municipalities and other governmental agencies; structured securities collateralized by, among other assets, residential and commercial real estate; and commercial mortgage loans that, to the extent practicable, match the currency and duration characteristics of our liabilities. As part of our Risk Management framework, we seek to diversify the portfolio across asset classes, sectors and issuers to mitigate idiosyncratic portfolio risks. The investment portfolio of each product line is tailored to the specific characteristics of its insurance liabilities, and as a result, duration varies between distinct portfolios. We also utilize derivatives to manage our asset and liability duration as well as currency exposures.
Investments that support our surplus seek to enhance portfolio returns and are generally comprised of a mix of fixed maturity investment grade and below investment grade securities and various alternative asset classes, including private equity, real estate equity and hedge funds. Over the past few years, hedge fund investments have been reduced with more emphasis given to private equity, real estate and below investment grade credit. Although these alternative investments are subject to periodic earnings fluctuations, they have historically achieved returns in excess of the fixed maturity portfolio returns. We expect to increase our allocation to alternatives within surplus by approximately $3 billion by 2024 subject to market conditions.
Credit Risk
Credit risk is the risk that our customers or counterparties are unable or unwilling to repay their contractual obligations when they become due. Credit risk may also result from a downgrade of a counterparty’s credit ratings or a widening of its credit spreads.
We devote considerable resources to managing our direct and indirect credit exposures. These exposures may arise from, but are not limited to, fixed income investments, corporate and consumer loans and leases, reinsurance and retrocessional insurance recoverables and counterparty risk arising from derivatives activities.
Our credit risks are managed by our credit professionals, subject to various control processes. Their primary role is to ensure appropriate credit risk management in accordance with our credit policies and procedures relative to our credit risk parameters. Our credit risk management framework includes the following elements related to our credit risks:
•developing and implementing our company-wide credit policies and procedures;
•approving delegated credit authorities to our credit executives and qualified credit professionals;
•developing methodologies for quantification and assessment of credit risks;
•managing a system of credit and program limits, as well as the approval process for credit transactions, above limit exposures and concentrations of risk that may exist or be incurred;
•evaluating, monitoring, reviewing and reporting of credit risks and concentrations regularly with senior management; and

•approving appropriate credit reserves, credit-related other-than-temporary impairments and corresponding methodologies for all credit portfolios.
We monitor and control our company-wide credit risk concentrations and attempt to avoid unwanted or excessive risk accumulations, whether funded or unfunded. To minimize the level of credit risk in some circumstances, we may require mitigants, such as third-party guarantees, reinsurance or collateral, including commercial bank-issued letters of credit and trust collateral accounts. We treat these guarantees, reinsurance recoverable, and letters of credit as credit exposure and include them in our risk concentration exposure data. We also monitor the quality of any trust collateral accounts.
Our Strategic Partnership with Blackstone
In 2021, we entered into a long-term asset management relationship with Blackstone IM. Blackstone IM initially managed $50 billion of our existing investment portfolio, with that amount to increase to an aggregate of $92.5 billion by the third quarter of 2027.
The investments underlying the original $50 billion mandate with Blackstone IM began to run-off in 2022 and will be reinvested over time. As these assets run-off, we expect Blackstone to reinvest primarily in Blackstone-originated investments across a range of asset classes, including private and structured credit, and commercial and residential real estate securitized and whole loans. Blackstone’s preferred credit and lending strategy is to seek to control all significant components of the underwriting and pricing processes with the goal of facilitating bespoke opportunities with historically strong credit protection and attractive risk-adjusted returns. Blackstone seeks to capture enhanced economics to those available in the traditional fixed income markets by going directly to the borrowers.
We believe that Blackstone’s ability to originate attractive and privately sourced, fixed-income oriented assets, will be accretive to our businesses and provide us with an enhanced competitive advantage as we have been able to expand our investment capabilities, access new asset classes and improve our investment yields. We continue to manage asset allocation and portfolio-level risk management decisions with respect to any assets managed by Blackstone, ensuring that we maintain a consistent level of oversight across our entire investment portfolio considering our asset-liability matching needs, risk appetite and capital position.
As of March 31, 2023, Blackstone managed $51.8 billion in book value of assets in our investment portfolio.
Our Investment Management Agreements with BlackRock
Under the investment management agreements with BlackRock, we have completed the transfer of the management of liquid fixed income and certain private placement assets to BlackRock. As of March 31, 2023, BlackRock manages approximately $83.7 billion in book value of our investment portfolio. In addition, liquid fixed income assets associated with the portfolio supporting the Fortitude Re reinsurance arrangements were separately transferred to BlackRock for management. The BlackRock Agreements provide us with access to market-leading capabilities, including portfolio management, research and tactical strategies in addition to a larger pool of investment professionals. We believe BlackRock’s scale and fee structure make BlackRock an excellent outsourcing partner for certain asset classes and will allow us to further optimize our investment management operating model while improving overall performance. The fees, terms and conditions of the BlackRock Agreements were extensively negotiated, and we believe them to be highly competitive with those available from other leading investment managers for a fixed income portfolio of comparable size. Further, BlackRock is responsible for its own overhead and operating expenses under the BlackRock Agreements, with the insurance company subsidiaries reimbursing reasonable and documented out-of-pocket third-party expenses.
With respect to other potential liabilities under the BlackRock Agreements, the insurance company subsidiaries have agreed to indemnify BlackRock for certain losses incurred in connection with the services provided by BlackRock pursuant to the BlackRock Agreements or resulting from the insurance company subsidiaries’ breach of the investment management agreements.

The investment management agreements contain detailed investment guidelines and reporting requirements. These agreements also contain reasonable and customary representations and warranties, standard of care, confidentiality and other provisions. The investment management agreements will continue unless terminated by either party on 45 days’ notice or by us immediately for cause. We will continue to be responsible for our overall investment portfolio, including decisions surrounding asset allocation, risk composition and investment strategy.
The investment management agreements are not linked to our implementation of BlackRock’s “Aladdin” investment management technology platform.
Human Capital Management
We believe that our employees’ dedication, commitment, and engagement are key to our success and that we foster a constructive and collaborative work environment. Our principal human capital management objectives include attracting, developing and retaining the highest quality talent. As of March 31, 2023, we had over 7,500 employees located primarily in the United States, Ireland and UK. In May 2022, in connection with our productivity program, we entered into an agreement with a third-party service provider pursuant to which, as a result of the outsourcing components of our insurance operations, finance, information technology and actuarial services, approximately 200 of our employees are expected to become or have become employees of that provider, and certain reductions in force are expected to occur or have occurred.
Historically, as a subsidiary of AIG, we have operated under the AIG umbrella of strategies, policies and programs governing human capital management. The following provides examples of key programs and initiatives we have implemented or plan to implement to attract, develop and retain our diverse workforce.
Competitive Compensation and Benefits
We continue to align our employees’ compensation with the Company’s overall performance and provide competitive compensation opportunities to attract and retain highly skilled employees for our various business needs. We intend to provide a performance-driven compensation structure that consists of a base salary and short-term and long-term incentive programs. In addition, we offer comprehensive benefits to support our employees’ health and wellness needs, including subsidized health-care plans, life insurance and disability, wellness and mental health benefits, paid time off and parental leave policies, and matching 401(k) contributions.
Health and Safety
We care about the health and safety of our employees. In response to the COVID-19 pandemic, we quickly and effectively transitioned a majority of our employees to remote work. We intend to maintain a hybrid work model for the foreseeable future.
Career Development
We believe that professional development is a positive investment in our talent. Our goal is to build the skills of our employees by providing ample opportunities to access learning and development that enhances their abilities to perform in their current or future roles. Accordingly, we have established a library of on-demand learning options, combined with immersive learning experiences, that build skills at all levels. We also offer tuition, certification, and training reimbursement programs to encourage employees to enhance their education, skills and knowledge for continued growth. We place significant importance and attention on promoting internal talent and succession planning. We conduct an annual review of our talent development and succession plans for each of our functions and operating segments to identify and develop a talent pipeline for positions at all levels of the organization.
Diversity and Inclusion
We have created an inclusive workplace focused on attracting, retaining, and developing diverse talent that fosters a culture of inclusion and belonging for all employees. Our management team leads our public Company's diversity, equity, inclusion and belonging (“DEI”) efforts. In June 2021, we launched our Diversity Council, tasked with monitoring DEI initiatives as an integral part of our business strategies. In addition, our talent acquisition team has established strategic partnerships with third-party organizations such as HBCU First, Rock the Street,

International Associates of Black Actuaries and Organization Latino Actuaries to ensure diverse talent pools for our early career opportunities.
Employee Resource Groups (“ERGs”) are groups of employees who come together based on a shared interest in a specific dimension of diversity and are an essential means of reinforcing a culture of inclusion and belonging in our organization. Our ERG network spans multiple geographies and dimensions and is open to all employees. The ERGs form a cornerstone of our DEI efforts by representing our diverse workforce, facilitating networking and connections with peers, and supporting a culture of inclusion and engagement within the Company.
Environmental, Social and Governance
Our parent company, AIG, has a strong ESG foundation focused on community resilience, financial security, and sustainable operations. As we become a stand-alone business, we plan to leverage this framework as a starting point, and evolve our approach over time in line with our industry, geographic and business focus.
Community Resilience: Giving Back Through Philanthropy and Volunteerism
Operating as a responsible corporate citizen is central to our success as a business. We are committed to making a positive difference in the communities where we work, live and serve our customers. We align our charitable giving around building resilience and financial security for individuals, families and communities. For example, since 2014, we, in conjunction with AIG, have partnered with Junior Achievement to support financial education and workforce readiness, enabling thousands of students to participate in Junior Achievement programming.
We currently support programs that leverage our employees’ passion for giving back. For example, in connection with Giving Tuesday, in December 2022, our employees volunteered to pack snacks, meals and activities bags for the community. Additionally, during this event, volunteers delivered care packages to homebound seniors and worked with Habitat for Humanity to build the exterior shell of a home.
Financial Security: Helping People Achieve Financial Wellness and Sustainability
Enabling financial wellness is a key focus for us and the clients we serve. We offer products, resources and information to assist clients with their financial planning, including access to professional guidance, financial literacy and education and online tools and resources. As part of our commitment to promoting financial security and resilience more broadly, we also partner with the Foundation for Financial Planning to increase pro bono financial planning for at-risk Americans, including cancer patients, military veterans, victims of natural disasters, domestic violence survivors, financially vulnerable seniors and frontline healthcare workers.
With fewer people covered by traditional pension plans, annuities can fill a gap in retirement portfolios by providing a monthly check for as long as a person lives, no matter how the market performs. We are a leading provider of annuity products that offer the opportunity for growth, principal protection and protected income for life. We are also a founding member of the Alliance for Lifetime Income, a non-profit educational organization that educates Americans about the value and importance of having protected lifetime income in retirement.
As a life insurance and annuity provider, we help customers think about “longevity risk” — the possibility that people could deplete their retirement savings as they manage the healthcare, LTC and financial planning challenges that come with longer lifespans. In the United States, we offer life insurance products with accelerated death benefits that can be used to cover financial needs during one’s later retirement years.
We will continue to be an industry leader and advocate for insurance products and services that will serve the needs of our customers, and for ensuring financial security.
Sustainable Operations: A Focus on Sustainability
Sustainability is focused on protecting the future, and that’s at the heart of what we do: With a broad portfolio of products offered through partners and advisors, we help people envision their future.

Long-term business sustainability is critical to our ability to meet our customers’ needs, particularly in light of demographic trends driving the need for longer-term financial wellness. The backbone of our sustainability is a diversified, well-managed product line with a balanced and diverse approach to product distribution. Our multi-layered approach also relies on responsible governance, capital management with a view toward our long-term commitments, dynamic pricing, a risk-managed investment portfolio and hedging of market risks where applicable and economically prudent.
Intellectual Property
We rely on a combination of copyright, patent, trademark, trade secret and internet domain laws to establish and protect our intellectual property rights. We maintain a portfolio of trademarks that we consider important to the marketing of our products and business, some of which are registered with the U.S. Patent and Trademark Office and in other jurisdictions. These trademarks include product names that appear in this prospectus. We also protect aspects of our business as trade secrets, where appropriate. We believe that the value associated with our intellectual property is significant to our business.
Properties
We currently own and occupy the buildings comprising our corporate headquarters campus and related properties in Houston, Texas. We also have the following material office space leases: Brentwood, Tennessee; Los Angeles, California; and Cork, Ireland.
Legal Proceedings
For information regarding certain legal proceedings pending against us, see Note 16 of the notes to our audited annual consolidated financial statements included elsewhere in this prospectus. See “Risk Factors—Risks Relating to Business and Operations—We may be subject to significant legal, governmental, or regulatory proceedings.”
Regulation
Our businesses and operations are subject to regulation and supervision by many different types of regulatory authorities, including insurance, securities, derivatives and investment advisory regulators in the United States and abroad. We expect that the U.S. and international regulations applicable to us and our regulated entities will continue to evolve for the foreseeable future. Additionally, in the United States, where the majority of our businesses are based, while the federal government does not directly regulate insurance business, federal legislation and administrative policies in several areas, including pension regulation, age and sex discrimination, financial services regulation, securities regulation and federal taxation, can significantly affect the insurance industry and certain of our other operations. See “Risk Factors—Risks Relating to Regulation—Our business is heavily regulated.” Legislators, regulators and self-regulatory organizations may also consider changes to existing laws or regulations impacting our business, such as, for example, changes to reserving and accounting requirements, standard of care for financial professionals, and permitted investments. See “Risk Factors—Risks Relating to Regulation—New domestic or international laws and regulations, or new interpretations of current laws and regulations may affect our ability to compete effectively.” Further, insurance and other regulatory authorities and law enforcement agencies, attorneys general and other governmental authorities from time to time make inquiries and conduct examinations or investigations regarding our compliance, as well as compliance by other companies in our industry, with applicable laws.
U.S. REGULATION
State Insurance Regulation
Together, our U.S. insurance subsidiaries are licensed to transact insurance business and subject to extensive regulation and supervision by insurance regulators in the jurisdictions in which they do business, including the 50 states, the District of Columbia, Guam, Puerto Rico and the U.S. Virgin Islands. The primary regulator of an insurance company, however, is located in its state of domicile. AGC is domiciled in Missouri and is primarily regulated by the Missouri Department of Commerce and Insurance, each of AGL and VALIC is domiciled in Texas and is primarily regulated by the Texas Department of Insurance, and USL is domiciled in New York and is primarily regulated by the NYDFS.
The method of regulation of our insurance subsidiaries varies by jurisdiction but generally has its source in statutes that delegate regulatory and supervisory powers to state insurance officials. The regulation and supervision relate primarily to the financial condition of the insurers, licensing, corporate conduct, including transactions among affiliates, market conduct activities and investments. In general, such regulation is for the protection of policyholders rather than the creditors or equity owners of these companies.
As a holding company with no significant business operations of its own, Corebridge Parent depends on dividends from our subsidiaries to meet its obligations. State insurance statutes typically place restrictions and limitations on the amount of dividends or other distributions payable by insurance company subsidiaries to their parent companies, as well as on transactions between an insurer and its affiliates. For example, the insurance statutes of Missouri and Texas generally permit without regulatory approval the payment of dividends that, together with dividends paid during the preceding twelve months, do not exceed the greater of (i) 10% of statutory policyholders’ surplus as of the preceding December 31 and (ii) statutory net gain from operations for the preceding calendar year. Additionally, under the Missouri and Texas insurance statutes, dividends may be paid only to the extent the insurer has unassigned surplus (as opposed to contributed surplus). New York has similar dividend restrictions, in some cases with more restrictive requirements. Dividends in excess of applicable prescribed limits, based on prior year’s earnings and surplus of the insurance company, established by the applicable state regulations are considered to be extraordinary transactions and require prior approval or non-disapproval from the applicable insurance regulator.
In the United States, the NAIC is a standard-setting and regulatory support organization created and governed by the chief insurance regulators from the 50 states, the District of Columbia and U.S. territories. Among other things, the NAIC develops and recommends adoption of model insurance laws and regulations. The NAIC is not a regulator, but, with assistance from the NAIC, state insurance regulators establish standards and best practices, conduct peer reviews and coordinate regulatory oversight. Model laws and regulations promulgated by the NAIC become effective in a state once formally adopted and are subject to revision by each state. Certain of such model laws and regulations are noted in more detail below.
The NAIC’s Insurance Holding Company System Regulatory Act and the Insurance Holding Company System Model Regulation (together, the “Holding Company Models”), versions of which have been enacted by all of the states in which we have domestic insurers, generally require registration and periodic reporting by insurance companies that are licensed in such jurisdictions and are controlled by other entities. They also require periodic disclosure concerning the entity that controls the registered insurer and the other companies in the holding company system and prior approval of intercompany transactions and transfers of assets. Insurance holding company laws also generally provide that no person, corporation or other entity may acquire control of an insurance company, or a controlling interest in any direct or indirect parent company of an insurance company, without the prior approval of such insurance company’s domiciliary state insurance regulator. Under the laws of each of the domiciliary states of our U.S. insurance subsidiaries, Missouri, New York and Texas, any person acquiring, directly or indirectly, 10% or more of the voting securities of an insurance company is presumed to have acquired “control” of the company, which may consider voting securities held at both the parent company and subsidiaries collectively. This statutory presumption of control may be rebutted by a showing that control does not exist in fact. State insurance regulators, however, may find that “control” exists in certain circumstances in which a person owns or controls less than 10% of the voting securities.
In December 2020, the NAIC amended the Holding Company Models to incorporate a liquidity stress test (“LST”) requirement for large life insurers based on a set of scope criteria and a Group Capital Calculation (“GCC”). LST is intended to support macroprudential surveillance by the NAIC regulators, including to assess the potential impact on broader financial markets of aggregate asset sales within a liquidity stress scenario. The NAIC encouraged states to implement the GCC provisions by November 7, 2022 to satisfy covered agreements the United States reached with the EU and UK to address, among other things, group capital assessment requirements. Further, the NAIC has proposed making the GCC and LST amendments to the Holding Company Models accreditation standards, effective January 1, 2026. Of our domiciliary insurance regulators, Missouri and Texas have adopted the GCC requirements, while New York has pending legislation that would impose GCC requirements on parent companies of insurers doing business in New York. We continue to monitor efforts to adopt the GCC requirements in New York.
The NAIC’s Risk Management and Own Risk and Solvency Assessment Model Act (“ORSA”) requires that insurers maintain a risk management framework and conduct an internal own risk and solvency assessment of the insurer’s material risks in normal and stressed environments and submit annual ORSA summary reports to the insurance group’s lead U.S.-state regulator. The NAIC has also adopted a Corporate Governance Annual Disclosure Model Act that requires insurers to submit an annual filing regarding their corporate governance structure, policies and practices. Further, the NAIC has had an increased focus on private equity owned life insurers following sizeable increases in the number of private equity owned life insurers as noted by its Capital Markets Bureau and the Federal Insurance Office in 2021. The NAIC adopted Regulatory Considerations Applicable (But Not Exclusive) to Private Equity (PE) Owned Insurers (the “Regulatory Considerations”) in 2022, intended to identify where existing disclosures, policies, control and affiliation requirements, and other procedures should be modified, or new ones created, to address any gaps based on the increase in the number of PE-owned insurers, the role of asset managers in insurance and the potential for control via asset management arrangements, and the increase of private investments in insurers’ portfolios, among other reasons. Many of the Regulatory Considerations have been referred to NAIC working groups and task forces, including analysis on definition and evaluation of control and review of reliance on rating agency ratings, while others such as new reporting on investment schedules relative to investment transactions with related parties and additional disclosures relative to private equity and complex assets are already effective.
Every state has adopted, in substantial part, the RBC Model Law promulgated by the NAIC that allows states to act upon the results of RBC ratio calculations and provides four incremental levels of regulatory action regarding insurers whose RBC ratio calculations fall below specific thresholds. Those levels of action range from the requirement to submit a plan describing how an insurer would regain a specified RBC ratio to a mandatory regulatory takeover of the company. The RBC ratio formula is designed to measure the adequacy of an insurer’s statutory surplus in relation to the risks inherent in its business. The RBC formula computes a risk-adjusted surplus level by applying discrete factors to various asset, premium, reserve and other financial statement items, or in the case of interest rate and equity return (C-3) market risk, applying stochastic scenario analyses. These factors are developed to be risk-sensitive so that higher RBC requirements are applied to items exposed to greater risk. The RBC ratio of each of our U.S. based insurance companies, determined by the ratio of a company’s total adjusted capital (as defined by the NAIC) to its “company action level” of RBC (as defined by the NAIC), exceeded minimum required levels as of December 31, 2022. The NAIC has adopted, or is considering, several changes impacting how RBC is calculated, including initiatives aimed at a comprehensive review of RBC investment framework as well as using modeling methodology to determine RBC charges for collateralized loan obligations, replacing the use of rating agency ratings. There are also efforts in progress to implement a new Economic Scenario Generator for the RBC C-3 stochastic scenario analyses mentioned above. We will continue to monitor these developments and evaluate their potential impact to our business, financial condition and legal entities.
The NAIC also provides standardized insurance industry accounting and reporting guidance through the NAIC Accounting Practices and Procedures Manual. Statutory accounting principles promulgated by the NAIC, including for our insurance company subsidiaries, have been, or may be, modified by individual state laws, regulations and permitted practices granted by our domiciliary insurance regulators. Changes to the NAIC Accounting Practices and Procedures Manual or modifications by the various state insurance departments may impact the investment portfolios and the statutory capital and surplus of our U.S. insurance companies. In particular, the NAIC is considering limited, optional exceptions to statutory accounting guidance in SSAP7 that would allow insurance companies to recognized negative interest maintenance reserve as an admitted asset in the general account in certain circumstances.
Further, effective January 1, 2017 the NAIC Valuation Manual contains a principle-based approach to life insurance company reserves (“PBR”). PBR is designed to tailor the reserving process to more closely reflect the risks of specific products, rather than the factor-based approach employed historically. Subsection 20 of the Valuation Manual (“VM-20”) applies to individual life insurance reserves, most notably term insurance and ULSGs and replaces Regulation XXX and Guideline AXXX for new life insurance business. We implemented VM-20 as of January 1, 2020, with respect to relevant policies issued on or after such date. Variable annuity reserving requirements, found in subsection 21 of the Valuation Manual (“VM-21”), replaced the previous Actuarial Guideline

XLIII requirements. We applied VM-21 in full, effective January 1, 2020, to both new and existing variable annuity business. The NAIC’s work to update the Valuation Manual and address issues relating to the PBR framework, including VM-20, VM-21, VM-22 related to PBR for non-variable annuities, and other parts of the Valuation Manual, is ongoing, and we will continue to monitor such developments as they evolve. See also Notes 7 and 19 to our audited consolidated financial statements for risk and additional information related to these statutory reserving requirements.
In addition to the NAIC’s model laws and regulations, state insurance laws and regulations also include numerous provisions governing the marketplace activities of life and annuity insurers, including provisions governing the form and content of disclosure to consumers, illustrations, advertising, sales practices, customer privacy protection, permissible use of data in insurance practices, and complaint handling. State legislatures and insurance regulators have shown interest in the use of external data and artificial intelligence in insurance practices, including underwriting, marketing and claims practices. The NAIC adopted Artificial Intelligence Principles in August 2020, and a number of states have had legislative or regulatory initiatives relating to the use of external data and artificial intelligence in the insurance industry, including Colorado’s algorithmic and external data accountability law. The NAIC is also developing a model bulletin with regulatory guidance on the use of big data and artificial intelligence. The regulatory landscape is developing with respect to ensuring fair, transparent and reasonable use of new technologies in the life insurance underwriting process. We continue to engage through industry trade groups with our regulators with the intention of maximizing optimal customer outcomes.
Insurance regulators have also shown interest in climate change risk and disclosure. In 2022, the NAIC adopted revisions to its Climate Risk Disclosure Survey, which numerous states mandate for insurers with premiums exceeding certain thresholds. The NAIC Climate and Resiliency (EX) Task Force Solvency Workstream is also considering potential enhancements to existing regulatory tools relative to the solvency effects of climate change (e.g., on underwriting and investments) which may be incorporated into the NAIC’s Financial Analysis Handbook, the Financial Condition Examiners Handbook and the ORSA Guidance Manual. In addition, in 2021, the NYDFS issued final Guidance for New York Domestic Insurers on Managing the Financial Risks from Climate Change, detailing the NYDFS’s expectations related to insurers’ management of the financial risks from climate change and integration into their governance frameworks, risk management frameworks, and business and investment strategies.
State regulatory authorities generally enforce provisions relating to marketplace activities through periodic market conduct inquiries, data calls, investigations and examinations. Further, as part of their regulatory oversight process, state insurance departments conduct periodic financial examinations, generally once every three to five years, of the books, records, accounts and business practices of insurers domiciled in their states. Examinations are generally carried out under guidelines promulgated by the NAIC and, in the case of financial exams, in cooperation with the insurance regulators of other domiciliary states of an insurance holding company group. There can be no assurance that any noncompliance with such applicable laws, regulations or guidance would not have a material adverse effect on our business, results of operations, financial condition and liquidity.
Unclaimed Property
We are subject to the laws and regulations of states and other jurisdictions concerning identification, reporting and escheatment of unclaimed or abandoned funds, and are subject to audit and examination for compliance with these requirements.
State Guaranty Associations
U.S. states have state insurance guaranty associations in which insurers doing business in the state are required by law to be members. Member insurers may be assessed by the associations for certain obligations of insolvent insurance companies to policyholders and claimants. Typically, states assess member insurers in amounts related to the member’s proportionate share of the relevant type of business written by all members in the state. Some jurisdictions permit member insurers to recover assessments that they paid through full or partial premium tax offsets, usually over a period of years. The protection afforded by a state’s guaranty association to policyholders of insolvent insurers varies from state to state. The aggregate assessments levied against us have not been material to our financial condition in any of the past three years.

Dodd-Frank
Dodd-Frank, signed into law in 2010, brought about extensive changes to financial regulation in the United States and established the Financial Stability Oversight Council. Dodd-Frank also established the Federal Insurance Office (“FIO”) to serve as the central insurance authority in the federal government. While not serving a regulatory function, FIO performs certain duties related to the business of insurance, represents the U.S. in international insurance forums, and has authority to collect information on the insurance industry and recommend prudential standards. Certain parts of Dodd-Frank are noted below in more detail.
Title V of Dodd-Frank authorizes the United States to enter into covered agreements with foreign governments or regulatory entities regarding the business of insurance and reinsurance. On September 22, 2017, the United States and the EU entered into such an agreement to address, among other things, reinsurance collateral and group capital requirements, and on December 18, 2018, the United States signed a covered agreement with the UK in anticipation of the UK’s withdrawal of its membership in the EU, commonly referred to as Brexit, which is similar to the agreement with the EU. The NAIC adopted amendments to the credit for reinsurance model law and regulation and adopted GCC to conform to the requirements of the covered agreements. Numerous states have adopted the GCC requirements in their statutes.
Title VII of Dodd-Frank provides for significantly increased regulation of, and restrictions on, swap and security-based swap markets and transactions. This regulation has affected and, as additional regulations come into effect, could further affect various activities of insurance and other financial services companies. Relevant regulatory requirements includes (i) margin and collateral requirements, (ii) regulatory reporting and (iii) mandated clearing through central counterparties and execution through regulated swap execution facilities for certain swaps (other than security-based swaps, which are not currently subject to mandatory execution or clearing requirements but could be in the future). The Commodities Futures Trading Commission (“CFTC”), which oversees and regulates the U.S. swap, commodities and futures markets, and the SEC, which oversees and regulates the U.S. securities and security-based swap markets, have finalized the majority of the rules to carry out their mandates under Title VII of Dodd-Frank. Increased regulation of, and restrictions on, derivatives markets and transactions, including regulations related to initial margin for swaps and securities-based swaps, could increase the cost of our trading and hedging activities, reduce liquidity and reduce the availability of customized hedging solutions and derivatives.
Dodd-Frank also mandated a study to determine whether stable value contracts should be included in the definition of “swap.” If that study concludes that stable value contracts are swaps, Dodd-Frank authorizes certain federal regulators to determine whether an exemption from the definition of a swap for stable value contracts is appropriate and in the public interest. Our Institutional Markets business issues stable value contracts. We cannot predict what regulations might emanate from the aforementioned study or be promulgated applicable to this business in the future. In the event that the study determines that stable value contracts should be included in the definition of “swap,” Section 719(d)(1)(C) of Dodd-Frank provides that such determination would only apply to newly issued stable value contracts.
Title II of Dodd-Frank provides that a financial company whose largest United States subsidiary is an insurer may be subject to a special orderly liquidation process outside the Bankruptcy Code. U.S. insurance subsidiaries of any such financial company, however, would be subject to rehabilitation and liquidation proceedings under state insurance law.
Pursuant to Dodd-Frank, federal banking regulators adopted regulations that apply to certain qualified financial contracts, including many derivatives contracts, securities lending agreements and repurchase agreements, with certain banking institutions and certain of their affiliates. These regulations, which became effective on January 1, 2019, generally require the covered banking institutions and affiliates to include contractual provisions in their qualified financial contracts that limit or delay certain counterparty rights that may arise in connection with the banking institution or affiliate becoming subject to a bankruptcy or similar proceeding or impose such provisions as a matter of law in certain circumstances. Nearly all of our derivatives, securities lending agreements and repurchase agreements with certain banking institutions and certain of their affiliates are subject to these regulations, and as a result, we may be required to delay terminating transactions, realizing collateral posted, or otherwise mitigating exposures under these agreements. We are subject to greater risk and could receive a more limited or delayed recovery in the event of a default by such bank institution or the applicable affiliates.
ERISA
We provide products and services to certain employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and/or the Code. Plans subject to ERISA include certain pension and profit-sharing plans and welfare plans, including health, life and disability plans. As a result, our activities are subject to the restrictions imposed by ERISA and the Code, including the requirement under ERISA that fiduciaries must perform their duties solely in the interests of ERISA plan participants and beneficiaries, and that fiduciaries may not cause a covered plan to engage in certain prohibited transactions. The applicable provisions of ERISA and the Code are subject to enforcement by the DOL, the IRS and the Pension Benefit Guaranty Corporation.
Standard of Care Developments
We and our distributors are subject to laws and regulations regarding the standard of care applicable to sales of our products and the provision of advice to our customers. In recent years, many of these laws and regulations have been revised or reexamined while others have been newly adopted. We closely monitor these legislative and regulatory activities and evaluate the impact of these requirements on us and our customers, distribution partners and financial advisers. Where needed, we have made significant investments to implement and enhance our tools, processes and procedures, to comply with the final rules and interpretations. These efforts and enhancements have resulted in increased compliance costs and may impact sales results and increase regulatory and litigation risk. Additional changes in standard of care requirements or new standards issued by governmental authorities, such as the DOL, the SEC, the NAIC or state regulators and/or legislators, have impacted, and may impact our businesses, results of operations and financial condition.
DOL Fiduciary Rule
In June 2020, the DOL issued final guidance on the definition of a “fiduciary” for purposes of transactions with ERISA qualified plans, related plan participants and IRAs. The DOL’s final guidance confirmed use of a five-part test for determining who is an investment advice fiduciary and also confirmed related exemptions. In December 2020, the DOL issued the final version of a new prohibited transaction exemption for parties that qualify as investment advice fiduciaries. This final version is intended to align broadly with the SEC’s Best Interest Regulation as well as other relevant standards of care requirements. See “—SEC Best Interest Regulation.” The terms of the DOL’s exemption impose impartial conduct standards (including a best interest standard), as well as:
•disclosure obligations;
•a duty to establish, maintain and follow policies and procedures intended to comply with the exemption; and
•a duty to perform an annual retrospective review for compliance with the exemption.
The DOL has indicated that it is reviewing issues relating to its regulation of fiduciary investment advice and will take further regulatory actions. The review is expected to make revisions to the definition of fiduciary “investment advice” to ERISA plans and IRAs. The DOL also indicated that it is reviewing, and may amend, prohibited transaction exemptions available to investment advice fiduciaries. Among other impacts of potential changes, such proposed amendments could have an adverse effect on sales of annuities through our independent distribution partners.
SEC Best Interest Regulation
On June 30, 2020, Regulation Best Interest (“Regulation BI”), which establishes new duties of care, disclosure and conflict mitigation that a broker must meet when making a recommendation of a securities transaction or investment strategy involving securities to a retail customer, and Form CRS, which requires enhanced disclosure by broker-dealers and investment advisers regarding client relationships and certain conflicts of interest issues, became effective. Both were adopted by the SEC in June 2019 as part of a package of final rulemakings and interpretations, at the same time as the SEC issued two interpretations, which became final upon publication, under the Advisers Act. The first interpretation addressed the standard of conduct applicable to SEC-registered investment advisers, including details regarding the fiduciary duty owed to clients, required disclosures and the adviser’s continuous monitoring obligations. The second interpretation clarified when investment advice would be considered “solely incidental” to brokerage activity for purposes of the broker-dealer exclusion from SEC investment adviser registration. The SEC has also issued periodic post-rulemaking guidance on certain aspects of Regulation BI and Form CRS, and could provide additional guidance regarding these final rules in the future. Given its relatively recent adoption, Regulation BI has been a focus of SEC examination and the SEC recently issued a risk alert identifying deficiencies noted by SEC exam staff of firms’ compliance with Regulation BI. Accordingly, compliance with Regulation BI could impose additional costs and affect how we manage our business and overall costs.
State Standard of Care Developments
In 2020, the NAIC adopted revisions to its Suitability in Annuity Transactions Model Regulation (#275) (the “NAIC Model”) implementing a best interest standard of care applicable to sales and recommendations of annuities. The new NAIC Model conforms in large part to Regulation BI, providing that all recommendations by agents and insurers must be in the best interest of the consumer under known circumstances at the time an annuity recommendation is made, without placing agents’ or insurers’ financial interests ahead of the consumer’s interest in making a recommendation. A majority of states have adopted amendments to their suitability rules based on the NAIC Model revisions, and we expect that a substantial majority of states will do so. In addition, certain state insurance and/or securities regulators and legislatures have adopted, or are considering adopting, their own standards of conduct, some of which are broader in scope than the NAIC Model. For example, in 2018, the NYDFS adopted the First Amendment to Insurance Regulation 187 — Suitability and Best Interests in Life Insurance and Annuity Transactions (“Regulation 187”). As amended, Regulation 187 requires producers to act in their client’s best interest when making both point-of-sale and in-force recommendations and to deliver to the client the written basis for the recommendation, as well as the facts and analysis to support the recommendation. The amended regulation also imposes additional duties on life insurance companies in relation to these transactions, such as requiring insurers to establish and maintain procedures designed to prevent financial exploitation and abuse. Besides New York, other states have also adopted, or are considering adopting, legislative and/or regulatory proposals implementing fiduciary duty standards with applicability to insurance producers, agents, financial advisors, investment advisers, broker-dealers and/or insurance companies. The proposals vary in scope, applicability and timing of implementation. We cannot predict whether any such proposals will be adopted. However, changes in fiduciary duty standards could impose additional costs in the areas of compliance and employee training and affect how we manage our business and overall costs.
Federal Retirement Legislation
On December 20, 2019, the Setting Every Community Up for Retirement Enhancement (“SECURE”) Act was signed into law. The SECURE Act includes many provisions affecting qualified contracts, some of which became effective upon enactment on January 1, 2020, or later, and some of which were retroactively effective.
In December 2022, Congress enacted comprehensive retirement legislation known as “SECURE 2.0.” SECURE 2.0 included many provisions affecting qualified contracts, many of which became effective in 2023, and additional ones that become effective in 2024 or subsequent years. Some of the SECURE 2.0 provisions that became effective in 2023 include, without limitation: an increase in the age at which required minimum distributions generally must commence, to age 73 from the previous age of 72; elimination of the first day of the month requirement for governmental Section 457(b) plans; and optional treatment of employer contributions as Roth sources. We are implementing new processes and procedures, where needed, designed to comply with the new requirements.
Securities, Investment Adviser, Broker-Dealer and Investment Company Regulations
Our investment products and services are subject to applicable federal and state securities, investment advisory, fiduciary, and other laws and regulations. The principal U.S. regulators of these operations include the SEC, FINRA,

CFTC, Municipal Securities Rulemaking Board, state securities commissions, state insurance departments and the DOL.
Our variable life insurance, variable annuity and mutual fund products generally are subject to regulation as “securities” under applicable federal securities laws, except where exempt. Such regulation includes registration of the offerings of these products with the SEC, unless exempt from such registration, and requirements of distribution participants to be registered as broker-dealers, as well as recordkeeping, reporting and other requirements. This regulation also involves the registration of mutual funds and other investment products offered by our businesses, and the separate accounts through which our variable life insurance and variable annuity products are issued, as investment companies under the Investment Company Act, except where exempt. The Investment Company Act imposes requirements relating to compliance, corporate governance, disclosure, recordkeeping, registration and other matters. In addition, the offering of these products may involve filing and other requirements under the securities, corporate, or other laws of the states and other jurisdictions where offered or organized, including the District of Columbia and Puerto Rico. Our separate account investment products are also subject to applicable state insurance regulation.
We have several subsidiaries that are registered as broker-dealers under the Exchange Act and are members of FINRA and/or are registered as investment advisers under the Investment Advisers Act of 1940, as amended (the ‘‘Advisers Act’’). Certain of these broker-dealers and investment advisers are involved in our life and annuity product sales, including participating in their distribution and/or serving as an investment adviser to mutual funds that underlie variable products offered by us. Other subsidiaries are registered with the SEC as investment advisers under the Advisers Act and serve as an investment adviser to out-of-plan and in-plan participant customers, act as investment advisers to our insurance subsidiaries and certain non-insurance subsidiaries and also provide investment management and advisory services to unaffiliated institutional clients. In addition to registration requirements, the Exchange Act, the Advisers Act and the regulations thereunder impose various compliance, disclosure, qualification, recordkeeping, reporting and other requirements on these subsidiaries and their operations. State securities laws also impose filing and other requirements on broker-dealers, investment advisers and/or their licensed representatives, except where exempt. The SEC, FINRA and other regulatory bodies also have the authority to examine regulated entities, such as our broker-dealer and investment adviser subsidiaries, and to institute administrative or judicial proceedings that may result in censure, fines, prohibitions or restrictions on activities, or other administrative sanctions.
Further, our licensed sales professionals appointed with certain of our broker-dealer and/or investment adviser subsidiaries and our other employees, insofar as they sell products that are securities, including wholesale and retail activity, are subject to the Exchange Act and to examination requirements and regulation by the SEC, FINRA and state securities commissioners. Regulation and examination requirements also extend to our subsidiaries that employ or control those individuals.
The business of our investment adviser subsidiaries will be impacted by SEC regulatory initiatives with respect to the investment management business. The SEC is engaged in various initiatives and reviews that seek to modernize the regulatory structure governing the investment management industry, including investment advisers registered under the Advisers Act and investment companies registered under the Investment Company Act. In addition to rules discussed above, the SEC has adopted rules that include significant amendments to rules regarding advertisements by investment advisers and significant changes to the regulations applicable to the use of derivatives by mutual funds and mutual funds’ valuation methodologies and procedures. The SEC has also proposed comprehensive rules changing the regulation of investment advisers to private funds, rules prohibiting investment advisers from outsourcing certain services or functions without meeting minimum requirements, and new rules addressing investment adviser custody of client assets. In November 2022 the SEC proposed rule and related amendments that, among other things, change how open-end funds, other than money market funds and exchange traded funds (“ETFs”), manage their liquidity risk, require these funds to use a liquidity management tool called “swing pricing” and to implement a “hard close,” and require funds to provide timelier and more detailed public reporting of fund information. If adopted as proposed, the regulatory, compliance, and operational burdens associated with these proposals will be costly and may impede the growth of certain investment adviser subsidiaries, and the hard close and swing pricing proposal in particular raises significant operational challenges for mutual funds and intermediaries that offer fund shares, including our insurance company and recordkeeping subsidiaries.

Developments Related to Environmental, Social and Governance Issues
The SEC has instituted a comprehensive regulatory agenda focusing on ESG issues. The SEC commissioners and staff announced a number of actions, including forming an enforcement task force designed to harmonize the efforts of the SEC’s divisions and offices, proposed comprehensive rulemakings for ESG disclosure for investment advisers and funds registered under the Investment Company Act and climate-specific disclosure for public issuers, announcing ESG as an examination priority, addressing stockholder rights and creating accountability in statements and conduct, and proposed amendments to the “names rule” under the Investment Company Act to reflect the effect of ESG factors on a fund’s investment objectives and performance. The SEC’s Division of Examinations issued a risk alert in 2021 highlighting ESG deficiencies, internal control weaknesses and effective practices identified during recent examinations of investment advisers, registered investment companies and private funds. In February 2023, the SEC’s Division of Examinations reaffirmed that examinations will continue to focus on ESG-related advisory services and investment products. The increased regulatory and compliance burdens that we expect would result from the implementation of any of these initiatives could be costly.
On March 21, 2022, the SEC released proposed rule changes on climate-related disclosure, among other items. The proposed rule changes would require registrants, including public issuers such as us, to include certain climate-related disclosures in registration statements and periodic reports. These proposed disclosures include information about climate-related risks that are reasonably likely to have a material impact on the registrant’s business, results of operations, or financial condition, and include a new note to their audited financial statements that provides certain climate-related metrics and impacts on a line-item basis. The required information about climate-related risks also would include disclosure of a registrant’s greenhouse gas emissions (including Scope 3 emissions), information about climate-related targets and goals, and transition plan, if any, and would require extensive attestation requirements. If adopted as proposed, the rule changes are expected to result in additional compliance and reporting costs.
Privacy, Data Protection and Cybersecurity
We are subject to U.S. laws and regulations that require financial institutions and other businesses to protect the security, confidentiality, availability and integrity of personal, customer and other sensitive non-public information and the information systems used to process this information and conduct important business operations. These laws and regulations impose a broad range of obligations including processing, disclosing and transferring personal information in compliance with certain restrictions; providing notice to data subjects regarding our personal information processing practices, including our policies relating to the collection, disclosure, use, retention, disposal and other handling of personal and other sensitive non-public information; and maintaining a comprehensive security program designed to maintain the security, confidentiality, availability and integrity of that information and of our information systems. Some of these laws and regulations require us to notify affected individuals and regulators of certain events involving the unauthorized access to, use of or loss of, personal information and information systems. U.S. federal and state legislatures and self-regulatory bodies are expected to continue to consider additional laws, regulations and guidelines relating to privacy and other aspects of customer information and to the ongoing security, confidentiality, availability and integrity of non-public information and information systems.
On March 1, 2017, the NYDFS’s Part 500 Cybersecurity Regulation (“NYDFS Cybersecurity Regulation”) became effective and requires covered financial services institutions (“covered entities”) to implement a cybersecurity program designed to protect the confidentiality, integrity and availability of the covered entity’s information systems and the non-public information stored on those information systems. The NYDFS Cybersecurity Regulation imposes specific technical safeguards as well as governance, risk assessment, monitoring and testing, third-party service provider oversight, incident response and reporting and other requirements. We annually file certifications of compliance as required under the NYDFS Cybersecurity Regulation. Further, on July 29 and November 9, 2022, the NYDFS released draft and official proposed amendments to the NYDFS Cybersecurity Regulation, which include additional obligations for large covered entities, enhanced governance requirements, updates to risk assessment and independent audit requirements, new technology requirements, new asset inventory and business continuity and disaster recovery related requirements, several new notification obligations and clarifying changes regarding enforcement. Final publications of the proposed changes are still pending. Requirements under the NYDFS’ Cybersecurity Regulation are similar in many, but not all, respects to those under the NAIC Insurance Data Security Model Law. The NAIC Model Law requires insurers, insurance producers and other entities required to be licensed under state insurance laws to develop and maintain a written information security program, conduct risk assessments, oversee the data security practices of third-party service providers and other related requirements.
In January 2020, the California Consumer Privacy Act of 2018 (“CCPA”) came into effect and was subsequently amended by the California Privacy Rights Act (“CPRA”),which took effect January 1, 2023. The CCPA imposes a number of requirements on businesses that collect the personal information of California consumers, including requirements that provide individuals with certain rights to their personal information and make mandatory disclosures regarding how the businesses use and disclose consumers’ personal information, establishes a private right of action in some cases if consumers’ personal information is subject to a data breach as a result of the business’s violation of the duty to implement and maintain reasonable security practices and creates the California Privacy Protection Agency which is charged with adopting regulations in furtherance of the CCPA and enforcing both the CCPA and the CPRA. Similar legislation has been adopted in other states and will become effective in 2023 (e.g. Virginia, Colorado, Connecticut and Utah), and additional privacy and cybersecurity laws are expected to be enacted by the states or the federal government in the near future.
In 2022 and 2023, the SEC released several proposed rules enhancing cybersecurity and privacy requirements for a range of regulated entities, including public companies, registered investment companies, broker-dealers, investment advisers and funds. If enacted, the proposed rules would, among other things, require public companies to disclose any material cybersecurity incident on its Form 8-K within four business days of determining that the incident it has experienced is material. They would also require periodic disclosures of, among other things, (i) details on the company’s cybersecurity policies and procedures, (ii) cybersecurity governance and oversight policies, including the board of directors’ oversight of cybersecurity risks and (iii) details of any cybersecurity incident that was previously disclosed on Form 8-K, as well as any undisclosed incidents that were non-material, but have become material in the aggregate. If enacted, the proposed rules would also require that investment advisers and broker-dealers implement certain cybersecurity policies and procedures such as risk assessments, report significant cybersecurity incidents to the SEC within 48 hours and include cybersecurity-related disclosures in their mandatory public disclosure documents.
The SEC continues to focus on cybersecurity in the asset management industry and has published periodic guidance on the topic, recommending periodic assessments of information, how it is stored and how vulnerable it is, as well as strategies to prevent, detect and respond to cyber threats, including as it relates to risks faced by the advisers’ third-party service providers.
The above-mentioned changes in the privacy and cybersecurity landscape in the United States may require additional compliance investment and additional changes to policies, procedures and operations.
INTERNATIONAL REGULATION
Insurance and Financial Services Regulation
A portion of our business is conducted in foreign countries. Generally, our subsidiaries operating in foreign jurisdictions must satisfy local regulatory requirements; licenses issued by foreign authorities to our subsidiaries are subject to modification or revocation by such authorities, and therefore these subsidiaries could be prevented from conducting business in certain of the jurisdictions where they currently operate. For our international operations, a decline in capital and surplus over capital requirements would limit the ability of our insurance subsidiaries to make dividend payments or distributions. Additionally, regulators in the countries in which such subsidiaries operate may deem it necessary to impose restrictions on dividend distributions in the event of a significant financial market or insurance event which creates uncertainty over our future capital and solvency position.
Our UK insurance subsidiary, AIG Life UK, is subject to dual regulation by the UK Prudential Regulation Authority (the “PRA”) and the UK Financial Conduct Authority (the “FCA”). The PRA oversees the financial health and stability of insurance companies and is responsible for the prudential regulation and day-to-day supervision of insurance companies. The PRA also oversees statutory requirements for UK insurers, including capital adequacy and liquidity requirements and minimum solvency margins, to which AIG Life UK must adhere. The FCA seeks to protect consumers and oversees financial services products and practices, including those governing insurance companies in the UK.
In 2016, the prudential regulation of insurance and reinsurance companies across Europe, including AIG Life UK, became subject to the Solvency II Directive 2009/138/EC, as implemented in the United Kingdom, and associated regulations (together, “Solvency II”). This new regime effected a full revision of the insurance industry’s solvency framework and prudential regime, in particular imposing minimum capital and solvency requirements, governance requirements, risk management and public reporting standards. Both the UK and the European Union (the “EU”) are in the process of reviewing and suggesting amendments to Solvency II, which may impact each of the areas listed in the previous sentence. The timeframe within which any such proposed reforms will be implemented into UK law and regulation is currently unclear and will depend upon the nature and extent of the proposed changes to the domestic regime, as well as the UK insurance industry’s responses to them. For information on the status of the Solvency II framework following the UK’s withdrawal from the EU, see “—Brexit.” With respect to governance, AIG Life UK is subject to the UK’s Senior Managers and Certification Regime (“SMCR”), legislation aimed to reduce harm to consumers and strengthen market integrity by making senior individuals more accountable for their conduct and competence. The SM&CR Regime is currently being reviewed and a Consultation Paper and revised rules are anticipated. In March 2022, PRA and FCA rules around operational resilience came into force requiring firms to strengthen their operational resilience by identifying important business services and setting tolerance levels for operational disruption. At the same time, detailed rules on how firms should be managing their outsourcing and third-party relationships came into force. Connected to this, the UK regulators have been considering how they could use their proposed powers in the FSM Bill to assess and strengthen the resilience of services on critical third parties and managing the risks these firms pose in the financial services arena. In the EU, the EU Digital Operational Resilience Act (“DORA”), which entered into force on January 16, 2023, requires covered entities, including insurance intermediaries, reinsurance intermediaries and ancillary insurance intermediaries, other than micro-, small, or medium enterprises, to comply with a wide range of organizational and technical requirements to identify, manage and mitigate operational risk arising from use of network and information systems and, in particular, the use of third party ICT service providers. Covered entities will be required to comply with DORA by January 2025.
The Bermuda Monetary Authority (the “BMA”) regulates our insurance subsidiary in Bermuda, AIGB. The Insurance Act 1978 (the “Bermuda Insurance Act”), as amended and its related regulations and other applicable Bermuda law, impose a variety of requirements and restrictions including the filing of annual and quarterly statutory financial returns; compliance with minimum enhanced capital requirements; compliance with the BMA’s Insurance Code of Conduct; provisional restrictions on the payment of dividends and distributions; and restrictions on certain changes in control of regulated (re)insurers. The term “insurer” includes “reinsurer” in the Bermuda Insurance Act.
AIGB, which is currently licensed to carry on long-term business, is registered as a Class E insurer which is the license class for long-term insurers with total assets of more than $500 million. AIGB is not currently licensed to carry on general business and has not sought authorization as a general business insurer or approval as an accredited, certified or reciprocal jurisdiction reinsurer in any state or jurisdiction of the United States or any other country.
Pursuant to the terms of the Bermuda Insurance Act, as a Class E insurer, AIGB will not be permitted to engage in non-insurance business unless that non-insurance business is ancillary to its core business. Non-insurance business means any business other than insurance business and includes carrying on investment business, underwriting debt or securities or otherwise engaging in investment banking and carrying on the business of management, sales or leasing of real property.
A Class E insurer must refrain from declaring or paying any dividends during any financial year if it would cause the company to fail to meet its minimum margin of solvency or enhanced capital requirement. Furthermore, a long‐term insurer may not declare or pay a dividend to any person other than a policyholder unless the value of the assets of its long‐term business fund (as certified by the company’s approved actuary) exceeds the value of the liabilities of its long‐term business and the amount of any such dividend shall not exceed the aggregate of that excess and any other funds properly available for the payment of dividends arising out of the company’s non- long‐term business. In addition to the foregoing restrictions under the Bermuda Insurance Act, as an incorporated

Bermuda company, AIGB remains subject to the provisions of the Bermuda Companies Act 1981, as amended, which has restrictions on when a company is able to pay dividends and distributions.
Derivatives
Regulation of, and restrictions on, derivatives markets and transactions were adopted outside the United States in conjunction with similar regulation promulgated by U.S. regulators. (for U.S. derivatives discussion, see “—U.S. Regulation—Dodd Frank” for further information.) For instance, the EU and UK established a set of regulatory requirements for EU and UK derivatives activities and EU- and UK-regulated entities under the European Market Infrastructure Regulation (“EMIR”) and English law, respectively. These requirements include, among other things, various risk mitigation, risk management, margin posting, regulatory reporting and, for certain categories of derivatives, clearing requirements, that are broadly similar to, but also deviate in certain respects from, U.S. regulations of these activities.
Markets in Financial Instruments Directive (MiFID) II
The Markets in Financial Instruments Directive (“MiFID II”) and Markets in Financial Instruments Regulation took effect in Europe on January 3, 2018. MiFID II and the related regulations are intended to create transparency in market trading by, for example, imposing trade and transaction reporting and other requirements. AIG Asset Management (Europe) Limited has implemented and continues to implement new policies, procedures and reporting protocols required to ensure compliance with this legislation and its related rules.
EMIR, which governs derivatives, and MiFID II were adopted by the UK government as part of the Brexit legislative “onshoring” process. The MiFID requirements were implemented in the UK before the UK’s exit from the EU and then amended to reflect the UK’s exit from the EU. MiFIR and EMIR were “onshored” to become part of English law. The UK government has announced intended reforms to the MiFID rules governing trading venues and equity markets in the UK onshored versions of MiFID II and MiFIR in the Wholesale Markets Review and minor changes to EMIR. At present, it is anticipated that substantive obligations on AIG Asset Management (Europe) Limited arising from EMIR and MIFID II are unlikely to change in the UK context in the near future.
Securities, Investment Adviser, Broker-Dealer and Investment Company Regulation
We operate investment-related businesses in, among other jurisdictions, the UK and Ireland. These businesses may advise on and market investment management products and services, investment funds and separately managed accounts. The regulatory authorities for these businesses include securities, investment advisory, financial conduct and other regulators that typically oversee such issues as: (1) company licensing; (2) the approval of individuals with positions of responsibility; (3) conduct of business to customers, including sales practices; (4) solvency and capital adequacy; (5) fund product approvals and related disclosures; and (6) securities, commodities and related laws, among other items. For example, our regulated asset manager in the UK is subject to the SMCR described above. We also participate in investment-related joint ventures in jurisdictions outside the United States, primarily in Europe and Asia. In some cases, our international investment operations are also subject to U.S. securities laws and regulations.
FSB and IAIS
The Financial Stability Board (the “FSB”) consists of representatives of national financial authorities of the G20 countries. The FSB is not a regulator but is focused primarily on promoting international financial stability.
The International Association of Insurance Supervisors (the “IAIS”) represents insurance regulators and supervisors of more than 200 jurisdictions (including regions and states) in nearly 140 countries and seeks to promote globally consistent insurance industry supervision. The IAIS is not a regulator, but one of its activities is to develop insurance regulatory standards for use by local authorities across the globe. The IAIS has adopted ComFrame, a Common Framework for the Supervision of Internationally Active Insurance Groups (“IAIGs”). ComFrame sets out qualitative and quantitative standards for group supervision, governance and internal controls, enterprise risk management, and recovery and resolution planning. As part of ComFrame, the IAIS is developing a risk-based global insurance capital standard applicable to IAIGs, with the purpose of creating a common language for supervisory discussions of group solvency of IAIGs. Although AIG has been designated as an IAIG, we are not to date separately designated as an IAIG.
The IAIS has adopted a holistic framework (the “Holistic Framework”) for the assessment and mitigation of systemic risk in the insurance sector. The Holistic Framework recognizes that systemic risk can emanate from specific activities and exposures arising from either sector-wide trends or concentrations in individual insurers.
In light of the IAIS adoption of the Holistic Framework, the FSB decided in December 2022 to discontinue the annual identification of Global Systematically Important Insurers in favor of instead applying the Holistic Framework to inform the FSB’s consideration of systemic risk in insurance.
The standards issued by the FSB and/or the IAIS are not binding on the United States or other jurisdictions around the world unless and until the appropriate local governmental bodies or regulators adopt laws and regulations implementing such standards. At this time, as these standards have been adopted only recently and in some cases remain under development, it is not known how the IAIS’ frameworks and/or standards might be implemented in the United States and other jurisdictions around the world or how they might ultimately apply to us.
Brexit
On June 23, 2016, the UK held a referendum in which a majority voted for the UK to withdraw its membership from the EU, known as “Brexit”. The UK left the EU on January 31, 2020. On December 24, 2020, a trade and cooperation agreement was reached between the UK and the EU, which covered areas like economic and security co-operation, tariff-free trade in goods, social security coordination, law enforcement and judicial cooperation in criminal matters, among others, but was largely silent on financial services. Solvency II had been incorporated into UK law prior to January 2020. As of the date of this prospectus, the only changes made were to reflect that the UK is no longer a member of the EU, and, as such, the provisions of the Solvency II framework continue to apply in the UK. Accordingly, there is currently no change to capital adequacy, risk management and regulatory reporting requirements for UK authorized insurers and reinsurers. However, it is likely that the UK’s domestic prudential regime may begin to diverge from Solvency II as implemented in the EU directive over time. There are ongoing legislative and regulatory proposals to reform the UK financial services regulatory regime (including particularly the implementation of Solvency II in the UK) and revoke and replace retained EU law in the FSM Bill.
Climate Change
There were a number of climate-related policy developments throughout 2022, mostly focused on the UK (which we expect will impact our UK operations) and European markets.
The UK FCA applies climate change reporting requirements to larger UK asset managers and UK life insurers that issue insurance-based investment products, which requires those firms to obtain a considerable amount of climate change-related data in relation to their underlying investments. In October 2021, the UK government published its “Greening Finance: A Roadmap to Sustainable Investing,” in which it signaled its support for the International Sustainability Standards Board’s (“ISSB”) development of sustainability reporting standards and its “roadmap” to apply mandatory disclosure requirements in Annual Reports incorporating the UK Green Taxonomy and ISSB issued standards for the “most economically significant companies.” Further consultation followed from the FCA in October 2022 with regard to Sustainability Disclosure Requirements and investment labels to discuss concerns that firms could be making “exaggerated, misleading or unsubstantiated sustainability-related claims about their products; claims that do not stand up to closer scrutiny.”
In October 2022, Sam Woods, Chief Executive Officer of the PRA, published a “Dear CEO” letter reflecting on how firms should continue to embed the requirements of the PRA’s climate-related regulation. These regulations include: April 2019’s Supervisory Statement on expectations for firms’ management of climate-related financial risks; Sam Woods’ June 2020 letter stating that by the end of 2021 firms should have embedded fully their approaches to managing climate risks; and the PRA’s October 2021 Climate Change Adaptation Report in which the PRA set out that they would start actively supervising firms against supervisory expectations from 2022 onwards.

The EU Sustainable Finance Disclosure Regulation applied from March 2021 and introduced a common sustainability disclosure regime for EU insurers that provides insurance-based investment products and EU asset managers, in particular for products that promote environmental or social characteristics or invest in sustainable investments.
Changes to MiFID II applicable beginning August 2, 2022, introduced provisions on integrating sustainability factors, risks and preferences into certain organizational requirements and operating conditions for EU MiFID investment firms, including in respect of suitability assessments when products are sold to investors.
On March 9, 2023, the BMA released a Guidance Note entitled “Management of Climate Change Risks for Commercial Insurers,” which focuses on the BMA’s expectations for commercial insurers, such as AIGB, regarding their management and reporting of climate change risks.
Privacy, Data Protection and Cybersecurity
Our UK entities are subject to data protection legislation, including the UK General Data Protection Regulation (“UK GDPR”) (i.e., Regulation (EU) 2016/679) (the “EU GDPR”) as it forms part of retained EU law (as defined in the European Union (Withdrawal) Act 2018) and the UK Data Protection Act of 2018. The UK GDPR imposes a range of compliance obligations in relation to the processing of personal information, including the rights of data subjects to, in certain circumstances, request access, correction and deletion of their personal information and not to be subject to a decision based solely on automated processing, robust internal accountability controls and short timelines for data breach notifications.
Sanctions for non-compliance with the UK GDPR include fines of up to the higher of £17.5 million or 4% of global worldwide turnover for the most serious infringements. In March 2022, the UK introduced the International Data Transfer Agreement (“IDTA”) and International Data Transfer Addendum (“Addendum”) for the cross-border transfer of personal data. All contracts signed on or after September 22, 2022, must use the new IDTA or Addendum in place of the previously used Standard Contractual Clauses (“SCCs”) for cross-border data transfers. All contracts entered into prior to September 22, 2022, incorporating the previously used SCCs must be updated to include the IDTA or Addendum by March 22, 2024, onwards. While data protection law in the UK remains closely aligned with that in the EU, it is possible that they diverge in the future. Proposals for general reform of the current data protection regime are under consideration by the UK government. At present, there is no timescale for any changes to be made. For additional information on the UK’s withdrawal from the EU, see “—Brexit.”
Our Irish entities are subject to data protection legislation, including the EU GDPR. The EU GDPR imposes a range of compliance obligations in relation to the processing of personal information, including the rights of data subjects to, in certain circumstances, request access, correction and deletion of their personal information and not to be subject to a decision based solely on automated processing, robust internal accountability controls, and shorten timelines for data breach notifications. Sanctions for non-compliance include fines of up to the higher of €20 million or 4% of global worldwide turnover for the most serious infringements. The Data Protection Commissioner in Ireland is an active regulator issuing a number of fines across industries including extensive fines against companies for data protection violations. The European Commission issued new EU SCCs for international data transfers to address the requirements arising out of the decision of the Court of Justice of the European Union in Data Prot. Comm’r, v. Facebook Ireland Ltd. and align with the corresponding guidance from the European Data Protection Board (“EDPB”). All existing SCCs entered into prior to September 27, 2021, were required to be replaced with the new EU SCCs by December 27, 2022. All new agreements executed on or after September 26, 2021 have had to use the new EU SCCs where relevant. The EDPB has issued additional guidance, further clarifying what constitutes international data transfers, and such international data transfers have been subject to increasing scrutiny by data protection supervisory authorities in the EU.
The European Economic Area countries (“EEA”) and the UK have also taken steps to regulate the use of personal data, including external data, and algorithms used for the purpose of artificial intelligence (“AI”) and automated decision-making. In April 2021, the European Commission published its proposal for a Regulation on a European approach for Artificial Intelligence, known as the Artificial Intelligence Act, which recommends a risk-based approach to restricting, regulating and permitting different AI systems. On December 6, 2022, the Council of the EU approved a compromise draft of the AI Act which will now be voted on by the European Parliament before moving forward for discussions between the EU Member States, the European Parliament and the European Commission. At present, it is anticipated that the AI Act may be adopted by the end of 2023. European countries and supranational political organizations like the EU and the Council of Europe are expected to take an active role in regulating AI in ways that may impact the insurance industry in the future.
The BMA introduced the Insurance Sector Operational Cyber Risk Management Code of Conduct (the “Cyber Code of Conduct”) which became effective on January 1, 2021, and full compliance has been required since December 31, 2021. The Cyber Code of Conduct requires that registrants, such as AIGB, (i) comply with certain new requirements including being able to evidence that there is adequate board visibility and governance of cyber risk, (ii) maintain an operational cyber risk management program, and (iii) establish an asset inventory detailing all information assets.

MANAGEMENT
The following table sets forth certain information concerning our directors and executive officers. The respective age of each individual in the table below is as of May 31, 2023.

Name	Age	Position
Peter Zaffino	56	Chairman of the Board
Adam Burk	46	Director
Alan Colberg	61	Director
Lucy Fato	56	Director
Jonathan Gray	53	Director
Marilyn Hirsch	55	Director
Christopher Lynch	65	Director
Sabra Purtill	60	Director
Christopher Schaper	58	Director
Amy Schioldager	60	Director
Patricia Walsh	58	Director
Kevin Hogan	60	Director, President and Chief Executive Officer
Elias Habayeb	51	Executive Vice President and Chief Financial Officer
Todd Solash	47	Executive Vice President and President of Individual Retirement and Life Insurance
Katherine Anderson	60	Executive Vice President and Chief Risk Officer
David Ditillo	47	Executive Vice President and Chief Information Officer
Terri Fiedler	59	Executive Vice President and President of Retirement Services
Constance Hunter	55	Executive Vice President and Head of Strategy
Lisa Longino	56	Executive Vice President and Chief Investment Officer
Amber Miller	51	Executive Vice President and Chief Auditor
Christine Nixon	58	Executive Vice President and General Counsel
Jonathan Novak	51	Executive Vice President and President of Institutional Markets
Elizabeth Palmer	59	Executive Vice President and Chief Marketing Officer
Alan Smith	55	Executive Vice President and Chief Human Resources Officer
Mia Tarpey	50	Executive Vice President and Chief Operating Officer
Directors
Peter Zaffino has served as Chairman of the Board of Corebridge since November 2021. Mr. Zaffino has served as Chief Executive Officer of AIG since March 2021 and President since January 2020. He joined AIG in July 2017 as Executive Vice President, Global Chief Operating Officer of AIG, and was also appointed Chief Executive Officer, General Insurance in November 2017. Prior to joining AIG, Mr. Zaffino served in various executive roles at Marsh McLennan Companies, Inc. (“Marsh McLennan”), a global professional services firm, including as Chief Executive Officer of Marsh, LLC from 2011 to 2017 and as Chairman for the Risk and Insurance Services segment from 2015 to 2017. Prior to that, Mr. Zaffino served as President and Chief Executive Officer of Guy Carpenter, a subsidiary of Marsh McLennan, from 2008 to 2011, a company he first joined in 2001. Prior to joining Guy Carpenter, Mr. Zaffino served in executive roles in several market-leading companies, including a portfolio company of GE Capital that specialized in alternative risk insurance and reinsurance. Mr. Zaffino also currently serves as director on the board of The Geneva Association. Mr. Zaffino has served as a director on the board of AIG since October 2020 and Chairman of the board of AIG since January 2022.

Mr. Zaffino brings to the Board his expertise and key leadership skills developed through extensive experience in the financial services industry, with a strong background across insurance, professional services and risk management, and perspective as Chairman and Chief Executive Officer of AIG.
Adam Burk has served as a director of Corebridge since November 2021. Mr. Burk is the Head of Corporate Development, Strategy and Mergers & Acquisitions for AIG. Mr. Burk previously served as AIG’s Chief Financial Officer of Global Operations and has had senior roles within capital strategy and planning and has led transformational activities. Prior to joining AIG, Mr. Burk was an investment banker at Citigroup, Nomura and Morgan Stanley, focused on financial institutions, specializing in insurance. Prior to his investment banking experience, Mr. Burk practiced corporate law at Latham & Watkins focusing on mergers & acquisitions and corporate finance. Mr. Burk serves on the board of Azur Group and the H.E.S. educational center.
Mr. Burk brings to the Board his expertise developed through extensive experience in the financial services industry, with a strong background across financial services, insurance and capital strategy, and perspective as a Head of Corporate Development, Strategy and Mergers & Acquisitions for AIG.
Alan Colberg has served as a director of Corebridge since September 2022. Mr. Colberg previously served as the chief executive officer and director of Assurant, Inc. (“Assurant”) from January 2015 until his retirement in January 2022. Prior to this role, he served as Executive Vice President of Marketing and Business Development and then President. Before joining Assurant in March 2011, Mr. Colberg was a consultant for Bain & Company, Inc. for 22 years, leading the firm’s global Financial Services practice. Mr. Colberg served on the board of directors of CarMax, Inc. (“CarMax”) from 2015 until 2018 and as chair of CarMax’s Nominating and Governance Committee. He also currently serves as director on the board of U.S. Bancorp and as a member of its Audit Committee and Public Responsibilities Committee.
Mr. Colberg’s chief executive officer experience at Assurant and senior leadership experience in the financial services, insurance and consulting industries qualify him to serve on our Board. Further, Mr. Colberg’s extensive background in corporate strategy and finance enables him to provide additional insight to our Board and its committees.
Lucy Fato has served as a director of Corebridge since November 2021. Since October 2017, Ms. Fato has served as Executive Vice President and General Counsel of AIG. In November 2020, Ms. Fato took on additional responsibilities as Global Head of Communications and Government Affairs. She previously held the role of Interim Head of Human Resources from October 2018 to July 2019 and in 2021. Prior to AIG, Ms. Fato served as Managing Director, Head of the Americas and General Counsel at Nardello & Co, a global private investigative firm, where she remains on the Advisory Board. Ms. Fato previously worked at McGraw Hill Financial, Inc. (now known as S&P Global), where she served as Executive Vice President and General Counsel, and at Marsh McLennan where she served as Vice President, Deputy General Counsel and Corporate Secretary. She began her legal career at Davis Polk & Wardwell LLP where she spent 14 years, including five as a partner in the Capital Markets Group. Ms. Fato currently serves as a member of the New York State Department of Financial Services Insurance Advisory Board.
Ms. Fato brings to the Board her expertise and analytical skills developed through extensive experience in the insurance industry, with a strong background in corporate governance and across legal and other professional services, and perspective as General Counsel of AIG.
Marilyn Hirsch has served as a director of Corebridge since April 2022. Ms. Hirsch joined AIG in January 2022 as Senior Vice President and Treasurer. Prior to joining AIG, Ms. Hirsch served as Senior Vice President and Treasurer of The Allstate Corporation. During her time at The Allstate Corporation beginning in 2015, Ms. Hirsch’s responsibilities spanned Treasury, Financial Planning and Analysis, Corporate Development, Corporate Expense Management and Venture Partnerships. Prior to The Allstate Corporation, Ms. Hirsch served in several corporate development and strategy roles at AIG from 2011 through 2015. She began her career at Donaldson, Lufkin & Jenrette Securities Corporation (“DLJ”) and was a Managing Director at Credit Suisse Group AG which acquired DLJ. Ms. Hirsch has also served on the board of The Phoenix Holdings Ltd and American Safety Insurance Ltd.

Ms. Hirsch’s expertise and experience in the financial services and insurance industries qualify her to serve on our Board. Further, Ms. Hirsch’s extensive background in corporate treasury and finance enables her to provide additional insight to our Board and its committees.
Jonathan Gray has served as a director of Corebridge since November 2021, having been appointed by Blackstone pursuant to the Blackstone Stockholders’ Agreement. Mr. Gray is the President and Chief Operating Officer of Blackstone Inc., having joined Blackstone Inc. in 1992. Mr. Gray is a member of Blackstone Inc.’s Management Committee and previously served as its Global Head of Real Estate. Mr. Gray previously served as a board member of Nevada Property 1 (The Cosmopolitan of Las Vegas), Invitation Homes, Brixmor Property Group and La Quinta Holdings. Mr. Gray has served as a board member of Blackstone Inc. since February 2012 and as Chair of the Hilton Worldwide Holdings Board of Directors where he currently serves as a director. Mr. Gray also serves on the Board of Harlem Village Academies.
Mr. Gray brings to the Board his expertise developed through extensive experience in the financial services industry, with a strong background across financial services, private investment and real estate and perspective as President and Chief Operating Officer of Blackstone.
Christopher Lynch has served as a director of Corebridge since November 2021. Mr. Lynch has been an independent consultant since 2007, providing a variety of services to public and privately held companies. Prior to that, Mr. Lynch was the former National Partner in Charge of KPMG LLP’s Financial Services Line of Business. He held a variety of positions with KPMG over his 29-year career, including chairing KPMG’s Americas Financial Services Leadership team and being a member of the Global Financial Services Leadership and the U.S. Industries Leadership teams. Mr. Lynch also served as a Partner in KPMG’s National Department of Professional Practice and as a Practice Fellow at the Financial Accounting Standards Board. Mr. Lynch is a member of the Audit Committee Chair Advisory Council of the National Association of Corporate Directors and a former member of the Advisory Board of the Stanford Institute for Economic Policy Research. Until May 2022, Mr. Lynch served as director on the board, Chair of the Nominating and Corporate Governance committee and member of the Risk and Capital committee of AIG. He also currently serves as director on the board of Tenet Healthcare Corporation and as a member of its Audit Committee and the Human Resources Committee.
Mr. Lynch brings to the Board his expertise and key leadership skills developed through extensive experience in the financial services industry, with a strong background across financial audit and accounting services.
Sabra Purtill has served as a director of Corebridge since January 2023. Ms. Purtill has served as the Interim Chief Financial Officer of AIG since January 2023. She previously served as Corebridge’s Chief Investment Officer. Prior to that role, Ms. Purtill was Executive Vice President and Chief Risk Officer of AIG as well as AIG’s Deputy Chief Financial Officer, overseeing Treasury, Rating Agency Relations, Investor Relations and Corporate Development. Prior to joining AIG in 2019, Ms. Purtill was with The Hartford Financial Services Group, Inc., where she served as Senior Vice President, Investor Relations & Treasurer. She was also Managing Director, Investor Relations & Communications, at Assured Guaranty Ltd. and, prior to that, was Senior Vice President at ACE Limited, now known as Chubb Limited.
Ms. Purtill brings to the Board her expertise developed through extensive experience in the financial services industry, with a strong background across insurance, risk management and investment management, and perspective from her executive role at AIG.
Christopher Schaper has served as a director of Corebridge since January 2023. Mr. Schaper is CEO of AIG Re, the global reinsurance business of AIG. He also serves as the CEO of both Validus Reinsurance, Ltd and AlphaCat Managers Ltd. Mr. Schaper joined AIG in 2019 from Marsh & McLennan Companies, where he was CEO of Victor Insurance Holdings, Marsh’s global managing general agent business, from 2016 to 2019. Prior to that, Mr. Schaper served as President of Montpelier Re Ltd and Underwriting Chairman of Blue Capital, Montpelier’s capital markets entity. Previously, he held several leadership roles at Endurance Specialty Insurance Ltd., including Chief Underwriting Officer and Head of Reinsurance.
Mr. Schaper brings to the Board his expertise developed through extensive experience in the insurance and reinsurance industry and perspective as an executive of AIG.

Amy Schioldager has served as a director of Corebridge since November 2021. Ms. Schioldager is the former Senior Managing Director and Global Head of Beta Strategies at BlackRock, Inc., a global investment management corporation. In this role, which she held from 2006 to 2017, Ms. Schioldager was responsible for managing the Index Equity business across seven global offices. During her more than 25 years at BlackRock, Ms. Schioldager held various other leadership positions and also served as a member of the Global Executive Committee from 2012 to 2017 and Vice Chair of the Corporate Governance Committee from 2008 to 2015. She also founded and led BlackRock’s Women’s Initiative. Ms. Schioldager began her career as a fund accountant at Wells Fargo Investment Advisors. Until May 2022, Ms. Schioldager served as director on the board, and a member of the Audit and Nominating and Corporate Governance board committees of AIG.
Ms. Schioldager brings to the Board her expertise and key leadership skills developed through extensive experience in the financial services industry, with a strong background across investment management, corporate governance and accounting services.
Patricia Walsh has served as a director of Corebridge since September 2022. Ms. Walsh has served as Chief Legal Officer of Stripe Inc. (“Stripe”) since January 2020. Prior to joining Stripe, Ms. Walsh served as Chief Legal Officer for Voya Financial, Inc. (“Voya”) from 2015 to 2020. Before joining Voya, Ms. Walsh served as Deputy General Counsel at Cigna Corp. and at MassMutual Life Insurance Company. Prior to that, Ms. Walsh was an associate at Cleary Gottlieb Steen & Hamilton LLP and also worked for the Office of the General Counsel at the SEC.
Ms. Walsh’s expertise and experience in the technology and insurance industries qualify her to serve on our Board. Further, Ms. Walsh’s extensive legal background enables her to provide additional insight to our Board and its committees.
Kevin Hogan has served as a director of Corebridge since June 2021. Mr. Hogan also has served as President and Chief Executive Officer of Corebridge since December 2014. Mr. Hogan serves on the board of the American Council of Life Insurers. He was also a founding board member of Alliance for Lifetime Income, where he currently serves as a director. Mr. Hogan started his career in 1984 at AIG in New York and subsequently held management positions in AIG Property Casualty in Chicago, Tokyo, Hong Kong, Singapore and China and AIG Life & Retirement in China, Taiwan and New York. From 2009 until rejoining AIG in 2013, he was Chief Executive Officer, Global Life for the Zurich Insurance Group, Ltd. Prior to his current role, he served as Chief Executive Officer of AIG’s Consumer organization and senior officer for Japan.
Mr. Hogan brings to the Board his expertise and key leadership skills developed through extensive experience in the financial services industry, with a strong background across insurance, and perspective as Chief Executive Officer of Corebridge.
Executive Officers
Mr. Hogan can be found above under “—Directors.”
Elias Habayeb has served as Executive Vice President of Corebridge since October 2021 and Chief Financial Officer of Corebridge since November 2021. Prior to his current role, Mr. Habayeb served in a number of senior financial roles for AIG, most recently as Chief Financial Officer for General Insurance where he oversaw all finance activities supporting the General Insurance business. He also served as AIG’s Deputy Chief Financial Officer and AIG’s Chief Accounting Officer. His previous roles included Chief Financial Officer of International Lease Finance Corporation, a wholly owned subsidiary of AIG, where he led efforts for its ultimate sale in 2014. Prior to AIG, Mr. Habayeb was a partner at Deloitte & Touche LLP and has more than 25 years of financial services experience in banking and insurance.
Todd Solash has served as President of Individual Retirement and Life Insurance and Executive Vice President of Corebridge since February 2022. Mr. Solash joined AIG in 2017 as President of Individual Retirement. Prior to joining AIG, Mr. Solash served as Senior Executive Director, Head of Individual Annuity at AXA Equitable Life Insurance Company from 2010 to 2017. Mr. Solash serves on the Board of LL Global, the parent company of LIMRA and Life Office Management Association.

Katherine Anderson has served as Chief Risk Officer of Corebridge since 2016 and Executive Vice President since February 2022. Ms. Anderson joined AIG in August 2014 as Chief Risk Officer and Vice President of its consumer businesses. Previously, Ms. Anderson served for 13 years in various roles at ING, including Chief Insurance Risk officer of the Asia-Pacific region, Chief Financial Officer and Chief Actuary of the Latin America region, and Vice President of the U.S.-domiciled reinsurance organization. Ms. Anderson is a Fellow of the Society of Actuaries.
David Ditillo has served as Chief Information Officer of Corebridge since 2020 and Executive Vice President since February 2022. Prior to joining AIG, Mr. Ditillo served in various technology executive management roles at MetLife, Inc., including Senior Vice President and Chief Information Officer for its U.S. business and Senior Vice President of U.S. Application Development.
Terri Fiedler has served as President, Retirement Services since October 2022. Previously, she was President of AIG Financial Distributors since May 2019. Ms. Fiedler served as Executive Vice President, Strategic Accounts for AIG Financial Distributors, responsible for working closely with the organization’s business teams to fully meet the product and services needs of AIG Life & Retirement’s largest clients from May 2012 through April 2019. Prior to joining AIG, Ms. Fiedler was the Senior Director of National Account Management at Invesco U.S. from September 2007 to May 2012 and, prior to that, spent 12 years at AIM Distributors. She currently serves as a director of Archer Holdco, LLC. and Chair of the Insured Retirement Institute and a Board Director for the Foundation for Financial Planning.
Constance Hunter has served as Head of Strategy since May 2023. Previously, Ms. Hunter served as Executive Vice President, Global Head of Strategy and ESG at AIG. Prior to joining AIG, Ms. Hunter was the Principal in Charge, Office of the Chief Economist for KPMG International Ltd. and a member of its Growth and Strategy leadership team. Prior to that, Ms. Hunter served as Deputy Chief Investment Officer at AXA Investment Managers. She is a past president and former board member of the National Association for Business Economics (“NABE”) where she has also been recognized as a fellow. She continues to serve on the NABE Statistics Committee. Ms. Hunter presently serves on the board of the National Bureau for Economic Research, is a member of the Federal Economic Statistics Advisory Committee and a life member of the Council on Foreign Relations.
Lisa Longino has served as Chief Investment Officer of Corebridge Financial since February 2023. Prior to joining Corebridge, Ms. Longino was Head of Global Investment Strategy for Prudential Financial. Previously, she held several investment roles over more than 20 years at MetLife, including Head of Insurance Asset Management, Head of Portfolio Management and Head of Investment Grade Trading. Ms. Longino has been investing for insurance companies for over three decades with a focus on fixed income portfolios matched to insurance liabilities.
Amber Miller has served as Chief Auditor of Corebridge since July 2018 and Executive Vice President since February 2022. Ms. Miller joined AIG in September 2008, serving in various roles in internal audit covering various AIG products and functions. Prior to joining AIG, Ms. Miller served in various audit management roles at JPMorgan Chase for 15 years in the United States and the UK. Ms. Miller is a certified internal auditor.
Christine Nixon has served as General Counsel of Corebridge since 2010 and Executive Vice President since February 2022. Ms. Nixon has also served as Senior Vice President and Deputy General Counsel of AIG since 2010. Ms. Nixon joined AIG in 1999, when AIG acquired SunAmerica Inc., having been appointed to Vice President and Co-General Counsel in 2000 and Deputy Chief Legal Counsel and Secretary in 2001 for SunAmerica Inc., and General Counsel of AIG Retirement Services in 2006. Prior to joining AIG, Ms. Nixon served as Associate Counsel at SunAmerica Inc. Prior to joining SunAmerica Inc., Ms. Nixon was an associate at Sheppard, Mullin, Richter & Hampton LLP.
Jonathan Novak has served as President of Institutional Markets since April 2012 and Executive Vice President since February 2022. Mr. Novak also serves as Head of Life & Retirement Strategy, Corporate Development and Reinsurance of AIG. Mr. Novak joined AIG in April 2012. Prior to joining AIG, Mr. Novak served as Managing Director in the Financial Institutions Risk Management business at Goldman Sachs for 12 years. Prior to that, Mr. Novak served as an Associate in the Reinsurance Underwriting division at Berkshire Hathaway for four years. Mr. Novak holds the Chartered Financial Analyst professional designation.

Elizabeth Palmer has served as the Chief Marketing Officer of Corebridge since March 2019 and Executive Vice President since February 2022. Prior to joining Corebridge, Ms. Palmer served as the Senior Vice President and Chief Communications Officer of the Teachers Insurance and Annuity Association from 2010 to 2019. Ms. Palmer serves on the board of the National Council on Aging and as the Treasurer for Alliance for Lifetime Income.
Alan Smith has served as the Head of Human Resources of Corebridge since October 2020 and Executive Vice President since February 2022. Prior to joining AIG, Mr. Smith was the Chief Human Resources Officer & Interim Chief Administration Officer for Whittle Management, a private equity-backed global for profit K-12 educational company, from December 2017 to September 2020. Prior to that, Mr. Smith held senior human resources leadership roles with TE Connectivity from 2008 to 2017, including his role as Vice President of Human Resources for the Communications Solutions Segment, while based in Shanghai, China, from 2013 to 2017. Mr. Smith serves on the board of Cornerstone Family Programs. Mr. Smith is also an elected member of the Morris School District Board of Education.
Mia Tarpey has served as Executive Vice President and Chief Operating Officer since August 2022. Ms. Tarpey joined AIG in June 2021 as Head of the Separation Management Office. Prior to joining AIG, Ms. Tarpey served in various roles at Equitable Financial Life Insurance Company from 2015 to 2021, most recently as Managing Director and Head of Operations and Strategy for Individual Retirement. Previously, she served as Chief Administrative Officer of Chase Wealth Management, a division of JP Morgan Chase & Co. and held various roles at E*TRADE Financial Corporation in corporate development, innovation and risk management. Ms. Tarpey also worked for CIBC World Markets Corp. in its investment banking and venture capital investing business.
Corporate Governance
Board Composition and Director Independence
At the time of this offering, the size of our Board is 13 directors, with one vacancy. Our directors are elected annually to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified.
Under the Separation Agreement, AIG has the right to designate the majority of directors on each Corebridge Slate until the first date on which AIG ceases to own more than 50% of Corebridge’s common stock. After that date and until AIG ceases to own at least 5% of Corebridge’s common stock, AIG will have the right to designate a number of directors on each Corebridge Slate in proportion to its ownership, rounded up to the nearest whole number. The following directors currently serve pursuant to the Separation Agreement: Mr. Zaffino, Mr. Burk, Ms. Fato, Ms. Hirsch, Ms. Purtill and Mr. Schaper. Under the Blackstone Stockholders’ Agreement, Blackstone has the right to designate one member of our Board, subject to maintaining specified ownership requirements. Mr. Gray currently serves as the Blackstone designee. See “Certain Relationships and Related Party Transactions—Relationship and Transactions with AIG—Separation Agreement” and “Certain Relationships and Related Party Transactions—Partnership and Transactions with Blackstone—Blackstone Stockholders’ Agreement.”
Our Board has determined that each of Mr. Colberg, Mr. Lynch, Ms. Schioldager and Ms. Walsh are “independent” as defined under the NYSE and the Exchange Act rules and regulations.
Our Board will select a chair from its members, who shall have and perform such duties as may be from time to time assigned by our Board. After the date AIG ceases to beneficially own more than 50% of our outstanding common stock, if the chair selected by our Board is not independent under NYSE standards, our Board will appoint one of its members who is so independent to serve as lead independent director. The lead independent director shall have and perform such duties as may from time to time be assigned by our Board.
Controlled Company
After the completion of this offering, AIG will control a majority of the voting power of our outstanding common stock. AIG will own approximately 67.3% of our total common stock immediately after the completion of this offering (or approximately 65.8% if the underwriters exercise in full their option to purchase additional shares of our common stock). Accordingly, we will continue to qualify as a “controlled company” within the meaning of the

NYSE corporate governance standards. Under the NYSE rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including:
•the requirement that a majority of its board consists of independent directors;
•the requirement that it have a nominating and corporate governance committee that is composed entirely of independent directors;
•the requirement that it have a compensation committee that is composed entirely of independent directors; and
•the requirement for an annual performance evaluation of the nominating and corporate governance and compensation committees.
We currently utilize these exemptions. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance rules and requirements. The “controlled company” exception does not modify audit committee independence requirements of Rule 10A-3 under the Exchange Act and the NYSE rules.
Board Committees
Our Board maintains an Audit Committee. Under the NYSE rules, we are required to have a majority of independent directors on our Audit Committee until one year from the date of effectiveness of the registration statement for the IPO. Thereafter, our Audit Committee is required to be composed entirely of independent directors. As a NYSE controlled company, we are not required to have a compensation committee or a nominating and corporate governance committee. Accordingly, our compensation functions will be managed by the Special Purpose Committee of the Board (as described below) and our nominating and corporate governance functions will be managed by the full Board, in each case until the rules change, we cease to be a “controlled company,” or we otherwise determine to do so.
Audit Committee
Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. Other key responsibilities include assisting the Board in overseeing:
•the integrity of our financial statements and accounting and financial reporting processes including internal control over financial reporting;
•the qualifications, independence and performance of our independent registered public accounting firm;
•our compliance with legal and regulatory requirements; and
•the performance of our internal audit function.
The members of our Audit Committee are Mr. Colberg (Chair), Mr. Lynch and Mr. Zaffino. Our Board has designated each of the three members as “audit committee financial experts,” and each has been determined to be “financially literate” under applicable Exchange Act and NYSE rules.
Our Board has determined that each of Mr. Colberg and Mr. Lynch are “independent” as defined under the NYSE rules and Exchange Act rules and regulations.
Special Purpose Committee
The Special Purpose Committee serves as the administrator for the Corebridge Financial Inc. 2022 Omnibus Incentive Plan and meets as necessary to review and approve various compensation-related items, including:
•incentive program design, including metrics;

•total direct compensation for executives, including STI awards, LTI grant dollar values and base salary;
•compensation plans; and
•compensation and performance goals for the Chief Executive Officer.
The members of the Special Purpose Committee are Mr. Zaffino (Chair), Ms. Fato, Mr. Schaper, Ms. Schioldager and Ms. Walsh. Our Board has determined that each of Ms. Schioldager and Ms. Walsh are “independent” as defined under the NYSE rules and the Exchange Act rules and regulations.
The Special Purpose Committee does not have a charter. The Special Purpose Committee has formed a Section 16 Sub-Committee with the authority to grant equity awards to employees and directors and approve all matters governed by Rule 16b-3 under the Exchange Act. The members of the Section 16 Sub-Committee are Ms. Schioldager and Ms. Walsh.
Code of Ethical Conduct and Financial Code of Ethics
Our Board has adopted a Code of Business Conduct and Ethics that applies to all of our officers, employees and directors and a Financial Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer and corporate officers with financial and accounting responsibilities, including the Chief Audit Executive, Treasurer and any other person performing similar tasks or functions. Each of the Financial Code of Ethics and the Code of Business Conduct and Ethics addresses matters such as conflicts of interest, confidentiality, fair dealing and compliance with laws and regulations. The Financial Code of Ethics and the Code of Business Conduct and Ethics are available without charge on the investor relations portion of our website.
Cybersecurity Risk Management
Prior to our separation from AIG, our cybersecurity risk management was overseen by the AIG Inc. board of directors. In connection with our separation from AIG, our Board is responsible for overseeing our cybersecurity risks, policies, controls, practices and ongoing efforts to improve security, including: (1) our controls to identify and assess internal and external cybersecurity risks, (2) our controls to protect from cyberattacks, unauthorized access or other malicious acts and risks, (3) our practices to detect, respond to, mitigate negative effects from and recover from cybersecurity attacks, (4) our controls and practices for fulfilling applicable regulatory reporting and disclosure obligations related to cybersecurity risks, costs and incidents and (5) our cybersecurity practices as compared to industry practices.

EXECUTIVE COMPENSATION
Compensation Glossary

Term	Meaning
AIG Board	The Board of Directors of AIG Inc.
AIG CMRC	The Compensation and Management Resources Committee of the AIG Board
AIG PSU	A PSU granted by AIG Inc. and linked to the performance of its common stock
AIG RSU	A RSU granted by AIG Inc. and linked to the performance of its common stock
AIG Stock Option	A stock option granted by AIG Inc. and linked to the performance of its common stock
Corebridge RSU or CRBG RSU	A RSU granted or assumed by Corebridge and linked to the performance of Corebridge’s common stock
Corebridge SPC	The Special Purpose Committee of the Corebridge Board of Directors
Cash Dividend Equivalents	An unfunded and unsecured promise to pay cash to the holder of PSUs or RSUs in an amount equal to the dividends the holder would have received if the PSUs or RSUs had been actual shares. Cash Dividend Equivalents vest and are paid at the same time, and are subject to the same terms and conditions (including, for PSUs, increase or decrease based on achievement of performance criteria), as the PSUs or RSUs on which they are accrued
Dividend Equivalent Units (“DEUs”)	Additional PSUs or RSUs equal in value to the amount of cash dividends that a holder of PSUs or RSUs would have received if the holder’s PSUs or RSUs had been actual shares. DEUs vest and are paid at the same time, and are subject to the same terms and conditions (including, for PSUs, increase or decrease based on achievement of performance criteria), as the PSUs or RSUs on which they are accrued. DEUs accrued on PSUs are paid in cash. DEUs accrued on RSUs are paid in stock
Equity Plan	The Corebridge Financial Inc. 2022 Omnibus Incentive Plan
LTI	Long-term incentive
Non-Qualified Retirement Plan	American International Group, Inc. Non-Qualified Retirement Income Plan
PSU	A performance share unit which is an unfunded and unsecured promise to deliver one share of stock, subject to time-based and performance-based vesting conditions
Qualified Retirement Plan	American International Group, Inc. Retirement Plan
RSU	A restricted stock unit which is an unfunded and unsecured promise to deliver one share of stock, subject to time-based vesting conditions
STI	Short-term incentive
Stock option	An option to buy a specific number of shares of stock at a pre-set price.
TSR	Total Shareholder Return which is a measure of financial performance indicating the total amount an investor reaps from an investment.

Compensation Discussion and Analysis
Our executives have historically participated in compensation and benefit plans that are sponsored and administered by AIG, including in AIG’s direct compensation plans in 2022.
During 2022, we also began the process of transitioning from AIG compensation and benefit plans to our own plans. Accordingly, while our executives participated in AIG’s direct compensation program in 2022, they began participation in our own retirement, health and welfare plans during 2022. We also adopted our own equity compensation plans and certain compensation policies and practices during 2022, including a clawback policy and stock ownership guidelines for executives and directors.
This Compensation Discussion and Analysis provides an overview of the philosophy, goals and principal components of AIG’s 2022 direct compensation program as applied to our named executive officers (or “NEOs”) and an overview of our retirement and welfare plans and compensation policies.
Important Note: None of the non-GAAP financial measures or 2022 financial information contained in this Executive Compensation section reflect the adoption of LDTI.
2022 Named Executive Officers

Named Executive Officer	Title as of December 31, 2022
Kevin Hogan	Chief Executive Officer
Elias Habayeb	Executive Vice President and Chief Financial Officer
Todd Solash	Executive Vice President and President, Individual Retirement and Life Insurance
Terri Fiedler	Executive Vice President and President, Retirement Services
Sabra Purtill(1)	Executive Vice President and Chief Investment Officer
Former Officers
Geoffrey Cornell(2)	Former Chief Investment Officer
Robert Scheinerman(3)	Former Executive Vice President and President, Group Retirement
__________________
(1)Ms. Purtill ceased to be an executive officer on January 25, 2023.
(2)Mr. Cornell ceased to be an executive officer on March 31, 2022.
(3)Mr. Scheinerman ceased to be an executive officer on October 10, 2022.
Direct Compensation Program Design
Philosophy
AIG’s compensation philosophy is based on a set of foundational principles that guide both how AIG structures its compensation program and how it reaches compensation decisions. It is intended to be long-term oriented and risk-balanced, enabling AIG to deploy the best talent for its various business needs.
Consistent with this philosophy, the AIG CMRC evaluates and adjusts the AIG programs for its executives annually, balancing AIG’s strategic priorities, talent needs, stakeholder feedback and market considerations to ensure the programs continue to meet their intended purpose.

The following table provides each foundational principle, the components of each principle and the application of each principle in practice.

Principle	Component	Application
Attract and retain the best talent	•Offer market-competitive compensation opportunities to attract and retain the best employees and leaders for business needs	✔ Compensation levels set with reference to market data for talent peers with relevant experience and skillsets in the insurance and financial services industries where the company competes for talent

✔ Employ special, one-time awards to promote retention

Pay for performance
•Create a pay-for-performance culture by offering STI and LTI compensation opportunities that reward employees for individual contributions and business performance
•Provide a market-competitive, performance-driven compensation structure through a four-part program that consists of base salary, STI, LTI and benefits

✔ Majority of compensation is variable and at-risk
✔ Incentives tied to company performance, business performance and individual contributions
✔ Objective performance measures and goals used, which are clearly disclosed
✔ Compensation provides significant upside and downside potential for superior performance and under performance

Align interests with shareholders
•Align the long-term economic interests of key employees with those of shareholders by ensuring that a meaningful component of their compensation is provided in equity
•Motivate all employees to deliver long-term, sustainable and profitable growth, while balancing risk to create long-term, sustainable value for shareholders
•Avoid incentives that encourage employees to take unnecessary or excessive risks that could threaten the value or reputation of the company by rewarding both annual and long-term performance
•Maintain strong compensation best practices by meeting evolving standards of compensation governance and complying with regulations applicable to employee compensation

✔ Majority of compensation is equity-based
✔ Executives are subject to risk management policies, including a clawback policy and anti-hedging and pledging policies
✔ Performance goals are set with rigorous standards commensurate with both the opportunity and company risk guidelines
✔ Annual risk assessments evaluate compensation plans to ensure they appropriately balance risk and reward
✔ Follow evolving compensation best practices through engagement with outside consultants and peer groups

Framework
AIG’s direct compensation program is designed to give appropriate weighting to fixed and variable pay, short- and long- term performance, and business unit and enterprise-wide contributions. AIG provides three elements of annual direct compensation: (i) base salary, (ii) an STI award and (iii) an LTI award as described in the table below. AIG’s annual target direct compensation and mix of components are set with reference to market data for comparable positions at AIG’s business and talent competitors.

Direct Compensation Framework
Base Salary	Base salary is fixed compensation for services that is intended to fairly compensate executives for the responsibilities of their position, achieve an appropriate balance of fixed and variable pay and provide sufficient liquidity to discourage excessive risk-taking.

STI Awards	STI awards are variable annual cash incentive awards determined based on performance relative to corporate and individual goals. STI awards are designed to drive business objectives and strategies and reward performance delivered during the year. The fundamental structure of the STI program provides an opportunity to incentivize and reward both leading and lagging indicators of performance, with a focus on guiding the organization towards balancing profitability, growth and risk.

LTI Awards	LTI awards are equity-based compensation in the form of PSUs, RSUs and stock options. LTI awards are designed to reward long-term value creation, performance achievements and stock price appreciation

Direct Compensation Program Decision-Making Process
Roles and Responsibilities
The following table describes various roles and responsibilities related to the AIG and Corebridge direct compensation program decision-making process.

Individual/Entity	Responsibilities
AIG CMRC
The AIG CMRC consists solely of independent AIG Inc. directors and performs the following functions:
•approves compensation for AIG’s named executive officers and other executives within its purview (including Mr. Hogan for 2022)
•oversees AIG’s compensation and benefit programs
•oversees the assessment of risks related to AIG’s compensation programs

AIG Board
The AIG Board:
•approves AIG CMRC recommendations on compensation philosophy and the development and implementation of AIG’s compensation programs
•approves AIG CMRC recommendations on AIG’s equity plans

Corebridge SPC
The Corebridge SPC consists of three AIG directors and two independent directors and meets as necessary to review and approve various compensation-related items, including:
•incentive program design, including metrics;
•total direct compensation for executives, including STI awards, LTI grant dollar values and base salary;
•compensation plans; and
•performance goals for the Chief Executive Officer.

Section 16 Sub- Committee	The Section 16 Sub-Committee consists of two non-employee directors and has the authority to grant equity awards under the Equity Plan.

Corebridge CEO	The Corebridge CEO presented recommendations for NEO compensation to the Corebridge SPC; no other NEO played a decision-making role in determining the compensation of any other NEO.

AIG and Corebridge Human Resources Departments	The AIG and Corebridge Human Resources Departments perform many of the organizational and administrative tasks underlying AIG’s and Corebridge’s compensation practices.

Independent Compensation Consultant	As AIG’s independent compensation consultant, Pay Governance LLC, regularly attends AIG CMRC meetings and assists and advises the AIG CMRC in connection with its ongoing review of executive compensation policies and practices. The AIG CMRC annually reviews the independence of the compensation consultant pursuant to the listing standards of the NYSE. Pay Governance LLC does not perform any work for management.

Use of Market Data
AIG uses data for its relevant peer groups to support the key principles of its compensation philosophy, including attracting and retaining the best talent and paying for performance. For Mr. Hogan, AIG used a compensation peer group for executive compensation in 2022 to inform his compensation level and design. This group is comprised of:

1. The Allstate Corporation	7. CIGNA Corporation	13. The Progressive Corporation
2. American Express Company	8. Citigroup Inc.	14. Prudential Financial, Inc.
3. Bank of America Corporation	9. JPMorgan Chase & Co.	15. The Travelers Companies Inc.
4. BlackRock, Inc.	10. Manulife Financial Corporation	16. U.S. Bancorp
5. Capital One Financial Corp.	11. Marsh & McLennan Company, Inc.	17. Wells Fargo & Company
6. Chubb Limited	12. MetLife Inc.
For our other NEOs, AIG engaged Johnson Associates to prepare reports presenting market comparisons of total compensation levels.
The Annual Process
There is an established annual process for AIG’s executive compensation decision-making. In a typical year, during the first quarter, the AIG CMRC reviews and approves compensation decisions for executives under its purview (which included Mr. Hogan for 2022). In 2022, the AIG CEO reviewed and approved the base salaries and target compensation levels for our other NEOs. These reviews are performed against a backdrop of the business and individual performance evaluations for the prior year, in addition to compensation relative to peers with relevant experience and skillsets in the insurance and financial services industries where AIG competes for talent. The AIG CMRC also reviews and approves the performance metrics and goals that will apply to both STI and LTI awards. These metrics and goals are set based on AIG’s budgeting and strategic planning process.
During the balance of the year, the AIG CMRC receives updates on performance relative to expectations, providing an opportunity to assess potential payouts. Following year-end, the AIG CMRC reviews and assesses final performance in relation to short-term and long-term expectations and approved payouts. As is typical, the AIG CEO conducts reviews regarding individual performance and achievements which feed into the start of the process for the following year. The AIG CMRC continues to review any relevant feedback from shareholders received during engagement on an ongoing basis to inform their discussions and decisions.
In 2023, the Corebridge SPC also reviewed and assessed executive performance and approved the NEOs’ STI awards and 2023 target direct compensation.

Direct Compensation Components
2022 Target Direct Compensation
2022 Target Direct Compensation for our executives was as follows:

NEO	Base Salary	2022 Target STI Award	2022 Target LTI Award	Total
Kevin Hogan	$1,250,000	$2,250,000	$4,000,000	$7,500,000
Elias Habayeb	$800,000	$1,200,000	$1,700,000	$3,700,000
Todd Solash	$950,000	$1,500,000	$2,000,000	$4,450,000
Terri Fiedler(1)	$650,000	$820,000	$980,000	$2,450,000
Sabra Purtill(2)	$950,000	$1,450,000	$1,600,000	$4,000,000
Geoff Cornell	$900,000	$1,100,000	$1,500,000	$3,500,000
Rob Scheinerman	$650,000	$820,000	$980,000	$2,450,000
__________________
(1)Effective September 30, 2022 in conjunction with Ms. Fiedler’s appointment as President of Retirement Services. At the time of the LTI award grant in February 2022, Ms. Fiedler’s Target Direct Compensation was $1,800,000, including Target LTI Award of $720,000. Effective July 25, 2022 to September 30, 2022, Ms. Fiedler’s Target Direct Compensation was $2,100,000.
(2)Effective April 12, 2022 in conjunction with Ms. Purtill’s appointment as Chief Investment Officer. At the time of the LTI award grant in February 2022, Ms. Purtill’s Target Direct Compensation was $3,200,000, including Target LTI Award of $1,300,000.
Base Salary
The 2022 base salary for each of our NEOs is listed in the table above. Salaries are reviewed annually to determine whether they should be adjusted based on a broad range of factors including role scope, experience, skillset, performance and salaries for comparable positions at competitors, as well as internal parity among similarly situated officers.
STI Awards
2022 STI awards for our NEOs who did not terminate employment during 2022 (our “Active NEOs”) were based on a combination of a quantitative business performance score (the “Business Performance Score”) and an assessment of individual performance (the “Individual Performance Score”) as described below. The calculation was as follows, subject to an overall cap of 200% of the relevant Active NEO’s 2022 Target STI award:

2022 Target STI Award	X	Business Performance Score	X	Individual Performance Score	=	2022 Actual STI Award
Business Performance Score
The Business Performance Score was determined by measuring corporate performance with respect to certain key metrics approved by the AIG CMRC based on Corebridge’s strategy and focus at the time of the program’s design. Three metrics were chosen to incent performance across a range of activities and balance the different types of metrics. The 2022 metrics and their relative weightings were:
•Normalized Return on Adjusted Segment Common Equity (“Normalized ROaE”) – 40%
•Normalized General Operating Expense (“Normalized GOE”) – 30%
•Investment Performance vs. Benchmark – 30%
To determine the Business Performance Score, the AIG CMRC approved targets, thresholds and caps for each metric. Performance at target for a metric would result in a contribution to the Business Performance Score equal to that metric’s weighting. Accordingly, performance at target for all of the metrics would result in a Business Performance Score of 100%.

Performance at threshold for a metric would result in a contribution to the Business Performance Score equal to 50% of the metric’s weighting. Performance below threshold would result in no contribution to the Business Performance Score. Performance at the cap or higher for a metric would result in an increased contribution to the Business Performance Score of 150% of the metric’s weighting. Accordingly, the Business Performance Score could range from 0% to 150%.
The 2022 Business Performance Score was 94%. The following table presents the target and actual results for each of the metrics, along with their threshold, cap, relative weightings and ultimate contribution to the Business Performance Score. All amounts are listed in millions of U.S. dollars.

Performance Metric	Threshold (50%)	Target (100%)	Stretch (125%)	Maximum (150%)	Actual	Percent Achieved	Weighting	Percent Achieved (Weighted)
Normalized ROAE	10%	12%	13%	14%	11.1%	78%	40%	32%
Normalized GOE	($100M)	($150M)	($200M)	($250M)	($135M)	85%	30%	35%
Investment Performance vs. Benchmark	(100 bps)	Equal	+100 bps	+200bps	+97bps	124%	30%	37%
								94%
Individual Performance Score
The Individual Performance Score for each Active NEO was based on the Corebridge SPC’s assessment of the Active NEO’s individual performance with respect to the Active NEO’s objectives and could range from 0% to 150%. 2022 performance resulted in the following STI awards for the NEOs:

NEO	Actual STI Award
Kevin Hogan	$2,400,000
Elias Habayeb	$1,140,000
Todd Solash	$1,395,000
Terri Fiedler	$779,000
Sabra Purtill	$1,348,500
Geoff Cornell(1)	$511,500
Rob Scheinerman(1)	$635,500
__________________
(1)Mr. Cornell and Mr. Scheinerman received pro-rated STI awards for 2022 in accordance with the AIG Executive Severance Plan.
LTI Awards
Prior to the IPO
Prior to the IPO, annual LTI awards for our employees were available under the umbrella of AIG’s global equity compensation program. Off-cycle LTI awards also were granted from time to time as part of a sign-on package or as a retention vehicle. The value of the LTI awards was linked to the performance of AIG’s common stock. AIG granted LTI awards to our employees primarily in the form of AIG RSUs but also granted AIG PSUs and AIG stock options to certain executives.
LTI Award Conversion
To ensure that our employees’ financial interests are appropriately aligned with Corebridge shareholders, all AIG RSUs that were held by our active employees at the time of the IPO were converted into Corebridge RSUs, on terms and conditions that are substantially the same as the corresponding AIG RSUs, with the number of AIG RSUs adjusted in a manner intended to preserve their intrinsic value as of immediately before and immediately following the conversion (subject to rounding). Specifically, the AIG RSUs were converted to Corebridge RSUs based on a conversion factor of 2.580952. The conversion factor was determined by the AIG closing stock price on September 14, the day before the IPO ($54.20) divided by the public offering price for Corebridge common stock in the IPO ($21.00).
In addition, all unvested AIG stock options that are held by our active employees as of the date that AIG ceases to own at least 50% of Corebridge’s common stock will be converted into Corebridge stock options in a similar manner as the RSU conversion.
Only Mr. Hogan holds outstanding AIG PSUs. These AIG PSUs will not convert to Corebridge PSUs.
Annual 2022 LTI Awards
The AIG CMRC granted annual LTI awards to our NEOs in February 2022. When determining the amount of an annual LTI award for an executive, the AIG CMRC considers whether to modify the executive’s Target LTI Award. The actual target LTI award granted can reflect a modifier of up to 150% of the executive’s Target LTI Award, based on the AIG CMRC’s assessment of a range of factors, including consideration of prior year performance and contributions, the complexity of expected contributions and the desire to enhance retention and/or provide incremental incentive for future success over the applicable performance period.
In February 2022, the AIG CMRC approved the following LTI awards for the named executive officers:

NEO	2022 Target LTI Grant Value	Modifier	2022 Actual LTI Grant Value
Kevin Hogan	$4,000,000	100%	$4,000,000
Elias Habayeb	$1,700,000	100%	$1,700,000
Todd Solash	$2,000,000	100%	$2,000,000
Terri Fiedler	$720,000	100%	$720,000
Sabra Purtill	$1,300,000	100%	$1,300,000
Geoff Cornell	$—	N/A	$—
Rob Scheinerman	$980,000	100%	$980,000
AIG’s 2022 LTI awards consisted of 50% AIG PSUs and 50 % AIG RSUs for Mr. Hogan and 100% AIG RSUs for the other NEOs. As described above, the AIG RSUs awards to our NEOs were converted to Corebridge RSUs at the time of the IPO.
In making the actual awards, the dollar amounts listed above were converted into a number of AIG RSUs (and AIG PSUs in the case of Mr. Hogan) based on the average closing price of AIG common stock over the five trading days preceding the grant date, rounded down to the nearest whole unit.
2022 Annual Corebridge RSUs
One-third of the annual 2022 AIG RSUs that converted to Corebridge RSUs will vest on each of the first, second and third anniversaries of the grant date (February 22, 2022). The 2022 Corebridge RSUs accrue Cash Dividend Equivalents.
2022 AIG PSUs
Mr. Hogan’s annual 2022 AIG PSUs can be earned based on AIG performance over a period of three years and accrue Cash Dividend Equivalents. The performance metrics applicable to his award include:
•Annual Improvement to Accident Year Combined Ratio, as Adjusted (“AYCR”), calculated as a consecutive average annual improvement against each year in the performance period (weighted 50%)
•Diluted Normalized Adjusted After-Tax Income attributable to AIG Common Shareholders Per Share growth over the three-year performance period (weighted 40%) and

•TSR over the three-year performance period relative to a group of General Insurance peer companies (weighted 10%).
All of these metrics include clearly defined goals associated with the achievement of “threshold,” “target,” “stretch” and “maximum” and are aligned to AIG’s strategic objectives.
Other 2022 LTI Awards
In addition to the annual grant above, in the first quarter of 2022, Mr. Hogan, Mr. Scheinerman and Ms. Fiedler received the LTI awards listed in the table below. Each of these awards were granted in the form of AIG RSUs that were converted to CRBG RSUs at the time of the IPO and have a three-year ratable vesting period.

NEO	Grant Date	Award Type	Amount
Kevin Hogan	February 22, 2022	Special recognition award	$1,000,000
Terri Fiedler	March 30, 2022	Retention award	$750,000
Robert Scheinerman	March 30, 2022	Retention award	$750,000
Also, on April 12, 2022, Ms. Purtill was granted AIG RSUs which were converted to 41,550 Corebridge RSUs on September 14, 2022. This grant was in replacement of AIG PSUs and AIG stock options she was granted on February 22, 2022 as an AIG executive. One-third of these Corebridge RSUs will vest on each of the first, second and third anniversaries of February 22, 2022.
2019 AIG PSU Payout
All of the NEOs received AIG PSUs in 2019. The three-year performance period for these AIG PSUs ended on December 31, 2021 and the AIG PSUs were settled in 2022. For Mr. Hogan, this award was subject to three equally weighted metrics:
•Improvement in AYCR, including Average Annual Losses, measured annually (“AYCR Improvement”)
◦Metric capped at target if AYCR, including Average Annual Losses, is higher at the end of the three-year performance period than it was immediately preceding the start of the performance period
•Growth in Core Normalized Book Value Per Share (“BVPS Growth”), measured annually
•Core Normalized Return on Attributed Common Equity (“Normalized ROCE”), measured in the third year
For Mr. Hogan, the outcome based on these core metrics was then subject to a relative TSR assessment such that the payout would be capped at target if AIG’s three-year TSR performance was below median as compared to the TSR peer group, which was comprised of the S&P 500 Insurance Companies. The AIG PSU performance based on the core metrics yielded a score of 127%, but the payout was reduced to 100% due to the TSR cap.
For the other NEOs, the AIG PSUs were subject to two equally weighted metrics: AYCR Improvement and BVPS Growth. The AIG PSU performance yielded a score of 191%.
The threshold, target and maximum performance goals for each metric and their actual and earned performance are included in the following table.

	Performance Goal (% Payout)			Actual Performance			Earned Performance			Total Earned Performance
Metrics	Thres. (50%)	Target (100%)	Max. (200%)	FY19A	FY20A	FY21A	FY19A	FY20A	FY21A	2019-2021
AYCR Improvement	0.5pt	1pt	2pts	4.5pts	1.9pts	3.7pts	200%	188%	200%	196%
BVPS Growth	5%	10%	15%	16.6%	12.9%	19.3%	200%	158%	200%	186%
Normalized ROCE	9%	10%	11%	8.6%	6.7%	7.4%	N/A	N/A	0%	0%

Our Indirect Compensation Plans and Termination Benefits
All employees, including our executives, are offered a benefits program that includes retirement, health and welfare and termination benefits.

Indirect Compensation

Retirement Benefits	We offer a tax-qualified 401(k) plan to our employees. All participants in the plan receive employer matching contributions of up to 100% of the first 6% of the eligible compensation that they contribute to the plan, up to the qualified plan compensation limit ($305,000 in 2022). We also provide an employer contribution of 3% of eligible compensation to all employees eligible to participate in the 401(k) plan, subject to tax law limits.

Health and Welfare Benefits	Our executives generally participate in the same broad-based health, life insurance and disability benefit programs as our other employees.

Perquisites	We provide executives with a limited number of benefits and perquisites that are generally aligned with those available to other employees.

Termination Benefits

Severance Benefits	Our executives are eligible for benefits under the Corebridge Executive Severance Plan (the “ESP”) upon termination by the Company without “cause” or resignation by the executive for “good reason.” To receive benefits under the ESP, the executives must execute a release of employment-related claims including restrictive covenants. Benefits include a lump sum payment equal to 1 or 1.5 (depending on job grade) times the sum of the executive’s salary and three-year average of actual STI payments

Change-in-Control Benefits	In the event that an executive experiences a covered termination under the ESP within 24 months following a change in control, the lump sum payment under the plan will equal 1.5 or 2 (depending on job grade) times the sum of the executive’s salary and three-year average of actual STI payments.
COMPENSATION TABLES
2022 SUMMARY COMPENSATION TABLE
The following table presents the total compensation of the NEOs for services performed in the years indicated. The total compensation reported in the following table includes items such as salary and STI awards as well as the grant date fair value of LTI awards. The LTI awards may never become payable or may end up with a value that is substantially different from the value reported here. The amounts in the Total column do not represent “direct compensation” as described in the Compensation Discussion and Analysis.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Kevin Hogan	2022	1,250,000	0	5,141,177	0	2,400,000	90,420	8,881,597
Chief Executive Officer	2021	1,250,000	0	3,262,558	999,999	2,407,500	85,188	8,005,245
Elias Habayeb	2022	800,000	600,000	1,729,454	0	1,140,000	27,723	4,297,177
Executive Vice President and Chief Financial Officer	2021	758,655	0	1,168,373	374,989	1,600,000	26,373	3,928,390
Todd Solash	2022	950,000	1,375,000	2,034,670	0	1,395,000	28,023	5,782,693
Executive Vice President and President, Individual Retirement and Life Insurance	2021	950,000	1,395,000	1,563,786	500,000	1,725,000	26,423	6,160,209
Terri Fiedler	2022	582,770	225,000	1,549,216	0	779,000	27,723	3,163,709
Executive Vice President and President, Retirement Services
Sabra Purtill	2022	906,156	125,000	1,335,982	0	1,348,500	63,623	3,779,261
Executive Vice President and Chief Investment Officer
Geoffrey Cornell	2022	463,847	500,000	0	0	511,500	2,056,636	3,531,983
Former Chief Investment Officer	2021	755,962	500,000	2,311,038	375,000	1,100,000	26,373	5,068,373
Robert Scheinerman	2022	552,500	375,000	1,813,708	0	635,500	1,639,949	5,016,657
Former Executive Vice President and President, Group Retirement	2021	650,000	375,000	766,238	244,998	984,000	26,373	3,046,609
_______________
(1)This column reflects payouts of Leadership Continuity Awards which are described in more detail below in “Supplemental Information for Summary Compensation and Grants of Plan-Based Awards Tables.” For Mr. Solash, this column also reflects the last installment of his sign-on bonus paid in June 2021 ($20,000).
(2)The amounts in this column for 2022 represent the grant date fair value of Corebridge RSUs granted to each NEO and AIG PSUs granted to Mr. Hogan in 2022, determined in accordance with FASB ASC Topic 718. The assumptions made in calculating these amounts can be found in note 18 of Corebridge’s consolidated financial statements for the year ended December 31, 2022. Mr. Hogan’s AIG PSUs are valued at $2,089,203 based on target performance, which represents the probable outcome of the performance conditions on the grant date. The grant date fair value of the AIG PSUs at the maximum level of performance is $4,178,389 . The AIG PSUs and Corebridge RSUs are described in more detail below in “Supplemental Information for Summary Compensation and Grants of Plan-Based Awards Tables.”
(3)For 2022, this column represents the STI awards for 2022 performance as determined in the first quarter of 2023. 100% of each award was vested and paid in February 2023.
(4)This column includes the following incremental costs of perquisites received by certain NEOs in 2022:

Item	Description
Tax Preparation Services	Mr. Hogan - $18,485 Reflects cost of tax preparation services related to a prior international assignment.
Company-paid life insurance premiums	Mr. Scheinerman - $231 Mr. Cornell -$147 All other NEOs - $273
401(k) Plan	Each NEO - $27,450 Reflects employer matching and non-elective contributions.
Internet stipend	Mr. Solash - $300 State-mandated internet stipend paid to all active employees in California and Illinois.
Separation-related payments	Mr. Scheinerman - $1,561,000 severance, $48,750 payout of unused paid time off Mr. Cornell - $1,965,000 severance, $64,039 payout of unused paid time off
Personal Use of Company Pool Cars	Mr. Hogan - $8,716 Ms. Purtill - $900 Reflects incremental costs of driver overtime compensation, fuel and maintenance attributable to personal use of company pool cars.
Flexible Perquisite Allowance	Mr. Hogan - $35,000 Ms. Purtill - $35,000 Perquisite allowance has been terminated for years after 2022.
Spousal Travel	Mr. Hogan - $496 Mr. Scheinerman - $2,518

2022 Grants of Plan-Based Awards
The following table details all equity and non-equity plan-based awards granted to each of the named executive officers in 2022.

								All Other Stock Awards (# of Shares or Units) (2)	Grant Date Fair Value of Equity Awards ($)(3)
		Estimated Future Payouts Under Non-Equity Plan Awards (1)			Estimated Future Payouts Under Equity Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Kevin Hogan
2022 STI		0	2,250,000	4,500,000	—	—	—	—	—
2022 AIG PSUs	2/22/2022	—	—	—	16,512	33,025	66,050	—	2,089,203
2022 CRBG RSUs	2/22/2022	—	—	—	—	—	—	85,235	2,034,670

2022 CRBG RSUs	2/22/2022	—	—	—	—	—	—	42,616	1,017,304
Elias Habayeb
2022 STI		0	1,200,000	2,400,000	—	—	—	—	—
2022 CRBG RSUs	2/22/2022	—	—	—	—	—	—	72,449	1,729,454

Todd Solash
2022 STI		0	1,500,000	3,000,000	—	—	—	—	—
2022 CRBG RSUs	2/22/2022	—	—	—	—	—	—	85,235	2,034,670

Terri Fiedler
2022 STI		0	820,000	1,640,000	—	—	—	—	—
2022 CRBG RSUs	2/22/2022	—	—	—	—	—	—	30,684	732,481
2022 CRBG RSUs	3/30/2022	—	—	—	—	—	—	33,201	816,735

Sabra Purtill
2022 STI		0	1,450,000	2,900,000	—	—	—	—	—
2022 CRBG RSUs	2/22/2022	—	—	—	—	—	—	13,849	330,599
2022 CRBG RSUs	4/12/2022	—	—	—	—	—	—	41,550	1,005,383

Geoffrey Cornell
2022 STI		0	1,100,000	2,200,000	—	—	—	—	—

Robert Scheinerman
2022 STI		0	820,000	1,640,000	—	—	—	—	—
2022 CRBG RSUs	2/22/2022	—	—	—	—	—	—	41,764	996,973
2022 CRBG RSUs	3/30/2022	—	—	—	—	—	—	33,201	816,735
__________________
(1)Amounts shown reflect the range of possible STI awards for 2022 performance. Actual amounts earned are reflected in the 2022 Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.
(2)All Corebridge RSUs were originally granted as AIG RSUs and converted to Corebridge RSUs as described in more detail below in “Supplemental Information for Summary Compensation and Grants of Plan-Based Awards Tables.”
(3)Amounts shown represent the grant date fair value of the awards determined in accordance with FASB ASC Topic 718. The AIG PSUs were valued at target which represents the probable outcome of the performance conditions on the grant date. The assumptions made in calculating these amounts can be found in note 18 of Corebridge’s consolidated financial statements for the year ended December 31, 2022.

Supplemental Information for Summary Compensation and Grants of Plan-Based Awards Tables
Leadership Continuity Awards
Leadership Continuity Awards are cash awards intended to provide select employees with compensation that is separate and distinct from their annual total direct compensation to incent them to continue their employment with the Company. They are typically paid out over a period of two or three years.
Our NEOs were awarded the following Leadership Continuity Awards in 2020 and 2021, each of which were, or will be, paid in two equal installments:

NEO	Award Date and Amount	Payment Dates
Elias Habayeb	October 2020 - $1,200,000	December 2020 and June 2022
Todd Solash	April 2020 - $750,000 November 2020 - $2,000,000	May 2021 and May 2022 November 2021 and November 2022
Terri Fiedler	April 2020 - $450,000	May 2021 and May 2022
Sabra Purtill	July 2021 - $250,000	July 2022 and July 2023
Geoffrey Cornell	April 2020 - $1,000,000	May 2021 and May 2022
Robert Scheinerman	April 2020 - $750,000	May 2021 and May 2022
LTI Award Conversion
To ensure that our employees’ financial interests are appropriately aligned with Corebridge shareholders, all AIG RSUs that were held by our active employees at the time of the IPO were converted into Corebridge RSUs, on terms and conditions that are substantially the same as the corresponding AIG RSUs, with the number of AIG RSUs adjusted in a manner intended to preserve their intrinsic value as of immediately before and immediately following the conversion (subject to rounding). Specifically, the AIG RSUs were converted to Corebridge RSUs based on a conversion factor of 2.580952. The conversion factor was determined by the AIG closing stock price on September 14, the day before the IPO ($54.20) divided by the public offering price for Corebridge common stock in the IPO ($21.00).
In addition, all unvested AIG stock options that are held by our active employees as of the date that AIG ceases to own at least 50% of Corebridge’s common stock will be converted into Corebridge stock options in a similar manner as the RSU conversion.
Only Mr. Hogan holds outstanding AIG PSUs. These AIG PSUs will not convert to Corebridge PSUs.
Annual 2022 LTI Awards
AIG’s 2022 LTI awards consisted of 50% AIG PSUs and 50% AIG RSUs for Mr. Hogan and 100% AIG RSUs for the other NEOs. As described above, the AIG RSUs awarded to our NEOs were converted to Corebridge RSUs at the time of the IPO.
One-third of the annual 2022 AIG RSUs which were converted to Corebridge RSUs will vest on each of the first, second and third anniversaries of the grant date (February 22, 2022). The 2022 Corebridge RSUs accrue Cash Dividend Equivalents.
Mr. Hogan’s annual 2022 AIG PSUs can be earned based on AIG performance over a period of three years and accrue Cash Dividend Equivalents. The performance metrics applicable to his award include:
•Annual Improvement to AYCR, ex-CAT, calculated as a consecutive average annual improvement against each year in the performance period (weighted 50%);
•Diluted Normalized AATI attributable to AIG Common Shareholders Per Share growth over the three-year performance period (weighted 40%); and

•TSR over the three-year performance period relative to a group of General Insurance peer companies (weighted 10%).
All of these metrics include clearly defined goals associated with the achievement of “threshold,” “target,” “stretch” and “maximum” and are aligned to AIG’s strategic objectives.
Other 2022 LTI Awards
In addition to the annual grant above, in the first quarter of 2022, Mr. Hogan, Mr. Scheinerman and Ms. Fiedler received the LTI awards listed in the table below. Each of these awards were granted in the form of AIG RSUs that were converted to CRBG RSUs at the time of the IPO and have a three-year ratable vesting period.

NEO	Grant Date	Award Type	Amount
Kevin Hogan	February 22, 2022	Special recognition award	$1,000,000
Terri Fiedler	March 30, 2022	Retention award	$750,000
Robert Scheinerman	March 30, 2022	Retention award	$750,000
Also, on April 12, 2022, Ms. Purtill was granted AIG RSUs which were converted to 41,550 Corebridge RSUs on September 14, 2022. This grant was in replacement of AIG PSUs and AIG stock options she was granted on February 22, 2022 as an AIG executive. One-third of these Corebridge RSUs will vest on each of the first, second and third anniversaries of February 22, 2022.

Outstanding Equity Awards at December 31, 2022
The following table sets forth outstanding equity-based awards held by each named executive officer as of December 31, 2022.

	Option Awards (1)					Stock Awards
	Year Granted	Number of Securities underlying Unexercised Options (Exercisable)	Number of Securities underlying Unexercised Options (Unexercisable)		Expiration Date		Unvested (Not Subject to Performance Conditions)		Equity Incentive Plan Awards (Unearned and Unvested)
				Exercise Price ($)		Award Type (2)	Number	Market Value ($)(3)	Number	Market Value ($) (3)
Kevin Hogan	2021	—	85,470	44.10	2/22/2031	2022 AIG PSUs			16,512	1,044,219
	2020	—	116,959	32.43	3/11/2030	2022 CRBG RSUs	127,851	2,564,691	—	—
	2019	122,850	—	44.28	3/18/2029	2021 CRBG RSUs	61,013	1,223,921	—
	2018	125,418	—	55.94	3/13/2028	2021 AIG PSUs	—	—	21,281	1,345,810
						2020 CRBG RSUs	72,222	1,448,773
						2020 AIG PSUs	—	—	65,295	4,129,256

Elias Habayeb	2021	—	6,355	46.27	3/4/2031	2022 CRBG RSUs	72,449	1,453,327
	2021	—	25,641	44.10	2/22/2031	2021 CRBG RSUs	67,747	1,359,005
	2020	—	35,087	32.43	3/11/2030	2020 CRBG RSUs	78,166	1,568,010
	2019	36,855	—	44.28	3/18/2029
	2018	25,083	—	55.94	3/13/2028

Todd Solash	2021	—	42,735	44.10	2/22/2031	2022 CRBG RSUs	85,235	1,709,814
	2020	—	35,087	32.43	3/11/2030	2021 CRBG RSUs	91,520	1,835,891
	2019	8,000	—	53.32	6/24/2029	2020 CRBG RSUs	104,163	2,089,510
	2018	18,394	—	55.94	3/13/2028

Terri Fiedler	2021	—	15,384	44.10	2/22/2031	2022 CRBG RSUs	63,885	1,281,533
	2020	—	21,052	32.43	3/11/2030	2021 CRBG RSUs	32,945	660,877
	2019	10,265	—	46.96	5/8/2029	2020 CRBG RSUs	46,897	940,754

Sabra Purtill	2021	—	22,435	44.10	2/22/2031	2022 CRBG RSUs	55,399	1,111,304
	2020	—	21,929	32.43	3/11/2030	2021 CRBG RSUs	63,302	1,269,838
	2019	11,150	—	57.89	9/19/2029	2020 CRBG RSUs	52,910	1,061,375

Geoffrey Cornell	2021	16,129	—	51.37	6/30/2025
	2021	17,094	—	44.10	6/30/2025
	2018	16,722	—	55.94	6/30/2025

Robert Scheinerman	2021	20,940	—	44.10	10/31/2025
	2020	28,654	—	32.43	10/31/2025
	2019	6,500	—	53.32	10/31/2025
	2019	22,113	—	44.28	10/31/2025
	2018	15,050	—	55.94	10/31/2025
__________________
(1)AIG stock options have an exercise price equal to the closing price of the underlying shares of AIG common stock on the NYSE on the date of grant and have a 10-year term from the date of grant. All of the AIG stock options granted in 2021 will vest in full in January 2024. All of the AIG stock options granted in 2020 will vest in full in January 2023.
(2)The 2022 and 2021 AIG PSUs are shown at threshold payout. Whether the 2022 or 2021 AIG PSUs will be earned at the level shown or a different level, or at all, depends on company performance against metrics over a three-year performance period. 2022 and 2021 AIG PSUs will vest on January 1, 2025 and January 1, 2024, respectively. 2020 AIG PSUs are shown at target payout. 2020 AIG PSUs vested on January 1, 2023. All 2022 Corebridge RSUs will vest in three equal installments on the first, second and third anniversaries of the grant date

(March 30, 2022 for Ms. Fiedler’s retention LTI award and February 22, 2022 in all other cases). All 2021 Corebridge RSUs will vest in full on January 1, 2024 and the 2020 Corebridge RSUs vested in full on January 1, 2023.
(3)Values for AIG PSUs are based on the closing sale price of AIG common stock on the NYSE on December 30, 2022 of $63.24  per share. Values for Corebridge RSUs are based on the closing sale price of Corebridge common stock on the NYSE on December 30, 2022 of $20.06.
2022 Option Exercises and Vesting of Stock-Based Awards
The following table sets forth the amounts realized by each named executive officer as a result of stock option exercises and the vesting of stock-based awards in 2022.

	Option Awards (1)		Stock Awards (2)
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Kevin Hogan	—	—	71,241	4,088,521
Elias Habayeb	—	—	28,222	1,619,661
Todd Solash	27,027	471,883	26,777	1,536,732
Terri Fiedler	—	—	17,583	1,009,088
Sabra Purtill	—	—	10,386	596,053

Former Executive Officers
Geoffrey N. Cornell	50,014	1,002,093	94,459	5,031,622
Robert J. Scheinerman	—	—	224,655	5,852,359
__________________
(1)Represents the number of AIG stock options exercised in 2022 by Messrs. Solash and Cornell and reflects the actual sale price received less the exercise price.
(2)Represents 2019 AIG RSUs and 2019 AIG PSUs that vested in January 2022 and, for Mr. Cornell, the first tranche of a retention AIG RSU award which vested on June 1, 2022 and 2020 and 2021 AIG RSUs which vested immediately upon his termination of employment on June 30, 2022, in each case, based on the value of the underlying shares of AIG common stock on the vesting date. For Mr. Scheinerman, amounts also include 2020, 2021 and 2022 Corebridge RSUs which vested immediately upon his termination of employment on October 31, 2022, based on the value of the underlying shares of Corebridge common stock on the vesting date.
2022 Pension Benefits
The following table details the accumulated benefits under the pension plans in which certain of our named executive officers participate. These accumulated benefits are presented as if they were payable upon the named executive officer’s normal retirement at age 65 or current age if older. However, it is important to note that the Non-Qualified Retirement Plan benefits shown for the named executive officers may be at least partially unvested and could be received at lower levels due to reduced benefits or forfeited entirely. Mr. Solash and Ms. Purtill do not participate in the Plans.

Name	Plan Name	Years of Credited Service (1)	Present Value of Accumulated Benefit ($) (2)
Kevin Hogan	Qualified Retirement Plan	25.917	675,395
	Non-Qualified Retirement Plan	25.917	820,440
Elias Habayeb	Qualified Retirement Plan	7.917	150,580
	Non-Qualified Retirement Plan	6.917	203,426
Todd Solash	Qualified Retirement Plan	0	0
	Non-Qualified Retirement Plan	0	0
Terri Fiedler	Qualified Retirement Plan	2.583	50,373
	Non-Qualified Retirement Plan	2.583	79,997
Sabra Purtill	Qualified Retirement Plan	0	0
	Non-Qualified Retirement Plan	0	0
Geoffrey Cornell	Qualified Retirement Plan	22.083	605,317
	Non-Qualified Retirement Plan	22.083	0
Robert Scheinerman	Qualified Retirement Plan	11.917	285,591
	Non-Qualified Retirement Plan	11.917	113,146
__________________
(1)The named executive officers had the following years of service as of December 31, 2022: Mr. Hogan – 33.500 ; Mr. Habayeb – 16.333; Ms. Fiedler – 10.625; Mr. Cornell – 29.121; Mr. Scheinerman – 19.274.
(2)For Mr. Solash and Ms. Purtill, the amount shown in this column is zero because they do not participate in the Plans. For Mr. Cornell, the present value of his Qualified Retirement Plan benefit is based on the actual lump sum payment which he received on January 1, 2023. For Mr. Scheinerman, the present value of his Non-Qualified Retirement Plan benefit is based on the amount of the actual lump sum he will receive on May 1, 2023. All other present values of accumulated benefits are based on service and earnings as of December 31, 2022 (the pension plan measurement date for purposes of AIG’s financial statement reporting). The actuarial present values of the accumulated benefits under the Plans are calculated based on payment of a life annuity beginning at age 65, or current age if older. The actuarial present value of the benefit payable to Mr. Hogan would be $86,866 higher than the amounts in the table above if Mr. Hogan’s benefit commenced as of December 31, 2022 as a result of his employment termination for any reason other than disability or death. The discount rate assumption is 5.22% for the Qualified Retirement Plan. The discount rate assumption is 5.20% for the Non-Qualified Retirement Plan. The mortality assumptions are based on the Pri-2012 annuitant white collar mortality table projected using the AIG improvement scale.
Pension Plans
Corebridge does not maintain any active or frozen pension plans. However certain of our named executive officers have balances in the Qualified Retirement Plan and the Non-Qualified Retirement Plan (collectively, the “Plans”).
The Qualified Retirement Plan is a tax-qualified defined benefit plan and the Non-Qualified Retirement Plan provides for retirement benefits in excess of those permitted under the Qualified Retirement Plan. Effective January 1, 2016, benefit accruals under the Plans were frozen. At that time, the Plans were closed to new participants and existing participants ceased to accrue additional benefits after December 31, 2015.
In the case of the Qualified Retirement Plan, all participants are vested in their benefits and, in the case of the Non-Qualified Retirement Plan, participants vest once they attain either (1) age 60 with five or more years of service or (2) age 55 with ten or more years of service.
Corebridge employees were deemed to terminate employment for purposes of the Qualified Retirement Plan on September 19, 2022, the date of the closing of the IPO. For purposes of the Non-Qualified Retirement Plan, however, Corebridge employees continue to be treated as active employees so long as they continue to be employed by Corebridge.

Form and Timing of Payments
Under the Qualified Retirement Plan, all participants have the option to elect to commence their benefit at the time of termination of their employment, either in the form of a monthly taxable annuity or lump sum payment. Alternatively, they may defer commencement until age 65.
Benefits accrued prior to March 31, 2012 under the Non-Qualified Retirement Plan are paid out as an annuity and benefits accrued after that date are paid as a lump sum. Vested participants must commence benefits when they terminate employment.
Benefit Formulas
The Plans originally provided for a final average pay formula. The Plans’ final average pay formula ranges from 0.925% to 1.425% times average final salary for each year of credited service accrued since April 1, 1985 up to 44 years through December 31, 2015 and 1.25% to 1.75% times average final pay for each year of credited service accrued prior to April 1, 1985 up to 40 years. For participants who retire after the normal retirement age of 65, the retirement benefit is actuarially increased to reflect the later benefit commencement date.
The benefit formula under the Plans was converted from the final average pay formula to a cash balance formula, effective April 1, 2012. The cash balance formula was comprised of pay credits, calculated based on 6% of a Plan participant’s annual pensionable compensation, and annual interest credits. Pensionable compensation under the cash balance formula included base salary, commissions, overtime and annual STI awards, with the Qualified Retirement Plan subject to IRC compensation limits and the Non-Qualified Retirement Plan subject to an annual compensation limit of $1,050,000 in 2015. Pay credits ceased under the Plans on December 31, 2015, but annual interest credits continue (2.06% in 2022, based upon the 30-year long-term Treasury rate). This rate is adjusted annually on January 1.
The NEOs other than Ms. Fiedler, Ms. Purtill and Mr. Solash have a final average pay formula benefit and a cash balance benefit. Ms. Fiedler has a cash balance benefit.
Early Retirement Benefits
Each of the Plans provides for reduced early retirement benefits. In the case of early retirement, participants in the Plans under the final average pay formula will receive the plan formula benefit projected to normal retirement at age 65 (using average final salary as of the date of early retirement), but prorated based on years of actual service, then reduced by 3, 4 or 5% (depending on age and years of credited service at retirement) for each year that retirement precedes age 65.
Death and Disability Benefits
Each of the Plans also provide for death and disability benefits. The death benefit payable to a participant’s designated beneficiary under the Plans will generally equal the participant’s lump sum benefit or cash balance account. Under the Plans, participants who become disabled and receive payments under AIG’s long-term disability plan on and after the freeze date continue to receive service credit in determining age and length of service for early retirement subsidies and vesting purposes for a maximum of three additional years, and participants whose benefit is determined under the cash balance formula continue to receive interest credits to their cash balance account up to the date they commence their benefit. Ms. Fiedler’s benefit under the cash balance formula would have been $8,181 higher than the amount reflected in the table above if her benefit commenced as of December 31, 2022 as a result of her death.
Potential Payments Upon Termination or Change in Control
Severance Benefits
During 2022, the NEOs were eligible for the AIG 2012 Executive Severance Plan (the “2012 ESP”). Effective January 1, 2023, Corebridge established the Corebridge Executive Severance Plan with terms substantially similar to those of the AIG 2012 ESP. The 2012 ESP provides for severance benefits in the case of termination other than death, disability, resignation or Cause (as defined below) and also in the case of voluntary termination for Good Reason (as defined below).
The 2012 ESP provides for severance payments and benefits upon qualifying terminations as follows, subject to the participant’s execution of a release of claims and agreement to abide by certain restrictive covenants:
•For qualifying terminations not in connection with an AIG CIC (as defined below), severance in an amount equal to the product of a multiplier times the sum of base salary and the average amount of STI paid for the preceding three completed calendar years. For Mr. Hogan and Ms. Purtill, the multiplier was 1.5 on December 31, 2022 and, for all other NEOs, the multiplier was 1.
•For qualifying terminations within two years following an AIG CIC, severance in an amount equal to the product of a multiplier times the sum of base salary and the greater of (a) the average amount of STI awards paid to the executive for the preceding three completed calendar years and, (b) the executive’s target STI award for the most recently completed calendar year preceding the termination year. For Mr. Hogan and Ms. Purtill, the multiplier was 2 on December 31, 2022 and, for all other NEOs, the multiplier was 1.5.
•For qualifying terminations on and after April 1 of the termination year not in connection with an AIG CIC, a pro-rata annual STI award for the year of termination based on the participant’s target STI award, adjusted for actual company performance, paid at the same time as such STI awards are regularly paid to similarly situated active employees.
•For qualifying terminations on and after January 1 within two years following an AIG CIC, a pro-rata annual STI award for the year of termination based on the greater of (a) a participant’s target STI award and (b) a participant’s target STI award adjusted for actual company performance, paid at the same time as such STI awards are regularly paid to similarly situated active employees.
Participants are also entitled to continued health coverage under the Consolidated Omnibus Budget Reconciliation Act, a $40,000 payment that may be applied towards continued health coverage and life insurance and one year of additional age and service solely for the purpose of determining eligibility to enroll in retiree medical coverage.
Restrictive Covenants
Pursuant to the release of claims that each participant must execute to receive benefits under the 2012 ESP, each participant is generally prohibited from:
•engaging in, being employed by, rendering services to or acquiring financial interests in certain competitive businesses for a period of six months after termination;
•interfering with our business relationships with customers, suppliers or consultants for a period of six months after termination;
•soliciting or hiring our employees for a period of one year after termination;
•making false or disparaging comments about us; and
•disclosing our confidential information at any time following termination.

Definitions

Term	Generally Means:

Cause
•The participant’s conviction, whether following trial or by plea of guilty or nolo contendere (or similar plea), in a criminal proceeding (1) on a misdemeanor charge involving fraud, false statements or misleading omissions, wrongful taking, embezzlement, bribery, forgery, counterfeiting or extortion, (2) on a felony charge or (3) on an equivalent charge to those in clauses (1) and (2) in jurisdictions which do not use those designations;
•the participant’s engagement in any conduct which constitutes an employment disqualification under applicable law (including statutory disqualification as defined under the Exchange Act);
•the participant’s violation of any securities or commodities laws, any rules or regulations issued pursuant to such laws, or the rules and regulations of any securities or commodities exchange or association of which AIG or any of its subsidiaries or affiliates is a member; or
•the participant’s material violation of AIG’s codes of conduct or any other AIG policy as in effect from time to time.

AIG CIC
•Individuals who, on the effective date of the 2012 ESP, constituted the Board of Directors of AIG (or subsequent directors whose election or nomination was approved by a vote of at least two-thirds of such directors, including by approval of the proxy statement in which such person is named as a nominee for director) cease for any reason to constitute at least a majority of the Board;
•any person is or becomes a beneficial owner of 50% or more of AIG’s voting securities;
•consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving AIG that results in any person becoming the beneficial owner of 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the entity resulting from such transaction;
•a sale of all or substantially all of AIG’s assets; or
•AIG’s stockholders approve a plan of complete liquidation or dissolution of AIG.
The separation of Corebridge from AIG and the IPO do not constitute an AIG CIC.

Good Reason	A reduction of more than 20% in the participant’s annual target direct compensation. In the event of an AIG CIC, the definition of Good Reason also means: (1) a greater than 20% decrease in total direct compensation, (2) a material diminution in the participant’s authority, duties or responsibilities or (3) relocation of greater than 50 miles.
Cornell and Scheinerman Severance Arrangements
Mr. Cornell terminated as Chief Investment Officer on June 30, 2022. Mr. Scheinerman terminated as President, Group Retirement on October 31, 2022. Pursuant to their Release Agreement and Restrictive Covenant Agreements, (the “Release Agreements”), Mr. Cornell and Mr. Scheinerman received no additional benefits other than those to which they were already entitled under the 2012 ESP, as described above. In the Release Agreements, they each agreed to the restrictive covenants described above and a release of claims. The amount of severance payments and benefits for each of Messrs. Cornell and Scheinerman are included in the “All Other Compensation” column of the Summary Compensation Table.

Treatment of LTI Awards Upon Termination
Corebridge RSUs
All Corebridge RSUs will immediately vest upon the termination scenarios listed in the table below and will be forfeited in the case of termination for any other reason.

Reason for Termination	When are underlying shares delivered ?
Involuntary Termination without Cause – no Corebridge CIC	The date the applicable award would otherwise have been delivered if employment had continued

Retirement	The date the applicable award would otherwise have been delivered if employment had continued

Disability	The date the applicable award would otherwise have been delivered if employment had continued

Death	Immediate delivery of shares

Involuntary Termination without Cause or resignation for Good Reason within 24 months of a Corebridge CIC	Immediate delivery of shares
For purposes of the Corebridge RSUs, the following definitions apply:

Term	Generally Means:
Cause	Generally defined the same as for the 2012 ESP above (with reference to Corebridge rather than AIG, as applicable)

Corebridge CIC
•Individuals who, on the effective date of the Equity Plan, constituted the Board (or subsequent directors whose election or nomination was approved by a vote of at least two-thirds of such directors, including by approval of the proxy statement in which such person is named as a nominee for director) cease for any reason to constitute at least a majority of the Board;
•any person is or becomes a beneficial owner of 50% or more of Corebridge’s voting securities, other than AIG;
•consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving Corebridge that results in any person becoming the beneficial owner of 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the entity resulting from such transaction;
•a sale of all or substantially all of Corebridge’s assets; or
•Corebridge’s stockholders approve a plan of complete liquidation or dissolution.
Neither the IPO nor any subsequent public offering of Corebridge voting securities by AIG or Argon that does not otherwise qualify as a Corebridge CIC as described above will be a Corebridge CIC.

Good Reason
“Good Reason” generally means (i) a greater than 20% decrease in total direct compensation, (ii) a material diminution in the participant’s authority, duties or responsibilities or (iii) relocation of greater than 50 miles

Retirement	A voluntary termination: (i) on or after age 60 with 5 years of service or (ii) on or after age 55 with 10 years of service
AIG PSUs
All AIG PSUs will immediately vest upon the termination scenarios listed in the table below and will be forfeited in the case of termination for any other reason.

Reason for Termination	What will the participant receive ?
Involuntary Termination without Cause – no AIG CIC	Delivery of shares corresponding to the earned amount of PSUs on the date the applicable award would otherwise have been delivered if employment had continued

Retirement	Delivery of shares corresponding to the earned amount of PSUs on the date the applicable award would otherwise have been delivered if employment had continued

Disability	Delivery of shares corresponding to the earned amount of PSUs on the date the applicable award would otherwise have been delivered if employment had continued

Death
Prior to Adjudication of Performance
Immediate delivery of shares corresponding to the target amount of PSUs initially granted
Following Adjudication of Performance
Immediate delivery of shares corresponding to the earned amount of PSUs

Involuntary Termination without Cause or resignation for Good Reason within 24 months of an AIG CIC

During Performance Period
Immediate delivery of shares corresponding to the target amount of PSUs initially granted, unless the AIG CMRC determines to use performance through the date of the AIG CIC
Following Performance Period
Immediate delivery of shares corresponding to the earned amount of PSUs

For purposes of the AIG PSUs:
•AIG CIC and Cause are generally defined the same as for the 2012 ESP above
•Good Reason and Retirement are generally defined the same as for the Corebridge RSUs above

AIG Stock Options
All AIG stock options will vest according to the termination scenarios listed in the table below and will be forfeited in the case of termination for any other reason.

Reason for Termination	For how long can the vested AIG stock options be exercised ?
Involuntary Termination without Cause – no AIG CIC	For three years from date of termination (or until expiration date if earlier)

Retirement	For the remainder of the term of the options

Disability	For three years from date of disability (or until expiration date if earlier)

Death	For three years from date of death (or until expiration date if earlier)

Involuntary Termination without Cause or resignation for Good Reason within 24 months of an AIG CIC	For the remainder of the term of the options
For purposes of the AIG stock options:
•AIG CIC and Cause are generally defined the same as for the 2012 ESP above
•Good Reason is generally defined the same as for the Corebridge RSUs above
•Retirement is generally defined the same as for the Corebridge RSUs above
All LTI Awards
In the case of Retirement, involuntary termination without Cause or resignation for Good Reason within 24 months of an AIG or Corebridge CIC (as applicable), participants must execute a release containing restrictive covenants as a condition to vesting of stock options and delivery of shares pursuant to RSUs or PSUs.
Termination Payments Table
The following table sets forth the compensation and benefits that would have been provided to our named executive officers if they had been terminated on December 31, 2022 under the circumstances indicated, except with respect to Messrs. Cornell and Scheinerman who received the benefits set forth below upon their terminations on June 30, 2022 and October 31, 2022, respectively. The amounts shown below are not necessarily indicative of what we will pay under similar circumstances because a wide variety of factors can affect payment amounts, which can be determined with certainty only when an actual change in control or termination event occurs. In the event of an involuntary termination for Cause or a voluntary termination other than by retirement, no benefits would have been provided. In all cases included in the table, the NEOs would have been entitled to the benefits described in the 2022 Pension Benefits Table above.

Name	2022 STI Award ($)(1)	Severance ($)(2)	Medical and Life Insurance ($)(3)	Unvested Options ($)(4)	Unvested Stock Awards ($)(5)	Total ($)
Kevin Hogan
Involuntary Termination w/o “Cause”	2,115,000	5,508,750	40,000	5,239,403	18,267,997	31,171,150
By Executive with “Good Reason”	2,115,000	5,508,750	40,000		—	7,663,750
Qualifying CIC (6)	2,250,000	7,345,000	40,000	5,239,403	18,267,997	33,142,400
Death	2,250,000	—	—	5,239,403	14,796,334	22,285,737
Disability	2,115,000	—	—	5,239,403	18,267,997	25,622,400
Retirement	2,115,000	—	—	5,239,403	18,267,997	25,622,400

Elias Habayeb
Involuntary Termination w/o “Cause”	1,128,000	2,183,333	40,000	1,679,644	4,587,918	9,618,895
By Executive with “Good Reason”	1,128,000	2,183,333	40,000	—	—	3,351,333
Qualifying CIC (6)	1,200,000	3,275,000	40,000	1,679,644	4,587,918	10,782,562
Death	1,200,000	—	—	1,679,644	4,587,918	7,467,562
Disability	1,128,000	—	—	1,679,644	4,587,918	7,395,562
Retirement	—	—	—	—	—	—

Todd Solash
Involuntary Termination w/o “Cause”	1,410,000	2,285,208	40,000	1,898,978	5,905,316	11,539,502
By Executive with “Good Reason”	1,410,000	2,285,208	40,000	—	—	3,735,208
Qualifying CIC (6)	1,500,000	3,675,000	40,000	1,898,978	5,905,316	13,019,294
Death	1,500,000	—	—	1,898,978	5,905,316	9,304,294
Disability	1,410,000	—	—	1,898,978	5,905,316	9,214,294
Retirement	—	—	—	—	—	—

Terri Fiedler
Involuntary Termination w/o “Cause”	770,800	1,258,000	40,000	943,062	3,008,771	6,020,633
By Executive with “Good Reason”	770,800	1,258,000	40,000	—	—	2,068,800
Qualifying CIC (6)	820,000	2,205,000	40,000	943,062	3,008,771	7,016,833
Death	820,000	—	—	943,062	3,008,771	4,771,833
Disability	770,800	—	—	943,062	3,008,771	4,722,633
Retirement	770,800	—	—	943,062	3,008,771	4,722,633

Sabra Purtill
Involuntary Termination w/o “Cause”	1,363,000	2,778,238	40,000	1,105,038	3,603,377	8,889,653
By Executive with “Good Reason”	1,363,000	2,778,238	40,000	—	—	4,181,238
Qualifying CIC (6)	1,450,000	4,925,000	40,000	1,105,038	3,603,377	11,123,415
Death	1,450,000	—	—	1,105,038	3,603,377	6,158,415
Disability	1,363,000	—	—	1,105,038	3,603,377	6,071,415
Retirement	—	—	—	—	—	—

Geoffrey Cornell
Involuntary Termination w/o “Cause”	511,500	1,925,000	40,000	1,306,873	3,184,408	6,967,781

Robert Scheinerman
Involuntary Termination w/o “Cause”	635,500	1,521,000	40,000	1,283,621	4,250,090	7,730,211
__________________
(1)In the case of death, an NEO’s STI award is based on the NEO’s target amount and paid as soon as administratively possible after the date of death (but in no event later than March 15th of the following year). In the case of a Qualifying CIC, STI award is shown at target.

(2)For Ms. Purtill, this column includes the outstanding tranche of her 2021 Leadership Continuity Award in the amount of $125,000.
(3)This column reflects a lump sum payment of $40,000 that can be used to pay for continued healthcare and life insurance coverage following a qualifying termination. The amounts do not include medical and life insurance benefits upon permanent disability or death to the extent that they are generally available to all salaried employees.
(4)The amounts in this column represent the total market value of unvested AIG stock options as of December 31, 2022 for which vesting would be accelerated, based on the difference between the exercise price of the options and the closing sale price of shares of AIG common stock on the NYSE of $63.24 on December 30, 2022.
(5)The amounts in this column include: (i) the total market value (based on the AIG closing sale price on the NYSE of $63.24 on December 30, 2022) of shares of AIG common stock underlying unvested AIG PSU awards as of December 31, 2022 and (ii) the total market value (based on the Corebridge closing sale price on the NYSE of $20.06 on December 30, 2022) of shares of Corebridge common stock underlying unvested Corebridge RSU awards as of December 31, 2022. For the 2020 AIG PSU awards, actual earned AIG PSUs are reflected except in the case of death in which target PSUs are reflected. For 2021 and 2022 AIG PSUs, target PSUs are reflected. Amounts also reflect all Cash Dividend Equivalents and DEUs associated with AIG PSU and Corebridge RSU awards.
(6)“Qualifying CIC” assumes that an event has occurred that constitutes both an AIG CIC and Corebridge CIC and that the NEO is entitled to change in control benefits under the 2012 ESP and the terms of the NEO’s equity awards. The amount of AIG PSUs vesting is shown (i) at the actual amounts earned for the 2020 AIG PSUs and (ii) at target for the 2021 and 2022 AIG PSUs.
Director Compensation
The following table provides information regarding compensation that we paid to our independent directors in 2022. No other directors received any compensation for their services as directors during 2022.
2022 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Total ($)
Alan Colberg	59,800	165,000	224,800
Christopher Lynch	123,550	165,000	288,550
Amy Schioldager	123,550	165,000	288,550
Patricia Walsh	40,000	165,000	205,000
__________________
(1)The amounts reported in this column represent the aggregate grant date fair value of 7,858 deferred stock units granted in 2022 in accordance with FASB ASC Topic 718. As of December 31, 2022, the directors had outstanding awards as follows:

Name	Deferred Stock Units
Alan Colberg	7,858
Christopher Lynch	7,858
Amy Schioldager	7,858
Patricia Walsh	7,858
Cash Retainers
Prior to the IPO, independent directors received a cash retainer of $125,000 paid quarterly in arrears. At the time of the IPO, we implemented the following cash retainers:
•$120,000 cash retainer paid quarterly in arrears for all directors
•$35,000 cash retainer paid quarterly in arrears for the Audit Committee Chair
Equity Retainer
At the time of the IPO, we implemented a $165,000 equity retainer paid annually at the time of the annual meeting of shareholders in deferred stock units (“DSUs”), with the initial grant made at the time of the IPO. Each DSU constitutes an unfunded and unsecured promise of Corebridge to deliver one share of Corebridge common stock to the director. Directors are immediately vested in their DSUs.
DSUs are settled within 90 days after the later of: (i) the last trading day of the month in which the director’s service on the Board terminates and (ii) the last trading day of the month in which the first anniversary of the date of the director’s commencement of service occurs. DSUs accrue dividend equivalents that are paid at the same time as the shares underlying the DSUs. A dividend equivalent is an unfunded and unsecured promise of Corebridge to pay cash to the director in an amount equal to the dividends the director would have received if the DSUs had been actual shares.
Director Stock Ownership Guidelines
Our independent directors are required to hold five times the value of their annual cash retainer in our common stock. The independent directors will be required to retain 100% of any net shares (after the payment of taxes) received as compensation until the ownership requirement is achieved.
OUR COMPENSATION POLICIES AND PRACTICES
Corebridge Clawback Policy
The Corebridge Clawback Policy was adopted by the Corebridge Board to encourage sound risk management and increase individual accountability and applies to all executive officers. The policy provides that, if the Board or a designated committee thereof (the “administrator”) determines that a covered event has occurred, the administrator may require the forfeiture and/or repayment of all or any portion of:
•any outstanding and unpaid incentive compensation (i.e., any bonus, equity or equity-based award or other incentive compensation granted by Corebridge or any Corebridge affiliate); whether vested or unvested, that was awarded to the applicable executive; and
•any incentive compensation that was paid to and received by the applicable executive during the 12-month period preceding the date of the covered event.
For this purpose, a “covered event” includes:
•a material financial restatement;
•an award or receipt of covered compensation by an executive based on materially inaccurate financial statements or performance metrics that are materially inaccurately determined;
•a failure by an executive to properly identify, assess or sufficiently raise concerns about risk, including a supervisory role, that results in a material adverse impact on Corebridge or any of its affiliates; and
•an action or omission by an executive that results in material financial or reputational harm to Corebridge or a Corebridge affiliate or constitutes a material violation of our risk policies.
Anti-Hedging and Anti-Pledging Policies
Our Insider Trading Policy prohibits all employees, including the named executive officers and directors, from engaging in hedging transactions with respect to any Corebridge securities, including by trading in any derivative security relating to Corebridge securities. In particular, other than pursuant to a compensation or benefit plan or dividend distribution, no employee or director may acquire, write or otherwise enter into an instrument that has a value determined by reference to Corebridge securities, whether or not the instrument is issued by Corebridge. Examples include put and call options, forward contracts, collars and equity swaps relating to Corebridge securities. The policy also prohibits executive officers and directors from pledging Corebridge securities.
Executive Stock Ownership Guidelines
Our stock ownership guidelines provide that the value of the beneficial ownership of Corebridge common stock to be achieved under the guidelines is five times salary for our CEO and three times salary for our other executives. All executives are required to retain 50% of the net shares of Corebridge common stock received as a result of the exercise, vesting or payment of any stock option, restricted stock, RSU or other equity-based award granted by Corebridge until the applicable guideline is achieved.

ADDITIONAL INFORMATION
Compensation Risk Review
Enterprise Risk Management (“ERM”) conducts a risk assessment of newly created or modified compensation plans to ensure the plans appropriately balance risk and reward. In connection with the review, ERM assigns a risk rating of low, medium or high to each active incentive plan, taking into account:
•whether the plan design or administration may encourage excessive or unnecessary risk-taking;
•whether the plan has appropriate safeguards in place to discourage fraudulent behavior;
•whether the plan incorporates appropriate risk mitigants to lower risk (including deferrals, clawback conditions, time-based vesting for equity awards and capped payouts) and
•whether payments are based on pre-established performance goals, including risk-adjusted metrics and compliance goals.
ERM conducted a review of compensation plans in 2022 and concluded that our compensation plans do not encourage unnecessary or excessive risk-taking and have the appropriate safeguards in place to discourage fraudulent behavior.
Tax and Accounting Considerations
In reaching decisions on executive compensation, the AIG CMRC and Corebridge SPC consider the applicable tax and accounting consequences, including that compensation in excess of $1 million paid to covered executive officers generally will not be deductible for federal income tax purposes under Section 162(m) of the Code.
Consideration of Most Recent “Say on Pay” Vote
As a newly public company, we have not yet conducted a “Say on Pay” vote.
Compensation Committee Interlocks and Insider Participation
The following directors serve as Corebridge SPC members: Mr. Zaffino, Ms. Fato, Mr. Schaper, Ms. Schioldager and Ms. Walsh. Ms. Schioldager and Ms. Walsh also serve as Section 16 Sub-Committee members. During 2022, none of our executive officers served as: (a) a member of the compensation committee of any entity for which a member of our Board served as an executive officer or (b) a director of another entity, an executive officer of which serves as a member of our Board.

PRINCIPAL AND SELLING STOCKHOLDERS
The following table sets forth information as of March 10, 2023 with respect to the ownership of our common stock by:
•each person known to own beneficially more than five percent of our common stock, including the selling stockholder;
•each of our directors;
•each of our named executive officers; and
•all of our current directors and executive officers as a group.
The amounts and percentages of shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.
Percentage computations are based on 648,129,652 shares of our common stock outstanding as of March 10, 2023 and 648,144,926 shares of common stock outstanding following this offering.
Except as otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise set forth in the footnotes to the table, the address for each listed stockholder is 2919 Allen Parkway, Woodson Tower, Houston, Texas 77019.

	Shares Beneficially Owned Before and After the Offering, Assuming the Underwriters’ Option is Not Exercised					Shares Beneficially Owned After the Offering, Assuming the Underwriters’ Option is Exercised in Full
Name of Beneficial Owner	Number of Shares Owned Before the Offering(3)(4)	Percent of Class Before the Offering (%)	Shares Offered Hereby	Number of Shares Owned After the Offering(3)(4)	Percent of Class After the Offering (%)	Number of Shares Owned After the Offering (3)(4)	Percent of Class After the Offering (%)
AIG Inc.(1)	501,145,000	77.3%	65,000,000	436,145,000	67.3%	426,395,000	65.8%
Argon(2)	63,855,000	9.9%	—	63,855,000	9.9%	63,855,000	9.9%
Directors and Named Executive Officers
Peter Zaffino	—	—	—	—	—	—	—
Adam Burk	—	—	—	—	—	—	—
Alan Colberg	37,858	*	—	37,858	*	37,858	*
Lucy Fato	—	—	—	—	—	—	—
Jonathan Gray	—	—	—	—	—	—	—
Marilyn Hirsch	—	—	—	—	—	—	—
Christopher Lynch	7,858	*	—	7,858	*	7,858	*
Sabra Purtill	41,835	*	—	41,835	*	41,835	*
Christopher Schaper	—	—	—	—	—	—	—
Amy Schioldager	7,858	*	—	7,858	*	7,858	*
Patricia Walsh	7,858	*	—	7,858	*	7,858	*
Kevin Hogan	64,438	*	—	64,438	*	64,438	*
Elias Habayeb	56,938	*	—	56,938	*	56,938	*

Todd Solash	73,531	*	—	73,531	*	73,531	*
Terri Fiedler	52,526	*	—	52,526	*	52,526	*
All current directors and executive officers as a group (24 persons)	580,149	*	—	580,149	*	580,149	*
Geoffrey Cornell	—	—	—	—	—	—	—
Elaine Rocha	—	—	—	—	—	—	—
Robert Scheinerman	73,531	*	—	73,531	*	73,531	*
__________________
*Represents less than 1%.
(1)Represents shares of common stock held by AIG Inc. AIG Inc.’s address is 1271 Avenue of the Americas, 41st Floor, New York, New York 10020.
(2)Represents shares of common stock held by Argon. Argon’s address is c/o Blackstone Inc., 345 Park Ave., New York, New York 10154.
(3)For each independent director, includes 7,858 deferred stock units with delivery of the underlying Corebridge common stock deferred until director ceases to be a Board member.
(4)Includes RSUs for each executive officer as follows: Sabra Purtill - 18,465; Kevin Hogan - 24,616; Elias Habayeb - 24,149; Todd Solash - 28,411; Terri Fiedler - 21,295; and Rob Scheinerman - 23,749.
The following table sets forth information as of March 10, 2023 regarding the ownership of common stock of AIG by each of our directors and executive officers and by all of our directors and executive officers as a group.

	AIG Shares Beneficially Owned Before and After the Offering
Name and Address of Beneficial Owner	Number of Shares Owned(1)	Percent of Class (%)
Directors and Named Executive Officers
Peter Zaffino	1,350,680	*
Adam Burk	5,777	*
Alan Colberg	10	*
Lucy Fato	450,399	*
Jonathan Gray	—	*
Marilyn Hirsch	7,482	*
Christopher Lynch	39,766	*
Sabra Purtill	39,810	*
Christopher Schaper	71,634	*
Amy Schioldager	16,407	*
Patricia Walsh	30	*
Kevin Hogan	588,406	*
Elias Habayeb	127,587	*
Todd Solash	26,394	*
Terri Fiedler	62,280	*
All current directors and executive officers as a group (24 persons)	3,038,051	*
Geoffrey Cornell	50,220	*
Elaine Rocha	19,064	*
Robert Scheinerman	93,673	*
__________________
*Represents less than 1%.
(1)Includes (i) AIG deferred stock units with delivery of the underlying AIG common stock deferred until the holder ceases to be a Corebridge board member: Mr. Lynch, 36,611 units; Ms. Schioldager, 16,407 units; (ii) AIG restricted stock units: Mr. Zaffino, 223,484 RSUs; Mr. Burk, 2,614 RSUs; Ms. Fato, 102,721 RSUs; Ms. Hirsch, 5,472 RSUs; Ms. Rocha, 5,080 RSUs; and Mr. Schaper, 3,440 RSUs; and (iii) AIG stock options: Mr. Zaffino, 1,041,051 options; Ms. Fato, 322,355 options, Ms. Purtill, 33,079 options; Ms. Rocha, 12,785 options; Mr. Schaper, 35,571 options; Mr. Hogan, 365,227 options; Mr. Habayeb, 97,025 options; Mr. Solash, 26,934 options; Ms. Fiedler, 31,317 options; Mr. Cornell, 49,945 options; and Mr. Scheinerman, 93,257 options.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Policies and Procedures for Related Party Transactions
Our Board has approved the Corebridge Financial, Inc. Related Party Transactions Approval Policy (the “Related Party Transaction Policy”), which sets forth policies and procedures with respect to the review and approval of certain transactions between us and a “Related Person,” or a “Related Party Transaction.” Pursuant to the terms of the Related Party Transaction Policy, our Board, acting through our Audit Committee, will review and decide whether to approve or ratify any Related Party Transaction. Any Related Party Transaction is required to be reported to our legal department, which will then determine whether it should be submitted to our Audit Committee for consideration. The disinterested members of the Audit Committee must then review and decide whether to approve any Related Party Transaction.
For the purposes of the Related Party Transaction Policy, a “Related Party Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect interest.
A “Related Person,” as defined in the Related Party Transaction Policy, means any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of Corebridge or a nominee to become a director of Corebridge; any person who is known to be the beneficial owner of more than five percent of our common stock; any immediate family member of any of the foregoing persons, including any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the director, executive officer, nominee or more than five percent beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than five percent beneficial owner; and any firm, corporation or other entity in which any of the foregoing persons is a general partner or, for other ownership interests, a limited partner or other owner in which such person has a beneficial ownership interest of 10% or more.
Relationship and Transactions with AIG
AIG holds a majority of our outstanding common stock, and as a result AIG continues to have control of our business, including pursuant to the agreements described below. AIG has announced its intention to sell all of its interest in Corebridge with intended sales of shares of our common stock over time, subject to any lock-up agreement and market conditions. AIG is under no obligation to do so and retains the sole discretion to determine the timing of any future sales of shares of our common stock. See “Risk Factors—Risks Relating to Our Separation from AIG—We and our stockholders may have conflicts of interest with AIG.” In addition, we expect that AIG will continue to fully consolidate our financial results in AIG’s consolidated financial statements, at least until such time AIG ceases to beneficially own more than 50% of our common stock.
Separation Agreement
The Separation Agreement governs the relationship between AIG and us following the IPO, including matters related to the allocation of assets and liabilities to us and to AIG, indemnification obligations of us and AIG, our corporate governance, including the composition of our Board and its committees, Board nomination rights, information rights, participation rights with respect to equity issuances by us, and consent rights of AIG with respect to certain business activities that we may undertake, among other matters, including during periods where AIG holds less than a majority of our common stock. The Separation Agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

AIG Rights with Respect to Our Board of Directors
The Separation Agreement entitles AIG to have our Board include in the candidates it designates for election a specified number of directors designated by AIG based on its beneficial ownership of our common stock, as follows:
•until AIG ceases to beneficially own more than 50% of our outstanding common stock, AIG will be entitled to designate a majority of the directors on the Board;
•thereafter, and until AIG ceases to beneficially own at least 5% of our outstanding common stock, AIG will be entitled to designate a number of the total number of directors entitled to serve on the Board proportionate to the percentage of our outstanding common stock beneficially owned by AIG, rounded up to the nearest whole number; and
•thereafter, AIG will no longer have any right to designate directors to serve on the Board under the Separation Agreement.
The Separation Agreement provides that, until AIG ceases to beneficially own more than 50% of our outstanding common stock, the Chair of the Board will be a director designated by AIG, and until AIG ceases to beneficially own at least 25% of our outstanding common stock, AIG’s consent will be required for (i) the election, appointment, designation or removal (other than for cause) of the Chair of the Board and (ii) any change to the number of directors on the Board.
The Separation Agreement also provides that:
•at the option of AIG, the Board will appoint a director designated by AIG to the audit committee of the Board, who, until September 13, 2023, need not be an independent director;
•at any time during which the Board includes a director designated by AIG who is also an independent director, at least one member of the audit committee of the Board will be a director designated by AIG, so long as the director meets certain standards for membership on the committee;
•until AIG ceases to beneficially own at least 25% of our outstanding common stock, if the Board has a compensation committee, AIG will be entitled to designate a number of the total number of directors entitled to serve on the compensation committee proportionate to the percentage of our outstanding common stock beneficially owned by AIG, rounded up to the nearest whole number, provided that following the date on which AIG ceases to beneficially own more than 50% of our outstanding common stock, such directors must be independent directors;
•until AIG ceases to beneficially own at least 25% of our outstanding common stock, if the Board has a nominating and governance committee, AIG will be entitled to designate a number of the total number of directors entitled to serve on the nominating and governance committee proportionate to the percentage of our outstanding common stock beneficially owned by AIG, rounded up to the nearest whole number, provided that following the date on which AIG ceases to beneficially own more than 50% of our outstanding common stock, such directors must be independent directors; and
•until AIG ceases to beneficially own more than 50% of our outstanding common stock, subject to certain exceptions, the compensation committee and the nominating and governance committee will only act with the consent of a majority of the members of the committee, which majority must include a director designated by AIG.
AIG Consent Rights
The Separation Agreement provides that, until AIG ceases to beneficially own at least 25% of our outstanding common stock, the prior written consent of AIG will be required before we may take any of the following actions:
•any merger, consolidation or similar transaction (or any amendment to or termination of an agreement to enter into such a transaction) involving us or any of our subsidiaries, on the one hand, and any other person, on the other hand; other than (i) an acquisition of 100% of the capital stock of such other person or (ii) a disposition of 100% of the capital stock of a subsidiary of us, in each case involving consideration not exceeding a specified threshold;
•any acquisition or disposition of securities, assets or liabilities (including through reinsurance on a proportional or non-proportional basis whether involving full or partial risk transfer or for other purposes of surplus or capital relief) involving consideration or book value exceeding a specified threshold, other than transactions involving assets invested in our consolidated general account and approved in accordance with our established policies and procedures to monitor invested assets;
•any increase or decrease in our authorized capital stock, or the creation of any new class or series of our capital stock;
•any issuance or acquisition (including buy-back programs and other reductions of capital) of capital stock, or securities convertible into or exchangeable or exercisable for capital stock or equity-linked securities, subject to certain exceptions;
•any issuance or acquisition (including redemptions, prepayments, open-market or negotiated repurchases or other transactions reducing the outstanding debt) of any debt security of, to or from a third party, in each case involving an aggregate principal amount exceeding a specified threshold;
•any other incurrence or guarantee of a debt obligation to or of a third party having a principal amount exceeding a specified threshold, subject to certain exceptions;
•entry into or termination of any joint venture, cooperation or similar arrangements involving assets having a book value exceeding a specified threshold;
•the listing or delisting of securities on a securities exchange, other than the listing or delisting of debt securities on the NYSE or any other securities exchange located solely in the United States;
•(A) the formation of, or delegation of authority to, any new committee, or subcommittee thereof, of our Board, (B) the delegation of authority to any existing committee or subcommittee of our Board not set forth in the committee’s charter or authorized by our Board prior to the completion of the IPO or (C) any amendments to the charter (or equivalent authorizing document) of any committee, including any action to increase or decrease the size of any committee (whether by amendment or otherwise), except in each case as required by applicable law;
•the amendment (or approval or recommendation of the amendment) of our certificate of incorporation or by-laws;
•any filing or the making of any petition under bankruptcy laws, any general assignment for the benefit of creditors, any admission of an inability to meet obligations generally as they become due or any other act the consequence of which is to subject us or any subsidiary to a proceeding under bankruptcy laws;
•any commencement or settlement of material litigation or any regulatory proceedings if such litigation or regulatory proceeding could be material to AIG or could have an adverse effect on AIG’s reputation or relationship with any governmental authority;
•entry into any material written agreement or settlement with, or any material written commitment to, a regulatory agency or other governmental authority, or any settlement of a material enforcement action if such agreement, settlement or commitment could be material to AIG or could have an adverse effect on AIG’s reputation or relationship with any governmental authority;
•any dissolution or winding-up of Corebridge Parent;
•the election, appointment, hiring, dismissal or removal (other than for cause) of our chief executive officer or chief financial officer;

•the entry into, termination of or material amendment of any material contract with a third party, subject to certain exceptions;
•any action that could result in AIG being required to make regulatory filings with or seek approval or consent from a governmental authority, other than any as contemplated by the Registration Rights Agreement;
•any material change to the nature or scope of our business immediately prior to the completion of the IPO; or
•any material change in any hedging strategy.
The Separation Agreement further provides that until the later of (i) the date when AIG ceases to be required under GAAP to consolidate our financial statements with its financial statements and (ii) the date when AIG ceases to beneficially own more than 50% of our outstanding common stock, AIG will have the right to approve our business plan and annual budget. In addition, to the extent that AIG is a party to any contract that provides that certain actions or inactions of affiliates of AIG may result in AIG being in breach of or in default under such contract, we are required not to take or fail to take any actions that reasonably could result in AIG being in breach of or in default under such contract.
Information Rights; Accounting and Financial Disclosure Matters; Rights with Respect to Policies
The Separation Agreement provides, in addition to other information and access rights, that:
•we are required to continue to provide AIG with information and data relating to our business and financial results and access to our personnel, data and systems, and to maintain disclosure controls and procedures and internal control over financial reporting, as further provided therein during certain periods, including for as long as AIG is required to consolidate our financial results with its financial results and, thereafter, until the later of (i) the date when AIG is no longer required to account in its financial statements for its holdings in us under an equity accounting method or to consolidate our financial results with its financial results and (ii) the date on which AIG ceases to beneficially own at least 20% of our outstanding common stock;
•until the date on which AIG is no longer required to account in its financial statements for its holdings in us under an equity accounting method, AIG will have certain access and cooperation rights with respect to the independent public registered accounting firm responsible for the audit of our financial statements and with respect to our internal audit function;
•until the date on which AIG ceases to beneficially own at least 20% of our outstanding common stock, we will consult and coordinate with AIG with respect to public disclosures and filings, including in connection with our quarterly and annual financial results; and
•during any period in which AIG is or may be deemed to control us for applicable regulatory purposes, and in any case at all times prior to the date on which AIG ceases to beneficially own at least 10% of our outstanding common stock, we will provide AIG with information, records and documents requested or demanded by regulatory authorities or relating to regulatory filings, reports, responses or communications, and provide access to our offices, employees and management to regulatory authorities having jurisdiction or oversight authority over AIG.
The Separation Agreement provides that, until AIG ceases to beneficially own more than 50% of our outstanding common stock, our Board will, when determining whether to implement, amend or rescind any of our or our subsidiaries’ policies relating to risk, capital, investment, environmental and social responsibility or regulatory compliance, take into account our status as a consolidated subsidiary of AIG, and the interests of AIG with respect to such policies and the requirement for us to comply with AIG’s standards, and the Board will cause us to comply with policies of AIG that apply to us in our capacity as a subsidiary of AIG.

In addition, during any period in which AIG is deemed to control us for applicable regulatory purposes, and in any case at all times prior to the date on which AIG ceases to beneficially own at least 10% of our outstanding common stock, we (i) may not adopt or implement any policies or procedures, and at AIG’s reasonable request, must refrain from taking any actions, that would cause AIG to violate any applicable laws to which AIG is subject, (ii) must, prior to implementing, amending or rescinding any policy referred to in the preceding paragraph, consult with AIG and, to the extent consistent with its fiduciary duties, our Board must take into account the interests of AIG with respect thereto and (iii) must maintain and observe the policies of AIG to the extent necessary for AIG to comply with its legal or regulatory obligations.
Participation Rights
The Separation Agreement provides that, subject to certain exceptions, until the date on which AIG ceases to beneficially own at least 20% of our outstanding common stock, as soon as practicable after determining to issue any shares of common stock or securities convertible or exchangeable for common stock, but in any event no fewer than ten business days prior to entering into a binding agreement to issue such shares or securities, we will be required to offer to sell to AIG a number of such shares or securities equal to the number of shares or securities to be sold multiplied by a fraction representing AIG’s beneficial ownership of our outstanding common stock at the lowest purchase price to be paid by the transferees of such shares or securities. Any such purchase by AIG of shares or securities will take place concurrently with the closing of the sale of shares or securities giving rise to AIG’s participation right or, if a concurrent closing is not practicable, as promptly as practicable thereafter.
Provisions Relating to Director and Officer Indemnification and Liability Insurance
The Separation Agreement provides that, until at least the day after the last date on which any director, officer, employee or certain designees of AIG (an “AIG Individual”) is a director, officer or employee of us, we must indemnify (including advancement of expenses) each such director, officer or employee to the greatest extent permitted under Section 145 of the DGCL and other applicable laws. Such indemnification must continue as to any AIG Individual who becomes entitled to indemnification notwithstanding any subsequent change in our indemnification policies or, with respect to liabilities existing or arising from events that have occurred on or prior to such date, that such AIG Individual ceases to be a director, officer or employee of us.
Transfer of Assets and Assumption of Liabilities; Releases; Indemnification
The Separation Agreement identifies the assets to be transferred, the liabilities to be assumed and the contracts to be transferred to or retained by each of us and AIG as part of our separation from AIG. The Separation Agreement provides that, among other things, subject to the terms and conditions contained therein, including certain exceptions:
•assets used primarily in or primarily related to the Corebridge Business (defined as the life and retirement and primarily related investment management businesses, operations and activities conducted by AIG or the Company immediately prior to 12:01 a.m. Eastern Time on September 14, 2022 (the “Separation Time”)) were retained by or transferred to us, including:
◦equity interests of specified entities;
◦assets reflected on the pro forma condensed balance sheet of the Company, including any notes thereto, as of June 30, 2022, as presented in this prospectus (the “Corebridge Balance Sheet”) other than any such assets disposed of subsequent to the date thereof;
◦assets of a nature or type that would have been included as assets on a pro forma combined balance sheet of the Company prepared immediately prior to the Separation Time;
◦assets expressly provided by the Separation Agreement or certain other agreements to be transferred to or owned by us (the “Specified Assets”); and
◦certain contracts, books and records, intellectual property, technology, information technology, permits and real and personal property;

•certain liabilities were assumed or retained by the Company, including:
◦liabilities included or reflected as liabilities on the Corebridge Balance Sheet, other than any such liabilities discharged subsequent to the date thereto;
◦liabilities of a nature or type that would have been included as liabilities on a pro forma combined balance sheet of the Company prepared immediately prior to the Separation Time;
◦certain liabilities expressly provided by the Separation Agreement or certain other agreements as liabilities to be retained or assumed by the Company;
◦liabilities relating to or arising out of or resulting from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, at or after the Separation Time to the extent relating to, arising out of or resulting from the Corebridge Business or the Specified Assets;
◦liabilities relating to or arising out of contracts, intellectual property, technology, information technology, permits, real or personal property allocated to us as provided above or products and services supplied, sold, provided or distributed, as the case may be, at any time, by us under a Company trademark; and
◦liabilities arising out of claims made by any third party against AIG or us to the extent relating to, arising out of or resulting from the Corebridge Business or the Specified Assets; and
•all assets and liabilities, other than the assets and liabilities allocated to the Company as provided above, were transferred to, assumed by or retained by AIG.
Except as expressly set forth in the Separation Agreement or certain ancillary agreements, neither we nor AIG make any representation or warranty as to:
•the assets, business or liabilities transferred or assumed as part of the separation;
•any approvals or notifications required in connection with the transfers or assumptions;
•the value or freedom from security interests of, or any other matter concerning, any assets; or
•the absence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other asset.
All assets were transferred on an “as is,” “where is” basis, and the respective transferees bear the economic and legal risks that: (i) any conveyance will prove to be insufficient to vest in the transferee good and marketable title, free and clear of all security interests, (ii) any necessary approvals or notifications are not obtained or made, or (iii) any requirements of laws or judgments are not complied with.
The Separation Agreement provides that in the event that the transfer of certain assets and liabilities to us or AIG, as applicable, did not occur prior to the separation, then until such assets or liabilities are able to be transferred, the applicable party will hold such assets for the use and benefit, or such liabilities for the performance or obligation, of the other party at the other party’s expense.
The Separation Agreement provides that each party will release and discharge the other party from: (i) all liabilities assumed by the party as part of the separation, (ii) all liabilities arising from or in connection with the transactions and other activities to implement the separation and the IPO and (iii) all liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Separation Time to the extent relating to, arising out of or resulting from the party’s business or assets or liabilities allocated to the party as provided above, except as expressly set forth in the Separation Agreement. These releases are subject to certain exceptions, including for any right to enforce the Separation Agreement or certain other agreements between the parties, in each case in accordance with their terms.

In the Separation Agreement, each party agrees, subject to certain exceptions, to indemnify, defend and hold harmless the other party, and each of its directors, officers, employees and agents, from and against:
•all liabilities relating to, arising out of or resulting from any liability allocated to the party as described above;
•any failure of the party to pay, perform or otherwise promptly discharge any such liabilities in accordance with their terms, whether prior to, on or after the Separation Time;
•any breach by the party of the Separation Agreement or certain ancillary agreements;
•any guarantee, indemnification or contribution obligation, surety or other credit support agreement, arrangement, commitment or understanding for the benefit of the party by the other party that survives following the separation; and
•any untrue statement or alleged untrue statement in any public filings made by us with the SEC following the date of the IPO.
The Separation Agreement also establishes procedures with respect to claims subject to indemnification and related matters.
Dispute Resolution
The Separation Agreement contains provisions that govern the resolution of disputes or claims arising out of, relating to or in connection with the Separation Agreement. These provisions contemplate that if a dispute or claim cannot be resolved by senior officers of the parties, either party may submit the dispute or claim to non-binding mediation or, at any time before, during or following such non-binding mediation, binding arbitration, subject to the provisions of the Separation Agreement.
Term
The Separation Agreement terminates on the date that is one year following the date on which AIG ceases to beneficially own at least 5% of our outstanding common stock, except for certain provisions, including provisions relating to confidentiality, dispute resolution, allocation of assets and liabilities, and indemnification.
Registration Rights Agreement
The Registration Rights Agreement provides AIG and permitted transferees certain registration rights relating to shares of our common stock beneficially owned by AIG whereby, at any time after the IPO and the expiration of any related lock-up period, AIG and permitted transferees may require us to register under the Securities Act, all or any portion of such shares, a so-called “demand request.” AIG and permitted transferees also have “piggyback” registration rights, such that AIG and permitted transferees may include their respective shares in any future registrations of our equity securities, whether or not that registration relates to a primary offering by us or a secondary offering by or on behalf of any of our stockholders.
The Registration Rights Agreement sets forth customary registration procedures, including an agreement by us to make our management reasonably available to participate in roadshow presentations in connection with any underwritten offerings.
We also agree to indemnify AIG and permitted transferees with respect to liabilities resulting from untrue statements or omissions in any registration statement used in any such registration, other than untrue statements or omissions resulting from information furnished to us for use in a registration statement by AIG or any permitted transferee.
Transition Services Agreement
We and AIG have historically provided certain services to the other, shared certain services and relied on certain third-party service providers to provide services pursuant to shared services contracts. We and AIG generally ceased to provide services to one another following the IPO and we have, subject to certain limited exceptions, (i) ceased to rely on the contracts, systems and other resources that we have historically shared with AIG and (ii) replaced those contracts with new contracts between us and third-party service providers, and procured other systems and resources, to the extent necessary. The Transition Services Agreement (i) governs our migration away from most shared services, systems and resources with AIG on an agreed schedule and (ii) provides for the continued provision (directly or through a third-party provider) of certain services between us and AIG. Certain contracts and services between us and AIG are not covered by the Transition Services Agreement and continue to be provided pursuant to the terms of such contracts.
The services subject to the Transition Services Agreement include:
•information technology services;
•certain finance and tax capabilities;
•risk management and internal audit functions;
•legal functions;
•operational services;
•services related to real estate;
•human resources;
•marketing services; and
•various other miscellaneous services.
The charges for the services provided under the Transition Services Agreement generally are intended to allow the transition services provider to fully recover the costs associated with providing the services plus a percentage of such costs. Although we believe the Transition Services Agreement contains commercially reasonable terms (including fees for the services provided) that could have been negotiated with an independent third party, the terms of the agreement may later prove to be more or less favorable than arrangements we could make to provide these services internally or to obtain them from unaffiliated service providers in the future.
The Transition Services Agreement terminates on the last date on which either party thereto is obligated to provide or cause the provision of any service to or for the other party in accordance with the terms of the Transition Services Agreement and the schedules thereto. The services provided under the Transition Services Agreement will terminate at various times specified in the agreement and the schedules thereto, but the party receiving services may also elect to terminate a service, by giving a specified amount of advance written notice to the provider of the service. We anticipate most services under the Transition Services Agreement will be completed by the end of 2023. In the event of elective early termination of a particular service, the service recipient will be obligated to reimburse the service provider for all or a portion of the actual breakage fees paid by the provider to an unaffiliated third party in connection with such termination. In addition, subject to consent rights or requirements under third-party agreements and except as otherwise specified therein, the Transition Services Agreement provides that a service recipient may request an extension of any service term, on terms to be agreed between the parties.
Subject to certain exceptions and limitations set forth in the Transition Services Agreement, each party agrees to indemnify and hold harmless the other party from and against losses arising out of or resulting from the party’s breach of the confidentiality provisions of the Transition Services Agreement, third-party claims resulting from the party’s provision of services, the party’s bad faith, fraud, gross negligence or willful misconduct and losses from certain infringements or violations of intellectual property rights of a third party in connection with the services.
Except for certain exceptions, including with respect to bad acts and liability to an unaffiliated third party, the aggregate liability of each party to the Transition Services Agreement is limited (x) in respect of any service, to an amount equal to 12 times the amount of service fees paid for the first full calendar month in respect of such service, and (y) in the aggregate, to an amount equal to three times the total service fees paid and payable to such party pursuant to the Transition Services Agreement during the 12 months prior to the occurrence of the event giving rise to the liability.
IP Agreement and Related Agreements
Under the IP Agreement, AIG Inc. assigned certain trademarks and other intellectual property that are used in connection with our business to us for a de minimis fee.
Under the Trademark License Agreement, AIG Inc. grants us a non-exclusive, non-transferable license to use the trademark “AIG” (the “Licensed Mark”) in connection with insurance and financial services, regulatory filings and financial reporting (the “Licensed Services”) at no cost. The license is in effect in the United States, UK, Ireland and Bermuda and includes use of the Licensed Mark on the internet (collectively, the “Territory”), provided that such online use is not specifically targeted at computer users located outside of the Territory. We are able to use the Licensed Mark for a period of 18 months from the effective date of the Separation Agreement (the “Initial Term”). If it is not feasible for us to cease use of the Licensed Mark within the Initial Term, we may notify AIG Inc. of our need to continue the license for an additional 12-month period. Additional extension requests will be considered by AIG Inc. in good faith, and consent may not be unreasonably withheld. The Trademark License Agreement contains reciprocal indemnification obligations which are uncapped and subject to the indemnified party’s prompt notification of all claims of which it becomes aware. Specifically, AIG Inc. indemnifies us against trademark-related third-party claims arising from our use of the Licensed Marks for the Licensed Services during the Term in the Territory while we indemnify AIG Inc. against non-trademark-related claims arising from our use of the Licensed Marks for the Licensed Services during the Term in the Territory.
Under the Grantback Agreement, we grant AIG Inc. a non-exclusive, non-transferable license to use the trademarks that it sells to us under the IP Agreement in connection with the Licensed Services subject to the similar terms and conditions applicable to our use of the Licensed Mark under the Trademark License Agreement.
Employee Matters Agreement
The EMA allocates liabilities and responsibilities relating to employment matters, employee compensation and benefits plans and programs, and other related matters between us and AIG.
The EMA addresses certain compensation and employee benefit obligations with respect to our current and former employees and generally provides that, unless otherwise specified, each party will be responsible for liabilities associated with the current and former employees of such party and its subsidiaries for purposes of compensation and benefit matters following the IPO.
The EMA also governs the terms of certain equity-based awards granted by AIG prior to the IPO to our employees.
Tax Agreement
We previously entered into a state and local tax payment allocation agreement (the “SALT PAA”) and the Tax Matters Agreement with AIG. These agreements govern the parties’ respective rights, responsibilities and obligations with respect to taxes, including the allocation of current and historic tax liabilities (whether income- or non-income consolidated or stand-alone). The Tax Matters Agreement governs, among other things, procedural matters, such as filing of tax returns, tax elections, control and settlement of tax controversies and entitlement to tax refunds and tax attributes.
Under the Tax Matters Agreement, we and AIG agreed to make payments to each other in respect of historic tax periods and tax periods prior to our deconsolidation from AIG for purposes of the applicable tax, determined in a manner consistent with our pre-existing tax sharing agreements with AIG (including the SALT PAA). Under these arrangements, we generally bear our own taxes determined on a standalone basis. Each party agreed to indemnify the other against any amounts for which such other party is not responsible, such as taxes arising from the breach of any obligations or covenants under the Tax Matters Agreement and any taxes of the other party’s consolidated or affiliated group members arising in taxable periods following our deconsolidation from AIG for purposes of the relevant tax. The Tax Matters Agreement allocates control of tax audits and proceedings between the parties, with AIG generally having the right to control audits and proceedings for pre-deconsolidation tax periods subject to our participation and consent rights, and it generally requires the parties to cooperate with one another in relation to the preparation and filing of tax returns and in connection with tax audits and proceedings.
The Tax Matters Agreement also provides special rules relating to elections to protect our tax attributes from reduction or reallocation pursuant to the “unified loss rule.”
Guarantee Reimbursement Agreement
On September 4, 2022, Corebridge and AIGLH entered into a guarantee reimbursement agreement with AIG Inc., related to AIG Inc.’s guarantee of the AIGLH Notes and Junior Subordinated Debentures as described in “Recapitalization—Other Indebtedness.” Pursuant to the guarantee reimbursement agreement, Corebridge and AIGLH agree (i) to pay and reimburse AIG Inc. for the full amount of any payment made by or on behalf of AIG Inc. pursuant to the indentures governing the AIGLH Notes and Junior Subordinated Debentures and/or the related guarantees by AIG Inc. and (ii) to pay, indemnify and reimburse AIG Inc. and its affiliates, and their respective officers, directors, employees, shareholders, members, attorneys and other advisors, agents and controlling persons for, and hold each indemnitee harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements. This description is qualified by reference to Exhibit 10.53, incorporated by reference in the registration statement of which this prospectus forms a part.
Collateral Agreement
On September 4, 2022, Corebridge and AIGLH entered into a collateral agreement with AIG Inc. related to AIG Inc.’s guarantee of the AIGLH Notes and Junior Subordinated Debentures. Pursuant to the collateral agreement:
•in the event of (i) a ratings downgrade of Corebridge or AIGLH senior debt below Baa3 (Moody’s)/ BBB- (S&P) or (ii) failure by AIGLH to pay principal and interest on the AIGLH Notes and Junior Subordinated Debentures and applicable grace periods have lapsed (each, a “Collateralization Trigger Event”), Corebridge and AIGLH must collateralize with Eligible Collateral (as defined in the Collateral Agreement) an amount equal to the sum of: (i) 100% of the principal amount outstanding under the AIGLH Notes and Junior Subordinated Debentures at any given time, (ii) accrued and unpaid interest, and (iii) 100% of the net present value of scheduled interest payments (the “Trigger Collateral Amount”); and
•if at any time after Corebridge and AIGLH deposit funds in connection with a Collateralization Trigger Event AIG reasonably determines the fair market value of the collateral is less than the Trigger Collateral Amount, Corebridge and AIGLH must deposit additional collateral such that the fair market value of the collateral equals at least the Trigger Collateral Amount.
This description is qualified by reference to Exhibit 10.52 incorporated by reference in the registration statement of which this prospectus forms a part.
Other Transactions
On August 30, 2021, we sold to AIG 107,951 shares of AIG common stock which had a fair market value of $6 million.
On August 30, 2021, we distributed to AIG 697,960 shares of AIG common stock which had a fair market value of $38 million.
On September 9, 2022, certain of our insurance companies purchased from AIG senior debt issued by, as well as 100% of the ownership interests in, special purpose entities that held collateralized debt obligations for a total value of approximately $800 million. As a result of these transactions, we owned all the interests related to these investments and consolidate them in our financial statements. As of December 31, 2022, we sold the underlying collateralized debt obligations. The special purpose entities have been or will be dissolved. This description is qualified by reference to Exhibit 10.50 and Exhibit 10.51, each incorporated by reference in the registration statement of which this prospectus forms a part.
On December 23, 2022, we purchased certain participation interests in residential mortgage loans from AIG for approximately $452 million.
On February 2, 2023, we purchased from AIG for €7.8 million a participation in a euro-denominated syndicated senior secured NAV facility.
On February 15, 2023, we entered into a purchase and sale agreement with AIG to purchase a senior secured private placement note asset for approximately $10.6 million. The transaction closed on March 2, 2023.
On April 3, 2023, we purchased VALIC Trust Company from AIG for $8 million.
On April 20, 2023, AGL purchased from an AIG subsidiary a senior secured private placement note for approximately $41.4 million.
On or prior to June 30, 2023, we anticipate repurchasing from AIG and Blackstone up to $200 million of our common stock. See “Dividend Policy and Share Repurchase Program.”
Partnership and Transactions with Blackstone
Blackstone Stockholders’ Agreement
The Blackstone Stockholders’ Agreement governs the relationship among the parties, including matters related to corporate governance, restrictions on the transfer of our common stock owned by Blackstone, and certain consent and information rights. Pursuant to the agreement, until Blackstone no longer owns at least 50% of its initial investment in 9.9% of our outstanding common stock (a “Fall-Away Event”), it will have the right to designate for nomination for election one member of our Board, so long as the nominee will not represent more than 9.9% of our entire Board. This designee is entitled to serve on each committee of our Board, subject to applicable stock exchange requirements and federal securities laws and regulations. If our Board consists of fewer than 11 members at any time, Blackstone’s designee will no longer be a member of our Board and will instead become a board observer.
Until a Fall-Away Event, we will not, without the prior written consent of Blackstone:
•amend the organizational documents of Corebridge or any of our material subsidiaries, in either case so as to include provisions that would disproportionately adversely affect Blackstone in any material respect relative to AIG, in each case in their capacities as holders of our common stock, after taking into account differences in their respective ownership levels;
•effect a voluntary liquidation, dissolution or winding-up of Corebridge Parent;
•repurchase shares of common stock, if such repurchase would result in Blackstone owning more than 9.9% of our then-outstanding common stock;
•other than (x) with respect to documentation relating to our separation from AIG, (y) any modification, amendment, or termination of, or entry into, any material contract between us and AIG (an “Affiliate Contract”) that is on arm’s-length terms, fair and reasonable to us in all material respects or in the ordinary course of business consistent with historical practice or (z) any modification, amendment or termination of, or entry into, any Affiliate Contracts in connection with our separation from AIG, (A) modify, amend (in any material respect) or terminate (other than as a result of the expiration of the term thereof) any Affiliate Contract, or waive, release or assign any material rights or claims thereunder, or (B) enter into any Affiliate Contract, in each of cases (A) and (B), on terms that are adverse in any material respect to Blackstone; provided that the consent of Blackstone shall not be unreasonably withheld, delayed or conditioned; and
•following the completion of the IPO, effect a voluntary deregistration or delisting of our common stock.

The Blackstone Stockholders’ Agreement also provides Blackstone with certain registration rights relating to shares of our common stock held by Blackstone whereby, at any time following the first anniversary of the IPO, Blackstone may require us (subject to certain restrictions) to register under the Securities Act all or any portion of these shares, a so-called “demand request.” Blackstone will also have “piggyback” registration rights, such that we will use our reasonable best efforts to include the shares of common stock held by Blackstone in any future registrations of our equity securities. The Blackstone Stockholders’ Agreement sets forth customary registration procedures, including an agreement by us to participate in customary road show presentations in connection with any underwritten offerings. We have also agreed to pay all expenses related to any registration other than underwriting discounts and commissions and to indemnify Blackstone with respect to liabilities resulting from untrue statements or omissions in any registration statement used in any such registration, other than untrue statements or omissions resulting from written information furnished to us for use in a registration statement by Blackstone, and liabilities resulting from a violation by us of the Securities Act or state securities laws in connection with an offering covered by such registration. Blackstone’s registration rights under the Blackstone Stockholders’ Agreement will terminate when Blackstone no longer owns at least 75% of its initial investment in 9.9% of our outstanding common stock.
Further, the Blackstone Stockholders’ Agreement requires us, until a Fall-Away Event, to provide Blackstone, upon reasonable request, with information relating to our business and financial results, including with respect to information required for regulatory or compliance purposes.
Under the Blackstone Stockholders’ Agreement, Blackstone may not sell its shares of our common stock, subject to certain exceptions, including:
•if the purchaser of such shares is an affiliate of Blackstone and agrees to become bound by the Blackstone Stockholders’ Agreement;
•after the first, second and third anniversary of the closing of the IPO, Blackstone may sell up to 25%, 67% and 75%, respectively, of its initial investment in 9.9% of our outstanding common stock;
•after the fifth anniversary of the closing of the IPO, Blackstone may sell any shares of our common stock;
•in connection with any share repurchase by us or AIG, to cause Blackstone’s ownership not to exceed 9.9% of our then-outstanding common stock;
•in connection with a change of control of our company that is approved and recommended to our stockholders by our Board; and
•with our consent (or, for so long as AIG owns at least 50% of our common stock, with AIG’s consent).
Further, under the Blackstone Stockholders’ Agreement, Blackstone may not, directly or indirectly, acquire any shares of, or rights in relation to, our common stock that would cause it to beneficially own more than 9.9% of our outstanding common stock before the fifth anniversary of the closing of the IPO, without our prior written approval.
Investment Management Relationships
Pursuant to our Commitment Letter with Blackstone IM and the SMAs, Blackstone IM serves as the exclusive external investment manager for portions of certain of our life insurance company subsidiaries’ investment portfolios. Blackstone IM initially managed $50 billion of our existing investment portfolio, with that amount to increase to an aggregate of $92.5 billion by the third quarter of 2027.
Blackstone IM earns an investment management fee of 0.30% per annum on all assets with respect to the initial $50 billion of assets delivered by our insurance company subsidiaries to Blackstone IM for investment management. That fee will increase to 0.45% per annum with respect to additional assets delivered for investment management by Blackstone IM, and with respect to the initial $50 billion of assets as such amount is re-invested over time. Such fee does not apply in the case of investments made in funds or structures where Blackstone IM or its affiliate is the sponsor or is otherwise entitled to other fees. To the extent that our insurance company subsidiaries fail to deliver to

Blackstone IM applicable amounts for investment management by the specified quarterly deadlines, we would still owe investment management fees on the full amount of assets expected to be managed by Blackstone IM.
In furtherance of the arrangements under the Commitment Letter, we rely on Blackstone IM to provide us with investment management and advisory services pursuant to SMAs. Under each SMA, Blackstone IM may delegate any or all of its discretionary investment and advisory rights and powers to one or more affiliate investment advisers, in which case the applicable sub-manager and the applicable insurance company subsidiary and/or Blackstone IM may enter into a Sub-Manager Agreement.
The Commitment Letter provides that each SMA and Sub-Manager Agreement will have an initial term ending on the six-year anniversary of December 31, 2021 or such earlier date when the initial $50 billion of investment portfolio assets are delivered to Blackstone IM, with two-year automatic extensions unless earlier terminated in accordance with the Commitment Letter, and that our insurance company subsidiaries will not exercise their termination rights under the Sub-Manager Agreements or, so long as any Sub-Manager Agreement to which an insurance company is a party is in effect, any SMA, except as specified in the Commitment Letter. Specifically, at any time, an insurance company subsidiary may terminate an SMA or Sub-Manager Agreement by providing at least 30 days’ advance written notice to Blackstone IM that we and each of our insurance companies have determined that (a) a cause event has occurred, which includes (i) Blackstone IM no longer being able to carry on its investment advisory business as a going concern under the Advisers Act or (ii) Blackstone IM performing its obligations under any SMA with gross negligence, willful misconduct or reckless disregard of any such obligations, (b) Blackstone IM has materially breached a material covenant of an SMA and (subject to certain exceptions) such breach remains uncured for thirty days or (c) a material adverse change has occurred at Blackstone IM such that Blackstone IM or its sub-managers are unable to manage the applicable asset classes as provided in the applicable SMA due to a complete loss of capability with respect to that asset class, and such event remains uncured for three months. During the initial six-year term of the SMA arrangements, an insurance company subsidiary may also terminate, with 30 days’ prior written notice, a Sub-Manager Agreement or SMA for breach of Blackstone IM’s contractual obligation pursuant to the stock purchase agreement between AIG and Blackstone to hold its ownership interest in us for five years following the IPO, subject to certain exceptions. Termination of a Sub-Manager Agreement or SMA generally requires the affirmative approval of at least a majority of the directors of our Board, excluding any Blackstone IM representative.
Following the initial six-year term, an insurance company subsidiary may terminate a Sub-Manager Agreement to which it is a party for unsatisfactory long-term performance, as measured relative to objective benchmarks agreed between the parties, which underperformance remains uncured for at least one year. Termination for underperformance requires a majority vote of the independent members of our Board (excluding any Blackstone IM representative).
Notwithstanding our obligations under the Commitment Letter, any of our insurance company subsidiaries may terminate any individual SMA at any time upon 30 days’ advance written notice. Corebridge, but not any of our insurance company subsidiaries, may be required to pay damages for termination in certain circumstances where termination is not expressly permitted by the terms of the Commitment Letter. In connection with our partnership with Blackstone, our investment expense incurred was $35 million and $26 million for the three months ended March 31, 2023 and 2022, respectively, and $147 million and $18 million for the years ended December 31, 2022 and 2021, respectively. See “Business—Our Strategic Partnership with Blackstone.”
Sale of CLO Manager
On February 24, 2023, we completed the sale of 100% of the limited liability company interests of Clover Credit Management (formerly known as AIG Credit Management, LLC) (“CCM”) to Blackstone. The base purchase price for the sale of CCM was approximately $34.8 million, net of the financings described below. Additional consideration in the form of management fee and incentive fee revenue sharing may be payable to us through December 31, 2029.
In connection with the closing of this transaction, we maintained an existing $20 million term loan to CCM secured by notes CCM owns in a CLO it originated. This term loan is due to be paid in full no later than January

2035 and will pay interest at a per annum rate equal to (i) 3.7156% through January 2024, and (ii) after January 2024, a benchmark rate (determined by the underlying CLO indenture) expected to be three-month term SOFR, plus a credit spread adjustment, plus 2.05%. In addition, we provided a second $20 million term loan to CCM secured by notes CCM owns in a CLO it originated. This term loan is due to be paid in full no later than October 2033 and will pay interest at a per annum rate equal to a benchmark rate (determined by the underlying CLO indenture) plus 2.05%. The current benchmark rate for this term loan is three-month LIBOR.
Reorganization
For a discussion of certain reorganization transactions that AIG and we entered into in connection with the IPO, see “The Reorganization Transactions.”
Historical Related Party Transactions
Guarantees
AIG has guaranteed our obligations under various debt instruments and agreements. Certain of these guarantees are described below. Unless otherwise stated, figures are presented as of December 31, 2022.
•AIG provides guarantees with respect to all obligations arising from certain insurance policies issued by us. We paid no fees with respect to these guarantees for the three months ended March 31, 2023 and the years ended December 31, 2022, 2021 and 2020. For further information with respect to these guarantees, see Note 21 to our audited consolidated financial statements.
•AIG provides a full and unconditional guarantee of the AIGLH Notes and Junior Subordinated Debentures and an aggregate amount of $350 million promissory notes issued by AIGLH to one of our subsidiaries pursuant to a sale-leaseback transaction in 2020. The promissory notes of $150,000,000 and $200,000,000 have maturity dates of up to four and five years, respectively, and interest rates of 2.52% and 2.40%, respectively; for the three months ended March 31, 2023 and the years ended December 31, 2022, 2021 and 2020, we paid no fees for the guarantees and no payments were made under these guarantees.
•Under an Amended and Restated Tax Payment Allocation Agreement, dated June 6, 2011, between AIG and AIG Bermuda, AIG has agreed to indemnify AIG Bermuda for certain tax liabilities resulting from adjustments made by the IRS or other appropriate authorities; during June and October 2021, AIG made additional payments of $354 million and $10 million to the U.S. Treasury with respect to this matter; for additional information, see Note 22 to our audited consolidated financial statements; and
•Under the terms of six transactions entered into between 2012 and 2014 that securitized portfolios of certain debt securities owned by us, we were obligated to make certain capital contributions to such a securitization VIE in the event that the VIE was unable to redeem any rated notes it had issued on the relevant redemption date; AIG Inc. had provided a guarantee of our obligations to the six securitization VIEs to make such capital contributions when due; during the year ended December 31, 2021, Corebridge terminated these six VIEs and recorded a loss on extinguishment of debt of $145 million.
Credit Facilities
Prior to the IPO, certain of our subsidiaries entered into revolving credit facilities with AIG pursuant to which they could, on a several basis, borrow monies from AIG (as lender). These facilities were terminated at the time of the IPO and included the following:
•On January 1, 2015, several of our subsidiaries entered into a revolving loan facility with AIG Inc. pursuant to which the total aggregate amount of loans borrowed by all borrowers under the facility could not exceed $500 million with an interest rate of LIBOR plus 15 basis points. As of March 31, 2023 and December 31, 2022, 2021 and 2020, there were no amounts owed under this agreement.
•On April 1, 2015, AIGLH entered into a revolving loan facility with AIG Inc. pursuant to which the total aggregate amount of loans borrowed under the facility could not exceed $500 million with an interest rate of LIBOR plus 15 basis points. As of March 31, 2023 and December 31, 2022, 2021 and 2020, there were no amounts owed under this agreement.
•On August 14, 2018, AIG Life UK entered into a revolving loan facility with AIG pursuant to which AIG Life UK could borrow monies at an interest rate of LIBOR plus 15 basis points. The total aggregate amount of loans borrowed under the facility could not exceed $25 million. As of March 31, 2023 and December 31, 2022, 2021 and 2020, there were no amounts owed under this agreement.
Promissory Notes
In 2019, we issued a note to AIG of $250 million. The carrying amount of the note was $253 million as of December 31, 2020. Interest expense incurred specific to this note was $0.4 million, and $4 million for the years ended December 31, 2021, and 2020, respectively. On February 12, 2021, we repaid the loan and interest of $254 million.
In November 2021, Corebridge issued an $8.3 billion note to AIG. The interest rate per annum was equal to LIBOR plus 100 basis points. The interest expense on this note during the three months ended March 31, 2022 and the years ended December 31, 2022 and 2021 was $29 million,$46 million and $17 million, respectively. We repaid the principal balance and accrued interest on this note prior to the IPO.
Other Intercompany Funding Arrangements
Prior to the IPO, we participated in intercompany funding arrangements, whereby each of our participating subsidiaries placed excess funds on deposit with AIG in exchange for a stated rate of interest. As of March 31, 2023 and December 31, 2022 and 2021, we held $0.4 billion, $0.4 billion, $1.0 billion, respectively, relating to these balances in short-term investments. Interest earned on these deposits was $5 million, $0.7 million, $14 million, $3 million, and $7 million for the three months ended March 31, 2023 and 2022 and the years ended December 31, 2022, 2021 and 2020, respectively.
Derivative Agreements
We pay a fee to AIGM, for a suite of capital markets services, including derivatives execution and support. In addition, in the ordinary course of business, we enter into over-the-counter derivative transactions with AIGM under standard ISDA agreements. The total expenses incurred for services provided by AIGM were $0 million and $5 million for the three months ended March 31, 2023 and 2022, respectively and $15 million, $17 million and $19 million for the years ended December 31, 2022, 2021 and 2020, respectively. For a discussion of the transition of the services provided by AIGM to Corebridge Markets, see “The Reorganization Transactions—Transfer of Investment Management Business.” Our derivative assets, net of gross assets and gross liabilities after collateral, were $210 million as of March 31, 2023 and $12 million, $256 million and $261 million as of December 31, 2022, 2021 and 2020, respectively. Our derivative liabilities, net of gross assets and gross liabilities after collateral, were $9 million as of March 31, 2023 and $0 million, $2 million and $0.1 million as of December 31, 2022, 2021 and 2020, respectively. The collateral posted to AIGM was $855 million as of March 31, 2023 and $1.5 billion, $803 million and $845 million, as of December 31, 2022, 2021 and 2020, respectively. The collateral held by us was $338 million as of March 31, 2023 and $380 million, $770 million and $507 million as of December 31, 2022, 2021 and 2020, respectively.
In addition, we entered into certain unsecured derivative transactions with AIG prior to 2018. These derivative assets, net of gross assets and gross liabilities after collateral, were $272 million as of March 31, 2022 and $253 million, $406 million and $465 million as of December 31, 2022, 2021 and 2020, respectively. These derivative liabilities, net of gross assets and gross liabilities after collateral, were $0.8 million as of December 31, 2020. There were no derivative net liabilities as of March 31, 2023, December 31, 2022 and December 31, 2021. There was no collateral posted to AIG or held by us as of March 31, 2023 and December 31, 2022, 2021 and 2020, respectively. On May 4, 2023, AIG novated and terminated these and other derivative transactions with us such that these unsecured derivative transactions are fully collateralized. AIG paid us a net amount of $276 million.

Capital Maintenance Agreement
Pursuant to a capital maintenance agreement between AGC and AIG (the “CMA”), AIG is obligated to maintain the total adjusted capital of AGC at or above a specified minimum percentage of AGC’s projected company action level RBC ratio. AIG did not make capital contributions to AGC under the CMA during the three months ended March 31, 2023 or the years ended December 31, 2022, 2021and 2020. As of March 31, 2023 and December 31, 2022, 2021 and 2020, the specified minimum capital percentage in the CMA was 250%.
Tax Sharing Agreements
Prior to the IPO, we were included in the consolidated federal income tax return of AIG, as well as certain state tax returns where AIG files on a combined or unitary basis. There were no tax sharing payments made to AIG during the three months ended March 31, 2023. For the three months ended March 31, 2022, we paid a net amount of $511 million in tax sharing payments in cash to AIG. For the years ended December 31, 2022, 2021, and 2020, we paid a net amount of $1.0 billion, $1.5 billion, and $1.7 billion, respectively, in tax sharing payments in cash to AIG. The tax sharing payments may be subject to further adjustment in future periods. Amounts receivable from (payable to) AIG pursuant to the tax sharing agreements were $539 million, $524 million, $223 million and $(815) million as of March 31, 2023 and December 31, 2022, 2021 and 2020, respectively.
General Operating Services
Pursuant to the provisions of a service and expense agreement effective February 1, 1974, and the Transition Services Agreement, AIG provides operational services to us. For further information regarding these services, see Note 23 to our audited consolidated financial statements. The total service expenses incurred by us pursuant to these agreements were $47 million and $6 million for the three months ended March 31, 2023 and 2022, respectively, and $114 million, $229 million and $204 million for the years ended December 31, 2022, 2021 and 2020, respectively.
Historically, we have both provided policy administration services to, and have received policy administration services from, previously affiliated AIG entities in connection with policies subject to the Fortitude Re transactions. For additional information with respect to these transactions, see Notes 1, 7 and 21 to our audited consolidated financial statements.
Advisory Transactions
Several of our asset management subsidiaries have served as investment managers or sub-managers, investment advisors or sub-advisors, and portfolio managers or sub-managers for various funds pertaining to the asset management subsidiaries of AIG. The amount of fees we receive depends, in part, on the performance of the funds or the returns earned on the accounts which our subsidiaries are advising.
Certain of our investment management subsidiaries provide advisory, management, allocation, structuring, planning, oversight, administration and similar services (collectively, “Investment Services”) with respect to the investment portfolios of related party clients, including both insurance companies and non-insurance company subsidiaries of AIG. For additional information with respect to these Investment Services, see Note 21 to our audited consolidated financial statements. Management and advisory fee income for these Investment Services and related services was $13 million and $31 million for the three months ended March 31, 2023 and 2022, respectively, and $95 million, $88 million and $88 million for the years ended December 31, 2022, 2021 and 2020, respectively.
Reinsurance Agreements
In 2018, AIG Life UK ceded to AIRCO risks relating to the payment of obligations of life-contingent annuity claims in the annuitization phase of the contracts on or after June 30, 2018. In 2019 and 2020, AIG Life UK ceded to AIRCO risks relating to certain whole life policies. Reinsurance assets related to these treaties were $42 million as of March 31, 2023 and $70 million, $167 million and $137 million as of December 31, 2022, 2021 and 2020, respectively. Amounts payable by AIG Life UK to AIRCO pursuant to these treaties were $29 million as of March 31, 2023 and $32 million, $7 million and $46 million as of December 31, 2022, 2021 and 2020, respectively. Ceded premiums related to these treaties were $7 million and $11 million for the three months ended March 31, 2023 and

2022, respectively and $41 million, $42 million and $33 million for the years ended December 31, 2022, 2021 and 2020, respectively.
We have entered into reinsurance transactions with Fortitude Re, which prior to its sale in 2020 was a wholly owned subsidiary of AIG. For additional information with respect to these transactions, see Notes 1, 7 and 21 to our audited consolidated financial statements.
Compensation and Other Arrangements Concerning Employees
We maintain, or have maintained, human resources-related arrangements with AIG in the areas listed below.
Long-term Incentive Compensation
We participated in certain of AIG’s long-term incentive compensation programs prior to the IPO. Our total share-based compensation expense after tax for these programs was $2 million and $30 million for the three months ended March 31, 2023 and 2022, respectively and $54 million, $70 million and $58 million for the years ended December 31, 2022, 2021 and 2020, respectively. For further information regarding these plans, see Note 21 to the audited consolidated financial statements, “Employee Benefits—Employee Plans.”
Short-term Incentive Compensation
We participated in AIG’s short-term incentive compensation programs for 2022 and prior years. Our total compensation expense after tax for these programs was $0 million and $35 million for the three months ended March 31, 2023 and 2022, respectively and $108 million, $121 million and $116 million for the years ended December 31, 2022, 2021 and 2020, respectively.
Pension and other Postretirement Plans
Certain of our employees and retirees participate in frozen U.S. defined benefit pension plans sponsored by AIG that include participants from other affiliates of AIG (the “Pension Plans”). AIG recognized net pension credits for the Pension Plans and our allocated shares of these credits were $0 million and $10 million for the three months ended March 31, 2023 and 2022, respectively and $27 million, $52 million, and $31 million for the years ended December 31, 2022, 2021 and 2020, respectively. Following the IPO, we have ceased to be a participating affiliate in, and do not have any liability with respect to, the Pension Plans.
Prior to August 22, 2022, AIG provided postemployment medical and life benefits for certain retired employees (the “Benefits”). Our share of other postretirement benefit expense recorded in the Consolidated Statements of Income (Loss) was $0 million and $0.5 million for the three months ended March 31, 2023 and 2022, respectively and $1 million, $3 million and $3 million for the years ended December 31, 2022, 2021 and 2020, respectively. Since August 22, 2022, the Benefits are provided by Corebridge with certain limited exceptions.
Defined Contribution Plans
AIG sponsors defined contribution plans for U.S. employees that provide for contributions by employees, as well as an employer contribution. The Company’s contributions relating to these plans were $0 million and $29 million for the three months ended March 31, 2023 and 2022, respectively and $57 million, $74 million and $72 million for the years ended December 31, 2022, 2021, and 2020, respectively.
Severance Plans
Certain of our employees were eligible to participate in severance plans sponsored by AIG prior to 2023. Severance payments under these plans were generally triggered by a qualified termination or in connection with a qualified termination following a change in control (in each case subject to the terms of the applicable plans). In addition to severance payments, certain employees may also be eligible for AIG-subsidized medical coverage and certain outplacement services post-termination. Our total compensation expense after tax for these programs was $0 million and $10 million for the three months ended March 31, 2023 and 2022, respectively and $88 million, $11 million and $27 million for the years ended December 31, 2022, 2021 and 2020, respectively.

Continuity and Retention Plans
Certain of our employees were eligible to participate in certain continuity and retention plans sponsored by AIG prior to 2023. Our total compensation expense after tax for these programs was $0 million and $2 million for the three months ended March 31, 2023 and 2022, respectively and $4 million, $2 million and $2 million for the years ended December 31, 2022, 2021 and 2020, respectively.
Revenues and Expenses Associated with Related Party Transactions
The table below summarizes our material revenues and expenses in connection with agreements with AIG for the three months ended March 31, 2023 and 2022 and for the years ended December 31, 2022, 2021 and 2020:

	Three Months Ended March 31,		Year Ended December 31,
($ in million)	2023	2022	2022	2021	2020
Types of Related Party Transactions
Promissory Notes	$—	$(29)	$(46)	$(17)	$(4)
Other Intercompany Funding Arrangements	(5)	(1)	(14)	(3)	(7)
Derivative Agreements	—	(5)	(15)	(17)	(19)
Tax Sharing Agreements	—	(511)	(1,032)	(1,532)	(1,707)
General Operating Services	(47)	(6)	(114)	(229)	(204)
Advisory Services	13	31	95	88	88
Compensation and Other Arrangements Concerning Employees	(2)	(99)	(290)	(237)	(254)
Total	$(41)	$(620)	$(1,416)	$(1,947)	$(2,107)

DESCRIPTION OF CAPITAL STOCK
The following description of our capital stock is a summary of the material terms of our Organizational Documents. Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, these documents, which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and applicable law.
General
Our authorized capital stock consists of 2,500,000,000 shares of common stock, par value $0.01 per share, and 250,000,000 shares of undesignated preferred stock, par value $1.00 per share. All of the outstanding shares of our common stock are fully paid and nonassessable.
Common Stock
Voting Rights
Shares of common stock are entitled to one vote per share.
In an uncontested election of directors, each director shall be elected by the vote of the majority of the votes cast (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee) at any meeting for the election of directors at which a quorum is present. Pursuant to our corporate governance guidelines, our Board will nominate for election as directors, with respect to incumbent candidates, only those who have tendered, prior to the mailing of the proxy statement for the annual meeting at which they are to be reelected as directors, irrevocable resignations that will be effective upon (i) the failure to receive the required vote at any annual meeting at which they are nominated for re-election and (ii) Board acceptance of such resignation. Our Board shall accept such resignation unless it determines that the best interests of Corebridge and our stockholders would not be served by doing so. Our Board shall take action within 90 days following certification of the vote, unless such action would cause Corebridge Parent to fail to comply with any applicable stock exchange requirement or any rule or regulation promulgated under the Exchange Act, in which event Corebridge Parent shall take action as promptly as is practicable while continuing to meet such requirements. Our Board will promptly disclose its decision and the reasons therefor in a periodic or current report filed with the SEC.
In a contested election (meaning more directors have been nominated for election than directorship positions available), directors will be elected by a plurality of the votes cast (instead of by votes for or against a nominee). Stockholders will not have the right to cumulate their votes for the election of directors.
In other matters, the affirmative vote of the holders of a majority of the shares of all classes of stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders, provided that (except as otherwise required by law) our Board may require in the notice of meeting a larger vote upon any such matter.
Dividends
Dividends may be declared by our Board at any regular or special meeting, pursuant to law, and may be paid in cash, in property or in shares of capital stock. Each holder of common stock is entitled to receive, on a pro rata basis, dividends and distributions, if any, that our Board may declare out of legally available funds, subject to preferences that may be applicable to preferred stock, if any, then outstanding. See “Dividend Policy and Share Repurchase Program.”
Liquidation
In the event of our dissolution, liquidation or winding-up of our affairs, whether voluntary or involuntary, after payment of all our preferential amounts required to be paid to the holders of any series of preferred stock, our remaining assets legally available for distribution, if any, will be distributed among the holders of the shares of common stock, pro rata based on the number of shares held by each such holder.

Other Rights
Holders of our common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that our Board may designate and issue in the future.
Preferred Stock
Under our amended and restated certificate of incorporation, our Board has the authority, without further action by our stockholders, to issue up to 250,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences and the relative participating, optional or other special rights and qualifications, limitations and restrictions of each series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series.
Directors
Under our Organizational Documents, our Board must consist of at least seven directors but no more than 21 directors. Our Board currently consists of 13 directors, with one vacancy.
Board Designation Rights
Pursuant to the Separation Agreement and the Blackstone Stockholders’ Agreement, AIG and Blackstone each have specified board designation and other rights. See “Certain Relationships and Related Party Transactions—Relationship and Transactions with AIG—Separation Agreement” and “Certain Relationships and Related Party Transactions—Partnership and Transactions with Blackstone—Blackstone Stockholders’ Agreement.”
Annual Stockholders Meeting
Our second amended and restated bylaws provide that annual stockholders meetings will be held at a date, time and place, if any, as exclusively selected by our Board. To the extent permitted under applicable law, we may conduct meetings by means of remote communications.
Special Meeting of Stockholders
Our second amended and restated bylaws provide that a special meeting of stockholders may be called for any purpose at any time by (i) the chair of our Board, if any, (ii) our Chief Executive Officer, if any, or (iii) our Secretary or our Board. Our Secretary shall call a special meeting upon written request of one or more record holders who together own 25% or more of the outstanding shares of common stock entitled to vote at such meeting.
Stockholders Action by Written Consent
Any action required by law to be taken at any annual or special meeting of stockholders of Corebridge Parent, or any action that may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Any stockholder seeking to have the stockholders authorize or take corporate action by written consent shall first request in writing that our Board fix a record date for such purpose. Such written request shall be signed by one or more stockholders representing 25% of the outstanding shares of common stock of Corebridge Parent entitled to consent on the matter or matters set forth in the written request.
Amendments to our Organizational Documents
Our amended and restated certificate of incorporation may be amended by the affirmative vote of a majority of our Board followed by the affirmative vote of a majority of the shares of our common stock then entitled to vote at any annual or special meeting of stockholders.

In addition, our second amended and restated bylaws may be amended or repealed, or new bylaws may be adopted, by the affirmative vote of a majority of our Board, or by the affirmative vote of a majority of the shares of our common stock then entitled to vote at any annual or special meeting of stockholders.
Anti-Takeover Effects of Our Organizational Documents
Certain provisions of our Organizational Documents, as well as certain provisions of Delaware law, may discourage or make more difficult a takeover attempt that a stockholder might consider in his or her best interest. These provisions may also adversely affect prevailing market prices for our common stock. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure us and outweigh the disadvantage of discouraging those proposals because negotiation of the proposals could result in an improvement of their terms.
Authorized but Unissued Shares of Capital Stock
Common Stock. The remaining shares of authorized and unissued common stock are available for future issuance without additional stockholder approval. While the additional shares are not designed to deter or prevent a change of control, under some circumstances we could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our Board in opposing a hostile takeover bid.
Preferred Stock. The existence of authorized but unissued preferred stock could reduce our attractiveness as a target for an unsolicited takeover bid, since we could, for example, issue shares of preferred stock to parties who might oppose such a takeover bid or issue shares that contain terms the potential acquirer may find unattractive. This may have the effect of delaying or preventing a change of control, may discourage bids for our common stock at a premium over the market price of our common stock, and may adversely affect the market price of, and the voting and other rights of the holders of, our common stock.
Removal of Directors; Vacancies
Our second amended and restated bylaws provide that directors may be removed, with or without cause, by the affirmative vote of a majority of the shares of our common stock entitled to vote on the election of directors, and any vacancy so created may be filled by the affirmative vote of holders of a majority of the shares then entitled to vote at an election of directors. Vacancies (other than any vacancy created by removal of a director by stockholder vote) and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class or from any other cause may be filled by election of a majority of the directors then in office, although less than a quorum, or by the sole remaining director.
Stockholders Advance Notice Procedure
Our second amended and restated bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders. Our second amended and restated bylaws provide that any stockholder wishing to nominate persons for election as directors at, or bring other business before, an annual meeting must deliver to our corporate secretary a written notice of the stockholder’s intention to do so. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Corebridge Parent. To be timely, the stockholder’s notice must be delivered to our corporate secretary at our principal executive offices not less than 90 days nor more than 120 days before the first anniversary date of the annual meeting for the preceding year; provided, however, that in the event that the annual meeting is not scheduled within a period that commences 30 days before and ends 30 days after such anniversary date, a stockholder’s notice must be delivered to our corporate secretary by the later of (x) the close of business on the date 90 days prior to the meeting or (y) no later than the close of business on the 10th day following the day on which a public announcement of the date of the meeting is first made by us.

Section 203 of the DGCL
Our amended and restated certificate of incorporation provides that we are not subject to Section 203 of the DGCL (“Section 203”) until the first date on which AIG ceases to own (directly or indirectly) 5% of the then-outstanding shares of our common stock. From and after such date, we will be governed by Section 203 for so long as Section 203 by its terms would apply to us.
Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s outstanding voting stock for a period of three years following the date the person became an interested stockholder, unless:
•prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (i) by persons who are directors and also officers and (ii) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2∕3% of the outstanding voting stock that is not owned by the interested stockholder.
Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is any entity or person who, together with affiliates and associates, owns, or within the previous three years owned, 15% or more of the outstanding voting stock of the corporation. We expect the existence of this provision in the future to have an anti-takeover effect with respect to transactions our Board does not approve in advance. We also anticipate that Section 203 may discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.
Limitations on Liability and Indemnification
Our amended and restated certificate of incorporation contains provisions eliminating the personal liability of our directors and officers for monetary damages to the extent permitted under the DGCL. Under the DGCL, the personal liability of a director or officer for monetary damages resulting from a breach of fiduciary duty may be eliminated except in circumstances involving:
•a breach of the duty of loyalty;
•acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;
•a director under Section 174 of the DGCL (unlawful dividends);
•any transaction from which the director or officer derives an improper personal benefit; or
•an officer in any action by or in the right of the corporation.
The principal effect of the limitation on liability provision is that a stockholder will be unable to prosecute an action for monetary damages against a director or officer unless the stockholder can demonstrate a basis for liability for which indemnification is not available under the DGCL. These provisions, however, should not limit or eliminate our rights or any stockholder’s rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of director’s or officer’s fiduciary duty. In addition, these provisions will not alter a director’s or officer's liability under U.S. federal securities laws. The inclusion of this provision in our amended and restated certificate of incorporation may discourage or deter stockholders or management from bringing a lawsuit against directors or officers for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders. In addition, your investment may be adversely affected to the extent we pay costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
Our Organizational Documents require us to indemnify and advance expenses to our directors and officers to the fullest extent not prohibited by the DGCL and other applicable law. Our second amended and restated bylaws provide that we are required to indemnify our directors and executive officers, to the fullest extent permitted by law, against all liability and loss suffered and expenses (including attorneys’ fees) incurred in connection with pending or threatened legal proceedings because of the director’s or officer’s positions with us or another entity that the director or officer serves at our request, subject to various conditions, and to pay the expenses (including attorneys’ fees) actually and reasonably incurred by our directors and officers in advance of the final disposition to enable them to defend against such proceedings.
Proxy Access
Our second amended and restated bylaws provide that a stockholder or group of up to 20 stockholders that has maintained continuous qualifying ownership of 3% or more of our outstanding common stock for at least the previous three years is permitted to nominate and include up to a specified number of proxy access nominees in Corebridge Parent’s proxy materials for its annual meeting of stockholders, provided that such stockholder or group of stockholders satisfies the applicable proxy access requirements of, and provides the information, agreements and representations required by, our second amended and restated bylaws. Proxy access nominees are also required to submit certain information, and are subject to certain exclusions and disqualifications, as set forth in our second amended and restated bylaws.
The maximum number of proxy access nominees that we are required to include in our proxy materials is the greater of (a) two and (b) 20% of the directors in office at the time of nomination (rounded down to the nearest whole number). Any eligible stockholder that submits more than one proxy access nominee is required to provide a ranking of its proposed proxy access nominees. If the number of proxy access nominees exceeds the proxy access nominee limit, the highest ranking qualified individual from the list proposed by each eligible stockholder, beginning with the eligible stockholder with the largest qualifying ownership and proceeding through the list of eligible stockholders in descending order of qualifying ownership, will be selected for inclusion in Corebridge Parent’s proxy materials until the proxy access nominee limit is reached.
Requests to include proxy access nominees in Corebridge Parent’s proxy materials must be received no earlier than 150 days and no later than 120 days before the anniversary of the date that Corebridge Parent first mailed its proxy materials for the preceding year’s annual meeting of stockholders; subject to adjustment in the event the annual meeting is held more than 30 days before or after the anniversary of the date of the prior year’s annual meeting.
Corporate Opportunities
Our amended and restated certificate of incorporation provides that we renounce any interest or expectancy in, or in being offered an opportunity to participate in, potential transactions, matters or business opportunities (each, a “corporate opportunity”) that are from time to time presented to AIG, Blackstone or any of their respective officers, directors, employees, agents, stockholders, members, partners, affiliates or subsidiaries (other than us), even if the opportunity is one that we might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. Neither AIG, Blackstone nor any of their respective officers, directors, employees, agents, stockholders, members, partners, affiliates or subsidiaries is liable to us for breach of any fiduciary or other duty, as a director or otherwise, by reason of the fact that such person pursues or acquires such corporate opportunity, directs such corporate opportunity to another person or fails to present such corporate opportunity, or information regarding such corporate opportunity, to us unless, in the case of any such person who is a director or officer of Corebridge Parent, such corporate opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of Corebridge Parent. To the fullest extent permitted by law, by becoming a stockholder in Corebridge Parent, stockholders are deemed to have notice of and consented to this provision of our amended and restated certificate of incorporation.

Exclusive Forum
Our second amended and restated bylaws provide that, unless we consent in writing to the selection of an alternate forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed to us or our stockholders by any of our directors, officers, other employees, agents or stockholders, (iii) any action or proceeding asserting a claim against us arising under the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware (including, without limitation, any action asserting a claim arising out of or pursuant to our second amended and restated bylaws) or (iv) any action asserting a claim against us that is governed by the internal affairs doctrine. Although our second amended and restated bylaws contain the exclusive forum provisions described above, it is possible that a court could find that such provision is unenforceable. In addition, the above exclusive forum provision is not intended to apply to claims brought under the Exchange Act and the rules and regulations thereunder.
As permitted by Delaware law, our second amended and restated bylaws provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act and the rules and regulations thereunder. To the fullest extent permitted by law, by becoming a stockholder in Corebridge Parent, you will be deemed to have notice of and have consented to the provisions of our second amended and restated bylaws related to choice of forum. Neither this provision nor the above exclusive forum provision will mean that stockholders have waived our compliance with federal securities laws and the rules and regulations thereunder.
Insurance Regulations
The insurance laws and regulations of the various states in which our insurance subsidiaries are organized may delay or impede a business combination or other strategic transaction involving us. State insurance laws prohibit an entity from acquiring control of an insurance company without the prior approval of the domestic insurance regulator. Under most states’ statutes, an entity is presumed to have control of an insurance company if it owns, directly or indirectly, 10% or more of the voting stock of that insurance company or its parent company. These regulatory restrictions may delay, deter or prevent a potential merger or sale of Corebridge Parent, even if our Board decides that it is in the best interests of stockholders for us to merge or be sold. These restrictions also may delay sales by us or acquisitions by third parties of our subsidiaries. See “Business—Regulation—U.S. Regulation—State Insurance Regulation.”
Market Listing
Our common stock is listed on the NYSE under the symbol “CRBG.”
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions, Inc.

SHARES AVAILABLE FOR FUTURE SALE
Our common stock is listed on the NYSE under the symbol “CRBG.” Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices of our common stock. Some shares of our common stock will not be available for sale for a certain period of time after this offering because they are subject to contractual and legal restrictions on resale, some of which are described below. Sales of substantial amounts of common stock in the public market after these restrictions lapse, or the perception that these sales could occur, could adversely affect the prevailing market price and our ability to raise equity capital in the future.
Sales of Restricted Securities
After this offering, 648,144,926 shares of our common stock will be outstanding. All of the shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. The remaining 500,000,000 shares of our common stock (or 490,250,000 shares if the underwriters exercise their option to purchase additional shares of common stock from the selling stockholder in full) that will be held by the selling stockholder and Blackstone after this offering will remain “restricted securities” within the meaning of Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if they are registered under the Securities Act or are sold pursuant to an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which are summarized below. Subject to the lock-up agreements described below, shares held by our affiliates that are not restricted securities or that have been owned for more than one year may be sold subject to compliance with Rule 144 of the Securities Act without regard to the prescribed one-year holding period under Rule 144.
Equity Awards
In September 2022, we filed a registration statement under the Securities Act to register the shares of common stock to be issued under our equity compensation plan and, as a result, all shares of common stock acquired through equity-based awards granted under the plan are also freely tradable under the Securities Act unless purchased by our affiliates. Such number of shares of our common stock outstanding excludes 26,506,928 shares of common stock reserved for future issuance following this offering under our equity plans and 8,581,093 shares of common stock issuable upon settlement of RSUs and employee stock options outstanding as of May 31, 2023.
Lock-up Agreements
Upon the completion of the offering, the selling stockholder, our directors and our executive officers will have signed lock-up agreements, under which, subject to certain exceptions, including a repurchase by us from AIG and Blackstone of up to $200 million of our common stock on or prior to June 30, 2023, they will agree not to sell, transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock or without the prior written consent of any two of J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Piper Sandler & Co., who are acting as representatives of the underwriters, for a period of 90 days after the date of this prospectus. Blackstone is subject to a lock-up set forth in the Blackstone Stockholders’ Agreement that, among other restrictions, requires Blackstone to be subject to the same form of lock-up as us or the selling stockholder following the offering. These lock-up agreements entered into with the underwriters for this offering are described below under “Underwriting.”
Similarly, under the Blackstone Stockholders’ Agreement, Blackstone may not sell its shares of our common stock within five years following the completion of our IPO, subject to certain exceptions, including:
•if the purchaser of such shares is an affiliate of Blackstone and agrees to become bound by the Blackstone Stockholders’ Agreement;
•after the first, second and third anniversary of the closing of our IPO, Blackstone may sell up to 25%, 67% and 75%, respectively, of its initial investment in 9.9% of our outstanding common stock;
•after the fifth anniversary of the closing of our IPO, Blackstone may sell any shares of our common stock;

•in connection with any share repurchase by us or AIG, to cause Blackstone’s ownership not to exceed 9.9% of our then-outstanding common stock;
•in connection with a change of control of our company that is approved and recommended to our stockholders by our Board; and
•with our consent (or, for so long as AIG owns at least 50% of our common stock, with AIG’s consent).
In addition, we and AIG have agreed in the underwriting agreement for this offering not to waive or release Blackstone from Article V, Section 5.1(c) of the Blackstone Stockholders' Agreement or otherwise permit this article to be amended without the prior written consent of any two of J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Piper Sandler & Co., who are acting as representatives of the underwriters.
See “Certain Relationships and Related Party Transactions—Partnership and Transactions with Blackstone—Blackstone Stockholders’ Agreement.”
Registration Rights Agreement
AIG and its subsidiaries have the right to require us to register certain shares of common stock for resale in some circumstances. See “Certain Relationships and Related Party Transactions—Relationship and Transactions with AIG—Registration Rights Agreement.” In addition, Blackstone has the right to require us to register certain shares of common stock for resale in some circumstances. See “Certain Relationships and Related Party Transactions—Partnership and Transactions with Blackstone—Blackstone Stockholders’ Agreement.”
Rule 144
In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who is not deemed to be or have been one of our affiliates for purposes of the Securities Act at any time during 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without registration, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of a prior owner other than an affiliate, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.
In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates, who have met the six-month holding period for beneficial ownership of “restricted shares” of our common stock, are entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:
•1% of the number of shares of our common stock then outstanding, which will equal 6,481,449 shares immediately after this offering; and
•the average reported weekly trading volume of our common stock on the NYSE during the four calendar weeks preceding the date of filing a Notice of Proposed Sale of Securities Pursuant to Rule 144 with respect to the sale.
Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. The sale of these shares, or the perception that sales will be made, could adversely affect the price of our common stock after this offering because a great supply of shares would be, or would be perceived to be, available for sale in the public market.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
The following is a discussion of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of our common stock by Non-U.S. Holders (as defined below) that purchase such common stock pursuant to this offering and hold such common stock as a capital asset. This discussion is based on the Code, U.S. Treasury regulations promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or to different interpretation. This discussion does not address all of the U.S. federal income tax considerations that may be relevant to specific Non-U.S. Holders in light of their particular circumstances or to Non-U.S. Holders subject to special treatment under U.S. federal income tax law (such as banks, insurance companies, dealers in securities or other Non-U.S. Holders that generally mark their securities to market for U.S. federal income tax purposes, foreign governments, international organizations, tax-exempt entities, certain former citizens or residents of the United States or Non-U.S. Holders that hold our common stock as part of a straddle, hedge, conversion or other integrated transaction). This discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal gift or alternative minimum tax considerations.
As used in this discussion, the term “Non-U.S. Holder” means a beneficial owner of our common stock that, for U.S. federal income tax purposes, is:
•an individual who is neither a citizen nor a resident of the United States;
•a corporation that is not created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•an estate that is not subject to U.S. federal income tax on income from non-U.S. sources which is not effectively connected with the conduct of a trade or business in the United States; or
•a trust unless (i) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (ii) it has in effect a valid election under applicable U.S. Treasury regulations to be treated as a U.S. person.
If an entity treated as a partnership for U.S. federal income tax purposes invests in our common stock, the U.S. federal income tax considerations relating to such investment will depend in part upon the status and activities of such entity and the particular partner. Any such entity should consult its own tax advisor regarding the U.S. federal income tax considerations applicable to it and its partners relating to the purchase, ownership and disposition of our common stock.
PERSONS CONSIDERING AN INVESTMENT IN OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.
Distributions on Common Stock
If we make a distribution of cash or other property (other than certain pro rata distributions of our common stock or rights to acquire our common stock) with respect to a share of our common stock, the distribution generally will be treated as a dividend to the extent it is paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of such distribution exceeds our current and accumulated earnings and profits, such excess generally will be treated first as a tax-free return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in such share of our common stock, and then as capital gain (which will be treated in the manner described below under “Sale, Exchange or Other Disposition of Common Stock”). Distributions treated as dividends on our common stock that are paid to or for the account of a Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a rate of 30%, or at a lower rate if provided by an applicable tax treaty and the Non-U.S. Holder provides the documentation (generally, IRS Forms W-8BEN or W-8BEN-E) required to claim benefits under such tax treaty to the applicable withholding agent. Even if our current or accumulated earnings and profits are less than the amount of the distribution, the applicable withholding agent may elect to treat the entire distribution as a dividend for U.S. federal withholding tax purposes. Each Non-U.S. Holder should consult its own tax advisor regarding U.S. federal withholding tax on distributions, including such Non-U.S. Holder’s eligibility for a lower rate and the availability of a refund of any excess U.S. federal tax withheld.
If, however, a dividend is effectively connected with the conduct of a trade or business in the United States by a Non-U.S. Holder, such dividend generally will not be subject to the 30% U.S. federal withholding tax if such Non-U.S. Holder provides the appropriate documentation (generally, IRS Form W-8ECI) to the applicable withholding agent. Instead, such Non-U.S. Holder generally will be subject to U.S. federal income tax on such dividend in substantially the same manner as a U.S. person (except as provided by an applicable tax treaty). In addition, a Non-U.S. Holder that is treated as a corporation for U.S. federal income tax purposes may be subject to a branch profits tax at a rate of 30% (or a lower rate if provided by an applicable tax treaty) on its effectively connected income for the taxable year, subject to certain adjustments.
The foregoing discussion is subject to the discussion below under “—FATCA Withholding” and “—Information Reporting and Backup Withholding.”
Sale, Exchange or Other Disposition of Common Stock
A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain recognized on the sale, exchange or other disposition of our common stock unless:
(i)such gain is effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder, in which event such Non-U.S. Holder generally will be subject to U.S. federal income tax on such gain in substantially the same manner as a U.S. person (except as provided by an applicable tax treaty) and, if it is treated as a corporation for U.S. federal income tax purposes, may also be subject to a branch profits tax at a rate of 30% (or a lower rate if provided by an applicable tax treaty);
(ii)such Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of such sale, exchange or other disposition and certain other conditions are met, in which event such gain (net of certain U.S. source losses) generally will be subject to U.S. federal income tax at a rate of 30% (except as provided by an applicable tax treaty); or
(iii)we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (x) the five-year period ending on the date of such sale, exchange or other disposition and (y) such Non-U.S. Holder’s holding period with respect to such common stock and certain other conditions are met.
Generally, a corporation is a “United States real property holding corporation” if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We believe that we presently are not, and we do not presently anticipate that we will become, a U.S. real property holding corporation.
The foregoing discussion is subject to the discussion below under “—Information Reporting and Backup Withholding.”
FATCA Withholding
Under the Foreign Account Tax Compliance Act provisions of the Code and related U.S. Treasury guidance (“FATCA”), a withholding tax of 30% will be imposed in certain circumstances on payments of dividends on our common stock. In the case of payments made to a “foreign financial institution” (such as a bank, a broker, an investment fund or, in certain cases, a holding company), as a beneficial owner or as an intermediary, this tax generally will be imposed, subject to certain exceptions, unless such institution (i) has agreed to (and does) comply with the requirements of an agreement with the United States (an “FFI Agreement”) or (ii) is required by (and does comply with) applicable foreign law enacted in connection with an intergovernmental agreement between the United States and a foreign jurisdiction (an “IGA”) to, among other things, collect and provide to the U.S. tax authorities or other relevant tax authorities certain information regarding U.S. account holders of such institution and, in either case, such institution provides the withholding agent with a certification as to its FATCA status. In the case of payments made to a foreign entity that is not a financial institution (as a beneficial owner), the tax generally will be imposed, subject to certain exceptions, unless such entity provides the withholding agent with a certification as to its FATCA status and, in certain cases, identifies any “substantial” U.S. owner (generally, any specified U.S. person that directly or indirectly owns more than a specified percentage of such entity). If our common stock is held through a foreign financial institution that has agreed to comply with the requirements of an FFI Agreement or is subject to similar requirements under applicable foreign law enacted in connection with an IGA, such foreign financial institution (or, in certain cases, a person paying amounts to such foreign financial institution) generally will be required, subject to certain exceptions, to withhold tax on payments made to (i) a person (including an individual) that fails to provide any required information or documentation or (ii) a foreign financial institution that has not agreed to comply with the requirements of an FFI Agreement and is not subject to similar requirements under applicable foreign law enacted in connection with an IGA. Each Non-U.S. Holder should consult its own tax advisor regarding the application of FATCA to our common stock.
Information Reporting and Backup Withholding
Distributions on our common stock made to a Non-U.S. Holder and the amount of any U.S. federal tax withheld from such distributions generally will be reported annually to the IRS and to such Non-U.S. Holder by the applicable withholding agent.
The information reporting and backup withholding rules that apply to payments of dividends to certain U.S. persons generally will not apply to payments of dividends on our common stock to a Non-U.S. Holder if such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E to the applicable withholding agent) or otherwise establishes an exemption.
Proceeds from the sale, exchange or other disposition of our common stock by a Non-U.S. Holder effected outside the United States through a non-U.S. office of a non-U.S. broker generally will not be subject to the information reporting and backup withholding rules that apply to payments to certain U.S. persons, provided that the proceeds are paid to the Non-U.S. Holder outside the United States. However, proceeds from the sale, exchange or other disposition of our common stock by a Non-U.S. Holder effected through a non-U.S. office of a non-U.S. broker with certain specified U.S. connections or of a U.S. broker generally will be subject to these information reporting rules (but generally not to these backup withholding rules), even if the proceeds are paid to such Non-U.S. Holder outside the United States, unless such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E to the applicable withholding agent) or otherwise establishes an exemption. Proceeds from the sale, exchange or other disposition of our common stock by a Non-U.S. Holder effected through a U.S. office of a broker generally will be subject to these information reporting and backup withholding rules unless such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E to the applicable withholding agent) or otherwise establishes an exemption.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability if the required information is furnished by such Non-U.S. Holder on a timely basis to the IRS.
U.S. Federal Estate Tax
Shares of our common stock owned or treated as owned by an individual Non-U.S. Holder at the time of such Non-U.S. Holder’s death will be included in such Non-U.S. Holder’s gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

UNDERWRITING
J.P. Morgan Securities LLC (which is acting as global coordinator), Morgan Stanley & Co. LLC, BofA Securities, Inc. and Piper Sandler & Co. are acting as representatives (the “Representatives”) of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, the selling stockholder and the underwriters, the selling stockholder has agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from the selling stockholder, the number of shares of our common stock set forth opposite its name below.

Underwriter	Number of Shares
J.P. Morgan Securities LLC	21,021,875
Morgan Stanley & Co. LLC	10,171,875
BofA Securities, Inc.	6,781,250
Piper Sandler & Co.	5,425,000
Citigroup Global Markets Inc.	4,800,000
Goldman Sachs & Co. LLC	4,800,000
BNP Paribas Securities Corp.	900,000
Deutsche Bank Securities Inc.	900,000
Evercore Group L.L.C.	900,000
HSBC Securities (USA) Inc.	900,000
Jefferies LLC	1,800,000
Mizuho Securities USA LLC	900,000
PNC Capital Markets LLC	900,000
RBC Capital Markets, LLC	900,000
SMBC Nikko Securities America, Inc.	900,000
Wells Fargo Securities, LLC	900,000
Academy Securities, Inc.	150,000
Barclays Capital Inc.	450,000
Dowling & Partners Securities, LLC	450,000
Drexel Hamilton, LLC	150,000
Keefe, Bruyette & Woods, Inc.	600,000
Samuel A. Ramirez & Company, Inc.	150,000
Siebert Williams Shank & Co., LLC	150,000
Total	65,000,000
Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares offered by the selling stockholder if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.
We and the selling stockholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.
The underwriters are offering the shares of our common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares of our common stock, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts
The Representatives have advised us that the underwriters propose initially to offer the shares of our common stock to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $0.316875 per share. After the initial offering, the public offering price, concession or any other term of this offering may be changed.
The following table shows the per share and total public offering price, underwriting discount and proceeds before expenses to the selling stockholder. The information assumes either no exercise or full exercise by the underwriters of their option to purchase  9,750,000 additional shares of our common stock.

	Per Share	Without Option	With Option
Public offering price	$16.250000	$1,056,250,000	$1,214,687,500
Underwriting discount	$0.528125	$34,328,125	$39,477,344
Proceeds, before expenses, to the selling stockholder	$15.721875	$1,021,921,875	$1,175,210,156
The expenses of this offering (including the expenses of the selling stockholder), not including the underwriting discount, are estimated at $3.0 million and are payable by us. The underwriters will not receive any underwriting discount or commission from the shares of our common stock purchased by stockholders, executive officers and directors in this offering. In addition, we have agreed to reimburse the underwriters up to $25,000 for certain fees and expenses of counsel to the underwriters.
Option to Purchase Additional Shares
The underwriters have an option, exercisable for 30 days after the date of this prospectus, to purchase up to  9,750,000 additional shares from the selling stockholder at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares of our common stock proportionate to that underwriter’s initial amount reflected in the above table.
No Sales of Similar Securities
We, our executive officers and directors and our existing stockholders (including AIG and Blackstone) have agreed not to (i) offer, sell or contract to sell, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale, lend or otherwise transfer or dispose of, directly or indirectly, except in connection with our anticipated repurchase from AIG and Blackstone of up to $200 million of our common stock on or prior to June 30, 2023, or as provided in the underwriting agreement and/or lock-up agreements entered into in connection with this offering, any shares of our common stock or any of our securities that are convertible into or exchangeable for, or that represent the right to receive, shares of our common stock, (ii) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of our common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of our common stock or such other securities, in cash or otherwise) or (iii) file any registration statement with the SEC relating to any shares of our common stock or any securities convertible into or exercisable or exchangeable for common stock or otherwise publicly announce any intention to enter into any transaction described above, in each case without the prior written consent of any two of J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, BofA Securities, Inc. and Piper Sandler & Co., who are acting as representatives of the underwriters, for a period of 90 days after the date of this prospectus, subject to certain limited exceptions set forth in the underwriting agreement and/or lock-up agreements entered into in connection with this offering.
This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later (but prior to this offering) by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

Listing
Our common stock is listed on the NYSE under the symbol “CRBG.”
Price Stabilization, Short Positions and Penalty Bids
Until the distribution of the shares of our common stock is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the Representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.
In connection with this offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of shares of our common stock made by the underwriters in the open market prior to the completion of this offering.
The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the Representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.
Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or slowing a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise.
None of us, the selling stockholder or any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we, nor the selling stockholder, nor any of the underwriters make any representation that the Representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Electronic Distribution
A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The Representatives may agree to allocate a number of shares of our common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the Representatives to underwriters that may make internet distributions on the same basis as other allocations.
Other Relationships
Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates, including the selling stockholder. They have received, or may in the future receive, customary fees and commissions for these transactions.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.
In the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the common stock. Any such credit default swaps or short positions could adversely affect future trading prices of the common stock. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates, including the selling stockholder. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
J.P. Morgan Securities LLC and Evercore Group L.L.C. acted as financial advisors to AIG on the sale of a 9.9% equity stake in our company to Blackstone.
J.P. Morgan Securities LLC acted as an underwriter, global coordinator and representative in the IPO. Morgan Stanley & Co. LLC and Piper Sandler & Co. acted as underwriters and representatives in the IPO. BofA Securities, Inc., as well as certain other underwriters in this offering, also acted as underwriters in the IPO.
Certain underwriters or affiliates of the underwriters are party to our delayed draw term loan facilities.
In connection with the 18-Month DDTL, which was terminated on April 6, 2022, JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, acted as Administrative Agent, and (i) together with, BofA Securities, Inc., Citibank, N.A., an affiliate of Citigroup Global Markets Inc., Morgan Stanley Senior Funding, Inc., an affiliate of Morgan Stanley & Co. LLC, and Goldman Sachs Bank USA, an affiliate of Goldman Sachs & Co. LLC, acted as a Joint Lead Arranger and a Joint Bookrunner, and (ii) together with Bank of America, N.A., an affiliate of BofA Securities, Inc., Citibank, N.A., an affiliate of Citigroup Global Markets Inc., Citicorp North America, Inc., an affiliate of Citigroup Global Markets, Inc., Morgan Stanley Senior Funding, Inc., an affiliate of Morgan Stanley & Co. LLC, and Goldman Sachs Bank USA, an affiliate of Goldman Sachs & Co. LLC, were lenders under such facility. BofA Securities, Inc., Citibank, N.A., an affiliate of Citigroup Global Markets, Inc., Morgan Stanley Senior Funding, Inc., an affiliate of Morgan Stanley & Co. LLC, and Goldman Sachs Bank USA, an affiliate of Goldman Sachs & Co. LLC, acted as Syndication Agents.
In connection with the Three-Year DDTL, JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, acts as Administrative Agent and, (i) together with BofA Securities, Inc., Citibank, N.A., an affiliate of Citigroup Global Markets Inc., Morgan Stanley Senior Funding, Inc., an affiliate of Morgan Stanley & Co. LLC, and Goldman Sachs Bank USA, an affiliate of Goldman Sachs & Co. LLC, acted as Joint Lead Arranger and Joint Bookrunner, and (ii) together with Bank of America, N.A., an affiliate of BofA Securities, Inc., Citibank, N.A., an affiliate of Citigroup Global Markets Inc., Morgan Stanley Bank, N.A., an affiliate of Morgan Stanley & Co. LLC, and Goldman Sachs Bank USA, an affiliate of Goldman Sachs & Co. LLC, Wells Fargo Bank, National Association, an affiliate of Wells Fargo Securities, LLC, Barclays Bank PLC, an affiliate of Barclays Capital Inc., BNP Paribas, an affiliate of BNP Paribas Securities Corp., Deutsche Bank AG New York Branch, an affiliate of Deutsche Bank Securities Inc., HSBC Bank USA, National Association, an affiliate of HSBC Securities (USA) Inc., Mizuho Bank, Ltd., an affiliate of Mizuho Securities USA LLC, PNC Bank, National Association, an affiliate of PNC Capital Markets LLC, Royal Bank of Canada, an affiliate of RBC Capital Markets, LLC, and Sumitomo Mitsui Banking Corporation, an affiliate of SMBC Nikko Securities America, Inc. are each a lender under such facility. BofA Securities, Inc., Citibank, N.A., an affiliate of Citigroup Global Markets, Inc., Morgan Stanley Senior Funding, Inc., an affiliate of Morgan Stanley & Co. LLC, and Goldman Sachs Bank USA, an affiliate of Goldman Sachs & Co. LLC, act as Syndication Agents.

Certain underwriters or affiliates of the underwriters are party to our $2.5 billion revolving credit facility. JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, acts as Administrative Agent and Several L/C Agent, and (i) together with BofA Securities, Inc., Citibank, N.A., an affiliate of Citigroup Global Markets Inc., and Wells Fargo Securities, LLC, acted as Joint Lead Arrangers and Joint Bookrunners, and (ii) together with Bank of America, N.A., an affiliate of BofA Securities, Inc., Citibank, N.A., an affiliate of Citigroup Global Markets Inc., Wells Fargo Bank, National Association, an affiliate of Wells Fargo Securities, LLC, Goldman Sachs Bank USA, an affiliate of Goldman Sachs & Co. LLC, Morgan Stanley Bank, N.A., an affiliate of Morgan Stanley & Co. LLC, Barclays Bank plc, an affiliate of Barclays Capital Inc., BNP Paribas, an affiliate of BNP Paribas Securities Corp., Deutsche Bank AG New York Branch, an affiliate of Deutsche Bank Securities Inc., HSBC Bank USA, National Association, an affiliate of HSBC Securities (USA) Inc., Mizuho Bank, Ltd., an affiliate of Mizuho Securities USA LLC, PNC Bank, National Association, an affiliate of PNC Capital Markets LLC, Royal Bank of Canada, an affiliate of RBC Capital Markets, LLC, and Sumitomo Mitsui Banking Corporation, an affiliate of SMBC Nikko Securities America, Inc., are each a lender under such facility. Bank of America, N.A., an affiliate of BofA Securities, Inc., Citibank, N.A., an affiliate of Citigroup Global Markets Inc., and Wells Fargo Securities, LLC acted as Syndication Agents. Goldman Sachs Bank USA, an affiliate of Goldman Sachs & Co. LLC, Morgan Stanley Bank N.A., an affiliate of Morgan Stanley & Co. LLC, Barclays Bank plc, an affiliate of Barclays Capital Inc., BNP Paribas, an affiliate of BNP Paribas Securities Corp., Deutsche Bank Securities Inc., HSBC Bank USA, National Association, an affiliate of HSBC Securities (USA) Inc., Mizuho Bank, Ltd., an affiliate of Mizuho Securities USA LLC, PNC Bank, National Association, an affiliate of PNC Capital Markets LLC, Royal Bank of Canada, an affiliate of RBC Capital Markets, LLC, and Sumitomo Mitsui Banking Corporation, an affiliate of SMBC Nikko Securities America, Inc., acted as Co-Documentation Agents.
Certain underwriters or affiliates of the underwriters acted as initial purchasers in the offering of the Senior Notes and certain underwriters or affiliates of the underwriters also acted as initial purchasers in the offering of the Hybrid Notes.
Selling Restrictions
Other than in the United States, no action has been taken by us, the selling stockholder or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.
Notice to Prospective Investors in Australia
This prospectus:
•does not constitute a disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);
•has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document for the purposes of the Corporations Act; and
•may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors available under section 708 of the Corporations Act (“Exempt Investors”).
The shares of our common stock may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares, you represent and warrant to us that you are an Exempt Investor.
As any offer of shares of our common stock under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 apply to that resale. By applying for the shares, you undertake to us that you will not, for a period of 12 months from the date of issue and sale of the shares, offer, transfer, assign or otherwise alienate those shares to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.
Notice to Prospective Investors in Canada
The shares of our common stock may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal, that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Notice to Prospective Investors in the People’s Republic of China
This prospectus may not be circulated or distributed in the People’s Republic of China (“PRC”) (excluding for such purposes, the Hong Kong and Macau Special Administrative Regions or Taiwan), and the shares may not be offered or sold, and may not be offered, sold or delivered to any person for re-offering, resale or redelivery, in any such case directly or indirectly to any residents of the PRC except pursuant to any applicable laws and regulations of the PRC. Neither this prospectus nor any advertisement or other offering material may be distributed or published in the PRC, except under circumstances that will result in compliance with applicable laws and regulations of the PRC. This prospectus has not been filed with, approved by or registered with the PRC authorities and does not constitute an offer of the shares in the PRC.
Notice to Prospective Investors in the European Economic Area
In relation to each Member State of the EEA (each, a “Relevant State”), no shares of our common stock have been offered or will be offered pursuant to this offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares that has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:
(i)to any legal entity that is a qualified investor as defined under Article 2 of the Prospectus Regulation;
(ii)to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the underwriters; or

(iii)in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of shares shall require us, the selling stockholder or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation, and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters, us and the selling stockholder that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any shares being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances that may give rise to an offer of any shares to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.
For the purposes of this provision, the expression an “offer to the public” in relation to shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129, as amended.
Notice to Prospective Investors in Korea
The shares of our common stock have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder (the “FSCMA”), and the shares of our common stock have been and will be offered in Korea as a private placement under the FSCMA. None of the shares of our common stock may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder (the “FETL”). Furthermore, the purchaser of the shares of our common stock shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the shares of our common stock. By the purchase of the shares of our common stock, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the shares of our common stock pursuant to the applicable laws and regulations of Korea.
Notice to Prospective Investors in Kuwait
Unless all necessary approvals from the Kuwait Capital Markets Authority (the “KMCA”) pursuant to Law No. 7/2010 Concerning the Establishment of the Capital Markets Authority and the Regulating of Securities Activities and its executive bylaws (each as amended) and the various Resolutions, Regulations, Directives and Instructions and Announcements issued pursuant thereto or in connection therewith have been given in relation to the marketing of and sale of the shares of our common stock, these may not be offered for sale, nor sold in the State of Kuwait (“Kuwait”). Neither this prospectus nor any of the information contained herein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait. With regard to the contents of this document, we recommend that you consult a licensee as per the law and specialized in giving advice about the purchase of shares and other securities before making the subscription decision.
Notice to Prospective Investors in Hong Kong
The shares of our common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than: (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) and any rules made thereunder; or (b) in other circumstances that do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “CO”) or that do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the shares has been or will be issued or has been or will be in the possession of any person for the purpose of issue (in each case, whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the shares that are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.
The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.
Notice to Prospective Investors in Japan
The shares of our common stock have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended) (the “FIEA”). Accordingly, each underwriter has represented and agreed that none of the shares nor any interest therein have been and may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (as defined under Item 5, Paragraph 1, Article 6 of the Foreign Exchange and Foreign Trade Control Law (Law No. 228 of 1949, as amended), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of any resident of Japan, except in each case (i) pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and (ii) in compliance with any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.
Notice to Prospective Investors in Saudi Arabia
This prospectus may not be distributed in the Kingdom of Saudi Arabia (“Saudi Arabia”) except to such persons as are permitted under the Rules on the Offer of Securities Regulations and Continuing Obligations (the “Saudi Regulations”) as issued by the Board of the Capital Market Authority pursuant to resolution number 3-123-2017 dated 27 December 2017G, based on the Capital Market Law issued by Royal Decree No. M/30 dated 2/6/142H (as amended by Resolution of the Board of the CMA number 5-5-2022 dated 5 January 2022G).
The CMA does not make any representation as to the accuracy or completeness of this document and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this document. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this document, you should consult an authorized financial adviser.
Notice to Prospective Investors in Singapore
Each underwriter has acknowledged that this prospectus has not been and will not be registered as a prospectus with the Monetary Authority of Singapore (the “MAS”) under the Securities and Futures Act, Chapter 289 of Singapore (as modified and amended from time to time, the “SFA”). Accordingly, each underwriter has represented, warranted and agreed that it has not offered or sold any shares of our common stock or caused the shares to be made the subject of an invitation for subscription or purchase and will not offer or sell any shares or cause the shares to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed and will not circulate or distribute this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares, whether directly or indirectly, to any person in Singapore other than:
(a)to an institutional investor (as defined in Section 4A of the SFA) pursuant to Section 274 of the SFA; or
(b)to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018; or otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person that is:
(a)a corporation (that is not an accredited investor (as defined in Section 4A of the SFA)), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or
(b)a trust (where the trustee is not an accredited investor) (as defined in Section 4A of the SFA) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:
(i)to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(c)(ii) of the SFA;
(ii)where no consideration is or will be given for the transfer;
(iii)where the transfer is by operation of law;
(iv)as specified in Section 276(7) of the SFA; or
(v)as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.
Any reference to the SFA is a reference to the Securities and Futures Act 2001 of Singapore, and a reference to any term as defined in the SFA or any provision in the SFA is a reference to that term or provision as modified or amended from time to time, including by such of its subsidiary legislation as may be applicable at the relevant time.
SFA Product Classification — In connection with Section 309B of the SFA and the Securities and Futures (Capital Markets Products) Regulations 2018, we have determined, and hereby notify all persons (including all relevant persons as defined in Section 309A of the SFA), that the shares are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Notice to Prospective Investors in Switzerland
The shares of our common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under, art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or this offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to this offering, the Company or the shares has been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in Taiwan
The shares of our common stock have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan and/or other regulatory authority of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances that constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that would otherwise require registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or other regulatory authority of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate this offering and sale of the shares in Taiwan.
Notice to Prospective Investors in the United Arab Emirates
The shares of our common stock have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (the “UAE”), including the Abu Dhabi Global Market (the “ADGM”) and the Dubai International Financial Centre (the “DIFC”) other than in compliance with the laws and regulations of the UAE, the ADGM and the DIFC governing the issue, offering and sale of securities.
Further, this prospectus does not constitute a public offer, sale or delivery of securities in the UAE, including the ADGM and DIFC, and is not intended to be a public offer.
Each underwriter represents and agrees, and each person to whom this prospectus has been issued acknowledges and agrees that this prospectus has not been approved by or filed with the Central Bank of the UAE, the Securities and Commodities Authority, the Financial Services Regulatory Authority, the Dubai Financial Services Authority or any other licensing authority of any of the free zones established and operating in the UAE.
Notice to Prospective Investors in the United Kingdom
In relation to the United Kingdom (“UK”), no shares of our common stock have been offered or will be offered pursuant to this offering to the public in the UK prior to the publication of a prospectus in relation to the shares that has been approved by the Financial Conduct Authority, except that offers of shares may be made to the public in the UK at any time under the following exemptions under Regulation (EU) 2017/1129, as amended, as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “UK Prospectus Regulation”):
(i)to any legal entity that is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;
(ii)to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of underwriters for any such offer; or
(iii)in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000 (as amended, the “FSMA”), provided that no such offer of the shares shall require us, the selling stockholder or any underwriter to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares.
In addition, in the UK, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the UK Prospectus Regulation): (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”); and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (e) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances that have not resulted and will not result in an offer to the public of the shares in the UK within the meaning of the FSMA.

Any person in the UK that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

VALIDITY OF COMMON STOCK
The validity of the shares of our common stock offered hereby will be passed upon for us by Debevoise & Plimpton LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Cleary Gottlieb Steen & Hamilton LLP, New York, New York. Cleary Gottlieb Steen & Hamilton LLP has from time to time provided, and may provide in the future, legal services to Corebridge Parent, AIG (the selling stockholder and parent company of Corebridge Parent) and their respective affiliates.
EXPERTS
The consolidated financial statements of Corebridge Financial, Inc. and its subsidiaries as of December 31, 2022 and 2021 and for each of the three years in the period ended December 31, 2022 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1, of which this prospectus forms a part, with respect to the shares of our common stock being sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto because some parts have been omitted in accordance with the rules and regulations of the SEC. You will find additional information about us and the common stock being sold in this offering in the registration statement and the exhibits thereto. For further information with respect to Corebridge Parent, its subsidiaries and the common stock being sold in this offering, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this prospectus and the documents incorporated by reference herein as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. The SEC maintains an internet site (http://www.sec.gov), from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto. Copies of the registration statement, including the exhibits and schedules thereto, are also available at your request, without charge, from:
Corebridge Financial, Inc.
28 Liberty Street
New York, New York 10005
Attention: Investor Relations
Tel: 1-877-375-2422
We are subject to the informational requirements of the Exchange Act and, accordingly, file annual reports containing financial statements audited by an independent registered public accounting firm, quarterly reports containing unaudited financial statements, current reports, proxy statements and other information with the SEC. You may access these reports, proxy statements and other information without charge at the SEC’s website, which is listed above. You may also access, free of charge, our reports filed with the SEC (for example, our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K and any amendments to those forms or proxy statements) through our website (www.corebridgefinancial.com). Reports filed with or furnished to the SEC will be available as soon as reasonably practicable after they are filed with or furnished to the SEC. None of the information contained on, or that may be accessed through our website or any other website identified herein is part of, or incorporated into, this prospectus. All website addresses in this prospectus are intended to be inactive textual references only.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The document incorporated by reference into this prospectus contains important information that you should read about us. The following documents are incorporated by reference into this prospectus:
•Our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on February 24, 2023, including those portions of our Proxy Statement on Schedule 14A filed with the SEC on April 28, 2023 that are incorporated by reference in such Annual Report;
•Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the SEC on May 11, 2023; and
•Our Current Report on Form 8-K, filed with the SEC on June 5, 2023.
Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that such statement contained herein modifies or supersedes such statement. We adopted the FASB’s LDTI on January 1, 2023 with a transition date of January 1, 2021. Results from the years ended December 31, 2022 and 2021 have been updated from those results provided in our 2022 Form 10-K to reflect the adoption of LDTI. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
The documents incorporated by reference into this prospectus are also available on our website as provided under “Where You Can Find More Information.” Information contained on, or that can be accessed through, our website is not part of this prospectus, and you should not consider information on our website to be part of this prospectus unless specifically incorporated herein by reference. You may obtain copies of the documents incorporated by reference in the prospectus from us free of charge by requesting them in writing or by telephone at our address or from the SEC, in each case as provided under “Where You Can Find More Information.”

GLOSSARY
Additional premium — represents premium on an insurance policy over and above the initial premium imposed at the beginning of the policy. An additional premium may be assessed if the insured’s risk is found to have increased significantly.
Adjusted Return on Average Equity (“Adjusted ROAE”) — derived by dividing Adjusted After-Tax Operating Income by average Adjusted Book Value and is used by management to evaluate our recurring profitability and evaluate trends in our business.
Adjusted revenues — excludes Net realized gains (losses), income from non-operating litigation settlements (included in Other income for GAAP purposes) and changes in fair value of securities used to hedge guaranteed living benefits (included in Net investment income for GAAP purposes). Adjusted revenues are a GAAP measure for our segments.
AIG Consolidated Tax Group — the U.S. federal income tax group of which AIG is the common parent.
Assets under administration — includes Group Retirement mutual fund assets and other third-party assets that we sell or administer and the notional value of SVW contracts.
Assets under management — includes assets in the general and separate accounts of our subsidiaries that support liabilities and surplus related to our life and annuity insurance products.
Assets under management and administration — the cumulative amount of assets under management and assets under administration.
Base spread — net investment income excluding income from alternative investments and other enhancements, less interest credited excluding amortization of deferred sales inducement assets.
Base yield — net investment income excluding income from alternative investments and other enhancements, as a percentage of average base invested asset portfolio, which excludes alternative investments, other bond securities and certain other investments for which the fair value option has been elected.
Book value, excluding AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re’s funds withheld assets (“Adjusted book value”) — a non-GAAP measure used to show the amount of our net worth. Adjusted book value is derived by subtracting from AIG common shareholders’ equity, AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re’s funds withheld assets (“Adjusted Common Shareholders’ Equity”).
Book value, excluding AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re’s funds withheld assets, per common share (“Adjusted book value per common share”) — a non-GAAP measure and used to show the amount of our net worth on a per-common share basis. Adjusted book value per common share is derived by dividing Adjusted Common Shareholders’ Equity by total common shares outstanding.
Cost of funds — the interest credited to policyholders excluding the amortization of deferred sales inducement assets.
Credit support annex — a legal document generally associated with an ISDA Master Agreement that provides for collateral postings that could vary depending on ratings and threshold levels.
DAC and Reserves Related to Unrealized Appreciation of Investments — an adjustment to DAC and Reserves for investment-oriented products, equal to the change in DAC and unearned revenue amortization that would have been recorded if fixed maturity securities were available for sale. An adjustment to benefit reserves for investment-oriented products is also recognized to reflect the application of the benefit ratio to the accumulated assessments that would have been recorded if fixed maturity securities were available for sale.

Deferred policy acquisition costs — deferred costs that are incremental and directly related to the successful acquisition of new business or renewal of existing business.
Deferred sales inducement — represents enhanced crediting rates or bonus payments to contract holders on certain annuity and investment contract products that meet the criteria to be deferred and amortized over the life of the contract.
Fee income — policy fees plus advisory fees plus other fee income. For our Institutional Markets segment, its SVW products generate fee income.
Financial debt — represents the sum of short-term debt and long-term debt, net of debt issuance costs, not including (x) Debt of consolidated investment entities—not guaranteed by Corebridge, (y) debt supported by assets and issued for purposes of earning spread income, such as GICs and FABNs and (z) operating debt utilized to fund daily operations, i.e., self-liquidating forms of financing such as securities lending, reverse repurchase and captive reinsurance reserve financing arrangements.
Financial leverage ratio — the ratio of financial debt to the sum of financial debt plus Adjusted Book Value plus non-redeemable non-controlling interests.
General operating expense ratio — general operating expenses divided by net premiums earned. General operating expenses are those costs that are generally attributed to the support infrastructure of the organization and include but are not limited to personnel costs, projects and bad debt expenses. General operating expenses exclude losses and loss adjustment expenses incurred, acquisition expenses and investment expenses.
Guaranteed investment contract — a contract whereby the issuer provides a guaranteed repayment of principal and a fixed or floating interest rate for a predetermined period of time.
Guaranteed minimum death benefit — a benefit that guarantees the annuity beneficiary will receive a certain value upon death of the annuitant. The GMDB feature may provide a death benefit of either (a) total deposits made to the contract, less any partial withdrawals plus a minimum return (and in rare instances, no minimum return), (b) return of premium whereby the benefit is the greater of the current account value or premiums paid less any partial withdrawals, (c) rollups whereby the benefit is the greater of current account value or premiums paid (adjusted for withdrawals) accumulated at contractually specified rates up to specified ages or (d) the highest contract value attained, typically on any anniversary date less any subsequent withdrawals following the contract anniversary.
Guaranteed minimum income benefit — a type of living benefit that guarantees a minimum level of periodic income payments upon annuitization.
Guaranteed minimum withdrawal benefit — a type of living benefit that guarantees that withdrawals from the contract may be taken up to a contractually guaranteed amount, even if the account value subsequently falls to zero, provided that during each contract year total withdrawals do not exceed an annual withdrawal amount specified in the contract. Once the account value is depleted under the conditions of the GMWB, the policy continues to provide a protected income payment.
High net worth — individuals with greater than $1 million in investible assets.
ISDA Master Agreement — an agreement between two counterparties, which may have multiple derivative transactions with each other governed by such agreement, that generally provides for the net settlement of all or a specified group of these derivative transactions, as well as pledged collateral, through a single payment, in a single currency, in the event of a default on, or affecting any, one derivative transaction or a termination event affecting all, or a specified group of, derivative transactions.
Loan-to-value ratio — principal amount of loan amount divided by appraised value of collateral securing the loan.
Mass affluent — individuals with between $100,000 and $1 million in investible assets.

Market risk benefit — is an amount that a policyholder would receive in addition to the account balance upon the occurrence of a specific event or circumstance, such as death, annuitization, or periodic withdrawal that involves protection from capital market risk.
Master netting agreement — an agreement between two counterparties who have multiple derivative contracts with each other that provides for the net settlement of all contracts covered by such agreement, as well as pledged collateral, through a single payment, in a single currency, in the event of default on or upon termination of any one such contract.
Non-performance Risk Adjustment — adjusts the valuation of derivatives to account for non-performance risk in the fair value measurement of all derivative net liability positions.
Noncontrolling interests — the portion of equity ownership in a consolidated subsidiary not attributable to the controlling parent company.
Policy fees — an amount added to a policy premium, or deducted from a policy cash value or contract holder account, to reflect the cost of issuing a policy, establishing the required records and sending premium notices and other related expenses.
Premiums and deposits — includes direct and assumed amounts received and earned on traditional life insurance policies, group benefit policies and life-contingent payout annuities, as well as deposits received on universal life insurance, investment-type annuity contracts, FHLB funding agreements and mutual funds.
Reinstatement premiums — additional premiums payable to reinsurers or receivable from insurers to restore coverage limits that have been reduced or exhausted as a result of reinsured losses under certain excess of loss reinsurance contracts.
Reinsurance — the practice whereby one insurer, the reinsurer, in consideration of a premium paid to that insurer, agrees to indemnify another insurer, the ceding company, for part or all of the liability of the ceding company under one or more policies or contracts of insurance that it has issued.
Risk-based capital — a formula designed to measure the adequacy of an insurer’s statutory surplus compared to the risks inherent in its business.
Spread income — is defined as net investment income less interest credited to policyholder account balances, exclusive of amortization of deferred sales inducement assets. Spread income is comprised of both base spread income and variable investment income. For our Institutional Markets segment, its structured settlements, PRT and GIC products generate spread income, which includes premiums, net investment income, less interest credited and policyholder benefits and excludes the annual assumption update.
Surrender charge — a charge levied against an investor for the early withdrawal of funds from a life insurance or annuity contract or for the cancellation of the agreement.
Surrender rate — represents annualized surrenders and withdrawals as a percentage of average reserves and Group Retirement mutual fund assets under administration.
Underwriting margin — for our Life Insurance segment, includes premiums, policy fees, other income, net investment income, less interest credited to policyholder account balances, and policyholder benefits and excludes the annual assumption update. For our Institutional Markets segment, its Corporate Markets products generate underwriting margin, which includes premiums, net investment income, policy and advisory fee income, less interest credited, and policyholder benefits and excludes the annual assumption update.
Value of business acquired — present value of projected future gross profits from in-force policies of acquired businesses.

ACRONYMS
•“AATOI” — adjusted after-tax operating income attributable to our common stockholders;
•“ABS” — asset-backed securities;
•“APTOI” — adjusted pre-tax operating income;
•“AUA” — assets under administration;
•“AUM” — assets under management;
•“AUMA” — assets under management and administration;
•“CDO” — collateralized debt obligations;
•“CDS” — credit default swap;
•“CMBS” — commercial mortgage-backed securities;
•“DAC” — deferred policy acquisition costs;
•“DSI” — deferred sales inducement;
•“FASB” — the Financial Accounting Standards Board;
•“GAAP” — accounting principles generally accepted in the United States of America;
•“GIC” — guaranteed investment contract;
•“GMDB” — guaranteed minimum death benefits;
•“GMWB” — guaranteed minimum withdrawal benefits;
•“ISDA” — the International Swaps and Derivatives Association, Inc.;
•“MBS” — mortgage-backed securities;
•“NAIC” — National Association of Insurance Commissioners;
•“PRT” — pension risk transfer;
•“RMBS” — residential mortgage-backed securities;
•“S&P” — Standard & Poor’s Financial Services LLC;
•“SEC” — the U.S. Securities and Exchange Commission;
•“URR” — unearned revenue reserve;
•“VIE” — variable interest entity;
•“VIX” — volatility index; and
•“VOBA” — value of business acquired.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders of Corebridge Financial, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Corebridge Financial, Inc. and its subsidiaries (the “Company”) as of December 31, 2022 and 2021 and the related consolidated statements of income (loss), of comprehensive income (loss), of equity and of cash flows for each of the three years in the period ended December 31, 2022, including the related notes and financial statement schedules listed in the accompanying index (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2022 in conformity with accounting principles generally accepted in the United States of America.
Change in Accounting Principle
As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for long-duration insurance contracts in 2023.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matters
The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that (i) relate to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.
Adoption of the New Accounting Standard for Long-Duration Contracts
As described above and in Notes 2, 4, 12 and 13 to the consolidated financial statements, the Company has adopted the new accounting standard relating to targeted improvements to the accounting for long-duration insurance contracts (the “LDTI standard”). The Company adopted the LDTI standard on January 1, 2023 with a transition date of January 1, 2021, on a modified retrospective basis, except for market risk benefits (MRBs) which used a full retrospective basis. The consolidated financial statements as of and for the years ended December 31, 2022 and 2021 have been adjusted to reflect the effects of applying the standard. The impact of the adoption of the LDTI standard resulted in a decrease to beginning total equity of $1.2 billion. The impact of adopting the standard also resulted in adjustments of $1,170 million and $144 million to total equity as of December 31, 2022 and 2021, respectively, and of $10 million and $888 million to net income for the years then ended (collectively referred to as the “adoption adjustments”). The adoption adjustments include changes related to MRBs and changes to the discount rate used to measure the liability for future policy benefits. The current discount rate assumption for the liability for future policy benefits is updated quarterly and is derived from market observable yields on upper medium grade fixed income instruments. The method for constructing and applying the locked-in discount rate assumptions on newly issued business is determined based on factors such as product characteristics and the expected timing of cash flows. Management employs conversion and interpolation methodologies when necessary. Certain variable annuity and fixed index annuity contracts contain MRBs related to guaranteed benefit features that management separates from the host contracts and accounts for at fair value. The fair value of MRBs contained in certain variable annuity and fixed index annuity contracts is measured based on policyholder behavior and capital market assumptions related to projected cash flows over the expected lives of the contracts. The projected cash flows incorporate best estimate assumptions for policyholder behavior (including mortality, lapses, withdrawals and benefit utilization), along with an explicit risk margin to reflect a market participant’s estimates of projected cash flows and policyholder behavior. Estimating the underlying cash flows for these products involves judgments regarding the capital market assumptions related to expected market rates of return, market volatility, option budgets, credit spreads, correlations of certain market variables, fund performance and discount rates. The portion of fees attributable to the fair value of expected benefit payments is included within the fair value measurement of these MRBs. Option pricing models are used to estimate the fair value of embedded derivatives (EDs) in fixed index annuity contracts, taking into account the capital market assumptions for future index growth rates, volatility of the index, future interest rates, option budgets, and management’s ability to adjust the participation rate and the cap on fixed index credited rates in light of market conditions and policyholder behavior assumptions. As of December 31, 2022 the fair value of market risk benefit assets and market risk benefit liabilities was $796 million and $4,736 million, respectively which includes, MRBs related to individual retirement variable and fixed index annuities. As of December 31, 2022 the EDs related to the fixed index annuity contracts with guaranteed product features included in policyholder contract deposits were $1,078 million.
The principal considerations for our determination that performing procedures relating to the adoption of the LDTI standard is a critical audit matter are (i) the significant judgment by management when adopting the LDTI standard and determining the adoption adjustments, (ii) a high degree of auditor judgment, subjectivity and effort in performing procedures and evaluating management’s assumptions (collectively the “significant assumptions”) relating to (a) the discount rate assumption for the liability for future policy benefits, (b) the individual retirement variable annuity policyholder behavior assumptions related to lapses, benefit utilization, an explicit risk margin, and capital market assumptions related to long-term equity volatilities used in determining the attributed fee at policy inception date in the valuation of MRBs, (c) the individual retirement variable annuity and fixed index annuity policyholder behavior assumptions related to lapses and benefit utilization, along with an explicit risk margin, as well as capital market assumptions related to long-term equity volatilities and individual retirement fixed index annuity option budget assumptions used in the valuation of MRBs, (d) the individual retirement fixed index annuity policyholder behavior assumptions related to lapses, benefit utilization, along with an explicit risk margin, as well as capital market assumptions related to the option budget assumptions used in the valuation of the EDs, and (iii) the audit effort involved the use of professionals with specialized skills and knowledge.
Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included, among others, (i) evaluating management’s process for adopting the LDTI standard and for determining the adoption adjustments, (ii) testing the relevance and reliability of the external data used by management to develop the discount rate assumption for the liability for future policy benefit, (iii) testing the completeness and accuracy of the data used by management to develop and update the significant assumptions on a sample basis, and (iv) the use of professionals with specialized skill and knowledge to assist in (a) evaluating the reasonableness of the current discount rate assumption based on the consideration of the Company’s experience, industry trends, and market conditions, as applicable, and (b) evaluating the reasonableness of the aforementioned significant assumptions used to determine the attributed fee at policy inception, the fair value of MRBs and the fair value of the EDs associated with index credits based on the consideration of the Company’s historical and actual experience, industry trends, and market conditions, as applicable.
Valuation of Certain Level 3 Fixed Maturity Securities
As described in Note 4 to the consolidated financial statements, as of December 31, 2022, the total fair value of the Company’s level 3 fixed maturity securities, including bonds available for sale and other bond securities, was $21.7 billion, comprised of residential mortgage backed securities, commercial mortgage backed securities, collateralized loan obligations, other asset-backed securities, and fixed maturity securities issued by corporations (including private placements), states, municipalities, and other governmental agencies. As the volume or level of market activity for these securities is limited, management determines fair value either by requesting brokers who are knowledgeable about the particular security to provide a price quote, which according to management is generally non-binding, or by employing market accepted valuation models. In both cases, certain inputs used by management to determine fair value may not be observable in the market. For certain private placement securities, fair value is determined by management based on discounted cash flow models using discount rates based on credit spreads, yields or price levels of comparable securities, adjusted for illiquidity and structure. For other level 3 fixed maturity securities, such assumptions may include loan delinquencies and defaults, loss severity, and prepayments. As disclosed by management, fair value estimates are subject to management review to ensure valuation models and related inputs are reasonable.
The principal considerations for our determination that performing procedures relating to the valuation of certain level 3 fixed maturity securities is a critical audit matter are (i) the significant judgment by management to determine the fair value of these securities, which in turn led to a high degree of auditor subjectivity and judgment in performing the audit procedures relating to the aforementioned assumptions that are used to determine the fair value, (ii) the significant audit effort and judgment in evaluating the audit evidence related to the valuation and (iii) the audit effort involved the use of professionals with specialized skill and knowledge.
Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to the valuation of level 3 fixed maturity securities, including controls related to (i) management’s review over the pricing function and (ii) identifying and resolving pricing exceptions. These procedures also included, among others, obtaining independent third party vendor pricing, where available, and the involvement of professionals with specialized skill and knowledge to assist in developing an independent range of prices for a sample of securities. Developing the independent range of prices involved testing the completeness and accuracy of data provided by management on a sample basis and evaluating management’s assumptions noted above. The independent third party vendor pricing and the independently developed ranges were compared to management’s recorded fair value estimates.
Valuation of Embedded Derivatives for Variable Annuity and Fixed Index Annuity Products and Valuation of Certain Guaranteed Benefit Features for Universal Life Products (as accounted for in the original issuance)
As described in Notes 4 and 12 (not presented herein) to the consolidated financial statements (appearing under Item 8 of the Company’s 2022 Annual Report on Form 10-K), certain fixed index annuity and variable annuity contracts contain embedded derivatives that are bifurcated from the host contracts and accounted for separately at fair value in policyholder contract deposits. As disclosed in the original issuance, as of December 31, 2022, the fair value of these embedded derivatives was $5.7 billion and $0.7 billion for fixed index annuity and variable annuities with guaranteed minimum withdrawal benefits, respectively. The fair value of embedded derivatives contained in certain variable annuity and fixed index annuity contracts is measured based on policyholder behavior and capital market assumptions related to projected cash flows over the expected lives of the contracts. The policyholder behavior assumptions for these liabilities include mortality, lapses, withdrawals, and benefit utilization, along with an explicit risk margin to reflect a market participant’s estimates of projected cash flows. Estimates of future policyholder behavior assumptions are subjective and based primarily on the Company’s historical experience. The capital market assumptions related to the embedded derivatives for variable annuity contracts involve judgments regarding expected market rates of return, market volatility, credit spreads, correlations of certain market variables, fund performance, and discount rates. Unobservable inputs used for valuing the embedded derivative include long-term equity volatilities which represent the volatility beyond the period for which observable equity volatilities are available. With respect to embedded derivatives for fixed index annuity contracts, option pricing models are used to estimate fair value, taking into account the capital market assumptions. Such models use option budget assumptions which estimate the expected long-term cost of options used to hedge exposures associated with equity price changes. The option budget determines the future costs of the options, which impacts the growth in account value and the valuation of embedded derivatives. Additional policyholder liabilities are also established for universal life policies with secondary guarantees, as well as other universal life policies for which profits followed by losses are expected at contract inception. As disclosed in the original issuance, as of December 31, 2022, the liability for universal life secondary guarantees and similar features was $2.8 billion, which is included within future policy benefits. The policyholder behavior assumptions for these liabilities include mortality, lapses and premium persistency. The capital market assumptions used for the liability for universal life secondary guarantees include discount rates and net earned rates. As described above and in Note 2, subsequent to the original issuance of the December 31, 2022 consolidated financial statements, the Company adopted the new accounting standard relating to targeted improvements to existing recognition, measurement, presentation and disclosure requirements for long-duration insurance contracts on a modified retrospective basis, except for MRBs which used a full retrospective basis. As a result of the adoption of this standard, certain EDs described above are now measured at fair value and presented separately on the balance sheet as market risk benefit assets and market risk benefit liabilities.
The principal considerations for our determination that performing procedures relating to the valuation of embedded derivatives for variable annuity and fixed index annuity products and valuation of certain guaranteed benefit features for universal life products (as accounted for in the original issuance) is a critical audit matter are (i) the significant judgment by management in developing the aforementioned policyholder behavior assumptions, as well as long-term equity volatilities and option budget assumptions, which in turn led to a high degree of auditor subjectivity and judgment in performing the audit procedures related to the significant assumptions used in the estimate, (ii) the significant audit effort and judgment in evaluating the audit evidence relating to the significant assumptions used by management in the valuation of the embedded derivatives and additional policyholder liabilities, and (iii) the audit effort involved the use of professionals with specialized skill and knowledge.
Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to the development of assumptions used in the valuation of embedded derivatives for variable annuity and fixed index annuity products and valuation of certain guaranteed benefit features for universal life products. These procedures also included, among others, the involvement of professionals with specialized skill and knowledge to assist in performing an evaluation of the appropriateness of management’s methodology and the reasonableness of management’s judgments used in developing policyholder behavior, as well as long-term volatilities and option budget assumptions used in estimating the valuation of guaranteed benefit features. These procedures considered the consistency of the assumptions across products, in relation to prior periods, and in relation to management’s historical experience or observed industry practice, and the continued appropriateness of unchanged assumptions. Procedures were performed to test the completeness and accuracy of data used by management on a sample basis.
Valuation of Deferred Policy Acquisition Costs for Universal Life and Individual Retirement Variable Annuity Products (as accounted for in the original issuance)
As described in Note 8 (not presented herein) to the consolidated financial statements (appearing under Item 8 of the Company’s 2022 Annual Report on Form 10-K), as of December 31, 2022, a portion of the $11.0 billion deferred policy acquisition costs (DAC) for investment-oriented products are associated with universal life and individual retirement variable annuity products (as accounted for in the original issuance). Policy acquisition costs and policy issuance costs related to investment-oriented products are deferred and amortized, with interest, in relation to the incidence of estimated gross profits to be realized over the estimated lives of the contracts. Estimated gross profits are affected by a number of factors, including current and expected interest rates, net investment income and spreads, net realized gains and losses, fees, surrender rates, mortality experience, policyholder behavior experience, equity market returns, and volatility. If the assumptions used for estimated gross profits change, DAC is recalculated using the new assumptions, including actuarial assumptions related to mortality, lapse, benefit utilization, and premium persistency, and any resulting adjustment is included in income. DAC for investment-oriented products is reviewed by management for recoverability, which involves estimating the future profitability of the current business. If actual profitability is substantially lower than previously estimated profitability, DAC may be subject to an impairment charge. As described above and in Note 2, subsequent to the original issuance of the December 31, 2022 consolidated financial statements, the Company adopted the new accounting standard relating to targeted improvements to existing recognition, measurement, presentation and disclosure requirements for long-duration insurance contracts on a modified retrospective basis, except for MRBs which used a full retrospective basis. As a result of the adoption of this standard, in the reissued financial statements DAC is amortized on a constant level basis over the expected term of the related contracts.
The principal considerations for our determination that performing procedures relating to the valuation of DAC for universal life and individual retirement variable annuity products (as accounted for in the original issuance) is a critical audit matter are (i) the significant judgment by management to determine the policyholder behavior assumptions related to mortality, lapse, benefit utilization, and premium persistency, which in turn led to a high degree of auditor subjectivity and judgment in performing the audit procedures related to the significant assumptions used in the estimate, (ii) the significant audit effort and judgment in evaluating the audit evidence relating to management’s policyholder behavior assumptions, and (iii) the audit effort involved the use of professionals with specialized skill and knowledge.
Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to the amortization and recoverability of DAC for universal life and individual retirement variable annuity products, including controls over the development of significant assumptions. These procedures also included, among others, the involvement of professionals with specialized skill and knowledge to assist in evaluating the appropriateness of management’s methodology and the reasonableness of management’s policyholder behavior assumptions related to mortality, lapse, benefit utilization, and premium persistency, which are used in the calculation of estimated gross profits. The evaluation of the reasonableness of the assumptions included consideration of the consistency of the assumptions across products in relation to prior periods and in relation to management’s historical experience or observed industry practice. Procedures were performed to test the completeness and accuracy of data used by management in developing the assumptions on a sample basis.
/s/ PricewaterhouseCoopers LLP
New York, New York
February 24, 2023, except as it relates to the change in the manner in which the Company accounts for long-duration insurance contracts discussed in Note 1 to the consolidated financial statements, as to which the date is June 5, 2023
We have served as the Company's auditor since 2020.

Corebridge Financial, Inc.
Consolidated Balance Sheets

(in millions, except for share data)	December 31, 2022	December 31, 2021
Assets:
Investments:
Fixed maturity securities:
Bonds available for sale, at fair value, net of allowance for credit losses of $148 in 2022 and $78 in 2021 (amortized cost: 2022 - $181,274; 2021 - $182,593)*	$156,793	$198,568
Other bond securities, at fair value (See Note 5)*	3,769	2,082
Equity securities, at fair value (See Note 5)*	170	242
Mortgage and other loans receivable, net of allowance for credit losses of $600 in 2022 and $496 in 2021*	44,566	39,388
Other invested assets (portion measured at fair value: 2022 - $7,879; 2021 - $7,104)*	10,418	10,567
Short-term investments, including restricted cash of $69 in 2022 and $57 in 2021 (portion measured at fair value: 2022 - $1,357; 2021 - $1,455)*	4,400	5,471
Total investments	220,116	256,318
Cash*	552	537
Accrued investment income*	1,813	1,760
Premiums and other receivables, net of allowance for credit losses and disputes of $1 in 2022 and $1 in 2021	916	884
Reinsurance assets - Fortitude Re, net of allowance for credit losses and disputes of $0 in 2022 and $0 in 2021	26,844	34,102
Reinsurance assets - other, net of allowance for credit losses and disputes of $84 in 2022 and $101 in 2021	2,517	3,101
Deferred income taxes	8,831	4,796
Deferred policy acquisition costs and value of business acquired	10,563	10,598
Market risk benefit assets, at fair value	796	610
Other assets, including restricted cash of $12 in 2022 and $7 in 2021 (portion measured at fair value: 2022 - $299; 2021 - $684)*	2,521	3,614
Separate account assets, at fair value	84,853	109,111
Total assets	$360,322	$425,431
Liabilities:
Future policy benefits for life and accident and health insurance contracts	$50,518	$64,270
Policyholder contract deposits (portion measured at fair value: 2022 - $5,464; 2021 - $5,702)	156,058	151,545
Market risk benefit liabilities, at fair value	4,736	7,499
Other policyholder funds	2,885	2,879
Fortitude Re funds withheld payable (portion measured at fair value: 2022 - $1,262; 2021 - $7,974)	26,551	35,144
Other liabilities (portion measured at fair value: 2022 - $97; 2021 - $191)*	9,076	10,231
Short-term debt	1,500	8,317
Long-term debt	7,868	427
Debt of consolidated investment entities (portion measured at fair value: 2022 - $6; 2021 - $5)*	5,958	6,936
Separate account liabilities	84,853	109,111
Total liabilities	$350,003	$396,359
Contingencies, commitments and guarantees (See Note 16)
Redeemable noncontrolling interest	—	83
Corebridge Shareholders' equity:
Common stock, $0.01 par value; 2,500,000,000 shares authorized; 645,000,000 shares issued	6	—
Common stock class A, $0.01 par value; 2,252,500,000 shares authorized; 581,145,000 shares issued	—	5
Common stock class B, $0.01 par value; 247,500,000 shares authorized; 63,855,000 shares issued	—	1
Additional paid-in capital	8,030	8,054
Retained earnings	18,207	10,937
Accumulated other comprehensive income (loss)	(16,863)	8,233
Total Corebridge Shareholders' equity	9,380	27,230
Non-redeemable noncontrolling interests	939	1,759
Total equity	10,319	28,989
Total liabilities, redeemable noncontrolling interest and equity	$360,322	$425,431
__________________
*See Note 9 for details of balances associated with variable interest entities.
See accompanying Notes to Consolidated Financial Statements.

Corebridge Financial, Inc.
Consolidated Statements of Income (Loss)

	Years Ended December 31,
(in millions, except per common share data)	2022	2021	2020
Revenues:
Premiums	$5,091	$5,653	$4,341
Policy fees	2,914	3,005	2,874
Net investment income:
Net investment income - excluding Fortitude Re funds withheld assets	8,685	9,897	9,089
Net investment income - Fortitude Re funds withheld assets	891	1,775	1,427
Total net investment income	9,576	11,672	10,516
Net realized gains (losses):
Net realized gains (losses) - excluding Fortitude Re funds withheld assets and embedded derivative	141	1,515	(765)
Net realized gains (losses) on Fortitude Re funds withheld assets	(397)	924	1,002
Net realized gains (losses) on Fortitude Re funds withheld embedded derivative	6,347	(687)	(3,978)
Total net realized gains (losses)	6,091	1,752	(3,741)
Advisory fee income	475	597	553
Other income	550	578	519
Total revenues	24,697	23,257	15,062
Benefits and expenses:
Policyholder benefits (including remeasurement (gains) losses of $298 and $233 for the years ended December 31, 2022 and 2021, respectively)	6,720	7,387	6,602
Change in the fair value of market risk benefits, net	(958)	(447)	—
Interest credited to policyholder account balances	3,732	3,562	3,528
Amortization of deferred policy acquisition costs and value of business acquired	1,020	951	543
Non-deferrable insurance commissions	568	623	604
Advisory fee expenses	266	322	316
General operating expenses	2,323	2,104	2,027
Interest expense	534	389	490
(Gain) loss on extinguishment of debt	—	219	10
Net (gain) loss on divestitures	1	(3,081)	—
Net (gain) loss on Fortitude Re transactions	—	(26)	91
Total benefits and expenses	14,206	12,003	14,211
Income (loss) before income tax expense (benefit)	10,491	11,254	851
Income tax expense (benefit):
Current	878	1,946	1,724
Deferred	1,134	136	(1,739)
Income tax expense (benefit)	2,012	2,082	(15)

	Years Ended December 31,
(in millions, except per common share data)	2022	2021	2020
Net income (loss)	8,479	9,172	866
Less:
Net income (loss) attributable to noncontrolling interests	320	929	224
Net income (loss) attributable to Corebridge	$8,159	$8,243	$642
Income (loss) per common share attributable to Corebridge common shareholders:
Basic:
Common stock	$12.63	N/A	N/A
Common stock Class A	N/A	$13.18	$1.00
Common stock Class B	N/A	$9.14	$1.00
Diluted:
Common stock	$12.60	N/A	N/A
Common stock Class A	N/A	$13.18	$1.00
Common stock Class B	N/A	$9.14	$1.00
Weighted averages shares outstanding:
Common stock - Basic	646.1	N/A	N/A
Common stock - Diluted	647.4	N/A	N/A
Common stock Class A - Basic and diluted	N/A	581.1	581.1
Common stock Class B - Basic and diluted	N/A	63.9	63.9
See accompanying Notes to Consolidated Financial Statements.

Corebridge Financial, Inc.
Consolidated Statements of Comprehensive Income (Loss)

	Years Ended December 31,
(in millions)	2022	2021	2020
Net income	$8,479	$9,172	$866
Other comprehensive income (loss), net of tax
Change in unrealized appreciation (depreciation) of fixed maturity securities on which allowance for credit losses was taken	(61)	31	(62)
Change in unrealized appreciation (depreciation) of all other investments	(31,695)	(5,638)	5,337
Change in fair value of market risk benefits attributable to changes in our own credit risk	1,294	179	—
Change in the discount rates used to measure traditional and limited payment long-duration insurance contracts	5,298	1,356	—
Change in cash flow hedges	157	—	—
Change in foreign currency translation adjustments	(101)	(20)	57
Change in retirement plan liabilities	2	1	(2)
Other comprehensive income (loss)	(25,106)	(4,091)	5,330
Comprehensive income (loss)	(16,627)	5,081	6,196
Less:
Comprehensive income attributable to noncontrolling interests	310	929	230
Comprehensive income (loss) attributable to Corebridge	$(16,937)	$4,152	$5,966
See accompanying Notes to Consolidated Financial Statements.

Corebridge Financial, Inc.
Consolidated Statements of Equity

(in millions)	Common Stock	Common Stock Class A	Common Stock Class B	Additional Paid-In Capital	Retained Earnings	Shareholders' Net Investment	Accumulated Other Comprehensive Income (Loss)	Total Corebridge Shareholders' Equity	Non- Redeemable Noncontrolling Interests	Total Shareholders' Equity
Balance, January 1 2020	$—	$5	$1	$—	$—	$22,470	$9,329	$31,805	$1,874	$33,679
Cumulative effect of change in accounting principle, net of tax	—	—	—	—	—	(246)	—	(246)	—	(246)
Change in net investment	—	—	—	—	—	(296)	—	(296)	—	(296)
Net income attributable to Corebridge or noncontrolling interests	—	—	—	—	—	642	—	642	224	866
Other comprehensive income, net of tax	—	—	—	—	—	—	5,324	5,324	6	5,330
Changes in noncontrolling interests due to divestitures and acquisitions	—	—	—	—	—	—	—	—	633	633
Contributions from noncontrolling interests	—	—	—	—	—	—	—	—	268	268
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	(454)	(454)
Other	—	—	—	—	—	3	—	3	(2)	1
Balance, December 31, 2020	$—	$5	$1	$—	$—	$22,573	$14,653	$37,232	$2,549	$39,781
Cumulative effect of change in accounting principle, net of tax		—	—	—	—	1,192	(2,349)	(1,157)	—	(1,157)
Change in net investment	—	—	—	—	—	(13,004)	—	(13,004)	—	(13,004)
Net income attributable to Corebridge or noncontrolling interests	—	—	—	—	—	8,243	—	8,243	929	9,172
Other comprehensive loss, net of tax	—	—	—	—	—	—	(4,091)	(4,091)	—	(4,091)
Changes in noncontrolling interests due to divestitures and acquisitions	—	—	—	—	—	—	—	—	(373)	(373)
Contributions from noncontrolling interests	—	—	—	—	—	—	—	—	264	264

(in millions)	Common Stock	Common Stock Class A	Common Stock Class B	Additional Paid-In Capital	Retained Earnings	Shareholders' Net Investment	Accumulated Other Comprehensive Income (Loss)	Total Corebridge Shareholders' Equity	Non- Redeemable Noncontrolling Interests	Total Shareholders' Equity
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	(1,611)	(1,611)
Other	—	—	—	—	—	(13)	20	7	1	8
Reorganization transactions		—	—	8,054	10,937	(18,991)	—	—	—	—
Balance, December 31, 2021	$—	$5	$1	$8,054	$10,937	$—	$8,233	$27,230	$1,759	$28,989
Net income attributable to Corebridge or noncontrolling interests	—	—	—	—	8,159	—	—	8,159	320	8,479
Dividends on common stock	—	—	—	—	(876)	—	—	(876)	—	(876)
Other comprehensive loss, net of tax	—	—	—	—	—	—	(25,096)	(25,096)	(10)	(25,106)
Changes in noncontrolling interests due to divestitures and acquisitions	—	—	—	—	—	—	—	—	(104)	(104)
Contributions from noncontrolling interests	—	—	—	—	—	—	—	—	155	155
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	(1,181)	(1,181)
Other	—	—	—	(24)	(13)	—	—	(37)	—	(37)
Reorganization transactions	$6	$(5)	$(1)	$—	$—	$—	$—	$—	$—	$—
Balance, December 31, 2022	$6	$—	$—	$8,030	$18,207	$—	$(16,863)	$9,380	$939	$10,319
See accompanying Notes to Consolidated Financial Statements.

Corebridge Financial, Inc.
Consolidated Statements of Cash Flows

	Years Ended December 31,
(in millions)	2022	2021	2020
Cash flows from operating activities:
Net income	$8,479	$9,172	$866
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash revenues, expenses, gains and losses included in income (loss):
Net (gain) loss on Fortitude Re transactions	—	(26)	20
Net (gains) losses on sales of securities available for sale and other assets	377	(1,737)	(747)
Net (gain) loss on divestitures	1	(3,081)	—
Loss on extinguishment of debt	—	219	10
Unrealized gains in earnings - net	864	(556)	(343)
Change in the fair value of market risk benefits in earnings, net	(1,481)	(1,427)	—
Equity in (income) loss from equity method investments, net of dividends or distributions	(97)	33	70
Depreciation and other amortization	585	413	325
Impairments of assets	25	32	80
General operating and other expenses	—	122	82
Changes in operating assets and liabilities:
Insurance liabilities	996	1,536	1,972
Premiums and other receivables and payables - net	40	156	575
Funds held relating to Fortitude Re Reinsurance contracts	(8,497)	(1,160)	2,351
Reinsurance assets and funds held under reinsurance treaties	1,086	307	271
Capitalization of deferred policy acquisition costs	(1,059)	(1,058)	(889)
Current and deferred income taxes - net	912	169	(1,930)
Other, net	390	(709)	614
Total adjustments	(5,858)	(6,767)	2,461
Net cash provided by operating activities	2,621	2,405	3,327
Cash flows from investing activities:
Proceeds from (payments for)
sales or distributions of:
Available-for-sale securities	10,566	10,762	11,929
Other securities	2,181	318	405
Other invested assets	1,888	4,615	1,787
Divestitures, net	—	1,084	—
Maturities of fixed maturity securities available for sale	9,621	20,420	15,507
Principal payments received on mortgage and other loans receivable	7,814	6,646	5,961
Purchases of:
Available-for-sale securities	(19,499)	(36,641)	(35,635)
Other securities	(3,694)	(1,591)	(117)

Other invested assets	(1,662)	(2,498)	(1,962)
Mortgage and other loans receivable	(14,203)	(7,930)	(5,486)
Acquisition of businesses, net of cash and restricted cash acquired	(107)	—	—
Net change in short-term investments	883	3,439	(1,237)
Net change in derivative assets and liabilities	(754)	(507)	1,234
Other, net	(287)	(84)	(295)
Net cash used in investing activities	(7,253)	(1,967)	(7,909)
Cash flows from financing activities:
Proceeds from (payments for):
Policyholder contract deposits	26,582	25,443	22,438
Policyholder contract withdrawals	(20,722)	(22,481)	(17,845)
Issuance of long-term debt	7,451	—	—
Issuance of short-term debt	1,512	345	—
Issuance of debt of consolidated investment entities	946	4,683	2,314
Repayments of long-term debt	—	(568)	(11)
Repayments of short-term debt	(8,312)	(248)	—
Maturities and repayments of debt of consolidated investment entities	(1,228)	(5,125)	(2,451)
Dividends paid on common stock	(876)	—	—
Distributions to Class B shareholder	—	(34)	—
Distributions to AIG	—	(1,543)	(472)
Distributions to noncontrolling interests	(477)	(1,611)	(454)
Contributions from noncontrolling interests	146	296	317
Net change in securities lending and repurchase agreements	(647)	9	646
Other, net	299	81	184
Net cash provided by (used in) financing activities	4,674	(753)	4,666
Effect of exchange rate changes on cash and restricted cash	(10)	(2)	7
Net increase (decrease) in cash and restricted cash	32	(317)	91
Cash and restricted cash at beginning of year	601	918	827
Change in cash of businesses held for sale	—	—	—
Cash and restricted cash at end of year	$633	$601	$918
See accompanying Notes to Consolidated Financial Statements.

Corebridge Financial, Inc.
Consolidated Statements of Cash Flows (continued)

Supplementary Disclosure of Consolidated Cash Flow Information

	Years Ended December 31,
(in millions)	2022	2021	2020
Cash	$552	$537	$654
Restricted cash included in short-term investments*	69	57	58
Restricted cash included in other assets*	12	7	206
Total cash and restricted cash shown in the Consolidated Statements of Cash Flows	$633	$601	$918
Cash paid during the period for:
Interest	$472	$364	$279
Taxes	1,101	1,913	1,915
Non-cash investing activities:
Fixed maturity securities, designated available for sale, received in connection with pension risk transfer transactions	(1,121)	(2,284)	(1,140)
Fixed maturity securities, designated available for sale, received in connection with reinsurance transactions	(108)	(161)	(424)
Fixed maturity securities, designated available for sale, transferred in connection with reinsurance transactions	204	647	706
Corebridge distribution of AIG common stock to AIG	—	38	—
Fixed maturity securities, designated as fair value option, transferred to repay debt of consolidated investment entities	—	1,257	—
Fixed maturity securities, designated available for sale, transferred to repay debt of consolidated investment entities	458	605	—
Investment assets transferred in conjunction with fund establishment	19	85	—
Investment assets received in conjunction with fund establishment	(49)	(85)	(532)
Real estate investments transferred in conjunction with fund establishment	305	—	—
Equity securities distributed in lieu of cash to non-consolidated Corebridge affiliate	94	—	—
Other invested assets securities distributed in lieu of cash to non-consolidated Corebridge affiliate	694	—	—
Minority ownership acquired in Fortitude Holdings	—	(100)	—
Divestiture of certain Cap Corp legal entities	—	56	—
Consideration received from divested businesses	—	3,740	—
Fixed maturity securities, designated available for sale, transferred to non-consolidated Corebridge affiliate	—	423	—
Fixed maturity securities, designated available for sale, transferred from a non-consolidated Corebridge affiliate	—	(423)	—
Non-cash financing activities:
Interest credited to policyholder contract deposits included in financing activities	3,676	3,642	3,786
Fee income debited to policyholder contract deposits included in financing activities	(1,694)	(1,690)	(1,710)
Equity interest in funds sold to Corebridge affiliates	—	—	532

Repayments of debt of consolidated investment entities utilizing fixed maturity securities	(474)	(1,862)	—
Issuance of short-term debt by AIG	—	8,300	—
Short-term debt forgiven by AIG	—	(96)	—
Non-cash capital contributions	—	728	85
Non-cash capital distributions	—	(12,197)	(44)
Distribution in lieu of cash, in equity securities, to non-consolidated Corebridge affiliate	(94)	—	—
Distribution in lieu of cash, in Other invested assets securities, to non-consolidated Corebridge affiliate	(694)	—	—
Extinguishment of debt in exchange for partnership interest	(172)	—	—
Redemption of NCI in exchange for partnership interest	(104)	—	—
__________________
*Primarily includes funds held for tax sharing payments to Corebridge Parent, security deposits.
See accompanying Notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements
1.    Overview and Basis of Presentation
OVERVIEW
Corebridge Financial, Inc. (“Corebridge Parent”) is a leading provider of retirement solutions and life insurance products in the United States. Our primary business operations consist of life and annuity products that include term life insurance, universal life insurance, variable universal life insurance and whole life insurance, accident and health insurance, single- and flexible-premium deferred fixed and variable annuities, fixed index deferred annuities, single-premium immediate and delayed-income annuities, group annuities, private placement variable annuities, structured settlements, corporate- and bank-owned life insurance, guaranteed investment contracts (‘‘GICs’’) funding agreements, stable value wrap products and pension risk transfer. Our institutional asset management business includes managing assets for non-consolidated affiliates. Corebridge Parent common stock, par value $0.01 per share, is listed on the New York Stock Exchange (NYSE:CRBG). The terms “Corebridge,” “we,” “us,” “our” or the “Company” mean Corebridge Parent and its consolidated or combined subsidiaries, unless the context refers to Corebridge Parent only.
These financial statements present the consolidated and combined results of operations, financial condition and cash flows of the Company. On September 19, 2022, we completed an initial public offering (the “IPO”) in which American International Group, Inc. (“AIG Parent”) sold 80,000,000 shares of Corebridge Parent common stock to the public. As of December 31, 2022, AIG owns 77.7% of the outstanding common stock of Corebridge Parent. AIG Parent is a publicly traded entity, listed on the New York Stock Exchange (NYSE:AIG). The term “AIG” means AIG Parent and its consolidated subsidiaries, unless the context refers to AIG Parent only.
Prior to the IPO, we underwent a reorganization (the “Reorganization”) to ensure that we held all of AIG’s life and retirement business and substantially all of its investment management operations. The Reorganization was completed on December 31, 2021. As of December 31, 2022, subsidiaries of Corebridge Parent include: AGC Life Insurance Company (“AGC”), American General Life Insurance Company (“AGL”), The Variable Annuity Life Insurance Company (“VALIC”), The United States Life Insurance Company in the City of New York (“USL”), AIG Life of Bermuda, Ltd. (“AIG Bermuda”), AIG Life Ltd. (“AIG Life (United Kingdom)”) and its subsidiary, Laya Healthcare Ltd. (“Laya”), and SAFG Capital LLC and its subsidiaries.
These financial statements include the results of Corebridge Parent, its controlled subsidiaries (generally through a greater than 50% ownership of voting rights and voting interests) and variable interest entities (“VIEs”) of which we are the primary beneficiary. Equity investments in entities that we do not consolidate, including corporate entities in which we have significant influence and partnership and partnership-like entities in which we have more than minor influence over the operating and financial policies, are accounted for under the equity method unless we have elected the fair value option.
We adopted the Financial Accounting Standards Board’s (the “FASB”) targeted improvements to the accounting for long-duration contracts (the “standard” or “LDTI”) on January 1, 2023 with a transition date of January 1, 2021 (“the transition date”). In accordance with the transition guidance in the standard, we have updated our Consolidated Financial Statements for the periods ended December 31, 2022 and 2021, and for the years ending December 31, 2022 and 2021 presented herein to reflect LDTI. For additional detail, see Note 2 to our audited annual consolidated financial statements.
BASIS OF PRESENTATION
The financial statements presented for periods on or after December 31, 2021, the date on which the Reorganization was completed, are presented on a consolidated basis, and include the financial position, results of operations and cash flows of the Company. The financial statements for the periods prior to December 31, 2021 are presented on a combined basis, and reflect the historical combined financial position, results of operations and cash flows of Corebridge, AIG Capital Corporation (“Cap Corp”), AIG Life (United Kingdom) and Laya, as the operations were under common control of AIG and reflect the historical combined financial position, results of operations and cash flows of those legal entities.

Notes to Consolidated Financial Statements
1.Overview and Basis of Presentation (continued)
The Reorganization, completed on December 31, 2021, included the contribution of various subsidiaries of AIG into Corebridge. AIG Life (UK) was contributed to Corebridge on May 1, 2021. Effective May 1, 2021, Corebridge subscribed for an ordinary share in Laya, and Laya redeemed the only other share then in issue which was held by AIG, resulting in Corebridge being the sole shareholder of Laya. The annual consolidated financial statements as of December 31, 2021 included the results of operations, financial condition and cash flows of Laya and AIG Life Ltd. Accordingly, the contribution of these entities to Corebridge did not result in the need to restate prior periods in accordance with the accounting treatment for common control transactions.
On October 1, 2021, two Cap Corp subsidiaries were sold to a Corebridge affiliate. On October 29, 2021, a Cap Corp subsidiary was sold to a Corebridge affiliate. On December 31, 2021, certain direct and indirect subsidiaries of Cap Corp were transferred to a newly created holding company and subsidiary of Cap Corp, SAFG Capital LLC (‘‘SAFG Capital’’). On December 31, 2021, Cap Corp’s interest in SAFG Capital was distributed from Cap Corp to AIG and AIG subsequently contributed its interest to Corebridge. Cap Corp and certain of its subsidiaries remain consolidated subsidiaries of AIG. The contribution of SAFG Capital to the Company was treated as a common control transaction with the Company being the receiving entity, and the subsidiaries not contributed were treated as common control transactions with the Company being the transferring entity, both during the year ended December 31, 2021.
In connection with the Reorganization, we and AIG entered into agreements under which we purchased AIG Technologies, Inc. (“AIGT”) and Eastgreen, Inc. (“Eastgreen”) from AIG on February 28, 2022 for total consideration of $107 million. AIGT provides data processing, technology and infrastructure services to Corebridge and AIG entities in the United States, including management of AIG hardware and networks. AIGT utilizes two data centers to provide its services. The real estate related to the two data centers is owned by Eastgreen. To the extent needed, AIGT will continue to provide services to AIG for a transition period.
The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States (‘‘GAAP’’). All material intercompany accounts and transactions between consolidated or combined entities have been eliminated. The balance sheet as of December 31, 2021 includes the attribution of certain assets and liabilities that have historically been held at AIG or certain of its subsidiaries not included in the historically combined Corebridge financial statements. Similarly, certain assets attributable to shared services managed at AIG have been excluded. The Company’s consolidated financial statements reflect certain corporate expenses allocated to the Company by AIG for certain corporate functions and for shared services provided by AIG. These expenses have been allocated to the Company based on direct usage or benefit where specifically identifiable, with the remainder allocated based upon other reasonable allocation measures. The Company considers the expense methodology and results to be reasonable for all periods presented.
Our historical financial results included in the Company’s financial statements do not necessarily reflect the financial condition, results of operations or cash flows we would have achieved as a stand-alone company during the periods presented or those we will achieve in the future. The Company has recorded affiliated transactions with certain AIG subsidiaries that are not subsidiaries of Corebridge which have not been eliminated in the consolidated or combined financial statements of the Company. The accompanying financial statements reflect all normal recurring adjustments, including eliminations of material intercompany accounts and transactions, necessary in the opinion of management for a fair statement of our financial position, results of operations and cash flows for the periods presented.
SIGNIFICANT TRANSACTIONS
Strategic Partnership with Blackstone
On November 2, 2021, Argon Holdco LLC (“Argon”), a wholly owned subsidiary of Blackstone, Inc. (“Blackstone”), acquired a 9.9% equity stake in Corebridge and Corebridge entered into a long-term asset management relationship with Blackstone.
Pursuant to the partnership, we initially transferred management of $50 billion of our existing investment portfolio. Beginning in the fourth quarter of 2022, we transferred an additional $2.1 billion to Blackstone. The

Notes to Consolidated Financial Statements
1.Overview and Basis of Presentation (continued)
amount managed by Blackstone will increase to $92.5 billion by the third quarter of 2027. As of December 31, 2022, the book value of the assets managed by Blackstone was $48.9 billion.
Pursuant to the Stockholders’ Agreement that we entered into with AIG Parent and Argon at the time of acquisition of Argon’s equity stake in Corebridge, Argon may not sell its ownership interest in Corebridge, subject to certain exceptions. These exceptions, among others, permit Argon to sell 25%, 67% and 75% of its shares after the first, second and third anniversaries, respectively, of the IPO, with the transfer restrictions terminating in full on the fifth anniversary of the IPO. Additionally, until Argon no longer owns at least 50% of its initial investment in Corebridge, it will have the right to designate for nomination for election one member of the Corebridge board of directors.
On November 1, 2021, Corebridge Parent declared a dividend payable to AIG in the amount of $8.3 billion. In connection with that dividend, Corebridge Parent issued a promissory note to AIG Parent in the amount of $8.3 billion. The promissory note to AIG Parent was paid in full during 2022.
On December 15, 2021, Corebridge and Blackstone Real Estate Income Trust (“BREIT”), a long-term, perpetual capital vehicle affiliated with Blackstone, completed the acquisition by BREIT of Corebridge’s interests in a U.S. affordable housing portfolio for $4.9 billion, in an all cash transaction, subject to certain adjustments, resulting in a pre-tax gain of $3.0 billion.
Sale of Certain Assets of Our Retail Mutual Funds Business
On February 8, 2021, we announced the execution of a definitive agreement with Touchstone Investments, Inc. (“Touchstone”), an indirect wholly owned subsidiary of Western & Southern Financial Group, to sell certain assets of our retail mutual funds business. This sale consisted of the reorganization of twelve of the retail mutual funds managed by our subsidiary SunAmerica Asset Management, LLC (“SAAMCo”) into certain Touchstone funds. The transaction closed on July 16, 2021, at which time we received initial proceeds and recognized a gain on the sale of $103 million. Concurrently, the twelve retail mutual funds managed by SAAMCo, with $6.8 billion in assets, were reorganized into Touchstone funds. Additional consideration has been and may be earned over a three-year period based on asset levels in certain reorganized funds. Six retail mutual funds managed by SAAMCo and not included in the transaction were liquidated. We continue to retain our fund management platform and capabilities dedicated to our variable annuity insurance products.
FORTITUDE HOLDINGS
Reinsurance agreements
AIG established Fortitude Reinsurance Company, Ltd. (‘‘Fortitude Re’’), a wholly owned subsidiary of Fortitude Group Holdings, LLC (‘‘Fortitude Holdings’’), in 2018 in a series of reinsurance transactions related to certain of AIG’s legacy operations. In February 2018, AGL, VALIC, and USL entered into modified coinsurance (‘‘modco’’) agreements with Fortitude Re, a registered Class 4 and Class E reinsurer in Bermuda. As these reinsurance transactions are structured as modco, Corebridge continues to reflect the invested assets, which consist mostly of available for sale securities, supporting Fortitude Re’s obligations, in Corebridge’s financial statements. Additionally, AIG Bermuda novated its assumption of certain long-duration contracts from an affiliated entity to Fortitude Re.
On July 1, 2020, AGL and USL amended the modco agreements. Under the terms of the amendment, certain business ceded to Fortitude Re was recaptured by the Company and certain additional business was ceded by the Company to Fortitude Re. We recorded an additional $91 million loss associated with this amendment.
Sale of Fortitude Holdings by AIG
In November 2018, AIG sold a 19.9% ownership interest in Fortitude Holdings to TC Group Cayman Investments Holdings, L.P. (‘‘TCG’’), an affiliate of Carlyle. On June 2, 2020, AIG completed the sale of a majority of the interests in Fortitude Holdings to Carlyle FRL, L.P. (‘‘Carlyle FRL’’), an investment fund advised by an affiliate of The Carlyle Group Inc. (‘‘Carlyle’’), and T&D United Capital Co., Ltd. (‘‘T&D’’), a subsidiary of T&D

Notes to Consolidated Financial Statements
1.Overview and Basis of Presentation (continued)
Holdings, Inc., under the terms of a membership interest purchase agreement entered into on November 25, 2019 by and among AIG, Fortitude Holdings, Carlyle FRL, Carlyle, T&D and T&D Holdings, Inc. (the ‘‘Majority Interest Fortitude Sale’’). As a result of completion of the Majority Interest Fortitude Sale, Carlyle FRL purchased from AIG a 51.6% ownership interest in Fortitude Holdings and T&D purchased from AIG a 25% ownership interest in Fortitude Holdings; AIG retained a 3.5% ownership interest in Fortitude Holdings and one seat on its Board of Managers. On October 1, 2021, AIG, Inc. contributed its remaining 3.5% ownership interest in Fortitude Group Holdings, LLC to Corebridge.
As of December 31, 2022, and 2021, respectively, approximately $26.8 billion and $34.1 billion of liabilities related to business written by Corebridge, had been ceded to Fortitude Re under these reinsurance transactions. As of closing of the Majority Interest Fortitude Sale, these reinsurance transactions are no longer considered affiliated transactions.
Following closing of the Majority Interest Fortitude Sale in the second quarter of 2020, AIG contributed $135 million of its proceeds from the Majority Interest Fortitude Sale to USL.
For further details on this transaction see Note 7.
USE OF ESTIMATES
The preparation of financial statements in accordance with GAAP requires the application of accounting policies that often involve a significant degree of judgment. Accounting policies that we believe are most dependent on the application of estimates and assumptions are considered our critical accounting estimates and are related to the determination of:
•fair value measurements of certain financial assets and liabilities;
•valuation of market risk benefits (“MRBs”) related to guaranteed benefit features of variable annuity products, fixed annuity products and fixed index annuity products;
•valuation of embedded derivative liabilities for fixed index annuity and index universal life products;
•valuation of future policy benefit liabilities and recognition of remeasurement gains and losses;
•reinsurance assets, including the allowance for credit losses;
•goodwill impairment;
•allowance for credit losses primarily on loans and available for sale fixed maturity securities;
•income tax assets and liabilities, including recoverability of our net deferred tax asset and the predictability of future tax operating profitability of the character necessary to realize the net deferred tax asset.
•prior to the adoption of LDTI, valuation of liabilities for guaranteed benefit features of variable annuity products, fixed annuity and fixed index annuity products, including the valuation of embedded derivatives;
•prior to the adoption of LDTI, estimated gross profits to value DAC and URR for investment-oriented products, such as universal life insurance, variable and fixed annuities, and fixed index annuities; and
•prior to the adoption of LDTI, valuation of future policy benefit liabilities and timing and extent of loss recognition;
These accounting estimates require the use of assumptions about matters, some of which are highly uncertain at the time of estimation. To the extent actual experience differs from the assumptions used, our consolidated financial condition, results of operations and cash flows could be materially affected.

Notes to Consolidated Financial Statements
2.    Summary of Significant Accounting Policies
The following list identifies our significant accounting policies presented in other Notes to these Consolidated Financial Statements, with a reference to the Note where a detailed description can be found:
Note 5. Investments
•Fixed maturity and equity securities
•Other invested assets
•Short-term investments
•Net investment income
•Net realized gains (losses)
•Allowance for credit losses/Other-than-temporary impairments
Note 6. Lending Activities
•Mortgage and other loans receivable – net of allowance
Note 7. Reinsurance
•Reinsurance assets – net of allowance
Note 8. Deferred Policy Acquisition Costs
•Deferred policy acquisition costs
•Value of business acquired
•Deferred sales inducements
•Amortization of deferred policy acquisition costs
•Non-deferrable insurance commissions
Note 9. Variable Interest Entities
Note 10. Derivatives and Hedge Accounting
•Derivative assets and liabilities, at fair value
Note 11. Goodwill and Other Intangible Assets
Note 12. Insurance Liabilities
•Future policy benefits
•Policyholder contract deposits
•Other policyholder funds
Note 13. Market Risk Benefits
Note 14. Separate Account Assets and Liabilities

Notes to Consolidated Financial Statements
2.Summary of Significant Accounting Policies (continued)
Note 15. Debt
•Short-term and Long-term debt
•Debt of consolidated investment entities
Note 16. Contingencies, Commitments and Guarantees
•Legal contingencies
Note 18. Earnings Per Common Share
Note 22. Income Taxes
OTHER SIGNIFICANT ACCOUNTING POLICIES
Insurance revenues include premiums and policy fees. All premiums and policy fees are presented net of reinsurance, as applicable. Premiums from long-duration life products, other than universal and variable life contracts, are recognized as revenues when due. Premiums from individual and group annuity contracts that are life contingent are recognized as revenues when due.
For limited payment contracts, premiums are due over a significantly shorter period than the period over which benefits are provided. Prior to the adoption of LDTI effective on January 1, 2021, the difference between the gross premium received and the net premium was deferred and recognized in premiums in a constant relationship to insurance in-force, or for annuities, the amount of expected future policy benefits. This Deferred Profit Liability (“DPL”) was recorded in the Consolidated Balance Sheets in Other policyholder funds. After January 1, 2021, the difference between the gross premium received and recorded as revenue and the net premium is deferred and recognized in Policyholder benefits in a constant relationship to insurance in-force, or for annuities, the amount of expected future policy benefits. This DPL is recorded in the Consolidated Balance Sheets in Future policy benefits for life and accident and health insurance contracts.
Premiums on short-duration accident and health policies are earned primarily on a pro rata basis over the term of the related coverage. The reserve for unearned premiums includes the portion of premiums written relating to the unexpired terms of coverage. This unearned revenue reserve (“URR”) is recorded in the Consolidated Balance Sheets in Other policyholder funds.
Prior to the adoption of LDTI effective on January 1, 2021, reinsurance premiums ceded under yearly renewable term (“YRT”) reinsurance agreements were recognized as a reduction in revenues over the period the reinsurance coverage was utilized in proportion to the risks to which the premiums relate, while premiums ceded under modified coinsurance (“modco”) treaties were recognized when due. After January 1, 2021, all reinsurance premiums ceded are recognized when due, following a ceded net premium ratio (“NPR”) methodology that also accrues a proportionate amount of estimated benefits.
Reinsurance premiums for assumed business are estimated based on information received from ceding companies and reinsurers. Any subsequent differences that arise regarding such estimates are recorded in the periods in which they are determined.
Amounts received as payment for investment-oriented contracts such as universal life, variable annuities, fixed annuities, and fixed index annuities, are reported as deposits to Policyholder contract deposits or Separate account liabilities, as applicable. Revenues from these contracts are recorded in policy fees and consist of policy charges for the cost of insurance, policy administration charges, surrender charges and amortization of URR. Policy fees are recognized as revenues in the period in which they are assessed against policyholders, unless the fees are designed to compensate Corebridge for services to be provided in the future. Prior to the adoption of LDTI effective on January 1, 2021, fees deferred as unearned revenue were amortized in relation to the incidence of estimated gross profits (“EGPs”) to be realized over the estimated lives of the contracts. After January 1, 2021, fees deferred as unearned revenue are amortized on a constant level basis over the estimated lives of the contracts, consistent with the

Notes to Consolidated Financial Statements
2.Summary of Significant Accounting Policies (continued)
amortization of deferred acquisition costs. This URR is recorded in the Consolidated Balance Sheets in Other policyholder funds.
Advisory fee income includes fees from registered investment services.
Other income includes 12b-1 fees (i.e. marketing and distribution fee income), other asset management fee income, and commission-based broker dealer services.
Advisory fee expense includes primarily sub-advisory fee expenses.
Cash represents cash on hand and demand deposits.
Short-term investments include highly liquid securities and other investments with remaining maturities of one year or less, but greater than three months, at the time of purchase. Securities included within short-term investments are stated at estimated fair value, while other investments included within short-term investments are stated at amortized cost, which approximates estimated fair value.
Premiums and other receivables – net of allowance include premium balances receivable, amounts due from agents and brokers and policyholders, and other receivables.
Other assets consist of deferred sales inducement assets, prepaid expenses, deposits, other deferred charges, other fixed assets, capitalized software costs, goodwill, intangible assets other than goodwill, restricted cash and derivative assets.
Capitalized software costs represent costs directly related to obtaining, developing or upgrading internal use software, are capitalized and amortized using the straight-line method over a period generally not exceeding ten years.
Real estate includes the cost of buildings and furniture and fixtures which is depreciated principally using the straight-line basis over their estimated useful lives (maximum of 40 years for buildings, 10 years for furniture and fixtures and 5 years for office equipment). Expenditures for maintenance and repairs are charged to income as incurred and expenditures for improvements are capitalized and depreciated. We periodically assess the carrying amount of our real estate for purposes of determining any asset impairment.
Separate accounts represent funds for which investment income and investment gains and losses accrue directly to the policyholders who bear the investment risk. Each account has specific investment objectives and the assets are carried at fair value. The assets of each account are legally segregated and are not subject to claims that arise from any of our other businesses. The liabilities for these accounts are equal to the account assets. Separate accounts may also include deposits for funds held under stable value wrap funding agreements, although the majority of stable value wrap sales are measured based on the notional amount included in assets under management and do not include the receipt of funds.
For a more detailed discussion of separate accounts, see Note 12.
Other liabilities consist of other funds on deposit, other payables, securities sold under agreements to repurchase, securities sold but not yet purchased and derivative liabilities.
Securities sold but not yet purchased represent sales of securities not owned at the time of sale. The obligations arising from such transactions are recorded on a trade-date basis and carried at fair value. Fair values of securities sold but not yet purchased are based on current market prices.
Foreign currency: Financial statement accounts expressed in foreign currencies are translated into U.S. dollars. Functional currency assets and liabilities are translated into U.S. dollars generally using rates of exchange prevailing at the balance sheet date of each respective subsidiary and the related translation adjustments are recorded as a separate component of Accumulated other comprehensive income, net of any related taxes, in Shareholders’ Equity. Income statement accounts expressed in functional currencies are translated using average exchange rates during the period. Functional currencies are generally the currencies of the local operating environment. Financial statement

Notes to Consolidated Financial Statements
2.Summary of Significant Accounting Policies (continued)
accounts expressed in currencies other than the functional currency of a consolidated entity are remeasured into that entity’s functional currency resulting in exchange gains or losses recorded in income, except for remeasurement gains or losses attributable to available-for-sale securities which are included in Accumulated other comprehensive income (“AOCI”).
Non-redeemable noncontrolling interest is the portion of equity (net assets) and net income (loss) in a subsidiary not attributable, directly or indirectly, to Corebridge.
Redeemable noncontrolling interest represents noncontrolling interest holders in certain consolidated investment entities where the noncontrolling interest holder has the ability to redeem its interest in the consolidated investment entity at its option.
ACCOUNTING STANDARDS ADOPTED DURING 2022
Reference Rate Reform
In March 2020, the FASB issued an accounting standard that provides temporary optional guidance to ease the potential burden in accounting for reference rate reform. The standard allows us to account for certain contract modifications that result from the discontinuation of the London Interbank Offered Rate (“LIBOR”) or another reference rate as a continuation of the existing contract without additional analysis. This standard was set to expire on December 31, 2022, but was extended to December 31, 2024, after which application of the guidance will no longer be permitted. During this period, this standard may be elected and applied prospectively as reference reforms occur.
Where permitted by the guidance, we have accounted for contract modifications stemming from the discontinuation of LIBOR or another reference rate as a continuation of the existing contract. As part of our implementation efforts, we have and will continue to assess our operational readiness and current and alternative reference rates’ merits, limitations, risks and suitability for our investment and insurance processes. The adoption of the standard has not had, and is not expected to have, a material impact on our reported consolidated financial condition, results of operations, cash flows and required disclosures.
ADOPTION OF LONG DURATION TARGETED IMPROVEMENTS
Targeted Improvements to the Accounting for Long-Duration Contracts
In August 2018, the FASB issued an accounting standard update with the objective of making targeted improvements to the existing recognition, measurement, presentation and disclosure requirements for long-duration contracts issued by an insurance entity.
The Company adopted the standard on January 1, 2023 using the modified retrospective transition method relating to liabilities for traditional and limited payment contracts and deferred policy acquisition costs. The Company also adopted the standard in relation to MRBs on a full retrospective basis. As of the January 1, 2021 transition date, the impact of the adoption of the standard was a net decrease to beginning Accumulated other comprehensive income (loss) (“AOCI”) of $2.3 billion and a net increase to beginning Shareholders’ net investment of $1.2 billion primarily driven by (1) changes related to MRBs in our Individual Retirement and Group Retirement segments, including the impact of non-performance risk adjustments which reclassified the portion of the changes in fair value attributable to non-performance risk from Shareholders' net investment to AOCI, (2) changes to the discount rate used to measure the liability for future policy benefits which most significantly impacted our Life Insurance and Institutional Markets segments, and (3) the removal of balances recorded in AOCI related to changes in unrealized appreciation (depreciation) on investments. The consolidated financial statements as of and for the years ended December 31, 2022 and 2021 have been adjusted to reflect the effects of applying the standard.
The accounting for Fortitude Re reinsurance assets, including the discount rates, continued to be calculated using the same methodology and assumptions as the direct policies, and therefore have been recalculated on an LDTI basis. The accounting for reinsurance transactions between the Company and Fortitude Re structured as modco remained unchanged.

Notes to Consolidated Financial Statements
2.Summary of Significant Accounting Policies (continued)
Market risk benefits: The standard requires the measurement of all MRBs (e.g., living benefit and death benefit guarantees associated with variable annuities) associated with deposit (or account balance) contracts at fair value at each reporting period. Changes in fair value compared to prior periods are recorded and presented separately within the income statement, with the exception of our own credit risk changes (non-performance adjustments), which are recognized in Other comprehensive income (loss) (“OCI”). MRBs impacted both Shareholders’ net investment and AOCI upon transition.
The accounting for MRBs primarily impacted our Individual Retirement and Group Retirement segments. For additional disclosures about MRBs, see Note 13.
Discount rate assumption: The standard requires the discount rate assumption for the liability for future policy benefits to be updated at the end of each reporting period using an upper-medium grade (low credit risk) fixed income instrument yield that maximizes the use of observable market inputs. Upon transition, the Company had an adjustment to AOCI due to the fact that the market upper-medium grade (low credit risk) interest rates as of the transition date differed from reserve interest accretion rates.
Following adoption of the standard, the impact of changes to discount rates are recognized through OCI. Changes resulting from updating the discount rate each reporting period primarily impact term life insurance and other traditional life insurance products, as well as pension risk transfer (“PRT”) and structured settlement products. For additional information on the discount rate assumption under accounting for Long-Duration Contracts Standard, see Note 12.
Removal of balances related to changes in unrealized appreciation (depreciation) on investments: Under the standard, the majority of balances recorded in AOCI related to changes in unrealized appreciation (depreciation) on investments were eliminated.
In addition to the above, the standard also:
•Requires the review and, if necessary, update of future policy benefit assumptions at least annually for traditional and limited pay long duration contracts, with the recognition and parenthetical presentation of any resulting re-measurement gain or loss in Policyholder benefits (except for discount rate changes as noted above) in the Consolidated Statements of Income (Loss). For additional information, see Note 13.
•Simplifies the amortization of DAC to a constant level basis over the expected term of the related contracts and no longer requires an impairment test. For additional information, see Note 8.
•Increases disclosures of disaggregated rollforwards of several balances, including but not limited to liabilities for future policy benefits, deferred acquisition costs, account balances, MRBs, separate account liabilities and information about significant inputs, judgments and methods used in measurement and changes thereto and impact of those changes.

Notes to Consolidated Financial Statements
2.Summary of Significant Accounting Policies (continued)
The following table presents the impacts in connection with the adoption of LDTI, effective as of January 1, 2021 as well as cross references to the applicable notes herein for additional information:

	Balance, Beginning of Year	Cumulative Effect Adjustment as of January 1, 2021	Updated balances post-adoption of LDTI
(in millions)
Reinsurance assets - Fortitude Re, net of allowance for credit losses and disputes(a)	$29,158	$7,666	$36,824
Reinsurance assets - other, net of allowance for credit losses and disputes(a)	2,707	433	3,140
Deferred income taxes	3,640	310	3,950
Deferred policy acquisition costs and value of business acquired(b)	7,363	3,137	10,500
Market risk benefit assets(c)	—	338	338
Other assets(d)	3,428	396	3,824
Total assets	$410,155	$12,280	$422,435
Future policy benefits for life and accident and health insurance(e)	$54,660	$10,522	$65,182
Policyholder contract deposits(e)	154,892	(6,471)	148,421
Market risk benefit liabilities(c)	—	8,739	8,739
Other policyholder funds(f)	2,492	248	2,740
Other liabilities(g)	9,954	399	10,353
Total liabilities	$370,323	$13,437	$383,760
Shareholders’ net investment(h)	$22,579	$1,192	$23,771
Accumulated other comprehensive income(h)	14,653	(2,349)	12,304
Total Corebridge Shareholders' net investment	37,232	(1,157)	36,075
Total equity	39,781	(1,157)	38,624
Total liabilities, redeemable noncontrolling interest and shareholder’s net investment	$410,155	$12,280	$422,435
__________________
(a)Refer to Note 7 for additional information on the transition impacts associated with LDTI.
(b)Refer to Note 8 for additional information on the transition impacts associated with LDTI.
(c)Refer to Note 13 for additional information on the transition impacts associated with LDTI.
(d)Other assets include deferred sales inducement assets. Refer to Note 8 for additional information on the transition impacts associated with LDTI.
(e)Refer to Note 12 for additional information on the transition impacts associated with LDTI.
(f)Other policyholder funds include URR. Refer to Note 12 for additional information on the transition impacts associated with LDTI.
(g)Other liabilities include deferred cost of reinsurance liabilities. Refer to Note 7 for additional information on the transition impacts associated with LDTI.
(h)Includes a correction of $158 million to increase shareholders' net investment and decrease AOCI.

Notes to Consolidated Financial Statements
2.Summary of Significant Accounting Policies (continued)
The following table presents the impacts in connection with the adoption of LDTI, effective as of January 1, 2021 on our previously reported Consolidated Balance Sheets as of December 31, 2022 and 2021:

December 31, 2022	As Previously Reported	Effect of Change	Updated balances post-adoption of LDTI
(in millions)
Reinsurance assets - Fortitude Re, net of allowance for credit losses and disputes	$27,794	$(950)	$26,844
Reinsurance assets - other, net of allowance for credit losses and disputes	2,980	(463)	2,517
Deferred income taxes	9,162	(331)	8,831
Deferred policy acquisition costs and value of business acquired	13,179	(2,616)	10,563
Market risk benefit assets	—	796	796
Other assets	2,852	(331)	2,521
Total assets	$364,217	$(3,895)	$360,322
Future policy benefits for life and accident and health insurance	$57,266	$(6,748)	$50,518
Policyholder contract deposits	158,966	(2,908)	156,058
Market risk benefits liabilities	—	4,736	4,736
Other policyholder funds	3,331	(446)	2,885
Other liabilities	8,775	301	9,076
Total liabilities	$355,068	$(5,065)	$350,003
Retained earnings	$16,121	$2,086	$18,207
Accumulated other comprehensive income	(15,947)	(916)	(16,863)
Total Corebridge Shareholders' equity	8,210	1,170	9,380
Total equity	9,149	1,170	10,319
Total liabilities, redeemable noncontrolling interest and equity	$364,217	$(3,895)	$360,322

Notes to Consolidated Financial Statements
2.Summary of Significant Accounting Policies (continued)

December 31, 2021	As Previously Reported	Effect of Change	Updated balances post-adoption of LDTI
(in millions)
Reinsurance assets - Fortitude Re, net of allowance for credit losses and disputes	$28,472	$5,630	$34,102
Reinsurance assets - other, net of allowance for credit losses and disputes	2,932	169	3,101
Deferred income taxes	4,837	(41)	4,796
Deferred policy acquisition costs and value of business acquired	8,058	2,540	10,598
Market risk benefit assets	—	610	610
Other assets	3,303	311	3,614
Total assets	$416,212	$9,219	$425,431
Future policy benefits for life and accident and health insurance	$57,751	$6,519	$64,270
Policyholder contract deposits	156,846	(5,301)	151,545
Market risk benefits liabilities	—	7,499	7,499
Other policyholder funds	2,849	30	2,879
Other liabilities	9,903	328	10,231
Total liabilities	$387,284	$9,075	$396,359
Retained earnings	$8,859	$2,078	$10,937
Accumulated other comprehensive income	10,167	(1,934)	8,233
Total Corebridge Shareholders' equity	27,086	144	27,230
Total equity	28,845	144	28,989
Total liabilities, redeemable noncontrolling interest and equity	$416,212	$9,219	$425,431

Notes to Consolidated Financial Statements
2.Summary of Significant Accounting Policies (continued)
The following table presents the impacts in connection with the adoption of LDTI on our previously reported Consolidated Statements of Income (Loss) for the years ended December 31, 2022 and 2021:

December 31, 2022	As Previously Reported	Effect of Change	Updated balances post-adoption of LDTI
(in millions, except per common share data)
Premiums	$5,093	$(2)	$5,091
Policy fees	2,972	(58)	2,914
Total net realized gains (losses)	8,013	(1,922)	6,091
Total revenues	26,679	(1,982)	24,697
Benefits and expenses:
Policyholder benefits	7,332	(612)	6,720
Change in the fair value of market risk benefits, net	—	(958)	(958)
Interest credited to policyholder account balances	3,696	36	3,732
Amortization of deferred acquisition costs and value of business acquired	1,431	(411)	1,020
Non-deferrable insurance commissions	636	(68)	568
Total benefits and expenses	16,219	(2,013)	14,206
Income (loss) before income tax expense (benefit)	10,460	31	10,491
Income tax expense (benefit):	1,991	21	2,012
Net income (loss)	8,469	10	8,479
Net income (loss) attributable to Corebridge	$8,149	10	$8,159
Income (loss) per common share attributable to Corebridge common shareholders:
Common stock - Basic	$12.61	$0.02	$12.63
Common stock - Diluted	$12.59	$0.01	$12.60

Notes to Consolidated Financial Statements
2.Summary of Significant Accounting Policies (continued)

December 31, 2021	As Previously Reported	Effect of Change	Updated balances post-adoption of LDTI
(in millions, except per common share data)
Premiums	$5,637	$16	$5,653
Policy fees	3,051	(46)	3,005
Total net realized gains (losses)	1,855	(103)	1,752
Total revenues	23,390	(133)	23,257
Benefits and expenses:
Policyholder benefits	8,050	(663)	7,387
Change in the fair value of market risk benefits, net	—	(447)	(447)
Interest credited to policyholder account balances	3,549	13	3,562
Amortization of deferred acquisition costs and value of business acquired	1,057	(106)	951
Non-deferrable insurance commissions	680	(57)	623
Total benefits and expenses	13,263	(1,260)	12,003
Income (loss) before income tax expense (benefit)	10,127	1,127	11,254
Income tax expense (benefit):	1,843	239	2,082
Net income (loss)	8,284	888	9,172
Net income (loss) attributable to Corebridge	$7,355	$888	$8,243
Income (loss) per common share attributable to Corebridge common shareholders:
Basic:
Common stock Class A	$11.80	$1.38	$13.18
Common stock Class B	$7.77	$1.37	$9.14
Diluted:
Common stock Class A	$11.80	$1.38	$13.18
Common stock Class B	$7.77	$1.37	$9.14
The following table presents the impacts in connection with the adoption of LDTI on our previously reported Consolidated Statements of Comprehensive Income (Loss) for the years ended December 31, 2022 and 2021:

December 31, 2022	As Previously Reported	Effect of Change	Updated balances post-adoption of LDTI
(in millions)
Net income	$8,469	$10	$8,479
Other comprehensive income (loss), net of tax
Change in unrealized appreciation (depreciation) of fixed maturity securities on which allowance for credit losses was taken	(54)	(7)	(61)
Change in unrealized appreciation (depreciation) of all other investments	(26,128)	(5,567)	(31,695)
Change in fair value of market risk benefits attributable to changes in our own credit risk	—	1,294	1,294
Change in the discount rates used to measure traditional and limited payment long-duration insurance contracts	—	5,298	5,298
Other comprehensive income (loss)	(26,124)	1,018	(25,106)
Comprehensive income (loss)	(17,655)	1,028	(16,627)
Comprehensive income (loss) attributable to Corebridge	$(17,965)	$1,028	$(16,937)

Notes to Consolidated Financial Statements
2.Summary of Significant Accounting Policies (continued)

December 31, 2021	As Previously Reported	Effect of Change	Updated balances post-adoption of LDTI
(in millions)
Net income	$8,284	$888	$9,172
Other comprehensive income (loss), net of tax
Change in unrealized appreciation (depreciation) of fixed maturity securities on which allowance for credit losses was taken	22	9	31
Change in unrealized appreciation (depreciation) of all other investments	(4,509)	(1,129)	(5,638)
Change in fair value of market risk benefits attributable to changes in our own credit risk	—	179	179
Change in the discount rates used to measure traditional and limited payment long-duration insurance contracts	—	1,356	1,356
Other comprehensive income (loss)	(4,506)	415	(4,091)
Comprehensive income (loss)	3,778	1,303	5,081
Comprehensive income (loss) attributable to Corebridge	$2,849	$1,303	$4,152
The following table presents the impacts in connection with the adoption of LDTI on our previously reported Consolidated Statement of Cash Flows for the years ended December 31, 2022 and 2021:

December 31, 2022	As Previously Reported	Effect of Change	Updated balances post-adoption of LDTI
(in millions)
Cash flows from operating activities:
Net income	$8,469	$10	$8,479
Adjustments to reconcile net income to net cash provided by operating activities:
Noncash revenues, expenses, gains and losses included in income (loss):
Unrealized gains in earnings - net	(1,621)	2,485	864
Change in the fair value of market risk benefits in earnings, net	—	(1,481)	(1,481)
Depreciation and other amortization	1,021	(436)	585
Changes in operating assets and liabilities:
Insurance liabilities	2,064	(1,068)	996
Premiums and other receivables and payables - net	68	(28)	40
Reinsurance assets and funds held under reinsurance treaties	409	677	1,086
Capitalization of deferred policy acquisition costs	(991)	(68)	(1,059)
Current and deferred income taxes - net	890	22	912
Other, net	577	(187)	390
Total adjustments	(5,774)	(84)	(5,858)
Net cash provided by operating activities	2,695	(74)	2,621
Cash flows from financing activities:
Policyholder contract deposits	26,508	74	26,582
Net cash provided by financing activities	$4,600	$74	$4,674

Notes to Consolidated Financial Statements
2.Summary of Significant Accounting Policies (continued)

December 31, 2021	As Previously Reported	Effect of Change	Updated balances post-adoption of LDTI
(in millions)
Cash flows from operating activities:
Net income	$8,284	$888	$9,172
Adjustments to reconcile net income to net cash provided by operating activities:
Noncash revenues, expenses, gains and losses included in income (loss):
Unrealized gains in earnings - net	(1,573)	1,017	(556)
Change in the fair value of market risk benefits in earnings, net	—	(1,427)	(1,427)
Depreciation and other amortization	562	(149)	413
Changes in operating assets and liabilities:
Insurance liabilities	2,161	(625)	1,536
Premiums and other receivables and payables - net	226	(70)	156
Reinsurance assets and funds held under reinsurance treaties	155	152	307
Capitalization of deferred policy acquisition costs	(1,000)	(58)	(1,058)
Current and deferred income taxes - net	(70)	239	169
Other, net	(686)	(23)	(709)
Total adjustments	(5,823)	(944)	(6,767)
Net cash provided by operating activities	2,461	(56)	2,405
Cash flows from financing activities:
Policyholder contract deposits	25,387	56	25,443
Net cash provided by financing activities	$(809)	$56	$(753)
FUTURE APPLICATION OF ACCOUNTING STANDARDS
Troubled Debt Restructuring and Vintage Disclosures
In March 2022, the FASB issued an accounting standard update that eliminates the accounting guidance for troubled debt restructurings for creditors and amends the guidance on ‘‘vintage disclosures’’ to require disclosure of current-period gross write-offs by year of origination. The standard also updates the requirements for accounting for credit losses by adding enhanced disclosures for creditors related to loan refinancings and restructurings for borrowers experiencing financial difficulty. Because the Company has already adopted the current expected credit loss (“CECL”) model, the amendments in this standard are effective for fiscal years beginning after December 15, 2022, including interim periods within those years. We do not expect the standard to have a material impact on our reported consolidated financial condition, results of operations, cash flows or required disclosures.
Fair Value Measurement
On June 30, 2022, the FASB issued an accounting standards update to address diversity in practice by clarifying that a contractual sale restriction should not be considered in the measurement of the fair value of an equity security. It also requires entities with investments in equity securities subject to contractual sale restrictions to disclose certain qualitative and quantitative information about such securities. The guidance is effective for public companies for fiscal years beginning after December 15, 2023 and interim period within those years, with early adoption permitted. For entities other than investment companies, the accounting standards update applies prospectively, with any adjustments resulting from adoption recognized in earnings on the date of adoption. We are assessing the impact of this standard.

3.    Segment Information
We report our results of operations consistent with the manner in which our chief operating decision makers review the business to assess performance and allocate resources.
We report our results of operations as five reportable segments:
•Individual Retirement – consists of fixed annuities, fixed index annuities, variable annuities and retail mutual funds. On February 8, 2021, we announced the execution of a definitive agreement with Touchstone to sell certain assets of our retail mutual funds business. This Touchstone transaction closed on July 16, 2021. For further information on this sale, see Note 1 to our audited annual consolidated financial statements.
•Group Retirement – consists of record-keeping, plan administrative and compliance services, financial planning and advisory solutions offered in-plan, along with proprietary and limited non-proprietary annuities, advisory and brokerage products offered out-of-plan.
•Life Insurance – primary products in the United States include term life and universal life insurance. The International Life business issues individual and group life insurance in the United Kingdom, and distributes private medical insurance in Ireland.
•Institutional Markets – consists of stable value wrap (“SVW”) products, structured settlement and PRT annuities, guaranteed investment contracts (“GICs”) and Corporate Markets products that include corporate- and bank-owned life insurance (“COLI-BOLI”), private placement variable universal life and private placement variable annuity products.
•Corporate and Other – consists primarily of:
–corporate expenses not attributable to our other segments;
–interest expense on financial debt;
–results of our consolidated investment entities;
–institutional asset management business, which includes managing assets for non-consolidated affiliates; and
–results of our legacy insurance lines ceded to Fortitude Re.
We evaluate segment performance based on adjusted revenues and adjusted pre-tax operating income (loss) (“APTOI”). Adjusted revenues are derived by excluding certain items from total revenues. APTOI is derived by excluding certain items from income from operations before income tax. These items generally fall into one or more of the following broad categories: legacy matters having no relevance to our current businesses or operating performance; adjustments to enhance transparency to the underlying economics of transactions; and adjustments that we believe to be common to the industry. Legal entities are attributed to each segment based upon the predominance of activity in that legal entity.
APTOI excludes the impact of the following items:
Fortitude-related adjustments:
The modco reinsurance agreements with Fortitude Re transfer the economics of the invested assets supporting the reinsurance agreements to Fortitude Re. Accordingly, the net investment income on Fortitude Re funds withheld assets and the net realized gains (losses) on Fortitude Re funds withheld assets are excluded from APTOI. Similarly, changes in the Fortitude Re funds withheld embedded derivative are also excluded from APTOI.
As a result of entering into the reinsurance agreements with Fortitude Re we recorded a loss which was primarily attributed to the write-off of DAC, VOBA and deferred cost of reinsurance assets. The total loss and the

Notes to Consolidated Financial Statements
3.Segment Information (continued)
ongoing results associated with the reinsurance agreement with Fortitude Re have been excluded from APTOI as these are not indicative of our ongoing business operations.
Investment-related adjustments:
APTOI excludes “Net realized gains (losses)”, including changes in the allowance for credit losses on available for sale securities and loans, as well as gains or losses from sales of securities, except for gains (losses) related to the disposition of real estate investments. Net realized gains (losses), except for gains (losses) related to the disposition of real estate investments, are excluded as the timing of sales on invested assets or changes in allowances depend largely on market credit cycles and can vary considerably across periods. In addition, changes in interest rates may create opportunistic scenarios to buy or sell invested assets. Our derivative results, including those used to economically hedge insurance liabilities or are recognized as embedded derivatives at fair value are also included in net realized gains (losses) and are similarly excluded from APTOI except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedges or for asset replication. Earned income on such economic hedges is reclassified from net realized gains and losses to specific APTOI line items based on the economic risk being hedged (e.g., net investment income and interest credited to policyholder account balances).
Prior to the adoption of LDTI effective January 1, 2021, our investment-oriented contracts, such as universal life insurance, and fixed, fixed index and variable annuities, were also impacted by net realized gains (losses), and these secondary impacts were also excluded from APTOI. Specifically, the changes in benefit reserves and DAC, VOBA and DSI assets related to net realized gains (losses) were excluded from APTOI.
Variable, Fixed Index Annuities and Index Universal Life Insurance Products Adjustments:
Prior to the adoption of LDTI effective January 1, 2021, certain of our variable annuity contracts and fixed index annuity contracts contained GMWBs and were accounted for as embedded derivatives. Fixed index annuity contracts contain indexed interest credits which are accounted for as embedded derivatives, and our index universal life products also contain embedded derivatives. Changes in the fair value of these embedded derivatives, including rider fees attributed to the embedded derivatives are recorded through "Net realized gains (losses)" and are excluded from APTOI.
Changes in the fair value of securities used to hedge these guaranteed living benefits are excluded from APTOI.
Market Risk Benefits adjustments:
Subsequent to the adoption of LDTI effective January 1, 2021, certain of our variable annuity, fixed annuity and fixed index annuity contracts contain guaranteed minimum withdrawal benefits (“GMWBs”) and/or guaranteed minimum death benefits (“GMDBs”) which are accounted for as MRBs. Changes in the fair value of these MRBs (excluding changes related to our own credit risk), including certain rider fees attributed to the MRBs, along with changes in the fair value of derivatives used to hedge MRBs are recorded through “Change in the fair value of MRBs, net” and are excluded from APTOI.
Changes in the fair value of securities used to economically hedge MRBs are excluded from APTOI.
Other adjustments:
Other adjustments represent all other adjustments that are excluded from APTOI and includes the net pre-tax operating income (losses) from noncontrolling interests related to consolidated investment entities. The excluded adjustments include, as applicable:
•restructuring and other costs related to initiatives designed to reduce operating expenses, improve efficiency and simplify our organization;
•non-recurring costs associated with the implementation of non-ordinary course legal or regulatory changes or changes to accounting principles;
•separation costs;

Notes to Consolidated Financial Statements
3.Segment Information (continued)
•non-operating litigation reserves and settlements;
•loss (gain) on extinguishment of debt;
•losses from the impairment of goodwill; and
•income and loss from divested or run-off business.
The following table presents Corebridge’s operations by segment:

(in millions)	Individual Retirement	Group Retirement	Life Insurance	Institutional Markets	Corporate & Other	Eliminations	Total Corebridge	Adjustments	Total Consolidated
Year Ended December 31, 2022
Premiums	$235	$19	$1,864	$2,913	$82	$—	$5,113	$(22)	$5,091
Policy fees	741	415	1,564	194	—	—	2,914	—	2,914
Net investment income(a)	3,888	2,000	1,389	1,049	473	(41)	8,758	818	9,576
Net realized gains (losses)(a)(b)	—	—	—	—	170	—	170	5,921	6,091
Advisory fee and other income	451	305	121	2	121	—	1,000	25	1,025
Total adjusted revenues	5,315	2,739	4,938	4,158	846	(41)	17,955	6,742	24,697
Policyholder benefits	285	35	3,010	3,404	—	—	6,734	(14)	6,720
Change in the fair value of market risk benefits, net	—	—	—	—	—	—	—	(958)	(958)
Interest credited to policyholder account balances	1,916	1,147	342	320	—	—	3,725	7	3,732
Amortization of deferred policy acquisition costs	523	80	410	7	—	—	1,020	—	1,020
Non-deferrable insurance commissions	351	123	72	20	2	—	568	—	568
Advisory fee expenses	141	124	1	—	—	—	266	—	266
General operating expenses	426	447	656	73	384	(2)	1,984	339	2,323
Interest expense	—	—	—	—	535	(51)	484	50	534
Net (gain) loss on divestitures	—	—	—	—	—	—	—	1	1
Total benefits and expenses	3,642	1,956	4,491	3,824	921	(53)	14,781	(575)	14,206
Noncontrolling interests	—	—	—	—	(320)	—	(320)
Adjusted pre-tax operating income (loss)	$1,673	$783	$447	$334	$(395)	$12	$2,854
Adjustments to:
Total revenue							6,742
Total expenses							(575)
Noncontrolling interests							320
Income before income tax (benefit)							$10,491		$10,491

Notes to Consolidated Financial Statements
3.Segment Information (continued)

(in millions)	Individual Retirement	Group Retirement	Life Insurance	Institutional Markets	Corporate & Other	Eliminations	Total Corebridge	Adjustments	Total Consolidated
Year Ended December 31, 2021
Premiums	$195	$22	$1,586	$3,774	$86	$—	$5,663	$(10)	$5,653
Policy fees	797	480	1,541	187	—	—	3,005	—	3,005
Net investment income(a)	4,334	2,413	1,621	1,155	443	(49)	9,917	1,755	11,672
Net realized gains (losses)(a)(b)	—	—	—	—	701	—	701	1,051	1,752
Advisory fee and other income	592	337	110	2	134	—	1,175	—	1,175
Total adjusted revenues	5,918	3,252	4,858	5,118	1,364	(49)	20,461	2,796	23,257
Policyholder benefits	317	31	2,842	4,183	—	—	7,373	14	7,387
Change in the fair value of market risk benefits, net	—	—	—	—	—	—	—	(447)	(447)
Interest credited to policyholder account balances	1,793	1,159	354	274	—	—	3,580	(18)	3,562
Amortization of deferred policy acquisition costs	451	78	416	6	—	—	951	—	951
Non-deferrable insurance commissions	396	122	80	22	3	—	623	—	623
Advisory fee expenses	189	133	—	—	—	—	322	—	322
General operating expenses	437	445	682	77	375	—	2,016	88	2,104
Interest expense	46	35	25	9	286	(47)	354	35	389
Loss on extinguishment of debt	—	—	—	—	—	—	—	219	219
Net (gain) loss on divestitures	—	—	—	—	—	—	—	(3,081)	(3,081)
Net (gain) loss on Fortitude Re transactions	—	—	—	—	—	—	—	(26)	(26)
Total benefits and expenses	3,629	2,003	4,399	4,571	664	(47)	15,219	(3,216)	12,003
Noncontrolling interests	—	—	—	—	(861)	—	(861)
Adjusted pre-tax operating income (loss)	$2,289	$1,249	$459	$547	$(161)	$(2)	$4,381
Adjustments to:
Total revenue							2,796
Total expenses							(3,216)
Noncontrolling interests							861
Income before income tax (benefit)							$11,254		$11,254

Notes to Consolidated Financial Statements
3.Segment Information (continued)

(in millions)	Individual Retirement	Group Retirement	Life Insurance	Institutional Markets	Corporate & Other	Eliminations	Total Corebridge	Adjustments	Total Consolidated
Year Ended December 31, 2020
Premiums	$151	$19	$1,526	$2,564	$74	$—	$4,334	$7	$4,341
Policy fees	861	443	1,384	186	—	—	2,874	—	2,874
Net investment income(a)	4,105	2,213	1,532	931	346	(43)	9,084	1,432	10,516
Net realized gains (losses)(a)(b)	—	—	—	—	54	—	54	(3,795)	(3,741)
Advisory fee and other income	571	272	94	1	122	—	1,060	12	1,072
Total adjusted revenues	5,688	2,947	4,536	3,682	596	(43)	17,406	(2,344)	15,062
Policyholder benefits	411	74	3,219	2,886	—	—	6,590	12	6,602
Interest credited to policyholder account balances	1,751	1,125	373	303	—	—	3,552	(24)	3,528
Amortization of deferred policy acquisition costs	556	15	25	5	—	—	601	(58)	543
Non-deferrable insurance commissions	334	117	119	31	3	—	604	—	604
Advisory fee expenses	205	111	—	—	—	—	316	—	316
General operating expenses	427	488	624	79	309	(7)	1,920	107	2,027
Interest expense	62	42	30	11	324	(34)	435	55	490
Loss on extinguishment of debt	—	—	—	—	—	—	—	10	10
Net (gain) loss on Fortitude Re transactions	—	—	—	—	—	—	—	91	91
Total benefits and expenses	3,746	1,972	4,390	3,315	636	(41)	14,018	193	14,211
Noncontrolling interests	—	—	—	—	(194)	—	(194)
Adjusted pre-tax operating income (loss)	$1,942	$975	$146	$367	$(234)	$(2)	$3,194
Adjustments to:
Total revenue							(2,344)
Total expenses							193
Noncontrolling interests							194
Income before income tax (benefit)							$851		$851
__________________
(a)Adjustments include Fortitude Re activity of and $6,841 million, $2,012 million and $(1,549) million for the years ended December 31, 2022 ,2021 and 2020, respectively.
(b)Net realized gains (losses) includes the gains (losses) related to the disposition of real estate investments.
Corebridge does not report total assets by segment, as we do not use this metric to allocate resources or evaluate segment performance.

Notes to Consolidated Financial Statements
3.Segment Information (continued)
The following table presents Corebridge’s consolidated total revenues and real estate and other fixed assets, net of accumulated depreciation, by major geographic area:

	Total Revenues*			Real Estate and Other Fixed Assets, Net of Accumulated Depreciation
(in millions)	2022	2021	2020	2022	2021	2020
North America	$24,160	$22,733	$14,642	$404	$286	$364
International	537	524	420	36	37	39
Consolidated	$24,697	$23,257	$15,062	$440	$323	$403
__________________
*Revenues are generally reported according to the geographic location of the legal entity. International revenues consist of revenues from Laya and AIG Life (United Kingdom).
4.    Fair Value Measurements
FAIR VALUE MEASUREMENTS ON A RECURRING BASIS
We carry certain of our financial instruments at fair value. We define the fair value of a financial instrument as the amount that would be received from the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. We are responsible for the determination of the value of the investments carried at fair value and the supporting methodologies and assumptions.
The degree of judgment used in measuring the fair value of financial instruments generally inversely correlates with the level of observable valuation inputs. We maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Financial instruments with quoted prices in active markets generally have more pricing observability and less judgment is used in measuring fair value. Conversely, financial instruments for which no quoted prices are available have less observability and are measured at fair value using valuation models or other pricing techniques that require more judgment. Pricing observability is affected by a number of factors, including the type of financial instrument, whether the financial instrument is new to the market and not yet established, the characteristics specific to the transaction, liquidity and general market conditions.
Assets and liabilities recorded at fair value in the Consolidated Balance Sheets are measured and classified in accordance with a fair value hierarchy consisting of three “levels” based on the observability of valuation inputs:
•Level 1: Fair value measurements based on quoted prices (unadjusted) in active markets that we have the ability to access for identical assets or liabilities. Market price data generally is obtained from exchange or dealer markets. We do not adjust the quoted price for such instruments.
•Level 2: Fair value measurements based on inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals.
•Level 3: Fair value measurements based on valuation techniques that use significant inputs that are unobservable. Both observable and unobservable inputs may be used to determine the fair values of positions classified in Level 3. The circumstances for using these measurements include those in which there is little, if any, market activity for the asset or liability. Therefore, we must make certain assumptions about the inputs a hypothetical market participant would use to value that asset or liability.
In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety.

Notes to Consolidated Financial Statements
4.Fair Value Measurements (continued)
The following is a description of the valuation methodologies used for instruments carried at fair value. These methodologies are applied to assets and liabilities across the levels discussed above, and it is the observability of the inputs used that determines the appropriate level in the fair value hierarchy for the respective asset or liability.
VALUATION METHODOLOGIES OF FINANCIAL INSTRUMENTS MEASURED AT FAIR VALUE
Incorporation of Credit Risk in Fair Value Measurements
•Our Own Credit Risk. Fair value measurements for certain liabilities incorporate our own credit risk by determining the explicit cost for each counterparty to protect against its net credit exposure to us at the balance sheet date by reference to observable AIG credit default swaps (“CDS”) or cash bond spreads. We calculate the effect of credit spread changes using discounted cash flow techniques that incorporate current market interest rates. A derivative counterparty’s net credit exposure to us is determined based on master netting agreements, when applicable, which take into consideration all derivative positions with us, as well as collateral we post with the counterparty at the balance sheet date. We also incorporate our own risk of non-performance in the valuation of market risk benefits associated with variable annuity, fixed annuity and fixed index annuity contracts and embedded derivatives associated with fixed index annuity and life contracts. The non-performance risk adjustment (“NPA”) reflects a market participant’s view of our claims-paying ability by incorporating an additional spread to the swap curve used to discount projected benefit cash flows in the valuation of market risk benefits and embedded derivatives. The non-performance risk adjustment is calculated by constructing forward rates based on a weighted average of observable corporate credit indices to approximate the claims-paying ability rating of our insurance operations companies.
•Counterparty Credit Risk. Fair value measurements for freestanding derivatives incorporate counterparty credit by determining the explicit cost for us to protect against our net credit exposure to each counterparty at the balance sheet date by reference to observable counterparty CDS spreads, when available. When not available, other directly or indirectly observable credit spreads will be used to derive the best estimates of the counterparty spreads. Our net credit exposure to a counterparty is determined based on master netting agreements, which take into consideration all derivative positions with the counterparty, as well as collateral posted by the counterparty at the balance sheet date.
Fair values for fixed maturity securities based on observable market prices for identical or similar instruments implicitly incorporate counterparty credit risk. Fair values for fixed maturity securities based on internal models incorporate counterparty credit risk by using discount rates that take into consideration cash issuance spreads for similar instruments or other observable information.
For fair values measured based on internal models, the cost of credit protection is determined under a discounted present value approach considering the market levels for single name CDS spreads for each specific counterparty, the mid-market value of the net exposure (reflecting the amount of protection required) and the weighted average life of the net exposure. CDS spreads are provided to us by an independent third party. We utilize an interest rate based on the benchmark London Interbank Offered Rate (“LIBOR”) curve to derive our discount rates.
While this approach does not explicitly consider all potential future behavior of the derivative transactions or potential future changes in valuation inputs, we believe this approach provides a reasonable estimate of the fair value of the assets and liabilities, including consideration of the impact of non-performance risk.
Fixed Maturity Securities
Whenever available, we obtain quoted prices in active markets for identical assets at the balance sheet date to measure fixed maturity securities at fair value. Market price data is generally obtained from dealer markets.
We employ independent third-party valuation service providers to gather, analyze, and interpret market information to derive fair value estimates for individual investments, based upon market-accepted methodologies and assumptions. The methodologies used by these independent third-party valuation service providers are reviewed and understood by management, through periodic discussion with and information provided by the independent

Notes to Consolidated Financial Statements
4.Fair Value Measurements (continued)
third-party valuation service providers. In addition, as discussed further below, control processes are applied to the fair values received from independent third-party valuation service providers to ensure the accuracy of these values.
Valuation service providers typically obtain data about market transactions and other key valuation model inputs from multiple sources and, through the use of market-accepted valuation methodologies, which may utilize matrix pricing, financial models, accompanying model inputs and various assumptions, provide a single fair value measurement for individual securities. The inputs used by the valuation service providers include, but are not limited to, market prices from completed transactions for identical securities and transactions for comparable securities, benchmark yields, interest rate yield curves, credit spreads, prepayment rates, default rates, recovery assumptions, currency rates, quoted prices for similar securities and other market-observable information, as applicable. If fair value is determined using financial models, these models generally take into account, among other things, market observable information as of the measurement date as well as the specific attributes of the security being valued, including its term, interest rate, credit rating, industry sector, and when applicable, collateral quality and other security or issuer-specific information. When market transactions or other market observable data is limited, the extent to which judgment is applied in determining fair value is greatly increased.
We have control processes designed to ensure that the fair values received from independent third-party valuation service providers are accurately recorded, that their data inputs and valuation techniques are appropriate and consistently applied and that the assumptions used appear reasonable and consistent with the objective of determining fair value. We assess the reasonableness of individual security values received from independent third-party valuation service providers through various analytical techniques and have procedures to escalate related questions internally and to the independent third-party valuation service providers for resolution. To assess the degree of pricing consensus among various valuation service providers for specific asset types, we conduct comparisons of prices received from available sources. We use these comparisons to establish a hierarchy for the fair values received from independent third-party valuation service providers to be used for particular security classes. We also validate prices for selected securities through reviews by members of management who have relevant expertise and who are independent of those charged with executing investing transactions.
When our independent third-party valuation service providers are unable to obtain sufficient market observable information upon which to estimate the fair value for a particular security, fair value is determined either by requesting brokers who are knowledgeable about these securities to provide a price quote, which is generally non-binding, or by employing market accepted valuation models internally or via our third party asset managers. Broker prices may be based on an income approach, which converts expected future cash flows to a single present value amount, with specific consideration of inputs relevant to particular security types. For structured securities, such inputs may include ratings, collateral types, geographic concentrations, underlying loan vintages, loan delinquencies and defaults, loss severity assumptions, prepayments, and weighted average coupons and maturities. When the volume or level of market activity for a security is limited, certain inputs used to determine fair value may not be observable in the market. Broker prices may also be based on a market approach that considers recent transactions involving identical or similar securities. Fair values provided by brokers are subject to similar control processes to those noted above for fair values from independent third-party valuation service providers, including management reviews. For those corporate debt instruments (for example, private placements) that are not traded in active markets or that are subject to transfer restrictions, valuations reflect illiquidity and non-transferability, based on available market evidence. When observable price quotations are not available, fair value is determined based on discounted cash flow models using discount rates based on credit spreads, yields or price levels of comparable securities, adjusted for illiquidity and structure. Fair values determined internally or via our third party asset managers are also subject to management review to ensure that valuation models and related inputs are reasonable.
The methodology above is relevant for all fixed maturity securities including residential mortgage backed securities (“RMBS”), commercial mortgage backed securities (“CMBS”), collateralized loan obligations (“CLOs”), other asset-backed securities (“ABS”) and fixed maturity securities issued by government sponsored entities and corporate entities.

Notes to Consolidated Financial Statements
4.Fair Value Measurements (continued)
Equity Securities Traded in Active Markets
Whenever available, we obtain quoted prices in active markets for identical assets at the balance sheet date to measure equity securities at fair value. Market price data is generally obtained from exchange or dealer markets.
Mortgage and Other Loans Receivable
We estimate the fair value of mortgage and other loans receivable that are measured at fair value by using dealer quotations, discounted cash flow analyses and/or internal valuation models. The determination of fair value considers inputs such as interest rate, maturity, the borrower’s creditworthiness, collateral, subordination, guarantees, past-due status, yield curves, credit curves, prepayment rates, market pricing for comparable loans and other relevant factors.
Other Invested Assets
We initially estimate the fair value of investments in certain hedge funds, private equity funds and other investment partnerships by reference to the transaction price. Subsequently, we generally obtain the fair value of these investments from net asset value information provided by the general partner or manager of the investments, the financial statements of which are generally audited annually. We consider observable market data and perform certain control procedures to validate the appropriateness of using the net asset value as a fair value measurement. The fair values of other investments carried at fair value, such as direct private equity holdings, are initially determined based on transaction price and are subsequently estimated based on available evidence such as market transactions in similar instruments, other financing transactions of the issuer and other available financial information for the issuer, with adjustments made to reflect illiquidity as appropriate.
Short-term Investments
For short-term investments that are measured at amortized cost, the carrying amounts of these assets approximate fair values because of the relatively short period of time between origination and expected realization, and their limited exposure to credit risk. Securities purchased under agreements to resell (reverse repurchase agreements) are generally treated as collateralized receivables. We report certain receivables arising from securities purchased under agreements to resell as Short-term investments in the Consolidated Balance Sheets. When these receivables are measured at fair value, we use market-observable interest rates to determine fair value.
Separate Account Assets
Separate account assets are composed primarily of registered and unregistered open-end mutual funds that generally trade daily and are measured at fair value in the manner discussed above for equity securities traded in active markets.
Freestanding Derivatives
Derivative assets and liabilities can be exchange-traded or traded over-the-counter (“OTC”). We generally value exchange-traded derivatives such as futures and options using quoted prices in active markets for identical derivatives at the balance sheet date. We use these OTC derivatives as part of fair value hedges.
OTC derivatives are valued using market transactions and other market evidence whenever possible, including market-based inputs to models, model calibration to market clearing transactions, broker or dealer quotations or alternative pricing sources with reasonable levels of price transparency. When models are used, the selection of a particular model to value an OTC derivative depends on the contractual terms of, and specific risks inherent in the instrument, as well as the availability of pricing information in the market. We generally use similar models to value similar instruments. Valuation models require a variety of inputs, including contractual terms, market prices and rates, yield curves, credit curves, measures of volatility, prepayment rates and correlations of such inputs. For OTC derivatives that trade in liquid markets, such as generic forwards, swaps and options, model inputs can generally be corroborated by observable market data by correlation or other means, and model selection does not involve significant management judgment.

Notes to Consolidated Financial Statements
4.Fair Value Measurements (continued)
For certain OTC derivatives that trade in less liquid markets, where we generally do not have corroborating market evidence to support significant model inputs and cannot verify the model to market transactions, the transaction price may provide the best estimate of fair value. Accordingly, when a pricing model is used to value such an instrument, the model is adjusted so the model value at inception equals the transaction price. We will update valuation inputs in these models only when corroborated by evidence such as similar market transactions, independent third-party valuation service providers and/or broker or dealer quotations, or other empirical market data. When appropriate, valuations are adjusted for various factors such as liquidity, bid/offer spreads and credit considerations. Such adjustments are generally based on available market evidence. In the absence of such evidence, management’s best estimate is used.
Market Risk Benefits and Embedded Derivatives within Policyholder Contract Deposits
Certain variable annuity, fixed annuity and fixed index annuity contracts contain MRBs related to guaranteed benefit features that we separate from the host contracts and account for at fair value, with certain changes recognized in earnings. MRBs are contracts or contract features that provide protection to policyholders from other-than-nominal capital market risks and expose the insurance entity to other-than-nominal capital market risks.
The fair value of MRBs contained in certain variable annuity, fixed annuity and fixed index annuity contracts is measured based on policyholder behavior and capital market assumptions related to projected cash flows over the expected lives of the contracts. These discounted cash flow projections primarily include benefits and related fees assessed, when applicable. In some instances, the projected cash flows from fees may exceed projected cash flows related to benefit payments and therefore, at a point in time, the carrying value of the MRBs may be in a net asset position. The projected cash flows incorporate best estimate assumptions for policyholder behavior (including mortality, lapses, withdrawals and benefit utilization), along with an explicit risk margin to reflect a market participant’s estimates of projected cash flows and policyholder behavior. Estimates of future policyholder behavior assumptions are subjective and are based primarily on our historical experience.
Because of the dynamic and complex nature of the projected cash flows with respect to MRBs in our variable annuity, fixed annuity and fixed index annuity contracts, risk neutral valuations are used, which are calibrated to observable interest rate and equity option prices. Estimating the underlying cash flows for these products involves judgments regarding the capital market assumptions related to expected market rates of return, market volatility, credit spreads, correlations of certain market variables, fund performance and discount rates. Additionally, estimating the underlying cash flows for these products also involves judgments regarding policyholder behavior. The portion of fees attributable to the fair value of expected benefit payments is included within the fair value measurement of these MRBs, and related fees are classified in change in the fair value of MRBs, net, as earned, consistent with other changes in the fair value of these MRBs. Any portion of the fees not attributed to the MRBs is excluded from the fair value measurement and classified in policy fees as earned.
Option pricing models are used to estimate the fair value of embedded derivatives in our fixed index annuity and life contracts, taking into account the capital market assumptions for future index growth rates, volatility of the index, future interest rates, and our ability to adjust the participation rate and the cap on fixed index credited rates in light of market conditions and policyholder behavior assumptions.
Projected cash flows are discounted using the interest rate swap curve (“swap curve”), which is viewed as being consistent with the credit spreads for highly-rated financial institutions (S&P AA-rated or above). A swap curve shows the fixed-rate leg of a non-complex swap against the floating rate (for example, LIBOR) leg of a related tenor. We also incorporate our own risk of non-performance in the valuation of MRBs and embedded derivatives associated with variable annuity, fixed annuity, fixed index annuity and life contracts. The non-performance risk adjustment (“NPA”) reflects a market participant’s view of our claims-paying ability by incorporating an additional spread to the swap curve used to discount projected benefit cash flows. The non-performance risk adjustment is calculated by constructing forward rates based on a weighted average of observable corporate credit indices to approximate the claims-paying ability rating of our insurance operations companies. MRBs are measured using a non-performance risk adjustment that is a locked-in estimate of our claims-paying ability at policy issue (“locked-in NPA”) as well as a non-performance risk adjustment that reflects an estimate of our current claims-paying ability (“current NPA”).

Notes to Consolidated Financial Statements
4.Fair Value Measurements (continued)
When MRBs are remeasured each period, both the interest rates and current non-performance risk adjustment are updated. Changes in the swap curve and the time value accretion of the at-issue non-performance risk adjustment are recorded to net income while the difference between the MRBs measured using the at-issue non-performance risk adjustment and the current non-performance risk adjustment is recorded to OCI. For embedded derivatives, changes in the interest rates and the period-over-period change in the non-performance risk adjustment are recorded to net income.
Policyholder Contract Deposits at Fair Value Option
We have elected fair value option on certain GICs recorded using discounted cash flow calculations based on interest rates currently being offered for similar contracts and our current market observable implicit credit spread rates with maturities consistent with those remaining for the contracts being valued. Obligations may be called at various times prior to maturity at the option of the counterparty. Interest rates on these borrowings are primarily fixed, vary by maturity and range up to 5.04%.
Fortitude Re funds withheld payable
The reinsurance transactions between AIG and Fortitude Re were structured as modco arrangements. Corebridge has established a funds withheld payable to Fortitude Re while simultaneously establishing a reinsurance asset representing liabilities for the insurance coverage that Fortitude Re has assumed. The funds withheld payable contains an embedded derivative. Changes in fair value of the embedded derivative related to the funds withheld payable are recognized in earnings through realized gains (losses). This embedded derivative is considered a total return swap with contractual returns that are attributable to various assets and liabilities associated with these reinsurance agreements. The fair value of the underlying assets is generally based on market observable inputs using industry standard valuation techniques. The valuation also requires certain significant inputs, which are generally not observable and accordingly, the valuation is considered Level 3 in the fair value hierarchy.
Debt of Consolidated Investment Entities
The fair value of debt of consolidated investment entities was determined using independent third-party valuation service providers that gather, analyze, and interpret market information to derive fair value estimates for individual securities, based upon market-accepted methodologies and assumptions. Previously, there were six consolidated investment entities which securitized portfolios of certain debt securities previously owned by Corebridge and its affiliates. These were valued using a discounted cash flow model. The discount rate considered current market spreads for U.S. Collateralized Loan Obligations, as well as our own considerations including duration, credit risk, and liquidity.
ASSETS AND LIABILITIES MEASURED AT FAIR VALUE ON A RECURRING BASIS
The following table presents information about assets and liabilities measured at fair value on a recurring basis and indicates the level of the fair value measurement based on the observability of the inputs used:

December 31, 2022	Level 1	Level 2	Level 3	Counterparty Netting(a)	Cash Collateral	Total
(in millions)
Assets:
Bonds available for sale:
U.S. government and government sponsored entities	$—	$1,198	$—	$—	$—	$1,198
Obligations of states, municipalities and political subdivisions	—	5,121	805	—	—	5,926
Non-U.S. governments	—	4,392	—	—	—	4,392

Notes to Consolidated Financial Statements
4.Fair Value Measurements (continued)

December 31, 2022	Level 1	Level 2	Level 3	Counterparty Netting(a)	Cash Collateral	Total
(in millions)
Corporate debt	—	102,724	1,968	—	—	104,692
RMBS(b)	—	6,274	5,670	—	—	11,944
CMBS	—	9,350	718	—	—	10,068
CLO(c)	—	6,516	1,670	—	—	8,186
ABS	—	792	9,595	—	—	10,387
Total bonds available for sale	—	136,367	20,426	—	—	156,793
Other bond securities:
Obligations of states, municipalities and political subdivisions	—	37	—	—	—	37
Non-U.S. governments	—	22	—	—	—	22
Corporate debt	—	1,805	417	—	—	2,222
RMBS(d)	—	58	107	—	—	165
CMBS	—	204	28	—	—	232
CLO	—	268	11	—	—	279
ABS	—	71	741	—	—	812
Total other bond securities	—	2,465	1,304	—	—	3,769
Equity securities	141	3	26	—	—	170
Other invested assets(e)	—	—	1,832	—	—	1,832
Derivative assets:
Interest rate contracts	1	1,269	303	—	—	1,573
Foreign exchange contracts	—	1,247	—	—	—	1,247
Equity contracts	11	124	282	—	—	417
Credit contracts	—	—	—	—	—	—
Other contracts	—	1	14	—	—	15
Counterparty netting and cash collateral	—	—	—	(2,547)	(406)	(2,953)
Total derivative assets	12	2,641	599	(2,547)	(406)	299
Short-term investments	1	1,356	—	—	—	1,357
Market risk benefit assets	—	—	796	—	—	796
Separate account assets	81,655	3,198	—	—	—	84,853
Total	$81,809	$146,030	$24,983	$(2,547)	$(406)	$249,869
Liabilities:
Policyholder contract deposits(f)	$—	$97	$5,367	$—	$—	$5,464
Derivative liabilities:
Interest rate contracts	—	2,676	—	—	—	2,676
Foreign exchange contracts	—	632	—	—	—	632
Equity contracts	2	10	15	—	—	27
Credit contracts	—	—	—	—	—	—

Notes to Consolidated Financial Statements
4.Fair Value Measurements (continued)

December 31, 2022	Level 1	Level 2	Level 3	Counterparty Netting(a)	Cash Collateral	Total
(in millions)
Other contracts	—	—	—	—	—	—
Counterparty netting and cash collateral	—	—	—	(2,547)	(691)	(3,238)
Total derivative liabilities	2	3,318	15	(2,547)	(691)	97
Fortitude Re funds withheld payable(g)	—	—	1,262	—	—	1,262
Market risk benefit liabilities	—	—	4,736	—	—	4,736
Debt of consolidated investment entities	—	—	6	—	—	6
Total	$2	$3,415	$11,386	$(2,547)	$(691)	$11,565

Notes to Consolidated Financial Statements
4.Fair Value Measurements (continued)

December 31, 2021	Level 1	Level 2	Level 3	Counterparty Netting(a)	Cash Collateral	Total
(in millions)
Assets:
Bonds available for sale:
U.S. government and government sponsored entities	$—	$1,712	$—	$—	$—	$1,712
Obligations of states, municipalities and political subdivisions	—	7,281	1,395	—	—	8,676
Non-U.S. governments	7	6,390	—	—	—	6,397
Corporate debt	—	138,156	1,907	—	—	140,063
RMBS(b)	—	7,363	7,595	—	—	14,958
CMBS	—	10,228	1,072	—	—	11,300
CLO(c)	—	4,364	3,038	—	—	7,402
ABS	—	660	7,400	—	—	8,060
Total bonds available for sale	7	176,154	22,407	—	—	198,568
Other bond securities:
Obligations of states, municipalities and political subdivisions	—	50	—	—	—	50
Non-U.S. governments	—	17	—	—	—	17
Corporate debt	—	866	134	—	—	1,000
RMBS(d)	—	93	106	—	—	199
CMBS	—	201	33	—	—	234
CLO	—	134	149	—	—	283
ABS	—	94	205	—	—	299
Total other bond securities	—	1,455	627	—	—	2,082
Equity securities	238	2	2	—	—	242
Other invested assets(e)	—	—	1,892	—	—	1,892
Derivative assets:
Interest rate contracts	—	1,911	—	—	—	1,911
Foreign exchange contracts	—	672	—	—	—	672
Equity contracts	7	4,184	479	—	—	4,670
Credit contracts	—	—	1	—	—	1
Other contracts	—	1	12	—	—	13
Counterparty netting and cash collateral	—	—	—	(5,785)	(798)	(6,583)
Total derivative assets	7	6,768	492	(5,785)	(798)	684
Short-term investments	1	1,454	—	—	—	1,455
Market risk benefit assets	—	—	610	—	—	610
Separate account assets	105,221	3,890	—	—	—	109,111
Total	$105,474	$189,723	$26,030	$(5,785)	$(798)	$314,644
Liabilities:
Policyholder contract deposits(f)	$—	$130	$5,572	$—	$—	$5,702
Derivative liabilities:
Interest rate contracts	1	1,575	—	—	—	1,576
Foreign exchange contracts	—	366	—	—	—	366
Equity contracts	1	4,048	22	—	—	4,071
Credit contracts	—	—	—	—	—	—

Notes to Consolidated Financial Statements
4.Fair Value Measurements (continued)

December 31, 2021	Level 1	Level 2	Level 3	Counterparty Netting(a)	Cash Collateral	Total
(in millions)
Other contracts	—	—	—	—	—	—
Counterparty netting and cash collateral	—	—	—	(5,785)	(37)	(5,822)
Total derivative liabilities	2	5,989	22	(5,785)	(37)	191
Fortitude Re funds withheld payable(g)	—	—	7,974	—	—	7,974
Market risk benefit liabilities	—	—	7,499	—	—	7,499
Debt of consolidated investment entities	—	—	5	—	—	5
Total	$2	$6,119	$21,072	$(5,785)	$(37)	$21,371
___________________
(a)Represents netting of derivative exposures covered by qualifying master netting agreements.
(b)Includes investments in RMBS issued by related parties of $37 million and $2 million classified as Level 2 and Level 3, respectively, as of December 31, 2022. Additionally, includes investments in RMBS issued by related parties of $38 million and $9 million classified as Level 2 and Level 3, respectively, as of December 31, 2021.
(c)Includes investments in collateralized loan obligations (“CLOs”) issued by related parties of $0 and $862 million as of December 31, 2022 and December 31, 2021, respectively. The $862 million of CLOs are classified as Level 3.
(d)Includes less than $1 million of investments in RMBS issued by related parties classified as Level 2 as of December 31, 2022 and December 31, 2021.
(e)Excludes investments that are measured at fair value using the net asset value (“NAV”) per share (or its equivalent), which totaled $6.0 billion and $5.2 billion as of December 31, 2022 and December 31, 2021, respectively.
(f)Excludes basis adjustments for fair value hedges.
(g)As discussed in Note 7, the Fortitude Re funds withheld payable is created through modco and funds withheld reinsurance arrangements where the investments supporting the reinsurance agreements are withheld by and continue to reside on Corebridge’s balance sheet. This embedded derivative is valued as a total return swap with reference to the fair value of the invested assets held by Corebridge, which are primarily available-for-sale securities.

Notes to Consolidated Financial Statements
4.Fair Value Measurements (continued)
CHANGES IN LEVEL 3 RECURRING FAIR VALUE MEASUREMENTS
The following tables present changes during the years ended December 31, 2022 and 2021 in Level 3 assets and liabilities measured at fair value on a recurring basis, and the realized and unrealized gains (losses) related to the Level 3 assets and liabilities in the Consolidated Balance Sheets at December 31, 2022 and 2021:

(in millions)	Fair Value Beginning of Year	Net Realized and Unrealized Gains (Losses) Included in Income	Other Comprehensive Income (Loss)	Purchases, Sales, Issuances and Settlements, Net	Gross Transfers In	Gross Transfers Out	Other	Fair Value End of Year	Changes in Unrealized Gains (Losses) Included in Income on Instruments Held at End of Year	Changes in Unrealized Gain (Losses) Included in Other Comprehensive Income (Loss) for Recurring Level 3 Instruments Held at End of Year
December 31, 2022
Assets:
Bonds available for sale:
Obligations of states, municipalities and political subdivisions	$1,395	$1	$(525)	$(95)	$40	$(11)	$—	$805	$—	$(221)
Corporate debt	1,907	17	(192)	(159)	911	(516)	—	1,968	—	(174)
RMBS	7,595	322	(986)	(834)	7	(434)	—	5,670	—	(610)
CMBS	1,072	9	(140)	38	45	(306)	—	718	—	(115)
CLO	3,038	(31)	(163)	(105)	1,305	(1,673)	(701)	1,670	—	(76)
ABS	7,400	131	(1,417)	3,283	218	(20)	—	9,595	—	(1,369)
Total bonds available for sale	22,407	449	(3,423)	2,128	2,526	(2,960)	(701)	20,426	—	(2,565)
Other bond securities:
Corporate debt	134	(5)	—	158	335	(205)	—	417	(2)	—
RMBS	106	(23)	—	24	—	—	—	107	(22)	—
CMBS	33	(5)	—	—	—	—	—	28	(4)	—
CLO	149	1	—	(131)	70	(78)	—	11	(5)	—
ABS	205	(117)	—	653	—	—	—	741	(132)	—
Total other bond securities	627	(149)	—	704	405	(283)	—	1,304	(165)	—
Equity securities	2	(1)	—	23	2	—	—	26	(1)	—
Other invested assets	1,892	313	(22)	(195)	24	(180)	—	1,832	329	—
Total(a)	$24,928	$612	$(3,445)	$2,660	$2,957	$(3,423)	$(701)	$23,588	$163	$(2,565)

Notes to Consolidated Financial Statements
4.Fair Value Measurements (continued)

(in millions)	Fair Value Beginning of Year	Net Realized and Unrealized (Gains) Losses Included in Income	Other Comprehensive (Income) Loss	Purchases, Sales, Issuances and Settlements, Net	Gross Transfers In	Gross Transfers Out	Other	Fair Value End of Year	Changes in Unrealized Gains (Losses) Included in Income on Instruments Held at End of Year	Changes in Unrealized Gain (Losses) Included in Other Comprehensive Income (Loss) for Recurring Level 3 Instruments Held at End of Year
Liabilities:
Policyholder contract deposits	$5,572	$(1,107)	$—	$902	$—	$—	$—	$5,367	$1,363	$—
Derivative liabilities, net:
Interest rate contracts	—	1	—	(304)	—	—	—	(303)	(1)	—
Foreign exchange contracts	—	(1)	—	1	—	—	—	—	—	—
Equity contracts	(457)	494	—	(304)	—	—	—	(267)	(249)	—
Credit contracts	(1)	1	—	—	—	—	—	—	—	—
Other contracts	(12)	(63)	—	61	—	—	—	(14)	63	—
Total derivative liabilities, net(b)	(470)	432	—	(546)	—	—	—	(584)	(187)	—
Fortitude Re funds withheld payable	7,974	(6,348)	—	(364)	—	—	—	1,262	6,689	—
Debt of consolidated investment entities	5	—	—	1	—	—	—	6	(1)	—
Total(c)	$13,081	$(7,023)	$—	$(7)	$—	$—	$—	$6,051	$7,864	$—

(in millions)	Fair Value Beginning of Year	Net Realized and Unrealized Gains (Losses) Included in Income	Other Comprehensive Income (Loss)	Purchases, Sales, Issuances and Settlements, Net	Gross Transfers In	Gross Transfers Out	Other	Fair Value End of Year	Changes in Unrealized Gains (Losses) Included in Income on Instruments Held at End of Year	Changes in Unrealized Gain (Losses) Included in Other Comprehensive Income (Loss) for Recurring Level 3 Instruments Held at End of Year
December 31, 2021
Assets:
Bonds available for sale:
Obligations of states, municipalities and political subdivisions	$2,057	$7	$(5)	$(342)	$—	$(260)	$(62)	$1,395	$—	$36
Corporate debt	1,709	(10)	(25)	109	373	(249)	—	1,907	—	31
RMBS	8,104	415	(104)	(782)	8	(46)	—	7,595	—	787
CMBS	886	25	(45)	253	53	(100)	—	1,072	—	21
CLO	3,362	(5)	(173)	48	655	(849)	—	3,038	—	(164)
ABS	5,526	29	(97)	1,942	—	—	—	7,400	—	80
Total bonds available for sale	21,644	461	(449)	1,228	1,089	(1,504)	(62)	22,407	—	791
Other bond securities:
Corporate debt	—	(1)	—	135	—	—	—	134	(1)	—
RMBS	96	2	—	8	—	—	—	106	—	—
CMBS	45	—	—	(17)	5	—	—	33	(2)	—
CLO	193	(4)	—	(40)	—	—	—	149	15	—
ABS	—	—	—	205	—	—	—	205	(1)	—
Total other bond securities	334	(3)	—	291	5	—	—	627	11	—
Equity securities	42	11	—	(120)	70	(1)	—	2	—	—
Other invested assets	1,771	641	(15)	(569)	64	—	—	1,892	612	—
Total(a)	$23,791	$1,110	$(464)	$830	$1,228	$(1,505)	$(62)	$24,928	$623	$791

Notes to Consolidated Financial Statements
4.Fair Value Measurements (continued)

(in millions)	Fair Value Beginning of Year	Net Realized and Unrealized (Gains) Losses Included in Income	Other Comprehensive (Income) Loss	Purchases, Sales, Issuances and Settlements, Net	Gross Transfers In	Gross Transfers Out	Other	Fair Value End of Year	Changes in Unrealized Gains (Losses) Included in Income on Instruments Held at End of Year	Changes in Unrealized Gain (Losses) Included in Other Comprehensive Income (Loss) for Recurring Level 3 Instruments Held at End of Year
Liabilities:
Policyholder contract deposits	$4,830	$476	$—	$320	$—	$(54)	$—	$5,572	$837	$—
Derivative liabilities, net:
Interest rate contracts	—	—	—	—	—	—	—	—	—	—
Foreign exchange contracts	—	—	—	—	—	—	—	—	—	—
Equity contracts	(146)	(22)	—	(271)	(71)	53	—	(457)	19	—
Credit contracts	(2)	11	—	(10)	—	—	—	(1)	(2)	—
Other contracts	(7)	(62)	—	57	—	—	—	(12)	63	—
Total derivative liabilities, net(b)	(155)	(73)	—	(224)	(71)	53	—	(470)	80	—
Fortitude Re funds withheld payable	7,749	687	—	(462)	—	—	—	7,974	1,766	—
Debt of consolidated investment entities	951	179	—	(1,125)	—	—	—	5	4	—
Total(c)	$13,375	$1,269	$—	$(1,491)	$(71)	$(1)	$—	$13,081	$2,687	$—
__________________
(a)Excludes MRB assets of $796 million and $610 million for the years ended December 31, 2022 and 2021, respectively. Refer to Note 13 for additional information.
(b)Total Level 3 derivative exposures have been netted in these tables for presentation purposes only.
(c)Excludes MRB liabilities of $4.7 billion and $7.5 billion for the years ended December 31, 2022 and 2021, respectively. Refer to Note 13 for additional information.

Notes to Consolidated Financial Statements
4.Fair Value Measurements (continued)
Change in the fair value of market risk benefits, net and net realized and unrealized gains and losses included in income related to Level 3 assets and liabilities shown above are reported in the Consolidated Statements of Income (Loss) as follows:

(in millions)	Policy Fees	Net Investment Income	Net Realized and Unrealized Gains (Losses)	Interest Expense	Change in the Fair Value of Market Risk Benefits, net(a)	Total
December 31, 2022
Assets:
Bonds available for sale	$—	$516	$(67)	$—	$—	$449
Other bond securities	—	(149)	—	—	—	(149)
Equity securities	—	(1)	—	—	—	(1)
Other invested assets	—	321	(8)	—	—	313
December 31, 2021
Assets:
Bonds available for sale	$—	$472	$(11)	$—	$—	$461
Other bond securities	—	(3)	—	—	—	(3)
Equity securities	—	11	—	—	—	11
Other invested assets	—	630	11	—	—	641
December 31, 2022
Liabilities:
Policyholder contract deposits(b)	$—	$—	$1,107	$—	$—	$1,107
Derivative liabilities, net	61	—	(577)	—	84	(432)
Fortitude Re funds withheld payable	—	—	6,348	—	—	6,348
Market risk benefit liabilities, net(c)	—	—	—	—	(2,344)	(2,344)
Debt of consolidated investment entities(d)	—	—	—	—	—	—
December 31, 2021
Liabilities:
Policyholder contract deposits(b)	$—	$—	$(476)	$—	$—	$(476)
Derivative liabilities, net	59	—	30	—	(16)	73
Fortitude Re funds withheld payable	—	—	(687)	—	—	(687)
Market risk benefit liabilities, net(c)	—	—	—	—	(2,264)	(2,264)
Debt of consolidated investment entities(d)	—	—	—	179	—	179
__________________
(a)The portion of the fair value change attributable to our own credit risk is recognized in OCI.
(b)Primarily embedded derivatives.
(c)Market risk benefit assets and liabilities have been netted in these tables for presentation purposes only.
(d)For the year ended December 31, 2021, includes $145 million of loss on extinguishment of debt, and $34 million of interest expense

Notes to Consolidated Financial Statements
4.Fair Value Measurements (continued)
The following table presents the gross components of purchases, sales, issuances and settlements, net, shown above, for years ended December 31, 2022 and 2021 related to Level 3 assets and liabilities in the Consolidated Balance Sheets:

(in millions)	Purchases	Sales	Issuances and Settlements(a)	Purchases, Sales, Issuances and Settlements, Net(a)
December 31, 2022
Assets:
Bonds available for sale:
Obligations of states, municipalities and political subdivisions	$—	$(60)	$(35)	$(95)
Corporate debt	85	(39)	(205)	(159)
RMBS	377	—	(1,211)	(834)
CMBS	118	(9)	(71)	38
CLO	514	(27)	(592)	(105)
ABS	3,110	—	173	3,283
Total bonds available for sale	4,204	(135)	(1,941)	2,128
Other bond securities:
Corporate debt	29	(3)	132	158
RMBS	38	—	(14)	24
CMBS	—	—	—	—
CLO	16	(123)	(24)	(131)
ABS	675	—	(22)	653
Total other bond securities	758	(126)	72	704
Equity securities	22	—	1	23
Other invested assets	652	—	(847)	(195)
Total assets	$5,636	$(261)	$(2,715)	$2,660
Liabilities:
Policyholder contract deposits	$—	$923	$(21)	$902
Derivative liabilities, net	(421)	—	(125)	(546)
Fortitude Re funds withheld payable	—	—	(364)	(364)
Debt of consolidated investment entities	—	—	1	1
Total liabilities	$(421)	$923	$(509)	$(7)

Notes to Consolidated Financial Statements
4.Fair Value Measurements (continued)

(in millions)	Purchases	Sales	Issuances and Settlements(a)	Purchases, Sales, Issuances and Settlements, Net(a)
December 31, 2021
Assets:
Bonds available for sale:
Obligations of states, municipalities and political subdivisions	$36	$(212)	$(166)	$(342)
Corporate debt	424	(36)	(279)	109
RMBS	637	(1)	(1,418)	(782)
CMBS	334	(15)	(66)	253
CLO	923	—	(875)	48
ABS	3,202	(21)	(1,239)	1,942
Total bonds available for sale	5,556	(285)	(4,043)	1,228
Other bond securities:
Corporate debt	86	—	49	135
RMBS	28	—	(20)	8
CMBS	—	(17)	—	(17)
CLO	7	—	(47)	(40)
ABS	207	—	(2)	205
Total other bond securities	328	(17)	(20)	291
Equity securities	2	—	(122)	(120)
Other invested assets	578	—	(1,147)	(569)
Total assets	$6,464	$(302)	$(5,332)	$830
Liabilities:
Policyholder contract deposits	$—	$710	$(390)	$320
Derivative liabilities, net	(272)	—	48	(224)
Fortitude Re funds withheld payable	—	—	(462)	(462)
Debt of consolidated investment entities	—	—	(1,125)	(1,125)
Total liabilities	$(272)	$710	$(1,929)	$(1,491)
__________________
(a)There were no issuances during the years ended December 31, 2022 and 2021.
Both observable and unobservable inputs may be used to determine the fair values of positions classified in Level 3 in the tables above. As a result, the unrealized gains (losses) on instruments held at December 31, 2022 and 2021 may include changes in fair value that were attributable to both observable (e.g., changes in market interest rates) and unobservable inputs (e.g., changes in unobservable long-dated volatilities).
Transfers of Level 3 Assets and Liabilities
We record transfers of assets and liabilities into or out of Level 3 at their fair values as of the end of each reporting period, consistent with the date of the determination of fair value. The net realized and unrealized gains (losses) included in net income (loss) or Other comprehensive income (loss) as shown in the table above excludes $(92) million and $17 million of net gains (losses) related to assets transferred into Level 3 during 2022 and 2021, respectively, and includes $(142) million and $(19) million of net gains (losses) related to assets transferred out of Level 3 during 2022 and 2021, respectively.

Notes to Consolidated Financial Statements
4.Fair Value Measurements (continued)
Transfers of Level 3 Assets
During the years ended December 31, 2022 and 2021, transfers into Level 3 assets primarily included certain investments in private placement corporate debt, CMBS, CLO and ABS. Transfers of private placement corporate debt and certain ABS into Level 3 assets were primarily the result of limited market pricing information that required us to determine fair value for these securities based on inputs that are adjusted to better reflect our own assumptions regarding the characteristics of a specific security or associated market liquidity. The transfers of investments in CMBS, CLO and certain ABS into Level 3 assets were due to diminished market transparency and liquidity for individual security types.
During the years ended December 31, 2022 and 2021, transfers out of Level 3 assets primarily included private placement and other corporate debt, CMBS, RMBS, CLO, ABS and certain investments in municipal securities. Transfers of certain investments in municipal securities, corporate debt, RMBS, CMBS and CLO and ABS out of Level 3 assets were based on consideration of market liquidity as well as related transparency of pricing and associated observable inputs for these investments. Transfers of certain investments in private placement corporate debt and certain ABS out of Level 3 assets were primarily the result of using observable pricing information that reflects the fair value of those securities without the need for adjustment based on our own assumptions regarding the characteristics of a specific security or the current liquidity in the market.
Transfers of Level 3 Liabilities
There were no significant transfers of derivative or other liabilities into or out of Level 3 for the year ended December 31, 2022. During the year ended December 31, 2021, transfers of Level 3 liabilities primarily included certain equity derivatives.
QUANTITATIVE INFORMATION ABOUT LEVEL 3 FAIR VALUE MEASUREMENTS
The table below presents information about the significant unobservable inputs used for recurring fair value measurements for certain Level 3 instruments, and includes only those instruments for which information about the inputs is reasonably available to us, such as data from independent third-party valuation service providers and from internal valuation models. Because input information from third parties with respect to certain Level 3 instruments (primarily CLO/ABS) may not be reasonably available to us, balances shown below may not equal total amounts reported for such Level 3 assets and liabilities:

(in millions)	Fair Value at December 31, 2022	Valuation Technique	Unobservable Input(a)	Range (Weighted Average)(b)
Assets:
Obligations of states, municipalities and political subdivisions	$780	Discounted cash flow	Yield	5.33%-5.92% (5.63%)
Corporate debt	1,988	Discounted cash flow	Yield	4.90% - 9.54% (7.22%)
RMBS(c)	3,725	Discounted cash flow	Constant prepayment rate	4.84% - 10.35% (7.60%)
			Loss severity	45.01% - 77.28% (61.14%)
			Constant default rate	0.79% - 2.67% (1.73%)
			Yield	5.95% - 7.72% (6.84%)
CLO(c)	1,547	Discounted cash flow	Yield	7.13% - 7.59% (7.36%)
ABS(c)	6,591	Discounted cash flow	Yield	6.01% - 7.96% (6.98%)
CMBS	663	Discounted cash flow	Yield	4.72% - 10.21% (7.46%)
Market risk benefit assets	796	Discounted cash flow	Equity volatility	6.45% - 50.75%
			Base lapse rate	0.16% - 28.80%
			Dynamic lapse multiplier(e)	20.00% - 186.18%
			Mortality multiplier(e)(f)	38.25% - 160.01%
			Utilization(h)	80.00% - 100.00%

Notes to Consolidated Financial Statements
4.Fair Value Measurements (continued)

(in millions)	Fair Value at December 31, 2022	Valuation Technique	Unobservable Input(a)	Range (Weighted Average)(b)
			Equity / interest-rate correlation	0.00% - 30.00%
			NPA(g)	0.00% - 2.03%
Liabilities(d):
Market risk benefit liabilities
Variable annuities guaranteed benefits	$2,358	Discounted cash flow	Equity volatility	6.45% - 50.75%
			Base lapse rate	0.16% - 28.80%
			Dynamic lapse multiplier(e)	20.00% - 186.18%
			Mortality multiplier(e)(f)	38.25% - 160.01%
			Utilization(h)	80.00% - 100.00%
			Equity / interest-rate correlation	0.00% - 30.00%
			NPA(g)	0.00% - 2.03%
Fixed annuities guaranteed benefits	680	Discounted cash flow	Base lapse rate	0.20% - 15.75%
			Dynamic lapse multiplier(e)	20.00% - 186.16%
			Mortality multiplier(e)(f)	40.26% - 168.43%
			Utilization(h)	90.00% - 97.50%
			NPA(g)	0.00% - 2.03%
Fixed index annuities guaranteed benefits	1,698	Discounted cash flow	Equity volatility	6.45% - 50.75%
			Base lapse rate	0.20% - 50.00%
			Dynamic lapse multiplier(e)	20.00% - 186.18%
			Mortality multiplier(e)(f)	24.00% - 180.00%
			Utilization(h)	60.00% - 97.50%
			Option budget	0.00% - 5.00%
			Equity / interest-rate correlation	0.00% - 30.00%
			NPA(g)	0.00% - 2.03%
Embedded derivatives within Policyholder contract deposits:
Index credits on fixed index annuities(i)	4,657	Discounted cash flow	Equity volatility	6.45% - 50.75%
			Base lapse rate	0.20% - 50.00%
			Dynamic lapse multiplier(e)	20.00% - 186.18%
			Mortality multiplier(e)(f)	24.00% - 180.00%
			Utilization(h)	60.00% - 97.50%
			Option Budget	0.00% - 5.00%
			Equity / interest-rate correlation	0.00% - 30.00%
			NPA(g)	0.00% - 2.03%
Index Life	710	Discounted cash flow	Base lapse rate	0.00% - 37.97%
			Mortality rate	0.00% - 100.00%

Notes to Consolidated Financial Statements
4.Fair Value Measurements (continued)

(in millions)	Fair Value at December 31, 2022	Valuation Technique	Unobservable Input(a)	Range (Weighted Average)(b)
			Equity volatility	5.75%- 23.63%
			NPA(g)	0.00% - 2.03%

(in millions)	Fair Value at December 31, 2021	Valuation Technique	Unobservable Input(a)	Range (Weighted Average)(b)
Assets:
Obligations of states, municipalities and political subdivisions	$1,364	Discounted cash flow	Yield	2.92% - 3.27% (3.10%)
Corporate debt	1,789	Discounted cash flow	Yield	1.75% - 7.05% (4.40%)
RMBS(c)	7,141	Discounted cash flow	Constant prepayment	5.18% - 18.41% (11.79%)
			Loss severity	24.87% - 72.64% (48.75%)
			Constant default rate	1.01% - 5.74% (3.37%)
			Yield	1.72% - 4.08% (2.90%)
CLO(c)	3,174	Discounted cash flow	Yield	2.94% - 4.93% (3.94%)
ABS(c)	5,077	Discounted cash flow	Yield	1.89% - 3.36% (2.63%)
CMBS	887	Discounted cash flow	Yield	1.54% - 4.49% (3.02%)
Market risk benefit assets	610	Discounted cash flow	Equity volatility	5.95% - 46.65%
			Base lapse rate	0.16% - 28.80%
			Dynamic lapse multiplier(e)	20.00% - 186.18%
			Mortality multiplier(e)(f)	38.25% - 160.01%
			Utilization(h)	80.00% - 100.00%
			Equity / interest-rate correlation	0.00% - 40.00%
			NPA(g)	0.01% - 1.40%
Liabilities(d):
Market risk benefit liabilities
Variable annuities guaranteed benefits	$3,912	Discounted cash flow	Equity volatility	5.95% - 46.65%
			Base lapse rate	0.16% - 28.80%
			Dynamic lapse multiplier(e)	20.00% - 186.18%
			Mortality multiplier(e)(f)	38.25% - 160.01%
			Utilization(h)	80.00% - 100.00%
			Equity / interest-rate correlation	0.00% - 40.00%
			NPA(g)	0.01% - 1.40%
Fixed annuities guaranteed benefits	992	Discounted cash flow	Base lapse rate	0.20% - 15.75%
			Dynamic lapse multiplier(e)	20.00% - 186.16%
			Mortality multiplier(e)(f)	40.26% - 168.43%
			Utilization(h)	90.00% - 97.50%
			NPA(g)	0.01% - 1.40%
Fixed index annuities guaranteed benefits	2,595	Discounted cash flow	Equity volatility	5.95% - 46.65%
			Base lapse rate	0.20% - 50.00%
			Dynamic lapse multiplier(e)	20.00% - 186.18%

Notes to Consolidated Financial Statements
4.Fair Value Measurements (continued)

			Mortality multiplier(e)(f)	24.00% - 180.00%
			Utilization(h)	60.00% - 97.50%
			Option Budget	0.00% - 4.00%
			Equity / interest-rate correlation	0.00% - 40.00%
			NPA(g)	0.01% - 1.40%
Embedded derivatives within Policyholder contract deposits:
Index credits on fixed index annuities(i)	4,807	Discounted cash flow	Equity volatility	5.95% - 46.65%
			Base lapse rate	0.20% - 50.00%
			Dynamic lapse multiplier(e)	20.00% - 186.18%
			Mortality multiplier(e)(f)	24.00% - 180.00%
			Utilization(h)	60.00% - 97.50%
			Option Budget	0.00% - 4.00%
			Equity / interest-rate correlation	0.00% - 40.00%
			NPA(g)	0.01% - 1.40%
Index Life	765	Discounted cash flow	Base lapse rate	0.00% - 37.97%
			Mortality rate	0.00% - 100.00%
			Equity volatility	7.65% - 20.70%
			NPA(g)	0.01% - 1.40%
__________________
(a)Represents discount rates, estimates and assumptions that we believe would be used by market participants when valuing these assets and liabilities.
(b)The weighted averaging for fixed maturity securities is based on the estimated fair value of the securities. Because the valuation methodology for embedded derivatives within policyholder contract deposits and MRBs uses a range of inputs that vary at the contract level over the cash flow projection period, management believes that presenting a range, rather than weighted average, is a more meaningful representation of the unobservable inputs used in the valuation. Information received from third-party valuation service providers.
(c)Information received from third-party valuation service providers. The ranges of the unobservable inputs for constant prepayment rate, loss severity and constant default rate relate to each of the individual underlying mortgage loans that comprise the entire portfolio of securities in the RMBS and CLO securitization vehicles and not necessarily to the securitization vehicle bonds (tranches) purchased by us. The ranges of these inputs do not directly correlate to changes in the fair values of the tranches purchased by us because there are other factors relevant to the fair values of specific tranches owned by us, including, but not limited to, purchase price, position in the waterfall, senior versus subordinated position and attachment points.
(d)The Fortitude Re funds withheld payable has been excluded from the above table. As discussed in Note 7, the Fortitude Re funds withheld payable is created through modco and funds withheld reinsurance arrangements where the investments supporting the reinsurance agreements are withheld by and continue to reside on Corebridge’s balance sheet. This embedded derivative is valued as a total return swap with reference to the fair value of the invested assets held by Corebridge. Accordingly, the unobservable inputs utilized in the valuation of the embedded derivative are a component of the invested assets supporting the reinsurance agreements that are held on Corebridge’s balance sheet.
(e)The ranges for these inputs vary due to the different GMWB product specification and policyholder characteristics across in force policies. Policyholder characteristics that affect these ranges include age, policy duration, and gender.
(f)Mortality inputs are shown as multipliers of the 2012 Individual Annuity Mortality Basic table.
(g)The non-performance risk adjustment (“NPA”) applied as a spread over risk-free curve for discounting.
(h)The partial withdrawal utilization unobservable input range shown applies only to policies with guaranteed minimum withdrawal benefit riders. The total embedded derivative liability at December 31, 2022 and 2021 was approximately $1.1 billion and $1.1 billion, respectively.
(i)The fixed index annuities embedded derivative associated with index credits related to the contracts with guaranteed product features included in policyholder contract deposits was $1,078 million and $1,075 million at December 31, 2022 and 2021, respectively.
The ranges of reported inputs for obligations of states, municipalities and political subdivisions, corporate debt, RMBS, CLO/ABS and CMBS valued using a discounted cash flow technique consist of one standard deviation in either direction from the value-weighted average. The preceding table does not give effect to our risk management practices that might offset risks inherent in these Level 3 assets and liabilities.
Interrelationships Between Unobservable Inputs
We consider unobservable inputs to be those for which market data is not available and that are developed using the best information available to us about the assumptions that market participants would use when pricing the asset

Notes to Consolidated Financial Statements
4.Fair Value Measurements (continued)
or liability. Relevant inputs vary depending on the nature of the instrument being measured at fair value. The following paragraphs provide a general description of significant unobservable inputs along with interrelationships between and among the significant unobservable inputs and their impact on the fair value measurements. In practice, simultaneous changes in assumptions may not always have a linear effect on the inputs discussed below. Interrelationships may also exist between observable and unobservable inputs. Such relationships have not been included in the discussion below. For each of the individual relationships described below, the inverse relationship would also generally apply.
Fixed Maturity Securities
The significant unobservable input used in the fair value measurement of fixed maturity securities is yield. The yield is affected by the market movements in credit spreads and U.S. Treasury yields. The yield may be affected by other factors, including constant prepayment rates, loss severity and constant default rates. In general, increases in the yield would decrease the fair value of investments, and conversely, decreases in the yield would increase the fair value of investments.
MRBs and Embedded Derivatives within Policyholder Contract Deposits
For MRBs and embedded derivatives, the assumptions for unobservable inputs vary throughout the period over which cash flows are projected for valuation purposes. The following are applicable unobservable inputs:
•Long-term equity volatilities represent equity volatility beyond the period for which observable equity volatilities are available. Increases in assumed volatility will generally increase the fair value of both the projected cash flows from rider fees as well as the projected cash flows related to benefit payments. Therefore, the net change in the fair value of the liability may be either a decrease or an increase, depending on the relative changes in projected rider fees and projected benefit payments.
•Equity and interest rate correlation estimates the relationship between changes in equity returns and interest rates in the economic scenario generator used to value our MRBs. In general, a higher positive correlation assumes that equity markets and interest rates move in a more correlated fashion, which generally increases the fair value of the liability. Only our fixed index annuities with a GMWB rider are subject to the equity and interest correlation assumption. Other policies such as accumulation fixed index annuity and life products do not use a correlation assumption.
•Base lapse rate assumptions are determined by company experience and judgment and are adjusted at the contract level using a dynamic lapse function, which reduces the base lapse rate when the contract is in-the-money (when the contract holder’s guaranteed value, as estimated by the company, is worth more than their underlying account value). Lapse rates are also generally assumed to be lower in periods when a surrender charge applies. Increases in assumed lapse rates will generally decrease the fair value of the liability as fewer policyholders would persist to collect guaranteed benefits amounts.
•Mortality rate assumptions, which vary by age and gender, are based on company experience and include a mortality improvement assumption. Increases in assumed mortality rates will decrease the fair value of the GMWB liability, while lower mortality rate assumptions will generally increase the fair value of the liability because guaranteed withdrawal payments will be made for a longer period of time and generally exceed any decrease in guaranteed death benefits.
•Utilization assumptions estimate the timing when policyholders with a GMWB will elect to utilize their benefit and begin taking withdrawals. The assumptions may vary by the type of guarantee, tax-qualified status, the contract’s withdrawal history and the age of the policyholder. Utilization assumptions are based on company experience, which includes partial withdrawal behavior. Increases in assumed utilization rates will generally increase the fair value of the liability.
•Non-performance or “own credit” risk adjustment used in the valuation of MRBs and embedded derivatives, which reflects a market participant’s view of our claims-paying ability by incorporating a different spread (the NPA spread) to the curve used to discount projected benefit cash flows. When

Notes to Consolidated Financial Statements
4.Fair Value Measurements (continued)
corporate credit spreads widen, the change in the NPA spread generally reduces the fair value of the MRBs and embedded derivatives, resulting in a gain in AOCI or Net realized gains (losses), respectively, and when corporate credit spreads narrow or tighten, the change in the NPA spread generally increases the fair value of the MRBs and embedded derivatives, resulting in a loss in AOCI or Net realized gains (losses), respectively.
•The projected cash flows incorporate best estimate assumptions for policyholder behavior (including mortality, lapses, withdrawals and benefit utilization), along with an explicit risk margin to reflect a market participant’s estimates of projected cash flows and policyholder behavior. Estimates of future policyholder behavior assumptions are subjective and based primarily on our historical experience.
•For embedded derivatives, option budgets estimate the expected long-term cost of options used to hedge exposures associated with index price changes. The level of option budgets determines future costs of the options, which impacts the growth in account value and the valuation of embedded derivatives.
Embedded Derivatives within Reinsurance Contracts
The fair value of embedded derivatives associated with funds withheld reinsurance contracts is determined based upon a total return swap technique with reference to the fair value of the investments held by Corebridge related to Corebridge’s funds withheld payable. The fair value of the underlying assets is generally based on market observable inputs using industry standard valuation techniques. The valuation also requires certain significant inputs, which are generally not observable, and accordingly, the valuation is considered Level 3 in the fair value hierarchy.
INVESTMENTS IN CERTAIN ENTITIES CARRIED AT FAIR VALUE USING NET ASSET VALUE PER SHARE
The following table includes information related to our investments in certain other invested assets, including private equity funds, hedge funds and other alternative investments that calculate net asset value per share (or its equivalent). For these investments, which are measured at fair value on a recurring basis, we use the net asset value per share to measure fair value.

		December 31, 2022		December 31, 2021
(in millions)	Investment Category Includes	Fair Value Using NAV Per Share (or its equivalent)	Unfunded Commitments	Fair Value Using NAV Per Share (or its equivalent)	Unfunded Commitments
Investment Category
Private equity funds:
Leveraged buyout	Debt and/or equity investments made as part of a transaction in which assets of mature companies are acquired from the current shareholders, typically with the use of financial leverage	$2,014	$1,719	$1,762	$1,229
Real estate	Investments in real estate properties and infrastructure positions, including power plants and other energy generating facilities	1,082	549	490	365
Venture capital	Early-stage, high-potential, growth companies expected to generate a return through an eventual realization event, such as an initial public offering or sale of the company	212	118	194	135
Growth equity	Funds that make investments in established companies for the purpose of growing their businesses	510	40	637	37

Notes to Consolidated Financial Statements
4.Fair Value Measurements (continued)

		December 31, 2022		December 31, 2021
(in millions)	Investment Category Includes	Fair Value Using NAV Per Share (or its equivalent)	Unfunded Commitments	Fair Value Using NAV Per Share (or its equivalent)	Unfunded Commitments
Mezzanine	Funds that make investments in the junior debt and equity securities of leveraged companies	443	78	306	268
Other	Includes distressed funds that invest in securities of companies that are in default or under bankruptcy protection, as well as funds that have multi-strategy, and other strategies	902	284	921	324
Total private equity funds		5,163	2,788	4,310	2,358
Hedge funds:
Event-driven	Securities of companies undergoing material structural changes, including mergers, acquisitions and other reorganizations	5	—	18	—
Long-short	Securities that the manager believes are undervalued, with corresponding short positions to hedge market risk	335	—	404	—
Macro	Investments that take long and short positions in financial instruments based on a top-down view of certain economic and capital market conditions	366	—	370	—
Other	Includes investments held in funds that are less liquid, as well as other strategies which allow for broader allocation between public and private investments	178	—	110	—
Total hedge funds		884	—	902	—
Total		$6,047	$2,788	$5,212	$2,358
Private equity fund investments included above are not redeemable, because distributions from the funds will be received when underlying investments of the funds are liquidated. Private equity funds are generally expected to have 10-year lives at their inception, but these lives may be extended at the fund manager’s discretion, typically in one-year or two-year increments.
The hedge fund investments included above, which are carried at fair value, are generally redeemable subject to the redemption notices period. The majority of our hedge fund investments are redeemable monthly or quarterly.
FAIR VALUE OPTION
Under the fair value option, we may elect to measure at fair value financial assets and financial liabilities that are not otherwise required to be carried at fair value. This includes fixed income securities subject to modco agreements with Fortitude Re for which we have elected the fair value option. Subsequent changes in fair value for designated items are reported in earnings. We elect the fair value option for certain hybrid securities given the complexity of bifurcating the economic components associated with the embedded derivatives.
For additional information related to embedded derivatives refer to Note 12.
Additionally, we elect the fair value option for certain alternative investments when such investments are eligible for this election. We believe this measurement basis is consistent with the applicable accounting guidance used by the respective investment company funds themselves.
For additional information on securities and other invested assets for which we have elected the fair value option refer to Note 5.

Notes to Consolidated Financial Statements
4.Fair Value Measurements (continued)
The following table presents the gains or losses recorded related to the eligible instruments for which we elected the fair value option:

Years Ended December 31,	Gain (Loss)
(in millions)	2022	2021	2020
Assets:
Other bond securities(a)	$(408)	$26	$72
Alternative investments(b)	191	1,083	290
Total assets	(217)	1,109	362
Liabilities:
Policyholder contract deposits(c)	20	7	(9)
Debt of consolidated investment entities(d)	—	(179)	(102)
Total liabilities	20	(172)	(111)
Total gain (loss)	$(197)	$937	$251
__________________
(a)Includes certain securities supporting the funds withheld arrangements with Fortitude Re. For additional information regarding the gains and losses for Other bond securities, see Note 5. For additional information regarding the funds withheld arrangements with Fortitude Re, see Note 7.
(b)Includes certain hedge funds, private equity funds and other investment partnerships.
(c)Represents GICs.
(d)Primarily related to six transactions securitizing certain debt portfolios previously owned by Corebridge and its affiliates and were terminated during 2021. For additional information, see Note 10.
Interest income and dividend income on assets measured under the fair value option are recognized and included in Net investment income in the Consolidated Statements of Income. Interest expense on liabilities measured under the fair value option is reported in Interest Expense in the Consolidated Statements of Income.
For additional information about our policies for recognition, measurement, and disclosure of interest and dividend income, see Note 5.
We are required to record unrealized gains and losses attributable to the observable effect of changes in credit spreads on our liabilities for which the fair value option was elected in Other comprehensive income (loss). We calculate the effect of these credit spread changes using discounted cash flow techniques that incorporate current market interest rates, our observable credit spreads on these liabilities and other factors that mitigate the risk of non-performance such as cash collateral posted.
We calculate the effect of these credit spread changes using discounted cash flow techniques that incorporate current market interest rates, our observable credit spreads on these liabilities and other factors that mitigate the risk of non-performance such as cash collateral posted.
We have elected the fair value option on certain debt securities issued by Corebridge or its affiliates. As of December 31, 2022, and December 31, 2021, the fair value was $6 million and $5 million, respectively. This relates to interest only notes issued by residential mortgage loan securitization structures for which the principal of the notes is a reference amount only and its repayment is not expected. The aforementioned principal reference amounts are $655 million and $779 million as of December 31, 2022 and December 31, 2021, respectively.
FAIR VALUE MEASUREMENTS ON A NON-RECURRING BASIS
We measure the fair value of certain assets on a non-recurring basis, generally quarterly, annually or when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. These assets include cost and equity-method investments, commercial mortgage loans and commercial loans, investments in real estate and other fixed assets, goodwill and other intangible assets.
For additional information about how we test various asset classes for impairment, see Notes 5 and 6.

Notes to Consolidated Financial Statements
4.Fair Value Measurements (continued)
The following table presents assets measured at fair value on a non-recurring basis at the time of impairment and the related impairment charges recorded during the periods presented:

	Assets at Fair Value				Impairment Charges
	Non-Recurring Basis				December 31,
(in millions)	Level 1	Level 2	Level 3	Total	2022	2021	2020
December 31, 2022
Other investments	$—	$—	$12	$12	$25	$6	$77
Other assets	—	—	—	—	—	1	5
Total	$—	$—	$12	$12	$25	$7	$82
December 31, 2021
Other investments	$—	$—	$89	$89
Mortgage and other loans receivable*	—	—	15	15
Other assets	—	14	—	14
Total	$—	$14	$104	$118
__________________
*Mortgage and other loans receivable are carried at lower of cost or fair value.
In addition to the assets presented in the table above, at December 31, 2022, Corebridge had $163 million of loans held for sale which are carried at fair value, determined on an individual loan basis. There is no associated impairment charge.
FAIR VALUE INFORMATION ABOUT FINANCIAL INSTRUMENTS NOT MEASURED AT FAIR VALUE
Information regarding the estimation of fair value for financial instruments not carried at fair value (excluding insurance contracts and lease contracts) is discussed below:
•Mortgage and other loans receivable: Fair values of loans on commercial real estate and other loans receivable are estimated for disclosure purposes using discounted cash flow calculations based on discount rates that we believe market participants would use in determining the price that they would pay for such assets. For certain loans, our current incremental lending rates for similar types of loans are used as the discount rates, because we believe this rate approximates the rates market participants would use. Fair values of residential mortgage loans are generally determined based on market prices, using market-based adjustments for credit and servicing as appropriate. The fair values of policy loans are generally estimated based on unpaid principal amount as of each reporting date. No consideration is given to credit risk because policy loans are effectively collateralized by the cash surrender value of the policies.
•Other invested assets: Certain of our subsidiaries are members of Federal Home Loan Banks (FHLBs) and such membership requires the members to own stock in these FHLBs. The carrying amounts of these stocks approximate fair values.
•Cash and short-term investments: The carrying amounts of these assets approximate fair values because of the relatively short period of time between origination and expected realization, and their limited exposure to credit risk.
•Policyholder contract deposits associated with investment-type contracts: Fair values for policyholder contract deposits associated with investment-type contracts not accounted for at fair value are estimated using discounted cash flow calculations based on interest rates currently being offered for similar contracts with maturities consistent with those of the contracts being valued. When no similar contracts are being offered, the discount rate is the appropriate swap rate (if available) or current risk-free interest rate consistent with the currency in which the cash flows are denominated. To determine fair value, other factors include current policyholder account values and related surrender charges and other assumptions include expectations about policyholder behavior and an appropriate risk margin.

Notes to Consolidated Financial Statements
4.Fair Value Measurements (continued)
•Other liabilities: The majority of the Other liabilities that are financial instruments not measured at fair value represent secured financing arrangements, including repurchase agreements. The carrying amounts of these liabilities approximate fair value because the financing arrangements are short-term and are secured by cash or other liquid collateral.
•Fortitude Re funds withheld payable: The funds withheld payable contains an embedded derivative and the changes in its fair value are recognized in earnings each period. The difference between the total Fortitude Re funds withheld payable and the embedded derivative represents the host contract.
•Short-term and long-term debt and debt of consolidated investment entities: Fair values of these obligations were determined by reference to quoted market prices, when available and appropriate, or discounted cash flow calculations based upon our current market observable implicit credit spread rates for similar types of borrowings with maturities consistent with those remaining for the debt being valued.
•Separate Account Liabilities—Investment Contracts: Only the portion of separate account liabilities related to products that are investment contracts are reflected in the table below. Separate account liabilities are recorded at the amount credited to the contract holder, which reflects the change in fair value of the corresponding separate account assets, including contract holder deposits less withdrawals and fees; therefore, carrying value approximates fair value.

Notes to Consolidated Financial Statements
4.Fair Value Measurements (continued)
The following table presents the carrying amounts and estimated fair values of our financial instruments not measured at fair value and indicates the level in the fair value hierarchy of the estimated fair value measurement based on the observability of the inputs used:

	Estimated Fair Value
(in millions)	Level 1	Level 2	Level 3	Total	Carrying Value
December 31, 2022
Assets:
Mortgage and other loans receivable	$—	$31	$40,936	$40,967	$44,403
Other invested assets	—	222	—	222	222
Short-term investments	—	3,043	—	3,043	3,043
Cash	552	—	—	552	552
Other assets	4	8	—	12	12
Liabilities:
Policyholder contract deposits associated with investment-type contracts	—	119	129,174	129,293	137,086
Fortitude Re funds withheld payable	—	—	25,289	25,289	25,289
Other liabilities	—	3,056	—	3,056	3,056
Short-term debt	—	1,500	—	1,500	1,500
Long-term debt	—	7,172	—	7,172	7,868
Debt of consolidated investment entities	—	3,055	2,488	5,543	5,952
Separate account liabilities - investment contracts	—	80,649	—	80,649	80,649
December 31, 2021
Assets:
Mortgage and other loans receivable	$—	$52	$41,077	$41,129	$39,373
Other invested assets	—	193	—	193	193
Short-term investments	—	4,016	—	4,016	4,016
Cash	537	—	—	537	537
Other assets	7	—	—	7	7
Liabilities:
Policyholder contract deposits associated with investment-type contracts	—	169	139,464	139,633	132,142
Fortitude Re funds withheld payable	—	—	27,170	27,170	27,170
Other liabilities	—	3,704	—	3,704	3,704
Short-term debt	—	—	8,317	8,317	8,317
Long-term debt	—	586	—	586	427
Debt of consolidated investment entities	—	3,077	3,810	6,887	6,931
Separate account liabilities - investment contracts	—	104,126	—	104,126	104,126

Notes to Consolidated Financial Statements
5.     Investments
FIXED MATURITY SECURITIES
Bonds held to maturity are carried at amortized cost when we have the ability and positive intent to hold these securities until maturity. When we do not have the ability or positive intent to hold bonds until maturity, these securities are classified as available for sale or are measured at fair value at our election. None of our fixed maturity securities met the criteria for held to maturity classification at December 31, 2022 or 2021.
Unrealized gains and losses from available for sale investments in fixed maturity securities carried at fair value were reported as a separate component of AOCI, net of policy related amounts and deferred income taxes, in Shareholders’ equity. Realized and unrealized gains and losses from fixed maturity securities measured at fair value at our election are reflected in Net investment income. Investments in fixed maturity securities are recorded on a trade-date basis.
Interest income is recognized using the effective yield method and reflects amortization of premium and accretion of discount. Premiums and discounts arising from the purchase of bonds classified as available for sale are treated as yield adjustments over their estimated holding periods, until maturity, or call date, if applicable. For investments in certain structured securities, recognized yields are updated based on current information regarding the timing and amount of expected undiscounted future cash flows. For high credit quality structured securities, effective yields are recalculated based on actual payments received and updated prepayment expectations, and the amortized cost is adjusted to the amount that would have existed had the new effective yield been applied since acquisition with a corresponding charge or credit to net investment income. For structured securities that are not high credit quality, the structured securities yields are based on expected cash flows which take into account both expected credit losses and prepayments.
An allowance for credit losses is not established upon initial recognition of the asset (unless the security is determined to be a purchased credit deteriorated (“PCD”) asset which is discussed in more detail below). Subsequently, differences between actual and expected cash flows and changes in expected cash flows are recognized as adjustments to the allowance for credit losses. Changes that cannot be reflected as adjustments to the allowance for credit losses are accounted for as prospective adjustments to yield.

Notes to Consolidated Financial Statements
5.Investments (continued)
SECURITIES AVAILABLE FOR SALE
The following table presents the amortized cost or cost and fair value of our available-for-sale securities:

(in millions)	Amortized Cost or Costs(a)	Allowance for Credit Losses(b)	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value(a)
December 31, 2022
Bonds available for sale:
U.S. government and government sponsored entities	$1,405	$—	$17	$(224)	$1,198
Obligations of states, municipalities and political subdivisions	6,808	—	42	(924)	5,926
Non-U.S. governments	5,251	(5)	25	(879)	4,392
Corporate debt	124,068	(116)	729	(19,989)	104,692
Mortgage-backed, asset-backed and collateralized:
RMBS	12,267	(27)	574	(870)	11,944
CMBS	11,176	—	7	(1,115)	10,068
CLO	8,547	—	15	(376)	8,186
ABS	11,752	—	15	(1,380)	10,387
Total mortgage-backed, asset-backed and collateralized	43,742	(27)	611	(3,741)	40,585
Total bonds available for sale(c)	$181,274	$(148)	$1,424	$(25,757)	$156,793

(in millions)	Amortized Cost or Costs(a)	Allowance for Credit Losses(b)	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value(a)
December 31, 2021
Bonds available for sale:
U.S. government and government sponsored entities	$1,406	$—	$306	$—	$1,712
Obligations of states, municipalities and political subdivisions	7,321	—	1,362	(7)	8,676
Non-U.S. governments	6,026	—	495	(124)	6,397
Corporate debt	128,417	(72)	12,674	(956)	140,063
Mortgage-backed, asset-backed and collateralized:
RMBS	13,236	(6)	1,762	(34)	14,958
CMBS	10,903	—	451	(54)	11,300
CLO	7,382	—	73	(53)	7,402
ABS	7,902	—	205	(47)	8,060
Total mortgage-backed, asset-backed and collateralized	39,423	(6)	2,491	(188)	41,720
Total bonds available for sale(c)	$182,593	$(78)	$17,328	$(1,275)	$198,568
__________________
(a)The table above includes available-for-sale securities issued by related parties. This includes RMBS which had a fair value of $39 million and $47 million, and an amortized cost of $43 million and $44 million as of December 31, 2022 and December 31, 2021, respectively. Additionally, this includes CDOs which had a fair value of $862 million and an amortized cost of $823 million as of December 31, 2021. There were no available-for-sale CDO securities issued by related parties as of December 31, 2022.
(b)Represents the allowance for credit losses that have been recognized. Changes in the allowance for credit losses are recorded through Net realized gains (losses) and are not recognized in Other comprehensive income (loss).
(c)At December 31, 2022 and December 31, 2021, the fair value of bonds available for sale held by us that were below investment grade or not rated totaled $16.7 billion and $20.4 billion, respectively.

Notes to Consolidated Financial Statements
5.Investments (continued)
Securities Available for Sale in a Loss Position for Which No Allowance for Credit Loss Has Been Recorded
The following table summarizes the fair value and gross unrealized losses on our available-for-sale securities, aggregated by major investment category and length of time that individual securities have been in a continuous unrealized loss position for which no allowance for credit loss has been recorded:

	Less Than 12 Months		12 Months or More		Total
(in millions)	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
December 31, 2022
Bonds available for sale:
U.S. government and government sponsored entities	$761	$224	$—	$—	$761	$224
Obligations of states, municipalities and political subdivisions	5,076	924	—	—	5,076	924
Non-U.S. governments	3,932	868	—	—	3,932	868
Corporate debt	82,971	16,866	11,143	3,070	94,114	19,936
RMBS	6,227	653	903	171	7,130	824
CMBS	7,902	797	1,708	318	9,610	1,115
CLO	5,573	234	2,007	142	7,580	376
ABS	6,998	854	2,271	526	9,269	1,380
Total bonds available for sale	$119,440	$21,420	$18,032	$4,227	$137,472	$25,647

December 31, 2021
Bonds available for sale:
U.S. government and government sponsored entities	$—	$—	$—	$—	$—	$—
Obligations of states, municipalities and political subdivisions	201	4	48	3	249	7
Non-U.S. governments	1,198	58	376	66	1,574	124
Corporate debt	19,916	513	6,922	387	26,838	900
RMBS	1,235	30	27	2	1,262	32
CMBS	2,498	36	79	18	2,577	54
CLO	3,829	48	21	5	3,850	53
ABS	2,540	43	140	4	2,680	47
Total bonds available for sale	$31,417	$732	$7,613	$485	$39,030	$1,217
At December 31, 2022, we held 16,516 individual fixed maturity securities that were in an unrealized loss position and for which no allowance for credit losses has been recorded (including 1,923 individual fixed maturity securities that were in a continuous unrealized loss position for 12 months or more). At December 31, 2021, we held 4,944 individual fixed maturity securities that were in an unrealized loss position (including 1,179 individual fixed maturity securities were in a continuous unrealized loss position for 12 months or more). We did not recognize the unrealized losses in earnings on these fixed maturity securities at December 31, 2022 because it was determined that such losses were due to non-credit factors. Additionally, we neither intend to sell the securities nor do we believe that it is more likely than not that we will be required to sell these securities before recovery of their amortized cost basis. For fixed maturity securities with significant declines, we performed fundamental credit analyses on a security-by-security basis, which included consideration of credit enhancements, liquidity position, expected defaults, industry and sector analysis, forecasts and available market data.

Notes to Consolidated Financial Statements
5.Investments (continued)
Contractual Maturities of Fixed Maturity Securities Available for Sale
The following table presents the amortized cost and fair value of fixed maturity securities available for sale by contractual maturity:

	Total Fixed Maturity Securities Available for sale
(in millions)	Amortized Cost, Net of Allowance	Fair Value
December 31, 2022
Due in one year or less	$2,334	$2,290
Due after one year through five years	22,500	21,650
Due after five years through ten years	28,376	25,452
Due after ten years	84,201	66,816
Mortgage-backed, asset-backed and collateralized	43,715	40,585
Total	$181,126	$156,793
Actual maturities may differ from contractual maturities because certain borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties.
The following table presents the gross realized gains and gross realized losses from sales or maturities of our available-for-sale securities:

	Years Ended December 31,
	2022		2021		2020
(in millions)	Gross Realized Gains	Gross Realized Losses	Gross Realized Gains	Gross Realized Losses	Gross Realized Gains	Gross Realized Losses
Fixed maturity securities	$120	$(677)	$894	$(144)	$1,022	$(440)
For the years ended December 31, 2022, 2021, and 2020, the aggregate fair value of available for sale securities sold was $10.0 billion, $11.4 billion, and $12.0 billion respectively, which resulted in net realized gains (losses) of $(557) million, $750 million, and $582 million respectively. Included within the net realized gains (losses) are $(232) million, $647 million, and $660 million of realized gains (losses) for the years ended December 31, 2022, 2021, and 2020 respectively, which relate to the Fortitude Re funds withheld assets held by Corebridge in support of Fortitude Re’s reinsurance obligations to Corebridge (Fortitude Re funds withheld assets). These realized gains (losses) are included in net realized gains (losses) on Fortitude Re funds withheld assets.

Notes to Consolidated Financial Statements
5.Investments (continued)
OTHER SECURITIES MEASURED AT FAIR VALUE
The following table presents the fair value of fixed maturity securities measured at fair value, including securities in the modco agreement with Fortitude Re, based on our election of the fair value option and equity securities measured at fair value:

	December 31, 2022		December 31, 2021
(in millions)	Fair Value*	Percent of Total	Fair Value*	Percent of Total
Fixed maturity securities:
Obligations of states, municipalities and political subdivisions	$37	1%	$50	2%
Non-U.S. governments	22	1%	17	1%
Corporate debt	2,222	56%	1,000	43%
Mortgage-backed, asset-backed and collateralized:
RMBS	165	4%	199	9%
CMBS	232	6%	234	10%
CLO	279	7%	283	12%
ABS	812	21%	299	13%
Total mortgage-backed, asset-backed and collateralized	1,488	38%	1,015	44%
Total fixed maturity securities	3,769	96%	2,082	90%
Equity securities	170	4%	242	10%
Total	$3,939	100%	$2,324	100%
__________________
*The table above includes other securities measured at fair value issued by related parties, which are primarily Corebridge affiliates that are not consolidated. There were no equity securities with related parties as of December 31, 2022 or December 31, 2021.
OTHER INVESTED ASSETS
The following table summarizes the carrying amounts of other invested assets:

(in millions)	December 31, 2022	December 31, 2021
Alternative investments(a)(b)	$8,014	$7,527
Investment real estate(c)	1,831	2,349
All other investments(d)	573	691
Total(e)	$10,418	$10,567
__________________
(a)At December 31, 2022, included hedge funds of $884 million and private equity funds of $7.1 billion. At December 31, 2021, included hedge funds of $1.0 billion and private equity funds of $6.5 billion.
(b)At December 31, 2022, approximately 77% of our hedge fund portfolio is available for redemption in 2023. The remaining 23% will be available for redemption between 2024 and 2028. At December 31, 2021, approximately 73% of our hedge fund portfolio is available for redemption in 2022. The remaining 27% will be available for redemption between 2023 and 2028.
(c)Represents values net of accumulated depreciation of $616 million and $493 million as of December 31, 2022 and December 31, 2021, respectively. The accumulated depreciation related to the investment real estate held by legacy assets owned by us was $124 million and $123 million as of December 31, 2022 and December 31, 2021, respectively.
(d)Includes Corebridge’s ownership interest in Fortitude Holdings, which is recorded using the measurement alternative for equity securities. Our investment in Fortitude Holdings totaled $156 million and $100 million at December 31, 2022 and December 31, 2021, respectively.
(e)Includes investments in related parties, which totaled $6 million and $11 million as of December 31, 2022 and December 31, 2021, respectively.

Notes to Consolidated Financial Statements
5.Investments (continued)
Other Invested Assets Carried at Fair Value
Certain hedge funds, private equity funds, and other investment partnerships for which we have elected the fair value option are reported at fair value with changes in fair value recognized in Net investment income.
Other Invested Assets – Equity Method Investments
We account for hedge funds, private equity funds, certain affordable housing partnerships and other investment partnerships using the equity method of accounting unless our interest is so minor that we may have virtually no influence over partnership operating and financial policies, or we have elected the fair value option. Under the equity method of accounting, our carrying amount generally is our share of the net asset value of the funds or the partnerships, and changes in our share of the net asset values are recorded in Net investment income. In applying the equity method of accounting, we consistently use the most recently available financial information provided by the general partner or manager of each of these investments. Hedge funds are reported as of the balance sheet date. Private equity funds are generally reported on a one-quarter lag. The financial statements of these investees are generally audited annually.
Summarized Financial Information of Equity Method Investees
The following is the aggregated summarized financial information of our equity method investees, including those for which the fair value option has been elected:

Years Ended December 31,
(in millions)	2022	2021	2020
Operating results:
Total revenues	$6,316	$9,425	$2,375
Total expenses	(579)	(674)	(778)
Net income	$5,737	$8,751	$1,597

December 31,
(in millions)	2022	2021
Balance sheet:
Total assets	$39,181	$33,894
Total liabilities	$(3,551)	$(4,453)
The following table presents the carrying amount and ownership percentage of equity method investments at December 31, 2022 and December 31, 2021:

	December 31, 2022		December 31, 2021
(in millions)	Carrying Value	Ownership Percentage	Carrying Value	Ownership Percentage
Equity method investments	$3,185	Various	$2,797	Various
Summarized financial information for these equity method investees may be presented on a lag, due to the unavailability of information for the investees at our respective balance sheet dates and is included for the periods in which we held an equity method ownership interest.
Other Investments
Also included in Other invested assets are real estate held for investment. These investments are reported at cost, less depreciation and are subject to impairment review, as discussed below.

Notes to Consolidated Financial Statements
5.Investments (continued)
NET INVESTMENT INCOME
Net investment income represents income primarily from the following sources:
•Interest income and related expenses, including amortization of premiums and accretion of discounts with changes in the timing and the amount of expected principal and interest cash flows reflected in yield, as applicable.
•Dividend income from common and preferred stocks.
•Realized and unrealized gains and losses from investments in other securities and investments for which we elected the fair value option.
•Earnings from alternative investments.
•Prepayment premiums.
The following table presents the components of Net investment income:

	Years Ended December 31,
	2022			2021			2020
(in millions)	Excluding Fortitude Re Funds Withheld Assets	Fortitude Re Funds Withheld Assets	Total	Excluding Fortitude Re Funds Withheld Assets	Fortitude Re Funds Withheld Assets	Total	Excluding Fortitude Re Funds Withheld Assets	Fortitude Re Funds Withheld Assets	Total
Available-for-sale fixed maturity securities, including short-term investments	$6,725	$954	$7,679	$6,837	$1,296	$8,133	$6,841	$1,279	$8,120
Other bond securities	(30)	(378)	(408)	17	9	26	66	6	72
Equity securities	(82)	—	(82)	(290)	—	(290)	255	—	255
Interest on mortgage and other loans	1,703	176	1,879	1,479	184	1,663	1,489	166	1,655
Alternative investments*	675	170	845	1,851	318	2,169	584	12	596
Real estate	43	—	43	204	—	204	177	—	177
Other investments	100	—	100	115	—	115	13	—	13
Total investment income	9,134	922	10,056	10,213	1,807	12,020	9,425	1,463	10,888
Investment expenses	449	31	480	316	32	348	336	36	372
Net investment income	$8,685	$891	$9,576	$9,897	$1,775	$11,672	$9,089	$1,427	$10,516
__________________
*Included income from hedge funds, private equity funds and affordable housing partnerships. Hedge funds are recorded as of the balance sheet date. Private equity funds are generally reported on a one-quarter lag.
NET REALIZED GAINS AND LOSSES
Net realized gains and losses are determined by specific identification. The net realized gains and losses are generated primarily from the following sources:
•Sales or full redemptions of available for sale fixed maturity securities, real estate and other alternative investments.
•Reductions to the amortized cost basis of available for sale fixed maturity securities that have been written down due to our intent to sell them or it being more likely than not that we will be required to sell them.
•Changes in the allowance for credit losses on bonds available for sale, mortgage and other loans receivable, and loans commitments.
•Most changes in the fair value of free standing and embedded derivatives, including changes in the non-performance adjustment are included in Net realized gains (losses). However, changes in derivatives

Notes to Consolidated Financial Statements
5.Investments (continued)
designated as hedging instruments when the fair value of the hedged item is not reported in Net realized gains (losses) are excluded from Net realized gains (losses). Additionally, in conjunction with the adoption of LDTI which is effective as of January 1, 2021, changes in the fair value of free standing derivatives that hedge certain MRBs are excluded from Net realized gains (losses).
•Foreign exchange gains and losses resulting from foreign currency transactions.
•Changes in fair value of the embedded derivative related to the Fortitude Re funds withheld assets.
The following table presents the components of Net realized gains (losses):

	Years Ended December 31,
	2022			2021			2020
(in millions)	Excluding Fortitude Re Funds Withheld Assets	Fortitude Re Funds Withheld Assets	Total	Excluding Fortitude Re Funds Withheld Assets	Fortitude Re Funds Withheld Assets	Total	Excluding Fortitude Re Funds Withheld Assets	Fortitude Re Funds Withheld Assets	Total
Sales of fixed maturity securities	$(325)	$(232)	$(557)	$103	$647	$750	$(78)	$660	$582
Change in allowance for credit losses on fixed maturity securities	(115)	(31)	(146)	8	3	11	(186)	17	(169)
Change in allowance for credit losses on loans	(76)	(44)	(120)	133	8	141	(61)	3	(58)
Foreign exchange transactions, net of related hedges(a)	695	61	756	310	20	330	89	(5)	84
Variable annuity embedded derivatives, net of related hedges(a)(b)	—	—	—	—	—	—	159	—	159
Fixed index annuity and index life embedded derivatives, net of related hedges(a)	(117)	—	(117)	(3)	—	(3)	(766)	—	(766)
All other derivatives and hedge accounting(b)	(43)	(181)	(224)	(6)	9	3	(94)	423	329
Sales of alternative investments and real estate investments	179	43	222	794	237	1,031	158	(96)	62
Other	(57)	(13)	(70)	176	—	176	14	—	14
Net realized gains (losses) – excluding Fortitude Re funds withheld embedded derivative	141	(397)	(256)	1,515	924	2,439	(765)	1,002	237
Net realized gains (losses) on Fortitude Re funds withheld embedded derivative	—	6,347	6,347	—	(687)	(687)	—	(3,978)	(3,978)
Net realized gains (losses)	$141	$5,950	$6,091	$1,515	$237	$1,752	$(765)	$(2,976)	$(3,741)
__________________
(a)The results for the years ended December 31, 2022 and 2021 have been updated to reflect the adoption of LDTI. No updates have been made to the results for the year ended December 31, 2020 as our effective date for LDTI adoption was January 1, 2021.
(b)There is no 2022 or 2021 activity for Variable Annuity Embedded Derivatives, net of related hedges, and certain Index Annuity Embedded Derivatives, net of related hedges, because guaranteed benefit riders on annuity contracts are accounted for as MRBs after the adoption of LDTI effective on January 1, 2021. Derivative activity related to hedging certain MRBs is recorded in Change in the fair value of MRBs, net. For additional disclosures about MRBs, see Note 13.

Notes to Consolidated Financial Statements
5.Investments (continued)
CHANGE IN UNREALIZED APPRECIATION (DEPRECIATION) OF INVESTMENTS
The following table presents the increase (decrease) in unrealized appreciation (depreciation) of our available-for-sale securities:

	Years Ended December 31,
(in millions)	2022	2021
Increase (decrease) in unrealized appreciation (depreciation) of investments:
Fixed maturity securities	$(40,386)	$(7,457)
Other investments	(15)	—
Total increase (decrease) in unrealized appreciation (depreciation) of investments	$(40,401)	$(7,457)
The following table summarizes the unrealized gains and losses recognized in Net investment income during the reporting period on equity securities and other invested assets still held at the reporting date:

	Years Ended December 31,
	2022			2021
(in millions)	Equities	Other Invested Assets	Total	Equities	Other Invested Assets	Total
Net gains (losses) recognized during the period on equity securities and other investments	$(82)	$353	$271	$(290)	$1,362	$1,072
Less: Net gains (losses) recognized during the period on equity securities and other investments sold during the period	(46)	(11)	(57)	(255)	30	(225)
Unrealized gains (losses) recognized during the reporting period on equity securities and other investments still held at the reporting date	$(36)	$364	$328	$(35)	$1,332	$1,297

Notes to Consolidated Financial Statements
5.Investments (continued)
EVALUATING INVESTMENTS FOR AN ALLOWANCE FOR CREDIT LOSSES
Credit Impairments
The following table presents a rollforward of the changes in allowance for credit losses on available-for-sale fixed maturity securities by major investment category:

	Years Ended December 31,
	2022			2021			2020
(in millions)	Structured	Non-Structured	Total	Structured	Non-Structured	Total	Structured	Non-Structured	Total
Balance, beginning of year	$8	$70	$78	$14	$117	$131	$5	$—	$5
Additions:
Securities for which allowance for credit losses were not previously recorded	36	139	175	3	46	49	28	211	239
Purchases of available for sale debt securities accounted for as purchased credit deteriorated assets	—	—	—	—	—	—	25	—	25
Accretion of available for sale debt securities accounted for as purchased credit deteriorated assets	—	—	—	—	—	—	1	—	1
Reductions:
Securities sold during the period	(3)	(48)	(51)	(4)	(19)	(23)	(3)	(21)	(24)
Additional net increases or decreases to the allowance for credit losses on securities that had an allowance recorded in a previous period, for which there was no intent to sell before recovery, amortized cost basis	(14)	(15)	(29)	(5)	(55)	(60)	(42)	(4)	(46)
Write-offs charged against the allowance	—	(25)	(25)	—	(19)	(19)	—	(69)	(69)
Balance, end of year	$27	$121	$148	$8	$70	$78	$14	$117	$131
Other Invested Assets
Our equity method investments in private equity funds, hedge funds and other entities are evaluated for impairment each reporting period. Such evaluation considers market conditions, events and volatility that may impact the recoverability of the underlying investments within these private equity funds and hedge funds and is based on the nature of the underlying investments and specific inherent risks. Such risks may evolve based on the nature of the underlying investments.
Purchased Credit Deteriorated/Impaired Securities
We purchase certain RMBS securities that have experienced more-than-insignificant deterioration in credit quality since origination. Subsequent to the adoption of the Financial Instruments Credit Losses Standard, these are referred to as PCD assets. At the time of purchase an allowance is recognized for these PCD assets by adding it to the purchase price to arrive at the initial amortized cost. There is no credit loss expense recognized upon acquisition of a PCD asset. When determining the initial allowance for credit losses, management considers the historical performance of underlying assets and available market information as well as bond-specific structural considerations, such as credit enhancement and the priority of payment structure of the security. In addition, the process of estimating future cash flows includes, but is not limited to, the following critical inputs:
•current delinquency rates;
•expected default rates and the timing of such defaults;

Notes to Consolidated Financial Statements
5.Investments (continued)
•loss severity and the timing of any recovery; and
•expected prepayment speeds.
Subsequent to the acquisition date, the PCD assets follow the same accounting as other structured securities that are not of high credit quality.
We did not purchase securities with more-than-insignificant credit deterioration since their origination during the years ended December 31, 2022 and 2021.
PLEDGED INVESTMENTS
Secured Financing and Similar Arrangements
We enter into secured financing transactions whereby certain securities are sold under agreements to repurchase (repurchase agreements), in which we transfer securities in exchange for cash, with an agreement by us to repurchase the same or substantially similar securities. Our secured financing transactions also include those that involve the transfer of securities to financial institutions in exchange for cash (securities lending agreements). In all of these secured financing transactions, the securities transferred by us (pledged collateral) may be sold or repledged by the counterparties. These agreements are recorded at their contracted amounts plus accrued interest, other than those that are accounted for at fair value.
Pledged collateral levels are monitored daily and are generally maintained at an agreed-upon percentage of the fair value of the amounts borrowed during the life of the transactions. In the event of a decline in the fair value of the pledged collateral under these secured financing transactions, we may be required to transfer cash or additional securities as pledged collateral under these agreements. At the termination of the transactions, we and our counterparties are obligated to return the amounts borrowed and the securities transferred, respectively.
The following table presents the fair value of securities pledged to counterparties under secured financing transactions, including repurchase and securities lending agreements:

(in millions)	December 31, 2022	December 31, 2021
Fixed maturity securities available for sale	$2,968	$3,582
At December 31, 2022 and December 31, 2021, amounts borrowed under repurchase and securities lending agreements totaled $3.1 billion and $3.7 billion, respectively.
The following table presents the fair value of securities pledged under our repurchase agreements by collateral type and by remaining contractual maturity:

	Remaining Contractual Maturity of the Repurchase Agreements
(in millions)	Overnight and Continuous	Up to 30 Days	31 - 90 Days	91 - 364 Days	365 Days or Greater	Total
December 31, 2022
Bonds available for sale:
Non-U.S. governments	$—	$21	$—	$—	$—	$21
Corporate debt	—	2,370	577	—	—	2,947
Total	$—	$2,391	$577	$—	$—	$2,968
December 31, 2021
Bonds available for sale:
Non-U.S. governments	$48	$—	$—	$—	$—	$48
Corporate debt	128	61	22	—	—	211
Total	$176	$61	$22	$—	$—	$259

Notes to Consolidated Financial Statements
5.Investments (continued)
The following table presents the fair value of securities pledged under our securities lending agreements by collateral type and by remaining contractual maturity:

	Remaining Contractual Maturity of the Securities Lending Agreements
(in millions)	Overnight and Continuous	Up to 30 Days	31 - 90 Days	91 - 364 Days	365 Days or Greater	Total
December 31, 2021
Bonds available for sale:
Obligations of states, municipalities and political subdivisions	$—	$—	$106	$—	$—	$106
Non-U.S. government	—	—	43	—	—	43
Corporate debt	—	534	2,640	—	—	3,174
Total	$—	$534	$2,789	$—	$—	$3,323
There were no securities lending agreements at December 31, 2022.
There were no reverse repurchase agreements at December 31, 2022 and December 31, 2021.
We do not currently offset any secured financing transactions. All such transactions are collateralized and margined daily consistent with market standards and subject to enforceable master netting arrangements with rights of set off.
Insurance – Statutory and Other Deposits
The total carrying value of cash and securities deposited by our insurance subsidiaries under requirements of regulatory authorities or other insurance-related arrangements, including certain annuity-related obligations and certain reinsurance treaties, was $3.5 billion and $3.9 billion at December 31, 2022 and December 31, 2021, respectively.
Other Pledges and Restrictions
Certain of our subsidiaries are members of Federal Home Loan Banks (“FHLBs”) and such membership requires the members to own stock in these FHLBs. We owned an aggregate of $222 million and $193 million of stock in FHLBs at December 31, 2022 and December 31, 2021, respectively. In addition, our subsidiaries have pledged securities available for sale and residential loans associated with borrowings and funding agreements from FHLBs, with a fair value of $4.8 billion and $1.8 billion, respectively, at December 31, 2022 and $3.7 billion and $1.4 billion, respectively, at December 31, 2021.
Certain GICs recorded in policyholder contract deposits with a carrying value of $56 million and $76 million at December 31, 2022 and December 31, 2021, respectively, have provisions that require collateral to be posted or payments to be made by us upon a downgrade of our Insurer Financial Strength ratings. The actual amount of collateral required to be posted to the counterparties in the event of such downgrades and the aggregate amount of payments that we could be required to make depend on market conditions, the fair value of outstanding affected transactions and other factors prevailing at and after the time of the downgrade. The fair value of securities pledged as collateral with respect to these obligations was approximately $63 million and $41 million at December 31, 2022 and December 31, 2021, respectively. This collateral primarily consists of securities of the U.S. government and government-sponsored entities and generally cannot be repledged or resold by the counterparties.
As part of our collateralized reinsurance transactions, we pledge collateral to cedants. The fair value of securities pledged as excess collateral with respect to these obligations was approximately $144 million and $148 million at December 31, 2022 and December 31, 2021, respectively. Additionally, assets supporting these transactions are held solely for the benefit of the cedants and insulated from obligations owed to or policyholders and general creditors.

Notes to Consolidated Financial Statements
5.Investments (continued)
Reinsurance transactions between Corebridge and Fortitude Re were structured as modco with funds withheld.
For further discussion on the sale of Fortitude Holdings, see Note 7.
6.     Lending Activities
Mortgage and other loans receivable include commercial mortgages, residential mortgages, policy loans on life and annuity contracts, commercial loans, and other loans and notes receivable. Commercial mortgages, residential mortgages, commercial loans, and other loans and notes receivable are carried at unpaid principal balances less allowance for credit losses and plus or minus adjustments for the accretion or amortization of discount or premium. Interest income on such loans is accrued as earned.
Direct costs of originating commercial mortgages, commercial loans, and other loans and notes receivable, net of nonrefundable points and fees, are deferred and included in the carrying amount of the related receivables. The amount deferred is amortized to income as an adjustment to earnings using the interest method. Premiums and discounts on purchased residential mortgages are also amortized to income as an adjustment to earnings using the interest method.
Policy loans on life and annuity contracts are carried at unpaid principal balances. There is no allowance for policy loans because these loans serve to reduce the death benefit paid when the death claim is made, and the balances are effectively collateralized by the cash surrender value of the policy or annuity.
The following table presents the composition of Mortgage and other loans receivable, net:

(in millions)	December 31, 2022	December 31, 2021
Commercial mortgages(a)	$32,993	$30,528
Residential mortgages	5,856	4,672
Life insurance policy loans	1,750	1,832
Commercial loans, other loans and notes receivable(b)	4,567	2,852
Total mortgage and other loans receivable	45,166	39,884
Allowance for credit losses(c)	(600)	(496)
Mortgage and other loans receivable, net	$44,566	$39,388
__________________
(a)Commercial mortgages primarily represent loans for apartments, offices and retail properties, with exposures in New York and California representing the largest geographic concentrations (aggregating approximately 20% and 11%, respectively, at December 31, 2022, and 22% and 10%, respectively, at December 31, 2021). The weighted average loan-to-value ratio for NY and CA was 59% and 53% at December 31, 2022, respectively, and 51% and 53% at December 31, 2021, respectively. The debt service coverage ratio for NY and CA was 2.0X and 2.1X at December 31, 2022, respectively, and 2.0X and 1.9X at December 31, 2021, respectively.
(b)Includes loans held for sale which are carried at lower cost or market, determined on an individual loan basis, and are collateralized primarily by apartments. As of December 31, 2022 and December 31, 2021, the net carrying value of these loans was $170 million and $15 million, respectively.
(c)Does not include allowance for credit losses of $60 million and $57 million at December 31, 2022 and December 31, 2021, respectively in relation to off-balance-sheet commitments to fund commercial mortgage loans, which is recorded in Other liabilities.
Interest income is not accrued when payment of contractual principal and interest is not expected. Any cash received on impaired loans is generally recorded as a reduction of the current carrying amount of the loan. Accrual of interest income is generally resumed when delinquent contractual principal and interest are repaid or when a portion of the delinquent contractual payments are made, and the ongoing required contractual payments have been made for an appropriate period. As of December 31, 2022, $3 million and $623 million of residential mortgage loans and commercial mortgage loans, respectively, were placed on nonaccrual status. As of December 31, 2021, $7 million and $118 million of residential mortgage loans and commercial mortgage loans, respectively, were placed on nonaccrual status.
Accrued interest is presented separately and is included in Accrued investment income on the Consolidated Balance Sheets. As of December 31, 2022, accrued interest receivable was $15 million and $130 million associated with residential mortgage loans and commercial mortgage loans, respectively. As of December 31, 2021, accrued

Notes to Consolidated Financial Statements
6.Lending Activities (continued)
interest receivable was $11 million and $109 million associated with residential mortgage loans and commercial mortgage loans, respectively.
A significant majority of commercial mortgages in the portfolio are non-recourse loans and, accordingly, the only guarantees are for specific items that are exceptions to the non-recourse provisions. It is therefore extremely rare for us to have cause to enforce the provisions of a guarantee on a commercial real estate or mortgage loan.
Nonperforming loans are generally those loans where payment of contractual principal or interest is more than 90 days past due. Nonperforming mortgages were not significant for all periods presented.
CREDIT QUALITY OF COMMERCIAL MORTGAGES
The following table presents debt service coverage ratios(a) for commercial mortgages by year of vintage:

December 31, 2022
(in millions)	2022	2021	2020	2019	2018	Prior	Total
>1.2X	$5,382	$2,043	$1,521	$4,832	$3,505	$9,948	$27,231
1.00 - 1.20X	859	734	388	343	470	1,088	3,882
<1.00X	37	—	23	52	707	1,061	1,880
Total commercial mortgages	$6,278	$2,777	$1,932	$5,227	$4,682	$12,097	$32,993

December 31, 2021
(in millions)	2021	2020	2019	2018	2017	Prior	Total
>1.2X	$1,861	$1,520	$4,915	$3,300	$2,997	$9,005	$23,598
1.00 - 1.20X	463	810	598	1,030	88	1,684	4,673
<1.00X	—	27	71	826	—	1,333	2,257
Total commercial mortgages	$2,324	$2,357	$5,584	$5,156	$3,085	$12,022	$30,528
The following table presents loan-to-value ratios(b) for commercial mortgages by year of vintage:

December 31, 2022
(in millions)	2022	2021	2020	2019	2018	Prior	Total
Less than 65%	$5,270	$2,061	$1,515	$3,752	$2,666	$9,205	$24,469
65% to 75%	973	435	391	1,425	1,356	1,184	5,764
76% to 80%	35	43	—	—	70	218	366
Greater than 80%	—	238	26	50	590	1,490	2,394
Total commercial mortgages	$6,278	$2,777	$1,932	$5,227	$4,682	$12,097	$32,993

December 31, 2021
(in millions)	2021	2020	2019	2018	2017	Prior	Total
Less than 65%	$1,859	$1,935	$3,912	$4,072	$2,384	$8,264	$22,426
65% to 75%	304	396	1,672	1,084	340	2,814	6,610
76% to 80%	—	—	—	—	188	259	447
Greater than 80%	161	26	—	—	173	685	1,045
Total commercial mortgages	$2,324	$2,357	$5,584	$5,156	$3,085	$12,022	$30,528
__________________
(a)The debt service coverage ratio compares a property’s net operating income to its debt service payments, including principal and interest. Our weighted average debt service coverage ratio was 1.9X at December 31, 2022 and 1.9X at December 31, 2021. The debt service coverage ratios have been updated within the last three months. The debt service coverage ratios are updated when additional information becomes available.
(b)The loan-to-value ratio compares the current unpaid principal balance of the loan to the estimated fair value of the underlying property collateralizing the loan. Our weighted average loan-to-value ratio was 59% at December 31, 2022, and 57% at December 31, 2021. The loan-to-value ratios have been updated within the last three to nine months.

Notes to Consolidated Financial Statements
6.Lending Activities (continued)
The following table presents the credit quality performance indicators for commercial mortgages:

(dollars in millions)	Number of Loans	Class							Percent of Total
		Apartments	Offices	Retail	Industrial	Hotel	Others	Total(c)
December 31, 2022
Credit Quality Performance Indicator:
In good standing	599	$13,226	$8,470	$3,192	$5,417	$1,749	$290	$32,344	98%
Restructured(a)	9	—	329	94	—	59	—	482	1%
90 days or less delinquent	—	—	—	—	—	—	—	—	—%
>90 days delinquent or in process of foreclosure	3	—	167	—	—	—	—	167	1%
Total(b)	611	$13,226	$8,966	$3,286	$5,417	$1,808	$290	$32,993	100%
Allowance for credit losses		$89	$294	$54	$65	$23	$6	$531	2%
December 31, 2021
Credit Quality Performance Indicator:
In good standing	613	$12,394	$8,370	$4,026	$3,262	$1,726	$301	$30,079	99%
Restructured(a)	7	—	269	17	—	104	—	390	1%
90 days or less delinquent	—	—	—	—	—	—	—	—	—%
>90 days delinquent or in process of foreclosure	4	—	59	—	—	—	—	59	—%
Total(b)	624	$12,394	$8,698	$4,043	$3,262	$1,830	$301	$30,528	100%
Allowance for credit losses		$93	$193	$69	$39	$23	$6	$423	1%
___________________
(a)Loans that have been modified in troubled debt restructurings and are performing according to their restructured terms. For additional discussion of troubled debt restructurings, see the paragraphs below.
(b)Does not reflect allowance for credit losses.
(c)Our commercial mortgage loan portfolio is current as to payments of principal and interest, for both periods presented. There were no significant amounts of nonperforming commercial mortgages (defined as those loans where payment of contractual principal or interest is more than 90 days past due) during any of the periods presented.

Notes to Consolidated Financial Statements
6.Lending Activities (continued)
The following table presents credit quality performance indicators for residential mortgages by year of vintage:

December 31, 2022
(in millions)	2022	2021	2020	2019	2018	Prior	Total
FICO*:
780 and greater	$294	$2,141	$652	$229	$76	$437	$3,829
720 - 779	536	711	167	75	32	134	1,655
660 - 719	163	79	28	16	9	47	342
600 - 659	2	4	2	1	2	13	24
Less than 600	—	—	—	1	—	5	6
Total residential mortgages	$995	$2,935	$849	$322	$119	$636	$5,856
December 31, 2021
(in millions)	2021	2020	2019	2018	2017	Prior	Total
FICO*:
780 and greater	$1,398	$678	$284	$100	$107	$325	$2,892
720 - 779	1,118	225	83	41	36	94	1,597
660 - 719	44	39	20	11	13	33	160
600 - 659	1	1	2	3	2	6	15
Less than 600	—	—	—	1	1	6	8
Total residential mortgages	$2,561	$943	$389	$156	$159	$464	$4,672
__________________
*Fair Isaac Corporation (“FICO”) is the credit quality indicator used to evaluate consumer credit risk for residential mortgage loan borrowers and has been updated within the last three months.
METHODOLOGY USED TO ESTIMATE THE ALLOWANCE FOR CREDIT LOSSES
At the time of origination or purchase, an allowance for credit losses is established for mortgage and other loan receivables and is updated each reporting period. Changes in the allowance for credit losses are recorded in net realized gains (losses). This allowance reflects the risk of loss, even when that risk is remote, and reflects losses expected over the remaining contractual life of the loan. The allowance for credit losses considers available relevant information about the collectability of cash flows, including information about past events, current conditions, and reasonable and supportable forecasts of future economic conditions. We revert to historical information when we determine that we can no longer reliably forecast future economic assumptions.
The allowances for the commercial mortgage loans and residential mortgage loans are estimated utilizing a probability of default and loss given default model. Loss rate factors are determined based on historical data and adjusted for current and forecasted information. The loss rates are applied based on individual loan attributes and considering such data points as loan-to-value ratios, FICO scores, and debt service coverage.
The estimate of credit losses also reflects management’s assumptions on certain macroeconomic factors that include, but are not limited to, gross domestic product growth, employment, inflation, housing price index, interest rates and credit spreads.
Accrued interest is excluded from the measurement of the allowance for credit losses and accrued interest is reversed through interest income once a loan is placed on non-accrual.
When all or a portion of a loan is deemed uncollectible, the uncollectible portion of the carrying amount of the loan is charged off against the allowance.
We also have off-balance sheet commitments related to our commercial mortgage loans. The liability for expected credit losses related to these commercial mortgage loan commitments is reported in Other liabilities in the Consolidated Balance Sheets. When a commitment is funded, we record a loan receivable and reclassify the liability

Notes to Consolidated Financial Statements
6.Lending Activities (continued)
for expected credit losses related to the commitment into loan allowance for expected credit losses. Other changes in the liability for expected credit losses on loan commitments are recorded in Net realized gains (losses) in the Consolidated Statements of Income (Loss).
The following table presents a rollforward of the changes in the allowance for credit losses on Mortgage and other loans receivable:*

Years Ended December 31,	2022			2021			2020
(in millions)	Commercial Mortgages	Other Loans	Total	Commercial Mortgages	Other Loans	Total	Commercial Mortgages	Other Loans	Total
Allowance, beginning of year	$423	$73	$496	$546	$111	$657	$266	$91	$357
Initial allowance upon CECL adoption	—	—	—	—	—	—	272	2	274
Loans charged off	(13)	—	(13)	(1)	—	(1)	(12)	(5)	(17)
Net charge-offs	(13)	—	(13)	(1)	—	(1)	(12)	(5)	(17)
Addition to (release of) allowance for loan losses	121	(4)	117	(122)	(19)	(141)	20	23	43
Divestitures	—	—	—	—	(19)	(19)	—	—	—
Allowance, end of year	$531	$69	$600	$423	$73	$496	$546	$111	$657
_________________
*Does not include allowance for credit losses of $60 million, $57 million and $57 million, respectively, at December 31, 2022, 2021 and 2020 in relation to the off-balance-sheet commitments to fund commercial mortgage loans, which is recorded in Other liabilities in the Consolidated Balance Sheets.
As a result of the COVID-19 pandemic, including the significant global economic slowdown and general market decline, our expectations and models used to estimate the allowance for losses on commercial and residential mortgage loans have been updated to reflect the economic environment. The full impact of COVID-19 on real estate valuations remains uncertain and we will continue to review our valuations as further information becomes available.
TROUBLED DEBT RESTRUCTURINGS
We modify loans to optimize their returns and improve their collectability, among other things. When we undertake such a modification with a borrower that is experiencing financial difficulty and the modification involves us granting a concession to the troubled debtor, the modification is a troubled debt restructuring (“TDR”). We assess whether a borrower is experiencing financial difficulty based on a variety of factors, including the borrower’s current default on any of its outstanding debt, the probability of a default on any of its debt in the foreseeable future without the modification, the insufficiency of the borrower’s forecasted cash flows to service any of its outstanding debt (including both principal and interest) and the borrower’s inability to access alternative third-party financing at an interest rate that would be reflective of current market conditions for a non-troubled debtor. Concessions granted may include extended maturity dates, interest rate changes, principal or interest forgiveness, payment deferrals and easing of loan covenants.
During the years ended December 31, 2022 and 2021, loans with a carrying value of $143 million and $280 million, respectively, were modified in TDRs.

Notes to Consolidated Financial Statements
7.     Reinsurance
In the ordinary course of business, our insurance companies may use ceded reinsurance to limit potential losses, provide additional capacity for growth, minimize exposure to significant risks or to provide greater diversification of our businesses. We may also use assumed reinsurance to diversify our business. Our reinsurance is principally under YRT treaties, along with a large modco treaty reinsuring the majority of our legacy business to a former affiliate, Fortitude Re. Reinsurance premiums ceded are recognized when due, along with corresponding benefits. Amounts recoverable from reinsurers are presented as a component of Reinsurance assets.
Reinsurance assets include the balances due from reinsurance and insurance companies under the terms of our reinsurance agreements for ceded future policy benefits for life and accident and health insurance contracts and benefits paid and unpaid. We remain liable to the extent that our reinsurers do not meet their obligations under the reinsurance contracts, and as such, we regularly evaluate the financial condition of our reinsurers and monitor concentration of our credit risk. The estimation of the allowance for credit losses and disputes requires judgment for which key inputs typically include historical trends regarding uncollectible balances, disputes and credit events as well as specific reviews of balances in dispute or subject to credit impairment. Changes in the allowance for credit losses and disputes on reinsurance assets are reflected in Policyholder benefits within the Consolidated statements of income (loss).
Prior to the adoption of the Targeted Improvements to the Accounting for Long-Duration Contracts Standard
Prior to January 1, 2021, assumptions used in estimating reinsurance recoverables related to coinsurance or modco contracts were consistent with those used in estimating the related liabilities and reflected locked-in assumptions, absent a loss recognition event. Amounts recoverable on YRT treaties were recognized when claims were incurred on the reinsured policies.
Subsequent to the adoption of the Targeted Improvements to the Accounting for Long-Duration Contracts Standard
Reinsurance recoverables are recognized in a manner consistent with the liabilities relating to the underlying reinsured contracts. The reinsurance recoverables for coinsurance and modco contracts, along with amounts recoverable on YRT treaties are determined based on updated NPR, reflecting updated actuarial assumptions using locked-in upper-medium investment instrument yield discount rates with changes recognized as remeasurement gains and losses reported in income. In addition, reinsurance recoverables are remeasured at the balance sheet date using current upper-medium grade discount rates with changes reported in OCI. For reinsurance agreements that reinsure existing, or non-contemporaneous (in-force) traditional and limited payment long-duration insurance contracts, the reinsurance recoverable is measured using the upper-medium grade fixed-income instrument yield discount rate assumption related to the effective date of the reinsurance contract. Therefore, for non-contemporaneous reinsurance agreements executed after January 1, 2021, the locked-in rate to accrete interest into the income statement related to the reinsurance recoverable would be different from the locked-in rate used for accreting interest on the direct reserve for future policy benefits. Certain reinsured guaranteed benefits previously reported as reinsurance recoverables are classified as Market risk benefit assets in the Consolidated Balance Sheets and are measured at fair value.

Notes to Consolidated Financial Statements
7.Reinsurance (continued)
The following table presents the transition rollforward for reinsurance recoverables:

	Individual	Life	Institutional
(in millions)	Retirement	Insurance	Markets	Total
Pre-adoption, December 31, 2020 for Reinsurance assets - other, net of allowance for credit losses and disputes(a)	$309	$2,370	$43	$2,722
Reclassification of Cost of Reinsurance(b)	—	416	—	416
Reclassification to Market risk benefits	(35)	—	—	(35)
Change in cash flow assumptions and effect of net premiums exceeding gross premiums	—	(52)	—	(52)
Change due to the current upper-medium grade discount rate	—	99	5	104
Post-adoption January 1, 2021 for Reinsurance assets - other, net of allowance for credit losses and disputes	$274	$2,833	$48	$3,155
_________________
(a)Excludes $(15) million of Reinsurance assets - other, net of allowance for credit losses and disputes in Other Operations.
(b)Cost of reinsurance is reported in Other liabilities in the Condensed Consolidated Balance sheets.

Corporate and
(in millions)	Other
Pre-adoption, December 31, 2020 for Reinsurance assets - Fortitude Re, net of allowance for credit losses and disputes	$29,158
Change in cash flow assumptions and effect of net premiums exceeding gross premiums	55
Change due to the current upper-medium grade discount rate	7,611
Post-adoption January 1, 2021 for Reinsurance assets - Fortitude Re, net of allowance for credit losses and disputes	$36,824
The remeasurement of the reinsurance recoverable using the current upper-medium grade discount rate is offset in AOCI.
The following table presents the impacts of reinsurance ceded and the corresponding gross liabilities on the Consolidated Balance Sheets:

December 31,
(in millions)	2022	2021
Assets
Reinsurance assets, net of allowance	$2,517	$3,101
Reinsurance assets - Fortitude Re, net of allowance	26,844	34,102
Total Assets	$29,361	$37,203
Liabilities
Future policy benefits for life and accident and health insurance contracts	$50,518	$64,270
Policyholder contract deposits	156,058	151,545
Other policyholder funds	2,885	2,879
Total Liabilities	$209,461	$218,694

Notes to Consolidated Financial Statements
7.Reinsurance (continued)
The following table presents premiums earned, policy fees, and policyholder benefits for our long-duration life insurance and annuity operations:

Years Ended December 31,
(in millions)	2022	2021	2020
Premiums(a)
Direct	$4,739	$4,603	$4,384
Assumed(b)	1,318	2,265	1,073
Ceded	(966)	(1,215)	(1,116)
Net	$5,091	$5,653	$4,341
Policy Fees(a)
Direct	$2,992	$3,090	$2,957
Assumed	—	—	—
Ceded	(78)	(85)	(83)
Net	$2,914	$3,005	$2,874
Policyholder benefits(a)
Direct	$8,864	$10,029	$9,092
Assumed	74	47	32
Ceded	(2,218)	(2,689)	(2,522)
Net	$6,720	$7,387	$6,602
_________________
(a)The results for the years ended December 31, 2022 and 2021 have been updated to reflect the adoption of LDTI. No updates have been made to the results for the year ended December 31, 2020 as our effective date for LDTI adoption was January 1, 2021.
(b)Assumed premiums includes premium from pension risk transfer agreements of $1.3 billion, $2.3 billion, and $1.1 billion for the years ended December 31, 2022, 2021 and 2020, respectively.
FORTITUDE RE
In February 2018, AGL, VALIC and USL entered into a modco agreement with Fortitude Re, then a wholly owned AIG subsidiary and registered Class 4 and Class E reinsurer in Bermuda. Fortitude Holdings was formed by AIG to act as a holding company for Fortitude Re.
These reinsurance transactions between Corebridge and Fortitude Re were structured as modco arrangements. In the modco, the investments supporting the reinsurance agreements, and which reflect the majority of the consideration that would be paid to the reinsurer for entering into the transaction, are withheld by, and therefore continue to reside on the balance sheet of, the ceding company (i.e., Corebridge) thereby creating an obligation for the ceding company to pay the reinsurer (i.e., Fortitude Re) at a later date. Additionally, as Corebridge maintains ownership of these investments, Corebridge will maintain its existing accounting for these assets (e.g., the changes in fair value of available-for-sale securities will be recognized within other comprehensive income (loss)). Corebridge has established a funds withheld payable to Fortitude Re while simultaneously establishing a reinsurance asset representing liabilities for the insurance coverage that Fortitude Re has assumed. The funds withheld payable contains an embedded derivative and changes in fair value of the embedded derivative related to the funds withheld payable are recognized in earnings through realized gains (losses). This embedded derivative is considered a total return swap with contractual returns that are attributable to various assets and liabilities associated with these reinsurance agreements.
As our accounting policy is to include reinsurance balances when performing loss recognition testing and as there will be no future profits recognized on this business, we will not incur any future loss recognition events related to business ceded to Fortitude Re.
On July 1, 2020, the Company amended the modco agreements. Under the terms of the amendment, certain business ceded to Fortitude Re was recaptured by the Company and certain additional business was ceded by the Company to Fortitude Re. We recorded an additional $91 million loss associated with this amendment.

Notes to Consolidated Financial Statements
7.Reinsurance (continued)
As of December 31, 2022, and 2021, respectively, approximately $26.8 billion and $34.1 billion of liabilities related to business written by Corebridge, had been ceded to Fortitude Re under these reinsurance transactions. As of closing of the Majority Interest Fortitude Sale, these reinsurance transactions are no longer considered affiliated transactions.
There is a diverse pool of assets supporting the funds withheld arrangements with Fortitude Re. The following summarizes the composition of the pool of assets:

	December 31, 2022		December 31, 2021
(in millions)	Carrying Value	Fair Value	Carrying Value	Fair Value	Corresponding Accounting Policy
Fixed maturity securities - available for sale	$16,339	$16,339	$27,180	$27,180	Fair value through other comprehensive income
Fixed maturity securities - fair value option	3,485	3,485	1,593	1,593	Fair value through net investment income
Commercial mortgage loans	3,490	3,241	3,179	3,383	Amortized cost
Real estate investments	133	348	201	395	Amortized cost
Private equity funds/hedge funds	1,893	1,893	1,606	1,606	Fair value through net investment income
Policy loans	355	355	380	380	Amortized cost
Short-term Investments	69	69	50	50	Fair value through net investment income
Funds withheld investment assets	25,764	25,730	34,189	34,587
Derivative assets, net(a)	90	90	81	81	Fair value through realized gains (losses)
Other(b)	731	731	476	476	Amortized cost
Total	$26,585	$26,551	$34,746	$35,144
__________________
(a)The derivative assets and liabilities have been presented net of cash collateral. The derivative assets supporting the Fortitude Re funds withheld arrangements had a fair market value of $189 million and $387 million as of December 31, 2022 and December 31, 2021, respectively. These derivative assets and liabilities are fully collateralized either by cash or securities.
(b)Primarily comprised of Cash and Accrued investment income.
The impact of the funds withheld arrangements with Fortitude Re was as follows:

	Years Ended December 31,
(in millions)	2022	2021	2020
Net investment income - Fortitude Re funds withheld assets	$891	$1,775	$1,427
Net realized gains (losses) on Fortitude Re funds withheld assets:
Net realized gains (losses) Fortitude Re funds withheld assets	(397)	924	1,002
Net realized gains (losses) Fortitude Re funds withheld embedded derivatives	6,347	(687)	(3,978)
Net realized gains (losses) on Fortitude Re funds withheld assets	5,950	237	(2,976)
Income (loss) before income tax benefit (expense)	6,841	2,012	(1,549)
Income tax benefit (expense)*	(1,437)	(423)	325
Net income (loss)	5,404	1,589	(1,224)
Change in unrealized appreciation (depreciation) of the invested assets supporting the Fortitude Re modco arrangement classified as available for sale*	(5,064)	(1,488)	1,165
Comprehensive income (loss)	$340	$101	$(59)
__________________
*The income tax expense (benefit) and the tax impact in accumulated other comprehensive income was computed using Corebridge’s U.S. statutory tax rate of 21%.

Notes to Consolidated Financial Statements
7.Reinsurance (continued)
Various assets supporting the Fortitude Re funds withheld arrangements are reported at amortized cost, and as such, changes in the fair value of these assets are not reflected in the financial statements. However, changes in the fair value of these assets are included in the embedded derivative in the Fortitude Re funds withheld arrangement and the appreciation (depreciation) of the assets is the primary driver of the comprehensive income (loss) reflected above.
REINSURANCE SECURITY
Our third-party reinsurance arrangements do not relieve us from our direct obligations to our beneficiaries. Thus, a credit exposure exists to the extent that any reinsurer fails to meet the obligations assumed under any reinsurance agreement. We hold substantial collateral as security under related reinsurance agreements in the form of funds, securities, and/or letters of credit, as well as funds withheld reinsurance structures. A provision has been recorded for estimated unrecoverable reinsurance. Fortitude Re is our only reinsurer where the amount due from the reinsurer is in excess of 5% of our total reinsurance assets. Our reinsurance asset with Fortitude Re was $26.8 billion and $34.1 billion as of December 31, 2022 and 2021, respectively. Assets held by Corebridge with a fair value of $26.6 billion and $35.1 billion as of December 31, 2022 and 2021, respectively, provide collateral supporting funds withheld balances due to Fortitude Re in excess of the respective reinsurance recoverable assets. We believe that no exposure to a single reinsurer represents an inappropriate concentration of credit risk to Corebridge.
STATUTORY REINSURANCE
In addition to contracts which qualify for reinsurance accounting under U.S. GAAP, the Company also manages its risks through contracts which follow deposit accounting. Expenses associated with these contracts are recorded in General operating and other expenses within the Consolidated Statements of Income (Loss). For example, certain of our insurance companies manage the capital impact of their statutory reserve requirements, including those resulting from the NAIC Model Regulation “Valuation of Life Insurance Policies” (“Regulation XXX”) and NAIC Actuarial Guideline 38 (“Guideline AXXX”), through reinsurance transactions which do not qualify for reinsurance accounting under U.S. GAAP. Effective July 1, 2016, AGL entered into an agreement to cede approximately $5 billion of statutory reserves for certain whole life and universal life policies to an unaffiliated reinsurer. Effective December 31, 2016, AGL recaptured term and universal life reserves of $16 billion from AGC, subject to Regulation XXX and Guideline AXXX, and ceded approximately $14 billion of such statutory reserves to an unaffiliated reinsurer under an amendment to the July 1, 2016 agreement. Under one affiliated reinsurance arrangement, USL obtains letters of credit to support statutory recognition of the ceded reinsurance. As of December 31, 2022 USL had one bilateral letter of credit currently in the amount of $175 million, which was issued on May 9, 2022 and expires on February 7, 2026. As of May 12, 2022, this letter of credit is subject to reimbursement by Corebridge Parent in the event of a drawdown.
For additional information on the use of affiliated reinsurance for Regulation XXX and Guideline AXXX reserves, see Note 19.
REINSURANCE – CREDIT LOSSES
The estimation of reinsurance recoverables involves a significant amount of judgment. Reinsurance assets include reinsurance recoverables on future policy benefits and policyholder contract deposits that are estimated as part of our insurance liability valuation process and, consequently, are subject to similar judgments and uncertainties as the estimation of gross benefit liabilities.
We assess the collectability of reinsurance recoverable balances in each reporting period, through either historical trends of disputes and credit events or financial analysis of the credit quality of the reinsurer. We record adjustments to reflect the results of these assessments through an allowance for credit losses and disputes on uncollectible reinsurance that reduces the carrying amount of reinsurance and other assets on the Consolidated Balance Sheets (collectively, the reinsurance recoverable balances). This estimate requires significant judgment for which key considerations include:
•paid and unpaid amounts recoverable;

Notes to Consolidated Financial Statements
7.Reinsurance (continued)
•whether the balance is in dispute or subject to legal collection;
•the relative financial health of the reinsurer as classified by the Obligor Risk Ratings (“ORRs”) we assign to each reinsurer based upon our financial reviews; insurers that are financially troubled (i.e., in run-off, have voluntarily or involuntarily been placed in receivership, are insolvent, are in the process of liquidation or otherwise subject to formal or informal regulatory restriction) are assigned ORRs that will generate a significant allowance; and
•whether collateral and collateral arrangements exist.
An estimate of the reinsurance recoverable’s lifetime expected credit losses is established utilizing a probability of default and loss given default method, which reflects the reinsurer’s ORR. The allowance for credit losses excludes disputed amounts. An allowance for disputes is established for a reinsurance recoverable using the losses incurred model for contingencies.
The total reinsurance recoverables as of December 31, 2022 were $29.4 billion. As of that date, utilizing Corebridge’s ORRs, (i) approximately 100% of the reinsurance recoverables were investment grade, (ii) less than 1% were non-investment grade reinsurance recoverables and (iii) none of the reinsurance recoverables were related to entities that were not rated by Corebridge.
Reinsurance Recoverable Allowance
The following table presents a rollforward of the reinsurance recoverable allowance:

	Years Ended December 31,
(in millions)	2022	2021
Balance, beginning of year	$101	$83
Current period provision for expected credit losses and disputes	8	18
Write-offs charged against the allowance for credit losses and disputes	—	—
Other changes	(25)	—
Balance, end of year	$84	$101
There were no material recoveries of credit losses previously written off for the years ended December 31, 2022 or 2021.
Past-Due Status
We consider a reinsurance asset to be past due when it is 90 days past due and record an allowance for disputes when there is reasonable uncertainty of the collectability of a disputed amount during the reporting period. Past-due balances were not significant for any of the periods presented. Certain reinsurers with whom we have disputes have initiated arbitration proceedings against us, and others may initiate them in the future.
For further discussion of arbitration proceedings against us, see Note 16.
8.     Deferred Policy Acquisition Costs
DAC represent those costs that are incremental and directly related to the successful acquisition of new or renewal of existing insurance contracts. We defer incremental costs that result directly from, and are essential to, the acquisition or renewal of an insurance contract. Such DAC generally include agent or broker commissions and bonuses, and medical fees that would not have been incurred if the insurance contract had not been acquired or renewed. Each cost is analyzed to assess whether it is fully deferrable. We partially defer costs, including certain commissions, when we do not believe that the entire cost is directly related to the acquisition or renewal of insurance contracts. Commissions that are not deferred to DAC are recorded in Non-deferrable insurance commissions in the Consolidated Statements of Income.

Notes to Consolidated Financial Statements
8.Deferred Policy Acquisition Costs (continued)
We also defer a portion of employee total compensation and payroll-related fringe benefits directly related to time spent performing specific acquisition or renewal activities, including costs associated with the time spent on underwriting, policy issuance and processing, and sales force contract selling. The amounts deferred are derived based on successful efforts for each distribution channel and/or cost center from which the cost originates.
Prior to the adoption of the Targeted Improvements to the Accounting for Long-Duration Contracts Standard
Long-duration insurance contracts: Policy acquisition costs for participating life, traditional life and accident and health insurance products were generally deferred and amortized, with interest, over the premium paying period. The assumptions used to calculate the benefit liabilities and DAC for these traditional products were set when a policy was issued and did not change with changes in actual experience, unless a loss recognition event occurred. These “locked-in” assumptions included mortality, morbidity, persistency, maintenance expenses and investment returns, and included margins for adverse deviation to reflect uncertainty given that actual experience might deviate from these assumptions. A loss recognition event occurred when there was a shortfall between the carrying amount of future policy benefit liabilities, net of DAC, and what the future policy benefit liabilities, net of DAC, would be when applying updated current assumptions. When we determined a loss recognition event had occurred, we first reduced any DAC related to that block of business through amortization of acquisition expense, and after DAC was depleted, we recorded additional liabilities through a charge to Policyholder benefits. Groupings for loss recognition testing were consistent with our manner of acquiring, servicing and measuring the profitability of the business and applied by product groupings. We performed separate loss recognition tests for traditional life products, payout annuities and long-term care products. Our policy was to perform loss recognition testing net of reinsurance. Once loss recognition had been recorded for a block of business, the old assumption set was replaced, and the assumption set used for the loss recognition would then be subject to the lock-in principle.
Investment-oriented contracts: Certain policy acquisition costs and policy issuance costs related to investment-oriented contracts, for example universal life, variable and fixed annuities, and fixed index annuities, were deferred and amortized, with interest, in relation to the incidence of EGPs to be realized over the estimated lives of the contracts. EGPs were affected by a number of factors, including levels of current and expected interest rates, net investment income and spreads, net realized gains and losses, fees, surrender rates, mortality experience, policyholder behavior experience and equity market returns and volatility. In each reporting period, current period amortization expense was adjusted to reflect actual gross profits. If the assumptions used for estimating gross profit changed significantly, DAC was recalculated using the new assumptions, including actuarial assumptions such as mortality, lapse, benefit utilization, and premium persistency, and any resulting adjustment was included in income. If the new assumptions indicated that future EGPs were higher than previously estimated, DAC was increased resulting in a decrease in amortization expense and increase in income in the current period; if future EGPs were lower than previously estimated, DAC was decreased resulting in an increase in amortization expense and decrease in income in the current period. Updating such assumptions may result in acceleration of amortization in some products and deceleration of amortization in other products. DAC was grouped consistent with the manner in which the insurance contracts were acquired, serviced and measured for profitability and was reviewed for recoverability based on the current and projected future profitability of the underlying insurance contracts.
To estimate future EGPs for variable life and annuity products, a long-term annual asset growth assumption was applied to determine the future growth in assets and related asset-based fees. In determining the asset growth rate, the effect of short-term fluctuations in the equity markets was partially mitigated through the use of a “reversion to the mean” methodology for variable annuities, whereby short-term asset growth above or below long-term annual rate assumptions impacted the growth assumption applied to the five-year period subsequent to the current balance sheet date. The reversion to the mean methodology allowed us to maintain our long-term growth assumptions, while also giving consideration to the effect of actual investment performance. When actual performance significantly deviated from the annual long-term growth assumption, as evidenced by growth assumptions in the five-year reversion to the mean period falling below a certain rate (floor) or rising above a certain rate (cap) for a sustained period, judgment was applied to revise or “unlock” the growth rate assumptions to be used for both the five-year reversion to the mean period as well as the long-term annual growth assumption applied to subsequent periods.
Value of Business Acquired (“VOBA”) is determined at the time of acquisition and is reported in the Consolidated Balance Sheets with DAC. This value is based on the present value of future pre-tax profits discounted

Notes to Consolidated Financial Statements
8.Deferred Policy Acquisition Costs (continued)
at yields applicable at the time of purchase. VOBA was amortized, consistent with DAC, i.e., over the premium paying period or in relation to the EGPs.
Unrealized Appreciation (Depreciation) of Investments: DAC related to investment-oriented contracts was also adjusted to reflect the effect of unrealized gains or losses on fixed maturity securities available for sale on EGPs, with related changes recognized through Other comprehensive income. The adjustment was made at each balance sheet date, as if the securities had been sold at their stated aggregate fair value and the proceeds reinvested at current yields. Similarly, for long-duration traditional insurance contracts, if the assets supporting the liabilities were in a net unrealized gain position at the balance sheet date, loss recognition testing assumptions were updated to exclude such gains from future cash flows by reflecting the impact of reinvestment rates on future yields. If a future loss was anticipated under this basis, any additional shortfall indicated by loss recognition tests was recognized as a reduction in Accumulated other comprehensive income. Similar to other loss recognition on long-duration insurance contracts, such shortfall is first reflected as a reduction in DAC and secondly as an increase in liabilities for Future policy benefits. The change in these adjustments, net of tax, was included with the change in net unrealized appreciation of investments that is credited or charged directly to Other comprehensive income.
Internal Replacements of Long-duration and Investment-oriented Products: For some products, policyholders can elect to modify product benefits, features, rights or coverages by exchanging a contract for a new contract or by amendment, endorsement, or rider to a contract, or by the election of a feature or coverage within a contract. These transactions are known as internal replacements. If the modification does not substantially change the contract, we do not change the accounting and amortization of existing DAC and related actuarial balances. If an internal replacement represents a substantial change, the original contract is considered to be extinguished and any related DAC or other policy balances are charged or credited to income, and any new deferrable costs associated with the replacement contract are deferred.
Subsequent to the adoption of the Targeted Improvements to the Accounting for Long-Duration Contracts Standard
DAC for all contracts, except for those with limited to no exposure to policyholder behavior risk (i.e., certain investment contracts), is grouped and amortized on a constant level basis (i.e., approximating straight line amortization with adjustments for expected terminations) over the expected term of the related contracts using assumptions consistent with those used in estimating the related liability for future policy benefits, or any other related balances, for those corresponding contracts, as applicable. Capitalized expenses are only included in DAC amortization as expenses are incurred. For amortization purposes, contracts are grouped into annual cohorts by issue year and product and to segregate reinsured and non-reinsured contracts. For life insurance contracts, amortization is based on insurance in-force, while policy counts are used for deferred annuity contracts and expected future benefits payments for structured settlements and pension risk transfer products. Changes in future assumptions (e.g., expected duration of contracts or amount of coverage expected to be in force) are applied by adjusting the amortization rate prospectively. The Company has elected to implicitly account for actual experience, whether favorable or unfavorable, in its amortization expense each period. DAC is capped at the amount of expenses capitalized as the DAC balance does not accrue interest. DAC is not subject to recoverability testing.
VOBA: VOBA is determined at the time of acquisition and is reported in the Consolidated Balance Sheets with DAC. This value is based on the present value of future pre-tax profits discounted at yields applicable at the time of purchase. VOBA is amortized, consistent with DAC, i.e., over the life of the business on a constant level basis.
Internal Replacements of Long-duration and Investment-oriented Products: the accounting of internal replacements has generally not been impacted by the adoption of LDTI.

Notes to Consolidated Financial Statements
8.Deferred Policy Acquisition Costs (continued)
The following table presents the transition rollforward for deferred policy acquisition costs for long-duration contracts:

	Individual Retirement	Group Retirement	Life Insurance	Institutional Markets	Total
(in millions)
Pre-adoption December 31, 2020 DAC balance	$2,426	$560	$4,229	$26	$7,241
Adjustments for the removal of related balances in Accumulated other comprehensive income originating from unrealized gains (losses)	2,050	533	544	7	3,134
Post-adoption January 1, 2021 DAC balance	$4,476	$1,093	$4,773	$33	$10,375
Prior to the adoption of LDTI, DAC for investment-oriented products included the effect of unrealized gains or losses on fixed maturity securities classified as available for sale. At the transition date, these adjustments were removed with a corresponding offset in AOCI. As the available for sale portfolio was in an unrealized gain position as of the transition date, the adjustment for removal of related balances in AOCI originating from unrealized gains (losses) balances were reducing DAC.
The following table presents the transition rollforward for value of business acquired for long-duration contracts:

	Individual Retirement	Group Retirement	Life Insurance	Total
(in millions)
Pre-adoption December 31, 2020 VOBA balance	$3	$1	$118	$122
Adjustments for the removal of related balances in accumulated other comprehensive income originating from unrealized gains (losses)	—	—	3	3
Post-adoption January 1, 2021 VOBA balance	$3	$1	$121	$125
Prior to the adoption of LDTI, VOBA for investment-oriented products included the effect of unrealized gains or losses on fixed maturity securities classified as available for sale. At the transition date, these adjustments were removed with a corresponding offset in AOCI. As the available for sale portfolio was in an unrealized gain position as of the transition date, the adjustment for removal of related balances in AOCI originating from unrealized gains (losses) balances was reducing VOBA.

Notes to Consolidated Financial Statements
8.Deferred Policy Acquisition Costs (continued)
The following table presents a rollforward of deferred policy acquisition costs related to long-duration contracts for the years ended December 31, 2022*, 2021*, and 2020:

Year Ended December 31, 2022	Individual Retirement	Group Retirement	Life Insurance	Institutional Markets	Total
(in millions)
Balance, beginning of year	$4,604	$1,078	$4,765	$38	$10,485
Capitalization	562	62	414	21	1,059
Amortization expense	(523)	(80)	(401)	(7)	(1,011)
Other, including foreign exchange	—	—	(60)	(1)	(61)
Balance, end of year	$4,643	$1,060	$4,718	$51	$10,472
Value of Business Acquired	3	1	87	—	91
Deferred policy acquisition costs and value of business acquired	$4,646	$1,061	$4,805	$51	$10,563

Year Ended December 31, 2021	Individual Retirement	Group Retirement	Life Insurance	Institutional Markets	Total
(in millions)
Balance, beginning of year	$4,476	$1,093	$4,773	$33	$10,375
Capitalization	579	63	404	10	1,056
Amortization expense	(451)	(78)	(406)	(6)	(941)
Other, including foreign exchange	—	—	(6)	1	(5)
Balance, end of year	$4,604	$1,078	$4,765	$38	$10,485
Value of Business Acquired	3	1	109	—	113
Deferred policy acquisition costs and value of business acquired	$4,607	$1,079	$4,874	$38	$10,598

Year Ended December 31,	2020
(in millions)
Balance, beginning of year	$7,939
Impact of CECL adoption	15
Capitalizations	889
Amortization expense	(532)
Change related to unrealized appreciation (depreciation) of investments	(1,085)
Other, including foreign exchange	15
Balance, end of year	$7,241
__________________
*The results for the years ended December 31, 2022 and 2021 have been updated to reflect the adoption of LDTI. No updates have been made to the results for the year ended December 31, 2020 as our effective date for LDTI adoption was January 1, 2021.
The following table presents a rollforward of value of business acquired for the years ended December 31, 2022*, 2021* and 2020:

Year Ended December 31, 2022	Individual Retirement	Group Retirement	Life Insurance	Total
(in millions)
Balance, beginning of year	$3	$1	$109	$113
Amortization expense	—	—	(9)	(9)
Other, including foreign exchange	—	—	(13)	(13)
Balance, end of year	$3	$1	$87	$91

Notes to Consolidated Financial Statements
8.Deferred Policy Acquisition Costs (continued)

Year Ended December 31, 2021	Individual Retirement	Group Retirement	Life Insurance	Total
(in millions)
Balance, beginning of year	$3	$1	$121	$125
Amortization expense	—	—	(10)	(10)
Other, including foreign exchange	—	—	(2)	(2)
Balance, end of year	$3	$1	$109	$113

Year Ended December 31,	2020
(in millions)
Balance, beginning of year	$130
Amortization expense	(11)
Change related to unrealized appreciation (depreciation) of investments	2
Other, including foreign exchange	1
Balance, end of year	$122
__________________
*The results for the years ended December 31, 2022 and 2021 have been updated to reflect the adoption of LDTI. No updates have been made to the results for the year ended December 31, 2020 as our effective date for LDTI adoption was January 1, 2021.
The amount of the unamortized balance of VOBA at December 31, 2022, expected to be amortized in 2023 through 2027 by year is: $12 million, $10 million, $10 million, $8 million and $6 million, respectively, with $45 million being amortized after five years.
DEFERRED SALES INDUCEMENTS
We offer deferred sales inducements (“DSI”) which include enhanced crediting rates or bonus payments to contract holders (bonus interest) on certain annuity and investment contract products. To qualify for such accounting treatment, the bonus interest must be explicitly identified in the contract at inception. We must also demonstrate that such amounts are incremental to amounts we credit on similar contracts without bonus interest and are higher than the contracts’ expected ongoing crediting rates for periods after the bonus period. DSI is reported in Other assets, while amortization related to DSI is recorded in Interest credited to policyholder account balances.
Prior to the adoption of the Targeted Improvements to the Accounting for Long-Duration Contracts Standard
DSI amounts were deferred and amortized over the life of the contract in relation to the incidence of EGPs to be realized over the estimated lives of the contracts. DSI was adjusted for the effect on EGPs of unrealized gains and losses on available-for-sale securities, with related changes recognized through Other comprehensive income.
Subsequent to the adoption of the Targeted Improvements to the Accounting for Long-Duration Contracts Standard
DSI amounts are deferred and amortized on a constant level basis over the life of the contract consistent with DAC. Changes in future assumptions (e.g., expected duration of contracts) are applied by adjusting the amortization rate prospectively rather than through a retrospective catch up adjustment. The Company has elected to implicitly account for actual experience, whether favorable or unfavorable, in its amortization expense each period, consistent with DAC.

Notes to Consolidated Financial Statements
8.Deferred Policy Acquisition Costs (continued)
The following table presents the transition rollforward for deferred sales inducement assets for long-duration contracts:

(in millions)	Individual Retirement	Group Retirement	Total
Pre-adoption December 31, 2020 deferred sales inducement assets balance	$194	$91	$285
Adjustments for the removal of related balances in Accumulated other comprehensive income originating from unrealized gains (losses)	282	114	396
Post-adoption January 1, 2021 deferred sales inducement asset balance	$476	$205	$681
Prior to the adoption of LDTI, deferred sales inducements for investment-oriented products included the effect of unrealized gains or losses on fixed maturity securities classified as available-for-sale. At the transition date, these adjustments were removed with a corresponding offset in AOCI. As the available for sale portfolio was in an unrealized gain position as of the transition date, the adjustment for removal of related balances in AOCI originating from unrealized gains (losses) balances was reducing DSI.
The following table presents a rollforward of deferred sales inducement assets related to long-duration contracts for the years ended December 31, 2022(a), 2021(a) and 2020:

Year Ended December 31, 2022	Individual Retirement	Group Retirement	Total
(in millions)
Balance, beginning of year	$428	$191	$619
Capitalization	9	—	9
Amortization expense	(56)	(14)	(70)
Balance, end of year	$381	$177	$558
Other reconciling items(b)			1,963
Other assets, including restricted cash			$2,521

Year Ended December 31, 2021	Individual Retirement	Group Retirement	Total
(in millions)
Balance, beginning of year	$476	$205	$681
Capitalization	10	—	10
Amortization expense	(58)	(14)	(72)
Balance, end of year	$428	$191	$619
Other reconciling items(b)			2,995
Other assets, including restricted cash			$3,614

Years Ended December 31,
(in millions)	2020
Balance, beginning of year	$437
Capitalizations	11
Amortization expense	(64)
Change related to unrealized (appreciation) depreciation of investments	(99)
Balance, end of year	$285
__________________
(a)The results for the years ended December 31, 2022 and 2021 have been updated to reflect the adoption of LDTI. No updates have been made to the results for the year ended December 31, 2020 as our effective date for LDTI adoption was January 1, 2021.
(b)Other reconciling items include prepaid expenses, goodwill, intangible assets, and any similar items.

Notes to Consolidated Financial Statements
9.    Variable Interest Entities
A variable interest entity (“VIE”) is a legal entity that does not have sufficient equity at risk to finance its activities without additional subordinated financial support or is structured such that equity investors lack the ability to make significant decisions relating to the entity’s operations through voting rights or do not substantively participate in the gains and losses of the entity. Consolidation of a VIE by its primary beneficiary is not based on majority voting interest but is based on other criteria discussed below.
We enter into various arrangements with VIEs in the normal course of business and consolidate the VIEs when we determine we are the primary beneficiary. This analysis includes a review of the VIE’s capital structure, related contractual relationships and terms, nature of the VIE’s operations and purpose, nature of the VIE’s interests issued and our involvement with the entity. When assessing the need to consolidate a VIE, we evaluate the design of the VIE as well as the related risks to which the entity was designed to expose the variable interest holders.
The primary beneficiary is the entity that has both (i) the power to direct the activities of the VIE that most significantly affect the entity’s economic performance and (ii) the obligation to absorb losses or the right to receive benefits that could be potentially significant to the VIE. While also considering these factors, the consolidation conclusion depends on the breadth of our decision-making ability and our ability to influence activities that significantly affect the economic performance of the VIE.

Notes to Consolidated Financial Statements
9.Variable Interest Entities (continued)
BALANCE SHEET CLASSIFICATION AND EXPOSURE TO LOSS
Creditors or beneficial interest holders of VIEs for which the Company is the primary beneficiary generally have recourse only to the assets and cash flows of the VIEs and do not have recourse to the Company. The following table presents the total assets and total liabilities associated with our variable interests in consolidated VIEs, as classified in the Consolidated Balance Sheets:

(in millions)	Real Estate and Investment Entities(c)	Securitization and Repackaging Vehicles	Total
December 31, 2022
Assets:
Bonds available for sale	$—	$3,571	$3,571
Other bond securities	—	—	—
Equity securities	51	—	51
Mortgage and other loans receivable	—	2,088	2,088
Other invested assets
Alternative investments(a)	2,842	—	2,842
Investment real estate	1,731	—	1,731
Short-term investments	191	265	456
Cash	71	—	71
Accrued investment income	—	7	7
Other assets	102	68	170
Total assets(b)	$4,988	$5,999	$10,987
Liabilities:
Debt of consolidated investment entities	$1,382	$4,576	$5,958
Other liabilities	85	47	132
Total liabilities	$1,467	$4,623	$6,090
December 31, 2021
Assets:
Bonds available for sale	$—	$5,393	$5,393
Other bond securities	—	—	—
Equity securities	223	—	223
Mortgage and other loans receivable	—	2,359	2,359
Other invested assets
Alternative investments(a)	3,017	—	3,017
Investment real estate	2,257	—	2,257
Short-term investments	467	151	618
Cash	93	—	93
Accrued investment income	—	15	15
Other assets	188	557	745
Total assets(b)	$6,245	$8,475	$14,720
Liabilities:
Debt of consolidated investment entities	$1,743	$5,193	$6,936
Other liabilities	112	723	835
Total liabilities	$1,855	$5,916	$7,771
__________________
(a)Composed primarily of investments in real estate joint ventures at December 31, 2022 and December 31, 2021.

Notes to Consolidated Financial Statements
9.Variable Interest Entities (continued)
(b)The assets of each VIE can be used only to settle specific obligations of that VIE.
(c)Off-balance-sheet exposure primarily consisting of commitments by insurance operations and affiliates into real estate and investment entities. At December 31, 2022 and December 31, 2021, together the Company and AIG affiliates have commitments to internal parties of $2.1 billion and $2.4 billion and commitments to external parties of $0.6 billion and $0.6 billion, respectively. At December 31, 2022, $1.4 billion out of the internal commitments was from subsidiaries of Corebridge entities and $0.7 billion was from other AIG affiliates. At December 31, 2021, $1.5 billion out of the internal commitments was from subsidiaries of Corebridge entities, and $0.9 billion was from other AIG affiliates.
The following table presents the revenue, net income (loss) attributable to noncontrolling interests and net income (loss) attributable to Corebridge associated with our variable interests in consolidated VIEs, as classified in the Consolidated Income Statements:

(in millions)	Real Estate and Investment Entities	Securitization and Repackaging Vehicles	Affordable Housing Partnerships	Total
December 31, 2022
Total revenue	$681	$229	$—	$910
Net income attributable to noncontrolling interests	318	3	—	321
Net income (loss) attributable to Corebridge	314	47	—	361
December 31, 2021
Total revenue	$1,639	$247	$450	$2,336
Net income attributable to noncontrolling interests	858	3	68	929
Net income (loss) attributable to Corebridge	525	(33)	304	796
December 31, 2020
Total revenue	$477	$386	$275	$1,138
Net income attributable to noncontrolling interests	173	4	31	208
Net income (loss) attributable to Corebridge	229	137	131	497
We calculate our maximum exposure to loss to be (i) the amount invested in the debt or equity of the VIE, (ii) the notional amount of VIE assets or liabilities where we have also provided credit protection to the VIE with the VIE as the referenced obligation and (iii) other commitments and guarantees to the VIE.
The following table presents total assets of unconsolidated VIEs in which we hold a variable interest, as well as our maximum exposure to loss associated with these VIEs:

		Maximum Exposure to Loss
(in millions)	Total VIE Assets	On-Balance Sheet(b)	Off-Balance Sheet (c)	Total
December 31, 2022
Real estate and investment entities(a)	$376,055	$5,575	$2,784	$8,359
Total	$376,055	$5,575	$2,784	$8,359
December 31, 2021
Real estate and investment entities(a)	$309,866	$4,459	$2,452	$6,911
Total	$309,866	$4,459	$2,452	$6,911
___________________
(a)Composed primarily of hedge funds and private equity funds.
(b)At December 31, 2022 and December 31, 2021, $5.6 billion and $4.5 billion, respectively, of our total unconsolidated VIE assets were recorded as other invested assets.
(c)These amounts represent our unfunded commitments to invest in private equity funds and hedge funds.

Notes to Consolidated Financial Statements
9.Variable Interest Entities (continued)
REAL ESTATE AND INVESTMENT ENTITIES
Through our insurance operations and AIG Global Real Estate Investment Corp., we are an investor in various real estate investment entities, some of which are VIEs. These investments are typically with unaffiliated third-party developers via a partnership or limited liability company structure. The VIEs’ activities consist of the development or redevelopment of commercial, industrial and residential real estate. Our involvement varies from being a passive equity investor or finance provider to actively managing the activities of the VIEs.
Our insurance operations participate as passive investors in the equity interests issued by certain third party-managed hedge and private equity funds that are VIEs. Our insurance operations typically are not involved in the design or establishment of these VIEs, nor do they actively participate in the management of the VIEs.
SECURITIZATION AND REPACKAGING VEHICLES
We created certain VIEs that hold investments, primarily in investment-grade debt securities and loans, and issued beneficial interests in these investments. Some of these VIEs were created to facilitate our purchase of asset-backed securities. In these situations, all of the beneficial interests are owned by Corebridge and affiliated entities and are consolidated by Corebridge. In other instances, we have created VIEs that are securitizations of residential mortgage loans or other forms of collateralized loan obligations or we repackage loans and other assets into pass-through securities. Corebridge subsidiaries or affiliated entities own some of the beneficial interests of these VIEs, and we maintain the power to direct the activities of the VIEs that most significantly impact their economic performance. Accordingly, we consolidate these entities and those beneficial interests issued to third parties are reported as debt of consolidated investment entities. This debt is non-recourse to Corebridge.
AFFORDABLE HOUSING PARTNERSHIPS
Affordable Housing organized and invested in limited partnerships that develop and operate affordable housing qualifying for federal, state, and historic tax credits, in addition to a few market rate properties across the United States. The operating partnerships are VIEs, whose debt is generally non-recourse in nature, and the general partners of which are mostly unaffiliated third-party developers. We account for our investments in operating partnerships using the equity method of accounting, unless they are required to be consolidated. We consolidate an operating partnership if the general partner is an affiliated entity, or we otherwise have the power to direct activities that most significantly impact the entities’ economic performance. In December 2021, Corebridge completed the sale of affordable housing portfolio to Blackstone Real Estate Income Trust.
For additional information on the sale of Corebridge’s interests in a U.S. affordable housing portfolio, see Note 1.
RMBS, CMBS, OTHER ABS AND CLOs
Primarily through our insurance operations, we are a passive investor in RMBS, CMBS, other ABS and CLOs, the majority of which are issued by domestic special purpose entities. We generally do not sponsor or transfer assets to, or act as the servicer to these asset-backed structures and were not involved in the design of these entities.
Our maximum exposure in these types of structures is limited to our investment in securities issued by these entities and, where applicable, any unfunded commitments to these entities. Conditional unfunded commitments for these unconsolidated entities are $399 million at December 31, 2022. Based on the nature of our investments and our passive involvement in these types of structures, we have determined that we are not the primary beneficiary of these entities. We have not included these entities in the above tables; however, the fair values of our investments in these structures are reported in Notes 4 and 5.
Additionally, from time to time, AIG designed internal securitizations and a series of VIEs, which are not consolidated by Corebridge, that securitized certain secured loans and RMLs. The notes held by Corebridge and their related fair values are included in the available-for-sale disclosures that are reported in Notes 4 and 5. As of December 31, 2022, the total VIE assets of these securitizations are $3.2 billion, of which Corebridge’s maximum

Notes to Consolidated Financial Statements
9.Variable Interest Entities (continued)
exposure to loss is $1.5 billion. As of December 31, 2021, the total VIE assets of these securitizations are $2.0 billion, of which Corebridge’s maximum exposure to loss is $1.2 billion.
10.     Derivatives and Hedge Accounting
We use derivatives and other financial instruments as part of our financial risk management programs and as part of our investment operations. Interest rate derivatives (such as interest rate futures, swaps and options), equity derivatives (such as equity futures, swaps and options) and fixed maturity securities are used to economically mitigate interest rate risk, equity risk and credit spread exposure associated with MRBs contained in insurance contract liabilities. Equity derivatives are used to economically mitigate financial risk associated with embedded derivatives and MRBs in certain insurance liabilities. Foreign exchange derivatives (principally foreign exchange forwards and swaps) are used to economically mitigate risk associated with foreign denominated investments, net capital exposures and foreign currency transactions. In addition, interest rate derivatives are used to manage interest rate risk associated with fixed maturity securities as well as other interest rate sensitive assets and liabilities, while equity derivatives are used to economically hedge certain investments. We use credit derivatives to manage our credit exposures. The derivatives are effective economic hedges of the exposures that they are meant to offset. In addition to hedging activities, we also enter into derivative instruments with respect to investment operations, which may include, among other things, CDSs and purchases of investments with embedded derivatives, such as equity linked notes and convertible bonds.
Interest rate, currency and equity swaps, credit contracts, swaptions, options and forward transactions are accounted for as derivatives, recorded on a trade-date basis and carried at fair value. Unrealized gains and losses are generally reflected in income, except in certain situations in which hedge accounting is applied and unrealized gains and losses are reflected in AOCI. Aggregate asset or liability positions are netted on the Consolidated Balance Sheets only to the extent permitted by qualifying master netting arrangements in place with each respective counterparty. Cash collateral posted with counterparties in conjunction with transactions supported by qualifying master netting arrangements is reported as a reduction of the corresponding net derivative liability, while cash collateral received in conjunction with transactions supported by qualifying master netting arrangements is reported as a reduction of the corresponding net derivative asset.
Derivatives, with the exception of embedded derivatives, are reported at fair value in the Consolidated Balance Sheets in Other assets and Other liabilities. Embedded derivatives are generally presented with the host contract in the Consolidated Balance Sheets. A bifurcated embedded derivative is measured at fair value and accounted for in the same manner as a freestanding derivative contract. The corresponding host contract is accounted for according to the accounting guidance applicable for that instrument.
For additional information on embedded derivatives and MRBs, see Notes 4, 12 and 13.

Notes to Consolidated Financial Statements
10.Derivatives and Hedge Accounting (continued)
The following table presents the notional amounts of our derivatives and the fair value of derivative assets and liabilities in the Consolidated Balance Sheets:

	December 31, 2022				December 31, 2021
	Gross Derivative Assets		Gross Derivative Liabilities		Gross Derivative Assets		Gross Derivative Liabilities
(in millions)	Notional Amount	Fair Value	Notional Amount	Fair Value	Notional Amount	Fair Value	Notional Amount	Fair Value
Derivatives designated as hedging instruments:(a)
Interest rate contracts	$155	$202	$1,798	$77	$352	$274	$980	$14
Foreign exchange contracts	3,535	575	3,354	176	4,058	262	2,861	55
Derivatives not designated as hedging instruments:(a)
Interest rate contracts	27,656	1,371	21,553	2,599	28,056	1,637	23,219	1,562
Foreign exchange contracts	4,630	672	6,673	456	4,047	410	5,413	311
Equity contracts	26,041	417	9,962	27	60,192	4,670	38,932	4,071
Credit contracts	—	—	—	—	1,840	1	—	—
Other contracts(b)	47,128	15	48	—	43,839	13	133	—
Total derivatives, gross	$109,145	$3,252	$43,388	$3,335	$142,384	$7,267	$71,538	$6,013
Counterparty netting(c)		(2,547)		(2,547)		(5,785)		(5,785)
Cash collateral(d)		(406)		(691)		(798)		(37)
Total derivatives on Consolidated Balance Sheets(e)		$299		$97		$684		$191
__________________
(a)Fair value amounts are shown before the effects of counterparty netting adjustments and offsetting cash collateral.
(b)Consists primarily of stable value wraps and contracts with multiple underlying exposures.
(c)Represents netting of derivative exposures covered by a qualifying master netting agreement.
(d)Represents cash collateral posted and received that is eligible for netting.
(e)Freestanding derivatives only, excludes embedded derivatives. Derivative instrument assets and liabilities are recorded in Other assets and Other liabilities, respectively. The fair value of assets related to bifurcated embedded derivatives were both zero at December 31, 2022 and December 31, 2021. The fair value of liabilities related to bifurcated embedded derivatives was $6.7 billion and $13.6 billion at December 31, 2022 and December 31, 2021, respectively. A bifurcated embedded derivative is generally presented with the host contract in the Consolidated Balance Sheets. Embedded derivatives are primarily related to guarantee features in fixed index annuities and index universal life contracts, which include equity and interest rate components and the funds withheld arrangement with Fortitude Re. For additional information, see Note 7.
The following table presents the gross notional amounts of our derivatives and the fair value of derivative assets and liabilities with related parties and third parties:

	December 31, 2022				December 31, 2021
	Gross Derivative Assets		Gross Derivative Liabilities		Gross Derivative Assets		Gross Derivative Liabilities
(in millions)	Notional Amount	Fair Value	Notional Amount	Fair Value	Notional Amount	Fair Value	Notional Amount	Fair Value
Total derivatives with related parties	$60,633	$3,177	$42,109	$3,154	$96,862	$7,182	$68,623	$5,778
Total derivatives with third parties	48,512	75	1,279	181	45,522	85	2,915	235
Total derivatives, gross	$109,145	$3,252	$43,388	$3,335	$142,384	$7,267	$71,538	$6,013

Notes to Consolidated Financial Statements
10.Derivatives and Hedge Accounting (continued)
As of December 31, 2022 and December 31, 2021, the following amounts were recorded on the Consolidated Balance Sheets related to the carrying amount of the hedged assets (liabilities) and cumulative basis adjustments included in the carrying amount for fair value hedges:

	December 31, 2022		December 31, 2021
(in millions)	Carrying Amount of the Hedged Assets (Liabilities)	Cumulative Amount of Fair Value Hedging Adjustments Included In the Carrying Amount of the Hedged Assets Liabilities	Carrying Amount of the Hedged Assets (Liabilities)	Cumulative Amount of Fair Value Hedging Adjustments Included In the Carrying Amount of the Hedged Assets Liabilities
Balance sheet line item in which hedged item is recorded:
Fixed maturities, available for sale, at fair value	$6,520	$—	$7,478	$—
Commercial mortgage and other loans(a)	—	(25)	—	(6)
Policyholder contract deposits(b)	(2,218)	68	(1,500)	(79)
____________________
(a)This relates to hedge accounting that has been discontinued, but the respective loans are still held. The cumulative adjustment is being amortized into earnings over the remaining life of the loan.
(b)This relates to fair value hedges on GICs.
COLLATERAL
We engage in derivative transactions that are not subject to a clearing requirement directly with related parties and unaffiliated third parties in most cases, under International Swaps and Derivatives Association, Inc. (“ISDA”) Master Agreements. Many of the ISDA Master Agreements also include Credit Support Annex provisions, which provide for collateral postings that may vary at various ratings and threshold levels. We attempt to reduce our risk with certain counterparties by entering into agreements that enable collateral to be obtained from a counterparty on an up-front or contingent basis. We minimize the risk that counterparties might be unable to fulfill their contractual obligations by monitoring counterparty credit exposure and collateral value and generally requiring additional collateral to be posted upon the occurrence of certain events or circumstances.
Collateral posted by us to third parties for derivative transactions was $255 million and $317 million at December 31, 2022 and December 31, 2021, respectively. Collateral posted by us to related parties for derivative transactions was $1.5 billion and $803 million at December 31, 2022 and December 31, 2021, respectively. In the case of collateral posted under derivative transactions that are not subject to clearing, this collateral can generally be repledged or resold by the counterparties. Collateral provided to us from third parties for derivative transactions was $40 million and $53 million at December 31, 2022 and December 31, 2021, respectively. Collateral provided to us from related parties for derivative transactions was $380 million and $770 million at December 31, 2022 and December 31, 2021, respectively. In the case of collateral provided to us under derivative transactions that are not subject to clearing, we generally can repledge or resell collateral.
OFFSETTING
We have elected to present all derivative receivables and derivative payables, and the related cash collateral received and paid, on a net basis on our Consolidated Balance Sheets when a legally enforceable ISDA Master Agreement exists between us and our derivative counterparty. An ISDA Master Agreement is an agreement governing multiple derivative transactions between two counterparties. The ISDA Master Agreement generally provides for the net settlement of all, or a specified group, of these derivative transactions, as well as transferred collateral, through a single payment, and in a single currency, as applicable. The net settlement provisions apply in the event of a default on, or affecting any, one derivative transaction or a termination event affecting all, or a specified group of, derivative transactions governed by the ISDA Master Agreement.

Notes to Consolidated Financial Statements
10.Derivatives and Hedge Accounting (continued)
HEDGE ACCOUNTING
We designated certain derivatives entered into with related parties as fair value hedges of available-for-sale securities held by our insurance subsidiaries. The fair value hedges include foreign currency forwards and cross-currency swaps designated as hedges of the change in fair value of foreign currency denominated available-for-sale securities attributable to changes in foreign exchange rates. We also designated certain interest rate swaps entered into with related parties as fair value hedges of fixed rate GICs and commercial mortgage loans attributable to changes in benchmark interest rates.
During 2022, we designated certain interest rate swaps entered into with related parties as cash flow hedges of forecasted coupon payments associated with anticipated long-term debt issuances. For the year ended December 31, 2022, we recognized derivative gains of $223 million in AOCI, of which, $21 million has been reclassified into Interest expense. The remaining amount in AOCI, of $202 million, will be reclassified into Interest expense over the life of the hedging relationship, which can extend up to 30 years. We expect $28 million to be reclassified into Interest expense over the next 12 months. There are no amounts excluded from the assessment of hedge effectiveness that are recognized in earnings.
For additional information related to the debt issuances, see Note 15.
We use cross-currency swaps as hedging instruments in net investment hedge relationships to mitigate the foreign exchange risk associated with our non-U.S. dollar functional currency foreign subsidiaries. For net investment hedge relationships that use derivatives as hedging instruments, we assess hedge effectiveness and measure hedge ineffectiveness using changes in forward rates. For the years ended December 31, 2022, 2021 and 2020, we recognized gains (losses) of $9 million, $8 million and $(5) million, respectively, included in Change in foreign currency translation adjustment in Other comprehensive income (loss) related to the net investment hedge relationships. The gains (losses) recognized primarily include transactions with related parties. A qualitative methodology is utilized to assess hedge effectiveness for net investment hedges, while regression analysis is employed for all other hedges.

Notes to Consolidated Financial Statements
10.Derivatives and Hedge Accounting (continued)
The following table presents the gain (loss) recognized in earnings on our derivative instruments in fair value hedging relationships in the Consolidated Statements of Income:

	Gains/(Losses) Recognized in Earnings for:
(in millions)	Hedging Derivatives(a)(c)	Excluded Components(b)(c)	Hedged Items	Net Impact
Year Ended December 31, 2022
Interest rate contracts:
Realized gains (losses)	$—	$—	$—	$—
Interest credited to policyholder account balances	(156)	—	151	(5)
Net investment income	11	—	(12)	(1)
Foreign exchange contracts:
Realized gains (losses)	459	171	(459)	171
Year Ended December 31, 2021
Interest rate contracts:
Realized gains (losses)	$—	$—	$—	$—
Interest credited to policyholder account balances	(62)	18	54	10
Net investment income	9	—	(11)	(2)
Foreign exchange contracts:
Realized gains (losses)	260	31	(260)	31
Year Ended December 31, 2020
Interest rate contracts:
Realized gains (losses)	$—	$—	$—	$—
Interest credited to policyholder account balances	47	1	(53)	(5)
Net investment income	(6)	—	5	(1)
Foreign exchange contracts:
Realized gains (losses)	(298)	98	298	98
__________________
(a)Gains and losses on derivative instruments designated and qualifying in fair value hedges that are included in the assessment of hedge effectiveness.
(b)Gains and losses on derivative instruments designated and qualifying in fair value hedges that are excluded from the assessment of hedge effectiveness and recognized in earnings on a mark-to-market basis.
(c)Primarily consists of gains and losses with related parties.

Notes to Consolidated Financial Statements
10.Derivatives and Hedge Accounting (continued)
DERIVATIVES NOT DESIGNATED AS HEDGING INSTRUMENTS
The following table presents the effect of derivative instruments not designated as hedging instruments in the Consolidated Statements of Income:

Years Ended December 31,	Gains (Losses) Recognized in Earnings
(in millions)	2022	2021	2020
By Derivative Type:
Interest rate contracts	$(2,386)	$(585)	$1,643
Foreign exchange contracts	1,028	476	(239)
Equity contracts	(483)	(742)	206
Credit contracts	(1)	(11)	42
Other contracts	64	64	60
Embedded derivatives within policyholder contract deposits(c)	1,120	(477)	(2,154)
Fortitude Re funds withheld embedded derivative	6,347	(687)	(3,978)
Total(a)	$5,689	$(1,962)	$(4,420)
By Classification:
Policy fees	$61	$62	$62
Net investment income	(10)	6	2
Net realized gains - excluding Fortitude Re funds withheld assets(c)	817	445	(916)
Net realized gains (losses) on Fortitude Re funds withheld assets	(121)	33	398
Net realized gains (losses) on Fortitude Re funds withheld embedded derivatives	6,347	(687)	(3,978)
Policyholder benefits	(19)	(4)	12
Change in the fair value of market risk benefits(b)(c)	(1,386)	(1,817)	—
Total(a)	$5,689	$(1,962)	$(4,420)
____________________
(a)Includes gains (losses) with related parties of $(2.5) billion, $(363) million and $2.4 billion for the years ended December 31, 2022, 2021, and 2020, respectively.
(b)This represents activity related to derivatives that economically hedged changes in the fair value of certain MRBs.
(c)The results for the years ended December 31, 2022 and 2021 have been updated to reflect the adoption of LDTI. No updates have been made to the results for the year ended December 31, 2020 as our effective date for LDTI adoption was January 1, 2021.
In addition to embedded derivatives within policyholder contract deposits, certain guaranteed benefits within insurance contracts are classified as MRBs. The change in the fair value of these benefits is disclosed in Note 13. The change in the fair value of MRBs and certain derivative instruments that hedge those risks are recognized in “Change in the fair value of MRBs, net” in the Consolidated Statements of Income.
HYBRID SECURITIES WITH EMBEDDED CREDIT DERIVATIVES
We invest in hybrid securities (such as credit-linked notes) with the intent of generating income, and not specifically to acquire exposure to embedded derivative risk. As is the case with our other investments in RMBS, CMBS, CLOs, ABS and CDOs, our investments in these hybrid securities are exposed to losses only up to the amount of our initial investment in the hybrid security. Other than our initial investment in the hybrid securities, we have no further obligation to make payments on the embedded credit derivatives in the related hybrid securities.
We elect to account for our investments in these hybrid securities with embedded written credit derivatives at fair value, with changes in fair value recognized in Net investment income and Other income. Our investments in these hybrid securities are reported as Other bond securities in the Consolidated Balance Sheets. The fair values of these hybrid securities were zero and $121 million at December 31, 2022 and December 31, 2021, respectively. These securities have par amounts of $25 million and $884 million at December 31, 2022 and December 31, 2021,

Notes to Consolidated Financial Statements
10.Derivatives and Hedge Accounting (continued)
respectively, and have remaining stated maturity dates that extend to 2052. The majority of these securities were sold in the fourth quarter of 2022 resulting in the decrease in fair value and par value.
11.    Goodwill and Other Intangible Assets
Goodwill represents the future economic benefits arising from assets acquired in a business combination that are not individually identified and separately recognized. Goodwill is tested for impairment at the reporting unit level, which is defined as an operating segment or one level below, and the test is performed annually, or more frequently if circumstances indicate an impairment may have occurred.
The impairment assessment involves an option to first assess qualitative factors to determine whether events or circumstances exist that lead to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the qualitative assessment is not performed, or after assessing the totality of the events or circumstances, we determine it is more likely than not that the fair value of a reporting unit is less than its carrying amount, a quantitative assessment for potential impairment is performed.
If the qualitative test is not performed or if the test indicates a potential impairment is present, we estimate the fair value of each reporting unit and compare the estimated fair value with the carrying amount of the reporting unit, including allocated goodwill. The estimate of a reporting unit’s fair value involves management judgment and is based on one or a combination of approaches including discounted expected future cash flows, market-based earnings multiples of the unit’s peer companies, external appraisals or, in the case of reporting units being considered for sale, third-party indications of fair value, if available. We consider one or more of these estimates when determining the fair value of a reporting unit to be used in the impairment test.
If the estimated fair value of a reporting unit exceeds its carrying amount, goodwill is not impaired. If the carrying value of a reporting unit exceeds its estimated fair value, goodwill associated with that reporting unit potentially is impaired. The amount of impairment, if any, is measured as the excess of a reporting unit’s carrying amount over its fair value not to exceed the total amount of goodwill allocated to that reporting unit and recognized in income.
The date of our annual goodwill impairment testing is July 1. We performed our annual goodwill impairment tests of all reporting units and concluded that our goodwill was not impaired.

Notes to Consolidated Financial Statements
11.Goodwill and Other Intangible Assets (continued)
The following table presents the changes in goodwill by operating segment:

(in millions)	Life Insurance	Corporate and Other Operations	Total
Balance at January 1, 2020
Goodwill - gross	$231	$54	$285
Accumulated impairments	(67)	(10)	(77)
Net goodwill	164	44	208
Increase (decrease) due to:
Dispositions	—	—	—
Other*	10	—	10
Balance at December 31, 2020:
Goodwill - gross	241	54	295
Accumulated impairments	(67)	(10)	(77)
Net goodwill	174	44	218
Increase (decrease) due to:
Dispositions	—	(21)	(21)
Other*	(5)	—	(5)
Balance at December 31, 2021:
Goodwill - gross	236	33	269
Accumulated impairments	(67)	(10)	(77)
Net goodwill	169	23	192
Increase (decrease) due to:
Dispositions	—	—	—
Other*	(16)	(1)	(17)
Balance at December 31, 2022:
Goodwill - gross	220	32	252
Accumulated impairments	(67)	(10)	(77)
Net goodwill	$153	$22	$175
__________________
*Other primarily relates to changes in foreign currencies.
Indefinite lived intangible assets are not subject to amortization. Finite lived intangible assets are amortized over their useful lives. Finite lived intangible assets primarily include distribution networks and are recorded net of accumulated amortization. The Company tests intangible assets for impairment on an annual basis or whenever events or circumstances suggest that the carrying value of an intangible asset may exceed the sum of the undiscounted cash flows expected to result from its use and eventual disposition. If this condition exists and the carrying value of an intangible asset exceeds its fair value, the excess is recognized as an impairment and is recorded as a charge against net income (loss).

Notes to Consolidated Financial Statements
11.Goodwill and Other Intangible Assets (continued)
The following table presents the changes in other intangible assets by operating segment:

(in millions)	Life Insurance	Corporate and Other Operations	Total
Other intangible assets
Balance at January 1, 2020	$24	$11	$35
Increase (decrease) due to:
Dispositions	—	—	—
Amortization	(4)	(2)	(6)
Other	3	(1)	2
Balance at December 31, 2020	$23	$8	$31
Increase (decrease) due to:
Dispositions	$—	$(5)	$(5)
Amortization	(4)	(3)	(7)
Other	(1)	—	(1)
Balance at December 31, 2021	$18	$—	$18
Increase (decrease) due to:
Dispositions	$—	$—	$—
Amortization	(4)	—	(4)
Other	(2)	—	(2)
Balance at December 31, 2022	$12	$—	$12
The percentage of the unamortized balance of Other intangible assets at December 31, 2022 expected to be amortized in 2023 through 2026 by year is 32.9%,30.5%, 29.3%, and 7.3%, respectively, with none being amortized thereafter.
12.     Insurance Liabilities
FUTURE POLICY BENEFITS
Future policy benefits primarily include reserves for traditional life and annuity payout contracts, which represent an estimate of the present value of future benefits less the present value of future net premiums. Included in Future policy benefits are liabilities for annuities issued in structured settlement arrangements whereby a claimant receives life contingent payments over their lifetime. Also included are pension risk transfer arrangements whereby an upfront premium is received in exchange for guaranteed retirement benefits. All payments under these arrangements are fixed and determinable with respect to their amounts and dates.
Prior to the adoption of the Targeted Improvements to the Accounting for Long-Duration Contracts Standard
Future policy benefits for traditional and limited pay contracts were reserved using actuarial assumptions locked-in at contract issuance. These assumptions were only updated when a loss recognition event occurred. Also included in Future policy benefits, were reserves for contracts in loss recognition, including the adjustment to reflect the effect of unrealized gains on fixed maturity securities available for sale with related changes recognized through Other comprehensive income (loss).
Future policy benefits also included certain guaranteed benefits of annuity products that were not considered embedded derivatives.
Subsequent to the adoption of the Targeted Improvements to the Accounting for Long-Duration Contracts Standard
For traditional and limited pay long-duration products, benefit reserves are accrued and benefit expense is recognized using a NPR methodology for each annual cohort of business. This NPR method incorporates periodic

Notes to Consolidated Financial Statements
12.Insurance Liabilities (continued)
retrospective revisions to the NPR to reflect updated actuarial assumptions and variances in actual versus expected experience. The Future policy benefit liability is accrued by multiplying the gross premium recognized in each period by the NPR. The net premium is equal to the portion of the gross premium required to provide for all benefits and certain expenses and may not exceed 100%. Benefits in excess of premiums are expensed immediately through Policyholder benefits. In addition, periodic revisions to the NPR below 100% may result in reclassification between the benefit reserves and deferred profit liability for limited pay contracts.
Insurance contracts are aggregated into annual cohorts for the purposes of determining the Liability for future policy benefits (“LFPB”), but are not aggregated across segments. These annual cohorts may be further segregated based on product characteristics, or to distinguish business reinsured from non-reinsured business or products issued in different functional currencies. The assumptions used to calculate the future policy benefits include discount rates, persistency and recognized morbidity and mortality tables modified to reflect the Company's experience.
The current discount rate assumption for the liability for future policy benefits is derived from market observable yields on upper-medium-grade fixed income instruments. The Company uses an external index as the source of the yields on these instruments for the first 30 years. For years 30 to 50, the yield is derived using market observable yields. Yields for years 50 to 100 are extrapolated using a flat forward approach, maintaining a constant forward spread through the period. The current discount rate assumption is updated quarterly and used to remeasure the liability at the reporting date, with the resulting change in the discount rate reflected in AOCI.
The method for constructing and applying the locked-in discount rate assumptions on newly issued business is determined based on factors such as product characteristics and the expected timing of cash flows. This discount rate assumption is derived from market observable yields on upper-medium-grade fixed income instruments. Similar to the current discount rate assumption, the Company may employ conversion and interpolation methodologies when necessary. The applicable interest accretion is reflected in Policyholder benefits in the Consolidated Statements of Income (Loss).
The following table presents the transition rollforward of the liability for future policy benefits for nonparticipating contracts:

	Individual Retirement	Group Retirement	Life Insurance	Institutional Markets	Corporate and Other	Total
(in millions)
Pre-adoption December 31, 2020 liability for future policy benefits balance	$1,309	$282	$11,129	$11,029	$22,206	$45,955
Adjustments for the reclassification to the deferred profit liability	(65)	(8)	—	(766)	(859)	(1,698)
Change in cash flow assumptions and effect of net premiums exceeding gross premiums	(14)	2	16	4	55	63
Effect of the remeasurement of the liability at a current single A rate	156	63	2,977	1,655	7,611	12,462
Adjustment for the removal of loss recognition balances related to unrealized gain or loss on securities and other	(63)	(60)	4	(292)	—	(411)
Post-adoption January 1, 2021 liability for future policy benefits balance	$1,323	$279	$14,126	$11,630	$29,013	$56,371
Adjustments for the reclassification between the liability for future policy benefits and deferred profit liability represent changes in the NPRs that are less than 100% at transition for certain limited pay cohorts, resulting in a reclassification between the two liabilities, with no impact on Retained earnings.
Adjustments for changes in cash flow assumptions represents revised NPRs in excess of 100% for certain cohorts at transition, with an offset to Retained earnings.

Notes to Consolidated Financial Statements
12.Insurance Liabilities (continued)
The effect of the remeasurement at the current single A rate is reported at the transition date and each subsequent balance sheet date, with an offset in AOCI.
Prior to adoption, loss recognition for traditional products was adjusted for the effect of unrealized gains on fixed maturity securities available for sale. At the transition date, these adjustments were removed with a corresponding offset in AOCI.
The following tables present the balances and changes in the liability for future policy benefits and a reconciliation of the net liability for future policy benefits to the liability for future policy benefits in the Consolidated Balance Sheets:

Year Ended December 31, 2022	Individual Retirement	Group Retirement	Life Insurance	Institutional Markets	Corporate and Other	Total
(in millions, expect liability durations)
Present value of expected net premiums
Balance, beginning of year	$—	$—	$14,369	$—	$1,274	$15,643
Effect of changes in discount rate assumptions (AOCI)	—	—	(706)	—	(150)	(856)
Beginning balance at original discount rate	—	—	13,663	—	1,124	14,787
Effect of changes in cash flow assumptions	—	—	123	—	—	123
Effect of actual variances from expected experience	—	—	(79)	—	7	(72)
Adjusted beginning of year balance	—	—	13,707	—	1,131	14,838
Issuances	—	—	1,358	—	—	1,358
Interest accrual	—	—	397	—	48	445
Net premium collected	—	—	(1,418)	—	(123)	(1,541)
Foreign exchange impact	—	—	(517)	—	—	(517)
Other	—	—	(1)	—	1	—
Ending balance at original discount rate	—	—	13,526	—	1,057	14,583
Effect of changes in discount rate assumptions (AOCI)	—	—	(1,872)	—	(66)	(1,938)
Balance, end of year	$—	$—	$11,654	$—	$991	$12,645
Present value of expected future policy benefits
Balance, beginning of year	$1,373	$264	$27,442	$13,890	$27,674	$70,643
Effect of changes in discount rate assumptions (AOCI)	(95)	(46)	(2,717)	(870)	(5,673)	(9,401)
Beginning balance at original discount rate	1,278	218	24,725	13,020	22,001	61,242
Effect of changes in cash flow assumptions(a)	—	—	140	(6)	—	134
Effect of actual variances from expected experience(a)	(30)	(2)	(94)	3	1	(122)
Adjusted beginning of year balance	1,248	216	24,771	13,017	22,002	61,254
Issuances	216	12	1,374	2,782	9	4,393
Interest accrual	42	10	876	459	1,233	2,620
Benefit payments	(116)	(26)	(1,757)	(821)	(1,483)	(4,203)
Foreign exchange impact	—	—	(657)	(339)	—	(996)
Other	—	1	(4)	—	(249)	(252)
Ending balance at original discount rate	1,390	213	24,603	15,098	21,512	62,816
Effect of changes in discount rate assumptions (AOCI)	(167)	(2)	(3,424)	(2,634)	(1,083)	(7,310)
Balance, end of year	$1,223	$211	$21,179	$12,464	$20,429	$55,506
Net liability for future policy benefits, end of year	1,223	211	9,525	12,464	19,438	42,861

Notes to Consolidated Financial Statements
12.Insurance Liabilities (continued)

Year Ended December 31, 2022	Individual Retirement	Group Retirement	Life Insurance	Institutional Markets	Corporate and Other	Total
(in millions, expect liability durations)
Liability for future policy benefits for certain participating contracts	—	—	14	—	1,338	1,352
Liability for universal life policies with secondary guarantees and similar features(b)	—	—	3,300	—	55	3,355
Deferred profit liability	99	12	15	1,281	896	2,303
Other reconciling items(c)	37	—	500	—	110	647
Future policy benefits for life and accident and health insurance contracts	1,359	223	13,354	13,745	21,837	50,518
Less: Reinsurance recoverable:	(4)	—	(1,107)	(36)	(21,837)	(22,984)
Net liability for future policy benefits after reinsurance recoverable	$1,355	$223	$12,247	$13,709	$—	$27,534
Weighted average liability duration of the liability for future policy benefits(d)	7.6	6.9	12.2	10.8	11.4

Notes to Consolidated Financial Statements
12.Insurance Liabilities (continued)

Year Ended December 31, 2021	Individual Retirement	Group Retirement	Life Insurance	Institutional Markets	Corporate and Other	Total
(in millions, expect liability durations)
Present value of expected net premiums
Balance, beginning of year	$—	$—	$13,793	$—	$1,506	$15,299
Effect of changes in discount rate assumptions (AOCI)	—	—	(1,374)	—	(249)	(1,623)
Beginning balance at original discount rate	—	—	12,419	—	1,257	13,676
Effect of changes in cash flow assumptions	—	—	164	—	(72)	92
Effect of actual variances from expected experience	—	—	371	—	14	385
Adjusted beginning of year balance	—	—	12,954	—	1,199	14,153
Issuances	—	—	1,727	—	—	1,727
Interest accrual	—	—	392	—	54	446
Net premium collected	—	—	(1,364)	—	(129)	(1,493)
Foreign exchange impact	—	—	(46)	—	—	(46)
Other	—	—	—	—	—	—
Ending balance at original discount rate	—	—	13,663	—	1,124	14,787
Effect of changes in discount rate assumptions (AOCI)	—	—	706	—	150	856
Balance, end of year	—	—	14,369	—	1,274	15,643
Present value of expected future policy benefits
Balance, beginning of year	$1,323	$279	$27,919	$11,630	$30,519	$71,670
Effect of changes in discount rate assumptions (AOCI)	(156)	(63)	(4,351)	(1,654)	(7,862)	(14,086)
Beginning balance at original discount rate	1,167	216	23,568	9,976	22,657	57,584
Effect of changes in cash flow assumptions(a)	—	—	193	—	(83)	110
Effect of actual variances from expected experience(a)	1	(1)	413	(3)	(121)	289
Adjusted beginning of year balance	1,168	215	24,174	9,973	22,453	57,983
Issuances	172	21	1,713	3,366	15	5,287
Interest accrual	41	11	876	380	1,085	2,393
Benefit payments	(101)	(28)	(1,981)	(696)	(1,530)	(4,336)
Foreign exchange impact	—	—	(60)	(3)	—	(63)
Other	(2)	(1)	3	—	(22)	(22)
Ending balance at original discount rate	1,278	218	24,725	13,020	22,001	61,242
Effect of changes in discount rate assumptions (AOCI)	95	46	2,717	870	5,673	9,401
Balance, end of year	1,373	264	27,442	13,890	27,674	70,643
Net liability for future policy benefits, end of year	1,373	264	13,073	13,890	26,400	55,000
Liability for future policy benefits for certain participating contracts	—	—	15	—	1,382	1,397
Liability for universal life policies with secondary guarantees and similar features(b)	—	—	4,952	—	55	5,007
Deferred profit liability	81	11	10	1,218	916	2,236
Other reconciling items(c)	42	—	485	1	102	630
Future policy benefits for life and accident and health insurance contracts	1,496	275	18,535	15,109	28,855	64,270
Less: Reinsurance recoverable:	(4)	—	(1,715)	(47)	(28,855)	(30,621)

Notes to Consolidated Financial Statements
12.Insurance Liabilities (continued)

Year Ended December 31, 2021	Individual Retirement	Group Retirement	Life Insurance	Institutional Markets	Corporate and Other	Total
(in millions, expect liability durations)
Net liability for future policy benefits after reinsurance recoverable	$1,492	$275	$16,820	$15,062	$—	$33,649
Weighted average liability duration of the liability for future policy benefits(d)	8.6	7.8	14.4	13.0	13.7
__________________
(a)Effect of changes in cash flow assumptions and variances from actual experience are partially offset by changes in deferred profit liability.
(b)Additional details can be found in the table that presents the balances and changes in the liability for universal life policies with secondary guarantees and similar features.
(c)Other reconciling items primarily include the Accident and Health as well as Group Benefits (short-duration) contracts.
(d)The weighted average liability durations are calculated as the modified duration using projected future net liability cashflows that are aggregated at the segment level, utilizing the segment level weighted average interest rates and current discount rate, which can be found in the table below.
For the years ended December 31, 2022 and 2021 in the traditional term life insurance block, capping of NPRs at 100% causes our reserves to be higher by $26 million and $15 million, respectively. The discount rate was updated based on market observable information. Relative to prior period, the increase in upper-medium-grade fixed income yields resulted in a decrease in the liability for future policy benefits.
The following table presents the amount of undiscounted expected future benefit payments and expected gross premiums for future policy benefits for nonparticipating contracts:

		Year Ended December 31,
(in millions)		2022	2021
Individual Retirement	Expected future benefits and expense	$1,959	$1,747
	Expected future gross premiums	$—	$—
Group Retirement	Expected future benefits and expense	$321	$328
	Expected future gross premiums	$—	$—
Life Insurance	Expected future benefits and expense	$38,909	$38,869
	Expected future gross premiums	$29,035	$29,272
Institutional Markets	Expected future benefits and expense	$25,066	$20,839
	Expected future gross premiums	$—	$—
Corporate and Other	Expected future benefits and expense	$44,530	$46,038
	Expected future gross premiums	$2,262	$2,437
The following table presents the amount of revenue and interest recognized in the Consolidated Statement of Income (Loss) for future policy benefits for nonparticipating contracts:

	Gross Premiums Year Ended December 31,		Interest Accretion Year Ended 31,

(in millions)	2022	2021	2022	2021
Individual Retirement	$224	$186	$42	$41
Group Retirement	$19	$21	$10	$11
Life Insurance	$2,342	$2,319	$479	$484
Institutional Markets	$2,940	$3,818	$459	$380
Corporate and Other	$224	$236	$1,185	$1,031
Total	$5,749	$6,580	$2,175	$1,947

Notes to Consolidated Financial Statements
12.Insurance Liabilities (continued)
The following table presents the weighted-average interest rate for future policy benefits for nonparticipating contracts:

December 31, 2022	Individual Retirement	Group Retirement	Life Insurance	Institutional Markets	Corporate and Other

Weighted-average interest rate, original discount rate	3.58%	5.17%	4.08%	3.56%	4.88%
Weighted-average interest rate, current discount rate	5.32%	5.30%	5.33%	5.30%	5.36%
December 31, 2021
Weighted-average interest rate, original discount rate	3.23%	4.96%	4.11%	3.22%	4.83%
Weighted-average interest rate, current discount rate	2.75%	2.68%	2.85%	2.71%	3.08%
The weighted average interest rates are calculated using projected future net liability cash flows that are aggregated to the segment level, and are represented as an annual rate.
Actuarial Assumption Updates for Liability for Future Policy Benefits
Corebridge undertook a review of all significant assumptions in 2022, 2021, and 2020. Corebridge recognized a $7 million favorable (mostly offset by corresponding DPL adjustment), $25 million unfavorable, and $0 impact in net income for 2022, 2021, and 2020, respectively, attributable to the annual actuarial assumption review. For 2022, the impact was due to updates to mortality and retirement assumption on certain pension risk transfer products. For 2021, the impact was mainly due to updated mortality on Traditional Life products. Assumptions left unchanged were deemed to be consistent with management’s best estimate at the time of the review.
Deferred Profit Liability: Corebridge issues certain annuity and life insurance contracts where premiums are paid up-front or for a shorter period than benefits will be paid (i.e., limited pay contracts). A DPL is required to be established to avoid recognition of gains when these contracts are issued. DPLs are amortized over the life of the contracts to align the revenue recognized with the related benefit expenses. The DPL is amortized in a constant relationship to the amount of discounted insurance in force for life insurance or expected future benefit payments for annuity contracts over the term of the contract.
Prior to the adoption of the Targeted Improvements to the Accounting for Long-Duration Contracts Standard
Limited pay contracts were subject to a lock-in concept and assumptions derived at policy issue were not subsequently updated unless a loss recognition event occurred. The net premiums were recorded as revenue. The difference between the gross premium received and the net premium was deferred and recognized in premiums in a constant relationship to insurance in-force, or for annuities, the amount of expected future policy benefits. This unearned revenue (deferred profit) was recorded in the Consolidated Balance Sheets in Other policyholder funds.
Subsequent to the adoption of the Targeted Improvements to the Accounting for Long-Duration Contracts Standard
The difference between the gross premium received and recorded as revenue and the net premium is deferred and recognized in Policyholder benefits in a constant relationship to insurance in-force, or for annuities, the amount of expected future policy benefits. This deferred profit liability accretes interest and is recorded in the Consolidated Balance Sheets in Future policy benefits. Cash flow assumptions included in the measurement of the DPL are the same as those utilized in the respective LFPBs and are reviewed at least annually. The cash flow estimates for DPLs are updated on a retrospective catch-up basis at the same time as the cash flow estimates for the related LFPBs. The updated LFPB cash flows are used to recalculate the DPL at the inception of the applicable related LFPB cohort. The difference between the recalculated DPL at the beginning of the current reporting period and the carrying amount of the DPL at the current reporting period is recognized as a gain or loss in Policyholder benefits in the Consolidated Statements of Income (Loss).

Notes to Consolidated Financial Statements
12.Insurance Liabilities (continued)
The following table presents the transition rollforward for deferred profit liability for long-duration contracts:

	Individual Retirement	Group Retirement	Life Insurance	Institutional Markets	Corporate and Other	Total
(in millions)
Pre-adoption December 31, 2020 deferred profit liability balance	$2	$—	$5	$64	$—	$71
Adjustments for the reclassification from/(to) the liability for the future policy benefits	65	8	—	766	859	1,698
Post-adoption January 1, 2021 deferred profit liability balance	$67	$8	$5	$830	$859	$1,769
Adjustments for the reclassification between the liability for future policy benefits and deferred profit liability represent changes in the NPRs that are less than 100% at transition for certain limited pay cohorts, resulting in a reclassification between the two liabilities, with no impact on retained earnings.
Additional Liabilities: For universal-life type products, insurance benefits in excess of the account balance are generally recognized as expenses in the period incurred unless the design of the product is such that future charges are insufficient to cover the benefits, in which case an “additional liability” is accrued over the life of the contract. These additional liabilities are included in Future policy benefits for life and accident and health insurance contracts in the Consolidated Balance Sheets. Prior to the adoption of the standard, our additional liabilities consisted primarily of GMDBs on annuities, as well as universal-life contracts with secondary guarantees. Subsequent to the adoption of this standard, the GMDBs have been reclassified and reported as MRBs, while the universal-life contracts with secondary guarantees continue to be reported as additional liabilities.
The following table presents the transition rollforward of the additional liabilities:

	Individual Retirement	Group Retirement	Life Insurance	Corporate and Other	Total
(in millions)
Pre-adoption December 31, 2020 additional liabilities	$1,391	$219	$5,117	$55	$6,782
Adjustment for the reclassification of additional liabilities from Future policy benefits to Market risk benefits(a)	(875)	(130)	—	—	(1,005)
Adjustment for removal of related balances in Accumulated other comprehensive income originating from unrealized gains (losses)(b)	(516)	(89)	—	—	(605)
Post-adoption January 1, 2021 additional liabilities	$—	$—	$5,117	$55	$5,172
__________________
(a)Adjustments for the reclassification of additional liabilities from Future policy benefits to MRBs represent contract guarantees (e.g., GMDBs) that were previously classified as insurance liabilities within Future policy benefits, but have been reclassified as MRBs as of January 1, 2021. Refer to Note 13 for additional information on the transition impacts associated with LDTI.
(b)Adjustments for the removal of related balances in AOCI originating from unrealized gains (losses) relate to the additional liabilities reclassified from Future policy benefits in the line above.
Post-adoption, our additional liabilities primarily consist of universal life policies with secondary guarantees and these additional liabilities are recognized in addition to the Policyholder account balances. For universal life policies with secondary guarantees, as well as other universal life policies for which profits followed by losses are expected at contract inception, a liability is recognized based on a benefit ratio of (a) the present value of total expected payments, in excess of the account value, over the life of the contract, divided by (b) the present value of total expected assessments over the life of the contract. For universal life policies without secondary guarantees, for which profits followed by losses are first expected after contract inception, we establish a liability, in addition to

Notes to Consolidated Financial Statements
12.Insurance Liabilities (continued)
policyholder account balances, so that expected future losses are recognized in proportion to the emergence of profits in the earlier (profitable) years. Universal life account balances are reported within Policyholder contract deposits, while these additional liabilities are reported within the liability for future policy benefits in the Consolidated Balance Sheets. These additional liabilities are also adjusted to reflect the effect of unrealized gains or losses on fixed maturity securities available for sale on accumulated assessments, with related changes recognized through Other comprehensive income. The policyholder behavior assumptions for these liabilities include mortality, lapses and premium persistency. The capital market assumptions used for the liability for universal life secondary guarantees include discount rates and net earned rates.
The following table presents the balances and changes in the liability for universal life policies:

	Year Ended December 31, 2022			Year Ended December 31, 2021
(in millions, except weighted average duration of liability )	Life Insurance	Corporate and Other	Total	Life Insurance	Corporate and Other	Total
Balance, beginning of year	$4,952	$55	$5,007	$5,117	$55	$5,172
Effect of changes in assumptions	(24)	—	(24)	(116)	—	(116)
Effect of changes in experience	303	(4)	299	331	(4)	327
Adjusted beginning balance	$5,231	$51	$5,282	$5,332	$51	$5,383
Assessments	687	2	689	669	2	671
Excess benefits paid	(909)	—	(909)	(859)	—	(859)
Interest accrual	126	2	128	136	2	138
Other	(11)	—	(11)	24	—	24
Changes related to unrealized appreciation (depreciation) of investments	(1,824)	—	(1,824)	(350)	—	(350)
Balance, end of year	$3,300	$55	$3,355	$4,952	$55	$5,007
Less: Reinsurance recoverable	(191)	—	(191)	(200)	—	(200)
Balance, end of period net of Reinsurance recoverable	$3,109	$55	$3,164	$4,752	$55	$4,807
Weighted average duration of liability*	26.3	9.5		27.1	9.8
__________________
*The weighted average duration of liability is calculated as the modified duration using projected future net liability cashflows that are aggregated at the segment level, utilizing the segment level weighted average interest rates, which can be found in the table below.
The following table presents the amount of revenue and interest recognized in the Consolidated Statement of Income (Loss) for the liability for universal life policies with secondary guarantees and similar features:

	Gross Assessments Year Ended December 31,		Interest Accretion Year Ended December 31,
(in millions)	2022	2021	2022	2021
Life Insurance	$1,193	$1,187	$126	$136
Corporate and Other	39	39	2	2
Total	$1,232	$1,226	$128	$138

Notes to Consolidated Financial Statements
12.Insurance Liabilities (continued)
The following table presents the calculation of weighted average interest rate for the liability for universal life policies with secondary guarantees and similar features:

December 31,	2022		2021
	Life Insurance	Corporate and Other	Life Insurance	Corporate and Other
Weighted-average interest rate	3.76%	4.24%	3.74%	4.21%
The weighted average interest rates are calculated using projected future net liability cash flows that are aggregated to the segment level, and are represented as an annual rate.
The following table presents details concerning our universal life policies with secondary guarantees and similar features:

	Years Ended December 31,
(in millions, except for attained age of contract holders)	2022	2021
Account value	$3,514	$3,313
Net amount at risk	$69,335	$65,801
Average attained age of contract holders	53	53
Corebridge undertook a review of all significant assumptions in 2022, 2021, and 2020. Corebridge recognized a $24 million favorable, $117 million favorable, and $251 million unfavorable impact in net income for 2022, 2021, and 2020, respectively, attributable to the annual actuarial assumption review. For 2022, the impacts were due to modeling refinements to reflect actual versus expected asset data related to calls and capital gains. For 2021, the impacts were primarily due to the update in the reserving methodology, partially offset by assumption updates to mortality. Assumptions left unchanged were deemed to be consistent with management’s best estimate at the time of the review. For 2020, the impacts were driven by assumption updates to mortality.
POLICYHOLDER CONTRACT DEPOSITS
The liability for Policyholder contract deposits is primarily recorded at accumulated value (deposits received and net transfers from separate accounts, plus accrued interest credited at rates ranging from 0.0% to 9.0% at December 31, 2022, less withdrawals and assessed fees). Deposits collected on investment-oriented products are not reflected as revenues. They are recorded directly to Policyholder contract deposits upon receipt. Amounts assessed against the contract holders for mortality, administrative, and other services are included as Policy fees in revenues.
In addition to liabilities for universal life, fixed annuities, fixed options within variable annuities, annuities without life contingencies, funding agreements and GICs, policyholder contract deposits also include our liability for (i) index features accounted for as embedded derivatives at fair value, (ii) annuities issued in a structured settlement arrangement with no life contingency and (iii) certain contracts we have elected to account for at fair value. Changes in the fair value of the embedded derivatives related to policy index features and the fair value of derivatives hedging these liabilities are recognized in realized gains and losses.
For additional information on index credits accounted for as embedded derivatives, see Note 4.

Notes to Consolidated Financial Statements
12.Insurance Liabilities (continued)
The following table presents the transition rollforward of Policyholder contract deposits account balances:

(in millions)	Individual Retirement	Group Retirement	Life Insurance	Institutional Markets	Corporate and Other	Total
Pre-adoption December 31, 2020 Policyholder contract deposits	$85,097	$43,805	$10,286	$11,559	$4,145	$154,892
Adjustment for the reclassification of the embedded derivative liability to market risk benefits, net of the host adjustment(s)	(5,894)	(577)	—	—	—	(6,471)
Post-adoption January 1, 2021 Policyholder contract deposits	$79,203	$43,228	$10,286	$11,559	$4,145	$148,421
The following table presents the balances and changes in Policyholder contract deposits account balances(a):

Year Ended December 31, 2022	Individual Retirement	Group Retirement	Life Insurance	Institutional Markets	Corporate and Other	Total
(in millions, except for average crediting rate)
Policyholder contract deposits account balance, beginning of year	$84,097	$43,902	$10,183	$10,804	$3,823	$152,809
Issuances	15,175	4,927	190	1,468	15	21,775
Deposits received	11	19	1,484	26	33	1,573
Policy charges	(870)	(462)	(1,570)	(69)	(65)	(3,036)
Surrenders and withdrawals	(8,921)	(5,712)	(211)	(134)	(64)	(15,042)
Benefit payments	(3,798)	(2,528)	(216)	(775)	(349)	(7,666)
Net transfers from (to) separate account	2,248	2,149	(5)	144	—	4,536
Interest credited	1,608	1,100	377	301	178	3,564
Other	4	—	(8)	(31)	16	(19)
Ending Policyholder contract deposits account balance	$89,554	$43,395	$10,224	$11,734	$3,587	$158,494
Other reconciling items(b)	(2,136)	(319)	34	(16)	1	(2,436)
Policyholder contract deposits	$87,418	$43,076	$10,258	$11,718	$3,588	$156,058

Weighted average crediting rate	2.43%	2.77%	4.29%	2.71%	4.91%
Cash surrender value(o)	83,278	41,831	8,866	2,537	1,808	138,320

Notes to Consolidated Financial Statements
12.Insurance Liabilities (continued)

Year Ended December 31, 2021	Individual Retirement	Group Retirement	Life Insurance	Institutional Markets	Corporate and Other	Total
(in millions, except for average crediting rate)
Policyholder contract deposits account balance, beginning of year	$80,012	$43,406	$10,012	$11,351	$4,143	$148,924
Issuances	13,760	5,124	225	1,230	18	20,357
Deposits received	14	22	1,477	42	35	1,590
Policy charges	(781)	(523)	(1,567)	(65)	(69)	(3,005)
Surrenders and withdrawals	(8,863)	(5,795)	(212)	(91)	(76)	(15,037)
Benefit payments	(4,031)	(2,329)	(245)	(1,948)	(374)	(8,927)
Net transfers from (to) separate account	1,531	2,750	(2)	61	—	4,340
Interest credited	2,444	1,249	447	263	191	4,594
Other	11	(2)	48	(39)	(45)	(27)
Ending Policyholder contract deposits account balance	$84,097	$43,902	$10,183	$10,804	$3,823	$152,809
Other reconciling items(b)	(1,289)	(259)	117	165	2	(1,264)
Policyholder contract deposits	$82,808	$43,643	$10,300	$10,969	$3,825	$151,545
Weighted average crediting rate	2.42%	2.79%	4.28%	2.41%	4.92%
Cash surrender value(c)	$79,787	$43,359	$8,826	$2,520	$1,880	$136,372
__________________
(a)Transactions between the general account and the separate account are presented in this table on a gross basis (e.g., a policyholder's funds are initially deposited into the general account and then simultaneously transferred to the separate account), and thus, did not impact the ending balance of policyholder contract deposits.
(b)Reconciling items principally relate to MRBs that are bifurcated and reported separately, net of embedded derivatives that are recorded in PCD.
(c)Cash surrender value is related to the portion of policyholder contract deposits that have a defined cash surrender value (e.g. GICs, do not have a cash surrender value).
For information related to net amount at risk, refer to the table that presents the balances of and changes in MRBs in Note 13.

Notes to Consolidated Financial Statements
12.Insurance Liabilities (continued)
The following table presents Policyholder contract deposits account balance by range of guaranteed minimum crediting rates and the related range of difference, in basis points, between rates being credited to policyholders and the respective guaranteed minimums:

December 31, 2022		At Guaranteed Minimum	1 Basis Point - 50 Basis Points Above	More than 50 Basis Points Above Minimum Guarantee	Total
(in millions, except percentage of total)
Individual Retirement	Range of Guaranteed Minimum Credited Rate
	<=1%	8,766	2,161	21,702	32,629
	> 1% - 2%	4,208	24	2,195	6,427
	> 2% - 3%	9,502	—	17	9,519
	> 3% - 4%	7,630	40	6	7,676
	> 4% - 5%	456	—	5	461
	> 5%	33	—	4	37
	Total	$30,595	$2,225	$23,929	$56,749
Group Retirement	Range of Guaranteed Minimum Credited Rate
	<=1%	3,611	1,427	5,609	10,647
	> 1% - 2%	5,628	727	150	6,505
	> 2% - 3%	13,968	3	—	13,971
	> 3% - 4%	666	—	—	666
	> 4% - 5%	6,843	—	—	6,843
	> 5%	154	—	—	154
	Total	$30,870	$2,157	$5,759	$38,786
Life Insurance	Range of Guaranteed Minimum Credited Rate
	<=1%	—	—	—	—
	> 1% - 2%	1	129	352	482
	> 2% - 3%	32	831	1,116	1,979
	> 3% - 4%	1,369	180	195	1,744
	> 4% - 5%	2,974	—	—	2,974
	> 5%	223	—	—	223
	Total	4,599	1,140	1,663	7,402
Total*		$66,064	$5,522	$31,351	$102,937
Percentage of total		64%	5%	30%	100%

Notes to Consolidated Financial Statements
12.Insurance Liabilities (continued)

December 31, 2021		At Guaranteed Minimum	1 Basis Point - 50 Basis Points Above	More than 50 Basis Points Above Minimum Guarantee	Total
(in millions, except percentage of total)
Individual Retirement	Range of Guaranteed Minimum Credited Rate
	<=1%	10,212	1,911	17,935	30,058
	> 1% - 2%	4,540	28	1,681	6,249
	> 2% - 3%	10,353	—	18	10,371
	> 3% - 4%	8,150	41	6	8,197
	> 4% - 5%	477	—	5	482
	> 5%	34	—	4	38
	Total	$33,766	$1,980	$19,649	$55,395
Group Retirement	Range of Guaranteed Minimum Credited Rate
	<=1%	2,134	3,254	4,682	10,070
	> 1% - 2%	6,027	644	99	6,770
	> 2% - 3%	14,699	—	—	14,699
	> 3% - 4%	708	—	—	708
	> 4% - 5%	6,962	—	—	6,962
	> 5%	159	—	—	159
	Total	$30,689	$3,898	$4,781	$39,368
Life Insurance	Range of Guaranteed Minimum Credited Rate
	<=1%	—	—	—	—
	> 1% - 2%	103	25	359	487
	> 2% - 3%	258	533	1,208	1,999
	> 3% - 4%	1,417	178	213	1,808
	> 4% - 5%	3,085	2	—	3,087
	> 5%	236	—	—	236
	Total	$5,099	$738	$1,780	$7,617
Total*		$69,554	$6,616	$26,210	$102,380
Percentage of total		68%	6%	26%	100%
__________________
*Excludes policyholder contract deposits account balances that are not subject to guaranteed minimum crediting rates.
Funding Agreements
Under a funding agreement-backed notes issuance program, an unaffiliated, non-consolidated statutory trust issues medium-term notes to investors, which are secured by funding agreements issued to the trust by one of our Life and Retirement companies.
USL is a member of the FHLB of New York, while VALIC and AGL are members of the FHLB of Dallas. Membership with both FHLBs provides us with collateralized borrowing opportunities, primarily as an additional source of liquidity or for other uses deemed appropriate by management. Our ownership in the FHLB stock is reported in Other invested assets within the Consolidated Balance Sheets. Pursuant to the membership terms, we elected to pledge such stock to the FHLB as collateral for our obligations under agreements entered into with the FHLB.
Our net borrowing capacity under such facilities with FHLB of Dallas and FHLB of New York as of December 31, 2022 is $4.4 billion. As of December 31, 2022, we pledged $7.4 billion as collateral to the FHLB, including assets backing funding agreements.

Notes to Consolidated Financial Statements
12.Insurance Liabilities (continued)
Corebridge issued the following funding agreements to the FHLB of Dallas and FHLB of New York; these obligations are reported in Policyholder contract deposits in the Consolidated Balance Sheets:
The following table presents details concerning our funding agreements as of December 31, 2022:

December 31, 2022		Payments due by period
(in millions)	Gross Amounts	2023	2024-2025	2026-2027	Thereafter	Stated Interest rates
FHLB Facility
FHLB of Dallas	$3,357	$—	$52	$378	$2,927	DNU Auction* + 22 to 30 bps
FHLB of Dallas	1,000	—	—	1,000	—	3.53%
FHLB of New York	241	—	241	—	—	1.52% to 2.70%
	$4,598	$—	$293	$1,378	$2,927
__________________
*Discount Note Advance (“DNA”) Auction is based on either a 4-Week or 3-Month tenor, depending on contractual terms of each borrowing.
OTHER POLICYHOLDER FUNDS
Other policyholder funds include URR, consisting of front-end loads on investment-oriented contracts, representing those policy loads that are non-level and typically higher in initial policy years than in later policy years. Amortization of URR is recorded in Policy fees.
Prior to the adoption of the Targeted Improvements to the Accounting for Long-Duration Contracts Standard
URR for investment-oriented contracts are generally deferred and amortized, with interest, in relation to the incidence of EGPs to be realized over the estimated lives of the contracts and are subject to the same adjustments due to changes in the assumptions underlying EGPs as DAC. Similar to unrealized appreciation (depreciation) of investments for DAC, URR related to investment-oriented products is also adjusted to reflect the effect of unrealized gains or losses on fixed maturity securities available for sale on EGPs, with related changes recognized through Other comprehensive income.
Subsequent to the adoption of the Targeted Improvements to the Accounting for Long-Duration Contracts Standard
URR for investment-oriented contracts are generally deferred and amortized into income using the same assumptions and factors used to amortize DAC (i.e., on a constant level basis). Changes in future assumptions are applied by adjusting the amortization rate prospectively. The Company has elected to implicitly account for actual experience, whether favorable or unfavorable, in its amortization of URR (i.e., policy fees) each period.
Other policyholder funds also include provisions for future dividends to participating policyholders, accrued in accordance with all applicable regulatory or contractual provisions. The participating life business represented approximately 0.7% of gross insurance in force at December 31, 2022 and 1.3% of gross domestic premiums and other considerations in 2022. The amount of annual dividends to be paid is approved locally by the Corebridge Boards of Directors. Provisions for future dividend payments are computed by jurisdiction, reflecting local regulations. The portions of current and prior net income and of current unrealized appreciation of investments that can inure to our benefit are restricted in some cases by the insurance contracts and by the local insurance regulations of the jurisdictions in which the policies are in force.
Certain products are subject to experience adjustments. These include group life and group medical products, credit life contracts, accident and health insurance contracts/riders attached to life policies and, to a limited extent, reinsurance agreements with other direct insurers. Ultimate premiums from these contracts are estimated and recognized as revenue with the unearned portions of the premiums recorded as liabilities in Other policyholder funds. Experience adjustments vary according to the type of contract and the territory in which the policy is in force and are subject to local regulatory guidance.

Notes to Consolidated Financial Statements
12.Insurance Liabilities (continued)
The following table presents the transition rollforward of URR:

(in millions)	Life Insurance	Institutional Markets	Corporate and Other	Total
Pre-adoption December 31, 2020 URR balance	$1,413	$2	$132	$1,547
Adjustment for removal of related balances in Accumulated other comprehensive income originating from unrealized gains (losses)	248	—	—	248
Post-adoption January 1, 2021 URR balance	$1,661	$2	$132	$1,795
Prior to the adoption of LDTI, URR for investment-oriented products included the effect of unrealized gains or losses on fixed maturity securities classified as available for sale. At the transition date, these adjustments were removed with a corresponding offset in AOCI. As the available for sale portfolio was in an unrealized gain position as of the transition date, the adjustment for removal of related balances in AOCI originating from unrealized gains (losses) balances were reducing URR.
The following table presents a rollforward of the unearned revenue reserve for the year ended December 31, 2022 and 2021:

Year Ended December 31, 2022	Life Insurance	Institutional Markets	Corporate and Other	Total
(in millions)
Balance, beginning of year	$1,693	$2	$116	$1,811
Revenue deferred	143	—	—	143
Amortization	(109)	—	(11)	(120)
Ending balance	$1,727	$2	$105	$1,834
Other reconciling items*				1,051
Other policyholder funds				$2,885

Year Ended December 31, 2021	Life Insurance	Institutional Markets	Corporate and Other	Total
(in millions)
Balance, beginning of year	$1,661	$2	$132	$1,795
Revenue deferred	140	—	—	140
Amortization	(108)	—	(15)	(123)
Other, including foreign exchange	—	—	(1)	(1)
Ending balance	$1,693	$2	$116	$1,811
Other reconciling items*				1,068
Other policyholder funds				$2,879
__________________
*Other reconciling items include policyholders' dividend accumulations, provisions for future dividends to participating policyholders, dividends to policyholders and any similar items.
13.     Market Risk Benefits
MRBs are defined as contracts or contract features that both provide protection to the contract holder from other-than-nominal capital market risk and expose Corebridge to other-than nominal capital market risk. The MRB is an amount that a policyholder receives in addition to the account balance upon the occurrence of a specific event or circumstance, such as death, annuitization, or periodic withdrawal that involves protection from other-than-nominal capital market risk. Certain contract features, such as GMWBs, GMDBs and GMIBs commonly found in variable, fixed index and fixed annuities, are MRBs. MRBs are assessed at contract inception using a non-option method involving attributed fees that results in an initial fair value of zero or an option method that results in a fair value greater than zero.

Notes to Consolidated Financial Statements
13.Market Risk Benefits (continued)
MRBs are recorded at fair value, and Corebridge applies a non-option attributed fee valuation method for variable annuity products, and an option-based valuation method (host offset) for both fixed index and fixed products. Under the non-option valuation method, the attributed fee is determined at contract inception; it cannot exceed the total contract fees and assessments collectible from the contract holder and cannot be less than zero. Investment margin is excluded from the attributed fee determination. Under the option-based valuation method, an offset to the host amount related to the MRB amount is established at inception. Changes in the fair value of MRBs are recorded in net income in Changes in the fair value of market risk benefits, net and the portion of the fair value change attributable to our own credit risk, is recognized in OCI. MRBs are derecognized when the underlying contract is surrendered, a GMDB is incurred, a GMIB is annuitized, or when the account value is exhausted on a policy with a GMWB. When a policyholder elects to annuitize a GMIB rider or the account value on a policy with a GMWB rider is reduced to zero, the policy is converted to a payout annuity automatically. When a conversion occurs, the policyholder is issued a new payout annuity contract. At this point, the MRB is derecognized, and a LFPB is established for the payout annuity.
Assumptions used to determine the MRB asset (including ceded MRBs) or liability generally include mortality rates that are based upon actual experience modified to allow for variations in policy form; lapse rates that are based upon actual experience modified to allow for variations in policy features; and investment returns, based on stochastically generated scenarios. We evaluate at least annually, estimates used to determine the MRB asset or liability and adjust the balance, with a related charge or credit to Change in fair value of market risk benefits, net, if actual experience or other evidence suggests that earlier assumptions should be revised. In addition, MRBs are valued such that the current provision for nonperformance risk is reflected in the claims cash flows of the asset or liability valuation for direct MRBs. The nonperformance risk spread at contract issue is locked-in. The difference between the MRB valued using the at issue nonperformance risk spread and the current nonperformance risk spread is reported through other comprehensive income, while changes in the counterparty credit risk related to ceded MRBs are reported in income.
Changes in the fair value of Market Risk Benefits, net represents changes in the fair value of market risk benefit liabilities and assets (with the exception of our own credit risk changes), and includes attributed rider fees and benefits, net of changes in the fair value of derivative instruments and fixed maturity securities that are used to economically hedge market risk from the VA GMWB riders.
The following table presents the transition rollforward of MRBs:

	Individual Retirement	Group Retirement	Total
(in millions)
Pre-adoption December 31, 2020 carrying amount for features now classified as MRBs	$—	$—	$—
Adjustment for the reclassification of the embedded derivative liability from policyholder contract deposits, net of the host adjustment(s)(a)	5,894	577	6,471
Adjustment for the reclassification of additional liabilities from Future policy benefits(b)	1,356	219	1,575
Adjustments for the cumulative effect of the changes in our own credit risk between the original contract issuance date and the transition date(c)	2,140	187	2,327
Adjustment for the removal of related balances in Accumulated other comprehensive income originating from unrealized gains (losses)(d)	(516)	(89)	(605)
Adjustment for the remaining difference (exclusive of our own credit risk change and host contract adjustments) between previous carrying amount and fair value measurement for the MRB(e)	(1,275)	(92)	(1,367)
Post-adoption January 1, 2021 carrying amount for features now classified as MRBs	$7,599	$802	$8,401
__________________
(a)Adjustments for the reclassification from Policyholder contract deposits represents certain contract guarantees (e.g., GMWBs) that were previously classified as embedded derivatives, but have been reclassified as MRBs as of January 1, 2021, and the related host impact. The

Notes to Consolidated Financial Statements
13.Market Risk Benefits (continued)
impact on Retained earnings or AOCI resulting from the simultaneous remeasurement of the guarantee as a market risk benefit is reflected in the lines below.
(b)Adjustments for the reclassification from Future policy benefits represents contract guarantees (e.g., GMDBs) that were previously classified as insurance liabilities within Future policy benefits, but have been reclassified as MRBs as of January 1, 2021. The impact on Retained earnings or AOCI resulting from the simultaneous remeasurement of the guarantee as a market risk benefit is reflected in the lines below.
(c)Adjustments for the cumulative effect of the changes in our own credit risk between the original contract issuance date and the transition date are recognized in AOCI.
(d)Adjustment for the removal of related balances in AOCI originating from unrealized gains (losses) with an offset to AOCI relate to the additional liabilities reclassified from Future policy benefits in the line above.
(e)Adjustment for the remaining difference represents the measurement of MRBs at fair value, excluding the impact of our own credit risk with an offset to Retained earnings.
The following is a reconciliation of MRBs by amounts in an asset position and in liability position to the MRB amounts in the Consolidated Balance Sheets at transition:

	Individual Retirement	Group Retirement	Total
(in millions)
Market risk benefit in an asset position	$176	$—	$176
Reinsured market risk benefit	162	—	162
Market Risk Benefit assets, at fair value	$338	—	$338
Market Risk Benefit liabilities, at fair value	7,937	802	8,739
Market risk benefit, net, January 1, 2021	$7,599	$802	$8,401

Notes to Consolidated Financial Statements
13.Market Risk Benefits (continued)
The following table presents the balances of and changes in market risk benefits:

Year Ended December 31, 2022	Individual Retirement	Group Retirement	Total
(in millions, except for attained age of contract holders)
Balance, beginning of year	$6,452	$582	$7,034
Balance, beginning of year, before effect of changes in our own credit risk	4,518	415	4,933
Issuances	263	25	288
Interest accrual	172	21	193
Attributed fees	864	70	934
Expected claims	(83)	(2)	(85)
Effect of changes in interest rates	(4,087)	(371)	(4,458)
Effect of changes in interest rate volatility	263	18	281
Effect of changes in equity markets	1,382	122	1,504
Effect of changes in equity index volatility	(75)	1	(74)
Actual outcome different from model expected outcome	164	(3)	161
Effect of changes in future expected policyholder behavior	(2)	(18)	(20)
Effect of changes in other future expected assumptions	(85)	—	(85)
Other, including foreign exchange	3	(6)	(3)
Balance, end of year before effect of changes in our own credit risk	3,297	272	3,569
Effect of changes in our own credit risk	441	24	465
Balance, end of year	3,738	296	4,034
Less: Reinsured MRB, end of year	(94)	—	(94)
Net Liability Balance after reinsurance recoverable	$3,644	$296	$3,940
Net amount at risk
GMDB only	$1,615	$371	$1,986
GMWB only	$27	$1	$28
Combined*	$2,084	$39	$2,123
Weighted average attained age of contract holders	70	64

Notes to Consolidated Financial Statements
13.Market Risk Benefits (continued)

Year Ended December 31, 2021	Individual Retirement	Group Retirement	Total
(in millions, except for attained age of contract holders)
Balance, beginning of year	$7,761	$802	$8,563
Balance, beginning of year, before effect of changes in our own credit risk	5,621	615	6,236
Issuances	247	28	275
Interest accrual	142	21	163
Attributed fees	805	74	879
Expected claims	(54)	(2)	(56)
Effect of changes in interest rates	(1,098)	(107)	(1,205)
Effect of changes in interest rate volatility	74	4	78
Effect of changes in equity markets	(1,414)	(203)	(1,617)
Effect of changes in equity index volatility	33	20	53
Actual outcome different from model expected outcome	106	8	114
Effect of changes in future expected policyholder behavior	53	(36)	17
Other, including foreign exchange	3	(7)	(4)
Balance, end of year before effect of changes in our own credit risk	4,518	415	4,933
Effect of changes in our own credit risk	1,934	167	2,101
Balance, end of year	6,452	582	7,034
Less: Reinsured MRB, end of year	(145)	—	(145)
Net Liability Balance after reinsurance recoverable	$6,307	$582	$6,889
Net amount at risk
GMDB only	$684	$159	$843
GMWB only	$831	$118	$949
Combined*	$567	$14	$581
Weighted average attained age of contract holders	70	63
__________________
*Certain contracts contain both guaranteed GMDB and GMWB features and are modeled together for the purposes of calculating the MRB.
The following is a reconciliation of MRBs by amounts in an asset position and in a liability position to the MRBs amount in the Consolidated Balance Sheets:

Years Ended December 31,	2022			2021
(in millions)	Asset*	Liability*	Net	Asset*	Liability*	Net
Individual Retirement	$661	$4,305	$3,644	$472	$6,779	$6,307
Group Retirement	135	431	296	138	720	582
Total	$796	$4,736	$3,940	$610	$7,499	$6,889
__________________
*Cash flows and attributed fees for MRBs are determined on a policy level basis and are reported based on their asset or liability position at the balance sheet date.
For additional information related to fair value measurements of MRBs see Note 4.
Actuarial Assumption Updates for Market Risk Benefits
Corebridge recognized a $105 million favorable and $17 million unfavorable impact in net income for 2022 and 2021, respectively, attributable to the annual actuarial assumption review. For 2022, the impacts were mainly due to an update to the relationship between projected equity growth and interest rates for annuities. For 2021, the impacts

Notes to Consolidated Financial Statements
13.Market Risk Benefits (continued)
were mainly due to updating the lapse rate expectations. Assumptions left unchanged were deemed to be consistent with management’s best estimate at the time of the review.
ANNUITY GUARANTEES
Annuity contracts may include certain contractually guaranteed benefits to the contract holder. These guaranteed features include GMDBs that are payable in the event of death and living benefits that are payable when partial withdrawals exhaust a policy’s account value, in the event of annuitization, or, in other instances, at specified dates during the accumulation period. Living benefits primarily include GMWBs. A variable annuity contract may include more than one type of guaranteed benefit feature; for example, it may have both a GMDB and a GMWB. However, a policyholder can only receive payout from one guaranteed feature on a contract containing a death benefit and a living benefit, i.e., the features are mutually exclusive (except a surviving spouse who has a rider to potentially collect both a GMDB upon their spouse’s death and a GMWB during their lifetime). A policyholder cannot purchase more than one living benefit on one contract. The net amount at risk for each feature is calculated irrespective of the existence of other features; as a result, the net amount at risk for each feature is not additive to that of other features.
Guaranteed Benefits on Variable Annuities
Depending on the contract, the GMDB feature may provide a death benefit of either (a) total deposits made to the contract, less any partial withdrawals plus a minimum return (and in rare instances, no minimum return), (b) return of premium whereby the benefit is the greater of the current account value or premiums paid less any partial withdrawals, (c) rollups whereby the benefit is the greater of current account value or premiums paid (adjusted for withdrawals) accumulated at contractually specified rates up to specified ages, or (d) the highest contract value attained, typically on any anniversary date less any subsequent withdrawals following the contract anniversary. GMDB is our most widely offered benefit.
Certain of our variable annuity contracts also contain living benefit riders, which include optional GMWBs and, to a lesser extent, GMABs and GMIBs. These living benefits and GMDBs related to variable annuity contracts are accounted for as MRBs measured at fair value, with changes in the fair value (excluding changes in our own credit risk) recorded in Change in the fair value of market risk benefits, net. The net amount at risk for the GMWB represents benefits in excess of the account value assuming the utilization of all benefits by the contract holders at the balance sheet date. The net amount at risk for the GMDB feature represents the amount of guaranteed benefits in excess of account value if all policyholders died.
Guaranteed Benefits on Fixed Index and Fixed Annuities
Certain of our fixed annuity and fixed index annuity contracts, which are not offered through separate accounts, contain optional GMWBs. With a GMWB, the contract holder can monetize the excess of the guaranteed amount over the account value of the contract through a series of withdrawals that do not exceed a specific percentage per year of the guaranteed amount. Once the account value is exhausted, the contract holder will receive a series of annuity payments equal to the remaining guaranteed amount; for lifetime GMWB products, the annuity payments continue as long as the covered person(s) is living. The liability for GMWBs in fixed annuity and fixed index annuity contracts, which are recorded in MRBs, represents the expected value of benefits in excess of the projected account value, with the excess (excluding changes in our own credit risk) recognized at fair value through Change in the fair value of MRBs, net.
The liability for all of our GMWBs in fixed annuity and fixed index annuity contracts are accounted for as MRBs.
For a discussion of the fair value measurement of guaranteed benefits that are accounted for as MRBs, see Note 4.

14.     Separate Account Assets and Liabilities
We report variable contracts within the separate accounts when investment income and investment gains and losses accrue directly to, and investment risk is borne by, the contract holder and the separate account meets additional accounting criteria to qualify for separate account treatment. The assets supporting the variable portion of variable annuity and variable universal life contracts that qualify for separate account treatment are carried at fair value and are reported as separate account assets, with an equivalent summary total reported as separate account liabilities. The assets of insulated accounts are legally segregated and are not subject to claims that arise from any of our other businesses.
Policy values for variable products and investment contracts are expressed in terms of investment units. Each unit is linked to an asset portfolio. The value of a unit increases or decreases based on the value of the linked asset portfolio. The current liability at any time is the sum of the current unit value of all investment units in the separate accounts, plus any liabilities for MRBs.
Amounts assessed against the policyholders for mortality, administrative and other services are included in policy fees. Investment performance (including investment income, net investment gains (losses) and changes in unrealized gains (losses)) and the corresponding amounts credited to policyholders of such separate accounts are offset within the same line in the Consolidated Statements of Income (Loss).
For discussion of the fair value measurement of guaranteed benefits that are accounted for as MRBs, see Note 4.
The following table presents fair value of separate account investment options:

December 31, 2022	Individual Retirement	Group Retirement	Life Insurance	Institutional Markets	Total
(in millions)
Equity Funds	$22,990	$24,608	$687	$581	$48,866
Bond Funds	3,802	4,081	46	1,321	9,250
Balanced Funds	17,663	5,113	49	1,939	24,764
Money Market Funds	723	559	17	674	1,973
Total	$45,178	$34,361	$799	$4,515	$84,853

December 31, 2021	Individual Retirement	Group Retirement	Life Insurance	Institutional Markets	Total
(in millions)
Equity Funds	$29,158	$33,849	$917	$748	$64,672
Bond Funds	4,745	4,496	50	1,468	10,759
Balanced Funds	23,460	6,326	60	2,515	32,361
Money Market Funds	564	467	17	271	1,319
Total	$57,927	$45,138	$1,044	$5,002	$109,111

14.Separate Account Assets and Liabilities (continued)
The following table presents the balances and changes in separate account liabilities:

Year Ended December 31, 2022	Individual Retirement	Group Retirement	Life Insurance	Institutional Markets	Total
(in millions)
Separate accounts balance, beginning of year	$57,927	$45,138	$1,044	$5,002	$109,111
Premiums and deposits	2,420	1,611	37	69	4,137
Policy charges	(1,325)	(461)	(51)	(100)	(1,937)
Surrenders and withdrawals	(3,320)	(2,452)	(22)	(131)	(5,925)
Benefit payments	(898)	(613)	(6)	(59)	(1,576)
Investment performance	(9,861)	(8,479)	(201)	(319)	(18,860)
Net transfers from (to) general account	235	(383)	(2)	44	(106)
Other charges	—	—	—	9	9
Separate accounts balance, end of year	$45,178	$34,361	$799	$4,515	$84,853
Cash surrender value*	$44,124	$34,169	$777	$4,518	$83,588

Year Ended December 31, 2021	Individual Retirement	Group Retirement	Life Insurance	Institutional Markets	Total
(in millions)
Separate accounts balance, beginning of year	$53,456	$41,310	$912	$4,612	$100,290
Premiums and deposits	4,081	1,979	49	76	6,185
Policy charges	(1,368)	(523)	(52)	(98)	(2,041)
Surrenders and withdrawals	(4,261)	(3,013)	(32)	(82)	(7,388)
Benefit payments	(1,039)	(615)	(10)	(23)	(1,687)
Investment performance	6,743	6,711	180	486	14,120
Net transfers from (to) general account	315	(711)	(3)	26	(373)
Other charges	—	—	—	5	5
Separate accounts balance, end of year	$57,927	$45,138	$1,044	$5,002	$109,111
Cash surrender value*	$56,727	$44,909	$1,026	$4,993	$107,655
__________________
*The cash surrender value represents the amount of the contract holder’s account balance distributable at the balance sheet date less applicable surrender charges.
Separate account liabilities primarily represent the contract holder's account balance in separate account assets and will be equal and offsetting to total separate account assets.

Notes to Consolidated Financial Statements
15.     Debt
Short-term and long-term debt is carried at the principal amount borrowed, including unamortized discounts, and fair value adjustments, when applicable.
The following table lists our total debt outstanding at December 31, 2022 and December 31, 2021. The interest rates presented in the following table are the range of contractual rates in effect at December 31, 2022, including fixed and variable rates:

(in millions)	Range of Interest Rate(s)	Maturity Date(s)	December 31, 2022	December 31, 2021
Short-term debt issued or borrowed by Corebridge:
Affiliated senior promissory note with AIG	LIBOR+100bps	2022	$—	$8,317
Three-Year DDTL Facility	5.80%	2023	1,500	—
Total short-term debt			1,500	8,317
Long-term debt issued by Corebridge:
Senior unsecured notes*	3.50% - 4.40%	2025 - 2052	6,500	—
Hybrid junior subordinated notes	6.875%	2052	1,000	—
Long-term debt issued by Corebridge subsidiaries:
AIGLH notes	6.63% - 7.50%	2025 - 2029	200	200
AIGLH junior subordinated debentures	7.57% - 8.50%	2030 - 2046	227	227
Total long-term debt			7,927	427
Debt issuance costs			(59)	—
Total long-term debt, net of debt issuance costs			7,868	427
Debt of consolidated investment entities - not guaranteed by Corebridge	0.00% -12.27%	2023 - 2051	5,958	6,936
Total debt, net of issuance costs			$15,326	$15,680
__________________
*Interest rates reflect contractual amounts and do not reflect the effective borrowing rate after giving effect to the cash flow hedges.
The following table presents maturities of short-term and long-term debt (including unamortized original issue discount when applicable):

December 31, 2022		Year Ending
(in millions)	Total	2023	2024	2025	2026	2027	Thereafter
Short-term and Long-term debt issued by Corebridge:
Three-Year DDTL Facility*	$1,500	$1,500	$—	$—	$—	$—	$—
Senior unsecured notes	6,500	—	—	1,000	—	1,250	4,250
Hybrid junior subordinated notes	1,000	—	—	—	—	—	1,000
AIGLH notes	200	—	—	101	—	—	99
AIGLH junior subordinated debentures	227	—	—	—	—	—	227
Total short-term and long-term debt issued by Corebridge	$9,427	$1,500	$—	$1,101	$—	$1,250	$5,576
__________________
*On September 15, 2022, Corebridge Parent borrowed an aggregate principal amount of $1.5 billion under the Three-Year DDTL Facility through October 20, 2022. We continued this borrowing through June 21, 2023. We have the ability to further continue this borrowing through February 25, 2025.
SENIOR UNSECURED NOTES AND DELAYED DRAW TERM LOAN
On February 25, 2022, Corebridge Parent entered into an 18-Month Delayed Draw Term Loan Agreement (the “18-Month DDTL Facility”) among Corebridge Parent, as borrower, the lenders party thereto and the administrative

Notes to Consolidated Financial Statements
15.Debt (continued)
agent thereto, and a Three-Year Delayed Draw Term Loan Agreement (the “Three-Year DDTL Facility”) among Corebridge Parent, as borrower, the lenders party thereto and the administrative agent thereto.
The 18-Month DDTL Facility and Three-Year DDTL Facility provided us with committed delayed draw term loan facilities in the aggregate principal amount of $6.0 billion and $3.0 billion, respectively. On April 5, 2022, Corebridge Parent issued $6.5 billion of senior unsecured notes consisting of: $1.0 billion aggregate principal amount of its 3.50% Senior Notes due 2025, $1.25 billion aggregate principal amount of its 3.65% Senior Notes due 2027, $1.0 billion aggregate principal amount of its 3.85% Senior Notes due 2029, $1.5 billion aggregate principal amount of its 3.90% Senior Notes due 2032, $500 million aggregate principal amount of its 4.35% Senior Notes due 2042 and $1.25 billion aggregate principal amount of its 4.40% Senior Notes due 2052.
On April 6, 2022, in connection with the issuance of the senior unsecured notes of Corebridge Parent, (i) the commitments under the 18-Month DDTL Facility were terminated in full and (ii) the commitments under the Three-Year DDTL Facility were reduced from $3.0 billion to $2.5 billion. On August 25, 2022, in connection with the issuance of the hybrid junior subordinated notes, the commitments under the Three-Year DDTL Facility were further reduced from $2.5 billion to $1.5 billion.
On September 15, 2022, Corebridge Parent borrowed an aggregate principal amount of $1.5 billion under the Three-Year DDTL Facility. For the current interest period, the Three-Year DDTL Facility will end on June 21, 2023, unless prior to that date Corebridge Parent elects to continue the loan, or a portion of it, for an additional interest period. For the current interest period, the Three-Year DDTL Facility bears interest at a rate per annum equal to the Adjusted Term SOFR Rate (as defined in the Three-Year DDTL Agreement) plus the Applicable Rate (as defined in the Three-Year DDTL Agreement) of 1.000%, which is based on the then-applicable credit ratings of our senior unsecured long-term indebtedness. The Three-Year DDTL Facility matures on February 25, 2025.
HYBRID JUNIOR SUBORDINATED NOTES
On August 23, 2022, Corebridge Parent issued $1.0 billion of 6.875% fixed-to-fixed reset rate hybrid junior subordinated notes due 2052. Subject to certain redemption provisions and other terms of the hybrid junior subordinated notes, the interest rate and interest payment date reset every five years based on the average of the yields on five-year U.S. Treasury securities, as of the most recent interest rate determination on a reset plus a spread, payable semi-annually.
AFFILIATED NOTES
In November 2021, Corebridge issued an $8.3 billion senior promissory note to AIG. We used the net proceeds from the senior unsecured notes, the net proceeds from the hybrid junior subordinated notes and a portion of the borrowing of the Three-Year DDTL Facility, discussed above, to repay the principal balance and accrued interest of this note to AIG. The interest rate per annum was equal to LIBOR plus 100 basis points and accrued semi-annually in arrears on March 1 and September 1 of each year, beginning on March 1, 2022.
In 2019, AGREIC issued a note to Lexington in the amount of $250 million. Interest expense incurred specific to this note was $0.4 million and $4 million for the years ended December 31, 2021 and 2020, respectively. On February 12, 2021, AGREIC repaid the loan and interest in the amount of $254 million.
On June 23, 2022, AIG Life (United Kingdom) borrowed GBP £10 million from AIG Transaction Execution Limited, which was repaid on July 7, 2022.
In 2013, AIG Property Company Limited issued an affiliated note to AIG Europe S.A. (Netherlands Branch) of $17 million for the purpose of purchasing a building. The carrying amount of the note was $9 million as of December 31, 2020. Interest expense incurred specific to this note was $0.3 million, $0.5 million and $0.6 million for the years ended December 31, 2021, 2020 and 2019, respectively. On October 1, 2021, AIG Property Company Limited repaid the loan and interest of $9 million to AIG Europe S.A.

Notes to Consolidated Financial Statements
15.Debt (continued)
AIGLH NOTES AND JUNIOR SUBORDINATED DEBENTURES
As of December 31, 2022, AIGLH had outstanding $427 million aggregate principal amount, consisting of $227 million of junior subordinated debt due between 2030 and 2046 and $200 million of notes due between 2025 and 2029. At December 31, 2022 and 2021, the junior subordinated debentures outstanding consisted of $54 million of 8.5% junior subordinated debentures due July 2030, $142 million of 8.125% junior subordinated debentures due March 2046 and $31 million of 7.57% junior subordinated debentures due December 2045, each guaranteed by AIG.
For details regarding guarantees provided by AIG related to these notes and debentures, see Note 16.
DEBT CASH TENDER OFFERS
During the twelve-month period ended December 31, 2021, $216 million of aggregate principal amount of AIGLH notes and AIGLH junior subordinated debentures were repurchased through cash tender offers for an aggregate purchase price of $312 million.
REVOLVING CREDIT AGREEMENT
On May 12, 2022,Corebridge Parent entered into the Revolving Credit Agreement (the “Credit Agreement”). The Credit Agreement provides for a five-year total commitment of $2.5 billion, consisting of standby letters of credit and/or revolving credit borrowings without any limits on the type of borrowings. Under circumstances described in the Credit Agreement, the aggregate commitments may be increased by up to $500 million, for a total commitment under the Credit Agreement of $3.0 billion. Loans under the Credit Agreement will mature on May 12, 2027. Under the Credit Agreement, the applicable rate, commitment fee and letter of credit fee are determined by reference to the credit ratings of Corebridge Parent’s senior, unsecured, long-term indebtedness. Borrowings bear interest at a rate per annum equal to (i) in the case of U.S. dollar borrowings, Term SOFR plus an applicable credit spread adjustment plus an applicable rate or an alternative base rate plus an applicable rate; (ii) in the case of Sterling borrowings, SONIA plus an applicable credit spread adjustment plus an applicable rate; (iii) in the case of Euro borrowings, European Union interbank Offer Rate plus an applicable rate; and (iv) in the case of Japanese Yen, Tokyo Interbank Offered Rate plus an applicable rate. The alternative base rate is equal to the highest of (a) the New York Federal Reserve Bank Rate plus 0.50%, (b) the rate of interest in effect as quoted by The Wall Street Journal as the “Prime Rate” in the United States and (c) Term SOFR plus a credit spread adjustment of 0.100% plus an additional 1.00%.
The Credit Agreement requires Corebridge Parent to maintain a specified minimum consolidated net worth and subjects Corebridge to a specified limit on consolidated total debt to consolidated total capitalization, subject to certain limitations and exceptions. In addition, the Credit Agreement contains certain customary affirmative and negative covenants, including limitations with respect to the incurrence of certain types of liens and certain fundamental changes. Amounts due under the Credit Agreement may be accelerated upon an “event of default,” as defined in the Credit Agreement, such as failure to pay amounts owed thereunder when due, breach of a covenant, material inaccuracy of a representation, or occurrence of bankruptcy or insolvency, subject in some cases to cure periods.
LETTERS OF CREDIT
Effective July 28, 2022, Corebridge Parent replaced AIG as applicant and guarantor on two letters of credit totaling £80 million, for the benefit of AIG Life (United Kingdom). Effective January 1, 2023, Corebridge Parent replaced this letter of credit with a single letter of credit of £80 million. The letter of credit supports AIG Life (United Kingdom)’s capital position and will be counted as Tier 2 capital under EU Solvency II regulations as approved by the Prudential Regulation Authority.
We have an intercompany reinsurance arrangement with AIG Bermuda whereby certain Regulation XXX and Guideline AXXX reserves related to a closed block of in-force business are ceded to AIG Bermuda. AIG Bermuda had a $250 million letter of credit guaranteed by AIG that is used to support the credit for reinsurance provided by AIG Bermuda. Effective May 9, 2022, the letter of credit was reduced from $250 million to $175 million, and effective May 12, 2022, Corebridge Parent has replaced AIG as the guarantor.

Notes to Consolidated Financial Statements
15.Debt (continued)
AFFILIATED CREDIT FACILITIES
In 2015 and 2018, we entered into three revolving loan facilities with AIG pursuant to which our participating subsidiaries could, on a several basis, borrow monies from AIG subject to the terms and conditions stated therein. Principal amounts borrowed under each of these facilities could be repaid and re-borrowed, in whole or in part, from time to time, without penalty. As of December 31, 2021, there were no amounts owed under these facilities. On September 19, 2022, these credit facilities were terminated.
CONSOLIDATED INVESTMENT ENTITIES CREDIT FACILITIES
We also maintain revolving credit facilities that can be utilized exclusively by certain consolidated investment entities to acquire assets related to securitizations. Draws under those credit facilities cannot be utilized for general corporate purposes. Prior to the pricing of the related securitizations, these credit facilities have combined limits of up to $556 million. Subsequent to pricing of the related securitizations, the combined limits are expected to increase to up to approximately $1.4 billion. As of December 31, 2022 and December 31, 2021, we have drawn $177 million and $57 million, respectively, under the credit facilities. These credit facilities have maturity dates ranging from two years to nine years.
We also maintain revolving credit facilities that can exclusively be utilized by certain consolidated investment entities to acquire real estate assets. Draws under those credit facilities cannot be utilized for general corporate purposes. These credit facilities have consolidated limits of up to $420 million. As of December 31, 2022 and December 31, 2021, we have drawn $326 million and $403 million, respectively, under the credit facilities. Each of these credit facilities have maturity dates of three years.
16.     Contingencies, Commitments and Guarantees
In the normal course of business, we enter into various contingent liabilities and commitments. Although we cannot currently quantify our ultimate liability for unresolved litigation and investigation matters, including those referred to below, it is possible that such liability could have a material adverse effect on our consolidated financial condition, consolidated results of operations or consolidated cash flows for an individual reporting period.
LEGAL CONTINGENCIES
Overview
In the normal course of business, we are subject to regulatory and government investigations and actions, and litigation and other forms of dispute resolution in a large number of proceedings pending in various domestic and foreign jurisdictions. Certain of these matters involve potentially significant risk of loss due to potential for significant jury awards and settlements, punitive damages or other penalties. Many of these matters are also highly complex and may seek recovery on behalf of a class or similarly large number of plaintiffs. It is therefore inherently difficult to predict the size or scope of potential future losses arising from these matters. In our insurance and reinsurance operations, litigation and arbitration concerning coverage under insurance and reinsurance contracts are generally considered in the establishment of our future policy benefits. Separate and apart from the foregoing matters involving insurance and reinsurance coverage, we and our officers and directors are subject to a variety of additional types of legal proceedings brought by holders of our securities, customers, employees and others, alleging, among other things, breach of contractual or fiduciary duties, bad faith, indemnification and violations of federal and state statutes and regulations. With respect to these other categories of matters not arising out of claims for insurance or reinsurance coverage, we establish reserves for loss contingencies when it is probable that a loss will be incurred, and the amount of the loss can be reasonably estimated. In many instances, we are unable to determine whether a loss is probable or to reasonably estimate the amount of such a loss and, therefore, the potential future losses arising from legal proceedings may exceed the amount of liabilities that we have recorded in our financial statements covering these matters. While such potential future charges could be material, based on information currently known to management, management does not believe, other than as may be discussed below, that any such charges are likely to have a material adverse effect on our financial position or results of operations. We estimate that our range of reasonably possible loss in excess of the aggregate amount we have accrued for probable losses is not material.

Notes to Consolidated Financial Statements
16.Contingencies, Commitments, and Guarantees (continued)
Additionally, from time to time, various regulatory and governmental agencies review our transactions and practices in connection with industry-wide and other inquiries or examinations into, among other matters, the business practices of current and former operating subsidiaries. Such investigations, inquiries or examinations could develop into administrative, civil or criminal proceedings or enforcement actions, in which remedies could include fines, penalties, restitution or alterations in our business practices, and could result in additional expenses, limitations on certain business activities and reputational damage.
Yearly Renewable Term Agreements
Certain of our reinsurers have sought rate increases on certain YRT agreements. We are disputing the requested rate increases under these agreements. Certain reinsurers with whom we have disputes have initiated arbitration proceedings against us, and others may initiate them in the future. To the extent reinsurers have sought retroactive premium increases, we have accrued our current estimate of probable loss with respect to these matters.
For additional information, see Note 7.
Moriarty Litigation
Effective January 1, 2013, the California legislature enacted AB 1747 (the “Act”), which amended the Insurance Code to mandate that life insurance policies issued and delivered in California contain a 60-day grace period during which time the policies must remain in force after a premium payment is missed, and that life insurers provide both a 30-day minimum notification of lapse and the right of policy owners to designate a secondary recipient for lapse and termination notices. Following guidance from the California Department of Insurance and certain industry trade groups, American General Life Insurance Company (AGL) interpreted the Act to be prospective in nature, applying only to policies issued and delivered on or after the Act’s January 1, 2013 effective date. On July 18, 2017, AGL was sued in a putative class action captioned Moriarty v. American General Life Insurance Company, No. 17-cv-1709 (S.D. Cal.), challenging AGL’s prospective application of the Act. Plaintiff’s complaint, which is similar to complaints filed against other insurers, argues that policies issued and delivered prior to January 1, 2013, like the $1 million policy issued to Plaintiff’s husband do not lapse—despite nonpayment of premiums—if the insurer has not complied with the Act’s terms. On August 30, 2021, the California Supreme Court issued an opinion in McHugh v. Protective Life Insurance, 12 Cal. 5th 213 (2021), ruling that the Act applies to all policies in force on January 1, 2013, regardless of when the policies were issued. On February 7, 2022, Plaintiff filed motions for summary judgment and class certification; AGL opposed both motions and filed its own motion for partial summary judgment. On July 26, 2022, the District Court granted in part and denied in part AGL’s motion for partial summary judgment, and on September 7, 2022, the District Court denied Plaintiff's motion for summary judgment. In the summary judgment decisions, the District Court declined to adopt Plaintiff's theory that a failure to comply with the Act necessitates payment of policy benefits or to make a pre-trial determination as to AGL’s liability. On September 27, 2022, the District Court denied Plaintiff’s motion for class certification without prejudice. The District Court declined to certify Plaintiff’s proposed class consisting of claims for monetary damages and equitable relief, but indicated that Plaintiff could seek the certification of a narrower class consisting only of claims for monetary damages. The District Court indicated, however, that it has “substantial concerns” as to whether individual issues such as actual damages and causation would predominate, precluding class certification. While the District Court had initially set a trial date for February 7, 2023, it has since vacated that date and indicated that it will set a new trial date in due course, following consultation with the parties. Proceedings are ongoing in other California cases that raise similar industry-wide issues including in the McHugh case on remand from the California Supreme Court, in which the California Court of Appeal rendered an unpublished opinion on October 10, 2022 that also declined to hold that failure to comply with the Act automatically necessitates payment of policy benefits. We have accrued our current estimate of probable loss with respect to this litigation.
LEASE COMMITMENTS
We lease office space and equipment in various locations across jurisdictions in which the Company operates. The majority of the resulting obligation arising from these contracts is generated by our real estate portfolio, which only includes contracts classified as operating leases. As of December 31, 2022, the lease liability and corresponding right of use asset reflected in Other liabilities and Other assets were $43 million and $36 million, respectively, and

Notes to Consolidated Financial Statements
16.Contingencies, Commitments, and Guarantees (continued)
we made cash payments of $20 million in 2022 in connection with these leases. As of December 31, 2021, the lease liability and corresponding right of use asset reflected in Other liabilities and Other assets were $66 million and $51 million, respectively, and we made cash payments of $23 million in 2021 in connection with these leases. The liability includes non-lease components, such as property taxes and insurance for our gross leases. Some of these leases contain options to renew after a specified period of time at the prevailing market rate; however, renewal options that have not been exercised as of December 31, 2022 are excluded until management attains a reasonable level of certainty. Some leases also include termination options at specified times and term; however, termination options are not reflected in the lease asset and liability balances until they have been exercised.
The weighted average discount rate and lease term assumptions used in determining the liability are 3.6% and 4.71 years, respectively. The primary assumption used to determine the discount rate is the cost of funding for the Company, which is based on the secured borrowing rate for terms similar to the lease term, and for the major financial markets in which Corebridge operates.
Rent expense was $33 million, $21 million and $21 million for the years ended December 31, 2022, 2021 and 2020, respectively.
The following table presents the future undiscounted cash flows under operating leases at December 31, 2022:

(in millions)
2023	$16
2024	9
2025	7
2026	6
2027	2
Remaining years after 2027	6
Total undiscounted lease payments	46
Less: Present value adjustment	3
Net lease liabilities	$43
OTHER COMMITMENTS
In the normal course of business, we enter into commitments to invest in limited partnerships, private equity funds and hedge funds and to purchase and develop real estate in the United States and abroad. These commitments totaled $4.6 billion at December 31, 2022.
GUARANTEES
Asset Dispositions
We are subject to guarantees and indemnity arrangements in connection with the completed sales of businesses. The various arrangements may be triggered by, among other things, declines in asset values; the occurrence of specified business contingencies; the realization of contingent liabilities; developments in litigation; or breaches of representations, warranties or covenants provided by us. These arrangements are typically subject to various time limitations, defined by the contract or by operation of law, such as statutes of limitations. In some cases, the maximum potential obligation is subject to contractual limitations, while in other cases such limitations are not specified or are not applicable.
We are unable to develop a reasonable estimate of the maximum potential payout under certain of these arrangements. Overall, we believe that it is unlikely we will have to make any material payments related to completed sales under these arrangements, and no material liabilities related to these arrangements have been recorded in the Consolidated Balance Sheets.

Notes to Consolidated Financial Statements
16.Contingencies, Commitments, and Guarantees (continued)
Guarantees provided by AIG
Prior to the IPO, AIG provided certain guarantees to us as described below. Pursuant to the Separation Agreement we entered into with AIG dated September 14, 2022 (the “Separation Agreement”), we will indemnify, defend and hold harmless AIG against or from any liability arising from or related to these guarantees.
Certain of our insurance subsidiaries benefit from General Guarantee Agreements under which AHAC or NUFIC has unconditionally and irrevocably guaranteed all present and future obligations arising from certain insurance policies issued by these subsidiaries (a “Guaranteed Policy” or the “Guaranteed Policies”). AHAC and NUFIC are required to perform under the agreements if one of the insurance subsidiaries fails to make payments due under a Guaranteed Policy. These General Guarantee Agreements have all been terminated as to insurance policies issued after the date of termination. AHAC and NUFIC have not been required to perform under any of the agreements but remain contingently liable for all policyholder obligations associated with the Guaranteed Policies. We did not pay any fees under these agreements for the years ended December 31, 2022 or 2021.
AGC is a party to a Capital Maintenance Agreement (“CMA”) with AIG. Among other things, the CMA provides that AIG will maintain the total adjusted capital of AGC at or above a specified minimum percentage of AGC’s projected Company Action Level Risk Based Capital. AIG did not make any capital contributions to AGC under the CMA during the year ended December 31, 2022. As of December 31, 2022 and 2021, the specified minimum capital percentage in the CMA was 250%.
AIG provides a full and unconditional guarantee of all outstanding notes and junior subordinated debentures of AIGLH. This includes:
•a guarantee (the “AIGLH External Debt Guarantee”) in connection with AIGLH junior subordinated debentures and certain AIG notes (the “AIGLH External Debt”); and
•a guarantee in connection with a sale-leaseback transaction in 2020. Pursuant to this transaction, AIGLH issued promissory notes to AGL with maturity dates of up to five years. These promissory notes are guaranteed by AIG for the benefit of AGL. We paid no fees for these guarantees for the years ended December 31, 2022, or 2021.
In addition to the Separation Agreement, we have entered into a guarantee reimbursement agreement with AIG which provides that we will reimburse AIG for the full amount of any payment made by or on behalf of AIG pursuant to the AIGLH External Debt Guarantee. We have also entered into a collateral agreement with AIG which provides that in the event of: (i) a ratings downgrade of Corebridge Parent or AIGLH long-term unsecured indebtedness below specified levels or (ii) the failure by AIGLH to pay principal and interest on the External Debt when due, we must collateralize an amount equal to the sum of: (i) 100% of the principal amount outstanding, (ii) accrued and unpaid interest and (iii) 100% of the net present value of scheduled interest payments through the maturity dates of the AIGLH External Debt.
•For additional discussion on commitments and guarantees associated with VIEs, see Note 9.
•For additional disclosures about derivatives, see Note 10.
•For additional disclosures about debt, see Note 15.
•For additional disclosures about related parties, see Note 23.

Notes to Consolidated Financial Statements
17.     Equity and Redeemable Noncontrolling Interest
COREBRIDGE SHAREHOLDERS’ EQUITY
Retained Earnings
Dividends

Declaration Date	Record Date	Payment Date	Dividend Paid Per Common Share
November 8, 2022	December 16, 2022	December 30, 2022	$0.23
September 30, 2022	October 10, 2022	October 20, 2022	$0.23
For the year ended December 31, 2022, Corebridge paid cash dividends of $876 million.
The following sections summarize certain transactions that occurred prior to and including the Reorganization that affected shareholders’ equity.
As discussed in Note 1, the separate legal entities that made up the company’s business were not historically held by a single legal entity, and Shareholders’ net investment was shown in lieu of Shareholders’ equity in these financial statements prior to December 31, 2021, representing our shareholders’ interest in the recorded assets of the Company and their cumulative investment through December 31, 2021, inclusive of operating results. As part of the internal reorganization, Cap Corp and certain of its subsidiaries were transferred as common control transactions.
Dividends Declared
On February 16, 2023, the Company declared a cash dividend on Corebridge common stock of $0.23 per share, payable on March 31, 2023 to shareholders of record at close of business on March 17, 2023.
Prior to completion of the Reorganization on December 31, 2021, the following significant transactions were recorded in Shareholder’s net investment.
Distributions
For the years ended December 31, 2021, and 2020 Corebridge distributed dividends to AIG in the amount of $13.1 billion and $450 million, respectively.
For the year ended December 31, 2021, Cap Corp returned capital to AIG in the amount of $536 million. There was no return of capital for the year ended December 31, 2020.
AIG Bermuda Tax Payment Allocation Agreement
Under an Amended and Restated Tax Payment Allocation Agreement dated June 6, 2011 between AIG and AIG Bermuda, AIG agreed to indemnify AIG Bermuda for any tax liability (including interest and penalties) resulting from adjustments made by the IRS or other appropriate authorities to taxable income, special deductions or credits in connection with investments made by AIG Bermuda in certain affiliated entities. At both December 31, 2022 and 2021, the Company had no remaining indemnification asset. Changes in the indemnification asset were recorded through Shareholders’ Equity. For the years ended December 31, 2021 and 2020, the change in indemnification asset was $353 million and $203 million, respectively, with an equal and offsetting change to unrecognized tax benefits.
Fortitude Re Sale
Following closing of the Majority Interest Fortitude Sale in the second quarter of 2020, AIG contributed $135 million to Corebridge. In 2021, AIG, Inc. contributed its 3.5% ownership interest in Fortitude Group Holdings,

Notes to Consolidated Financial Statements
17.Equity and Redeemable Noncontrolling Interest (continued)
LLC to Corebridge. The carrying value of this investment was $156 million and $100 million at December 31, 2022 and 2021, respectively.
Refer to Notes 1 and 7 for additional information regarding the Fortitude Re sale.
AIG Federal Tax Sharing Agreement
Prior to the IPO, Certain Corebridge entities were included in the consolidated federal income tax return of AIG as well as certain state tax returns where AIG files on a consolidated or unitary basis. Under our pre-existing federal tax sharing agreements with AIG related to those filings, we settle our current tax liability as if the Corebridge entities are each a separate standalone taxpayer. Further, AIG credits us to the extent our net operating losses, tax credits and other tax benefits are used in AIG's consolidated tax return and charges us to the extent of our tax liability (calculated on a separate return basis).
Refer to Note 22 for additional information related to the AIG Federal Tax Sharing Agreement.
Accumulated Other Comprehensive Income (Loss)
The following table presents a rollforward of Accumulated other comprehensive income (loss):

(in millions)	Unrealized Appreciation (Depreciation) of Fixed Maturity Securities on Which allowance for credit losses was Taken	Unrealized Appreciation (Depreciation) of All Other Investments	Change in fair value of market risk benefits attributable to changes in our own credit risk	Change in the discount rates used to measure traditional and limited payment long-duration insurance contracts	Cash Flow Hedges	Foreign Currency Translation Adjustments	Retirement Plan Liabilities Adjustment	Total
Balance, December 31, 2019, net of tax	$—	$9,361	$—	$—	$—	$(40)	$8	$9,329
Change in unrealized depreciation of investments	(89)	8,984	—	—	—	—	—	8,895
Change in deferred policy acquisition costs adjustment and other	11	(1,194)	—	—	—	—	—	(1,183)
Change in future policy benefits	—	(870)	—	—	—	—	—	(870)
Change in foreign currency translation adjustments	—	—	—	—	—	61	—	61
Change in net actuarial loss	—	—	—	—	—	—	(2)	(2)
Change in deferred tax asset (liability)	16	(1,583)	—	—	—	(4)	—	(1,571)
Total other comprehensive income (loss)	(62)	5,337	—	—	—	57	(2)	5,330
Less: Noncontrolling interests	—	—	—	—	—	6	—	6
Balance, December 31, 2020, net of tax	$(62)	$14,698	$—	$—	$—	$11	$6	$14,653
Cumulative effect of change in accounting principles	—	3,235	(1,838)	(3,746)	—	—	—	(2,349)
Change in unrealized depreciation of investments	39	(7,496)	—	—	—	—	—	(7,457)
Change in fair value of market risk benefits attributable to changes in our own credit risk	—	—	226	—	—	—	—	226
Change in discount rates assumptions of certain liabilities	—	—	—	1,719	—	—	—	1,719

Notes to Consolidated Financial Statements
17.Equity and Redeemable Noncontrolling Interest (continued)

(in millions)	Unrealized Appreciation (Depreciation) of Fixed Maturity Securities on Which allowance for credit losses was Taken	Unrealized Appreciation (Depreciation) of All Other Investments	Change in fair value of market risk benefits attributable to changes in our own credit risk	Change in the discount rates used to measure traditional and limited payment long-duration insurance contracts	Cash Flow Hedges	Foreign Currency Translation Adjustments	Retirement Plan Liabilities Adjustment	Total
Change in future policy benefits and other	—	458	—	—	—	—	—	458
Change in foreign currency translation adjustments	—	—	—	—	—	(22)	—	(22)
Change in net actuarial loss	—	—	—	—	—	—	1	1
Change in deferred tax asset (liability)	(8)	1,400	(47)	(363)	—	2	—	984
Total other comprehensive income (loss)	31	(5,638)	179	1,356	—	(20)	1	(4,091)
Other	—	20	—	—	—	—	—	20
Less: Noncontrolling interests	—	—	—	—	—	—	—	—
Balance at December 31, 2021, net of tax*	$(31)	$12,315	$(1,659)	$(2,390)	$—	$(9)	$7	$8,233
Change in unrealized depreciation of investments	(78)	(40,323)	—	—	—	—	—	(40,401)
Change in fair value of market risk benefits attributable to changes in our own credit risk	—	—	1,635	—	—	—	—	1,635
Change in discount rates assumptions of certain liabilities	—	—	—	6,746	—	—	—	6,746
Change in future policy benefits and other	—	1,822	—	—	—	—	—	1,822
Change in cash flow hedges	—	—	—	—	203	—	—	203
Change in foreign currency translation adjustments	—	—	—	—	—	(109)	—	(109)
Change in net actuarial loss	—	—	—	—	—	—	2	2
Change in deferred tax asset (liability)	17	6,806	(341)	(1,448)	(46)	8	—	4,996
Total other comprehensive income (loss)	(61)	(31,695)	1,294	5,298	157	(101)	2	(25,106)
Less: Noncontrolling interests	—	—	—	—	—	(10)	—	(10)
Balance, December 31, 2022, net of tax	$(92)	$(19,380)	$(365)	$2,908	$157	$(100)	$9	$(16,863)
__________________
* For additional disclosures related to the impact of the Targeted improvements to the Accounting for Long-Duration Contracts refer to Note 2.

Notes to Consolidated Financial Statements
17.Equity and Redeemable Noncontrolling Interest (continued)
The following table presents the other comprehensive income (loss) reclassification adjustments for the years ended December 31, 2022, 2021, and 2020 respectively:

(in millions)	Unrealized Appreciation (Depreciation) of Fixed Maturity Securities on Which Allowance for Credit Losses Was Taken	Unrealized Appreciation (Depreciation) of All Other Investments	Change in fair value of market risk benefits in liability position attributable to changes in our own credit risk	Effect of changes in the discount rates used to measure traditional and limited-payment long duration insurance contracts	Cash Flow Hedges	Foreign Currency Translation Adjustments	Retirement Plan Liabilities Adjustment	Total
Year Ended December 31, 2022
Unrealized change arising during year	$(89)	$(39,049)	$1,635	$6,746	$203	$(109)	$2	$(30,661)
Less: Reclassification adjustments included in net income	(11)	(548)	—	—	—	—	—	(559)
Total other comprehensive income (loss), before income tax expense (benefit)	(78)	(38,501)	1,635	6,746	203	(109)	2	(30,102)
Less: Income tax expense (benefit)	(17)	(6,806)	341	1,448	46	(8)	—	(4,996)
Total other comprehensive income (loss), net of income tax expense (benefit)	$(61)	$(31,695)	$1,294	$5,298	$157	$(101)	$2	$(25,106)
Year Ended December 31, 2021
Unrealized change arising during year	$39	$(6,290)	$226	$1,719	$—	$(21)	$1	$(4,326)
Less: Reclassification adjustments included in net income	—	748	—	—	—	—	—	748
Total other comprehensive income (loss), before income tax expense (benefit)	39	(7,038)	226	1,719	—	(21)	1	(5,074)
Less: Income tax expense (benefit)	8	(1,400)	47	363	—	(1)	—	(983)
Total other comprehensive income (loss), net of income tax expense (benefit)	$31	$(5,638)	$179	$1,356	$—	$(20)	$1	$(4,091)

Notes to Consolidated Financial Statements
17.Equity and Redeemable Noncontrolling Interest (continued)

(in millions)	Unrealized Appreciation (Depreciation) of Fixed Maturity Securities on Which Allowance for Credit Losses Was Taken	Unrealized Appreciation (Depreciation) of All Other Investments	Change in fair value of market risk benefits in liability position attributable to changes in our own credit risk	Effect of changes in the discount rates used to measure traditional and limited-payment long duration insurance contracts	Cash Flow Hedges	Foreign Currency Translation Adjustments	Retirement Plan Liabilities Adjustment	Total
Year Ended December 31, 2020
Unrealized change arising during year	$(107)	$7,558	$—	$—	$—	$60	$(2)	$7,509
Less: Reclassification adjustments included in net income	(29)	636	—	—	—	—	—	607
Total other comprehensive income (loss), before income tax expense (benefit)	(78)	6,922	—	—	—	60	(2)	6,902
Less: Income tax expense (benefit)	(16)	1,585	—	—	—	3	—	1,572
Total other comprehensive income (loss), net of income tax expense (benefit)	$(62)	$5,337	$—	$—	$—	$57	$(2)	$5,330
The following table presents the effect of the reclassification of significant items out of Accumulated other comprehensive income on the respective line items in the Consolidated Statements of Income:

	Amount Reclassified from AOCI			Affected Line Item in the Consolidated Statements of Income (Loss)
	Years Ended December 31,
(in millions)	2022	2021	2020
Unrealized appreciation (depreciation) of fixed maturity securities on which allowance for credit losses was taken
Investments	$(11)	$—	$(29)	Net realized gains (losses)
Total	(11)	—	(29)
Unrealized appreciation (depreciation) of all other investments
Investments	(548)	748	636	Net realized gains (losses)
Total	(548)	748	636
Total reclassifications for the period	$(559)	$748	$607
__________________
*The following items are not reclassified out of AOCI and included in the Consolidated Statements of Income (Loss) and thus have been excluded from the table:(a) Change in fair value of MRBs attributable to changes in our own credit risk (b) Change in the discount rates used to measure traditional and limited-payment long-duration insurance contracts and (c) Fair value of liabilities under fair value option attributable to changes in own credit Risk
NON-REDEEMABLE NONCONTROLLING INTEREST
The activity in non-redeemable noncontrolling interest primarily relates to activities with consolidated investment entities.

Notes to Consolidated Financial Statements
17.Equity and Redeemable Noncontrolling Interest (continued)
The changes in non-redeemable noncontrolling interest due to divestitures and acquisitions primarily relate to the formation and funding of new consolidated investment entities. The majority of the funding for these consolidated investment entities comes from affiliated companies of Corebridge.
The changes in non-redeemable noncontrolling interest due to contributions from noncontrolling interests primarily relate to the additional capital calls related to consolidated investment entities.
The changes in non-redeemable noncontrolling interest due to distributions to noncontrolling interests primarily relate to dividends or other distributions related to consolidated investment entities.

	Non-Redeemable Noncontrolling Interest
	Years Ended December 31,
(in millions)	2022	2021	2020
Beginning balance	$1,759	$2,549	$1,874
Net income attributable to redeemable noncontrolling interest	320	929	224
Other comprehensive loss, net of tax	(10)	—	6
Changes in noncontrolling interests due to divestitures and acquisitions	(104)	(373)	633
Contributions from noncontrolling interests	155	264	268
Distributions to noncontrolling interests	(1,181)	(1,611)	(454)
Other	—	1	(2)
Ending balance	$939	$1,759	$2,549
Refer to Note 9 for additional information related to Variable Interest Entities.
REDEEMABLE NONCONTROLLING INTEREST
The Company has launched certain investment funds which non-consolidated Corebridge affiliates participate in. Certain of these funds are redeemable at the option of the holder and thus are accounted for as mezzanine equity.
The following table presents a rollforward of redeemable noncontrolling interest:

	Redeemable Noncontrolling Interest
	Years Ended December 31,
(in millions)	2022	2021	2020
Beginning balance	$83	$51	$—
Distributions to noncontrolling interests	(83)	—	—
Contributions from noncontrolling interests	—	32	50
Net income attributable to redeemable noncontrolling interest	—	—	1
Ending balance	$—	$83	$51

Notes to Consolidated Financial Statements
18.     Earnings Per Common Share
The basic earnings per common share (“EPS”) computation is based on the weighted average number of common shares outstanding, adjusted to reflect all stock splits. The diluted EPS computation is based on those shares used in the basic EPS computation plus common shares that would have been outstanding assuming issuance of common shares for all dilutive potential common shares outstanding and adjusted to reflect all stock splits, using the treasury stock method.
On September 6, 2022, Corebridge Parent effectuated a stock split and recapitalization of its 100,000 shares of common stock, of which 90,100 shares were Class A Common Stock and 9,900 shares were Class B Common Stock. Subsequent to September 6, 2022, there is a single class of Common Stock. Accordingly, the two-class method for allocating net income will no longer be applicable. Corebridge Parent split its 100,000 shares of Class A shares and Class B shares in a 6,450 to 1 stock split for a total of 645,000,000 shares of a single class of Common Stock.
The results of the stock split have been applied retroactively to the weighted average common shares outstanding for all periods prior to September 6, 2022. After closing the sale of a 9.9% equity stake in Corebridge to Blackstone on November 2, 2021, Blackstone owned 63,855,000 shares of Class B Common Stock. Prior to the sale of the Class B shares to Blackstone on November 2, 2021, Class B shares did not exist. The Class B Common Stock was pari passu to the Class A Common Stock except for distributions associated with the sale of the affordable housing portfolio.
Prior to September 6, 2022, we used the two-class method for allocating net income to each class of our common stock. Prior to November 1, 2021, the EPS calculation allocates all net income ratably to Class A and Class B shares. After November 2, 2021, income was allocated ratably to the Class A and B shares, except for distributions associated with the sale of the affordable housing portfolio in 2021 in which the Class B shareholder did not participate.

Notes to Consolidated Financial Statements
18.Earnings Per Common Share (continued)
The following table presents the computation of basic and diluted EPS for the years ended December 31, 2022, 2021 and 2020:

	Years Ended December 31,
(in millions, except per common share data)	2022	2021	2020
Numerator for EPS:
Net income (loss)	$8,479	N/A	N/A
Less: Net income (loss) attributable to noncontrolling interests	320	N/A	N/A
Net income (loss) attributable to Corebridge common shareholders	$8,159	N/A	N/A
Net income attributable to Class A shareholders	N/A	$7,658	$578
Net income attributable to Class B shareholders	N/A	$584	$64

Denominator for EPS(a):
Weighted average common shares outstanding - basic	646.1	N/A	N/A
Dilutive common shares(b)	1.3	N/A	N/A
Weighted average common shares outstanding - diluted	647.4	N/A	N/A
Common stock Class A - basic and diluted	N/A	581.1	581.1
Common stock Class B - basic and diluted	N/A	63.9	63.9

Income per common share attributable to Corebridge common shareholders(a)
Basic:
Common stock	$12.63	N/A	N/A
Common stock Class A	N/A	$13.18	$1.00
Common stock Class B	N/A	$9.14	$1.00
Diluted:
Common stock	$12.60	N/A	N/A
Common stock Class A	N/A	$13.18	$1.00
Common stock Class B	N/A	$9.14	$1.00
_________________
(a)The results of the September 6, 2022 stock split have been applied retroactively for all periods prior to September 6, 2022.
(b)Potential dilutive common shares include our share-based employee compensation plans. The number of common shares excluded from dilutive shares outstanding was approximately 41 thousand for the year ended December 31, 2022 because the effect of including those common shares in the calculation would have been anti-dilutive. There were no anti-dilutive instruments for the years ended December 31, 2021 and 2020.

Notes to Consolidated Financial Statements
19.     Statutory Financial Data and Restrictions
The following table presents statutory net income (loss) and capital and surplus for our insurance operations companies in accordance with statutory accounting practices:

(in millions)	2022	2021	2020
Years Ended December 31,
Statutory net income (loss)*:
Insurance Operations companies:
Domestic	$3,091	$2,588	$482
Foreign	4	(4)	6
Total Insurance Operations companies	$3,095	$2,584	$488
December 31,
Statutory capital and surplus*:
Insurance Operations companies:
Domestic	$12,229	$12,471
Foreign	476	612
Total Insurance Operations companies	$12,705	$13,083
Aggregate minimum required statutory capital and surplus:
Insurance Operations companies:
Domestic	$4,057	$3,903
Foreign	189	208
Total Insurance Operations companies	$4,246	$4,111
__________________
*The 2022 amounts reflect our best estimate of the statutory net income, capital and surplus as of the dates these financial statements were issued.
Our insurance subsidiaries file financial statements prepared in accordance with statutory accounting practices prescribed or permitted by domestic and foreign insurance regulatory authorities. The principal differences between statutory financial statements and financial statements prepared in accordance with U.S. GAAP for domestic companies are that statutory financial statements do not reflect DAC, most bond portfolios may be carried at amortized cost, investment impairments are determined in accordance with statutory accounting practices, assets and liabilities are presented net of reinsurance, policyholder liabilities are generally valued using more conservative assumptions and certain assets are non-admitted.
For domestic insurance subsidiaries, aggregate minimum required statutory capital and surplus is based on the greater of the RBC ratio level that would trigger regulatory action or minimum requirements per state insurance regulation. Capital and surplus requirements of our foreign subsidiaries differ from those prescribed in the United States and can vary significantly by jurisdiction. At both December 31, 2022 and 2021, all domestic and foreign insurance subsidiaries individually exceeded the minimum required statutory capital and surplus requirements and all domestic insurance subsidiaries individually exceeded RBC ratio minimum required levels.
For foreign insurance companies, financial statements are prepared in accordance with local regulatory requirements. These accounting practices differ from U.S. GAAP primarily by different rules on deferral of policy acquisition costs, amortization of deferred acquisition costs, and establishing future policy benefit liabilities using different actuarial assumptions, as well as valuing for deferred taxes on a different basis.
Regulation XXX requires U.S. life insurers to establish additional statutory reserves for term life insurance policies with long-term premium guarantees and universal life policies with secondary guarantees (“ULSGs”). In addition, Guideline AXXX clarifies the application of Regulation XXX as to these guarantees, including certain ULSGs.

Notes to Consolidated Financial Statements
19.Statutory Financial Data and Restrictions (continued)
Domestic life insurance subsidiaries manage the capital impact of statutory reserve requirements under Regulation XXX and Guideline AXXX through unaffiliated and affiliated reinsurance transactions. The domestic affiliated life insurer providing reinsurance capacity for such transactions is a fully licensed insurance company and is not formed under captive insurance laws.
We have an intercompany reinsurance arrangement with AIG Bermuda whereby certain Regulation XXX and Guideline AXXX reserves related to a closed block of in-force business are ceded to AIG Bermuda. AIG Bermuda had a $250 million letter of credit guaranteed by AIG that is used to support the credit for reinsurance provided by AIG Bermuda. Effective May 9, 2022, the letter of credit was reduced from $250 million to $175 million, and effective May 12, 2022, Corebridge Parent has replaced AIG as the guarantor.
STATUTORY PERMITTED ACCOUNTING PRACTICE
At December 31, 2022 and 2021, AGL used the following permitted practice that resulted in reported statutory surplus or risk-based capital that is significantly different from the statutory surplus or risk based capital that would have been reported had NAIC statutory accounting practices or the prescribed regulatory accounting practices of their respective state regulator been followed in all respects:
•Effective December 31, 2019 and periods through September 30, 2020, AGL, a life insurance subsidiary domiciled in Texas, implemented a permitted statutory accounting practice to recognize an admitted asset related to the notional value of coverage defined in an excess of loss reinsurance agreement. This reinsurance agreement has a 20-year term and provides coverage to AGL for aggregate claims incurred during the agreement term associated with guaranteed living benefits on certain fixed index annuities generally issued prior to April 2019 (“Block 1”) exceeding an attachment point as defined in the agreement.
•Effective October 1, 2020 and periods through September 30, 2023, this permitted practice was expanded to similarly recognize an additional admitted asset related to the net notional value of coverage as defined in a separate excess of loss reinsurance agreement. This additional reinsurance agreement has a 25-year term and provides coverage to the subsidiary for aggregate excess of loss claims associated with guaranteed living benefits on a block of fixed index annuities generally issued in April 2019 or later, including new business issued after the effective date (“Block 2”).
•Effective December 31, 2020, this expanded permitted practice also extended the term of the permitted practice for Block 1 from September 30, 2020 to September 30, 2023. The reinsurance agreement covering contracts in Block 1 was also amended to conform certain provisions with the Block 2 reinsurance agreement. Additionally, effective December 31, 2022, the reinsurance agreement for Block 2 was amended to update certain definitions contained in the agreement related to new business.
•Effective October 1, 2022 and periods through September 30, 2023, this permitted practice was expanded to similarly recognize an additional admitted asset related to the net notional value of coverage as defined in a separate excess of loss reinsurance agreement. This additional reinsurance agreement has a 25-year term and provides coverage to the subsidiary for aggregate excess of loss claims associated with the base contract along with the guaranteed living benefits rider on a block of fixed annuities inforce on the treaty effective date, including new business issued after the effective date (“Block 3”).
The permitted practice allows AGL to manage its reserves in a manner more in line with anticipated principle-based reserving requirements once they have been developed. This permitted practice resulted in an increase in the statutory surplus of AGL of approximately $1.0 billion and $584 million at December 31, 2022 and 2021, respectively. AGL may seek continuation of the permitted practice beyond September 30, 2023, subject to the approval of its domiciliary regulator.
SUBSIDIARY DIVIDEND RESTRICTIONS
Payments of dividends to us by our insurance subsidiaries are subject to certain restrictions imposed by laws and regulations of their respective domiciliary jurisdictions.

Notes to Consolidated Financial Statements
19.Statutory Financial Data and Restrictions (continued)
With respect to our domestic insurance subsidiaries, the payment of any dividend requires formal notice to the insurance department in which the particular insurance subsidiary is domiciled. Additionally, prior approval from such insurance regulator is required when the amount of the dividend is above certain regulatory thresholds.
For example, under the insurance law of the State of Texas, where two of our four domestic insurance subsidiaries are incorporated, our Texas-domiciled insurance companies (AGL and VALIC) are each permitted, without prior insurance regulatory approval, to pay a dividend to its shareholder as long as the amount of the dividend when aggregated with all other dividends made in the preceding 12 months does not exceed the greater of: (i) 10% of its policyholder surplus as of the end of the immediately preceding calendar year; or (ii) its net gain from operations for the immediately preceding calendar year (excluding realized gains), not including pro rata distributions of such insurance company’s own securities. AGL and VALIC, as the case may be, will be permitted to pay a dividend to its shareholder in excess of the greater of such two amounts (i.e., an extraordinary dividend) only if it files notice of the declaration of such an extraordinary dividend and the amount thereof with the Texas Commissioner of Insurance and the Texas Commissioner either approves the distribution of the extraordinary dividend or does not disapprove the distribution within 30 days of its filing. In addition, any dividend that exceeds earned surplus (generally defined as “unassigned funds (surplus)”) calculated as of the most recent financial information available requires insurance regulatory approval. Under the Texas insurance law, the Texas Commissioner has broad discretion in determining whether the financial condition of a stock life insurance company would support the payment of such dividends to its shareholder(s). Substantially similar provisions exist under Missouri law governing payment of dividends by our Missouri-domiciled insurance holding company (AGC Life), and more restrictive provisions exist under New York insurance laws governing payment of dividends by our New York-domiciled insurance company (USL). As our operating insurance subsidiaries (AGL, VALIC and USL) are wholly owned by AGC Life, all dividends from these subsidiaries must be distributed through AGC Life to us and are, thus, subject to notice and/or prior approval or non-disapproval of the Missouri Department of Insurance.
Based on the foregoing, the maximum amount that would qualify as an ordinary dividend, which would consequently be free from restriction and available for payment of dividends to AGC Life (as immediate parent company), by AGL, VALIC and USL in 2023, based upon financial information as of December 31, 2022, is estimated to be $2.0 billion. Specific to AGC Life, the maximum amount that would qualify as an ordinary dividend, which would consequently be free from restriction and available for payment of dividends to Corebridge in 2023, based upon financial information as of December 31, 2022 is estimated to be $3.5 billion, subject to availability of earned surplus as required under Missouri insurance law. The estimated ordinary dividend capacities of our insurance companies in Texas and Missouri are further limited by the fact that dividend tests under Texas and Missouri insurance laws are based on dividends previously paid over rolling twelve-month periods. Consequently, depending on the actual payment dates during 2023, some or all of the dividends estimated to be ordinary in 2023 may require regulatory approval or non-disapproval.
Similar to our domestic insurance companies, our international insurance subsidiaries’ ability to pay dividends to us is also subject to regulatory requirements imposed by the jurisdictions in which they are domiciled. These requirements include, for example, prior notification of intent to pay a dividend, satisfying certain earnings, reserve or solvency thresholds in order to pay a dividend, and obtaining regulatory approval for payment of any dividend in excess of stated limits.
To our knowledge, no Corebridge insurance company is currently on any regulatory or similar “watch list” with regard to solvency.
COREBRIDGE DIVIDEND RESTRICTIONS
At December 31, 2022, Corebridge’s ability to pay dividends is not subject to any significant contractual restrictions but remains subject to customary regulatory restrictions.

Notes to Consolidated Financial Statements

20.     Share-Based Compensation Plans
AIG Equity Awards
Prior to the IPO, certain of our employees received grants of equity awards under the AIG Long Term Incentive Plan (as amended) and its predecessor plan, the AIG 2013 Long Term Incentive Plan (each as applicable, the “LTIP”), which are governed by the AIG 2013 Omnibus Incentive Plan (“Omnibus Plan”). The value of AIG equity awards are linked to the performance of AIG’s common stock. AIG granted equity awards to our employees primarily in the form of AIG restricted stock units (“RSUs”) but also granted AIG performance share units (“PSUs”) and AIG stock options to certain executives.
AIG RSUs and AIG stock options granted to our employees by AIG will be earned based solely on continued service by the participant while AIG PSUs will be earned based on both continued service and AIG achieving specified performance goals at the end of a three-year performance period. These performance goals were pre-established by AIG’s Compensation and Management Resources Committee (“CMRC”) for each annual grant. The actual number of PSUs earned can vary from zero to 200% of the amount granted. Vesting occurs on January 1 of the year immediately following the end of the three-year performance period.
Prior to 2021, LTI awards accrued dividend equivalent units (“DEUs”) in the form of additional PSUs and/or RSUs whenever a cash dividend is declared on shares of AIG Common Stock; the DEUs were subject to the same vesting terms and conditions as the underlying unit. Beginning in 2021, PSUs and RSUs granted via the annual 2021 LTI award (as of the date of grant), and those existing from the 2020 LTI awards (as of the third quarter) accrue dividend equivalent rights (DERs) as AIG’s dividends are declared. These DERs will be settled in cash only if the underlying units’ vesting conditions are met; previously accrued DEUs were not impacted by this change.
The fair value of AIG RSUs and AIG PSUs that are earned solely based on certain AIG-specific metrics was based on the closing price of AIG Common Stock on the grant date; while the fair value of AIG PSUs that are earned based on AIG’s relative total shareholder return (“TSR”) was determined on the grant date using a Monte Carlo simulation. The fair value of AIG stock options was estimated on the grant date using the Black-Scholes model.
Corebridge Equity Awards
On September 6, 2022, Corebridge Parent adopted the Corebridge Financial, Inc. 2022 Omnibus Incentive Plan (the “2022 Plan”) and the Corebridge Financial, Inc. Long-term Incentive Plan (the “LTIP,” together with the 2022 Plan, the “Corebridge Plans”). Following the IPO, equity awards may be granted under the Corebridge Plans to current employees or directors of the Company or, solely with respect to their final year of service, former employees.
Equity awards under the Corebridge Plans are linked to Corebridge Parent’s common stock (“CRBG Stock”). A total of 40,000,000 shares of CRBG Stock are authorized for delivery pursuant to awards granted or assumed under the Plans. Delivered shares may be newly-issued shares or shares held in treasury.
RSU Conversion
All AIG RSUs that were held by our active employees on September 14, 2022 (the pricing date for the IPO) were converted into RSUs linked to the performance of CRBG Stock (“Corebridge RSUs”), on terms and conditions that are substantially the same as the corresponding AIG RSUs, with the number of AIG RSUs adjusted in a manner intended to preserve their intrinsic value as of immediately before and immediately following the conversion (subject to rounding). Specifically, the AIG RSUs were converted to Corebridge RSUs based on a conversion factor of 2.580952. The conversion factor was determined by the AIG closing stock price on September 14 ($54.20) divided by the public offering price for CRBG Stock in the IPO ($21.00).

Notes to Consolidated Financial Statements
20.Share-Based Compensation (continued)
The following table presents our total direct share-based compensation expense which is settled as part of our quarterly intercompany process. This table reflects both AIG equity awards and Corebridge RSUs:

Years Ended December 31,
(in millions)	2022	2021	2020
Share-based compensation expense - pre-tax	$75	$88	$74
Share-based compensation expense - after tax	59	70	58
The following table presents the Corebridge RSUs that were converted from AIG RSUs on September 14, 2022:

As of or for the Year Ended December 31,	2022
	Number of Units	Weighted Average Grant Date Fair Value
Unvested, beginning of year	$—	$—
Granted	10,328,220	21.00
Vested	(3,674,973)	21.00
Forfeited	(116,092)	21.00
Unvested, end of year	$6,537,155	$21.00
At December 31, 2022, the total unrecognized compensation cost for outstanding RSUs was $40 million and the weighted-average and expected period of years over which that cost is expected to be recognized are 1.0 year and 2.25 years, respectively.

Notes to Consolidated Financial Statements
21.     Employee Benefits
PENSION PLANS
Certain employees and retirees participate in U.S. defined benefit pension plans sponsored by AIG that include participants from other affiliates of AIG (the “Pension Plans”). These plans are closed to new participants and current participants no longer earn benefits (i.e., the plans are frozen). As sponsor of these plans, AIG is ultimately responsible for maintenance of these plans in compliance with applicable laws.
Following the IPO, we have ceased to be a participating affiliate in, and do not have any liability with respect to, the Pension Plans. Prior to the IPO, we accounted for the Pension Plans as multiemployer benefit plans. Accordingly, we did not record an asset or liability to recognize the funded status of the Pension Plans. We recognized a liability only for any required contributions to the Pension Plans that were accrued and unpaid at the balance sheet date. The Company’s allocated share of AIG’s net pension credits recorded in the Consolidated Statements of Income (Loss) was $27 million, $52 million and $31 million for the years ended December 31, 2022, 2021 and 2020, respectively.
In addition, certain employees in Ireland participate in a defined benefit pension plan sponsored by the Company (the “Irish Plan”), registered with the Irish Pensions Board under the Pensions Act of 1990 in Ireland. The Irish Plan does not include participants from other affiliates of AIG and was closed to new participants after December 2005, and to future service accrual for active members after July 2017. Members with benefits under the Irish Plan are not required to contribute to it. The obligations and related net periodic benefit expense associated with the Irish Plan is included in the Consolidated Financial Statements. The projected benefit obligation recorded in the Consolidated Balance Sheets was $15 million and $25 million as of December 31, 2022 and 2021, respectively. The fair value of plan assets recorded in the Consolidated Balance Sheets was $22 million and $28 million as of December 31, 2022 and 2021, respectively.
POSTRETIREMENT PLANS
Prior to August 22, 2022, AIG provided postemployment medical and life benefits for certain retired employees (the “Benefits”). The Company’s share of other postretirement benefit expense recorded in the Consolidated Statements of Income (Loss) was $1 million, $3 million and $3 million for the years ended December 31, 2022, 2021 and 2020 respectively.
Since August 22, 2022, the Benefits are provided by Corebridge Parent with certain limited exceptions. The related projected benefit obligation recorded in the Consolidated Balance Sheet was $37 million as of December 31, 2022.
The Benefits are based upon the employee attaining the age of 55 and having a minimum of ten years of service, which was reduced to 5 years in 2019 for medical coverage only. Eligible employees who have medical coverage can enroll in retiree medical upon termination of employment. Medical benefits are contributory, while the life insurance benefits, which are closed to new employees, are generally non-contributory. Retiree medical contributions vary from none for pre-1989 retirees to actual premium payments reduced by certain subsidies for post-1992 retirees. These retiree contributions are subject to annual adjustments. Other cost sharing features of the medical plan include deductibles, coinsurance, Medicare coordination, and an employer subsidy for grandfathered employees only.
DEFINED CONTRIBUTION PLANS
Prior to August 22, 2022, employees participated in AIG’s qualified defined contribution plan that provided for contributions by employees, as well as an employer contribution. On August 22, 2022, participants’ accounts in the AIG plan were transferred to the Corebridge Financial Inc. Retirement Savings 401(k) Plan. The Company’s contributions relating to these plans were $76 million, $74 million and $72 million for the years ended December 31, 2022, 2021 and 2020, respectively.
In addition, the Company sponsors defined contribution plans for certain non-U.S. employees which also provide for contributions by employees, as well as an employer contribution. The Company’s contributions relating to these plans were $8 million, $8 million and $7 million for the years ended December 31, 2022, 2021 and 2020, respectively.

Notes to Consolidated Financial Statements
22.    Income Taxes
BASIS OF PRESENTATION
Prior to the IPO, Corebridge parent and certain U.S. subsidiaries were included in the consolidated federal income tax return of AIG as well as certain state tax returns where AIG files on a combined or unitary basis. Our provision for income taxes is calculated on a separate return basis. Following the IPO, AIG owns a less than 80% interest in Corebridge, resulting in tax deconsolidation of Corebridge from the AIG Consolidated Tax Group and in a small minority of state jurisdictions which follow federal consolidation rules, the most significant being Florida. In addition, under applicable tax law, AGC and its directly owned life insurance subsidiaries (the “AGC Group”) will not be permitted to join in the filing of a U.S. consolidated federal income tax return with our other subsidiaries (collectively, the “Non-Life Group”) for the five-year waiting period. Instead, the AGC Group is expected to file separately as members of the AGC consolidated U.S. federal income tax return during the five-year waiting period. Following the five-year waiting period, the AGC Group is expected to join the U.S. consolidated federal income tax return with the Non-Life Group.
As discussed in Note 1, Cap Corp and certain of its subsidiaries were not transferred to Corebridge parent as part of the internal reorganization executed during the fourth quarter of 2021 and have therefore been adjusted through Shareholders’ equity in the Company’s Consolidated Financial Statements. This adjustment includes historical reserves for uncertain tax positions and deferred tax assets related to the tax attribute carryforwards of Cap Corp and certain of its affiliates which were part of the prior period balance sheet.
Under our pre-existing federal tax sharing agreements with AIG, we settle our current tax liability as if the Corebridge entities are each a separate stand-alone taxpayer. Further, AIG credits us to the extent our net operating losses, tax credits, and other tax benefits are used in AIG’s consolidated tax return and charges us to the extent of our tax liability (calculated on a separate return basis). Accordingly, our net operating loss and tax credit carryforwards disclosed currently represent the estimated separate company tax attribute carryforwards that have not been utilized on a consolidated AIG basis. Under the U.S. tax rules, these tax attribute carryforwards remain with the relevant Corebridge entities and will be available for utilization by the respective Corebridge U.S. federal tax filing groups following tax deconsolidation from AIG. Our tax attribute carryforwards will continue to be adjusted based on the short-period 2022 Corebridge tax return included as part of the AIG consolidated federal income tax return as well as certain IRS and other adjustments identified in AIG’s consolidated prior year tax returns. The balance sheet classification of U.S. federal current and deferred tax assets/liabilities is based on the respective separate U.S. Federal tax filing groups.
Our provision for state income taxes includes jurisdictions in which we continue to file combined tax returns with AIG and certain other states in which we file separate tax returns. State and local net operating loss carryforwards represent separate company tax attribute carryforwards not utilized on a combined basis, as applicable.
We calculate our provision for income taxes using the asset and liability method. This method considers the future tax consequences of temporary differences between the financial reporting and the tax basis of assets and liabilities measured using currently enacted tax rates. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.
RECENT U.S. TAX LAW CHANGES
On August 16, 2022, President Biden signed the Inflation Reduction Act of 2022 (H.R. 5376), (the “Inflation Reduction Act”), which finances climate and energy provisions and an extension of enhanced subsidies under the Affordable Care Act with a 15% corporate alternative minimum tax (“CAMT”) on adjusted financial statement income for corporations with average profits over $1 billion over a three-year period, a 1% stock buyback tax, increased IRS enforcement funding, and Medicare's new ability to negotiate prescription drug prices. CAMT and the stock buyback tax are effective for tax years beginning after December 31, 2022. The tax provisions of Inflation Reduction Act are not expected to have a material impact on Corebridge’s financial results. However, the CAMT may impact our U.S. cash tax liabilities.

Notes to Consolidated Financial Statements
22.Income Taxes (continued)
RECLASSIFICATION OF CERTAIN TAX EFFECTS FROM ACCUMULATED OTHER COMPREHENSIVE INCOME
Corebridge uses an item-by-item approach to release the stranded or disproportionate income tax effects in AOCI related to our available-for-sale securities. Under this approach, a portion of the disproportionate tax effects is assigned to each individual security lot at the date the amount becomes lodged. When the individual securities are sold, mature, or are otherwise impaired on an other-than-temporary basis, the assigned portion of the disproportionate tax effect is reclassified from AOCI to income (loss) from operations.
EFFECTIVE TAX RATE
The following table presents income (loss) before income tax expense (benefit) by U.S. and foreign location in which such pre-tax income (loss) was earned or incurred:

Years Ended December 31,
(in millions)	2022	2021	2020
U.S.	$10,449	$10,600	$827
Foreign	42	654	24
Total	$10,491	$11,254	$851
The following table presents the income tax expense (benefit) attributable to pre-tax income (loss):

Years Ended December 31,
(in millions)	2022	2021	2020
U.S. and Foreign components of actual income tax expense:
U.S.:
Current	$868	$1,943	$1,714
Deferred	1,150	146	(1,726)
Foreign:
Current	10	3	10
Deferred	(16)	(10)	(13)
Total	$2,012	$2,082	$(15)

Notes to Consolidated Financial Statements
22.Income Taxes (continued)
Our actual income tax (benefit) expense differs from the statutory U.S. federal amount computed by applying the federal income tax rate due to the following:

Years Ended December 31,	2022			2021			2020
(dollars in millions)	Pre-Tax Income (Loss)	Tax Expense/ (Benefit)	Percent of Pre-Tax Income (Loss)	Pre-Tax Income (Loss)	Tax Expense/ (Benefit)	Percent of Pre-Tax Income (Loss)	Pre-Tax Income	Tax Expense/ (Benefit)	Percent of Pre-Tax Income
U.S. federal income tax at statutory rate	$10,491	$2,203	21.0%	$11,254	$2,363	21.0%	$851	$178	21.0%
Adjustments:
Uncertain tax positions	—	2	—	—	(69)	(0.6)	—	17	2.0
Reclassifications from accumulated other comprehensive income	—	(84)	(0.7)	—	(108)	(1.0)	—	(100)	(11.8)
Noncontrolling interest	—	(67)	(0.6)	—	(197)	(1.7)	—	(47)	(5.5)
Dividends received deduction	—	(36)	(0.3)	—	(37)	(0.3)	—	(39)	(4.6)
Tax deconsolidation and separation costs	—	(104)	(1.0)	—	—	—	—	—	—
State and local income taxes	—	24	0.2	—	105	0.9	—	(4)	(0.5)
Other	—	(29)	(0.3)	—	(2)	—	—	1	0.1
Adjustments to prior year tax returns	—	(48)	(0.5)	—	(3)	—	—	(27)	(3.2)
Share based compensation payments excess tax deduction	—	(6)	(0.1)	—	4	—	—	10	1.2
Valuation allowance	—	157	1.5	—	26	0.2	—	(4)	(0.5)
Consolidated total amounts	$10,491	$2,012	19.2%	$11,254	$2,082	18.5%	$851	$(15)	(1.8)%
For the year ended December 31, 2022, there was a tax expense on income from operations, resulting in an effective tax rate on income from operations of 19.2%. The effective tax rate on income from operations differs from the statutory tax rate of 21.0% primarily due to tax benefits of $104 million of associated with the tax deconsolidation from AIG, $84 million reclassifications from accumulated other comprehensive income to income from operations related to the disposal of available for sale securities, $67 million associated with noncontrolling interest, and $36 million dividends received deduction. These tax benefits were partially offset by a tax charge of $157 million additional valuation allowance establishment primarily as a result of the tax deconsolidation.
For the year ended December 31, 2021, there was a tax expense on income from operations, resulting in an effective tax rate on income from operations of 18.5%. The effective tax rate on income from operations differs from the statutory tax rate of 21% primarily due to tax benefits of $108 million of reclassifications from accumulated other comprehensive income to income from operations related to the disposal of available for sale securities, $197 million associated with noncontrolling interest, $37 million dividends received deduction, and $69 million primarily associated with the release of reserves for uncertain tax positions, penalties and interest related to the recent completion of audit activity by the IRS. These tax benefits were partially offset by a tax charge of $105 million related to state and local income taxes and $18 million associated with the establishment of U.S. federal valuation allowance related to certain tax attribute carryforwards.
For the year ended December 31, 2020, there was a tax benefit on income from operations, resulting in an effective tax rate on income from operations of (1.8)%. The effective tax rate on income from operations differs from the statutory tax rate of 21% primarily due to tax benefits of $100 million of reclassifications from accumulated other comprehensive income to income from operations related to the disposal of available for sale securities, $47 million associated with noncontrolling interest, $39 million dividends received deduction and $27 million associated with tax adjustments related to prior year returns. These tax benefits are partially offset by a tax charge of $17 million related to changes in uncertain tax positions, including the accrual of IRS interest.
For the year ended December 31, 2022, we consider our foreign earnings with respect to certain operations in Europe to be indefinitely reinvested. These earnings relate to ongoing operations and have been reinvested in active business operations. A deferred tax liability has not been recorded for those foreign subsidiaries whose earnings are

Notes to Consolidated Financial Statements
22.Income Taxes (continued)
considered to be indefinitely reinvested. If recorded, such deferred tax liability would not be material to our consolidated financial condition. Deferred taxes, if necessary, have been provided on earnings of non-U.S. affiliates whose earnings are not indefinitely reinvested.
The following table presents the components of the net deferred tax assets (liabilities):

December 31,
(in millions)	2022	2021
Deferred tax assets:
Losses and tax credit carryforwards	$572	$214
Basis differences on investments	2,989	3,044
Fortitude Re funds withheld embedded derivative	—	541
Life policy reserves	1,561	2,811
Accruals not currently deductible, and other	61	2
Investments in foreign subsidiaries	—	1
Loss reserve discount	—	—
Fixed assets and intangible assets	885	1,160
Other	439	237
Employee benefits	81	—
Unrealized losses related to available for sale debt securities	4,928	—
Unearned premium reserve reduction	144	—
Market risk benefits	828	1,447
Total deferred tax assets	12,488	9,457
Deferred tax liabilities:
Employee benefits	—	(32)
Fortitude Re funds withheld embedded derivative	(863)	—
Deferred policy acquisition costs	(1,504)	(1,528)
Unrealized gains related to available for sale debt securities	—	(3,166)
Total deferred tax liabilities	(2,367)	(4,726)
Net deferred tax assets before valuation allowance	10,121	4,731
Valuation allowance	(1,752)	(169)
Net deferred tax assets (liabilities)	$8,369	$4,562
As of December 31, 2022, on a U.S. GAAP basis, we have U.S. federal net operating loss carryforwards of $459 million. Our net operating loss carryforwards of the AGC group have unlimited carryforward periods while net operating loss carryforwards of the Non-Life Group have carryforward periods expiring after 2028. A valuation allowance has been recorded on net operating loss carryforwards of the Non-Life Group, as discussed below.
ASSESSMENT OF DEFERRED TAX ASSET VALUATION ALLOWANCE
The evaluation of the recoverability of our deferred tax asset and the need for a valuation allowance requires us to weigh all positive and negative evidence to reach a conclusion that it is more likely than not that all or some portion of the deferred tax asset will not be realized. The weight given to the evidence is commensurate with the extent to which it can be objectively verified. The more negative evidence that exists, the more positive evidence is necessary and the more difficult it is to support a conclusion that a valuation allowance is not needed.
Our framework for assessing the recoverability of the deferred tax asset requires us to consider all available evidence, including:
•the nature, frequency, and amount of cumulative financial reporting income and losses in recent years;

Notes to Consolidated Financial Statements
22.Income Taxes (continued)
•the sustainability of recent operating profitability of our subsidiaries;
•the predictability of future operating profitability of the character necessary to realize the net deferred tax asset, including forecasts of future income for each of our businesses and actual and planned business and operational changes;
•the carryforward periods for the net operating loss, capital loss and foreign tax credit carryforwards, including the effect of reversing taxable temporary differences; and
•prudent and feasible actions and tax planning strategies that would be implemented, if necessary, to protect against the loss of the deferred tax asset.
Recent events, including the IPO, multiple changes in target interest rates by the Board of Governors of the Federal Reserve System and significant market volatility, impacted actual and projected results of our business operations as well as our views on potential effectiveness of certain prudent and feasible tax planning strategies. In order to demonstrate the predictability and sufficiency of future taxable income necessary to support the realizability of the net operating losses and foreign tax credit carryforwards, we have considered forecasts of future income for each of our businesses, including assumptions about future macroeconomic and Corebridge-specific conditions and events, and any impact these conditions and events may have on our prudent and feasible tax planning strategies.
The completion of the IPO resulted in the tax deconsolidation from the AIG Consolidated Tax Group. As discussed above, under applicable tax law, the AGC Group will not be permitted to join in the filing of a U.S. consolidated federal income tax return with the Non-Life Group for the five-year waiting period. Instead, the AGC Group is expected to file separately as members of the AGC consolidated U.S. federal income tax return during this period. Following the five-year waiting period, the AGC Group is expected to join U.S. consolidated federal income tax return with the Non-Life Group. Each separate U.S. federal tax filing group or separate U.S. tax filer is required to consider this five-year waiting period when assessing realization of their respective deferred tax assets including net operating loss and tax credit carryforwards. Taking into account the IPO and subsequent tax deconsolidation and their impact on projections of income and our analysis of their potential impact on utilization of our deferred tax assets for our U.S. federal tax filing groups, during 2022 we recorded an additional $133 million valuation allowance related to our tax attribute carryforwards and a portion of certain other deferred tax assets that are no longer more-likely-than-not to be realized.
As of December 31, 2022, the balance sheet reflects a valuation allowance of $151 million related to our tax attribute carryforwards and a portion of certain other deferred tax assets that are no longer more-likely-than-not to be realized.
Estimates of future taxable income, including income generated from prudent and feasible actions and tax planning strategies, impact of settlements with taxing authorities, and any changes to interpretations and assumptions related to the impact of the Inflation Reduction Act or the Tax Act could change in the near term, perhaps materially, which may require us to consider any potential impact to our assessment of the recoverability of the deferred tax asset. Such potential impact could be material to our consolidated financial condition or results of operations for an individual reporting period.
For the year ended December 31, 2022, recent changes in market conditions, including rising interest rates, impacted the unrealized tax capital gains and losses in the U.S. Life Insurance Companies’ available-for-sale securities portfolio, resulting in a deferred tax asset related to net unrealized tax capital losses. The deferred tax asset relates to the unrealized capital losses for which the carryforward period has not yet begun, and as such, when assessing its recoverability, we consider our ability and intent to hold the underlying securities to recovery. As of December 31, 2022, based on all available evidence, we concluded that a valuation allowance should be established on a portion of the deferred tax asset related to unrealized capital losses that are not more likely than not to be realized. For the year ended December 31, 2022, we established $1.4 billion of valuation allowance associated with the unrealized tax capital losses in the U.S. Life Insurance Companies’ available-for-sale securities portfolio. All of the valuation allowance established was allocated to other comprehensive income.

Notes to Consolidated Financial Statements
22.Income Taxes (continued)
For the year ended December 31, 2022, we recognized a net increase of $24 million in deferred tax asset valuation allowance associated with certain state and foreign jurisdictions, primarily attributable to current year activity.
TAX EXAMINATIONS AND LITIGATION
Corebridge Parent and certain U.S. subsidiaries are included in a consolidated U.S. federal income tax return with AIG through the date of IPO (short-period tax year 2022), and income tax expense is recorded, based on applicable U.S. and foreign laws. The AIG U.S. consolidated tax group is currently under IRS examination for the tax years 2011 through 2019 and is continuing to engage in the appeals process for years 2007 through 2010.
We are periodically advised of certain IRS and other adjustments identified in AIG’s consolidated tax return which are attributable to our operations. Under our tax sharing arrangement, we provide a charge or credit for the effect of the adjustments and the related interest in the period we are advised of such adjustments and interest.
The IRS challenged certain foreign tax credits claimed by Corebridge and certain U.S. subsidiaries related to the cross border financing transactions entered into in the years 2002-2004 while Corebridge and such subsidiaries were not part of the AIG Consolidated Tax Group. During the fourth quarter of 2020, Corebridge and the IRS executed a binding settlement agreement with respect to the underlying issues in those tax years. Review of the related interest calculations based on the settlement agreement concluded in the first quarter of 2022.
ACCOUNTING FOR UNCERTAINTY IN INCOME TAXES
The following table presents a reconciliation of the beginning and ending balances of the total amounts of gross unrecognized tax benefits:

Years Ended December 31,
(in millions)	2022	2021	2020
Gross unrecognized tax benefits, beginning of year	$18	$917	$1,173
Increases in tax positions for prior years	3	—	1
Decreases in tax positions for prior years	(1)	(899)	(5)
Increases in tax positions for current year	—	—	—
Settlements	—	—	(252)
Gross unrecognized tax benefits, end of year	$20	$18	$917
At December 31, 2022, 2021 and 2020, Corebridge subsidiaries had unrecognized tax benefits, excluding interest and penalties, which were $20 million, $18 million and $917 million, respectively. The activity for the years ended December 31, 2021 and 2020 is primarily attributable to the recent completion of audit activity by the IRS. Additionally, the activity for the year ended December 31, 2021 includes decreases of $846 million related to amounts for Cap Corp and certain of its affiliates that were adjusted through Shareholders’ equity in the Company’s Consolidated Financial Statements.
For December 31, 2020, our unrecognized tax benefit related to tax positions that, if recognized, would not affect the effective tax rate because they relate to such factors as the timing, rather than the permissibility, of the deduction were $10 million. Accordingly, at December 31, 2022, 2021 and 2020, the amounts of unrecognized tax benefits that, if recognized, would favorably affect the effective tax rate were $20 million, $18 million, and $907 million, respectively.
Interest and penalties related to unrecognized tax benefits are recognized in income tax expense. At December 31, 2022 and 2021, we had no accrued liabilities, and at December 31, 2020, we had accrued liabilities of $52 million. There was no interest activity related to unrecognized tax benefits for the year ended December 31, 2022. For the years ended December 31, 2021 and 2020, we accrued (benefit) expense of $(26) million and $2 million, respectively, for the payment of interest and penalties. Additionally, the activity for the year ended December 31, 2021 includes decreases of $26 million related to amounts for Cap Corp and certain of its affiliates that were adjusted through Shareholders’ equity in the Company’s Consolidated Financial Statements.

Notes to Consolidated Financial Statements
22.Income Taxes (continued)
Although it is reasonably possible that a change in the balance of unrecognized tax benefits may occur within the next 12 months, based on the information currently available, we do not expect any change to be material to our consolidated financial condition.
Listed below are the tax years that remain subject to examination by major tax jurisdictions:

December 31, 2022	Open Tax Years
Major Tax Jurisdiction
United States	2007-2021
United Kingdom	2021

Notes to Consolidated Financial Statements
23.    Related Parties
RELATED PARTY TRANSACTIONS
We may enter into a significant number of transactions with related parties in the normal course of business. Parties are considered to be related if one party has the ability to control or exercise significant influence over the other party in making financial or operating decisions, or if a party, directly or indirectly through one or more of its intermediaries, controls, is controlled by or is under common control with an entity. Our material transactions with related parties are described below.
The table below summarizes the material revenues and expenses of Corebridge, in connection with agreements with affiliated companies described below for the years ended December 31, 2022, 2021 and 2020:

	Years Ended December 31,
(in millions)	2022	2021	2020
Revenues:
Other income	$95	$85	$88
Net investment income - excluding Fortitude Re funds withheld assets	(1)	(14)	(12)
Total revenues	$94	$71	$76
Expenses:
General operating and other expenses	$131	$349	$317
Interest expense	79	82	146
Loss on extinguishment of debt	—	145	—
Total expenses	$210	$576	$463
Related Party Transactions with AIG
We have historically entered into various transactions with AIG, some of which are continuing. These transactions are described below. In addition, on September 14, 2022, we entered into a separation agreement with AIG (the “Separation Agreement”). The Separation Agreement governs the relationship between AIG and us following the IPO, including matters related to the allocation of assets and liabilities between the parties, indemnification obligations, our corporate governance, information rights for each party and consent rights of AIG with respect to certain business activities that we may undertake.
Reorganization Transactions
Transfer of Investment Management Operations
In connection with the IPO, we and AIG entered into agreements to effectuate the transfer of substantially all of the entities that conducted AIG Group’s investment management operations from AIG to us. Specifically, AIG formed a new investment management holding company, SAFG Capital LLC, to which it transferred subsidiaries which conducted its investment management operations, subject to certain limited exceptions. SAFG Capital LLC was contributed to us, effective December 31, 2021.
Transfer of Fortitude Re Interest
On October 1, 2021, AIG contributed to us its entire 3.5% ownership interest in Fortitude Re Bermuda. Currently, we hold a less than 3% interest in Fortitude Re Bermuda.
Transfer of AIG Technologies, Inc. and Eastgreen, Inc.
We purchased AIGT and Eastgreen from AIG on February 28, 2022 for total consideration of $107 million. AIGT provides data processing, technology and infrastructure services to AIG entities in the United States, including management of AIG hardware and networks. AIGT utilizes two data centers to provide its services. The

Notes to Consolidated Financial Statements
23.Related Parties YE (continued)
real estate related to the two data centers is owned by Eastgreen. To the extent needed, AIGT will continue to provide services to AIG for a transition period.
European Insurance Entities
In 2021, AIG transferred AIG Life (United Kingdom) and Laya to us.
Advisory Transactions
Certain of our investment management subsidiaries, including AMG, AMG Europe and AIG Credit Management (“AIGCM”), LLC, provide advisory, management, allocation, structuring, planning, oversight, administration and similar services (collectively, “Investment Services”) with respect to the investment portfolios of AIG. Investment Services are provided primarily pursuant to investment management, investment advisory and similar agreements (“IMAs”), under which our subsidiaries are appointed as investment manager and are authorized to manage client investment portfolios on a fully discretionary basis, subject to agreed investment guidelines. Certain of our subsidiaries are also authorized under the IMAs to retain, oversee and direct third-party investment advisers and managers for and on behalf of these AIG clients. In some cases, Investment Services are provided through the clients’ participation in private investment funds, RMBS, CLO and other pooled investment vehicles and investment products (collectively, “Funds”) sponsored or managed by us.
Separately, certain of our subsidiaries provide portfolio administration and investment planning, performance evaluation and oversight services to AIG PC International, LLC (“AIGPCI”), on a non-discretionary basis, with respect to the investment portfolios of various of AIGPCI’s non-U.S. subsidiaries. In some cases, these services are directly provided to AIGPCI’s non-US subsidiaries. We offer our Funds to AIGPCI’s non-U.S. subsidiaries. Our subsidiaries earn investment management and advisory fees under the IMAs and other service agreements, as well as management fees and carried interest distributions or similar performance-based compensation under the Funds’ operating agreements, the majority of which are based on, or calibrated to approximate, the costs of providing the services. With respect to a minority of the AIG client portfolios, which relate to assets backing risks that have been transferred to third parties, our subsidiaries earn market-based fees. Management and advisory fee income for these Investment Services and related services reflected in Other income on the Consolidated Statements of Income (Loss) was $95 million, $85 million and $88 million for the years ended December 31, 2022, 2021 and 2020, respectively.
Capital Markets Agreements
We receive a suite of capital markets services from AIG, including securities lending, collateral management, repurchase transactions, derivatives execution and support, and operational support services, for which we pay a fee. AIGM provides these services through various services agreements. In addition, in the ordinary course of business, we enter into OTC derivative transactions with AIGM under standard ISDA Master Agreements. The total expenses incurred for services provided by AIGM reflected in Net investment income - excluding Fortitude Re funds withheld assets on the Consolidated Statements of Income (Loss) were $15 million, $17 million and $19 million for the years ended December 31, 2022, 2021 and 2020, respectively. The derivative assets, net of gross assets and gross liabilities after collateral were $12 million and $256 million as of December 31, 2022 and December 31, 2021, respectively. The derivative liabilities, net of gross assets and gross liabilities after collateral were $— million and $2 million as of December 31, 2022 and December 31, 2021, respectively. The collateral posted to AIGM was $1,518 million and $803 million as of December 31, 2022 and December 31, 2021, respectively. The collateral held by us was $380 million and $770 million as of December 31, 2022 and December 31, 2021, respectively.
In addition, we entered into certain unsecured derivative transactions with AIG. The derivative assets, net of gross assets and gross liabilities after collateral were $253 million and $406 million as of December 31, 2022 and December 31, 2021, respectively. There were no derivative net liabilities as of December 31, 2022 and December 31, 2021, respectively. In relation to these derivatives, there was no collateral posted to AIG or collateral held by us as of December 31, 2022 and December 31, 2021, respectively.
For further details regarding derivatives, see Note 10.

Notes to Consolidated Financial Statements
23.Related Parties YE (continued)
General Services Agreements
Pursuant to the provisions of a Service and Expense Agreement (the “AIG Service and Expense Agreement”) effective February 1, 1974, as amended, we and AIG have provided various services to each other at cost, including, but not limited to, advertising, accounting, actuarial, tax, legal, data processing, claims adjustment, employee cafeteria, office space, payroll, information technology services, capital markets services, services that support financial transactions and budgeting, risk management and compliance services, human resources services, insurance, operations and other support services.
On September 14, 2022, we entered into a Transitional Services Agreement (the “TSA”) with AIG regarding the continued provision of services between the Company and AIG on a transitional basis. The TSA has generally replaced the AIG Service and Expense Agreement for services provided between the parties.
Amounts due to AIG under these agreements were $311 million and $262 million as of December 31, 2022 and December 31, 2021, respectively. Amounts due from AIG were $54 million and $43 million as of December 31, 2022 and December 31, 2021, respectively. The total service expenses incurred specific to these agreements reflected in General operating and other expenses on the Consolidated Statements of Income (Loss) were $114 million, $229 million and $204 million for the years ended December 31, 2022, 2021 and 2020, respectively.
Reinsurance Transactions
From time to time, AIG Life (United Kingdom) has entered into various coinsurance agreements with AIRCO as follows:
•In 2018, AIG Life (United Kingdom) ceded risks to AIRCO relating to the payment of obligations of life-contingent annuity claims in the annuitization phase of the contracts on or after June 30, 2018.
•In 2019 and 2020, AIG Life (United Kingdom) ceded risks to AIRCO relating to certain whole life policies issued prior to and subsequent to July 1, 2019, respectively.
Reinsurance assets related to these agreements were $70 million and $167 million as of December 31, 2022 and December 31, 2021, respectively. Amounts payable to AIRCO were $32 million and $7 million as of December 31, 2022 and December 31, 2021, respectively. Ceded premiums related to these agreements were $41 million, $42 million and $33 million for the years ended December 31, 2022, 2021 and 2020, respectively.
For further details of reinsurance transactions, see Note 7.
Guarantees
Prior to the IPO, AIG provided certain guarantees to us as described below. Pursuant to the Separation Agreement, we will indemnify, defend and hold harmless AIG against or from any liability arising from or related to these guarantees.
Certain of our insurance subsidiaries benefit from General Guarantee Agreements under which AHAC or NUFIC has unconditionally and irrevocably guaranteed all present and future obligations arising from certain insurance policies issued by these subsidiaries (a “Guaranteed Policy” or the “Guaranteed Policies”). AHAC and NUFIC are required to perform under the agreements if one of the insurance subsidiaries fails to make payments due under a Guaranteed Policy. These General Guarantee Agreements have all been terminated as to insurance policies issued after the date of termination. AHAC and NUFIC have not been required to perform under any of the agreements but remain contingently liable for all policyholder obligations associated with the Guaranteed Policies. We did not pay any fees under these agreements for the years ended December 31, 2022 and 2021.
AGC is a party to a CMA with AIG. Among other things, the CMA provides that AIG will maintain the total adjusted capital of AGC at or above a specified minimum percentage of AGC’s projected Company Action Level Risk Based Capital. AIG did not make any capital contributions to AGC under the CMA during the year ended December 31, 2022. As of December 31, 2022, 2021 and 2020, the specified minimum capital percentage in the CMA was 250%.

Notes to Consolidated Financial Statements
23.Related Parties YE (continued)
AIG provides a full and unconditional guarantee of all outstanding notes and junior subordinated debentures of AIGLH. This includes:
•the AIGLH External Debt Guarantee; and
•a guarantee in connection with a sale-leaseback transaction in 2020. Pursuant to this transaction, AIGLH issued promissory notes to AGL with maturity dates of up to five years. These promissory notes are guaranteed by AIG for the benefit of AGL. We paid no fees for these guarantees for the years ended December 31, 2022 and 2021.
In addition to the Separation Agreement, we have entered into a guarantee reimbursement agreement with AIG which provides that we will reimburse AIG for the full amount of any payment made by or on behalf of AIG pursuant to the AIGLH External Debt Guarantee. We have also entered into a collateral agreement with AIG which provides that in the event of: (i) a ratings downgrade of Corebridge Parent or AIGLH long-term unsecured indebtedness below specified levels or (ii) the failure by AIGLH to pay principal and interest on the External Debt when due, we must collateralize an amount equal to the sum of: (i) 100% of the principal amount outstanding, (ii) accrued and unpaid interest and (iii) 100% of the net present value of scheduled interest payments through the maturity dates of the AIGLH External Debt.
We were the guarantor on two letters of credit which were further guaranteed by AIG in support of two affordable housing properties. On June 1, 2021, the loan associated with one of the properties was fully repaid and the letter of credit was subsequently released. On March 22, 2022, the remaining letter of credit was cancelled and replaced by April Housing, a subsidiary of Blackstone.
In addition to the guarantees above, we may provide to or receive from AIG, or to or from third-parties on behalf of AIG, customary guarantees in relation to certain lending and real estate transactions. These guarantees of certain amounts in connection with borrowings or environmental indemnifications and non-recourse carve-outs are limited to situations in which the borrower commits certain “bad acts” as defined in each applicable transaction document, including fraud or intentional misrepresentation, intentional waste or willful misconduct. As of December 31, 2022, none of these guarantees became payable.
For further details regarding guarantees provided by AIG, see Note 16
Credit Facilities and Funding Arrangements
We were party to certain revolving credit facilities with AIG which terminated on September 19, 2022.
Also, prior to September 19, 2022, we participated in funding arrangements whereby each participating subsidiary placed funds on deposit with AIG in exchange for a stated rate of interest. These funding arrangements terminated on September 19, 2022. Our receivables under these arrangements of $0.4 billion and $1.0 billion as of December 31, 2022 and December 31, 2021, respectively, were recorded in Short-term investments on the Consolidated Balance Sheets. Interest earned on these deposits, reflected in Net investment income - excluding Fortitude Re funds withheld assets on the Consolidated Statements of Income (Loss), was $14 million, $3 million and $7 million for the years ended December 31, 2022, 2021 and 2020, respectively.
Promissory Notes
In 2019, AIG Global Real Estate Investment Corp. issued a note to Lexington Insurance Company of $250 million. This note was repaid on February 12, 2021.
In November 2021, we issued a promissory note to AIG in the amount of $8.3 billion. Interest expense incurred specific to this note reflected in Interest expense on the Consolidated Statements of Income (Loss) was $46 million for the year ended December 31, 2022. We repaid the principal and accrued interest of this note during the year ended December 31, 2022.
For further details on debt, see Note 15.

Notes to Consolidated Financial Statements
23.Related Parties YE (continued)
Purchase of Securitized Notes from AIG
On September 9, 2022, certain of our insurance companies purchased from AIG senior debt issued by, as well as 100% of the ownership interests in, special purpose entities that held collateralized debt obligations for a total value of approximately $800 million. As a result of these transactions, we owned all the interests related to these investments and consolidate them in our financial statements. As of December 31, 2022, we sold the underlying collateralized debt obligations.
Purchase of Residential Mortgage Loans
On December 23, 2022, certain Corebridge subsidiaries executed four Sale Transfer and Assignment agreements with certain AIG subsidiaries to purchase certain participation interests in residential mortgage loans.
Tax Sharing Agreements
Prior to the IPO, Corebridge and SAFG Capital LLC were included in the consolidated federal income tax return of AIG as well as certain state tax returns where AIG files on a combined or unitary basis. The table below summarizes payments to or refunds from AIG in connection with the tax sharing agreements for the years ended December 31, 2022, 2021 and 2020.
For further details on tax impact of the IPO, see Note 22.

Years Ended December 31,
(in millions)	2022	2021	2020
Payment or (refund):
Corebridge	$1,018	$1,537	$1,716
SAFG Capital LLC	14	(5)	(9)
Total	$1,032	$1,532	$1,707
On September 14, 2022, we entered into a tax matters agreement with AIG that governs the parties’ respective rights, responsibilities and obligations with respect to taxes, including the allocation of current and historic tax liabilities (whether income or non-income consolidated or stand-alone) between us and AIG (the “Tax Matters Agreement”). The Tax Matters Agreement governs, among other things, procedural matters, such as filing of tax returns, tax elections, control and settlement of tax controversies and entitlement to tax refunds and tax attributes.
Employee Compensation and Benefits
Our employees participate in certain of AIG’s employee benefit programs. We had a payable of $59 million and $66 million as of December 31, 2022 and December 31, 2021, respectively, with respect to these programs. On September 14, 2022, we entered into an employee matters agreement with AIG (the “EMA”). The EMA allocates liabilities and responsibilities relating to employment matters, employee compensation and benefits plans and programs, and other related matters between us and AIG. The EMA generally provides that, unless otherwise specified, each party is responsible for liabilities associated with their current and former employees for purposes of compensation and benefit matters following the IPO.
Related Party Transactions with Blackstone
We entered into a long-term asset management relationship with Blackstone to manage a portion of our investment portfolio beginning in the fourth quarter of 2021 and the investment expense incurred was $147 million and $18 million for the years ended December 31, 2022 and 2021, respectively.
For further details of our strategic partnership with Blackstone, see Note 1.

Notes to Consolidated Financial Statements
23.Related Parties YE (continued)
Related Party Transactions with Variable Interest Entities
In the ordinary course of business, we enter into various arrangements with VIEs, and we consolidate the VIE if we are determined to be the primary beneficiary. In certain situations, we may have a variable interest in a VIE that is consolidated by an affiliate, and in other instances, affiliates may have variable interests in a VIE that is consolidated by us. The total debt of consolidated VIEs held by affiliates was $308 million and $760 million as of December 31, 2022 and December 31, 2021, respectively. The interest expense incurred on the debt reflected in Interest expense on the Consolidated Statements of Income (Loss) was $33 million, $64 million and $141 million for the years ended December 31, 2022, 2021 and 2020, respectively.
Additionally, during 2021, we terminated six VIEs and recorded a loss on extinguishment of debt of $145 million. There was no VIE terminated during 2022. The noncontrolling interest included in the Consolidated Balance Sheets related to the VIEs held by affiliates was $537 million and $1.5 billion as of December 31, 2022 and December 31, 2021, respectively. The gain/(loss) attributable to noncontrolling interest of consolidated VIEs held by affiliates was $52 million, $499 million and $169 million for the years ended December 31, 2022, 2021 and 2020, respectively.
In addition to transactions with VIEs, Corebridge has entered into other structured financing arrangements supporting real estate properties and other types of assets with other AIG affiliates. These financing arrangements are reported in Other invested assets in the Consolidated Balance Sheets. Certain of these and the VIE structures above also include commitments for funding from other AIG affiliates.
For additional information related to VIEs and other investments, see Notes 5 and 9.

Summary of Investments – Other than Investments in Related Parties

			Schedule I
December 31, 2022			Amount at which shown in the Balance Sheet
(in millions)	Cost(a)(b)	Fair Value(b)
Fixed maturities:
U.S. government and government sponsored entities	$1,405	$1,198	$1,198
Obligations of states, municipalities and political subdivisions	6,845	5,963	5,963
Non-U.S. governments	5,273	4,414	4,414
Public utilities	20,187	16,611	16,611
All other corporate debt securities	106,103	90,303	90,303
Mortgage-backed, asset-backed and collateralized	45,230	42,073	42,073
Total fixed maturity securities	185,043	160,562	160,562
Equity securities and mutual funds:
Common stock:
Public utilities	—	—	—
Banks, trust and insurance companies	2	2	2
Industrial, miscellaneous and all other	64	64	64
Total common stock	66	66	66
Preferred stock	27	27	27
Mutual funds	77	77	77
Total equity securities and mutual funds	170	170	170
Mortgage and other loans receivable, net of allowance
Commercial mortgages	32,993	29,998	32,993
Residential mortgages	5,856	4,950	5,856
Life insurance policy loans	1,750	1,752	1,750
Commercial loans, other loans and notes receivable	4,567	4,430	4,567
Total mortgage and other loans receivable	45,166	41,130	45,166
Allowance for credit losses	(600)	—	(600)
Total mortgage and other loans receivable, net of allowance	44,566	41,130	44,566
Other invested assets(c)	11,034	10,418	10,418
Short-term investments, at cost (approximates fair value)	4,400	4,400	4,400
Derivative assets(d) (e)	299	299	299
Total investments	$245,512	$216,979	$220,415
__________________
(a)Original cost of fixed maturities is reduced by repayments and adjusted for amortization of premiums or accretion of discounts.
(b)The table above includes available for sale securities issued by related parties. This includes RMBS securities which had a fair value of $39 million and an amortized cost of $43 million.
(c)Includes $6 million of investments in related parties.
(d)Includes $265 million of derivative assets with related parties.
(e)Excludes $97 million of derivative liabilities.

Condensed Financial Information of Registrant
Balance Sheets - Parent Company Only

	Schedule II
December 31,
(in millions, except per common share data)	2022	2021
Assets:
Short-term investments	$1,499	$465
Other investments	198	142
Total investments	1,697	607
Cash	9	2
Due from affiliates - net*	42	1
Current tax receivable	292	25
Deferred income taxes	108	141
Investment in consolidated subsidiaries*	16,543	34,984
Other assets	83	43
Total assets	$18,774	$35,803
Liabilities:
Due to affiliate*	$271	$58
Deferred tax liabilities	10	—
Short term debt	1,500	8,317
Long term debt	7,441	—
Other liabilities	172	198
Total liabilities	9,394	8,573
Corebridge Shareholders’ equity:
Common stock, $0.01 par value; 2,500,000,000 shares authorized; 645,000,000 shares issued	6	—
Common stock class A, $0.01 par value; 2,252,500,000 shares authorized; 581,145,000 shares issued	—	5
Common stock class B, $0.01 par value; 247,500,000 shares authorized; 63,855,000 shares issued	—	1
Additional paid-in capital	8,030	8,054
Retained earnings	18,207	10,937
Accumulated other comprehensive income	(16,863)	8,233
Total Corebridge Shareholders’ equity	9,380	27,230
Total liabilities and equity	$18,774	$35,803
__________________
*Eliminated for the consolidated Corebridge financial statements.
See accompanying Notes to Condensed Financial Information of Registrant.

Condensed Financial Information of Registrant (Continued)
Statements of Income (Loss) and Comprehensive Income (Loss) - Parent Company Only

		Schedule II
Years Ended December 31,
(in millions)	2022	2021	2020
Revenues:
Equity in undistributed net income (loss) of consolidated subsidiaries*	$6,897	$4,392	$113
Dividend income from consolidated subsidiaries*	1,781	1,893	422
Interest income	79	365	235
Net realized gains (losses)	4	62	(3)
Total revenues	8,761	6,712	767
Expenses:
Interest expense	266	18	2
Net (gain) loss on sale of divested businesses	—	(2,438)	—
Other expenses	507	191	130
Total expenses	773	(2,229)	132
Income from continuing operations before income tax expense (benefit)	7,988	8,941	635
Income tax expense (benefit)	(171)	698	(7)
Net income attributable to Corebridge Parent	8,159	8,243	642
Other comprehensive income (loss)	(25,096)	(4,091)	5,324
Total comprehensive income (loss) attributable to Corebridge Parent	$(16,937)	$4,152	$5,966
__________________
*Eliminated for the consolidated Corebridge financial statements.
See accompanying Notes to Condensed Financial Information of Registrant.

Condensed Financial Information of Registrant (Continued)
Statements of Cash Flows – Parent Company Only

		Schedule II
Years Ended December 31,
(in millions)	2022	2021	2020
Net cash provided by (used in) operating activities	$1,149	$519	$405
Cash flows from investing activities:
Contributions to subsidiaries	—	—	(135)
Sales or distributions of:
Available for sale securities	1	132	2
Other invested assets	—	232	187
Maturities of fixed maturity securities available for sale	—	86	13
Principal payments received on mortgage and other loans receivable	—	61	59
Purchase of:
Other invested assets	—	(23)	(7)
Mortgage and other loans receivable issued	—	(26)	(17)
Acquisition of businesses, net of cash and restricted cash acquired	(107)	—	—
Net change in short-term investments	(1,034)	54	(191)
Net change in derivative assets and liabilities	223	—	—
Net cash provided by (used in) investing activities	(917)	516	(89)
Cash flows from financing activities:
Dividends paid on common stock	(876)	—	—
Issuance of long-term debt	7,451	—	—
Issuance of short-term debt	1,500	—	—
Repayments of short-term debt	(8,300)	—	—
Distributions to AIG	—	(1,008)	(450)
Distributions to Class B shareholder	—	(34)	—
Contributions from AIG	—	—	135
Net cash used in financing activities	(225)	(1,042)	(315)
Net increase (decrease) in cash and restricted cash	7	(7)	1
Cash and restricted cash at beginning of year	2	9	8
Cash and restricted cash at end of year	$9	$2	$9

Condensed Financial Information of Registrant (Continued)

Supplementary disclosure of cash flow information:
	Years ended December 31,
(in millions)	2022	2021	2020
Cash	$9	$2	$—
Restricted cash included in Other assets	—	—	9
Total cash and restricted cash shown in Statements of Cash Flows –
Corebridge Parent Company Only	$9	$2	$9
Cash (paid) received during the period for:
Taxes:
Income tax authorities	$116	$32	$39
Intercompany non-cash financing and investing activities:
Capital distributions	$—	$12,144	$—
Capital contributions	$—	$403	$126
See accompanying Notes to Condensed Financial Information of Registrant.

Condensed Financial Information of Registrant (Continued)
Notes to Condensed Financial Information of Registrant
1.     Basis of Presentation
Corebridge’s investments in consolidated subsidiaries are stated at cost plus equity in undistributed income of consolidated subsidiaries. The condensed financial statements of Corebridge Parent (the “Registrant”) should be read in conjunction with the consolidated financial statements of Corebridge and the notes thereto (the “Consolidated Financial Statements”). The accounting policies of the Registrant are consistent with the accounting policies disclosed on the consolidated financial statements as applicable.
The Registrant includes in its Statement of Income dividends from its subsidiaries and equity in undistributed income (loss) of consolidated subsidiaries, which represents the net income (loss) of each of its wholly owned subsidiaries.
Financial information presented for prior years were retrospectively adjusted to reflect the internal reorganization discussed in Note 1 of the consolidated financial statements of Corebridge.
We identified a misclassification related to the balance sheet presentation of the deferred tax assets which resulted in an overstatement of Deferred tax assets and an overstatement of deferred tax liabilities. These balance sheet-only items had no impact to total equity, the statements of income (loss) and comprehensive income (loss)and statement of cash flows. Accordingly, the deferred tax assets and deferred tax liabilities were decreased by $3.9 billion as of December 31, 2021.
2.     Debt
Short-term and long-term debt is carried at the principal amount borrowed, including unamortized discounts, and fair value adjustments, when applicable.
The following table lists our total debt outstanding at December 31, 2022 and December 31, 2021. The interest rates presented in the following table are the range of contractual rates in effect at December 31, 2022, including fixed and variable rates:

(in millions)	Range of Interest Rate(s)	Maturity Date(s)	December 31, 2022	December 31, 2021
Short-term debt issued or borrowed by Corebridge:
Affiliated senior promissory note with AIG	LIBOR+100bps	2022	$—	$8,317
Three-Year DDTL Facility	5.80%	2023	1,500	—
Total short-term debt			$1,500	$8,317
Long-term debt issued by Corebridge:
Senior unsecured notes*	3.50% - 4.40%	2025 - 2052	$6,500	$—
Hybrid junior subordinated notes	6.875%	2052	1,000	—
Total long-term debt			7,500	—
Debt issuance costs			(59)	—
Total long-term debt, net of debt issuance costs			$7,441	$—
_______________
*Interest rates reflect contractual amounts and do not reflect the effective borrowing rate after giving effect to the cash flow hedges.
SENIOR UNSECURED NOTES AND DELAYED DRAW TERM LOAN
For further details regarding the Senior unsecured notes and Three-Year DDTL Facility, see Note 15 to our audited annual consolidated financial statements.

Condensed Financial Information of Registrant (Continued)
HYBRID JUNIOR SUBORDINATED NOTES
For further details regarding the Hybrid junior subordinated notes, see Note 15 to our audited annual consolidated financial statements.
AFFILIATED NOTE
In November 2021, Corebridge Parent issued an $8.3 billion senior promissory note to AIG. We used the net proceeds from the senior unsecured notes, the net proceeds from the hybrid junior subordinated notes and a portion of the borrowing of the Three-Year DDTL Facility, discussed in Note 15 to our audited annual consolidated financial statements, to repay the principal balance and accrued interest of this note to AIG. The interest rate per annum was equal to LIBOR plus 100 basis points and accrued semi-annually in arrears on March 1 and September 1 of each year, beginning on March 1, 2022.
AFFILIATED CREDIT FACILITIES
Corebridge Parent has entered into two revolving loan facilities where our participating subsidiaries can, on a several basis, borrow monies from Corebridge Parent subject to the terms and conditions stated therein. Principal amounts borrowed under each of these facilities could be repaid and re-borrowed, in whole or in part, from time to time, without penalty. As of December 31, 2022, there were no amounts owed under these facilities.
INTERCOMPANY LENDING FACILITIES
Corebridge Parent maintains two uncommitted intercompany lending facilities for its life insurance companies and certain other affiliates for short-term financing needs.
REVOLVING CREDIT AGREEMENT
On May 12, 2022, Corebridge Parent entered into the Revolving Credit Agreement (the “Credit Agreement”).
For further details regarding the Revolving credit agreement, see Note 15 to our audited annual consolidated financial statements.
LETTERS OF CREDIT
Effective July 28, 2022, Corebridge Parent replaced AIG as applicant and guarantor on two letters of credit totaling £80 million, for the benefit of AIG Life (United Kingdom). Effective January 1, 2023, Corebridge Parent replaced this letter of credit with a single letter of credit of £80 million. The letter of credit supports AIG Life (United Kingdom)’s capital position and will be counted as Tier 2 capital under EU Solvency II regulations as approved by the Prudential Regulation Authority.
AIG Bermuda had a $250 million letter of credit guaranteed by AIG that is used to support the credit for reinsurance provided by AIG Bermuda. Effective May 9, 2022, the letter of credit was reduced from $250 million to $175 million, and effective May 12, 2022, Corebridge Parent has replaced AIG as the guarantor.
For further details regarding the letters of credits, see Note 15 to our audited annual consolidated financial statements.
3.    Guarantees
Corebridge Parent is the guarantor of a promissory note between AGL and SAFG Capital LLC to fund warehousing the origination of GRE transactions and CLO transactions.
Corebridge Parent entered into a general guarantee in favor of each holder of any monetary obligation or liability of Corebridge Markets, LLC, which transacts in various capital markets instruments.
Corebridge Parent entered into a Capital and Liquidity Support Agreement with VALIC Trust Company Inc. for regulatory reasons.

Supplementary Insurance Information

At December 31, 2022 and 2021				Schedule III
Segment (in millions)	Deferred Policy Acquisition Costs and Value of Business Acquired	Future Policy Benefits	Policy and Contract Claims	Unearned Premiums
2022
Individual Retirement	$4,646	$1,359	$41	$—
Group Retirement	1,061	223	1	—
Life Insurance	4,805	13,354	1,229	54
Institutional Markets	51	13,745	40	—
Corporate and Other	—	21,837	122	6
Total Corebridge	$10,563	$50,518	$1,433	$60
2021
Individual Retirement	$4,607	$1,496	$30	$—
Group Retirement	1,079	275	1	—
Life Insurance	4,874	18,535	1,370	62
Institutional Markets	38	15,109	59	—
Corporate and Other	—	28,855	67	6
Total Corebridge	$10,598	$64,270	$1,527	$68

For the years ended December 31, 2022, 2021 and 2020
Segment (in millions)	Premiums and Policy Fees	Net Investment Income	Other Income(a)	Benefits(b)	Amortization of Deferred Policy Acquisition Costs and Value of Business Acquired	Other Operating Expenses
2022
Individual Retirement	$976	$3,872	$463	$2,222	$523	$936
Group Retirement	435	1,976	312	1,186	80	705
Life Insurance	3,427	1,386	126	3,338	410	740
Institutional Markets	3,085	1,017	3	3,706	7	96
Corporate and Other	82	1,325	121	—	—	680
Total Corebridge	$8,005	$9,576	$1,025	$10,452	$1,020	$3,157
2021
Individual Retirement	$991	$4,356	$592	$2,112	$451	$1,049
Group Retirement	502	2,396	337	1,191	78	722
Life Insurance	3,126	1,614	110	3,211	416	790
Institutional Markets	3,953	1,134	2	4,435	6	103
Corporate and Other	86	2,172	134	—	—	385
Total Corebridge	$8,658	$11,672	$1,175	$10,949	$951	$3,049
2020
Individual Retirement	$1,013	$4,154	$577	$2,170	$523	$1,011
Group Retirement	462	2,193	275	1,200	7	741
Life Insurance	2,909	1,520	96	3,593	8	764
Institutional Markets	2,757	917	2	3,167	5	117
Corporate and Other	74	1,732	122	—	—	314
Total Corebridge	$7,215	$10,516	$1,072	$10,130	$543	$2,947
__________________
(a)Other income represents advisory fee income and other income balances.
(b)Benefits represents policyholder benefits and interest credited to policyholder account balances.

Reinsurance
At December 31, 2022, 2021 and 2020 and for the years then ended

					Schedule IV
(in millions)	Gross Amount	Ceded to Other Companies	Assumed from Other Companies	Net Amount	Percent of Amount Assumed to Net
2022
Life insurance in force	$1,280,831	$346,879	$188	$934,140	—%
Premiums Earned:
Life Insurance and Annuities	$4,651	934	1,318	5,035	26.2%
Accident and Health	88	32	—	56	—
Total	$4,739	966	1,318	5,091	25.9%
2021
Life insurance in force	$1,280,090	$363,008	$192	$917,274	—
Premiums Earned:
Life Insurance and Annuities	$4,503	1,179	2,265	5,589	40.5%
Accident and Health	100	36	—	64	—
Total	$4,603	1,215	2,265	5,653	40.1%
2020
Life insurance in force	$1,243,389	$349,453	$225	$894,161	—
Premiums Earned:
Life Insurance and Annuities	$4,273	1,072	1,073	4,274	25.1%
Accident and Health	111	44	—	67	—
Total	$4,384	$1,116	$1,073	$4,341	24.7%

Corebridge Financial, Inc.
Condensed Consolidated Balance Sheets (unaudited)

(in millions, except for share data)	March 31, 2023	December 31, 2022
Assets:
Investments:
Fixed maturity securities:
Bonds available for sale, at fair value, net of allowance for credit losses of $96 in 2023 and $148 in 2022 (amortized cost: 2023 - $179,471; 2022 - $181,274)*	$159,061	$156,793
Other bond securities, at fair value (See Note 5)*	4,103	3,769
Equity securities, at fair value (See Note 5)*	191	170
Mortgage and other loans receivable, net of allowance for credit losses of $659 in 2023 and $600 in 2022*	45,869	44,566
Other invested assets (portion measured at fair value: 2023 - $7,934; 2022 - $7,879)*	10,496	10,418
Short-term investments, including restricted cash of $55 in 2023 and $69 in 2022 (portion measured at fair value: 2023 - $1,540; 2022 - $1,357)*	4,006	4,400
Total investments	223,726	220,116
Cash*	465	552
Accrued investment income*	1,923	1,813
Premiums and other receivables, net of allowance for credit losses and disputes of $1 in 2023 and $1 in 2022	745	916
Reinsurance assets - Fortitude Re, net of allowance for credit losses and disputes of $0 in 2023 and $0 in 2022	27,238	26,844
Reinsurance assets - other, net of allowance for credit losses and disputes of $74 in 2023 and $84 in 2022	2,643	2,517
Deferred income taxes	8,435	8,831
Deferred policy acquisition costs and value of business acquired	10,641	10,563
Market risk benefit assets, at fair value	830	796
Other assets, including restricted cash of $4 in 2023 and $12 in 2022 (portion measured at fair value: 2023 - $690; 2022 - $299)*	2,688	2,521
Separate account assets, at fair value	87,357	84,853
Total assets	$366,691	$360,322
Liabilities:
Future policy benefits for life and accident and health insurance contracts	$53,406	$50,518
Policyholder contract deposits (portion measured at fair value: 2023 - $6,180; 2022 - $5,464)	158,025	156,058
Market risk benefit liabilities, at fair value	5,144	4,736
Other policyholder funds	2,897	2,885
Fortitude Re funds withheld payable (portion measured at fair value: 2023 - $1,774; 2022 - $1,262)	26,633	26,551
Other liabilities (portion measured at fair value: 2023 - $159; 2022 - $97)*	8,705	9,076
Short-term debt	1,500	1,500
Long-term debt	7,871	7,868
Debt of consolidated investment entities (portion measured at fair value: 2023 - $6; 2022 - $6)*	2,688	5,958
Separate account liabilities	87,357	84,853
Total liabilities	$354,226	$350,003

(in millions, except for share data)	March 31, 2023	December 31, 2022
Contingencies, commitments and guarantees (See Note 14)
Corebridge Shareholders' equity:
Common stock, $0.01 par value; 2,500,000,000 shares authorized; shares issued: 2023 - 648,129,652 and 2022 645,000,000	6	6
Additional paid-in capital	8,024	8,030
Retained earnings	17,592	18,207
Accumulated other comprehensive loss	(14,067)	(16,863)
Total Corebridge Shareholders' equity	11,555	9,380
Non-redeemable noncontrolling interests	910	939
Total equity	12,465	10,319
Total liabilities and equity	$366,691	$360,322
__________________
*See Note 8 for details of balances associated with variable interest entities.
See accompanying Notes to Condensed Consolidated Financial Statements (Unaudited).

Corebridge Financial, Inc.
Condensed Consolidated Statements of Income (Loss) (unaudited)

	Three Months Ended March 31,
(in millions, except per common share data)	2023	2022
Revenues:
Premiums	$2,105	$735
Policy fees	698	730
Net investment income:
Net investment income - excluding Fortitude Re funds withheld assets	2,301	2,303
Net investment income - Fortitude Re funds withheld assets	394	278
Total net investment income	2,695	2,581
Net realized gains (losses):
Net realized gains (losses) - excluding Fortitude Re funds withheld assets and embedded derivative	(453)	173
Net realized gains (losses) on Fortitude Re funds withheld assets	20	(123)
Net realized gains (losses) on Fortitude Re funds withheld embedded derivative	(1,025)	2,837
Total net realized gains (losses)	(1,458)	2,887
Advisory fee income	116	131
Other income	106	176
Total revenues	4,262	7,240
Benefits and expenses:
Policyholder benefits (including remeasurement (gains) losses of $64 and $147, for the three months ended March 31, 2023 and 2022, respectively)	2,495	1,168
Change in the fair value of market risk benefits, net	196	(233)
Interest credited to policyholder account balances	1,026	878
Amortization of deferred policy acquisition costs and value of business acquired	256	243
Non-deferrable insurance commissions	136	144
Advisory fee expenses	65	71
General operating expenses	582	586
Interest expense	172	81
Net loss on divestitures	3	2
Total benefits and expenses	4,931	2,940
Income (loss) before income tax expense (benefit)	(669)	4,300
Income tax expense (benefit)	(216)	859
Net income (loss)	(453)	3,441
Less:
Net income (loss) attributable to noncontrolling interests	6	75
Net income (loss) attributable to Corebridge	$(459)	$3,366

Income (loss) per common share attributable to Corebridge common shareholders:
Common stock - Basic	$(0.70)	$5.22
Common stock - Diluted	$(0.70)	$5.22

Weighted averages shares outstanding:
Common stock - Basic	650.8	645.0
Common stock - Diluted	650.8	645.0
See accompanying Notes to Condensed Consolidated Financial Statements (Unaudited).

Corebridge Financial, Inc.
Condensed Consolidated Statements of Comprehensive Income (Loss) (unaudited)

	Three Months Ended March 31,
(in millions)	2023	2022
Net income (loss)	$(453)	$3,441
Other comprehensive income (loss), net of tax
Change in unrealized appreciation (depreciation) of fixed maturity securities on which allowance for credit losses was taken	30	(51)
Change in unrealized appreciation (depreciation) of all other investments	3,132	(13,376)
Change in fair value of market risk benefits attributable to changes in the instrument-specific risk	74	782
Change in the discount rates used to measure traditional and limited payment long-duration insurance contracts	(465)	2,232
Change in cash flow hedges	(4)	177
Change in foreign currency translation adjustments	36	(23)
Change in retirement plan liabilities	2	—
Other comprehensive income (loss)	2,805	(10,259)
Comprehensive income (loss)	2,352	(6,818)
Less:
Comprehensive income attributable to noncontrolling interests	15	75
Comprehensive income (loss) attributable to Corebridge	$2,337	(6,893)
See accompanying Notes to Condensed Consolidated Financial Statements (Unaudited).

Corebridge Financial, Inc. Condensed Consolidated Statements of Equity

(in millions)	Common Stock	Common Stock Class A	Common Stock Class B	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Corebridge Shareholders' Equity	Non- Redeemable Noncontrolling Interests	Total Shareholders' Equity
Three Months Ended March 31, 2023
Balance, beginning of period	$6	$—	$—	$8,030	$18,207	$(16,863)	$9,380	$939	$10,319
Net income attributable to Corebridge or noncontrolling interests	—	—	—	—	(459)	—	(459)	6	(453)
Dividends on common stock	—	—	—	—	(149)	—	(149)	—	(149)
Other comprehensive income, net of tax	—	—	—	—	—	2,796	2,796	9	2,805
Changes in noncontrolling interests due to divestitures and acquisitions	—	—	—	—	—	—	—	(19)	(19)
Contributions from noncontrolling interests	—	—	—	—	—	—	—	25	25
Distributions to noncontrolling interests	—	—	—	—	—	—	—	(50)	(50)
Other	—	—	—	(6)	(7)	—	(13)	—	(13)
Balance, end of period	$6	$—	$—	$8,024	$17,592	$(14,067)	$11,555	$910	$12,465

(in millions)	Common Stock	Common Stock Class A	Common Stock Class B	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Corebridge Shareholders' Equity	Non- Redeemable Noncontrolling Interests	Total Shareholders' Equity
Three Months Ended March 31, 2022
Balance, beginning of period*	$—	$5	$1	$8,054	$10,937	$8,233	$27,230	$1,759	$28,989
Net income attributable to Corebridge or noncontrolling interests	—	—	—	—	3,366	—	3,366	76	3,442
Dividends on common stock	—	—	—	—	(290)	—	(290)	—	(290)
Other comprehensive loss, net of tax	—	—	—	—	—	(10,259)	(10,259)	—	(10,259)
Contributions from noncontrolling interests	—	—	—	—	—	—	—	14	14
Distributions to noncontrolling interests	—	—	—	—	—	—	—	(280)	(280)
Other	—	—	—	(20)	1	—	(19)	(4)	(23)
Reorganization transactions	6	(5)	(1)	—	—	—	—	—	—
Balance, end of period	$6	$—	$—	$8,034	$14,014	$(2,026)	$20,028	$1,565	$21,593
__________________
*Balance, beginning of period has been updated to reflect the adoption of long-duration targets improvements. See Note 2.
See accompanying Notes to Condensed Consolidated Financial Statements (Unaudited).

Corebridge Financial, Inc.
Condensed Consolidated Statements of Cash Flows (unaudited)

	Three Months Ended March 31,
(in millions)	2023	2022
Cash flows from operating activities:
Net income (loss)	$(453)	$3,441
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash revenues, expenses, gains and losses included in income (loss):
Net losses on sales of securities available for sale and other assets	89	90
Net loss on divestitures	3	2
Unrealized (gains) losses in earnings - net	151	(36)
Change in the fair value of market risk benefits in earnings, net	316	(496)
Equity in income from equity method investments, net of dividends or distributions	(22)	(51)
Depreciation and other amortization	105	157
Changes in operating assets and liabilities:
Insurance reserves	41	(212)
Premiums and other receivables and payables - net	(17)	61
Funds held relating to Fortitude Re Reinsurance contracts	538	(3,443)
Reinsurance assets and funds held under reinsurance treaties	58	311
Capitalization of deferred policy acquisition costs	(318)	(261)
Current and deferred income taxes - net	(220)	341
Other, net	30	93
Total adjustments	754	(3,444)
Net cash provided by operating activities	301	(3)
Cash flows from investing activities:
Proceeds from (payments for)
sales or distributions of:
Available-for-sale securities	2,621	2,795
Other securities	208	123
Other invested assets	226	582
Divestitures, net	32	—
Maturities of fixed maturity securities available for sale	1,876	2,819
Principal payments received on mortgage and other loans receivable	714	1,618
Purchases of:
Available-for-sale securities	(4,558)	(4,916)
Other securities	(413)	(844)
Other invested assets	(259)	(512)
Mortgage and other loans receivable	(1,868)	(3,312)
Acquisition of businesses, net of cash and restricted cash acquired	—	(107)
Net change in short-term investments	100	982
Net change in derivative assets and liabilities	(301)	(187)
Other, net	145	(287)
Net cash used in investing activities	(1,477)	(1,246)

	Three Months Ended March 31,
(in millions)	2023	2022
Cash flows from financing activities:
Proceeds from (payments for):
Policyholder contract deposits	8,226	6,410
Policyholder contract withdrawals	(6,468)	(4,802)
Issuance of debt of consolidated investment entities	39	729
Maturities and repayments of debt of consolidated investment entities	(142)	(765)
Dividends paid on common stock	(149)	(290)
Distributions to noncontrolling interests	(50)	(187)
Contributions from noncontrolling interests	25	14
Net change in securities lending and repurchase agreements	(442)	(130)
Other, net	26	271
Net cash provided by (used in) financing activities	1,065	1,250
Effect of exchange rate changes on cash and restricted cash	2	(2)
Net decrease in cash and restricted cash	(109)	(1)
Cash and restricted cash at beginning of year	633	601
Cash and restricted cash at end of year	$524	$600
See accompanying Notes to Condensed Consolidated Financial Statements (Unaudited).

Corebridge Financial, Inc.
Condensed Consolidated Statements of Cash Flows (unaudited) (continued)

Supplementary Disclosure of Consolidated Cash Flow Information

	Three Months Ended March 31,
(in millions)	2023	2022
Cash	$465	$583
Restricted cash included in short-term investments*	55	13
Restricted cash included in other assets*	4	4
Total cash and restricted cash shown in the Condensed Consolidated Statements of Cash Flows	$524	$600

Cash paid during the period for:
Interest	$83	$44
Taxes	4	518
Non-cash investing activities:
Fixed maturity securities, designated available for sale, received in connection with pension risk transfer transactions	(1,424)	—
Fixed maturity securities, designated available for sale, transferred in connection with reinsurance transactions	456	204
Equity securities distributed in lieu of cash to non-consolidated Corebridge affiliate	—	94
Non-cash financing activities:
Interest credited to policyholder contract deposits included in financing activities	1,107	854
Fee income debited to policyholder contract deposits included in financing activities	(525)	(420)
Distribution in lieu of cash, in equity securities, to non-consolidated Corebridge affiliate	—	(94)
__________________
*Primarily includes funds held for tax sharing payments to Corebridge Parent, security deposits.
See accompanying Notes to Condensed Consolidated Financial Statements (Unaudited).

1.     Overview and Basis of Presentation
Corebridge Financial, Inc. (“Corebridge Parent”) is a leading provider of retirement solutions and life insurance products in the United States. Our primary business operations consist of sales of individual and group annuities and life insurance products to individuals and institutional markets. Corebridge Parent common stock, par value $0.01 per share, is listed on the New York Stock Exchange (NYSE:CRBG). The terms “Corebridge,” “we,” “us,” “our” or the “Company” mean Corebridge Parent and its consolidated subsidiaries, unless the context refers to Corebridge Parent only. Subsidiaries of Corebridge Parent include: AGC Life Insurance Company (“AGC”), American General Life Insurance Company (“AGL”), The Variable Annuity Life Insurance Company (“VALIC”), VALIC Trust Company (“VTC”), The United States Life Insurance Company in the City of New York (“USL”), AIG Life of Bermuda, Ltd. (“AIG Bermuda”), AIG Life Ltd. (“AIG Life (United Kingdom)”) and its subsidiary, Laya Healthcare Ltd. (“Laya”) and SAFG Capital LLC and its subsidiaries.
These unaudited Condensed Consolidated Financial Statements present the results of operations, financial condition and cash flows of the Company. On September 19, 2022, we completed an initial public offering (the “IPO”) in which American International Group, Inc. (“AIG Parent”) sold 80,000,000 shares of Corebridge Parent common stock to the public. As of March 31, 2023, AIG owns 77.3% of the outstanding common stock of Corebridge Parent. AIG Parent is a publicly traded entity, listed on the New York Stock Exchange (NYSE:AIG). The term “AIG” means AIG Parent and its consolidated subsidiaries, unless the context refers to AIG Parent only.
These financial statements include the results of Corebridge Parent, its controlled subsidiaries (generally through a greater than 50% ownership of voting rights and voting interests) and variable interest entities (“VIEs”) of which we are the primary beneficiary. Equity investments in entities that we do not consolidate, including corporate entities in which we have significant influence and partnership and partnership-like entities in which we have more than minor influence over the operating and financial policies, are accounted for under the equity method unless we have elected the fair value option.
The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States (‘‘GAAP’’). All material intercompany accounts and transactions between consolidated entities have been eliminated.
The Company has recorded affiliated transactions with certain AIG subsidiaries that are not subsidiaries of Corebridge which have not been eliminated in the consolidated financial statements of the Company. The accompanying financial statements reflect all normal recurring adjustments, including eliminations of material intercompany accounts and transactions, necessary in the opinion of management for a fair statement of our financial position, results of operations and cash flows for the periods presented.
We adopted the Financial Accounting Standards Board’s (the “FASB”) targeted improvements to the accounting for long-duration contracts (the “standard” or “LDTI”) on January 1, 2023 with a transition date of January 1, 2021 (“the transition date”). In accordance with the transition guidance in the standard, we updated our prior period Condensed Consolidated Financial Statements presented herein to reflect LDTI. For additional detail, see Note 2.
USE OF ESTIMATES
The preparation of financial statements in accordance with GAAP requires the application of accounting policies that often involve a significant degree of judgment. Accounting policies that we believe are most dependent on the application of estimates and assumptions are considered our critical accounting estimates and are related to the determination of:
•valuation of market risk benefits (“MRBs”) related to guaranteed benefit features of variable annuity products, fixed annuity products and fixed index annuity products;
•valuation of embedded derivative liabilities for fixed index annuity and index universal life products;
•valuation of future policy benefit liabilities and recognition of remeasurement gains and losses;

1.     Overview and Basis of Presentation (continued)
•reinsurance assets, including the allowance for credit losses;
•goodwill impairment;
•allowance for credit losses primarily on loans and available for sale fixed maturity securities;
•fair value measurements of certain financial assets and liabilities; and
•income tax assets and liabilities, including recoverability of our net deferred tax asset and the predictability of future tax operating profitability of the character necessary to realize the net deferred tax asset.
These accounting estimates require the use of assumptions about matters, some of which are highly uncertain at the time of estimation. To the extent actual experience differs from the assumptions used, our consolidated financial condition, results of operations and cash flows could be materially affected.
2.     Summary of Significant Accounting Policies
There were no material changes to our significant accounting policies with the exception of the policies listed below which were impacted by the adoption of LDTI. For additional information on our significant accounting policies not impacted by the adoption LDTI, see Note 2 to the Consolidated Financial Statements in the 2022 Annual Report.
The following list identifies our significant accounting policies presented in other Notes to these Condensed Consolidated Financial Statements, with a reference to the Note where a detailed description can be found:
Note 5. Investments
•Net realized gains (losses)
Note 7. Reinsurance
•Reinsurance assets – net of allowance
Note 10. Deferred Policy Acquisition Costs
•Deferred policy acquisition costs
•Value of business acquired
•Deferred sales inducements
•Amortization of deferred policy acquisition costs
•Non-deferrable insurance commissions
Note 11. Insurance Liabilities
•Future policy benefits
•Policyholder contract deposits
•Other policyholder funds
Note 12. Market Risk Benefits
Note 13. Separate Account Assets and Liabilities

2.     Summary of Significant Accounting Policies (continued)
OTHER SIGNIFICANT ACCOUNTING POLICIES
Insurance revenues include premiums and policy fees. All premiums and policy fees are presented net of reinsurance, as applicable. Premiums from long-duration life products, other than universal and variable life contracts, are recognized as revenues when due. Premiums from individual and group annuity contracts that are life contingent are recognized as revenues when due.
For limited payment contracts, premiums are due over a significantly shorter period than the period over which benefits are provided. Prior to the adoption of LDTI on January 1, 2021, the difference between the gross premium received and the net premium was deferred and recognized in premiums in a constant relationship to insurance in-force, or for annuities, the amount of expected future policy benefits. This Deferred Profit Liability (“DPL”) was recorded in the Condensed Consolidated Balance Sheets in Other policyholder funds. After January 1, 2021, the difference between the gross premium received and recorded as revenue and the net premium is deferred and recognized in Policyholder benefits in a constant relationship to insurance in-force, or for annuities, the amount of expected future policy benefits. This DPL is recorded in the Condensed Consolidated Balance Sheets in Future policy benefits for life and accident and health insurance contracts.
Premiums on short-duration accident and health policies are earned primarily on a pro rata basis over the term of the related coverage. The reserve for unearned premiums includes the portion of premiums written relating to the unexpired terms of coverage. This unearned revenue reserve (“URR”) is recorded in the Condensed Consolidated Balance Sheets in Other policyholder funds.
Prior to the adoption of LDTI on January 1, 2021, reinsurance premiums ceded under yearly renewable term (“YRT”) reinsurance agreements were recognized as a reduction in revenues over the period the reinsurance coverage was utilized in proportion to the risks to which the premiums relate, while premiums ceded under modified coinsurance (“modco”) treaties were recognized when due. After January 1, 2021 all reinsurance premiums ceded are recognized when due, following a ceded net premium ratio methodology that also accrues a proportionate amount of estimated benefits.
Reinsurance premiums for assumed business are estimated based on information received from ceding companies and reinsurers. Any subsequent differences that arise regarding such estimates are recorded in the periods in which they are determined.
Amounts received as payment for investment-oriented contracts such as universal life, variable annuities, fixed annuities, and fixed index annuities, are reported as deposits to Policyholder contract deposits or Separate account liabilities, as applicable. Revenues from these contracts are recorded in policy fees and consist of policy charges for the cost of insurance, policy administration charges, surrender charges and amortization of unearned revenue reserves. Policy fees are recognized as revenues in the period in which they are assessed against policyholders, unless the fees are designed to compensate Corebridge for services to be provided in the future. Prior to the adoption of LDTI on January 1, 2021, fees deferred as unearned revenue were amortized in relation to the incidence of estimated gross profits (“EGPs”) to be realized over the estimated lives of the contracts. After January 1, 2021 fees deferred as unearned revenue are amortized on a constant level basis over the estimated lives of the contracts, consistent with the amortization of deferred acquisition costs. This unearned revenue reserve is recorded in the Condensed Consolidated Balance Sheets in Other policyholder funds.
ACCOUNTING STANDARDS ADOPTED DURING 2023
Targeted Improvements to the Accounting for Long-Duration Contracts
In August 2018, the FASB issued an accounting standard update with the objective of making targeted improvements to the existing recognition, measurement, presentation and disclosure requirements for long-duration contracts issued by an insurance entity.
The Company adopted the standard on January 1, 2023 using the modified retrospective transition method relating to liabilities for traditional and limited payment contracts and deferred policy acquisition costs (“DAC”). The Company also adopted the standard in relation to MRBs on a full retrospective basis. As of the January 1, 2021

2.     Summary of Significant Accounting Policies (continued)
transition date, the impact of the adoption of the standard was a net decrease to beginning Accumulated other comprehensive income (loss) (“AOCI”) of $2.3 billion and a net increase to beginning Shareholders’ net investment of $1.2 billion primarily driven by (1) changes related to MRBs in our Individual Retirement and Group Retirement segments, including the impact of non-performance risk adjustments which reclassified the portion of the changes in fair value attributable to non-performance risk from Shareholders' net investment to AOCI, (2) changes to the discount rate which most significantly impacted our Life Insurance and Institutional Markets segments, and (3) the removal of balances recorded in AOCI related to changes in unrealized appreciation (depreciation) on investments.
The accounting for the Fortitude Reinsurance Company Ltd. (“Fortitude Re”) reinsurance assets, including the discount rates, continued to be calculated using the same methodology and assumptions as the direct policies, and therefore have been recalculated on an LDTI basis. The accounting for reinsurance transactions between the Company and Fortitude Re structured as modco remained unchanged.
Market risk benefits: The standard requires the measurement of all MRBs (e.g., living benefit and death benefit guarantees associated with variable annuities) associated with deposit (or account balance) contracts at fair value at each reporting period. Changes in fair value compared to prior periods are recorded and presented separately within the income statement, with the exception of instrument-specific credit risk changes (non-performance adjustments), which are recognized in Other comprehensive income (loss) (“OCI”). MRBs impacted both Shareholders’ net investment and AOCI upon transition.
The accounting for MRBs primarily impacted our Individual Retirement and Group Retirement segments. For additional disclosures about MRBs, see Note 12.
Discount rate assumption: The standard requires the discount rate assumption for the liability for future policy benefits to be updated at the end of each reporting period using an upper-medium grade (low credit risk) fixed income instrument yield that maximizes the use of observable market inputs. Upon transition, the Company had an adjustment to AOCI due to the fact that the market upper-medium grade (low credit risk) interest rates as of the Transition Date differed from reserve interest accretion rates.
Following adoption of the standard, the impact of changes to discount rates are recognized through OCI. Changes resulting from updating the discount rate each reporting period primarily impact term life insurance and other traditional life insurance products, as well as pension risk transfer (“PRT”) and structured settlement products. For additional information on the discount rate assumption under accounting for Long-Duration Contracts Standard, see Note 11.
Removal of balances related to changes in unrealized appreciation (depreciation) on investments: Under the standard, the majority of balances recorded in AOCI related to changes in unrealized appreciation (depreciation) on investments were eliminated.
In addition to the above, the standard also:
•Requires the review and, if necessary, update of future policy benefit assumptions at least annually for traditional and limited pay long duration contracts, with the recognition and separate presentation of any resulting re-measurement gain or loss (except for discount rate changes as noted above) in the Condensed Consolidated Statements of Income (Loss). For additional information, see Note 11.
•Simplifies the amortization of DAC to a constant level basis over the expected term of the related contracts and no longer requires an impairment test. For additional information, see Note 10.
•Increases disclosures of disaggregated rollforwards of several balances, including but not limited to liabilities for future policy benefits, deferred acquisition costs, account balances, MRBs, separate account liabilities and information about significant inputs, judgments and methods used in measurement and changes thereto and impact of those changes.

2.     Summary of Significant Accounting Policies (continued)
The following table presents the impacts in connection with the adoption of LDTI on January 1, 2021 as well as cross references to the applicable notes herein for additional information:

(in millions)	Balance, Beginning of Year	Cumulative Effect Adjustment as of January 1, 2021	Updated Balances post-adoption of LDTI
Reinsurance assets - Fortitude Re, net of allowance for credit losses and disputes(a)	$29,158	$7,666	$36,824
Reinsurance assets - other, net of allowance for credit losses and disputes(a)	2,707	433	3,140
Deferred income taxes	3,640	310	3,950
Deferred policy acquisition costs and value of business acquired(b)	7,363	3,137	10,500
Market risk benefit assets(c)	—	338	338
Other assets(d)	3,428	396	3,824
Total assets	410,155	12,280	422,435
Future policy benefits for life and accident and health insurance(e)	54,660	10,522	65,182
Policyholder contract deposits(e)	154,892	(6,471)	148,421
Market risk benefit liabilities(c)	—	8,739	8,739
Other policyholder funds(f)	2,492	248	2,740
Other liabilities(g)	9,954	399	10,353
Total liabilities	370,323	13,437	383,760
Shareholders’ net investment(h)	22,579	1,192	23,771
Accumulated other comprehensive income(h)	14,653	(2,349)	12,304
Total Corebridge Shareholders' net investment	37,232	(1,157)	36,075
Total equity	39,781	(1,157)	38,624
Total liabilities, redeemable noncontrolling interest and shareholder’s net investment	$410,155	$12,280	$422,435
__________________
(a)Refer to Note 7 for additional information on the transition impacts associated with LDTI.
(b)Refer to Note 10 for additional information on the transition impacts associated with LDTI.
(c)Refer to Note 12 for additional information on the transition impacts associated with LDTI.
(d)Other assets include deferred sales inducement assets. Refer to Note 10 for additional information on the transition impacts associated with LDTI.
(e)Refer to Note 11 for additional information on the transition impacts associated with LDTI.
(f)Other policyholder funds include URR. Refer to Note 11 for additional information on the transition impacts associated with LDTI.
(g)Other liabilities include deferred cost of reinsurance liabilities. Refer to Note 7 for additional information on the transition impacts associated with LDTI.
(h)Includes a correction of $158 million to increase shareholders' net investment and decrease AOCI.

2.     Summary of Significant Accounting Policies (continued)
The following table presents the impacts in connection with the adoption of LDTI on January 1, 2021 on our previously reported Condensed Consolidated Balance Sheet as of December 31, 2022:

December 31, 2022	As Previously Reported	Effect of Change	Updated Balances post-adoption of LDTI
(in millions)
Reinsurance assets - Fortitude Re, net of allowance for credit losses and disputes	$27,794	$(950)	$26,844
Reinsurance assets - other, net of allowance for credit losses and disputes	2,980	(463)	2,517
Deferred income taxes	9,162	(331)	8,831
Deferred policy acquisition costs and value of business acquired	13,179	(2,616)	10,563
Market risk benefit assets	—	796	796
Other assets	2,852	(331)	2,521
Total assets	364,217	(3,895)	360,322
Future policy benefits for life and accident and health insurance	57,266	(6,748)	50,518
Policyholder contract deposits	158,966	(2,908)	156,058
Market risk benefit liabilities	—	4,736	4,736
Other policyholder funds	3,331	(446)	2,885
Other liabilities	8,775	301	9,076
Total liabilities	355,068	(5,065)	350,003
Retained earnings	16,121	2,086	18,207
Accumulated other comprehensive income	(15,947)	(916)	(16,863)
Total Corebridge Shareholders' equity	8,210	1,170	9,380
Total equity	9,149	1,170	10,319
Total liabilities, redeemable noncontrolling interest and equity	$364,217	$(3,895)	$360,322

2.     Summary of Significant Accounting Policies (continued)
The following table presents the impacts in connection with the adoption of LDTI on our previously reported Condensed Consolidated Statement of Income (Loss) for the three months ended March 31, 2022:

Three Month Ended March 31, 2022	As Previously Reported	Effect of Change	Updated Balances post-adoption of LDTI
(in millions, except per common share data)
Revenues:
Premiums	$726	$9	$735
Policy fees	764	(34)	730
Total net realized gains (losses)	3,726	(839)	2,887
Total revenues	8,104	(864)	7,240
Benefits and expenses:
Policyholder benefits	1,366	(198)	1,168
Change in the fair value of market risk benefits, net	—	(233)	(233)
Interest credited to policyholder account balances	875	3	878
Amortization of deferred acquisition costs and value of business acquired	543	(300)	243
Non-deferrable insurance commissions	161	(17)	144
Total benefits and expenses	3,685	(745)	2,940
Income (loss) before income tax expense (benefit)	4,419	(119)	4,300
Income tax expense (benefit):	883	(24)	859
Net income (loss)	3,536	(95)	3,441
Net income (loss) attributable to Corebridge	$3,461	$(95)	$3,366
Income (loss) per common share attributable to Corebridge common shareholders:
Common stock - Basic	$5.37	$(0.15)	$5.22
Common stock - Diluted	$5.37	$(0.15)	$5.22
The following table presents the impacts in connection with the adoption of LDTI on our previously reported Condensed Consolidated Statement of Comprehensive Income (Loss) for the three months ended March 31, 2022:

Three Month Ended March 31, 2022	As Previously Reported	Effect of Change	Updated Balances post-adoption of LDTI
(in millions)
Net income	$3,536	$(95)	$3,441
Other comprehensive income (loss), net of tax
Change in unrealized appreciation (depreciation) of all other investments	(10,860)	(2,516)	(13,376)
Change in fair value of market risk benefits attributable to changes in the instrument-specific risk	—	782	782
Change in the discount rates used to measure traditional and limited payment long-duration insurance contracts	—	2,232	2,232
Other comprehensive income (loss)	(10,756)	497	(10,259)
Comprehensive income (loss)	(7,220)	402	(6,818)
Comprehensive income (loss) attributable to Corebridge	$(7,295)	$402	$(6,893)

2.     Summary of Significant Accounting Policies (continued)
The following table presents the impacts in connection with the adoption of LDTI on our previously reported Condensed Consolidated Statement of Cash Flows for the three months ended March 31, 2022:

Three Month Ended March 31, 2022	As Previously Reported	Effect of Change	Updated Balances post-adoption of LDTI
(in millions)
Cash flows from operating activities:
Net income	$3,536	$(95)	$3,441
Adjustments to reconcile net income to net cash provided by operating activities:
Noncash revenues, expenses, gains and losses included in income (loss):
Unrealized gains in earnings - net	(1,169)	1,133	(36)
Change in the fair value of market risk benefits in earnings, net	—	(496)	(496)
Depreciation and other amortization	469	(312)	157
Changes in operating assets and liabilities:
Insurance reserves	67	(279)	(212)
Reinsurance assets and funds held under reinsurance treaties	97	214	311
Capitalization of deferred policy acquisition costs	(244)	(17)	(261)
Current and deferred income taxes - net	365	(24)	341
Other, net	235	(142)	93
Total adjustments	(3,521)	77	(3,444)
Net cash provided by operating activities	$15	$(18)	$(3)
Cash flows from financing activities:
Policyholder contract deposits	$6,392	$18	$6,410
Net cash provided by financing activities	$1,232	$18	$1,250
Troubled Debt Restructuring and Vintage Disclosures
In March 2022, the FASB issued an accounting standard update that eliminates the accounting guidance for troubled debt restructurings (“TDRs”) for creditors and amends the guidance on “vintage disclosures” to require disclosure of current-period gross write-offs by year of origination. The standard also updates the requirements for accounting for credit losses by adding enhanced disclosures for creditors related to loan refinancings and restructurings for borrowers experiencing financial difficulty. The Company adopted the standard prospectively as of January 1, 2023 and the standard did not have a material impact on our reported consolidated financial condition, results of operations, or cash flows. For the updated required disclosures, see Note 6.
FUTURE APPLICATION OF ACCOUNTING STANDARDS
Fair Value Measurement
On June 30, 2022, the FASB issued an accounting standards update to address diversity in practice by clarifying that a contractual sale restriction should not be considered in the measurement of the fair value of an equity security. It also requires entities with investments in equity securities subject to contractual sale restrictions to disclose certain qualitative and quantitative information about such securities. The guidance is effective for public companies for fiscal years beginning after December 15, 2023 and interim period within those years, with early adoption permitted. For entities other than investment companies, the accounting standards update applies prospectively, with any adjustments resulting from adoption recognized in earnings on the date of adoption. We are assessing the impact of this standard.

3.     Segment Information
We report our results of operations consistent with the manner in which our chief operating decision makers review the business to assess performance and allocate resources.
We report our results of operations as five reportable segments:
•Individual Retirement – consists of fixed annuities, fixed index annuities and variable annuities.Group Retirement – consists of record-keeping, plan administrative and compliance services, financial planning and advisory solutions offered in-plan, along with proprietary and limited non-proprietary annuities, advisory and brokerage products offered out-of-plan.
•Life Insurance – primary products in the United States include term life and universal life insurance. The International Life business issues individual and group life insurance in the United Kingdom, and distributes private medical insurance in Ireland.
•Institutional Markets – consists of stable value wrap (“SVW”) products, structured settlement and PRT annuities, guaranteed investment contracts (“GICs”) and Corporate Markets products that include corporate- and bank-owned life insurance (“COLI-BOLI”), private placement variable universal life and private placement variable annuity products.
•Corporate and Other – consists primarily of:
•corporate expenses not attributable to our other segments;
–interest expense on financial debt;
–results of our consolidated investment entities;
–institutional asset management business, which includes managing assets for non-consolidated affiliates; and
–results of our legacy insurance lines ceded to Fortitude Re.
We evaluate segment performance based on adjusted revenues and adjusted pre-tax operating income (loss) (“APTOI”). Adjusted revenues are derived by excluding certain items from total revenues. APTOI is derived by excluding certain items from income from operations before income tax. These items generally fall into one or more of the following broad categories: legacy matters having no relevance to our current businesses or operating performance; adjustments to enhance transparency to the underlying economics of transactions; and adjustments that we believe to be common to the industry. Legal entities are attributed to each segment based upon the predominance of activity in that legal entity.
APTOI excludes the impact of the following items:
Fortitude-related adjustments:
The modco reinsurance agreements with Fortitude Re transfer the economics of the invested assets supporting the reinsurance agreements to Fortitude Re. Accordingly, the net investment income on Fortitude Re funds withheld assets and the net realized gains (losses) on Fortitude Re funds withheld assets are excluded from APTOI. Similarly, changes in the Fortitude Re funds withheld embedded derivative are also excluded from APTOI. The ongoing results associated with the reinsurance agreement with Fortitude Re have been excluded from APTOI as these are not indicative of our ongoing business operations.
Investment-related adjustments:
APTOI excludes “Net realized gains (losses)”, including changes in the allowance for credit losses on available-for-sale securities and loans, as well as gains or losses from sales of securities, except for gains (losses) related to the disposition of real estate investments. Net realized gains (losses), except for gains (losses) related to the disposition of real estate investments, are excluded as the timing of sales on invested assets or changes in allowances depend

3.     Segment Information (continued)
largely on market credit cycles and can vary considerably across periods. In addition, changes in interest rates may create opportunistic scenarios to buy or sell invested assets. Our derivative results, including those used to economically hedge insurance liabilities, and insurance liabilities that are accounted for as embedded derivatives are also included in Net realized gains (losses) and are similarly excluded from APTOI except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedges or for asset replication. Earned income on such economic hedges is reclassified from Net realized gains and losses to specific APTOI line items based on the economic risk being hedged (e.g., Net investment income and Interest credited to policyholder account balances).
Market Risk Benefits adjustments:
Certain of our variable annuity, fixed annuity and fixed index annuity contracts contain guaranteed minimum withdrawal benefits (“GMWBs”) and/or guaranteed minimum death benefits (“GMDBs”) which are accounted for as MRBs. Changes in the fair value of these MRBs (excluding changes related to instrument-specific credit risk), including certain rider fees attributed to the MRBs, along with changes in the fair value of derivatives used to hedge MRBs are recorded through “Change in the fair value of MRBs, net” and are excluded from APTOI.
Changes in the fair value of securities used to economically hedge MRBs are excluded from APTOI.
Other adjustments:
Other adjustments represent all other adjustments that are excluded from APTOI and includes the net pre-tax operating income (losses) from noncontrolling interests related to consolidated investment entities. The excluded adjustments include, as applicable:
•restructuring and other costs related to initiatives designed to reduce operating expenses, improve efficiency and simplify our organization;
•non-recurring costs associated with the implementation of non-ordinary course legal or regulatory changes or changes to accounting principles;
•separation costs;
•non-operating litigation reserves and settlements;
•loss (gain) on extinguishment of debt, if any;
•losses from the impairment of goodwill, if any; and
•income and loss from divested or run-off business, if any.

3.     Segment Information (continued)
The following table presents Corebridge’s operations by segment:

(in millions)	Individual Retirement	Group Retirement	Life Insurance	Institutional Markets	Corporate & Other	Eliminations	Total Corebridge	Adjustments	Total Consolidated
Three Months Ended March 31, 2023
Premiums	$78	$6	$425	$1,575	$20	$—	$2,104	$1	$2,105
Policy fees	174	100	375	49	—	—	698	—	698
Net investment income(a)	1,128	500	317	332	68	(10)	2,335	360	2,695
Net realized gains (losses)(a)(b)	—	—	—	—	4	—	4	(1,462)	(1,458)
Advisory fee and other income	103	76	29	—	14	—	222	—	222
Total adjusted revenues	1,483	682	1,146	1,956	106	(10)	5,363	(1,101)	4,262
Policyholder benefits	65	9	708	1,718	—	—	2,500	(5)	2,495
Change in the fair value of market risk benefits, net	—	—	—	—	—	—	—	196	196
Interest credited to policyholder account balances	519	291	82	123	—	—	1,015	11	1,026
Amortization of deferred policy acquisition costs	137	21	96	2	—	—	256	—	256
Non-deferrable insurance commissions	86	28	17	5	—	—	136	—	136
Advisory fee expenses	34	29	2	—	—	—	65	—	65
General operating expenses	108	118	159	23	91	—	499	83	582
Interest expense	—	—	—	—	172	(10)	162	10	172
Net (gain) loss on divestitures	—	—	—	—	—	—	—	3	3
Total benefits and expenses	949	496	1,064	1,871	263	(10)	4,633	298	4,931
Noncontrolling interests	—	—	—	—	(6)	—	(6)
Adjusted pre-tax operating income (loss)	$534	$186	$82	$85	$(163)	$—	$724
Adjustments to:
Total revenue							(1,101)
Total expenses							298
Noncontrolling interests							6
Income before income tax expense (benefit)							$(669)		$(669)

Three Months Ended March 31, 2022
Premiums	$56	$8	$425	$238	$21	$—	$748	$(13)	$735
Policy fees	185	114	384	47	—	—	730	—	730
Net investment income(a)	983	527	356	264	186	(5)	2,311	270	2,581
Net realized gains (losses)(a)(b)	—	—	—	—	11	—	11	2,876	2,887
Advisory fee and other income	123	85	36	1	38	5	288	19	307
Total adjusted revenues	1,347	734	1,201	550	256	—	4,088	3,152	7,240
Policyholder benefits	66	10	744	350	—	—	1,170	(2)	1,168

3.     Segment Information (continued)

(in millions)	Individual Retirement	Group Retirement	Life Insurance	Institutional Markets	Corporate & Other	Eliminations	Total Corebridge	Adjustments	Total Consolidated
Change in the fair value of market risk benefits, net	—	—	—	—	—	—	—	(233)	(233)
Interest credited to policyholder account balances	454	284	85	59	—	—	882	(4)	878
Amortization of deferred policy acquisition costs	119	19	104	1	—	—	243	—	243
Non-deferrable insurance commissions	92	28	18	6	—	—	144	—	144
Advisory fee expenses	37	34	—	—	—	—	71	—	71
General operating expenses	111	117	166	19	104	7	524	62	586
Interest expense	—	—	—	—	77	(7)	70	11	81
Net (gain) loss on divestitures	—	—	—	—	—	—	—	2	2
Total benefits and expenses	879	492	1,117	435	181	—	3,104	(164)	2,940
Noncontrolling interests	—	—	—	—	(75)	—	(75)
Adjusted pre-tax operating income (loss)	$468	$242	$84	$115	$—	$—	$909
Adjustments to:
Total revenue							3,152
Total expenses							(164)
Noncontrolling interests							75
Income before income tax expense (benefit)							$4,300		$4,300
__________________
(a)Adjustments include Fortitude Re activity of $(611) million and $3.0 billion for the three months ended March 31, 2023 and 2022, respectively.
(b)Net realized gains (losses) includes the gains (losses) related to the disposition of real estate investments.

4.     Fair Value Measurements
FAIR VALUE MEASUREMENTS ON A RECURRING BASIS
Assets and liabilities recorded at fair value in the Condensed Consolidated Balance Sheets are measured and classified in accordance with a fair value hierarchy consisting of three “levels” based on the observability of valuation inputs:
•Level 1: Fair value measurements based on quoted prices (unadjusted) in active markets that we have the ability to access for identical assets or liabilities. Market price data generally is obtained from exchange or dealer markets. We do not adjust the quoted price for such instruments.
•Level 2: Fair value measurements based on inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals.
•Level 3: Fair value measurements based on valuation techniques that use significant inputs that are unobservable. Both observable and unobservable inputs may be used to determine the fair values of positions classified in Level 3. The circumstances for using these measurements include those in which there is little, if any, market activity for the asset or liability. Therefore, we must make certain assumptions about the inputs a hypothetical market participant would use to value that asset or liability.
In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety.
The following is a description of the valuation methodologies used for instruments carried at fair value. These methodologies are applied to assets and liabilities across the levels discussed above, and it is the observability of the inputs used that determines the appropriate level in the fair value hierarchy for the respective asset or liability.
VALUATION METHODOLOGIES OF FINANCIAL INSTRUMENTS MEASURED AT FAIR VALUE
There were no changes to valuation methodologies of financial instruments measured at fair value with the exception of the valuation methodologies listed below which were impacted by the adoption of LDTI. For additional information on valuation methodologies not impacted by the adoption LDTI, see Note 4 to the Consolidated Financial Statements in the 2022 Annual Report.
Market Risk Benefits and Embedded Derivatives within Policyholder Contract Deposits
Certain variable annuity, fixed annuity and fixed index annuity contracts contain MRBs related to guaranteed benefit features that we separate from the host contracts and account for at fair value, with certain changes recognized in earnings. MRBs are contracts or contract features that provide protection to policyholders from other-than-nominal capital market risks and expose the insurance entity to other-than-nominal capital market risks.
The fair value of MRBs contained in certain variable annuity, fixed annuity and fixed index annuity contracts is measured based on policyholder behavior and capital market assumptions related to projected cash flows over the expected lives of the contracts. These discounted cash flow projections primarily include benefits and related fees assessed, when applicable. In some instances, the projected cash flows from fees may exceed projected cash flows related to benefit payments and therefore, at a point in time, the carrying value of the MRBs may be in a net asset position. The projected cash flows incorporate best estimate assumptions for policyholder behavior (including mortality, lapses, withdrawals and benefit utilization), along with an explicit risk margin to reflect a market participant’s estimates of projected cash flows and policyholder behavior. Estimates of future policyholder behavior assumptions are subjective and are based primarily on our historical experience.

4.     Fair Value Measurements (continued)
Because of the dynamic and complex nature of the projected cash flows with respect to MRBs in our variable annuity, fixed annuity, and fixed index annuity contracts, risk neutral valuations are used, which are calibrated to observable interest rate and equity option prices. Estimating the underlying cash flows for these products involves judgments regarding the capital market assumptions related to expected market rates of return, market volatility, credit spreads, correlations of certain market variables, fund performance and discount rates. Additionally, estimating the underlying cash flows for these products also involves judgments regarding policyholder behavior. The portion of fees attributable to the fair value of expected benefit payments is included within the fair value measurement of these MRBs, and related fees are classified in change in the fair value of MRBs, net, as earned, consistent with other changes in the fair value of these MRBs. Any portion of the fees not attributed to the MRBs is excluded from the fair value measurement and classified in policy fees as earned.
Option pricing models are used to estimate the fair value of embedded derivatives in our fixed index annuity and life contracts, taking into account the capital market assumptions for future index growth rates, volatility of the equity indices, future interest rates, and our ability to adjust the participation rate and the cap on fixed index credited rates in light of market conditions and policyholder behavior assumptions.
Projected cash flows are discounted using the interest rate swap curve (“swap curve”), which is viewed as being consistent with the credit spreads for highly-rated financial institutions (S&P AA-rated or above). A swap curve shows the fixed-rate leg of a non-complex swap against the floating rate (for example, SOFR or LIBOR) leg of a related tenor. We also incorporate our own risk of non-performance in the valuation of MRBs and embedded derivatives associated with variable annuity, fixed annuity, fixed index annuity and life contracts. The non-performance risk adjustment (“NPA”) reflects a market participant’s view of our claims-paying ability by incorporating an additional spread to the swap curve used to discount projected benefit cash flows. The non-performance risk adjustment is calculated by constructing forward rates based on a weighted average of observable corporate credit indices to approximate the claims-paying ability rating of our insurance companies. MRBs are measured using a non-performance risk adjustment that is a locked-in approximation of our claims-paying ability at policy issue (“locked-in NPA”) as well as a non-performance risk adjustment that reflects an approximation of our current claims-paying ability (“current NPA”).
When MRBs are remeasured each period, both the interest rates and current non-performance risk adjustment are updated. Changes in the swap curve and the time value accretion of the at-issue non-performance risk adjustment are recorded to net income while the difference between the MRBs measured using the at-issue non-performance risk adjustment and the current non-performance risk adjustment is recorded through OCI. For embedded derivatives, changes in the interest rates and the period-over-period change in the non-performance risk adjustment are recorded to net income.
ASSETS AND LIABILITIES MEASURED AT FAIR VALUE ON A RECURRING BASIS
The following table presents information about assets and liabilities measured at fair value on a recurring basis and indicates the level of the fair value measurement based on the observability of the inputs used:

March 31, 2023	Level 1	Level 2	Level 3	Counterparty Netting(a)	Cash Collateral	Total
(in millions)
Assets:
Bonds available for sale:
U.S. government and government sponsored entities	$—	$1,259	$—	$—	$—	$1,259
Obligations of states, municipalities and political subdivisions	—	5,303	858	—	—	6,161
Non-U.S. governments	—	4,318	—	—	—	4,318
Corporate debt	—	102,389	1,704	—	—	104,093
RMBS(b)	—	6,791	5,687	—	—	12,478
CMBS	—	9,421	718	—	—	10,139
CLO(c)	—	7,239	1,834	—	—	9,073
ABS	—	833	10,707	—	—	$11,540

4.     Fair Value Measurements (continued)

March 31, 2023	Level 1	Level 2	Level 3	Counterparty Netting(a)	Cash Collateral	Total
(in millions)
Total bonds available for sale	—	137,553	21,508	—	—	159,061
Other bond securities:
U.S. government and government sponsored entities	—	1	—	—	—	1
Obligations of states, municipalities and political subdivisions	—	63	1	—	—	64
Non-U.S. governments	—	30	—	—	—	30
Corporate debt	—	2,231	130	—	—	2,361
RMBS(d)	—	61	114	—	—	175
CMBS	—	230	27	—	—	257
CLO(e)	—	293	71	—	—	364
ABS	—	70	781	—	—	851
Total other bond securities	—	2,979	1,124	—	—	4,103
Equity securities	140	1	50	—	—	191
Other invested assets(f)	—	—	1,852	—	—	1,852
Derivative assets:
Interest rate contracts	—	1,105	344	—	—	1,449
Foreign exchange contracts	—	1,230	—	—	—	1,230
Equity contracts	26	137	513	—	—	676
Credit contracts	—	—	—	—	—	—
Other contracts	—	—	14	—	—	14
Counterparty netting and cash collateral	—	—	—	(2,303)	(376)	(2,679)
Total derivative assets	26	2,472	871	(2,303)	(376)	690
Short-term investments	1	1,539	—	—	—	1,540
Market risk benefit assets	—	—	830	—	—	830
Separate account assets	84,202	3,155	—	—	—	87,357
Total	$84,369	$147,699	$26,235	$(2,303)	$(376)	$255,624
Liabilities:
Policyholder contract deposits(g)	$—	$116	$6,064	$—	$—	$6,180
Derivative liabilities:
Interest rate contracts	—	2,087	—	—	—	2,087
Foreign exchange contracts	—	356	—	—	—	356
Equity contracts	36	9	16	—	—	61
Credit contracts	—	—	—	—	—	—
Other contracts	—	—	—	—	—	—
Counterparty netting and cash collateral	—	—	—	(2,303)	(42)	(2,345)
Total derivative liabilities	36	2,452	16	(2,303)	(42)	159
Fortitude Re funds withheld payable(h)	—	—	1,774	—	—	1,774
Market risk benefit liabilities	—	—	5,144	—	—	5,144
Debt of consolidated investment entities	—	—	6	—	—	6
Total	$36	$2,568	$13,004	$(2,303)	$(42)	$13,263

4.     Fair Value Measurements (continued)

December 31, 2022	Level 1	Level 2	Level 3	Counterparty Netting(a)	Cash Collateral	Total
(in millions)
Assets:
Bonds available for sale:
U.S. government and government sponsored entities	$—	$1,198	$—	$—	$—	$1,198
Obligations of states, municipalities and political subdivisions	—	5,121	805	—	—	5,926
Non-U.S. governments	—	4,392	—	—	—	4,392
Corporate debt	—	102,724	1,968	—	—	104,692
RMBS(b)	—	6,274	5,670	—	—	11,944
CMBS	—	9,350	718	—	—	10,068
CLO(c)	—	6,516	1,670	—	—	8,186
ABS	—	792	9,595	—	—	10,387
Total bonds available for sale	—	136,367	20,426	—	—	156,793
Other bond securities:
Obligations of states, municipalities and political subdivisions	—	37	—	—	—	37
Non-U.S. governments	—	22	—	—	—	22
Corporate debt	—	1,805	417	—	—	2,222
RMBS(d)	—	58	107	—	—	165
CMBS	—	204	28	—	—	232
CLO(e)	—	268	11	—	—	279
ABS	—	71	741	—	—	812
Total other bond securities	—	2,465	1,304	—	—	3,769
Equity securities	141	3	26	—	—	170
Other invested assets(f)	—	—	1,832	—	—	1,832
Derivative assets:
Interest rate contracts	1	1,269	303	—	—	1,573
Foreign exchange contracts	—	1,247	—	—	—	1,247
Equity contracts	11	124	282	—	—	417
Credit contracts	—	—	—	—	—	—
Other contracts	—	1	14	—	—	15
Counterparty netting and cash collateral	—	—	—	(2,547)	(406)	(2,953)
Total derivative assets	12	2,641	599	(2,547)	(406)	299
Short-term investments	1	1,356	—	—	—	1,357
Market risk benefit assets	—	—	796	—	—	796
Separate account assets	81,655	3,198	—	—	—	84,853
Total	$81,809	$146,030	$24,983	$(2,547)	$(406)	$249,869
Liabilities:
Policyholder contract deposits(g)	$—	$97	$5,367	$—	$—	$5,464
Derivative liabilities:
Interest rate contracts	—	2,676	—	—	—	2,676
Foreign exchange contracts	—	632	—	—	—	632
Equity contracts	2	10	15	—	—	27
Credit contracts	—	—	—	—	—	—
Other contracts	—	—	—	—	—	—
Counterparty netting and cash collateral	—	—	—	(2,547)	(691)	(3,238)
Total derivative liabilities	2	3,318	15	(2,547)	(691)	97
Fortitude Re funds withheld payable(h)	—	—	1,262	—	—	1,262
Market risk benefit liabilities	—	—	4,736	—	—	4,736
Debt of consolidated investment entities	—	—	6	—	—	6
Total	$2	$3,415	$11,386	$(2,547)	$(691)	$11,565

4.     Fair Value Measurements (continued)
__________________
(a)Represents netting of derivative exposures covered by qualifying master netting agreements.
(b)Includes investments in RMBS issued by related parties of $38 million and $2 million classified as Level 2 and Level 3, respectively, as of March 31, 2023. Additionally, includes investments in RMBS issued by related parties of $37 million and $2 million classified as Level 2 and Level 3, respectively, as of December 31, 2022.
(c)Includes investments in collateralized loan obligations (“CLOs”) issued by related parties of $238 million and $0 million as of March 31, 2023 and December 31, 2022, respectively. Of these amounts, $176 million of CLOs are classified as Level 3 as of March 31, 2023.
(d)Includes less than $1 million of investments in RMBS issued by related parties classified as Level 2 as of March 31, 2023 and December 31, 2022.
(e)Includes investments in CLOs issued by related parties of $28 million and $0 million as of March 31, 2023 and December 31, 2022, respectively. The $17 million of CLOs are classified as Level 3 as of March 31, 2023.
(f)Excludes investments that are measured at fair value using the net asset value (“NAV”) per share (or its equivalent), which totaled $6.1 billion and $6.0 billion as of March 31, 2023 and December 31, 2022, respectively.
(g)Excludes basis adjustments for fair value hedges.
(h)As discussed in Note 7, the Fortitude Re funds withheld payable is created through modco and funds withheld reinsurance arrangements where the investments supporting the reinsurance agreements are withheld by and continue to reside on Corebridge’s balance sheet. This embedded derivative is valued as a total return swap with reference to the fair value of the invested assets held by Corebridge, which are primarily available-for-sale securities.

4.     Fair Value Measurements (continued)
CHANGES IN LEVEL 3 RECURRING FAIR VALUE MEASUREMENTS
The following tables present changes during the three months ended March 31, 2023 and 2022 in Level 3 assets and liabilities measured at fair value on a recurring basis, and the realized and unrealized gains (losses) related to the Level 3 assets and liabilities in the Condensed Consolidated Balance Sheets at March 31, 2023 and 2022:.

(in millions)	Fair Value Beginning of Period	Net Realized and Unrealized Gains (Losses) Included in Income	Other Comprehensive Income (Loss)	Purchases, Sales, Issuances and Settlements, Net	Gross Transfers In	Gross Transfers Out	Other	Fair Value End of Period	Changes in Unrealized Gains (Losses) Included in Income on Instruments Held at End of Period	Changes in Unrealized Gain (Losses) Included in Other Comprehensive Income (Loss) for Recurring Level 3 Instruments Held at End of Period
Three Months Ended March 31, 2023
Assets:
Bonds available for sale:
Obligations of states, municipalities and political subdivisions	$805	$—	$55	$(2)	$—	$—	$—	$858	$—	$43
Corporate debt	1,968	(102)	44	14	167	(371)	(16)	1,704	—	51
RMBS	5,670	81	(40)	(8)	—	(16)	—	5,687	—	(66)
CMBS	718	7	(4)	—	24	(27)	—	718	—	(25)
CLO	1,670	9	(18)	21	54	(92)	190	1,834	—	(16)
ABS	9,595	42	269	804	—	(3)	—	10,707	—	254
Total bonds available for sale	20,426	37	306	829	245	(509)	174	21,508	—	241
Other bond securities:
Obligations of states, municipalities and political subdivisions	—	—	—	1	—	—	—	1	—	—
Corporate debt	417	—	—	(96)	—	(191)	—	130	3	—
RMBS	107	4	—	3	—	—	—	114	2	—
CMBS	28	(1)	—	—	—	—	—	27	(1)	—
CLO	11	9	—	1	1	(5)	54	71	4	—
ABS	741	26	—	14	—	—	—	781	19	—
Total other bond securities	1,304	38	—	(77)	1	(196)	54	1,124	27	—
Equity securities	26	—	—	24	—	—	—	50	—	—
Other invested assets	1,832	(44)	5	59	—	—	—	1,852	(42)	—
Total(a)	$23,588	$31	$311	$835	$246	$(705)	$228	$24,534	$(15)	$241

4.     Fair Value Measurements (continued)

(in millions)	Fair Value Beginning of Period	Net Realized and Unrealized (Gains) Losses Included in Income	Other Comprehensive (Income) Loss	Purchases, Sales, Issuances and Settlements, Net	Gross Transfers In	Gross Transfers Out	Other	Fair Value End of Period	Changes in Unrealized Gains (Losses) Included in Income on Instruments Held at End of Period	Changes in Unrealized Gain (Losses) Included in Other Comprehensive Income (Loss) for Recurring Level 3 Instruments Held at End of Period
Liabilities:
Policyholder contract deposits	$5,367	$381	$—	$316	$—	$—	$—	$6,064	$(368)	$—
Derivative liabilities, net:
Interest rate contracts	(303)	78	—	(119)	—	—	—	(344)	(71)	—
Foreign exchange contracts	—	—	—	—	—	—	—	—	—	—
Equity contracts	(156)	(176)	—	(165)	—	—	—	(497)	178	—
Credit contracts	—	—	—	—	—	—	—	—	—	—
Other contracts	(14)	(16)	—	16	—	—	—	(14)	16	—
Total derivative liabilities, net(b)	(473)	(114)	—	(268)	—	—	—	(855)	123	—
Fortitude Re funds withheld payable	1,262	1,025	—	(513)	—	—	—	1,774	(633)	—
Debt of consolidated investment entities	6	—	—	—	—	—	—	6	—	—
Total (c)	$6,162	$1,292	$—	$(465)	$—	$—	$—	$6,989	$(878)	$—

(in millions)	Fair Value Beginning of Period	Net Realized and Unrealized Gains (Losses) Included in Income	Other Comprehensive Income (Loss)	Purchases, Sales, Issuances and Settlements, Net	Gross Transfers In	Gross Transfers Out	Other	Fair Value End of Period	Changes in Unrealized Gains (Losses) Included in Income on Instruments Held at End of Period	Changes in Unrealized Gain (Losses) Included in Other Comprehensive Income (Loss) for Recurring Level 3 Instruments Held at End of Period
Three Months Ended March 31, 2022
Assets:
Bonds available for sale:
Obligations of states, municipalities and political subdivisions	$1,395	$2	$(282)	$(56)	$—	$—	$—	$1,059	$—	$(270)
Corporate debt	1,907	(9)	(59)	218	91	(93)	—	2,055	—	(56)
RMBS	7,595	92	(404)	(365)	—	(406)	—	6,512	—	(400)
CMBS	1,072	7	(60)	10	—	(281)	—	748	—	(58)
CLO	3,038	(2)	(52)	11	825	(432)	—	3,388	—	(53)
ABS	7,400	16	(446)	671	—	—	—	7,641	—	(444)
Total bonds available for sale	22,407	106	(1,303)	489	916	(1,212)	—	21,403	—	(1,281)
Other bond securities:
Obligations of states, municipalities and political subdivisions	—	—	—	—	—	—	—	—	—	—
Corporate debt	134	—	—	77	61	(12)	—	260	—	—

4.     Fair Value Measurements (continued)

(in millions)	Fair Value Beginning of Period	Net Realized and Unrealized Gains (Losses) Included in Income	Other Comprehensive Income (Loss)	Purchases, Sales, Issuances and Settlements, Net	Gross Transfers In	Gross Transfers Out	Other	Fair Value End of Period	Changes in Unrealized Gains (Losses) Included in Income on Instruments Held at End of Period	Changes in Unrealized Gain (Losses) Included in Other Comprehensive Income (Loss) for Recurring Level 3 Instruments Held at End of Period
RMBS	106	(3)	—	12	—	—	—	115	(6)	—
CMBS	33	(2)	—	—	—	—	—	31	(2)	—
CLO	149	(7)	—	—	50	(2)	—	190	(2)	—
ABS	205	(17)	—	289	—	—	—	477	(18)	—
Total other bond securities	627	(29)	—	378	111	(14)	—	1,073	(28)	—
Equity securities	2	—	—	1	—	—	—	3	—	—
Other invested assets	1,892	110	(5)	(28)	24	(153)	—	1,840	118	—
Total(a)	$24,928	$187	$(1,308)	$840	$1,051	$(1,379)	$—	$24,319	$90	$(1,281)

(in millions)	Fair Value Beginning of Period	Net Realized and Unrealized (Gains) Losses Included in Income	Other Comprehensive (Income) Loss	Purchases, Sales, Issuances and Settlements, Net	Gross Transfers In	Gross Transfers Out	Other	Fair Value End of Period	Changes in Unrealized Gains (Losses) Included in Income on Instruments Held at End of Period	Changes in Unrealized Gain (Losses) Included in Other Comprehensive Income (Loss) for Recurring Level 3 Instruments Held at End of Period
Liabilities:
Policyholder contract deposits	$5,572	$(658)	$—	$121	$—	$—	$—	$5,035	$845	$—
Derivative liabilities, net:
Interest rate contracts	—	(1)	—	(2)	—	—	—	(3)	1	—
Foreign exchange contracts	—	—	—	—	—	—	—	—	—	—
Equity contracts	(457)	315	—	(26)	—	—	—	(168)	(238)	—
Credit contracts	(1)	1	—	—	—	—	—	—	(1)	—
Other contracts	(12)	(17)	—	14	—	—	—	(15)	17	—
Total derivative liabilities, net(b)	(470)	298	—	(14)	—	—	—	(186)	(221)	—
Fortitude Re funds withheld payable	7,974	(2,837)	—	(341)	—	—	—	4,796	3,016	—
Debt of consolidated investment entities	5	1	—	(1)	—	—	—	5	(1)	—
Total (c)	$13,081	$(3,196)	$—	$(235)	$—	$—	$—	$9,650	$3,639	$—
__________________
(a)Excludes MRB assets of $830 million and $666 million for the three months ended March 31, 2023 and 2022, respectively. Refer to Note 12 for additional information.
(b)Total Level 3 derivative exposures have been netted in these tables for presentation purposes only.
(c)Excludes MRB liabilities of $5.1 billion and $6.1 billion for the three months ended March 31, 2023 and 2022, respectively. Refer to Note 12 for additional information.

4.     Fair Value Measurements (continued)
Change in the fair value of market risk benefits, net and net realized and unrealized gains and losses included in income related to Level 3 assets and liabilities shown above are reported in the Condensed Consolidated Statements of Income (Loss) as follows:

(in millions)	Policy Fees	Net Investment Income	Net Realized and Unrealized Gains (Losses)	Interest Expense	Change in the Fair Value of Market Risk Benefits, net(a)	Total
Three Months Ended March 31, 2023
Assets:
Bonds available for sale	$—	$32	$5	$—	$—	$37
Other bond securities	$—	$38	$—	$—	$—	$38
Equity securities	$—	$—	$—	$—	$—	$—
Other invested assets	$—	$(43)	$(1)	$—	$—	$(44)
Three Months Ended March 31, 2022
Assets:
Bonds available for sale	$—	$117	$(11)	$—	$—	$106
Other bond securities	$—	$(29)	$—	$—	$—	$(29)
Equity securities	$—	$—	$—	$—	$—	$—
Other invested assets	$—	$110	$—	$—	$—	$110

(in millions)	Policy Fees	Net Investment Income	Net Realized and Unrealized Gains (Losses)	Interest Expense	Change in the Fair Value of Market Risk Benefits, net(a)	Total
Three Months Ended March 31, 2023
Liabilities:
Policyholder contract deposits(b)	$—	$—	$(381)	$—	$—	$(381)
Derivative liabilities, net	$16	$—	$197	$—	$(99)	$114
Fortitude Re funds withheld payable	$—	$—	$(1,025)	$—	$—	$(1,025)
Market risk benefit liabilities, net(c)	$—	$—	$—	$—	$(87)	$(87)
Debt of consolidated investment entities	$—	$—	$—	$—	$—	$—
Three Months Ended March 31, 2022
Liabilities:
Policyholder contract deposits(b)	$—	$—	$658	$—	$—	$658
Derivative liabilities, net	$15	$—	$(344)	$—	$31	$(298)
Fortitude Re funds withheld payable	$—	$—	$2,837	$—	$—	$2,837
Market risk benefit liabilities, net(c)	$—	$—	$3	$—	$699	$702
Debt of consolidated investment entities	$—	$—	$—	$1	$—	$1
________________
(a)The portion of the fair value change attributable to instrument-specific credit risk is recognized in OCI.

4.     Fair Value Measurements (continued)
(b)Primarily embedded derivatives.
(c)Market risk benefit assets and liabilities have been netted in these tables for presentation purposes only.
The following table presents the gross components of purchases, sales, issuances and settlements, net, shown above, for the three months ended March 31, 2023 and 2022 related to Level 3 assets and liabilities in the Condensed Consolidated Balance Sheets:

(in millions)	Purchases	Sales	Issuances and Settlements(*)	Purchases, Sales, Issuances and Settlements, Net(*)
Three Months Ended March 31, 2023
Assets:
Bonds available for sale:
Obligations of states, municipalities and political subdivisions	$—	$—	$(2)	$(2)
Corporate debt	28	—	(14)	14
RMBS	167	—	(175)	(8)
CMBS	9	(6)	(3)	—
CLO	10	—	11	21
ABS	858	—	(54)	804
Total bonds available for sale	1,072	(6)	(237)	829
Other bond securities:
Obligations of states, municipalities and political subdivisions	1	—	—	1
Corporate debt	—	—	(96)	(96)
RMBS	6	—	(3)	3
CMBS	—	—	—	—
CLO	1	—	—	1
ABS	32	—	(18)	14
Total other bond securities	40	—	(117)	(77)
Equity securities	24	—	—	24
Other invested assets	70	—	(11)	59
Total assets	$1,206	$(6)	$(365)	$835
Liabilities:
Policyholder contract deposits	$—	$326	$(10)	$316
Derivative liabilities, net	(101)	—	(167)	(268)
Fortitude Re funds withheld payable	—	—	(513)	(513)
Debt of consolidated investment entities	—	—	—	—
Total liabilities	$(101)	$326	$(690)	$(465)

4.     Fair Value Measurements (continued)

(in millions)	Purchases	Sales	Issuances and Settlements*	Purchases, Sales, Issuances and Settlements, Net*
Three Months Ended March 31, 2022
Assets:
Bonds available for sale:
Obligations of states, municipalities and political subdivisions	$—	$(55)	$(1)	$(56)
Corporate debt	—	—	218	218
RMBS	108	—	(473)	(365)
CMBS	42	—	(32)	10
CLO	53	—	(42)	11
ABS	824	—	(153)	671
Total bonds available for sale	1,027	(55)	(483)	489
Other bond securities:
Obligations of states, municipalities and political subdivisions	—	—	—	—
Corporate debt	19	—	58	77
RMBS	17	—	(5)	12
CMBS	—	—	—	—
CLO	9	—	(9)	—
ABS	291	—	(2)	289
Total other bond securities	336	—	42	378
Equity securities	—	—	1	1
Other invested assets	239	—	(267)	(28)
Total assets	$1,602	$(55)	$(707)	$840
Liabilities:
Policyholder contract deposits	$—	$195	$(74)	$121
Derivative liabilities, net	(73)	—	59	(14)
Fortitude Re funds withheld payable	—	—	(341)	(341)
Debt of consolidated investment entities	—	—	(1)	(1)
Total liabilities	$(73)	$195	$(357)	$(235)
______________
*There were no issuances during the three months ended March 31, 2023 and 2022.
Both observable and unobservable inputs may be used to determine the fair values of positions classified in Level 3 in the tables above. As a result, the unrealized gains (losses) on instruments held at March 31, 2023 and 2022 may include changes in fair value that were attributable to both observable (e.g., changes in market interest rates) and unobservable inputs (e.g., changes in unobservable long-dated volatilities).
Transfers of Level 3 Assets and Liabilities
We record transfers of assets and liabilities into or out of Level 3 at their fair values as of the end of each reporting period, consistent with the date of the determination of fair value. The net realized and unrealized gains (losses) included in net income (loss) or OCI as shown in the table above excludes $7 million and $(25) million of net gains (losses) related to assets transferred into Level 3 during the three months ended March 31, 2023 and 2022, respectively, and includes $11 million and $(39) million of net gains (losses) related to assets transferred out of Level 3 during the three months ended March 31, 2023 and 2022, respectively.

4.     Fair Value Measurements (continued)
Transfers of Level 3 Assets
During the three months ended March 31, 2023 and 2022, transfers into Level 3 assets primarily included certain investments in private placement corporate debt, commercial mortgage backed securities (“CMBS”), CLO and asset-backed securities (“ABS”). Transfers of private placement corporate debt and certain ABS into Level 3 assets were primarily the result of limited market pricing information that required us to determine fair value for these securities based on inputs that are adjusted to better reflect our own assumptions regarding the characteristics of a specific security or associated market liquidity. The transfers of investments in CMBS, CLO and certain ABS into Level 3 assets were due to diminished market transparency and liquidity for individual security types.
During the three months ended March 31, 2023 and 2022, transfers out of Level 3 assets primarily included private placement and other corporate debt, CMBS, RMBS, CLO, ABS and certain investments in municipal securities. Transfers of certain investments in municipal securities, corporate debt, RMBS, CMBS and CLO and ABS out of Level 3 assets were based on consideration of market liquidity as well as related transparency of pricing and associated observable inputs for these investments. Transfers of certain investments in private placement corporate debt and certain ABS out of Level 3 assets were primarily the result of using observable pricing information that reflects the fair value of those securities without the need for adjustment based on our own assumptions regarding the characteristics of a specific security or the current liquidity in the market.
Transfers of Level 3 Liabilities
There were no significant transfers of derivative or other liabilities into or out of Level 3 for the three months ended March 31, 2023. During the three months ended March 31, 2022, transfers of Level 3 liabilities primarily included certain equity derivatives.
QUANTITATIVE INFORMATION ABOUT LEVEL 3 FAIR VALUE MEASUREMENTS
The table below presents information about the significant unobservable inputs used for recurring fair value measurements for certain Level 3 instruments, and includes only those instruments for which information about the inputs is reasonably available to us, such as data from independent third-party valuation service providers and from internal valuation models. Because input information from third parties with respect to certain Level 3 instruments (primarily CLO/ABS) may not be reasonably available to us, balances shown below may not equal total amounts reported for such Level 3 assets and liabilities:

(in millions)	Fair Value at March 31, 2023	Valuation Technique	Unobservable Input(a)	Range (Weighted Average)(b)
Assets:
Obligations of states, municipalities and political subdivisions	$833	Discounted cash flow	Yield	4.91%-5.55% (5.23%)
Corporate debt	$1,655	Discounted cash flow	Yield	4.77% - 9.70% (7.24%)
RMBS(c)	$3,590	Discounted cash flow	Prepayment Speed	4.73% - 10.10% (7.41%)
			Default Rate	0.86% - 2.72% (1.79%)
			Yield	6.19% - 7.87% (7.03%)
			Loss Severity	44.50% - 78.53% (61.51%)
CLO(c)	$1,518	Discounted cash flow	Yield	6.75% - 8.44% (7.59%)
ABS(c)	$8,332	Discounted cash flow	Yield	5.60% - 7.41% (6.50%)
CMBS	$570	Discounted cash flow	Yield	4.28% - 25.46% (11.78%)
Market risk benefit assets	$830	Discounted cash flow	Equity volatility	6.55%- 51.75%
			Base lapse rate	0.16% - 28.80%
			Dynamic lapse multiplier(e)	20.00% - 186.18%
			Mortality multiplier(e)(f)	38.25% - 160.01%
			Utilization(h)	80.00% - 100.00%
			Equity / interest-rate correlation	0.00% - 30.00%

4.     Fair Value Measurements (continued)

(in millions)	Fair Value at March 31, 2023	Valuation Technique	Unobservable Input(a)	Range (Weighted Average)(b)
			NPA(g)	0.34% - 2.45%
Liabilities(d):
Market risk benefit liabilities
Variable annuities guaranteed benefits	$2,381	Discounted cash flow	Equity volatility	6.55%- 51.75%
			Base lapse rate	0.16% - 28.80%
			Dynamic lapse multiplier(e)	20.00% - 186.18%
			Mortality multiplier(e)(f)	38.25% -160.01%
			Utilization(h)	80.00% - 100.00%
			Equity / interest-rate correlation	0.00% - 30.00%
			NPA(g)	0.34% - 2.45%
Fixed annuities guaranteed benefits	$806	Discounted cash flow	Base lapse rate	0.20% - 15.75%
			Dynamic lapse multiplier(e)	20.00% - 186.18%
			Mortality multiplier(e)(f)	40.26% - 168.43%
			Utilization(h)	90.00% - 97.50%
			NPA(g)	0.34% - 2.45%
Fixed index annuities guaranteed benefits	$1,957	Discounted cash flow	Equity volatility	6.55% - 51.75%
			Base lapse rate	0.20% - 50.00%
			Dynamic lapse multiplier(e)	20.00% - 186.18%
			Mortality multiplier(e)(f)	24.00% - 180.00%
			Utilization(h)	60.00% - 97.50%
			Option Budget	0.00% - 6.00%
			Equity / interest-rate correlation	0.00% - 30.00%
			NPA(g)	0.34% - 2.45%
Embedded derivatives within Policyholder contract deposits:
Index credits on fixed index annuities	$5,269	Discounted cash flow	Equity volatility	6.55% - 51.75%
			Base lapse rate	0.20% - 50.00%
			Dynamic lapse multiplier(e)	20.00% - 186.18%
			Mortality multiplier(e)(f)	24.00% - 180.00%
			Utilization(h)	60.00% - 97.50%
			Option Budget	0.00% - 6.00%
			Equity / interest-rate correlation	0.00% - 30.00%
			NPA(g)	0.34% - 2.45%
Index Life	$795	Discounted cash flow	Base lapse rate	0.00% - 37.97%
			Mortality multiplier(e)(f)	0.00%- 100.00%
			Equity Volatility	5.75% - 21.40%
			NPA(g)	0.34% - 2.45%

4.     Fair Value Measurements (continued)

(in millions)	Fair Value at December 31, 2022	Valuation Technique	Unobservable Input(a)	Range (Weighted Average)(b)
Assets:
Obligations of states, municipalities and political subdivisions	$780	Discounted cash flow	Yield	5.33% - 5.92% (5.63%)
Corporate debt	$1,988	Discounted cash flow	Yield	4.90% - 9.54% (7.22%)
RMBS(c)	$3,725	Discounted cash flow	Constant prepayment rate	4.84% - 10.35% (7.60%)
			Loss severity	45.01% - 77.28% (61.14%)
			Constant default rate	0.79% - 2.67% (1.73%)
			Yield	5.95% - 7.72% (6.84%)
CLO(c)	$1,547	Discounted cash flow	Yield	7.13% - 7.59% (7.36%)
ABS(c)	$6,591	Discounted cash flow	Yield	6.01% - 7.96% (6.98%)
CMBS	$663	Discounted cash flow	Yield	4.72% - 10.21% (7.46%)
Market risk benefit assets	$796	Discounted cash flow	Equity volatility	6.45% - 50.75%
			Base lapse rate	0.16% - 28.80%
			Dynamic lapse multiplier(e)	20.00% - 186.18%
			Mortality multiplier(e)(f)	38.25% - 160.01%
			Utilization(h)	80.00% - 100.00%
			Equity / interest-rate correlation	0.00% - 30.00%
			NPA(g)	0.00% - 2.03%
Liabilities(d):
Market risk benefit liabilities
Variable annuities guaranteed benefits	$2,358	Discounted cash flow	Equity volatility	6.45%- 50.75%
			Base lapse rate	0.16%- 28.80%
			Dynamic lapse multiplier(e)	20.00%- 186.18%
			Mortality multiplier(e)(f)	38.25% - 160.01%
			Utilization(h)	80.00% - 100.00%
			Equity / interest-rate correlation	0.00% - 30.00%
			NPA(g)	0.00% - 2.03%
Fixed annuities guaranteed benefits	$680	Discounted cash flow	Base lapse rate	0.20% - 15.75%
			Dynamic lapse multiplier(e)	20.00% - 186.16%
			Mortality multiplier(e)(f)	40.26% - 168.43%
			Utilization(h)	90.00% - 97.50%
			NPA(g)	0.00% - 2.03%
Fixed index annuities guaranteed benefits	$1,698	Discounted cash flow	Equity volatility	6.45% - 50.75%
			Base lapse rate	0.20% -50.00%
			Dynamic lapse multiplier(e)	20.00%- 186.18%
			Mortality multiplier(e)(f)	24.00% - 180.00%
			Utilization(h)	60.00% - 97.50%
			Option Budget	0.00% - 5.00%
			Equity / interest-rate correlation	0.00% - 30.00%
			NPA(g)	0.00% - 2.03%

4.     Fair Value Measurements (continued)

(in millions)	Fair Value at December 31, 2022	Valuation Technique	Unobservable Input(a)	Range (Weighted Average)(b)
Embedded derivatives within Policyholder contract deposits:
Index credits on fixed index annuities	$4,657	Discounted cash flow	Equity volatility	6.45% - 50.75%
			Base lapse rate	0.20% - 50.00%
			Dynamic lapse multiplier(e)	20.00% - 186.18%
			Mortality multiplier(e)(f)	24.00% - 180.00%
			Utilization(h)	60.00% - 97.50%
			Option Budget	0.00% - 5.00%
			Equity / interest-rate correlation	0.00% - 30.00%
			NPA(g)	0.00% - 2.03%
Index Life	$710	Discounted cash flow	Base lapse rate	0.00% - 37.97%
			Mortality multiplier(e)(f)	0.00% - 100.00%
			Equity volatility	5.75% - 23.63%
			NPA(g)	0.00% - 2.03%
_________________
(a)Represents discount rates, estimates and assumptions that we believe would be used by market participants when valuing these assets and liabilities.
(b)The weighted averaging for fixed maturity securities is based on the estimated fair value of the securities. Because the valuation methodology for embedded derivatives within policyholder contract deposits and MRBs uses a range of inputs that vary at the contract level over the cash flow projection period, management believes that presenting a range, rather than weighted average, is a more meaningful representation of the unobservable inputs used in the valuation. Information received from third-party valuation service providers.
(c)Information received from third-party valuation service providers. The ranges of the unobservable inputs for constant prepayment rate, loss severity and constant default rate relate to each of the individual underlying mortgage loans that comprise the entire portfolio of securities in the RMBS and CLO securitization vehicles and not necessarily to the securitization vehicle bonds (tranches) purchased by us. The ranges of these inputs do not directly correlate to changes in the fair values of the tranches purchased by us because there are other factors relevant to the fair values of specific tranches owned by us, including, but not limited to, purchase price, position in the waterfall, senior versus subordinated position and attachment points.
(d)The Fortitude Re funds withheld payable has been excluded from the above table. As discussed in Note 7, the Fortitude Re funds withheld payable is created through modco and funds withheld reinsurance arrangements where the investments supporting the reinsurance agreements are withheld by and continue to reside on Corebridge’s balance sheet. This embedded derivative is valued as a total return swap with reference to the fair value of the invested assets held by Corebridge. Accordingly, the unobservable inputs utilized in the valuation of the embedded derivative are a component of the invested assets supporting the reinsurance agreements that are held on Corebridge’s balance sheet.
(e)The ranges for these inputs vary due to the different GMWB product specification and policyholder characteristics across in-force policies. Policyholder characteristics that affect these ranges include age, policy duration, and gender.
(f)Mortality inputs are shown as multipliers of the 2012 Individual Annuity Mortality Basic table.
(g)The non-performance risk adjustment (“NPA”) applied as a spread over risk-free curve for discounting.
(h)The partial withdrawal utilization unobservable input range shown applies only to policies with guaranteed minimum withdrawal benefit riders. The total embedded derivative liability at March 31, 2023 and December 31, 2022 was approximately $1.2 billion and $1.1 billion, respectively.
The ranges of reported inputs for obligations of states, municipalities and political subdivisions, corporate debt, RMBS, CLO/ABS and CMBS valued using a discounted cash flow technique consist of one standard deviation in either direction from the value-weighted average. The preceding table does not give effect to our risk management practices that might offset risks inherent in these Level 3 assets and liabilities.
Interrelationships Between Unobservable Inputs
We consider unobservable inputs to be those for which market data is not available and that are developed using the best information available to us about the assumptions that market participants would use when pricing the asset or liability. Relevant inputs vary depending on the nature of the instrument being measured at fair value. The following paragraphs provide a general description of significant unobservable inputs along with interrelationships between and among the significant unobservable inputs and their impact on the fair value measurements. In practice, simultaneous changes in assumptions may not always have a linear effect on the inputs discussed below.

4.     Fair Value Measurements (continued)
Interrelationships may also exist between observable and unobservable inputs. Such relationships have not been included in the discussion below. For each of the individual relationships described below, the inverse relationship would also generally apply.
Fixed Maturity Securities
The significant unobservable input used in the fair value measurement of fixed maturity securities is yield. The yield is affected by the market movements in credit spreads and U.S. Treasury yields. The yield may be affected by other factors, including constant prepayment rates, loss severity and constant default rates. In general, increases in the yield would decrease the fair value of investments, and conversely, decreases in the yield would increase the fair value of investments.
MRBs and Embedded Derivatives within Policyholder Contract Deposits
For MRBs and embedded derivatives, the assumptions for unobservable inputs vary throughout the period over which cash flows are projected for valuation purposes. The following are applicable unobservable inputs:
•Long-term equity volatilities represent equity volatility beyond the period for which observable equity volatilities are available. Increases in assumed volatility will generally increase the fair value of both the projected cash flows from rider fees as well as the projected cash flows related to benefit payments. Therefore, the net change in the fair value of the liability may be either a decrease or an increase, depending on the relative changes in projected rider fees and projected benefit payments.
•Equity and interest rate correlation estimates the relationship between changes in equity returns and interest rates in the economic scenario generator used to value our MRBs. In general, a higher positive correlation assumes that equity markets and interest rates move in a more correlated fashion, which generally increases the fair value of the liability. Only our fixed index annuities with a GMWB rider are subject to the equity and interest correlation assumption. Other policies such as accumulation fixed index annuity and life products do not use a correlation assumption.
•Base lapse rate assumptions are determined by company experience and judgment and are adjusted at the contract level using a dynamic lapse function, which reduces the base lapse rate when the contract is in-the-money (when the contract holder’s guaranteed value, as estimated by the company, is worth more than their underlying account value). Lapse rates are also generally assumed to be lower in periods when a surrender charge applies. Increases in assumed lapse rates will generally decrease the fair value of the liability as fewer policyholders would persist to collect guaranteed benefit amounts.
•Mortality rate assumptions, which vary by age and gender, are based on company experience and include a mortality improvement assumption. Increases in assumed mortality rates will decrease the fair value of the GMWB liability, while lower mortality rate assumptions will generally increase the fair value of the liability because guaranteed withdrawal payments will be made for a longer period of time and generally exceed any decrease in guaranteed death benefits.
•Utilization assumptions estimate the timing when policyholders with a GMWB will elect to utilize their benefit and begin taking withdrawals. The assumptions may vary by the type of guarantee, tax-qualified status, the contract’s withdrawal history and the age of the policyholder. Utilization assumptions are based on company experience, which includes partial withdrawal behavior. Increases in assumed utilization rates will generally increase the fair value of the liability.
•Non-performance or “own credit” risk adjustment used in the valuation of MRBs and embedded derivatives, which reflects a market participant’s view of our claims-paying ability by incorporating a different spread (the NPA spread) to the curve used to discount projected benefit cash flows. When corporate credit spreads widen, the change in the NPA spread generally reduces the fair value of the MRBs and embedded derivatives, resulting in a gain in AOCI or Net realized gains (losses), respectively, and when corporate credit spreads narrow or tighten, the change in the NPA spread generally increases the fair

4.     Fair Value Measurements (continued)
value of the MRBs and embedded derivatives, resulting in a loss in AOCI or Net realized gains (losses), respectively.
•The projected cash flows incorporate best estimate assumptions for policyholder behavior (including mortality, lapses, withdrawals and benefit utilization), along with an explicit risk margin to reflect a market participant’s estimates of projected cash flows and policyholder behavior. Estimates of future policyholder behavior assumptions are subjective and based primarily on our historical experience.
•For embedded derivatives, option budgets estimate the expected long-term cost of options used to hedge exposures associated with index price changes. The level of option budgets determines future costs of the options, which impacts the growth in account value and the valuation of embedded derivatives.
Embedded Derivatives within Reinsurance Contracts
The fair value of embedded derivatives associated with funds withheld reinsurance contracts is determined based upon a total return valuation technique with reference to the fair value of the investments held by Corebridge related to Corebridge’s funds withheld payable. The fair value of the underlying assets is generally based on market observable inputs using industry standard valuation techniques. The valuation also requires certain significant inputs, which are generally not observable, and accordingly, the valuation is considered Level 3 in the fair value hierarchy.
INVESTMENTS IN CERTAIN ENTITIES CARRIED AT FAIR VALUE USING NET ASSET VALUE PER SHARE
The following table includes information related to our investments in certain other invested assets, including private equity funds, hedge funds and other alternative investments that calculate net asset value per share (or its equivalent). For these investments, which are measured at fair value on a recurring basis, we use the net asset value per share to measure fair value.

		March 31, 2023		December 31, 2022
(in millions)	Investment Category Includes	Fair Value Using NAV Per Share (or its equivalent)	Unfunded Commitments	Fair Value Using NAV Per Share (or its equivalent)	Unfunded Commitments
Investment Category
Private equity funds:
Leveraged buyout	Debt and/or equity investments made as part of a transaction in which assets of mature companies are acquired from the current shareholders, typically with the use of financial leverage	$2,114	$1,660	$2,014	$1,719
Real estate	Investments in real estate properties and infrastructure positions, including power plants and other energy generating facilities	1,064	548	1,082	549
Venture capital	Early-stage, high-potential, growth companies expected to generate a return through an eventual realization event, such as an initial public offering or sale of the company	208	109	212	118
Growth equity	Funds that make investments in established companies for the purpose of growing their businesses	492	33	510	40

4.     Fair Value Measurements (continued)

		March 31, 2023		December 31, 2022
(in millions)	Investment Category Includes	Fair Value Using NAV Per Share (or its equivalent)	Unfunded Commitments	Fair Value Using NAV Per Share (or its equivalent)	Unfunded Commitments
Mezzanine	Funds that make investments in the junior debt and equity securities of leveraged companies	445	88	443	78
Other	Includes distressed funds that invest in securities of companies that are in default or under bankruptcy protection, as well as funds that have multi-strategy, and other strategies	956	297	902	284
Total private equity funds		5,279	2,735	5,163	2,788
Hedge funds:
Event-driven	Securities of companies undergoing material structural changes, including mergers, acquisitions and other reorganizations	5	—	5	—
Long-short	Securities that the manager believes are undervalued, with corresponding short positions to hedge market risk	272	—	335	—
Macro	Investments that take long and short positions in financial instruments based on a top-down view of certain economic and capital market conditions	351	—	366	—
Other	Includes investments held in funds that are less liquid, as well as other strategies which allow for broader allocation between public and private investments	175	—	178	—
Total hedge funds		803	—	884	—
Total		$6,082	$2,735	$6,047	$2,788
Private equity fund investments included above are not redeemable, because distributions from the funds will be received when underlying investments of the funds are liquidated. Private equity funds are generally expected to have 10-year lives at their inception, but these lives may be extended at the fund manager’s discretion, typically in one-year or two-year increments.
The hedge fund investments included above, which are carried at fair value, are generally redeemable subject to the redemption notice periods. The majority of our hedge fund investments are redeemable monthly or quarterly.

4.     Fair Value Measurements (continued)
FAIR VALUE OPTION
The following table presents the gains or losses recorded related to the eligible instruments for which we elected the fair value options:

	Three Months Ended March 31,
(in millions)	2023	2022
Assets:
Other bond securities(a)	$115	$(112)
Alternative investments(b)	1	243
Total assets	116	131
Liabilities:
Policyholder contract deposits(c)	(1)	7
Debt of consolidated investment entities(d)	—	(1)
Total liabilities	(1)	6
Total gain (loss)	$115	$137
__________________
(a)Includes certain securities supporting the funds withheld arrangements with Fortitude Re. For additional information regarding the gains and losses for Other bond securities, see Note 5. For additional information regarding the funds withheld arrangements with Fortitude Re, see Note 7.
(b)Includes certain hedge funds, private equity funds and other investment partnerships.
(c)Represents GICs.
(d)Primarily related to six transactions securitizing certain debt portfolios previously owned by Corebridge and its affiliates and were terminated during 2021. For additional information, see Note 8.
We calculate the effect of these credit spread changes using discounted cash flow techniques that incorporate current market interest rates, our observable credit spreads on these liabilities and other factors that mitigate the risk of non-performance such as cash collateral posted.
We have elected the fair value option on certain debt securities issued by Corebridge or its affiliates. As of March 31, 2023, and December 31, 2022, the fair value was $6 million and $6 million, respectively. This relates to interest only notes issued by residential mortgage loan securitization structures for which the principal of the notes is a reference amount only and its repayment is not expected. The aforementioned principal reference amounts are $648 million and $655 million as of March 31, 2023 and December 31, 2022, respectively.
FAIR VALUE MEASUREMENTS ON A NON-RECURRING BASIS
The following table presents assets measured at fair value on a non-recurring basis at the time of impairment and the related impairment charges recorded during the periods presented:

	Assets at Fair Value				Impairment Charges
	Non-Recurring Basis				Three Months Ended March 31,
(in millions)	Level 1	Level 2	Level 3	Total	2023	2022
March 31, 2023
Other investments	$—	$—	$—	$—	$—	$—
Total	$—	$—	$—	$—	$—	$—
December 31, 2022
Other investments	$—	$—	$12	$12
Total	$—	$—	$12	$12
In addition to the assets presented in the table above, at March 31, 2023, Corebridge had $100 million of loans held for sale which are carried at fair value, determined on an individual loan basis. There is no associated impairment charge.

4.     Fair Value Measurements (continued)
FAIR VALUE INFORMATION ABOUT FINANCIAL INSTRUMENTS NOT MEASURED AT FAIR VALUE
Information regarding the estimation of fair value for financial instruments not carried at fair value (excluding insurance contracts and lease contracts) is discussed below:
•Mortgage and other loans receivable: Fair values of loans on commercial real estate and other loans receivable are estimated for disclosure purposes using discounted cash flow calculations based on discount rates that we believe market participants would use in determining the price that they would pay for such assets. For certain loans, our current incremental lending rates for similar types of loans are used as the discount rates, because we believe this rate approximates the rates market participants would use. Fair values of residential mortgage loans are generally determined based on market prices, using market-based adjustments for credit and servicing as appropriate. The fair values of policy loans are generally estimated based on unpaid principal amount as of each reporting date. No consideration is given to credit risk because policy loans are effectively collateralized by the cash surrender value of the policies.
•Other invested assets: Certain of our subsidiaries are members of Federal Home Loan Banks (FHLBs) and such membership requires the members to own stock in these FHLBs. The carrying amounts of these stocks approximate fair values.
•Cash and short-term investments: The carrying amounts of these assets approximate fair values because of the relatively short period of time between origination and expected realization, and their limited exposure to credit risk.
•Policyholder contract deposits associated with investment-type contracts: Fair values for policyholder contract deposits associated with investment-type contracts not accounted for at fair value are estimated using discounted cash flow calculations based on interest rates currently being offered for similar contracts with maturities consistent with those of the contracts being valued. When no similar contracts are being offered, the discount rate is the appropriate swap rate (if available) or current risk-free interest rate consistent with the currency in which the cash flows are denominated. To determine fair value, other factors include current policyholder account values and related surrender charges and other assumptions include expectations about policyholder behavior and an appropriate risk margin.
•Other liabilities: The majority of the Other liabilities that are financial instruments not measured at fair value represent secured financing arrangements, including repurchase agreements. The carrying amounts of these liabilities approximate fair value because the financing arrangements are short-term and are secured by cash or other liquid collateral.
•Fortitude Re funds withheld payable: The funds withheld payable contains an embedded derivative and the changes in its fair value are recognized in earnings each period. The difference between the total Fortitude Re funds withheld payable and the embedded derivative represents the host contract.
•Short-term and long-term debt and debt of consolidated investment entities: Fair values of these obligations were determined by reference to quoted market prices, when available and appropriate, or discounted cash flow calculations based upon our current market observable implicit credit spread rates for similar types of borrowings with maturities consistent with those remaining for the debt being valued.
•Separate Account Liabilities—Investment Contracts: Only the portion of separate account liabilities related to products that are investment contracts are reflected in the table below. Separate account liabilities are recorded at the amount credited to the contract holder, which reflects the change in fair value of the corresponding separate account assets, including contract holder deposits less withdrawals and fees; therefore, carrying value approximates fair value.

4.     Fair Value Measurements (continued)
The following table presents the carrying amounts and estimated fair values of our financial instruments not measured at fair value and indicates the level in the fair value hierarchy of the estimated fair value measurement based on the observability of the inputs used:

	Estimated Fair Value
(in millions)	Level 1	Level 2	Level 3	Total	Carrying Value
March 31, 2023
Assets:
Mortgage and other loans receivable	$—	$32	$42,928	$42,960	$45,770
Other invested assets	—	244	—	244	244
Short-term investments	—	2,466	—	2,466	2,466
Cash	465	—	—	465	465
Other assets	4	—	—	4	4
Liabilities:
Policyholder contract deposits associated with investment-type contracts	—	115	132,903	133,018	138,269
Fortitude Re funds withheld payable	—	—	24,859	24,859	24,859
Other liabilities	—	2,614	—	2,614	2,614
Short-term debt		1,500	—	1,500	1,500
Long-term debt	—	7,108	—	7,108	7,871
Debt of consolidated investment entities	—	86	2,347	2,433	2,682
Separate account liabilities - investment contracts	—	83,452	—	83,452	83,452
December 31, 2022
Assets:
Mortgage and other loans receivable	$—	$31	$40,936	$40,967	$44,403
Other invested assets	—	222	—	222	222
Short-term investments	—	3,043	—	3,043	3,043
Cash	552	—	—	552	552
Other assets	4	8	—	12	12
Liabilities:
Policyholder contract deposits associated with investment-type contracts	—	119	129,174	129,293	137,086
Fortitude Re funds withheld payable	—	—	25,289	25,289	25,289
Other liabilities	—	3,056	—	3,056	3,056
Short-term debt	—	1,500	—	1,500	1,500
Long-term debt	—	7,172	—	7,172	7,868
Debt of consolidated investment entities	—	3,055	2,488	5,543	5,952
Separate account liabilities - investment contracts	—	80,649	—	80,649	80,649

5.     Investments
SECURITIES AVAILABLE FOR SALE
The following table presents the amortized cost or cost and fair value of our available-for-sale securities:

(in millions)	Amortized Cost or Costs(a)	Allowance for Credit Losses(b)	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value(a)
March 31, 2023
Bonds available for sale:
U.S. government and government sponsored entities	$1,409	$—	$25	$(175)	$1,259
Obligations of states, municipalities and political subdivisions	6,761	—	77	(677)	6,161
Non-U.S. governments	5,065	(5)	32	(774)	4,318
Corporate debt	120,224	(64)	977	(17,044)	104,093
Mortgage-backed, asset-backed and collateralized:
RMBS	12,737	(26)	556	(789)	12,478
CMBS	11,245	(1)	8	(1,113)	10,139
CLO	9,409	—	27	(363)	9,073
ABS	12,621	—	27	(1,108)	11,540
Total mortgage-backed, asset-backed and collateralized	46,012	(27)	618	(3,373)	43,230
Total bonds available for sale	$179,471	$(96)	$1,729	$(22,043)	$159,061

December 31, 2022
Bonds available for sale:
U.S. government and government sponsored entities	$1,405	$—	$17	$(224)	$1,198
Obligations of states, municipalities and political subdivisions	6,808	—	42	(924)	5,926
Non-U.S. governments	5,251	(5)	25	(879)	4,392
Corporate debt	124,068	(116)	729	(19,989)	104,692
Mortgage-backed, asset-backed and collateralized:
RMBS	12,267	(27)	574	(870)	11,944
CMBS	11,176	—	7	(1,115)	10,068
CLO	8,547	—	15	(376)	8,186
ABS	11,752	—	15	(1,380)	10,387
Total mortgage-backed, asset-backed and collateralized	43,742	(27)	611	(3,741)	40,585
Total bonds available for sale	$181,274	$(148)	$1,424	$(25,757)	$156,793
__________________
(a)The table above includes available-for-sale securities issued by related parties. This includes RMBS which had a fair value of $40 million and $39 million, and an amortized cost of $43 million and $43 million as of March 31, 2023 and December 31, 2022, respectively. Additionally, this includes CLOs which had a fair value of $238 million and an amortized cost of $249 million as of March 31, 2023. There were no available-for-sale CLO securities issued by related parties as of December 31, 2022.
(b)Changes in the allowance for credit losses are recorded through Net realized gains (losses) and are not recognized in OCI.

5.     Investments (continued)
Securities Available for Sale in a Loss Position for Which No Allowance for Credit Loss Has Been Recorded
The following table summarizes the fair value and gross unrealized losses on our available-for-sale securities, aggregated by major investment category and length of time that individual securities have been in a continuous unrealized loss position for which no allowance for credit loss has been recorded:

	Less Than 12 Months		12 Months or More		Total
(in millions)	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
March 31, 2023
Bonds available for sale:
U.S. government and government sponsored entities	$809	$175	$1	$—	$810	$175
Obligations of states, municipalities and political subdivisions	4,762	675	22	2	4,784	677
Non-U.S. governments	3,762	769	7	—	3,769	769
Corporate debt	66,755	12,539	22,643	4,484	89,398	17,023
RMBS	4,745	374	2,523	348	7,268	722
CMBS	6,649	643	3,017	467	9,666	1,110
CLO	4,486	156	3,555	207	8,041	363
ABS	5,018	423	4,794	685	9,812	1,108
Total bonds available for sale	$96,986	$15,754	$36,562	$6,193	$133,548	$21,947

December 31, 2022
Bonds available for sale:
U.S. government and government sponsored entities	$761	$224	$—	$—	$761	$224
Obligations of states, municipalities and political subdivisions	5,076	924	—	—	5,076	924
Non-U.S. governments	3,932	868	—	—	3,932	868
Corporate debt	82,971	16,866	11,143	3,070	94,114	19,936
RMBS	6,227	653	903	171	7,130	824
CMBS	7,902	797	1,708	318	9,610	1,115
CLO	5,573	234	2,007	142	7,580	376
ABS	6,998	854	2,271	526	9,269	1,380
Total bonds available for sale	$119,440	$21,420	$18,032	$4,227	$137,472	$25,647
At March 31, 2023, we held 16,145 individual fixed maturity securities that were in an unrealized loss position and for which no allowance for credit losses has been recorded (including 4,087 individual fixed maturity securities that were in a continuous unrealized loss position for 12 months or more). At December 31, 2022, we held 16,516 individual fixed maturity securities that were in an unrealized loss position (including 1,923 individual fixed maturity securities were in a continuous unrealized loss position for 12 months or more). We did not recognize the unrealized losses in earnings on these fixed maturity securities at March 31, 2023 because it was determined that such losses were due to non-credit factors. Additionally, we neither intend to sell the securities nor do we believe that it is more likely than not that we will be required to sell these securities before recovery of their amortized cost

5.     Investments (continued)
basis. For fixed maturity securities with significant declines, we performed fundamental credit analyses on a security-by-security basis, which included consideration of credit enhancements, liquidity position, expected defaults, industry and sector analysis, forecasts and available market data.
Contractual Maturities of Fixed Maturity Securities Available for Sale
The following table presents the amortized cost and fair value of fixed maturity securities available for sale by contractual maturity:

	Total Fixed Maturity Securities Available for sale
(in millions)	Amortized Cost, Net of Allowance	Fair Value
March 31, 2023
Due in one year or less	$1,994	$1,989
Due after one year through five years	21,059	20,376
Due after five years through ten years	26,335	23,999
Due after ten years	84,002	69,467
Mortgage-backed, asset-backed and collateralized	45,985	43,230
Total	$179,375	$159,061
Actual maturities may differ from contractual maturities because certain borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties.
The following table presents the gross realized gains and gross realized losses from sales or maturities of our available-for-sale securities:

	Three Months Ended March 31,
	2023		2022
(in millions)	Gross Realized Gains	Gross Realized Losses	Gross Realized Gains	Gross Realized Losses
Fixed maturity securities	$46	$(139)	$64	$(163)
For the three months ended March 31, 2023 and 2022, the aggregate fair value of available for sale securities sold was $ 2.7 billion and $2.1 billion, respectively, which resulted in net realized gains (losses) of $(93) million and $(99) million, respectively. Included within the net realized gains (losses) are $(17) million and $(20) million of realized gains (losses) for the three months ended March 31, 2023 and 2022, respectively, which relate to the Fortitude Re funds withheld assets held by Corebridge in support of Fortitude Re’s reinsurance obligations to Corebridge (Fortitude Re funds withheld assets). These realized gains (losses) are included in net realized gains (losses) on Fortitude Re funds withheld assets.

5.     Investments (continued)
OTHER SECURITIES MEASURED AT FAIR VALUE
The following table presents the fair value of fixed maturity securities measured at fair value, including securities in the modco agreement with Fortitude Re, based on our election of the fair value option and equity securities measured at fair value:

	March 31, 2023		December 31, 2022
(in millions)	Fair Value*	Percent of Total	Fair Value*	Percent of Total
Fixed maturity securities:
U.S. government and government sponsored entities	$1	—%	$—	—%
Obligations of states, municipalities and political subdivisions	64	1%	37	1%
Non-U.S. governments	30	1%	22	1%
Corporate debt	2,361	55%	2,222	56%
Mortgage-backed, asset-backed and collateralized:
RMBS	175	4%	165	4%
CMBS	257	6%	232	6%
CLO	364	9%	279	7%
ABS	851	20%	812	21%
Total mortgage-backed, asset-backed and collateralized	1,647	39%	1,488	38%
Total fixed maturity securities	4,103	96%	3,769	96%
Equity securities	191	4%	170	4%
Total	$4,294	100%	$3,939	100%
_________________
*The table above includes other securities measured at fair value issued by related parties, which are primarily Corebridge affiliates that are not consolidated. This includes CLOs which had a fair value of $28 million as of March 31, 2023.
OTHER INVESTED ASSETS
The following table summarizes the carrying amounts of other invested assets:

(in millions)	March 31, 2023	December 31, 2022
Alternative investments(a) (b)	$8,037	$8,014
Investment real estate (c)	1,868	1,831
All other investments (d)	591	573
Total (e)	$10,496	$10,418
___________________
(a)At March 31, 2023, included hedge funds of $802 million and private equity funds of $7.2 billion. At December 31, 2022, included hedge funds of $884 million and private equity funds of $7.1 billion.
(b)At March 31, 2023, approximately 77% of our hedge fund portfolio is available for redemption in 2023. The remaining 23% will be available for redemption between 2024 and 2028. At December 31, 2022, approximately 77% of our hedge fund portfolio is available for redemption in 2023. The remaining 23% will be available for redemption between 2024 and 2028.
(c)Represents values net of accumulated depreciation of $627 million and $616 million as of March 31, 2023 and December 31, 2022, respectively. The accumulated depreciation related to the investment real estate held by legacy assets owned by us was $123 million and $124 million as of March 31, 2023 and December 31, 2022, respectively.
(d)Includes Corebridge’s ownership interest in Fortitude Holdings, which is recorded using the measurement alternative for equity securities. Our investment in Fortitude Holdings totaled $156 million and $156 million at March 31, 2023 and December 31, 2022, respectively.
(e)Includes investments in related parties, which totaled $6 million and $6 million as of March 31, 2023 and December 31, 2022, respectively.

5.     Investments (continued)
Other Invested Assets – Equity Method Investments
The following table presents the carrying amount and ownership percentage of equity method investments at March 31, 2023 and December 31, 2022:

	March 31, 2023		December 31, 2022
(in millions)	Carrying Value	Ownership Percentage	Carrying Value	Ownership Percentage
Equity method investments	$3,218	Various	$3,185	Various
NET INVESTMENT INCOME
The following table presents the components of Net investment income:

	Three Months Ended March 31,
	2023			2022
(in millions)	Excluding Fortitude Re Funds Withheld Assets	Fortitude Re Funds Withheld Assets	Total	Excluding Fortitude Re Funds Withheld Assets	Fortitude Re Funds Withheld Assets	Total
Available-for-sale fixed maturity securities, including short-term investments	$1,896	$217	$2,113	$1,620	$268	$1,888
Other bond securities	10	105	115	(19)	(93)	(112)
Equity securities	29	—	29	(57)	—	(57)
Interest on mortgage and other loans	512	50	562	384	40	424
Alternative investments*	(1)	31	30	445	71	516
Real estate	4	—	4	(3)	—	(3)
Other investments	3	—	3	38	—	38
Total investment income	2,453	403	2,856	2,408	286	2,694
Investment expenses	152	9	161	105	8	113
Net investment income	$2,301	$394	$2,695	$2,303	$278	$2,581
__________________
*Includes income from hedge funds, private equity funds and affordable housing partnerships. Hedge funds are recorded as of the balance sheet date. Private equity funds are generally reported on a one-quarter lag.
NET REALIZED GAINS AND LOSSES
Net realized gains and losses are determined by specific identification. The net realized gains and losses are generated primarily from the following sources:
•Sales or full redemptions of available for sale fixed maturity securities, real estate and other alternative investments.
•Reductions to the amortized cost basis of available for sale fixed maturity securities that have been written down due to our intent to sell them or it being more likely than not that we will be required to sell them.
•Changes in the allowance for credit losses on bonds available for sale, mortgage and other loans receivable, and loans commitments.
•Changes in fair value of free standing and embedded derivatives, including changes in the non-performance adjustment, except for those instruments that hedge the change in the fair value of certain MRBs or are designated as hedging instruments when the change in the fair value of the hedged item is not reported in Net realized gains (losses).

5.     Investments (continued)
•Foreign exchange gains and losses resulting from foreign currency transactions.
•Changes in fair value of the embedded derivative related to the Fortitude Re funds withheld assets.
The following table presents the components of Net realized gains (losses):

	Three Months Ended March 31,
	2023			2022
(in millions)	Excluding Fortitude Re Funds Withheld Assets	Fortitude Re Funds Withheld Assets	Total	Excluding Fortitude Re Funds Withheld Assets	Fortitude Re Funds Withheld Assets	Total
Sales of fixed maturity securities	$(76)	$(17)	$(93)	$(79)	$(20)	$(99)
Change in allowance for credit losses on fixed maturity securities	(17)	—	(17)	(26)	(40)	(66)
Change in allowance for credit losses on loans	(34)	(19)	(53)	(26)	(6)	(32)
Foreign exchange transactions, net of related hedges	11	7	18	111	6	117
Index-linked interest credited embedded derivatives, net of related hedges	(178)	—	(178)	205	—	205
All other derivatives and hedge accounting*	(164)	48	(116)	(12)	(66)	(78)
Sales of alternative investments and real estate investments	5	1	6	8	1	9
Other	—	—	—	(8)	2	(6)
Net realized gains (losses) – excluding Fortitude Re funds withheld embedded derivative	(453)	20	(433)	173	(123)	50
Net realized gains (losses) on Fortitude Re funds withheld embedded derivative	—	(1,025)	(1,025)	—	2,837	2,837
Net realized gains (losses)	$(453)	$(1,005)	$(1,458)	$173	$2,714	$2,887
___________________
*Derivative activity related to hedging MRBs is recorded in Change in the fair value of MRBs, net. For additional disclosures about MRBs, see Note 12.
CHANGE IN UNREALIZED APPRECIATION (DEPRECIATION) OF INVESTMENTS
The following table presents the increase (decrease) in unrealized appreciation (depreciation) of our available-for-sale securities:

	Three Months Ended March 31,
(in millions)	2023	2022
Increase (decrease) in unrealized appreciation (depreciation) of investments:
Fixed maturity securities	$4,019	$(16,874)
Other investments	1	—
Total increase (decrease) in unrealized appreciation (depreciation) of investments	$4,020	$(16,874)

5.     Investments (continued)
The following table summarizes the unrealized gains and losses recognized in Net investment income during the reporting period on equity securities and other invested assets still held at the reporting date:

Three Months Ended March 31,	2023			2022
(in millions)	Equities	Other Invested Assets	Total	Equities	Other Invested Assets	Total
Net gains (losses) recognized during the period on equity securities and other investments	$29	$31	$60	$(57)	$299	$242
Less: Net gains (losses) recognized during the period on equity securities and other investments sold during the period	33	1	34	(46)	(3)	(49)
Unrealized gains (losses) recognized during the reporting period on equity securities and other investments still held at the reporting date	$(4)	$30	$26	$(11)	$302	$291

5.     Investments (continued)
EVALUATING INVESTMENTS FOR AN ALLOWANCE FOR CREDIT LOSSES
For a discussion of our policy for evaluating investments for an allowance for credit losses, see Note 5 to the Consolidated Financial Statements in the 2022 Annual Report.
Credit Impairments
The following table presents a rollforward of the changes in allowance for credit losses on available-for-sale fixed maturity securities by major investment category:

Three Months Ended March 31,	2023			2022
(in millions)	Structured	Non-Structured	Total	Structured	Non-Structured	Total
Balance, beginning of period	$27	$121	$148	$8	$70	$78
Additions:
Securities for which allowance for credit losses were not previously recorded	2	12	14	33	94	127
Reductions:
Securities sold during the period	(2)	(17)	(19)	—	(2)	(2)
Additional net increases or decreases to the allowance for credit losses on securities that had an allowance recorded in a previous period, for which there was no intent to sell before recovery, amortized cost basis	—	3	3	(30)	(32)	(62)
Write-offs charged against the allowance	—	(50)	(50)	—	—	—
Balance, end of period	$27	$69	$96	$11	$130	$141
Purchased Credit Deteriorated/Impaired Securities
We purchase certain RMBS securities that have experienced more-than-insignificant deterioration in credit quality since origination. Subsequent to the adoption of the Financial Instruments Credit Losses Standard, these are referred to as purchased credit deteriorated (“PCD”) assets. At the time of purchase an allowance is recognized for these PCD assets by adding it to the purchase price to arrive at the initial amortized cost. There is no credit loss expense recognized upon acquisition of a PCD asset. When determining the initial allowance for credit losses, management considers the historical performance of underlying assets and available market information as well as bond-specific structural considerations, such as credit enhancement and the priority of payment structure of the security. In addition, the process of estimating future cash flows includes, but is not limited to, the following critical inputs:
•current delinquency rates;
•expected default rates and the timing of such defaults;
•loss severity and the timing of any recovery; and
•expected prepayment speeds.
Subsequent to the acquisition date, the PCD assets follow the same accounting as other structured securities that are not of high credit quality.

5.     Investments (continued)
We did not purchase securities with more-than-insignificant credit deterioration since their origination during the three months ended March 31, 2023 and 2022.
PLEDGED INVESTMENTS
Secured Financing and Similar Arrangements
We enter into secured financing transactions whereby certain securities are sold under agreements to repurchase (repurchase agreements), in which we transfer securities in exchange for cash, with an agreement by us to repurchase the same or substantially similar securities. Our secured financing transactions also include those that involve the transfer of securities to financial institutions in exchange for cash (securities lending agreements). In all of these secured financing transactions, the securities transferred by us (pledged collateral) may be sold or repledged by the counterparties. These agreements are recorded at their contracted amounts plus accrued interest, other than those that are accounted for at fair value.
Pledged collateral levels are monitored daily and are generally maintained at an agreed-upon percentage of the fair value of the amounts borrowed during the life of the transactions. In the event of a decline in the fair value of the pledged collateral under these secured financing transactions, we may be required to transfer cash or additional securities as pledged collateral under these agreements. At the termination of the transactions, we and our counterparties are obligated to return the amounts borrowed and the securities transferred, respectively.
The following table presents the fair value of securities pledged to counterparties under secured financing transactions, including repurchase agreements:

(in millions)	March 31, 2023	December 31, 2022
Fixed maturity securities available for sale	$2,679	$2,968
At March 31, 2023 and December 31, 2022, amounts borrowed under repurchase agreements totaled $2.6 billion and $3.1 billion, respectively.
The following table presents the fair value of securities pledged under our repurchase agreements by collateral type and by remaining contractual maturity:

	Remaining Contractual Maturity of the Repurchase Agreements
(in millions)	Overnight and Continuous	Up to 30 Days	31 - 90 Days	91 - 364 Days	365 Days or Greater	Total
March 31, 2023
Bonds available for sale:
Non-U.S. governments	$—	$74	$—	$—	$—	$74
Corporate debt	28	2,084	493	—	—	2,605
Total	$28	$2,158	$493	$—	$—	$2,679
December 31, 2022
Bonds available for sale:
Non-U.S. governments	$—	$21	$—	$—	$—	$21
Corporate debt	—	2,370	577	—	—	2,947
Total	$—	$2,391	$577	$—	$—	$2,968
There were no securities lending agreements at March 31, 2023 and December 31, 2022.
There were no reverse repurchase agreements at March 31, 2023 and December 31, 2022.

5.     Investments (continued)
We do not currently offset any secured financing transactions. All such transactions are collateralized and margined daily consistent with market standards and subject to enforceable master netting arrangements with rights of set off.
Insurance – Statutory and Other Deposits
The total carrying value of cash and securities deposited by our insurance subsidiaries under requirements of regulatory authorities or other insurance-related arrangements, including certain annuity-related obligations and certain reinsurance treaties, was $5.0 billion and $3.5 billion at March 31, 2023 and December 31, 2022, respectively.
Other Pledges and Restrictions
Certain of our subsidiaries are members of Federal Home Loan Banks (“FHLBs”) and such membership requires the members to own stock in these FHLBs. We owned an aggregate of $244 million and $222 million of stock in FHLBs at March 31, 2023 and December 31, 2022, respectively. In addition, our subsidiaries have pledged securities available for sale and residential loans associated with borrowings and funding agreements from FHLBs, with a fair value of $5.9 billion and $2.1 billion, respectively, at March 31, 2023 and $4.8 billion and $1.8 billion, respectively, at December 31, 2022.
Certain GICs recorded in policyholder contract deposits with a carrying value of $72 million and $56 million at March 31, 2023 and December 31, 2022, respectively, have provisions that require collateral to be posted or payments to be made by us upon a downgrade of our Insurer Financial Strength ratings. The actual amount of collateral required to be posted to the counterparties in the event of such downgrades and the aggregate amount of payments that we could be required to make depend on market conditions, the fair value of outstanding affected transactions and other factors prevailing at and after the time of the downgrade. The fair value of securities pledged as collateral with respect to these obligations was approximately $63 million at March 31, 2023 and December 31, 2022. This collateral primarily consists of securities of the U.S. government and government-sponsored entities and generally cannot be repledged or resold by the counterparties.
As part of our collateralized reinsurance transactions, we pledge collateral to cedants as contractually required. The fair value of securities pledged as excess collateral with respect to these obligations was approximately $246 million and $144 million at March 31, 2023 and December 31, 2022, respectively. Additionally, assets supporting these transactions are held solely for the benefit of the cedants and insulated from obligations owed to our other policyholders and general creditors.
Reinsurance transactions between Corebridge and Fortitude Re were structured as modco with funds withheld.
For further discussion on the sale of Fortitude Holdings, see Note 7.
6.     Lending Activities
The following table presents the composition of Mortgage and other loans receivable, net:

(in millions)	March 31, 2023	December 31, 2022
Commercial mortgages(a)	$33,692	$32,993
Residential mortgages	6,627	5,856
Life insurance policy loans	1,740	1,750
Commercial loans, other loans and notes receivable(b)	4,469	4,567
Total mortgage and other loans receivable	46,528	45,166
Allowance for credit losses(c)	(659)	(600)
Mortgage and other loans receivable, net	$45,869	$44,566
__________________
(a)Commercial mortgages primarily represent loans for apartments, offices and retail properties, with exposures in New York and California representing the largest geographic concentrations (aggregating approximately 19% and 10%, respectively, at March 31, 2023, and 20% and

6.     Lending Activities (continued)
11%, respectively, at December 31, 2022). The weighted average loan-to-value ratio for NY and CA was 60% and 54% at March 31, 2023, respectively, and 59% and 53% at December 31, 2022, respectively. The debt service coverage ratio for NY and CA was 2.0X and 2.1X at March 31, 2023, respectively, and 2.0X and 2.1X at December 31, 2022, respectively.
(b)Includes loans held for sale which are carried at lower cost or market, determined on an individual loan basis, and are collateralized primarily by apartments. As of March 31, 2023 and December 31, 2022, the net carrying value of these loans was $173 million and $170 million, respectively.
(c)Does not include allowance for credit losses of $54 million and $60 million at March 31, 2023 and December 31, 2022, respectively in relation to off-balance-sheet commitments to fund commercial mortgage loans, which is recorded in Other liabilities.
Interest income is not accrued when payment of contractual principal and interest is not expected. Any cash received on impaired loans is generally recorded as a reduction of the current carrying amount of the loan. Accrual of interest income is generally resumed when delinquent contractual principal and interest are repaid or when a portion of the delinquent contractual payments are made, and the ongoing required contractual payments have been made for an appropriate period. As of March 31, 2023, $2 million and $650 million of residential mortgage loans and commercial mortgage loans, respectively, were placed on nonaccrual status. As of December 31, 2022, $3 million and $623 million of residential mortgage loans and commercial mortgage loans, respectively, were placed on nonaccrual status.
Accrued interest is presented separately and is included in Accrued investment income on the Condensed Consolidated Balance Sheets. As of March 31, 2023, accrued interest receivable was $17 million and $147 million associated with residential mortgage loans and commercial mortgage loans, respectively. As of December 31, 2022, accrued interest receivable was $15 million and $130 million associated with residential mortgage loans and commercial mortgage loans, respectively.
A significant majority of commercial mortgages in the portfolio are non-recourse loans and, accordingly, the only guarantees are for specific items that are exceptions to the non-recourse provisions. It is therefore extremely rare for us to have cause to enforce the provisions of a guarantee on a commercial real estate or mortgage loan.
Nonperforming loans are generally those loans where payment of contractual principal or interest is more than 90 days past due. Nonperforming mortgages were not significant for all periods presented.
CREDIT QUALITY OF COMMERCIAL MORTGAGES
The following table presents debt service coverage ratios* for commercial mortgages by year of vintage:

March 31, 2023
(in millions)	2023	2022	2021	2020	2019	Prior	Total
>1.2X	$307	$5,471	$2,061	$1,177	$4,918	$13,530	$27,464
1.00 - 1.20X	46	993	857	755	358	1,399	4,408
<1.00X	—	38	—	23	—	1,759	1,820
Total commercial mortgages	$353	$6,502	$2,918	$1,955	$5,276	$16,688	$33,692
December 31, 2022
(in millions)	2022	2021	2020	2019	2018	Prior	Total
>1.2X	$5,382	$2,043	$1,521	$4,832	$3,505	$9,948	$27,231
1.00 - 1.20X	859	734	388	343	470	1,088	3,882
<1.00X	37	—	23	52	707	1,061	1,880
Total commercial mortgages	$6,278	$2,777	$1,932	$5,227	$4,682	$12,097	$32,993
__________________
*The debt service coverage ratio compares a property’s net operating income to its debt service payments, including principal and interest. Our weighted average debt service coverage ratio was 1.9X at March 31, 2023 and 1.9X at December 31, 2022. The debt service coverage ratios are updated when additional information becomes available.

6.     Lending Activities (continued)
The following table presents loan-to-value ratios* for commercial mortgages by year of vintage:

March 31, 2023
(in millions)	2023	2022	2021	2020	2019	Prior	Total
Less than 65%	$321	$5,461	$2,210	$1,535	$3,795	$12,215	$25,537
65% to 75%	32	1,006	428	269	1,431	2,313	5,479
76% to 80%	—	35	43	—	—	301	379
Greater than 80%	—	—	237	151	50	1,859	2,297
Total commercial mortgages	$353	$6,502	$2,918	$1,955	$5,276	$16,688	$33,692
December 31, 2022
(in millions)	2022	2021	2020	2019	2018	Prior	Total
Less than 65%	$5,270	$2,061	$1,515	$3,752	$2,666	$9,205	$24,469
65% to 75%	973	435	391	1,425	1,356	1,184	5,764
76% to 80%	35	43	—	—	70	218	366
Greater than 80%	—	238	26	50	590	1,490	2,394
Total commercial mortgages	$6,278	$2,777	$1,932	$5,227	$4,682	$12,097	$32,993
__________________
*The loan-to-value ratio compares the current unpaid principal balance of the loan to the estimated fair value of the underlying property collateralizing the loan. Our weighted average loan-to-value ratio was 58% at March 31, 2023, and 59% at December 31, 2022. The loan-to-value ratios reflect the latest obtained valuations of the collateral properties. We update the valuations of collateral properties by obtaining independent appraisals, generally at least once per year.

6.     Lending Activities (continued)
The following table presents the credit quality performance indicators for commercial mortgages:

(dollars in millions)	Number of Loans	Class							Percent of Total
		Apartments	Offices	Retail	Industrial	Hotel	Others	Total(b)
March 31, 2023
Credit Quality Performance Indicator:
In good standing	607	$13,344	$8,614	$3,602	$5,540	$1,853	$298	$33,251	99%
90 days or less delinquent	2	276	—	—	—	—	—	276	1%
>90 days delinquent or in process of foreclosure(c)	3	—	165	—	—	—	—	165	—%
Total(a)	612	$13,620	$8,779	$3,602	$5,540	$1,853	$298	$33,692	100%
Allowance for credit losses		$89	$348	$56	$66	$21	$6	$586	2%
December 31, 2022
Credit Quality Performance Indicator:
In good standing	599	$13,226	$8,470	$3,192	$5,417	$1,749	$290	$32,344	98%
Restructured	9	—	329	94	—	59	—	482	1%
90 days or less delinquent	—	—	—	—	—	—	—	—	—%
>90 days delinquent or in process of foreclosure(c)	3	—	167	—	—	—	—	167	1%
Total(a)	611	$13,226	$8,966	$3,286	$5,417	$1,808	$290	$32,993	100%
Allowance for credit losses		$89	$294	$54	$65	$23	$6	$531	2%
__________________
(a)Does not reflect allowance for credit losses.
(b)Our commercial mortgage loan portfolio is current as to payments of principal and interest, for both periods presented. There were no significant amounts of nonperforming commercial mortgages (defined as those loans where payment of contractual principal or interest is more than 90 days past due) during any of the periods presented.
(c)Includes $157 million and $156 million of Office loans supporting the Fortitude Re funds withheld arrangements, greater than 90 days delinquent or in process of foreclosure, at March 31, 2023 and December 31, 2022, respectively.

6.     Lending Activities (continued)
The following table presents credit quality performance indicators for residential mortgages by year of vintage:

March 31, 2023
(in millions)	2023	2022	2021	2020	2019	Prior	Total
FICO*:
780 and greater	$70	$477	$2,326	$646	$233	$511	$4,263
720 - 779	269	523	509	168	71	194	1,734
660 - 719	72	230	81	34	16	94	527
600 - 659	2	21	6	—	2	47	78
Less than 600	—	—	1	—	1	23	25
Total residential mortgages	$413	$1,251	$2,923	$848	$323	$869	$6,627
December 31, 2022
(in millions)	2022	2021	2020	2019	2018	Prior	Total
FICO*:
780 and greater	$294	$2,141	$652	$229	$76	$437	$3,829
720 - 779	536	711	167	75	32	134	1,655
660 - 719	163	79	28	16	9	47	342
600 - 659	2	4	2	1	2	13	24
Less than 600	—	—	—	1	—	5	6
Total residential mortgages	$995	$2,935	$849	$322	$119	$636	$5,856
__________________
*Fair Isaac Corporation (“FICO”) is the credit quality indicator used to evaluate consumer credit risk for residential mortgage loan borrowers and has been updated within the last twelve months.
The following table presents a rollforward of the changes in the allowance for credit losses on Mortgage and other loans receivable:*

Three Months Ended March 31,	2023			2022
(in millions)	Commercial Mortgages	Other Loans	Total	Commercial Mortgages	Other Loans	Total
Allowance, beginning of period	$531	$69	$600	$423	$73	$496
Loans charged off	—	—	—	(5)	—	(5)
Net charge-offs	—	—	—	(5)	—	(5)
Addition to (release of) allowance for loan losses	55	4	59	$(5)	$2	$(3)
Divestitures	—	—	—	—	—	—
Allowance, end of period	$586	$73	$659	$413	$75	$488
__________________
*Does not include allowance for credit losses of $54 million and $93 million, respectively, at March 31, 2023 and 2022 in relation to the off-balance-sheet commitments to fund commercial mortgage loans, which is recorded in Other liabilities in the Condensed Consolidated Balance Sheets.
Our expectations and models used to estimate the allowance for losses on commercial and residential mortgage loans are regularly updated to reflect the current economic environment.
LOAN MODIFICATIONS
The allowance for credit losses incorporates an estimate of lifetime expected credit losses and is recorded on each asset upon asset origination or acquisition. The starting point for the estimate of the allowance for credit losses is historical loss information, which includes losses from modifications of receivables to borrowers experiencing financial difficulty. We use a probability of default/loss given default model to determine the allowance for credit

6.     Lending Activities (continued)
losses for our commercial and residential mortgage loans. An assessment of whether a borrower is experiencing financial difficulty is made on the date of a modification.
Because the effect of most modifications made to borrowers experiencing financial difficulty is already included in the allowance for credit losses utilizing the measurement methodologies used to estimate the allowance, a change to the allowance for credit losses is generally not recorded upon modification.
When modifications are executed, they often will be in the form of principal forgiveness, term extensions, interest rate reductions, or some combination of any of these concessions. When principal is forgiven, the amortized cost basis of the asset is written off against the allowance for credit losses. The amount of the principal forgiveness is deemed to be uncollectible; therefore, that portion of the loan is written off, resulting in a reduction of the amortized cost basis and a corresponding adjustment to the allowance for credit losses.
We assess whether a borrower is experiencing financial difficulty based on a variety of factors, including the borrower’s current default on any of its outstanding debt, the probability of a default on any of its debt in the foreseeable future without the modification, the insufficiency of the borrower’s forecasted cash flows to service any of its outstanding debt (including both principal and interest), and the borrower’s inability to access alternative third party financing at an interest rate that would be reflective of current market conditions for a non-troubled debtor.
During the three-month period ended March 31, 2023, Corebridge did not modify any loans to borrowers experiencing financial difficulty.
There were no loans that had defaulted during the three-month period ended March 31, 2023, that had been previously modified with borrowers experiencing financial difficulties.
Prior to January 1, 2023, we were required to assess loan modifications to determine if they were a TDR. A TDR was a modification of a loan with a borrower that was experiencing financial difficulty and the modification involved us granting a concession to the troubled borrower. Concessions previously granted included extended maturity dates, interest rate changes, principal or interest forgiveness, payment deferrals and easing of loan covenants.
During the three-month period ended March 31, 2022, loans with a carrying value of $77 million were modified as troubled debt restructurings. Effective January 1, 2023, we are no longer required to assess whether loan modifications are TDRs.
7.     Reinsurance
In the ordinary course of business, our insurance companies may use ceded reinsurance to limit potential losses, provide additional capacity for growth, minimize exposure to significant risks or to provide greater diversification of our businesses. We may also use assumed reinsurance to diversify our business. Our reinsurance is principally under YRT treaties, along with a large modco treaty reinsuring the majority of our legacy business to a former affiliate, Fortitude Re. Reinsurance premiums ceded are recognized when due, along with corresponding benefits. Amounts recoverable from reinsurers are presented as a component of Reinsurance assets.
Reinsurance assets include the balances due from reinsurance and insurance companies under the terms of our reinsurance agreements for ceded future policy benefits for life and accident and health insurance contracts and benefits paid and unpaid. We remain liable to the extent that our reinsurers do not meet their obligations under the reinsurance contracts, and as such, we regularly evaluate the financial condition of our reinsurers and monitor concentration of our credit risk. The estimation of the allowance for credit losses and disputes requires judgment for which key inputs typically include historical trends regarding uncollectible balances, disputes and credit events as well as specific reviews of balances in dispute or subject to credit impairment. Changes in the allowance for credit losses and disputes on reinsurance assets are reflected in Policyholder benefits within the Consolidated Statements of Income (Loss).

7.    Reinsurance (continued)
Prior to the adoption of the Targeted Improvements to the Accounting for Long-Duration Contracts Standard
Prior to January 1, 2021, assumptions used in estimating reinsurance recoverables related to coinsurance or modco contracts were consistent with those used in estimating the related liabilities and reflected locked-in assumptions, absent a loss recognition event. Amounts recoverable on YRT treaties were recognized when claims were incurred on the reinsured policies.
Subsequent to the adoption of the Targeted Improvements to the Accounting for Long-Duration Contracts Standard
Reinsurance recoverables are recognized in a manner consistent with the liabilities relating to the underlying reinsured contracts. The reinsurance recoverables for coinsurance and modco contracts, along with amounts recoverable on YRT treaties are determined based on updated net premium ratios, reflecting updated actuarial assumptions using locked-in upper-medium investment instrument yield discount rates with changes recognized as remeasurement gains and losses reported in income. In addition, reinsurance recoverables are remeasured at the balance sheet date using current upper-medium grade discount rates with changes reported in OCI. For reinsurance agreements that reinsure existing, or non-contemporaneous (in-force) traditional and limited payment long-duration insurance contracts, the reinsurance recoverable is measured using the upper-medium grade fixed-income instrument yield discount rate assumption related to the effective date of the reinsurance contract. Therefore, for non-contemporaneous reinsurance agreements executed after January 1, 2021, the locked-in rate to accrete interest into the income statement related to the reinsurance recoverable would be different from the locked-in rate used for accreting interest on the direct reserve for future policy benefits. Certain reinsured guaranteed benefits previously reported as reinsurance recoverables are classified as Market risk benefit assets in the Condensed Consolidated Balance Sheets and are measured at fair value.
The following table presents the transition rollforward for reinsurance recoverables:

	Individual	Life	Institutional
(in millions)	Retirement	Insurance	Markets	Total
Pre-adoption, December 31, 2020 for Reinsurance assets - other, net of allowance for credit losses and disputes(a)	$309	$2,370	$43	$2,722
Reclassification of Cost of Reinsurance(b)	—	416	—	416
Reclassification to Market risk benefits	(35)	—	—	(35)
Change in cash flow assumptions and effect of net premiums exceeding gross premiums	—	(52)	—	(52)
Change due to the current upper-medium grade discount rate	—	99	5	104
Post-adoption January 1, 2021 for Reinsurance assets - other, net of allowance for credit losses and disputes	$274	$2,833	$48	$3,155
__________________
(a)Excludes $(15) million of Reinsurance assets - other, net of allowance for credit losses and disputes in Other Operations.
(b)Cost of reinsurance is reported in Other liabilities in the Condensed Consolidated Balance sheets.

Corporate and
(in millions)	Other
Pre-adoption, December 31, 2020 for Reinsurance assets - Fortitude Re, net of allowance for credit losses and disputes	$29,158
Change in cash flow assumptions and effect of net premiums exceeding gross premiums	55
Change due to the current upper-medium grade discount rate	7,611
Post-adoption January 1, 2021 for Reinsurance assets - Fortitude Re, net of allowance for credit losses and disputes	$36,824

7.    Reinsurance (continued)
The remeasurement of the reinsurance recoverable using the current upper-medium grade discount rate is offset in AOCI.
FORTITUDE RE
In February 2018, AGL, VALIC and USL entered into a modco agreement with Fortitude Re, then a wholly owned AIG subsidiary and registered Class 4 and Class E reinsurer in Bermuda. Fortitude Holdings was formed by AIG to act as a holding company for Fortitude Re.
These reinsurance transactions between Corebridge and Fortitude Re were structured as modco arrangements. In the modco arrangement, the investments supporting the reinsurance agreements, and which reflect the majority of the consideration that would be paid to the reinsurer for entering into the transaction are withheld by, and therefore continue to reside on the balance sheet of, the ceding company (i.e., Corebridge), thereby creating an obligation for the ceding company to pay the reinsurer (i.e., Fortitude Re) at a later date. Additionally, as Corebridge maintains ownership of these investments, Corebridge will maintain its existing accounting for these assets (e.g., the changes in fair value of available-for-sale securities will be recognized within OCI)). Corebridge has established a funds withheld payable to Fortitude Re while simultaneously establishing a reinsurance asset representing reserves for the insurance coverage that Fortitude Re has assumed. The funds withheld payable contains an embedded derivative and changes in fair value of the embedded derivative are recognized in earnings through realized gains (losses). This embedded derivative is considered a total return swap with contractual returns that are attributable to various assets and liabilities associated with these reinsurance agreements.
There is a diverse pool of assets supporting the funds withheld arrangements with Fortitude Re. The following summarizes the composition of the pool of assets:

	March 31, 2023		December 31, 2022
(in millions)	Carrying Value	Fair Value	Carrying Value	Fair Value	Corresponding Accounting Policy
Fixed maturity securities - available for sale	$16,302	$16,302	$16,339	$16,339	Fair value through other comprehensive income
Fixed maturity securities - fair value option	3,745	3,745	3,485	3,485	Fair value through net investment income
Commercial mortgage loans	3,525	3,317	3,490	3,241	Amortized cost
Real estate investments	130	315	133	348	Amortized cost
Private equity funds/hedge funds	1,900	1,900	1,893	1,893	Fair value through net investment income
Policy loans	345	345	355	355	Amortized cost
Short-term Investments	114	114	69	69	Fair value through net investment income
Funds withheld investment assets	26,061	26,038	25,764	25,730
Derivative assets, net(a)	81	81	90	90	Fair value through realized gains (losses)
Other(b)	514	514	731	731	Amortized cost
Total	$26,656	$26,633	$26,585	$26,551
__________________
(a)The derivative assets and liabilities have been presented net of cash collateral. The derivative assets supporting the Fortitude Re funds withheld arrangements had a fair market value of $276 million and $189 million as of March 31, 2023 and December 31, 2022, respectively. These derivative assets and liabilities are fully collateralized either by cash or securities.
(b)Primarily comprised of Cash and Accrued investment income.

7.    Reinsurance (continued)
The impact of the funds withheld arrangements with Fortitude Re was as follows:

	Three Months Ended March 31,
(in millions)	2023	2022
Net investment income - Fortitude Re funds withheld assets	$394	$278
Net realized gains (losses) on Fortitude Re funds withheld assets:
Net realized gains (losses) Fortitude Re funds withheld assets	20	(123)
Net realized gains (losses) Fortitude Re funds withheld embedded derivatives	(1,025)	2,837
Net realized gains (losses) on Fortitude Re funds withheld assets	(1,005)	2,714
Income (loss) before income tax benefit (expense)	(611)	2,992
Income tax benefit (expense)*	128	(628)
Net income (loss)	(483)	2,364
Change in unrealized appreciation (depreciation) of the invested assets supporting the Fortitude Re modco arrangement classified as available for sale*	451	(2,276)
Comprehensive income (loss)	$(32)	$88
__________________
*The income tax expense (benefit) and the tax impact in AOCI was computed using the U.S. statutory tax rate of 21%.
Various assets supporting the Fortitude Re funds withheld arrangements are reported at amortized cost, and as such, changes in the fair value of these assets are not reflected in the financial statements. However, changes in the fair value of these assets are included in the embedded derivative in the Fortitude Re funds withheld arrangement and the appreciation (depreciation) of the assets is the primary driver of the comprehensive income (loss) reflected above.
REINSURANCE – CREDIT LOSSES
The estimation of reinsurance recoverables involves a significant amount of judgment. Reinsurance assets include reinsurance recoverables on future policy benefits and policyholder contract deposits that are estimated as part of our insurance liability valuation process and, consequently, are subject to similar judgments and uncertainties as the estimation of gross benefit reserves.
We assess the collectability of reinsurance recoverable balances in each reporting period, through either historical trends of disputes and credit events or financial analysis of the credit quality of the reinsurer. We record adjustments to reflect the results of these assessments through an allowance for credit losses and disputes on uncollectible reinsurance that reduces the carrying amount of reinsurance and other assets on the Condensed Consolidated Balance Sheets (collectively, the reinsurance recoverable balances). This estimate requires significant judgment for which key considerations include:
•paid and unpaid amounts recoverable;
•whether the balance is in dispute or subject to legal collection;
•the relative financial health of the reinsurer as classified by the Obligor Risk Ratings (“ORRs”) we assign to each reinsurer based upon our financial reviews; insurers that are financially troubled (i.e., in run-off, have voluntarily or involuntarily been placed in receivership, are insolvent, are in the process of liquidation or otherwise subject to formal or informal regulatory restriction) are assigned ORRs that will generate a significant allowance; and
•whether collateral and collateral arrangements exist.
An estimate of the reinsurance recoverable’s lifetime expected credit losses is established utilizing a probability of default and loss given default method, which reflects the reinsurer’s ORR. The allowance for credit losses excludes disputed amounts. An allowance for disputes is established for a reinsurance recoverable using the losses incurred model for contingencies.

7.    Reinsurance (continued)
The total reinsurance recoverables as of March 31, 2023 were $29.9 billion. As of that date, utilizing Corebridge’s ORRs, (i) approximately 100% of the reinsurance recoverables were investment grade, (ii) less than 1% were non-investment grade reinsurance recoverables and (iii) none of the reinsurance recoverables were related to entities that were not rated by Corebridge.
Reinsurance Recoverable Allowance
The following table presents a rollforward of the reinsurance recoverable allowance:

	Three Months Ended March 31,
(in millions)	2023	2022
Balance, beginning of period	$84	$101
Current period provision for expected credit losses and disputes	(10)	4
Write-offs charged against the allowance for credit losses and disputes	—	—
Other changes	—	—
Balance, end of period	$74	$105
There were no material recoveries of credit losses previously written off for the three months ended March 31, 2023 or 2022.
Past-Due Status
We consider a reinsurance asset to be past due when it is 90 days past due. We record an allowance for disputes when there is reasonable uncertainty of the collectability of a disputed amount during the reporting period. Past-due balances were not significant for any of the periods presented. For further discussion of arbitration proceedings against us, see Note 14.
8.     Variable Interest Entities
A variable interest entity (“VIE”) is a legal entity that does not have sufficient equity at risk to finance its activities without additional subordinated financial support or is structured such that equity investors lack the ability to make significant decisions relating to the entity’s operations through voting rights or do not substantively participate in the gains and losses of the entity. Consolidation of a VIE by its primary beneficiary is not based on majority voting interest but is based on other criteria discussed below.
We enter into various arrangements with VIEs in the normal course of business and consolidate the VIEs when we determine we are the primary beneficiary. This analysis includes a review of the VIE’s capital structure, related contractual relationships and terms, nature of the VIE’s operations and purpose, nature of the VIE’s interests issued and our involvement with the entity. When assessing the need to consolidate a VIE, we evaluate the design of the VIE as well as the related risks to which the entity was designed to expose the variable interest holders.
The primary beneficiary is the entity that has both (i) the power to direct the activities of the VIE that most significantly affect the entity’s economic performance and (ii) the obligation to absorb losses or the right to receive benefits that could be potentially significant to the VIE. While also considering these factors, the consolidation conclusion depends on the breadth of our decision-making ability and our ability to influence activities that significantly affect the economic performance of the VIE.

8.     Variable Interest Entities (continued)
BALANCE SHEET CLASSIFICATION AND EXPOSURE TO LOSS
Creditors or beneficial interest holders of VIEs for which the Company is the primary beneficiary generally have recourse only to the assets and cash flows of the VIEs and do not have recourse to the Company. The following table presents the total assets and total liabilities associated with our variable interests in consolidated VIEs, as classified in the Condensed Consolidated Balance Sheets:

(in millions)	Real Estate and Investment Entities(c)	Securitization and Repackaging Vehicles(d)	Total
March 31, 2023
Assets:
Bonds available for sale	$—	$119	$119
Other bond securities	—	—	—
Equity securities	40	—	40
Mortgage and other loans receivable	—	2,034	2,034
Other invested assets
Alternative investments(a)	2,840	—	2,840
Investment real estate	1,766	—	1,766
Short-term investments	190	7	197
Cash	96	—	96
Accrued investment income	—	5	5
Other assets	133	—	133
Total assets(b)	$5,065	$2,165	$7,230
Liabilities:
Debt of consolidated investment entities	$1,363	$1,322	$2,685
Other liabilities	97	—	97
Total liabilities	$1,460	$1,322	$2,782
December 31, 2022
Assets:
Bonds available for sale	$—	$3,571	$3,571
Other bond securities	—	—	—
Equity securities	51	—	51
Mortgage and other loans receivable	—	2,088	2,088
Other invested assets
Alternative investments(a)	2,842	—	2,842
Investment real estate	1,731	—	1,731
Short-term investments	191	265	456
Cash	71	—	71
Accrued investment income	—	7	7
Other assets	102	68	170
Total assets(b)	$4,988	$5,999	$10,987
Liabilities:
Debt of consolidated investment entities	$1,382	$4,576	$5,958
Other liabilities	85	47	132
Total liabilities	$1,467	$4,623	$6,090
__________________
(a)Composed primarily of investments in real estate joint ventures at March 31, 2023 and December 31, 2022.

8.     Variable Interest Entities (continued)
(b)The assets of each VIE can be used only to settle specific obligations of that VIE.
(c)Off-balance-sheet exposure primarily consisting of commitments by insurance operations and affiliates into real estate and investment entities. At March 31, 2023 and December 31, 2022, together the Company and AIG affiliates have commitments to internal parties of $2.0 billion and $2.1 billion and commitments to external parties of $0.5 billion and $0.6 billion, respectively. At March 31, 2023, $1.4 billion out of the internal commitments was from subsidiaries of Corebridge entities and $0.7 billion was from other AIG affiliates. At December 31, 2022, $1.4 billion out of the internal commitments was from subsidiaries of Corebridge entities, and $0.7 billion was from other AIG affiliates.
(d)During the three-month period ended March 31, 2023, Corebridge deconsolidated certain consolidated investment entities, as part of the sale of AIG Credit Management, LLC with $3.6 billion assets and $3.2 billion in liabilities, resulting in a pre-tax loss of $3 million.
The following table presents the revenue, net income (loss) attributable to noncontrolling interests and net income (loss) attributable to Corebridge associated with our variable interests in consolidated VIEs, as classified in the Condensed Consolidated Income Statements:

	Real Estate and	Securitization
	Investment	and Repackaging
(in millions)	Entities	Vehicles	Total
Three Months Ended March 31, 2023
Total revenue	$53	$59	$112
Net income attributable to noncontrolling interests	6	—	6
Net income (loss) attributable to Corebridge	33	45	78
Three Months Ended March 31, 2022
Total revenue	$200	$62	$262
Net income attributable to noncontrolling interests	75	—	75
Net income (loss) attributable to Corebridge	114	31	145
We calculate our maximum exposure to loss to be (i) the amount invested in the debt or equity of the VIE, (ii) the notional amount of VIE assets or liabilities where we have also provided credit protection to the VIE with the VIE as the referenced obligation and (iii) other commitments and guarantees to the VIE.
The following table presents total assets of unconsolidated VIEs in which we hold a variable interest, as well as our maximum exposure to loss associated with these VIEs:

		Maximum Exposure to Loss
(in millions)	Total VIE Assets	On-Balance Sheet (b)	Off-Balance Sheet (c)	Total
March 31, 2023
Real estate and investment entities(a)	$376,688	$5,649	$2,832	$8,481
Total	$376,688	$5,649	$2,832	$8,481
December 31, 2022
Real estate and investment entities(a)	$376,055	$5,575	$2,784	$8,359
Total	$376,055	$5,575	$2,784	$8,359
__________________
(a)Composed primarily of hedge funds and private equity funds.
(b)At March 31, 2023 and December 31, 2022, $5.6 billion and $5.6 billion, respectively, of our total unconsolidated VIE assets were recorded as other invested assets.
(c)These amounts represent our unfunded commitments to invest in private equity funds and hedge funds.
Additionally, from time to time, AIG designed internal securitizations and a series of VIEs, which are not consolidated by Corebridge, that securitized certain secured loans, bank loans and RMLs. The notes held by Corebridge and their related fair values are included in the available-for-sale disclosures that are reported in Notes 4 and 5. As of March 31, 2023, the total VIE assets of these securitizations are $3.0 billion, of which Corebridge’s maximum exposure to loss including unfunded commitments is $2.2 billion. As of December 31, 2022, the total VIE assets of these securitizations are $3.2 billion, of which Corebridge’s maximum exposure to loss is $1.5 billion.

9.     Derivatives and Hedge Accounting
We use derivatives and other financial instruments as part of our financial risk management programs and as part of our investment operations. Interest rate derivatives (such as interest rate futures, swaps and options), equity derivatives (such as equity futures, swaps and options) and fixed maturity securities are used to economically mitigate interest rate risk, equity risk and credit spread exposure associated with MRBs and embedded derivatives contained in insurance contract liabilities. Interest rate derivatives are used to manage interest rate risk associated with fixed maturity securities as well as other interest rate sensitive assets and liabilities. Equity derivatives are used to economically mitigate financial risk associated with embedded derivatives and MRBs in certain insurance liabilities. In addition, equity derivatives are used to economically hedge certain investments. Foreign exchange derivatives (principally foreign exchange forwards and swaps) are used to economically mitigate risk associated with foreign denominated investments, net capital exposures and foreign currency transactions. We use credit derivatives to manage our credit exposures. The derivatives are effective economic hedges of the exposures that they are meant to offset. In addition to hedging activities, we also enter into derivative instruments with respect to investment operations, which may include, among other things, CDSs and purchases of investments with embedded derivatives, such as equity linked notes and convertible bonds.
Interest rate, currency and equity swaps, credit contracts, swaptions, options and forward transactions are accounted for as derivatives, recorded on a trade-date basis and carried at fair value. Unrealized gains and losses are generally reflected in income, except in certain situations in which hedge accounting is applied and unrealized gains and losses are reflected in AOCI. Aggregate asset or liability positions are netted on the Condensed Consolidated Balance Sheets only to the extent permitted by qualifying master netting arrangements in place with each respective counterparty. Cash collateral posted with counterparties in conjunction with transactions supported by qualifying master netting arrangements is reported as a reduction of the corresponding net derivative liability, while cash collateral received in conjunction with transactions supported by qualifying master netting arrangements is reported as a reduction of the corresponding net derivative asset.
Derivatives, with the exception of embedded derivatives, are reported at fair value in the Condensed Consolidated Balance Sheets in Other assets and Other liabilities. Embedded derivatives are generally presented with the host contract in the Condensed Consolidated Balance Sheets. A bifurcated embedded derivative is measured at fair value and accounted for in the same manner as a freestanding derivative contract. The corresponding host contract is accounted for according to the accounting guidance applicable for that instrument.
For additional information on embedded derivatives and MRBs, see Notes 4, 11 and 12.

9.     Derivatives and Hedge Accounting (continued)
The following table presents the notional amounts of our derivatives and the fair value of derivative assets and liabilities in the Condensed Consolidated Balance Sheets:

	March 31, 2023				December 31, 2022
	Gross Derivative Assets		Gross Derivative Liabilities		Gross Derivative Assets		Gross Derivative Liabilities
(in millions)	Notional Amount	Fair Value	Notional Amount	Fair Value	Notional Amount	Fair Value	Notional Amount	Fair Value
Derivatives designated as hedging instruments:(a)
Interest rate contracts	$575	$225	$762	$14	$155	$202	$1,798	$77
Foreign exchange contracts	1,766	241	1,199	23	3,535	575	3,354	176
Derivatives not designated as hedging instruments:(a)
Interest rate contracts	19,292	1,224	34,211	2,073	27,656	1,371	21,553	2,599
Foreign exchange contracts	8,850	989	7,845	333	4,630	672	6,673	456
Equity contracts	25,238	676	8,785	61	26,041	417	9,962	27
Other contracts(b)	46,652	14	—	—	47,128	15	48	—
Total derivatives, gross	$102,373	$3,369	$52,802	$2,504	$109,145	$3,252	$43,388	$3,335
Counterparty netting(c)		(2,303)		(2,303)		(2,547)		(2,547)
Cash collateral(d)		(376)		(42)		(406)		(691)
Total derivatives on Condensed Consolidated Balance Sheets(e)		$690		$159		$299		$97
__________________
(a)Fair value amounts are shown before the effects of counterparty netting adjustments and offsetting cash collateral.
(b)Consists primarily of stable value wraps and contracts with multiple underlying exposures.
(c)Represents netting of derivative exposures covered by a qualifying master netting agreement.
(d)Represents cash collateral posted and received that is eligible for netting.
(e)Freestanding derivatives only, excludes embedded derivatives. Derivative instrument assets and liabilities are recorded in Other assets and Other liabilities, respectively. The fair value of assets related to bifurcated embedded derivatives were both zero at March 31, 2023 and December 31, 2022. The fair value of liabilities related to bifurcated embedded derivatives was $7.9 billion and $6.7 billion at March 31, 2023 and December 31, 2022, respectively. A bifurcated embedded derivative is generally presented with the host contract in the Condensed Consolidated Balance Sheets. Embedded derivatives are primarily related to guarantee features in fixed index annuities and index universal life contracts, which include equity and interest rate components and the funds withheld arrangement with Fortitude Re. For additional information, see Note 7.
The following table presents the gross notional amounts of our derivatives and the fair value of derivative assets and liabilities with related parties and third parties:

	March 31, 2023				December 31, 2022
	Gross Derivative Assets		Gross Derivative Liabilities		Gross Derivative Assets		Gross Derivative Liabilities
(in millions)	Notional Amount	Fair Value	Notional Amount	Fair Value	Notional Amount	Fair Value	Notional Amount	Fair Value
Total derivatives with related parties	$48,001	$3,074	$47,768	$2,268	$60,633	$3,177	$42,109	$3,154
Total derivatives with third parties	54,372	295	5,034	236	48,512	75	1,279	181
Total derivatives, gross	$102,373	$3,369	$52,802	$2,504	$109,145	$3,252	$43,388	$3,335

9.     Derivatives and Hedge Accounting (continued)
As of March 31, 2023 and December 31, 2022, the following amounts were recorded on the Condensed Consolidated Balance Sheets related to the carrying amount of the hedged assets (liabilities) and cumulative basis adjustments included in the carrying amount for fair value hedges:

	March 31, 2023		December 31, 2022
(in millions)	Carrying Amount of the Hedged Assets (Liabilities)	Cumulative Amount of Fair Value Hedging Adjustments Included In the Carrying Amount of the Hedged Assets Liabilities	Carrying Amount of the Hedged Assets (Liabilities)	Cumulative Amount of Fair Value Hedging Adjustments Included In the Carrying Amount of the Hedged Assets Liabilities
Balance sheet line item in which hedged item is recorded:
Fixed maturities, available for sale, at fair value	$6,201	$—	$6,520	$—
Commercial mortgage and other loans(a)	—	(25)	—	(25)
Policyholder contract deposits(b)	(2,818)	(18)	(2,218)	68
__________________
(a)This relates to hedge accounting that has been discontinued, but the respective loans are still held. The cumulative adjustment is being amortized into earnings over the remaining life of the loan.
(b)This relates to fair value hedges on GICs.
COLLATERAL
We engage in derivative transactions that are not subject to a clearing requirement directly with related parties and unaffiliated third parties, in most cases under International Swaps and Derivatives Association, Inc. (“ISDA”) Master Agreements. Many of the ISDA Master Agreements also include Credit Support Annex provisions, which provide for collateral postings that may vary based on criteria such as ratings and threshold levels. We attempt to reduce our risk with certain counterparties by entering into agreements that enable collateral to be obtained from a counterparty on an up-front or contingent basis. We minimize the risk that counterparties might be unable to fulfill their contractual obligations by monitoring counterparty credit exposure and collateral value and generally requiring additional collateral to be posted upon the occurrence of certain events or circumstances.
Collateral posted by us to third parties for derivative transactions was $254 million and $255 million at March 31, 2023 and December 31, 2022, respectively. Collateral posted by us to related parties for derivative transactions was $855 million and $1.5 billion at March 31, 2023 and December 31, 2022, respectively. In the case of collateral posted under derivative transactions that are not subject to clearing, this collateral can generally be repledged or resold by the counterparties. Collateral provided to us from third parties for derivative transactions was $214 million and $40 million at March 31, 2023 and December 31, 2022, respectively. Collateral provided to us from related parties for derivative transactions was $338 million and $380 million at March 31, 2023 and December 31, 2022, respectively. In the case of collateral provided to us under derivative transactions that are not subject to clearing, we generally can repledge or resell collateral.
OFFSETTING
We have elected to present all derivative receivables and derivative payables, and the related cash collateral received and paid, on a net basis on our Condensed Consolidated Balance Sheets when a legally enforceable ISDA Master Agreement exists between us and our derivative counterparty. An ISDA Master Agreement is an agreement governing multiple derivative transactions between two counterparties. The ISDA Master Agreement generally provides for the net settlement of all, or a specified group, of these derivative transactions, as well as transferred collateral, through a single payment, and in a single currency, as applicable. The net settlement provisions apply in the event of a default on, or affecting any, one derivative transaction or a termination event affecting all, or a specified group of, derivative transactions governed by the ISDA Master Agreement.

9.     Derivatives and Hedge Accounting (continued)
HEDGE ACCOUNTING
We designated certain derivatives entered into with related parties as fair value hedges of available-for-sale securities held by our insurance subsidiaries. The fair value hedges include foreign currency forwards and cross-currency swaps designated as hedges of the change in fair value of foreign currency denominated available-for-sale securities attributable to changes in foreign exchange rates. We also designated certain interest rate swaps entered into with related parties as fair value hedges of fixed rate GICs and commercial mortgage loans attributable to changes in benchmark interest rates.
During 2022, we designated certain interest rate swaps entered into with related parties as cash flow hedges of forecasted coupon payments associated with anticipated long-term debt issuances. For the year ended December 31, 2022, we recognized derivative gains of $223 million in AOCI and reclassified $21 million into interest expense. For the three-month period ended March 31, 2023, $7 million has been reclassified into Interest expense. There are no additional derivative gains or losses recognized in AOCI for this period. The remaining amount in AOCI, of $195 million, will be reclassified into Interest expense over the life of the hedging relationship, which can extend up to 30 years. We expect $28 million to be reclassified into Interest expense over the next 12 months. There are no amounts excluded from the assessment of hedge effectiveness that are recognized in earnings.
For additional information related to the debt issuances, see Note 14.
We use cross-currency swaps as hedging instruments in net investment hedge relationships to mitigate the foreign exchange risk associated with our non-U.S. dollar functional currency foreign subsidiaries. For net investment hedge relationships that use derivatives as hedging instruments, we assess hedge effectiveness and measure hedge ineffectiveness using changes in forward rates. We recognized gains (losses) for the three months ended March 31, 2023 and 2022 of $(1) million and $2 million, respectively, included in Change in foreign currency translation adjustment in OCI related to the net investment hedge relationships. The gains (losses) recognized primarily include transactions with related parties. A qualitative methodology is utilized to assess hedge effectiveness for net investment hedges, while regression analysis is employed for all other hedges.

9.     Derivatives and Hedge Accounting (continued)
The following table presents the gain (loss) recognized in earnings on our derivative instruments in fair value hedging relationships in the Condensed Consolidated Statements of Income (Loss):

	Gains/(Losses) Recognized in Earnings for:
(in millions)	Hedging Derivatives(a)(c)	Excluded Components(b)(c)	Hedged Items	Net Impact
Three Months Ended March 31, 2023
Interest rate contracts:
Realized gains (losses)	$—	$—	$—	$—
Interest credited to policyholder account balances	86	—	(88)	(2)
Net investment income	—	—	—	—
Foreign exchange contracts:
Realized gains (losses)	(83)	79	83	79
Three Months Ended March 31, 2022
Interest rate contracts:
Realized gains (losses)	$—	$—	$—	$—
Interest credited to policyholder account balances	(57)	—	59	2
Net investment income	1	—	(1)	—
Foreign exchange contracts:
Realized gains (losses)	147	8	(147)	8
__________________
(a)Gains and losses on derivative instruments designated and qualifying in fair value hedges that are included in the assessment of hedge effectiveness.
(b)Gains and losses on derivative instruments designated and qualifying in fair value hedges that are excluded from the assessment of hedge effectiveness and recognized in earnings on a mark-to-market basis.
(c)Primarily consists of gains and losses with related parties.

9.     Derivatives and Hedge Accounting (continued)
DERIVATIVES NOT DESIGNATED AS HEDGING INSTRUMENTS
The following table presents the effect of derivative instruments not designated as hedging instruments in the Condensed Consolidated Statements of Income (Loss):

	Gains (Losses) Recognized in Earnings
	Three Months Ended March 31,
(in millions)	2023	2022
By Derivative Type:
Interest rate contracts	$32	$(814)
Foreign exchange contracts	(67)	226
Equity contracts	83	(196)
Credit contracts	—	(1)
Other contracts	(127)	17
Embedded derivatives within policyholder contract deposits	(384)	661
Fortitude Re funds withheld embedded derivative	(1,025)	2,837
Total(a)	$(1,488)	$2,730
By Classification:
Policy fees	$16	$15
Net investment income	(2)	(4)
Net realized gains (losses) - excluding Fortitude Re funds withheld assets	(414)	407
Net realized gains (losses) on Fortitude Re funds withheld assets	43	(52)
Net realized losses on Fortitude Re funds withheld embedded derivatives	(1,025)	2,837
Policyholder benefits	3	(7)
Change in the fair value of market risk benefits(b)	(109)	(466)
Total(a)	$(1,488)	$2,730
__________________
(a)Includes gains (losses) with related parties of $6 million and $(1.0) billion for the three months ended March 31, 2023 and 2022, respectively.
(b)This represents activity related to derivatives that economically hedged changes in the fair value of certain MRBs.
In addition to embedded derivatives within policyholder contract deposits, certain guaranteed benefits within insurance contracts are classified as MRBs. The change in the fair value of these benefits is disclosed in Note 12. The change in the fair value of MRBs and the derivative instruments that hedge those risks are recognized in “Change in the fair value of MRBs, net” in the Condensed Consolidated Statements of Income (Loss).
HYBRID SECURITIES WITH EMBEDDED CREDIT DERIVATIVES
We invest in hybrid securities (such as credit-linked notes) with the intent of generating income, and not specifically to acquire exposure to embedded derivative risk. As is the case with our other investments in RMBS, CMBS, CLOs, ABS and CDOs, our investments in these hybrid securities are exposed to losses only up to the amount of our initial investment in the hybrid security. Other than our initial investment in the hybrid securities, we have no further obligation to make payments on the embedded credit derivatives in the related hybrid securities.
We elect to account for our investments in these hybrid securities with embedded written credit derivatives at fair value, with changes in fair value recognized in Net investment income. Our investments in these hybrid securities are reported as Other bond securities in the Condensed Consolidated Balance Sheets. The fair values of these hybrid securities were both zero at March 31, 2023 and December 31, 2022. These securities have par amounts of $25 million and $25 million at March 31, 2023 and December 31, 2022, respectively, and have remaining stated maturity dates that extend to 2052.

10.    Deferred Policy Acquisition Costs
DAC represent those costs that are incremental and directly related to the successful acquisition of new or renewal of existing insurance contracts. We defer incremental costs that result directly from, and are essential to, the acquisition or renewal of an insurance contract. Such DAC generally include agent or broker commissions and bonuses, and medical fees that would not have been incurred if the insurance contract had not been acquired or renewed. Each cost is analyzed to assess whether it is fully deferrable. We partially defer costs, including certain commissions, when we do not believe that the entire cost is directly related to the acquisition or renewal of insurance contracts. Commissions that are not deferred to DAC are recorded in Non-deferrable insurance commissions in the Condensed Consolidated Statements of Income (Loss).
We also defer a portion of employee total compensation and payroll-related fringe benefits directly related to time spent performing specific acquisition or renewal activities, including costs associated with the time spent on underwriting, policy issuance and processing, and sales force contract selling. The amounts deferred are derived based on successful efforts for each distribution channel and/or cost center from which the cost originates.
Prior to the adoption of the Targeted Improvements to the Accounting for Long-Duration Contracts Standard
Long-duration insurance contracts: Policy acquisition costs for participating life, traditional life and accident and health insurance products were generally deferred and amortized, with interest, over the premium paying period. The assumptions used to calculate the benefit liabilities and DAC for these traditional products were set when a policy was issued and did not change with changes in actual experience, unless a loss recognition event occurred. These “locked-in” assumptions included mortality, morbidity, persistency, maintenance expenses and investment returns, and included margins for adverse deviation to reflect uncertainty given that actual experience might deviate from these assumptions. A loss recognition event occurred when there was a shortfall between the carrying amount of future policy benefit liabilities, net of DAC, and what the future policy benefit liabilities, net of DAC, would be when applying updated current assumptions. When we determined a loss recognition event had occurred, we first reduced any DAC related to that block of business through amortization of acquisition expense, and after DAC was depleted, we recorded additional liabilities through a charge to Policyholder benefits. Groupings for loss recognition testing were consistent with our manner of acquiring, servicing and measuring the profitability of the business and applied by product groupings. We performed separate loss recognition tests for traditional life products, payout annuities and long-term care products. Our policy was to perform loss recognition testing net of reinsurance. Once loss recognition had been recorded for a block of business, the old assumption set was replaced, and the assumption set used for the loss recognition would then be subject to the lock-in principle.
Investment-oriented contracts: Certain policy acquisition costs and policy issuance costs related to investment-oriented contracts, for example universal life, variable and fixed annuities, and fixed index annuities, were deferred and amortized, with interest, in relation to the incidence of EGPs to be realized over the estimated lives of the contracts. EGPs were affected by a number of factors, including levels of current and expected interest rates, net investment income and spreads, net realized gains and losses, fees, surrender rates, mortality experience, policyholder behavior experience and equity market returns and volatility. In each reporting period, current period amortization expense was adjusted to reflect actual gross profits. If the assumptions used for estimating gross profit changed significantly, DAC was recalculated using the new assumptions, including actuarial assumptions such as mortality, lapse, benefit utilization, and premium persistency, and any resulting adjustment was included in income. If the new assumptions indicated that future EGPs were higher than previously estimated, DAC was increased resulting in a decrease in amortization expense and increase in income in the current period; if future EGPs were lower than previously estimated, DAC was decreased resulting in an increase in amortization expense and decrease in income in the current period. Updating such assumptions may result in acceleration of amortization in some products and deceleration of amortization in other products. DAC was grouped consistent with the manner in which the insurance contracts were acquired, serviced and measured for profitability and was reviewed for recoverability based on the current and projected future profitability of the underlying insurance contracts.
To estimate future EGPs for variable life and annuity products, a long-term annual asset growth assumption was applied to determine the future growth in assets and related asset-based fees. In determining the asset growth rate, the effect of short-term fluctuations in the equity markets was partially mitigated through the use of a “reversion to

10.     Deferred Policy Acquisition Costs (continued)
the mean” methodology for variable annuities, whereby short-term asset growth above or below long-term annual rate assumptions impacted the growth assumption applied to the five-year period subsequent to the current balance sheet date. The reversion to the mean methodology allowed us to maintain our long-term growth assumptions, while also giving consideration to the effect of actual investment performance. When actual performance significantly deviated from the annual long-term growth assumption, as evidenced by growth assumptions in the five-year reversion to the mean period falling below a certain rate (floor) or rising above a certain rate (cap) for a sustained period, judgment was applied to revise or “unlock” the growth rate assumptions to be used for both the five-year reversion to the mean period as well as the long-term annual growth assumption applied to subsequent periods.
Value of Business Acquired (“VOBA”) is determined at the time of acquisition and is reported in the Condensed Consolidated Balance Sheets with DAC. This value is based on the present value of future pre-tax profits discounted at yields applicable at the time of purchase. VOBA was amortized, consistent with DAC, i.e., over the premium paying period or in relation to the EGPs.
Unrealized Appreciation (Depreciation) of Investments: DAC related to investment-oriented contracts was also adjusted to reflect the effect of unrealized gains or losses on fixed maturity securities available for sale on EGPs, with related changes recognized through OCI. The adjustment was made at each balance sheet date, as if the securities had been sold at their stated aggregate fair value and the proceeds reinvested at current yields. Similarly, for long-duration traditional insurance contracts, if the assets supporting the liabilities were in a net unrealized gain position at the balance sheet date, loss recognition testing assumptions were updated to exclude such gains from future cash flows by reflecting the impact of reinvestment rates on future yields. If a future loss was anticipated under this basis, any additional shortfall indicated by loss recognition tests was recognized as a reduction in OCI. Similar to other loss recognition on long-duration insurance contracts, such shortfall is first reflected as a reduction in DAC and secondly as an increase in liabilities for Future policy benefits. The change in these adjustments, net of tax, was included with the change in net unrealized appreciation of investments that is credited or charged directly to OCI.
Internal Replacements of Long-duration and Investment-oriented Products: For some products, policyholders can elect to modify product benefits, features, rights or coverages by exchanging a contract for a new contract or by amendment, endorsement, or rider to a contract, or by the election of a feature or coverage within a contract. These transactions are known as internal replacements. If the modification does not substantially change the contract, we do not change the accounting and amortization of existing DAC and related actuarial balances. If an internal replacement represents a substantial change, the original contract is considered to be extinguished and any related DAC or other policy balances are charged or credited to income, and any new deferrable costs associated with the replacement contract are deferred.
Subsequent to the adoption of the Targeted Improvements to the Accounting for Long-Duration Contracts Standard
DAC for all contracts, except for those with limited to no exposure to policyholder behavior risk, (i.e., certain investment contracts), is grouped and amortized on a constant level basis (i.e., approximating straight line amortization with adjustments for expected terminations) over the expected term of the related contracts using assumptions consistent with those used in estimating the related liability for future policy benefits, or any other related balances, for those corresponding contracts, as applicable. Capitalized expenses are only included in DAC amortization as expenses are incurred. For amortization purposes, contracts are grouped into annual cohorts by issue year and product and to segregate reinsured and non-reinsured contracts. Changes in future assumptions (e.g., expected duration of contracts or amount of coverage expected to be in force) are applied by adjusting the amortization rate prospectively. The Company has elected to implicitly account for actual experience, whether favorable or unfavorable, in its amortization expense each period. DAC is capped at the amount of expenses capitalized as the DAC balance does not accrue interest. DAC is not subject to recoverability testing.
VOBA is determined at the time of acquisition and is reported in the Condensed Consolidated Balance Sheets with DAC. This value is based on the present value of future pre-tax profits discounted at yields applicable at the time of purchase. VOBA is amortized, consistent with DAC, i.e., over the life of the business on a constant level basis.

10.     Deferred Policy Acquisition Costs (continued)
Internal Replacements of Long-duration and Investment-oriented Products: the accounting of internal replacements has generally not been impacted by the adoption of LDTI.
The following table presents the transition rollforward for DAC:

(in millions)	Individual Retirement	Group Retirement	Life Insurance	Institutional Markets	Total
Pre-adoption December 31, 2020 DAC balance	$2,426	$560	$4,229	$26	$7,241
Adjustments for the removal of related balances in Accumulated other comprehensive income originating from unrealized gains (losses)	2,050	533	544	7	3,134
Post-adoption January 1, 2021 DAC balance	$4,476	$1,093	$4,773	$33	$10,375
Prior to the adoption of LDTI, DAC for investment-oriented products included the effect of unrealized gains or losses on fixed maturity securities classified as available for sale. At the transition date, these adjustments were removed with a corresponding offset in AOCI. As the available for sale portfolio was in an unrealized gain position as of the transition date, the adjustment for removal of related balances in AOCI originating from unrealized gains (losses) balances were reducing DAC.
The following table presents the transition rollforward for value of business acquired for long-duration contracts:

(in millions)	Individual Retirement	Group Retirement	Life Insurance	Total
Pre-adoption December 31, 2020 VOBA balance	$3	$1	$118	$122
Adjustments for the removal of related balances in accumulated other comprehensive income originating from unrealized gains (losses)	—	—	3	3
Post-adoption January 1, 2021 VOBA balance	$3	$1	$121	$125
Prior to the adoption of LDTI, VOBA for investment-oriented products included the effect of unrealized gains or losses on fixed maturity securities classified as available for sale. At the transition date, these adjustments were removed with a corresponding offset in AOCI. As the available for sale portfolio was in an unrealized gain position as of the transition date, the adjustment for removal of related balances in AOCI originating from unrealized gains (losses) balances were reducing VOBA.

10.     Deferred Policy Acquisition Costs (continued)
The following table presents a rollforward of deferred policy acquisition costs related to long-duration contracts for the three months periods ended March 31, 2023 and 2022:

Three Months Ended March 31, 2023	Individual Retirement	Group Retirement	Life Insurance	Institutional Markets	Total
(in millions)
Balance, beginning of year	$4,643	$1,060	$4,718	$51	$10,472
Capitalization	187	21	107	4	319
Amortization expense	(137)	(21)	(93)	(2)	(253)
Other, including foreign exchange	—	—	13	—	13
Balance, end of period	$4,693	$1,060	$4,745	$53	$10,551
Value of Business Acquired	1	1	88	—	90
Deferred policy acquisition costs and value of business acquired	$4,694	$1,061	$4,833	$53	$10,641

Three Months Ended March 31, 2022	Individual Retirement	Group Retirement	Life Insurance	Institutional Markets	Total
(in millions)
Balance, beginning of year	$4,604	$1,078	$4,765	$38	$10,485
Capitalization	143	14	100	3	260
Amortization expense	(119)	(19)	(101)	(1)	(240)
Other, including foreign exchange	—	—	(18)	(1)	(19)
Balance, end of period	$4,628	$1,073	$4,746	$39	$10,486
Value of Business Acquired	2	1	105	—	108
Deferred policy acquisition costs and value of business acquired	$4,630	$1,074	$4,851	$39	$10,594
The following table presents a rollforward of value of business acquired for the three months periods ended March 31, 2023 and 2022:

Three Months Ended March 31,	2023				2022
	Individual Retirement	Group Retirement	Life Insurance	Total	Individual Retirement	Group Retirement		Life Insurance	Total
(in millions)
Balance, beginning of year	$3	$1	$87	$91	$3	$1		$109	$113
Amortization expense	—	—	(3)	(3)	—	—	—	(3)	(3)
Other, including foreign exchange	(2)	—	4	2	(1)	—		(1)	(2)
Balance, end of period	$1	$1	$88	$90	$2	$1	$—	$105	$108
DEFERRED SALES INDUCEMENTS
We offer deferred sales inducements (“DSI”) which include enhanced crediting rates or bonus payments to contract holders (bonus interest) on certain annuity and investment contract products. To qualify for such accounting treatment as an asset, the bonus interest must be explicitly identified in the contract at inception. We must also demonstrate that such amounts are incremental to amounts we credit on similar contracts without bonus interest and are higher than the contracts’ expected ongoing crediting rates for periods after the bonus period. DSI is reported in Other assets, while amortization related to DSI is recorded in Interest credited to policyholder account balances.

10.     Deferred Policy Acquisition Costs (continued)
Prior to the adoption of the Targeted Improvements to the Accounting for Long-Duration Contracts Standard
DSI amounts were deferred and amortized over the life of the contract in relation to the incidence of EGPs to be realized over the estimated lives of the contracts. DSI was adjusted for the effect on EGPs of unrealized gains and losses on available-for-sale securities, with related changes recognized through OCI.
Subsequent to the adoption of the Targeted Improvements to the Accounting for Long-Duration Contracts Standard
DSI amounts are deferred and amortized on a constant level basis over the life of the contract consistent with DAC, changes in future assumptions (e.g., expected duration of contracts) are applied by adjusting the amortization rate prospectively rather than through a retrospective catch up adjustment. The Company has elected to implicitly account for actual experience, whether favorable or unfavorable, in its amortization expense each period, consistent with DAC.
The following table presents the transition rollforward for deferred sales inducement assets for long-duration contracts:

(in millions)	Individual Retirement	Group Retirement	Total
Pre-adoption December 31, 2020 deferred sales inducement assets balance	$194	$91	$285
Adjustments for the removal of related balances in Accumulated other comprehensive income originating from unrealized gains (losses)	282	114	396
Post-adoption January 1, 2021 deferred sales inducement asset balance	$476	$205	$681
Prior to the adoption of LDTI, deferred sales inducements for investment-oriented products included the effect of unrealized gains or losses on fixed maturity securities classified as available-for-sale. At the transition date, these adjustments were removed with a corresponding offset in AOCI. As the available for sale portfolio was in an unrealized gain position as of the transition date, the adjustment for removal of related balances in AOCI originating from unrealized gains (losses) balances were reducing DSI.
The following table presents a rollforward of deferred sales inducement assets related to long-duration contracts for the three months periods ended March 31, 2023 and 2022:

Three Months Ended March 31,	2023			2022
	Individual Retirement	Group Retirement	Total	Individual Retirement	Group Retirement	Total
(in millions)
Balance, beginning of year	$381	$177	$558	$428	$191	$619
Capitalization	2	—	2	2	—	2
Amortization expense	(14)	(3)	(17)	(13)	(4)	(17)
Balance, end of period	$369	$174	$543	$417	$187	$604
Other reconciling items*			2,145			2,092
Other assets, including restricted cash			$2,688			$2,696
_______________
*Other reconciling items include prepaid expenses, goodwill, intangible assets and any similar items.

11.     Insurance Liabilities
FUTURE POLICY BENEFITS
Future policy benefits primarily include reserves for traditional life and annuity payout contracts, which represent an estimate of the present value of future benefits less the present value of future net premiums. Included in Future policy benefits are liabilities for annuities issued in structured settlement arrangements whereby a claimant receives life contingent payments over their lifetime. Also included are pension risk transfer arrangements whereby an upfront premium is received in exchange for guaranteed retirement benefits. All payments under these arrangements are fixed and determinable with respect to their amounts and dates.
Prior to the adoption of the Targeted Improvements to the Accounting for Long-Duration Contracts Standard
Future policy benefits for traditional and limited pay contracts were reserved using actuarial assumptions locked-in at contract issuance. These assumptions were only updated when a loss recognition event occurred. Also included in Future policy benefits, were reserves for contracts in loss recognition, including the adjustment to reflect the effect of unrealized gains on fixed maturity securities available for sale with related changes recognized through OCI.
Future policy benefits also included certain guaranteed benefits of annuity products that were not considered embedded derivatives.
Subsequent to the adoption of the Targeted Improvements to the Accounting for Long-Duration Contracts Standard
For traditional and limited pay long-duration products, benefit reserves are accrued and benefit expense is recognized using a net premium reserve (“NPR”) methodology for each annual cohort of business. This NPR method incorporates periodic retrospective revisions to the NPR to reflect updated actuarial assumptions and variances in actual versus expected experience. The Future policy benefit liability is accrued by multiplying the gross premium recognized in each period by the net premium ratio. The net premium is equal to the portion of the gross premium required to provide for all benefits and certain expenses and may not exceed 100%. Benefits in excess of premiums are expensed immediately through Policyholder benefits. In addition, periodic revisions to the NPR below 100% may result in reclassification between the benefit reserves and deferred profit liability for limited pay contracts.
Insurance contracts are aggregated into annual cohorts for the purposes of determining the Liability for future policy benefits (“LFPB”), but are not aggregated across segments. These annual cohorts may be further segregated based on product characteristics, or to distinguish business reinsured from non-reinsured business or products issued in different functional currencies. The assumptions used to calculate the future policy benefits include discount rates, persistency and recognized morbidity and mortality tables modified to reflect the Company's experience.
The current discount rate assumption for the liability for future policy benefits is derived from market observable yields on upper-medium-grade fixed income instruments. The Company uses an external index as the source of the yields on these instruments for the first 30 years. For years 30 to 50, the yield is derived using market observable credit spreads. Yields for years 50 to 100 are extrapolated using a flat forward approach, maintaining a constant forward spread through the period. The current discount rate assumption is updated quarterly and used to remeasure the liability at the reporting date, with the resulting change in the discount rate reflected in OCI.
The method for constructing and applying the locked-in discount rate assumptions on newly issued business is determined based on factors such as product characteristics and the expected timing of cash flows. This discount rate assumption is derived from market observable yields on upper-medium-grade fixed income instruments. Similar to the current discount rate assumption, the Company may employ conversion and interpolation methodologies when necessary. The applicable interest accretion is reflected in Policyholder benefits in the Condensed Consolidated Statements of Income (Loss).

11.     Insurance Liabilities (continued)
The following table presents the transition rollforward of the liability for future policy benefits for nonparticipating contracts:

	Individual Retirement	Group Retirement	Life Insurance	Institutional Markets	Corporate and Other	Total
(in millions)
Pre-adoption December 31, 2020 liability for future policy benefits balance	$1,309	$282	$11,129	$11,029	$22,206	$45,955
Adjustments for the reclassification to the deferred profit liability	(65)	(8)	—	(766)	(859)	(1,698)
Change in cash flow assumptions and effect of net premiums exceeding gross premiums	(14)	2	16	4	55	63
Effect of the remeasurement of the liability at a current single A rate	156	63	2,977	1,655	7,611	12,462
Adjustment for the removal of loss recognition balances related to unrealized gain or loss on securities and other	(63)	(60)	4	(292)	—	(411)
Post-adoption January 1, 2021 liability for future policy benefits balance	$1,323	$279	$14,126	$11,630	$29,013	$56,371
Adjustments for the reclassification between the liability for future policy benefits and deferred profit liability represent changes in the net premium ratios that are less than 100% at transition for certain limited pay cohorts, resulting in a reclassification between the two liabilities, with no impact on Retained earnings.
Adjustments for changes in cash flow assumptions represents revised net premium ratios in excess of 100% for certain cohorts at transition, with an offset to Retained earnings.
Prior to adoption, loss recognition for traditional products was adjusted for the effect of unrealized gains on fixed maturity securities available for sale. At the transition date, these adjustments were removed with a corresponding offset in AOCI.
The effect of the remeasurement at the current single A rate is reported at the transition date and each subsequent balance sheet date, with an offset in AOCI.
The following tables present the balances and changes in the liability for future policy benefits and a reconciliation of the net liability for future policy benefits to the liability for future policy benefits in the Condensed Consolidated Balance Sheets:

Three Months Ended March 31, 2023	Individual Retirement	Group Retirement	Life Insurance	Institutional Markets	Corporate and Other	Total
(in millions, except for liability durations)
Present value of expected net premiums
Balance, beginning of year	$—	$—	$11,654	$—	$991	$12,645
Effect of changes in discount rate assumptions (AOCI)	—	—	1,872	—	66	1,938
Beginning balance at original discount rate	—	—	13,526	—	1,057	14,583

11.     Insurance Liabilities (continued)

Three Months Ended March 31, 2023	Individual Retirement	Group Retirement	Life Insurance	Institutional Markets	Corporate and Other	Total
(in millions, except for liability durations)
Effect of changes in cash flow assumptions	—	—	—	—	—	—
Effect of actual variances from expected experience	1	—	12	—	3	16
Adjusted beginning of year balance	1	—	13,538	—	1,060	14,599
Issuances	6	—	322	—	—	328
Interest accrual	—	—	106	—	12	118
Net premium collected	(7)	—	(352)	—	(30)	(389)
Foreign exchange impact	—	—	96	—	—	96
Other	—	—	3	—	—	3
Ending balance at original discount rate	—	—	13,713	—	1,042	14,755
Effect of changes in discount rate assumptions (AOCI)	—	—	(1,648)	—	(48)	(1,696)
Balance, end of period	$—	$—	$12,065	$—	$994	$13,059

Present value of expected future policy benefits
Balance, beginning of year	$1,223	$211	$21,179	$12,464	$20,429	$55,506
Effect of changes in discount rate assumptions (AOCI)	167	2	3,424	2,634	1,083	7,310
Beginning balance at original discount rate	1,390	213	24,603	15,098	21,512	62,816
Effect of changes in cash flow assumptions(a)	—	—	—	—	—	—
Effect of actual variances from expected experience(a)	(3)	(1)	26	(5)	—	17
Adjusted beginning of year balance	1,387	212	24,629	15,093	21,512	62,833
Issuances	70	2	318	1,450	3	1,843
Interest accrual	12	3	224	139	257	635
Benefit payments	(32)	(7)	(476)	(228)	(379)	(1,122)
Foreign exchange impact	—	—	277	125	—	402
Other	—	—	1	—	(3)	(2)
Ending balance at original discount rate	1,437	210	24,973	16,579	21,390	64,589
Effect of changes in discount rate assumptions (AOCI)	(141)	3	(3,081)	(2,302)	(492)	(6,013)
Balance, end of period	$1,296	$213	$21,892	$14,277	$20,898	$58,576

11.     Insurance Liabilities (continued)

Three Months Ended March 31, 2023	Individual Retirement	Group Retirement	Life Insurance	Institutional Markets	Corporate and Other	Total
(in millions, except for liability durations)
Net liability for future policy benefits, end of period	1,296	213	9,827	14,277	19,904	45,517
Liability for future policy benefits for certain participating contracts			14		1,326	1,340
Liability for universal life policies with secondary guarantees and similar features(b)	—	—	3,457	—	55	3,512
Deferred profit liability	83	10	16	1,415	871	2,395
Other reconciling items(c)	39	3	493	—	107	642
Future policy benefits for life and accident and health insurance contracts	1,418	226	13,807	15,692	22,263	53,406
Less: Reinsurance recoverable:	(4)	—	(1,187)	(37)	(22,263)	(23,491)
Net liability for future policy benefits after reinsurance recoverable	$1,414	$226	$12,620	$15,655	$—	$29,915

Weighted average liability duration of the liability for future policy benefits(d)	7.7	7.1	12.4	11.5	11.6

Three Months Ended March 31, 2022	Individual Retirement	Group Retirement	Life Insurance	Institutional Markets	Corporate and Other	Total
(in millions, except for liability durations)
Present value of expected net premiums
Balance, beginning of year	$—	$—	$14,369	$—	$1,274	$15,643
Effect of changes in discount rate assumptions (AOCI)	—	—	(706)	—	(150)	(856)
Beginning balance at original discount rate	—	—	13,663	—	1,124	14,787
Effect of changes in cash flow assumptions	—	—	—	—	—	—
Effect of actual variances from expected experience	—	—	29	—	2	31
Adjusted beginning of year balance	—	—	13,692	—	1,126	14,818
Issuances	4	—	375	—	—	379
Interest accrual	—	—	100	—	13	113
Net premium collected	(4)	—	(355)	—	(30)	(389)
Foreign exchange impact	—	—	(140)	—	—	(140)
Other	—	—	—	—	—	—
Ending balance at original discount rate	—	—	13,672	—	1,109	14,781
Effect of changes in discount rate assumptions (AOCI)	—	—	(339)	—	55	(284)
Balance, end of period	$—	$—	$13,333	$—	$1,164	$14,497

11.     Insurance Liabilities (continued)

Three Months Ended March 31, 2022	Individual Retirement	Group Retirement	Life Insurance	Institutional Markets	Corporate and Other	Total
(in millions, except for liability durations)
Present value of expected future policy benefits
Balance, beginning of year	$1,373	$264	$27,442	$13,890	$27,674	$70,643
Effect of changes in discount rate assumptions (AOCI)	(95)	(46)	(2,717)	(870)	(5,673)	(9,401)
Beginning balance at original discount rate	1,278	218	24,725	13,020	22,001	61,242
Effect of changes in cash flow assumptions(a)	—	—	—	—	—	—
Effect of actual variances from expected experience(a)	1	(2)	38	(5)	(10)	22
Adjusted beginning of year balance	1,279	216	24,763	13,015	21,991	61,264
Issuances	50	5	374	223	3	655
Interest accrual	10	3	221	105	262	601
Benefit payments	(28)	(8)	(523)	(198)	(382)	(1,139)
Foreign exchange impact	—	—	(178)	(93)	—	(271)
Other	—	—	(1)	1	—	—
Ending balance at original discount rate	1,311	216	24,656	13,053	21,874	61,110
Effect of changes in discount rate assumptions (AOCI)	(24)	25	170	(551)	2,705	2,325
Balance, end of period	$1,287	$241	$24,826	$12,502	$24,579	$63,435
Net liability for future policy benefits, end of period	1,287	241	11,493	12,502	23,415	48,938
Liability for future policy benefits for certain participating contracts	—	—	15	—	1,371	1,386
Liability for universal life policies with secondary guarantees and similar features(b)	—	—	4,168	—	55	4,223
Deferred profit liability	81	11	11	1,216	913	2,232
Other reconciling items(c)	29	—	497	—	110	636
Future policy benefits for life and accident and health insurance contracts	1,397	252	16,184	13,718	25,864	57,415
Less: Reinsurance recoverable:	(4)	—	(1,492)	(43)	(25,864)	(27,403)
Net liability for future policy benefits after reinsurance recoverable	$1,393	$252	$14,692	$13,675	$—	$30,012

Weighted average liability duration of the liability for future policy benefits(d)	8.1	7.4	13.6	12.1	12.8
__________________
(a)Effect of changes in cash flow assumptions and variances from actual experience are partially offset by changes in the deferred profit liability.
(b)Additional details can be found in the table that presents the balances and changes in the liability for universal life policies with secondary guarantees and similar features.
(c)Other reconciling items primarily include the Accident and Health as well as Group Benefits (short-duration) contracts.

11.     Insurance Liabilities (continued)
(d)The weighted average liability durations are calculated as the modified duration using projected future net liability cashflows that are aggregated at the segment level, utilizing the segment level weighted average interest rates and current discount rate, which can be found in the table below.
For the three months ended March 31, 2023 and 2022 in the traditional term life insurance block, capping of net premium ratios at 100% causes our reserves to be higher by $25 million and $14 million, respectively.
The following table presents the amount of undiscounted expected future benefit payments and expected gross premiums for future policy benefits for nonparticipating contracts:

		Three Months Ended March 31,
(in millions)		2023	2022
Individual Retirement	Expected future benefits and expense	$2,048	$1,757
	Expected future gross premiums	$—	$—
Group Retirement	Expected future benefits and expense	$317	$317
	Expected future gross premiums	$—	$—
Life Insurance	Expected future benefits and expense	$39,028	$38,739
	Expected future gross premiums	$28,964	$29,125
Institutional Markets	Expected future benefits and expense	$29,029	$20,824
	Expected future gross premiums	$—	$—
Corporate and Other *	Expected future benefits and expense	$44,148	$45,468
	Expected future gross premiums	$2,225	$2,389
__________________
*Represents activity ceded to Fortitude Re.
The following table presents the amount of revenue and interest recognized in the Condensed Consolidated Statement of Income (Loss) for future policy benefits for nonparticipating contracts:

	Gross Premiums Three Months Ended March 31,		Interest Accretion Three Months Ended March 31,
(in millions)	2023	2022	2023	2022
Individual Retirement	$75	$51	$12	$10
Group Retirement	6	8	3	3
Life Insurance	575	582	118	121
Institutional Markets	1,581	244	139	105
Corporate and Other	54	56	245	249
Total	$2,291	$941	$517	$488

11.     Insurance Liabilities (continued)
The following table presents the weighted-average interest rate for future policy benefits for nonparticipating contracts:

	Individual Retirement	Group Retirement	Life Insurance	Institutional Markets	Corporate and Other

March 31, 2023
Weighted-average interest rate, original discount rate	3.65%	5.19%	4.11%	3.76%	4.88%
Weighted-average interest rate, current discount rate	5.33%	4.91%	5.08%	5.04%	5.10%
March 31, 2022
Weighted-average interest rate, original discount rate	3.04%	4.70%	4.12%	3.23%	4.80%
Weighted-average interest rate, current discount rate	3.72%	3.68%	3.72%	3.59%	3.92%
The weighted average interest rates are calculated using projected future net liability cash flows that are aggregated to the segment level, and are represented as an annual rate.
Deferred Profit Liability: Corebridge issues certain annuity and life insurance contracts where premiums are paid up-front or for a shorter period than benefits will be paid (i.e., limited pay contracts). A DPL is required to be established to avoid recognition of gains when these contracts are issued. DPLs are amortized over the life of the contracts to align the revenue recognized with the related benefit expenses. The DPL is amortized in a constant relationship to the amount of discounted insurance in force for life insurance or expected future benefit payments for annuity contracts over the term of the contract.
Prior to the adoption of the Targeted Improvements to the Accounting for Long-Duration Contracts Standard
Limited pay contracts were subject to a lock-in concept and assumptions derived at policy issue were not subsequently updated unless a loss recognition event occurred. The net premiums were recorded as revenue. The difference between the gross premium received and the net premium was deferred and recognized in premiums in a constant relationship to insurance in-force, or for annuities, the amount of expected future policy benefits. This unearned revenue (deferred profit) was recorded in the Condensed Consolidated Balance Sheets in Other policyholder funds.
Subsequent to the adoption of the Targeted Improvements to the Accounting for Long-Duration Contracts Standard
The difference between the gross premium received and recorded as revenue and the net premium is deferred and recognized in Policyholder benefits in a constant relationship to insurance in-force, or for annuities, the amount of expected future policy benefits. This deferred profit liability accretes interest and is recorded in the Condensed Consolidated Balance Sheets in Future policy benefits. Cash flow assumptions included in the measurement of the DPL are the same as those utilized in the respective LFPBs and are reviewed at least annually. The cash flow estimates for DPLs are updated on a retrospective catch-up basis at the same time as the cash flow estimates for the related LFPBs. The updated LFPB cash flows are used to recalculate the DPL at the inception of the applicable related LFPB cohort. The difference between the recalculated DPL at the beginning of the current reporting period and the carrying amount of the DPL at the current reporting period is recognized as a gain or loss in Policyholder benefits in the Condensed Consolidated Statements of Income (Loss).

11.     Insurance Liabilities (continued)
The following table presents the transition rollforward for deferred profit liability for long-duration contracts:

	Individual Retirement	Group Retirement	Life Insurance	Institutional Markets	Corporate and Other	Total
(in millions)
Pre-adoption December 31, 2020 deferred profit liability balance	$2	$—	$5	$64	$—	$71
Adjustments for the reclassification from/(to) the liability for the future policy benefits	65	8	—	766	859	1,698
Post-adoption January 1, 2021 deferred profit liability balance	$67	$8	$5	$830	$859	$1,769
Adjustments for the reclassification between the liability for future policy benefits and deferred profit liability represent changes in the net premium ratios that are less than 100% at transition for certain limited pay cohorts, resulting in a reclassification between the two liabilities, with no impact on retained earnings.
Additional Liabilities: For universal-life type products, insurance benefits in excess of the account balance are generally recognized as expenses in the period incurred unless the design of the product is such that future charges are insufficient to cover the benefits, in which case an “additional liability” is accrued over the life of the contract. These additional liabilities are included in Future policy benefits for life and accident and health insurance contracts in the Condensed Consolidated Balance Sheets. Prior to the adoption of the standard, our additional liabilities consisted primarily of GMDBs on annuities, as well as universal-life contracts with secondary guarantees. Subsequent to the adoption of this standard, the GMDBs have been reclassified and reported as MRBs, while the universal-life contracts with secondary guarantees continue to be reported as additional liabilities.
The following table presents the transition rollforward of the additional liabilities:

	Individual Retirement	Group Retirement	Life Insurance	Corporate and Other	Total
(in millions)
Pre-adoption December 31, 2020 additional liabilities	$1,391	$219	$5,117	$55	$6,782
Adjustment for the reclassification of additional liabilities from Future policy benefits to Market risk benefits(a)	(875)	(130)	—	—	(1,005)
Adjustment for removal of related balances in Accumulated other comprehensive income (loss) originating from unrealized gains (losses)(b)	(516)	(89)	—	—	(605)
Post-adoption January 1, 2021 additional liabilities	$—	$—	$5,117	$55	$5,172
__________________
(a)Adjustments for the reclassification of additional liabilities from Future policy benefits to MRBs represent contract guarantees (e.g., GMDBs) that were previously classified as insurance liabilities within Future policy benefits, but have been reclassified as MRBs as of January 1, 2021. For additional information on the transition impacts associated with LDTI, see Note 13.
(b)Adjustments for the removal of related balances in AOCI originating from unrealized gains (losses) relate to the additional liabilities reclassified from Future policy benefits in the line above.
Post-adoption, our additional liabilities primarily consist of universal life policies with secondary guarantees and these additional liabilities are recognized in addition to the Policyholder account balances. For universal life policies with secondary guarantees, as well as other universal life policies for which profits followed by losses are expected at contract inception, a liability is recognized based on a benefit ratio of (a) the present value of total expected payments, in excess of the account value, over the life of the contract, divided by (b) the present value of

11.     Insurance Liabilities (continued)
total expected assessments over the life of the contract. For universal life policies without secondary guarantees, for which profits followed by losses are first expected after contract inception, we establish a liability, in addition to policyholder account balances, so that expected future losses are recognized in proportion to the emergence of profits in the earlier (profitable) years. Universal life account balances are reported within Policyholder contract deposits, while these additional liabilities are reported within the liability for future policy benefits in the Condensed Consolidated Balance Sheets. These additional liabilities are also adjusted to reflect the effect of unrealized gains or losses on fixed maturity securities available for sale on accumulated assessments, with related changes recognized through OCI. The policyholder behavior assumptions for these liabilities include mortality, lapses and premium persistency. The capital market assumptions used for the liability for universal life secondary guarantees include discount rates and net earned rates.
The following table presents the balances and changes in the liability for universal life policies with secondary guarantees and similar features:

	Three Months Ended March 31, 2023			Three Months Ended March 31, 2022
	Life Insurance	Corporate and Other	Total	Life Insurance	Corporate and Other	Total
(in millions, except duration of liability)
Balance, beginning of year (a)	$3,300	$55	$3,355	$4,952	$55	$5,007
Effect of changes in experience	74	(1)	73	108	(1)	107
Adjusted beginning balance	$3,374	$54	$3,428	$5,060	$54	$5,114
Assessments	179	—	179	168	—	168
Excess benefits paid	(238)	—	(238)	(290)	—	(290)
Interest accrual	28	1	29	34	1	35
Other	(5)	—	(5)	(7)	—	(7)
Changes related to unrealized appreciation (depreciation) of investments	119	—	119	(797)	—	(797)
Balance, end of period	$3,457	$55	$3,512	$4,168	$55	$4,223
Less: Reinsurance recoverable	(192)	—	(192)	(198)	—	(198)
Balance, end of period net of Reinsurance recoverable	$3,265	$55	$3,320	$3,970	$55	$4,025
Weighted average duration of liability (b)	26.4	9.4		27.1	9.8
__________________
(a)Adjustments for the reclassifications between the liability for universal life policies with secondary guarantees and similar features and MRBs can be found in the MRBs transition table. For further detail of reclassifications, see Note 12.
(b)The weighted average liability durations are calculated as the modified duration using projected future net liability cashflows that are aggregated at the segment level, utilizing the segment level weighted average interest rates, which can be found in the table below.

11.     Insurance Liabilities (continued)
The following table presents the amount of revenue and interest recognized in the Condensed Consolidated Statements of Income (Loss) for the liability for universal life policies with secondary guarantees and similar features:

	Gross Assessments Three Months Ended March 31,		Interest Accretion Three Months Ended March 31,

(in millions)	2023	2022	2023	2022
Life Insurance	$299	$292	$28	$34
Corporate and Other	10	10	1	1
Total	$309	$302	$29	$35
The following table presents the calculation of weighted average interest rate for the liability for universal life policies with secondary guarantees and similar features:

March 31,	2023		2022
	Life Insurance	Corporate and Other	Life Insurance	Corporate and Other

Weighted-average interest rate	3.76%	4.24%	3.75%	4.20%
The weighted average interest rates are calculated using projected future net liability cash flows that are aggregated to the segment level, and are represented as an annual rate.
The following table presents details concerning our universal life policies with secondary guarantees and similar features:

	Three Months Ended March 31,
(in millions, except for attained age of contract holders)	2023	2022
Account value	$3,556	$3,361
Net amount at risk	$70,014	$66,220
Average attained age of contract holders	53	53
POLICYHOLDER CONTRACT DEPOSITS
The liability for Policyholder contract deposits is primarily recorded at accumulated value (deposits received and net transfers from separate accounts, plus accrued interest credited, less withdrawals and assessed fees). Deposits collected on investment-oriented products are not reflected as revenues. They are recorded directly to Policyholder contract deposits upon receipt. Amounts assessed against the contract holders for mortality, administrative, and other services are included as Policy fees in revenues.
In addition to liabilities for universal life, fixed annuities, fixed options within variable annuities, annuities without life contingencies, funding agreements and GICs, policyholder contract deposits also include our liability for (i) index features accounted for as embedded derivatives at fair value, (ii) annuities issued in a structured settlement arrangement with no life contingency and (iii) certain contracts we have elected to account for at fair value. Changes in the fair value of the embedded derivatives related to policy index features and the fair value of derivatives hedging these liabilities are recognized in realized gains and losses. For additional information on index credits accounted for as embedded derivatives, see Note 4.
Under a funding agreement-backed notes issuance program, an unaffiliated, non-consolidated statutory trust issues medium-term notes to investors, which are secured by funding agreements issued to the trust by one of our subsidiaries through our Institutional Markets business.

11.     Insurance Liabilities (continued)
The following table presents the transition rollforward of Policyholder contract deposits account balances:

	Individual Retirement	Group Retirement	Life Insurance	Institutional Markets	Corporate and Other	Total
(in millions)
Pre-adoption December 31, 2020 Policyholder contract deposits	$85,097	$43,805	$10,286	$11,559	$4,145	$154,892
Adjustment for the reclassification of the embedded derivative liability to market risk benefits, net of the host adjustment(s)	(5,894)	(577)	—	—	—	(6,471)
Post-adoption January 1, 2021 Policyholder contract deposits	$79,203	$43,228	$10,286	$11,559	$4,145	$148,421
The following table presents the balances and changes in Policyholder contract deposits account balances(a):

Three Months Ended March 31, 2023	Individual Retirement	Group Retirement	Life Insurance	Institutional Markets	Corporate and Other	Total
(in millions, except for average crediting rate)
Policyholder contract deposits account balance, beginning of year	$89,554	$43,395	$10,224	$11,734	$3,587	$158,494
Issuances	4,863	1,320	49	586	3	6,821
Deposits received	1	6	365	9	8	389
Policy charges	(244)	(110)	(384)	(17)	(16)	(771)
Surrenders and withdrawals	(3,171)	(2,016)	(56)	(403)	(20)	(5,666)
Benefit payments	(1,036)	(557)	(49)	(167)	(88)	(1,897)
Net transfers from (to) separate account	728	592	(1)	443	—	1,762
Interest credited	377	270	88	105	43	883
Other	(2)	3	(16)	4	(1)	(12)
Policyholder contract deposits account balance, end of period	$91,070	$42,903	$10,220	$12,294	$3,516	$160,003
Other reconciling items(b)	(1,889)	(279)	116	74	—	(1,978)
Policyholder contract deposits	89,181	42,624	10,336	12,368	3,516	158,025
Weighted average crediting rate	2.52%	2.78%	4.24%	3.55%	4.95%
Cash surrender value(c)	$84,906	$41,361	$8,874	$2,545	$1,781	$139,467

11.     Insurance Liabilities (continued)

Three Months Ended March 31, 2022	Individual Retirement	Group Retirement	Life Insurance	Institutional Markets	Corporate and Other	Total
(in millions, except for average crediting rate)
Policyholder contract deposits account balance, beginning of year	$84,097	$43,902	$10,183	$10,804	$3,823	$152,809
Issuances	3,896	1,152	73	82	3	5,206
Deposits received	3	8	369	13	9	402
Policy charges	(185)	(127)	(389)	(17)	(17)	(735)
Surrenders and withdrawals	(1,994)	(1,396)	(45)	(22)	(14)	(3,471)
Benefit payments	(1,017)	(544)	(69)	(72)	(89)	(1,791)
Net transfers from (to) separate account	529	616	—	3	(3)	1,145
Interest credited	500	277	101	61	45	984
Other	2	(1)	(31)	(7)	6	(31)
Policyholder contract deposits account balance, end of period	$85,831	$43,887	$10,192	$10,845	$3,763	$154,518
Other reconciling items(b)	(1,859)	(330)	24	94	—	(2,071)
Policyholder contract deposits	83,972	43,557	10,216	10,939	3,763	152,447
Weighted average crediting rate	2.36%	2.71%	4.23%	2.30%	4.88%
Cash surrender value(c)	$80,438	$43,193	$8,830	$2,529	$1,861	$136,851
__________________
(a)Transactions between the general account and the separate account are presented in this table on a gross basis (e.g., a policyholder's funds are initially deposited into the general account and then simultaneously transferred to the separate account), and thus, did not impact the ending balance of policyholder contract deposits.
(b)Reconciling items principally relate to MRBs that are bifurcated and reported separately, net of embedded derivatives that are recorded in PCD.
(c)Cash surrender value is related to the portion of policyholder contract deposits that have a defined cash surrender value (e.g. GICs, do not have a cash surrender value).
For information related to net amount at risk, refer to the table that presents the balances of and changes in MRBs in Note 12.

11.     Insurance Liabilities (continued)
The following table presents Policyholder contract deposits account balance by range of guaranteed minimum crediting rates and the related range of difference, in basis points, between rates being credited to policyholders and the respective guaranteed minimums:

March 31, 2023	At Guaranteed Minimum	1 Basis Point - 50 Basis Points Above	More than 50 Basis Points Above Minimum Guarantee	Total
(in millions, except percentage of total)
Individual Retirement	Range of Guaranteed Minimum Credited Rate
<=1%	$7,776	$2,562	$23,263	$33,601
> 1% - 2%	3,994	24	2,163	6,181
> 2% - 3%	9,155	1	390	9,546
> 3% - 4%	7,359	40	6	7,405
> 4% - 5%	452	—	4	456
> 5%	32	—	4	36
Total	$28,768	$2,627	$25,830	$57,225
Group Retirement	Range of Guaranteed Minimum Credited Rate
<=1%	$2,063	$2,713	$6,049	$10,825
> 1% - 2%	5,005	908	353	6,266
> 2% - 3%	13,561	40	—	13,601
> 3% - 4%	658	—	—	658
> 4% - 5%	6,821	—	—	6,821
> 5%	153	—	—	153
Total	$28,261	$3,661	$6,402	$38,324
Life Insurance	Range of Guaranteed Minimum Credited Rate
<=1%	$—	$—	$—	$—
> 1% - 2%	—	131	349	480
> 2% - 3%	28	862	1,079	1,969
> 3% - 4%	1,417	118	198	1,733
> 4% - 5%	2,946	—	—	2,946
> 5%	222	—	—	222
Total	$4,613	$1,111	$1,626	$7,350
Total*	$61,642	$7,399	$33,858	$102,899
Percentage of total	60%	7%	33%	100%

11.     Insurance Liabilities (continued)

March 31, 2022		At Guaranteed Minimum	1 Basis Point - 50 Basis Points Above	More than 50 Basis Points Above Minimum Guarantee	Total
(in millions, except percentage of total)
Individual Retirement	Range of Guaranteed Minimum Credited Rate
	<=1%	$10,456	$1,851	$18,812	$31,119
	> 1% - 2%	4,428	28	1,678	6,134
	> 2% - 3%	10,184	—	18	10,202
	> 3% - 4%	8,045	40	6	8,091
	> 4% - 5%	473	—	5	478
	> 5%	34	—	4	38
	Total	$33,620	$1,919	$20,523	$56,062
Group Retirement	Range of Guaranteed Minimum Credited Rate
	<=1%	$3,850	$1,684	$4,591	$10,125
	> 1% - 2%	6,316	411	7	6,734
	> 2% - 3%	14,648	—	—	14,648
	> 3% - 4%	702	—	—	702
	> 4% - 5%	6,955	—	—	6,955
	> 5%	159	—	—	159
	Total	$32,630	$2,095	$4,598	$39,323
Life Insurance	Range of Guaranteed Minimum Credited Rate
	<=1%	$—	$—	$—	$—
	> 1% - 2%	104	24	355	483
	> 2% - 3%	246	540	1,210	1,996
	> 3% - 4%	1,388	207	186	1,781
	> 4% - 5%	3,052	2	—	3,054
	> 5%	228	—	—	228
	Total	$5,018	$773	$1,751	$7,542
Total*		$71,268	$4,787	$26,872	$102,927
Percentage of total		69%	5%	26%	100%
__________________
*Excludes policyholder contract deposits account balances that are not subject to guaranteed minimum crediting rates.

11.     Insurance Liabilities (continued)
OTHER POLICYHOLDER FUNDS
Other policyholder funds include URR, consisting of front-end loads on investment-oriented contracts, representing those policy loads that are non-level and typically higher in initial policy years than in later policy years. Amortization of URR is recorded in Policy fees.
Prior to the adoption of the Targeted Improvements to the Accounting for Long-Duration Contracts Standard
URR for investment-oriented contracts are generally deferred and amortized, with interest, in relation to the incidence of EGPs to be realized over the estimated lives of the contracts and are subject to the same adjustments due to changes in the assumptions underlying EGPs as DAC. Similar to unrealized appreciation (depreciation) of investments for DAC, URR related to investment-oriented products is also adjusted to reflect the effect of unrealized gains or losses on fixed maturity securities available for sale on EGPs, with related changes recognized through OCI.
Subsequent to the adoption of the Targeted Improvements to the Accounting for Long-Duration Contracts Standard
URR for investment-oriented contracts are generally deferred and amortized into income using the same assumptions and factors used to amortize DAC (i.e., on a constant level basis). Changes in future assumptions are applied by adjusting the amortization rate prospectively. The Company has elected to implicitly account for actual experience, whether favorable or unfavorable, in its amortization of URR (i.e., policy fees) each period.
The following table presents the transition rollforward of URR:

(in millions)	Life Insurance	Institutional Markets	Corporate and Other	Total

Pre-adoption December 31, 2020 URR balance	$1,413	$2	$132	$1,547
Adjustment for removal of related balances in Accumulated other comprehensive income originating from unrealized gains (losses)	248	—	—	248
Post-adoption January 1, 2021 URR balance	$1,661	$2	$132	$1,795
Prior to the adoption of LDTI, URR for investment-oriented products included the effect of unrealized gains or losses on fixed maturity securities classified as available for sale. At the transition date, these adjustments were removed with a corresponding offset in AOCI. As the available for sale portfolio was in an unrealized gain position as of the transition date, the adjustment for removal of related balances in AOCI originating from unrealized gains (losses) balances were reducing URR.

11.     Insurance Liabilities (continued)
The following table presents a rollforward of the unearned revenue reserve for the three months periods ended March 31, 2023 and 2022:

Three Months Ended March 31, 2023	Life Insurance	Institutional Markets	Corporate and Other	Total
(in millions)
Balance, beginning of year	$1,727	$2	$105	$1,834
Revenue deferred	38	—	—	38
Amortization	(27)	(1)	(2)	(30)
Balance, end of period	$1,738	$1	$103	$1,842
Other reconciling items*				1,055
Other policyholder funds				$2,897

Three Months Ended March 31, 2022	Life Insurance	Institutional Markets	Corporate and Other	Total
(in millions)
Balance, beginning of year	$1,693	$2	$116	$1,811
Revenue deferred	35	—	—	35
Amortization	(27)	—	(3)	(30)
Balance, end of period	$1,701	$2	$113	$1,816
Other reconciling items*				1,068
Other policyholder funds				$2,884
_________________
*Other reconciling items include policyholders' dividend accumulations, provisions for future dividends to participating policyholders, dividends to policyholders and any similar items.
12.     Market Risk Benefits
MRBs are defined as contracts or contract features that both provide protection to the contract holder from other-than-nominal capital market risk and expose Corebridge to other-than nominal capital market risk. The MRB is an amount that a policyholder receives in addition to the account balance upon the occurrence of a specific event or circumstance, such as death, annuitization, or periodic withdrawal that involves protection from other-than-nominal capital market risk. Certain contract features, such as GMWBs, GMDBs and GMIBs commonly found in variable, fixed index and fixed annuities, are MRBs. MRBs are assessed at contract inception using a non-option method involving attributed fees that results in an initial fair value of zero or an option method that results in a fair value greater than zero.
MRBs are recorded at fair value, and Corebridge applies a non-option attributed fee valuation method for variable products, and an option-based valuation method (host offset) for both fixed index and fixed products. Under the non-option valuation method, the attributed fee is determined at contract inception; it cannot exceed the total contract fees and assessments collectible from the contract holder and cannot be less than zero. Investment margin is excluded from the attributed fee determination. Under the option-based valuation method, an offset to the host amount related to the MRB amount is established at inception. Changes in the fair value of MRBs are recorded in net income in Changes in the fair value of Market Risk Benefits, net and the portion of the fair value change attributable to instrument-specific credit risk, is recognized in OCI. MRBs are derecognized when the underlying contract is surrendered, a GMDB is incurred, a GMIB is annuitized, or when the account value is exhausted on a policy with a GMWB. When a policyholder elects to annuitize a GMIB rider or the account value on a policy with a GMWB rider is reduced to zero, the policy is converted to a payout annuity automatically. When a conversion occurs, the policyholder is issued a new payout annuity contract. At this point, the MRB is derecognized, and a LFPB is established for the payout annuity.
Assumptions used to determine the MRB asset (including ceded MRBs) or liability generally include mortality rates that are based upon actual experience modified to allow for variations in policy form; lapse rates that are based upon actual experience modified to allow for variations in policy features; and investment returns, based on stochastically generated scenarios. We evaluate at least annually estimates used to determine the MRB asset or

12.     Market Risk Benefits (continued)
liability and adjust the balance, with a related charge or credit to Change in fair value of MRBs, net, if actual experience or other evidence suggests that earlier assumptions should be revised. In addition, MRBs are valued such that the current provision for nonperformance risk is reflected in the claims cash flows of the asset or liability valuation for direct MRBs. The nonperformance risk spread at contract issue is locked-in. The difference between the MRB valued using the at issue nonperformance risk spread and the current nonperformance risk spread is reported through OCI, while changes in the counterparty credit risk related to ceded MRBs are reported in income.
Changes in the fair value of MRBs, net represents changes in the fair value of market risk benefit liabilities and assets (with the exception of instrument-specific credit risk changes), and includes attributed rider fees and benefits, net of changes in the fair value of derivative instruments and fixed maturity securities that are used to economically hedge market risk from the VA GMWB riders.
The following table presents the transition rollforward of MRBs:

	Individual Retirement	Group Retirement	Total
(in millions)
Pre-adoption December 31, 2020 carrying amount for features now classified as MRBs	$—	$—	$—
Adjustment for the reclassification of the embedded derivative liability from policyholder contract deposits, net of the host adjustment(s)(a)	5,894	577	6,471
Adjustment for the reclassification of additional liabilities from Future policy benefits(b)	1,356	219	1,575
Adjustments for the cumulative effect of the changes in the instrument - specific credit risk between the original contract issuance date and the transition date(c)	2,140	187	2,327
Adjustment for the removal of related balances in Accumulated other comprehensive income originating from unrealized gains (losses)(d)	(516)	(89)	(605)
Adjustment for the remaining difference (exclusive of the instrument-specific credit risk change and host contract adjustments) between previous carrying amount and fair value measurement for the MRB(e)	(1,275)	(92)	(1,367)
Post-adoption January 1, 2021 carrying amount for features now classified as MRBs	$7,599	$802	$8,401
__________________
(a)Adjustments for the reclassification from Policyholder contract deposits represents certain contract guarantees (e.g., GMWBs) that were previously classified as embedded derivatives, but have been reclassified as MRBs as of January 1, 2021, and the related host impact. The impact on Retained earnings or AOCI resulting from the simultaneous remeasurement of the guarantee as a market risk benefit is reflected in the lines below.
(b)Adjustments for the reclassification from Future policy benefits represents contract guarantees (e.g., GMDBs) that were previously classified as insurance liabilities within Future policy benefits, but have been reclassified as MRBs as of January 1, 2021. The impact on Retained earnings or AOCI resulting from the simultaneous remeasurement of the guarantee as a market risk benefit is reflected in the lines below.
(c)Adjustments for the cumulative effect of the changes in the instrument-specific credit risk between the original contract issuance date and the transition date are recognized in AOCI.
(d)Adjustment for the removal of related balances in AOCI income originating from unrealized gains (losses) with an offset to AOCI relate to the additional liabilities reclassified from Future policy benefits in the line above.
(e)Adjustment for the remaining difference represents the measurement of MRBs at fair value, excluding the impact of instrument-specific credit risk with an offset to Retained earnings.

12.     Market Risk Benefits (continued)
The following is a reconciliation of MRBs by amounts in an asset position and in liability position to the MRB amounts in the Condensed Consolidated Balance Sheets at transition:

	Individual Retirement	Group Retirement	Total
(in millions)
Market risk benefit in an asset position	$176	$—	$176
Reinsured market risk benefit	162	—	162
Market Risk Benefit assets, at fair value	$338	$—	$338
Market Risk Benefit liabilities, at fair value	7,937	802	8,739
Market risk benefit, net, January 1, 2021	$7,599	$802	$8,401
The following table presents the balances of and changes in market risk benefits:

Three Months Ended March 31, 2023	Individual Retirement	Group Retirement	Total
(in millions, except for attained age of contract holders)
Balance, beginning of year	$3,738	$296	$4,034
Balance, beginning of year, before effect of changes in instrument-specific credit risk	3,297	272	3,569
Issuances	191	9	200
Interest accrual	38	4	42
Attributed fees	235	17	252
Expected claims	(25)	(1)	(26)
Effect of changes in interest rates	478	46	524
Effect of changes in interest rate volatility	(73)	(4)	(77)
Effect of changes in equity markets	(391)	(36)	(427)
Effect of changes in equity index volatility	16	(3)	13
Actual outcome different from model expected outcome	72	1	73
Effect of changes in other future expected assumptions	(94)	(18)	(112)
Other, including foreign exchange	1	—	1
Balance, end of period, before effect of changes in instrument-specific credit risk	3,745	287	4,032
Effect of changes in the instrument-specific credit risk	339	32	371
Balance, end of period	4,084	319	4,403
Less: Reinsured MRB, end of period	(89)	—	(89)
Net Liability Balance after reinsurance recoverable	$3,995	$319	$4,314
Net amount at risk
GMDB only	$1,307	$266	$1,573
GMWB only	$63	$5	$68
Combined*	$1,726	$31	$1,757
Weighted average attained age of contract holders	71	64

12.     Market Risk Benefits (continued)

Three Months Ended March 31, 2022	Individual Retirement	Group Retirement	Total
(in millions, except for attained age of contract holders)
Balance, beginning of year	$6,452	$582	$7,034
Balance, beginning of year, before effect of changes in instrument-specific credit risk	4,518	415	4,933
Issuances	40	5	45
Interest accrual	39	6	45
Attributed fees	197	19	216
Expected claims	(13)	—	(13)
Effect of changes in interest rates	(1,381)	(125)	(1,506)
Effect of changes in interest rate volatility	172	13	185
Effect of changes in equity markets	387	16	403
Effect of changes in equity index volatility	(2)	1	(1)
Actual outcome different from model expected outcome	105	16	121
Other, including foreign exchange	1	(3)	(2)
Balance, end of period before effect of changes in instrument-specific credit risk	4,063	363	4,426
Effect of changes in the instrument-specific credit risk	1,027	82	1,109
Balance, end of period	5,090	445	5,535
Less: Reinsured MRB, end of period	(120)	—	(120)
Net Liability Balance after reinsurance recoverable	$4,970	$445	$5,415
Net amount at risk
GMDB only	$903	$186	$1,089
GMWB only	$264	$30	$294
Combined*	$752	$16	$768
Weighted average attained age of contract holders	70	63
__________________
*Certain contracts contain both guaranteed GMDB and GMWB features and are modeled together for the purposes of calculating the MRB.
The following is a reconciliation of MRBs by amounts in an asset position and in a liability position to the MRBs amount in the Condensed Consolidated Balance Sheets:

	March 31, 2023			March 31, 2022
(in millions)	Asset*	Liability*	Net	Asset*	Liability*	Net
Individual Retirement	$685	$4,680	$3,995	$524	$5,494	$4,970
Group Retirement	145	464	319	142	587	445
Total	$830	$5,144	$4,314	$666	$6,081	$5,415
___________________
*Cash flows and attributed fees for MRBs are determined on a policy level basis and are reported based on their asset or liability position at the balance sheet date.
For additional information related to fair value measurements of MRBs, see Note 4.
ANNUITY GUARANTEES
Annuity contracts may include certain contractually guaranteed benefits to the contract holder. These guaranteed features include GMDBs that are payable in the event of death and living benefits that are payable when partial withdrawals exhaust a policy’s account value, in the event of annuitization, or, in other instances, at specified dates during the accumulation period. Living benefits primarily include GMWB. A variable annuity contract may include more than one type of guaranteed benefit feature; for example, it may have both a GMDB and a GMWB. However, a policyholder can only receive payout from one guaranteed feature on a contract containing a death

12.     Market Risk Benefits (continued)
benefit and a living benefit, i.e., the features are mutually exclusive (except a surviving spouse who has a rider to potentially collect both a GMDB upon their spouse’s death and a GMWB during their lifetime). A policyholder cannot purchase more than one living benefit on one contract. The net amount at risk for each feature is calculated irrespective of the existence of other features; as a result, the net amount at risk for each feature is not additive to that of other features.
Guaranteed Benefits on Variable Annuities
Depending on the contract, the GMDB feature may provide a death benefit of either (a) total deposits made to the contract, less any partial withdrawals plus a minimum return (and in rare instances, no minimum return), (b) return of premium whereby the benefit is the greater of the current account value or premiums paid less any partial withdrawals, (c) rollups whereby the benefit is the greater of current account value or premiums paid (adjusted for withdrawals) accumulated at contractually specified rates up to specified ages, or (d) the highest contract value attained, typically on any anniversary date less any subsequent withdrawals following the contract anniversary. GMDB is our most widely offered benefit.
The liability for GMDB, which is recorded in MRBs represents the expected value of benefits discounted at-inception non-performance risk spreads in excess of the projected account value through change in fair value MRBs, net. The net amount at risk for the GMDB feature represents the amount of guaranteed benefits in excess of account value if all policyholders died.
Certain of our variable annuity contracts contain optional GMWBs and, to a lesser extent, GMABs. GMWBs related to variable annuity contracts are recorded and are accounted for as MRBs measured at fair value, with changes in the fair value (excluding changes in instrument-specific credit risk) recorded in Change in the fair value of MRBs, net. The net amount at risk for the GMWB represents benefits in excess of the account value at the balance sheet assuming the utilization of all benefits by the contract holders at the balance sheet date.
Guaranteed Benefits on Fixed Index and Fixed Annuities
Certain of our fixed annuity and fixed index annuity contracts, which are not offered through separate accounts, contain optional GMWB. With a GMWB, the contract holder can monetize the excess of the guaranteed amount over the account value of the contract through a series of withdrawals that do not exceed a specific percentage per year of the guaranteed amount. Once the account value is exhausted, the contract holder will receive a series of annuity payments equal to the remaining guaranteed amount; for lifetime GMWB products, the annuity payments continue as long as the covered person(s) is living. The liability for GMWB benefits in fixed annuity and fixed index annuity contracts, which are recorded in MRBs, represents the expected value of benefits in excess of the projected account value, with the excess (excluding changes in instrument-specific credit risk) recognized at fair value through Change in the fair value of MRBs, net.
The liability for all of our GMWB benefits in fixed annuity and fixed index annuity contracts are accounted for as MRBs.
For a discussion of the fair value measurement of guaranteed benefits that are accounted for as MRBs, see Note 4.
13.     Separate Account Assets and Liabilities
We report variable contracts within the separate accounts when investment income and investment gains and losses accrue directly to, and investment risk is borne by, the contract holder and the separate account meets additional accounting criteria to qualify for separate account treatment. The assets supporting the variable portion of variable annuity and variable universal life contracts that qualify for separate account treatment are carried at fair value and are reported as separate account assets, with an equivalent summary total reported as separate account liabilities. The assets of insulated accounts are legally segregated and are not subject to claims that arise from any of our other businesses.

13.     Separate Account Assets and Liabilities (continued)
Policy values for variable products and investment contracts are expressed in terms of investment units. Each unit is linked to an asset portfolio. The value of a unit increases or decreases based on the value of the linked asset portfolio. The current liability at any time is the sum of the current unit value of all investment units in the separate accounts, plus any liabilities for MRBs.
Amounts assessed against the policyholders for mortality, administrative and other services are included in policy fees. Investment performance (including investment income, net investment gains (losses) and changes in unrealized gains (losses)) and the corresponding amounts credited to policyholders of such separate accounts are offset within the same line in the Condensed Consolidated Statements of Income (Loss).
For discussion of the fair value measurement of guaranteed benefits that are accounted for as MRBs, see Note 4.
Account balances of variable annuity contracts were invested in Separate account investment options as follows:

	March 31, 2023		March 31, 2022
(in millions)	Individual Retirement	Group Retirement	Individual Retirement	Group Retirement
Equity Funds	$23,845	$26,433	$26,931	$30,844
Bond Funds	3,915	3,571	4,401	4,176
Balanced Funds	17,818	5,254	21,402	5,866
Money Market Funds	718	534	604	456
Total*	$46,296	$35,792	$53,338	$41,342
__________________
*Excludes Separate account balances related to fixed annuities for Individual Retirement and Group Retirement, Life Insurance and Institutional Markets.
The following table presents the balances and changes in Separate account liabilities:

Three Months Ended March 31, 2023	Individual Retirement	Group Retirement	Life Insurance	Institutional Markets	Total
(in millions)
Separate accounts balance, beginning of year	$45,178	$34,361	$799	$4,515	$84,853
Premiums and deposits	451	360	9	26	846
Policy charges	(344)	(110)	(12)	(24)	(490)
Surrenders and withdrawals	(844)	(669)	(6)	(404)	(1,923)
Benefit payments	(215)	(130)	(1)	(54)	(400)
Investment performance	2,131	2,186	53	99	4,469
Net transfers from (to) general account	73	(77)	(1)	6	1
Other charges	—	(1)	—	2	1
Separate accounts balance, end of period	$46,430	$35,920	$841	$4,166	$87,357
Cash surrender value*	$45,388	$35,726	$794	$4,168	$86,076

13.     Separate Account Assets and Liabilities (continued)

Three Months Ended March 31, 2022	Individual Retirement	Group Retirement	Life Insurance	Institutional Markets	Total
(in millions)
Separate accounts balance, beginning of year	$57,927	$45,138	$1,044	$5,002	$109,111
Premiums and deposits	758	440	10	30	1,238
Policy charges	(321)	(127)	(13)	(25)	(486)
Surrenders and withdrawals	(934)	(696)	(6)	(20)	(1,656)
Benefit payments	(255)	(144)	(2)	(5)	(406)
Investment performance	(3,718)	(2,992)	(73)	(87)	(6,870)
Net transfers from (to) general account	44	(134)	—	8	(82)
Other charges	(1)	1	—	1	1
Separate accounts balance, end of period	$53,500	$41,486	$960	$4,904	$100,850
Cash surrender value*	$52,334	$41,263	$949	$4,898	$99,444
__________________
*The cash surrender value represents the amount of the contract holder’s account balance distributable at the balance sheet date less applicable surrender charges.
Separate account liabilities primarily represent the contract holder's account balance in separate account assets and will be equal and offsetting to total separate account assets.
14.     Contingencies, Commitments and Guarantees
In the normal course of business, we enter into various contingent liabilities and commitments. Although we cannot currently quantify our ultimate liability for unresolved litigation and investigation matters, including those referred to below, it is possible that such liability could have a material adverse effect on our consolidated financial condition, consolidated results of operations or consolidated cash flows for an individual reporting period.
LEGAL CONTINGENCIES
Overview
In the normal course of business, we are subject to regulatory and government investigations and actions, and litigation and other forms of dispute resolution in a large number of proceedings pending in various domestic and foreign jurisdictions. Certain of these matters involve potentially significant risk of loss due to potential for significant jury awards and settlements, punitive damages or other penalties. Many of these matters are also highly complex and may seek recovery on behalf of a class or similarly large number of plaintiffs. It is therefore inherently difficult to predict the size or scope of potential future losses arising from these matters. In our insurance and reinsurance operations, litigation and arbitration concerning coverage under insurance and reinsurance contracts are generally considered in the establishment of our future policy benefits. Separate and apart from the foregoing matters involving insurance and reinsurance coverage, we and our officers and directors are subject to a variety of additional types of legal proceedings brought by holders of our securities, customers, employees and others, alleging, among other things, breach of contractual or fiduciary duties, bad faith, indemnification and violations of federal and state statutes and regulations. With respect to these other categories of matters not arising out of claims for insurance or reinsurance coverage, we establish reserves for loss contingencies when it is probable that a loss will be incurred, and the amount of the loss can be reasonably estimated. In many instances, we are unable to determine whether a loss is probable or to reasonably estimate the amount of such a loss and, therefore, the potential future losses arising from legal proceedings may exceed the amount of liabilities that we have recorded in our financial statements covering these matters. While such potential future charges could be material, based on information currently known to management, management does not believe, other than as may be discussed below, that any such charges are likely to have a material adverse effect on our financial position or results of operations. We estimate that our range of reasonably possible loss in excess of the aggregate amount we have accrued for probable losses is not material.

14.     Contingencies, Commitments and Guarantees (continued)
Additionally, from time to time, various regulatory and governmental agencies review our transactions and practices in connection with industry-wide and other inquiries or examinations into, among other matters, the business practices of current and former operating subsidiaries. Such investigations, inquiries or examinations could develop into administrative, civil or criminal proceedings or enforcement actions, in which remedies could include fines, penalties, restitution or alterations in our business practices, and could result in additional expenses, limitations on certain business activities and reputational damage.
Yearly Renewable Term Agreements
Certain of our reinsurers have sought rate increases on certain YRT agreements. We are disputing the requested rate increases under these agreements. Certain reinsurers with whom we have disputes have initiated arbitration proceedings against us, and others may initiate them in the future. To the extent reinsurers have sought retroactive premium increases, we have accrued our current estimate of probable loss with respect to these matters.
For additional information, see Note 7.
Moriarty Litigation
Effective January 1, 2013, the California legislature enacted AB 1747 (the “Act”), which amended the Insurance Code to mandate that life insurance policies issued and delivered in California contain a 60-day grace period during which time the policies must remain in force after a premium payment is missed, and that life insurers provide both a 30-day minimum notification of lapse and the right of policy owners to designate a secondary recipient for lapse and termination notices. Following guidance from the California Department of Insurance and certain industry trade groups, American General Life Insurance Company (AGL) interpreted the Act to be prospective in nature, applying only to policies issued and delivered on or after the Act’s January 1, 2013, effective date. On July 18, 2017, AGL was sued in a putative class action captioned Moriarty v. American General Life Insurance Company, No. 17-cv-1709 (S.D. Cal.), challenging AGL’s prospective application of the Act. Plaintiff’s complaint, which is similar to complaints filed against other insurers, argues that policies issued and delivered prior to January 1, 2013, like the $1 million policy issued to Plaintiff’s husband do not lapse—despite nonpayment of premiums—if the insurer has not complied with the Act’s terms. On August 30, 2021, the California Supreme Court issued an opinion in McHugh v. Protective Life Insurance, 12 Cal. 5th 213 (2021), ruling that the Act applies to all policies in force on January 1, 2013, regardless of when the policies were issued. On February 7, 2022, Plaintiff filed motions for summary judgment and class certification; AGL opposed both motions and filed its own motion for partial summary judgment. On July 26, 2022, the District Court granted in part and denied in part AGL’s motion for partial summary judgment, and on September 7, 2022, the District Court denied Plaintiff's motion for summary judgment. In the summary judgment decisions, the District Court declined to adopt Plaintiff's theory that a failure to comply with the Act necessitates payment of policy benefits or to make a pre-trial determination as to AGL’s liability. On September 27, 2022, the District Court denied Plaintiff’s motion for class certification without prejudice. The District Court declined to certify Plaintiff’s proposed class consisting of claims for monetary damages and equitable relief, but indicated that Plaintiff could seek the certification of a narrower class consisting only of claims for monetary damages. The District Court indicated, however, that it has “substantial concerns” as to whether individual issues such as actual damages and causation would predominate, precluding class certification. While the District Court had initially set a trial date for February 7, 2023, it since vacated that date and indicated that it will set a new trial date in due course, following consultation with the parties. Subsequently, the case was reassigned to a new judge and a status conference has been set for May 10, 2023. Proceedings are ongoing in other California cases that raise similar industry-wide issues, including in the McHugh case on remand from the California Supreme Court, in which the California Court of Appeal rendered an unpublished opinion on October 10, 2022 that also declined to hold that failure to comply with the Act automatically necessitates payment of policy benefits. We have accrued our current estimate of probable loss with respect to this litigation.
OTHER COMMITMENTS
In the normal course of business, we enter into commitments to invest in limited partnerships, private equity funds and hedge funds and to purchase and develop real estate in the United States and abroad. These commitments totaled $4.6 billion at March 31, 2023.

14.     Contingencies, Commitments and Guarantees (continued)
GUARANTEES
Asset Dispositions
We are subject to guarantees and indemnity arrangements in connection with the completed sales of businesses. The various arrangements may be triggered by, among other things, declines in asset values; the occurrence of specified business contingencies; the realization of contingent liabilities; developments in litigation; or breaches of representations, warranties or covenants provided by us. These arrangements are typically subject to various time limitations, defined by the contract or by operation of law, such as statutes of limitations. In some cases, the maximum potential obligation is subject to contractual limitations, while in other cases such limitations are not specified or are not applicable.
We are unable to develop a reasonable estimate of the maximum potential payout under certain of these arrangements. Overall, we believe that it is unlikely we will have to make any material payments related to completed sales under these arrangements, and no material liabilities related to these arrangements have been recorded in the Condensed Consolidated Balance Sheets.
Guarantees provided by AIG
Prior to the IPO, AIG provided certain guarantees to us as described below. Pursuant to the Separation Agreement we entered into with AIG dated September 14, 2022 (the “Separation Agreement”), we will indemnify, defend and hold harmless AIG against or from any liability arising from or related to these guarantees.
Certain of our insurance subsidiaries benefit from General Guarantee Agreements under which AHAC or NUFIC has unconditionally and irrevocably guaranteed all present and future obligations arising from certain insurance policies issued by these subsidiaries (a “Guaranteed Policy” or the “Guaranteed Policies”). AHAC and NUFIC are required to perform under the agreements if one of the insurance subsidiaries fails to make payments due under a Guaranteed Policy. These General Guarantee Agreements have all been terminated as to insurance policies issued after the date of termination. AHAC and NUFIC have not been required to perform under any of the agreements but remain contingently liable for all policyholder obligations associated with the Guaranteed Policies. We did not pay any fees under these agreements for the three months ended March 31, 2023 or 2022.
AGC is a party to a Capital Maintenance Agreement (“CMA”) with AIG. Among other things, the CMA provides that AIG will maintain the total adjusted capital of AGC at or above a specified minimum percentage of AGC’s projected Company Action Level Risk Based Capital. AIG did not make any capital contributions to AGC under the CMA during the three months ended March 31, 2023. As of March 31, 2023 and 2022, the specified minimum capital percentage in the CMA was 250%.
AIG provides a full and unconditional guarantee of all outstanding notes and junior subordinated debentures of AIG Life Holdings, Inc (“AIGLH”). This includes:
•a guarantee (the “AIGLH External Debt Guarantee”) in connection with AIGLH junior subordinated debentures and certain AIG notes (the “AIGLH External Debt”); and
•a guarantee in connection with a sale-leaseback transaction in 2020. Pursuant to this transaction, AIGLH issued promissory notes to AGL with maturity dates of up to five years. These promissory notes are guaranteed by AIG for the benefit of AGL. We paid no fees for these guarantees for the three months ended March 31, 2023 or 2022.
In addition to the Separation Agreement, we have entered into a guarantee reimbursement agreement with AIG which provides that we will reimburse AIG for the full amount of any payment made by or on behalf of AIG pursuant to the AIGLH External Debt Guarantee. We have also entered into a collateral agreement with AIG which provides that in the event of: (i) a ratings downgrade of Corebridge Parent or AIGLH long-term unsecured indebtedness below specified levels or (ii) the failure by AIGLH to pay principal and interest on the External Debt when due, we must collateralize an amount equal to the sum of: (i) 100% of the principal amount outstanding, (ii)

14.     Contingencies, Commitments and Guarantees (continued)
accrued and unpaid interest and (iii) 100% of the net present value of scheduled interest payments through the maturity dates of the AIGLH External Debt.
•For additional discussion on commitments and guarantees associated with VIEs, see Note 8.
•For additional disclosures about derivatives, see Note 9.
•For additional disclosures about related parties, see Note 18.
15.     Equity and Redeemable Noncontrolling Interest
COREBRIDGE SHAREHOLDERS’ EQUITY
Retained Earnings
Dividends

Declaration Date	Record Date	Payment Date	Dividend Paid Per Common Share
February 16, 2023	March 17, 2023	March 31, 2023	$0.23
For the three months ended 2022, Corebridge paid cash dividends of $290 million.
Dividends Declared
On May 8, 2023, the Company declared a cash dividend on Corebridge common stock of $0.23 per share, payable on June 30, 2023 to shareholders of record at close of business on June 16, 2023.
Common Stock
The following table presents a rollforward of common stock outstanding shares:

Three Months Ended March 31, 2023	Common Stock Outstanding
Shares, beginning of year	645,000,000
Shares issued under long-term incentive compensation plans	3,129,652
Shares repurchased	—
Shares, end of period	648,129,652

15.     Equity and Redeemable Noncontrolling Interest (continued)
Accumulated Other Comprehensive Income (Loss)
The following table presents a rollforward of Accumulated other comprehensive income (loss):

(in millions)	Unrealized Appreciation (Depreciation) of Fixed Maturity Securities on Which allowance for credit losses was Taken	Unrealized Appreciation (Depreciation) of All Other Investments	Change in fair value of market risk benefits attributable to changes in the instrument- specific risk	Change in the discount rates used to measure traditional and limited payment long-duration insurance contracts	Cash Flow Hedges	Foreign Currency Translation Adjustments	Retirement Plan Liabilities Adjustment	Total
Balance, December 31, 2022, net of tax	$(92)	$(19,380)	$(365)	$2,908	$157	$(100)	$9	$(16,863)
Change in unrealized depreciation of investments	38	3,982	—	—	—	—	—	4,020
Change in fair value of market risk benefits attributable to changes in instrument-specific risk	—	—	94	—	—	—	—	94
Change in discount rates assumptions of certain liabilities	—	—	—	(595)	—	—	—	(595)
Change in future policy benefits and other	—	(116)	—	—	—	—	—	(116)
Change in cash flow hedges	—	—	—	—	(7)	—	—	(7)
Change in foreign currency translation adjustments	—	—	—	—	—	37	—	37
Change in net actuarial loss	—	—	—	—	—	—	3	3
Change in deferred tax asset (liability)	(8)	(734)	(20)	130	3	(1)	(1)	(631)
Total other comprehensive income (loss)	30	3,132	74	(465)	(4)	36	2	2,805
Noncontrolling interests	—	—	—	—	—	9	—	9
Balance, March 31, 2023, net of tax	$(62)	$(16,248)	$(291)	$2,443	$153	$(73)	$11	$(14,067)
Balance, December 31, 2021, net of tax*	$(31)	$12,315	$(1,659)	$(2,390)	$—	$(9)	$7	$8,233
Change in unrealized depreciation of investments	(64)	(16,810)	—	—	—	—	—	(16,874)
Change in fair value of market risk benefits attributable to changes in instrument-specific risk	—	—	992	—	—	—	—	992
Change in discount rates assumptions of certain liabilities	—	—	—	2,830	—	—	—	2,830
Change in future policy benefits and other	—	797	—	—	—	—	—	797
Change in cash value hedges	—	—	—	—	224	—	—	224
Change in foreign currency translation adjustments	—	—	—	—	—	(24)	—	(24)
Change in deferred tax asset (liability)	13	2,637	(210)	(598)	(47)	1	—	1,796
Total other comprehensive income	(51)	(13,376)	782	2,232	177	(23)	—	(10,259)
Noncontrolling interests	—	—	—	—	—	—	—	—
Balance, March 31, 2022, net of tax	$(82)	$(1,061)	$(877)	$(158)	$177	$(32)	$7	$(2,026)
__________________
* For additional disclosures related to the impact of the Targeted improvements to the Accounting for Long-Duration Contracts refer to Note 2.

15.     Equity and Redeemable Noncontrolling Interest (continued)
The following table presents the OCI reclassification adjustments for the three months ended March 31, 2023 and 2022, respectively:

(in millions)	Unrealized Appreciation (Depreciation) of Fixed Maturity Securities on Which Allowance for Credit Losses Was Taken	Unrealized Appreciation (Depreciation) of All Other Investments	Change in fair value of market risk benefits attributable to changes in the instrument- specific risk	Change in the discount rates used to measure traditional and limited payment long-duration insurance contracts	Cash Flow Hedges	Foreign Currency Translation Adjustments	Retirement Plan Liabilities Adjustment	Total
Three Months Ended March 31, 2023
Unrealized change arising during period	$24	$3,779	$94	$(595)	$(7)	$37	$3	$3,335
Less: Reclassification adjustments included in net income	(14)	(87)	—	—	—	—	—	(101)
Total other comprehensive income (loss), before income tax expense (benefit)	38	3,866	94	(595)	(7)	37	3	3,436
Less: Income tax expense (benefit)	8	734	20	(130)	(3)	1	1	631
Total other comprehensive income (loss), net of income tax expense (benefit)	$30	$3,132	$74	$(465)	$(4)	$36	$2	$2,805
Three Months Ended March 31, 2022
Unrealized change arising during period	$(64)	$(16,113)	$992	$2,830	$224	$(24)	$—	$(12,155)
Less: Reclassification adjustments included in net income	—	(100)	—	—	—	—	—	(100)
Total other comprehensive income (loss), before income tax expense (benefit)	(64)	(16,013)	992	2,830	224	(24)	—	(12,055)
Less: Income tax expense (benefit)	(13)	(2,637)	210	598	47	(1)	—	(1,796)
Total other comprehensive income (loss), net of income tax expense (benefit)	$(51)	$(13,376)	$782	$2,232	$177	$(23)	$—	$(10,259)
The following table presents the effect of the reclassification of significant items out of Accumulated other comprehensive income on the respective line items in the Condensed Consolidated Statements of Income (Loss)*:

	Amount Reclassified from AOCI		Affected Line Item in the Condensed Consolidated Statements of Income (Loss)
	Three Months Ended March 31,
(in millions)	2023	2022
Unrealized appreciation (depreciation) of fixed maturity securities on which allowance for credit losses was taken
Investments	$(14)	$—	Net realized gains (losses)
Total	(14)	—
Unrealized appreciation (depreciation) of all other investments
Investments	(87)	(100)	Net realized gains (losses)
Total	(87)	(100)
Total reclassifications for the period	$(101)	$(100)

15.     Equity and Redeemable Noncontrolling Interest (continued)
__________________
*The following items are not reclassified out of AOCI and included in the Condensed Consolidated Statements of Income (Loss) and thus have been excluded from the table:(a) Change in fair value of MRBs attributable to changes in the instrument-specific credit risk (b) Change in the discount rates used to measure traditional and limited-payment long-duration insurance contracts and (c) Fair value of liabilities under fair value option attributable to changes in own credit Risk.
NON-REDEEMABLE NONCONTROLLING INTEREST
The activity in non-redeemable noncontrolling interest primarily relates to activities with consolidated investment entities.
The changes in non-redeemable noncontrolling interest due to divestitures and acquisitions primarily relate to the formation and funding of new consolidated investment entities. The majority of the funding for these consolidated investment entities comes from affiliated companies of Corebridge.
The changes in non-redeemable noncontrolling interest due to contributions from noncontrolling interests primarily relate to the additional capital calls related to consolidated investment entities.
The changes in non-redeemable noncontrolling interest due to distributions to noncontrolling interests primarily relate to dividends or other distributions related to consolidated investment entities.
The following table presents a rollforward of non-redeemable noncontrolling interest:

	Three Months Ended March 31,
(in millions)	2023	2022
Beginning balance	$939	$1,759
Net income attributable to redeemable noncontrolling interest	6	76
Other comprehensive loss, net of tax	9	—
Changes in noncontrolling interests due to divestitures and acquisitions	(19)	—
Contributions from noncontrolling interests	25	14
Distributions to noncontrolling interests	(50)	(280)
Other	—	(4)
Ending balance	$910	$1,565
Refer to Note 8 for additional information related to Variable Interest Entities.
REDEEMABLE NONCONTROLLING INTEREST
The Company has launched certain investment funds which non-consolidated Corebridge affiliates participate in. Certain of these funds are redeemable at the option of the holder and thus are accounted for as mezzanine equity. As of December 31, 2022 the Company has sold the remaining portion of the redeemable funds.
The following table presents a rollforward of redeemable noncontrolling interest:

Three Months Ended March 31,
(in millions)	2022
Beginning balance	$83
Net income attributable to redeemable noncontrolling interest	(1)
Ending balance	$82
16.     Earnings Per Common Share
The basic earnings per common share (“EPS”) computation is based on the weighted average number of common shares outstanding, adjusted to reflect all stock splits. The diluted EPS computation is based on those shares used in the basic EPS computation plus common shares that would have been outstanding assuming issuance

16.     Earnings Per Common Share (continued)
of common shares for all dilutive potential common shares outstanding and adjusted to reflect all stock splits, using the treasury stock method.
The following table presents the computation of basic and diluted EPS for the three months ended March 31, 2023, and 2022:

	Three Months Ended March 31,
(in millions, except per common share data)	2023	2022
Numerator for EPS:
Net income (loss)	$(453)	$3,441
Less: Net income (loss) attributable to noncontrolling interests	6	75
Net income (loss) attributable to Corebridge common shareholders	$(459)	$3,366

Denominator for EPS(a):
Weighted average common shares outstanding - basic	650.8	645.0
Dilutive common shares(b)	—	—
Weighted average common shares outstanding - diluted	650.8	645.0
Income per common share attributable to Corebridge common shareholders(a)
Common stock - Basic	$(0.70)	$5.22
Common stock - Diluted	$(0.70)	$5.22
__________________
(a)The results of the September 6, 2022 stock split have been applied retroactively for all periods prior to September 6, 2022. For additional information regarding the September 6, 2022 stock split, see Note 16 of the Consolidated Financial Statements in the 2022 Annual Report.
(b)Potential dilutive common shares include our share-based employee compensation plans. The number of common shares excluded from dilutive shares outstanding was approximately 2.5 million for the three months ended March 31, 2023 because the effect of including those common shares in the calculation would have been anti-dilutive. There were no anti-dilutive instruments for the three months ended 2022.
17.     Income Taxes
BASIS OF PRESENTATION
Prior to the IPO, Corebridge Parent and certain U.S. subsidiaries were included in the consolidated federal income tax return of AIG as well as certain state tax returns where AIG files on a combined or unitary basis. Following the IPO, AIG owns a less than 80% interest in Corebridge, resulting in tax deconsolidation of Corebridge from the AIG Consolidated Tax Group. In addition, under the tax law, AGC and its directly owned life insurance subsidiaries (the “AGC Group”) will not be permitted to join in the filing of a U.S. consolidated federal income tax return with our other subsidiaries (collectively, the “Non-Life Group”) for the five-year waiting period. Instead, the AGC Group is expected to file separately as members of the AGC consolidated U.S. federal income tax return during the five-year waiting period. Following the five-year waiting period, the AGC Group is expected to join the U.S. consolidated federal income tax return with the Non-Life Group.
RECENT U.S. TAX LAW CHANGES
On August 16, 2022, President Biden signed the Inflation Reduction Act of 2022 (H.R. 5376), (the “Inflation Reduction Act”), which finances climate and energy provisions and an extension of enhanced subsidies under the Affordable Care Act with a 15% corporate alternative minimum tax (“CAMT”) on adjusted financial statement income for corporations with average profits over $1 billion over a three-year period, a 1% stock buyback tax, increased IRS enforcement funding, and Medicare's new ability to negotiate prescription drug prices. CAMT and the stock buyback tax are effective for tax years beginning after December 31, 2022. The tax provisions of Inflation Reduction Act are not expected to have a material impact on Corebridge’s financial results. However, the CAMT may impact our U.S. cash tax liabilities.

17.     Income Taxes (continued)
RECLASSIFICATION OF CERTAIN TAX EFFECTS FROM AOCI
We use an item-by-item approach to release the stranded or disproportionate income tax effects in AOCI related to our available-for-sale securities. Under this approach, a portion of the disproportionate tax effects is assigned to each individual security lot at the date the amount becomes lodged. When the individual securities are sold, mature or are otherwise impaired on an other-than-temporary basis, the assigned portion of the disproportionate tax effect is reclassified from AOCI to income (loss) from operations.
INTERIM TAX CALCULATION METHOD
We use the estimated annual effective tax rate method in computing our interim tax provision. Certain items, including those deemed to be unusual or infrequent or that cannot be reliably estimated, are excluded from the estimated annual effective tax rate. In these cases, the actual tax expense or benefit is reported in the same period as the related item. Certain tax effects are also not reflected in the estimated annual effective tax rate, primarily certain changes in uncertain tax positions and realizability of deferred tax assets, and are recorded in the period in which the change occurs.
INTERIM TAX EXPENSE (BENEFIT)
For the three months ended March 31, 2023, the effective tax rate on loss from operations was 32.3%. The effective tax rate on loss from operations differs from the statutory tax rate of 21% primarily due to adjustments to deferred tax assets, dividends received deduction, reclassifications from AOCI to income from operations related to the disposal of available-for-sale securities, and excess tax benefits related to share based compensation payments recorded through the income statement. These tax benefits were partially offset by the establishment of additional valuation allowance and tax charges associated with state and local income taxes.
For the three months ended March 31, 2022, the effective tax rate on income from operations was 20.0%. The effective tax rate on income from operations differs from the statutory tax rate of 21% primarily due to tax benefits associated with reclassifications from AOCI to income from operations related to the disposal of available for sale securities, dividends received deduction, tax adjustments related to prior year returns, and excess tax benefits related to share based compensation payments recorded through the income statement. These tax benefits were partially offset by tax charges associated with state and local income taxes, including the establishment of a valuation allowance associated with certain state jurisdictions.
For the three months ended March 31, 2023, we consider our foreign earnings with respect to certain operations in Europe to be indefinitely reinvested. These earnings relate to ongoing operations and have been reinvested in active business operations. A deferred tax liability has not been recorded for those foreign subsidiaries whose earnings are considered to be indefinitely reinvested. If recorded, such deferred tax liability would not be material to our consolidated financial condition. Deferred taxes, if necessary, have been provided on earnings of non-U.S. affiliates whose earnings are not indefinitely reinvested.
ASSESSMENT OF DEFERRED TAX ASSET VALUATION ALLOWANCE
The evaluation of the recoverability of our deferred tax asset and the need for a valuation allowance requires us to weigh all positive and negative evidence to reach a conclusion that it is more likely than not that all or some portion of the deferred tax asset will not be realized. The weight given to the evidence is commensurate with the extent to which it can be objectively verified. The more negative evidence that exists, the more positive evidence is necessary and the more difficult it is to support a conclusion that a valuation allowance is not needed.
As discussed above, under the tax law, the AGC Group will not be permitted to join in the filing of a U.S. consolidated federal income tax return with the Non-Life Group for the five-year waiting period following the IPO. Instead, the AGC Group is expected to file separately as members of the AGC consolidated U.S. federal income tax return during this period. Following the five-year waiting period, the AGC Group is expected to join U.S. consolidated federal income tax return with the Non-Life Group. Each separate U.S. federal tax filing group or separate U.S. tax filer is required to consider this five-year waiting period when assessing realization of their respective deferred tax assets including net operating loss and tax credit carryforwards.

17.     Income Taxes (continued)
Recent events, including the IPO, changes in target interest rates by the Board of Governors of the Federal Reserve System and significant market volatility, impacted actual and projected results of our business operations as well as our views on potential effectiveness of certain prudent and feasible tax planning strategies. In order to demonstrate the predictability and sufficiency of future taxable income necessary to support the realizability of the net operating losses and foreign tax credit carryforwards, we have considered forecasts of future income for each of our businesses, including assumptions about future macroeconomic and Corebridge-specific conditions and events, and any impact these conditions and events may have on our prudent and feasible tax planning strategies.
To the extent that the valuation allowance is attributed to changes in forecast of current year taxable income, the impact is included in our estimated annualized effective tax rate. A valuation allowance related to changes in forecasts of income in future periods as well as other items not related to the current year is recorded discretely. For the three months ended March 31, 2023, we recorded an increase in valuation allowance of $16 million, attributable to current year activity.
As of March 31, 2023, the balance sheet reflects a valuation allowance of $167 million related to our tax attribute carryforwards and a portion of certain other deferred tax assets that are no longer more-likely-than-not to be realized.
Estimates of future taxable income, including income generated from prudent and feasible actions and tax planning strategies, impact of settlements with taxing authorities, and any changes to interpretations and assumptions related to the impact of the Inflation Reduction Act or the Tax Act could change in the near term, perhaps materially, which may require us to consider any potential impact to our assessment of the recoverability of the deferred tax asset. Such potential impact could be material to our consolidated financial condition or results of operations for an individual reporting period.
For the three months ended March 31, 2023, recent changes in market conditions, including rising interest rates, impacted the unrealized tax capital gains and losses in the U.S. Life Insurance Companies’ available-for-sale securities portfolio, resulting in a deferred tax asset related to net unrealized tax capital losses. The deferred tax asset relates to the unrealized capital losses for which the carryforward period has not yet begun, and as such, when assessing its recoverability, we consider our ability and intent to hold the underlying securities to recovery. As of March 31, 2023, based on all available evidence, we concluded that a valuation allowance should be established on a portion of the deferred tax asset related to unrealized capital losses that are not more likely than not to be realized. For the three months ended March 31, 2023, we recorded a decrease in valuation allowance of $132 million associated with the unrealized tax capital losses in the U.S. Life Insurance Companies’ available-for-sale securities portfolio. As of March 31, 2023, the balance sheet reflects a valuation allowance of $1.3 billion associated with the unrealized tax capital losses in the U.S. Life Insurance Companies’ available-for-sale securities portfolio. All of the valuation allowance established was allocated to OCI.
TAX EXAMINATIONS AND LITIGATION
Corebridge Parent and certain U.S. subsidiaries are included in a consolidated U.S. federal income tax return with AIG through the date of IPO (short-period tax year 2022), and income tax expense is recorded, based on applicable U.S. and foreign laws.
The AIG U.S. Consolidated Tax Group is currently under IRS examination for the tax years 2011 through 2019 and is continuing to engage in the appeals process for years 2007 through 2010.
We are periodically advised of certain IRS and other adjustments identified in AIG's consolidated tax return which are attributable to our operations. Under our tax sharing arrangement, we provide a charge or credit for the effect of the adjustments and the related interest in the period we are advised of such adjustments and interest.

18.     Related Parties
RELATED PARTY TRANSACTIONS
We may enter into a significant number of transactions with related parties in the normal course of business. Parties are considered to be related if one party has the ability to control or exercise significant influence over the other party in making financial or operating decisions, or if a party, directly or indirectly through one or more of its intermediaries, controls, is controlled by or is under common control with an entity. Our material transactions with related parties are described below.
The table below summarizes our material revenues and expenses in connection with the transactions described below for the three months ended March 31, 2023 and 2022:

	Three Months Ended March 31,
(in millions)	2023	2022
Revenues:
Other income	$13	$31
Net investment income - excluding Fortitude Re funds withheld assets	5	(4)
Total revenues	$18	$27
Expenses:
General operating and other expenses	$47	$23
Interest expense	—	38
Loss on extinguishment of debt	—	—
Total expenses	$47	$61
Related Party Transactions with AIG
We have historically entered into various transactions with AIG, some of which are continuing. These transactions are described below. In addition, on September 14, 2022, we entered into a separation agreement with AIG (the “Separation Agreement”). The Separation Agreement governs the relationship between AIG and us following the IPO, including matters related to the allocation of assets and liabilities between the parties, indemnification obligations, our corporate governance, information rights for each party and consent rights of AIG with respect to certain business activities that we may undertake.
Reorganization Transactions
Transfer of AIG Technologies, Inc. and Eastgreen, Inc.
We purchased AIGT and Eastgreen from AIG on February 28, 2022 for total consideration of $107 million. AIGT provides data processing, technology and infrastructure services to AIG entities in the United States, including management of AIG hardware and networks. AIGT utilizes two data centers to provide its services. The real estate related to the two data centers is owned by Eastgreen. To the extent needed, AIGT will continue to provide services to AIG for a transition period.
Advisory Transactions
Certain of our investment management subsidiaries, including AMG, AMG Europe and AIG Credit Management, LLC, provide advisory, management, allocation, structuring, planning, oversight, administration and similar services (collectively, “Investment Services”) with respect to the investment portfolios of AIG. Investment Services are provided primarily pursuant to investment management, investment advisory and similar agreements (“IMAs”), under which our subsidiaries are appointed as investment manager and are authorized to manage client investment portfolios on a fully discretionary basis, subject to agreed investment guidelines. Certain of our subsidiaries are also authorized under the IMAs to retain, oversee and direct third-party investment advisers and managers for and on behalf of these AIG clients. In some cases, Investment Services are provided through the

18.     Related Parties (continued)
clients’ participation in private investment funds, RMBS, CLO and other pooled investment vehicles and investment products (collectively, “Funds”) sponsored or managed by us.
Separately, certain of our subsidiaries provide portfolio administration and investment planning, performance evaluation and oversight services to AIG PC International, LLC (“AIGPCI”), on a non-discretionary basis, with respect to the investment portfolios of various of AIGPCI’s non-U.S. subsidiaries. In some cases, these services are directly provided to AIGPCI’s non-US subsidiaries. We offer our Funds to AIGPCI’s non-U.S. subsidiaries. Our subsidiaries earn investment management and advisory fees under the IMAs and other service agreements, as well as management fees and carried interest distributions or similar performance-based compensation under the Funds’ operating agreements, the majority of which are based on, or calibrated to approximate, the costs of providing the services. With respect to a minority of the AIG client portfolios, which relate to assets backing risks that have been transferred to third parties, our subsidiaries earn market-based fees. Management and advisory fee income for these Investment Services and related services reflected in Other income on the Condensed Consolidated Statements of Income (Loss) was $13 million and $31 million for the three months ended March 31, 2023 and 2022, respectively.
Capital Markets Agreements
We receive a suite of capital markets services from AIG, including securities lending, collateral management, repurchase transactions, derivatives execution and support, and operational support services, for which we pay a fee. AIGM provides these services through various services agreements. In addition, in the ordinary course of business, we enter into OTC derivative transactions with AIGM under standard ISDA agreements. The total expenses incurred for services provided by AIGM reflected in Net investment income - excluding Fortitude Re funds withheld assets on the Condensed Consolidated Statements of Income (Loss) were $0 million and $5 million for the three months ended March 31, 2023 and 2022, respectively. The derivative assets, net of gross assets and gross liabilities after collateral were $210 million and $12 million as of March 31, 2023 and December 31, 2022, respectively. The derivative liabilities, net of gross assets and gross liabilities after collateral were $9 million and $0 million as of March 31, 2023 and December 31, 2022, respectively. The collateral posted to AIGM was $855 million and $1.5 billion as of March 31, 2023 and December 31, 2022, respectively. The collateral held by us was $338 million and $380 million as of March 31, 2023 and December 31, 2022, respectively.
In addition, we entered into certain unsecured derivative transactions with AIG. The derivative assets, net of gross assets and gross liabilities after collateral were $272 million and $253 million as of March 31, 2023 and December 31, 2022, respectively. There were no derivative net liabilities as of March 31, 2023 and December 31, 2022, respectively. In relation to these derivatives, there was no collateral posted to AIG or collateral held by us as of March 31, 2023 and December 31, 2022, respectively.
For further details regarding derivatives, see Note 9.
General Services Agreements
Pursuant to the provisions of a Service and Expense Agreement (the “AIG Service and Expense Agreement”) effective February 1, 1974, as amended, we and AIG have provided various services to each other at cost, including, but not limited to, advertising, accounting, actuarial, tax, legal, data processing, claims adjustment, employee cafeteria, office space, payroll, information technology services, capital markets services, services that support financial transactions and budgeting, risk management and compliance services, human resources services, insurance, operations and other support services.
On September 14, 2022, we entered into a Transition Services Agreement (the “TSA”) with AIG regarding the continued provision of services between the Company and AIG on a transitional basis. The TSA has generally replaced the AIG Service and Expense Agreement for services provided between the parties.
Amounts due to AIG under these agreements were $230 million and $311 million as of March 31, 2023 and December 31, 2022, respectively. Amounts due from AIG were $52 million and $54 million as of March 31, 2023 and December 31, 2022, respectively. The total service expenses incurred specific to these agreements reflected in General operating and other expenses on the Condensed Consolidated Statements of Income (Loss) were $47 million and $6 million for the three months ended March 31, 2023 and 2022, respectively.

18.     Related Parties (continued)
Reinsurance Transactions
From time to time, AIG Life (United Kingdom) has entered into various coinsurance agreements with American International Reinsurance Company, Ltd., a consolidated subsidiary of AIG (“AIRCO”) as follows:
•In 2018, AIG Life (United Kingdom) ceded risks to AIRCO relating to the payment of obligations of life-contingent annuity claims in the annuitization phase of the contracts on or after June 30, 2018.
•In 2019 and 2020, AIG Life (United Kingdom) ceded risks to AIRCO relating to certain whole life policies issued prior to and subsequent to July 1, 2019, respectively.
Reinsurance assets related to these agreements were $42 million and $70 million as of March 31, 2023 and December 31, 2022, respectively. Amounts payable to AIRCO were $29 million and $32 million as of March 31, 2023 and December 31, 2022, respectively. Ceded premiums related to these agreements were $7 million and $11 million for the three months ended March 31, 2023 and 2022, respectively.
For further details of reinsurance transactions, see Note 7.
Guarantees
Prior to the IPO, AIG provided certain guarantees to us as described below. Pursuant to the Separation Agreement, we will indemnify, defend and hold harmless AIG against or from any liability arising from or related to these guarantees.
Certain of our insurance subsidiaries benefit from General Guarantee Agreements under which AHAC or NUFIC has unconditionally and irrevocably guaranteed all present and future obligations arising from certain insurance policies issued by these subsidiaries (a “Guaranteed Policy” or the “Guaranteed Policies”). AHAC and NUFIC are required to perform under the agreements if one of the insurance subsidiaries fails to make payments due under a Guaranteed Policy. These General Guarantee Agreements have all been terminated as to insurance policies issued after the date of termination. AHAC and NUFIC have not been required to perform under any of the agreements but remain contingently liable for all policyholder obligations associated with the Guaranteed Policies. We did not pay any fees under these agreements for the three months ended March 31, 2023 and 2022.
AGC is a party to a CMA with AIG. Among other things, the CMA provides that AIG will maintain the total adjusted capital of AGC at or above a specified minimum percentage of AGC’s projected Company Action Level Risk Based Capital. AIG did not make any capital contributions to AGC under the CMA during the three months ended March 31, 2023. As of March 31, 2023 and December 31, 2022, the specified minimum capital percentage in the CMA was 250%.
AIG provides a full and unconditional guarantee of AIGLH Notes and Junior Subordinated Debentures. This includes:
•the AIGLH External Debt Guarantee; and
•a guarantee in connection with a sale-leaseback transaction in 2020. Pursuant to this transaction, AIGLH issued promissory notes to AGL with maturity dates of up to five years. These promissory notes are guaranteed by AIG for the benefit of AGL. We paid no fees for these guarantees for the three months ended March 31, 2023 and 2022.
In addition to the Separation Agreement, we have entered into a guarantee reimbursement agreement with AIG which provides that we will reimburse AIG for the full amount of any payment made by or on behalf of AIG pursuant to the AIGLH External Debt Guarantee. We have also entered into a collateral agreement with AIG which provides that in the event of: (i) a ratings downgrade of Corebridge Parent or AIGLH long-term unsecured indebtedness below specified levels or (ii) the failure by AIGLH to pay principal and interest on the External Debt when due, we must collateralize an amount equal to the sum of: (i) 100% of the principal amount outstanding, (ii) accrued and unpaid interest and (iii) 100% of the net present value of scheduled interest payments through the maturity dates of the AIGLH External Debt.

18.     Related Parties (continued)
In addition to the guarantees above, we may provide to or receive from AIG, or to or from third-parties on behalf of AIG, customary guarantees in relation to certain lending and real estate transactions. These guarantees of certain amounts in connection with borrowings or environmental indemnifications and non-recourse carve-outs are limited to situations in which the borrower commits certain “bad acts” as defined in each applicable transaction document, including fraud or intentional misrepresentation, intentional waste or willful misconduct. As of March 31, 2023, none of these guarantees became payable.
For further details regarding guarantees provided by AIG, see Note 14.
Funding Arrangements
Prior to September 19, 2022, we participated in funding arrangements whereby each participating subsidiary placed funds on deposit with AIG in exchange for a stated rate of interest. These funding arrangements terminated on September 19, 2022. Our receivables under these arrangements of $0.4 billion and $0.4 billion as of March 31, 2023 and December 31, 2022, respectively, were recorded in Short-term investments on the Condensed Consolidated Balance Sheets. Interest earned on these deposits, reflected in Net investment income - excluding Fortitude Re funds withheld assets on the Condensed Consolidated Statements of Income (Loss), was $5 million and $0.7 million for the three months ended March 31, 2023 and 2022, respectively.
Promissory Notes
In November 2021, we issued a promissory note to AIG in the amount of $8.3 billion. Interest expense incurred specific to this note reflected in Interest expense on the Condensed Consolidated Statements of Income (Loss) was $29 million for the three months ended March 31, 2022. We repaid the principal and accrued interest of this note during 2022.
Purchase of Securitized Notes from AIG
On September 9, 2022, certain of our insurance companies purchased from AIG senior debt issued by, as well as 100% of the ownership interests in, special purpose entities that held collateralized debt obligations for a total value of approximately $800 million. As a result of these transactions, we own all the interests related to these investments and consolidate them in our financial statements. As of December 31, 2022, we sold the underlying collateralized debt obligations.
Purchase of Residential Mortgage Loans
On December 23, 2022, certain Corebridge subsidiaries executed four Sale Transfer and Assignment agreements with certain AIG subsidiaries to purchase certain participation interests in residential mortgage loans.
Tax Sharing Agreements
On September 14, 2022, we entered into a tax matters agreement with AIG that governs the parties’ respective rights, responsibilities and obligations with respect to taxes, including the allocation of current and historic tax liabilities (whether income or non-income consolidated or stand-alone) between us and AIG (the “Tax Matters Agreement”). The Tax Matters Agreement governs, among other things, procedural matters, such as filing of tax returns, tax elections, control and settlement of tax controversies and entitlement to tax refunds and tax attributes.
Prior to the IPO, Corebridge and SAFG Capital LLC were included in the consolidated federal income tax return of AIG as well as certain state tax returns where AIG files on a combined or unitary basis. There were no payments to AIG in connection with the tax sharing agreements for the three months ended March 31, 2023. There were $511 million of payments from Corebridge to AIG in connection with the tax sharing agreements for the three months ended March 31, 2022. Amounts receivable from AIG pursuant to the tax sharing agreements were $539 million and $524 million as of March 31, 2023 and December 31, 2022, respectively.

18.     Related Parties (continued)
Employee Compensation and Benefits
Our employees participate in certain of AIG’s employee benefit programs. We had a payable of $59 million and $59 million as of March 31, 2023 and December 31, 2022, respectively, with respect to these programs. On September 14, 2022, we entered into an employee matters agreement with AIG (the “EMA”). The EMA allocates liabilities and responsibilities relating to employment matters, employee compensation and benefits plans and programs, and other related matters between us and AIG. The EMA generally provides that, unless otherwise specified, each party is responsible for liabilities associated with their current and former employees for purposes of compensation and benefit matters following the IPO.
Shared-based Compensation Plans
On September 6, 2022, Corebridge Parent adopted the Corebridge Financial, Inc. 2022 Omnibus Incentive Plan (the “2022 Plan”) and the Corebridge Financial, Inc. Long-term Incentive Plan (the “LTIP,” together with the 2022 Plan, the “Plans”). Equity awards may be granted under the Plans to current employees or directors of the Company or, solely with respect to their ﬁnal year of service, former employees.
Equity awards under the Plans are linked to Corebridge Parent’s common stock (“CRBG Stock”). A total of 40,000,000 shares of CRBG Stock are authorized for delivery pursuant to awards granted or assumed under the Plans. Delivered shares may be newly-issued shares or shares held in treasury.
Prior to the IPO, certain of our employees held restricted stock units granted by AIG Parent that were linked to AIG Parent’s common stock and subject solely to time-based vesting conditions (the “AIG RSUs”). On September 14, 2022, the AIG RSUs were converted to restricted stock units denominated in CRBG Stock (the “CRBG RSUs”) under the Plans. The CRBG RSUs have terms and conditions that are substantially the same as the corresponding AIG RSUs, with the number of shares of CRBG Stock subject to the RSUs adjusted in a manner intended to preserve their intrinsic value as of immediately before and immediately following the conversion (subject to rounding).
Related Party Transactions with Blackstone
We entered into a long-term asset management relationship with Blackstone to manage a portion of our investment portfolio. The investment expense incurred was $35 million and $26 million for the three months ended March 31, 2023 and 2022, respectively.
Related Party Transactions with Variable Interest Entities
In the ordinary course of business, we enter into various arrangements with VIEs, and we consolidate the VIE if we are determined to be the primary beneficiary. In certain situations, we may have a variable interest in a VIE that is consolidated by an affiliate, and in other instances, affiliates may have variable interests in a VIE that is consolidated by us. The total debt of consolidated VIEs held by affiliates was $257 million and $308 million as of March 31, 2023 and December 31, 2022, respectively. The interest expense incurred on the debt reflected in Interest expense on the Condensed Consolidated Statements of Income (Loss) was $7 million and $9 million for the three months ended March 31, 2023 and 2022, respectively.
There were no VIEs terminated during the three months ended March 31, 2023 or 2022. The noncontrolling interest included in the Condensed Consolidated Balance Sheets related to the VIEs held by affiliates was $528 million and $537 million as of March 31, 2023 and December 31, 2022, respectively. The gain/(loss) attributable to noncontrolling interest of consolidated VIEs held by affiliates was $19 million and $33 million for the three months ended March 31, 2023 and 2022, respectively.
In addition to transactions with VIEs, Corebridge has entered into other structured financing arrangements supporting real estate properties and other types of assets with other AIG affiliates. These financing arrangements are reported in Other invested assets in the Condensed Consolidated Balance Sheets. Certain of these and the VIE structures above also include commitments for funding from other AIG affiliates.
For additional information related to VIEs and other investments, see Notes 5 and 8.

18.     Related Parties (continued)
19. Subsequent Events
On May 4, 2023, our Board of Directors authorized a $1.0 billion share repurchase program. Under this program, Corebridge Parent may, from time to time, purchase up to $1.0 billion of its common stock but is not obligated to purchase any particular number of shares. Repurchases may be made through various means including open market transactions, privately negotiated transactions, forward, derivative, accelerated repurchase, or automatic share repurchase transactions, or tender offers. The authorization for the share repurchase program may be terminated, increased or decreased by the Board of Directors at any time.

65,000,000 Shares

Corebridge Financial, Inc.
Common Stock

J.P. Morgan	Morgan Stanley	BofA Securities	Piper Sandler

Citigroup	Goldman Sachs & Co. LLC

BNP PARIBAS	Deutsche Bank Securities	Evercore ISI
HSBC	Jefferies	Mizuho
PNC Capital Markets LLC	RBC Capital Markets	SMBC Nikko
Wells Fargo Securities

Academy Securities	Barclays	Dowling & Partners Securities, LLC	Drexel Hamilton

Keefe, Bruyette & Woods, A Stifel Company	Ramirez & Co., Inc.	Siebert Williams Shank
  June 7, 2023